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INDEX TO FINANCIAL STATEMENTS

As filed with the Securities and Exchange Commission on September 18, 2019

Registration No. 333-232736

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 2
to

FORM S-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

ASHFORD NEVADA HOLDING CORP.*
(Exact Name of Registrant as Specified in Its Charter)

Nevada (State of Incorporation)	8742 (Primary Standard Industrial Classification Code Number)	84-2331507 (IRS Employer Identification No.)

14185 Dallas Parkway, Suite 1100
Dallas, Texas 75254
(972) 490-9600
(Address, including Zip Code, and Telephone Number, Including
Area Code, of Registrant's Principal Executive Offices)

Robert G. Haiman
14185 Dallas Parkway, Suite 1100
Dallas, Texas 75254
(972) 490-9600
(Name, Address, including Zip Code, and Telephone Number, including Area Code, of Agent for Service)

With a copy to:

Richard M. Brand
Gregory P. Patti, Jr.
200 Liberty Street
New York, NY 10281
(212) 504-6000

Approximate date of commencement of proposed sale of the securities to the public:
As soon as practicable after this registration statement is declared effective.

              If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, please check the following box.    ☐

              If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, as amended (the "Securities Act"), check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

              If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.    ☐

              Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or emerging growth company. See the definitions of "large accelerated filer," "accelerated filer," "smaller reporting company" and "emerging growth company" in Rule 12b-2 of the Securities Exchange Act of 1934 ("Exchange Act").

Large accelerated filer ☐	Accelerated filer ☒	Non-accelerated filer ☐	Smaller reporting company ☒ Emerging growth company ☒

              If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☒

              If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

              Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)    ☐

              Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)    ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee

Common Stock, par value $0.001 per share	4,157,709(1)(4)(5)	N/A	$136,050,836(2)(4)(5)	$16,489.37(3)(6)

(1)
Represents the estimated maximum number of shares of Common Stock, par value $0.001 per share, of the registrant issuable upon completion of the transactions described in this registration statement, and is based upon the aggregate number of shares of Ashford Inc. common stock outstanding as of July 17, 2019 or issuable pursuant to the exercise of outstanding Ashford Inc. options that are outstanding as of July 17, 2019.

(2)
Pursuant to Rules 457(c) and 457(f)(1) promulgated under the Securities Act and solely for the purpose of calculating the registration fee, the proposed aggregate maximum offering price is $137,040,115.77. Such amount equals the product of (i) $33.03, the average of the high and low prices of Ashford Inc. common stock as reported on the NYSE American LLC on July 17, 2019, times (ii) the maximum aggregate number of shares of common stock of the registrant proposed to be issued hereunder, calculated in accordance with footnote (1) above.

(3)
Determined in accordance with Section 6(b) of the Securities Act at a rate equal to $121.20 per $1,000,000 of the proposed maximum aggregate offering price.

(4)
In connection with the filing of Amendment No. 1 to the registration statement, the registrant registered an additional 135,366 shares of New Nevada Holdco Common Stock to be issued in connection with the offer and the merger (the "Amendment No. 1 Additional Registered Shares"), which was based upon the aggregate number of additional shares of Ashford Inc. common stock outstanding as of August 27, 2019 or issuable pursuant to the exercise of outstanding Ashford Inc. options that were outstanding as of August 27, 2019. The proposed maximum aggregate offering price of the Amendment No. 1 Additional Registered Shares was calculated based upon the market value of shares of Ashford Inc. common stock in accordance with Rules 457(a), 457(c) and 457(f) under the Securities Act, as follows: the product of (x) $24.10, the average of the high and low sales prices per share of Ashford Inc. common stock on August 27, 2019, as reported by the New York Stock Exchange, multiplied by (y) 135,366, the additional shares of Ashford Inc. common stock to be exchanged or assumed in the merger.

(5)
In connection with the filing of this Amendment No. 2 to the registration statement, the registrant is registering an additional 8,750 shares of New Nevada Holdco Common Stock to be issued in connection with the offer and the merger (the "Amendment No. 2 Additional Registered Shares"), which is based upon the aggregate number of additional shares of Ashford Inc. common stock outstanding as of September 16, 2019 or issuable pursuant to the exercise of outstanding Ashford Inc. options or other convertible securities that might be converted to common stock prior to the close of the Transactions. The proposed maximum aggregate offering price of the Amendment No. 2 Additional Registered Shares was calculated based upon the market value of shares of Ashford Inc. common stock in accordance with Rules 457(a), 457(c) and 457(f) under the Securities Act, as follows: the product of (x) $25.09, the average of the high and low sales prices per share of Ashford Inc. common stock on September 16, 2019, as reported by the New York Stock Exchange, multiplied by (y) 8,750, the additional shares of Ashford Inc. common stock to be exchanged or assumed in the merger.

(6)
Includes a registration fee of $16,067.36 previously paid in connection with the original filing of this registration statement on July 19, 2019, with respect to the 4,013,593 shares of New Nevada Holdco Common Stock listed in the calculation fee table of such filing and an additional registration fee of $395.40 is being paid in connection with the filing of Amendment No. 1 to the registration statement with respect to the 135,366 Additional Registered Shares being registered hereby. An additional registration fee of $26.61 is being paid in connection with the filing of this amendment to the registration statement with respect to the 8,750 Amendment No. 2 Additional Registered Shares being registered hereby.

*
Ashford Nevada Holding Corp., a Nevada corporation, will change its name to Ashford Inc. concurrent with the issuance of the securities registered pursuant to this registration statement on Form S-4.

              The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said section 8(a), may determine.

The information in the combined proxy statement/prospectus is not complete and may be changed. These securities may not be issued until the registration statement filed with the U.S. Securities and Exchange Commission is effective. This proxy statement/prospectus is not an offer to sell these securities and does not constitute the solicitation of offers to buy these securities in any jurisdiction where the offer, sale or solicitation is not permitted.

SUBJECT TO COMPLETION—DATED SEPTEMBER 18, 2019

YOUR VOTE IS VERY IMPORTANT

           On May 31, 2019, Ashford Inc., a Maryland corporation ("AINC," the "Company," "we," "us," or "our"), entered into a Combination Agreement (as amended by the First Amendment thereto dated July 17, 2019 and the Second Amendment thereto dated August 28, 2019, the "Combination Agreement") with Mr. Monty J. Bennett, the Company's Chairman and Chief Executive Officer, and Mr. Archie Bennett, Jr., Mr. Monty J. Bennett's father (collectively, the "Bennetts"); Remington Holdings, L.P., a Delaware limited partnership ("Remington"); Remington Holdings GP, LLC, a Delaware limited liability company and the general partner of Remington (the "General Partner"); MJB Investments, LP, a Delaware limited partnership ("MJB Investments"); solely for the purpose of conveying his Class B limited partnership interests in Marietta Leasehold LP, a Delaware limited partnership ("Marietta"), and certain specified provisions of the Combination Agreement, Mr. James L. Cowen; solely for the purpose of conveying his Class B limited partnership interests in Marietta, and certain specified provisions of the Combination Agreement, Mr. Jeremy J. Welter; Ashford Nevada Holding Corp., a Nevada corporation and wholly-owned subsidiary of the Company ("New Nevada Holdco"); and Ashford Merger Sub Inc., a Maryland corporation and wholly-owned subsidiary of New Nevada Holdco ("Merger Sub").

           Under the terms of the Combination Agreement, the Company, through New Nevada Holdco, will acquire (i) the issued and outstanding limited partnership interests of Remington, (ii) the issued and outstanding membership interests of the General Partner, (iii) the issued and outstanding Class A limited partnership interests of Marietta and (iv) the issued and outstanding Class B limited partnership interests of Marietta owned by Mr. James L. Cowen and Mr. Jeremy J. Welter (collectively, the "Transferred Securities"). At the closing of the transactions contemplated by the Combination Agreement (collectively, the "Transactions"), and as a single plan of exchange that includes the Merger (as defined below) and the transactions contemplated by the Remington Contribution Agreement (as defined below), (i) the Company will cause the merger (the "Merger") of Merger Sub with and into the Company pursuant to the terms of the Merger and Registration Rights Agreement, dated as of the closing (the "Merger Agreement"), among the Company, New Nevada Holdco, Merger Sub, the Bennetts and the other parties thereto, whereby the Company will survive and become a wholly-owned subsidiary of New Nevada Holdco and (ii) contemporaneously with or immediately before or after the consummation of the Merger, the Bennetts, MJB Investments, Mr. James L. Cowen and Mr. Jeremy J. Welter will transfer to New Nevada Holdco, all of their respective right, title and interests in the Transferred Securities (the "Remington Contribution") pursuant to a Contribution Agreement, dated as of the closing (the "Remington Contribution Agreement"), among such parties and New Nevada Holdco and will receive the consideration provided in the Combination Agreement (as described below).

           In the Merger, among other things, (i) each share of common stock, par value $0.01 per share, of the Company outstanding immediately prior to the effective time of the Merger will be converted into one share of common stock, par value $0.001 per share, of New Nevada Holdco and (ii) each share of the Series B Convertible Preferred Stock, par value $25 per share, of the Company (the "Series B Convertible Preferred Stock") outstanding immediately prior to the effective time of Merger will be converted into one share of Series D Convertible Preferred Stock, par value $0.001 per share, of New Nevada Holdco ("Series D Convertible Preferred Stock"). In addition, in exchange for the contribution of the Transferred Securities to New Nevada Holdco, the respective holders thereof will receive aggregate consideration (the "Aggregate Consideration") of $275,000,000 in the form of 11,000,000 shares of Series D Convertible Preferred Stock with a par value of $0.001 per share and liquidation value of $25 per share.

           As a result of the foregoing, immediately after the closing of the Transactions, (i) New Nevada Holdco will wholly own, directly or indirectly, (a) the Company, (b) Remington and the General Partner and (c) Marietta and its general partner, and each of their respective subsidiaries and (ii) assuming that neither Mr. Monty J. Bennett nor Mr. Archie Bennett, Jr. acquires or disposes of any shares of Series B Convertible Preferred Stock beneficially owned, or otherwise controlled, directly or indirectly, as of September 13, 2019, Mr. Monty J. Bennett and Mr. Archie Bennett, Jr. will beneficially own, directly or indirectly, 18,758,600 shares of the Series D Convertible Preferred Stock, which initially will be convertible (at a conversion price of $117.50 per share) into approximately 3,991,191 shares of common stock of New Nevada Holdco (in addition to the shares of common stock of New Nevada Holdco such persons will own as a result of the exchange in the Merger of the common stock of the Company for the common stock of New Nevada Holdco as described above). Assuming that (x) the number of shares of common stock of the Company issued and outstanding immediately prior to the effective time of the Merger is equal to the number of shares of common stock of the Company issued and outstanding as of September 13, 2019, (y) neither Mr. Monty J. Bennett nor Mr. Archie Bennett, Jr. acquires or disposes of any shares of common stock of the Company or Series B Convertible Preferred Stock from September 13, 2019, to immediately prior to the effective time of the Merger and (z) such 18,758,600 shares of the Series D Convertible Preferred Stock were converted (at $117.50 per share) immediately after the effective time of the Merger, then Mr. Monty J. Bennett and Mr. Archie Bennett, Jr.'s direct or indirect beneficial ownership interests in New Nevada Holdco (immediately after the closing of the Transactions and such exercise) would be approximately 67.5% of the then outstanding common stock of New Nevada Holdco. As described in more detail below, if the closing of the Transactions occurs, the Series D Convertible Preferred Stock will be entitled to vote alongside the voting common stock of New Nevada Holdco on an as-converted basis, subject to provisions of the Investor Rights Agreement (as defined below), which upon closing will supersede and replace the Existing IRA (as defined below), which Investor Rights Agreement will generally provide that, until August 8, 2023 and to the extent that the voting power of the voting securities of New Nevada Holdco beneficially owned by the Covered Investors exceeds 40% of the combined voting power of all of the outstanding voting securities of New Nevada Holdco entitled to vote on any given matter (the shares with voting power in excess of such 40%, the "New Nevada Holdco Excess Shares"), then the Covered Investors will vote shares with a voting power equal to the voting power of the New Nevada Holdco Excess Shares in the same proportion as the holders of voting securities of New Nevada Holdco vote their shares with respect to such matters, exclusive of the Reference Shares of New Nevada Holdco voted by the Covered Investors.

           Stockholders of the Company will be asked to vote in favor of proposals to approve (i) the Merger and the other Transactions and (ii) the issuance of the Series D Convertible Preferred Stock to the Bennetts, MJB Investments, Mr. James L. Cowen and Mr. Jeremy J. Welter, in each case at a meeting of the Company's stockholders that will be held on October 24, 2019. Stockholder approval is required under the rules of NYSE American LLC (the "NYSE American"), on which the Company's common stock is listed for trading, Maryland law, the terms of the Combination Agreement, and provisions of the Company's charter (the "Required Stockholder Vote"), as described below:

           The vote required to approve the Merger and the other Transactions is:

                 (i)  the affirmative vote of a majority of the issued and outstanding voting power of the Company's voting stock (taking into account the Series B Convertible Preferred Stock on an as-converted basis) in accordance with Section 2-507 of the Maryland General Corporation Law ("MGCL");

                (ii)  the affirmative vote of the holders of at least 55% of the outstanding shares of the Company's Series B Convertible Preferred Stock as required by the Company's Articles Supplementary governing the Series B Convertible Preferred Stock; and

               (iii)  the affirmative vote of a majority of the issued and outstanding voting power of the Company's voting stock (taking into account the Series B Convertible Preferred Stock on an as-converted basis) that is not beneficially owned by the Bennetts, MJB Investments or the Trusts (as defined below) (provided that, for purposes of this clause (iii), the Company's voting stock that is owned of record by Ashford Trust (as defined below) or Braemar (as defined below) shall not be deemed to be beneficially owned by the Bennetts, MJB Investments or the Trusts so long as the decision to vote such shares on the Merger and the other Transactions is solely determined by the members of the board of directors of Ashford Trust or Braemar, respectively, who are independent within the meaning of applicable rules of the NYSE American (or any exchange on which the common stock is listed on the record date for the stockholder meeting) and do not have a material financial interest within the meaning of Section 2-419 of the MGCL in the Merger and the other Transactions (or a duly appointed board committee consisting only of such independent and disinterested board members)).

           The vote required to approve the issuance of the Series D Convertible Preferred Stock to the Bennetts, MJB Investments, Mr. James L. Cowen and Mr. Jeremy J. Welter is the affirmative vote of a majority of the issued and outstanding voting power of the Company's voting stock (taking into account the Series B Convertible Preferred Stock on an as-converted basis) represented in person or by proxy at the stockholder meeting.

           The Company's board of directors formed a special committee (the "Special Committee") consisting of two independent and disinterested directors to evaluate and negotiate the Transaction Documents (as defined in this proxy statement/prospectus), Merger and other Transactions contemplated thereby. The Special Committee unanimously determined that the Transaction Documents and the Merger and other Transactions are advisable, fair to, and in the best interests of the Company and its stockholders (other than the Bennetts) and recommended that (i) the board of directors approve and adopt the Transaction Documents and the Merger and other Transactions and (ii) our stockholders, to the extent required by the terms of the Company's listing on the NYSE American LLC, Maryland law and the terms of the Combination Agreement, and the provisions of the Company's charter, or any other applicable laws, approve and adopt the Transaction Documents and the Merger and other Transactions.

           Following the recommendation of the Special Committee, the Company's board of directors unanimously (with Mr. Monty J. Bennett and Mr. J. Robison Hays, III recusing themselves due to Mr. Monty J. Bennett's interest in the Transactions and Mr. Hays' status as an executive officer of the Company who reports to Mr. Monty J. Bennett), (i) determined that the Merger and the other Transactions were advisable, fair to and in the best interests of the Company and its stockholders (other than the Bennetts), (ii) approved and adopted the Combination Agreement, the other Transaction Documents and the Transactions and (iii) recommended that the Company's stockholders vote to approve the Merger and the other Transactions. The Special Committee's recommendation and the Board's action were based in part on a fairness opinion issued to the Special Committee by Janney Montgomery Scott LLC ("Janney") to the effect that, subject to the assumptions, qualifications and limitations relating to such opinion, as of May 28, 2019, the aggregate consideration (as defined in the Opinion which includes $4.1 million in reimbursement of expenses) to be paid by New Nevada Holdco pursuant to the Combination Agreement is fair, from a financial point of view, to New Nevada Holdco. The Opinion does not address the fairness of the exchange of the Series B Convertible Preferred Securities for the Series D Convertible Preferred Securities.

           At a special meeting of stockholders of the Company to be held on October 24, 2019 (the "Special Meeting"), the Company's stockholders will be asked to approve: (i) the Merger and other Transactions; and (ii) the issuance of the Series D Convertible Preferred Stock to the Bennetts, MJB Investments, Mr. James L. Cowen and Mr. Jeremy J. Welter ((i) and (ii) collectively, the "Transaction Proposal"); and (iii) the adjournment or postponement of the Special Meeting, if necessary or appropriate, to solicit additional proxies to approve the Transaction Proposal. Approval of the Transaction Proposal requires the votes as described above and approval of the adjournment of the Special Meeting requires the affirmative vote of the majority of the total votes cast on such proposal.

           The board of directors (with Mr. Monty J. Bennett and Mr. J. Robison Hays, III recusing themselves) unanimously recommends that stockholders vote "FOR" the approval of the Transaction Proposal and the adjournment of the Special Meeting. In considering the recommendation of the board of directors, you should be aware that some of the Company's directors and executive officers have interests in the Transactions that are different from, or in addition to, the interests of the stockholders generally, as discussed in more detail under "Interests of the Company's Directors and Executive Officers in the Transactions; Potential Conflicts of Interest." Mr. Monty J. Bennett, who is our Chairman and Chief Executive Officer, and his father, Mr. Archie Bennett, Jr., beneficially own, directly or indirectly, 100% of Remington.

           We encourage you to read the accompanying proxy statement/prospectus carefully as it sets forth the specifics of the Combination Agreement and certain other Transaction Documents, the Transactions and other important information, including the section entitled "Risk Factors" beginning on page 28.

           Regardless of the number of shares of the Company's common stock that you own, your vote is important. As of September 13, 2019, the Bennetts beneficially owned or controlled approximately 48.6% of the outstanding voting common stock of the Company (which includes the Series B Convertible Preferred Stock owned by the Bennetts which is entitled to vote alongside the voting common stock of the Company on an as-converted basis, subject to the provisions of the Existing IRA (described further below)). The Existing IRA generally provides that to the extent that the voting power of the voting securities beneficially owned by the Bennetts (and certain other holders) exceeds 25% of the combined voting power of all of the outstanding voting securities of the Company entitled to vote on any given matter (the shares with voting power in excess of such 25%, the "Existing IRA Excess Shares"), then the Bennetts (and such other holders) will vote shares with a voting power equal to the voting power of the Existing IRA Excess Shares in the same proportion as the holders of voting securities of the Company vote their shares with respect to such matters, inclusive of the Existing IRA Reference Shares (as defined below) voted by the Bennetts (and such other holders). The Bennetts have informed the Company that they intend to vote or cause to be voted such common stock and Series B Convertible Preferred Stock in favor of the Transaction Proposal. In addition, a committee of independent directors of each of Braemar and Ashford Trust, respectively, who are independent within the meaning of applicable rules of the NYSE American and do not have a material financial interest within the meaning of Section 2-419 of the MGCL in the Merger and the other Transactions, has informed us that, as of the date of this proxy statement/prospectus, each of Braemar and Ashford Trust, acting at the direction of such respective committee, intends to vote or cause to be voted all of the shares beneficially owned by it in favor of each proposal presented to the stockholders at the Special Meeting. Braemar and Ashford Trust collectively own 793,043 shares of common stock of the Company as of September 13, 2019.

Sincerely

Monty J. Bennett Chief Executive Officer and Chairman of the Board of Directors

           Neither the Securities and Exchange Commission nor any state securities regulatory agency has approved or disapproved these securities, passed upon the merits or fairness of these securities or passed upon the adequacy or accuracy of the disclosure in this document. Any representation to the contrary is a criminal offense.

           The accompanying proxy statement/prospectus is dated                        , 2019, and, together with the enclosed form of proxy, is first being mailed to stockholders on or about                         , 2019.

Notice of Special Meeting of Stockholders of
Ashford Inc.

Meeting Date:	October 24, 2019
Meeting Time:	9:30 a.m., Central Time
Location:	Embassy Suites Dallas—Near the Galleria 14021 Noel Road Dallas, Texas 75254

Agenda:

1.
Approval of the Transaction Proposal; and

2.
Approval of the adjournment or postponement of the Special Meeting, if necessary or appropriate, to solicit additional proxies to approve the Transaction Proposal.

Record Date:

        You may vote at the Special Meeting of Stockholders the shares of common stock of which you were the holder of record at the close of business on September 18, 2019.

Review this proxy statement/prospectus and vote in one of the four ways:

In person:    Attend the special meeting and vote by ballot.

By telephone:    Call the telephone number and follow the instructions on your proxy card.

Via the internet:    Go to the website address shown on your proxy card and follow the instructions on the website.

By mail:    Mark, sign, date and return the enclosed proxy card in the postage-paid envelope.

By order of the Board of Directors,

Deric S. Eubanks, Chief Financial Officer
14185 Dallas Parkway, Suite 1100 Dallas, Texas 75254 , 2019

i

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF ASHFORD INC.	166
Critical Accounting Policies	203
QUANTITATIVE AND QUALITATIVE DISCLOSURE ABOUT MARKET RISK FOR ASHFORD INC.	210
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF THE REMINGTON HOTEL MANAGEMENT BUSINESS (A CARVE-OUT OF REMINGTON HOLDINGS, L.P.)	212
QUANTITATIVE AND QUALITATIVE DISCLOSURE ABOUT MARKET RISK	223
MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF MARIETTA LEASEHOLD LP	224
QUANTITATIVE AND QUALITATIVE DISCLOSURE ABOUT MARKET RISK	230
ANTICIPATED ACCOUNTING TREATMENT OF THE TRANSACTIONS	230
UNAUDITED PRO FORMA CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS	232
APPRAISAL RIGHTS APPLICABLE TO THE TRANSACTION PROPOSAL	241
SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS	242
CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS	243
Conflict of Interest Policies	244
Our Relationship and Agreements with Ashford Trust and Braemar	244
Our Relationship and Agreements with Remington	279
PROPOSAL NUMBER ONE—APPROVAL OF THE TRANSACTION PROPOSAL	284
PROPOSAL NUMBER TWO—ADJOURNMENT OR POSTPONEMENT OF SPECIAL MEETING	286
GENERAL INFORMATION ABOUT VOTING	287
STOCKHOLDER PROPOSALS	289
LEGAL MATTERS	289
EXPERTS	290
WHERE YOU CAN FIND MORE INFORMATION	290
INDEX TO FINANCIAL STATEMENTS OF ASHFORD INC.	FS-1

        IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE SPECIAL MEETING OF STOCKHOLDERS TO BE HELD ON OCTOBER 24, 2019.

        The Company's Proxy Statement for the Special Meeting of Stockholders, which is a part of this combined Proxy Statement/Prospectus, is available at www.ashfordinc.com by clicking "INVESTORS," then "Financial Reports & SEC Filings," and then "Special Meeting Material." The information contained on our website is expressly not incorporated by reference into this proxy statement/prospectus.

 IMPORTANT NOTE ABOUT THIS PROXY STATEMENT/PROSPECTUS

        This document is a combined proxy statement and prospectus. It is a prospectus because you are being offered shares of a newly formed company, New Nevada Holdco, which will be the holding company for Ashford Inc. and has been formed, in part, to enable Ashford Inc. to acquire the Property Management Business of Remington and Marietta in conjunction with the consummation of the Transactions. If the Transactions are consummated, each share of common stock of the Company that you now hold will be converted into one share of New Nevada Holdco Common Stock, which shares of New Nevada Holdco Common Stock will be listed on the NYSE American LLC and the class of New Nevada Holdco Common Stock will be registered under Section 12(b) of the Exchange Act at the effective time of the Merger. In accordance with the provisions of the Securities Act and the rules and regulations of the SEC thereunder (the "Securities Act Rules"), we are required to register those shares of New Nevada Holdco under the Securities Act for offer and sale to you. This proxy statement/prospectus is a part of the Registration Statement on Form S-4 that New Nevada Holdco has filed with the SEC to effect that registration. Because we are soliciting your proxy to vote on the approval of the Transaction Proposal, this proxy statement/prospectus must comply with the SEC's proxy rules under Section 14(a) of the Exchange Act and be filed with the SEC as a proxy statement of Ashford Inc.

        In this proxy statement/prospectus, unless otherwise indicated or as the context otherwise requires:

        "we," "our," "us," "Ashford," "AINC," and the "Company" refer to Ashford Inc. (NYSE American LLC: AINC), a Maryland corporation;

        "Ashford LLC" refers to Ashford Hospitality Advisors LLC, a Delaware limited liability company and our subsidiary;

        "Ashford OAINC Inc." or "OAINC" refers to our wholly-owned subsidiary and predecessor registrant, a Maryland corporation. In connection with the acquisition of Premier (as defined below), which closed in August 2018, Ashford OAINC Inc. effected a holding company reorganization by a merger, pursuant to which each issued and outstanding share of common stock of Ashford OAINC Inc. (formerly named Ashford Inc.) was converted into one share of common stock of the Company having the same rights, powers and preferences and the same qualifications, limitations and restrictions as a share of common stock of Ashford OAINC Inc., and Ashford OAINC Inc. became our wholly-owned subsidiary;

        "Ashford Trust" refers to Ashford Hospitality Trust, Inc. (NYSE: AHT), a Maryland corporation and real estate investment trust ("REIT") from which Ashford OAINC Inc. was spun off in November 2014;

        "Board of Directors," "board of directors" or "Board" means the board of directors of Ashford Inc. unless the context otherwise requires;

        "Braemar" refers to Braemar Hotels & Resorts Inc. (NYSE: BHR), a Maryland corporation and REIT that was spun off from Ashford Trust in November 2013 (formerly known as "Ashford Hospitality Prime, Inc.");

        "Code" refers to the Internal Revenue Code of 1986, as amended;

        "Covered Investors" refers to Mr. Monty J. Bennett, Mr. Archie Bennett, Jr., MJB Investments, the General Partner, each Trust, Mr. James L. Cowen, Mr. Jeremy J. Welter, and Mr. Mark A. Sharkey (together with each person that succeeds to their respective interests as the result of a transfer permitted under the Investor Rights Agreement);

        "General Partner" refers to Remington Holdings GP, LLC, a Delaware limited liability company and the general partner of Remington;

        "Exchange Act" refers to the Securities Exchange Act of 1934, as amended;

        "Existing IRA" refers to the existing Investor Rights Agreement dated August 8, 2018, which generally provides (among other things) that until August 8, 2023 and to the extent that the voting power of the voting securities beneficially owned by the Existing IRA Covered Investors exceeds 25% of the combined voting power of all of the outstanding voting securities of the Company entitled to vote on any given matter (the shares with voting power in excess of such 25%, the "Existing IRA Excess Shares"), then the Existing IRA Covered Investors will vote shares with a voting power equal to the voting power of the Existing IRA Excess Shares in the same proportion as the holders of voting securities of the Company vote their shares with respect to such matters, inclusive of the Existing IRA Reference Shares (as defined below) voted by the Existing IRA Covered Investors. Upon Closing, the Existing IRA will be superseded and replaced by the Investor Rights Agreement in all respects;

        "Existing IRA Covered Investors" refers to Mr. Monty J. Bennett, Mr. Archie Bennett, Jr., MJB Investments and Mr. Mark A. Sharkey (together with each person that succeeds to their respective interests as the result of a transfer permitted under the Investor Rights Agreement);

        "Marietta" refers to Marietta Leasehold LP, a Delaware limited partnership. Marietta is the lessee of the Hilton Atlanta/Marietta Hotel and Conference Center, which is managed by Remington Lodging & Hospitality, LLC ("Remington Lodging") pursuant to a management agreement between Remington Lodging and Marietta. Remington, through its ownership of Marietta Leasehold GP LLC, owns all of the general partnership interests in Marietta, and Mr. Monty J. Bennett and Mr. Archie Bennett, Jr. own, directly or indirectly, all of the Class A limited partnership interests in Marietta. Mr. James L. Cowen and Mr. Jeremy J. Welter own all of the Class B limited partnership interests in Marietta (other than certain Class B limited partnership interests that will be acquired by Remington prior to the consummation of the Transactions);

        "Merger and Registration Rights Agreement" refers to the merger and registration rights agreement among the Company, New Nevada Holdco, Merger Sub and the other parties thereto the form of which is included with this proxy statement/prospectus as Annex E;

        "Merger Sub" refers to Ashford Merger Sub Inc., a Maryland corporation and wholly-owned subsidiary of New Nevada Holdco;

        "MJB Investments" refers to MJB Investments, LP, which is directly or indirectly wholly-owned by Mr. Monty J. Bennett;

        "New Nevada Holdco" and the "Registrant" refers to Ashford Nevada Holding Corp., a Nevada corporation and wholly-owned subsidiary of Ashford Inc. and following the consummation of the Transactions, refers to Ashford Nevada Holding Corp. and Ashford Inc. collectively;

        "New Nevada Holdco Common Stock" refers to the authorized voting common stock of New Nevada Holdco, par value $0.001 per share;

        "NYSE" refers to the New York Stock Exchange LLC, the stock exchange on which shares of the common stock of Ashford Trust and the common stock of Braemar are listed for trading;

        "NYSE American" refers to the NYSE American LLC, the stock exchange formerly known as "NYSE MKT" on which shares of our common stock are listed for trading;

        "Property Management Business" refers to the hotel management business currently conducted by Remington and its subsidiaries within the lodging industry, including hotel operations, sales and marketing, revenue management, budget oversight, guest service, asset maintenance (not involving capital expenditures) and related services currently conducted by Remington and its subsidiaries;

        "Project Management Business" refers to the business conducted by Premier Project Management LLC, a subsidiary of AINC ("Premier"), within the lodging industry, including construction management, interior design, architecture, and the purchasing, expediting, warehousing, freight management, installation and supervision of furniture, fixtures, and equipment, and related services;

        "Remington" refers to Remington Holdings, L.P., a Delaware limited partnership, which owns Remington Lodging. Mr. Monty J. Bennett, our Chief Executive Officer and Chairman of the Board, and his father, Mr. Archie Bennett, Jr., Chairman Emeritus of Ashford Trust, beneficially own, directly or indirectly, 100% of Remington. Mr. Monty J. Bennett also serves as the Chief Executive Officer of Remington, Chairman of Ashford Trust and Chairman of Braemar;

        "Remington CIO Expenses" means the direct costs, fees and expenses incurred in connection with the hiring (including third party placement fees) and compensation of the Chief Investment Officer of Remington from the date of hire until (x) the closing date of the Combination Agreement or (y) the termination of the Combination Agreement, as applicable;

        "Remington Companies" refers to Remington, the General Partner, and Remington's subsidiaries;

        "Remington Parties" refers to Mr. Monty J. Bennett, Mr. Archie Bennett, Jr., Remington and the General Partner;

        "Remington Sellers" refers to Mr. Archie Bennett, Jr., Mr. Monty J. Bennett, Mr. James L. Cowen, Mr. Jeremy J. Welter and MJB Investments, LP;

        "SEC" refers to the U.S. Securities and Exchange Commission;

        "Securities Act" refers to the Securities Act of 1933, as amended;

        "Series B Convertible Preferred Stock" refers to the shares of Series B Convertible preferred stock of Ashford Inc., par value $25 per share, convertible into shares of Ashford Inc. common stock, as authorized by the Articles Supplementary;

        "Series D Convertible Preferred Stock" refers to the shares of Series D Convertible preferred stock of New Nevada Holdco, par value $0.001 per share, convertible into shares of New Nevada Holdco Common Stock, as authorized by the Certificate of Designation (as defined below);

        "Special Meeting" refers to the Special Meeting of Stockholders of the Company to be held on October 24, 2019;

        "Transferred Securities" collectively refers to (i) the issued and outstanding limited partnership interests of Remington, (ii) the issued and outstanding membership interests of the General Partner, (iii) the issued and outstanding Class A limited partnership interests of Marietta and (iv) the issued and outstanding Class B limited partnership interests of Marietta owned by Mr. James L. Cowen and Mr. Jeremy J. Welter;

        "Transition Cost Sharing Agreement" refers to the cost sharing agreement among New Nevada Holdco and Remington (collectively, the "Service Providers") and the Bennetts and MJB Investments (collectively, the "Service Recipients"), pursuant to which the Service Providers will provide to the Service Recipients family office related services, including accounting, tax, legal and general office and administrative support services (collectively, the "Services") generally in accordance with Remington's past practice;

        "Transaction Documents" refer to the Combination Agreement (as described under "The Transaction Documents—Combination Agreement"), the New Nevada Holdco Articles of Incorporation, the New Nevada Holdco Preferred Stock Certificate of Designation (as described under "The Transaction Documents—Series D Convertible Preferred Stock"), the Merger Sub Articles of Incorporation, the Remington Contribution Agreement, the Merger and Registration Rights Agreement, the Investor Rights Agreement (as described under "The Transaction Documents—Investor Rights Agreement") and the Transition Cost Sharing Agreement and the non-competition agreement

v

entered into by New Nevada Holdco and Mr. Archie Bennett, Jr. and Mr. Monty J. Bennett (the "Non-Competition Agreement");

        "Transaction Proposal" refers to the (i) approval of the Merger and other Transactions and (ii) issuance of the Series D Convertible Preferred Stock (and the shares of New Nevada Holdco Common Stock into which such shares are convertible, which would constitute more than 20% of the outstanding shares of New Nevada Holdco Common Stock), the potential change of control resulting from such issuances and the fact that a portion of such issuances are being made to affiliates of the Company and New Nevada Holdco;

        "Transactions" refers to all of the transactions contemplated by the Combination Agreement and the other Transaction Documents; and

        "Trusts" refers to the Alayna Jo Bennett Max 2019 Gift Trust, the Archie Bennett, III 2019 Gift Trust, the Audra Marie Bennett Maxwell 2019 Gift Trust, the Jory Glazener 2019 Gift Trust, the Krista Koleas 2019 Gift Trust, the Matthew Wade Bennett 2019 Gift Trust, the Beverly Rene Bennett Flood 2019 Gift Trust and the Supplemental Needs Trust FBO Lucas Wade Bennett.

        We, together with Ashford LLC, serve as external advisor to each of Ashford Trust and Braemar. In this proxy statement/prospectus, we refer to Ashford Inc. and Ashford LLC collectively as "advisor."

        As a part of the Merger, the Company will also amend its charter to change its legal name to OAINC II Inc., immediately after which Ashford Nevada Holding Corp. will amend its charter to change its legal name to Ashford Inc. This will be the legal corporate name of Ashford Nevada Holding Corp., the publicly traded entity, after the effective time of the Merger.

        The Company has not authorized anyone to give any information or make any representation about the Transactions or the Company that is different from, or in addition to, that contained in this proxy statement/prospectus. Therefore, if anyone else distributes this type of information, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this proxy statement/prospectus or the solicitation of proxies are unlawful, or you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this proxy statement/prospectus does not extend to you. The information contained in this proxy statement/prospectus speaks only as of the date of this proxy statement/prospectus, unless the information specifically indicates that another date applies. All information in this document concerning the Company has been furnished by the Company.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

        This proxy statement/prospectus contains certain forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act that are subject to risks and uncertainties. We intend such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995 and include this statement for purposes of complying with these safe harbor provisions. These forward looking statements include information about possible, estimated or assumed future results of our business, financial condition, liquidity, results of operations, plans and objectives. Forward looking statements are generally identifiable by use of forward looking terminology such as "may," "will," "should," "potential," "intend," "expect," "anticipate," "estimate," "approximately," "believe," "could," "project," "predict," or other similar words or expressions. Additionally, statements regarding the following subjects are forward-looking by their nature:

  •
  our business and investment strategy;

  •
  our projected operating results;

  •
  our ability to obtain future financing arrangements;

  •
  our understanding of our competition;

  •
  market trends;

  •
  projected capital expenditures;

  •
  the impact of technology on our operations and business;

  •
  general volatility of the capital markets, the general economy or the hospitality industry, whether the result of market events or otherwise, and the market price of our securities;

  •
  availability, terms and deployment of capital;

  •
  changes in our industry and the market in which we operate, interest rates or local economic conditions;

  •
  the degree and nature of our competition;

  •
  availability of qualified personnel; and

  •
  risks associated with business combination transactions, such as the risk that the businesses will not be integrated successfully, that such integration may be more difficult, time-consuming or costly than expected or that the expected benefits of the acquisition will not be realized.

        Such forward-looking statements are based on our beliefs, assumptions and expectations of our future performance taking into account all information currently known to us. These beliefs, assumptions and expectations can change as a result of many potential events or factors, not all of which are known to us. If a change occurs, our business, financial condition, liquidity, results of operations, plans and other objectives may vary materially from those expressed in our forward-looking statements. Additionally, the following factors could cause actual results to vary from our forward-looking statements:

  •
  the factors discussed in this proxy statement/prospectus, including those set forth under the titles "Risk Factors," and "Management's Discussion and Analysis of Financial Condition and Results of Operations;"

  •
  general volatility of the capital markets, the general economy or the hospitality industry, whether the result of market events or otherwise, and the market price of our securities;

  •
  availability, terms and deployment of capital;

  •
  the degree and nature of our competition;

  •
  actual and potential conflicts of interest with or between Braemar and Ashford Trust, our executive officers and our non-independent directors;

  •
  changes in governmental regulations, accounting rules, tax rates and similar matters; and

  •
  legislative and regulatory changes.

        When considering forward looking statements, you should keep in mind the risk factors and other cautionary statements in this proxy statement/prospectus. The matters summarized under "Risk Factors" and elsewhere in this proxy statement/prospectus could cause our actual results and performance to differ significantly from those contained in our forward looking statements. Accordingly, we cannot guarantee future results or performance. Readers are cautioned not to place undue reliance on any of these forward looking statements, which reflect our views as of the date of this proxy statement/prospectus. Furthermore, we do not intend to update any of our forward looking statements after the date of this proxy statement/prospectus to conform these statements to actual results and performance, except as may be required by applicable law.

SUMMARY

        This summary highlights selected information contained in this proxy statement/prospectus and does not contain all the information that may be important to you. The Company urges you to read carefully this proxy statement/prospectus in its entirety, including the Annexes.

        This summary relates to:

  •
  the terms of the Transactions;

  •
  the shares of the common stock of New Nevada Holdco which you will be entitled to receive in respect of your shares of our common stock if the Merger is consummated; and

  •
  the solicitation of your proxy to vote your shares of our common stock at the Special Meeting with respect to the Transaction Proposal.

  The Principal Parties

  Ashford

  Ashford Inc.
  14185 Dallas Parkway, Suite 1100
  Dallas, Texas 75254
  Telephone: (972) 490-9600
  http://www.ashfordinc.com

        Ashford Inc. is a Maryland corporation that provides asset management services, advisory services and other products and services primarily to clients in the hospitality industry. Our wholly-owned subsidiary and predecessor registrant, Ashford OAINC Inc., became a public company in November 2014, when Ashford Trust completed the spin-off of Ashford OAINC Inc. through the distribution of approximately 70% of Ashford OAINC Inc.'s outstanding common stock to Ashford Trust stockholders and unitholders in Ashford Trust's operating partnership, collectively. In connection with the acquisition of Premier, which closed in August 2018, Ashford OAINC Inc. effected a holding company reorganization by a merger, pursuant to which each issued and outstanding share of common stock of Ashford OAINC Inc. (formerly named Ashford Inc.) was converted into one share of common stock of the Company having the same rights, powers and preferences and the same qualifications, limitations and restrictions as a share of common stock of Ashford OAINC Inc., and Ashford OAINC Inc. became our wholly-owned subsidiary. As a result of the foregoing, we became the successor issuer of Ashford OAINC Inc. under Rule 12g-3 of the Exchange Act. Our common stock is listed on the NYSE American LLC ("NYSE American"). As of September 13, 2019, Ashford Trust (directly and indirectly through a taxable REIT subsidiary) held approximately 598,000 shares of our common stock, which represented an approximate 22.8% ownership interest in Ashford Inc., and Braemar held approximately 195,000 shares, which represented an approximate 7.4% ownership interest in Ashford Inc. We are currently the advisor for Ashford Trust and Braemar. In our capacity as the advisor to Ashford Trust and Braemar, we are responsible for implementing the investment strategies and managing the day-to-day operations of Ashford Trust and Braemar, in each case subject to the supervision and oversight of the respective board of directors of Ashford Trust and Braemar. Ashford Trust commenced operating in August 2003 and is focused on investing in full service hotels in the upscale and upper-upscale segments in the U.S. that have revenue per available room ("RevPAR") generally less than twice the national average. Braemar invests primarily in luxury hotels and resorts with RevPAR of at least twice the U.S. national average. Braemar became a publicly traded company in November 2013 upon the completion of its spin-off from Ashford Trust. Each of Ashford Trust and Braemar is a real estate investment trust ("REIT") as defined in the Code, and the common stock of each of Ashford Trust and Braemar is traded on the NYSE.

        We provide the personnel and services that we believe are necessary for each of Ashford Trust and Braemar to conduct their respective businesses. We may also perform similar functions for new or additional platforms. We are not responsible for managing the day-to-day operations of the individual hotel properties owned by either Ashford Trust or Braemar, which duties are, and will continue to be, the responsibility of the hotel management companies that operate the hotel properties owned by Ashford Trust and Braemar.

        We conduct our advisory business primarily through an operating entity, Ashford LLC, our project management business through Premier, and our hospitality products and services business primarily through an operating entity, Ashford Hospitality Services LLC ("Ashford Services"). We own substantially all of our assets and conduct substantially all of our business through Ashford LLC, Premier and Ashford Services. We have not previously engaged in hotel management operations of the type we propose to acquire in the Transactions.

        We recently formed New Nevada Holdco and Merger Sub, in connection with entering into the Transactions described in this proxy statement/prospectus.

  Remington

  Remington Holdings, L.P.
  14185 Dallas Parkway, Suite 1150
  Dallas, Texas 75254
  Telephone: (972) 980-2700
  http://www.remingtonhotels.com

        Remington was formed in December 2008, and is a hotel property management company. The services that Remington provides are property management services, which consist of the day-to-day operations of hotels.

        We have entered into a mutual exclusivity agreement with Remington pursuant to which we agreed to utilize Remington to provide all property management services for all hotels, if any, that we may acquire in the future, as well as all hotels that future companies that we advise may acquire, to the extent that we have the right, or control the right, to direct such matters. We are not required to utilize Remington to provide such services, however, if our independent directors either (i) unanimously vote not to utilize Remington for such services or (ii) based on special circumstances or past performance, by a majority vote elect not to engage Remington because our independent directors have determined that it would be in our best interest not to engage Remington or that another company could perform the duties materially better. In exchange for our agreement to engage Remington for such services, Remington has agreed to grant to any such companies advised by us a right of first refusal to purchase any investments identified by Remington and any of its affiliates that meet the initial investment criteria of such entities, as identified in the advisory agreement between us and such entities, subject to any prior rights granted by Remington to other entities, including Ashford Trust, Braemar and us. In connection with the consummation of the Transactions contemplated by the Combination Agreement, Remington and its affiliated entities will become a subsidiary of New Nevada Holdco.

  Marietta

        Marietta is the lessee of the Hilton Atlanta/Marietta Hotel and Conference Center, which is managed by Remington Lodging pursuant to a management agreement between Remington Lodging and Marietta. Remington, through its ownership of Marietta Leasehold GP LLC, owns all of the general partnership interests in Marietta, and Mr. Monty J. Bennett and Mr. Archie Bennett, Jr. own, directly or indirectly, all of the Class A limited partnership interests in Marietta. Mr. James L. Cowen and Mr. Jeremy J. Welter own all of the Class B limited partnership interests in Marietta (other than certain Class B limited partnership interests that will be acquired by Remington prior to the consummation of the Transactions (as defined below)). On an economic basis, taking into account both the Class A limited partnership interests and Class B limited partnership interests, Mr. Archie Bennett, Jr. owns 37.45%, Mr. Monty J. Bennett owns 37.45%, Mr. Mark Sharkey owns 13.5%, Mr. Jeremy J. Welter owns 9% and Mr. James L. Cowen owns 2.5%. Marietta Leasehold GP LLC owns 0.1%, which is a non-economic interest. Mr. James L. Cowen is the general counsel of Remington, and Mr. Jeremy J. Welter is the Co-President and Chief Operating Officer of the Company and the Chief Operating Officer of Ashford Trust and Braemar.

  Mr. Monty J. Bennett and Mr. Archie Bennett, Jr.

        Mr. Monty J. Bennett serves as Chairman of the Board of Directors of the Company and Chief Executive Officer of the Company. He also serves as Chief Executive Officer of Remington Lodging and Chairman of the Board of Ashford Trust and Braemar. Mr. Archie Bennett, Jr. is the Chairman of Remington and the Chairman Emeritus of Ashford Trust. Each of Mr. Monty J. Bennett and Mr. Archie Bennett, Jr. beneficially owns, directly or indirectly, a 50% limited partnership interest in Remington and a 50% general partnership interest in the General Partner.

        As of September 13, 2019, Mr. Monty J. Bennett and Mr. Archie Bennett, Jr. beneficially own, or otherwise control, directly or indirectly, (i) 778,600 shares of common stock of the Company (excluding 202,071 shares of common stock reserved for issuance to them, in the aggregate, pursuant to the Company's deferred compensation plan and including 462,206 shares of common stock issuable in respect of options held by Mr. Monty J. Bennett, 195,000 of which are vested and the remainder of which will vest, if at all, three years from the date of grant), which represents approximately 25.3% of the outstanding common stock of the Company and (ii) 7,800,000 shares of the Series B Convertible Preferred Stock, which is convertible (at a conversion price of $140 per share) into an additional approximate 1,392,858 shares of common stock of the Company, which if exercised as of September 13, 2019 would have increased Mr. Monty J. Bennett's and Mr. Archie Bennett, Jr.'s direct or indirect beneficial ownership interest in the Company (immediately after such exercise) to approximately 48.6% of the then outstanding common stock. The Series B Convertible Preferred Stock is entitled to vote alongside the voting common stock of the Company on an as-converted basis, subject to provisions of the Existing IRA, which generally provides that, until August 8, 2023 and to the extent that the voting power of the voting securities beneficially owned by the Existing IRA Covered Investors exceeds 25% of the combined voting power of all of the outstanding voting securities of the Company entitled to vote on any given matter (the shares with voting power in excess of such 25%, the "Existing IRA Excess Shares"), then the Existing IRA Covered Investors will vote shares with a voting power equal to the voting power of the Existing IRA Excess Shares in the same proportion as the holders of voting securities of the Company vote their shares with respect to such matters, inclusive of the Existing IRA Reference Shares (as defined below) voted by the Bennetts (and such other holders).

        Mr. Monty J. Bennett directly or indirectly owns all of the equity interest in MJB Investments, which holds his indirect 50% limited partnership interest in Remington and his indirect interest in 50% of the Class A limited partnership interests in Marietta.

        As a result, Mr. Monty J. Bennett's duties to us as a director and officer may conflict with his duties to, and economic interest in, Remington, Ashford Trust and Braemar.

        Because of the conflicts of interest that may arise out of the relationships among the Bennetts, the Company, Remington and each of their respective affiliates, many of the responsibilities of the Board of Directors with respect to the Transaction Documents and the Transactions were delegated to independent directors, as discussed below and under "Certain Relationships and Related Person Transactions—Conflict of Interest Policies."

  Ownership of the Company, Ashford Trust and Braemar

        The Bennetts' beneficial ownership of shares of the Company, Ashford Trust and Braemar and the ownership of the Company, Ashford Trust and Braemar by and among such entities as of September 13, 2019 is set forth below. For additional information, see "Certain Relationships and Related Person Transactions."

(1)
Includes common stock and Series B Convertible Preferred Stock, on an as converted basis, assuming no dividends have accrued on such shares of Series B Convertible Preferred Stock, common units and vested options.

(2)
Excludes potential shares issued from our deferred compensation plan.

(3)
Excludes unvested stock options.

(4)
Excludes performance LTIPs, LTIPs ineligible to be converted into common units and performance stock.

(5)
The divestiture of all the stock of the Company held by each of Ashford Trust and Braemar is a closing condition in the Combination Agreement.

  Overview of the Transactions and the Combination Agreement

        On May 31, 2019, the Company entered into the Combination Agreement with: the Bennetts; Remington; the General Partner; MJB Investments; Mr. James L. Cowen; Mr. Jeremy J. Welter; New Nevada Holdco; and Merger Sub.

        In the Merger, Merger Sub will merge with and into the Company, with the Company surviving and becoming a wholly-owned subsidiary of New Nevada Holdco. The New Nevada Holdco Common Stock will be listed on the NYSE American LLC and the class of New Nevada Holdco Common Stock will be registered under Section 12(b) of the Exchange Act at the effective time of the Merger. By virtue of the Merger and the rules of the SEC under the Exchange Act, New Nevada Holdco will become the successor registrant to the Company under the Exchange Act and obligated to file reports under Section 13(a) of the Exchange Act.

        Simultaneously with or immediately before or after the Merger, the Remington Sellers will transfer to New Nevada Holdco 100% of the Transferred Securities in exchange for the consideration as described below, pursuant to the Remington Contribution Agreement. In exchange for the contribution of the Transferred Securities, the Remington Sellers will receive aggregate consideration (the "Aggregate Consideration") of $275,000,000 consisting of 11,000,000 shares of Series D Convertible Preferred Stock of New Nevada Holdco, with a liquidation preference of $25 per share. In the event the closing of the Transactions occurs, New Nevada Holdco will also pay or assume up to $4,100,000 of (i) all transaction expenses incurred or funded by Mr. Archie Bennett, Jr. and MJB Investments (the "Remington WC Parties"), Mr. Monty J. Bennett and the General Partner, the Remington Companies (in each case, on behalf of themselves or their affiliates), including, among other things, one half of all filing and other similar fees payable in connection with any filings or submissions under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and any transfer tax incurred in connection with the Remington Contribution Agreement and (ii) bonus and other payments (including applicable taxes in respect thereof) made to employees and agents of the Remington Companies in connection with the closing (collectively, the "Transaction Expenses").

        For additional information, see "The Transaction Documents."

  Treatment of the Company's Common Stock

        As a result of the Merger, at the effective time of the Merger (the "Effective Time"), each issued and outstanding share of the common stock of the Company will be converted into one share of the common stock of New Nevada Holdco, which shares will be validly issued, fully paid and non-assessable. The shares of common stock of New Nevada Holdco will have the same rights and privileges as the shares of common stock of the Company now issued and outstanding and held by the Company's stockholders. New Nevada Holdco intends to submit a listing application to the NYSE American seeking the listing of such shares of common stock of New Nevada Holdco for trading on the NYSE American and the approval of such application by the NYSE American is a condition precedent to the consummation of the Merger. At the Effective Time, the New Nevada Holdco Common Stock will be listed on the NYSE American for trading and the class of the New Nevada Holdco Common Stock will be registered under Section 12(b) of the Exchange Act.

        For additional information, see "The Transaction Documents."

  Corporate Structure

        The simplified corporate structure of the Company as of September 13, 2019 is set forth below.

(1)
The divestiture of all the stock of the Company held by each of Ashford Trust and Braemar is a closing condition in the Combination Agreement.

(2)
Includes common stock, Series B Convertible Preferred Stock on an as converted or as exercised basis, assuming no dividends have accrued on such shares of Series B Convertible Preferred Stock, common units, DSUs and vested options.

(3)
Excludes potential shares issued from deferred compensation plan.

(4)
Excludes unvested stock options.

        The following shows a simplified structure of the Company before and immediately after the Merger.

        The simplified corporate structure of the Company after consummation of the Transactions will be as set forth below.

(1)
Includes common stock, Series D Convertible Preferred Stock common units, vested options, DSUs and/or shares of Series D Convertible Preferred Stock on an as converted or as exercised basis, assuming no dividends have accrued on such shares of Series D Convertible Preferred Stock.

(2)
Excludes potential shares issued from our deferred compensation plan.

(3)
Excludes unvested stock options.

(4)
As a part of the Merger, the Company will also amend its charter to change its legal name to Ashford OAINC II Inc., immediately after which Ashford Nevada Holding Corp. will amend its charter to change its legal name to Ashford Inc. This will be the legal corporate name of Ashford Nevada Holding Corp., the publicly traded entity, after the effective time of the Merger.

  Regulatory Approval

        The Transactions were subject to the reporting requirements of the HSR Act. The HSR Act prohibits parties from closing a transaction until they have filed notification under the HSR Act and the applicable waiting period has expired or been terminated. The HSR Act provides for an initial 30 day waiting period, subject to possible extensions, following the necessary filings by the parties to the Transactions. The Company filed notification and report forms for the Transactions with the Federal Trade Commission and the Department of Justice, Antitrust Division, and the parties received notification of early termination of the waiting period as of July 10, 2019. The early termination of the waiting period required by the HSR Act satisfies one of the conditions to the closing of the Transactions.

  Special Committee and Board

        On June 1, 2018, the Board resolved to form the Special Committee to evaluate and, if applicable, negotiate the terms of any potential acquisition by the Company of the Property Management Business of Remington, and recommend, or decline to recommend, to the Board, for approval by the Board, any such transaction. The Board selected from among its independent directors Mr. Brian Wheeler and Ms. Uno Immanivong as members of the Special Committee, with Mr. Brian Wheeler being appointed chairman.

        On May 28, 2019, the Special Committee unanimously determined that the Transactions and the proposed Transaction Documents were advisable, fair to, and in the best interests of the Company and its stockholders (other than Mr. Archie Bennett, Jr. and Mr. Monty J. Bennett) and recommended that the Board: (i) approve and adopt the Transaction Documents and the Proposed Transactions; and (ii) recommend that the Company's stockholders approve and adopt the Transaction Documents and the Proposed Transactions.

        On May 31, 2019, the Board unanimously, with Mr. Monty J. Bennett and Mr. J. Robison Hays, III recusing themselves: (i) determined that the Proposed Transactions were advisable, fair to, and in the best interests of the Company and its stockholders (other than Mr. Archie Bennett, Jr. and Mr. Monty J. Bennett); (ii) approved and adopted the Transaction Documents and the Proposed Transactions; and (iii) recommended that the Company's stockholders approve and adopt the Transaction Proposal.

        The Special Committee's recommendation and the Board's approval and recommendation were based in part on a fairness opinion issued to the Special Committee by Janney. For additional information, see "Special Factors—Background of the Transactions."

  Reasons for the Transaction

        In the course of reaching its determination and recommendation, the members of the Special Committee considered the following factors and potential benefits of the Transactions, each of which the Special Committee believed supported its decision (not necessarily in order of relative importance):

  •
  the complementary nature of the Property Management Business to the Company's existing business and the combined business' ability to expand the breadth of services offered to customers;

  •
  the negotiations that took place between the parties that resulted in an approximately 14% decrease in the consideration requested by the Remington Sellers for the Property Management Business, from the $320,000,000 valuation proposal submitted by Robert W. Baird & Co. ("Baird"), financial advisor to the Remington Sellers, on August 27, 2018, to the $275,000,000 component of the Aggregate Consideration representing new consideration provided to the Remington Sellers set forth in the Transaction Documents; and

  •
  the Transactions are expected to build operating scale and increased earnings power that should enhance investor and analyst interest in New Nevada Holdco and support New Nevada Holdco's access to the capital markets.

        The Special Committee and the Board also considered a number of factors relating to the procedural safeguards and structural protections set forth in the Transaction Documents and created by the structure of the Transactions, each of which the Special Committee and the Board believed supported their respective determinations and recommendations. Among other procedural safeguards and structural protections, the Special Committee and the Board considered the following (not necessarily in order of relative importance):

  •
  that the Investor Rights Agreement will dictate that until August 8, 2023, the Covered Investors and their controlled affiliates would be required to vote their shares of New Nevada Holdco Common Stock in excess of 40% of the combined voting power of all of the outstanding voting securities of New Nevada Holdco (plus the combined voting power of any New Nevada Holdco Common Stock acquired after the closing of the Transactions in an arm's length transaction from a person other than New Nevada Holdco or a subsidiary of New Nevada Holdco, including through open market purchases, privately negotiated Transactions or any distributions by either Ashford Trust or Braemar to its respective stockholders pro rata) in the same proportion as the holders of such class or series of voting securities of New Nevada Holdco vote their shares with respect to such matters, exclusive of the Reference Shares (as defined below) of New Nevada Holdco voted by the Covered Investors (as defined below);

  •
  that the Investor Rights Agreement will restrict, for the period specified therein, following the consummation of the Transactions, each of Mr. Archie Bennett, Jr.'s, Mr. Monty J. Bennett's and MJB Investments' respective abilities to directly or indirectly compete with the Property Management Business;

  •
  the Combination Agreement allows the Special Committee or the Board to change or withdraw its recommendation of the Transaction Documents and Transactions in response to an AINC Intervening Event (defined below under "The Transaction Documents—Combination Agreement—Covenants—"No-Shop" Restrictions" and "Fiduciary Out") if the Board or the Special Committee, after consultation with its legal advisors, determines in good faith that the failure to do so would be inconsistent with their duties to act in the best interests of the Company and its stockholders (other than Mr. Monty J. Bennett and Mr. Archie Bennett, Jr.);

  •
  the Combination Agreement permits the Company, prior to the time that the Company's stockholders approve the Transaction Proposal at the Special Meeting, to discuss and negotiate,

    under specified circumstances, an unsolicited proposal if the Board (acting through the Special Committee), after consultation with its legal and financial advisors, determines in good faith that such proposal constitutes, or would reasonably be expected to result in, a superior proposal and to terminate the Combination Agreement in order to enter into a definitive agreement for that superior proposal, subject to matching rights for the Remington Sellers and the requirement that the Company pay a termination fee of $5,500,000 plus the costs and expenses incurred by the Remington Parties in connection with the Transactions;

  •
  the structure of the Transactions would allow sufficient time for a third-party to make a superior proposal if it desired to do so;

  •
  the fact that it is a non-waivable condition to the closing of the Transactions that the Transactions be approved by stockholders by the Required Stockholder Vote; and

  •
  the fact that it is a non-waivable condition to the closing of the Transactions that the Transactions be approved by the affirmative vote of a majority of the issued and outstanding voting power of the Company's common stock that is not beneficially owned by the Bennetts, MJB Investments or the Trusts (provided that the Company's common stock that is owned of record by Ashford Trust or Braemar will not be deemed to be beneficially owned by the Bennetts, MJB Investments or the Trusts so long as the decision to vote such shares on the Merger and the other Transactions is solely determined by the members of the Board of Directors of the applicable entity who are independent within the meaning of applicable rules of the NYSE American and do not have a material financial interest within the meaning of Section 2-419 of the MGCL in the Merger and the other Transactions (or a duly appointed board committee consisting only of such independent and disinterested board members)).

        The foregoing is not an exhaustive list of the factors considered by the Special Committee and the Board. The Special Committee and the Board considered numerous factors, potential benefits, risks, negative factors and procedural safeguards before reaching their determinations, and these are more fully described under "Special Factors—Reasons for the Transactions; Recommendation of the Special Committee; Recommendation of the Board of Directors."

        The structure of the Transactions was chosen, in part, to combine the Property Management Business of Remington with the Company's business in a manner that would be economically efficient for the parties to the Transactions as a result of the intended tax-efficiency of the structure of the Transactions. The structure is intended to result in the creation of the new holding company structure for the Company and the acquisition of the Property Management Business by the holding company on a tax-free basis for the Company and its common stockholders (other than the Remington Parties). See "Material U.S. Federal Income Tax Consequences of the Merger." We believe Mr. Monty J. Bennett, our Chief Executive Officer and Chairman of the Board, and Chief Executive Officer and the direct or indirect beneficial owner of approximately 50% of the equity interests in Remington, will be a direct or indirect beneficiary of the structure chosen for the Transactions, if MJB Investments (directly or indirectly wholly owned by Mr. Monty J. Bennett), Mr. Monty J. Bennett and Mr. Archie Bennett, Jr. as expected, collectively receive approximately 49.8% of the shares of the Series D Convertible Preferred Stock in the Transactions.

        Alternative transactions with other parties were not considered or pursued because the Property Management Business is a unique business that fits directly into the Company's growth strategy. In the Company's capacity as the advisor to Ashford Trust and Braemar, the Company is responsible for implementing the investment strategies and managing the day-to-day operations of these two REITs. The Company previously acquired the project management business of Remington in order to grow the Company's business and offer additional project management services to the REITs. The acquisition of Remington's property management business is intended to further enhance the Company's growth strategy and will complement its existing business lines. The Company believes the acquisition will result in significant synergies as well as operational and cost efficiencies. In addition, Ashford Trust and Braemar currently have in place long term property management contracts with Remington that contain substantial termination fees and as a result, purchasing a third party property management company is not an economically viable alternative.

  Other Reasons for the Holding Company Reorganization

        While Maryland and Nevada law are similar in most respects, we believe that the formation of a new holding company in Nevada (and the holding company reorganization, by which New Nevada Holdco will become the publicly-traded parent of the Company) will, among other reasons, provide several benefits to New Nevada Holdco and its shareholders. Unlike Maryland, Nevada's constituency statutes allow a board of directors to take into account numerous factors in their decision making, which allows the board more flexibility and decreases the likelihood of litigation overturning those decisions and the accompanying disruption.

        Additionally, important differences between the Maryland and Nevada statutes relating to business combinations and control share acquisitions may assist New Nevada Holdco in attracting investments by institutional shareholders, certain of which have policies that disfavor investment in corporations that are subject to these provisions. Both the Nevada business combination and control share acquisition statutes are likely to be inapplicable to New Nevada Holdco because the number of record holders will likely fall below the thresholds contained in these statutes and, in the case of the control share acquisition statute, New Nevada Holdco is not likely to have many record holders located in Nevada. In addition, New Nevada Holdco's charter will fully opt out of the business combination statutes. Further, the provisions of Subtitle 8, Title 3 of the MGCL are believed to be unique and are not contained in the NRS. Certain institutional holders tend to disfavor providing the boards of Maryland corporations with the flexibility to make elections under this statutory provision.

  Potential Conflicts of Interest

        In considering the recommendations of the Special Committee and the Board, you should be aware that certain of the Company's executive officers and directors have interests in the Transactions that are different from, or are in addition to, the interests of the Company's stockholders generally. These interests may create conflicts of interest. The members of the Special Committee and the Board were aware of these interests, and considered them, when they approved the Transaction Documents and recommended that stockholders vote to approve the Transactions. Among other potential conflicts of interest, the Special Committee and the Board considered the following (not necessarily in order of relative importance):

  •
  as of September 13, 2019, Mr. Monty J. Bennett beneficially directly or indirectly owned, in the aggregate, 1,363,005 shares of the Company's common stock (which consists of: (i) 221,172 shares of the Company's common stock; (ii) 462,206 shares of common stock issuable upon the exercise of options granted to the Reporting Person under the Issuer's 2014 Incentive Plan, 195,000 of which are vested and the remainder of which will vest, if at all, three years from the date of grant; (iii) 1,055 units of Ashford Hospitality Holdings LLC, our subsidiary, which units are currently redeemable for cash or, at the option of the Company, convertible into shares of our common stock; and (iv) 678,572 shares of common stock issuable upon the conversion of the Series B Convertible Preferred Stock), which represented approximately 36.3% of the Company's outstanding Common Stock;

  •
  Mr. Monty J. Bennett is also a 50% direct or indirect beneficial owner and the chief executive officer of Remington;

  •
  Mr. Monty J. Bennett directly or indirectly owns 50% of the Class A limited partnership interests in Marietta, and the Bennetts own, directly or indirectly, all of the Class A limited partnership interests in Marietta. Marietta is the lessee of the Hilton Atlanta/Marietta Hotel and Conference Center, which is managed by Remington Lodging pursuant to a management agreement between Remington Lodging and Marietta. Remington, through its ownership of Marietta Leasehold GP LLC, owns all of the general partnership interests in Marietta;

  •
  Mr. Monty J. Bennett has interests in the Transactions that may be different from, or in addition to, the interests of the Company's stockholders generally and that may create conflicts of interest, including:

  •
  the exchange of 3,800,000 Series B Convertible Preferred Shares beneficially owned by MJB Investments for 3,800,000 shares of Series D Convertible Preferred Stock as a result of the Merger;

  •
  the amount and nature of the consideration paid to MJB Investments, which is directly or indirectly wholly-owned by Mr. Monty J. Bennett;

  •
  the Bennetts' board nomination rights, subject to retaining 20% ownership of the New Nevada Holdco Common Stock;

  •
  the option of New Nevada Holdco to redeem all or any portion of the Series D Convertible Preferred Stock in a minimum amount of $25.0 million after June 30, 2026;

  •
  the put option of the Covered Investors to require New Nevada Holdco to purchase all or any portion of their Series D Convertible Preferred Stock on the date of, or following the consummation of, a change of control of New Nevada Holdco that is not supported by the Covered Investors;

  •
  the priority of the Series D Convertible Preferred Stock over the New Nevada Holdco Common Stock;

  •
  the right of the Series D Convertible Preferred Stock to vote with the New Nevada Holdco Common Stock on an as-converted basis prior to conversion into New Nevada Holdco Common Stock; and

  •
  the participation of the Series D Convertible Preferred Stock in any dividends or other distributions paid on New Nevada Holdco Common Stock;

  •
  that all of the Company's executive officers report to Mr. Monty J. Bennett and may be considered to be affiliated with the Bennetts, and as a result, those officers may have different interests than the Company as a whole; and

  •
  that the members of the Special Committee were compensated for their service in the form of a retainer of $50,000 for Mr. Brian Wheeler and $30,000 for Ms. Uno Immanivong and per meeting fees of $500 for Mr. Brian Wheeler and for Ms. Uno Immanivong.

        In considering the recommendations of the Special Committee and the Board, you should be aware that some of the Company's directors and executive officers have interests in the Transactions that are different from, or in addition to, the interests of the stockholders generally, as discussed in more detail under "Certain Relationships and Related Person Transactions—Conflict of Interest Policies" and "Interests of the Company's Directors and Executive Officers in the Transactions; Potential Conflicts of Interest."

        Additionally, you should be aware that following the fifth anniversary of the closing of the Transactions, depending on the ownership of New Nevada Holdco at that time, New Nevada Holdco may be a "controlled company" within the meaning of the rules of the NYSE American and, as a result, could qualify for, and could rely on, exemptions from certain corporate governance requirements. See further discussion in "The Transaction Documents—Investor Rights Agreement" for

a discussion of the contractual provisions that the Holder Group Investors have agreed to until the fifth anniversary of the closing of the Transaction, including, among other things, that the Holder Group Investors will not take any action, vote such Holder Group Investor's securities, or enter into any transaction that could result in New Nevada Holdco being treated as a "controlled company" under the applicable rules of the NYSE American. See also further discussion in "Risk Factors—New Nevada Holdco may be a "controlled company" within the meaning of the rules of NYSE American and, as a result, would qualify for, and could rely on, exemptions from certain corporate governance requirements" for additional information.

  Description of Fairness Opinion of Janney

        On May 28, 2019, at the request of the Special Committee, Janney rendered an oral opinion to the Special Committee, which was subsequently confirmed in a written opinion as of the same date (the "Opinion"), that as of such date, and based upon and subject to the assumptions made, matters considered and limitations and qualifications upon the review undertaken by Janney, the aggregate consideration (as defined in the Opinion which includes $4.1 million in reimbursement of expenses) to be paid by New Nevada Holdco pursuant to the Combination Agreement is fair, from a financial point of view, to New Nevada Holdco. See "Special Factors—Description of Fairness Opinion of Janney." The Opinion does not address the fairness of the exchange of the Series B Convertible Preferred Securities for the Series D Convertible Preferred Securities.

        The full text of the Opinion is attached hereto as Annex C and is incorporated into this document by reference in its entirety. The summary of the Opinion set forth herein is qualified in its entirety by reference to the full text of the Opinion. Stockholders are urged to read the Opinion carefully and in its entirety for a discussion of, among other things, the scope of review undertaken and the assumptions made, matters considered and limitations and qualifications upon the review undertaken by Janney in connection with such Opinion.

  Combination Agreement

  Conditions to Transactions

        Each party's obligation to consummate the Transactions is subject to certain conditions, including among other things (i) the absence of any legal restraint with respect to the Transactions, (ii) the expiration or earlier termination of the waiting period applicable to the Transactions under the HSR Act, (iii) the accuracy of the other party's representations and warranties contained in the Transaction Documents (subject to certain qualifiers, as applicable), (iv) the Remington Contribution Agreement and the Hotel Services Agreement (each as defined below) being in a form and substance reasonably satisfactory to the Company and the Bennetts, (v) the other party's compliance in all material respects with its covenants and agreements contained in the Transaction Documents, (vi) the Required Stockholder Vote having been obtained, (vii) that the Transactions would not give rise to termination, penalty or similar rights of any counterparty of the Company and certain of its affiliates or Remington and certain of its affiliates, under any material agreement pursuant to which such parties provide services, (viii) the receipt by the Company, that at a confidence level of "more likely than not" or higher, of an opinion of counsel that for federal income tax purposes the status of Ashford Trust, Braemar and any other real estate investment trust then being advised by the Company as real estate investment trusts within the meaning of Section 856(a) of the Code, would not be adversely affected in any material respect as a result of the conveyance of the Transferred Securities by Mr. Archie Bennett, Jr., Mr. James L. Cowen and Mr. Jeremy J. Welter, and MJB Investments to New Nevada Holdco; (ix) the receipt of a private letter ruling from the Internal Revenue Service (the "IRS") that Ashford Services will not fail to qualify as an "eligible independent contractor" within the meaning of Code Section 856(d)(9)(A) with respect to specified clients solely as a result of (a) Ashford Hospitality Services LLC being a brother-sister affiliate of Ashford Hospitality Advisors LLC or (b) the taxable

REIT subsidiaries (within the meaning of Code Section 856(l)) of such clients receiving specified incentives from Ashford Hospitality Advisors LLC (the "PLR") and (x) the completion of the divestiture by Ashford Trust and Braemar of their securities of the Company in a manner that complies with the PLR.

        The Company's obligation to close is also conditioned on, among other things, (i) there not having occurred a Remington Material Adverse Effect (as defined in the Combination Agreement) with respect to Remington, (ii) the receipt of required contractual consents, (iii) the delivery by Remington to the Company of a release and termination agreement from Mr. Mark A. Sharkey with respect to all of his rights, title and interest in and to the Marietta limited partnership interests and evidence that Remington directly or indirectly owns all of the Marietta Class B limited partnership interests formerly owned by Mr. Mark A. Sharkey, (iv) either: (a) Remington directly or indirectly (through one or more wholly-owned subsidiaries) owning 100% of the equity interests in Remington Hotel Corporation ("RHC"); (b) the Bennetts agreeing to cause 100% of the equity interests in RHC to be transferred to New Nevada Holdco pursuant to the Remington Contribution Agreement; or (c) one or more of the Remington Companies or the Company or its subsidiaries having entered into subleases or lease assignments with RHC, reasonably satisfactory to RHC and the Remington Parties, with respect to all real property leased by Remington Hotel Company and used by the Remington Companies as of the Closing and (v) the receipt by the Company of an opinion of New Nevada Holdco's tax advisors, at a confidence level of "more likely than not" or higher, based upon any facts, representations and assumptions set forth or referred to in such opinion, that for U.S. federal income tax purposes: (a) the Merger will qualify as a "reorganization" within the meaning of Section 368(a) of the Code or an exchange under Section 351 of the Code (in connection with the Remington Contribution); and (b) no gain or loss will be recognized by the holders of Company common stock as a result of the Merger with respect to their exchange of shares of Company common stock for New Nevada Holdco common stock pursuant to the Merger.

        The obligation of the Bennetts and the Remington Companies to close is also conditioned on, among other things, (i) there not having occurred an AINC Material Adverse Effect (as defined in the Combination Agreement) with respect to the Company, (ii) the receipt of an appraisal satisfactory to them to the effect that the value of a share of Series D Convertible Preferred Stock does not exceed $25, (iii) the receipt of required contractual consents and (iv) the receipt by the Bennetts of an opinion of their tax counsel at a confidence level of "more likely than not" or higher that for federal income tax purposes (a) the exchange on the closing date of the Transactions by Mr. Archie Bennett, Jr., Mr. Monty J. Bennett and MJB Investments of Transferred Securities for Series D Convertible Preferred Stock under the Combination Agreement and the Remington Contribution Agreement, in connection with the Merger, will qualify as an exchange under Section 351 of the Code; (b) the Series D Convertible Preferred Stock will not be treated as nonqualified preferred stock (within the meaning of Section 351(g) of the Code) as of the closing date of the Transactions; and (c) the Bennetts will not recognize any taxable gain or income as a result of the exchange by Mr. Archie Bennett, Jr., Mr. Monty J. Bennett and MJB Investments of Transferred Securities for Series D Convertible Preferred Stock on the closing date of the Transactions under the Combination Agreement and the Remington Contribution Agreement or the exchange by Mr. Archie Bennett, Jr. and MJB Investments of Series B Convertible Preferred Stock for Series D Convertible Preferred Stock on the closing date pursuant to the Merger.

  Representations, Warranties and Covenants

        The Bennetts and the Company have each made representations, warranties and covenants in the Combination Agreement. The representations and warranties survive for eighteen months after closing of the Combination Agreement, except that specified fundamental representations of the parties survive indefinitely. The representations and warranties of the Bennetts with respect to environmental and employee benefit matters survive for the period of the respective statute of limitations plus three months, and the parties' representations and warranties with respect to tax related matters survive for the period of the statute of limitations plus six months. Excepting breaches of fundamental representations and warranties and certain related matters, a party is not liable for breaches of representations and warranties until the aggregate amount of all damages suffered by the other party exceeds $5 million, in which event the breaching party is liable from the first dollar. Except for breaches of fundamental representations and warranties and certain tax related matters, the aggregate liability of a party for damages is $41.6 million. The aggregate liability of a party for damages is $275 million for all breaches of representations and warranties; provided, that in no event will MJB Investments or any member of the Special Committee of the Company have any liabilities with respect to any representations or warranties under the Combination Agreement. The Bennetts will satisfy obligations for breaches of warranties, if any, in shares of Series D Convertible Preferred Stock, valued at $25 per share.

        The Combination Agreement provides that New Nevada Holdco shall pay the Remington WC Parties, or the Remington WC Parties shall pay New Nevada Holdco, the amount by which working capital (which includes, among other items, a positive adjustment for Remington CIO Expenses) of the Remington Companies at closing exceeds or is less than, respectively, a working capital target equal to $1,000,000. The Combination Agreement also provides that the Company will pay to the Remington WC Parties the Remington CIO Expenses if the Combination Agreement is terminated by the Company and the termination is not the result of the failure of a Remington Party to perform or comply with the closing conditions (the "Additional Termination Fee"). The Combination Agreement also includes provisions pursuant to which the Remington WC Parties will be entitled to a pro-rated portion of the aggregate annual incentive management fees payable to Remington, pursuant to hotel management agreements to which it is a party, with respect to the year in which the closing of the Transactions occurs (the "Pro-Rated Year"), and the Remington WC Parties will bear a pro-rated portion of the aggregate amount of corporate bonuses paid by Remington with respect to the Pro-Rated Year, in each case based on (i) the number of days from January 1 of the Pro-Rated Year through and including the date of closing of the Transactions and (ii) 365.

        The Combination Agreement provides that, prior to the closing of the Transactions, the Bennetts, MJB Investments and New Nevada Holdco will enter into a hotel services agreement (the "Hotel Services Agreement"), pursuant to which New Nevada Holdco will provide specified hotel project management and hotel property management services to any hotel in which the Bennetts, in the aggregate, directly or indirectly (other than through their ownership of interests in Ashford Trust and Braemar) own at least a 5% interest, in exchange for fees in an amount equal to the cost of such services provided plus 5%, for a stated term that will end no earlier than the first date that neither of the Bennetts are then living.

  "No-Shop" Restrictions and "Fiduciary Out"

        The Remington Companies and the Bennetts are subject to "no-shop" restrictions on their respective ability to solicit alternative acquisition proposals regarding Remington from third parties and to provide information to, and participate in discussions and engage in negotiations with, third parties regarding alternative acquisition proposals.

        The Company is also subject to "no-shop" restrictions on its ability to solicit acquisition proposals regarding the Company from third parties and to provide information to, and participate in discussions and engage in negotiations with, third parties regarding alternative acquisition proposals. Notwithstanding these restrictions, prior to the Required Stockholder Vote, the "no-shop" provision is subject to a customary "fiduciary-out" provision that allows the Company, under certain circumstances and in compliance with certain procedures, to provide information to and participate in discussions and engage in negotiations with third parties with respect to an acquisition proposal that the Board determines constitutes or could be expected to lead to an AINC Superior Proposal (as defined in the Combination Agreement). Prior to the Required Stockholder Vote, the Board or the Special Committee may exercise a termination right in order to accept an AINC Superior Proposal, but only if the Company has first negotiated in good faith with the Remington Parties to adjust the terms of the Combination Agreement so that such acquisition proposal no longer constitutes an AINC Superior Proposal, and complied with certain other conditions (including the payment to the Remington WC Parties of a $5,500,000 termination fee, plus expenses (the "Termination Fee")). In addition, prior to the Required Stockholder Vote, the Board may exercise a termination right in response to an AINC Intervening Event (as defined in the Combination Agreement), but only if the Company has first negotiated in good faith with the Bennetts to adjust the terms of the Combination Agreement so that there is no longer a basis for such change, and complied with certain other conditions (including the payment to the Remington WC Parties of the Termination Fee).

  Termination

        The Combination Agreement contains termination rights for both the Company and the Bennetts, including the right of either party to terminate the Combination Agreement if it becomes apparent that any closing condition will not be fulfilled before December 31, 2020.

        For additional information on the Combination Agreement, see "The Transaction Documents—Combination Agreement."

  Series D Convertible Preferred Stock

        The rights, terms and preferences of the Series D Convertible Preferred Stock will be established by New Nevada Holdco filing Certificate of Designation with the Nevada Secretary of State on the closing date of the Transactions (the "Certificate of Designation").

        The Certificate of Designation to be issued in exchange for the Series B Convertible Preferred Stock in the Merger, and issued in exchange for the Transferred Securities pursuant to the Combination Agreement, will provide that each share of Series D Convertible Preferred Stock will (i) have a liquidation value of $25 per share, (ii) be entitled to cumulative dividends at the rate of (a) 6.59% per annum until the first anniversary of the closing of the Transactions; (b) 6.99% per annum from the first anniversary of the closing of the Transactions until the second anniversary of the closing of the Transactions; and (c) 7.28% per annum thereafter, in each case, payable quarterly in arrears, (iii) participate in any dividend or distribution on the common stock of New Nevada Holdco in addition to the preferred dividends set forth in clause (ii), (iv) be convertible into voting common stock of New Nevada Holdco initially at $117.50 per share and (v) provide for customary anti-dilution protections. In the event New Nevada Holdco fails to pay the required dividends on the Series D Convertible Preferred Stock for two consecutive quarterly periods (a "Preferred Stock Breach"), then until such arrearage is paid in cash in full: (A) the dividend rate on the Series D Convertible Preferred Stock will increase to 10.00% per annum until no Preferred Stock Breach exists; (B) no dividends may be declared and paid and no other distributions or redemptions may be made, on the New Nevada Holdco Common Stock; and (C) the New Nevada Holdco board of directors will be increased by two seats and 55% of the holders of the Series D Convertible Preferred Stock will be entitled to fill such newly created seats.

        The Series D Convertible Preferred Stock will be entitled to vote alongside the voting common stock of New Nevada Holdco on an as-converted basis, subject to the applicable voting limitations set forth in the Investor Rights Agreement described below.

        The Certificate of Designation will provide that, so long as any shares of Series D Convertible Preferred Stock are outstanding, New Nevada Holdco is prohibited from taking specified actions without the consent of at least 55% of the holders of Series D Convertible Preferred Stock, including

(i) modifying the terms, rights, preferences, privileges or voting powers of the Series D Convertible Preferred Stock, (ii) altering the rights, preferences or privileges of any capital stock of New Nevada Holdco so as to affect adversely the Series D Convertible Preferred Stock, (iii) issuing any security senior to the Series D Convertible Preferred Stock, or any shares of Series D Convertible Preferred Stock other than pursuant to the Combination Agreement, (iv) entering into any agreement that expressly prohibits or restricts the payment of dividends on the Series D Convertible Preferred Stock or the common stock of New Nevada Holdco or the exercise of the Change of Control Put Option (as defined below) or (v) other than the payment of dividends on the Series D Convertible Preferred Stock or payments to purchase any of the Series D Convertible Preferred Stock, transferring New Nevada Holdco's or its subsidiaries' cash balances or other assets to the Company or to any other subsidiary of the Company, other than by means of a dividend payable by New Nevada Holdco pro rata to the holders of the New Nevada Holdco common stock.

        After June 30, 2026, New Nevada Holdco will have the option to purchase all or any portion of the Series D Convertible Preferred Stock, in a minimum amount of $25.0 million, on a pro rata basis among all holders of the Series D Convertible Preferred Stock (subject to the ability of the holders to provide for an alternative allocation amongst themselves), at a price per share equal to (i) $25.125 (as adjusted for stock splits or similar transactions), plus (ii) all accrued and unpaid dividends (provided any holder of Series D Convertible Preferred Stock shall be entitled to exercise its right to convert its shares of Series D Convertible Preferred Stock into common stock of New Nevada Holdco not fewer than five business days before such purchase is scheduled to close).

        For additional information on the Series D Convertible Preferred Stock, see "The Transaction Documents—Certificate of Designation Establishing the Series D Convertible Preferred Stock."

Investor Rights Agreement

        At the closing of the Transactions, Mr. Monty J. Bennett, Mr. Archie Bennett, Jr., MJB Investments (each of the foregoing, a "Remington Holder"), the Trusts, Mr. James L. Cowen, Mr. Jeremy J. Welter, Mr. Mark A. Sharkey and New Nevada Holdco will enter into the Investor Rights Agreement governing the relationship of such parties subsequent to such closing. The Investor Rights Agreement will, upon closing, supersede and replace the Existing IRA in all respects.

        For so long as the Covered Investors beneficially own no less than 20% of the issued and outstanding shares of common stock of New Nevada Holdco (taking into account the Series D Convertible Preferred Stock on an as-converted basis), Mr. Monty J. Bennett, during his lifetime, and 55% of the Covered Investors thereafter, will be entitled to nominate one individual (other than Mr. Archie Bennett, Jr.), and Mr. Archie Bennett, Jr., during his lifetime, and 55% of the Covered Investors thereafter, will be entitled to nominate one individual (other than Mr. Archie Bennett, Jr.) for election as a member of the board of directors of New Nevada Holdco (each, a "Seller Nominee"). Initially, Mr. Monty J. Bennett will serve as the Seller Nominee of Mr. Monty J. Bennett, and Mr. W. Michael Murphy will serve as the Seller Nominee of Mr. Archie Bennett, Jr.

        In the event of a Preferred Stock Breach (as defined above), the Covered Investors agree that one of the two additional board designation rights arising under the Certificate of Designation shall be vested in Mr. Archie Bennett, Jr., during his lifetime, and the other such board designation right shall be vested in Mr. Monty J. Bennett, during his lifetime. In furtherance of the foregoing, each Covered Investor agrees that it will vote all of such Covered Investor's Series D Convertible Preferred Stock, and consent to any action by the holders of the Series D Convertible Preferred Stock without a meeting as permitted under appropriate state law, as may be directed by Mr. Archie Bennett, Jr., or Mr. Monty J. Bennett, respectively, in connection with their designation of the individuals to fill such board seats.

        For five years after the closing of the Transactions, each of the Covered Investors is prohibited from transferring common stock of New Nevada Holdco or Series D Convertible Preferred Stock to any person that is or would become, together with such person's affiliates and associates, a beneficial owner of 10% or more of the then outstanding shares of common stock of New Nevada Holdco, taking into account the Series D Convertible Preferred Stock on an as-converted basis, except (i) to family members and in connection with estate planning, (ii) as a result of any voting agreement between Mr. Monty J. Bennett and Mr. Archie Bennett, Jr., (iii) transfers in which no transferee (or group of affiliated or associated transferees) would purchase or receive 2% or more of the outstanding voting shares of New Nevada Holdco, (iv) in connection with any widespread public distribution of shares of common stock of New Nevada Holdco or Series D Convertible Preferred Stock registered under the Securities Act of 1933, as amended or (v) a transfer to any transferee that would beneficially own more than 50% of the outstanding common stock of New Nevada Holdco and Series D Convertible Preferred Stock without any transfer from a Covered Investor, unless such transfer restrictions have been waived by the affirmative vote of the majority of the stockholders of New Nevada Holdco that are not affiliates or associates of the Covered Investors.

        The Investor Rights Agreement provides that Covered Investors agree that on matters submitted to a vote of the holders of voting securities of New Nevada Holdco, the Covered Investors will have the right to vote or direct or cause the vote of the shares as to which they hold sole voting power or are held by immediate family members (or a trust for the benefit of such person) (collectively, the "Sole Voting Shares") as the Covered Investors determine, in their sole discretion, except (i) if, prior to August 8, 2023 only with respect to the voting securities of New Nevada Holdco, the combined voting power of the Reference Shares (as defined below) of New Nevada Holdco exceeds 40.0% (plus the combined voting power of (A) any common stock of New Nevada Holdco purchased by any Covered Investor in an arm's length transaction after the closing of the Transactions from a person other than New Nevada Holdco or a subsidiary of New Nevada Holdco, for cash, including through open market purchases and (B) privately negotiated transactions or any distributions of common stock of New Nevada Holdco by either of Ashford Trust or Braemar to its respective stockholders pro rata) of the combined voting power of all of the outstanding voting securities of New Nevada Holdco entitled to vote on any given matter, then Reference Shares of New Nevada Holdco representing voting power equal to such excess will be deemed to be "Company Cleansed Shares" under the Investor Rights Agreement. The Covered Investors agree that they will vote, or cause to be voted, out of the Covered Investors' Sole Voting Shares, shares constituting voting power equal to the voting power of the Company Cleansed Shares in the same proportion as the holders of such class or series of voting securities of New Nevada Holdco vote their shares with respect to such matters, exclusive of the Reference Shares of New Nevada Holdco voted by the Covered Investors. These restrictions may be waived by a majority vote or consent of the independent directors of New Nevada Holdco that have no personal interest in the matter to be voted upon. "Reference Shares" means all voting securities of New Nevada Holdco that are (without duplication): (i) beneficially owned by any Covered Investor, including any such voting securities as to which any Covered Investor has sole or shared voting power; (ii) beneficially owned by any member of a Group of which any Covered Investor is a member; or (iii) subject to or referenced in any derivative or synthetic interest that (A) conveys any voting right in New Nevada Holdco common stock or (B) is required to be, or is capable of being, settled through delivery of New Nevada Holdco common stock in either case, that is held or beneficially owned by any Covered Investor or any controlled affiliate or any Covered Investor. The Covered Investors also agree among themselves that the total number of votes attributable to Reference Shares that are not Cleansed Shares will be proportionately allocated among the Covered Investors based on a percentage, the numerator of which is the number of Reference Shares held by such Covered Investor, and the denominator of which is the total number of Reference Shares held by all Covered Investors in the aggregate.

        The Holder Group Investors (as defined below) will not, subject to certain exceptions and until the aggregate voting power of the Holder Group Investors is less than 25% of the combined voting power of all of the outstanding voting securities of New Nevada Holdco on any given matter, until the fifth anniversary of the closing of the Transactions, (i) take any action, vote such Holder Group Investor's securities, or into any transaction, including by acting in consent with another person, that would result in New Nevada Holdco being treated as a "controlled company" under the applicable rules of the NYSE American nor (ii) take any action, vote such Holder Group Investor's securities, or into any transaction, including by acting in concert with another person, that results in New Nevada Holdco engaging in a Rule 13e-3 Transaction (as defined in the rules and regulations issued by the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended (the "Exchange Act")), provided, that the restriction set forth in this clause (ii) may be waived by the affirmative vote of a majority of the issued and outstanding shares of New Nevada Holdco's voting stock (taking into account the Series D Convertible Preferred Stock on an as-converted basis) that are not beneficially owned by the Holder Group Investors (provided that, for purposes of clause (ii), New Nevada Holdco's voting stock that is owned of record by Ashford Trust or Braemar shall not be deemed to be beneficially owned by the Holder Group Investors so long as the decision to vote such shares on such waiver is solely determined by a majority of the members of the board of directors of the applicable entity who are independent within the meaning of applicable rules of the NYSE American (or any exchange on which the New Nevada Holdco's voting stock is then listed) and do not have a material financial interest in such Rule 13e-3 Transaction (or a duly appointed board committee consisting only of such independent and disinterested board members)).

        Each Covered Investor has the option, exercisable with respect to each and every Change of Control (defined below) that may occur following the date of the Investor Rights Agreement, to sell to the Company all or any portion of the Series D Convertible Preferred Stock then owned by such Covered Investor (the "Change of Control Put Option") at any time during the ten business day consecutive period following the consummation of a Change of Control. "Change of Control" means, with respect to any Covered Investor, any of the following, in each case that was not voted for or consented to by such Covered Investor solely in its capacity as a stockholder of New Nevada Holdco (but not in any other capacity): (i) any person (other than Mr. Monty J. Bennett, Mr. Archie Bennett, Jr., MJB Investments, their controlled affiliates, any trust or other estate in which any of them has a substantial beneficial interest or as to which any of them serves as trustee or in a similar fiduciary capacity, any immediate family member of Mr. Monty J. Bennett or Mr. Archie Bennett, Jr., or any group (as defined in Rule 13d-5(b) under the Exchange Act)) acquires beneficial ownership of securities of New Nevada Holdco that, together with the securities of New Nevada Holdco previously beneficially owned by the first such person, constitutes more than 50% of the total voting power of New Nevada Holdco's outstanding securities or (ii) the sale, lease, transfer or other disposition (other than as collateral) of all or a majority of New Nevada Holdco's (taken as a whole) assets or income or revenue generating capacity, other than to any direct or indirect majority-owned and controlled affiliate of New Nevada Holdco.

        In the event that a Covered Investor exercises the Change of Control Put Option, the price to be paid by New Nevada Holdco to such exercising Covered Investor will be an amount, payable in cash, equal to (i) $25.125 (as adjusted for stock splits or similar transactions), plus (ii) all accrued and unpaid dividends, plus (iii) in the event that a Change of Control Put Option is exercised prior to June 30, 2026, an additional amount equal to, initially, 24.0% of $25 until the first anniversary of the closing of the Transactions, declining to 20.0% of $25 thereafter and until the second anniversary of the closing of the Transactions, declining to 16.0% of $25 thereafter and until the third anniversary of the closing of the Transactions, declining to 12.0% of $25 thereafter and until the fourth anniversary of the closing of the Transactions, declining to 9.0% of $25 thereafter and until the fifth anniversary of the closing of the Transactions, declining to 6.0% of $25 thereafter and until the sixth anniversary of the closing of the Transactions and declining to 3.0% of the $25 thereafter and until June 30, 2026.

        The Investor Rights Agreement also provides that, except for issuances contemplated by the Transaction Documents entered into under the Combination Agreement, New Nevada Holdco will not issue any equity securities, rights to acquire equity securities of New Nevada Holdco or debt convertible into equity securities of New Nevada Holdco (collectively, the "New Securities"), unless New Nevada Holdco gives each Remington Holder, each Trust and each person that succeeds to the interests of a Remington Holder or a Trust and certain permitted transferees ("Holder Group Investors") notice of its respective intention to issue New Securities and the right of such Holder Group Investor to acquire such Holder Group Investor's pro rata share of the New Securities.

        The Investor Rights Agreement terminates by its terms on the earliest of (i) the written agreement of New Nevada Holdco and Covered Investors holding in the aggregate 55% of the total number of shares of Newco common stock (taking into account the Series D Convertible Preferred Stock on an as-converted basis) and (ii) the date on which the Covered Investors no longer own any New Nevada Holdco Common Stock or Series D Convertible Preferred Stock; provided certain specified provisions will last for the time periods provided by their terms, and others will last indefinitely.

        A Covered Investor will automatically cease to be bound by the Investor Rights Agreement solely in its capacity as a Covered Investor at such time as such Covered Investor no longer owns any common stock of New Nevada Holdco or any Series D Convertible Preferred Stock.

        For additional information on the Investor Rights Agreement, see "The Transaction Documents—Investor Rights Agreement."

Non-Competition Agreement

        At the closing of the Transactions, New Nevada Holdco and the Bennetts will enter into a non-competition agreement (the "Non-Competition Agreement"). Subject to certain exclusions, the Non-Competition Agreement will provide that for a period of the later of five years following the closing of the Transactions, or three years following the date on which Mr. Monty J. Bennett is no longer the principal executive officer of New Nevada Holdco, each of Mr. Monty J. Bennett and Mr. Archie Bennett, Jr. will not, and will cause its controlled affiliates not to, directly or indirectly: (i) engage in, or have an interest in a person that engages directly or indirectly in, (a) the hotel management business conducted by Remington and its subsidiaries within the lodging industry, including hotel operations, sales and marketing, revenue management, budget oversight, guest service, asset maintenance (not involving capital expenditures) and related services conducted by Remington and its subsidiaries or (b) the project management business conducted by Premier, within the lodging industry, including construction management, interior design, architecture, and the purchasing, expediting, warehousing, freight management, installation and supervision of furniture, fixtures, and equipment, and related services, in each case in clause (a) or (b) anywhere in the United States (excluding certain passive investments and existing relationships); or (ii) intentionally interfere in any material respect with the business relationships between Remington, Premier and their respective customers, clients or vendors. Notwithstanding the foregoing, each of the Bennetts may, among other things, (A) freely pursue any opportunity to acquire ownership, directly or indirectly, in any interests in real properties in the lodging industry if such opportunity has been presented to the board of each of the New Nevada Holdco, Ashford Trust and Braemar and none of the foregoing elect to pursue or participate in such opportunity and (B) with respect to any hotel properties in which the Bennetts, or any of their controlled affiliates, own, directly or indirectly (other than through their ownership interests in Ashford Trust or Braemar), in the aggregate at least a 5% interest (such hotel properties, "Bennett-Owned Properties"), each Bennett, and any of his controlled affiliates, directly or indirectly: (x) may self- manage the provision of hotel management business services or project management business services to such Bennett-Owned Properties, but may not provide any such services to any other hotels not constituting Bennett-Owned Properties or (y) may require that the New Nevada Holdco provide hotel management business services and project management business services pursuant to the terms of the Hotel Services Agreement.

Transition Cost Sharing Agreement

        At the closing of the Transactions, New Nevada Holdco and Remington (collectively, the "Service Providers") and the Bennetts and MJB Investments (collectively, the "Service Recipients") will enter into a transition cost sharing agreement (the "Transition Cost Sharing Agreement"), pursuant to which the Service Providers will provide to the Service Recipients family office related services generally in accordance with Remington's past practice prior to the closing. The Service Recipients will pay to the Service Providers the Service Providers' actual costs, including salaries, employment taxes and benefits applicable to the employees of the Service Providers providing the Services, based on the percentage of time spent by such employees in providing the Services, relative to the time spent by such employees on matters not related to the Services, plus applicable allocated overhead and other expenses incurred, in each case without mark-up. Subject to certain exceptions, the Services are required to be provided by the Service Providers until the last to occur of: (i) the tenth anniversary of the date of the Transition Cost Sharing Agreement; (ii) the death of Mr. Archie Bennett, Jr.; and (iii) thirty days following the date on which Mr. Monty J. Bennett is no longer employed by New Nevada Holdco as its Chief Executive Officer, or substantially similar executive position, or ceases to serve as a member of the board of directors of New Nevada Holdco.

Voting at the Special Meeting

        The following parties have direct or indirect beneficial voting power with respect to the specified number of shares of the Company's common stock and Series B Convertible Preferred Stock, which represents the specified percent of our outstanding voting power as of September 13, 2019:

Holder	Number of Common Shares	Voting Power of Common Shares	Number of Series B Convertible Preferred Shares	Number of common shares underlying the Series B Convertible Preferred Shares on an as-converted basis	Voting Power of Series B Convertible Preferred Shares	Total Voting Power (includes common shares and Series B Convertible Preferred Shares on an as-converted basis)
Monty J. Bennett	221,172	5.4%	3,800,000	678,572	16.7%	22.1%
Archie Bennett, Jr.(1)	93,513	2.3%	4,000,000	714,285	17.6%	19.9%
Ashford Trust	598,163	14.7%	—	—	—	14.7%
Braemar	194,880	4.8%	—	—	—	4.8%
Directors and Officers of the Company (does not include Archie Bennett, Jr.)	337,900	8.3%	3,800,000	678,572	16.7%	25.0%

(1)
Includes 280,000 shares of Series B Convertible Preferred Stock held in trust for which Mr. Archie Bennett, Jr. maintains voting power.

        The Series B Convertible Preferred Stock is entitled to vote alongside the voting common stock of the Company on an as-converted basis, subject to provisions of an Existing IRA, which generally provide that, until August 8, 2023 and to the extent that the voting power of the voting securities beneficially owned by the Existing IRA Covered Investors exceeds 25% of the combined voting power of all of the outstanding voting securities of the Company entitled to vote on any given matter, then the Existing IRA Covered Investors will vote shares with a voting power equal to the voting power of the Existing IRA Excess Shares in the same proportion as the holders of voting securities of the

Company vote their shares with respect to such matters, inclusive of the Existing IRA Reference Shares (as defined below) voted by the Existing IRA Covered Investors.

        Each of the Bennetts and the directors and officers of the Company has informed us that, as of the date of this proxy statement/prospectus, they intend to vote or cause to be voted all shares beneficially owned directly or indirectly by them in favor of each proposal presented to the stockholders at the Special Meeting. A committee of independent directors of each of Braemar and Ashford Trust, respectively, who are independent within the meaning of applicable rules of the NYSE American and do not have a material financial interest within the meaning of Section 2-419 of the MGCL in the Merger and the other Transactions, has informed us that, as of the date of this proxy statement/prospectus, each of Braemar and Ashford Trust, acting at the direction of such respective committee, intends to vote or cause to be voted all of the shares beneficially owned by it in favor of each proposal presented to the stockholders at the Special Meeting.

        For additional information, see "Special Factors—Intent to Vote."

QUESTIONS AND ANSWERS ABOUT THE TRANSACTION PROPOSAL AND SPECIAL MEETING

Q.
What is the purpose of the Special Meeting?

A.
The Special Meeting is being held for the stockholders to consider and vote on the approval of the Transaction Proposal, which approval is required by the rules of NYSE American, Maryland law and the terms of the Combination Agreement, and provisions of the Company's charter.

  The vote required to approve the Merger and the other Transactions:

            (i)  the affirmative vote of a majority of the issued and outstanding voting power of the Company's voting stock (taking into account the Series B Convertible Preferred Stock on an as-converted basis) in accordance with Section 2-507 of the MGCL;

           (ii)  the affirmative vote of the holders of at least 55% of the outstanding shares of the Company's Series B Convertible Preferred Stock as required by the Company's Articles Supplementary governing the Series B Convertible Preferred Stock; and

          (iii)  the affirmative vote of a majority of the issued and outstanding voting power of the Company's voting stock (taking into account the Series B Convertible Preferred Stock on an as-converted basis) that is not beneficially owned by the Bennetts, MJB Investments or the Trusts (as defined below) (provided that, for purposes of this clause (iii), the Company's voting stock that is owned of record by Ashford Trust or Braemar shall not be deemed to be beneficially owned by the Bennetts, MJB Investments or the Trusts so long as the decision to vote such shares on the Merger and the other Transactions is solely determined by the members of the board of directors of Ashford Trust or Braemar, respectively, who are independent within the meaning of applicable rules of the NYSE American (or any exchange on which the common stock is listed on the record date for the stockholder meeting) and do not have a material financial interest within the meaning of Section 2-419 of the MGCL in the Merger and the other Transactions (or a duly appointed board committee consisting only of such independent and disinterested board members)).

  The vote required to approve the issuance of the Series D Convertible Preferred Stock to the Bennetts, MJB Investments, Mr. James L. Cowen and Mr. Jeremy J. Welter is the affirmative vote of a majority of the issued and outstanding voting power of the Company's voting stock (taking into account the Series B Convertible Preferred Stock on an as-converted basis) represented in person or by proxy at the stockholder meeting.

Q.
What is the Transaction Proposal?

A.
In exchange for the Transferred Securities, New Nevada Holdco will issue 11,000,000 shares of its voting convertible preferred stock to the Remington Sellers and, pursuant to the Merger, New Nevada Holdco will issue 8,120,000 shares to the current holders of the Series B Convertible Preferred Securities as described under "The Transaction Documents—Series D Convertible Preferred Stock". The Series D Convertible Preferred Stock (as defined herein) will be convertible into shares of New Nevada Holdco Common Stock. The issuance of the shares of Series D Convertible Preferred Stock, and the potential conversion of the Series D Convertible Preferred Stock into New Nevada Holdco Common Stock, which would constitute more than 20% of the outstanding shares of New Nevada Holdco Common Stock, may constitute a change of control under the rules of the NYSE American LLC. Accordingly, the issuance of the Series D Convertible Preferred Stock (and the New Nevada Holdco Common Stock into which such shares are convertible), the potential change of control resulting from such issuances and the fact that a portion of such issuances are being made to affiliates of the Company and New Nevada Holdco is required to be approved by the stockholders of the Company under the rules of NYSE American LLC for listed companies, Maryland law and the terms of the Combination Agreement, and provisions of the Company's charter. Such actions and event are referred to in this proxy statement/prospectus as the "Transaction Proposal."

Q.
What are the U.S. federal income tax consequences of the Merger to a U.S. holder of Ashford Inc. common stock?

A.
The Company intends that, for U.S. federal income tax purposes, the Merger will qualify as a "reorganization" within the meaning of Section 368(a) of the Code or the Merger, together with the Remington Contribution, will qualify as an exchange within the meaning of Section 351 of the Code. The obligations of the Company, New Nevada Holdco and Merger Sub to complete the Merger are subject to, among other conditions described in this proxy statement/prospectus, the receipt by the Company of an opinion, in form and substance reasonably satisfactory to the Special Committee, dated as of the closing of the Merger, at a confidence level of "more likely than not" or higher, based upon any facts, representations and assumptions set forth or referred to in such opinion, to the effect that for U.S. federal income tax purposes, (A) the Merger will qualify as a "reorganization" within the meaning of Section 368(a) of the Code or an exchange under Section 351 of the Code (in connection with the Remington Contribution) and (B) no gain or loss will be recognized by the holders of Company common stock as a result of the Merger with respect to their exchange of shares of common stock in the Company for common stock in New Nevada Holdco pursuant to the Merger.

  Assuming the Merger qualifies as a "reorganization" within the meaning of Section 368(a) of the Code or the Merger, together with the Remington Contribution, qualifies as an exchange within the meaning of Section 351 of the Code, generally (A) U.S. Holders (as defined in "Material U.S. Federal Income Tax Consequences of the Merger") will not recognize any gain or loss upon the exchange of our common stock for shares of New Nevada Holdco's common stock in the Merger, (B) a U.S. Holder's aggregate tax basis in New Nevada Holdco's common stock received in the Merger will be equal to the aggregate tax basis of the shares of the Company's common stock surrendered and (C) the U.S. Holder's holding period for shares of New Nevada Holdco's common stock received in the Merger will include such holder's holding period for its shares of the Company's common stock surrendered therefor.

  Each U.S. Holder of common stock of the Company should read the discussion under "Material U.S. Federal Income Tax Consequences of the Merger" for a more complete description of the material U.S. federal income tax consequences of the Merger. The tax consequences to you of the Merger will depend on your particular facts and circumstances. Please consult your own tax advisor as to the specific tax consequences to you of the Merger.

Q.
Are the holders of common stock or Series B Convertible Preferred Stock of Ashford Inc. entitled to appraisal rights?

A.
With respect to the Merger, holders of the Company's common stock will not be entitled to exercise appraisal rights provided that the common stock continues to be listed on the NYSE American on the record date for the Special Meeting. However, holders of Series B Convertible Preferred Stock will be entitled to exercise appraisal rights.

  In order to exercise appraisal rights, holders of the Series B Convertible Preferred Stock must: (1) file with the Company a written objection to the Merger at or before the Special Meeting; (2) may not vote in favor of the Merger; and (3) within 20 days after the Articles of Merger effecting the Merger are accepted for record in Maryland, make a written demand of the Company for payment of the holder's Series B Convertible Preferred Stock, stating the number and class of shares for which the stockholder demands payment. The Company will provide the holders of the

  Series B Convertible Preferred Stock prompt written notice of the filing and acceptance for record of the Articles of Merger.

  In accordance with the MGCL, a holder of Series B Convertible Preferred Stock who fails to comply with each of the requirements of the MGCL is bound by the terms of the Merger and will not be entitled to any appraisal rights.

Q.
What shares can be voted at the Special Meeting?

A.
Holders of our common stock and Series B Convertible Preferred Stock as of the close of business on September 18, 2019, the record date for the Special Meeting, are entitled to notice of, and to vote at, the Special Meeting and any postponements or adjournments of the Special Meeting. Our only outstanding voting equity securities are shares of our common stock and our Series B Convertible Preferred Stock. Each share of common stock entitles the holder to one vote. The Series B Convertible Preferred Stock is entitled to vote alongside the voting common stock of the Company on an as-converted basis, subject to provisions of the Existing IRA, which generally provide that, until August 8, 2023 and to the extent that the voting power of the voting securities beneficially owned by the Existing IRA Covered Investors exceeds 25% of the combined voting power of all of the outstanding voting securities of the Company entitled to vote on any given matter (the shares with voting power in excess of such 25%, the "Existing IRA Excess Shares"), then the Existing IRA Covered Investors will vote shares with a voting power equal to the voting power of the Existing IRA Excess Shares in the same proportion as the holders of voting securities of the Company vote their shares with respect to such matters, inclusive of the Existing IRA Reference Shares (as defined below) voted by the Existing IRA Covered Investors. As of September 13, 2019, there were 2,613,884 shares of common stock and 8,120,000 shares of Series B Convertible Preferred Stock outstanding.

Q.
What is the quorum required for the Special Meeting?

A.
The representation in person or by proxy of holders of a majority of the issued and outstanding shares of our common stock entitled to vote at the Special Meeting is necessary to constitute a quorum for the transaction of business at the Special Meeting. Both abstentions and broker nonvotes are counted as present for the purpose of determining the presence of a quorum. If a quorum is not present, the Special Meeting may be adjourned by the chairman of the meeting or by a vote of a majority of the shares represented at the Special Meeting until a quorum has been obtained.

Q.
What is the difference between holding shares as a stockholder of record and as a beneficial owner?

A.
Many of our stockholders hold their shares through a stockbroker, bank or other nominee rather than directly in their own names. As summarized below, there are some distinctions between shares held of record and those owned beneficially.

  Stockholder of Record:    If your shares are registered directly in your name with our transfer agent, Computershare Trust Company, N.A., you are considered the stockholder of record with respect to those shares. As a stockholder of record, you have the right to grant your voting proxy directly to us or to vote in person at the Special Meeting.

  Beneficial Owner:    If your shares are held in a stock brokerage account or by a bank or other nominee, your shares are said to be held in "street name" and unless you obtain from your broker or nominee a valid proxy appointing you as the broker's or nominee's proxy, you are considered the beneficial owner of those shares and this proxy statement and related materials are being forwarded to you by your broker or nominee, who is considered the stockholder of record with respect to those shares. As the beneficial owner, you have the right to instruct your broker how to vote and are invited to attend the Special Meeting. However, since you are not the stockholder of record, you may not vote these shares in person at the Special Meeting. Your broker or nominee has enclosed a voting instruction card for your use.

Q.
How can I vote my shares without attending the Special Meeting?

A.
Whether you hold shares directly as the stockholder of record or beneficially in street name, you may direct your vote without attending the Special Meeting. You may vote by granting a proxy or, for shares held in street name, by submitting voting instructions to your broker or nominee. In most instances, you will be able to do this by mail, over the Internet or by telephone. Please refer to the summary instructions below or, for shares held in street name, the voting instruction card included by your broker or nominee.

  By Mail:    If you hold your common stock in your own name as a holder of record, you may instruct the proxies to vote your common stock by signing, dating and mailing the enclosed proxy card in the postage-paid envelope provided. If you provide specific voting instructions, your shares will be voted as you instruct. If you sign the proxy card but do not provide instructions, your shares will be voted "FOR" all the proposals.

  By Internet:    If you have Internet access, you may vote by accessing the Internet website specified on the enclosed proxy card and following the instructions provided to you.

  By Telephone:    If you live in the United States or Canada, you may vote by calling the toll-free number specified on the enclosed proxy card and following the instructions when prompted.

Q.
How do I vote my shares in person at the Special Meeting?

A.
Shares held directly in your name as the stockholder of record may be voted in person at the Special Meeting. If you choose to do so, please bring proof of identification and request a ballot at the meeting. Even if you currently plan to attend the Special Meeting, we recommend that you also submit your proxy as described above so that your vote will be counted if you later cannot attend or decide not to attend the Special Meeting.

Q.
What does it mean if I receive more than one proxy or voting instruction card?

A.
It means you have shares that are registered in different ways or are held in more than one account. Please provide voting instructions for all proxy and voting instruction cards you receive.

Q.
Can I revoke my proxy?

A.
You may change your proxy instructions at any time prior to the vote at the Special Meeting. For shares held directly in your name, you may accomplish this by granting a new proxy by Internet, telephone or mail. If shares of common stock are held on your behalf by a broker, bank or other nominee, you must contact them to receive instructions as to how you may revoke your proxy instructions. Proxies may also be revoked by written notice to the Secretary of the Company or by attending and voting in person at the meeting. Attendance at the meeting will not cause your previously granted proxy to be revoked unless you specifically so request. You must meet the same deadline when revoking your proxy as when granting your proxy.

Q.
What vote is required to approve the proposals to be voted upon at the Special Meeting?

A.
Proposal Number One: Approval of the Transaction Proposal requires the affirmative "FOR" vote of each of: (i) a majority of the issued and outstanding voting power of the Company's voting stock; (ii) the holders of at least 55% of the Company's Series B Convertible Preferred Stock; and

  (iii) a majority of the issued and outstanding voting power of the Company's voting stock that is not beneficially owned by the Bennetts, MJB Investments, or the Trusts.

  Proposal Number Two: Adjournment or postponement of the Special Meeting, if necessary or appropriate, to solicit additional proxies to approve the Transaction Proposal requires the affirmative "FOR" vote of a majority of the total votes cast.

Q.
What are the effects of not voting or abstaining? What are the effects of broker non-votes?

A.
Abstentions and broker non-votes will have the same effect as a vote against the Transaction Proposal, but will have no effect on the outcome of the adjournment proposal.

Q.
What is a broker nonvote?

A.
A broker nonvote occurs when a broker holding shares for a beneficial owner does not vote on a particular proposal because the broker does not have discretionary voting power with respect to that item and has not received voting instructions from the beneficial owner.

  Both proposals are non-routine items under the rules of the NYSE American and shares may not be voted on these matter by brokers, banks or other nominees who have not received specific voting instructions from the beneficial owner of the shares. It is therefore important that you provide instructions to your broker so that your shares will be voted for both proposals.

Q.
I share an address with another stockholder, and we received only one paper copy of the proxy materials. How can I obtain an additional copy of the proxy materials?

A.
You may request additional copies of the proxy materials by following the instructions set forth in the section of this proxy statement/prospectus titled "Other Matters—Multiple Stockholders Sharing One Address."

Q.
Will other matters be presented for consideration at the Special Meeting?

A.
In accordance with our bylaws and Maryland law, the business transacted at the Special Meeting will be limited to those matters described in this proxy statement/prospectus.

Q.
Who is soliciting my proxy? Who is paying expenses relating to the solicitation?

A.
The enclosed proxy is solicited by and on behalf of the Board. In addition to the solicitation of proxies by use of the mail, officers and other employees of the Company may solicit the return of proxies by personal interview, telephone, e-mail or facsimile. We will not pay additional compensation to our officers and employees for their solicitation efforts, but we will reimburse them for any out-of-pocket expenses they incur in their solicitation efforts. We also intend to request persons holding shares of our common stock in their name or custody, or in the name of a nominee, to send proxy materials to their principals and request authority for the execution of the proxies, and we will reimburse such persons for their expense in doing so. We will bear the expense of soliciting proxies for the Special Meeting, including the cost of mailing.

  We have retained MacKenzie Partners Inc. ("MacKenzie") to aid in the solicitation of proxies and to verify records relating to the solicitation. MacKenzie will receive a base fee of $15,000, plus out-of-pocket expenses.

Q.
How can I obtain additional information?

A.
If you would like additional copies of this proxy statement/prospectus, without charge, or if you have questions about the procedures for voting your shares, please follow the instructions provided in the section of this proxy statement/prospectus titled "Other Matters—Where You Can Find More Information."

RISK FACTORS

        In addition to the other information contained in this proxy statement/prospectus, including the matters addressed in the section entitled "Cautionary Statements Regarding Forward-Looking Statements," you should carefully consider the following risks before deciding whether to vote for the proposals. In addition, you should read and consider the risks associated with each of the businesses of the Company and the Property Management Business because these risks will also affect the Company. You should also read and consider the other information in this proxy statement/prospectus. See the section entitled "Where You Can Find More Information."

 Risks Related to the Transactions

The Transactions were negotiated between the Special Committee, which is comprised of independent and disinterested members of the Board, on the one hand, and Mr. Monty J. Bennett and Mr. Archie Bennett, Jr., the direct or indirect beneficial owners of Remington and Remington's general partner, on the other hand. Mr. Monty J. Bennett also serves as the Company's Chief Executive Officer and Chairman of the Company's Board. Mr. Archie Bennett, Jr. is also the chairman emeritus of Ashford Trust. Consequently, Mr. Monty J. Bennett and Mr. Archie Bennett, Jr. may have different or competing interests than the Company or its stockholders.

        The Transactions were negotiated with Mr. Monty J. Bennett, the Company's Chief Executive Officer and Chairman of the Board, and Mr. Archie Bennett, Jr., the Chairman Emeritus of Ashford Trust. Mr. J. Robison Hays, III, one of the Company's directors and the Company's Co-President and Chief Strategy Officer, reports to Mr. Monty J. Bennett, as do all of the Company's other executive officers. As a result, those directors and officers may have different or competing interests than the Company as a whole or its stockholders. In addition, Mr. Robert G. Haiman, former Senior Vice President—Business Development and Chief Legal Officer of Remington, was appointed to serve as Executive Vice President, General Counsel and Secretary of Ashford Inc., Ashford Trust and Braemar, effective June 1, 2018. These potential conflicts would not exist in the case of a transaction negotiated with unaffiliated third parties. Moreover, if the Remington Parties, breach any of the representations, warranties or covenants made by them in the Combination Agreement or the other Transaction Documents, the Company may choose not to enforce, or to enforce less vigorously, its rights because of the Company's desire to maintain its ongoing relationship with the Bennetts.

The Bennetts have interests in the Transactions that are different from, and may potentially conflict with, the interests of the Company and its other stockholders.

        Mr. Monty J. Bennett, the Company's Chief Executive Officer and Chairman of the Board, and Mr. Archie Bennett, Jr., the Chairman Emeritus of Ashford Trust, have interests in the Transactions that may be different from, or in addition to, the interests of the Company's stockholders generally and that may create potential conflicts of interest or the appearance thereof, including:

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  The exchange of 3,800,000 Series B Convertible Preferred Shares beneficially owned by MJB Investments for 3,800,000 shares of Series D Convertible Preferred Stock as a result of the Merger;

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  The exchange of 4,000,000 Series B Convertible Shares beneficially owned by Mr. Archie Bennett, Jr. for 4,000,000 shares of Series D Convertible Preferred Stock as a result of the Merger;

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  The amount and nature of the consideration paid to MJB Investments, which is directly or indirectly wholly-owned by Mr. Monty J. Bennett;

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  the Bennetts' board nomination rights to the Board, subject to retaining 20% ownership of the New Nevada Holdco Common Stock;

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  the option of New Nevada Holdco to redeem all or any portion of the Series D Convertible Preferred Stock in a minimum amount of $25.0 million after June 30, 2026;

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  the put option of the Covered Investors to require New Nevada Holdco to purchase all or any portion of their Series D Convertible Preferred Stock on the date of or following the consummation of a change of control of New Nevada Holdco that is not supported by the Covered Investors;

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  the priority of the Series D Convertible Preferred Stock to New Nevada Holdco Common Stock;

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  the right of the Series D Convertible Preferred Stock to vote with the New Nevada Holdco Common Stock prior to conversion into New Nevada Holdco Common Stock; and

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  the participation of the Series D Convertible Preferred Stock in any dividends or other distributions paid on New Nevada Holdco Common Stock.

Provisions in the Combination Agreement, the Investor Rights Agreement and the Bennetts' control over us and New Nevada Holdco, could discourage a potential acquisition of the Company or New Nevada Holdco or any other person from making a favorable alternative transaction proposal.

        Under the Combination Agreement, the Company is restricted from entering into certain alternative transactions. Unless and until the Combination Agreement is terminated, the Company is restricted from encouraging, soliciting, initiating, facilitating, or continuing inquiries, or entering into any agreement or understanding, regarding any proposal or offer relating to, among other things, a merger, consolidation, share exchange, business combination, sale, lease, transfer or other disposition involving the Company or any of the Company's subsidiaries representing 10% or more of the assets of the Company and the Company's subsidiaries, a purchase or sale of shares of capital stock or other securities, in a single transaction or series of related transactions, representing 10% or more of the voting power of the Company's capital stock, including by way of a tender offer or exchange offer, or any other transaction having a similar effect to those described above in this paragraph. In the event that the Company receives any inquiry or request for information that could reasonably be expected to result in any of the transactions described above in this paragraph, the Company must promptly notify the Remington Parties and provide them with reasonably detailed information regarding such inquiry or request for information. In addition, under the Investor Rights Agreement, each Covered Investor has the option, exercisable with respect to each and every Change of Control, to cause New Nevada Holdco to acquire all or any portion of the Series D Convertible Preferred Stock for an amount of cash or shares, at the election of the holders of the Series D Convertible Preferred Stock, equal to: (1) $25.125 per share (as adjusted for stock splits or similar transactions), plus (2) all accrued and unpaid dividends, plus (3) if prior to June 30, 2026, an additional amount per share which shall initially be 24.0% of the Base Strike Price until the first anniversary of the closing of the Transactions, declining to 20.0% of the Base Strike Price thereafter and until the second anniversary of the closing of the Transactions, declining to 16.0% of the Base Strike Price thereafter and until the third anniversary of the closing of the Transactions, declining to 12.0% of the Base Strike Price thereafter and until the fourth anniversary of the closing of the Transactions, declining to 9.0% of the Base Strike Price thereafter and until the fifth anniversary of the closing of the Transactions, declining to 6.0% of the Base Strike Price thereafter and until the sixth anniversary of the closing of the Transactions, and declining to 3.0% of the Base Strike Price thereafter and until June 30, 2026. These provisions could discourage a third-party that may have an interest in acquiring all or a significant part of the Company or New Nevada Holdco from considering or proposing that acquisition. See "The Transaction Documents."

The Bennetts will have the ability to control significant corporate activities of New Nevada Holdco following the completion of the Transactions, and their interests may differ from the interests of the Company's other stockholders.

        Upon the completion of the Transactions, the Bennetts will directly or indirectly beneficially own approximately 67.5% of New Nevada Holdco's outstanding common stock (including common units, options and/or shares of Series D Convertible Preferred Stock on an as-converted or as-exercised basis), provided that prior to August 8, 2023, the Covered Investors' voting power effectively will be limited to 40% of the combined voting power of all of the outstanding voting securities of New Nevada Holdco entitled to vote on any given matter. As a result, the Bennetts may be able to influence or effectively control New Nevada Holdco's decisions and, following August 8, 2023, the Covered Investors may, depending on the circumstances at the time, have the voting power to elect all of the members of the New Nevada Holdco's Board and thereby control New Nevada Holdco's management and affairs. In addition, at such time, the Covered Investors may be able to determine the outcome of all matters requiring stockholder approval, including mergers and other material transactions, and may be able to cause or prevent a change in the composition of New Nevada Holdco's board of directors or a change in control of New Nevada Holdco that could deprive New Nevada Holdco's other stockholders of an opportunity to receive a premium for their common stock as part of a sale of New Nevada Holdco.

        In addition to their direct or indirect beneficial ownership of the shares of New Nevada Holdco Common Stock, the Bennetts will be party to the Investor Rights Agreement under which, for so long as the Covered Investors and their affiliates continue to beneficially own no less than 20% of the issued and outstanding shares of New Nevada Holdco Common Stock, they will have the ability to cause the election of two members of New Nevada Holdco's board of directors plus an additional two directors in the event of the non-payment of dividends on the Series D Convertible Preferred Stock for two consecutive quarters. In addition, the New Nevada Holdco could be obligated, at the Bennetts' election, to provide management services, of the character of the Project Management Business or Property Management Business, to any hotels in which the Bennetts own at least a 5% interest, which is different from the pricing structure of the agreements that the Company currently has with its two main clients, Ashford Trust and Braemar.

        The Bennetts' interests may not always coincide with your interests or the interests of other stockholders. The concentrated holdings of the New Nevada Holdco Common Stock directly or indirectly by the Remington Sellers, the various provisions of the Investor Rights Agreement, and the resulting representation and potential control of New Nevada Holdco's board of directors by the Bennetts may prevent or discourage unsolicited acquisition proposals or offers for New Nevada Holdco's Common Stock that you may feel are in your best interest as one of New Nevada Holdco's stockholders. Moreover, this concentration of stock ownership may also adversely affect the trading price of New Nevada Holdco's common stock if investors perceive a disadvantage in owning stock of a company with a controlling stockholder.

New Nevada Holdco may be a "controlled company" within the meaning of the rules of NYSE American and, as a result, would qualify for, and could rely on, exemptions from certain corporate governance requirements.

        Following the completion of the Transactions and expiration of the voting restrictions in the Investor Rights Agreement, the Bennetts would control a majority of the voting power of New Nevada Holdco's equity securities. As a result, the Company could be considered a "controlled company" within the meaning of the corporate governance standards of NYSE American now and/or at such time. Currently, under the rules of NYSE American, a company of which more than 50% of the outstanding voting power is held by an individual, group or another company is a "controlled company"

and may be exempt from certain stock exchange corporate governance requirements, which, generally, include the following:

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  the requirement that a majority of the Board consist of independent directors;

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  the requirement that the Company's nominating and corporate governance committee consists entirely of independent directors; and

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  the requirement that the Company's compensation committee consists entirely of independent directors.

        Accordingly, in the event New Nevada Holdco were ever determined to be a "controlled company" and elected to be exempt from some or all of these corporate governance requirements, you may not have the same protections afforded to stockholders of companies that are subject to all of the NYSE American corporate governance requirements.

The Special Committee did not consider alternative acquisitions.

        The Special Committee did not and was not authorized to seek or investigate alternative transactions. Given the relationship between Remington and the Company, the Special Committee believed it would be unlikely to identify an entity able to provide a comparable or more favorable acquisition opportunity for a property management business.

The Transactions may not be accretive to the Company's stockholders, which could have a material adverse effect on the Company's business, financial condition and results of operations.

        The Transactions may not be accretive to the Company's stockholders. While it is intended that the Transactions be accretive to certain of the Company's performance metrics (including after taking into account the possible exchange of the Series D Convertible Preferred Stock into New Nevada Holdco Common Stock), there can be no assurance that this will be the case, since, among other things, the expenses the Company assumes as a result of the Transactions may be higher than the Company anticipates, or revenue from the Property Management Business may decrease. The failure of the Transactions to be accretive to the Company's stockholders could have a material adverse effect on the Company's business, financial condition and results of operations.

The Opinion is subject to qualifications, and it does not represent a valuation of the Property Management Business.

        The Opinion is subject to various assumptions and qualifications set forth therein and described in this proxy statement/prospectus. In addition, the Opinion does not represent a valuation of the business acquired, but rather expresses an opinion of the fairness of the aggregate consideration (as defined in the Opinion which includes $4.1 million in reimbursement of expenses) to be paid by New Nevada Holdco pursuant to the Combination Agreement is fair, from a financial point of view, to New Nevada Holdco. As a result, the ranges expressed in the Opinion do not represent the business's true worth or realizable value. The Opinion delivered to the Special Committee by Janney on May 28, 2019, is based on and subject to certain assumptions, qualifications and limitations described in the Opinion, and is based on economic and market conditions and other circumstances as they existed and could be evaluated by Janney on the date of the Opinion. Changes in the Company's or the Property Management Business's operations or prospects or changes in general market or economic conditions since the date of the Opinion could, among other things, alter the relevance of the Opinion to the Special Committee and the Board in connection with the Board's recommendation to the Company's stockholders to approve the Transactions. See "Special Factors—Description of Fairness Opinion of Janney."

The Opinion does not address the conversion of the Series B Convertible Preferred Securities into the Series D Convertible Preferred Securities.

        In the Merger, among other things, each share of Series B Convertible Preferred Stock of the Company outstanding immediately prior to the effective time of Merger will be exchanged for one share of Series D Convertible Preferred Stock. The Series D Convertible Preferred Stock bears a higher preferred dividend rate and has a lower conversion price than the Series B Convertible Preferred Stock. The Opinion does not address such exchange including providing no analysis or conclusions regarding the fairness of such exchange to New Nevada Holdco. See "Special Factors—Description of the Fairness Opinion of Janney."

The Company may be unable to obtain the regulatory approvals required to complete the Transactions.

        The consummation of the Transactions is subject to various closing conditions. If these conditions to closing of the Combination Agreement are not fulfilled, then the Transactions cannot be consummated. Although the Company does not anticipate any concerns from any regulatory authority, such regulatory authorities may determine not to permit the Transactions at all or may impose restrictions on the Transactions that may harm the Company or New Nevada Holdco if the Transactions are completed.

Ashford Trust and Braemar may be unable to obtain the PLR to complete the Transactions.

        The consummation of the Transactions is subject to various closing conditions, including the receipt of the PLR from the IRS that Ashford Hospitality Services LLC, a subsidiary of the Company, will not fail to qualify as an "eligible independent contractor" within the meaning of Code Section 856(d)(9)(A) with respect to specified clients solely as a result of (a) Ashford Hospitality Services LLC being a brother-sister affiliate of Ashford Hospitality Advisors LLC or (b) the taxable REIT subsidiaries (within the meaning of Code Section 856(l)) of such clients receiving specified incentives from Ashford Hospitality Advisors LLC. If Ashford Trust and Braemar are unable to obtain the PLR, this could result in delays in the Transactions or a failure to consummate the Transactions which could negatively affect the Company's future business and financial results.

If Ashford Trust and Braemar do not divest their respective holdings of the Company, we will be unable to complete the Transactions.

        The consummation of the Transactions is subject to various closing conditions, including the completion of the divestiture by Ashford Trust and Braemar of their securities of the Company in a manner that complies with the PLR. In order to obtain the PLR, it is necessary that both Ashford Trust and Braemar divest their respective holdings in the Company. A committee of independent directors of each of Ashford Trust and Braemar, respectively, who are independent within the meaning of applicable rules of the NYSE and do not have a material financial interest within the meaning of Section 2-419 of the MGCL in the Merger and the other Transactions, has informed us that, as of the date of this proxy statement/prospectus, each of Ashford Trust and Braemar, acting at the direction of such respective committee, intends to vote or cause to be voted all of the shares beneficially owned by it in favor of each proposal presented to the stockholders at the Special Meeting. Although the Company does not anticipate any concerns that Ashford Trust and Braemar would fail to divest themselves of the holdings of the Company, such condition is outside the control of the Company and there can be no assurances that each of Ashford Trust and Braemar will divest their respective holdings of the Company or that the PLR from the IRS can be obtained. If Ashford Trust and Braemar do not timely divest their respective holdings of the Company, this could result in delays in the Transactions or a failure to consummate the Transactions, which could negatively affect the Company's future business and financial results.

The Transactions may not be completed on the terms or timeline currently contemplated or at all. Failure to complete the Transactions in a timely manner could negatively affect the Company's ability to achieve the benefits associated with the Transactions and could negatively affect the Company's share price and future business and financial results.

        The Transactions are currently expected to close during the fourth quarter of 2019, assuming that all of the conditions in the Combination Agreement are satisfied or waived. The Combination Agreement provides that either the Company or the Bennetts may terminate the Combination Agreement if it becomes apparent that certain closing conditions will not be fulfilled by December 31, 2020. To complete the Transactions, the Company's stockholders must approve the Transaction Proposal. In addition, the Combination Agreement contains additional closing conditions, which may fail to be satisfied or waived. Certain events outside the Company's control may delay or prevent the consummation of the Transactions. Delays in consummating the Transactions or the failure to consummate the Transactions at all may cause the Company to incur significant additional costs and to fail to achieve the anticipated benefits associated with the Transactions. In addition, pursuant to the Combination Agreement, both the Company and Remington are subject to restrictions on the conduct of their respective businesses prior to completing the Transactions. These restrictions may prevent the Company from pursuing specified strategic transactions, undertaking specified significant capital projects, undertaking significant financing transactions, and otherwise pursuing other actions that are not in the Company's ordinary course of business, even if such actions would prove beneficial. The Company cannot assure you that the conditions to the completion of the Transactions will be satisfied or waived or that any adverse event, development or change will not occur, and the Company cannot provide any assurances as to whether or when the Transactions will be completed.

        Delays in consummating the Transactions or the failure to consummate the Transactions at all could also negatively affect the Company's future business and financial results, and, in that event, the market price of the Company's common stock may decline, particularly to the extent that the current market price reflects a market assumption that the Transactions will be consummated. If the Transactions are not consummated for any reason, the Company's ongoing business could be adversely affected, and the Company will be subject to several risks, including:

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  the payment by the Company of certain costs, including termination fees of $5,500,000 if the Combination Agreement is terminated by the Company as a result of an AINC Intervening Event or an AINC Superior Proposal; and

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  the diversion of management focus and resources from operational matters and other strategic opportunities while working to consummate the Transactions.

        In addition, if the Transactions are not completed, the Company may experience negative reactions from the financial markets and from its employees and other stakeholders. The Company could also be subject to litigation related to any failure to complete the Transactions or to enforcement proceedings commenced against the Company to compel the Company to perform its obligations under the Combination Agreement. If the Transactions are not completed, the Company cannot assure its stockholders that these risks will not materialize and will not materially affect the Company's business, financial results and stock price.

If the Transactions do not occur because of a superior proposal, the Company will incur payment obligations to Mr. Monty J. Bennett and Mr. Archie Bennett, Jr.

        If the Combination Agreement is terminated by the Company as a result of an AINC Intervening Event or an AINC Superior Proposal, the Company will be obligated to pay the Remington WC Parties a termination fee of up to $5,500,000 plus the documented out-of-pocket costs and expenses actually incurred by the Remington Parties in connection with the Combination Agreement and the Transactions.

The Company will incur significant non-recurring costs in connection with the Transactions.

        The Company has incurred and expects to incur a number of non-recurring closing costs associated with the Transactions. Under the terms of the Combination Agreement, regardless of whether the closing of the Transactions occurs, the Company is obligated to pay all costs and expenses, including fees and disbursements of counsel, financial advisors, the fees for registration of securities under the Securities Act and accountants and one-half of all filing and other similar fees payable in connection with any filings or submissions under the HSR Act incurred by the Company, New Nevada Holdco and Merger Sub. Additionally, the Combination Agreement provides that the Remington CIO Expenses will be included as a positive adjustment in the calculation of working capital or, under certain circumstances if the Combination Agreement is terminated by the Company, be paid by the Company to the Remington WC Parties. In the event the closing of the Transactions occurs, New Nevada Holdco will also pay up to an aggregate of $4.1 million for all transaction expenses incurred or funded by the Remington WC Parties, Mr. Monty J. Bennett and the Remington Companies (on behalf of themselves or their affiliates) in connection with the Transactions (including one-half of all filing and other similar fees payable in connection with any filings or submissions under the HSR Act), plus all bonuses and other payments (including applicable taxes in respect thereof) made to employees and agents of certain subsidiaries of Remington in connection with the closing. The Company expects that approximately $10 million will be incurred to complete the Transactions, in addition to the $4.1 million reimbursement of Remington Party transaction costs payable upon closing although additional unanticipated costs may be incurred in the integration of the Property Management Business into the Company's business. As of September 13, 2019, the Company has incurred $3.7 million in nonrecurring costs in connection with the Transactions which does not include any fees for which the Company will need to reimburse Remington, its affiliates or others at the closing of the Transactions.

The pro forma financial statements are presented for illustrative purposes only and may not be an indication of New Nevada Holdco's financial condition or results of operations following the Transactions.

        The pro forma financial statements contained in this proxy statement are presented for illustrative purposes only and may not be an indication of New Nevada Holdco's financial condition or results of operations following the Transactions for several reasons. The pro forma financial statements have been derived from the historical financial statements of the Company and the Property Management Business, and adjustments and assumptions have been made after giving effect to the Transactions. The information upon which these adjustments and assumptions have been made is preliminary, and these kinds of adjustments and assumptions are difficult to make with any degree of certainty. Moreover, the pro forma financial statements do not reflect all costs that are expected to be incurred by the Company and the Property Management Business in connection with the Transactions. As a result, the actual financial condition and results of operations of New Nevada Holdco following the Transactions may not be consistent with, or evident from, these pro forma financial statements.

        The assumptions used in preparing the pro forma financial information may not prove to be accurate, and other factors may affect New Nevada Holdco's financial condition or results of operations following the Transactions. Any decline or potential decline in New Nevada Holdco's financial condition or results of operations may cause significant variations in its stock price. Please read "Financial Information—Unaudited Pro Forma Financial Statements of Ashford Inc. and Subsidiaries."

Risks Related to the Structure of the Transactions

The holders of Series D Convertible Preferred Stock will have rights that are senior to the rights of a holder of New Nevada Holdco Common Stock, which may decrease the likelihood, frequency or amount of dividends to holders of New Nevada Holdco Common Stock.

        New Nevada Holdco will issue all of the Series D Convertible Preferred Stock to the Remington Sellers and to the then-current holders of the Series B Convertible Preferred Stock. The Series D Convertible Preferred Stock requires that dividends be paid on the Series D Convertible Preferred Stock before any distributions can be paid to holders of New Nevada Holdco Common Stock and that, in the event of New Nevada Holdco's bankruptcy, dissolution or liquidation, the holders of Series D Convertible Preferred Stock must be satisfied before any distributions can be made to the holders of New Nevada Holdco Common Stock. In addition, if New Nevada Holdco declares or pays a dividend on the New Nevada Holdco Common Stock, the holders of the Series D Convertible Preferred Stock will participate, on an as-converted basis, in such dividend with the holders of New Nevada Holdco Common Stock. The Series D Convertible Preferred Stock will vote together with the New Nevada Holdco Common Stock as a single class on all matters, with the number of votes attributable to each share of Series D Convertible Preferred Stock determined on an as-converted basis, subject to the voting restrictions set forth in the Investor Rights Agreement. As a result of the Series D Convertible Preferred Stock's superior rights relative the New Nevada Holdco Common Stock, including its right to participate in any dividends or other distributions to the holders of New Nevada Holdco Common Stock, the right of holders of New Nevada Holdco Common Stock to receive distributions from New Nevada Holdco may be diluted and is limited by such rights.

Part of the consideration for the Transactions to the Remington Sellers and current holders of the Series B Convertible Preferred Shares creates significant cash flows for the holders of the Series D Convertible Preferred Stock that may create conflicts of interest in the management of New Nevada Holdco following the Transactions.

        As part of the consideration for the Transactions, the Remington Sellers and then-current holders of the Series B Convertible Preferred Shares will receive Series D Convertible Preferred Stock. Each share of Series D Convertible Preferred Stock has a cumulative dividend rate of 6.59% per year until the first anniversary of the closing of the Transactions, 6.99% per year from the first anniversary of the closing of the Transactions until the second anniversary of the closing of the Transactions, and 7.28% per year after the second anniversary of the closing of the Transactions. As a result of this consideration, the Remington Sellers and current holders of the Series B Convertible Preferred Shares will have the right to receive significant cash flow that might otherwise have been used for general corporate purposes. The Remington Sellers and current holders of the Series B Convertible Preferred Shares may be incentivized by this consideration to maximize the cash flow of New Nevada Holdco and its subsidiaries, and thus Mr. Monty J. Bennett may have conflicts of interest in making management decisions that might be to the detriment of New Nevada Holdco's long-term strategy and success. The cash flow generated by the Property Management Business, if acquired by New Nevada Holdco, may not be equal to or in excess of the dividends payable to the holders of the shares of Series D Convertible Preferred Stock in any period.

Following the Transactions, New Nevada Holdco will be dependent upon the profitability of the Company's legacy business and the acquired Property Management Business, and the failure to receive regular distributions from its subsidiaries could adversely affect the availability of cash at New Nevada Holdco.

        Following the consummation of the Transactions, New Nevada Holdco will be a holding company owning equity interests of each of the Company and Remington. New Nevada Holdco will conduct no material activities other than activities incidental to holding equity interests of its subsidiaries and being a publicly traded corporation. New Nevada Holdco will be dependent on its subsidiaries' ability to generate cash and make cash distributions to it. As a result, New Nevada Holdco will be substantially dependent on the ability of its subsidiaries to fund cash needs. If the Company's and Remington's businesses are less profitable than New Nevada Holdco anticipates, New Nevada Holdco's business, financial results and stock price may be materially affected.

Cash distributions made by the operating companies to fund payments of dividends on New Nevada Holdco Preferred Stock may subject New Nevada Holdco to taxes to the extent such distributions are treated as a taxable dividend or distribution.

        Because New Nevada Holdco's ownership in Ashford Advisors Inc. (which owns each of the operating companies) is held indirectly through Ashford Hospitality Holdings LLC, an entity treated as a partnership for U.S. federal income tax purposes, New Nevada Holdco will not be entitled to a 100% dividends received deduction on dividends paid by Ashford Advisors Inc., and instead will only be entitled to a partial dividends received deduction, with respect to amounts distributed by Ashford Advisors Inc. for the benefit of New Nevada Holdco that are treated as a taxable dividend. In general, a distribution by Ashford Advisors Inc. is treated as a taxable dividend to the extent any such distribution is made out of Ashford Advisors Inc.'s current or accumulated earnings and profits (as determined for U.S. federal income tax purposes). To the extent the amount of such distribution exceeds Ashford Advisors Inc.'s current and accumulated earnings and profits, it will be treated first as a non-taxable return of capital to the extent of Ashford Hospitality Holdings LLC's adjusted tax basis in the shares of Ashford Advisors Inc. and, to the extent the amount of such distribution exceeds such adjusted tax basis, will be treated as capital gain from the sale or exchange of such shares. Consequently, New Nevada Holdco will be subject to U.S. federal income tax on a portion of amounts distributed by Ashford Advisors Inc. for the benefit of New Nevada Holdco that are treated as a taxable dividend and on the full amount of any such distribution treated as a capital gain. Accordingly, in connection with any distributions made by the operating companies to fund payments of dividends on New Nevada Holdco Preferred Stock, additional distributions will likely be required to fund such taxes and any taxes payable on such additional distributions.

If the Merger does not qualify as a "reorganization" within the meaning of Section 368(a) of the Code and the Merger, together with the Remington Contribution, does not qualify as an exchange within the meaning of Section 351 of the Code, the U.S. stockholders of shares of Company common stock may recognize substantial gains as a result of the Merger and may be required to pay substantial U.S. federal income taxes in the taxable year in which the Merger and the Remington Contribution occur.

        The obligations of the Company, New Nevada Holdco and Merger Sub to complete the Merger are subject to, among other conditions described in this proxy statement/prospectus, the receipt by the Company of an opinion, in form and substance reasonably satisfactory to the Special Committee, dated as of the closing of the Merger, at a confidence level of "more likely than not" or higher, to the effect that for U.S. federal income tax purposes, (A) the Merger will qualify as a "reorganization" within the meaning of Section 368(a) of the Code or an exchange under Section 351 of the Code (in connection with the Remington Contribution), and (B) no gain or loss will be recognized by the holders of shares of common stock of the Company as a result of the Merger with respect to their exchange of shares of common stock in the Company for shares of common stock in New Nevada Holdco pursuant to the Merger. The opinion will be based on certain assumptions, representations as to factual matters, and covenants from the Company and New Nevada Holdco and any other appropriate party. The opinion cannot be relied upon if any of the assumptions, representations or covenants is incorrect, incomplete or inaccurate or is violated in any material respect. In addition, the opinion is based on current law and cannot be relied upon if current law changes with retroactive effect. The opinion of counsel is not binding on the IRS or courts, and there is no assurance that the IRS or a court will not take a contrary position. The Company does not intend to request a ruling from the IRS regarding any aspects of the U.S. federal income tax consequences of the Merger or the Remington Combination Agreement, other than the PLR. If the IRS or a court determines that the Merger should not be treated as described in the opinion, a U.S. Holder (as defined in the section entitled "Material U.S. Federal Income Tax Consequences of the Merger") would generally recognize gain or loss for U.S. federal income tax purposes on the exchange of shares of common stock of the Company for shares of New Nevada Holdco's common stock in the Merger. For more information on the material U.S. federal income tax consequences of the Merger, see the section entitled "Material U.S. Federal Income Tax Consequences of the Merger".

Risks Related to the Company's Operations After the Transactions

The representation of the Bennetts on the board of New Nevada Holdco may increase if New Nevada Holdco fails to make certain dividend payments on the Series D Convertible Preferred Stock.

        For so long as the Covered Investors hold at least 20% of the issued and outstanding shares of New Nevada Holdco Common Stock (on an as-converted basis), Mr. Archie Bennett, Jr., during his lifetime, and Mr. Monty J. Bennett, during his lifetime, are collectively entitled to nominate two individuals as members of the Board, one of whom is initially Mr. Monty J. Bennett and the other of whom is initially Mr. W. Michael Murphy. If New Nevada Holdco fails to make two consecutive dividend payments to the holders of the Series D Convertible Preferred Stock, then Mr. Archie Bennett, Jr., during his lifetime, and Mr. Monty J. Bennett, during his lifetime, will each be entitled to nominate one additional individual as a member of the board of directors of New Nevada Holdco and the size of the board of directors of New Nevada Holdco will be increased by two directors to accommodate these two additional nominees. In furtherance of the foregoing, each Covered Investor agrees that it will vote all of such Covered Investor's Series D Convertible Preferred Stock, and consent to any action by the holders of the Series D Convertible Preferred Stock without a meeting as permitted under appropriate state law, as may be directed by Mr. Archie Bennett, Jr., or Mr. Monty J. Bennett, respectively, in connection with their designation of the individuals to fill such board seats. The Bennetts and certain of their affiliates, therefore, would have increased control over the Company's operations and management.

The Company may not manage the integration of the Property Management Business effectively in such a manner that the Company realizes the anticipated benefits of the Transactions.

        The Company may not effectively manage the integration of the Property Management Business which consists of the hotel management business currently conducted by Remington and its subsidiaries, including hotel operations, sales and marketing, revenue management, budget oversight, guest service, asset maintenance (not involving capital expenditures) and related services. The Transactions could be a time-consuming and costly process. The Company may encounter potential difficulties, including, among other things:

  •
  the inability to successfully integrate the Property Management Business with the Company in a manner that permits the Company to operate effectively or efficiently, which could result in the anticipated benefits of the Transactions not being realized in the timeframe currently anticipated or at all;

  •
  the risk of not realizing all of the anticipated strategic and financial benefits of the Transactions within the expected timeframe or at all;

  •
  potential unknown liabilities and unforeseen increased expenses, delays or regulatory conditions associated with the Transactions; and

  •
  performance shortfalls as a result of the diversion of management's attention caused by completing the Transactions and integrating the operations of the Property Management Business.

        For all these reasons, you should be aware that it is possible that the Transactions could result in the distraction of management, the disruption of the ongoing businesses, or inconsistencies in each business's operations, services, standards, controls, procedures and policies. Therefore, the failure to integrate the Property Management Business effectively could have a material adverse effect on the Company's business, financial condition and results of operations.

New Nevada Holdco will be exposed to risks to which the Company has not historically been exposed, including business risks inherent to the Property Management Business.

        The Transactions will expose New Nevada Holdco to risks to which the Company has not historically been exposed. As a result of the Transactions, New Nevada Holdco will be subject to the business risks inherent to the Property Management Business.

        Addressing these risks could distract management, disrupt the Company's ongoing business, or result in inconsistencies in New Nevada Holdco's operations, services, standards, controls, procedures and policies, any of which could adversely affect the Company's ability to maintain relationships with its lenders, joint venture partners, vendors and employees or to achieve all or any of the anticipated benefits of the Transactions.

        The acquisition of the Property Management Business, and the incurrence by New Nevada Holdco of business risks inherent to the Property Management Business could have a material adverse effect on New Nevada Holdco's business, financial condition, results of operations and ability to effectively operate New Nevada Holdco's business.

New Nevada Holdco will be exposed to risks to which the Company has not historically been exposed, including the business risks inherent to leasing real property.

        The Transactions will expose New Nevada Holdco to risks to which the Company has not historically been exposed, including the business risk inherent in leasing real property. As a result of the Transactions, New Nevada Holdco will own Marietta. Marietta is the lessee of the Hilton Atlanta/Marietta Hotel and Conference Center, which is managed by Remington Lodging pursuant to a management agreement between Remington Lodging and Marietta. The Company has not previously been the lessee of such a real property asset and leasing such an asset exposes the Company to risks inherent in the leasing of real property that is used in the lodging industry. For example, such business risks include the cost of compliance with various laws such as environmental laws and the American's with Disabilities Act of 1990, the cost of maintaining property and casualty insurance, and the risk that property taxes may increase. The acquisition of Marietta as part of the Transactions could have a material adverse effect on New Nevada Holdco's business, financial condition, results of operations and ability to effectively operate New Nevada Holdco's business.

Because the management agreements of Remington are subject to termination in certain circumstances, any such termination could have a material adverse effect on the Company's business, results of operations and financial condition.

        The management agreements under which Remington provides property management services to hotels are subject to customary termination provisions. Any termination of a management agreement could have a material adverse effect on New Nevada Holdco's business, results of operations and financial condition. Poor performance of the Property Management Business could cause a decline in New Nevada Holdco's revenue, income and cash flow. In the event that the Property Management Business were to perform poorly, New Nevada Holdco's revenue, income and cash flow could decline. Accordingly, poor performance may deter future investment in New Nevada Holdco.

It is a closing condition of the Transaction that Ashford Trust and Braemar will divest their respective holdings of common stock of the Company and the method of accomplishing such divestiture could depress our stock price and/or have an adverse effect on the Company's financial condition and leverage.

        As a closing condition of the Transaction and also as a requirement to comply with the PLR from the IRS (which is itself a closing condition of the Transaction), each of Ashford Trust and Braemar will need to divest their respective holdings of the Company's common stock. Ashford Trust and Braemar collectively own 793,043 shares of common stock in the Company, which is approximately 30.3% of the Company's shares outstanding as of September 13, 2019. Such a divestiture could be implemented through a negotiated buyback of the Company's common stock by the Company, through a spin-off of such common stock by Ashford Trust and Braemar to their respective shareholders, through a combination of these methods, or any other transaction or structure designed to satisfy this divestiture condition. The method of accomplishing this divesture condition could depress the price of the Company's common stock and/or have an adverse effect on our financial condition and leverage.

        If the Company purchases its own common stock from Ashford Trust and Braemar, it may need to raise cash to execute such a purchase, either through a drawdown of its credit line or by otherwise borrowing money, either of which would result in an increase of the Company's leverage. See "If the Company draws down on its line of credit or otherwise borrows money in order to purchase its common shares from Ashford Trust and Braemar, this would result in the Company being more leveraged, which increases our vulnerability to adverse changes in our business or general economic conditions and could make it more difficult for the Company to raise additional money in the future" below. If Ashford Trust and Braemar decide to spin-off their shares to their respective shareholders, this could result in significant price declines in the stock of the Company and New Nevada Holdco. See "The market price of the Company's common stock and New Nevada Holdco's common stock may decline compared to the historical market price of the Company's common stock as a result of the Transaction" and "Sales of substantial amounts of the Company's common stock and New Nevada Holdco's common stock in the public markets, or the perception that they might occur, including as a result of the divestiture of the Company's common stock by Ashford Trust and Braemar in connection with the Transaction, or when the transfer restrictions under the Investor Rights Agreement end in 2023, could cause the market price of New Nevada Holdco's common stock to decline" below.

If the Company draws down on its line of credit, or otherwise borrows money in order to purchase its common shares from Ashford Trust and Braemar, this would result in the Company being more leveraged, which increases our vulnerability to adverse changes in our business or general economic conditions and could make it more difficult for the Company to raise additional capital in the future.

        If the Company draws down on its line of credit, or otherwise borrows money in order to purchase its common shares from Ashford Trust and Braemar, this would result in Ashford Inc. being more leveraged. Such an increase in our level of indebtedness could have several effects on our future operations, including, without limitation, increased vulnerability to adverse changes in our business, industry conditions, competitive pressures, and general economic conditions. Additionally, increased indebtedness could give us less flexibility to obtain additional financing on attractive terms for working capital, capital expenditures, strategic investments or general corporate purposes.

The market price of the Company's common stock and New Nevada Holdco's common stock may decline compared to the historical market price of the Company's common stock as a result of the Transaction.

        The market price of the Company's common stock could decline during the period between signing and closing of the Transaction. On May 31, 2019, immediately before the Merger was publicly announced, the closing price of the Company's common stock was $44.52. On September 13, 2019, the closing price of the Company's common stock was $25.37, representing a decline in the price of the common stock of approximately 43%. Such declines in the value of the Company's common stock may continue, including as a result of Ashford Trust's and Braemar's anticipated divestiture of the 793,043 shares of common stock in the Company they collectively own, which is a condition to the closing of the Transaction and which shares represent, in the aggregate, approximately 30.3% of the Company's shares outstanding as of September 13, 2019. In the twenty trading days prior to and including September 13, 2019, an average of 7,247 of the Company's shares was traded on a daily basis. In light of the historical trading volume of the Company's shares, sales of shares by Ashford Trust or Braemar (or sales by holders who receive such shares from Ashford Trust or Braemar, including if such shares are distributed to Ashford Trust's or Braemar's stockholders) could cause the price of the Company's shares to decline.

        In addition, the market price of the Company's common stock (prior to the closing of the Merger) and New Nevada Holdco's common stock (after the closing of the Merger) may decline compared to the historical market price of the Company's common stock as a result of the Transaction if New Nevada Holdco is not perceived as likely to, or does not, achieve the benefits of the Transaction as rapidly or to the extent anticipated by the Company or by financial or industry analysts, or the effect of the Transaction on New Nevada Holdco's financial results is not consistent with the expectations of the Company or financial or industry analysts. The Transaction is expected to be accretive to the Company's performance metrics, including after taking into account the possible future exchange of the Series D Convertible Preferred Stock into New Nevada Holdco common stock. The extent and duration of any accretion will depend on several factors, including the amount of transaction-related expenses that are charged against the Company's earnings. If expenses charged against earnings are higher than the Company expected, the amount of accretion in the first and second year after the closing of the Transaction could be less than currently anticipated, and the Transaction may not turn out to be accretive or may be less accretive than currently anticipated. In such event, the price of New Nevada Holdco's common stock could decline.

        In addition, the risks associated with implementing New Nevada Holdco's long-term business plan and strategy following the Transaction may be different from the risks related to the Company's existing business, and the trading price of the Company's common stock could be adversely affected.

Sales of substantial amounts of the Company's common stock and New Nevada Holdco's common stock in the public markets, or the perception that they might occur, including as a result of the divestiture of the Company's common stock by Ashford Trust and Braemar in connection with the Transaction, or when the transfer restrictions under the Investor Rights Agreement end in 2023, could cause the market price of New Nevada Holdco's common stock to decline.

        If Ashford Trust and Braemar sell their shares in the Company (or if holders who receive such shares from Ashford Trust and Braemar sell such shares, including if such shares are distributed to Ashford Trust's or Braemar's stockholders), such sales could cause the Company's common stock to decline. As of September 13, 2019, Ashford Trust and Braemar collectively own 793,043 shares of common stock in the Company. If both Ashford Trust and Braemar divest themselves of their holdings in the Company's common stock, this would result in approximately 30.3% of the Company's common stock being distributed prior to the closing of the Merger. If Ashford Trust and Braemar decide to spin-off their holdings of the Company's common stock to their stockholders, it is possible that some of those stockholders would decide to sell their shares of the Company's common stock on the public market, which could result in a significant decline in price before the closing of the Merger. In the twenty trading days prior to and including September 13, 2019, an average of 7,247 of the Company's shares was traded on a daily basis. In light of the historical trading volume of the Company's shares, sales of shares by Ashford Trust and Braemar (or sales by holders who receive such shares from Ashford Trust or Braemar) could cause the price of the Company's shares to decline.

        In addition, secondary sales of a substantial number of shares of the Company's common stock (prior to the closing of the Merger) and New Nevada Holdco's common stock (after the closing of the

Merger) into the public market, or the perception that these sales might occur, could cause the market price of New Nevada Holdco's common stock to decline and may make it more difficult for you to sell your common stock at a time and price that you deem appropriate. Pursuant to the Investor Rights Agreement, for five years after the closing of the Transaction, each of the Covered Investors (as defined in the Investor Rights Agreement) is prohibited from selling or otherwise transferring New Nevada Holdco common stock or Series D Convertible Preferred Stock to any person who is or would become, together with such person's affiliates and associates, a beneficial owner of 10% or more of the shares of New Nevada Holdco common stock, considering the Series D Convertible Preferred Stock on an as-converted basis, subject to specified exceptions. After such transfer restrictions expire, all of the shares of New Nevada Holdco common stock or Series D Convertible Preferred Stock owned by the Covered Investors will be eligible for sale in the public market, subject to compliance with applicable regulatory limitations.

        The market price of New Nevada Holdco's common stock could decline as a result of the sale of a substantial number of shares of New Nevada Holdco's common stock in the public market, the availability of shares of New Nevada Holdco's common stock for sale, or the perception in the market that the holders of a large number of shares of New Nevada Holdco's common stock intend to sell.

Risks Related to Ashford Inc.

The asset management, advisory and hospitality products and services businesses are highly competitive.

        The asset management, advisory and hospitality products and services businesses are highly competitive. Competition in these businesses is driven by a variety of factors including: asset and investment performance; the quality of service provided to the companies we advise; investor perception of an asset and investment manager's drive, focus and alignment of interest; terms of investment, including the level of fees and expenses charged for services; our actual or perceived financial condition, liquidity and stability; the duration of relationships with investors; brand recognition; and business reputation. We expect to face competition primarily from other asset, service and investment management firms. A number of factors serve to increase our competitive risks, including but not limited to:

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  other asset managers or advisors may have greater financial, technical, marketing and other resources and more personnel than we do;

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  other asset managers or advisors may offer more products and services than we do or be more adept at developing, marketing and managing new products and services than we are;

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  Ashford Trust, Braemar and other companies that we may advise may not perform as well as the clients of other asset managers;

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  several other asset managers or advisors and their clients have significant amounts of capital and many of them have similar management and investment objectives to ours which may create additional competition for advisory opportunities;

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  some of these other asset managers' or advisors' clients may also have a lower cost of capital and access to funding sources that are not available to us or the companies that we advise, which may create competitive disadvantages for us with respect to funding opportunities;

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  some of these other asset managers' or advisors' clients may have higher risk tolerance, different risk assessment or a lower return threshold, which could allow them to facilitate the acquisition and management by their clients of a wider variety of assets and allow them to consider a broader range of investments and to advise their clients to bid more aggressively for investment opportunities on which we would advise our clients to bid;

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  there are relatively few barriers to entry impeding new asset management or advisory companies and the successful efforts of new entrants into the asset management businesses are expected to continue to result in increased competition;

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  some other asset managers or advisors may have better expertise or be regarded by potential clients as having better expertise with regard to specific assets or investments;

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  other asset managers or advisors may have more scalable platforms and may operate more efficiently than us;

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  other asset managers or advisors may have better brand recognition than us, and there is no assurance that we will maintain a positive brand in the future;

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  other industry participants may from time to time seek to recruit members of our management or investment teams and other employees away from us;

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  an increase in the allocation of capital to our asset strategies by institutional and individual investors could lead to a reduction in the size and duration of pricing inefficiencies that we may seek to exploit;

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  a decrease in the allocation of capital to our asset strategies could intensify competition for that capital and lead to difficulty in raising new capital; and

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  the market for qualified professionals is intensely competitive, and our ability to continue to compete effectively will also depend upon our ability to attract, retain and motivate our employees.

        Our inability to effectively compete in these and other areas may have an adverse effect on our business, results of operations and financial condition.

The investments of the entities we currently advise and provide other products and services to are concentrated in the hotel industry. Our business would be adversely affected by an economic downturn in that sector, and we will be significantly influenced by the economies and other conditions in the specific markets in which our asset management clients operate.

        Substantially all of the investments of Ashford Trust and Braemar, and the investments of clients we provide other products and services to, are concentrated in the hotel industry. These concentrations may expose such entities, and therefore us, to the risk of economic downturns in the hotel real estate sector to a greater extent than if the investments of such entities were diversified across other sectors of the real estate or other industries. Similarly, we are particularly susceptible to adverse market conditions in areas in which our asset management clients have high concentrations of properties. Industry downturns, relocation of businesses, any oversupply of hotel rooms, a reduction in lodging demand or other adverse economic developments in the hotel industry generally or in areas where our asset management clients have a high concentration of properties could adversely affect us.

Failure of the hotel industry to exhibit sustained improvement or to improve as expected may adversely affect us.

        Failure of the hotel industry to exhibit sustained improvement or to improve as expected may adversely affect us and our future business plans. There can be no assurance as to whether or to what extent, lodging industry fundamentals will remain stable or continue to improve. If conditions in the industry do not remain stable or improve as expected, or deteriorate, we may be adversely affected.

We are subject to substantial regulation, numerous contractual obligations and extensive internal policies and failure to comply with these matters could have a material adverse effect on our business, financial condition and results of operations.

        We and our subsidiaries will be subject to substantial regulation, numerous contractual obligations and extensive internal policies. Given our organizational structure, we are subject to regulation by the SEC, the IRS and other federal, state and local governmental bodies and agencies. We also will be responsible for managing the regulatory aspects of Ashford Trust and Braemar, including compliance with applicable REIT rules. These regulations are extensive, complex and require substantial management time and attention. If we fail to comply with any of the regulations that apply to our business or the businesses of Ashford Trust, Braemar or other entities that we advise, we could be subjected to extensive investigations as well as substantial penalties, and our business and operations could be materially adversely affected. We also will have numerous contractual obligations that we must adhere to on a continuous basis to operate our business, the default of which could have a material adverse effect on our business and financial condition. While we have designed policies to appropriately operate our business and the entities we advise, these internal policies may not be effective in all regards and, further, if we fail to comply with our internal policies, we could be subjected to additional risk and liability.

We may do business internationally, which may subject us to numerous political, economic, market, reputational, operational, legal, regulatory and other risks that could adversely impact our business and results of operations.

        We have limited experience operating internationally but we may do so in the future, in our capacity as advisor to an entity with international operations. As a result of any future international operations conducted by us, our business and financial results in the future could be adversely affected due to currency fluctuations, social or judicial instability, acts or threats of terrorism, changes in governmental policies or policies of central banks, expropriation, nationalization and/or confiscation of assets, price controls, fund transfer restrictions, capital controls, exchange rate controls, taxes, inadequate intellectual property protection, unfavorable political and diplomatic developments, changes in legislation or regulations and other additional international developments or restrictive actions. These risks are especially acute in emerging markets. Many non-U.S. jurisdictions in which we may do business have been negatively impacted by recessionary conditions. These jurisdictions may continue to experience increasing levels of stress. In addition, the risk of default on sovereign debt in some non-U.S. jurisdictions could expose us to substantial losses. Any such unfavorable conditions or developments could have an adverse impact on our businesses and results of operations.

        We may also experience difficulty entering new international markets due to regulatory barriers, the necessity of adapting to new regulatory systems and problems related to entering new markets with different cultural bases and political systems. These difficulties may prevent, or significantly increase the cost of, our international expansion.

        In addition, changes in policies or laws of the U.S. or foreign governments resulting in, among other things, higher taxation, currency conversion limitations, restrictions on fund transfers or the expropriation of private enterprises, could reduce the anticipated benefits of our international expansion. Any actions by countries in which we conduct business to reverse policies that encourage investment could adversely affect our business. If we fail to realize the anticipated growth of our future international operations, our business and operating results could suffer.

Our ability to raise capital and attract investors for our existing and potential advisory clients and our performance is critical to our ability to earn fees and grow our businesses.

        The base advisory fees that we earn in our asset management business are based on the total market capitalization of the entities that we advise. Accordingly, our base fees are expected to increase if we are able to successfully raise capital in the equity markets for our existing and potential clients. Further, the incentive fees we earn in our asset management business will be primarily driven by the outperformance of our clients as compared with their respective peers, based on total stockholder return.

        Our ability to earn these fees is subject to a number of risks, many of which are beyond our control, including monetary and fiscal policies, domestic and international economic conditions, political considerations and capital markets. To the extent that general capital markets activity slows down or comes to a halt, our clients may have difficulty growing. This risk is based on micro- and macro-economic market factors including but not limited to disruptions in the debt and equity capital markets, resulting in the lack of access to capital or prohibitively high costs of obtaining or replacing capital. Despite recent improvements, the markets could suffer another severe downturn and another liquidity crisis could emerge.

We are predominantly dependent on Ashford Trust and Braemar as our only current asset management clients for a substantial portion of our operating revenue, the loss of either of which, or their failure or inability to pay any amounts owed to us, including under their advisory agreements, could adversely affect our business, financial condition, prospects and results of operations. Ashford Trust and Braemar are also customers of our consolidated subsidiaries that provide products and services to the hospitality industry.

        Ashford Trust and Braemar are the only companies for which we currently provide asset management advisory services. Ashford Trust and Braemar are also customers of our consolidated subsidiaries that provide products and services to the hospitality industry. Therefore, our business is subject to the risks of the businesses of each entity. The loss or failure of either company, termination of either advisory agreement, the failure or inability of either company to pay us any amounts owed under their respective advisory agreements or other contracts, and particularly their failure or inability to pay all or a portion of any applicable termination fee, would adversely affect our business, financial condition, prospects and results of operations. Additionally, these companies could sell assets over time, decreasing their market capitalization, and thereby cause our advisory fees and other revenues to decrease, which would adversely affect our results of operations and financial condition.

We depend on our key personnel with long-standing business relationships. The loss of such key personnel could threaten our ability to operate our business successfully.

        Our future success depends, to a significant extent, upon the continued services of our management team and key employees of the businesses we have acquired and may in the future acquire. In particular, the hotel industry and/or investment experience of Mr. Monty J. Bennett, Mr. Douglas A. Kessler, Mr. Richard J. Stockton, Mr. Robert G. Haiman, Mr. Deric S. Eubanks, Mr. Jeremy J. Welter, Mr. Mark L. Nunneley and Mr. J. Robison Hays, III, and the extent and nature of the relationships they have developed with hotel franchisors, operators, and owners and hotel lending and other financial institutions are critically important to the success of our business. The loss of services of one or more members of our management or investment teams could harm our business and our prospects.

The prior performance of Ashford Trust and Braemar is not indicative of our future performance.

        We have presented information in this proxy statement/prospectus regarding the historical results of Ashford Trust and Braemar. When considering this information you should consider that the historical results of Ashford Trust and Braemar are not indicative of the future results that you should expect from us or our common stock. There are significant differences between Ashford Trust and Braemar and us, and our financial condition and results of operations could vary significantly because our investment, financing, business and other strategies differ from those of Ashford Trust and Braemar.

        As described elsewhere in this document, our future results are subject to many uncertainties and other factors that could cause our financial condition and results of operations to be materially different than that of Ashford Trust and Braemar.

If we are unable to satisfy the requirements of Section 404 of the Sarbanes-Oxley Act or our internal control over financial reporting is not effective, the reliability of our financial statements may be questioned and our stock price may suffer.

        Section 404 of the Sarbanes-Oxley Act requires any company subject to the reporting requirements of the U.S. securities laws to do a comprehensive evaluation of its and its consolidated subsidiaries' internal control over financial reporting. To comply with this statute, we will eventually be required to document and test our internal control procedures, our management will be required to assess and issue a report concerning our internal control over financial reporting, and our independent auditors will be required to issue an opinion on their audit of our internal control over financial reporting. The rules governing the standards that must be met for management to assess our internal control over financial reporting are complex and require significant documentation, testing and possible remediation to meet the detailed standards under the rules. During the course of its testing, our management may identify material weaknesses or deficiencies which may not be remedied in time to meet the deadline imposed by the Sarbanes-Oxley Act. If our management cannot favorably assess the effectiveness of our internal control over financial reporting, or our auditors identify material weaknesses in our internal controls, investor confidence in our financial results may weaken, and our stock price may suffer.

Our platform may not be as scalable as we anticipate, and we could face difficulties growing our business without significant new investment in personnel and infrastructure.

        While we believe our platform for operating our business is highly scalable and can support significant growth without substantial new investment in personnel and infrastructure on a relative basis, we may be wrong in that assessment. It is possible that if our business grows substantially, we will need to make significant new investment in personnel and infrastructure to support that growth. We may be unable to make significant investments on a timely basis or at reasonable costs, and our failure in this regard could disrupt our business and operations.

If our portfolio management techniques and strategies are not effective, we may be exposed to material unanticipated losses.

        Our portfolio management techniques and strategies may not fully mitigate the risk exposure of our operations in all economic or market environments, or against all types of risk, including risks that we might fail to identify or anticipate. Any failures in our portfolio management techniques and strategies to accurately quantify such risk exposure could limit our ability to manage risks in our operations and could result in losses.

We may grow our business through the acquisition of asset management services contracts, assets or companies, which entails substantial risk.

        We may determine to grow our business through the acquisition of asset management, services contracts, assets or companies. Such acquisitions entail substantial risk. During our due diligence of such acquisitions, we may not discover all relevant liabilities and we may have limited, if any, recourse against the sellers. We also may not successfully integrate the asset contracts or companies that we acquire into our business and operations, which could have a material adverse effect on our results of operation and financial condition. Additionally, to the extent such acquisitions result in us entering new lines of business, we may become subject to new laws and regulations with which we are not familiar, or from which we are currently exempt, potentially leading to increased litigation and regulatory risk. Moreover, we may grow our business through joint ventures, in which case we will be subject to additional risks and uncertainties in that we may be dependent upon, and subject to liability, losses or reputational damage relating to systems, control and personnel that are not under our control.

Our organizational documents do not limit our ability to enter into new lines of businesses, and we may expand into new investment strategies, geographic markets and businesses, each of which may result in additional risks and uncertainties in our businesses.

        We may, to the extent that market conditions permit, grow our business and expand into new investment strategies, geographic markets and businesses. Our organizational documents do not limit us to the management of assets or operation of service businesses within the hospitality industry. Accordingly, we may pursue growth through acquisitions of asset management and service contracts, assets or companies, acquisitions of critical business partners or other strategic initiatives. To the extent we make strategic investments or acquisitions, undertake other strategic initiatives or enter into a new line of business, we will face numerous risks and uncertainties, including risks associated with: (i) the required investment of capital and other resources; (ii) the possibility that we have insufficient expertise to engage in such activities profitably or without incurring inappropriate amounts of risk; (iii) combining or integrating operational and management systems and controls; and (iv) the broadening of our geographic footprint, including the risks associated with conducting operations in non-U.S. jurisdictions. Entry into certain lines of business may subject us to new laws and regulations with which we are not familiar, or from which we are currently exempt, and may lead to increased litigation and regulatory risk. If a new business generates insufficient revenues or if we are unable to efficiently manage our expanded operations, our results of operations will be adversely affected. Our strategic initiatives may include joint ventures, in which case we will be subject to additional risks and uncertainties in that we may be dependent upon, and subject to liability, losses or reputational damage relating to systems, controls and personnel that are not under our control.

Our charter designates the Circuit Court for Baltimore City, Maryland, or if that Court does not have jurisdiction because the action asserts a federal claim, the United States District Court for the District of Maryland, Baltimore Division as the sole and exclusive forum for certain types of actions and proceedings that may be initiated by our stockholders, which could limit our stockholders' ability to obtain a favorable judicial forum for disputes with us or our directors, officers or employees.

        Our charter provides that, unless we consent in writing to the selection of an alternative forum, the Circuit Court for Baltimore City, Maryland, or if that Court does not have jurisdiction because the action asserts a federal claim, the United States District Court for the District of Maryland, Baltimore Division is the sole and exclusive forum for: (i) any derivative action or proceeding brought on our behalf; (ii) any action asserting a claim of breach of a fiduciary duty owed by any of our directors, officers or other employees to us or our stockholders or any breach of a standard of conduct of directors; (iii) any action asserting a claim against us or any of our directors, officers, employees or agents arising pursuant to any provision of the MGCL, our charter or bylaws; or (iv) any other action asserting a claim against us or any of our directors, officers, employees or agents that is governed by the internal affairs doctrine. Any person or entity purchasing or otherwise acquiring or holding any interest in shares of our capital stock shall be deemed to have notice of and to have consented to the provisions of our constituent documents described above. This choice of forum provision may limit a stockholder's ability to bring a claim in a judicial forum that it finds favorable for disputes with us or our directors, officers or other employees, which may discourage such lawsuits against us and our directors, officers and employees. Alternatively, if a court were to find these provisions of our constituent documents inapplicable to, or unenforceable in respect of, one or more of the specified types of actions or proceedings, we may incur additional costs associated with resolving such matters in other jurisdictions, which could adversely affect our business, financial condition and results of operations. Our charter cannot be amended unless our board of directors recommends an amendment and our stockholders approve the amendment.

For as long as we are an emerging growth company, we will not be required to comply with certain reporting requirements, including those relating to disclosure about our executive compensation, that apply to other public companies unless we opt to do so.

        We are subject to reporting and other obligations under the Exchange Act. In April 2012, the Jumpstart Our Business Startups Act ("JOBS Act") was enacted into law. The JOBS Act contains provisions that, among other things, relax certain reporting requirements for "emerging growth companies," including certain requirements relating to accounting standards and compensation disclosure unless we irrevocably opt to comply with such requirements. We are an "emerging growth company" as defined in the JOBS Act. For as long as we are an emerging growth company, which may be up to December 31, 2019, unlike other public companies, we will not be required to:

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  provide an auditor's attestation report on management's assessment of the effectiveness of our system of internal control over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act,

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  comply with any new requirements adopted by the Public Company Accounting Oversight Board requiring mandatory audit firm rotation or a supplement to the auditor's report in which the auditor would be required to provide additional information about the audit and the financial statements of the issuer,

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  provide certain disclosure regarding executive compensation, or

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  hold stockholder advisory votes on executive compensation.

        We have irrevocably opted into complying with any new or revised financial accounting standards applicable to public companies and thus will be required to comply with such standards.

Our status as an "emerging growth company" under the JOBS Act may make it more difficult to raise capital as and when we need it.

        Because of the exemptions from various reporting requirements provided to us as an "emerging growth company" and because we will have an extended transition period for complying with accounting standards newly issued or revised after April 5, 2012, we may be less attractive to investors, and it may be difficult for us to raise additional capital as and when we need it. Investors may be unable to compare our business with other companies in our industry if they believe that our financial accounting is not as transparent as other companies in our industry. If we are unable to raise additional capital as and when we need it, our financial condition and results of operations may be materially and adversely affected.

We are subject to financial reporting and other requirements for which our accounting, internal audit and other management systems and resources may not be adequately prepared, and we may not be able to accurately report our financial results.

        Following Ashford OAINC Inc.'s spin-off from Ashford Trust and the subsequent holding company reorganization in connection with the acquisition of Premier, which closed in August 2018, we became the successor issuer of Ashford OAINC Inc. pursuant to Rule 12g-3 of the Exchange Act, and became subject to reporting and other obligations under the Exchange Act, including the requirements of

Section 404 of the Sarbanes-Oxley Act. Section 404(a) requires annual management assessments of the effectiveness of our internal controls over financial reporting. These reporting and other obligations place significant demands on our management, administrative, operational, internal audit and accounting resources and cause us to incur significant expenses. We may need to upgrade our systems or create new systems; implement additional financial and management controls, reporting systems and procedures; expand our internal audit function; and hire additional accounting, internal audit and finance staff. If we are unable to accomplish these objectives in a timely and effective fashion, our ability to comply with the financial reporting requirements and other rules that apply to reporting companies could be impaired. Any failure to achieve and maintain effective internal controls could have a material adverse effect on our business, operating results and stock price.

        For as long as we are an "emerging growth company" under the JOBS Act, our independent registered public accounting firm will not be required to attest to the effectiveness of our internal control over financial reporting pursuant to Section 404(b). We will cease to be an emerging growth company on December 31, 2019. An independent assessment of the effectiveness of our internal controls could detect problems that our management's assessment might not. Undetected material weaknesses in our internal controls could lead to financial statement restatements and require us to incur the expense of remediation.

We are increasingly dependent on information technology, and potential cyber-attacks, security problems or other disruption and expanding social media vehicles present new risks.

        The protection of business partner, employee and company data is critically important to us. We rely on information technology networks and systems, including the Internet, to process, transmit and store electronic information, and to manage or support a variety of business processes, including financial transactions and records, personal identifying information, billing and operating data. The collection and use of personally identifiable information is governed by federal and state laws and regulations. Privacy and information security laws continue to evolve and may be inconsistent from one jurisdiction to another. Compliance with all such laws and regulations may increase the Company's operating costs and adversely impact the Company's ability to market the Company's properties and services.

        We may purchase some of our information technology from vendors, on whom our systems depend, and rely on commercially available systems, software, tools and monitoring to provide security for processing, transmission and storage of confidential operator and other customer information. We depend upon the secure transmission of this information over public networks. Our networks and storage applications are subject to unauthorized access by hackers or others through cyber-attacks, which are rapidly evolving and becoming increasingly sophisticated, or by other means, or may be breached due to operator error, malfeasance or other system disruptions. Privacy and information security risks have generally increased in recent years because of the proliferation of new technologies, such as ransomware, and the increased sophistication and activities of perpetrators of cyber-attacks. In light of the increased risks, we have dedicated additional resources to strengthening the security of our computer systems. In the future, we may expend additional resources to continue to enhance our information security measures and/or to investigate and remediate any information security vulnerabilities. Despite these steps, there can be no assurance that we will not suffer a significant data security incident in the future, that unauthorized parties will not gain access to sensitive data stored on our systems or that any such incident will be discovered in a timely manner. In some cases, it will be difficult to anticipate or immediately detect such incidents and the damage caused thereby. Any significant breakdown, invasion, destruction, interruption or leakage of our systems could harm us or our reputation and brand and we may be exposed to a risk of loss or litigation and possible liability, including, without limitation, loss related to the fact that agreements with our vendors, or our vendors' financial condition, may not allow us to recover all costs related to a cyber-breach for which they alone are responsible for or which we are jointly responsible for, which could result in a material adverse effect on our business, results of operations and financial condition.

        In addition, the use of social media could cause us to suffer brand damage or information leakage. Negative posts or comments about us on any social networking website could damage our reputation. In addition, employees or others might disclose non-public sensitive information relating to our business through external media channels. The continuing evolution of social media will present us with new challenges and risks.

Climate change may adversely affect our business.

        To the extent that climate change does occur, we may experience extreme weather and changes in precipitation and temperature, all of which may result in physical damage or a decrease in demand for properties owned by Ashford Trust or Braemar located in the areas affected by these conditions. Should the impact of climate change be material in nature or occur for lengthy periods of time, our financial condition or results of operations would be adversely affected.

Changes in laws, regulations or policies may adversely affect our business.

        The laws and regulations governing our business or the businesses of our clients, or the regulatory or enforcement environment at the federal level or in any of the states in which we or our clients operate, may change at any time and may have an adverse effect on our business. For example, the Patient Protection and Affordable Care Act of 2010 will significantly affect the administration of health care services and could significantly impact our cost of providing employees with health care insurance. The Tax Cuts and Jobs Act may limit the future deductions of interest expense we may incur. We are unable to predict how these or any other future legislative or regulatory proposals or programs will be administered or implemented or in what form, or whether any additional or similar changes to statutes or regulations, including the interpretation or implementation thereof, will occur in the future. Any such action could affect us in substantial and unpredictable ways and could have an adverse effect on our results of operations and financial condition. Our inability to remain in compliance with regulatory requirements in a particular jurisdiction could have a material adverse effect on our operations in that market and on our reputation generally. No assurance can be given that applicable laws or regulations will not be amended or construed differently or that new laws and regulations will not be adopted, either of which could materially adversely affect our business, financial condition or results of operations.

Risks Related to New Nevada Holdco

Certain provisions of Nevada law could inhibit changes in control.

        Certain provisions of the Nevada Revised Statutes (as in effect as of October 1, 2019, the "NRS") may have the effect of inhibiting a third-party from making a proposal to acquire New Nevada Holdco under circumstances that otherwise could provide New Nevada Holdco stockholders with the opportunity to realize a premium over the then-prevailing market price of New Nevada Holdco common stock or a "control premium" for their shares or inhibit a transaction that might otherwise be viewed as being in the best interest of New Nevada Holdco's stockholders. These provisions include:

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  "business combination" provisions that, subject to limitations, prohibit certain business combinations between New Nevada Holdco and an "interested stockholder" (defined generally as any person who beneficially owns 10% or more of the voting power of New Nevada Holdco's shares and, if specified conditions exist, certain of New Nevada Holdco's affiliates) for two years after the date on which the stockholder first becomes an interested stockholder, and thereafter continues to prohibit such combinations unless specified conditions are satisfied;

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  "control share" provisions that provide that "control shares" of our company (defined as shares which, when aggregated with other shares controlled by the stockholder, entitle the stockholder to exercise one of three increasing ranges of voting power in electing directors(a "controlling interest"), together with shares acquired within 90 days immediately before acquisition of the controlling interest) have no voting rights except to the extent approved by our stockholders by the affirmative vote of at least a majority of New Nevada Holdco's voting power, excluding all interested shares;

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  "constituency" provisions that allow the directors to consider a wide range of interests, such as those of employees and the community, in their decision making. The constituency provisions apply to takeovers and would allow the directors to respond based on considerations other than the stockholders; and

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  provisions which generally prohibit the removal of a director by less than two-thirds of the voting power of the corporation.

        New Nevada Holdco's charter will contain a provision opting out of the business combinations statutes. Furthermore, those provisions only apply to corporations that have 200 or more stockholders of record, as distinct from beneficial owners. As of September 13, 2019, we had 122 stockholders of record, and we anticipate that, after giving effect to the Transactions, New Nevada Holdco will have approximately the same number of stockholders of record.

        Pursuant to Section 78.378(1) of the NRS, New Nevada Holdco has elected not to be governed by the provisions of Nevada state law applicable to the acquisition of a controlling interest in the stock of New Nevada Holdco, as set forth in NRS Sections 78.378 to 78.3793, involving the acquisition of a controlling interest in the stock of New Nevada Holdco by: (i) Mr. Archie Bennett, Jr.; (ii) Mr. Monty J. Bennett; (iii) MJB Investments; (iv) any present or future affiliate of Mr. Archie Bennett, Jr. or Mr. Monty J. Bennett; (v) Ashford Trust; (vi) Braemar; or (vii) any other entity that is advised by New Nevada Holdco or its controlled affiliates through an advisory agreement. In addition, the control share provisions only apply to corporations that have 200 or more stockholders of record, at least 100 of whom have had Nevada addresses appearing on the stock ledger of the corporation for at least 90 days before the date on which the applicability of those provisions is determined. As of September 13, 2019, one of our record stockholders had a Nevada address appearing on our stock ledger.

        In addition, the NRS provides that, except where the action impedes the rights of stockholders to vote for or remove directors, an act of a director relating to or affecting an acquisition or a potential acquisition of control of a corporation is not subject to a higher duty or greater scrutiny than is applied to any other act of a director. Hence, directors of a Nevada corporation may not be required to act in certain takeover situations under the same standards or be subject to the same standard of judicial review as apply in Delaware and some other corporate jurisdictions.

Stockholders will have limited control over changes in New Nevada Holdco's policies and operations, which increases the uncertainty and risks they face as stockholders.

        New Nevada Holdco's board of directors determines its major policies, including its policies regarding growth and distributions. Under the NRS, the authority to manage New Nevada Holdco's business and affairs is vested in its board of directors. New Nevada Holdco's board of directors may amend or revise its corporate policies without a vote of its stockholders. New Nevada Holdco may change its corporate policies without stockholder notice or consent, which could result in investments or activities that are different than, or in different proportion than, those described in this proxy statement/prospectus. Under the NRS, and as will be provided under New Nevada Holdco's charter and bylaws, stockholders will have a right to vote only on limited matters. New Nevada Holdco's board of directors' broad discretion in setting policies and stockholders' inability to exert control over those policies increases the uncertainty and risks stockholders face.

New Nevada Holdco's charter will designate the Business Court of the Eighth Judicial District Court of the State of Nevada, or if this Court does not have jurisdiction because the action asserts a federal claim, the United States District Court for the District of Nevada, Southern Division, as the sole and exclusive forum for certain types of actions and proceedings that may be initiated by New Nevada Holdco's stockholders, which could limit New Nevada Holdco's stockholders' ability to obtain a favorable judicial forum for disputes with New Nevada Holdco or New Nevada Holdco's directors, officers or employees.

        While the corporation has the option to consent to the selection of an alternative forum, New Nevada Holdco's charter will provide that the Business Court of the Eighth Judicial District of the State of Nevada, or if this Court does not have jurisdiction because the action asserts a federal claim, the United States District Court for the District of Nevada, Southern Division, are the sole and exclusive forums for: (i) any derivative action or proceeding brought on the corporation's behalf; (ii) any action asserting a claim of breach of a fiduciary duty owed by any of the corporation's directors, officers, employees, or agents in such capacity; or (iii) any action arising pursuant to, or to interpret, apply, enforce or determine the validity of, any provision of Nevada's business association statutes, the corporation's articles of incorporation and bylaws or any agreement entered into pursuant to the statute governing voting trusts to which the corporation is a party or of which the corporation is a beneficiary. This choice of forum provision may limit a stockholder's ability to bring a claim in a judicial forum that it finds favorable for disputes with New Nevada Holdco or its directors, officers, employees, or agents, which may discourage such lawsuits against New Nevada Holdco and its directors, officers, employees, and agents. Alternatively, if a court were to find these provisions of New Nevada Holdco's charter inapplicable to, or unenforceable in respect of, one or more of the specified types of actions or proceedings, the corporation may incur additional costs associated with resolving such matters in other jurisdictions, which could adversely affect its business, financial condition and results of operations. At the effective time of the merger, New Nevada Holdco's charter cannot be amended unless its board of directors recommends an amendment and its stockholders approve the amendment.

Risks Related to Ashford Inc.'s Conflicts of Interest

Our separation and distribution agreement, our advisory agreements, our amended and restated mutual exclusivity agreements, the tax matters agreement and other agreements entered into in connection with the spin-off from Ashford Trust of Ashford OAINC Inc., and the agreements entered into with Ashford Trust and Braemar in connection with the acquisition of Premier, were not negotiated on an arm's-length basis, and we may be unable to enforce or may pursue less vigorous enforcement of their terms because of conflicts of interest with certain of our executive officers and directors and key employees of Ashford Trust and Braemar and/or pending or future legal proceedings.

        Because certain of our officers and one of our directors are also officers of Ashford Trust and Braemar and have ownership interests in Ashford Trust and Braemar, our separation and distribution agreement, our advisory agreements, our amended and restated mutual exclusivity agreements, the tax matters agreement and other agreements entered into in connection with the spin-off of Ashford OAINC Inc. from Ashford Trust, and the agreements entered into with Ashford Trust and Braemar in connection with the acquisition of Premier, were not negotiated on an arm's-length basis, and we did not have the benefit of arm's-length negotiations of the type normally conducted with an unaffiliated third party. As a result, the terms, including fees and other amounts payable, may not be as favorable to us as an arm's-length agreement. Furthermore, we may choose not to enforce, or to enforce less vigorously, our rights under these agreements because of our desire to maintain our ongoing relationship with Ashford Trust and Braemar.

Our deferred compensation obligations may dilute your interest in our common stock.

        Our deferred compensation plan has only two participants, Mr. Monty J. Bennett, our Chairman and Chief Executive Officer, and his father Mr. Archie Bennett, Jr., chairman emeritus of Ashford Trust. Both Mr. Monty J. Bennett and Mr. Archie Bennett, Jr. have elected to invest their deferred compensation accounts in our common stock. As a result, we have an obligation to issue approximately 196,000 shares of our common stock to Mr. Monty J. Bennett over five years beginning in 2021, which is the end of Mr. Monty J. Bennett's deferral period. We also have an obligation to issue approximately 6,000 shares of our common stock to Mr. Archie Bennett, Jr., over three years beginning in 2019, which is the end of Mr. Archie Bennett, Jr.'s deferral period.

Our relationships with Remington Lodging, Ashford Trust and Braemar could create significant conflicts of interest.

        Our Chief Executive Officer and Chairman of the Board, Mr. Monty J. Bennett, serves as the chief executive officer of Remington Lodging, chairman of the board of Ashford Trust and chairman of the board of Braemar. Mr. Archie Bennett, Jr. serves as the chairman emeritus of Ashford Trust. Additionally, Mr. Monty J. Bennett and his father, Mr. Archie Bennett, Jr. beneficially own, directly or indirectly, 100% of Remington Lodging and shares of Ashford Trust and Braemar's common stock. Prior to the Merger, Mr. Monty J. Bennett's obligations to Remington Lodging, Ashford Trust and Braemar reduce the time and effort he spends managing our Company, and his duties to us as a director and officer may conflict with his duties to, and pecuniary interest in, Remington Lodging, Ashford Trust and Braemar. See "Certain Relationships and Related Person Transactions."

        Ashford Trust and Braemar are also significant stockholders of the Company. As described herein, the consummation of the Transactions is subject to the completion of the divestiture by Ashford Trust and Braemar of their securities of the Company in a manner that complies with the PLR. Until such time as Ashford Trust and Braemar divest their respective holdings of the Company, our relationships with Ashford Trust and Braemar could create significant conflicts of interest.

Provisions of our charter may result in certain corporate opportunities being assigned to Ashford Trust and Braemar.

        Our charter provides that our directors and executive officers who also serve as directors or officers of Ashford Trust or Braemar may refer certain corporate opportunities to Ashford Trust or Braemar or their respective affiliates or successors. No director or officer of ours who is also serving as a director, officer consultant or agent of Ashford Trust, Braemar or any of their subsidiaries will be liable to us or to our stockholders for breach of any fiduciary duty that would otherwise exist by reason of the fact that any such individual directs a corporate opportunity (other than certain limited types of opportunities set forth in the applicable advisory agreement) to Ashford Trust, Braemar or any of their respective affiliates instead of us, or does not refer or communicate information regarding such corporate opportunities to us. Our charter also renounces all of our rights to business opportunities that are not offered to such directors and officers of Ashford Trust, Braemar or their affiliates exclusively in their capacity as directors or officers of these other entities.

Certain of our executive officers, who are also executive officers or board members of Ashford Trust, Braemar, or both, including our chairman of the board and chief executive officer, who is also an executive officer of Remington Lodging and chairman of the board of Ashford Trust and Braemar, face competing demands relating to their time as well as potential conflicts of interest, and this may adversely affect our operations.

        Some of the directors and executive officers of the Company are parties to agreements, or participants in other arrangements, that give them interests in the Transactions that may be different from, or in addition to, the interests of the Company's stockholders generally and that may create potential conflicts of interest or the appearance thereof. In addition, all of our executive officers are executive officers of Ashford Trust and Braemar (with the exception of Mr. Monty J. Bennett, our Chief Executive Officer, who is not an executive officer of Ashford Trust or Braemar, and Mr. Douglas A. Kessler, our Senior Managing Director, who is not an executive officer of Braemar), and we have one common director with Ashford Trust and Braemar, Mr. Monty J. Bennett, the Company's Chief Executive Officer and Chairman of the Board. Certain of our directors, and all of our executive officers, also have ownership interests in Ashford Trust and Braemar. See "Certain Relationships and Related Person Transactions."

        Because our executive officers have duties to Ashford Trust or Braemar, as applicable, as well as to our Company, we do not have their undivided attention. They face conflicts in allocating their time and resources between our Company, Ashford Trust and Braemar, as applicable, and they will continue to face increasing conflicts as we advise additional companies and platforms, which may adversely affect our operations.

The organization and management of Ashford Trust and Braemar, and any companies we may advise in the future, may create conflicts of interest.

        We are or will be party to advisory and other agreements with Ashford Trust and Braemar. These entities, along with any other businesses we may advise in the future, will acquire assets consistent with their respective initial investment guidelines, but in each case, we will have discretion to determine which investment opportunities satisfy each such entity's initial investment guidelines. If, however, either Ashford Trust or Braemar materially changes its investment guidelines without our express consent, we are required to use our best judgment to allocate investment opportunities to Ashford Trust, Braemar and other entities we advise, taking into account such factors as we deem relevant, in our discretion, subject to any then-existing obligations we may have to such other entities. If a portfolio investment opportunity cannot be equitably divided by asset type and acquired on the basis of such asset types in satisfaction of each such entity's investment guidelines, we will allocate investment opportunities between Ashford Trust, Braemar and any other businesses we advise in a fair and equitable manner, consistent with such entities' investment objectives. When determining the entity for which an investment opportunity would be the most suitable, our investment professionals have substantial discretion and may consider, among other factors, the following:

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  investment strategy and guidelines;

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  portfolio concentrations;

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  tax consequences;

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  regulatory restrictions;

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  liquidity requirements; and

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  financing availability.

        We may manage additional investment vehicles in the future and, in connection with the creation of such investment vehicles, may revise these allocation procedures. The result of a revision to the allocation procedures may, among other things, be to increase the number of parties who have the right to participate in investment opportunities sourced by us, increasing the risk of conflicts of interest.

        The decision of how any potential investment should be allocated among Ashford Trust, Braemar and any other companies we may advise in the future, in many cases, may be a matter of subjective judgment, which will be made by us.

        Appropriately dealing with conflicts of interest is complex and difficult, and our reputation could be damaged if we fail, or appear to fail, to deal appropriately with one or more potential or actual conflicts of interest. Litigation in connection with conflicts of interest could have a material adverse effect on our reputation, which could materially and adversely affect our business and our ability to attract investors for future vehicles.

The fiduciary duties of Ashford OAINC Inc. as the sole manager of our operating company could create conflicts of interest with our fiduciary duties to our stockholders.

        Ashford OAINC Inc., as the sole manager of Ashford Hospitality Holdings, LLC, which wholly owns our operating company, has fiduciary duties to the other members of Ashford Hospitality Holdings, LLC, the discharge of which may conflict with the interests of our stockholders. The operating agreement of Ashford LLC provides that, in the event of a conflict in the fiduciary duties owed by us to our stockholders and owed by Ashford OAINC Inc. in its capacity as manager of our operating company to the members of Ashford Hospitality Holdings, LLC, Ashford OAINC Inc. may act in the best interest of our stockholders without violating its fiduciary duties to the members of Ashford Hospitality Holdings, LLC or being liable for any resulting breach of its duties to the members, subject in all cases to the implied contractual covenant of good faith and fair dealing which, pursuant to Maryland law, cannot be waived. In addition, those persons holding Ashford Hospitality Holdings, LLC common units will have the right to vote on certain amendments to the operating agreement (which require approval by a majority in interest of the members, including us) and individually to approve certain amendments that would adversely affect their rights. These voting rights may be exercised in a manner that conflicts with the interests of our stockholders. For example, we are unable to modify the rights of Ashford Hospitality Holdings, LLC members to receive distributions as set forth in the operating agreement in a manner that adversely affects their rights without their consent, even though such modification might be in the best interest of our stockholders. In addition, conflicts may arise when the interests of our stockholders and the members of Ashford Hospitality Holdings, LLC diverge, particularly in circumstances in which there may be an adverse tax consequence to the members.

Our conflict of interest policy may not adequately address all of the conflicts of interest that may arise with respect to our activities.

        In order to minimize any actual or perceived conflicts of interest with our directors, officers or employees, we have adopted a conflict of interest policy to address specifically some of the conflicts relating to our activities. Under this policy, any waiver, consent, approval, modification, enforcement or elections which the Company may make pursuant to any agreement between the Company, on the one hand, and any of the following entities, on the other hand, shall be within the exclusive discretion and control of a majority of the independent directors: (a) Braemar or any of its subsidiaries; (b) Ashford Trust or any of its subsidiaries; (c) Remington, any of its subsidiaries or any other entity controlled by Mr. Monty J. Bennett and/or Mr. Archie Bennett, Jr.; and (d) any other entity advised by us or our subsidiaries. However, there is no assurance that this policy will be adequate to address all of the conflicts that may arise. In addition, the transactions and agreements entered into in connection with our formation prior to the separation and distribution have not been approved by any independent or disinterested persons.

Risks Related to Ashford Inc.'s Debt Financing

Although we do not currently have any debt at the corporate level, we have a corporate level revolving credit facility in place and may incur debt in the future, which may materially and adversely affect our financial condition and results of operations.

        While we currently do not use leverage at the corporate level, we have a corporate level revolving credit facility in place. Also certain of our subsidiaries that provide products and services to the lodging industry use debt, some of which has recourse to the Company or Ashford LLC. Our organizational documents do not limit our capacity to use leverage or limit the amount of debt that we may incur. We may, at any time, decide to use leverage to meet future capital needs. We may guarantee, at the corporate level, debt incurred by our subsidiaries. We may also, from time to time, use derivative instruments primarily to manage interest rate risk. Future indebtedness will increase our operating costs, particularly in periods of rising interest rates, and we cannot assure you that our hedging strategy and the derivatives that we use will adequately offset the risk of interest rate volatility or that our hedging transactions will not result in losses that may reduce the overall return on your investment.

SPECIAL FACTORS

Background of the Transactions

        On June 1, 2018, the Board resolved to form the Special Committee to evaluate and, if applicable, negotiate the terms of any potential acquisition by the Company of the Property Management Business of Remington, and recommend, or decline to recommend, to the Board, for approval by the Board, any such transaction. The Board selected from among its independent directors Mr. Brian Wheeler and Ms. Uno Immanivong as members of the Special Committee, with Mr. Brian Wheeler being appointed chairman.

        On August 27, 2018, Baird provided to Janney a valuation summary for the Property Management Business and formal proposal regarding a potential acquisition of the Property Management Business by the Company (the "Initial Transaction Proposal") The Initial Transaction Proposal included the following terms:

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  The acquisition by the Company of the Property Management Business in exchange for total consideration of $320 million, comprising $315 million to be paid in the form of a proposed new series of voting convertible preferred stock in the Company (the "Preferred Stock"), with a cumulative annual dividend in an amount equal to 6.50% of the face amount of the Preferred Stock, payable quarterly in arrears in cash, plus $5 million of cash to cover the Remington Sellers' transaction expenses;

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  The Preferred Stock would vote with the Company's common stock on all matters submitted to the Company's stockholders for approval, with the number of votes attributable to the Preferred Stock to be calculated on an as-converted basis;

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  The Preferred Stock would have a conversion price equal to $120 per share of the Company's common stock;

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  Until the fourth anniversary of the closing of the transaction, the aggregate voting power held by the holders of the Preferred Stock would be capped at 50% of the aggregate voting power held by all common stockholders (plus the voting power derived from currently-owned and additional shares acquired by the Remington Sellers after the closing of the transaction) (the "Voting Cap");

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  The Preferred Stock would not be callable by the Company until the tenth anniversary of the closing of the transaction, at which point the Company would have the right (the "Call Right") to cause the holders of the Preferred Stock to sell all, but not less than all, of the shares of Preferred Stock to the Company in exchange for a cash amount equal to (i) 100.5% of the par amount of the Preferred Stock, plus (ii) any accrued but unpaid dividends on the Preferred Stock (the "Preferred Cash Amount");

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  Holders of the Preferred Stock would have the right (the "Put Right") to cause the Company to acquire the Preferred Stock for an amount of cash or shares, at the election of the holders of the Preferred Stock, equal to the Preferred Cash Amount in the event of a change of control of the Company;

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  Holders of the Preferred Stock would have the right to appoint for service on the Board two directors, plus two additional directors in the event the dividend on the Preferred Stock was not paid for two quarters; and

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  Protective provisions for the benefit of the holders of the Preferred Stock similar to those set forth in the Existing IRA.

        On September 10, 2018, the Special Committee formally determined to engage Norton Rose Fulbright US LLP ("NRF") to serve as independent legal counsel to the Special Committee, Janney as independent financial advisor to the Special Committee, Riveron Consulting, LLC ("Riveron") to

perform independent financial diligence on Remington and the Property Management Business, and Miles & Stockbridge P.C. ("Miles Stockbridge"), as independent Maryland counsel. The Special Committee requested that each of NRF, Janney, Riveron, and Miles Stockbridge submit their respective terms of engagement.

        On that same day, NRF and Baker Botts L.L.P. ("Baker Botts"), counsel to the Remington Sellers, met telephonically to discuss the proposed legal structure implied by the terms of the Initial Transaction Proposal.

        On September 12, 2018, Janney sent NRF and Riveron a proposed draft of initial due diligence questions proposed to be sent by Janney to Baird in connection with the initiation of financial due diligence regarding Remington and the Property Management Business. Following discussion among NRF and Riveron, Janney provided such draft initial due diligence questions to Baird.

        On September 13, 2018, Ashford Trust and Braemar jointly submitted a draft private letter ruling request to the IRS as part of a request for a pre-submission conference regarding the potential issuance by the IRS of a ruling that Remington, once acquired by the Company, will not fail to qualify as an "eligible independent contractor" within the meaning of Section 856(d)(9)(A) of the Code, with respect to the Company's real estate investment trust clients, which was a proposed condition to the obligations of the Company and Remington in connection with the consummation of the Proposed Transaction. The draft private letter ruling sought the IRS's confirmation that qualification as an "eligible independent contractor" would not be barred on the basis that (i) the Property Management Business was carried out by a party related to the Company's real estate investment trust clients and (ii) the Company paid certain financial incentives to the subsidiaries of the Company's real estate investment trust clients. The draft private letter ruling request contemplated that both Ashford Trust and Braemar would divest their respective holdings in the Company.

        On September 18, 2018, the Special Committee met in person with Janney and NRF at the offices of NRF in Dallas, Texas to discuss Janney's initial impressions of Remington and the Property Management Business following the initiation of financial due diligence, including a side by side comparison of the Company's business compared to that of the Property Management Business. At this meeting, the Special Committee instructed Janney to prepare additional financial analysis regarding a valuation for the Property Management Business, taking into account a range of potential growth projections. The Special Committee then discussed certain key points of negotiation regarding the Initial Transaction Proposal with Janney and NRF.

        On September 21, 2018, the Special Committee met telephonically with Janney and NRF to discuss preliminary valuation considerations for the Property Management Business, based upon information that Janney had, to date, been able to compile based upon responses to its initial due diligence requests. The parties discussed the implied ranges of potential valuation and how such ranges corresponded to the amount, conversion price and dividend rate for the proposed Preferred Stock consideration. At this meeting, the Special Committee instructed Janney to prepare an analysis of a counteroffer to the Initial Transaction Proposal premised upon a $250 million to $315 million purchase price, without addressing the amount of any cash to be paid by the Company to cover the Remington Sellers' transaction expenses, paid in Preferred Stock with a cumulative annual dividend in an amount equal to 5.00% of the face amount of the Preferred Stock and a conversion price equal to $155 per share of the Company's common stock (the "Proposed Counteroffer").

        On September 26, 2018, the Special Committee met telephonically with Janney and NRF to discuss the Proposed Counteroffer, including the financial implications of such Proposed Counteroffer upon the Company and the Company's common stock. At this meeting, the Special Committee discussed with Janney and NRF implied premiums to the value of the Company's common stock implicit in the cumulative annual dividend and conversion price of the Preferred Stock. The Special

Committee instructed Janney to prepare additional valuation materials taking a range of such implied premiums into account.

        Later that same day, the Company conducted an equity offering of 270,000 shares of the Company's common stock priced at $74.50 per share, with UBS Investment Bank, RBC Capital Markets and Janney acting as the joint book-running managers for such offering.

        On September 28, 2018, the Special Committee met telephonically with Janney and NRF to discuss the additional materials Janney had prepared regarding implied premiums to the value of the Company's common stock implicit in the cumulative annual dividend and conversion price of the Preferred Stock in the Proposed Counteroffer. At this meeting, the Special Committee determined to provide a counteroffer to the Remington Sellers with substantially similar terms to the Initial Transaction Proposal, other than the following altered terms (the "Initial Special Committee Proposal"):

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  The acquisition by the Company of the Property Management Business in exchange for a $255 million purchase price, with each party responsible for their own transaction expenses, paid in Preferred Stock with a cumulative annual dividend in an amount equal to 5.00% of the face amount of the Preferred Stock and a conversion price equal to $155 per share of the Company's common stock;

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  The Call Right would be exercisable after the seventh anniversary of the closing of the transaction, instead of the tenth anniversary;

  •
  The number of directors that holders of the Preferred Stock would have the right to appoint for service on the Board would be subject to further negotiation; and

  •
  The Voting Cap would be set at 25% of the aggregate voting power held by all common stockholders (plus the voting power derived from currently-owned and additional shares acquired by the Remington Sellers after the closing of the transaction).

The Special Committee then instructed Janney to provide a summary of the Initial Special Committee Proposal to Baird.

        On October 8, 2018, Baird provided Janney with an updated counterproposal, which included the following positions (the "October 8 Remington Proposal"):

  •
  The acquisition by the Company of the Property Management Business in exchange for $305 million in Preferred Stock, with a cumulative annual dividend in an amount equal to 6.00% of the face amount of the Preferred Stock in the first year following the closing of the transaction and 6.50% thereafter, a conversion price equal to $130 per share of the Company's common stock, plus $4 million of cash to cover the Remington Sellers' transaction expenses;

  •
  The Call Right would be exercisable after the tenth anniversary of the closing of the transaction, instead of the seventh anniversary;

  •
  Holders of the Preferred Stock would have the right to appoint for service on the Board two directors, plus two additional directors in the event the dividend on the Preferred Stock was not paid for two quarters;

  •
  The Voting Cap would be set at 50% of the aggregate voting power held by all common stockholders (plus the voting power derived from currently-owned and additional shares acquired by the Remington Sellers after the closing of the transaction); and

  •
  Following the consummation of the transaction, the Project Management Business owned by the Company would provide management services at cost to any hotel in which the Remington Sellers own an interest of 5% or more other than Ashford Trust and Braemar.

        On October 11, 2018, the Special Committee met telephonically with Janney and NRF to discuss the October 8 Remington Proposal, including potential alternatives to the dividend rate and conversion price proposed by the Remington Sellers that would impact the implied premium the Company would be paying for Remington and the Property Management Business, including an annual dividend rate on the Preferred Stock that would increase over time.

        On October 12, 2018, the Special Committee met telephonically with Janney and NRF to discuss matters from the October 11 Special Committee meeting.

        On October 22, 2018, Mr. Robert G. Haiman, Executive Vice President, General Counsel & Secretary, shared with NRF and Baker Botts a revised version of the draft private letter ruling request previously provided to the IRS on September 13, 2018 as a part of a request for a pre-submission conference. The IRS concluded a pre-submission conference was not needed. The final request for a private letter ruling was submitted to the IRS on November 15, 2018.

        During the week of October 29, 2018, through November 2, 2018, Janney met telephonically with Baird and Mr. Monty J. Bennett for the purpose of completing its financial due diligence. The parties discussed certain tax credits and the expected hotel property acquisition pipeline for Ashford Trust and Braemar. The parties also discussed a potential earn out concept whereby the Remington Sellers would be compensated in connection with management contracts obtained by the Property Management Business during a period immediately following the consummation of the Proposed Transaction.

        In November of 2018, the Company began reviewing the relevant corporate law of Nevada and began to assess the benefits and risks of a corporate reorganization.

        On November 2, 2018, the Special Committee met telephonically with Janney and NRF to discuss a proposed counteroffer to be delivered to the Remington Sellers with substantially similar terms to the October 8 Remington Proposal.

        On November 9, 2018, the Special Committee met telephonically with Janney and NRF to discuss a revised proposed counteroffer proposed to be delivered to the Remington Sellers (the "November 9 Special Committee Proposal"). The November 9 Special Committee Proposal differed from the October 8 Remington Proposal with respect to the following terms:

  •
  The acquisition by the Company of the Property Management Business in exchange for $276.2 million in Preferred Stock, with a cumulative annual dividend in an amount equal to 5.00% of the face amount of the Preferred Stock, and a conversion price equal to $155 per share of the Company's common stock, plus $2 million of cash to cover the Remington Sellers' transaction expenses;

  •
  An earn-out concept whereby the Remington Sellers would be entitled to additional consideration on the basis of incremental pro forma EBITDA generated by new management contracts for the Property Management Business within 60 days after the consummation of the Proposed Transaction or be required to pay the Company in respect of incremental pro forma EBITDA lost by the Property Management Business in connection with management contracts terminated during such period. The Remington Sellers would not be entitled to more than $30 million in additional consideration and would not have at risk more than $30 million of transaction consideration previously delivered;

  •
  The Call Right would be exercisable after the seventh anniversary of the closing of the transaction, instead of the tenth anniversary; and

  •
  The Voting Cap would be at 25% of the aggregate voting power held by all common stockholders (plus the voting power derived from currently-owned and additional shares acquired by the Remington Sellers after the closing of the transaction).

        The parties also discussed whether the right for the holders of the Preferred Stock to designate directors to join the Board would be part of the complete offer package presented to the Remington Sellers.

        On November 15, 2018, the Special Committee met telephonically with Janney and NRF to discuss a revised proposed counteroffer proposed to be delivered to the Remington Sellers (the "November 15 Special Committee Proposal") supported by additional financial diligence and a study of select precedent transactions prepared by Janney. The November 15 Special Committee Proposal differed from the November 9 Special Committee Proposal with respect to the following:

  •
  Instead of a conversion price for the Preferred Stock equal to $155 per share of the Company's common stock, the Special Committee considered a conversion price equal to $145 per share of the Company's common stock;

  •
  The Special Committee considered a cumulative annual dividend on the Preferred Stock that would begin at 5.00% during the first year, increase to 5.50% for the second year, increase to 6.00% for the third year, and increase to 6.50% during the fourth year and for each year thereafter; and

  •
  The Special Committee considered providing the Holders of the Preferred Stock with the right to appoint for service on the Board one director, plus two additional directors in the event the dividend on the Preferred Stock was not paid for two quarters.

        On November 18, 2018, Baker Botts and NRF met telephonically to discuss the legal structure for the transaction.

        On November 19, 2018, Baird provided Janney with a further updated counterproposal, which was intended to respond to the Special Committee's positions set forth in the November 9 Special Committee Proposal, but which differed in the following respects (the "November 19 Remington Proposal"):

  •
  The acquisition by the Company of the Property Management Business in exchange for $310 million in Preferred Stock, with a conversion price equal to $135 per share of the Company's common stock, plus $4 million of cash to cover the Remington Sellers' transaction expenses;

  •
  A cumulative annual dividend on the Preferred Stock that would begin at 5.50% during the first year, increase to 6.00% for the second year, and increase to 6.50% during the third year and for each year thereafter;

  •
  An earn-out concept whereby the Remington Sellers would be entitled to additional consideration on the basis of incremental pro forma EBITDA generated by new management contracts for the Property Management Business within 60 days after the consummation of the Proposed Transaction;

  •
  Holders of the Preferred Stock would have the right to appoint for service on the Board two directors, plus two additional directors in the event the dividend on the Preferred Stock was not paid for two quarters;

  •
  The Voting Cap would be set at 40% of the aggregate voting power held by all common stockholders (plus the voting power derived from currently-owned and additional shares acquired by the Remington Sellers after the closing of the transaction); and

  •
  The requirement that, following the consummation of the transaction, the Project Management Business owned by the Company would provide management services at cost to any hotel in which the Remington Sellers own an interest of 5% or more other than Ashford Trust and Braemar, would be reinstated into the Proposed Transaction.

        On November 20, 2018, the Special Committee met telephonically with Janney and NRF to discuss the November 19 Remington Proposal, including the Special Committee's preferences in constructing a counterproposal. The parties also discussed the prospective legal structure for the Transaction, including difficulties presented by attempting to replicate the legal structure utilized in the prior Project Management Business transaction.

        On November 29, 2018, Janney, on behalf of the Special Committee, delivered to Baird a revised proposed counteroffer (the "November 29 Special Committee Proposal"). The November 29 Special Committee Proposal differed from the November 19 Remington Proposal in the following respects:

  •
  The amount of consideration offered was proposed to be increased from $276.2 million in Preferred Stock to approximately $304 million in Preferred Stock, as a result of further updated valuation analyses of the Property Management Business developed by Janney in connection with its financial due diligence, plus $3 million of cash to cover the Remington Sellers' transaction expenses;

  •
  The acquisition by the Company of the Property Management Business in exchange for $304 million in Preferred Stock, with a conversion price equal to $145 per share of the Company's common stock, plus $3 million of cash to cover the Remington Sellers' transaction expenses;

  •
  A cumulative annual dividend on the Preferred Stock that would begin at 5.00% during the first year, increase to 5.50% for the second year, increase to 6.00% for the third year, and then increase to 6.50% during the fourth year and for each year thereafter;

  •
  No earn-out payable to the Remington Sellers;

  •
  Holders of the Preferred Stock would have the right to appoint for service on the Board one director in addition to the right to appoint two directors provided under the terms of the prior Project Management Business transaction, plus two additional directors in the event the dividend on the Preferred Stock was not paid for two quarters; and

  •
  The Voting Cap would be set at 25% of the aggregate voting power held by all common stockholders (plus the voting power derived from currently-owned and additional shares acquired by the Remington Sellers after the closing of the transaction).

        On November 30, 2018, the Special Committee met telephonically with NRF and Miles Stockbridge regarding legal implications under Maryland law with respect to the structuring and negotiation of the Proposed Transaction.

        On December 4, 2018, Baird provided Janney with a further updated counterproposal, which was intended to respond to the Special Committee's positions set forth in the November 29 Special Committee Proposal, but which differed in the following respects (the "December 4 Remington Proposal"):

  •
  The acquisition by the Company of the Property Management Business in exchange for $305 million in Preferred Stock, with a conversion price equal to $140 per share of the Company's common stock, plus $4 million of cash to cover the Remington Sellers' transaction expenses;

  •
  A cumulative annual dividend on the Preferred Stock that would begin at 5.50% during the first year, increase to 6.00% for the second year, and increase to 6.50% during the third year and for each year thereafter;

  •
  The Voting Cap would be set at 40% of the aggregate voting power held by all common stockholders (plus the voting power derived from currently-owned and additional shares acquired by the Remington Sellers after the closing of the transaction); and

  •
  The requirement that, following the consummation of the transaction, the Project Management Business owned by the Company would provide management services at cost to any hotel in which the Remington Sellers own an interest of 5% or more other than Ashford Trust and Braemar, would be reinstated into the Proposed Transaction.

        On December 10, 2018, the Special Committee met telephonically with Janney and NRF to discuss the December 4 Remington Proposal, including potential alternatives regarding overall transaction consideration, cumulative annual dividends on the Preferred Stock, and the financial considerations of the same. The parties also discussed the likely financial impact upon the Company upon the occurrence of a change of control transaction that triggered the proposed Call Right.

        On December 13, 2018, the Special Committee met telephonically with Janney and NRF to further discuss the December 4 Remington Proposal, including the implications of such proposal upon the post-transaction management and stockholder control of the Company.

        On December 17, 2018, the Special Committee met telephonically with Janney and NRF to further discuss the December 4 Remington Proposal, including a discussion of potential responses regarding the amount of and conversion price for the Preferred Stock and the impact of various Voting Cap thresholds upon the unaffiliated stockholder control of the Company. The parties discussed a range of options regarding economic and control terms that would coincide with setting the Voting Cap at either 25% or 40% of the aggregate voting power held by all common stockholders (plus the voting power derived from currently-owned and additional shares acquired by the Remington Sellers after the closing of the transaction).

        On December 18, 2018, Janney, on behalf of the Special Committee, delivered to Baird a revised proposed counteroffer (the "December 18 Special Committee Proposal"). The December 18 Special Committee Proposal differed from the December 4 Remington Proposal in the following respects:

  •
  The acquisition by New Nevada Holdco of Remington in exchange for $275 million in Preferred Stock, with a conversion price equal to $115 per share of New Nevada Holdco's common stock, plus $4 million of cash to cover the Remington Sellers' transaction expenses;

  •
  A cumulative annual dividend on the Preferred Stock that would begin at 6.50% during the first year, increase to 7.00% for the second year, and increase to 7.50% during the third year and for each year thereafter;

  •
  The cumulative annual dividend on the Preferred Stock would be increased, in the event the Put Right was exercised as a result of a change of control transaction, by an amount equal to 15% of the face value of the Preferred Stock until the first anniversary of the closing of the transaction and declining by 3% per year until the fifth anniversary of the closing of the transaction;

  •
  The Voting Cap would be set at 40% of the aggregate voting power held by all common stockholders (plus the voting power derived from currently-owned and additional shares acquired by the Remington Sellers after the closing of the transaction);

  •
  The Remington Sellers' non-competition and non-solicitation obligations created by the definitive transaction documents from the prior transaction whereby the Company acquired the Project Management Business that, among other things, prohibit the Bennetts from competing with the Project Management Business, other than by holding interests in real property in the lodging industry, provided such investment opportunity was first presented to New Nevada Holdco's Board, and passive investments of less than 9.9% of the voting securities of other firms engaged in a similar business, would each be extended to apply to the Property Management Business;

  •
  The Remington Sellers would not cause New Nevada Holdco to engage in a transaction satisfying the requirements of Rule 13e-3 under the Exchange Act or cause New Nevada Holdco to be treated as a "controlled company" under applicable stock exchange listed company rules, in each case, for a period of ten years from the closing of the transaction; and

  •
  In addition to the majority vote requirements under Maryland law and the relevant stock exchange rules, the approval of the transaction would be conditioned upon the approval a majority of the stockholders of the Company that are unaffiliated with the Remington Sellers (the "Unaffiliated Vote Condition"), with Ashford Trust and Braemar included as "unaffiliated" stockholders only if there were substantial legal authority provided by advisors to the Remington Sellers that such inclusion would be effective under Maryland law.

        On January 16, 2019, Baird provided Janney with a further updated counterproposal, which was intended to respond to the Special Committee's positions set forth in the December 18 Special Committee Proposal, but which differed in the following respects (the "January 16 Remington Proposal"):

  •
  The conversion price on the $275 million in Preferred Stock would be $105 per share;

  •
  Ashford Trust and Braemar would be included in the group of unaffiliated stockholders of the Company in connection with the Unaffiliated Vote Condition;

  •
  The Remington Sellers' non-competition and non-solicitation obligations created by the definitive transaction documents from the prior transaction whereby the Company acquired Premier regarding the Project Management Business would be extended to apply to the Property Management Business, but such obligations would terminate upon the departure by Mr. Monty J. Bennett from his role as Chief Executive Officer of New Nevada Holdco;

  •
  The cumulative annual dividend on the Preferred Stock would be increased, in the event the Put Right was exercised as a result of a change of control transaction, by an amount equal to 33.5% of the face value of the Preferred Stock until the first anniversary of the closing of the transaction, declining to 29.5% of the face value until the second anniversary, declining to 25.0% of the face value until the third anniversary, declining to 20.0% of the face value until the fourth anniversary, declining to 15.0% of the face value until the fifth anniversary, declining to 10.0% of the face value until the sixth anniversary, declining to 5.0% of the face value until the seventh anniversary, and 0.0% thereafter;

  •
  The Remington Sellers would not cause New Nevada Holdco to engage in a transaction satisfying the requirements of Rule 13e-3 under the Exchange Act or cause New Nevada Holdco to be treated as a "controlled company" under applicable stock exchange listed company rules, in each case, until the earlier of five years from the closing of the transaction or such time as the Remington Sellers have less than 40% of aggregate voting power held by all common stockholders; and

  •
  Mr. Monty J. Bennett's employment agreement with New Nevada Holdco would be revised to require New Nevada Holdco to provide family office services to Mr. Monty J. Bennett and Mr. Archie Bennett, Jr.

        On January 18, 2019, the Special Committee met telephonically with Janney and NRF to discuss the January 16 Remington Proposal, including the financial implications of the increased payment on the Preferred Stock in the event the Put Right was exercised as proposed in the January 16 Remington Proposal.

        On January 28, 2019, the Special Committee met telephonically with Janney and NRF to further discuss the January 16 Remington Proposal, including a discussion of potential conversion prices for the Preferred Stock, the treatment of Ashford Trust and Braemar in connection with the Unaffiliated Vote

Condition, protections for the unaffiliated stockholders from the Company becoming a "controlled company" under applicable stock exchange listed company rules, and the terms of any family office services to be provided to Mr. Monty J. Bennett and Mr. Archie Bennett, Jr.

        On February 5, 2019, Janney, on behalf of the Special Committee, delivered to Baird a revised proposed counteroffer (the "February Special Committee Proposal"). The February 5 Special Committee Proposal differed from the January 16 Remington Proposal in the following respects:

  •
  The conversion price on the $275 million in Preferred Stock would be $110 per share;

  •
  Approval by fully informed majority of "unaffiliated" stockholders awaiting further legal advice and opinions;

  •
  Minority protective rights subject to Sellers having more than 25% voting;

  •
  No Rule 13e-3 Transaction prior to five years from date of closing without majority of unaffiliated minority; and

  •
  The Bennetts will not seek for New Nevada Holdco to be treated as a "controlled company" for seven years plus one day.

        On February 7, 2019, Baird provided Janney with a presentation regarding the Bennetts' proposal to combine the terms of the Preferred Stock with the terms of the Company's existing Series B Convertible Preferred Stock that had been issued in connection with the prior transaction whereby AINC had acquired Premier. The proposal suggested the creation of a new hybrid series of preferred stock (the "Hybrid Preferred Stock") that would have a cumulative annual dividend and payment upon exercise of the Put Right that blended the similar features of the Series B Convertible Preferred Stock with the terms of such features for the Preferred Stock set forth in the January 16 Remington Proposal:

  •
  The Hybrid Preferred Stock would be in an amount equal to $478 million, with a conversion price equal to $122.74 per share of New Nevada Holdco's common stock;

  •
  Initial call date in 6.58 years;

  •
  A cumulative annual dividend on the Hybrid Preferred Stock that would begin at 6.29% during the first year, increase to 6.79% for the second year, increase to 7.08% for the third year and for each year until the seventh year, and increase to 7.50% during the seventh year and for each year thereafter; and

  •
  The cumulative annual dividend on the Preferred Stock would be increased, in the event the Put Right was exercised as a result of a change of control transaction, by an amount equal to 24.4% of the face value of the Preferred Stock until the first anniversary of the closing of the transaction, declining to 20.8% of the face value until the second anniversary, declining to 16.9% of the face value until the third anniversary, declining to 12.8% of the face value until the fourth anniversary, declining to 8.6% of the face value until the fifth anniversary, declining to 5.8% of the face value until the sixth anniversary, declining to 2.9% of the face value until the seventh anniversary, and 0.0% thereafter.

        On February 19, 2019, Riveron delivered to the Special Committee its quality of earnings analysis based upon its due diligence performed to date with respect to Remington.

        On February 22, 2019, the Special Committee met telephonically with Janney and NRF to discuss the terms of the proposal regarding the Hybrid Preferred Stock, including the tax structuring background for such proposal. The parties also discussed the quality of earnings analysis previously delivered by Riveron.

        On February 25, 2019, Baird provided Janney with a revised analysis of the hybrid series of preferred stock with the following changes:

  •
  A cumulative annual dividend on the Hybrid Preferred Stock that would begin at 6.29% during the first year, increase to 6.79% for the second year, increase to 7.08% for the third year and for each year thereafter.

        On March 11, 2019, Riveron delivered to the Special Committee an updated quality of earnings analysis based upon its due diligence performed to date with respect to Remington.

        On March 12, 2019, the Special Committee met telephonically with Janney, Riveron and NRF to discuss Riveron's quality of earnings analysis, including whether such analysis affected the Special Committee's position on the economic components of the Proposed Transaction and the proposed Hybrid Preferred Stock.

        On March 12, 2019, Baker Botts, on behalf of the Remington Sellers, provided NRF with initial drafts of the Combination Agreement, Investor Rights Agreement and Preferred Stock Certificate of Designation in connection with the Proposed Transaction. Such documents reflected the January 16 Remington Proposal as modified by the proposal regarding the Hybrid Preferred Stock proposed in Baird's presentation delivered to the Janney on February 19, except that (i) the conversion ratio for the Hybrid Preferred Stock would be $121.04 and (ii) the cumulative annual dividend on the Preferred Stock would be increased, in the event the Put Right was exercised as a result of a change of control transaction, by an amount equal to 24.0% of the face value of the Preferred Stock until the first anniversary of the closing of the transaction, declining to 20.0% of the face value until the second anniversary, declining to 16.0% of the face value until the third anniversary, declining to 12.0% of the face value until the fourth anniversary, declining to 9.0% of the face value until the fifth anniversary, declining to 6.0% of the face value until the sixth anniversary, to declining 3.0% of the face value until the seventh anniversary, and 0.0% thereafter. Such documents also reflected the corporate reorganization for the Company whereby New Nevada Holdco would become a new publicly-traded holding company, and the Company would become a wholly-owned subsidiary of New Nevada Holdco. Baker Botts provided NRF with additional drafts of ancillary Transaction Documents over the course of the next week.

        On March 22, 2019, the Special Committee met telephonically with NRF to discuss the drafts of the Transaction Documents provided by Baker Botts and prepare responses to the terms set forth in such documents.

        On March 25, 2019, NRF, on behalf of the Special Committee, provided Baker Botts with revised drafts of the Combination Agreement, Investor Rights Agreement and Preferred Stock Certificate of Designation in connection with the Proposed Transaction, which included, among other revised terms, the following revisions:

  •
  The term for non-competition and non-solicitation obligations of the Remington Sellers was increased from one to three years from the later of the closing date of the transaction or the date Mr. Monty J. Bennett ceased to be chief executive officer of New Nevada Holdco;

  •
  The relevant area in which the non-competition and non-solicitation obligations of the Remington Sellers would be applicable was expanded from metropolitan areas in which Remington engaged in business to the entire United States;

  •
  The number of years after which the Hybrid Preferred Stock would be callable by New Nevada Holdco was decreased from seven years to five years;

  •
  The Put Right would only be exercisable on one occasion, following a change of control of New Nevada Holdco, instead of being exercisable with respect to each and every change of control that may occur while the Hybrid Preferred Stock was outstanding; and

  •
  If Ashford Trust and Braemar were permitted to vote in respect of the Unaffiliated Vote Restriction, the Remington Sellers would represent and warrant, in the Combination Agreement, that they did not "beneficially own," within the meaning of the Maryland General Corporation Law, any shares of the Company's common stock voted by Ashford Trust or Braemar with respect to the Unaffiliated Vote Condition.

        On March 29, 2019, Baker Botts, on behalf of the Remington Sellers, provided NRF with revised drafts of the Investor Rights Agreement and Preferred Stock Certificate of Designation in connection with the Proposed Transaction, which included, among other revised terms, the following revisions:

  •
  The term for non-competition and non-solicitation obligations of the Remington Sellers was decreased from three years to one year from the later of the closing date of the transaction or the date Mr. Monty J. Bennett ceased to be chief executive officer of New Nevada Holdco;

  •
  The relevant area in which the non-competition and non-solicitation obligations of the Remington Sellers would be applicable was modified to only apply to metropolitan areas in which Remington engaged in business;

  •
  The number of years after which the Hybrid Preferred Stock would be callable by New Nevada Holdco was increased from five years to seven years;

  •
  The Put Right would be exercisable with respect to each and every change of control that may occur while the Hybrid Preferred Stock was outstanding, instead of just once; and

  •
  Ashford Trust and Braemar would be permitted to vote in respect of the Unaffiliated Vote Restriction if the members of each company's respective board of directors that were independent, under applicable exchange rules, and did not have a material financial interest in the transaction, approved such vote.

        On April 2, 2019, Baker Botts, on behalf of the Remington Sellers, provided NRF with a revised draft of the Combination Agreement.

        On April 10, 2019, the Special Committee met telephonically with NRF to discuss the drafts of the Transaction Documents provided by Baker Botts and prepare responses to the terms set forth in such documents. The parties also discussed updates to Janney's estimates for Remington's adjusted EBITDA based upon further financial due diligence performed to date.

        On April 11, 2019, Baker Botts, on behalf of the Remington Sellers, provided NRF with a draft of the Family Office Services Agreement (later entitled the Transition Cost Sharing Agreement), providing for the family office services to be provided to Mr. Monty J. Bennett and Mr. Archie Bennett, Jr. proposed by the Remington Sellers.

        On April 12, 2019, Baker Botts and NRF met telephonically to discuss comments to the proposed drafts of the Transaction Documents.

        On April 15, 2019, Baker Botts, on behalf of the Remington Sellers, provided NRF with revised drafts of the Transaction Documents reflecting the substance of the discussions between the parties during their April 12 conference call. Among other changes, the Transaction Documents reflected the following revisions:

  •
  The term for non-competition and non-solicitation obligations of the Remington Sellers was increased from one to three years from the later of the closing date of the transaction or the date Mr. Monty J. Bennett ceased to be chief executive officer of New Nevada Holdco;

  •
  The relevant area in which the non-competition and non-solicitation obligations of the Remington Sellers would be applicable was expanded from metropolitan areas in which Remington engaged in business to the entire United States; and

  •
  The non-competition and non-solicitation obligations of the Remington Sellers would no longer apply to services provided by the Remington Sellers to hotels in which the Remington Sellers owned, directly or indirectly, at least a 5% interest other than Ashford Trust and Braemar.

        On April 17, 2019, the Special Committee met telephonically with NRF to discuss the drafts of the Transaction Documents provided by Baker Botts. The parties discussed the implications of the non-competition and non-solicitation carve-out referenced in such documents and the obligations of New Nevada Holdco regarding the family office services to be provided to Mr. Monty J. Bennett and Mr. Archie Bennett, Jr. as proposed by the Remington Sellers. With respect to the non-competition and non-solicitation obligations, the parties discussed limitations with respect to the Remington Sellers' ability to provide services to hotels partially owned by them and whether it would be preferable for New Nevada Holdco to instead provide such services at the Remington Sellers' expense. With respect to such family office services, the parties discussed various proposals regarding the duration of such service obligations.

        On April 24, 2019, NRF, on behalf of the Special Committee, provided Baker Botts with a revised draft of the Family Office Services Agreement. Among other revisions, the revised draft provided, among other things, (i) that the services obligations would terminate following such time as Mr. Monty J. Bennett was no longer chief executive officer of New Nevada Holdco or a member of the New Nevada Holdco Board, (ii) that the Bennetts would reimburse New Nevada Holdco for such services and (iii) that New Nevada Holdco disclaimed any liability for the tax treatment or tax consequences of the tax documents prepared by New Nevada Holdco for the Bennetts as a component of such services.

        On May 6, 2019, the Special Committee met telephonically with NRF and Janney to discuss the non-competition and non-solicitation obligations of the Remington Sellers, which had been moved from the Investor Rights Agreement to a separate Non-Competition Agreement, and the Transition Cost Sharing Agreement. The terms discussed included:

  •
  For the Transition Cost Sharing Agreement, the term of such services would last, absent a material breach of the agreement, until the later of (i) ten years from the date of the agreement, (ii) the death of Mr. Archie Bennett, Jr. and (iii) Mr. Monty J. Bennett no longer being employed by New Nevada Holdco or serving as a director of New Nevada Holdco;

  •
  For the Transition Cost Sharing Agreement, a limitation on the disclaimer of liability for the tax treatment or tax consequences of the tax documents prepared by New Nevada Holdco for the Bennetts such that such disclaimer would not be effective in situations involving intentional misconduct, criminal conduct and fraud;

  •
  For the Transition Cost Sharing Agreement, that a determination regarding the cost of the services provided by New Nevada Holdco to the Bennetts would be made by a joint steering committee rather than by members of New Nevada Holdco's audit committee, as originally proposed by the Special Committee;

  •
  For the Non-Competition Agreement, the term of the restrictive covenants would last until the later of (i) five years from closing of the Proposed Transaction and (ii) 3 years from the date Mr. Monty J. Bennett ceased to be either chief executive officer of New Nevada Holdco or a member of the New Nevada Holdco Board;

  •
  For the Non-Competition Agreement, that the Bennetts could only pursue direct hotel property investments if any such investment opportunities were presented first to the disinterested members of the boards of each of New Nevada Holdco, Ashford Trust and Braemar, and none of New Nevada Holdco, Ashford Trust or Braemar elected to pursue the investment opportunity for themselves; and

  •
  For the Non-Competition Agreement, that any hotel properties in which the Bennetts or their controlled affiliates own at least a 5% interest must be managed by New Nevada Holdco at the cost of such management services plus a 5% markup to cost, but that if a majority of the disinterested directors on the New Nevada Holdco Board caused New Nevada Holdco to decline such management, the Bennetts may personally manage such hotels.

        The parties also discussed the implications upon New Nevada Holdco's common stock resulting from changes to the proposed conversion price for the Hybrid Preferred Stock.

        On May 7, 2019, NRF, on behalf of the Special Committee, provided Baker Botts with drafts of the Transition Cost Sharing Agreement and Non-Competition Agreement reflecting the terms summarized immediately above.

        On May 13, 2019, Baker Botts, on behalf of the Remington Sellers, provided NRF with a revised draft of the Family Office Services Agreement, which had been recast as the Transition Cost Sharing Agreement, which included, among other changes, the following revised terms:

  •
  The disclaimer of liability for the tax treatment or tax consequences of the tax documents prepared by New Nevada Holdco for the Bennetts would not be a complete limitation but would instead be a cap equal to the value of the services provided over the preceding one year; and

  •
  The determination of the allocated costs of the services provided by New Nevada Holdco would occur annually and be subject to quarterly review and approval by New Nevada Holdco's audit committee, rather than a steering committee, with disagreements to be resolved by an appointed certified public accountant.

        On May 14, 2019, Baker Botts, on behalf of the Remington Sellers, provided NRF with a revised draft of the Non-Competition Agreement, which included, among other changes, the following revised terms:

  •
  The period during which the non-competition and non-solicitation obligations would be applicable would last until the later of (i) five years from closing of the Proposed Transaction and (ii) 3 years from the date Mr. Monty J. Bennett ceased to be chief executive officer of New Nevada Holdco whether or not Mr. Monty J. Bennett was a member of the New Nevada Holdco Board;

  •
  With respect to any hotel property in which the Bennetts or their controlled affiliates own at least a 5% interest, the Bennetts or their controlled affiliates could manage such hotels or require that New Nevada Holdco provide hotel management services to such hotels at the cost of such management services plus a 5% markup to cost; and

  •
  Neither the Bennetts nor their controlled affiliates may provide any management services, of the character of the Project Management Business or Property Management Business, to any hotels in which they owned less than a 5% interest.

        On May 17, 2019, Baker Botts, on behalf of the Remington Sellers, provided NRF with revised drafts of the various Transaction Documents, reflecting minor changes previously discussed among the parties.

        On May 21, 2019, Baker Botts, Baird, Mr. Monty J. Bennett, the Special Committee, NRF and Janney met telephonically to discuss the open points of negotiation on conversion price of the Hybrid Preferred Stock and with respect to the Transition Cost Sharing Agreement and the Non-Competition Agreement, including, (i) a proposed reduction of the conversion price of the Hybrid Preferred Stock from $121.04 to $117, (ii) whether, with respect to the Non-Competition Agreement, New Nevada Holdco would have the right to terminate its obligation to provide management services to hotels owned by the Bennetts if New Nevada Holdco exited the Property Management Business by disposition or otherwise and (iii) whether, with respect to the Transition Cost Sharing Agreement, New Nevada Holdco would be liable for any actions taken at the express direction of the Bennetts.

        Later that same day, Baker Botts, on behalf of the Remington Sellers, provided NRF with revised drafts of the Transition Cost Sharing Agreement and the Non-Competition Agreement that provided, (i) with respect to the Non-Competition Agreement, that the Bennetts could form wholly-owned entities to manage the hotels in which they or their controlled affiliates owned a greater than 5% interest but could not use such entities to conduct services competitive with those provided by the Project Management Business or Property Management Business for third parties and (ii) with respect to the Transition Cost Sharing Agreement, that New Nevada Holdco would not be liable for any actions taken at the express direction of the Bennetts. Baker Botts also, on behalf of the Remington Sellers, provided NRF with an updated draft of the Combination Agreement reflecting an increase in the amount of cash to cover the Remington Sellers' transaction expenses from $4 million to $4.1 million.

        On May 22, 2019, Baker Botts, on behalf of the Remington Sellers, provided NRF with a revised draft of the Investor Rights Agreement reflecting a conversion price for the Hybrid Preferred Stock equal to $117.50.

        On May 24, 2019, the Special Committee met telephonically with NRF, Janney and Miles Stockbridge to discuss the status of the remaining points of negotiation in the Transaction Documents. Janney provided its financial analysis of the terms expressed in the proposed final versions of the definitive Transaction Documents and then the Special Committee excused Janney. At the request of the Special Committee, NRF and Miles Stockbridge provided a presentation regarding legal considerations, including the duties of the members of the Special Committee under Maryland law, implicated by the transaction and the effect of the various obligations set forth in the proposed final versions of the definitive Transaction Documents upon New Nevada Holdco.

        Later that same day, Baker Botts, on behalf of the Remington Sellers, provided to all parties the proposed final versions of the definitive Transaction Documents.

        Later that same day, Janney provided the Special Committee with a draft presentation and draft letter regarding its analysis of the consideration to be paid by New Nevada Holdco in the Proposed Transaction.

        On May 28, 2019, the Special Committee met in person with NRF and Janney. At the request of the Special Committee, Janney then provided a presentation and rendered an oral opinion to the Special Committee, which was subsequently confirmed in a written opinion dated as of the same date, to the effect that, based upon and subject to the assumptions made, matters considered and limitations and qualifications upon the review undertaken by Janney, the consideration to be paid by New Nevada Holdco in the Proposed Transaction pursuant to the Combination Agreement was fair, from a financial point of view, to New Nevada Holdco. The members of the Special Committee then addressed questions to NRF and Janney regarding the transaction and, following further discussion among the parties and deliberation by the Special Committee, the Special Committee then unanimously determined that the transaction and the Proposed Transaction Documents were advisable, fair to, and in the best interests of the Company and its stockholders (other than Mr. Archie Bennett, Jr. and Mr. Monty J. Bennett) and recommended that the Board (i) approve and adopt the Transaction Documents and the Proposed Transactions and (ii) recommend that the Company's stockholders approve and adopt the Transaction Documents and the Proposed Transactions.

        On May 30, 2019, Mr. Robert G. Haiman distributed the Transaction Documents and Janney's presentation to the Board, including the Special Committee.

        On May 31, 2019, a meeting of the Board was convened to discuss the Transaction Documents and the Proposed Transaction. The Board reviewed the documents provided for their review.

Representatives of Janney described Janney's financial analysis of the transaction. The Board then, unanimously, with Mr. Monty J. Bennett and Mr. J. Robison Hays, III recusing themselves: (i) determined that the Proposed Transactions were advisable, fair to, and in the best interests of the Company and its stockholders (other than Mr. Archie Bennett, Jr. and Mr. Monty J. Bennett); (ii) approved and adopted the Transaction Documents and the Proposed Transactions; and (iii) recommended that the Company's stockholders approve and adopt the Transaction Documents and the Proposed Transactions.

        Later that same day, the parties executed the Combination Agreement.

        On June 3, 2019, the Company issued a press release announcing the transactions and the execution and delivery of the Combination Agreement.

        On July 17, 2019, the parties amended the Combination Agreement to amend the voting limitations of the Covered Investors set forth in the Investor Rights Agreement. The amendment provides that the Covered Investors agree that they will vote, or cause to be voted, out of the Covered Investors' Sole Voting Shares, shares constituting voting power equal to the voting power of the Company Cleansed Shares in the same proportion as the holders of such class or series of voting securities of New Nevada Holdco vote their shares with respect to the applicable matters, exclusive of the Reference Shares of New Nevada Holdco voted by the Covered Investors.

Reasons for the Transactions; Recommendation by the Special Committee;
Recommendation of the Board of Directors

  Recommendation of the Special Committee

        The Special Committee, acting with the advice and assistance of its independent legal and financial advisors, evaluated and negotiated the Transactions and the Transaction Documents and unanimously determined that the Transactions and the proposed Transaction Documents were advisable, fair to, and in the best interests of the and its stockholders other than Mr. Archie Bennett, Jr. and Mr. Monty J. Bennett and recommended that the Board (i) approve and adopt the Transaction Documents and the Proposed Transactions and (ii) recommend that the Company's stockholders approve and adopt the Transaction Documents and the Proposed Transactions.

  Reasons for the Transactions

        The Special Committee found that the special circumstances related to the Company, Remington and Mr. Monty J. Bennett's involvement with each entity gave rise to significant complexity that required detailed analysis of the Proposed Transactions. Over the course of ten months, the Special Committee met with its advisors more than twenty-nine times to discuss the price and form of consideration that was proposed and other substantive issues raised by the Proposed Transactions.

        In the course of reaching its determination and recommendation, the members of the Special Committee considered the following factors and potential benefits of the Transactions, each of which the Special Committee believed supported its decision (not necessarily in order of relative importance):

  •
  the Special Committee's own views and opinions on the current hospitality industry environment;

  •
  the Special Committee's understanding of the Company's business, assets, financial condition and results of operations, its competitive position and historical and projected financial performance and prospects, and the nature of the industry and regulatory environment in which the Company competes;

  •
  the complementary nature of the Property Management Business to the Company's existing business and the combined business' ability to expand the breadth of services offered to customers;

  •
  the negotiations that took place between the parties that resulted in an approximately 14% decrease in the consideration requested by the Remington Sellers for the Project Management Business, from the $315,000,000 valuation proposal submitted by Baird on August 27, 2018 to the $275,000,000 component of the Aggregate Consideration representing new consideration provided to the Remington Sellers set forth in the Transaction Documents;

  •
  that, with respect to income taxes, the Transactions are expected to be tax-free to the Company and largely tax-free to certain of the Remington Sellers;

  •
  the quality of earnings report prepared by Riveron;

  •
  the various analyses undertaken by Janney, financial advisor to the Special Committee, each of which is described under "Special Factors—Description of Fairness Opinion of Janney;"

  •
  the opinion of Janney, dated May 28, 2019, that, based upon and subject to the assumptions made, matters considered and limitations and qualifications upon the review undertaken by Janney, the consideration to be paid by New Nevada Holdco in the Proposed Transaction pursuant to the Combination Agreement was fair, from a financial point of view, to New Nevada Holdco;

  •
  that the Investor Rights Agreement will dictate that until August 8, 2023 and following the consummation of the Transactions, the Remington Sellers and their controlled affiliates would be required to vote their shares of New Nevada Holdco Common Stock in excess of 40% of the combined voting power of all of the outstanding voting securities of New Nevada Holdco (plus the combined voting power of any New Nevada Holdco Common Stock acquired after the closing of the Transactions in an arm's length transaction from a person other than New Nevada Holdco or a subsidiary of New Nevada Holdco, including through open market purchases, privately negotiated Transactions or any distributions by either Ashford Trust or Braemar to its respective stockholders pro rata) in the same proportion as the unaffiliated stockholders of New Nevada Holdco vote their shares, exclusive of the Reference Shares of New Nevada Holdco voted by the Covered Investors;

  •
  that the Investor Rights Agreement will restrict, for the period specified therein, following the consummation of the Transactions, each of Mr. Archie Bennett, Jr.'s, Mr. Monty J. Bennett's and MJB Investments' respective abilities to directly or indirectly compete with the Property Management Business;

  •
  the Transactions are expected to build operating scale and increased earnings power that should enhance investor and analyst interest in the Company and support the Company's access to the capital markets;

  •
  the likelihood that the Transactions will be consummated, including the number and nature of the conditions to the Remington Sellers' obligations to consummate the Transactions and the likelihood that those conditions would be satisfied; and

  •
  the Special Committee's belief, after extensive deliberations, that the Transactions were likely to be more favorable to the Company's stockholders unaffiliated with the Bennetts than the value likely to be realized from other alternatives available to the Company, including pursuing the Company's current strategic plan or engaging in an alternative significant transaction, in light of the potential rewards, risks and uncertainties associated with those alternatives.

        The Special Committee also considered a variety of risks and potentially negative factors concerning the Transaction Documents and the Transactions, including, but not limited to, the following (not necessarily in order of relative importance):

  •
  the fact that each Covered Investor has the option, exercisable with respect to each and every Change of Control, to cause the Company to acquire all or any portion of the Series D Convertible Preferred Stock for an amount of cash or shares, at the election of the holders of the Series D Convertible Preferred Stock, equal to (i) $25.125 per share (as adjusted for stock splits or similar transactions), plus (ii) all accrued and unpaid dividends, plus (iii) in the event that a Change of Control Put Option is exercised prior to June 30, 2026, an additional amount equal to, initially, 24% of $25 until the first anniversary of the closing of the Transactions, with such percentage reduced by (A) 4% for each year thereafter, inclusive of the year in which such option is exercised, until the fourth anniversary of the closing of the Transactions and (B) 3% for each year thereafter until the sixth anniversary of the closing of the Transactions, at which time such percentage shall be 3% until June 30, 2026, and the fact that such put option could discourage a third-party from considering or proposing an acquisition of all or a significant part of the Company;

  •
  the fact that New Nevada Holdco could be obligated, at the Bennetts' election, to provide management services, of the character of the Project Management Business or Property Management Business, to any hotels in which the Bennetts own at least a 5% interest, and the fact that such arrangement is different from the pricing structure of the agreements that the Company currently has with its two main clients, Ashford Trust and Braemar;

  •
  the fact that the Opinion does not address the fairness of the exchange of the Series B Convertible Preferred Securities into the Series D Convertible Preferred Securities on a one-for-one basis, and that the Series D Convertible Preferred Stock bears a higher preferred dividend rate and has a lower conversion price than the Series B Convertible Preferred Stock;

  •
  that there is no reverse termination fee payable by the Remington Sellers to the Company if the Remington Sellers are unable to consummate the Merger or act to terminate the Combination Agreement;

  •
  the risk that the Transactions might not be completed and, in that event, the Company's directors, executive officers and other employees will have expended extensive time and effort and will have experienced significant distractions from their work during the pendency of the Transactions and the Company will have incurred significant transaction costs;

  •
  the significant costs involved in connection with negotiating the Transaction Documents and completing the Transactions, the substantial management time and effort required to effectuate the Transactions and the related disruption to the Company's day-to-day operations during the pendency of the Transactions;

  •
  the risk of incurring substantial expenses related to the Transactions, including in connection with any litigation related to the Transactions that may arise in the future;

  •
  the termination fee of $5,500,000 plus the costs and expenses incurred by the Remington Parties, which would be payable by the Company if the Combination Agreement is terminated in order to accept an AINC Superior Proposal or an AINC Intervening Event;

  •
  the fact that the Combination Agreement contains certain limitations regarding the operation of the Company during the period between the signing of the Combination Agreement and the consummation of the Transactions, and the possible disruptions to the Company's business that might result from the announcement of the Transactions and the resulting distraction of the attention of the Company's management and employees;

  •
  the risk that the consummation of the Transactions will be delayed or will not be completed, including the risk that the required regulatory approvals may not be obtained, as well as the potential loss of value to the Company's stockholders and the potential negative impact on the operations and prospects of the Company if the Transactions are delayed or not completed for any reason;

  •
  the fact that it is atypical for a public company to have an embedded family office or provide services to its senior officers or significant shareholders along the lines of the family office services to be provided to the Bennetts following the consummation of the Transactions;

  •
  the exceptions set forth in the Non-Competition Agreement with respect to the Bennetts' right to acquire hotel properties if neither New Nevada Holdco, AHT, nor Braemar determine to acquire such properties, and either manage such properties themselves or require New Nevada Holdco manage such properties at a cost to the Bennetts equal to the cost of such management services plus a 5% markup to cost;

  •
  the inability of investors to accurately assess the value of the New Nevada Holdco Common Stock, which may adversely impact the market price of the New Nevada Holdco Common Stock, because New Nevada Holdco will be, following the consummation of the Transactions, structured as a non-operating holding company and, with respect to New Nevada Holdco's financial condition and results of operations, will depend entirely upon the performance of its subsidiaries;

  •
  the fact that the Investor Rights Agreement will permit the Remington Sellers and their controlled affiliates to freely vote up to 40% of the combined voting power of all of the outstanding voting securities of New Nevada Holdco (plus the combined voting power of any New Nevada Holdco Common Stock acquired after the closing of the Transactions in an arm's length transaction from a person other than New Nevada Holdco or a subsidiary of New Nevada Holdco, including through open market purchases, privately negotiated Transactions or any distributions by either Ashford Trust or Braemar to its respective stockholders pro rata), an increase from the 25% limitation in the Existing IRA executed in connection with the prior transaction; and

  •
  the risks of the type and nature described under "Risk Factors" and the matters described under "Cautionary Statement Regarding Forward-Looking Statements."

        The Special Committee also considered a number of factors relating to the procedural safeguards involved in the negotiation of the Transaction Documents and the Transactions, including those discussed below (not necessarily in order of relative importance), each of which it believed supported its determination and recommendation and provided assurance of the fairness of the Transactions to the stockholders of the Company unaffiliated with the Bennetts:

  •
  that the Special Committee consists solely of disinterested and independent directors who are not officers or controlling stockholders of the Company, or affiliated with the Bennetts, and who do not otherwise have a conflict of interest or lack independence with respect to the Transactions;

  •
  that the members of the Special Committee were adequately compensated for their services and that their compensation was in no way contingent on their approving the Transaction Documents or the Transactions and taking the other actions described in this proxy statement;

  •
  that the members of the Special Committee will not personally benefit from the consummation of the Transactions in a manner different from the Company's unaffiliated public stockholders;

  •
  that the Special Committee was delegated the exclusive power and authority to review and evaluate the advisability of the Remington Sellers' proposal;

  •
  each of the Special Committee and the Board was aware that it had no obligation to recommend any transaction and that the Special Committee had the authority to decline any proposals made by the Remington Sellers;

  •
  that the Special Committee made its evaluation of the Transaction Documents and the Transactions based upon the factors discussed in this proxy statement, independent of members of management, including Mr. Monty J. Bennett, and with knowledge of the interests of management in the Transactions;

  •
  that the Special Committee received the advice and assistance of Janney, as its financial advisor, Riveron, as its financial due diligence advisor, and NRF, as its legal advisor;

  •
  that the Special Committee was involved in extensive deliberations since the time of the submission of the Remington Sellers' initial proposal on August 27, 2018, until the execution of the Combination Agreement and was provided with access to Remington's management (including Mr. Monty J. Bennett) in connection with the due diligence conducted by it and its advisors;

  •
  that the financial and other terms and conditions of the Transaction Documents were the product of negotiations that took place over the course of approximately ten months between the Special Committee and its independent legal and financial advisors, on the one hand, and the Remington Sellers and their representatives, on the other hand;

  •
  the Combination Agreement allows the Special Committee or the Board to change or withdraw its recommendation of the Transaction Documents and Transactions in response to an AINC Intervening Event (defined below under "The Transaction Documents—Combination Agreement—Covenants—"No-Shop" Restrictions" and "Fiduciary Out") if the Board or the Special Committee, after consultation with its legal advisors, determines in good faith that the failure to do so would be inconsistent with their duties to act in the best interests of the Company and its stockholders (other than Mr. Archie Bennett, Jr. and Mr. Monty J. Bennett);

  •
  the Combination Agreement permits the Company, prior to the time that the Company's stockholders approve the Issuance Proposal at the Special Meeting, to discuss and negotiate, under specified circumstances, an unsolicited proposal if the Board (acting through the Special Committee), after consultation with its legal and financial advisors, determines in good faith that such proposal constitutes, or would reasonably be expected to result in, a superior proposal and to terminate the Combination Agreement in order to enter into a definitive agreement for that superior proposal, subject to matching rights for the Remington Sellers and the requirement that the Company pay a termination fee of $5,500,000 plus the costs and expenses incurred by the Remington Parties in connection with the Transactions;

  •
  the structure of the Transactions would allow sufficient time for a third-party to make a superior proposal if it desired to do so;

  •
  the Special Committee's belief that the $5,500,000 termination fee if the Combination Agreement is terminated by the Company in response to an AINC Superior Proposal or an AINC Intervening Event (each defined below under "The Transaction Documents—Combination Agreement—Covenants—"No-Shop" Restrictions" and "Fiduciary Out") is reasonable in light of the circumstances and the overall terms of the Combination Agreement, consistent with fees in comparable Transactions, and not preclusive of other offers;

  •
  all of the other terms and conditions of the Combination Agreement and other Transaction Documents, including, among other things, the representations, warranties, covenants and agreements of the parties, including the "fiduciary out" provision, the conditions to the closing of the Transactions, and the parties' termination rights set forth in the Combination Agreement;

  •
  the fact that it is a non-waivable condition to the closing of the Transactions that the Transactions be approved by stockholders by the Required Stockholder Vote; and

  •
  the fact that it is a non-waivable condition to the closing of the Transactions that the Transactions be approved by the affirmative vote of a majority of the issued and outstanding voting power of the Company's common stock that is not beneficially owned by the Bennetts, MJB Investments or the Trusts (provided that the Company's common stock that is owned of record by Ashford Trust or Braemar will not be deemed to be beneficially owned by the Bennetts, MJB Investments or the Trusts so long as the decision to vote such shares on the Merger and the other Transactions is solely determined by the members of the Board of Directors of the applicable entity who are independent within the meaning of applicable rules of the NYSE American and do not have a material financial interest within the meaning of Section 2-419 of the MGCL in the Merger and the other Transactions (or a duly appointed board committee consisting only of such independent and disinterested board members)).

        Alternative transactions with other parties were not considered or pursued because the Property Management Business is a unique business that fits directly into the Company's growth strategy. In the Company's capacity as the advisor to Ashford Trust and Braemar, the Company is responsible for implementing the investment strategies and managing the day-to-day operations of these two REITs. The Company previously acquired the project management business of Remington in order to grow the Company's business and offer additional project management services to the REITs. The acquisition of Remington's property management business is intended to further enhance the Company's growth strategy and will complement its existing business lines. The Company believes the acquisition will result in significant synergies as well as operational and cost efficiencies. In addition, Ashford Trust and Braemar currently have in place long term property management contracts with Remington that contain substantial termination fees and as a result, purchasing a third party property management company is not an economically viable alternative.

        The above discussion of the information and factors considered by the Special Committee is not intended to be exhaustive, but indicates the material matters considered. In reaching its determination and recommendation, the Special Committee did not quantify, rank or assign any relative or specific weight to any of the foregoing factors, and individual members of the Special Committee may have considered various factors differently. The Special Committee did not undertake to make any specific determination as to whether any specific factor, or any particular aspect of any factor, supported or did not support its ultimate recommendation. Moreover, in considering the information and factors described above, individual members of the Special Committee may have given differing weights to differing factors. The Special Committee based its unanimous recommendation on the totality of the information presented.

  Other Reasons for the Holding Company Reorganization

        While Maryland and Nevada law are similar in most respects, we believe that the formation of a new holding company in Nevada (and the holding company reorganization, by which New Nevada Holdco will become the publicly-traded parent of the Company) will, among other reasons, provide several benefits to New Nevada Holdco and its shareholders. Unlike Maryland, Nevada's constituency statutes allow a board of directors to take into account numerous factors in their decision making, which allows the board more flexibility and decreases the likelihood of litigation overturning those decisions and the accompanying disruption.

        Additionally, important differences between the Maryland and Nevada statutes relating to business combinations and control share acquisitions may assist New Nevada Holdco in attracting investments by institutional shareholders, certain of which have policies that disfavor investment in corporations that are subject to these provisions. Both the Nevada business combination and control share acquisition statutes are likely to be inapplicable to New Nevada Holdco because the number of record holders will likely fall below the thresholds contained in these statutes and, in the case of the control share acquisition statute, New Nevada Holdco is not likely to have many record holders located in Nevada. In addition, New Nevada Holdco's charter will fully opt out of the business combination statutes. Further, the provisions of Subtitle 8, Title 3 of the MGCL are believed to be unique and are not contained in the NRS. Certain institutional holders tend to disfavor providing the boards of Maryland corporations with the flexibility to make elections under this statutory provision.

Description of Fairness Opinion of Janney

        The Special Committee retained Janney to act as its financial advisor in connection with the Transactions, and if requested by the Special Committee, to render an opinion as to the fairness, as of the date of such opinion, from a financial point of view, of the aggregate consideration to be paid in the Transactions. In selecting Janney, the Special Committee considered, among other things, the fact that Janney is a reputable investment banking firm with substantial experience advising companies in the lodging sector and in providing strategic advisory services in general. Janney, as part of its investment banking business, is continuously engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements, and valuations for corporate and other purposes.

        On May 28, 2019, at the request of the Special Committee, Janney rendered an oral opinion to the Special Committee, which was subsequently confirmed in a written opinion as of the same date (the "Opinion"), that as of such date, and based upon and subject to the assumptions made, matters considered and limitations and qualifications upon the review undertaken by Janney, the aggregate consideration to be paid by New Nevada Holdco in the Transactions pursuant to the Combination Agreement as defined in the Opinion, which consisted of 11,000,000 shares of Series D Convertible Preferred Stock, with a par and liquidation value of $25.00 per share, or $275.0 million in the aggregate, plus up to $4.1 million in cash for the reimbursement of the expenses of the Remington Sellers in the Transactions, (the "aggregate consideration") was fair, from a financial point of view, to New Nevada Holdco.

        The full text of the Opinion is attached hereto as Annex C and is incorporated into this document by reference in its entirety. The summary of the Opinion set forth herein is qualified in its entirety by reference to the full text of the Opinion. Stockholders are urged to read the Opinion carefully and in its entirety for a discussion of, among other things, the scope of review undertaken and the assumptions made, matters considered and limitations and qualifications upon the review undertaken by Janney in connection with such Opinion.

        In arriving at its opinion, Janney reviewed, among other things:

  •
  The historical financial performance, current financial position and general prospects of the Company and of the Property Management Business and Marietta to be acquired pursuant to the Transactions (the "Acquired Business");

  •
  Certain internal financial and operating information with respect to the business, operations and general prospects of the Company, including certain historical financial adjustments and financial forecasts prepared by the Company and used per instruction of the Company (the "Company Forecasts");

  •
  Certain internal financial and operating information with respect to the business, operations and general prospects of the Acquired Business, including certain historical financial adjustments and financial forecasts prepared by Remington and used per instruction of the Company (the "Acquired Business Forecasts") (The projections and estimates supplied to and utilized by Janney are summarized below under "—Projected Financial Information");

  •
  Certain pro forma financial effects of the Transactions on the Company, based on certain projections for the Company provided by the management of the Company; and

  •
  The proposed financial terms of the Transaction, as set forth in the draft Combination Agreement (draft dated May 24, 2019).

  •
  In addition, Janney:

  •
  Discussed the Acquired Business's historical financial performance, current financial position and general prospects with members of the Company's senior management team;

  •
  Discussed with certain members of senior management of the Company the strategic aspects of the Transactions, including, but not limited to, past and current business operations, financial condition and prospects (including their views on the risks and uncertainties of achieving the Acquired Business forecasts);

  •
  To the extent deemed relevant, analyzed publicly available information of certain selected publicly traded companies and compared the financial and operating performance of the Acquired Business to these other companies;

  •
  Reviewed the financial terms, to the extent publicly available, of selected acquisitions of companies in the Company's and the Acquired Business's industry that Janney deemed to be relevant;

  •
  Performed discounted cash flow analyses for the Acquired Business based on projections prepared by Remington and provided by Company management (the projections and estimates supplied to and utilized by Janney are summarized below under "—Projected Financial Information."); and

  •
  Performed such other analyses and examinations as Janney deemed necessary.

        In rendering its Opinion, Janney relied upon the accuracy and completeness of all of the financial and other information that was available to it from public sources, that was provided by the Company and its representatives or that was otherwise reviewed by it, and assumed such accuracy and completeness for purposes of rendering its opinion. Janney further relied on the assurances of management of the Company that they were not aware of any facts or circumstances that would make any of such information inaccurate or misleading. Janney was not asked to and did not independently verify (and has not assumed any obligation to verify) any such information, and it did not assume any responsibility or liability for the accuracy or completeness thereof. Janney did not undertake an independent evaluation or appraisal of the assets or liabilities (contingent or otherwise) of the Company, the Acquired Business or any of their respective affiliates or subsidiaries, nor was Janney furnished with any such evaluation or appraisal. Furthermore, Janney did not assume any obligation to conduct, and did not conduct, any physical inspection of the properties or assets of the Company or the Acquired Business. Janney did not express any opinion as to the impact of the Transactions on the solvency or viability of the Company, New Nevada Holdco, the Acquired Business and/or any of the other parties to the Combination Agreement or the other Transaction Documents, or their ability to pay their debts when they become due. Janney also assumed that all material governmental, regulatory or other consents and approvals necessary for the consummation of the Transactions will be obtained without any imposition of material restrictions, terms or conditions, material delay or adverse effect on the Company, and that the Transactions will be consummated in accordance with the terms of the Combination Agreement without any waiver or amendment of any material term or condition thereof. Janney also assumed that in all respects material to its analysis that all of the representations and warranties contained in the Combination Agreement and the other Transaction Documents were true and correct, that each party to such agreements would perform all of the covenants required to be performed by such party under such agreements, that the conditions precedent to the consummation of the Transactions would not be waived and that the Transactions would be consummated in a timely manner in accordance with the terms described in the Combination Agreement in the form provided to Janney without any amendments or modifications thereto. With respect to financial projections for the Company and the Acquired Business (including, without limitation, the Company Forecasts and Acquired Business Forecasts), Janney was advised by the Company, and Janney assumed, without independent investigation, that they have been prepared in good faith and reflect the best currently available estimates and judgments of the Company of the expected future financial performance of the Company and the Acquired Business. Janney expresses no opinion or view with respect to such financial projections or the assumptions on which they were based. The projections and estimates supplied to and utilized by Janney are summarized below under "—Projected Financial Information." For purposes of rendering its opinion, Janney relied only on the Company's and Acquired Business's historical financial information, except for such financial projections (which Janney assumed would be achieved) in connection with Janney's public company, precedent transactions and discounted cash flow analyses described below.

        The Opinion was necessarily based upon the market, economic and other conditions and circumstances as they existed and could be evaluated, and on the conditions and prospects, financial and otherwise, of the Company and the Acquired Business, as they existed and were known to Janney, on the date of the Opinion. Janney assumed no responsibility for updating, revising or reaffirming the Opinion based on circumstances, developments or events occurring after the date of the Opinion and disclaims any undertakings or obligations to advise any person of any change in any fact or matter affecting the Opinion which may come or be brought to Janney's attention after the date of the Opinion.

        The Opinion does not constitute a recommendation as to any action the Special Committee or the Board should take in connection with the Transactions contemplated by the Combination Agreement or any aspect thereof, and does not constitute a recommendation to any shareholder of the Company as to how such shareholder should vote or otherwise act with respect to the Transactions. The Opinion relates solely to the fairness, from a financial point of view, as of the date of the Opinion, of the aggregate consideration (as defined in the Opinion which includes $4.1 million in reimbursement of expenses) to be paid by New Nevada Holdco pursuant to the Combination Agreement and did not address the fairness of the Transactions to, or any consideration paid in connection therewith by, or the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of the Company, New Nevada Holdco or any other party to the Transactions or their affiliates, whether relative to the aggregate consideration (as defined in the Opinion which includes $4.1 million in reimbursement of expenses) or otherwise. Janney expressed no opinion as to the relative merits of the Transactions or any other transactions or business strategies discussed by the Special Committee as alternatives to the Transactions or the decision of the Special Committee to recommend the Transactions, nor did Janney express any opinion on the structure, terms or effect of any other aspect of the Transactions contemplated by the Combination Agreement. The Opinion did not in any manner address the prices at which the Company's common stock or other securities would or will trade following the announcement or consummation of the Transactions. Janney are not experts in, and the Opinion does not address, any of the legal, regulatory, accounting, insurance, tax or similar aspects of the Transactions.

  Summary of Financial Analyses of the Acquired Business Performed by Janney

        The summary set forth below does not purport to be a complete description of the analyses performed by Janney, but describes, in summary form, the material elements of the presentation that Janney made to the Special Committee on May 28, 2019, in connection with Janney's Opinion. In accordance with customary investment banking practice, Janney employed generally accepted valuation methods and financial analyses in reaching its Opinion. The following is a summary of the material financial analyses performed by Janney in arriving at its Opinion. These summaries of financial analyses alone do not constitute a complete description of the financial analyses Janney employed in reaching its conclusions.

        None of the analyses performed by Janney were assigned a greater significance by Janney than any other, nor does the order of analyses described represent relative importance or weight given to those analyses by Janney. The summary text describing each financial analysis does not constitute a complete description of Janney's financial analyses, including the methodologies and assumptions underlying the analyses, and if viewed in isolation could create a misleading or incomplete view of the financial analyses performed by Janney. The summary text set forth below does not represent and should not be viewed by anyone as constituting conclusions reached by Janney with respect to any of the analyses performed by it in connection with its Opinion. Rather, Janney made its determination as to the fairness to New Nevada Holdco of the aggregate consideration (as defined in the Opinion which includes $4.1 million in reimbursement of expenses) to be paid by New Nevada Holdco in the Transactions pursuant to the Combination Agreement, from a financial point of view, on the basis of its experience and professional judgment after considering the results of all of the analyses performed.

        In performing its analyses, Janney made numerous assumptions with respect to industry performance, general business, regulatory, economic, market and financial conditions and other matters. These include, among other things, the impact of competition on the businesses of the Company and the industry generally, industry growth, and the absence of any adverse material change in the financial condition and prospects of the Company, or the industry, or in the financial markets in general. Many of these assumptions are beyond the control of the Company. Any estimates contained in Janney's analyses are not necessarily indicative of future results or actual values, which may be significantly more or less favorable than those suggested by such estimates. Except as otherwise noted, the information utilized by Janney in its analyses, to the extent that it is based on market data, is based on market data as it existed on or before May 28, 2019 and is not necessarily indicative of current market conditions. The analyses described below do not purport to be indicative of actual future results, or to reflect the prices at which any securities may trade in the public markets, which may vary depending upon various factors, including changes in interest rates, dividend rates, market conditions, economic conditions, and other factors that influence the price of securities.

        In conducting its analysis, Janney used three primary methodologies to review the valuation of the Acquired Business on a stand-alone basis to assess the fairness, from a financial point of view, of the aggregate consideration (as defined in the Opinion which includes $4.1 million in reimbursement of expenses) to be paid by New Nevada Holdco in the Transactions pursuant to the Combination Agreement. Specifically, Janney conducted selected public companies analyses, selected precedent transactions analyses and discounted cash flow analyses. No individual methodology was given a specific weight, nor can any methodology be viewed individually. Additionally, no company or transaction used in any analysis as a comparison is identical to the Acquired Business, the Company or the Transactions, and they all differ in material ways. Accordingly, an analysis of the results described below is not mathematical; rather it involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading value of the selected companies or transactions to which they are being compared. Each of these analyses yielded a range of implied values, and therefore, such implied value ranges developed from these analyses were viewed by Janney collectively and not individually.

        Selected Public Companies Analysis.    Janney reviewed, analyzed and compared certain financial information relating to the Acquired Business to corresponding publicly available financial information and market multiples for the following seven publicly traded hotel management companies:

  •
  Choice Hotels International, Inc.

  •
  Hilton Worldwide Holdings Inc.

  •
  Hyatt Hotels Corporation

  •
  Intercontinental Hotels Group PLC

  •
  Marriott International, Inc.

  •
  Red Lion Hotels Corporation

  •
  Wyndham Hotels & Resorts, Inc.

        Janney selected the companies used in this analysis on the basis of its experience and knowledge of companies in the industry and various factors, including the size of the company and the similarity of the lines of business to the Acquired Business's lines of business, as well as the business models, service offerings and end-market exposure of such companies. The selected companies used in this analysis were chosen because they, like the Acquired Business, are generally driven by the growth of the lodging sector, including business and leisure travel spending, RevPAR growth, and new hotel construction. As noted above, no company used as a comparison is identical to the Acquired Business.

        Janney reviewed, among other things, the range of enterprise values of the selected publicly traded hotel management, franchise and service companies (calculated as equity value, using the closing stock prices on May 23, 2019, plus the book value of debt, preferred stock and minority interests, minus cash and equivalents and the book value of investments in unconsolidated affiliates), as a multiple of estimates of earnings before interest expense, income taxes, depreciation and amortization and adjusted for other select non-recurring or non-cash items ("Adjusted EBITDA") of the applicable selected company for calendar year 2018, 2019 and 2020. Financial data for the selected companies was based on the selected companies' filings with the SEC and publicly available equity research analyst consensus estimates from FactSet Research Systems. Results of this analysis were presented for the selected transactions, as indicated in the following table:

Enterprise Value as a Multiple of Calendar Year
Select Public Companies	2018 EBITDA	2019E EBITDA	2020E EBITDA
Choice Hotels International, Inc.	15.8x	15.0x	14.2x
Hilton Worldwide Holdings Inc.	15.9x	14.6x	13.6x
Hyatt Hotels Corporation	12.4x	12.2x	11.4x
InterContinental Hotels Group PLC	14.1x	13.9x	13.0x
Marriott International, Inc.	14.8x	14.0x	13.1x
Red Lion Hotels Corporation	14.6x	10.9x	10.1x
Wyndham Hotels & Resorts, Inc.	12.3x	12.0x	11.1x

        The following table sets forth, for the periods indicated, the 1st and 3rd quartile enterprise values as a multiple of EBITDA for the selected publicly traded companies identified above:

Enterprise Value as a Multiple of Calendar Year
	2018 EBITDA	2019E EBITDA	2020E EBITDA
First Quartile	13.2x	12.1x	11.3x
Third Quartile	15.3x	14.3x	13.4x

        The following table sets forth, for the periods indicated, the range of enterprise values as a multiple of EBITDA utilized by Janney in performing its analysis, which were derived from the 1st and 3rd quartile values of the selected publicly traded hotel management companies identified above, and the range of the enterprise values for the Acquired Business implied by this analysis and compared this range to the aggregate consideration of $279.1 million:

Enterprise Value to:	Relevant Range of EBITDA Multiples	Implied Range of Remington Enterprise Values ($MM)
CY 2018 Remington EBITDA	13.2x - 15.3x	$309.5 - $357.9
CY 2019E Remington EBITDA	12.1x - 14.3x	$313.5 - $369.6
CY 2020E Remington EBITDA	11.3x - 13.4x	$329.5 - $390.9

        Janney selected the companies used in this analysis on the basis of its experience and knowledge of companies in the industry and various factors, including the size of the company and the similarity of the lines of business to the Acquired Business's lines of business, as well as the business models, service offerings and end-market exposure of such companies. The selected companies used in this analysis were chosen because they, like the Acquired Business are generally driven by the growth of the lodging sector, including business and leisure travel spending, RevPAR growth and new hotel construction. As noted above, no company used as a comparison is identical to the Acquired Business.

        Selected Precedent Transactions Analysis.    Janney reviewed and analyzed the following 10 acquisitions of comparable companies which disclosed valuation metrics. Using publicly available information, Janney calculated, for each selected transaction, among other things, the multiple of the target company's enterprise value (calculated as described above) implied in the relevant transaction to the target company's estimated Adjusted EBITDA of the target companies in each applicable transaction for a trailing twelve month period or similar relevant period at or surrounding the announcement date of each applicable transaction ("Adjusted EBITDA"). Financial data for the selected companies was based on the selected companies' filings with the SEC, equity research reports, earnings transcripts, company investor presentations and press releases, FactSet Research Systems, Capital IQ and SNL Financial. Enterprise value and Adjusted EBITDA calculations for certain of the selected transactions were adjusted, using publicly available information, for certain mergers and acquisitions activity. Results of this analysis were presented for the selected transactions, as indicated in the following table:

Date Announced	Target	Acquiror	Enterprise Value as a Multiple of EBITDA
1/10/2019	Aimbridge Hospitality	Advent International	11.0x
12/14/2018	Belmond Ltd.	LVMH Moet Hennessy Louis Vuitton	22.9x
10/9/2018	Two Roads Hospitality LLC	Hyatt Hotels Corporation	19.6x
4/9/2018	Remington Project Management	Ashford Inc.	12.5x
1/18/2018	La Quinta Holdings	Wyndham Worldwide	17.3x
12/9/2015	Fairmont Raffles Hotels International, Inc.	Accor SA	20.5x
11/16/2015	Starwood Hotels & Resorts Worldwide Inc.	Marriott International, Inc.	14.0x
12/16/2014	Kimpton Hotel & Restaurant Group, LLC	InterContinental Hotels Group PLC	21.5x
11/12/2014	Louvre Hotels Group	Jin Jiang International Holdings	12.2x
8/6/2014	Brazilian Hotel Group	GTIS Partners and GP Investments	13.7x

        The following table sets forth the 1st quartile and 3rd quartile enterprise values as a multiple of EBITDA for the selected acquisitions identified above:

Enterprise Value as a Multiple of EBITDA
First Quartile	12.8x
Third Quartile	20.3x

        The following table sets forth, for the period indicated, the range of EBITDA multiples utilized by Janney in performing its analysis, which were derived from the 1st and 3rd quartile values of the selected acquisitions identified above, and the range of the enterprise values for the Acquired Business implied by this analysis and compared this range to the aggregate consideration of $279.1 million:

Enterprise Value to:	Relevant Range of EBITDA Multiples	Implied Range of Remington Enterprise Values ($MM)
CY 2018 Remington EBITDA	12.8x - 20.3x	$298.6 - $475.0

        Discounted Cash Flow Analysis.    Janney performed a discounted cash flow analysis to derive an implied enterprise value range of the Acquired Business.

        A discounted cash flow analysis is designed to provide an implied value of a company by calculating the present value of estimated future unlevered free cash flows and terminal value of the company. The "unlevered free cash flows" or "free cash flows" refer to a calculation of the future cash flows of an asset without including, in such calculation, any debt-servicing costs. The present value of a terminal value, representing the estimated value of unlevered free cash flows beyond the end of the forecast period, is added to arrive at a total aggregate value. Outstanding debt and preferred equity is subtracted and outstanding cash is added to arrive at an equity value.

        Janney utilized the financial projections and estimates regarding the Acquired Business in the Acquired Business Forecasts as prepared by Remington management and utilizing growth assumptions for Ashford Trust and Braemar Hotel & Resorts that the Company management provided and believed were reasonable, to perform a discounted cash flow analysis of the Acquired Business. The projections and estimates supplied to and utilized by Janney are summarized below under "—Projected Financial Information." In conducting this analysis, Janney assumed at the direction of the Company that the Acquired Business would perform in accordance with these projections and estimates. Janney performed an analysis of the present value of the unlevered free cash flows that Remington's management projected the Acquired Business would generate for the fiscal years 2019 through 2023. Janney analyzed the historical revenue growth and operating margins of the Acquired Business and determined the management estimates referenced in the Projected Financial Information were reasonable. Janney utilized illustrative terminal values in the year 2023 based on an EV/EBITDA exit multiple range of 12.0x to 14.0x. Janney discounted the cash flows projected for the specified period using discount rates ranging from 11.5% to 12.5%, reflecting estimates of the Acquired Business's weighted average cost of capital. The weighted average cost of capital was estimated assuming a cost of equity based on a capital asset pricing model based on the leverage and betas of the selected public companies and the cost of debt based on discussions with the Acquired Business's management. Using a discount rate of 11.5% to 12.5% and an EV/EBITDA terminal multiple of 12.0x to 14.0x, this analysis resulted in an implied enterprise value for the Acquired Business of $359.1 to $420.6 million.

  Additional Reference Points

        Convertible Preferred Stock Valuation Considerations.    Janney evaluated the value of the convertible preferred based on a hypothetical scenario in which the Company received a mix of debt and equity capital from third-parties to finance the aggregate consideration (as defined in the Opinion which includes $4.1 million in reimbursement of expenses) based on Janney's professional judgment. Janney assumed a weighted average cost of capital ranging from 11.0% to 13.0%, which reflected an estimate of the rates of return demanded by third-party capital providers to finance the Transactions. The cash flows from the dividends from the convertible preferred were discounted at 11.0% to 13.0% to establish the present value of the dividends to be received assuming that the convertible preferred is outstanding for seven years. In addition, Janney evaluated the implied value of the call option inherent in the convertible preferred using a Black-Scholes model assuming a seven year term, volatility of 35.8% (based on the Company's assumption for stock-based compensation for 2018 as referenced in the Company's 10-K), a risk-free rate based on seven year U.S. Treasury yields and the Company's stock price as of May 23, 2019. The combined value of the dividends and the call option resulted in an implied market value of the convertible preferred of $246.0 million to $266.9 million.

        Financial Impact Analysis.    Janney performed a pro forma merger analysis on the combined projected income statement information of the Acquired Business and the Company. Assumptions regarding the acquisition adjustments and cost savings were used to calculate the financial impact the Transactions would have on certain projected financial results of the Company. In the course of this analysis, Janney used earnings estimates for the Company based on discussions with Company management and used earnings estimates for the Acquired Business based on discussions with Company and Remington management. This analysis indicated that the Transactions are expected to be accretive to the Company's estimated non-GAAP earnings per share in 2020 and 2021 assuming that the convertible preferred is either converted or not converted. For all of the above analyses, the actual results achieved by the Company following the Transactions may vary from the projected results, and the variations may be material.

  Conclusion

        Janney compared the results of these analyses to the aggregate consideration of $279.1 million consisting of $275.0 million of convertible preferred stock and up to $4.1 million of the Remington Parties' transaction expenses received by the Remington Sellers in connection with the proposed acquisition by New Nevada Holdco of equity securities representing 100.0% of the outstanding ownership interests in the Acquired Business.

        Based upon the foregoing analyses and the assumptions and limitations set forth in full in the text of Janney's Opinion, Janney was of the opinion that, as of the date of the Opinion, and subject to and based on the assumptions made, matters considered, and limitations and qualifications upon the review undertaken by Janney, the aggregate consideration (as defined in the Opinion which includes $4.1 million in reimbursement of expenses) to be paid by New Nevada Holdco in the Transactions pursuant to the Combination Agreement was fair, from a financial point of view, to New Nevada Holdco.

  General

        Pursuant to the terms of the engagement letter between Janney and the Special Committee of the Board of Directors of Ashford Inc., the Company agreed to pay to Janney a retainer fee of $150,000 upon signing of the engagement letter, a fee of $800,000 upon Janney's delivery of its Opinion, and a fee of $2,000,000 upon the consummation of the Transactions in consideration of financial advisory services rendered in connection with the Transactions, less the prior retainer and opinion fees paid to Janney. In addition, the Company agreed to reimburse Janney up to a limit of $100,000 for its reasonable out-of-pocket expenses, including attorneys' fees and disbursements, and to indemnify Janney and related persons against various liabilities, including certain liabilities under the federal securities laws.

        Janney, as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, competitive biddings, secondary distributions of listed and unlisted securities, private placements and valuations for estate, corporate and other purposes. Janney or its affiliates may provide investment and corporate banking services to the Company and Remington and their respective affiliates in the future, for which Janney or its affiliates would seek customary compensation. Janney provides a full range of financial advisory and securities services and, in the course of its normal trading activities, may from time to time affect transactions and hold securities, including, without limitation, derivative securities, of the Company or its affiliates for its own account and for the accounts of customers.

        In the two years prior to the date hereof, Janney has been engaged by the Company (or subsidiaries thereof), Ashford Trust and Braemar on financial advisory or financing assignments in which it received customary investment banking fees. The fees attributable to Janney from the Company (or subsidiaries thereof), Ashford Trust and Braemar Hotel & Resorts totaled approximately $2,484,559 as of the date of the Opinion, which includes fees of $2,000,000 paid in relation to Janney serving as financial advisor to the Special Committee of Ashford Inc. on the previously completed acquisition of Remington Project Management.

  Projected Financial Information

        We are including in this proxy statement/prospectus unaudited projected financial information, which includes unaudited projected financial information that was made available to the Special Committee and Janney, the Special Committee's financial advisor, in connection with the Special Committee's evaluation of the Transactions. The unaudited projected financial information of the Acquired Business was provided by Remington management based on assumptions that the Company's management believed were reasonable and that reflected the Company's management best available estimate of acquisitions and capital improvements and renovations by Ashford Trust and Braemar at such time. The unaudited financial information of the Company was prepared by the Company's management. The inclusion of this unaudited projected financial information should not be regarded as an indication that any of the Company, the Special Committee, Remington, the Remington Sellers, their respective financial advisors or any other recipient of this information considered, or now considers, it to be necessarily predictive of actual future results, and this unaudited projected financial information should not be relied upon as such.

        The unaudited projected financial information is not being included in this proxy statement/prospectus to influence your decision whether to vote for or against the acquisition, but is being included because this unaudited projected financial information was provided to the Special Committee in connection with its evaluation of the Transactions and Janney in connection with its Opinion.

        In addition, the unaudited projected financial information was, in general, prepared solely for internal use and is subjective in many respects. As a result, the projected results may not be realized and the actual results may be significantly higher or lower than estimated. Since the unaudited projected financial information covers multiple years, that information by its nature becomes less predictive with each successive year. The unaudited projected financial information was also based on numerous variables and assumptions. Such assumptions are inherently uncertain and may be beyond the control of the Company. Important factors that may affect actual results and cause these financial forecasts to not be achieved include, but are not limited to, risks and uncertainties relating to the Company's and Remington's businesses (including their ability to achieve strategic goals, objectives and targets over the applicable periods), industry performance and competition, general business and economic conditions and other factors described under the captions "Risk Factors—Risks Related to the Transactions" and "Cautionary Statement Regarding Forward-Looking Statements". You are encouraged to review the risks and uncertainties described under these captions in this proxy statement/prospectus. Neither the Company nor Remington, as a matter of course, makes public projections as to future performance or earnings beyond the current fiscal year and generally do not make public projections for extended periods due to, among other things, the inherent difficulty of predicting financial performance for future periods and the likelihood that the underlying assumptions and estimates may not be realized. In connection with the evaluation of the Transactions, however, the Company's management and the management of Remington prepared certain unaudited prospective financial information. The unaudited projected financial information was not prepared with a view toward public disclosure, nor was it prepared with a view toward compliance with published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of projected financial information. In addition, the unaudited projected financial information requires significant estimates and assumptions that make it inherently less comparable to the similarly titled GAAP measures in the Company's historical GAAP financial statements. The Company's independent registered public accounting firm has not compiled, examined or performed any procedures with respect to the unaudited prospective financial information contained herein, nor have they expressed any opinion or any other form of assurance on the information or its achievability.

        The table below presents a projected income statement summary, Total EBITDA and Unlevered Free Cash Flow of the Acquired Business on a stand-alone basis for the fiscal years ending December 31, 2019 through December 31, 2023:

	FY Ending December 31,					CAGR
($MM)	2019E	2020E	2021E	2022E	2023E	19E - '23E
INCOME STATEMENT SUMMARY
Revenue, net of reimbursement revenue	$49.2	$54.0	$59.4	$64.9	$70.2	9.3%
Total EBITDA	$25.9	$29.3	$33.1	$36.9	$40.6	11.9%
EBITDA Margin	52.7%	54.2%	55.6%	56.9%	57.9%
Unlevered Free Cash Flow	$18.9	$21.3	$24.0	$26.6	$29.3	11.6%

        The table below presents projected property management financials, Revenue, net of reimbursement revenue and Adjusted EBITDA of the Acquired Business on a stand-alone basis for the fiscal years ending December 31, 2018 through December 31, 2023:

($ in millions)	2018	2019P	2020P	2021P	2022P	2023P
Summary Property Management Financials
Revenue, net of reimbursement revenue	$33.8	$38.1	$42.5	$47.1	$51.8	$56.6
% Growth		12.7%	11.6%	10.7%	10.0%	9.3%
EBITDA	22.7	25.8	29.1	32.4	35.8	39.4
(-) Tax Credit	(0.6)	(0.6)	(0.6)	(0.6)	(0.6)	(0.6)
(-) Open Positions	(0.2)	(0.2)	(0.2)	(0.2)	(0.2)	(0.2)

Adjusted EBITDA	21.9	25.0	28.3	31.6	35.0	38.6

        The table below presents a projected income statement summary, Adjusted EBITDA and Unlevered Free Cash Flow of the Acquired Business on a stand-alone basis for the fiscal years ending December 31, 2019 through December 31, 2023:

	FY Ending December 31,
($MM)	2019E	2020E	2021E	2022E	2023E
INCOME STATEMENT SUMMARY
Net Revenue	$49.2	$54.0	$59.4	$64.9	$70.2
Adjusted EBITDA	$25.9	$29.3	$33.1	$36.9	$40.6
EBITDA Margin	52.7%	54.2%	55.6%	56.9%	57.9%
Unlevered Free Cash Flow	$18.9	$21.3	$24.0	$26.6	$29.3

        The table below presents a projected income statement summary, Total EBITDA and earnings per share of the Company on a stand-alone basis for the fiscal years ending December 31, 2020 through December 31, 2021:

	FY Ending December 31,
($MM)	2020E	2021E
INCOME STATEMENT SUMMARY
Total Revenue	$181.0	$188.4
Total EBITDA	$37.8	$40.1
EBITDA Margin	20.9%	21.3%
Adjusted Net Income	$28.1	$30.0
Adjusted Net Income per Fully Diluted Share	$6.74	$7.17

        The assumptions management made in preparing the above unaudited projected financial information may not reflect actual future conditions. The estimates and assumptions underlying the unaudited projected financial information involve judgments with respect to, among other things, future economic, competitive, regulatory and financial market conditions and future business decisions which may not be realized and that are inherently subject to significant business, economic, competitive and regulatory uncertainties and contingencies, including, among others, risks and uncertainties described under "Risk Factors—Risks Related to the Transactions" and "Cautionary Statement Regarding Forward-Looking Statements" and the risks described in the periodic reports filed by the Company with the SEC, which reports can be found as described under the caption "Where You Can Find More Information", all of which are difficult to predict and many of which are beyond the control of the Company. The underlying assumptions and projected results may not be realized, and actual results differ whether or not the Transactions are completed.

        Additionally, although presented with numerical specificity, the above unaudited projected financial information with respect to the Company and the Acquired Business reflects numerous assumptions and estimates as to future events made by the Company's management that the Company's management believes were reasonably prepared.

        You are cautioned not to place undue reliance on the unaudited projected financial information set forth above. No representation is made by the Company or any other person to any of the Company's stockholders regarding the ultimate performance of the Company or the Acquired Business compared to the information included in the above unaudited projected financial information. The inclusion of unaudited projected financial information in this proxy statement should not be regarded as an indication that this information will be necessarily predictive of actual future events, and this information should not be relied on as such.

        The unaudited projected financial information does not take into account any circumstances or events occurring after the date they were prepared, and, except as may be required in order to comply with applicable securities laws, none of the Company, the Special Committee or any of their respective representatives intend to update, or otherwise revise, the unaudited projected financial information, or the specific portions presented, to reflect circumstances existing after the date when they were made or to reflect the occurrence of future events, even in the event that any or all of the assumptions are shown to be in error. In addition, the unaudited projected financial information does not reflect the impact of the Transactions, nor does it take into account the effect of any failure of the Transactions to occur.

Interests of the Company's Directors and Executive Officers in the Transactions;
Potential Conflicts of Interest

        In considering the recommendations of the Board, you should be aware that certain of the Company's executive officers and directors have interests in the Transactions that are different from, or are in addition to, the interests of the Company's stockholders generally, including those described below. These interests may create potential conflicts of interest. The members of the Special Committee and the Board were aware of these interests, and considered them, when they approved the Transaction Documents and recommended that stockholders vote to approve the Transactions. For additional information on relationships among the parties, see the section entitled "Certain Relationships and Related Person Transactions."

  Ownership Interests of Mr. Monty J. Bennett in the Company and Remington

        As of September 13, 2019, Mr. Monty J. Bennett, our Chief Executive Officer and Chairman of the Board, beneficially directly or indirectly owned, in the aggregate, 1,363,005 shares of the Company's common stock (which consists of: (i) 221,172 shares of the Company's common stock (ii) 462,206 shares of common stock issuable upon the exercise of options granted to the Reporting Person under the Issuer's 2014 Incentive Plan, 195,000 of which are vested and the remainder of which will vest, if at all, three years from the date of grant; (iii) 1,055 units of Ashford Hospitality Holdings LLC, our subsidiary, which units are currently redeemable for cash or, at the option of the Company, convertible into shares of our common stock; and (iv) 678,572 shares of Common stock issuable upon the conversion of the Series B Convertible Preferred Stock), which represented approximately 36.3% of the Company's outstanding Common Stock. Mr. Monty J. Bennett is also a 50% direct or indirect beneficial owner and the chief executive officer of Remington. Mr. Monty J. Bennett also directly or indirectly owns 50% of the Class A limited partnership interests in Marietta, and the Bennetts own, directly or indirectly, all of the Class A limited partnership interests in Marietta. Marietta is the lessee of the Hilton Atlanta/Marietta Hotel and Conference Center, which is managed by Remington Lodging pursuant to a management agreement between Remington Lodging and Marietta. Remington, through its ownership of Marietta Leasehold GP LLC, owns all of the general partnership interests in Marietta.

  The Bennetts' Interests in the Transactions

        Mr. Monty J. Bennett and Mr. Archie Bennett, Jr. have interests in the Transactions that may be different from, or in addition to, the interests of our stockholders generally and that may create potential conflicts of interest, including:

  •
  The exchange of 3,800,000 Series B Convertible Preferred Shares beneficially owned by Mr. Monty J. Bennett for 3,800,000 shares of Series D Convertible Preferred Stock at the effective time of the Merger;

  •
  The exchange of 4,000,000 Series B Convertible Shares beneficially owned by Mr. Archie Bennett, Jr. for 4,000,000 shares of Series D Convertible Preferred Stock as a result of the Merger;

  •
  The amount and nature of the consideration paid to MJB Investments, which is directly or indirectly wholly-owned by Mr. Monty J. Bennett;

  •
  the Bennetts' board nomination rights, subject to retaining 20% ownership of the New Nevada Holdco Common Stock;

  •
  the option of New Nevada Holdco to redeem all or any portion of the Series D Convertible Preferred Stock in a minimum amount of $25.0 million after June 30, 2026;

  •
  the put option of the Covered Investors to require New Nevada Holdco to purchase all or any portion of their Series D Convertible Preferred Stock on the date of or following the consummation of a change of control of New Nevada Holdco that is not supported by the Covered Investors;

  •
  the priority of the Series D Convertible Preferred Stock over the New Nevada Holdco Common Stock;

  •
  the right of the Series D Convertible Preferred Stock to vote with the New Nevada Holdco Common Stock on an as-converted basis prior to conversion into New Nevada Holdco Common Stock; and

  •
  the participation of the Series D Convertible Preferred Stock in any dividends or other distributions paid on New Nevada Holdco Common Stock.

  Our Executive Officers' Duties to Mr. Monty J. Bennett

        All of our executive officers report to Mr. Monty J. Bennett and may be considered to be affiliated with the Bennetts. As a result, those officers may have different interests than the Company as a whole. These potential conflicts would not exist in the case of a transaction negotiated with unaffiliated third parties. Moreover, if the Remington Parties breach any of the representations, warranties or covenants made by them in the Combination Agreement or the other Transaction Documents, we may choose not to enforce, or to enforce less vigorously, our rights because of our desire to maintain our ongoing relationship with the Bennetts. In addition, Mr. Robert G. Haiman, former Senior Vice President—Business Development and Chief Legal Officer of Remington, was appointed to serve as Executive Vice President, General Counsel and Secretary of Ashford Inc., Ashford Trust and Braemar, effective June 1, 2018.

  Compensation of the Special Committee

        The Special Committee consists of two independent and disinterested members of the Board: Mr. Brian Wheeler (Chair) and Ms. Uno Immanivong. The Board, acting pursuant to a written consent dated June 1, 2018, determined to compensate the members of the Special Committee for their service in the form of an annual retainer of $50,000 for Mr. Brian Wheeler and $30,000 for Ms. Uno Immanivong and per meeting fees of $500 for Mr. Brian Wheeler and for Ms. Uno Immanivong.

        In recommending and approving the above compensation structure, the Special Committee and the Board considered, among other things, the Company's existing committee compensation structure, as well as precedent compensation structures for special committees formed for purposes comparable to those for which the Special Committee was formed. The Board considered, among other things, the nature and scope of the Proposed Transactions, the complexities added to the Proposed Transactions by the involvement of the Bennetts, the time commitment expected to be required of the Special

Committee members and the publicly reported compensation of the special committees of the boards of other companies.

  Intent to Vote

        To the Company's knowledge, each of the Company's executive officers and directors intends to vote all shares of the Company's common stock and Series B Convertible Preferred Stock he or she beneficially owns in favor of all proposals. As of September 13, 2019, the Company's directors and executive officers (including Mr. Monty J. Bennett) have the power to vote 337,900 shares of the Company's common stock, representing 8.3% of the Company's outstanding common stock and Series B Convertible Preferred Stock on an as-converted basis. In addition, Mr. Monty J. Bennett directly or indirectly owns an additional 678,572 shares of common stock issuable upon conversion of the Series B Convertible Preferred Stock. Thus, subject to the provisions of the Existing IRA (described further below), the total voting power of the executive officers and directors (including Mr. Monty J. Bennett), including the common stock and common shares which underlie the Series B Convertible Preferred Stock is 25.0%.

        The Company's unaffiliated stockholders (which excludes the Company's directors and executive officers, Mr. Archie Bennett, Jr., Ashford Trust and Braemar) collectively have the power to vote 1,446,571 shares of the Company's common stock and Series B Convertible Preferred Stock on an as-converted basis as of September 13, 2019, representing 35.6% of the Company's outstanding common stock. A committee of independent directors of each of Braemar and Ashford Trust, respectively, who are independent within the meaning of applicable rules of the NYSE American and do not have a material financial interest within the meaning of Section 2-419 of the MGCL in the Merger and the other Transactions, has informed us that, as of the date of this proxy statement/prospectus, each of Braemar and Ashford Trust, acting at the direction of such respective committee, intends to vote or cause to be voted all of the shares beneficially owned by it in favor of each proposal presented to the stockholders at the Special Meeting.

THE TRANSACTION DOCUMENTS

Combination Agreement

        The following is a summary of the material provisions of the Combination Agreement, a copy of which is attached to this proxy statement/prospectus as Annex A, and which we incorporate by reference into this proxy statement/prospectus. This summary may not contain all of the information about the Combination Agreement that is important to you and is qualified in its entirety by reference to the full text of such agreement. We encourage you to read carefully the Combination Agreement in its entirety, as the rights and obligations of the parties thereto are governed by the express terms of the Combination Agreement and not by this summary or any other information contained in this proxy statement/prospectus.

  General

        Under the terms of the Combination Agreement, AINC, through New Nevada Holdco, will acquire the Transferred Securities. Simultaneously with or immediately before or after the Merger, Mr. Archie Bennett, Jr., MJB Investments, LP, Mr. Monty J. Bennett Mr. James L. Cowen and Mr. Jeremy J. Welter will transfer to New Nevada Holdco 100% of the Transferred Securities in exchange for the consideration provided in the Combination Agreement pursuant to the Contribution Agreement.

        On July 17, 2019, the Combination Agreement was amended for the purpose of amending the voting limitation in the Form of Investor Rights Agreement, see "The Transaction Documents—Investor Rights Agreement" below for a full description of the Investor Rights Agreement.

        On August 28, 2019 the Combination Agreement was further amended to provide for the inclusion of the Remington CIO Expenses as a positive adjustment in the calculation of working capital and the requirement for the Company to pay the Additional Termination Fee if the Company terminates the Combination Agreement under certain circumstances. Each amendment to the Combination Agreement was approved by the Special Committee and all of the Independent Directors of the Company.

  Consideration

        In exchange for the Transferred Securities, the Remington Sellers will receive Aggregate Consideration of $275,000,000 comprised of: 11,000,000 shares of Series D Convertible Preferred Stock with a value agreed by the parties to the Combination Agreement of $25 per share, and New Nevada Holdco will also pay up to an aggregate of $4,100,000 of (i) all transaction expenses incurred or funded by the Remington WC Parties, Mr. Monty J. Bennett and the Remington Companies (in each case, on behalf of themselves or their affiliates), including, among other things, one half of all filing and other similar fees payable in connection with any filings or submissions under the HSR Act, and any transfer tax incurred in connection with the Remington Contribution Agreement and (ii) Transaction Expenses. The 11,000,000 shares of Series D Convertible Preferred Stock will be distributed to the Remington Sellers as follows: (i) 5,479,300 shares to Mr. Archie Bennett, Jr.; 5,327,300 shares to MJB Investments; (iii) 152,000 shares to Mr. Monty J. Bennett; (iv) 32,400 shares to Mr. Jeremy J. Welter; and (v) 9,000 shares to Mr. James L. Cowen.

  Closing

        Subject to the terms and condition of the Combination Agreement, the closing of the Transactions will take place at the offices of Norton Rose Fulbright US LLP in Dallas, Texas, at 10:00 a.m. local time on a date no later than ten business days after the satisfaction or waiver of the conditions set forth in the Combination Agreement (other than conditions which, by their nature, are to be satisfied on such date), or at such other time or on such other date or at such other place as the parties to the Combination Agreement may mutually agree upon in writing.

  Representations and Warranties

        In the Combination Agreement, each of the Bennetts, Mr. Cowen, Mr. Welter and MJB Investments has made customary representations and warranties to AINC relating to, among other things:

            (i)  organization and authority to enter into the Transaction Documents and to consummate the Transactions;

           (ii)  organization, authority and qualification of each Remington Company;

          (iii)  capitalization of Remington and Marietta Leasehold LP ("Marietta");

          (iv)  absence of subsidiaries of Remington, subject to certain exceptions;

           (v)  absence of conflicts, violations or breaches under organizational documents and any applicable law;

          (vi)  financial statements of Remington;

         (vii)  absence of certain undisclosed liabilities;

        (viii)  absence of certain undisclosed changes in any of the Remington Companies;

          (ix)  certain management contracts of the Remington Companies;

           (x)  material contracts;

          (xi)  title to assets and owned and leased real property of the Remington Companies;

         (xii)  condition and sufficiency of assets;

        (xiii)  intellectual property;

        (xiv)  accounts receivable;

         (xv)  insurance matters;

        (xvi)  legal proceedings;

       (xvii)  compliance with applicable laws;

      (xviii)  environmental matters;

        (xix)  employment and employee benefit matters;

         (xx)  tax matters;

        (xxi)  finders' fees;

       (xxii)  related-party transactions; and

      (xxiii)  accredited investor status.

        Additionally, AINC made representations and warranties to the Bennetts relating to the following matters:

            (i)  organization and authority to enter into the Transaction Documents and to consummate the Transactions;

           (ii)  organization, authority and qualification of AINC;

          (iii)  subsidiaries of AINC;

          (iv)  capitalization of AINC;

           (v)  AINC's SEC filings and the accuracy of the information contained in this proxy statement/prospectus;

          (vi)  conduct of AINC's business in the ordinary course of business;

         (vii)  absence of conflicts, violations or breaches under organizational documents and any applicable law;

        (viii)  tax matters;

          (ix)  legal proceedings;

           (x)  compliance with applicable laws;

          (xi)  finders' fees; and

         (xii)  fairness opinion.

        Also, New Nevada Holdco made representations and warranties to AINC and the Remington Parties relating to the following matters:

            (i)  organization and authority of New Nevada Holdco and Merger Sub to enter into the Transaction Documents and to consummate the Transactions; and

           (ii)  capitalization of New Nevada Holdco and its subsidiaries.

        Generally, the representations and warranties survive for 18 months after the consummation of the Transactions; however, specified fundamental representations of the parties to the Combination Agreement (addressing organization and authority of the parties, capitalization, brokers and financial advisors and certain related-party transactions) survive indefinitely, the Remington Parties' representations and warranties with respect to environmental and employee benefit matters survive for the respective statute of limitations plus three months, and the parties' representations and warranties with respect to tax related matters survive for the statute of limitations plus six months.

  Covenants

  General

        Prior to the closing of the Transactions, the Remington Companies and the Bennetts will continue to operate the business of the Remington Companies in the ordinary course of business consistent with past practice and will use reasonable best efforts to maintain and preserve the organization, businesses and franchise of the Remington Companies and to preserve the rights, franchises, goodwill and relationships of their employees, customers, lenders, suppliers, regulators and others having business relationships with the Remington Companies. As such, the Remington Companies will, and the Remington Parties will cause the Remington Companies to, among other things, preserve and maintain all of their permits; continue all of the insurance policies; perform all of their obligations under all contracts relating to or affecting their revenues, properties, assets, business or prospects; and comply in all material respects with all applicable laws, unless, in each case, AINC agrees otherwise. Furthermore, prior to the closing of the Transactions, AINC, the Remington Parties and the Remington Companies and their respective subsidiaries will use reasonable best efforts to promptly take all actions, and to do and to assist and cooperate with each other in doing all things reasonably necessary or advisable to consummate the Transactions, including obtaining from any governmental authorities and any third parties any actions, clearances, waivers, consents, approvals, permits or orders required in connection with the performance of the Combination Agreement and the consummation of the Transactions and making all necessary or advisable registrations, filings, notifications or submissions with respect to the Combination Agreement and the Transactions required under any applicable law.

  "No-Shop" Restrictions and "Fiduciary Out"

        Prior to the closing of the Transactions, none of the Remington Companies or the Bennetts will, and they will not authorize or permit any of their affiliates or any their representatives to, directly or indirectly: (i) encourage, solicit, initiate, facilitate, or continue inquiries regarding a Remington Party Acquisition Proposal (as defined below); (ii) enter into discussions or negotiations with, or provide any information to, any person or entity concerning a possible Remington Party Acquisition Proposal; (iii) enter into any agreements, arrangements or understandings (whether or not binding) regarding a Remington Party Acquisition Proposal; or (iv) otherwise knowingly facilitate any effort or attempt to make a Remington Party Acquisition Proposal. In the event that the Bennetts or the Remington Companies receive any inquiry or request for information regarding a Remington Party Acquisition Proposal, they will promptly (and in any event within two business days after the receipt of such inquiry or request) inform AINC and provide AINC with reasonably detailed information regarding the Remington Party Acquisition Proposal. A "Remington Party Acquisition Proposal" is any inquiry, proposal or offer from any person or entity (other than AINC or any of its controlled affiliates) concerning: (a) a merger, consolidation, liquidation, recapitalization, share exchange or other business combination involving Remington or any of its subsidiaries representing 10% or more of the assets of Remington and its subsidiaries, taken as a whole; (b) a sale, lease, exchange, mortgage, transfer or other disposition, whether in a single transaction or series of related transactions, of 10% or more of the assets of Remington and its subsidiaries, taken as a whole; (c) a purchase or sale of shares of capital stock or other securities, whether in a single transaction or series of related transactions, representing any of the voting power of the capital stock of Remington; or (d) any other transaction having a similar effect to those described in the above clauses, except that proposals or plans to make distributions of cash by Remington or any of its subsidiaries to their respective owners in accordance with the terms of their organizational documents as of the date of the Contribution Agreement or as otherwise authorized by their respective owners shall not, in and of itself, constitute a Remington Party Acquisition Proposal.

        Similarly, AINC will not, and AINC will not permit New Nevada Holdco, Merger Sub or any of our other affiliates or representatives, including the Special Committee, to, directly or indirectly: (i) encourage, solicit, initiate, facilitate or continue inquiries regarding an AINC Acquisition Proposal (as defined below); (ii) enter into discussions or negotiations with, or provide any information to, any person or entity concerning a possible AINC Acquisition Proposal; (iii) enter into any agreements, arrangements or understandings (whether or not binding) regarding an AINC Acquisition Proposal; or (iv) otherwise knowingly facilitate any effort or attempt to make an AINC Acquisition Proposal. Prior to our stockholders voting in connection with the Transactions, however, if we receive an unsolicited bona fide written AINC Acquisition Proposal, (A) the AINC Board and the Special Committee may participate in discussions regarding such AINC Acquisition Proposal to clarify the terms of such AINC Acquisition Proposal and (B) if the AINC Board determines (1) that such AINC Acquisition Proposal constitutes or could reasonably be expected to lead to an AINC Superior Proposal (as defined below) and (2) after consultation with outside legal counsel, that the failure to take the actions set forth in clauses (x) and (y) below with respect to such AINC Acquisition Proposal would be inconsistent with their duties to act in the best interest of AINC and its shareholders (other than the Bennetts), then we may, in response to such AINC Acquisition Proposal, (x) provide non-public information of AINC to the person or entity that has made such AINC Acquisition Proposal and (y) participate in discussions and negotiations regarding such AINC Acquisition Proposal. In the event that we receive any inquiry or request for information that could reasonably be expected to result in an AINC Acquisition Proposal, we will promptly (and in any event, within 48 hours after the receipt of such inquiry or request) notify the Remington Parties and provide them with reasonably detailed information regarding the AINC Acquisition Proposal. An "AINC Acquisition Proposal" is any proposal or offer relating to (a) a merger, consolidation, share exchange or business combination involving AINC or any of our subsidiaries representing 10% or more of the assets of AINC and our subsidiaries; (b) a sale, lease, exchange, mortgage, transfer or other disposition, whether in a single transaction or series of related transactions, of 10% or more of the assets of AINC and our subsidiaries; (c) a purchase or sale of shares of capital stock or other securities, whether in a single transaction or series of related transactions, representing 10% or more of the voting power of the capital stock of AINC, including by way of a tender offer or exchange offer; or (d) any other transaction having a similar effect to those described above in this paragraph, except that proposals or plans to make distributions of cash by AINC or any of its subsidiaries to their respective owners in accordance with the terms of their organizational documents as of the date of the Contribution Agreement or as otherwise authorized by their respective owners shall not, in and of itself, constitute an AINC Acquisition Proposal. An "AINC Superior Proposal" is an unsolicited bona fide AINC Acquisition Proposal (except that references to "10%" in the definition of such term will be deemed to be references to "50%") made in writing that the Special Committee determines, after receipt of advice from the Special Committee's financial advisor and legal counsel, (a) is reasonably likely to be consummated in accordance with its terms, taking into account all legal, financial and regulatory aspects of the proposal and the person or entity making the proposal and (b) if consummated, would result in a transaction more favorable to the stockholders of AINC (excluding the Bennetts and their affiliates, and including Ashford Trust and Braemar) from a financial point of view than the Transactions.

        In addition to the notices described above, prior to the closing of the Transactions, the Remington Companies and the Bennetts will notify AINC of the following: (a) any fact, circumstance, event or action which (i) has had, or could reasonably be expected to have, a Remington Material Adverse Effect (as defined below); (ii) has resulted in, or could reasonably be expected to result in, any representation or warranty made by any of the Remington Companies or the Bennetts under the Combination Agreement not being true and correct; or (iii) has resulted in, or could reasonably be expected to result in, the failure of any of the conditions to closing of the Transactions to be satisfied; (b) any communication from any person or entity alleging that the consent of such person or entity is or may be required in connection with the Transactions; (c) any communication from any governmental authority in connection with the Transactions; and (d) any legal actions commenced or, to the Bennetts' knowledge, threatened that would have been required to be disclosed under the Combination Agreement or relate to the to the consummation of the Transactions. A "Remington Material Adverse Effect" is any event, occurrence, fact, condition or change that is, or could reasonably be expected to become, materially adverse to (a) the business, results of operations, condition (financial or otherwise), or assets of the Remington Companies, taken as a whole; or (b) the ability of the Bennetts and MJB Investments to consummate the Transactions on a timely basis; provided, however, that Remington Material Adverse Effect does not include any event, occurrence, fact, condition or change arising out of or attributable to: (i) general economic or political conditions, (ii) conditions generally affecting the industries in which the Remington Companies operate; (iii) any changes in financial or securities markets in general; (iv) acts of war, armed hostilities or terrorism, or the escalation or worsening thereof; (v) any action required or permitted by the Combination Agreement, except for required consents or governmental approvals; (vi) any changes in applicable laws or accounting rules; (vii) any action taken or omission by any person or entity controlled by AINC; (viii) the public announcement, pendency or completion of the Transactions; or (ix) resulting from acts of god, such as natural disasters; provided further, however, that any event, occurrence, fact, condition or change referred to in clauses (i) through (iv), (vi) and (ix) immediately above will be taken into account in determining whether a Remington Material Adverse Effect has occurred or could reasonably be expected to occur to the extent that such event, occurrence, fact, condition or change has a disproportionate effect on the Remington Companies compared to other participants in the industries in which the Remington Companies conduct their business.

        AINC has agreed to take all action necessary in accordance with the Maryland General Corporation Law and the rules of the NYSE American and our organizational documents to establish a record date for, give notice of and convene and hold a meeting of our stockholders for the purpose of voting upon the approval of the transactions. The AINC Board or the Special Committee may, at any time prior to our stockholders' vote with respect to the Transactions at the meeting, after consultation with outside legal counsel, determine in good faith that it cannot recommend that you vote in favor of the proposals relating to the Transactions, if such recommendation would be inconsistent with its duties to act in the best interests of the Company and its stockholders (other than the Bennetts), in response to an AINC Superior Proposal, so long as (i) AINC has provided the Remington Parties prior notice that we intend to change our recommendation to our stockholders to vote in favor of the proposals relating to the Transactions and are prepared to enter into a contract with respect to an AINC Superior Proposal, including reasonably detailed information regarding the terms of such AINC Superior Proposal; and (ii) AINC provides the Remington Parties the opportunity, and negotiates in good faith, to adjust the terms and conditions of the Combination Agreement and related documents so that there is no longer a basis for such proposal to constitute an AINC Superior Proposal. In addition, the AINC Board or the Special Committee may, at any time prior to our stockholders' vote with respect to proposals relating to the Transactions at the meeting, after consultation with outside legal counsel, determine in good faith that it cannot recommend that you vote in favor of the proposals relating to the Transactions, if such recommendation would be inconsistent with its duties to act in the best interest of stockholders (other than the Bennetts), in response to an AINC Intervening Event (as defined below), so long as (i) AINC has provided the Remington Parties prior notice that we intend to change our recommendation to our stockholders to vote in favor of the proposals relating to the Transactions and (ii) the Company provides the Remington Parties the opportunity, and negotiates in good faith, to adjust the terms and conditions of the Combination Agreement and related documents so that there is no longer a basis for such withdrawal, modification or amendment. An "AINC Intervening Event" is an event, change, development, effect, occurrence or state of facts, in each case (a) that is material to the Transactions taken as a whole, (b) that arises or occurs after the date of the Combination Agreement and that becomes known to the Special Committee before the vote of the stockholders with respect to considering the proposals relating to the Transactions at the meeting and (c) that, prior to the date of the Combination Agreement, was not known to or reasonably foreseeable by the Special Committee; provided, that in no event will the receipt, existence of, or terms of an AINC Acquisition Proposal or any inquiry relating to an AINC Acquisition Proposal or any consequence thereof constitute an AINC Intervening Event.

  Closing Conditions

        The obligations of each of the parties to the Combination Agreement to consummate the Transactions is subject to the fulfillment of certain closing conditions, including:

            (i)  the approval by required stockholder vote of the Transaction Documents and the Transactions to the extent required by applicable law, the rules of the NYSE American and AINC's organizational documents;

           (ii)  the expiration or earlier termination of the waiting period applicable to the Transactions under the HSR Act;

          (iii)  the absence of any legal restraint with respect to the Transactions;

          (iv)  the Remington Contribution Agreement and the Hotel Services Agreement shall, in form and substance, be reasonably satisfactory to AINC and the Bennetts;

           (v)  the receipt by AINC of the opinion of New Nevada Holdco's REIT counsel or other counsel reasonably satisfactory to AINC that at a confidence level of "more likely than not" or higher, for U.S. federal income tax purposes, the status of Ashford Trust and Braemar and any other real estate investment trusts then being advised by the Company, as real estate investment trusts within the meaning of Section 856(a) of the Code, will not be adversely affected in any material respect as a result of conveyance of the Transferred Securities by Mr. Archie Bennett, Jr., Mr. James L. Cowen, Mr. Jeremy J. Welter and MJB Investments to New Nevada Holdco;

          (vi)  the receipt of the PLR from the IRS that Ashford Hospitality Services LLC, a subsidiary of the Company, will not fail to qualify as an "eligible independent contractor" within the meaning of Code Section 856(d)(9)(A) with respect to specified clients solely as a result of (a) Ashford Hospitality Services LLC being a brother-sister affiliate of Ashford Hospitality Advisors LLC, or (b) the taxable REIT subsidiaries (within the meaning of Code Section 856(l)) of such clients receiving specified incentives from Ashford Hospitality Advisors LLC;

         (vii)  the completion of the divestiture by Ashford Trust and Braemar of their securities of the Company in a manner that complies with the PLR;

        (viii)  the accuracy of the other party's representations and warranties contained in the Transaction Documents (subject to qualifiers, as applicable); and

          (ix)  the other party's compliance in all material respects with its covenants and agreements contained in the Transaction Documents.

        The Bennetts' and the Remington Companies' obligation to consummate the Transactions is also conditioned on:

            (i)  there not having occurred a material adverse effect with respect to the Company;

           (ii)  the receipt by the Bennetts of an appraisal satisfactory to them to the effect that the value of a share of Series D Convertible Preferred Stock does not exceed $25; and

          (iii)  the receipt by the Bennetts of the opinion of their tax counsel that at a confidence level of "more likely than not" or higher, for U.S. federal income tax purposes (A) the exchange on the closing date of the Transactions by the Bennetts and MJB Investments of Transferred Securities for New Nevada Holdco Stock under the Combination Agreement and the Remington Contribution Agreement, in connection with the Merger, will qualify as an exchange under Section 351 of the Code, (B) the Series D Convertible Preferred Stock will not be treated as nonqualified preferred stock (within the meaning of Section 351(g) of the Code) as of the closing date of the Transactions and (C) the Bennetts will not recognize any taxable gain or income as a result of the exchange by the Bennetts and MJB Investments of Transferred Securities for New Nevada Holdco Stock on the closing date of the Transactions under the Combination Agreement and the Remington Contribution Agreement or the exchange by Mr. Archie Bennett, Jr. and MJB Investments of Series B Convertible Preferred Stock for Series D Convertible Preferred Stock on the closing date pursuant to the Merger.

        A material adverse effect with respect to the Company, or an "AINC Material Adverse Effect," means any event, occurrence, fact, condition or change that is, or could reasonably be expected to become, individually or in the aggregate, materially adverse to: (a) the business, results of operations, condition (financial or otherwise) or assets of AINC and its subsidiaries, taken as a whole; or (b) the ability of AINC to consummate the Transactions on a timely basis; provided, however, that "AINC Material Adverse Effect" will not include any event, occurrence, fact, condition or change arising out of or attributable to: (i) general economic or political conditions; (ii) conditions generally affecting the industries in which AINC operates; (iii) any changes in financial or securities markets in general; (iv) acts of war, armed hostilities or terrorism, or the escalation or worsening thereof; (v) any action required or permitted by the Combination Agreement, except for required consents on governmental approvals; (vi) any changes in applicable laws or accounting rules; (vii) any action taken or omission by Ashford Trust or Braemar, or by any person or entity controlled by the Bennetts; (viii) the public announcement, pendency or completion of the Transactions or the Transaction Documents; or (ix) resulting from acts of god, such as natural disasters; provided further, however, that any event, occurrence, fact, condition or change referred to in clauses (i) through (iv), (vi) and (ix) immediately above will be taken into account in determining whether an AINC Material Adverse Effect has occurred or could reasonably be expected to occur to the extent that such event, occurrence, fact, condition or change has a disproportionate effect on AINC compared to other participants in the industries in which AINC conducts its businesses.

        AINC's obligation to consummate the Transactions is also conditioned on:

            (i)  there not having occurred a Remington Material Adverse Effect;

           (ii)  the delivery by Remington to the Company of a release and termination agreement from Mr. Mark A. Sharkey with respect to all of his rights, title and interest in and to the Marietta limited partnership interests and evidence that Remington directly or indirectly owns all of the Marietta Class B limited partnership interests formerly owned by Mr. Mark A. Sharkey;

          (iii)  either: (a) Remington directly or indirectly (through one or more wholly-owned subsidiaries) owning 100% of the equity interests in RHC; (b) the Bennetts agreeing to cause 100% of the equity interests in RHC to be transferred to New Nevada Holdco pursuant to the Remington Contribution Agreement; or (c) one or more of the Remington Companies or the Company or its subsidiaries having entered into subleases or lease assignments with RHC, reasonably satisfactory to RHC and the Remington Parties, with respect to all real property leased by Remington Hotel Company and used by the Remington Companies as of the Closing;

          (iv)  receipt of an opinion of counsel to the Special Committee that at a confidence level of "more likely than not" or higher, based upon any facts, representations and assumptions set forth or referred to in such opinion, for U.S. federal income tax purposes, (A) the Merger will qualify as a "reorganization" within the meaning of Section 368(a) of the Code or an exchange under Section 351 of the Code (in connection with the Remington Contribution) and (B) no gain or loss will be recognized by the holders of shares of Company common stock as a result of the Merger with respect to their exchange of shares of Company common stock for shares of New Nevada Holdco Common Stock pursuant to the Merger; and

           (v)  the certification of the chief executive officer of AINC as to the accuracy of the Company's representations and warranties contained in the Transaction Documents.

  Hotel Services Agreement

        The Combination Agreement provides that, prior to the closing of the Transactions, the Bennetts, MJB Investments and New Nevada Holdco will enter into a hotel services agreement (the "Hotel Services Agreement"), pursuant to which New Nevada Holdco will provide specified hotel project management and hotel property management services to any hotel in which the Bennetts, in the aggregate, directly or indirectly (other than through their ownership of interests in Ashford Trust and Braemar) own at least a 5% interest, in exchange for fees in an amount equal to the cost of such services provided plus 5%, for a stated term that will end no earlier than the first date that neither of the Bennetts are then living.

  Liability

        Except for breaches of fundamental representations and warranties and certain related matters, neither AINC nor the Remington Parties will be liable for breaches of representations and warranties until the aggregate amount of all damages suffered by the indemnified parties exceeds $5,000,000, in which event the breaching party is liable from the first dollar. Except for breaches of certain specified fundamental representations and warranties and certain tax-related matters, the aggregate liability for damages for each of AINC and the Remington Parties is $41,600,000. The aggregate liability for damages for each of AINC and the Remington Parties is $275,000,000 for all breaches of representations and warranties by such party. Notwithstanding the foregoing, the parties have the right to seek damages and equitable relief for fraud without any limitation, and an action for breach of the representations and warranties is not the exclusive remedy for any party.

  Termination

        The Combination Agreement may be terminated and the Transactions abandoned at any time prior to the closing of the Transactions:

            (i)  by mutual consent of AINC and the Remington Parties;

           (ii)  by either AINC or the Remington Parties if:

            (a)   the other party has breached a representation, warranty or covenant in the Combination Agreement that results in the failure to satisfy a closing condition, and such breach is not cured within ten days of notice to the breaching party;

            (b)   AINC's stockholders do not approve the Transactions at the meeting;

            (c)   there is a specified adverse tax change applicable to such party;

            (d)   it becomes apparent that any closing conditions will not be fulfilled by December 31, 2020; or

            (e)   any law makes consummation of the Transactions illegal or otherwise prohibited, any governmental authority has issued a governmental order restraining or enjoining the Transactions, and such governmental order has become final and non-appealable, or, based on written advice of counsel, the Transactions would result in New Nevada Holdco being treated as an "investment company" within the meaning of the Investment Company Act of 1940; or

          (iii)  by AINC for an AINC Superior Proposal or an AINC Intervening Event; or

          (iv)  by either of the Bennetts if the Board or the Special Committee changes its recommendation to AINC's stockholders to approve Proposal Number One.

        If we terminate the Combination Agreement for an AINC Superior Proposal or an AINC Intervening Event, AINC will be required to pay the Remington WC Parties a termination fee of $5,500,000 plus the costs and expenses incurred by the Remington Parties in connection with the Transactions.

        Neither AINC nor the Remington Parties, however, will have a right to terminate the Combination Agreement, assert a claim that any condition to closing the Transactions has not been fulfilled, or claim any damage or seek any other available remedy for any breach of any representation, warranty or covenant if the non-breaching party or certain of its affiliates or representatives had knowledge of any facts or circumstances that constitute or give rise to such breach or would proximately or directly cause any such condition not to be fulfilled or substantially caused or intentionally permitted such breach (excluding actions of Mr. Monty J. Bennett with respect to any such breach by AINC).

  Expenses

        Regardless of whether the closing of the Transactions occurs, AINC is obligated to pay all costs and expenses, including fees and disbursements of counsel, financial advisors and accountants and one-half of all filing and other similar fees payable in connection with any filings or submissions under the HSR Act incurred by AINC, New Nevada Holdco and Merger Sub in connection with the Transactions contemplated thereby. In the event the closing of the Transactions occurs, New Nevada Holdco will also pay up to an aggregate of $4,100,000 for (a) all transaction expenses incurred or funded by the Remington WC Parties, Mr. Monty J. Bennett or the Remington Companies (on behalf of themselves or their affiliates) in connection with the Transactions (including, among other things, one-half of all filing and other similar fees payable in connection with any filings or submissions under the HSR Act) and (b) all bonuses and other payments (including applicable taxes in respect thereof) made to employees and agents of the Remington Companies in connection with the closing.

  Amendment; Waiver

        Subject to applicable law, the Combination Agreement may be amended or modified or any term thereof waived by an agreement in writing by the parties thereto, provided that the prior written approval of the Special Committee is required to approve any amendment, modification, supplement or waiver of any provisions of the Combination Agreement by or on behalf of AINC.

  Governing Law; Waiver of Jury Trial

        The Combination Agreement will be governed by Maryland law. Each party to the Combination Agreement has irrevocably and unconditionally waived its right to trial by jury.

  Specific Performance

        The Combination Agreement provides that the parties thereto will be entitled to seek specific performance to enforce the Combination Agreement against a non-performing party, in addition to any other remedy to which they are entitled at law or in equity.

Certificate of Designation Establishing the Series D Convertible Preferred Stock

        The following is a summary of the material provisions of the Certificate of Designation, a copy of which is attached to this proxy statement/prospectus as Annex B, and which we incorporate by reference into this proxy statement/prospectus. This summary may not contain all of the information about the Certificate of Designation that is important to you and is qualified in its entirety by reference to the full text of such agreement. We encourage you to read carefully the Certificate of Designation in its entirety, as the rights and obligations of the parties thereto are governed by the express terms of the Certificate of Designation and not by this summary or any other information contained in this proxy statement/prospectus.

        The designation, rights, preferences, powers, restrictions and limitations of the Series D Convertible Preferred Stock will be established by New Nevada Holdco filing the Certificate of Designation on the closing date of the Transactions, with a delayed effective time that will be simultaneous with the effective time of the Merger.

  Terms of Series D Convertible Preferred Stock

        The Certificate of Designation will provide that each share of Series D Convertible Preferred Stock will rank, with respect to the payment of dividends and the distribution of assets upon liquidation of New Nevada Holdco: (a) prior to New Nevada Holdco's common stock and any class or series of New Nevada Holdco capital stock subsequently created with respect to payment of preferred dividends and distribution of assets on liquidation up to the liquidation preference of $25 per share (as adjusted for stock splits or similar transactions), unless otherwise agreed by the holders of at least 55% of the shares of the Series D Convertible Preferred Stock; (b) on parity on an as-converted basis with any class or series of New Nevada Holdco capital stock subsequently created with respect to amounts in excess of the payment of the preferred dividend and distributions on liquidation in excess of the liquidation preference of $25 per share (as adjusted for stock splits or similar transactions) and agreed by the holders of at least 55% of the shares of the Series D Convertible Preferred Stock; and (c) junior to any series of stock subsequently created and agreed by the holders of at least 55% of the shares of the Series D Convertible Preferred Stock and by its terms ranking senior to the Series D Convertible Preferred Stock.

        The Certificate of Designation also will provide that each share of Series D Convertible Preferred Stock will:

            (i)  have a liquidation preference of $25 per share (as adjusted for stock splits or similar transactions), plus all accrued and accumulated dividends on such shares;

           (ii)  accrue cumulative dividends at the rate of (A) 6.59% per year until the first anniversary of the closing of the Transactions, (B) 6.99% per year from the first anniversary of the closing of the Transactions until the second anniversary of the closing of the Transactions and (C) 7.28% per year from the second anniversary of the closing of the Transactions;

          (iii)  participate in any dividend or distribution on the New Nevada Holdco Common Stock (whether such dividend or distribution is payable in cash, securities, or other property) on a pro rata basis with the New Nevada Holdco Common Stock, determined on an as-converted basis, in addition to the cumulative dividends on the Series D Convertible Preferred Stock;

          (iv)  vote with the New Nevada Holdco Common Stock on all matters, with the number of votes attributable to each share of Series D Convertible Preferred Stock on an as-converted basis, subject to the voting restrictions set forth in the Investor Rights Agreement; and

           (v)  be convertible at any time and from time to time, in full or partially, into New Nevada Holdco Common Stock at a conversion ratio equal to the liquidation preference of a share of Series D Convertible Preferred Stock, divided by $117.50 (as adjusted pursuant to the anti-dilution provisions described below, if applicable).

        After June 30, 2026, New Nevada Holdco will have the option to purchase all or any portion of the Series D Convertible Preferred Stock, in a minimum amount of $25 million, on a pro rata basis among all holders of the Series D Convertible Preferred Stock (subject to the ability of the holders to provide for an alternative allocation amongst themselves), at a price per share equal to (i) $25.125 (as adjusted for stock splits or similar transactions), plus (ii) all accrued and unpaid dividends (provided any holder of Series D Convertible Preferred Stock shall be entitled to exercise its right to convert its shares of Series D Convertible Preferred Stock into common stock of New Nevada Holdco not fewer than five business days before such purchase is scheduled to close).

        The Certificate of Designation also will provide for customary anti-dilution protections upon, among other things, a dividend, subdivision or combination of New Nevada Holdco Common Stock or a reorganization, reclassification or merger of New Nevada Holdco; except, that all preemptive rights of the holders of Series D Convertible Preferred Stock are set forth in the Investor Rights Agreement.

        New Nevada Holdco also, at all times, will reserve and keep available out of its authorized but unissued shares of capital stock such number of shares of common stock issuable upon conversion of all outstanding Series D Convertible Preferred Stock, taking into account any applicable anti-dilution adjustments.

        In connection with any liquidation, dissolution or winding up of New Nevada Holdco (in each case, whether voluntary or involuntary), New Nevada Holdco will provide each holder of Series D Convertible Preferred Stock written notice of such proposed action and its material terms within ten days of the New Nevada Holdco board of directors approving such an action, or not later than 20 days prior to any New Nevada Holdco stockholders' meeting to approve such an action, or within 20 days of the commencement of any involuntary proceeding, whichever is earlier. New Nevada Holdco will not consummate any voluntary liquidation, dissolution or winding up before the expiration of 30 days after the mailing of such initial notice or ten days after the mailing of any subsequent written notice, whichever is later; provided that all holders of Series D Convertible Preferred Stock may consent to shorten such period.

  Board Designation Rights

        In the event New Nevada Holdco fails to pay the accrued dividend for two consecutive quarterly periods (a "Series D Convertible Preferred Stock Breach"), then, until such arrearage is paid in cash in full: (i) the dividend rate on the Series D Convertible Preferred Stock will increase to 10% per year; (ii) no dividends may be declared and paid, and no other distributions or redemptions may be made, on the New Nevada Holdco Common Stock; and (iii) the New Nevada Holdco board of directors and the Board will be increased by two seats and holders of at least 55% of the shares of the Series D Convertible Preferred Stock will be entitled to appoint individuals to fill such newly created seats. In furtherance of the foregoing, each Covered Investor agrees that it will vote all of such Covered Investor's Series D Convertible Preferred Stock, and consent to any action by the holders of the Series D Convertible Preferred Stock without a meeting as permitted under appropriate state law, as may be directed by Mr. Archie Bennett, Jr., or Mr. Monty J. Bennett, respectively, in connection with their designation of the individuals to fill such board seats.

  Restrictive Covenants

        The Certificate of Designation will provide that, so long as any shares of Series D Convertible Preferred Stock are outstanding, New Nevada Holdco is prohibited from taking specified actions without the consent of the holders of at least 55% of the shares of the Series D Convertible Preferred Stock, including:

            (i)  modifying the terms, rights, preferences, privileges or voting powers of the Series D Convertible Preferred Stock;

           (ii)  altering or changing the rights, preferences or privileges of any stock of New Nevada Holdco so as to affect adversely the Series D Convertible Preferred Stock;

          (iii)  creating or issuing any security senior to the Series D Convertible Preferred Stock;

          (iv)  creating or issuing any shares of Series D Convertible Preferred Stock, other than pursuant to the Combination Agreement;

           (v)  entering into any agreement that expressly prohibits or restricts (A) the payment of dividends on the Series D Convertible Preferred Stock or the New Nevada Holdco Common Stock or (B) the Exercise of the Change of Control Put Option (as defined below); and

          (vi)  other than the payment of dividends on the Series D Convertible Preferred Stock or payments to purchase any of the Series D Convertible Preferred Stock, transferring New Nevada Holdco's or its subsidiaries' cash balances or other assets to any person other than New Nevada Holdco or to any other subsidiary of New Nevada Holdco, other than by means of a dividend payable by New Nevada Holdco pro rata to the holders of New Nevada Holdco Common Stock.

        The Certificate of Designation also will provide that any right of the holders of Series D Convertible Preferred Stock may be waived as to all shares of the Series D Convertible Preferred Stock upon the consent of the holders of at least 55% of the shares of the Series D Convertible Preferred Stock, unless a higher percentage is required by applicable law.

Investor Rights Agreement

        The following is a summary of the material provisions of the Investor Rights Agreement, a copy of which is attached to this proxy statement/prospectus as Annex D, and which we incorporate by reference into this proxy statement/prospectus. This summary may not contain all of the information about the Investor Rights Agreement that is important to you and is qualified in its entirety by reference to the full text of such agreement. We encourage you to read carefully the Investor Rights Agreement in its entirety, as the rights and obligations of the parties thereto are governed by the express terms of the Investor Rights Agreement and not by this summary or any other information contained in this proxy statement/prospectus.

        On the closing date of the Transactions, and prior to the consummation of the Merger, the parties will enter into the Investor Rights Agreement that will provide for, among other items, governing rights, operating agreements, transfer restrictions and put rights and obligations of the parties with respect to New Nevada Holdco and its subsidiaries. The Investor Rights Agreement will, upon closing, supersede and replace the Existing IRA in all respects.

  Board Designation Rights

        The Investor Rights Agreement will provide that for so long as the Remington Sellers (together with the Covered Investors) beneficially own no less than 20% of the issued and outstanding shares of New Nevada Holdco Common Stock (taking into account the Series D Convertible Preferred Stock on an as-converted basis), each of Mr. Archie Bennett, Jr., during his lifetime, and thereafter those Covered Investors holding in the aggregate 55% of the total number of shares of New Nevada Holdco Common Stock (taking into account the Series D Convertible Preferred Stock on an as-converted basis) held by all Covered Investors (a "Majority in Interest"), and Mr. Monty J. Bennett, during his lifetime, and a Majority In Interest of the Covered Investors thereafter, will each be entitled to nominate one Seller Nominee (other than Mr. Archie Bennett, Jr.). Mr. Monty J. Bennett and Mr. W. Michael Murphy will serve as the initial Seller Nominees. In the event of a Series D Convertible Preferred Stock Breach (as defined above), the Covered Investors agree that one of the two additional board designation rights arising under the Certificate of Designation shall be vested in Mr. Archie Bennett, Jr., during his lifetime, and the other such board designation right shall be vested in Mr. Monty J. Bennett, during his lifetime. In furtherance of the foregoing, each Covered Investor agrees that it will vote all of such Covered Investor's Series D Convertible Preferred Stock, and consent to any action by the holders of the Series D Convertible Preferred Stock without a meeting as permitted under appropriate state law, as may be directed by Mr. Archie Bennett, Jr., or Mr. Monty J. Bennett, respectively, in connection with their designation of the individuals to fill such board seats. The Investor Rights Agreement requires New Nevada Holdco, with respect to the Seller Nominees, (i) to assure that the size of the Board will accommodate the Seller Nominees, (ii) at each annual meeting of stockholders of New Nevada Holdco, to cause the slate of nominees standing for election, and recommended by the Board, at each such meeting to include the Seller Nominee, (iii) to nominate and reflect in the proxy statement on Schedule 14A for each annual meeting the nomination of the Seller Nominees for election as a director of New Nevada Holdco at each such meeting and (iv) to the extent permitted under applicable law and stock exchange rules, cause all proxies for which a vote is not specified to be voted for the Seller Nominees.

  New Security Subscription Rights

        The Investor Rights Agreement will provide that, except for issuances in connection with the conversion of the Series D Convertible Preferred Stock as provided in the Certificate of Designation or the exercise of the Change of Control Put Option, New Nevada Holdco will not issue any New Securities unless New Nevada Holdco gives each of the Holder Group Investors notice of its respective intention to issue New Securities and the right to acquire such Holder Group Investor's pro rata share of the New Securities.

  Transfer Restrictions

        The Investor Rights Agreement will provide that, for five years after the closing of the Transactions, each of the Covered Investors are prohibited from transferring New Nevada Holdco Common Stock or Series D Convertible Preferred Stock to any person (subject to certain specified exceptions) that is or would become, together with such person's affiliates and associates, a beneficial owner of 10% or more of the outstanding shares of New Nevada Holdco Common Stock, taking the Series D Convertible Preferred Stock into account on an as-converted basis, except (i) to family members and in connection with estate planning, (ii) as a result of any voting agreement between Mr. Monty J. Bennett and Mr. Archie Bennett, Jr., (iii) transfers in which no transferee (or group of affiliated or associated transferees) would purchase or receive 2% or more of the outstanding voting shares of New Nevada Holdco, (iv) in connection with any widespread public distribution of shares of New Nevada Holdco Common Stock or Series D Convertible Preferred Stock registered under the Securities Act or (v) a transfer to any transferee that would beneficially own more than 50% of the outstanding New Nevada Holdco Common Stock and Series D Convertible Preferred Stock without any transfer from a Covered Investor, unless such transfer restrictions have been waived by the affirmative vote of the majority of the stockholders of New Nevada Holdco that are not affiliates or associates of the Covered Investors. For the purposes of such transfer restriction, any person is deemed to beneficially own the securities of any other person if such person knowingly acts (whether or not pursuant to an express agreement, arrangement or understanding) in concert or in parallel, or towards a common goal with such other person, related to acquiring, holding, voting or disposing of voting securities of New Nevada Holdco or changing or influencing the control of New Nevada Holdco, other than in connection with the solicitation of, or granting or receiving, revocable proxies or consents given in response to a public proxy or consent solicitation or being solicited for, or tendering or receiving tenders of securities in a public tender or exchange offer.

        Any permitted transferee must, as a condition to such transfer, become a party to the Investor Rights Agreement by joinder and agree to be bound by all of the terms and conditions set forth therein as a Covered Investor.

  Change of Control Put Option

        The Investor Rights Agreement will provide each Covered Investor with the Change of Control Put Option on the date of the consummation of each and every Change of Control (as defined below) that may occur following the date of the Investor Rights Agreement or during a ten business day period following the consummation of such Change of Control. In the event that a Covered Investor exercises the Change of Control Put Option, the price to be paid to such exercising Covered Investor will be an amount equal to (1) $25.125 (as adjusted for stock splits or similar transactions), plus (2) all accrued and unpaid dividends, plus (3) if prior to June 30, 2026, an additional amount per share which shall initially be 24.0% of the Base Strike Price until the first anniversary of the closing of the Transactions, declining to 20.0% of the Base Strike Price thereafter and until the second anniversary of the closing of the Transactions, declining to 16.0% of the Base Strike Price thereafter and until the third anniversary of the closing of the Transactions, declining to 12.0% of the Base Strike Price thereafter and until the fourth anniversary of the closing of the Transactions, declining to 9.0% of the Base Strike Price thereafter and until the fifth anniversary of the closing of the Transactions, declining to 6.0% of the Base Strike Price thereafter and until the sixth anniversary of the closing of the Transactions, and declining to 3.0% of the Base Strike Price thereafter and until June 30, 2026. Such price shall be payable at each Covered Investor's election in any combination of cash or a number of shares of New Nevada Holdco Common Stock determined by dividing the cash amount otherwise payable by a $117.50 conversion price. The $117.50 conversion price is subject to adjustment in the event of stock dividends on New Nevada Holdco Common Stock or any subdivision or combination of New Nevada Holdco Common Stock.

        A "Change of Control" means, with respect to any Covered Investor, any of the following, in each case that was not voted for or consented to by such Covered Investor solely in its capacity as a stockholder of New Nevada Holdco: (i) any person (other than Mr. Archie Bennett, Jr., Mr. Monty J. Bennett, MJB Investments, their controlled affiliates, trusts or estates in which any of them has a substantial interest or as to which any of them serves as trustee or a similar capacity, any immediate family member of Mr. Archie Bennett, Jr. or Mr. Monty J. Bennett or any group of which they are a member) acquires beneficial ownership of securities of New Nevada Holdco that, together with the securities of New Nevada Holdco previously beneficially owned by the first such person, constitutes more than 50% of the total voting power of the New Nevada Holdco's outstanding securities or (ii) the sale, lease, transfer or other disposition (other than as collateral) of all or a majority of New Nevada Holdco's (taken as a whole) assets or income or revenue generating capacity, other than to any direct or indirect majority-owned and controlled affiliate of New Nevada Holdco.

  Voting Limitations

        On matters submitted to a vote of New Nevada Holdco stockholders, the Covered Investors will have Sole Voting Shares as the Covered Investors determine, in their sole discretion, except if, prior to August 8, 2023, the combined voting power of the Reference Shares (as defined below) of New Nevada Holdco exceeds 40.0% (plus the combined voting power of any common stock of New Nevada Holdco acquired by any Covered Investor in an arm's length transaction after the closing of the transaction from a person other than New Nevada Holdco or a subsidiary of New Nevada Holdco, including through open market purchases, or privately negotiated transactions or any distributions of New Nevada Holdco Common Stock by either of Ashford Trust or Braemar to its respective stockholders pro rata) of the combined voting power of all of the outstanding voting securities of New Nevada Holdco entitled to vote on any given matter, then Reference Shares of New Nevada Holdco representing voting power equal to such excess will be deemed to be Company Cleansed Shares under the Investor Rights Agreement. The Covered Investors will vote, or cause to be voted, out of the Covered Investors' Sole Voting Shares, shares constituting voting power equal to the voting power of the Company Cleansed Shares in the same proportion as the holders of such class or series of voting securities of New Nevada Holdco vote their shares with respect to such matters, exclusive of the Reference Shares of New Nevada Holdco voted by the Covered Investors.

        These voting restrictions may be waived by a majority vote or consent of the independent directors of New Nevada Holdco, as applicable, that have no personal interest in the matter to be voted upon.

        "Reference Shares" means all voting securities of New Nevada Holdco that are: (a) beneficially owned by any Covered Investor, including any such voting securities as to which any Covered Investor has sole or shared voting power; (b) beneficially owned by any member of a group of which any Covered Investor is a member; or (c) subject to or referenced in any derivative or synthetic interest that (i) conveys any voting right in the common stock of New Nevada Holdco or (ii) is required to be, or is capable of being, settled through delivery of New Nevada Holdco Common Stock, in either case, that is held or beneficially owned by any Covered Investor or any controlled affiliate or any Covered Investor.

        The Covered Investors, among themselves, provide that the total number of votes attributable to Reference Shares that are not Cleansed Shares will be proportionately allocated among the Covered Investors based on a percentage, the numerator of which is the number of Reference Shares held by such Covered Investor, and the denominator of which is the total number of Reference Shares held by all Covered Investors in the aggregate.

        The Holder Group Investors will not, subject to certain exceptions and until the aggregate voting power of the Holder Group Investors is less than 25% of the combined voting power of all of the outstanding voting securities of New Nevada Holdco on any given matter, until the fifth anniversary of the closing of the Transactions, (i) take any action, vote such Holder Group Investor's securities, or into any transaction, including by acting in consent with another person, that would result in New Nevada Holdco being treated as a "controlled company" under the applicable rules of the NYSE American nor (ii) take any action, vote such Holder Group Investor's securities, or into any transaction, including by acting in concert with another person, that results in New Nevada Holdco engaging in a

Rule 13e-3 Transaction (as defined in the rules and regulations issued by the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended (the "Exchange Act")), provided, that the restriction set forth in this clause (ii) may be waived by the affirmative vote of a majority of the issued and outstanding shares of New Nevada Holdco's voting stock (taking into account the Series D Convertible Preferred Stock on an as-converted basis) that are not beneficially owned by the Holder Group Investors (provided that, for purposes of clause (ii), New Nevada Holdco's voting stock that is owned of record by Ashford Trust or Braemar shall not be deemed to be beneficially owned by the Holder Group Investors so long as the decision to vote such shares on such waiver is solely determined by a majority of the members of the board of directors of the applicable entity who are independent within the meaning of applicable rules of the NYSE American (or any exchange on which the New Nevada Holdco's voting stock is then listed) and do not have a material financial interest in such Rule 13e-3 Transaction (or a duly appointed board committee consisting only of such independent and disinterested board members)).

  Termination

        The Investor Rights Agreement terminates by its terms on the earliest of (i) the written agreement of New Nevada Holdco and a Majority in Interest of the Covered Investors and (ii) the date on which the Covered Investors no longer beneficially own any New Nevada Holdco Common Stock or Series D Convertible Preferred Stock; provided the noncompetition agreement, the transfer restrictions, board nomination rights and voting restrictions will last for the time periods provided by their terms and the Call Option and Change of Control Put Option will last indefinitely.

        A Covered Investor will automatically cease to be bound by the Investor Rights Agreement at such time as such Covered Investor no longer owns any New Nevada Holdco Common Stock or Series D Convertible Preferred Stock.

  Other Rights

        Mr. Archie Bennett, Jr. shall continue to have substantially the same rights and privileges as he currently has from Remington, including, but not limited to, the title of Chairman of Remington, the right to continue his current level of involvement with Remington (e.g., first class travel to the hotels as ambassador for hotel staff members, report back (verbally) to Remington's President/COO with his observations and advice for changes or improvements), and reimbursement for the actual out-of-pocket costs incurred by him in connection with the foregoing activities.

Merger and Registration Rights Agreement

        The following is a summary of the material provisions of the Merger and Registration Rights Agreement, a copy of which is attached to this proxy statement/prospectus as Annex E, and which we incorporate by reference into this proxy statement/prospectus. This summary may not contain all of the information about the Merger and Registration Rights Agreement that is important to you and is qualified in its entirety by reference to the full text of such agreement. We encourage you to read carefully the Merger and Registration Rights Agreement in its entirety, as the rights and obligations of the parties thereto are governed by the express terms of the Merger and Registration Rights Agreement and not by this summary or any other information contained in this proxy statement/prospectus.

        On the closing date of the Transactions, Ashford Inc., New Nevada Holdco, Merger Sub, Mr. Archie Bennett, Jr., MJB Investments, the Trusts, Mr. James L. Cowen, Mr. Jeremy J. Welter and Mr. Mark A. Sharkey will enter into the Merger and Registration Rights Agreement.

  The Merger

        Pursuant to the Merger and Registration Rights Agreement, Merger Sub will be merged with and into the Company, with the Company surviving and becoming a wholly-owned subsidiary of New Nevada Holdco. As a result of the Merger, each share of our common stock issued and outstanding immediately prior to the effective time of the agreement will automatically convert, on a one-for-one basis, into one share of New Nevada Holdco Common Stock. In addition, each share of Series B Convertible Preferred Stock of the Company outstanding immediately prior to the effective time of Merger will be converted into one share of Series D Convertible Preferred Stock of New Nevada Holdco. The name of the surviving entity will be changed to Ashford Inc.

        In connection with the Merger, New Nevada Holdco will assume certain legacy obligations of the Company, including obligations pursuant to the Ashford Inc. 2014 Incentive Plan and deferred compensation obligations.

  Registration Rights

        Pursuant to the Merger and Registration Rights Agreement, New Nevada Holdco will, no later than 120 days following the effective time of the Merger, file a registration statement under the Securities Act to permit the resale of the Series D Convertible Preferred Stock and the New Nevada Holdco Common Stock into which the Series D Convertible Preferred Stock is convertible. New Nevada Holdco will use its commercially reasonable efforts to cause the registration statement to become effective and remain available for the resale of the securities covered by the registration statements. In certain circumstances, including at any time that New Nevada Holdco is in possession of material nonpublic information, New Nevada Holdco will have the right to suspend sales under the registration statement.

Remington Contribution Agreement

        On the closing date of the Transactions, and prior to the consummation of the Merger, the Remington Sellers and New Nevada Holdco will enter into the Remington Contribution Agreement. On the Closing Date, simultaneously with or immediately before or after the Merger, the Remington Sellers and New Nevada Holdco will consummate the transactions contemplated by the Remington Contribution Agreement pursuant to which, among other things, the Remington Sellers will contribute 100% of the Transferred Securities to New Nevada Holdco in exchange for the consideration specified in the Combination Agreement.

Transition Cost Sharing Agreement

        On the closing date of the Transactions, the Service Providers and the Service Recipients will enter into a Transition Cost Sharing Agreement, pursuant to which the Service Providers will provide to the Service Recipients' family office Services generally in accordance with Remington's past practice prior to the closing. The Service Recipients will pay to the Service Providers the Service Providers' actual costs, including salaries, employment taxes and benefits applicable to the employees of the Service Providers providing such Services, based on the percentage of time spent by such employees in providing such Services, relative to the time spent by such employees on matters not related to such Services, plus applicable allocated overhead and other expenses incurred, in each case without mark-up. Subject to certain exceptions, such family office services are required to be provided by the Service Providers until the last to occur of: (i) the tenth anniversary of the date of the Transition Cost Sharing Agreement; (ii) the death of Mr. Archie Bennett, Jr.; and (iii) thirty days following the date on which Mr. Monty J. Bennett is no longer employed by New Nevada Holdco as its Chief Executive Officer, or substantially similar executive position, or ceases to serve as a member of the board of directors of New Nevada Holdco.

DESCRIPTION OF NEW NEVADA HOLDCO CAPITAL STOCK

Authorized Stock

        At the conclusion of the Transactions, New Nevada Holdco's authorized capital stock will consist of 200,000,000 shares, consisting of (i) 100,000,000 shares of common stock, par value $0.001 per share, (ii) 50,000,000 shares of blank check common stock, par value $0.001 per share, (iii) 19,120,000 shares of shares of Series D Convertible Preferred Stock, par value $0.001 per share and (iv) 30,880,000 shares of undesignated preferred stock, par value $0.001 per share.

Common Stock

        All shares of New Nevada Holdco's common stock, when issued, will be duly authorized, fully paid and nonassessable.

        Under the NRS, the Registrant is permitted to pay dividends to its stockholders from time to time as authorized by the board of directors. However, no dividend or other distribution may be made if, after giving effect to the distribution (1) the Registrant would not be able to pay its debts as they become due in the usual course of business, or (2) unless specifically otherwise provided in its Articles of Incorporation, the Registrant's total assets would be less than the sum of its total liabilities plus amounts which would be payable to stockholders having preferential rights superior to the distribution in the event of dissolution of the Registrant immediately after such distribution. The Registrant's Articles of Incorporation do not allow distributions which would otherwise be prohibited under clause (2) of the preceding sentence.

        In the event of New Nevada Holdco's liquidation, dissolution or winding up, the holders of New Nevada Holdco's common stock will be entitled to share ratably in all assets remaining after the payment of liabilities, subject to any rights of holders of New Nevada Holdco's blank check common stock or New Nevada Holdco's preferred stock, including the Series D Convertible Preferred Stock.

        Each outstanding share of New Nevada Holdco's Common Stock will entitle the holder to one vote on all matters submitted to a vote of stockholders, including the election of directors. The holders of New Nevada Holdco's Common Stock will vote on all matters submitted for common stockholder approval with the holders of New Nevada Holdco's Series D Convertible Preferred Stock, who will vote on an as-converted basis. There will be no cumulative voting in the election of New Nevada Holdco's board of directors, which means that the holders of a plurality of the outstanding shares of New Nevada Holdco's Common Stock will be able to elect all of the directors then standing for election, and the holders of the remaining shares will not be able to elect any directors.

        Holders of shares of New Nevada Holdco's Common Stock will have no preference, conversion, exchange, sinking fund or redemption rights and will have no preemptive rights to subscribe for any securities of the Registrant. Shares of New Nevada Holdco's Common Stock will have equal dividend, liquidation and other rights.

Preferred Stock

        The Certificate of Designation, which will be filed for record on the closing date of the Transactions, will provide that each share of Series D Convertible Preferred Stock will rank, with respect to the payment of dividends and the distribution of assets upon liquidation of New Nevada Holdco: (a) prior to New Nevada Holdco's Common Stock and any class or series of New Nevada Holdco capital stock subsequently created with respect to payment of preferred dividends and distribution of assets on liquidation up to the liquidation preference of $25 per share (as adjusted for stock splits or similar transactions), unless otherwise agreed by the holders of at least 55% of the shares of the Series D Convertible Preferred Stock; (b) on parity on an as-converted basis with any class or series of New Nevada Holdco capital stock subsequently created with respect to amounts in excess of the payment of the preferred dividend and distributions on liquidation in excess of the liquidation preference of $25 per share (as adjusted for stock splits or similar transactions) and agreed by the holders of at least 55% of the shares of the Series D Convertible Preferred Stock; and (c) junior to any series of stock subsequently created and agreed by the holders of at least 55% of the shares of the Series D Convertible Preferred Stock and by its terms ranking senior to the Series D Convertible Preferred Stock.

        The Certificate of Designation also will provide that each share of Series D Convertible Preferred Stock will:

            (i)  have a liquidation preference of $25 per share (as adjusted for stock splits or similar transactions), plus all accrued and accumulated dividends on such share;

           (ii)  accrue dividends on a preferred cumulative basis, at the rate of (A) 6.59% per year until the first anniversary of the closing of the Transactions, (B) 6.99% per year from the first anniversary of the closing of the Transactions until the second anniversary of the closing of the Transactions and (C) 7.28% per year from the second anniversary of the closing of the Transactions;

          (iii)  participate in any dividend or distribution on the New Nevada Holdco Common Stock (whether such dividend or distribution is payable in cash, securities or other property) on a pro rata basis with the New Nevada Holdco Common Stock, determined on an as-converted basis, in addition to the preferred cumulative dividends on the Series D Convertible Preferred Stock;

          (iv)  vote with the New Nevada Holdco Common Stock on all matters, with the number of votes attributable to each share of Series D Convertible Preferred Stock to be determined on an as-converted basis, subject to the voting restrictions set forth in the Investor Rights Agreement; and

           (v)  be convertible at any time and from time to time, in full or partially, into New Nevada Holdco Common Stock at a conversion ratio equal to the liquidation preference of a share of Series D Convertible Preferred Stock, divided by $117.50 (as adjusted pursuant to the anti-dilution provisions described below, if applicable).

        After June 30, 2026, New Nevada Holdco will have the option to purchase all or any portion of the Series D Convertible Preferred Stock, in a minimum amount of $25 million, on a pro rata basis among all holders of the Series D Convertible Preferred Stock (subject to the ability of the holders to provide for an alternative allocation amongst themselves), at a price per share equal to (i) $25.125 (as adjusted for stock splits or similar transactions), plus (ii) all accrued and unpaid dividends (provided any holder of Series D Convertible Preferred Stock shall be entitled to exercise its right to convert its shares of Series D Convertible Preferred Stock into common stock of New Nevada Holdco not fewer than five business days before such purchase is scheduled to close).

        The Certificate of Designation also will provide for customary anti-dilution protections upon, among other things, a dividend, subdivision or combination of New Nevada Holdco Common Stock or a reorganization, reclassification or merger of New Nevada Holdco; except, that all preemptive rights of the holders of Series D Convertible Preferred Stock are set forth in the Investor Rights Agreement.

        New Nevada Holdco also, at all times, will reserve and keep available out of its authorized but unissued shares of capital stock such number of shares of common stock issuable upon conversion of all outstanding Series D Convertible Preferred Stock, taking into account any applicable anti-dilution adjustments. Ultimately the number of shares of New Nevada Holdco Common Stock expected to be reserved, will be an aggregate of 4,068,085 shares, assuming that there are no accrued and accumulated but unpaid dividends on such Series D Convertible Preferred Stock.

        In connection with any liquidation, dissolution or winding up of New Nevada Holdco (in each case, whether voluntary or involuntary), New Nevada Holdco will provide each holder of Series D Convertible Preferred Stock written notice of such proposed action and its material terms within ten days of the New Nevada Holdco board of directors approving such an action, or not later than 20 days prior to any New Nevada Holdco stockholders' meeting to approve such an action, or within 20 days of the commencement of any involuntary proceeding, whichever is earlier. New Nevada Holdco will not consummate any voluntary liquidation, dissolution or winding up before the expiration of 30 days after the mailing of such initial notice or ten days after the mailing of any subsequent written notice, whichever is later; provided that all holders of Series D Convertible Preferred Stock may consent to shorten such period.

  Board Designation Rights

        In the event New Nevada Holdco fails to pay the accrued dividend on the Series D Convertible Preferred Stock for two consecutive quarterly periods, then, until such arrearage is paid in cash in full: (i) the dividend rate on the Series D Convertible Preferred Stock will increase to 10% per year; (ii) no dividends may be declared and paid, and no other distributions or redemptions may be made, on the New Nevada Holdco Common Stock; and (iii) the New Nevada Holdco board of directors and the Board will be increased by two seats and holders of at least 55% of the shares of the Series D Convertible Preferred Stock will be entitled to appoint individuals to fill such newly created seats. In furtherance of the foregoing, each Covered Investor agrees that it will vote all of such Covered Investor's Series D Convertible Preferred Stock, and consent to any action by the holders of the Series D Convertible Preferred Stock without a meeting as permitted under appropriate state law, as may be directed by Mr. Archie Bennett, Jr., or Mr. Monty J. Bennett, respectively, in connection with their designation of the individuals to fill such board seats.

  Restrictive Covenants

        The Certificate of Designation will provide that, so long as any shares of Series D Convertible Preferred Stock are outstanding, New Nevada Holdco is prohibited from taking specified actions without the consent of the holders of at least 55% of the shares of the Series D Convertible Preferred Stock, including:

            (i)  modifying the terms, rights, preferences, privileges or voting powers of the Series D Convertible Preferred Stock;

           (ii)  altering or changing the rights, preferences or privileges of any stock of New Nevada Holdco so as to affect adversely the Series D Convertible Preferred Stock;

          (iii)  creating or issuing any equity security senior to the Series D Convertible Preferred Stock;

          (iv)  creating or issuing any shares of Series D Convertible Preferred Stock, other than pursuant to the Combination Agreement;

           (v)  entering into any agreement that expressly prohibits or restricts (A) the payment of dividends on the Series D Convertible Preferred Stock or the New Nevada Holdco Common Stock or (B) the Exercise of the Change of Control Put Option (as defined below); and

          (vi)  other than the payment of dividends on the Series D Convertible Preferred Stock or payments to purchase any of the Series D Convertible Preferred Stock, transferring New Nevada Holdco's or its subsidiaries' cash balances or other assets to any person other than New Nevada Holdco or to any other subsidiary of New Nevada Holdco, other than by means of a dividend payable by New Nevada Holdco pro rata to the holders of New Nevada Holdco Common Stock.

        The Certificate of Designation also will provide that any right of the holders of Series D Convertible Preferred Stock may be waived as to all shares of the Series D Convertible Preferred Stock upon the consent of the holders of at least 55% of the shares of the Series D Convertible Preferred Stock, unless a higher percentage is required by applicable law.

Transfer Agent

        The registrar and transfer agent for New Nevada Holdco's common stock will be Computershare Trust Company, N.A.

NYSE American Listing

        New Nevada Holdco expects to apply to the NYSE American seeking the listing of its shares of common stock for trading on the NYSE American. At the effective time of the Merger, the New Nevada Holdco Common Stock will be listed on the NYSE American for trading and the class of the New Nevada Holdco Common Stock will be registered under Section 12(b) of the Exchange Act.

Anti-Takeover Effects of Nevada Law, New Nevada Holdco's Articles and New Nevada Holdco's Bylaws

        The following is a summary of certain provisions of Nevada law and, at the effective time of the Merger, New Nevada Holdco's charter and New Nevada Holdco's bylaws that may be deemed to have an anti-takeover effect and may delay, deter or prevent a tender offer or takeover attempt that a stockholder might consider to be in its best interest, including those attempts that might result in a premium over the market price for the shares held by stockholders.

  Authorized but Unissued Shares

        The authorized but unissued shares of New Nevada Holdco's common stock, New Nevada Holdco's blank check common stock and New Nevada Holdco's preferred stock are available for future issuance without obtaining stockholder approval. These additional shares may be utilized for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. Further, the terms of any future issuances of blank check common stock or preferred stock may be established and such shares may be issued without stockholder approval and may include voting rights which are greater or lesser than the common stock or other series of blank check common stock or preferred stock and other rights and preferences superior to the rights of the holders of common stock. The existence of authorized but unissued shares of New Nevada Holdco's common stock, blank check common stock and preferred stock could render more difficult or discourage an attempt to obtain control over New Nevada Holdco by means of a proxy contest, tender offer, merger or otherwise.

  Nevada Business Combination Statute

        The NRS contains a business combination statute. The Nevada business combination statute prohibits certain "combinations" (generally defined to include certain mergers, disposition of assets transactions and share issuance or transfer transactions) between a resident domestic corporation and an "interested stockholder" (generally defined to be the beneficial owner of 10% or more of the voting power of the outstanding shares of the corporation and, if specified conditions are satisfied, certain of the corporation's affiliates), except those combinations which are approved by the board of directors before the interested stockholder first obtained a 10% interest in the corporation's stock or are approved by the board of directors and a supermajority of the voting power after such person became an interested stockholder. There are additional exceptions to the prohibition, which apply to combinations if they occur more than two years after the interested stockholder's date of acquiring shares. This approval requirement need not be met if certain fair price and terms criteria have been satisfied.

        The business combination provisions apply unless the corporation elects against their application in its original articles of incorporation. New Nevada Holdco's charter will contain a provision electing not to have the business combinations provisions apply. Furthermore, those provisions only apply to corporations that have 200 or more stockholders of record, as distinct from beneficial owners. As of September 13, 2019, we had 122 stockholders of record, and we anticipate that, after giving effect to the Transactions, New Nevada Holdco will have approximately the same number of stockholders of record.

  Nevada Control Share Acquisition Statute

        Nevada Revised Statutes 78.378 through 78.3793, inclusive, which we refer to as the Control Share Act, imposes procedural hurdles on and curtails greenmail practices of corporate raiders. The Control Share Act temporarily disenfranchises the voting power of "control shares" of a person or group (an "Acquiring Person") purchasing a "controlling interest" in an "issuing corporation" (as defined in the NRS) not opting out of the Control Share Act. In this regard, the Control Share Act will apply to an "issuing corporation" unless, before an acquisition is made, the articles of incorporation or bylaws in effect on the tenth day following the acquisition of a controlling interest provide that it is inapplicable. Pursuant to Section 78.378(1) of the NRS, New Nevada Holdco has elected not to be governed by the provisions of Nevada state law applicable to the acquisition of a controlling interest in the stock of New Nevada Holdco, as set forth in NRS Sections 78.378 to 78.3793, involving the acquisition of a controlling interest in the stock of New Nevada Holdco by: (i) Mr. Archie Bennett, Jr.; (ii) Mr. Monty J. Bennett; (iii) MJB Investments; (iv) any present or future affiliate of Mr. Archie Bennett, Jr. or Mr. Monty J. Bennett; (v) Ashford Trust; (vi) Braemar; or (vii) any other entity that is advised by New Nevada Holdco or its controlled affiliates through an advisory agreement.

        Under the Control Share Act, an "issuing corporation" is a corporation organized in Nevada which has 200 or more stockholders of record, at least 100 of whom have had Nevada addresses appearing on the stock ledger of the corporation for at least 90 days before the date on which the applicability of those provisions is determined, and which does business in Nevada directly or through an affiliated company. As of September 13, 2019, one of our record stockholders had a Nevada address appearing on our stock ledger.

        The Control Share Act requires an Acquiring Person to take certain procedural steps before such Acquiring Person can obtain the full voting power of the control shares. "Control shares" are the shares of a corporation (i) acquired or offered to be acquired which will enable the Acquiring Person to own a "controlling interest," and (ii) acquired within 90 days immediately preceding the date of acquisition of a controlling interest. A "controlling interest" is defined as the ownership of shares which would enable the Acquiring Person to exercise certain graduated amounts (beginning with one-fifth) of the voting power of the corporation in the election of directors. The Acquiring Person may not vote any control shares without first obtaining approval from the stockholders not characterized as "interested stockholders".

        If full voting power is granted to the Acquiring Person by the disinterested stockholders, and the Acquiring Person has acquired control shares with a majority or more of the voting power, then (unless otherwise provided in the articles of incorporation or bylaws in effect on the tenth day following the acquisition of a controlling interest) all stockholders of record, other than the Acquiring Person, who have not voted in favor of authorizing voting rights for the control shares, have a right to dissent and receive "fair value" for their shares. "Fair value" is defined in the Control Share Act as "not less than the highest price per share paid by the Acquiring Person in an acquisition." New Nevada Holdco's charter and bylaws do not negate these dissenters' rights.

        The Control Share Act permits a corporation to redeem the control shares in certain circumstances, if so provided in the articles of incorporation or bylaws of the corporation in effect on the tenth day following the acquisition of a controlling interest. New Nevada Holdco's charter and bylaws will not provide for such a redemption.

  No Cumulative Voting

        New Nevada Holdco's charter and bylaws will not provide for cumulative voting in the election of directors.

  Removal of Directors by Stockholders

        The NRS provides, and New Nevada Holdco's bylaws will provide that any one or all of the directors of a corporation may be removed by the holders of not less than two-thirds of the voting power of a corporation's issued and outstanding stock.

  Board of Director Vacancies to be Filled by Remaining Directors and Not Stockholders

        New Nevada Holdco's bylaws will provide that, subject to any Preferred Stock Designation or any Blank Check Common Stock Designation, any vacancy on the board of directors that results from an increase in the number of directors may be filled by a majority of the board of directors then in office, even if less than a quorum. Any director elected by the board of directors to fill any vacancy shall serve until the next annual meeting of stockholders and until his or her successor is elected and qualifies.

  Ability of New Nevada Holdco's Stockholders to Call Special Meetings of Stockholders

        Nevada law provides that meetings of stockholders may be called by the board of directors, any two directors or the president, unless the articles of incorporation or bylaws provide otherwise. New Nevada Holdco's bylaws will provide the chairman of the board or the chief executive officer may call a special meeting of stockholders, and the chief executive officer or the secretary shall call a special meeting of the stockholders at the request of a majority of the members of the board of directors or upon the written request of the holders of at least a majority of the voting power of the then issued and outstanding shares of capital stock of New Nevada Holdco.

  Action by Written Consent

        The NRS generally provides that, unless otherwise provided in the articles of incorporation or bylaws of the corporation, stockholder action may be taken by consent in lieu of a meeting, and New Nevada Holdco's charter will provide any action required or permitted to be taken at a meeting of stockholders may be taken without a meeting only with the unanimous written consent of all stockholders entitled to vote on the matter.

  Forum Selection Clause

        New Nevada Holdco's charter will provide unless otherwise agreed by New Nevada Holdco in writing, the Business Court of the Eighth Judicial District Court of the State of Nevada (or, if this court does not have jurisdiction because the action asserts a federal claim, the United States District Court for the District of Nevada, Southern Division) are the sole and exclusive forum for: (i) any derivative action or proceeding brought on New Nevada Holdco's behalf, (ii) any action asserting a claim of breach of a fiduciary duty owed by any of New Nevada Holdco's directors, officers, employees, or agents, in such capacity or (iii) any action arising pursuant to, or to interpret, apply, enforce or determine the validity of, any provision of Nevada's business association statutes, the New Nevada Holdco's charter and bylaws or any agreement entered into pursuant to the statute governing voting trusts to which New Nevada Holdco is a party or of which New Nevada Holdco is a beneficiary.

  Requirements for Advance Notice of Stockholder Nominations and Proposals

        New Nevada Holdco's bylaws will establish advance notice procedures for stockholders to make nominations of candidates for election as directors or to bring other business before the annual meeting of stockholders. As will be specified in New Nevada Holdco's bylaws, nominations of individuals for election to the board of directors and the proposal of other business to be considered by the stockholders may be made at an annual meeting of stockholders (i) pursuant to New Nevada Holdco's notice of meeting, (ii) by or at the direction of the board of directors or any committee thereof or (iii) by any stockholder of New Nevada Holdco who (a) has beneficially owned at least 1% of the outstanding shares of common stock of New Nevada Holdco continuously for at least one year both at the time of giving of notice by the stockholder as will be provided for in New Nevada Holdco's bylaws and through and including the time of the annual meeting of stockholders (including any adjournment or postponement thereof) (b) who is a stockholder of record of New Nevada Holdco both at the time of giving notice as will be provided for in New Nevada Holdco's bylaws and as of the time of the annual meeting of stockholders (including any adjournment or postponement thereof) and (c) is entitled to vote at the meeting in the election of each individual so nominated or on any such other business and who has complied with New Nevada Holdco's bylaws.

        To be properly brought before the stockholders at an annual meeting, such stockholder must have given timely notice thereof in writing to the corporate secretary and any such other business must otherwise be a proper matter for action by the stockholders. To be timely, a stockholder's notice shall set forth all information which will be required under New Nevada Holdco's bylaws and shall be delivered to the corporate secretary at the principal executive office of New Nevada Holdco not earlier than the 120th day nor later than 5:00 p.m., Eastern Time, on the 90th day prior to the first anniversary of the date of the proxy statement for the preceding year's annual meeting of stockholders; provided, however, that in the event that the date of the annual meeting of stockholders is advanced or delayed by more than 30 days from the first anniversary of the date of the preceding year's annual meeting of stockholders, in order for notice by the stockholder to be timely, such notice must be so delivered not earlier than the 120th day prior to the date of such annual meeting of stockholders and not later than 5:00 p.m., Eastern Time, on the later of the 90th day prior to the date of such annual meeting of stockholders or the tenth day following the day on which public announcement of the date of such meeting is first made by New Nevada Holdco. The postponement or adjournment of an annual meeting of stockholders the public announcement thereof, shall not commence a new time period (or extend any time period) for the giving of a stockholder's notice as described above.

  Amendments to New Nevada Holdco's Charter and Bylaws

        Under the NRS, New Nevada Holdco's charter may not be amended by stockholder action alone. New Nevada Holdco's bylaws will provide that either the holders of a majority of the voting power of the outstanding capital stock or the board of directors have the power to adopt, alter or repeal any provision of the bylaws and to make new bylaws.

  Constituencies

        Nevada statutes allow directors to consider a wide range of interests, such as those of employees and the community, in their decision making. These statutes apply to takeovers and would allow the directors to respond to a takeover attempt based on considerations other than the stockholders.

Certain Corporate Opportunities and Conflict

        All of New Nevada Holdco's executive officers are also executive officers of Ashford Trust and Braemar, and one of New Nevada Holdco's directors is also a director of Ashford Trust and Braemar (such officers and directors and all other officers and directors of New Nevada Holdco who are directors, officers, employees, consultants or agents of Ashford Trust, Braemar, any other entity that is advised by New Nevada Holdco, and each of their respective subsidiaries and successors (each such entity an "Other Entity"), each an "Overlap Person"). Overlap Persons may be presented or offered, or otherwise acquire knowledge of, a potential matter that may constitute or present a business opportunity for New Nevada Holdco or any of its subsidiaries, in which New Nevada Holdco or any of its subsidiaries could have an interest or expectancy (any such transaction or matter, and any such actual or potential business opportunity, a "Potential Business Opportunity"). By action of its board of directors New Nevada Holdco will renounce any interest or expectancy to participate in a Potential Business Opportunity other than Restricted Potential Business Opportunities (defined below). Without limiting the generality of the foregoing, that renunciation will specifically provide:

            (i)  such Overlap Person will, to the fullest extent permitted by law, have no duty or obligation to refrain from referring such Potential Business Opportunity to any Other Entity and, if such Overlap Person refers such Potential Business Opportunity to any Other Entity, such Overlap Person, to the fullest extent permitted by law, shall have no duty or obligation to refer such Potential Business Opportunity to the Registrant or to any of its subsidiaries or to give any notice to the Registrant or to any of its subsidiaries regarding such Potential Business Opportunity (or any matter related thereto);

           (ii)  if such Overlap Person refers such Potential Business Opportunity to any Other Entity, such Overlap Person, to the fullest extent permitted by law, will not be liable to the Registrant or to any of its subsidiaries, as a director, officer, stockholder or otherwise, for any failure to refer such Potential Business Opportunity to the Registrant, or for referring such Potential Business Opportunity to any Other Entity, or for any failure to give any notice to the Registrant regarding such Potential Business Opportunity or any matter relating thereto;

          (iii)  any Other Entity may participate, engage or invest in any such Potential Business Opportunity notwithstanding that such Potential Business Opportunity may have been referred to such Other Entity by an Overlap Person; and

          (iv)  if a director or officer who is an Overlap Person refers a Potential Business Opportunity to any Other Entity, then, as between the Registrant and/or its subsidiaries on the one hand, and such Other Entity, on the other hand, the Registrant and its subsidiaries, to the fullest extent permitted by law, shall be deemed to have renounced any interest, expectancy or right in or to such Potential Business Opportunity or to receive any income or proceeds derived therefrom solely as a result of such Overlap Person having been presented or offered, or otherwise acquiring knowledge of such Potential Business Opportunity;

unless in each case referred to in clause (i), (ii), (iii) or (iv), the opportunity was offered to such Overlap Person exclusively in his or her capacity as a director or officer of the Registrant (an opportunity meeting all of such conditions, a "Restricted Potential Business Opportunity"). In the event that New Nevada Holdco's board of directors declines to pursue a Potential Business Opportunity, the Overlap Persons are free to refer such Potential Business Opportunity to any Other Entity.

Limitation on Personal Liability

        Under the NRS, unless otherwise provided in the corporation's articles of incorporation, a director or officer is not individually liable to a corporation, its stockholders, or creditors, except for breaches of fiduciary duty involving intentional misconduct, fraud or a knowing violation of the law.

CORPORATE NAMES OF THE ENTITIES FOLLOWING THE MERGER

        As a part of the Merger, the Company will also amend its charter to change its legal name to Ashford OAINC II Inc., immediately after which New Nevada Holdco will amend its charter to change its legal name to Ashford Inc. This will be the legal corporate name of New Nevada Holdco, the publicly traded entity, after the effective time of the Merger.

 MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

        The following discussion is a general summary of the material U.S. federal income tax consequences of the Merger to U.S. Holders (as defined below). This discussion is based on the Code, applicable Treasury regulations, administrative interpretations and court decisions, each as in effect as of the date of this proxy statement/prospectus and all of which are subject to change, possibly with retroactive effect, and any change could affect the accuracy of the statements and conclusions set forth in this discussion. This discussion applies only to a U.S. Holder that holds its shares of common stock in the Company as a "capital asset" (generally, property held for investment). The discussion does not address any aspects of U.S. taxation other than U.S. federal income taxation, nor does it address any aspects of the unearned income Medicare contribution tax enacted pursuant to the Health Care and Education Reconciliation Act of 2010. This discussion does not address any non-income or other taxes or any foreign, state or local tax consequences.

        This discussion is for general information only and does not purport to address all aspects of U.S. federal income taxation that may be relevant to particular holders of shares of common stock in the Company in light of their particular facts and circumstances and does not apply to holders of shares of common stock in the Company that are subject to special rules under the U.S. federal income tax laws (including, for example, banks or other financial institutions; dealers or brokers in stocks and securities or currencies; traders in securities that elect to apply a mark-to-market method of accounting; insurance companies; tax-exempt entities; entities or arrangements treated as partnerships for U.S. federal income tax purposes or other flow-through entities (and investors therein); retirement plans, individual retirement accounts or other tax-deferred accounts; real estate investment trusts; regulated investment companies; holders liable for the alternative minimum tax; certain former citizens or former long-term residents of the United States; holders that are not U.S. Holders; U.S. Holders having a "functional currency" other than the U.S. dollar; holders who hold shares of common stock in the Company as part of a hedge, straddle, constructive sale, conversion transaction or other integrated transaction; holders who own (or are deemed to own) 5% or more of the outstanding shares of stock of the Company or (immediately after the Remington Contribution) New Nevada Holdco and holders who acquired (or will acquire) their shares of the common stock of the Company through the exercise of employee stock options or otherwise as compensation or through a tax-qualified retirement plan). In addition, this discussion does not address the U.S. federal income tax consequences of the Merger to Mr. Mark A. Sharkey, any Remington Seller, any of the Trusts or any affiliate thereof.

        For purposes of this discussion, a "U.S. Holder" is a beneficial holder of shares of the Company's common stock that is for U.S. federal income tax purposes:

  •
  an individual citizen or resident of the United States;

  •
  a corporation created or organized in or under the laws of the United States, any state thereof or the District of Columbia (or any other entity treated as a corporation for U.S. federal income tax purposes);

  •
  an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

  •
  a trust that (a) is subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all substantial decisions of the trust or (b) has a valid election in effect under applicable Treasury regulations to be treated as a U.S. person.

        If an entity or arrangement treated as a partnership for U.S. federal income tax purposes holds shares of common stock of the Company, the tax treatment of a person treated as a partner in such partnership generally will depend on the status of the partner and the activities of the partnership. We urge persons that for U.S. federal income tax purposes are treated as a partner in a partnership holding shares of common stock in the Company to consult their tax advisors regarding the tax consequences of the Merger to them.

General

        The Company intends that, for U.S. federal income tax purposes, the Merger will qualify as a "reorganization" within the meaning of Section 368(a) of the Code or the Merger, together with the Remington Contribution, will qualify as an exchange within the meaning of Section 351 of the Code. The obligation of the Company, New Nevada Holdco and Merger Sub to consummate the Merger is conditioned upon the receipt by the Company of an opinion of Locke Lord LLP, counsel to the Special Committee, or other counsel reasonably satisfactory to the Company, in form and substance reasonably satisfactory to the Special Committee, dated as of the closing of the Merger, at a confidence level of "more likely than not" or higher, to the effect that for U.S. federal income tax purposes, (A) the Merger will qualify as a "reorganization" within the meaning of Section 368(a) of the Code or an exchange under Section 351 of the Code (in connection with the Remington Contribution) and (B) no gain or loss will be recognized by the holders of shares of common stock of the Company as a result of the Merger with respect to their exchange of shares of common stock in the Company for shares of common stock in New Nevada Holdco pursuant to the Merger. The opinion will be based on customary assumptions and on representations, warranties and covenants of officers of the Company and New Nevada Holdco and any other appropriate party and any of their respective affiliates and representatives, as appropriate. If any of the assumptions, representations, warranties or covenants is incorrect, incomplete or inaccurate or is violated, the validity of the opinions described above may be affected and the tax consequences of the Merger could differ, perhaps substantially, from those described in this joint proxy statement/prospectus.

        An opinion of counsel represents counsel's best legal judgment but is not binding on the IRS or any court, so there can be no certainty that the IRS will not challenge the conclusions reflected in the opinion or that a court would not sustain such a challenge. In addition, neither the Company nor New Nevada Holdco intends to request a ruling from the IRS regarding the U.S. federal income tax consequences of the Merger.

        The remainder of this discussion under "Material U.S. Federal Income Tax Consequences of the Merger" assumes that the Merger will qualify as a "reorganization" within the meaning of Section 368(a) of the Code or the Merger, together with the Remington Contribution, will qualify as an exchange within the meaning of Section 351 of the Code.

U.S. Federal Income Tax Consequences of the Merger to U.S. Holders

        A U.S. Holder will not recognize any gain or loss upon the receipt of shares of New Nevada Holdco's common stock in the Merger. The U.S. Holder's aggregate tax basis in shares of New Nevada Holdco's common stock received in the Merger will be equal to the aggregate tax basis of the shares of the Company's common stock surrendered, and the U.S. Holder's holding period for shares of New Nevada Holdco's common stock received in the Merger will include such holder's holding period for its shares of the Company's common stock surrendered therefor.

        U.S. Holders who acquired different blocks of shares of the Company's common stock at different times or at different prices should consult their tax advisors with respect to identifying the tax bases or holding periods of the shares of New Nevada Holdco Common Stock received in the Merger.

        The foregoing summary is for general information purposes only and does not discuss all aspects of U.S. federal income taxation that may be relevant to particular holders of common stock in the Company. Holders of shares of common stock in the Company should consult their own tax advisors as to the particular tax consequences to them of the Merger and the ownership and disposition of shares of common stock in New Nevada Holdco received in the Merger under any federal, state, local, foreign or other tax laws.

COMPARISON OF STOCKHOLDERS' RIGHTS

        Ashford Inc. is a Maryland corporation and New Nevada Holdco is a Nevada corporation. Your rights as a stockholder in Ashford Inc. are currently governed by the MGCL and AINC's charter (including the articles supplementary establishing the Series B Convertible Preferred Stock) and amended and restated bylaws, which are referred to as AINC's bylaws. As a Nevada corporation, New Nevada Holdco will be governed by the NRS, New Nevada Holdco's articles of incorporation, which are referred to as New Nevada Holdco's charter and are attached hereto as Annex H, as further amended or supplemented from time to time, and New Nevada Holdco's bylaws, which are attached hereto as Annex I, as further amended from time to time.

        The material differences between applicable Maryland and Nevada laws and among these various documents are summarized below. The comparison of rights of the stockholders of AINC before and after the Transactions below is subject to and qualified in its entirety by reference to the NRS, the MGCL, AINC's charter and bylaws and New Nevada Holdco's charter and bylaws, copies of which are attached as Annex H and Annex I of this proxy statement/prospectus.

        For additional information regarding the rights of stockholders following the Transactions, please see "Description of New Nevada Holdco Capital Stock" below.

  Capitalization

        Maryland.    AINC's charter authorizes a total of 200,000,000 authorized shares, consisting of: (i) 100,000,000 authorized shares of common stock, par value $0.01 per share, (ii) 50,000,000 authorized shares of blank check common stock, par value $0.01 per share, and (iii) 50,000,000 authorized shares of preferred stock, 2,000,000 of which have been designated as Series A Preferred Stock, 8,120,000 of which have been designated as Series B Convertible Preferred Stock and 2,000,000 of which have been designated as Series C Preferred Stock. As of the date of the Combination Agreement, 2,470,293 shares of common stock were issued and outstanding, 8,120,000 shares of Series B Convertible Preferred Stock were issued and outstanding, and 2,000,000 shares of Series A Preferred Stock were reserved for potential issuance pursuant to AINC's shareholder rights plan.

        Nevada.    New Nevada Holdco's charter, which will include the certificate of designation, will authorize a total of 200,000,000 shares, consisting of: (i) 100,000,000 shares of common stock, par value $0.001 per share, (ii) 50,000,000 shares of blank check common stock, par value $0.001 per share and (iii) 50,000,000 shares of preferred stock and 19,120,000 of which will be designated as Series D Convertible Preferred Stock. Simultaneously with the Merger, New Nevada Holdco will have the same number of shares of common and preferred stock outstanding as AINC had outstanding immediately prior to the Merger, with the exception of the Series B Convertible Preferred Stock, which will be converted into 8,120,000 shares of Series D Convertible Preferred Stock, par value $0.001 per share, of New Nevada Holdco. Additionally, in exchange for the Transferred Securities, New Nevada Holdco will issue 11,000,000 shares of Series D Convertible Preferred Stock to the Remington Sellers. See "Description of New Nevada Holdco Capital Stock" for more information.

  Charter Amendments

        Maryland.    Under the MGCL, a Maryland corporation generally cannot amend its charter unless the action is advised by its board of directors and approved by the affirmative vote of at least two-thirds of the votes entitled to be cast on the matter, unless a lesser percentage (but not less than a majority of all of the votes entitled to be cast on the matter) is specified in the corporation's charter. AINC's charter provides that amendments to the charter generally may be approved by a resolution of the Board proposing the amendment and approved by a majority of the votes entitled to be cast at an annual or special meeting of stockholders.

        Nevada.    The NRS provides that an amendment to the articles of incorporation may be adopted by a resolution of the board of directors. In most instances, the amendment must also be approved by the stockholders holding a majority of the voting power, unless a greater vote is required by a corporation's articles of incorporation. If an amendment would adversely change the rights of any class or series of stock, it must also be approved by a majority of the voting power of that class or series, unless the articles of incorporation specifically deny the right to vote on such an amendment. New Nevada Holdco's charter will not require a greater vote and will not deny the right to class voting.

  Classification and Issuance of Stock

        Maryland.    AINC's charter authorizes the Board to classify and reclassify any unissued shares of stock into other classes or series of stock, including one or more classes or series of stock that have priority over common stock with respect to dividends or upon liquidation, or have voting rights and other rights that differ from the rights of the common stock, and authorize AINC to issue the newly classified shares. Before authorizing the issuance of shares of any new class or series, AINC's Board must set the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms or conditions of redemption for each class or series of stock. This action may be taken without the approval of holders of any class of AINC's voting stock unless such approval is required by applicable law, the terms of any other class or series of stock or the rules of any stock exchange or automated quotation system on which any of AINC's stock is listed or traded.

        Nevada.    New Nevada Holdco's charter will authorize New Nevada Holdco's board of directors to issue preferred stock from time to time, subject to the limitations provided by law, to establish and designate series, if any, of preferred stock, to fix the number of shares constituting such series, the voting powers, designations and other rights of the shares of preferred stock. Additionally, New Nevada Holdco's charter will authorize the Board to classify and reclassify any unissued shares of stock into other classes or series of stock, including one or more classes or series of stock that have priority over common stock with respect to dividends or upon liquidation, or have voting rights and other rights that differ from the rights of the common stock, and authorize New Nevada Holdco to issue the newly classified shares. The authorized but unissued shares of common stock and preferred stock will be available for issuance for general corporate purposes without stockholder approval.

        Similar to the power currently held by AINC's Board, after the Transactions, New Nevada Holdco's board of directors will have the power to authorize New Nevada Holdco to issue a class or series of stock that could, depending upon the terms of the particular class or series, delay, defer or prevent a change in control or other transaction that might involve a premium price for shares of its common stock. AINC believes that the power of the board of directors to authorize the issuance of additional authorized but unissued shares of common or preferred stock and to classify or reclassify unissued shares of common or preferred stock and thereafter to authorize the issuance of the classified or reclassified shares of stock will provide New Nevada Holdco with increased flexibility in structuring possible future financings and acquisitions and in meeting other needs that might arise.

  Amendment to Bylaws

        Maryland.    Under the MGCL, an amendment to the bylaws of a corporation requires the approval of the stockholders, except to the extent that the charter or bylaws vest the power to amend the bylaws in the board of directors. AINC's bylaws provide that the bylaws may be amended by a majority vote of the Board or by a majority vote of the outstanding capital stock.

        Nevada.    In Nevada, the power to amend bylaws generally rests with both the stockholders and the board of directors (with each independently having the power to add, change or delete provisions of the bylaws) unless the articles of incorporation reserves such power exclusively to the directors or unless a particular bylaw adopted by the stockholders prohibits the board of directors from amending it. New Nevada Holdco's bylaws will provide that a majority of the board of directors or a majority of the stockholders each independently has the power to amend, repeal or adopt bylaws.

  Stockholder Action by Written Consent

        Maryland.    The MGCL generally provides that, unless the charter of the corporation authorizes common stockholder action by less than unanimous consent, common stockholder action may be taken by consent in lieu of a meeting only if it is given by all common stockholders entitled to vote on the matter. AINC's charter permits stockholder action by consent in lieu of a meeting if approved by the unanimous consent of the stockholders entitled to vote on the matter.

        Nevada.    The NRS generally provides that, unless otherwise provided in the articles of incorporation or bylaws of the corporation, stockholder action may be taken by stockholders holding a majority of the voting power by consent in lieu of a meeting. However, New Nevada Holdco's charter will provide that any action required or permitted to be taken at a meeting of stockholders may be taken without a meeting if approved by the unanimous written consent of all stockholders entitled to vote on the matter.

  Special Stockholder Meetings

        Maryland.    Under the MGCL, the board of directors, the president and any other person specified in the charter or bylaws may call a special meeting of stockholders. The MGCL also requires the secretary of a Maryland corporation to call a special meeting upon the written request of stockholders entitled to cast at least 25% of all the votes entitled to be cast at the meeting on such matter, unless the charter or bylaws requires a different percentage (which may not exceed a majority of all the votes entitled to be cast). As permitted by the MGCL, AINC's charter requires the corporate secretary or the chief executive officer to call a special meeting of stockholders to act on any matter that may properly be considered at a meeting of stockholders upon the written request of stockholders entitled to cast not less than a majority of all the votes entitled to be cast at the meeting on such matter. The secretary will inform the requesting stockholders of the reasonably estimated cost of preparing and delivering the notice of meeting (including proxy materials), and the requesting stockholder must pay such estimated cost before the secretary is required to prepare and deliver the notice of the special meeting of stockholders.

        Nevada.    Nevada law provides that special meetings of stockholders may be called by the board of directors, any two directors or the President, unless the articles of incorporation or bylaws provide otherwise. New Nevada Holdco's bylaws will provide the chairman of the board or the chief executive officer may call a special meeting of stockholders, and the corporate secretary or the chief executive officer shall call a special meeting of stockholders to act on any matter that may properly be considered at a meeting of stockholders upon the written request of a majority of the Board or stockholders entitled to cast not less than a majority of all the votes entitled to be cast at the meeting on such matter.

  Number and Election of Directors

        Maryland.    Under the MGCL, the minimum number of directors of a Maryland corporation is one. The number of directors of a Maryland corporation is as provided by the charter until changed by the bylaws. The bylaws may both alter the number of directors set by the charter and authorize a majority of the entire board of directors to alter, within specified limits, the number of directors set by the charter or the bylaws, but board action may not affect the tenure of office of any director. In addition, the MGCL permits, but does not require, the board to be classified through a provision in the charter. If the directors are divided into classes, the term of office may be provided in the bylaws or in the charter, except that the term of office of a director may not be longer than five years or, except in the case of an initial or substitute director, shorter than the period between annual meetings of stockholders. The term of office of at least one class must expire each year. If the directors have been divided into classes, a director may not be removed without cause, unless the charter provides otherwise. Unless the charter or bylaws provide otherwise, a plurality of all the votes cast at a meeting at which a quorum is present is sufficient to elect a director.

        AINC's charter provides that the number of directors of the Company shall be fixed from time to time by the Board (subject to the minimum number of two and the maximum number of fifteen established in the charter). Each of AINC's directors is elected by the stockholders to serve until the next annual meeting of stockholders and until his or her successor is duly elected and qualifies. Stockholders have no right to cumulative voting in the election of directors. AINC's bylaws provide that a plurality of all the votes cast at a meeting at which a quorum is present is sufficient to elect a director. Consequently, at each annual meeting of stockholders, the holders of a majority of the shares of common stock entitled to vote are be able to elect all of the directors at any annual meeting of stockholders.

        Nevada.    Nevada law permits corporations to classify boards of directors provided that at least one-fourth of the total number of directors is elected annually. New Nevada Holdco's bylaws will provide that the number of directors of the company, which shall constitute the entire board of directors, shall be fixed from time to time by the board of directors (subject to the minimum number of two and the maximum number of fifteen established in the charter). New Nevada Holdco's board of directors is currently comprised of seven directors. New Nevada Holdco's charter and bylaws will not provide for a classified board. New Nevada Holdco's bylaws will provide that a plurality of all the votes cast at a meeting at which a quorum is present is sufficient to elect a director. Stockholders have no right to cumulative voting in the election of directors. Each of New Nevada Holdco's directors is elected by the stockholders to serve until the next annual meeting of stockholders and until his or her successor is duly elected and qualifies. The directors of New Nevada Holdco after the Merger will be the same as the directors of AINC immediately prior to the Merger.

  Removal of Directors

        Maryland.    The MGCL provides that the stockholders of a corporation may remove any director, with or without cause, by the affirmative vote of a majority of all votes entitled to be cast generally for the election of directors, unless the charter provides otherwise or the corporation elects to be subject to certain provisions of the MGCL, as discussed below. Unless the charter provides otherwise, if the holders of any class or series are entitled separately to elect one or more directors, such a director may not be removed without cause except by the affirmative vote of a majority of all the votes of that class or series. AINC's charter provides that except as otherwise required by applicable law and subject to the issuance of all or any shares of the Preferred Stock series, by filing articles supplementary (a "Preferred Stock Designation") or the issuance of all or any shares of the Blank Check Common Stock in one or more series, by filing articles supplementary (a "Blank Check Common Stock Designation"), any director may be removed from office at any time, but only for cause and only by the affirmative vote of the holders of at least 80% of the voting power of the then issued and outstanding shares of stock entitled to vote in the election of directors. This provision, when coupled with the exclusive power of the Board to fill vacancies, as discussed below, precludes stockholders from (i) removing incumbent directors except upon a substantial affirmative vote and (ii) filling the vacancies created by such removal with their own nominees.

        Nevada.    Under Nevada law, any one or all of the directors of a corporation may be removed by the holders of not less than two-thirds of the voting power of a corporation's issued and outstanding stock. Nevada does not distinguish between removal of directors with or without cause. New Nevada Holdco's bylaws will state that except as otherwise required by applicable law and subject to any

Preferred Stock Designation or any Blank Check Common Stock Designation, any director may be removed from office at any time, but only by the vote of 66 and 2/3 percent of the stockholders entitled to vote, with or without cause. This provision precludes stockholders from removing incumbent directors except upon a substantial affirmative vote.

  Vacancies on the Board of Directors

        Maryland.    The MGCL provides that, subject to the terms of any class or series of stock, vacancies on the board of directors may be filled by a majority of the remaining directors, even if the remaining directors do not constitute a quorum, or by the stockholders. Subject to any rights set forth in the charter with respect to any class of preferred or blank check common stock (including any Articles Supplementary establishing a new class of such stock in the future), our charter provides that a majority of the remaining directors, whether or not sufficient to constitute a quorum, may fill a vacancy on the board of directors which results from any cause except an increase in the number of directors and a majority of the entire board of directors may fill a vacancy which results from an increase in the number of directors. Any director elected by the Board to fill any vacancy shall serve until the next annual meeting of stockholders and until his or her successor is elected and qualifies, and any director elected by the stockholders shall serve for the balance of the unexpired term of that directorship.

        Nevada.    Under the NRS, unless otherwise provided in the articles of incorporation, vacancies and newly created directorships resulting from any increase in the authorized number of directors may be filled by a majority of the directors then in office, though less than a quorum or the stockholders. The Certificate of Designation will prohibit the directors from filling the additional director seats created upon a Series D Convertible Preferred Stock Breach. Any director elected by the board of directors to fill any vacancy shall serve until the next annual meeting of stockholders and until his or her successor is elected and qualifies.

  Standard of Conduct

        Maryland.    The MGCL requires that a director perform his or her duties in good faith, in a manner the director reasonably believes to be in the best interests of the corporation, and with the care an ordinarily prudent person in a like position would use under similar circumstances. The MGCL establishes a presumption that any act of a director satisfies this standard of conduct, and that a director is subject to no higher duty or greater scrutiny than is applied to any other act of a director because an act relates to or affects an acquisition or potential acquisition of control of a corporation. The MGCL permits the charter of a Maryland corporation to limit the liability of directors for money damages, and AINC's charter so provides, as described under the section "Limitation of Liability and Indemnification of Directors and Officers" below.

        Nevada.    Nevada law provides that directors must discharge their duties as a director in good faith and with a view to the interests of the corporation. Under Nevada law, directors owe a fiduciary duty to the corporation, which is generally comprised of the duty of care and duty of loyalty to the corporation. Except under limited circumstances set forth in NRS 78.138(7), or unless the articles of incorporation or an amendment thereto provide for greater individual liability, a director or officer is not individually liable to the corporation or its stockholders or creditors for any damages as a result of any act or failure to act in his or her capacity as a director or officer unless it is proven that the director's or officer's act or failure to act constituted a breach of his or her fiduciary duties as a director or officer, and the breach of those duties involved intentional misconduct, fraud or a knowing violation of law.

  Consequences of Failure to Hold an Annual Meeting to Elect Directors.

        Maryland.    Under the MGCL, failure to hold an annual meeting does not affect the existence of a Maryland corporation or affect the validity of an otherwise valid corporate act. The MGCL does not contain a provision, similar to Nevada law, that would compel the election of directors.

        Nevada.    Under Nevada law, if an election of directors is not held within 18 months after the last election of directors, the district court has jurisdiction to order the election of directors upon application of any one or more stockholders holding at least 15% of the voting power.

  Advance Notice of Director Nominations and of New Business Proposals

        Maryland.    Under the MGCL, a Maryland corporation's charter or bylaws may require that a stockholder proposing a nominee for election as a director, or any other matter for consideration at a meeting of the stockholders, give advance notice to the corporation before a date or within a period of time specified in the charter or bylaws. If the advance notice requirement is not met, the proposal is not a proper subject of stockholder action at the meeting. Under AINC's bylaws, nominations of individuals for election to the board of directors and the proposal of other business to be considered by the stockholders may be made at an annual meeting of stockholders (i) pursuant to AINC's notice of meeting, (ii) by or at the direction of the board of directors or any committee thereof or (iii) by any stockholder of AINC who (a) has beneficially owned at least 1% of the outstanding shares of common stock of AINC continuously for at least one year both at the time of giving of notice by the stockholder as provided for in AINC's bylaws and through and including the time of the annual meeting of stockholders (including any adjournment or postponement thereof) (b) who is a stockholder of record of AINC both at the time of giving notice as provided for in AINC's bylaws and as of the time of the annual meeting of stockholders (including any adjournment or postponement thereof) and (c) is entitled to vote at the meeting in the election of each individual so nominated or on any such other business and who has complied with AINC's bylaws. To be properly brought before the stockholder at an annual meeting of stockholders, such stockholder must have given timely notice thereof in writing to the corporate secretary and any such other business must otherwise be a proper matter for action by the stockholders. To be timely, a stockholder's notice shall set forth all information required under AINC's bylaws and shall be delivered to the corporate secretary at the principal executive office of AINC not earlier than the 120th day nor later than 5:00 p.m., Eastern Time, on the 90th day prior to the first anniversary of the date of the proxy statement for the preceding year's annual meeting of stockholders; provided, however, that in the event that the date of the annual meeting of stockholders is advanced or delayed by more than 30 days from the first anniversary of the date of the preceding year's annual meeting of stockholders, in order for notice by the stockholder to be timely, such notice must be so delivered not earlier than the 120th day prior to the date of such annual meeting of stockholders and not later than 5:00 p.m., Eastern Time, on the later of the 90th day prior to the date of such annual meeting of stockholders or the tenth day following the day on which public announcement of the date of such meeting is first made by AINC. The postponement or adjournment of an annual meeting of stockholders, or the public announcement thereof, shall not commence a new time period (or extend any time period) for the giving of a stockholder's notice as described above.

        Nevada.    New Nevada Holdco's bylaws will provide that nominations of individuals for election to the board of directors and the proposal of other business to be considered by the stockholders may be made at an annual meeting of stockholders (i) pursuant to New Nevada Holdco's notice of meeting, (ii) by or at the direction of the board of directors or any committee thereof or (iii) by any stockholder of New Nevada Holdco who (a) has beneficially owned at least 1% of the outstanding shares of common stock of New Nevada Holdco continuously for at least one year both at the time of giving of notice by the stockholder as will be provided for in New Nevada Holdco's bylaws and through and including the time of the annual meeting of stockholders (including any adjournment or postponement thereof) (b) who is a stockholder of record of New Nevada Holdco both at the time of giving notice as will be provided for in New Nevada Holdco's bylaws and as of the time of the annual meeting of stockholders (including any adjournment or postponement thereof) and (c) is entitled to vote at the meeting in the election of each individual so nominated or on any such other business and who has complied with New Nevada Holdco's bylaws. To be properly brought before the stockholder at an annual meeting of stockholders, such stockholder must have given timely notice thereof in writing to the corporate secretary and any such other business must otherwise be a proper matter for action by the stockholders. To be timely, a stockholder's notice shall set forth all information which will be required under New Nevada Holdco's bylaws and shall be delivered to the corporate secretary at the principal executive office of New Nevada Holdco not earlier than the 120th day nor later than 5:00 p.m., Eastern Time, on the 90th day prior to the first anniversary of the date of the proxy statement for the preceding year's annual meeting of stockholders; provided, however, that in the event that the date of the annual meeting of stockholders is advanced or delayed by more than 30 days from the first anniversary of the date of the preceding year's annual meeting of stockholders, in order for notice by the stockholder to be timely, such notice must be so delivered not earlier than the 120th day prior to the date of such annual meeting of stockholders and not later than 5:00 p.m., Eastern Time, on the later of the 90th day prior to the date of such annual meeting of stockholders or the tenth day following the day on which public announcement of the date of such meeting is first made by New Nevada Holdco. The postponement or adjournment of an annual meeting of stockholders, or the public announcement thereof, shall not commence a new time period (or extend any time period) for the giving of a stockholder's notice as described above.

  Limitation of Liability and Indemnification of Directors and Officers

        Maryland.    Maryland law permits a Maryland corporation to include in its charter a provision limiting the liability of its directors and officers to the corporation and its stockholders for money damages except for liability resulting from (i) actual receipt of an improper benefit or profit in money, property or services or (ii) active and deliberate dishonesty that is established by a final judgment and is material to the cause of action. AINC's charter contains a provision that eliminates the liability of directors and officers to the maximum extent permitted by Maryland law. The MGCL requires corporations (unless the charter provides otherwise, which AINC's charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made or threatened to be made a party by reason of his or her service in that capacity. The MGCL permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made or threatened to be made a party by reason of their service in those or other capacities unless it is established that:

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  the act or omission of the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty,

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  the director or officer actually received an improper personal benefit in money, property or services or

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  in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

        Under the MGCL, AINC may not indemnify a director or officer in a suit by or in the right of AINC in which the director or officer was adjudged liable to AINC or in a suit in which the director or officer was adjudged liable on the basis that personal benefit was improperly received. A court may order indemnification if it determines that the director or officer is fairly and reasonably entitled to indemnification, even though the director or officer did not meet the prescribed standard of conduct or was adjudged liable on the basis that personal benefit was improperly received. However, indemnification for an adverse judgment in a suit by or in the right of AINC, or for a judgment of liability on the basis that personal benefit was improperly received, is limited to expenses.

        In addition, the MGCL permits AINC to advance reasonable expenses to a director or officer upon receipt of:

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  a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by AINC and

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  a written undertaking by the director or officer or on the director's or officer's behalf to repay the amount paid or reimbursed by the corporation if it is ultimately determined that the director or officer did not meet the standard of conduct.

        AINC's charter obligates the Company to the maximum extent permitted by Maryland law in effect from time to time, to indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, pay or reimburse reasonable expenses in advance of final disposition of a proceeding to:

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  any present or former director or officer of AINC who is made or threatened to be made a party to, or witness in, a proceeding by reason of his or her service in that capacity or

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  any individual who, while a director or officer of AINC and at its request, serves or has served as a director, officer, trustee, member, manager or partner of another corporation, REIT, limited liability company, partnership, joint venture, trust, employee benefit plan or any other enterprise and who is made or threatened to be made a party to, or witness in, the proceeding by reason of his or her service in that capacity.

        Nevada.    The liability of directors and officers to the corporation for damages to the corporation, its stockholders, or creditors as a result of any act or failure to act is generally limited as set forth in the section Standard of Conduct above.

        At the effective time of the Merger, New Nevada Holdco's charter and bylaws will also require New Nevada Holdco to indemnify and advance expenses to any individual who served a predecessor of AINC in any of the capacities described above and authorize the corporation to indemnify any employee or agent of AINC or a predecessor of AINC.

        New Nevada Holdco believes its bylaws will be consistent with Nevada law, more specifically, Article V of the bylaws will set forth comprehensive indemnification provisions for directors and officers. In conformity with Nevada law, as will be provided under New Nevada Holdco's charter and bylaws, except in the case of derivative actions, it must indemnify an officer or director who is made a party to any proceeding, including a lawsuit, because of his or her position as such, if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, New Nevada Holdco's best interest, and in the case of criminal proceedings had no reasonable cause to believe his or her conduct was unlawful. With respect to a derivative action, indemnity will be made only for expenses actually and reasonably incurred in defending the proceeding and, in some cases, amounts paid in settlement, provided the officer or director acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation. However, New Nevada Holdco may not indemnify such persons for acts and inaction for which they would be liable under NRS 78.138, nor may it indemnify anyone found to be liable to the corporation unless the court hearing the matter determines otherwise. Under Nevada law, a corporation's articles of incorporation and bylaws may provide that the corporation must pay expenses in advance of the final disposition of the action, suit or proceeding upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined that he or she is not entitled to be indemnified by the corporation. New Nevada Holdco's charter and bylaws will so provide. To the extent that the officer or director is successful on the merits in a proceeding against him or her because of their position, a corporation must indemnify him or her against all expenses reasonably incurred, including attorney's fees. The indemnification provisions set forth in New Nevada Holdco's charter and bylaws will be intended to provide indemnification to the fullest extent permitted by the laws of the State of Nevada. Regarding indemnification for liabilities arising under the Securities Act, which may be permitted to directors or officers under Nevada law, New Nevada Holdco is informed that, in the opinion of the SEC, indemnification is against public policy, as expressed in the Securities Act and is, therefore, unenforceable.

  Dividends and Other Distributions

        Maryland.    The MGCL provides that dividends and other distributions may be declared and paid on the corporation's capital stock as authorized by the board and subject to any restrictions contained in the corporation's charter, provided that no dividends may be paid if, after giving effect to the dividend or other distribution (i) the corporation would not be able to pay its debts as they become due in the usual course of business or (ii) the corporation's total assets would be less than the sum of its total liabilities plus, unless the charter permits otherwise, any amount required to be paid to holders of preferred stock in the event of a dissolution of the corporation. Notwithstanding clause (ii) in the immediately preceding sentence, a corporation may make a dividend or other distribution from: (a) the net earnings of the corporation for the fiscal year in which the dividend or other distribution is made; (b) the net earnings of the corporation for the preceding fiscal year; or (c) the sum of the net earnings of the corporation for the preceding eight fiscal quarters.

        Nevada.    Nevada law provides that no distribution (including dividends on, or redemption or repurchases of, shares of capital stock) may be made if, after giving effect to such distribution, the corporation would not be able to pay its debts as they become due in the usual course of business, or, except as specifically permitted by the articles of incorporation, the corporation's total assets would be less than the sum of its total liabilities plus the amount that would be needed, if the corporation were to be dissolved immediately after the distribution, to satisfy any preferential rights superior to those of the stockholders receiving the distribution.

        New Nevada Holdco's bylaws will state that dividends and other distributions upon the capital stock of New Nevada Holdco, subject to the provisions of law and New Nevada Holdco's charter, may be authorized by the board of directors and may be declared by the board of directors at any regular or special meeting of the board of directors, or by written consent, and may be paid in cash, in property or in shares of New Nevada Holdco's capital stock. Before payment of any dividend, there may be set aside out of any funds of New Nevada Holdco available for dividends such sum or sums as the board of directors from time to time, in its absolute discretion, deems proper as a reserve or reserves to meet contingencies, or for purchasing any of the shares of capital stock, warrants, rights, options, bonds, debentures, notes, scrip or other securities or evidences of indebtedness of New Nevada Holdco, or for equalizing dividends, or for repairing or maintaining any property of New Nevada Holdco or for any proper purpose, and the board of directors may modify or abolish any such reserve.

  Appraisal Rights

        Under the MGCL and the NRS, stockholders in certain circumstances have the right to dissent from certain corporate reorganizations, mergers or conversions provided that statutory procedures are followed.

        Maryland.    Under the MGCL, a stockholder has the right to demand and receive payment of the fair value of the stockholder's stock from the successor if (i) the corporation consolidates or merges with another corporation, (ii) the corporation's stock is to be acquired in a statutory share exchange, (iii) the corporation transfers all or substantially all of its assets in a manner requiring stockholder approval, (iv) the corporation amends its charter in a way which alters the contract rights, as expressly set forth in the charter, of any outstanding stock and substantially adversely affects the stockholder's rights, unless the right to do so is reserved in the charter of the corporation (which reservation is included in AINC's charter) of any class, (v) the transaction is subject to certain provisions of the Maryland Business Combination Act or (vi) the corporation is converted to another entity.

        Maryland law provides that a stockholder may not demand the fair value of the stockholder's stock and is bound by the terms of the transaction if, among other things, (i) the stock is listed on a national securities exchange on the record date for determining stockholders entitled to vote on the matter or, in certain mergers, the date notice is given or waived (except certain mergers where stock held by directors and executive officers is exchanged for merger consideration not available generally to stockholders), (ii) the stock is that of the successor in the merger, unless either (a) the merger alters the contract rights of the stock as expressly set forth in the charter and the charter does not reserve the right to do so or (b) the stock is to be changed or converted in whole or in part in the merger into something other than either stock in the successor or cash, scrip or other rights or interests arising out of provisions for the treatment of fractional shares of stock in the successor, (iii) the stock is not entitled to vote on the transaction or (iv) the charter provides that the holders of the stock are not entitled to exercise the rights of an objecting stockholder.

        Under the MGCL and subject to certain exceptions, the holder of stock of a Maryland corporation that is entitled to vote on a merger is entitled to object to the merger and demand the fair value of the stockholder's stock from the successor in the merger if the holder strictly complies with the provisions of Title 3, Subtitle 2 of the MGCL. The provisions of Title 3, Subtitle 2 are set forth as Annex J to this proxy statement/prospectus. With respect to the Merger, holders of the Company's common stock will not be entitled to exercise appraisal rights provided that the common stock continues to be listed on the NYSE American on the record date for the Special Meeting. However, holders of Series B Convertible Preferred Stock will be entitled to exercise appraisal rights because such holders are entitled to vote on the Merger.

        Nevada.    Under the NRS, a stockholder has the right to dissent and obtain payment of the fair value of the stockholder's shares, so long as the stockholder follows the statutory procedure for asserting these rights set forth in the NRS, in the event of consummation of a conversion or plan of merger or exchange, and certain other corporate actions. A stockholder who is entitled to dissent and obtain payment pursuant to NRS 92A.300 et seq., inclusive, must not challenge the corporate action creating the entitlement unless the action is unlawful or constitutes or is the result of actual fraud against the stockholder or the domestic corporation. Subject to specific limitations in NRS 92A.380, from and after the effective date of any corporate action, no stockholder who has exercised the right to dissent pursuant to NRS 92A.300 et seq., inclusive, is entitled to vote his or her shares for any purpose or to receive payment of dividends or any other distributions on shares. NRS 92A.380 does not apply to dividends or other distributions payable to stockholders on a date before the effective date of any corporate action from which the stockholder has dissented. If a stockholder exercises the right to dissent with respect to a corporate action described in NRS 92A.380.1(f), dealing with fractional shares, the aforementioned restrictions apply only to the shares to be converted into a fraction of a share and the dividends and distributions to those shares. NRS 92A.390 provides certain limitations to a stockholder's right to dissent under Nevada law, generally with respect to certain publicly traded corporations.

  Merger, Consolidation, Share Exchange and Transfer of All or Substantially All Assets

        Maryland.    Under the MGCL, a Maryland corporation generally cannot merge or consolidate with, or convert into, another entity, sell all or substantially all of its assets, engage in a statutory share exchange or dissolve unless the action is advised by the board of directors and approved by the affirmative vote of stockholders entitled to cast at least two-thirds of the votes entitled to be cast on the matter, unless a lesser percentage (but not less than a majority of all of the votes entitled to be cast on the matter) is set forth in the corporation's charter. AINC's charter reduces the required vote for these extraordinary actions to a majority of all of the votes entitled to be cast on the matter.

        Nevada.    Under the NRS, to effectuate a conversion, merger or exchange the board of directors must adopt a plan of conversion, merger or exchange containing, at a minimum, certain statutory information. Generally, the board of directors must recommend the plan to the stockholders and the plan must then be approved by the majority vote of the outstanding stock entitled to vote, although in certain cases shareholder approval is not required. Under the NRS, generally the sale of all of a corporation's assets must be approved by the board of directors and the affirmative vote of stockholders holding stock entitling them to exercise a majority the voting power of the corporation. While the statute only requires approval of a sale of all assets, many practitioners believe it would also be applied to a sale of substantially all of the assets.

  Statutory Provisions Relating to Potential Changes In Control

  Maryland

        Business Combinations.    Under the MGCL, certain "business combinations" (including a merger, consolidation, statutory share exchange or, in certain circumstances, an asset transfer or issuance or reclassification of equity securities) between a Maryland corporation and an interested stockholder (defined generally as any person who beneficially owns, directly or indirectly, 10% or more of the voting power of the corporation's outstanding voting stock or an affiliate or associate of the corporation who, at any time during the two-year period immediately prior to the date in question, was the beneficial owner of 10% or more of the voting power of the then outstanding stock of the corporation) or an affiliate of such an interested stockholder are prohibited for five years after the most recent date on which the interested stockholder becomes an interested stockholder. Thereafter, any such business combination must generally be recommended by the board of directors of such corporation and approved by the affirmative vote of at least (i) 80% of the votes entitled to be cast by holders of outstanding voting stock of the corporation and (ii) two-thirds of the votes entitled to be cast by holders of voting stock of the corporation other than shares held by the interested stockholder with whom (or with whose affiliate) the business combination is to be effected or held by an affiliate or associate of the interested stockholder, unless, among other conditions, the corporation's common stockholders receive a minimum price (as defined in the MGCL) for their shares and the consideration is received in cash or in the same form as previously paid by the interested stockholder for its shares. A person is not an interested stockholder under the statute if the board of directors approved in advance the transaction by which the person otherwise would have become an interested stockholder. The corporation's board of directors may provide that its approval is subject to compliance with any terms and conditions determined by the board.

        These provisions of the MGCL do not apply, however, to business combinations that are approved or exempted by a Maryland corporation's board of directors prior to the time that the interested stockholder becomes an interested stockholder. Pursuant to the statute, AINC's Board has adopted a resolution exempting any business combination between AINC, on the one hand, and any of (i) Mr. Archie Bennett, Jr., (ii) Mr. Monty J. Bennett, Jr., (iii) any present or future affiliate or associate of Mr. Archie Bennett, Jr. or Mr. Monty J. Bennett, (iv) Ashford Trust, (v) Braemar or (vi) any other entity that is advised by AINC or its controlled affiliates through an advisory agreement, on the other hand; provided, that such business combination is first approved by the Board. As a result, any person described above may be able to enter into business combinations with AINC without compliance by AINC with the five-year moratorium, supermajority vote requirements, fair price requirements or other provisions of the statute.

        Control Share Acquisitions.    The MGCL provides that a holder of "control shares" of a Maryland corporation acquired in a "control share acquisition" has no voting rights with respect to such shares except to the extent approved by the affirmative vote of at least two-thirds of the votes entitled to be cast on the matter, excluding shares of stock of the corporation in respect of which any of the following persons is entitled to exercise or direct the exercise of the voting power of such shares in the election of directors: (i) a person who has made or proposes to make the control share acquisition; (ii) an officer of the corporation; or (iii) an employee of the corporation who is also a director of the corporation. "Control shares" are outstanding voting shares of stock which, if aggregated with all other such shares of stock owned by the acquirer, or in respect of which the acquirer is able to exercise or direct the exercise of voting power (except solely by virtue of a revocable proxy), would entitle the acquirer to exercise voting power in electing directors within one of the following ranges of voting power: (a) one-tenth or more but less than one-third; (b) one-third or more but less than a majority; or (c) a majority or more of all voting power. Control shares do not include shares that the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval or shares acquired directly from the corporation. A "control share acquisition" means the acquisition of issued and outstanding control shares, subject to certain exceptions.

        A person who has made or proposes to make a control share acquisition, upon satisfaction of certain conditions (including an undertaking to pay expenses and making an "acquiring person statement" as described in the MGCL), may compel the corporation's board of directors to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the shares. If no request for a meeting is made, the corporation may itself present the question at any stockholders meeting.

        If voting rights are not approved at the meeting or if the acquiring person does not deliver an "acquiring person statement" as required by the statute, then, subject to certain conditions and limitations, the corporation may redeem any or all of the control shares (except those for which voting rights have previously been approved) for fair value determined, without regard to the absence of voting rights for the control shares, as of the date of the last control share acquisition by the acquirer or as of any meeting of stockholders at which the voting rights of such shares are considered and not approved. If voting rights for control shares are approved at a stockholders' meeting and the acquirer becomes entitled to exercise or direct the exercise of a majority of all voting power, all other stockholders may exercise appraisal rights. The fair value of the shares as determined for purposes of such appraisal rights may not be less than the highest price per share paid by the acquirer in the control share acquisition.

        The control share acquisition statute does not apply to the voting rights of shares (i) acquired in a merger, consolidation or statutory share exchange if the corporation is a party to the transaction or (ii) if the acquisition of the shares specifically, generally, or generally by types, as to specifically identified or unidentified existing or future stockholders or their affiliates or associates, has been approved or exempted by a provision contained in the charter or bylaws and adopted at any time before the acquisition of the shares.

        AINC's bylaws contain a provision exempting any control share acquisitions, as defined in Tile 3, Subtitle 7 of the MGCL, by (i) Mr. Archie Bennett, Jr. (ii) Mr. Monty J. Bennett, (iii) any present or future affiliate or associate of Mr. Archie Bennett, Jr. or Mr. Monty J. Bennett, (iv) Ashford Trust, (v) Braemar, or (vi) any other entity that is advised by the Corporation or its controlled affiliates through an advisory agreement.

        Subtitle 8.    Subtitle 8 of Title 3 of the MGCL ("Subtitle 8") permits a Maryland corporation with a class of equity securities registered under the Exchange Act and at least three independent directors to elect to be subject, by provision in its charter or bylaws or a resolution of its board of directors and notwithstanding any contrary provision in the charter or bylaws, to any or all of five provisions of the MGCL which provide, respectively, for:

  •
  a classified board;

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  a two-thirds vote requirement for removing a director;

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  a requirement that the number of directors be fixed only by vote of the board of directors;

  •
  a requirement that a vacancy on the board be filled only by the remaining directors in office and for the remainder of the full term of the class of directors in which the vacancy occurred; and

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  a majority requirement for the calling of a stockholder-requested special meeting of stockholders.

        AINC's charter does not contain any provision, nor has the Board of AINC taken any action, restricting the Board of AINC's ability to make any of the elections permitted by Subtitle 8. Through provisions unrelated to Subtitle 8, the charter of AINC provides that the number of directors be fixed only by the board or directors, that directors may be removed only for cause and only by the vote of stockholders entitled to cast at least 80% of the outstanding voting power, and that stockholder-called special meetings may be called at the request of stockholders entitled to cast a majority of the outstanding voting power.

  Nevada

        Business Combinations.    The "business combination" provisions of NRS 78.411 to 78.444, inclusive, generally prohibit a Nevada corporation with at least 200 stockholders of record (as distinct from beneficial owners), a "resident domestic corporation," from engaging in various "combination" transactions with any "interested stockholder" unless certain conditions are met or the corporation has elected in its articles of incorporation to not be subject to these provisions. A "combination" is generally defined to include (i) a merger or consolidation of the resident domestic corporation or any subsidiary of the resident domestic corporation with the interested stockholder or affiliate or associate of the interested stockholder, (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition, in one transaction or a series of transactions, by the resident domestic corporation or any subsidiary of the resident domestic corporation to or with the interested stockholder or affiliate or associate of the interested stockholder having: (a) an aggregate market value equal to 5% or more of the aggregate market value of the assets of the resident domestic corporation, (b) an aggregate market value equal to 5% or more of the aggregate market value of all outstanding voting shares of the resident domestic corporation or (c) 10% or more of the earning power or net income of the resident domestic corporation, (iii) with certain exceptions, the issuance or transfer by the resident domestic corporation or any subsidiary, in one transaction or series of transactions of shares of the resident domestic corporation or any subsidiary of the resident domestic corporation having an aggregate market value equal to 5% or more of all outstanding voting shares of the resident domestic corporation to the interested stockholder or affiliate or associate of the interested stockholder and (iv) certain other transactions with or involving an interested stockholder or affiliate or associate of the interested stockholder.

        An "interested stockholder" is generally defined as a person who beneficially owns 10% or more of a corporation's voting stock. If certain specified conditions are satisfied, certain of the resident domestic corporation's affiliates and associates may also constitute an interested stockholder. An "affiliate" of the interested stockholder is any person that directly or indirectly through one or more intermediaries is controlled by or is under common control with the interested stockholder. An "associate" of an interested stockholder is any (i) corporation or organization of which the interested stockholder is an officer or partner or is directly or indirectly the beneficial owner of 10% or more of any class of voting shares of such corporation or organization; (ii) trust or other estate in which the interested stockholder has a substantial beneficial interest or as to which the interested stockholder serves as trustee or in a similar fiduciary capacity; or (iii) relative or spouse of the interested stockholder, or any relative of the spouse of the interested stockholder, who has the same home as the interested stockholder. If applicable, the prohibition is for a period of two years after the date of the transaction in which the person became an interested stockholder, unless such transaction or the combination is approved by the board of directors prior to the date the interested stockholder obtained such status, or the combination is approved by the board of directors and thereafter is approved at a meeting of the stockholders by the affirmative vote of stockholders representing at least 60% of the outstanding voting power held by disinterested stockholders; and extends beyond the expiration of the two-year period, unless (i) the combination was approved by the board of directors prior to the person becoming an interested stockholder; (ii) the transaction by which the person first became an interested stockholder was approved by the board of directors before the person became an interested stockholder; (iii) the transaction is approved by the affirmative vote of a majority of the voting power held by disinterested stockholders or (iv) if the consideration to be paid to all stockholders other than the interested stockholder meets certain statutory thresholds.

        The business combination provisions apply unless the corporation elects against their application in its original articles of incorporation or an amendment thereto adopted before the corporation became a resident domestic corporation. New Nevada Holdco's charter will contain a provision electing not to have the business combination provision apply. Furthermore, as noted above, these provisions only apply to corporations that have 200 or more stockholders of record. As of September 13, 2019, we had 122 stockholders of record, and we anticipate that, after giving effect to the Transactions, New Nevada Holdco will have approximately the same number of stockholders of record.

        Were it to apply, the business combination statute may discourage others from trying to acquire control of New Nevada Holdco and increase the difficulty of consummating any offer.

        Control Share Acquisitions.    The "control share" provisions of NRS 78.378 to 78.3793, inclusive, apply to "issuing corporations" that are Nevada corporations with at least 200 stockholders of record, at least 100 of whom have had Nevada addresses appearing on the stock ledger of the corporation for at least 90 days before the date on which the applicability of those provisions is determined, and that conduct business directly or indirectly in Nevada, unless the corporation has elected to not be subject to these provisions. As of September 13, 2019, one of our record stockholders had a Nevada address appearing on our stock ledger.

        The control share statute prohibits an acquirer of shares of an issuing corporation, under certain circumstances, from voting its shares of a corporation's stock after crossing certain ownership threshold percentages, unless the acquirer obtains approval of the target corporation's disinterested stockholders. The statute specifies three thresholds (i) one-fifth or more but less than one-third, (ii) one-third but less than a majority and (iii) a majority or more, of the outstanding voting power. Generally, once a person acquires shares in excess of any of the thresholds, those shares and any additional shares acquired within 90 days before that acquisition become "control shares" and such control shares are deprived of the right to vote until disinterested stockholders restore the right. These provisions also provide that if control shares are accorded full voting rights and the acquiring person has acquired a majority or more of all voting power, all other stockholders who do not vote in favor of authorizing voting rights to the control shares are entitled to demand payment for the fair value of their shares in accordance with statutory procedures established for dissenters' rights.

        A corporation may elect to not be governed by, or "opt out" of, the control share provisions by making an election in its articles of incorporation or bylaws, provided that the opt-out election must be in place on the 10th day following the date an acquiring person has acquired a controlling interest, that is, crossing any of the three thresholds described above.

        Pursuant to Section 78.378(1) of the NRS, New Nevada Holdco has elected not to be governed by the provisions of Nevada state law applicable to the acquisition of a controlling interest in the stock of New Nevada Holdco, as set forth in NRS Sections 78.378 to 78.3793, involving the acquisition of a controlling interest in the stock of New Nevada Holdco by: (i) Mr. Archie Bennett, Jr.; (ii) Mr. Monty J. Bennett; (iii) MJB Investments; (iv) any present or future affiliate of Mr. Archie Bennett, Jr. or Mr. Monty J. Bennett; (v) Ashford Trust; (vi) Braemar; or (vii) any other entity that is advised by New Nevada Holdco or its controlled affiliates through an advisory agreement.

        Provisions of Nevada Law Analogous to Title 3, Subtitle 8 of the MGCL.    Nevada does not have a statute similar to Subtitle 8 of the MGCL and generally the board of directors cannot unilaterally revise the articles of incorporation. However, Subtitle 8's authorization to override charter provisions allowing removal of directors by less than a two-thirds vote is unnecessary in Nevada as a charter provision allowing removal by a lesser vote is generally invalid.

  Director Duties Relating to Potential Changes in Control

        Maryland.    The MGCL provides that the standard of conduct of a director of a Maryland corporation does not require a director to: (1) act to accept, recommend, or respond on behalf of the corporation to a proposal by an acquiring person; (2) act to authorize the corporation to redeem any rights under, modify, or render inapplicable, a stockholder rights plan; (3) act to elect on behalf of the corporation to be subject to or refrain from electing on behalf of the corporation to be subject to any or all of the provisions of Subtitle 8; (4) act to make a determination under the provisions relating to business combinations or control share acquisitions described above; or (5) act solely because of: (i) the effect the act may have on an acquisition or potential acquisition of control of the corporation; or (ii) the amount or type of consideration that may be offered or paid to stockholders of the corporation in an acquisition or a potential acquisition of control of the corporation. In addition, the MGCL provides that an act of a director of a corporation relating to or affecting an acquisition or a potential acquisition of control of the corporation or any other transaction or potential transaction involving the corporation may not be subject to a higher duty or greater scrutiny than is applied to any other act of a director.

        Nevada.    Under the NRS, directors and officers have the duty to exercise good faith with a view to the interest of the corporation. Directors and officers, in deciding upon matters of business, are presumed to act in good faith, on an informed basis and with a view to the interests of the corporation. Except in the case where actions would impede the stockholders' rights to vote for or remove directors, the rights and obligations set forth in this paragraph are the same in the case of a change of control as they are in other instances.

        The foregoing exception does not apply to actions that only affect the time of the exercise of stockholders' voting rights, or the adoption or signing of plans, arrangements or instruments that deny rights, privileges, power or authority to a holder of a specified number or fraction of shares or fraction of voting power. The provisions do not permit directors or officers to abrogate any right conferred by statute or the articles of incorporation.

        Without limiting directors' discretion as described elsewhere in this subsection, the NRS provides that directors may resist a change or potential change in control of the corporation if the board of directors determines that the change or potential change is opposed to or not in the best interest of the corporation upon consideration of the relevant facts, circumstances, contingencies or any of the matters set forth in the paragraph below, including, without limitation, the amount or nature of the indebtedness and other obligations to which the corporation or any successor to the property of either may become subject, in connection with the change or potential change, provides reasonable grounds to believe that, within a reasonable time, (i) the assets of the corporation or any successor would be or become less than its liabilities, (ii) the corporation or any successor would be or become insolvent, or (iii) any voluntary or involuntary proceeding concerning the corporation or any successor would be commenced by any person pursuant to the federal bankruptcy laws.

        Directors and officers, in exercising their respective powers with a view to the interests of the corporation, may consider all relevant facts, circumstances, contingencies or constituencies, including, without limitation: (i) the interests of the corporation's employees, suppliers, creditors or customers, (ii) the economy of the state or nation, (iii) the interests of the community or of society, (iv) the long-term as well as short-term interests of the corporation, including the possibility that these interests may be best served by the continued independence of the corporation or (v) the long-term or short-term interests of the corporation's stockholders, including the possibility that these interests may be best served by the continued independence of the corporation. Directors and officers are not required to consider the effect of a proposed corporate action upon any particular group or constituency having an interest in the corporation as a dominant factor. The provisions identified above do not create or authorize any causes of action against the corporation or its directors or officers.

  Exclusive Forum Provision

        Maryland.    AINC's charter provides that, unless otherwise agreed by the Company in writing, the Circuit Court for Baltimore City, Maryland is the sole and exclusive forum for: (i) any derivative action or proceeding brought on New Nevada Holdco's behalf, (ii) any action asserting a claim of breach of a fiduciary duty owed by any of New Nevada Holdco's directors or officers or New Nevada Holdco's stockholders, (iii) any action asserting a claim arising pursuant to any provision of the NRS or the charter or the Bylaws or (iv) any action asserting a claim against AINC governed by the internal affairs doctrine.

        Nevada.    Although New Nevada Holdco has the option to consent in writing to the selection of an alternative forum, New Nevada Holdco's charter will provide that the Business Court of the Eighth Judicial District of the State of Nevada (or if this court does not have jurisdiction because the action asserts a federal claim, the United States District Court for the District of Nevada, Southern Division) are the sole and exclusive forum for: (i) any derivative action or proceeding brought on behalf of New Nevada Holdco; (ii) any action asserting a claim for breach of a fiduciary duty owed by any of the corporation's directors, officers, employees or agents in such capacity; or (iii) any action arising pursuant to, or to interpret, apply, enforce or determine the validity of, any provision of Nevada's business association statutes, New Nevada Holdco's articles of incorporation and bylaws or any agreement entered into pursuant to the statute governing voting trusts to which New Nevada Holdco is a party or of which it is a beneficiary.

DIRECTORS AND EXECUTIVE OFFICERS AND EXECUTIVE COMPENSATION

Directors and Executive Officers of New Nevada Holdco After the Transaction

        The directors and executive officers of New Nevada Holdco following the consummation of the Transactions will serve in the same capacities as they do in Ashford Inc. prior to the consummation of the Transactions.

        The following table identifies and sets forth certain information regarding the Company's directors and executive officers (as defined in Rule 3b-7 under the Exchange Act):

Name	Age	Position(s)
Monty J. Bennett	54	Chief Executive Officer, Chairman of the Board of Directors
Robert G. Haiman	51	Executive Vice President, General Counsel and Secretary
Douglas A. Kessler	58	Senior Managing Director
Deric S. Eubanks	44	Chief Financial Officer and Treasurer
Mark L. Nunneley	61	Chief Accounting Officer
Jeremy J. Welter	42	Co-President and Chief Operating Officer
J. Robison Hays, III	42	Co-President and Chief Strategy Officer, Director
Dinesh P. Chandiramani	52	Independent Director, Audit Committee Chair
Darrell T. Hail	53	Independent Director, Compensation Committee Chair
Uno Immanivong	42	Independent Director
W. Michael Murphy	73	Independent Director
Brian Wheeler	51	Independent Director, Lead Director, Nominating and Corporate Governance Committee Chair

        Mr. Monty J. Bennett has served as Chairman of our Board of Directors since April 2013, and also served as Chief Executive Officer of the Company from April 2013 to November 2016. He has served as the Chief Executive Officer and Chairman of the board of directors of Ashford Inc. since November 2014. Mr. Bennett has also served on Ashford Trust's board of directors since May 2003 and served as its Chief Executive Officer from that time until February 2017. Effective in January 2013, Mr. Bennett was appointed as the Chairman of the board of directors of Ashford Trust. Prior to January 2009, Mr. Bennett served as Ashford Trust's President. Mr. Bennett currently serves as the chair of Ashford Trust's acquisitions committee. Mr. Bennett also serves as Chief Executive Officer of Remington. Mr. Bennett joined Remington Hotel Corporation in 1992 and has served in several key positions, such as President, Executive Vice President, Director of Information Systems, General Manager and Operations Director.

        Mr. Bennett holds a Master's degree in Business Administration from the S.C. Johnson Graduate School of Management at Cornell University and a Bachelor of Science degree with distinction from the Cornell School of Hotel Administration. He is a life member of the Cornell Hotel Society. He has over 25 years of experience in the hotel industry and has experience in virtually all aspects of the hospitality industry, including hotel ownership, finance, operations, development, asset management and project management. He is a member of the American Hotel & Lodging Association's Industry Real Estate Finance Advisory Council (IREFAC), and is on the Advisory Editorial board for GlobalHotelNetwork.com. He is also a member of the CEO Leadership Council for Fix the Debt, a non-partisan group dedicated to reducing the nation's federal debt level and on the advisory board of Texans for Education Reform. Formerly, Mr. Bennett was a member of Marriott's Owner Advisory Council and Hilton's Embassy Suites Franchise Advisory Council.

        Mr. Bennett is a frequent speaker and panelist for various hotel development and industry conferences, including the NYU Lodging Conference and the Americas Lodging Investment Summit conferences.

        Experience, Qualifications, Attributes and Skills:    Mr. Bennett's extensive industry experience as well as the strong and consistent leadership qualities he has displayed in his role as Chairman, his prior role as the Chief Executive Officer of the Company and his experience with, and knowledge of, the Company and its operations gained in those roles and in his role as Chairman and Chief Executive Officer of Ashford Inc., his prior role as Chief Executive Officer and his current role as the Chairman of Ashford Trust, are vital qualifications and skills that make him uniquely qualified to serve as a director of the Company and as the Chairman of the Board.

        Robert G. Haiman.    Robert G. Haiman is our Executive Vice President, General Counsel and Secretary, and he serves in the same roles for Ashford Trust and Braemar. Prior to joining us in June 2018, Mr. Haiman spent 14 years at Remington, where he oversaw a variety of legal and business initiatives. Most recently, Mr. Haiman served as Remington's Chief Legal Officer, overseeing all legal matters related to Remington's property and project management businesses. Previously, he led the initiative to develop "The Gallery," Remington's collection of independent luxury hotels. Mr. Haiman has been a frequent speaker at various lodging conferences, and he was a founding member of the board of directors of the National Association of Condo Hotel Owners. From 1996 through 2004, Mr. Haiman was a real estate attorney in the Dallas office of Gibson, Dunn & Crutcher LLP, where he represented owners, lenders and developers in connection with the acquisition, development, financing and sale of commercial, residential and light industrial projects.

        Mr. Haiman holds a B.A. degree from Amherst College and a J.D. from Duke University School of Law, where he was a member of the Duke Law Journal and the Moot Court Board.

        Douglas A. Kessler.    Douglas A. Kessler has served as our Senior Managing Director since March 2018. He is the President and Chief Executive Officer of Ashford Trust. He previously served as our President and as the President of Braemar. Mr. Kessler has been with Ashford Trust since its formation, having led its IPO, and has served in various other capacities, including its Chief Operating Officer.

        Mr. Kessler has an extensive background with over 30 years of diverse experience across many real estate sectors and operating companies in terms of acquisitions, development, dispositions, finance, asset management and capital markets. Over those years, Mr. Kessler has served on several corporate boards or executive committees including both Ashford Trust and Braemar's board of directors. Previously, Mr. Kessler spent ten years with Goldman Sachs' Whitehall Funds and five years with Trammell Crow.

        Mr. Kessler earned both his M.B.A. and B.A. in Economics from Stanford University.

        Deric S. Eubanks.    Deric S. Eubanks has served as our Chief Financial Officer and Treasurer since June 2014. He has also served in that capacity for each of Braemar and Ashford Trust since June 2014. Previously, Mr. Eubanks served as Senior Vice President-Finance at Braemar since November 2013 and at Ashford Trust since September 2011. Prior to such roles, Mr. Eubanks was Vice President of Investments for Ashford Trust and was responsible for sourcing and underwriting hotel investments including direct equity investments, joint venture equity, preferred equity, mezzanine loans, first mortgages, B-notes, construction loans and other debt securities. Mr. Eubanks has been with Ashford Trust since its IPO in August 2003. Mr. Eubanks has written several articles for industry publications and is a frequent speaker at industry conferences and industry round tables. Before joining Ashford Trust, Mr. Eubanks was a Manager of Financial Analysis for ClubCorp, where he assisted in underwriting and analyzing investment opportunities in the golf and resort industries.

        Mr. Eubanks earned a Bachelor of Business Administration degree from the Cox School of Business at Southern Methodist University and is a CFA charter holder. He is a member of the CFA Institute and the CFA Society of Dallas-Fort Worth.

        Mark L. Nunneley.    Mark L. Nunneley has served as our Chief Accounting Officer since November 2014. Mr. Nunneley has also served as Chief Accounting Officer of Braemar since April 2013, Ashford LLC since November 2013 and Ashford Trust since May 2003. From 1992 until 2003, Mr. Nunneley served as Chief Financial Officer of RHC. He previously served as a tax consultant at Arthur Andersen & Company and as a tax manager at Deloitte & Touche. During his career, he has been responsible for the preparation, consultation and review of federal and state income tax, franchise and sales and use tax returns for hundreds of partnerships, corporations and individuals. Mr. Nunneley is also responsible for the ad valorem tax function which includes successfully appealing and receiving refunds in the millions of dollars. Mr. Nunneley is a certified public accountant (CPA) in the State of Texas and is a member of the American Institute of Certified Public Accountants, Texas Society of CPAs and Dallas Chapter of AICPAs.

        Mr. Nunneley earned his Bachelor of Science in Business Administration from Pepperdine University in 1979 and his Master of Science in Accounting from the University of Houston in 1981.

        Jeremy J. Welter.    Jeremy J. Welter has served as our Co-President and Chief Operating Officer since March 2018. He has also served as Chief Operating Officer for Ashford LLC, Ashford Trust and Braemar since March 2018. He served as our Executive Vice President, Asset Management from November 2014 to March 2018. He also served in that capacity for Ashford Trust from March 2011 to March 2018, for Ashford LLC from November 2013 to March 2018 and for Braemar from April 2013 to March 2018. From August 2005 until December 2010, Mr. Welter was employed by Remington Hotels, LP in various capacities, most recently serving as its Chief Financial Officer. From July 2000 through July 2005, Mr. Welter was an investment banker at Stephens, where he worked on mergers and acquisitions, public and private equity and debt capital raises, company valuations, fairness opinions and recapitalizations. Before working at Stephens, Mr. Welter was part of Bank of America's Global Corporate Investment Banking group. Mr. Welter oversees the asset management, capital management and acquisition underwriting functions for Ashford Trust and Braemar as well as our operations, including both our asset management advisory business and our hospitality products and services business. Mr. Welter is responsible for the growth of our products and services line of business through strategic acquisitions and investments in businesses that are engaged in providing hospitality products and services and developing and overseeing their operations and growth. He has led the acquisition or investment in OpenKey Inc. ("OpenKey"), J&S Audio Visual ("J&S"), BAV Services ("BAV"), Lismore Capital LLC ("Lismore Capital"), Kalibri Labs, PRE Opco LLC ("Pure Wellness") and RED Hospitality and Leisure ("RED"). Mr. Welter is a current member of Marriott's Owner Advisor Council and serves as a Board Member for the American Hotel and Lodging Association. Mr. Welter is a frequent speaker and panelist for various lodging investment and development conferences, including the NYU Lodging Conference.

        Mr. Welter earned his Bachelor of Science in Economics from Oklahoma State University, where he served as student body president and graduated summa cum laude.

        J. Robison Hays, III.    J. Robison Hays, III has served on the Board since November 2014. He became our Co-President in March 2018. He has served as our Chief Strategy Officer since November 2014 and has served in that capacity for Ashford Trust and Braemar since May 2015. Mr. Hays served as the Senior Vice-President of Corporate Finance and Strategy for us, Braemar and Ashford Trust until May 2015. Mr. Hays also serves as Chief Investment Officer of Ashford Investment Management, LLC ("AIM"). Mr. Hays has been with Ashford Trust since April 2005. Mr. Hays is responsible for the formation and execution of our strategic initiatives, working closely with our Chief Executive Officer. He also oversees all financial analysis as it relates to our corporate model, including acquisitions, divestitures, refinancings, hedging, capital market transactions and major capital outlays.

        Prior to 2013, in addition to his other responsibilities, Mr. Hays was in charge of Ashford Trust's investor relations group. Mr. Hays is a frequent speaker at industry and Wall Street investor conferences. Prior to joining Ashford Trust, Mr. Hays worked in the Corporate Development office of Dresser, Inc., a Dallas-based oil field service and manufacturing company, where he focused on mergers, acquisitions and strategic direction. Before working at Dresser, Mr. Hays was a member of the Merrill Lynch Global Power & Energy Investment Banking Group based in Texas.

        Mr. Hays has been a frequent speaker at various lodging, real estate and alternative investment conferences around the globe. He earned his A.B. in Politics with a certificate in Political Economy from Princeton University and later studied philosophy at the Pontifical University of the Holy Cross in Rome, Italy.

        Experience, Qualifications, Attributes and Skills:    Mr. Hays brings extensive business and finance experience gained while serving as Chief Strategy Officer for Ashford Trust, Braemar and Ashford LLC, as well as his experience with the formation and execution of our strategic initiatives, to the Board. In addition, Mr. Hays brings his experience with, and knowledge of, the Company and its operations gained as a director of the Company since November 2014 to his role as a director of the Company.

        Dinesh P. Chandiramani.    Dinesh P. Chandiramani has served on the Board since November 2014 and currently serves as chair of our Audit Committee and as a member of our Compensation Committee. Mr. Chandiramani is the Regional Vice President, Franchise Sales and Development, Americas for Radisson Hotel Group and a Partner at America TMC. Mr. Chandiramani has served since 2008 as the Chief Executive Officer and President of Hyphen Construction Group, a national general contracting firm specializing in the hospitality industry. Prior to joining Hyphen Construction Group Mr. Chandiramani worked at Response Remediation Service Company, a remediation and restoration contracting company from 2002 to 2008.

        Experience, Qualifications, Attributes and Skills:    Mr. Chandiramani has demonstrated his commitment to boardroom excellence by completing NACD's comprehensive program of study for corporate directors. Mr. Chandiramani attended Texas Tech University. He supplements his skill sets through ongoing engagement with the director community and access to leading practices, which are beneficial to his service on the Board. In addition, Mr. Chandiramani brings his experience with, and knowledge of, the Company and its operations gained as a director of the Company since November 2014 to his role as a director of the Company.

        Darrell T. Hail.    Darrell T. Hail has served on the Board since November 2014 and currently serves as chair of our Compensation Committee and a member of our Audit Committee and our Nominating and Corporate Governance Committee. Mr. Hail is the President of Womens A.R.C., LLC and served as a producer at Hotchkiss Insurance Agency, a Texas-based insurance agency, from 2011 through 2018. Prior to joining Hotchkiss Insurance Agency, Mr. Hail served as a producer at USI, an insurance brokering and consulting agency, from 2005 to 2011 and at Summit Global Partners, a Dallas-based insurance agency from 2002 to 2005. From 1995 through 2002, Mr. Hail served as the manager and owner of Westlake Golf in The Hills, a retail golf operation in Austin, Texas. Mr. Hail earned his Bachelor of Arts in History from the University of Texas at Austin in 1988.

        Experience, Qualifications, Attributes and Skills:    Mr. Hail brings significant business experience, including the design and implementation of complex insurance programs for clients in various industries, to the Board. In addition, Mr. Hail brings his experience with, and knowledge of, the Company and its operations gained as a director of the Company since November 2014 to his role as a director of the Company.

        Uno Immanivong.    Ms. Immanivong has served on the Board since May 2017 and currently serves as a member of our Audit Committee and our Nominating and Corporate Governance Committee. Ms. Immanivong has been the Chef and Owner of Red Stix since April 2017. Her role as a chef and owner of restaurants include day-to-day management, training, budgeting, sales forecasting, creation and promotion of special events, review inventory, complete payroll and compensation incentive for managers, coordinate and tape television appearances, and confer with partners on financials and growth planning.

        From March 2005 to September 2013, Ms. Immanivong was a Regional Sales and Support Consultant for Wells Fargo Home Mortgage, where she was responsible for working with the Regional Manager and regional sales management staff in the implementation and consistent execution of sales strategy and sales support functions. She was also the primary support resource for the region and liaison with the division management team, division implementation team, Compliance, Audit, Academy and other home office functional groups. Further, she assisted in the preparation of regional forecasting and budgeting, ensured the communication of and adherence to sales policies, compiled and reviewed audit report and reports findings, developed plans to address audit deficiencies, and developed reporting mechanisms and trend analysis to identify business needs and opportunities.

        From 1998 until 2005, Ms. Immanivong held various positions at Citibank, including mortgage loan underwriter and mortgage cross-sell product manager.

        Experience, Qualifications, Attributes and Skills:    Ms. Immanivong brings her familiarity with the restaurant industry and business management to the Board.

        W. Michael Murphy.    W. Michael Murphy has served on the Board since August 2018. Mr. Murphy is the Head of Lodging and Leisure Capital Markets of the First Fidelity Mortgage Corporation, a position he has held since 2002. Mr. Murphy served on the board of directors of Braemar from 2013 to 2017 and served on the board of directors of Ashford Trust from August 2003 until the completion of the spin-off in November 2014. He also serves as a director of American Hotel Income Properties REIT LP (TSX: HOT.UN, HOT.U), the President of the Atlanta Hospitality Alliance and on the Advisory Board of Radical Innovations. From 1998 to 2002, Mr. Murphy served as the Senior Vice President and Chief Development Officer of ResortQuest International, Inc., a public, NYSE-listed company. Prior to joining ResortQuest, from 1995 to 1997, he was President of Footprints International, a company involved in the planning and development of environmentally friendly hotel properties. From 1994 to 1996, Mr. Murphy was a Senior Managing Director of Geller & Co., a Chicago-based hotel advisory and asset management firm. Prior to that, Mr. Murphy was a partner in the investment firm of Metric Partners, where he was responsible for all hospitality-related real estate matters, including acquisitions, sales and the company's investment banking platform. Mr. Murphy served in various development roles at Holiday Inns, Inc. from 1973 to 1980. Mr. Murphy has been Co-Chairman of the Industry Real Estate Finance Advisory Council (IREFAC) four times. Mr. Murphy is a member of the Hotel Development Council of the Urban Land Institute.

        Experience, Qualifications, Attributes and Skills:    Mr. Murphy has over 41 years of hospitality experience. During his career at Holiday Inns, Inc. and Metric Partners, Mr. Murphy negotiated the acquisition of over fifty hotels, joint ventures and hotel management contracts. At Geller & Co., he served as asset manager for institutional owners of hotels, and at ResortQuest, he led the acquisition of the company's portfolio of rental management operations. He has extensive contacts in the hospitality industry and in the commercial real estate lending community that are beneficial in his services on the board.

        Brian Wheeler.    Brian Wheeler has served on the Board since November 2014 and currently serves as our lead independent director ("Lead Director"), as chair of our Nominating and Corporate Governance Committee and as a member of our Compensation Committee. Mr. Wheeler is the Chief Technology Officer, Director Print Management and Director Digital Operations of Nieman Printing, Inc., one of the largest wholesale printing facilities in the Southwest United States, and a Principal of Evolution, a coaching and mentoring program for executives, since July 2012. Mr. Wheeler has served as a marketing and communications strategist at Visible Dialogue, a boutique marketing and communications consultancy firm, since July 2010 and as a member of the board of directors of Visible Dialogue since May 2011.

        Experience, Qualifications, Attributes and Skills:    Mr. Wheeler brings more than 15 years of experience delivering print management and marketing and communication solutions, as well as over 10 years of experience driving brand development and growth strategies, to the Board. In addition, Mr. Wheeler brings his experience with, and knowledge of, the Company and its operations gained as a director of the Company since November 2014 to his role as a director of the Company.

Terms of Directors and Executive Officers

        All of our directors are elected annually by our stockholders. Our Executive Officers are not appointed to serve for any specific term, but serve at the pleasure of the Board of Directors.

Executive Compensation of Ashford Inc.

        We are a leading provider of asset management and other services to companies within the hospitality industry. Currently, we serve as the advisor to two NYSE-listed real estate investment trusts, namely Ashford Trust and Braemar. Ashford Trust and Braemar currently have a combined hotel portfolio of 134 hotels with approximately 29,000 net rooms and approximately $8.0 billion in gross assets. The Company also holds investments in and controlling stakes in various enterprises that provide products and services to the lodging industry.

        In our capacity as the advisor to Ashford Trust and Braemar, we are responsible for implementing the investment strategies and managing the day-to-day operations of Ashford Trust and Braemar, in each case subject to the supervision and oversight of the respective board of directors of such entity. We provide the personnel and services necessary to allow each of Ashford Trust and Braemar to conduct its respective business. Ashford Trust and Braemar have no employees and all of their respective executive officers are employees of Ashford LLC, our subsidiary. We receive fees and reimbursement of certain expenses from each of Ashford Trust and Braemar for providing such services, the proceeds of which are used in part to pay compensation to our personnel, but Ashford Trust and Braemar do not specifically reimburse us for any executive employee compensation or benefits costs and the amount of our fees does not vary based on the amount of such executive compensation and benefits costs.
  Compensation Approach

        The compensation program balances three important objectives:

  •
  provide adequate compensation to attract and retain talented employees;

  •
  provide strong incentives for management to craft and execute a value-creating growth strategy; and

  •
  manage the compensation program in a way that the cost to stockholders is appropriate for the performance achieved.

        Our program has three components:

  •
  salary, which is set at competitive levels to attract required talent;

  •
  annual cash bonus plan, which rewards management for meeting the Company's annual business objectives; and

  •
  long-term equity incentive plan, which rewards management for the effective execution of a long-term growth strategy and an incentive to remain committed to the long-term success of the organization.

        All three components are designed to allow us to compete for and retain the services of the persons needed for the growth and success of the Company.

  Summary Compensation Table

        The following table sets forth information regarding compensation earned by our named executive officers in fiscal years 2018 and 2017 (or, in the case of Mr. Hays, Mr. Welter and Mr. Eubanks, for fiscal year 2018, the first year that they became named executive officers):

Name	Year	Salary	Bonus		Option Awards(1)	Nonequity Incentive Plan Compensation	All Other Compensation(5)	Total
Monty J. Bennett	2018	$950,000	$—		$3,005,630	$2,138,426	$—	$6,094,056
Chief Executive Officer	2017	$950,000	$—		$2,536,000	$2,246,750	$—	$5,732,750
Douglas A. Kessler Senior	2018	$725,000	$—		$1,502,815	$1,142,370	$—	$3,370,185
Managing Director	2017	$711,154	$250,000	(3)	$1,268,000	$1,200,238	$—	$3,429,392
David A. Brooks(2)	2018	$148,077	$—		$1,202,236	$238,685	$1,282,698	$2,871,696
Former Chief Operating Officer,	2017	$550,000	$68,823	(4)	$1,014,400	$1,040,600	$—	$2,673,823
General Counsel and Secretary
J. Robison Hays, III	2018	$525,000	$—		$1,068,667	$827,233	$—	$2,420,900
Co-President and Chief Strategy Officer
Jeremy J. Welter	2018	$525,000	$—		$1,068,667	$827,233	$—	$2,420,900
Co-President and Chief Operating Officer
Deric S. Eubanks	2018	$525,000	$—		$1,068,667	$827,233	$—	$2,420,900
Chief Financial Officer and Treasurer

(1)
Represents the aggregate grant date fair value of options granted pursuant to our 2014 Incentive Plan, calculated in accordance with ASC Topic 718 without regard to the effect of any forfeitures. Assumptions used in the calculation of these amounts are described in Note 15 to the company's audited financial statements for the fiscal year end December 31, 2018, included in the Company's Annual Report on Form 10-K that was filed with the SEC on March 8, 2019.

(2)
Mr. Brooks passed away on March 29, 2018.

(3)
Includes a one-time bonus in the amount of $250,000 when Mr. Kessler was appointed as Chief Executive Officer of Ashford Trust in February 2017.

(4)
Includes a one-time award of "Chairman's Medal of Achievement" in the amount of $68,823.

(5)
The amount shown in the "All Other Compensation" column for Mr. Brooks represents the value of the cash severance payments ($1,266,659) and benefit continuation subsidy (approximately $16,039) that Mr. Brooks became entitled to in accordance with his former employment agreement with us as a result of his death on March 29, 2018. In addition, as further described below under "Potential Payments Upon Termination of Employment or Change of Control," all of Mr. Brooks' outstanding equity awards (including the awards granted in 2018) vested immediately upon his death.

  Outstanding Equity Awards at Fiscal Year End Table

        The following table sets forth information concerning outstanding equity awards for each of our named executive officers as of December 31, 2018:

Name	Number of Securities Underlying Unexercised Options (# exercisable)	Number of Securities Underlying Unexercised Options (# unexercisable)		Option Exercise Price	Option Expiration Date
Monty J. Bennett	95,000	—		$85.97	12/11/22
	—	100,000	(1)	$45.59	03/31/26
	—	50,000	(2)	$57.34	04/18/27
	—	50,000	(3)	$57.71	10/03/27
	—	77,206	(4)	$94.96	03/14/28
Douglas A. Kessler	35,000	—		$85.97	12/11/22
	—	50,000	(1)	$45.59	03/31/26
	—	25,000	(2)	$57.34	04/18/27
	—	25,000	(3)	$57.71	10/03/27
	—	38,603	(4)	$94.96	03/14/28
David A. Brooks(5)	40,000	—		$85.97	12/11/22
	40,000	—		$45.59	03/31/26
	20,000	—		$57.34	04/18/27
	20,000	—		$57.71	10/03/27
	30,882	—		$94.96	03/14/28
J. Robison Hays, III	30,000	—		$85.97	12/11/22
	—	35,000	(1)	$45.59	03/31/26
	—	17,500	(2)	$57.34	04/18/27
	—	17,500	(3)	$57.71	10/03/27
	—	27,451	(4)	$94.96	03/14/28
Jeremy J. Welter	30,000	—		$85.97	12/11/22
	—	35,000	(1)	$45.59	03/31/26
	—	17,500	(2)	$57.34	04/18/27
	—	17,500	(3)	$57.71	10/03/27
	—	27,451	(4)	$94.96	03/14/28
Deric S. Eubanks	30,000	—		$85.97	12/11/22
	—	35,000	(1)	$45.59	03/31/26
	—	17,500	(2)	$57.34	04/18/27
	—	17,500	(3)	$57.71	10/03/27
	—	27,451	(4)	$94.96	03/14/28

(1)
These equity awards were granted on March 31, 2016 under the 2014 Incentive Plan and vest in their entirety three years from the date of the award, subject to forfeiture.

(2)
These equity awards were granted on April 18, 2017 under the 2014 Incentive Plan and vest in their entirety three years from the date of the award, subject to forfeiture.

(3)
These equity awards were granted on October 3, 2017 under the 2014 Incentive Plan and vest in their entirety three years from the date of the award, subject to forfeiture.

(4)
These equity awards were granted on March 14, 2018 under the 2014 Incentive Plan and vest in their entirety three years from the date of the award, subject to forfeiture.

(5)
Mr. Brooks passed away on March 29, 2018. All of the outstanding equity awards held by Mr. Brooks that had not vested prior to that date vested in full on that date.

  Employment Agreements

        We have or, in the case of Mr. Brooks, had, employment agreements with each of our named executive officers. The current terms of our employment agreements with our named executive officers (other than Mr. Brooks) expire on December 31, 2019, but each agreement is subject to automatic one-year renewals, unless either party to the applicable employment agreement provides at least 120 days' notice of non-renewal of such employment agreement. Mr. Brooks' employment agreement terminated upon his death.

        The employment agreements for each of our named executive officers provided for in 2018:

  •
  an annual base salary of $950,000 for Mr. Monty J. Bennett, $725,000 for Mr. Kessler, $550,000 for Mr. Brooks and $525,000 for each of Mr. Hays, Mr. Welter and Mr. Eubanks, subject to annual increases;

  •
  eligibility for annual cash performance bonuses under our incentive bonus plans, based on a targeted bonus range for each officer as described below;

  •
  participation in other short- and long-term incentive, savings and retirement plans applicable to our senior executives; and

  •
  medical and other group welfare plan coverage applicable to our senior executives.

        Additionally, the named executive officers of the Company have the following additional benefits:

  •
  director's and officer's liability insurance coverage;

  •
  payment for an annual executive medical exam conducted at UCLA Medical Center; and

  •
  additional disability and life insurance policies available only to our senior executives.

        The cumulative cost of the medical exam and the additional disability and life insurance is not expected to exceed $10,000 annually for any individual executive.

        Mr. Monty J. Bennett's targeted annual cash bonus range is 100% to 250% of his base salary. Mr. Kessler's targeted annual cash bonus range is 75% to 175% of his base salary. Mr. Brooks' targeted annual cash bonus range was 75% to 200% of his base salary. Mr. Hays', Mr. Welter's and Mr. Eubanks' targeted annual cash bonus range is 60% to 175% of base salary.

2014 Incentive Plan

        Our 2014 Incentive Plan provides for both equity and cash-based incentive compensation and for the grant of incentive awards to employees, consultants and non-employee directors of our Company and its affiliates. The 2014 Incentive Plan is administered by the Compensation Committee of our Board of Directors.

Material Terms of Our 2014 Incentive Plan

        Our 2014 Incentive Plan authorizes (i) a plan participant to purchase common stock of the Company for cash at a purchase price to be decided by the Compensation Committee, but not more than the fair market value per share of such common stock purchased on the date of such purchase and (ii) the grant of:

  •
  nonqualified stock options to purchase common stock;

  •
  incentive options to purchase common stock;

  •
  unrestricted stock;

  •
  restricted stock;

  •
  phantom stock;

  •
  stock appreciation rights; and

  •
  other stock or cash-based awards (including performance-based awards).

        Shares Subject to Our 2014 Incentive Plan.    We initially reserved 420,000 shares of common stock for issuance under our 2014 Incentive Plan, which is equivalent to approximately 15% of the sum of (i) the issued and outstanding shares of our common stock immediately following our spin-off from Ashford Trust in November 2014 and (ii) the shares of our common stock reserved for issuance pursuant to the deferred compensation obligations we assumed in connection with the spin-off. In the event the outstanding shares of common stock are changed into or exchanged for a different number or kind of shares or other securities of the company by reason of a merger, consolidation, recapitalization, reclassification, stock split, stock dividend, combination of shares or the like, the aggregate number and class of securities available under our 2014 Incentive Plan will be ratably adjusted. In the event the number of shares to be delivered upon the exercise or payment of any award granted under the 2014 Incentive Plan is reduced for any reason whatsoever, including any optional forfeitures for the payment of taxes, or in the event any award granted under our 2014 Incentive Plan can no longer under any circumstances be exercised or paid, the number of shares no longer subject to such award will be released from such award and be available under the 2014 Incentive Plan for the grant of additional awards.

        The 2014 Incentive Plan contains a provision pursuant to which there is an automatic increase of authorized shares on January 1 of each year equal to 15% of the sum of (i) the fully diluted share count as of January 1 of such year and (ii) the shares of common stock reserved for issuance under the company's deferred compensation plan, less shares available under the 2014 Incentive Plan as of December 31 of the previous year. After application of this provision, as of January 1, 2019, we had 575,333 shares of our common stock available for issuance under our 2014 Incentive Plan.

        Eligibility.    Under the 2014 Incentive Plan, we may grant awards to the employees, consultants and non-management directors of our company and its affiliates. While we may grant incentive stock options only to employees of the Company or its affiliates, we may grant nonqualified stock options, bonus stock, stock appreciation rights, stock awards and performance awards to any eligible participant. We have approximately 117 full-time domestic corporate employees, approximately 700 employees at our consolidated subsidiaries, and six non-management directors, all of whom are eligible to participate in the 2014 Incentive Plan.

        Administration.    Our 2014 Incentive Plan is administered by the Compensation Committee.

        The 2014 Incentive Plan will terminate on November 12, 2024, and no new awards may be granted after the termination date. Awards made before the termination of our 2014 Incentive Plan will continue in accordance with their terms.

  Non-Equity Incentive Plan Compensation Awards

        Cash bonuses are set by the Compensation Committee based upon the achievement of strategic and financial objectives set at the beginning of the year by the Board. In 2018, the objectives included relative total stockholder return, adjusted earnings per share, adjusted EBITDA, new services, increased assets under management with respect to Ashford Trust and Braemar, and increased exposure to the investment and analyst communities. The Compensation Committee selected seven metrics, assigned weights to each, and set performance targets for threshold, target and maximum bonus levels, with interpolation for performance between the threshold, target and maximum levels, as shown in the table below.

        In 2018, the named executive officers met or exceeded the maximum performance target for all but one of the measures as shown in the table below. As a result, each executive earned a bonus for 2018 at a level equal to 90% of their maximum potential. Mr. Brooks' bonus for 2018 was prorated based on the number of days of he was employed by us in 2018 in accordance with the terms of his employment agreement.

		Performance Range			2018 Performance
Metric	Weights	Threshold	Target	Maximum	Result	Award
Relative Total Stockholder Return(1)	20.0%	Rank 7 (of 8)	Rank 4.5	Rank 1 - 2	6th	Above Threshold
Adjusted Earnings per Share(2)	20.0%	$3.30	$4.71	$6.12	$8.01	Maximum
Adjusted EBITDA(3)	20.0%	$11.8	$16.8M	$21.8M	$28.8M	Maximum
Sell-Side Analyst and Media Coverage(4)	5.0%	5 Media	8 Media OR 1 New Analyst	12 Media OR 2 New Analysts	12+ Media 1 New Analyst	Maximum
Investor & Analyst Meetings(5)	5.0%	100	200	300	300+	Maximum
Add Service Businesses(6)	15.0%	One	Two	Three	Three	Maximum
Assets Under Management(7)	15.0%	$100M	$400M	$700M	$737M (plus preferred raise)	Maximum
Totals	100.0%

(1)
Relative Total Stockholder Return measures the total return for Ashford Inc. (price appreciation and dividends) against a group of peers, calculated from December 31, 2017 through December 31, 2018. The peer group includes: Altisource Asset Management, Ares Management, Kennedy-Wilson Holdings, Ladder Capital Corp., Och-Ziff Capital Management, Pzena Investment Management and RMR Group.

(2)
Adjusted Earnings Per Share target is based on the budgeted earnings before bonus awards that is agreed between management and the Board.

(3)
Adjusted EBITDA is Earnings Before Interest, Taxes, Depreciation and Amortization with the target set at the budget agreed between management and the Board.

(4)
Sell-Side Analysts provide investors with information and commentary about Ashford Inc.

(5)
Investor and Analyst Meetings give management the opportunity to explain Ashford Inc.'s strategy and to answer investor questions.

(6)
This includes Ashford Inc.'s addition of other services businesses if found to be accretive.

(7)
Assets Under Management represents new assets acquired by Braemar and Ashford Trust and is expressed in millions of dollars.

  Tax Considerations

        Section 162(m) of the Code generally precludes a publicly held corporation from a federal income tax deduction for a taxable year for compensation in excess of $1 million paid to its "covered employees," which generally include its chief executive officer, chief financial officer, its next three most highly compensated executive officers, and any individual who is (or was) a "covered employee" for any taxable year beginning after December 31, 2016.

        Our company is structured such that compensation is not paid and deducted by the corporation, but at the lower-level operating partnership, which also serves as the employer of our employees. The IRS has previously issued a private letter ruling holding that in the event that a publicly held corporation's covered employees receive compensation from a partnership in which such corporation has an ownership interest for services performed to such partnership, Section 162(m) of the Code does not apply to either the partnership, for compensation paid to the covered employee, or to the corporation, for its share of income or loss from the partnership that includes compensation expenses allocable to the covered employee. Consistent with that ruling, we have taken a position that compensation expense paid and incurred at the operating partnership level is not subject to the Section 162(m) of the Code limit. As private letter rulings are applicable only for the taxpayer who obtains the ruling, and we have not obtained a private letter ruling addressing this issue, there can be no assurance that the IRS will not challenge our position that Section 162(m) of the Code does not apply to compensation paid at the operating partnership level.

        While the tax impact of any compensation arrangement is one factor to be considered, such impact is evaluated in light of the compensation committee's overall compensation philosophy and objectives.

  Deferred Compensation Plan

        In 2007, Ashford Trust implemented a deferred compensation plan which allowed its executives and directors, at their election, to defer portions of their compensation. Ashford OAINC Inc. (a wholly-owned subsidiary and the predecessor registrant of Ashford Inc.) assumed the plan in connection with our spin-off from Ashford Trust. Mr. Monty J. Bennett is the only named executive officer that has participated in this plan. On the spin-off date, we assumed a liability of $16,956,712 in connection with Mr. Monty J. Bennett's portion of the deferred compensation plan. No additional compensation has been deferred under the amended and restated plan following the spin-off.

        Pursuant to the terms of the amended and restated plan, Mr. Monty J. Bennett elected to invest his deferred compensation amounts in our common stock. As a result of this election, we have agreed to issue Mr. Monty J. Bennett 195,579 shares of our common stock to satisfy the assumed deferred compensation obligation, and such shares will be issued beginning when the applicable deferral periods expire. We are currently obligated to begin payment of the deferred compensation obligations (and issuance of shares of our common stock) to Mr. Monty J. Bennett over a five-year period that will begin in 2021. Such shares will be issued in equal quarterly installments of 9,779 shares per installment beginning in the first quarter of 2021, absent a subsequent deferral election by Mr. Monty J. Bennett.

        Prior to our assumption and amendment of the deferred compensation plan in November 2014, Ashford Trust paid deferred compensation plan participants who elected the company stock investment option dividend equivalents, which accrued as additional shares, if and to the extent Ashford Trust paid dividends on its common stock. Thereby, each executive who participated in the deferred compensation plan and elected the company stock investment option received his investment shares plus any related dividend equivalent shares at the time that distributions were made from the plan subject to applicable rules and limitations. After our assumption and amendment of the deferred compensation plan in November 2014, deferred compensation plan participants may elect our common stock as an investment option, and we will continue to make such dividend equivalent payments in shares of our common stock to the extent we pay dividends and deferred compensation plan participants elect common stock as the investment option.

  Compensation Risk Assessment

        The Compensation Committee has overall responsibility for overseeing the risks relating to our compensation policies and practices. The committee uses its independent compensation consultant, Gressle & McGinley, to independently consider and analyze the extent, if any, to which our compensation policies and practices might create risks for the Company, as well as policies and practices that could mitigate any risks. After conducting this review in early 2018, the Compensation Committee has determined that none of our compensation policies and practices create any risks that are reasonably likely to have a material adverse effect on our Company.

        Our Compensation Committee has reviewed the independence of Gressle & McGinley in light of SEC rules and NYSE listing standards regarding compensation consultant independence and has affirmatively concluded that Gressle & McGinley is independent from the Company and has no conflicts of interest relating to its engagement by our Compensation Committee.

  Potential Payments Upon Termination of Employment or Change of Control

        We have employment agreements with each of our named executive officers, some of which were approved while Ashford OAINC Inc. (a wholly-owned subsidiary and the predecessor registrant of Ashford Inc.) was a controlled subsidiary of Ashford Trust prior to the spin-off. Under the terms of the employment agreements, each of our named executive officers is entitled to receive certain severance benefits after termination of employment. The amount and nature of these benefits vary depending on the circumstances under which employment terminates. The employment agreements provide for certain specified benefits during the entire term of the employment agreement.

        Each of the employment agreements of our named executive officers provides that, if the executive's employment is terminated as a result of death or disability of the executive; by us without "cause" (including non-renewal of the agreement by us); by the executive for "good reason"; or a termination by us without "cause" or by the executive for "good reason" (or, in the case of Mr. Monty J. Bennett and Mr. Kessler, for any reason) within 1 year following a "change of control" (each as defined in the applicable employment agreement), the executive will be entitled to accrued and unpaid salary to the date of such termination, pay for unused vacation and any unpaid incentive bonus from the prior year plus the following severance payments and benefits, subject to his execution and non-revocation of a general release of claims:

  •
  a lump-sum cash severance payment (more fully described below);

  •
  pro-rated payment of the incentive bonus for the year of termination (based on actual performance), payable at the time incentive bonuses are paid to the remaining senior executives for the year in which the termination occurs;

  •
  all restricted equity securities held by such executive will become fully vested; provided however, for all executives other than Mr. Monty J. Bennett and Mr. Kessler, if a change of control occurs and the executive's employment is terminated by the executive without "good reason," only unvested restricted equity securities awarded prior to September 13, 2017 will become fully vested and the unvested restricted equity securities awarded on or after September 13, 2017 will be forfeited; and

  •
  health benefits for 36 months following the termination of employment of Mr. Monty J. Bennett and Mr. Kessler, or 24 months following the termination of employment of the other executives, and life and disability benefits for 36 months following the termination of employment of Mr. Monty J. Bennett and Mr. Kessler, or 24 months following the termination of employment of the other executives, in each case at the same level of benefit as in effect immediately preceding such termination, subject to reduction to the extent that the executive receives comparable benefits from a subsequent employer (other than a Remington affiliate for Mr. Monty J. Bennett), payable by the Company over the period of coverage.

The lump sum severance payment payable upon termination of an executive's employment agreement in any of the circumstances described above is calculated as the sum of such executive's then-current annual base salary plus his average bonus over the prior three years, multiplied by a severance multiplier. The severance multiplier is:

  •
  one for all executives in the event of termination as a result of death or disability of the executive;

  •
  two for all executives other than Mr. Monty J. Bennett and Mr. Kessler and three for Mr. Monty J. Bennett and Mr. Kessler in the event of a termination by us without "cause" (including non-renewal of the agreement) or termination by the executive for "good reason";

  •
  three for Mr. Monty J. Bennett and Mr. Kessler in the event of termination by the Company without "cause" or by the executive for any reason within one year following a change in control.

        If Mr. Hays, Mr. Welter or Mr. Eubanks terminate their employment without "good reason" within one year following a "change in control," none of them would be entitled to the severance benefits described above, other than pro-rated payment of the incentive bonus for the year of termination, benefit continuation and the limited acceleration of restricted equity securities awarded prior to September 13, 2017, each as described above.

        Additionally, the employment agreements for each of the named executive officers includes non-compete provisions as described below, and in the event the executive elects to end his employment with us without "good reason," in exchange for the executive honoring his non-compete provisions, he will be entitled to the following additional payments:

  •
  health benefits for the duration of the executive's non-compete period following the executive's termination of employment at the same level of benefit as in effect immediately preceding such termination, subject to reduction to the extent that the executive receives comparable benefits from a subsequent employer; and

  •
  a non-compete payment equal to the sum of his then-current annual base salary plus average bonus over the prior three years, paid equally over the twelve-month period immediately following the executive's termination.

        If any named executive officer's employment agreement is terminated by the Company for "cause" (as defined in the applicable employment agreement) the executive will be entitled solely to any accrued and unpaid salary to the date of such termination and any unpaid incentive bonus from the prior year.

        Each of the employment agreements contain standard confidentiality, non-compete, non-solicitation and non-interference provisions. The confidentiality provisions apply during the term of the employment agreement and at all times thereafter. The non-interference provisions apply during the term of the employment agreement. The non-solicitation and non-competition provisions apply during the term of the agreement, and for a period of one year following the termination of the executive. The non-compete provisions of Mr. Monty J. Bennett's employment agreement specifically allow Mr. Monty J. Bennett to engage in certain potentially competitive activities consistent with his positions at Remington and consistent with the mutual exclusivity agreement between Remington and the Company.

        Additionally, in the event of an executive's termination for any reason, all deferred compensation amounts payable under our deferred compensation plan become due and payable in a single lump sum payment within 45 days of the termination date.

        Mr. Brooks, a named executive officer of the Company, passed away on March 29, 2018. As a result, we paid to Mr. Brooks' estate a cash payment in accordance with the provisions of the employment agreement between Mr. Brooks and the Company discussed above, which is disclosed in the Summary Compensation Table under "All Other Compensation." In addition, all equity awards granted to Mr. Brooks vested immediately upon his passing, and Mr. Brooks' estate also became entitled to receive a $500,000 death benefit under a Company-paid life insurance policy.

Compensation of Directors

        Each of our non-employee directors is paid an annual base retainer of $150,000, payable 50% in cash and 50% in common stock of the Company. Non-employee directors serving in the following capacities also receive the additional annual cash retainers set forth below:

Capacity	Additional Annual Retainer ($)
Lead Director	25,000
Audit Committee Chair	10,000
Audit Committee Member (Non-Chair)	2,500
Compensation Committee Chair	10,000
Compensation Committee Member (Non-Chair)	2,500
Nominating and Corporate Governance Committee Chair	5,000

        Our non-employee directors may also be eligible for additional cash retainers from time to time for their service on special committees. We do not pay Board meeting fees to any of our directors (although per meeting fees for service on special committees may be paid). Officers receive no additional compensation for serving on the Board. All directors are also reimbursed for reasonable out-of-pocket expenses incurred in connection with their services on the Board.

        Our 2014 Incentive Plan provides for grants of stock to non-employee directors. Each non-employee director receives the common stock portion of his or her annual base retainer in the form of a grant of shares of our common stock valued at $75,000 as of the date of grant. These stock grants are fully vested immediately. In accordance with the foregoing, we granted 1,040 shares of fully vested common stock to each of our non-employee directors (other than Mr. Murphy) on June 15, 2018. Mr. Murphy received a prorated grant of 344 shares of common stock on August 8, 2018 for his 2018 Board service. After the close of fiscal 2018, we instituted a new program for our non-employee directors that allows a non-employee director to elect to receive the common stock portion of his or her annual base retainer in the form of fully vested deferred stock units ("DSUs") under the 2014 Incentive Plan. If a director elects to so receive DSUs, he or she will be granted a number of DSUs equal to the number of shares of common stock that he or she would have otherwise received for the applicable year's common stock grant, and each DSU will generally be settled in one share of common stock on the earlier of the director's separation from service with us or upon a change in control. Elections may first be made with respect to 2019 common stock grants to our non-employee directors (on a prorated basis); none of the 2018 grants were eligible for deferral under the program.

        Each of our non-employee directors must hold an amount of common stock having a value in excess of three times his or her annual board retainer fee (excluding any portion of the retainer fee representing additional compensation for being a Committee chair). The following table summarizes the compensation paid by us to our non-employee directors for their services as director for the fiscal year ended December 31, 2018:

Name	Fees Earned or Paid in Cash(1)(2)	Stock Awards(3)	Total
Dinesh P. Chandiramani	$127,500	$75,005	$202,505
Darrell T. Hail	$87,500	$75,005	$162,505
Uno Immanivong	$104,700	$75,005	$179,705
John Mauldin(4)	$75,000	$75,005	$150,005
W. Michael Murphy(5)	$48,596	$29,825	$78,421
Brian Wheeler	$209,500	$75,005	$284,505

(1)
Includes $27,200 and $42,000 annual cash retainers and meeting fees paid to each of Ms. Immanivong and Mr. Wheeler, respectively, for their respective service on certain special committees in connection with the acquisition of Premier.

(2)
Includes a $60,000 cash retainer paid to Mr. Wheeler for his service as chair of a special committee formed in connection with certain transactions with Ashford Trust, and a $40,000 cash retainer paid to Mr. Chandiramani for his service as a member on such special committee.

(3)
Paid in immediately vested common stock, with the value calculated based on the price of such stock as of the close of market on the date of grant.

(4)
Mr. Mauldin is not being nominated for re-election at the Annual Meeting. Mr. Mauldin will continue to serve as a member of the Board of Directors until the Annual Meeting.

(5)
Reflects compensation paid to Mr. Murphy for his service on the Board, which commenced with his appointment on August 8, 2018.

Compensation Committee Interlocks and Insider Participation

        During 2018, Mr. Chandiramani, Mr. Hail and Mr. Wheeler, each of whom is an independent director, served on our Compensation Committee. None of these directors is or has ever been an officer or employee of our Company. None of our executive officers serves, or during 2018 served, as (i) a member of a Compensation Committee (or Board committee performing equivalent functions) of any entity, one of whose executive officers served as a director on the Board or as a member of our Compensation Committee, or (ii) a director of another entity, one of whose executive officers served or serves on our Compensation Committee. No member of our Compensation Committee has or had in 2018 any relationship with the Company requiring disclosure as a related person transaction in the section "Certain Relationships and Related Person Transactions" of this proxy statement.

DESCRIPTION OF THE BUSINESS OF ASHFORD INC.

Our Company

        Ashford Inc. is a Maryland corporation that provides asset management services, advisory services and other products and services primarily to clients in the hospitality industry. Our wholly-owned subsidiary and predecessor registrant, Ashford OAINC Inc., became a public company in November 2014, when Ashford Trust completed the spin-off of Ashford OAINC Inc. through the distribution of approximately 70% of its outstanding common stock to Ashford Trust stockholders and unitholders in Ashford Trust's operating partnership, collectively. In connection with the acquisition of Premier, which closed in August 2018, Ashford OAINC Inc. effected a holding company reorganization by a merger, pursuant to which each issued and outstanding share of common stock, of Ashford OAINC Inc.

(formerly named Ashford Inc.) was converted into one share of common stock of the Company having the same rights, powers and preferences and the same qualifications, limitations and restrictions as a share of common stock of Ashford OAINC Inc., and Ashford OAINC Inc. became a wholly-owned subsidiary of the Company. As a result of the foregoing, we became the successor issuer of Ashford OAINC Inc. under Rule 12g-3 of the Exchange Act. Our common stock is listed on the NYSE American. As of September 13, 2019, Ashford Trust held approximately 598,000 shares of our common stock, which represented an approximate 22.8% ownership interest in Ashford Inc., and Braemar held approximately 195,000 shares, which represented an approximate 7.4% ownership interest in Ashford Inc. As of September 13, 2019, Mr. Monty J. Bennett, our Chief Executive Officer and Chairman and the chairman of Ashford Trust and Braemar, and his father, Mr. Archie Bennett, Jr., chairman emeritus of Ashford Trust, beneficially owned approximately 314,685 shares of our common stock, which represented an approximate 12.0% ownership interest in Ashford Inc., and beneficially owned 7,520,000 shares of our Series B Convertible Preferred Stock, which is exercisable (at an exercise price of $140 per share) into an additional approximate 1,342,857 shares of Ashford Inc. common stock, which if exercised as of September 13, 2019 would have increased Mr. Monty J. Bennett and Mr. Archie Bennett, Jr.'s ownership interest in Ashford Inc. to 41.9%.

        We are currently the advisor for Ashford Trust and Braemar. In our capacity as the advisor to Ashford Trust and Braemar, we are responsible for implementing the investment strategies and managing the day-to-day operations of Ashford Trust and Braemar, in each case subject to the supervision and oversight of the respective board of directors of Ashford Trust and Braemar. Ashford Trust commenced operating in August 2003 and is focused on investing in full service hotels in the upscale and upper-upscale segments in the U.S. that have revenue per available room ("RevPAR") generally less than twice the national average. Braemar invests primarily in luxury hotels and resorts with RevPAR of at least twice the U.S. national average. Braemar became a publicly traded company in November 2013 upon the completion of its spin-off from Ashford Trust. Each of Ashford Trust and Braemar is a REIT as defined in the Code, and the common stock of each of Ashford Trust and Braemar is traded on the NYSE.

        We provide the personnel and services that we believe are necessary for each of Ashford Trust and Braemar to conduct their respective businesses. We may also perform similar functions for new or additional platforms. We are not responsible for managing the day-to-day operations of the individual hotel properties owned by either Ashford Trust or Braemar, which duties are, and will continue to be, the responsibility of the hotel management companies that operate the hotel properties owned by Ashford Trust and Braemar.

        We conduct our advisory business primarily through an operating entity, Ashford LLC, our project management business through an operating entity, Premier, and our hospitality products and services business primarily through an operating entity, Ashford Services. We own substantially all of our assets and conduct substantially all of our business through Ashford LLC, Premier and Ashford Services.

Our Business Strategy

        Our principal business objective is to provide asset management, advisory and other products and services to other entities primarily in the hospitality industry. The Company seeks to grow in three primary areas: (i) expanding its existing REIT platforms accretively and accelerating performance to earn incentive fees; (ii) starting new REIT platforms for additional base and incentive fees; and (iii) acquiring, investing in or incubating strategic businesses that can achieve accelerated growth through doing business with our existing REIT platforms and by leveraging our deep knowledge and extensive relationships within the hospitality sector.

        We have two business segments: (i) REIT Advisory, which provides asset management and advisory services; and (ii) Hospitality Products and Services ("HPS"), which provides products and services to clients primarily in the hospitality industry. HPS includes (a) Premier, which provides comprehensive and cost-effective design, development and project management services, (b) Presentation Technologies LLC, which provides audio visual event technology and creative communications solutions services, (c) OpenKey, a hospitality focused mobile key platform that provides a universal smartphone app for keyless entry into hotel guest rooms, (d) Pure Wellness, which provides hypoallergenic premium rooms in the hospitality industry and (e) RED, a provider of watersports activities and other travel and transportation services. For 2018, Premier, OpenKey, Pure Wellness and RED operating segments do not individually meet the accounting criteria for separate disclosure as reportable segments. However, we have elected to disclose Premier and OpenKey as reportable segments. Accordingly, we have four reportable segments: REIT Advisory, Premier, J&S and OpenKey. We combine the operating results of Pure Wellness and RED into an "all other" category, which we refer to as "Corporate and Other." As of December 31, 2018, there were no material intercompany revenues or expenses between our operating segments.

        In our asset management and advisory business, we earn advisory fees from each company that we advise. The fees earned from each company that we advise include a base fee, payable in cash, on a monthly basis, for managing the respective day-to-day operations of the companies that we advise and the day-to-day operations of their respective subsidiaries, in each case in conformity with the respective investment guidelines of such entity. The base fee is determined as a percentage of each entity's total market capitalization, subject to a minimum fee. We may also be entitled to receive an incentive fee, payable in cash or a combination of cash and stock, from each of Ashford Trust and Braemar based on their respective out-performance of their peers, as measured by the annual total stockholder return of such company compared to its peers. Incentive advisory fees are measured annually in each year that Ashford Trust's and/or Braemar's annual total stockholder return exceeds the average annual total stockholder return for each company's respective peer group, subject to the Fixed Charge Coverage Ratio Condition (the "FCCR Condition"), and is defined in the respective advisory agreements. Incentive advisory fees, measured with respect to a particular year are paid over a three-year period, beginning with January 15 immediately following the year of measurement, and each payment is subject to the FCCR Condition, which relates to the ratio of adjusted EBITDA to fixed charges for Ashford Trust or Braemar, as applicable. For the year ended December 31, 2018, we recognized advisory services revenues of $70.4 million and $19.0 million from Ashford Trust and Braemar, respectively, of which $1.8 million and $678,000 respectively, were incentive fees. For the year ended December 31, 2017, we earned advisory services revenues of $55.2 million and $10.8 million from Ashford Trust and Braemar, respectively, of which $1.8 million and $1.3 million, respectively, were incentive fees.

        We advise Ashford Trust and Braemar pursuant to our advisory agreements. The terms of the two advisory agreements are described under "Certain Relationships and Related Person Transactions—Our Relationship and Agreements with Ashford Trust and Braemar." The summary of the terms of our advisory agreements does not purport to be complete and is subject to and qualified in its entirety by reference to a copy of the actual agreements, as amended, entered into with Ashford Trust or Braemar, which have been included as exhibits in the annual report on Form 10-K for each of Ashford Trust and Braemar.

        Separate from our advisory agreements, Lismore Capital, our wholly-owned subsidiary, provides debt placement services to our REIT clients. During the year ended December 31, 2018, Lismore Capital earned $6.1 million in debt placement fees. During the year ended December 31, 2017, Lismore Capital earned $1.1 million in debt placement fees.

        In our hospitality products and services business, we provide products and services to clients primarily in the hospitality industry, including Ashford Trust and Braemar. Our hospitality products and services business generates revenue from customers in various forms depending on the particular product or service provided and the generally accepted market conditions for pricing such products or services. For the year ended December 31, 2018, we earned audio visual revenue of $81.2 million, project management revenue of $10.6 million, which covers the period from the closing of the acquisition of Premier in August 2018 through December 31, 2018, OpenKey revenue of $999,000 and other revenue of $4.8 million. For the year ended December 31, 2017, we earned audio visual revenue of $9.2 million, OpenKey revenue of $327,000 and other revenue of $2.1 million, respectively.

Regulation

        General.    We, AIM and each of Ashford Trust and Braemar, as applicable, are subject, in certain circumstances, to supervision and regulation by state and federal governmental authorities and are subject to various laws and judicial and administrative decisions imposing various requirements and restrictions, which, among other things regulate public disclosures, reporting obligations and capital raising activity. As an advisor to companies that own hotel properties, the operations and properties of such entities are subject to various federal, state and local laws, ordinances and regulations, including regulations relating to common areas and fire and safety requirements.

        REIT Regulations.    Each of Ashford Trust and Braemar has elected and is qualified and expects to continue to qualify to be taxed as a REIT under Section 856 through 860 of the Code. As REITs, such companies must currently distribute, at a minimum, an amount equal to 90% of their taxable income. In addition, such companies must distribute 100% of taxable income to avoid paying corporate federal income taxes. REITs are also subject to a number of organizational and operational requirements in order to elect and maintain REIT status. These requirements include specific share ownership tests and assets and gross income composition tests. If either Ashford Trust or Braemar fails to continue to qualify as a REIT in any taxable year, it is subject to federal income tax (including any applicable alternative minimum tax) on its taxable income at regular corporate tax rates. Even if such companies continue to qualify for taxation as REITs, they may be subject to state and local income taxes and to federal income tax and excise tax on their undistributed income. Under the Protecting Americans from Tax Hikes Act of 2015, enacted on December 18, 2015, several Code provisions relating to REITs and their stockholders were revised. These new rules were enacted with varying effective dates, some of which were retroactive.

        Tax Cuts and Jobs Act.    The Tax Cuts and Jobs Act ("TCJA") was enacted on December 22, 2017. The TCJA reduced the U.S. federal corporate tax rate from 35% to 21% effective January 1, 2018. As a result, we revalued our net deferred tax assets and valuation allowance using the 21% U.S. federal income tax rate. In addition, the TCJA repealed the provisions that provided for carryback of losses generated in taxable years ending after December 31, 2017, and we increased our valuation allowance because we cannot consider tax paid in prior years as a source of taxable income to support realization of a portion of our net deferred tax assets. The impact of other provisions of the TCJA are still being evaluated by the Company.

        Americans with Disabilities Act.    As the advisor to Ashford Trust and Braemar, we are responsible for ensuring that the hotels owned by such entities comply with applicable provisions of the Americans with Disabilities Act ("ADA") to the extent that such hotels are "public accommodations" as defined by the ADA. Non-compliance with the ADA could result in imposition of fines or an award of damages to private litigants. The obligation to make readily achievable accommodations is an ongoing one, and we continue to assess the hotels and to advise Ashford Trust or Braemar, as applicable, to make alterations as appropriate in this respect.

        Affordable Care Act.    We could be subject to penalties under the employer mandate provisions of the Affordable Care Act ("ACA") if we did not offer affordable, minimum value health care coverage to substantially all of our full-time equivalent employees and their dependents. Any such penalty would be based on the number of full-time employees. We do not anticipate being subject to a penalty under the ACA; however, even in the event that we are, any such penalty would be less than approximately $970,000 based on our number of full-time employees. As of December 31, 2018, we had 116 full-time domestic corporate employees and approximately 700 employees at our consolidated subsidiaries that provide products and services to the lodging industry.

        Environmental Matters.    Under various laws relating to the protection of the environment, a current or previous owner or operator (including tenants) of real estate may be liable for contamination resulting from the presence or discharge of hazardous or toxic substances at that property and may be required to investigate and clean up such contamination at that property or emanating from that property. These costs could be substantial and liability under these laws may attach without regard to whether the owner or operator knew of, or was responsible for, the presence of the contaminants, and the liability may be joint and several. The presence of contamination or the failure to remediate contamination at the hotels owned by Ashford Trust or Braemar may expose such entities, and potentially us, to third-party liability or materially and adversely affect the ability to sell, lease or develop the real estate or to incur debt using the real estate as collateral.

        The hotels owned by Ashford Trust and Braemar are subject to various federal, state and local environmental, health and safety laws and regulations that address a wide variety of issues, including, but not limited to, storage tanks, air emissions from emergency generators, storm water and wastewater discharges, lead-based paint, mold and mildew and waste management. These hotels incur costs to comply with these laws and regulations, and we or the property owners could be subject to fines and penalties for non-compliance.

        Some of these hotels may contain or develop harmful mold or suffer from other adverse conditions, which could lead to liability for adverse health effects and costs of remediation. The presence of significant mold or other airborne contaminants at any of the hotels owned by Ashford Trust or Braemar could require a costly remediation program to contain or remove the mold or other airborne contaminants from the affected hotel or increase indoor ventilation. In addition, the presence of significant mold or other airborne contaminants could expose us to liability from guests or employees at the hotels and others if property damage or health concerns arise.

        In the judgment of management, while we may incur significant expense complying with the various regulation to which we are subject, existing statutes and regulations will not have a material adverse effect on our business. However, it is not possible to forecast the nature of future legislation, regulations, judicial decisions, orders or interpretations, nor their impact upon our future business, financial condition, results of operations or prospects.

Distributions and Our Distribution Policy

        Evaluation of our distribution policy and the decision to make a distribution is made solely at the discretion of our board of directors and is based on factors including, but not limited to, our ability to generate income, availability of existing cash balances, the performance of our business, capital requirements, applicable law, access to cash in the capital markets and other financing sources, general economic conditions and economic conditions that more specifically impact our business or prospects and other factors our board of directors deems relevant.

        Future distribution levels are subject to adjustment based upon any one or more of the factors set forth above, the matters discussed under "Risk Factors" in this proxy statement/prospectus or any other document we file with the SEC under the Exchange Act and other factors that our board of directors may, from time to time, deem relevant to consider when determining an appropriate distribution. Our board of directors may also determine not to make any distribution.

        The Company has never paid any cash dividend on its common stock. Future dividends, if, any, will be determined by our board of directors.

Competition

        The asset management industry is highly competitive. We compete on an industry, regional and niche basis based on a number of factors, including ability to raise capital, investment opportunities and performance, transaction execution skills, access to and retention of qualified personnel, reputation, range of products, innovation and fees for our services. Our clients compete with many third parties engaged in the hotel industry, including other hotel operating companies, ownership companies (including hotel REITs) and national and international hotel brands. Some of these competitors, including other REITs and private real estate companies and funds may have substantially greater financial and operational resources than Ashford Trust or Braemar and may have greater knowledge of the markets in which we seek to invest. Such competitors may also enjoy significant competitive advantages that result from, among other things, a lower cost of capital and enhanced operating efficiencies. Future competition from new market entrants may limit the number of suitable investment opportunities offered to Ashford Trust and Braemar. It may also result in higher prices, lower yields and a more narrow margin over the borrowing cost for Ashford Trust and Braemar, making it more difficult to originate or acquire new investments on attractive terms. Certain competitors may also be subject to different regulatory regimes or rules that may provide them more flexibility or better access to pursue potential investments and raise capital for their managed companies. In addition, certain competitors may have higher risk tolerance, different risk assessment or a lower return threshold, which could allow them to consider a broader range of investments and to bid more aggressively for investment opportunities that we may want to pursue.

        Ashford Trust and Braemar each compete with many third parties engaged in the hotel industry. Competition in the hotel industry is based on a number of factors, most notably convenience of location, brand affiliation, price, range of services, guest amenities or accommodations offered and quality of customer service. Competition is often specific to the individual markets in which properties are located and includes competition from existing and new hotels. We believe that hotels that are affiliated with leading national brands, such as the Marriott or Hilton brands, will enjoy the competitive advantages associated with operating under such brands. Increased competition could have a material adverse effect on the occupancy rate, average daily room rate and RevPAR of the hotels owned by Ashford Trust or Braemar or may require capital improvements that otherwise would not have to be made, which may result in decreases in the profitability of Ashford Trust or Braemar and decreased advisory fees to us. Since the fees we receive are based upon total equity market capitalization and total shareholder returns, such fees are impacted by relative performance of the share price of Ashford Trust and Braemar compared to competitive REITs.

Insurance

        We are required to have insurance programs to comply with our contractual obligations and as reasonably necessary for our business.

Employees

        At December 31, 2018, Ashford Inc. had 116 corporate employees that directly or indirectly perform various acquisition, development, asset and investment management, capital markets, accounting, tax, risk management, legal, redevelopment and corporate management functions for Ashford Inc., Ashford Trust and Braemar.

Emerging Growth Company Status

        We are an "emerging growth company," as defined in the JOBS Act, and we are eligible to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not "emerging growth companies." These exemptions include not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports, proxy statements and registration statements, and exemptions from the requirements of holding a vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.

        Although we are still evaluating the JOBS Act, we may take advantage of some or all of the reduced regulatory and reporting requirements that are available to us as long as we qualify as an emerging growth company, except that we have irrevocably elected not to take advantage of the extension of time to comply with new or revised financial accounting standards available under Section 102(b) of the JOBS Act.

        We, in general, remain as an emerging growth company for up to five full fiscal years following our separation from Ashford Trust. We would cease to be an emerging growth company and, therefore, become ineligible to rely on the above exemptions, if we:

  •
  have more than $1.07 billion in annual revenue in a fiscal year;

  •
  issue more than $1 billion of non-convertible debt during the preceding three-year period; or

  •
  become a "large accelerated filer" as defined in Exchange Act Rule 12b-2, which would occur after: (i) we have filed at least one annual report pursuant to the Exchange Act; (ii) we have been an SEC-reporting company for at least 12 months; and (iii) the market value of our common stock that is held by non-affiliates exceeds $700 million as of the last business day of our most recently completed second fiscal quarter.

Access to Reports and Other Information

        We maintain a website at www.ashfordinc.com. On our website, we make available free of charge our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and other reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act, as soon as reasonably practicable after we electronically file such material with the SEC. In addition, our Code of Business Conduct and Ethics, Code of Ethics for the Chief Executive Officer, Chief Financial Officer and Chief Accounting Officer, Corporate Governance Guidelines and Board Committee Charters are also available free-of-charge on our website or can be made available in print upon request. The information contained on our website is expressly not incorporated by reference into this proxy statement/prospectus.

        All reports filed with the SEC may also be read and copied at the SEC's Public Reference Room at 100 F Street, N.E. Washington, D.C. 20549-1090. Further information regarding the operation of the Public Reference Room may be obtained by calling 1-800-SEC-0330. In addition, all of our filed reports can be obtained at the SEC's website at www.sec.gov.

Recent Developments with respect to the Company

        Effective January 1, 2019, we acquired a 30% noncontrolling ownership interest in Real Estate Advisory Holdings LLC ("REA Holdings"), a real estate advisory firm that provides financing, advisory and property sales services primarily to clients in the hospitality and leisure industry, for a purchase price of approximately $3.0 million which was paid in the form of $2.1 million cash and the issuance of 16,529 shares of our common stock (approximately $890,000) to the seller pursuant to the exemption from the registration requirements under the Securities Act, provided under Section 4(a)(2) thereunder. We have an option to acquire an additional 50% of the ownership interests in REA Holdings for $12.5 million beginning on January 1, 2022. Our investment in REA Holdings is accounted for under the equity method as we have significant influence over the voting interest entity.

        On January 15, 2019, the Company entered into the Enhanced Return Funding Program Agreement and Amendment No. 1 to the Fifth Amended and Restated Advisory Agreement (the "Braemar ERFP Agreement") with Braemar. The independent members of the board of directors of each of the Company and Braemar, with the assistance of separate and independent legal counsel, engaged to negotiate the Braemar ERFP Agreement on behalf of the Company and Braemar, respectively. Under the Braemar ERFP Agreement, the Company agreed to provide $50 million (the

"ERFP Commitment") to Braemar in connection with Braemar's acquisition of hotels recommended by us, with the option to increase the ERFP Commitment to up to $100 million upon mutual agreement by the parties. Under the Braemar ERFP Agreement, the Company's ERFP Commitment will be fulfilled as the Company pays Braemar 10% of each acquired hotel's purchase price in exchange for FF&E, which is subsequently leased to Braemar rent-free. Braemar must provide reasonable advance notice to the Company to request ERFP funds in accordance with the Braemar ERFP Agreement. The Braemar ERFP Agreement requires that the Company acquire the related FF&E either at the time of the property acquisition or at any time generally within two years of Braemar acquiring the hotel property. The Company recognizes the related depreciation tax deduction at the time such FF&E is purchased by the Company and placed into service at Braemar's hotel properties. However, the timing of the FF&E being purchased and placed into service is subject to uncertainties outside of the Company's control that could delay the realization of any tax benefit associated with the purchase of FF&E.

        On January 15, 2019, Braemar acquired The Ritz-Carlton Lake Tahoe for an allocated purchase price of $103.0 million which therefore requires the Company to provide Braemar with approximately $10.3 million in exchange for FF&E at Braemar's hotel properties that will subsequently be leased back to Braemar rent-free. As of March 31, 2019, the Company's remaining unfunded ERFP Commitment under the Braemar ERFP Agreement includes $10.3 million related to The Ritz-Carlton Lake Tahoe.

        On January 22, 2019, Ashford Trust acquired The Embassy Suites New York Midtown Manhattan for a purchase price of $195.0 million which therefore requires the Company to provide Ashford Trust with approximately $19.5 million in exchange for FF&E at Ashford Trust's hotel properties that will subsequently be leased back to Ashford Trust rent-free. As of March 31, 2019, the Company's remaining unfunded ERFP Commitment under the Ashford Trust ERFP Agreement includes $19.5 million related to The Embassy Suites New York Midtown Manhattan.

        On February 26, 2019, Ashford Trust acquired the Hilton Santa Cruz/Scotts Valley, in Santa Cruz, California, for a purchase price of $50.0 million which therefore requires the Company to provide Ashford Trust with approximately $5.0 million in exchange for FF&E at Ashford Trust's hotel properties that will subsequently be leased back to Ashford Trust rent-free. As of March 31, 2019, the Company had reduced its remaining commitment under the Ashford Trust ERFP Agreement by providing $5.0 million to Ashford Trust in exchange for FF&E at Ashford Trust's hotel properties that was subsequently leased back to Ashford Trust rent-free, in connection with Ashford Trust's acquisition of the hotel.

        On February 27, 2019, our RED operating subsidiary entered into a draw term loan in the amount of $1.4 million for which the creditor has recourse to Ashford Inc. The term loan bears interest at the Prime Rate plus 1.75% and matures on December 5, 2026.

        On February 28, 2019, our RED operating subsidiary renewed its revolving credit facility for which the creditor has recourse to Ashford Inc. The revolving credit facility provides RED with available borrowings up to a total of $250,000, bears interest at the Prime Rate plus 1.75% and matures on February 5, 2020.

        On March 1, 2019, J&S, our consolidated subsidiary, acquired a privately-held company that conducts the business of BAV Services in the United States ("BAV") for approximately $10.0 million. BAV is an audio visual rental, staging and production company focused on meeting and special event services. As a result of the acquisition, our ownership interest in J&S, which we consolidate under the voting interest model, increased from 85% to approximately 88%. The purchase price consisted of: (i) $5.0 million in cash (excluding working capital adjustments) funded by an existing term loan; (ii) $4.0 million in the form of Ashford Inc. common stock consisting of (a) 61,387 shares issued on March 1, 2019, which was determined based on an agreed upon value of $3.5 million using a thirty-day volume weighted average price per share of $57.01 and had an estimated fair value of $3.8 million as of the acquisition date and (b) $500,000 of stock to be issued 18 months after the acquisition date, subject to certain conditions; and (iii) contingent consideration with an estimated fair value of approximately $1.4 million, payable, if earned, 12 to 18 months after the acquisition date.

        On July 1, 2019, the Company's newly created subsidiary, AINC Bar Draught LLC ("Bar Draught"), acquired the assets of a provider of an innovative draft cocktail system technology for $250,000 cash and contingent consideration of up to $550,000 cash, if earned, 6 to 12 months after the acquisition date. After giving effect to the transaction, the Company will own an approximately 55% interest in Bar Draught, a provider of premium, mobile cocktails on tap and other services in the hospitality industry.

        On July 18, 2019, RED, our consolidated subsidiary, completed the acquisition of substantially all of the assets of Sebago, a leading provider of watersports activities and excursion services based in Key West, Florida. After giving effect to the transaction, Ashford Inc. will own an approximately 84% interest in the common equity of RED. Ashford Inc. will continue to own an 80% interest in the entity that conducts RED's legacy U.S. Virgin Islands operations. The purchase price consisted of approximately $2.5 million in cash (excluding transaction costs and working capital adjustments) funded by new RED term loans and $4.5 million in the form of Ashford Inc. common stock consisting of 135,366 shares issued July 18, 2019, subject to a six month stock consideration collar. The issued Ashford Inc. shares were determined using a 30-Day VWAP of $33.24 and had an estimated fair value of approximately $4.5 million as of the acquisition date. Pursuant to the acquisition agreement, in the event that the 30-Day VWAP of the common stock on the six month anniversary of the closing date of the acquisition is lower than the price of the common stock on July 18, 2019, the Company may repurchase the stock at such lower stock price, such that the number of shares of common stock issued is reduced. In the event that the 30-Day VWAP of the common stock on the six month anniversary of the closing date of the acquisition is higher than the price of the common stock on July 18, 2019, the Company may repurchase shares of common stock at a price of $0.01 per share, such that the stock consideration for the transaction remains $4.5 million in common stock.

  Properties

  Offices

        We sublease our headquarters located at 14185 Dallas Parkway, Suite 1100, Dallas, Texas 75254 from RHC.

Legal Proceedings

        The Company is engaged in various legal proceedings which have arisen but have not been fully adjudicated. The likelihood of loss for these legal proceedings, based on definitions within contingency accounting literature, ranges from remote to reasonably possible and to probable. Based on estimates of the range of potential losses associated with these matters, management does not believe the ultimate resolution of these proceedings, either individually or in the aggregate, will have a material adverse effect upon the financial position or results of operations of the Company. However, the adjudication of legal proceedings is difficult to predict, and if the Company failed to prevail in one or more of these legal matters, and the associated realized losses were to exceed the Company's current estimates of the range of potential losses, the Company's financial position or results of operations could be materially adversely affected in future periods.

 Market for Registrant's Common Equity, Related Stockholder Matters and
Issuer Purchases of Equity Securities

  Market Price and Dividend Information

        Ashford OAINC Inc.'s common stock and, in connection with the acquisition of Premier, and pursuant to Rule 12g-3 of the Exchange Act, our common stock has been listed and traded on the NYSE American under the symbol "AINC" since November 13, 2014. Prior to that time, there was no public market for the common stock of Ashford OAINC Inc. or the Company. On September 13, 2019, there were approximately 122 holders of record. On September 13, 2019, the closing price of our common stock was $25.37. On May 31, 2019, the last business day prior to the announcement of the entry into the Combination Agreement, the closing price of our common stock was $44.52.

Equity Compensation Plan Information

        The following table sets forth certain information with respect to securities authorized and available for issuance under our equity compensation plans:

	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights		Weighted-Average Exercise Price Of Outstanding Options, Warrants, And Rights		Number of Securities Remaining Available for Future Issuance
Equity compensation plans approved by security holders	1,439,881	(2)	69.26	(2)	222,122	(1)
Equity compensation plans not approved by security holders	—		—		—

Total	1,439,881		69.26		222,122

(1)
As of December 31, 2018, 222,122 shares of our common stock, or securities convertible into 222,122 shares of our common stock, remained available for issuance under our 2014 Incentive Plan. As defined by the 2014 Incentive Plan, authorized shares automatically increase on January 1 of each year in an amount equal to 15% of the sum of (i) the fully diluted share count and (ii) the shares of common stock reserved for issuance under the Company's deferred compensation plan less shares available under the 2014 Incentive Plan as of December 31 of the previous year. Pursuant to the plan, we have 575,333 shares of our common stock, or securities convertible into 575,333 shares of our common stock, available for issuance under our 2014 Incentive Plan, as of January 1, 2019.

(2)
As of December 31, 2018, we have an obligation to issue 203,742 shares of our common stock with no strike price under our non-qualified deferred compensation plan ("DCP") for certain executive officers. The plan allows participants to defer up to 100% of their base salary and bonus and select an investment fund for measurement of the deferred compensation obligation. Distributions under the DCP are made in cash, unless the participant has elected Ashford Inc. common stock as the investment option, in which case any such distributions would be made in Ashford Inc. common stock. See further discussion in the Risk Factors section and note 16 to our consolidated financial statements.

 Performance Graph

        The following graph compares the percentage change in the cumulative total stockholder return on Ashford OAINC Inc.'s common stock and, in connection with the acquisition of Premier, and pursuant to Rule 12g-3 of the Exchange Act, our common stock with the cumulative total return of the S&P 500 Stock Index, and the Dow Jones Asset Manager Index for the period from November 13, 2014, the date our stock began trading on the NYSE American, through December 31, 2018, assuming an initial investment of $100 in stock on November 13, 2014, with reinvestment of dividends.

        The stock price performance shown below on the graph is not necessarily indicative of future price performance.

Comparison Cumulative Total Returns

Among Ashford Inc., the S&P 500 and the Dow Jones Asset Manager Index

Purchases of Equity Securities by the Issuer

        Common Stock Repurchases—On December 5, 2017, the board of directors of Ashford OAINC approved a stock repurchase program (the "Repurchase Program") pursuant to which the Board granted a repurchase authorization to acquire shares of the Company's common stock, par value $0.01 per share having an aggregate value of up to $20 million. The Company did not repurchase any of its stock during the in 2018 or in the three months ended June 30, 2019.

 DESCRIPTION OF THE BUSINESS OF REMINGTON HOLDINGS, L.P.

        Remington consists of the following limited liability companies:

  •
  Remington Hotels, L.L.C. ("RHLLC")

  •
  Remington Lodging

  •
  WQ Hotel Management, L.L.C. ("WQ")

  •
  Remington Anchorage Employers, L.L.C. ("RAELLC")

  •
  Remington Boston Employers, L.L.C. ("RBELLC")

  •
  Remington Costa Mesa Employers, L.L.C. ("RCMLLC")

  •
  Remington Parsippany Employers, L.L.C. ("RPARLLC")

  •
  Remington Philly Employers, L.L.C. ("RPHILLC")

  •
  Remington Lodging and Hospitality—Linthicum, L.L.C. ("RLH-LIN")

  •
  Remington Lodging and Hospitality—Annapolis, L.L.C. ("RLH-ANN")

  •
  Remington Long Island Employers, L.L.C. ("RLI")

  •
  Remington Midtown Manhattan Employers, L.L.C. ("RMM")

  •
  Marietta Leasehold GP LLC

        Remington is a Delaware limited partnership, and was formed in December 2008. Remington manages various hotel properties and provides accounting, information technology, legal, and other consulting and administrative services. At June 30, 2019 and December 31, 2018, Remington held management contracts on 88 and 86 properties, respectively. Of those contracts, 84 and 82 properties, respectively, were under agreements with Ashford Trust, while 3 and 3 properties, respectively, were managed under agreements with Braemar.

        Until August 8, 2018, when the project management business was contributed to the Company, Remington also provided project management services to managed properties as well as other properties owned by Ashford Trust and Braemar. These services included project management, design, procurement and construction management. None of these services are reflected in Remington's financial statements.

        RHLLC is the employer of corporate employees that support the hotel services described above. Remington Lodging reimburses RHLLC for the cost of the hotel management services through intercompany transactions which eliminate upon consolidation in the carve-out financial statements. In addition, RHLLC employs accounting, information technology, legal and other support services and receives full reimbursement for these expenses without any mark-up from Ashford Trust, Braemar and from the Company, the advisor to the two REIT ownership platforms, Ashford Trust and Braemar, for shared corporate overhead expenses.

        Remington Lodging is the primary employer for employees at the properties with WQ, RAELLC, RBELLC, RCMLLC, RPARLLC, RPHILLC, RLI and RMM employing the employees at their respectively properties. The expense related the properties' payroll, payroll taxes and benefits are recorded on the income statement as reimbursable expenses from managed properties with an offsetting entry into reimbursement revenues from managed properties. Likewise, the accrued liabilities for property employees' payroll and benefits is recorded on the balance sheet under accounts payable and accrued expenses for managed properties with a receivable in accounts receivable for managed properties.

 DESCRIPTION OF THE BUSINESS OF MARIETTA LEASEHOLD LP

        Marietta is a limited partnership formed in 2006 under the Delaware Revised Uniform Limited Partnership Act. Marietta leases a single hotel and convention center property in Marietta, Georgia, from the City of Marietta and earns revenues from the operation of this hotel property. The hotel property is managed as part of the Hilton brand of hotels, offering hotel and conference center services.

 SELECTED FINANCIAL DATA OF ASHFORD INC.

        You should read the following selected financial information in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations of Ashford Inc." and our historical financial statements and related notes included elsewhere in this proxy statement/prospectus.

        The selected financial information for periods beginning prior to the spin-off of Ashford OAINC Inc. from Ashford Trust in November 2014 is a combination of the historical financial information for Ashford Trust's asset management business (comprised of Ashford LLC and certain assets, liabilities and operations of Ashford Trust OP), which was separated from Ashford Trust in November 2014. Our asset management business is reflected in the financial statements for such periods as if it were operated wholly within an entity separate from Ashford Trust, however there was no separate legal entity during such periods.

        The selected historical financial information as of December 31, 2018 and 2017, and for each of the three years in the period ended December 31, 2018, has been derived from the audited financial statements included elsewhere in this proxy statement/prospectus. The selected historical financial information as of December 31, 2016, 2015 and 2014, and for the years ended December 31, 2015 and 2014, has been derived from audited financial statements not included in this proxy statement/prospectus. The selected historical financial information as of June 30, 2019 and for the three and six months ended June 30, 2019 and 2018 are derived from the unaudited financial statements included elsewhere in this proxy statement/prospectus.

        The selected financial information below and the financial statements included elsewhere in this proxy statement/prospectus do not necessarily reflect what our results of operations, financial position and cash flows would have been if we had operated Ashford Trust's asset management business as a stand-alone publicly traded company during all periods presented, and, accordingly, this historical information should not be relied upon as an indicator of our future performance. The following table presents selected financial information (in thousands, except per share amounts):

	Three-Month Period Ended June 30		Six-Month Period Ended June 30		Year Ended December 31,
	2019	2018	2019	2018	2018	2017	2016	2015	2014
Statements of Operations Data:
Total revenue	63,466	54,811	126,786	102,979	195,520	81,573	67,607	58,981	17,288
Total expenses	62,523	43,941	123,301	97,145	196,359	92,095	70,064	60,332	63,586
Net income (loss)	(329)	8,932	239	3,097	7,820	(20,194)	(12,403)	(12,044)	(47,081)
Net income (loss) attributable to the Company	112	8,960	822	3,237	10,182	(18,352)	(2,396)	(1,190)	(46,410)
Net income (loss) attributable to Common Shareholders	(3,163)	8,960	(5,736)	3,237	4,986	(18,352)	(2,396)	(1,190)	(46,410)
Diluted income (loss) per common share	(3.00)	0.93	(3.94)	(1.40)	(2.11)	(9.59)	(2.56)	(4.45)	(23.43)
Weighted average diluted common shares	2,717	2,487	2,583	2,219	2,332	2,067	2,209	2,203	1,981
Balance Sheet Data:
Cash and cash equivalents	40,039	51,529	40,039	51,529	51,529	36,480	84,091	50,272	29,597
Total assets	418,718	379,005	418,718	379,005	379,005	114,810	129,797	166,991	49,230
Total liabilities	142,743	108,726	142,743	108,726	108,726	78,742	38,168	30,115	33,912
Total equity	69,998	65,901	69,998	65,901	65,901	30,957	90,149	136,636	14,894
Total liabilities and equity	418,178	379,005	418,178	379,005	379,005	114,810	129,797	166,991	49,230
Other Data:
Cash flows provided by (used in):
Operating activities	12,224	7,835	14,493	12,264	21,519	19,415	84,858	24,801	(25,074)
Investing activities	(11,804)	(4,322)	(25,547)	(8,205)	(28,099)	(23,158)	(4,865)	(7,637)	(3,471)
Financing activities	350	(349)	4,941	3,707	20,514	(44,534)	(42,106)	5,858	57,542

 SELECTED FINANCIAL DATA OF REMINGTON HOTEL MANAGEMENT BUSINESS
(A CARVE-OUT OF REMINGTON HOLDINGS, L.P.)

        You should read the following selected financial information in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations of Remington Hotel Management Business (A Carve-Out of Remington Holdings, L.P.)" and the historical financial statements and related notes included elsewhere in this proxy statement/prospectus.

        The selected historical financial information as of December 31, 2018, 2017 and 2016, and for each of the three years in the period ended December 31, 2018, has been derived from the audited financial statements included elsewhere in this proxy statement/prospectus. The selected historical financial information as of June 30, 2019 and for the six months ended June 30, 2019 and 2018 has been derived from the unaudited financial statements included elsewhere in this proxy statement/prospectus.

        The selected financial information below, and Remington's financial statements included elsewhere in this proxy statement/prospectus, do not necessarily reflect what Remington's results of operations, financial position and cash flows would have been if Remington had operated its hotel management business as a stand-alone company during all periods presented, and, accordingly, this historical information should not be relied upon as an indicator of Remington's future performance. The following table presents selected financial information (in thousands):

	Six-Month Period Ended June 30,		Year Ended December 31,
	2019	2018	2018	2017	2016
Statements of Income and Comprehensive Income Data:
Total revenues	$156,500	$139,453	$284,289	$278,506	$280,933
Total operating expenses	148,516	132,383	268,508	259,903	259,589
Net income	7,773	6,851	15,789	18,584	21,051
Balance Sheet Data:
Cash and cash equivalents	1,858	4,293	3,912	6,161	8,103
Total assets	53,970	29,472	31,431	35,183	35,061
Net property and equipment	541	732	649	749	801
Total liabilities	49,868	21,366	21,575	23,800	23,335
Other Data:
Cash flows provided by (used in):
Operating activities	12,213	9,415	15,077	17,396	23,076
Investing activities	(925)	(821)	(782)	(675)	(286)
Financing activities	(13,342)	(10,461)	(16,545)	(18,663)	(24,961)

 SELECTED FINANCIAL DATA OF MARIETTA LEASEHOLD LP (A PARTNERSHIP)

        You should read the following selected financial information in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations of Marietta Leasehold LP" and the historical financial statements and related notes included elsewhere in this proxy statement/prospectus.

        The selected historical financial information as of December 31, 2018, 2017 and 2016, and for each of the three years in the period ended December 31, 2018, has been derived from the audited financial statements included elsewhere in this proxy statement/prospectus. The selected historical financial information as of June 30, 2019 and for the six months ended June 30, 2019 and 2018 has been derived from the unaudited financial statements included elsewhere in this proxy statement/prospectus.

        The selected financial information below, and Marietta's financial statements included elsewhere in this proxy statement/prospectus, do not necessarily reflect what Marietta's results of operations, financial position and cash flows would have been if Marietta had leased and operated its hotel and conference center property as a stand-alone company during all periods presented, and, accordingly, this historical information should not be relied upon as an indicator of Marietta's future performance. The following table presents selected financial information (in thousands):

	Six-Month Period Ended June 30,		Year Ended December 31,
	2019	2018	2018	2017	2016
Statements of Income and Changes in Partners' Capital Data:
Total revenues	$5,351	$5,796	$11,501	$12,683	$12,435
Total expenses	5,040	5,157	10,188	10,550	10,555
Net income	311	639	1,313	2,132	1,881
Balance Sheets Data:
Cash and cash equivalents	3,710	2,948	3,316	2,713	1,597
Total assets	45,112	4,381	4,298	3,606	2,535
Total liabilities	41,385	1,182	881	1,046	1,075
Total liabilities and partners' capital	45,112	4,381	4,298	3,606	2,535
Other Data:
Cash flows provided by (used in):
Operating activities	395	484	1,060	2,147	1,212
Investing activities	(1)	(249)	(1)	—	—
Financing activities	—	—	(456)	(1,032)	(1,549)

 COMPARATIVE PER SHARE DATA

        The following table sets forth historical comparative share information for Ashford Inc., Remington and Marietta and unaudited pro forma combined share information after giving effect to the Transactions, based on the assumptions above except for varying levels of redemptions by the public shareholders.

        The historical information should be read in conjunction with "Selected Historical Financial Information of Ashford Inc.", "Selected Historical Financial Information of Remington Holdings, L.P.", "Selected Historical Financial Information of Marietta Leasehold LP", "Ashford Inc.'s Management's Discussion and Analysis of Financial Condition and Results of Operations", "Remington Holdings, L.P.'s Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Marietta Leasehold LP's Management's Discussion and Analysis of Financial Condition and Results of Operations" contained elsewhere in this proxy statement/prospectus, the historical financial statements and related notes of Ashford Inc., Remington and Marietta contained elsewhere in this proxy statement/prospectus. The unaudited pro forma combined share information is derived from, and should be read in conjunction with, the unaudited pro forma condensed combined financial information and related notes included elsewhere in this proxy statement/prospectus. The unaudited pro forma combined share information does not purport to represent what the actual results of operations of New Nevada Holdco would have been had the Business Combination been completed or to project New Nevada Holdco's results of operations that may be achieved after the Business Combination. The unaudited pro forma book value per share information below does not purport to represent what the value of New Nevada Holdco would have been had the Business Combination been completed nor the book value per share for any future date or period.

				Combined Pro Forma
	Ashford Inc.	Remington Holdings, L.P.	Marietta Leasehold LP	Assuming No Additional Redemptions	Assuming Maximum Redemptions
As of and for the Six months Ended June 30, 2019
Book Value per share	$28.11	$—	$—	$26.26	$82.96
Weighted average shares outstanding—basic	2,441	—	—	2,441	6,509
Weighted average shares outstanding—diluted	2,583	—	—	2,583	6,651
Net income (loss) per share—basic	$(2.35)	$—	$—	$(6.04)	$0.39
Net income (loss) per share—diluted	$(3.94)	$—	$—	$(7.44)	$(0.28)
Cash dividends per share	$—	$—	$—	$—	$—
As of and for the Fiscal Year Ended December 31, 2018
Book Value per share	$27.36	$—	$—	$24.66	$83.11
Weighted average shares outstanding—basic	2,170	—	—	2,170	5,196
Weighted average shares outstanding—diluted	2,332	—	—	2,297	5,521
Net income (loss) per share—basic	$2.29	$—	$—	$(7.31)	$1.91
Net income (loss) per share—diluted	$(2.11)	$—	$—	$(11.06)	$0.01
Cash dividends per share	$—	$—	$—	$—	$—

 MARKET PRICE AND DIVIDEND INFORMATION

        Ashford OAINC Inc.'s common stock and, in connection with the acquisition of Premier, and pursuant to Rule 12g-3 of the Exchange Act, our common stock has been listed and traded on the NYSE American under the symbol "AINC" since November 13, 2014. Prior to that time, there was no public market for the common stock of Ashford OAINC Inc. or the Company.

Holders

        On September 13, 2019, there were approximately 122 holders of record. On September 13, 2019, the closing price of our common stock was $25.37. On May 31, 2019, the last business day prior to the announcement of the entry into the Combination Agreement, the closing price of our common stock was $44.52.

Dividend Policy

        Evaluation of our distribution policy and the decision to make a distribution is made solely at the discretion of our board of directors and is based on factors including, but not limited to, our ability to generate income, availability of existing cash balances, the performance of our business, capital requirements, applicable law, access to cash in the capital markets and other financing sources, general economic conditions and economic conditions that more specifically impact our business or prospects and other factors our board of directors deems relevant.

        Future distribution levels are subject to adjustment based upon any one or more of the factors set forth above, the matters discussed under "Risk Factors" in this proxy statement/prospectus or any other document we file with the SEC under the Exchange Act and other factors that our board of directors may, from time to time, deem relevant to consider when determining an appropriate distribution. Our board of directors may also determine not to make any distribution.

        The Company has never paid any cash dividend on its common stock. Future dividends, if, any, will be determined by our board of directors.

Price Range of Remington Securities

        Historical market price information regarding Remington is not provided because there is no public market for Remington's securities. For information regarding Remington's liquidity and capital resources, see "Remington Holdings, L.P.'s Management's Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources".

Price Range of Marietta Securities

        Historical market price information regarding Marietta is not provided because there is no public market for Marietta's securities. For information regarding Marietta's liquidity and capital resources, See "Marietta Leasehold L.P.'s Management's Discussion and Analysis of Financial Condition and Results of Operations—Liquidity and Capital Resources".

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF ASHFORD INC.

        The following Management's Discussion and Analysis ("MD&A") is intended to help the reader understand our results of operations and financial condition. This MD&A is provided as a supplement to, and should be read in conjunction with, our audited financial statements and the accompanying notes thereto contained elsewhere in this proxy statement/prospectus. In addition to historical financial information, the following discussion and analysis contains forward-looking statements that involve risks, uncertainties and assumptions. Our results and the timing of selected events may differ materially from those anticipated in these forward-looking statements as a result of many factors, including those discussed under "Risk Factors" and elsewhere in this proxy statement/prospectus. See "Cautionary Statement Regarding Forward-Looking Statements."

  Overview

        Ashford Inc. is a Maryland corporation that provides asset management services, advisory services and other products and services primarily to clients in the hospitality industry. Our wholly-owned subsidiary and predecessor registrant, Ashford OAINC Inc., became a public company in November 2014, when Ashford Trust completed the spin-off of Ashford OAINC Inc. through the distribution of approximately 70% of its outstanding common stock to Ashford Trust stockholders and unitholders in Ashford Trust's operating partnership, collectively. In connection with the acquisition of Premier, which closed in August 2018, Ashford OAINC Inc. effected a holding company reorganization by a merger, pursuant to which each issued and outstanding share of common stock, of Ashford OAINC Inc. (formerly named Ashford Inc.) was converted into one share of common stock of the Company having the same rights, powers and preferences and the same qualifications, limitations and restrictions as a share of common stock of Ashford OAINC Inc., and Ashford OAINC Inc. became a wholly-owned subsidiary of the Company. As a result of the foregoing, we became the successor issuer of Ashford OAINC Inc. under Rule 12g-3 of the Exchange Act. Our common stock is listed on the NYSE American. As of September 13, 2019, Ashford Trust held approximately 598,000 shares of our common stock which represented an approximate 22.8% ownership interest in Ashford Inc. and Braemar held approximately 195,000 shares, which represented an approximate 7.4% ownership interest in Ashford Inc. As of September 13, 2019, Mr. Monty J. Bennett, our Chief Executive Officer and Chairman and the chairman of Ashford Trust and Braemar, and his father, Mr. Archie Bennett, Jr., chairman emeritus of Ashford Trust, owned approximately 314,685 shares of our common stock, which represented an approximate 12.0% ownership interest in Ashford Inc., and owned 7,520,000 shares of our Series B Convertible Preferred Stock, which is exercisable (at an exercise price of $140 per share) into an additional approximate 1,342,857 shares of Ashford Inc. common stock, which if exercised as of September 13, 2019 would have increased Mr. Monty J. Bennett and Mr. Archie Bennett, Jr.'s ownership interest in Ashford Inc. to 41.9%.

        Our principal business objective is to provide asset management, advisory and other products and services to other entities primarily in the hospitality industry. The Company seeks to grow in three primary areas: (i) expanding its existing REIT platforms accretively and accelerating performance to earn incentive fees; (ii) starting new REIT platforms for additional base and incentive fees; and (iii) acquiring, investing in or incubating strategic businesses that can achieve accelerated growth through doing business with our REIT platforms and by leveraging our deep knowledge and extensive relationships within the hospitality sector.

        We are currently the advisor for Ashford Trust and Braemar. In our capacity as the advisor to Ashford Trust and Braemar, we are responsible for implementing the investment strategies and managing the day-to-day operations of Ashford Trust and Braemar, in each case subject to the supervision and oversight of the respective board of directors of Ashford Trust and Braemar. Ashford Trust commenced operating in August 2003 and is focused on investing in full service hotels in the upscale and upper-upscale segments in the U.S. that have RevPAR generally less than twice the national average. Braemar invests primarily in luxury hotels and resorts with RevPAR of at least twice the U.S. national average. Braemar became a publicly traded company in November 2013 upon the completion of its spin-off from Ashford Trust. Each of Ashford Trust and Braemar is a REIT as defined in the Code, and the common stock of each of Ashford Trust and Braemar is traded on the NYSE.

        We provide the personnel and services that we believe are necessary to assist each of Ashford Trust and Braemar in conducting their respective businesses. We may also perform similar functions for new or additional platforms. We are not responsible for managing the day-to-day operations of the individual hotel properties owned by either Ashford Trust or Braemar, which duties are, and will continue to be, the responsibility of the hotel management companies that operate the hotel properties owned by Ashford Trust and Braemar.

        We conduct our advisory business primarily through an operating entity, Ashford LLC, our project management business through an operating entity, Premier, and our hospitality products and services business primarily through an operating entity, Ashford Services. We own substantially all of our assets and conduct substantially all of our business through Ashford LLC, Premier and Ashford Services.

        As required for disclosure under the Enhanced Return Funding Program Agreement and Amendment No. 1 to the Fifth Amended and Restated Advisory Agreement, for the trailing twelve months ended March 31, 2019, the total incremental expenses incurred (including all reimbursable expenses), as reasonably determined, in connection with providing services to Braemar under the agreement was $9.1 million.

  Recent Developments

        On January 2, 2018, Ashford OAINC Inc. issued 8,962 shares of common stock to the OpenKey redeemable noncontrolling interest holder in connection with the purchase of 519,647 shares of the outstanding Class B common stock in OpenKey, Inc. The common stock was issued pursuant to the exemption from the registration requirements under the Securities Act provided under Section 4(a)(2) thereunder.

        On January 16, 2018, Ashford OAINC Inc. closed on the acquisition of a passenger vessel and other assets related to RED Hospitality & Leisure LLC ("RED"), a provider of watersports activities and other travel and transportation services. Ashford OAINC Inc. paid $970,000 cash, comprised of a $750,000 deposit paid on December 11, 2017, which was reflected on its consolidated balance sheet as "other assets" as of December 31, 2017, and an additional $220,000 paid on January 16, 2018. This transaction was accounted for as an asset acquisition recorded at cost, and did not result in the recognition of goodwill. During 2018, our RED operating subsidiary acquired additional passenger vessels for $2.4 million, a ferry for $2.5 million and paid a $400,000 deposit for a new passenger vessel. The Company owns an 80% interest in RED.

        On March 12, 2018, the Board of Directors of Ashford Inc. appointed Mr. J. Robison Hays, III, as Co-President and Chief Strategy Officer of Ashford OAINC Inc., appointed Mr. Jeremy J. Welter as Co-President and Chief Operating Officer of Ashford OAINC Inc., and appointed Mr. David A. Brooks as Chief Transactions Officer, General Counsel and Secretary of Ashford OAINC Inc., effective March 12, 2018. Also on March 12, 2018, Mr. Douglas A. Kessler ceased to serve as Ashford OAINC Inc.'s President and was appointed to serve as Senior Managing Director of Ashford OAINC Inc., and Mr. David A. Brooks ceased to serve as Ashford OAINC Inc.'s Chief Operating Officer.

        On March 1, 2018, Ashford OAINC Inc. and its subsidiary Ashford Hospitality Holdings LLC entered into a $35 million senior revolving credit facility with Bank of America, N.A. The credit facility provides for a three-year revolving line of credit and bears interest at the Base Rate plus 2.00% to 2.50% or LIBOR plus 3.00% to 3.50%, depending on the leverage level of Ashford OAINC Inc.. There is a one-year extension option subject to the satisfaction of certain conditions. The new credit facility includes the opportunity to expand the borrowing capacity by up to $40 million to an aggregate amount of $75 million, subject to certain conditions. At December 31, 2018, there were no outstanding borrowings under the facility.

        On March 21, 2018, Ashford OAINC Inc. entered into the First Amendment (the "Amendment") to the Credit Agreement dated March 1, 2018 (the "Credit Facility"), with Ashford Hospitality Holdings LLC, a subsidiary of Ashford OAINC Inc., Bank of America, N.A., as administrative agent and letters of credit issuer, and the lenders from time to time party thereto. The Amendment is effective as of March 1, 2018, which is the date the Credit Facility became effective. Pursuant to the Amendment, the financial covenant of consolidated tangible net worth was replaced with consolidated net worth, and Ashford Inc. is required to maintain consolidated net worth not less than 75% of the consolidated net worth as of December 31, 2017, plus 75% of the net equity proceeds of any future equity issuances by Ashford Inc.

        On March 23, 2018, our RED operating subsidiary entered into a term loan of $750,000 and a revolving credit facility of $250,000 for which the creditor has recourse to Ashford Inc. Approximately $225,000 of the proceeds from the term loan are held in an escrow account, which is included in our consolidated balance sheet within "other assets" as of December 31, 2018. The term loan bears interest at the Prime Rate plus 1.75% and matures on April 5, 2025. The revolving credit facility bears interest at the Prime Rate plus 1.75% and matures on March 5, 2019.

        On April 2, 2018, Ashford OAINC Inc. announced the death of long-time executive Mr. David A. Brooks, who served in multiple leadership roles with Ashford OAINC Inc. since 2003.

        On April 4, 2018, the Board of Directors of Ashford OAINC Inc. approved the updated form of Amended and Restated Indemnification Agreement to be entered into by Ashford OAINC Inc. and each of its directors and officers.

        On April 6, 2018, Ashford OAINC Inc. signed a definitive agreement to acquire Premier.

        On April 23, 2018, in connection with the name change by Braemar, Ashford OAINC Inc. entered into the Fifth Amended and Restated Braemar Advisory Agreement, which amends the prior amended and restated advisory agreement only to reflect the name change and does not amend or otherwise alter the rights of any of the parties thereto.

        On June 1, 2018, the board of directors of Ashford OAINC Inc. appointed Mr. Robert G. Haiman as Executive Vice President, General Counsel and Secretary of Ashford OAINC Inc., effective June 1, 2018.

        On June 25, 2018, Ashford OAINC Inc. announced that it was added as a member of the U.S. small-cap Russell 2000® Index and the U.S. broad-market Russell 3000® Index at the conclusion of the Russell indexes annual reconstitution, effective after the market closed on June 22, 2018.

        On June 26, 2018, Ashford OAINC Inc. entered into the Enhanced Return Funding Program Agreement and Amendment No. 1 to the Amended and Restated Advisory Agreement (the "Ashford Trust ERFP Agreement") with Ashford Trust. The independent members of the board of directors of each of Ashford OAINC Inc. and Ashford Trust, with the assistance of separate and independent legal counsel, engaged to negotiate the Ashford Trust ERFP Agreement on behalf of Ashford OAINC Inc. and Ashford Trust, respectively. Under the Ashford Trust ERFP Agreement, Ashford OAINC Inc. agreed to provide $50 million to Ashford Trust in connection with Ashford Trust's acquisition of hotels recommended by us, with the option to increase the funding commitment to up to $100 million upon mutual agreement by the parties. The Company is obligated to provide Ashford Trust 10% of the acquired hotel's purchase price in exchange for FF&E, which is subsequently leased to Ashford Trust rent-free. The Company records ERFP obligations in our consolidated balance sheet as "other assets" and "other liabilities." Ashford Trust must provide reasonable advance notice to the Company to request ERFP funds in accordance with the Ashford Trust ERFP Agreement. The Ashford Trust ERFP Agreement requires that the Company acquire the related FF&E either at the time of the property acquisition or at any time generally within two years of Ashford Trust acquiring the hotel property. The Company recognizes the related depreciation tax deduction at the time such FF&E is purchased by the Company and placed into service at Ashford Trust properties. However, the timing of the FF&E being purchased and placed into service is subject to uncertainties outside of the Company's control that could delay the realization of any tax benefit associated with the purchase of FF&E. See notes 11 and 17 to our consolidated financial statements.

        On June 29, 2018, Ashford Trust acquired the Hilton Old Town Alexandria in Alexandria, Virginia, for a purchase price of $111.0 million. In connection with Ashford Trust's acquisition of the hotel, Ashford OAINC Inc. was obligated to provide Ashford Trust with approximately $11.1 million in exchange for FF&E for use at Ashford Trust properties, in each case subject to the terms of the Ashford Trust ERFP Agreement. As of December 31, 2018, the Company had paid Ashford Trust $11.1 million of cash in exchange for FF&E that was subsequently leased back to Ashford Trust rent-free under the Ashford Trust ERFP Agreement.

        On August 7, 2018, at a Special Meeting of Stockholders, Ashford OAINC Inc. shareholders voted to approve certain matters related to Ashford OAINC Inc.'s acquisition of Premier, including the issuance of 8,120,000 shares of Series B Convertible Preferred Stock.

        On August 8, 2018, we completed the acquisition of Premier, the project management business formerly conducted by certain affiliates of Remington, for a total transaction value of $203 million. As a result, the project management services that were previously provided by Remington Lodging are now provided by a subsidiary of Ashford Inc. under the respective project management agreement with each customer, including Ashford Trust and Braemar. The purchase price was paid by issuing 8,120,000 shares of the Series B Convertible Preferred Stock to the sellers of Premier (the "Remington Premier Sellers"), primarily MJB Investments, LP (which is directly or indirectly wholly-owned by Mr. Monty J. Bennett, our Chief Executive Officer and Chairman of our board of directors), and his father Mr. Archie Bennett, Jr., the Chairman Emeritus of Ashford Trust (together, the "Bennetts"). The Series B Convertible Preferred Stock has a conversion price of $140 per share and would convert into 1,450,000 shares of our common stock. Dividends on the Series B Convertible Preferred Stock are payable at an annual rate of 5.5% in the first year, 6.0% in the second year, and 6.5% in the third year and each year thereafter. In addition to certain separate class voting rights, the holders of the Series B Convertible Preferred Stock vote on an as-converted basis with the holders of the common stock on all matters submitted for approval by the holders of our capital stock possessing general voting rights. However, for five years following the closing of the acquisition of Premier, the Remington Premier Sellers and their transferees are subject to certain voting restrictions with respect to shares in excess of 25% of the combined voting power of the Company's outstanding capital stock. The holders of the Series B Convertible Preferred Stock have certain put rights upon certain events constituting a change of control of the Company. See note 14 to our consolidated financial statements.

        In connection with the acquisition, on August 8, 2018, Ashford Inc. and Computershare Trust Company, N.A., as Rights Agent, entered into a new Rights Agreement. Pursuant to the Rights Agreement, each Right initially entitles the registered holder to purchase from the Company one one-thousandth of a share of Series C Preferred Stock of the Company at a price of $275 per one one-thousandth of a Preferred Share represented by a Right, subject to adjustment (each as defined under the Rights Agreement). The Amended and Restated Rights Agreement of Ashford OAINC Inc. in effect prior to the acquisition of Premier is no longer in effect.

        In connection with the acquisition of Premier, Ashford OAINC Inc. effected a holding company reorganization. The change in holding company organizational structure was effected by a merger, pursuant to which each issued and outstanding share of common stock, par value $0.01 per share, of our predecessor publicly-traded parent Ashford OAINC Inc. (formerly named Ashford Inc.) was converted into one share of common stock, par value $0.01 per share, of the Company having the same rights, powers and preferences and the same qualifications, limitations and restrictions as a share of common stock of Ashford OAINC Inc., and Ashford OAINC Inc. became our wholly-owned subsidiary. As a result of the foregoing, we became the successor issuer of Ashford OAINC Inc. under Rule 12g-3 of the Securities and Exchange Act of 1934, as amended (the "Exchange Act"). Our common stock continues to be listed on the NYSE American under the symbol "AINC."

        On August 31, 2018, our RED operating subsidiary entered into a term loan of $1.8 million for which the creditor has recourse to Ashford Inc. The term loan bears interest at the Prime Rate plus 2.00% and matures on February 1, 2029.

        On September 28, 2018, we completed a public offering of 270,000 shares of common stock at a price to the public of $74.50 per share, resulting in gross proceeds of $20.1 million. The net proceeds from the sale of the shares after discounts and commissions to the underwriters and offering expenses were approximately $18.2 million. We also sold an additional 10,000 shares of common stock to the underwriters on October 10, 2018, in connection with the underwriters' partial exercise of their over-allotment option that had been granted to them in connection with the transaction. The net proceeds from the sale of the over-allotment shares after discounts and commissions to the underwriters were approximately $700,000.

        On October 31, 2018, Ashford Trust acquired the La Posada de Santa Fe ("La Posada") in Santa Fe, New Mexico, for a purchase price of $50 million. In connection with Ashford Trust's acquisition of the hotel, the Company was obligated to provide Ashford Trust with approximately $5.0 million in exchange for FF&E for use at Ashford Trust properties, in each case subject to the terms of the Ashford Trust ERFP Agreement. As of December 31, 2018, the Company had paid Ashford Trust $5.0 million of cash in exchange for FF&E that was subsequently leased back to Ashford Trust rent-free under the Ashford Trust ERFP Agreement.

        On November 8, 2018, OpenKey renewed the Loan and Security Agreement that expired in October 2018 for a revolving credit facility in the amount of $1.5 million. The credit facility is secured by all of OpenKey's assets and matures on April 30, 2020, with an interest rate of Prime Rate plus 2.75%. Creditors do not have recourse to Ashford Inc. At December 31, 2018 and 2017, there were no borrowings outstanding under the revolving credit facility. In connection with the 2018 renewal, OpenKey granted the creditors a 10-year warrant to purchase approximately 23,000 shares of OpenKey's preferred stock at $1.61 per share with an estimated fair value of $26,000. The fair value of the warrants was recorded in noncontrolling interests in consolidated entities and debt issuance costs, which is amortized over the term of the line of credit.

        Effective January 1, 2019, we acquired a 30% noncontrolling ownership interest in Real Estate Advisory Holdings LLC ("REA Holdings"), a real estate advisory firm that provides financing, advisory and property sales services primarily to clients in the hospitality and leisure industry, for a purchase price of approximately $3.0 million which was paid in the form of $2.1 million cash and the issuance of 16,529 shares of our common stock (approximately $890,000) to the seller pursuant to the exemption from the registration requirements under the Securities Act, provided under Section 4(a)(2) thereunder. We have an option to acquire an additional 50% of the ownership interests in REA Holdings for $12.5 million beginning on January 1, 2022. Our investment in REA Holdings is accounted for under the equity method as we have significant influence over the voting interest entity.

        On January 15, 2019, the Company entered into the Enhanced Return Funding Program Agreement and Amendment No. 1 to the Fifth Amended and Restated Advisory Agreement (the

"Braemar ERFP Agreement") with Braemar. The independent members of the board of directors of each of the Company and Braemar, with the assistance of separate and independent legal counsel, engaged to negotiate the Braemar ERFP Agreement on behalf of the Company and Braemar, respectively. Under the Braemar ERFP Agreement, the Company agreed to provide $50 million (the "ERFP Commitment") to Braemar in connection with Braemar's acquisition of hotels recommended by us, with the option to increase the ERFP Commitment to up to $100 million upon mutual agreement by the parties. Under the Braemar ERFP Agreement, the Company's ERFP Commitment will be fulfilled as the Company pays Braemar 10% of each acquired hotel's purchase price in exchange for FF&E, which is subsequently leased to Braemar rent-free. Braemar must provide reasonable advance notice to the Company to request ERFP funds in accordance with the Braemar ERFP Agreement. The Braemar ERFP Agreement requires that the Company acquire the related FF&E either at the time of the property acquisition or at any time generally within two years of Braemar acquiring the hotel property. The Company recognizes the related depreciation tax deduction at the time such FF&E is purchased by the Company and placed into service at Braemar's hotel properties. However, the timing of the FF&E being purchased and placed into service is subject to uncertainties outside of the Company's control that could delay the realization of any tax benefit associated with the purchase of FF&E.

        On January 15, 2019, Braemar acquired The Ritz-Carlton Lake Tahoe for an allocated purchase price of $103.0 million which therefore requires the Company to provide Braemar with approximately $10.3 million in exchange for FF&E at Braemar's hotel properties that will subsequently be leased back to Braemar rent-free. As of March 31, 2019, the Company's remaining unfunded ERFP Commitment under the Braemar ERFP Agreement includes $10.3 million related to The Ritz-Carlton Lake Tahoe.

        On January 22, 2019, Ashford Trust acquired The Embassy Suites New York Midtown Manhattan for a purchase price of $195.0 million which therefore requires the Company to provide Ashford Trust with approximately $19.5 million in exchange for FF&E at Ashford Trust's hotel properties that will subsequently be leased back to Ashford Trust rent-free. As of March 31, 2019, the Company's remaining unfunded ERFP Commitment under the Ashford Trust ERFP Agreement includes $19.5 million related to The Embassy Suites New York Midtown Manhattan.

        On February 26, 2019, Ashford Trust acquired the Hilton Santa Cruz/Scotts Valley, in Santa Cruz, California, for a purchase price of $50.0 million which therefore requires the Company to provide Ashford Trust with approximately $5.0 million in exchange for FF&E at Ashford Trust's hotel properties that will subsequently be leased back to Ashford Trust rent-free. As of March 31, 2019, the Company had reduced its remaining commitment under the Ashford Trust ERFP Agreement by providing $5.0 million to Ashford Trust in exchange for FF&E at Ashford Trust's hotel properties that was subsequently leased back to Ashford Trust rent-free, in connection with Ashford Trust's acquisition of the hotel.

        On February 27, 2019, our RED operating subsidiary entered into a draw term loan in the amount of $1.4 million for which the creditor has recourse to Ashford Inc. The term loan bears interest at the Prime Rate plus 1.75% and matures on December 5, 2026.

        On February 28, 2019, our RED operating subsidiary renewed its revolving credit facility for which the creditor has recourse to Ashford Inc. The revolving credit facility provides RED with available borrowings up to a total of $250,000, bears interest at the Prime Rate plus 1.75% and matures on February 5, 2020.

        On March 1, 2019, J&S, our consolidated subsidiary, acquired a privately-held company that conducts the business of BAV Services in the United States ("BAV") for approximately $10.0 million. BAV is an audio visual rental, staging and production company focused on meeting and special event services. As a result of the acquisition, our ownership interest in J&S, which we consolidate under the voting interest model, increased from 85% to approximately 88%. The purchase price consisted of:

(i) $5.0 million in cash (excluding working capital adjustments) funded by an existing term loan; (ii) $4.0 million in the form of Ashford Inc. common stock consisting of (a) 61,387 shares issued on March 1, 2019, which was determined based on an agreed upon value of $3.5 million using a thirty-day volume weighted average price per share of $57.01 and had an estimated fair value of $3.8 million as of the acquisition date and (b) $500,000 of stock to be issued 18 months after the acquisition date, subject to certain conditions; and (iii) contingent consideration with an estimated fair value of approximately $1.4 million, payable, if earned, 12 to 18 months after the acquisition date.

        On May 31, 2019, Ashford Inc. signed the Combination Agreement (which was subsequently amended on July 17, 2019 and further amended on August 28, 2019) for the acquisition of the Hotel Management Business of Remington, a privately held company. The transaction, which is expected to close sometime in the fourth quarter of 2019, is subject to approval by Ashford Inc.'s stockholders, the receipt of the PLR from the IRS and customary closing conditions. Under the terms of the agreement, New Nevada Holdco will acquire the Transferred Securities, which include Remington's Hotel Management Business and Marietta for a purchase price of $275 million, payable by the issuance of $275 million of a new Series D Convertible Preferred Stock.

        On July 1, 2019, the Company's newly created subsidiary, Bar Draught, acquired the assets of a provider of an innovative draft cocktail system technology for $250,000 cash and contingent consideration of up to $550,000 cash, if earned, 6 to 12 months after the acquisition date. After giving effect to the transaction, the Company will own an approximately 55% interest in Bar Draught, a provider of premium, mobile cocktails on tap and other services in the hospitality industry.

        On July 18, 2019, RED completed the acquisition of substantially all of the assets of Sebago, a leading provider of watersports activities and excursion services based in Key West, Florida. After giving effect to the transaction, Ashford Inc. will own an approximately 84% interest in the common equity of RED. Ashford Inc. will continue to own an 80% interest in the entity that conducts RED's legacy U.S. Virgin Islands operations. The purchase price consisted of approximately $2.5 million in cash (excluding transaction costs and working capital adjustments) funded by new RED term loans and $4.5 million in the form of Ashford Inc. common stock consisting of 135,366 shares issued July 18, 2019, subject to a six month stock consideration collar. The issued Ashford Inc. shares were determined using a 30-Day VWAP of $33.24 and had an estimated fair value of approximately $4.5 million as of the acquisition date. Pursuant to the acquisition agreement, in the event that the 30-Day VWAP of the common stock on the six month anniversary of the closing date of the acquisition is lower than the price of the common stock on July 18, 2019, the Company may repurchase the stock at such lower stock price, such that the number of shares of common stock issued is reduced. In the event that the 30-Day VWAP of the common stock on the six month anniversary of the closing date of the acquisition is higher than the price of the common stock on July 18, 2019, the Company may repurchase shares of common stock at a price of $0.01 per share, such that the stock consideration for the transaction remains $4.5 million in common stock.

  Discussion of Presentation

        The discussion below relates to the financial condition and results of operations of Ashford Inc. (or, for the period prior to August 8, 2018, Ashford OAINC Inc.) and entities which it controls. The historical financial information is not necessarily indicative of our future results of operations, financial position and cash flows.

  Results of Operations

  Three Months Ended June 30, 2019 Compared to Three Months Ended June 30, 2018

        The following table summarizes the changes in key line items from our condensed consolidated statements of operations for the three months ended June 30, 2019 and 2018 (in thousands):

	Three Months Ended June 30,		Favorable (Unfavorable)
	2019	2018	$ Change	% Change
Revenue
Advisory services	$21,220	$24,570	$(3,350)	(13.6)%
Audio visual	30,127	23,376	6,751	28.9%
Project management	7,700	—	7,700
Other	4,419	6,865	(2,446)	(35.6)%

Total revenue	63,466	54,811	8,655	15.8%
Expenses
Salaries and benefits	18,157	15,710	(2,447)	(15.6)%
Cost of revenues for audio visual	22,229	17,021	(5,208)	(30.6)%
Cost of revenues for project management	2,697	—	(2,697)
Depreciation and amortization	4,934	1,193	(3,741)	(313.6)%
General and administrative	11,368	9,125	(2,243)	(24.6)%
Impairment	—	—	—
Other	3,138	892	(2,246)	(251.8)%

Total expenses	62,523	43,941	(18,582)	(42.3)%

Operating Income (Loss)	943	10,870	(9,927)	(91.3)%
Equity in earnings (loss) of unconsolidated entities	(298)	—	(298)
Interest expense	(445)	(161)	(284)	(176.4)%
Amortization of loan costs	(70)	(24)	(46)	(191.7)%
Interest income	9	73	(64)	(87.7)%
Other income (expense)	(42)	(221)	179	81.0%

Income (Loss) Before Income Taxes	97	10,537	(10,440)	(99.1)%
Income tax (expense) benefit	(426)	(1,605)	1,179	73.5%

Net Income (Loss)	(329)	8,932	(9,261)	(103.7)%
(Income) loss from consolidated entities attributable to noncontrolling interests	131	118	13	11.0%
Net (income) loss attributable to redeemable noncontrolling interests	310	(90)	400	444.4%

Net Income (Loss) Attributable to the Company	$112	$8,960	$(8,848)	(98.8)%

Preferred dividends	(2,791)	—	(2,791)
Amortization of preferred stock discount	(484)	—	(484)

Net Income (Loss) Attributable to Common Stockholders	$(3,163)	$8,960	$(12,123)	(135.3)%

        Net Income (Loss) Attributable to Common Stockholders.    Net income (loss) attributable to common stockholders changed $12.1 million, or 135.3%, to $3.2 million loss for the three months ended June 30, 2019 ("the 2019 quarter") compared to the three months ended June 30, 2018 ("the 2018 quarter") as a result of the factors discussed below.

        Total Revenue.    Total revenue increased $8.7 million, or 15.8%, to $63.5 million for the 2019 quarter compared to the 2018 quarter due to the following (in thousands):

	Three Months Ended June 30,		Favorable (Unfavorable)
	2019	2018	$ Change	% Change
Advisory services revenue:
Base advisory fee(1)	$11,190	$11,174	$16	0.1%
Incentive advisory fee(2)	169	452	(283)	(62.6)%
Reimbursable expenses(3)	3,220	2,496	724	29.0%
Non cash stock/unit based compensation(4)	6,511	10,318	(3,807)	(36.9)%
Other advisory revenue(5)	130	130	—	—%

Total advisory services revenue(13)	21,220	24,570	(3,350)	(13.6)%
Audio visual revenue(6)	30,127	23,376	6,751	28.9%
Project management revenue(7)	7,700	—	7,700
Other revenue:
Investment management reimbursements(8)(13)	337	329	8	2.4%
Debt placement fees(9)	79	4,959	(4,880)	(98.4)%
Claims management services(10)(13)	55	50	5	10.0%
Lease revenue(11)(13)	1,029	251	778	310.0%
Other services(12)	2,919	1,276	1,643	128.8%

Total other revenue	4,419	6,865	(2,446)	(35.6)%

Total revenue	$63,466	$54,811	$8,655	15.8%

Revenue by Segment(14)
REIT advisory	22,641	25,198	(2,557)	(10.1)%
Premier	7,700	—	7,700
J&S	30,127	23,376	6,751	28.9%
OpenKey	194	153	41	26.8%
Corporate and other	2,804	6,084	(3,280)	(53.9)%

Total revenue	$63,466	$54,811	$8,655	15.8%

(1)
The increase in base advisory fee is primarily due to lower revenue of $447,000 from Ashford Trust and higher revenue of $463,000 from Braemar.

(2)
The decrease in incentive advisory fee is due to lower revenue of $452,000 from Ashford Trust, partially offset by higher revenue of $169,000 from Braemar. The $169,000 of incentive advisory fee recognized in the 2019 quarter includes the pro-rata portion of the second year installment of the Braemar 2018 incentive advisory fee which will be paid in January 2020. The incentive advisory fee for the 2018 quarter includes the pro-rata portion of the third year installment of the Ashford Trust 2016 incentive advisory fee in the amount of $452,000, which was paid in January 2019. Incentive fee payments are subject to meeting the December 31 FCCR Condition each year, as defined in our advisory agreements. Ashford Trust's annual total stockholder return did not meet the relevant incentive fee thresholds during the 2018 and 2017 measurement periods. Braemar's annual total stockholder return did not meet the relevant incentive fee thresholds during the 2017 and 2016 measurement periods.

(3)
The increase in reimbursable expenses revenue is due to higher revenue of $661,000 from Ashford Trust and higher revenue of $63,000 from Braemar. Reimbursable expenses include overhead, internal audit, risk management advisory and asset management services. During the three months ended June 30, 2019, we recognized income from reimbursable expenses related to software implementation costs from Ashford Trust and Braemar of $491,000 and $36,000, respectively. During the three months ended June 30, 2018, we recognized income from reimbursable expenses related to software implementation costs from Ashford Trust and Braemar of $384,000 and $29,000, respectively. See note 15 to our condensed consolidated financial statements contained elsewhere in this proxy statement/prospectus.

(4)
The decrease in non-cash stock/unit-based compensation revenue is due to lower revenue of $4.4 million from Ashford Trust and higher revenue of $585,000 from Braemar. Non-cash stock/unit-based compensation revenue is associated with equity grants of Ashford Trust's and Braemar's common stock and LTIP units awarded to officers and employees of Ashford Inc. for which we recorded an offsetting expense in an equal amount included in "salaries and benefits."

(5)
Other advisory revenue remained steady. Other advisory revenue from Braemar is a result of the $5.0 million cash payment received upon stockholder approval of the Fourth Amended and Restated Braemar Advisory Agreement in June 2017. The payment is included in "deferred income" on our condensed consolidated balance sheet and is being recognized on a quarterly basis over the initial ten-year term of the agreement.

(6)
The $6.8 million increase in audio visual revenue is due to the growth of JSAV and JSAV's acquisition of BAV in March 2019.

(7)
The increase in project management revenue is due to our acquisition of Premier in August 2018.

(8)
The increase in investment management reimbursements is due to higher revenue of $8,000 from Ashford Trust. Investment management reimbursements include AIM's management of Ashford Trust's excess cash under the Investment Management Agreement executed in 2017. AIM is not compensated for its services but is reimbursed for all costs and expenses.

(9)
The decrease in debt placement fee revenue is due to lower revenue of $3.9 million from Ashford Trust and lower revenue of $1.0 million from Braemar. Debt placement fees are earned by Lismore for providing debt placement services.

(10)
Claims management services include revenues earned from providing insurance claim assessment and administration services.

(11)
In connection with our ERFP Agreements and legacy key money transaction with Ashford Trust and Braemar, we lease FF&E to Ashford Trust and Braemar rent-free. Consistent with our accounting treatment prior to adopting ASC 842, a portion of the base advisory fee for leases, which commenced prior to our adoption, is allocated to lease revenue each period equal to the estimated fair value of the lease payments that would have been made.

(12)
The increase in other services revenue is due to higher revenue of $22,000 from Ashford Trust, higher revenue of $71,000 from Braemar and higher revenue of $1.6 million from third parties. Other services revenue relates to other hotel services provided by our consolidated subsidiaries, OpenKey, RED and Pure Wellness, to Ashford Trust, Braemar and other third parties.

(13)
Indicates REIT advisory revenue.

(14)
See note 17 for discussion of segment reporting.

        Salaries and Benefits Expense.    Salaries and benefits expense increased $2.4 million, or 15.6%, to $18.2 million for the 2019 quarter compared to the 2018 quarter. The change in salaries and benefits expense consisted of the following (in thousands):

	Three Months Ended June 30,
	2019	2018	$ Change
Cash salaries and benefits:
Salary expense	$9,242	$5,764	$3,478
Bonus expense	3,235	3,074	161
Benefits related expenses	1,877	1,012	865

Total cash salaries and benefits(1)	14,354	9,850	4,504
Non-cash equity-based compensation:
Stock option grants	2,037	1,917	120
Ashford Trust & Braemar equity grants(2)	6,583	10,318	(3,735)

Total non-cash equity-based compensation	8,620	12,235	(3,615)
Non-cash (gain) loss in deferred compensation plan(3)	(4,817)	(6,375)	1,558

Total salaries and benefits	$18,157	$15,710	$2,447

(1)
The change in cash salaries and benefits expense is primarily due to fluctuations in the number of employees, salary and bonus awards, group insurance costs, payroll taxes and employee participation in the benefits offered.

(2)
Equity grants of Ashford Trust's and Braemar's common stock and LTIP units are awarded to our officers and employees as part of our advisory agreements with each company, for which we record offsetting revenue in an equal amount. The decrease is also driven by a decrease in the fair value of equity grants. See notes 2 and 13 to our condensed consolidated financial statements contained elsewhere in this proxy statement/prospectus.

(3)
The DCP obligation is recorded as a liability at fair value with changes in fair value reflected in earnings. Gains in the second quarter of 2019 and 2018 are primarily attributable to a decrease in the fair value of the DCP obligation. See note 14 to our condensed consolidated financial statements contained elsewhere in this proxy statement/prospectus.

        Cost of Revenues for Audio Visual.    Cost of revenues for audio visual was $22.2 million during the 2019 quarter compared to $17.0 million for the 2018 quarter, due to the growth of JSAV and JSAV's acquisition of BAV in March of 2019.

        Cost of Revenues for Project Management.    Cost of revenues for project management was $2.7 million during the 2019 quarter compared to $0 for the 2018 quarter, due to costs associated with project management revenues from the acquisition of Premier in August 2018.

        Depreciation and Amortization Expense.    Depreciation and amortization expense increased $3.7 million, or 313.6%, to $4.9 million for the 2019 quarter compared to the 2018 quarter, primarily as a result of $2.7 million in amortization related to the acquisition Premier's definite-lived intangible assets in August of 2018 and $975,000 of depreciation related to ERFP assets. See note 4 to our condensed consolidated financial statements contained elsewhere in this proxy statement/prospectus. Depreciation and amortization expense for the 2019 quarter and the 2018 quarter excludes depreciation expense related to audio visual equipment of $1.2 million and $689,000, respectively, which is included in "cost of revenues for audio visual" and also excludes depreciation expense for the 2019 quarter related to marine vessels and other vehicles in the amount of $85,000 and $7,000, respectively, which is included in "other" operating expense.

        General and Administrative Expense.    General and administrative expenses increased $2.2 million, or 24.6%, to $11.4 million for the 2019 quarter compared to the 2018 quarter. The change in general and administrative expense consisted of the following (in thousands):

	Three Months Ended June 30,
	2019	2018	$ Change
Professional fees(1)	$4,980	$4,495	$485
Office expense(2)	2,647	2,211	436
Public company costs	290	301	(11)
Director costs	860	610	250
Travel and other expense(3)	2,271	1,490	781
Non capitalizable costs—software implementation	320	18	302

Total general and administrative	$11,368	$9,125	$2,243

(1)
The increase in expense is primarily due to increases in legal fees and transaction costs related to the acquisition of the Hotel Management business of Remington offset by a decrease in similar expenses related to the acquisition of Premier in August of 2018.

(2)
The increase in expense is primarily due to increased rent expense from our acquisition of Premier in August of 2018.

(3)
The increase in expense is due to our acquisition of Premier in August of 2018 and increased investments in JSAV and RED. See notes 4 and 18 to our condensed consolidated financial statements.

        Other.    Other operating expense was $3.1 million and $892,000 for the 2019 quarter and the 2018 quarter, respectively. Other operating expense includes cost of goods sold and royalties associated with OpenKey, RED and Pure Wellness as well as $1.6 million in expense from changes in the fair value of contingent consideration related to JSAV's acquisition of BAV in March 2019. See notes 4 and 8 to our condensed consolidated financial statements.

        Equity in Earnings (Loss) of Unconsolidated Entities.    Equity in loss of unconsolidated entities changed $298,000 for the 2019 quarter due to our investment in REA Holdings in January of 2019. See notes 1 and 2 to our condensed consolidated financial statements.

        Interest Expense.    Interest expense was $445,000 and $161,000 for the 2019 quarter and the 2018 quarter, respectively, related to the notes payable, lines of credit and capital leases held by our consolidated subsidiaries. See notes 2 and 6 to our condensed consolidated financial statements.

        Amortization of Loan Costs.    Amortization of loan costs was $70,000 and $24,000 for the 2019 quarter and the 2018 quarter, respectively, related to the notes payable and lines of credit held by our consolidated subsidiaries. See notes 2 and 6 to our condensed consolidated financial statements.

        Interest Income.    Interest income was $9,000 and $73,000 for the 2019 quarter and the 2018 quarter, respectively.

        Other Income (Expense).    Other expense was $42,000 and $221,000 in the 2019 quarter and the 2018 quarter, respectively.

        Income Tax (Expense) Benefit.    Income tax expense decreased $1.2 million, from $1.6 million in the 2018 quarter to $426,000 in the 2019 quarter. Current tax expense decreased $1.1 million, from $1.6 million in the 2018 quarter to $481,000 expense in the 2019 quarter, primarily due to a decrease in pretax income and an increase in tax bonus depreciation taken on purchases of furniture, fixtures and equipment under the Ashford Trust and Braemar ERFP Agreements. Deferred tax benefit increased $56,000 from $0 in the 2018 quarter to $56,000 benefit in the 2019 quarter. The 2018 period did not record any deferred expense due to the April 2017 legal entity restructuring of Ashford OAINC Inc., as a result of which, a full valuation allowance was established. In the third quarter of 2018, the valuation allowance was released due to the acquisition of Premier.

        (Income) Loss from Consolidated Entities Attributable to Noncontrolling Interests.    The noncontrolling interests in consolidated entities were allocated a loss of $131,000 in the 2019 quarter and a loss of $118,000 in the 2018 quarter. See notes 2, 11 and 15 to our condensed consolidated financial statements for more details regarding ownership interests, carrying values and allocations.

        Net (Income) Loss Attributable to Redeemable Noncontrolling Interests.    The redeemable noncontrolling interests were allocated a loss of $310,000 in the 2019 quarter and income of $90,000 in the 2018 quarter. Redeemable noncontrolling interests represented ownership interests in Ashford Holdings and certain of our consolidated subsidiaries. See note 1 to our condensed consolidated financial statements. For a summary of ownership interests, carrying values and allocations, see notes 2, 12, and 15 to our condensed consolidated financial statements.

        Preferred Dividends.    The preferred dividends increased $2.8 million from the 2018 quarter due to the issuance of the Series B Convertible Preferred Stock in the acquisition of Premier in August 2018.

        Amortization of Preferred Stock Discount.    The amortization of preferred stock discount dividends increased $484,000 from the 2018 quarter due to the discount on the Series B Convertible Preferred Stock issued to acquire Premier in August 2018.

  Six Months Ended June 30, 2019 Compared to Six Months Ended June 30, 2018

        The following table summarizes the changes in key line items from our condensed consolidated statements of operations for the six months ended June 30, 2019 and 2018 (in thousands):

	Six Months Ended June 30,		Favorable (Unfavorable)
	2019	2018	$ Change	% Change
REVENUE
Advisory services	$40,407	$47,102	$(6,695)	(14.2)%
Audio visual	61,102	46,686	14,416	30.9%
Project management	15,490	—	15,490
Other	9,787	9,191	596	6.5%

Total revenue	126,786	102,979	23,807	23.1%
EXPENSES
Salaries and benefits	40,857	42,227	1,370	3.2%
Cost of revenues for audio visual	43,668	33,608	(10,060)	(29.9)%
Cost of revenues for project management	5,488	—	(5,488)
Depreciation and amortization	9,461	2,233	(7,228)	(323.7)%
General and administrative	19,350	15,420	(3,930)	(25.5)%
Impairment	—	1,919	1,919	100.0%
Other	4,477	1,738	(2,739)	(157.6)%

Total expenses	123,301	97,145	(26,156)	(26.9)%

OPERATING INCOME (LOSS)	3,485	5,834	(2,349)	(40.3)%
Equity in earnings (loss) of unconsolidated entities	(573)	—	(573)
Interest expense	(742)	(304)	(438)	(144.1)%
Amortization of loan costs	(139)	(47)	(92)	(195.7)%
Interest income	29	185	(156)	(84.3)%
Other income (expense)	(95)	(260)	165	63.5%

INCOME (LOSS) BEFORE INCOME TAXES	1,965	5,408	(3,443)	(63.7)%
Income tax (expense) benefit	(1,726)	(2,311)	585	25.3%

NET INCOME (LOSS)	239	3,097	(2,858)	(92.3)%
(Income) loss from consolidated entities attributable to noncontrolling interests	294	291	3	1.0%
Net (income) loss attributable to redeemable noncontrolling interests	289	(151)	440	291.4%

NET INCOME (LOSS) ATTRIBUTABLE TO THE COMPANY	822	3,237	(2,415)	(74.6)%

Preferred dividends	(5,583)	—	(5,583)
Amortization of preferred stock discount	(975)	—	(975)

NET INCOME (LOSS) ATTRIBUTABLE TO COMMON STOCKHOLDERS	$(5,736)	$3,237	$(8,973)	(277.2)%

        Net Income (Loss) Attributable to Common Stockholders.    Net income (loss) attributable to common stockholders changed $9.0 million, or 277.2%, to $5.7 million for the six months ended June 30, 2019 ("the 2019 period") compared to the six months ended June 30, 2018 ("the 2018 period") as a result of the factors discussed below.

        Total Revenue.    Total revenue increased by $23.8 million, or 23.1%, to $126.8 million for the 2019 period compared to the 2018 period due to the following (in thousands):

	Six Months Ended June 30,		Favorable (Unfavorable)
	2019	2018	$ Change	% Change
Advisory services revenue:
Base advisory fee(1)	$21,812	$21,885	$(73)	(0.3)%
Incentive advisory fee(2)	339	904	(565)	(62.5)%
Reimbursable expenses(3)	5,729	4,445	1,284	28.9%
Non-cash stock/unit-based compensation(4)	12,269	19,610	(7,341)	(37.4)%
Other advisory revenue(5)	258	258	—	—%

Total advisory services revenue(13)	40,407	47,102	(6,695)	(14.2)%
Audio visual revenue(6)	61,102	46,686	14,416	30.9%
Project management revenue(7)	15,490	—	15,490
Other revenue:
Investment management reimbursements(8)(13)	695	511	184	36.0%
Debt placement fees(9)	1,433	5,591	(4,158)	(74.4)%
Claims management services(10)(13)	96	105	(9)	(8.6)%
Lease revenue(11)(13)	2,059	503	1,556	309.3%
Other services(12)	5,504	2,481	3,023	121.8%

Total other revenue	9,787	9,191	596	6.5%

Total revenue	$126,786	$102,979	$23,807	23.1%

REVENUE BY SEGMENT(14)
REIT advisory	$43,257	$48,221	$(4,964)	(10.3)%
Premier	15,490	—	15,490
JSAV	61,102	46,686	14,416	30.9%
OpenKey	451	472	(21)	(4.4)%
Corporate and other	6,486	7,600	(1,114)	(14.7)%

Total revenue	$126,786	$102,979	$23,807	23.1%

(1)
The decrease in base advisory fee is due to lower revenue of $1.0 million from Ashford Trust and higher revenue of $933,000 from Braemar.

(2)
The decrease in incentive advisory fee is due to lower revenue of $904,000 from Ashford Trust, partially offset by higher revenue of $339,000 from Braemar. The $339,000 of incentive advisory fee recognized in the 2019 period includes the pro-rata portion of the second year installment of the Braemar 2018 incentive advisory fee which will be paid in January 2020. The incentive advisory fee for the 2018 period includes the pro-rata portion of the third year installment of the Ashford Trust 2016 incentive advisory fee in the amount of $904,000, which was paid in January 2019. Incentive fee payments are subject to meeting the December 31 FCCR Condition each year, as defined in our advisory agreements. Ashford Trust's annual total stockholder return did not meet the relevant incentive fee thresholds during the 2018 and 2017 measurement periods. Braemar's annual total stockholder return did not meet the relevant incentive fee thresholds during the 2017 and 2016 measurement periods.

(3)
The increase in reimbursable expenses revenue is due to higher revenue of $1.2 million from Ashford Trust and higher revenue of $111,000 from Braemar. Reimbursable expenses include overhead, internal audit, risk management advisory and asset management services. During the six months ended June 30, 2019, we recognized income from reimbursable expenses related to software implementation costs from Ashford Trust and Braemar of $1.1 million and $80,000, respectively. During the six months ended June 30, 2018, we recognized income from reimbursable expenses related to software implementation costs from Ashford Trust and Braemar of $586,000 and $44,000, respectively. See note 15 to our condensed consolidated financial statements.

(4)
The decrease in non-cash stock/unit-based compensation revenue is due to lower revenue of $6.8 million from Ashford Trust and lower revenue of $493,000 from Braemar. Non-cash stock/unit-based compensation revenue is associated with equity grants of Ashford Trust's and Braemar's common stock and LTIP units awarded to officers and employees of Ashford Inc. for which we recorded an offsetting expense in an equal amount included in "salaries and benefits." During the 2018 period, $6.7 million of non-cash stock/unit-based compensation revenue, including $4.5 million and $2.2 million from Ashford Trust and Braemar, respectively, related to accelerated vesting, in accordance with the terms of the awards, as a result of the death of an executive in March 2018.

(5)
Other advisory revenue remained steady. Other advisory revenue from Braemar is a result of the $5.0 million cash payment received upon stockholder approval of the Fourth Amended and Restated Braemar Advisory Agreement in June 2017. The payment is included in "deferred income" on our condensed consolidated balance sheet and is being recognized on a quarterly basis over the initial ten-year term of the agreement.

(6)
The $14.4 million increase in audio visual revenue is due to the growth of JSAV and JSAV's acquisition of BAV in March 2019.

(7)
The increase in project management revenue is due to our acquisition of Premier in August 2018.

(8)
The increase in investment management reimbursements is due to higher revenue of $184,000 from Ashford Trust. Investment management reimbursements include AIM's management of Ashford Trust's excess cash under the Investment Management Agreement executed in 2017. AIM is not compensated for its services but is reimbursed for all costs and expenses.

(9)
The decrease in debt placement fee revenue is due to lower revenue of $3.4 million from Ashford Trust and lower revenue of $725,000 from Braemar. Debt placement fees are earned by Lismore for providing debt placement services.

(10)
Claims management services include revenues earned from providing insurance claim assessment and administration services.

(11)
In connection with our ERFP Agreements and legacy key money transaction with Ashford Trust and Braemar, we lease FF&E to Ashford Trust and Braemar rent-free. Consistent with our accounting treatment prior to adopting ASC 842, a portion of the base advisory fee for leases, which commenced prior to our adoption, is allocated to lease revenue each period equal to the estimated fair value of the lease payments that would have been made.

(12)
The increase in other services revenue is due to higher revenue of $189,000 from Ashford Trust, higher revenue of $129,000 from Braemar and higher revenue of $2.7 million from third parties. Other services revenue relates to other hotel services provided by our consolidated subsidiaries, OpenKey, RED and Pure Wellness, to Ashford Trust, Braemar and other third parties.

(13)
Indicates REIT advisory revenue.

(14)
See note 17 for discussion of segment reporting.

        Salaries and Benefits Expense.    Salaries and benefits expense decreased by $1.4 million, or 3.2%, to $40.9 million for the 2019 period compared to the 2018 period. The change in salaries and benefits expense consisted of the following (in thousands):

	Six Months Ended June 30,
	2019	2018	$ Change
Cash salaries and benefits:
Salary expense	$17,696	$12,022	$5,674
Bonus expense	6,755	7,549	(794)
Benefits related expenses	3,923	3,186	737

Total cash salaries and benefits(1)	28,374	22,757	5,617
Non-cash equity-based compensation:
Stock option grants(2)	4,188	5,674	(1,486)
Ashford Trust & Braemar equity grants(3)	12,372	19,610	(7,238)

Total non-cash equity-based compensation	16,560	25,284	(8,724)
Non-cash (gain) loss in deferred compensation plan(4)	(4,077)	(5,814)	1,737

Total salaries and benefits	$40,857	$42,227	$(1,370)

(1)
The change in cash salaries and benefits expense is primarily due to fluctuations in the number of employees, salary and bonus awards, group insurance costs, payroll taxes and employee participation in the benefits offered. Cash salaries and benefits recorded in the 2018 period included $1.3 million of severance costs and $716,000 of additional bonus expense recorded upon receiving approval from the board of directors in the first quarter of 2018.

(2)
The decrease is primarily due to $2.5 million of expense related to the accelerated vesting of stock option awards upon the death of one of Ashford OAINC Inc.'s executive officers in March of 2018, in accordance with the terms of the awards, partially offset by forfeitures. See notes 2, 13 and 15 to our condensed consolidated financial statements contained elsewhere in this proxy statement/prospectus.

(3)
Equity grants of Ashford Trust's and Braemar's common stock and LTIP units are awarded to our officers and employees as part of our advisory agreements with each company, for which we record offsetting revenue in an equal amount. The decrease is primarily attributable to $6.7 million of compensation expense related to the accelerated vesting of equity awards upon the death of one of Ashford OAINC Inc.'s executive officers in March of 2018, in accordance with the terms of the awards, partially offset by an increase in the fair value of equity grants. See notes 2 and 13 to our condensed consolidated financial statements contained elsewhere in this proxy statement/prospectus.

(4)
The DCP obligation is recorded as a liability at fair value with changes in fair value reflected in earnings. The gains in the 2019 period and the 2018 period are primarily attributable to decreases in the fair value of the DCP obligation. See note 14 to our condensed consolidated financial statements contained elsewhere in this proxy statement/prospectus.

        Cost of Revenues for Audio Visual.    Cost of revenues for audio visual was $43.7 million during the 2019 period compared to $33.6 million for the 2018 period, due to the growth of JSAV and JSAV's acquisition of BAV in March 2019.

        Cost of Revenues for Project Management.    Cost of revenues for project management was $5.5 million during the 2019 period compared to $0 for the 2018 period, due to costs associated with project management revenues from the acquisition of Premier in August 2018.

        Depreciation and Amortization Expense.    Depreciation and amortization expense increased by $7.2 million, or 323.7%, to $9.5 million for the 2019 period compared to the 2018 period, primarily as a result of $5.5 million in amortization related to the acquisition of Premier's definite-lived intangible assets in August of 2018 and $1.6 million depreciation related to ERFP assets. See note 4 to our condensed consolidated financial statements contained elsewhere in this proxy statement/prospectus. Depreciation and amortization expense for the 2019 period and the 2018 period excludes depreciation expense related to audio visual equipment of $2.2 million and $1.3 million, respectively, which is included in "cost of revenues for audio visual" and also excludes depreciation expense for the 2019 period related to marine vessels and other vehicles in the amount of $149,000 and $14,000, respectively, which is included in "other" operating expense.

        General and Administrative Expense.    General and administrative expenses increased by $3.9 million, or 25.5%, to $19.4 million for the 2019 period compared to the 2018 period. The change in general and administrative expense consisted of the following (in thousands):

	Six Months Ended June 30,
	2019	2018	$ Change
Professional fees(1)	$7,484	$6,981	$503
Office expense(2)	5,338	4,160	1,178
Public company costs	558	531	27
Director costs	1,122	885	237
Travel and other expense(3)	4,240	2,818	1,422
Non-capitalizable—software costs	608	45	563

Total general and administrative	$19,350	$15,420	$3,930

(1)
The increase in expense is primarily due to increases in legal fees and transaction costs related to the acquisition of the Hotel Management business of Remington offset by a decrease in similar expenses related to the acquisition of Premier in August of 2018.

(2)
The increase in expense is primarily due to increased rent expense from our acquisition of Premier in August of 2018.

(3)
The increase in expense is due to our acquisition of Premier in August of 2018 and increased investments in JSAV and RED. See notes 4 and 18 to our condensed consolidated financial statements.

        Impairment.    Impairment of capitalized software implementation costs was $0 during the 2019 period compared to $1.9 million for the 2018 period. The impairment in 2018 was recognized upon determination that a portion of capitalized software that was not eligible for reimbursement would not be placed into service. See notes 2 and 15 to our condensed consolidated financial statements contained elsewhere in this proxy statement/prospectus.

        Other.    Other operating expense was $4.5 million and $1.7 million for the 2019 period and the 2018 period, respectively. Other operating expense includes cost of goods sold and royalties associated with OpenKey, RED, and Pure Wellness as well as $1.6 million in expense from the changes in the fair value of contingent consideration related to JSAV's acquisition of BAV in March 2019. See notes 4 and 8 to our condensed consolidated financial statements contained elsewhere in this proxy statement/prospectus.

        Equity in Earnings (Loss) of Unconsolidated Entities.    Equity in loss of unconsolidated entities changed $573,000 for the 2019 period due to our investment in REA Holdings in January of 2019. See notes 1 and 2 to our condensed consolidated financial statements contained elsewhere in this proxy statement/prospectus.

        Interest Expense.    Interest expense was $742,000 and $304,000 for the 2019 period and the 2018 period, respectively, related to the notes payable, lines of credit and capital leases held by our consolidated subsidiaries. See notes 2 and 6 to our condensed consolidated financial statements contained elsewhere in this proxy statement/prospectus.

        Amortization of Loan Costs.    Amortization of loan costs was $139,000 and $47,000 for the 2019 period and the 2018 period, respectively, related to the notes payable and lines of credit held by our consolidated subsidiaries. See notes 2 and 6 to our condensed consolidated financial statements contained elsewhere in this proxy statement/prospectus.

        Interest Income.    Interest income was $29,000 and $185,000 for the 2019 period and the 2018 period, respectively.

        Other Income (Expense).    Other expense was $95,000 and $260,000 in the 2019 period and the 2018 period, respectively.

        Income Tax (Expense) Benefit.    Income tax expense decreased by $585,000, from $2.3 million expense in the 2018 period to $1.7 million expense in the 2019 period. Current tax expense decreased by $829,000, from $2.3 million in the 2018 period to $1.5 million in the 2019 period, mainly due to an increase in tax depreciation taken on purchases of furniture, fixtures and equipment under the Ashford Trust and Braemar ERFP Agreements. Deferred tax expense increased by $244,000 from $0 in the 2018 period to $244,000 in the 2019 period. The 2018 period did not record any deferred expense due to the April 2017 legal entity restructuring of the Company, as a result of which, a full valuation allowance was established. In the third quarter of 2018, the valuation allowance was released due to the acquisition of Premier.

        (Income) Loss from Consolidated Entities Attributable to Noncontrolling Interests.    The noncontrolling interests in consolidated entities were allocated a loss of $294,000 in the 2019 period and a loss of $291,000 in the 2018 period. See notes 2, 11 and 15 to our condensed consolidated financial statements contained elsewhere in this proxy statement/prospectus for more details regarding ownership interests, carrying values and allocations.

        Net (Income) Loss Attributable to Redeemable Noncontrolling Interests.    The redeemable noncontrolling interests were allocated a loss of $289,000 in the 2019 period and income of $151,000 in the 2018 period. Redeemable noncontrolling interests represented ownership interests in Ashford Holdings and certain of our consolidated subsidiaries. See note 1 to our condensed consolidated financial statements contained elsewhere in this proxy statement/prospectus. For a summary of ownership interests, carrying values and allocations, see notes 2, 12, and 15 to our condensed consolidated financial statements contained elsewhere in this proxy statement/prospectus.

        Preferred Dividends.    The preferred dividends increased $5.6 million from the 2018 period due to issuance of Series B Convertible Preferred Stock in connection with the acquisition of Premier in August 2018.

        Amortization of Preferred Stock Discount.    The amortization of preferred stock discount dividends increased $975,000 from the 2018 period due to the discount on the Series B Convertible Preferred Stock issued to acquire Premier in August 2018.

  Year Ended December 31, 2018 Compared to Year Ended December 31, 2017

        The following table summarizes the changes in key line items from our consolidated statements of operations for the years ended December 31, 2018 and 2017 (in thousands):

	Year Ended December 31,		Favorable (Unfavorable)
	2018	2017	$ Change	% Change
REVENUE
Advisory services	$89,476	$65,982	$23,494	35.6%
Audio visual	81,186	9,186	72,000	783.8%
Project management	10,634	—	10,634
Other	14,224	6,405	7,819	122.1%

Total revenue	195,520	81,573	113,947	139.7%
EXPENSES
Salaries and benefits	79,205	61,223	(17,982)	(29.4)%
Cost of revenues for audio visual	64,555	7,757	(56,798)	(732.2)%
Cost of revenues for project management	3,292	—	(3,292)
Depreciation and amortization	9,342	2,527	(6,815)	(269.7)%
General and administrative	34,796	17,363	(17,433)	(100.4)%
Impairment	1,919	1,072	(847)	(79.0)%
Other	3,250	2,153	(1,097)	(51.0)%

Total expenses	196,359	92,095	(104,264)	(113.2)%

OPERATING INCOME (LOSS)
Interest expense	(959)	(83)	(876)	(1,055.4)%
Amortization of loan costs	(241)	(39)	(202)	(517.9)%
Interest income	329	244	85	34.8%
Dividend income	—	93	(93)	(100.0)%
Unrealized gain (loss) on investments	—	203	(203)	(100.0)%
Realized gain (loss) on investments	—	(294)	294	100.0%
Other income (expense)	(834)	(73)	(761)	(1,042.5)%

INCOME (LOSS) BEFORE INCOME TAXES	(2,544)	(10,471)	7,927	75.7%
Income tax (expense) benefit	10,364	(9,723)	20,087	206.6%

NET INCOME (LOSS)	7,820	(20,194)	28,014	138.7%
(Income) loss from consolidated entities attributable to noncontrolling interests	924	358	566	158.1%
Net (income) loss attributable to redeemable noncontrolling interests	1,438	1,484	(46)	(3.1)%

NET INCOME (LOSS) ATTRIBUTABLE TO THE COMPANY	$10,182	$(18,352)	$28,534	155.5%

Preferred dividends	(4,466)	—	(4,466)
Amortization of preferred stock discount	(730)	—	(730)

NET INCOME (LOSS) ATTRIBUTABLE TO COMMON STOCKHOLDERS	$4,986	$(18,352)	$23,338	127.2%

        Net Income (Loss) Attributable to Common Stockholders.    Net income (loss) attributable to common stockholders changed $23.3 million, or 127.2%, to $5.0 million of net income for the year ended December 31, 2018 ("2018") compared to the $18.4 million of net loss for the year ended December 31, 2017 ("2017") as a result of the factors discussed below.

        Total Revenue.    Total revenue increased $113.9 million, or 139.7%, to $195.5 million for 2018 compared to 2017 due to the following (in thousands):

	Year Ended December 31,		Favorable (Unfavorable)
	2018	2017	$ Change	% Change
Advisory services revenue:
Base advisory fee(1)	$44,905	$43,523	$1,382	3.2%
Incentive advisory fee(2)	2,487	3,083	(596)	(19.3)%
Reimbursable expenses(3)	9,837	9,705	132	1.4%
Non-cash stock/unit-based compensation(4)	31,726	9,394	22,332	237.7%
Other advisory revenue(5)	521	277	244	88.1%

Total advisory services revenue(12)	89,476	65,982	23,494	35.6%
Audio visual revenue(6)	81,186	9,186	72,000	783.8%
Project management revenue(7)	10,634	—	10,634
Other revenue:
Investment management reimbursements(8)(12)	1,156	1,976	(820)	(41.5)%
Debt placement fees(9)(12)	6,093	1,137	4,956	435.9%
Claims management services(12)(13)	213	—	213
Lease revenue(10)(12)	1,005	893	112	12.5%
Other services(11)	5,757	2,399	3,358	140.0%

Total other revenue	14,224	6,405	7,819	122.1%

Total revenue	$195,520	$81,573	$113,947	139.7%

REVENUE BY SEGMENT(14)
REIT advisory	$97,943	$69,988	$27,955	39.9%
Premier	10,634	—	10,634
J&S	81,186	9,186	72,000	783.8%
OpenKey	999	327	672	205.5%
Corporate and other	4,758	2,072	2,686	129.6%

Total revenue	$195,520	$81,573	$113,947	139.7%

(1)
The increase in base advisory fee is due to higher revenue of $758,000 from Ashford Trust and higher revenue of $624,000 from Braemar.

(2)
The decrease in incentive advisory fee is due to lower revenue of $596,000 from Braemar. The incentive advisory fee for 2018 includes the first year installment of the Braemar 2018 incentive advisory fee in the amount of $678,000 and the third year installment of the Ashford Trust 2016 incentive advisory fee in the amount of $1.8 million for which payment is due January 2019. The incentive advisory fee for 2017 includes the second year installment of the Ashford Trust 2016 incentive advisory fee in the amount of $1.8 million, which was paid in January 2018, as well as the third year installment of the Braemar 2015 incentive advisory fee in the amount of $1.3 million, which was also paid in January 2018. Incentive fee payments are subject to meeting the December 31 FCCR Condition each year, as defined in our advisory agreements. Ashford Trust's annual total stockholder return did not meet the relevant incentive fee thresholds during the 2018, 2017 and 2015 measurement periods. Braemar's annual total stockholder return did not meet the relevant incentive fee thresholds during the 2017 and 2016 measurement periods.

(3)
The increase in reimbursable expenses revenue is due to higher revenue of $305,000 from Ashford Trust offset by lower revenue of $173,000 from Braemar. Reimbursable expenses include overhead, internal audit, risk management advisory and asset management services. During the year ended December 31, 2017, we recognized income from reimbursable expenses related to software implementation costs from Ashford Trust and Braemar of $1.7 million and $126,000, respectively, which was partially offset by the impairment of the related capitalized software, as discussed in note 2 to our consolidated financial statements contained elsewhere in this proxy statement/prospectus, in the amount of $1.1 million. See note 17 to our consolidated financial statements contained elsewhere in this proxy statement/prospectus.

(4)
The increase in non-cash stock/unit-based compensation revenue is due to higher revenue of $14.2 million from Ashford Trust and higher revenue of $8.2 million from Braemar. Non-cash stock/unit-based compensation revenue is associated with equity grants of Ashford Trust's and Braemar's common stock and LTIP units awarded to officers and employees of Ashford Inc. for which we recorded an offsetting expense in an equal amount included in "salaries and benefits." During 2018, $6.7 million of non-cash stock/unit-based compensation revenue, including $4.5 million and $2.2 million from Ashford Trust and Braemar, respectively, related to accelerated vesting, in accordance with the terms of the awards, as a result of the death of an executive in March 2018.

(5)
The increase in other advisory revenue is due to higher revenue of $244,000 from Braemar as a result of the $5.0 million cash payment received upon stockholder approval of the Fourth Amended and Restated Braemar Advisory Agreement in June 2017. The payment is included in "deferred income" on our consolidated balance sheet and is being recognized over the initial ten-year term of the agreement.

(6)
The $72.0 million increase in audio visual revenue is due to Ashford OAINC Inc.'s acquisition of J&S in November 2017.

(7)
The $10.6 million increase in project management revenue is due to the acquisition of Premier, which closed in August 2018.

(8)
The decrease in investment management reimbursements is due to lower revenue of $820,000 from Ashford Trust. Investment management reimbursements include AIM's management of Ashford Trust's excess cash under the Investment Management Agreement executed in 2017. AIM is not compensated for its services but is reimbursed for all costs and expenses.

(9)
The increase in debt placement fee revenue is due to an unusually high volume of debt financings during the second quarter of 2018, primarily from Ashford Trust. We recorded higher revenue of $4.2 million from Ashford Trust and higher revenue of $775,000 from Braemar. Debt placement fees include revenues earned from providing debt placement services by Lismore Capital, our wholly-owned subsidiary.

(10)
In connection with our legacy key money transactions with our managed REITs, we lease FF&E to Ashford Trust and Braemar rent-free. A portion of the base advisory fee is allocated to lease revenue each period equal to the estimated fair value of the lease payments that would have been made.

(11)
The increase in other services revenue is due to higher revenue of $971,000 from Ashford Trust, higher revenue of $816,000 from Braemar and higher revenue of $1.6 million from third parties. Other services revenue relates to other hotel products and services provided by our consolidated subsidiaries, OpenKey, Pure Wellness and RED, to Ashford Trust, Braemar and third parties.

(12)
Indicates REIT advisory revenue.

(13)
Claims management services include revenues earned from providing insurance claim assessment and administration services.

(14)
See note 19 to our consolidated financial statements contained elsewhere in this proxy statement/prospectus for discussion of segment reporting.

        Salaries and Benefits Expense.    Salaries and benefits expense increased $18.0 million, or 29.4%, to $79.2 million for 2018 compared to 2017. The change in salaries and benefits expense consisted of the following (in thousands):

	Year Ended December 31,
	2018	2017	$ Change
Cash salaries and benefits:
Salary expense	$26,259	$20,140	$6,119
Bonus expense	13,984	9,662	4,322
Benefits related expenses	6,053	3,398	2,655

Total cash salaries and benefits(1)	46,296	33,200	13,096
Non-cash equity-based compensation:
Stock option grants(2)	9,580	7,535	2,045
Pre spin-off Ashford Trust equity grants(3)	—	684	(684)
Ashford Trust & Braemar equity grants(4)	31,773	9,394	22,379

Total non-cash equity-based compensation	41,353	17,613	23,740
Non-cash (gain) loss in deferred compensation plan(5)	(8,444)	10,410	(18,854)

Total salaries and benefits	$79,205	$61,223	$17,982

(1)
The change in cash salaries and benefits expense is primarily due to fluctuations in the number of employees, salary and bonus awards, group insurance costs, payroll taxes and employee participation in the benefits offered. Cash salaries and benefits recorded in 2018 included $1.3 million of severance costs and $716,000 of additional bonus expense recorded upon receiving approval from the board of directors in the first quarter of 2018. The acquisition of J&S in November 2017 contributed $5.8 million to the increase over 2017.

(2)
The increase is primarily due to $2.5 million of expense related to the accelerated vesting of stock option awards upon the death of one of our executive officers, in accordance with the terms of the awards, partially offset by forfeitures. See notes 2, 15 and 17 to our consolidated financial statements contained elsewhere in this proxy statement/prospectus.

(3)
As a result of the spin-off, Ashford OAINC Inc. assumed all of the unrecognized equity-based compensation associated with prior Ashford Trust equity grants. As a result, we continued to recognize equity-based compensation expense related to these grants through the final vesting date in April 2017. The expense decreased each year as the Ashford Trust equity grants became fully vested. See notes 2 and 15 to our consolidated financial statements contained elsewhere in this proxy statement/prospectus.

(4)
Equity grants of Ashford Trust's and Braemar's common stock and LTIP units are awarded to our officers and employees as part of our advisory agreements with each company, for which we record offsetting revenue in an equal amount. The increase is primarily attributable to an increase in the fair value of equity grants, in addition to $6.7 million of compensation expense related to the accelerated vesting of equity awards upon the death of one of our executive officers, in accordance with the terms of the awards. See notes 2 and 15 to our consolidated financial statements contained elsewhere in this proxy statement/prospectus.

(5)
The DCP obligation is recorded as a liability at fair value with changes in fair value reflected in earnings. The gain in 2018 and the loss in 2017 are primarily attributable to decreases and increases, respectively, in the fair value of the DCP obligation. See note 16 to our consolidated financial statements contained elsewhere in this proxy statement/prospectus.

        Cost of Revenues for Audio Visual.    Cost of revenues for audio visual was $64.6 million during 2018 compared to $7.8 million for 2017, due to new costs associated with new audio visual revenues from the acquisition of J&S which occurred in November 2017.

        Cost of Revenues for Project Management.    Cost of revenues for project management was $3.3 million during 2018 compared to $0 for 2017, due to costs associated with project management revenues from the acquisition of Premier, which closed in August 2018.

        Depreciation and Amortization Expense.    Depreciation and amortization expense increased by $6.8 million, or 269.7%, to $9.3 million for 2018 compared to 2017, primarily as a result of the amortization of the Premier and J&S definite-lived intangible assets, as well as FF&E additions related to software implementation and the November 2017 J&S acquisition. See note 4 to our consolidated financial statements contained elsewhere in this proxy statement/prospectus. Depreciation and amortization expense for the years ended December 31, 2018 and 2017, excludes depreciation expense related to audio visual rental pool equipment of $3.8 million and $411,000, respectively, which is included in cost of revenues for audio visual, and also excludes depreciation expense related to marine vessels of $172,000 for the year ended December 31, 2018, which is included in "other" operating expense.

        General and Administrative Expense.    General and administrative expenses increased $17.4 million, or 100.4%, to $34.8 million for 2018 compared to 2017. The change in general and administrative expense consisted of the following (in thousands):

	Year Ended December 31,
	2018	2017	$ Change
Professional fees(1)	$16,512	$8,485	$8,027
Office expense(2)	8,749	3,678	5,071
Public company costs	1,145	1,078	67
Director costs	1,411	970	441
Travel and other expense(2)	5,952	2,987	2,965
Non-capitalizable—software costs	1,027	165	862

Total general and administrative	$34,796	$17,363	$17,433

(1)
The increase in expense is primarily due to increases in legal fees and transaction costs related to the acquisition of Premier, development and execution of our ERFP program and our investments in J&S and RED.

(2)
The increase in expense is primarily due to our investments in Premier, J&S and RED.

        Impairment.    Impairment of capitalized software implementation costs was $1.9 million during 2018 compared to $1.1 million for 2017. See notes 2 and 17 to our consolidated financial statements contained elsewhere in this proxy statement/prospectus.

        Other.    Other operating expense was $3.3 million and $2.2 million for 2018 and 2017, respectively. Other operating expense includes cost of goods sold and royalties associated with OpenKey, Pure Wellness and RED as well as expense from the increase in fair value of contingent consideration related to the J&S acquisition. See note 9 to our consolidated financial statements contained elsewhere in this proxy statement/prospectus.

        Interest Expense.    Interest expense was $959,000 and $83,000 for 2018 and 2017, respectively, related to the notes payable, lines of credit and capital leases held by our consolidated subsidiaries. See notes 2 and 7 to our consolidated financial statements contained elsewhere in this proxy statement/prospectus.

        Amortization of Loan Costs.    Amortization of loan costs was $241,000 and $39,000 for 2018 and 2017, respectively, related to the notes payable and lines of credit held by our consolidated subsidiaries. See notes 2 and 7 to our consolidated financial statements contained elsewhere in this proxy statement/prospectus.

        Interest Income.    Interest income was $329,000 and $244,000 for 2018 and 2017, respectively.

        Dividend Income.    Dividend income was $0 and $93,000 for 2018 and 2017, respectively, related to investments held by the AQUA U.S. Fund which was fully dissolved during the year ended December 31, 2017.

        Unrealized Gain (Loss) on Investments.    Unrealized gain on investments was $0 for 2018 and $203,000 for 2017, primarily related to investments held by the AQUA U.S. Fund which was fully dissolved during the year ended December 31, 2017. The unrealized gain (loss) on investments is based on changes in closing market prices during the period.

        Realized Gain (Loss) on Investments.    Realized loss on investments was $0 for 2018 and $294,000 in 2017. The realized loss on investments is related to options on futures contracts and investments held by the AQUA U.S. Fund which was fully dissolved during the year ended December 31, 2017.

        Other Income (Expense).    Other expense was $834,000 and $73,000 in 2018 and 2017, respectively.

        Income Tax (Expense) Benefit.    Income tax expense decreased by $20.1 million, from $9.7 million expense in 2017 to $10.4 million benefit in 2018. Current tax expense decreased by $1.9 million, from $3.8 million in 2017 to $1.9 million in 2018, due to lower taxable income which was primarily the result of deductions for bonus depreciation. Deferred tax benefit increased by $18.2 million from $6.0 million expense in 2017 to $12.2 million benefit in 2018. The 2017 period expense was related primarily to the April 2017 legal entity restructuring of Ashford OAINC Inc., and 2018 benefit was related primarily to the acquisition of Premier, which resulted in the reversal of the valuation allowance on our deferred tax assets in the third quarter of 2018.

        (Income) Loss from Consolidated Entities Attributable to Noncontrolling Interests.    The noncontrolling interests in consolidated entities were allocated a loss of $924,000 in 2018 and a loss of $358,000 in 2017. See notes 2, 13 and 17 to our consolidated financial statements for more details regarding ownership interests, carrying values and allocations.

        Net (Income) Loss Attributable to Redeemable Noncontrolling Interests.    The redeemable noncontrolling interests were allocated a loss of $1.4 million in 2018 and a loss of $1.5 million in 2017. Redeemable noncontrolling interests represented ownership interests in Ashford Holdings and certain of our consolidated subsidiaries. Prior to April 6, 2017, the noncontrolling interests represented ownership interests in Ashford LLC. See note 1 to our consolidated financial statements contained elsewhere in this proxy statement/prospectus. For a summary of ownership interests, carrying values and allocations, see notes 2, 14 and 17 to our consolidated financial statements contained elsewhere in this proxy statement/prospectus.

  Year Ended December 31, 2017 Compared to Year Ended December 31, 2016

        The following table summarizes the changes in key line items from our consolidated statements of operations for the years ended December 31, 2017 and 2016 (in thousands):

	Year Ended December 31,		Favorable (Unfavorable)
	2017	2016	$ Change	% Change
REVENUE
Advisory services	$65,982	$67,228	$(1,246)	(1.9)%
Audio visual	9,186	—	9,186
Other	6,405	379	6,026	1,590.0%

Total revenue	81,573	67,607	13,966	20.7%
EXPENSES
Salaries and benefits	61,223	52,436	(8,787)	(16.8)%
Cost of revenues for audio visual	7,757	—	(7,757)
Depreciation and amortization	2,527	1,174	(1,353)	(115.2)%
General and administrative	17,363	16,454	(909)	(5.5)%
Impairment	1,072	—	(1,072)
Other	2,153	—	(2,153)

Total expenses	92,095	70,064	(22,031)	(31.4)%

OPERATING INCOME (LOSS)	(10,522)	(2,457)	(8,065)	(328.2)%
Realized gain (loss) on investment in unconsolidated entity	—	(3,601)	3,601	100.0%
Unrealized gain (loss) on investment in unconsolidated entity	—	2,141	(2,141)	(100.0)%
Interest expense	(83)	—	(83)
Amortization of loan costs	(39)	—	(39)
Interest income	244	73	171	234.2%
Dividend income	93	170	(77)	(45.3)%
Unrealized gain (loss) on investments	203	2,326	(2,123)	(91.3)%
Realized gain (loss) on investments	(294)	(10,113)	9,819	97.1%
Other income (expense)	(73)	(162)	89	54.9%

INCOME (LOSS) BEFORE INCOME TAXES	(10,471)	(11,623)	1,152	9.9%
Income tax (expense) benefit	(9,723)	(780)	(8,943)	(1,146.5)%

NET INCOME (LOSS)	(20,194)	(12,403)	(7,791)	(62.8)%
(Income) loss from consolidated entities attributable to noncontrolling interests	358	8,860	(8,502)	(96.0)%
Net (income) loss attributable to redeemable noncontrolling interests	1,484	1,147	337	29.4%

NET INCOME (LOSS) ATTRIBUTABLE TO THE COMPANY	$(18,352)	$(2,396)	$(15,956)	(665.9)%

        Net Income (Loss) Attributable to Ashford OAINC Inc.    Net loss attributable to Ashford OAINC Inc. increased $16.0 million, or 665.9%, to $18.4 million for 2017 compared to the year ended December 31, 2016 ("2016") as a result of the factors discussed below.

        Total Revenue.    Total revenue increased $14.0 million, or 20.7% to $81.6 million in 2017. The changes in total revenue consisted of the following (in thousands):

	Year Ended December 31,		Favorable (Unfavorable)
	2017	2016	$ Change	% Change
Advisory services revenue:
Base advisory fee(1)	$43,523	$43,043	$480	1.1%
Incentive advisory fee(2)	3,083	3,083	—	—%
Reimbursable expenses(3)	9,705	8,859	846	9.5%
Non-cash stock/unit-based compensation(4)	9,394	12,243	(2,849)	(23.3)%
Other advisory revenue(5)	277	—	277

Total advisory services revenue(11)	65,982	67,228	(1,246)	(1.9)%
Audio visual revenue(6)	9,186	—	9,186
Other revenue:
Investment management reimbursements(7)(11)	1,976	—	1,976
Debt placement fees(8)(11)	1,137	—	1,137
Lease revenue(9)(11)	893	335	558	166.6%
Other services(10)	2,399	44	2,355	5,352.3%

Total other revenue	6,405	379	6,026	1,590.0%

Total revenue	$81,573	$67,607	$13,966	20.7%

REVENUE(12)
REIT advisory	$69,988	$67,563	$2,425	3.6%
J&S	9,186	—	9,186
OpenKey	327	44	283	643.2%
Corporate and other	2,072	—	2,072

Total revenue	$81,573	$67,607	$13,966	20.7%

(1)
The increase in base advisory fee is due to higher revenue of $24,000 from Ashford Trust and higher revenue of $456,000 from Braemar.

(2)
Incentive advisory fee includes the second year installment of the 2016 incentive fee in the amount of $1.8 million for 2017, earned in connection with our advisory agreement with Ashford Trust and the third year installment of the 2015 incentive fee in the amount of $1.3 million for 2017, earned in connection with our advisory agreement with Braemar. No incentive fee was earned from Ashford Trust or Braemar for the 2017 measurement period.

(3)
The increase in reimbursable expenses revenue is due to higher revenue of $1.5 million from Ashford Trust and lower revenue of $700,000 from Braemar. Reimbursable expenses include overhead, internal audit, insurance claims advisory and asset management services.

(4)
The decrease in non-cash stock/unit-based compensation revenue is due to higher revenue of $2.6 million from Ashford Trust and lower revenue of $5.5 million from Braemar. Non-cash stock/unit-based compensation revenue is associated with equity grants of Ashford Trust's and Braemar's common stock and LTIP units awarded to officers and employees of Ashford Inc. for which we recorded an offsetting expense in an equal amount included in "salaries and benefits."

(5)
The increase in other advisory revenue is due to higher revenue of $277,000 from Braemar as a result of the $5.0 million cash payment received upon stockholder approval of the Fourth Amended and Restated Braemar Advisory Agreement in June 2017. The payment is included in

  "deferred income" on our consolidated balance sheet and is being recognized over the initial ten-year term of the agreement.

(6)
The increase in audio visual revenue is due to higher revenue of $9.2 million from third parties, as a result of our acquisition of J&S.

(7)
The increase in investment management reimbursements is due to higher revenue of $2.0 million from Ashford Trust. Investment management reimbursements include AIM's management of Ashford Trust's excess cash under the Investment Management Agreement executed in 2017. AIM is not compensated for its services but is reimbursed for all costs and expenses.

(8)
The increase in debt placement fee revenue is due to higher revenue of $913,000 from Ashford Trust and $224,000 from Braemar. Debt placement fees include revenues earned through provision of debt placement services by Lismore Capital, our wholly-owned subsidiary.

(9)
In connection with our key money transaction with our managed REITs, we lease furniture, fixtures and equipment to Ashford Trust and Braemar at no cost. A portion of the base advisory fee is allocated to lease revenue each period equal to the estimated fair value of the lease payments that would have been made.

(10)
The increase in other services revenue is due to higher revenue of $993,000 from Ashford Trust, higher revenue of $41,000 from Braemar and higher revenue of $1.3 million from third parties. Other services revenue is associated with the provision of other hotel products and services by our consolidated subsidiaries, Pure Wellness and OpenKey, to Ashford Trust, Braemar and third parties.

(11)
Indicates REIT advisory revenue.

(12)
See note 19 for discussion of segment reporting.

        Salaries and Benefits Expense.    Salaries and benefits expense increased $8.8 million, or 16.8%, to $61.2 million in 2017 compared to 2016. The change in salaries and benefits expense consisted of the following (in thousands):

	Year Ended December 31,
	2017	2016	$ Change
Cash salaries and benefits:
Salary expense	$20,140	$18,812	$1,328
Bonus expense	9,662	8,051	1,611
Benefits related expenses	3,398	4,134	(736)

Total cash salaries and benefits(1)	33,200	30,997	2,203
Non-cash equity-based compensation:
Stock option grants(2)+	7,535	5,884	1,651
Pre spin-off Ashford Trust equity grants(3)	684	5,439	(4,755)
Ashford Trust & Braemar equity grants(4)	9,394	12,243	(2,849)

Total non-cash equity-based compensation	17,613	23,566	(5,953)
Non-cash(gain) loss in deferred compensation plan(5)	10,410	(2,127)	12,537

Total salaries and benefits	$61,223	$52,436	$8,787

(1)
The change in cash salaries and benefits expense is primarily due to fluctuations in the number of employees, salary and bonus awards, group insurance costs, payroll taxes and employee participation in the benefits offered. The acquisitions of J&S and Pure Wellness in 2017 contributed $868,000 and $667,000, respectively, to the $2.2 million increase over 2016.

(2)
The increase in expense is due to additional stock options granted in 2017 with a three year vesting period for which there was no related expense in 2016. See notes 2, 15 and 17 to our consolidated financial statements contained elsewhere in this proxy statement/prospectus.

(3)
As a result of the spin-off, Ashford OAINC Inc. assumed all of the unrecognized equity-based compensation associated with prior Ashford Trust equity grants. As a result, we continued to recognize equity-based compensation expense related to these grants through the final vesting date in April 2017. The expense decreased each year as the Ashford Trust equity grants became fully vested. See notes 2 and 15 to our consolidated financial statements contained elsewhere in this proxy statement/prospectus.

(4)
Equity grants of Ashford Trust's and Braemar's common stock and LTIP units are awarded to our officers and employees as part of our advisory agreements with each company, for which we record offsetting revenue in an equal amount. The decrease is primarily attributable to a decrease in the fair value of equity grants. See notes 2 and 15 to our consolidated financial statements contained elsewhere in this proxy statement/prospectus.

(5)
The DCP obligation is recorded as a liability in accordance with the applicable authoritative accounting guidance. The DCP obligation is carried at fair value with changes in fair value reflected in earnings. The 2017 loss is primarily attributable to an increase in the fair value of the DCP obligation whereas the fair value of the DCP obligation decreased in 2016. See note 16 to our consolidated financial statements contained elsewhere in this proxy statement/prospectus.

        Cost of Revenues for Audio Visual.    Cost of revenues for audio visual expense was $7.8 million for 2017 compared to $0 for 2016 as a result of our acquisition of J&S. Cost of revenues for audio visual for 2017 includes depreciation expense related to audio visual rental pool equipment of $411,000.

        Depreciation and Amortization Expense.    Depreciation and amortization expense increased $1.4 million, or 115.2%, to $2.5 million for 2017 compared to 2016, primarily as a result of furniture, fixtures and equipment additions related to software implementation, key money assets and the 2017 J&S acquisition. The increase was also due to the amortization of intangible assets related to the 2017 acquisitions of J&S and Pure Wellness. See note 4 to our consolidated financial statements contained elsewhere in this proxy statement/prospectus. Depreciation and amortization expense for the year ended December 31, 2017, excludes depreciation expense related to audio visual rental pool equipment of $411,000, which is included in cost of revenues for audio visual.

        General and Administrative Expense.    General and administrative expenses increased $909,000, or 5.5%, to $17.4 million in 2017 compared to 2016. The change in general and administrative expense consisted of the following (in thousands):

	Year Ended December 31,
	2017	2016	$ Change
Professional fees(1)	$8,485	$6,558	$1,927
Office expense	3,678	3,485	193
Public company costs	1,078	1,055	23
Director costs	970	1,006	(36)
Travel and other expense	2,987	3,349	(362)
Non-capitalizable costs—software implementation(2)	165	1,001	(836)

Total general and administrative	$17,363	$16,454	$909

(1)
The increase in these costs is primarily due to investments in Pure Wellness, OpenKey and J&S. These increases were partially offset by a decrease in legal expense.

(2)
The decrease in these costs is primarily due to software project timing.

        Impairment.    Impairment of capitalized software implementation costs was $1.1 million during 2017 compared to $0 for 2016. See notes 2 and 17 to our consolidated financial statements contained elsewhere in this proxy statement/prospectus.

        Other.    Other operating expense was $2.2 million and $0 for 2017 and 2016, respectively. Other operating expense includes cost of goods sold and royalties associated with Pure Wellness and OpenKey as well as expense from the increase in fair value of contingent consideration related to the J&S acquisition.

        Realized Gain (Loss) on Investment in Unconsolidated Entity.    We had no realized gain or loss on an investment in an unconsolidated entity in 2017. We recorded a realized loss in an unconsolidated investment fund of $3.6 million in 2016 for which AIM was the investment advisor.

        Unrealized Gain (Loss) on Investment in Unconsolidated Entity.    We recorded no unrealized gain (loss) on investment in unconsolidated entities in 2017. We recorded an unrealized gain in an unconsolidated investment fund of $2.1 million in 2016 for which AIM was the investment advisor.

        Interest Expense.    Interest expense was $83,000 and $0 for 2017 and 2016, respectively, related to the notes payable, lines of credit and capital leases held by our consolidated subsidiaries. See notes 2 and 7 to our consolidated financial statements contained elsewhere in this proxy statement/prospectus.

        Amortization of Loan Costs.    Amortization of loan costs was $39,000 and $0 for 2017 and 2016, respectively, related to the notes payable and lines of credit held by our consolidated subsidiaries. See notes 2 and 7 to our consolidated financial statements contained elsewhere in this proxy statement/prospectus.

        Interest Income.    Interest income was $244,000 and $73,000 for 2017 and 2016, respectively.

        Dividend Income.    Dividend income was $93,000 and $170,000 for 2017 and 2016, respectively, related to investments held by the AQUA U.S. Fund.

        Unrealized Gain (Loss) on Investments.    Unrealized gain on investments was $203,000 for 2017 and $2.3 million for 2016, primarily related to investments held by the AQUA U.S. Fund. The unrealized gain (loss) on investments is based on changes in closing market prices during the period.

        Realized Gain (Loss) on Investments.    Realized loss on investments was $294,000 for 2017 and $10.1 million in 2016. The realized loss on investments is related to investments held by the AQUA U.S. Fund and options on futures contracts.

        Other Income (Expense).    Other expense was $73,000 and $162,000 in 2017 and 2016, respectively.

        Income Tax Benefit (Expense).    Income tax expense increased $8.9 million, from $780,000 in 2016 to $9.7 million in 2017. The increase in income tax expense is primarily due to an increase in the valuation allowance of our deferred tax asset caused by the legal restructuring of Ashford OAINC Inc.'s organizational structure in the second quarter of 2017 and enactment of the Tax Cuts and Jobs Act on December 22, 2017. As a result, our effective tax rates on income (loss) before income taxes for 2017 and 2016 were (92.9%) and (6.7%), respectively.

        (Income) Loss from Consolidated Entities Attributable to Noncontrolling Interests.    The noncontrolling interests in consolidated entities were allocated losses of $358,000 in 2017 and $8.9 million in 2016. See notes 2, 13 and 17 to our consolidated financial statements contained elsewhere in this proxy statement/prospectus for more details regarding ownership interests, carrying values and allocations.

        Net (Income) Loss Attributable to Redeemable Noncontrolling Interests.    Net losses of $1.5 million and $1.1 million were allocated to redeemable noncontrolling interests in 2017 and 2016, respectively. Redeemable noncontrolling interests represented ownership interests in Ashford Holdings and certain of our consolidated subsidiaries. Prior to April 6, 2017, the noncontrolling interests represented ownership interests in Ashford LLC. See note 1 to our consolidated financial statements contained elsewhere in this proxy statement/prospectus. For a summary of ownership interests, carrying values and allocations, see notes 2, 14 and 17 to our consolidated financial statements contained elsewhere in this proxy statement/prospectus.

  Liquidity and Capital Resources

        Our short-term liquidity requirements consist primarily of funds necessary to pay for operating expenses primarily attributable to paying our employees as well as funding our ERFP Commitments and dividends on preferred stock. We expect to meet our short-term liquidity requirements generally through net cash provided by operations, existing cash balances and, if necessary, short-term borrowings under our revolving credit facility, which we believe will provide sufficient liquidity to meet our existing non-discretionary obligations and anticipated ordinary course operating expenses for at least the next twelve months.

        Our long-term liquidity requirements consist primarily of funds necessary to pay for operating expenses attributable to paying our employees, investments to grow our business, funding our ERFP Commitments, paying dividends on preferred stock and certain subsidiary financing transactions. We expect to meet our long-term liquidity requirements through various sources of capital, including net cash provided by operations, future equity issuances and availability under our revolving credit facilities.

        ERFP Commitments.    On June 26, 2018, Ashford OAINC Inc. entered into the Enhanced Return Funding Program Agreement and Amendment No. 1 to the Amended and Restated Advisory Agreement (the "Ashford Trust ERFP Agreement") with Ashford Trust. The independent members of the board of directors of each of Ashford OAINC Inc. and Ashford Trust, with the assistance of separate and independent legal counsel, engaged to negotiate the Ashford Trust ERFP Agreement on behalf of Ashford OAINC Inc. and Ashford Trust, respectively. On January 15, 2019, the Company entered into the Enhanced Return Funding Program Agreement and Amendment No. 1 to the Fifth Amended and Restated Advisory Agreement (the "Braemar ERFP Agreement" and collectively with the Ashford Trust ERFP Agreement, the "ERFP Agreements") with Braemar. The independent members of the board of directors of each of the Company and Braemar, with the assistance of separate and independent legal counsel, engaged to negotiate the Braemar ERFP Agreement on behalf of the Company and Braemar, respectively. Under the ERFP Agreements, the Company agreed to provide $50 million (each, an "ERFP Commitment" and collectively, the "ERFP Commitments") to each of Ashford Trust and Braemar (collectively, the "REITs"), respectively, in connection with each such REITs' acquisition of hotels recommended by us, with the option to increase each ERFP Commitment to up to $100 million upon mutual agreement by the parties to the respective ERFP Agreement. Under each of the ERFP Agreements, the Company's ERFP Commitment to such REIT will be fulfilled as the Company pays each such REIT 10% of each acquired hotel's purchase price in exchange for FF&E at a property owned by such REIT, which will be subsequently leased by us to such REIT rent-free. Each of the REITs must provide reasonable advance notice to the Company to request ERFP funds in accordance with the respective ERFP Agreement. The ERFP Agreements require that the Company acquire the related FF&E either at the time of the property acquisition or at any time generally within two years of the REITs acquisition of the hotel property. The Company recognizes the related depreciation tax deduction at the time such FF&E is purchased by the Company and placed into service at the respective REITs' hotel properties. However, the timing of the FF&E being purchased and placed into service is subject to uncertainties outside of the Company's control that could delay the realization of any tax benefit associated with the purchase of FF&E.

        The changes in our ERFP Commitments to Ashford Trust and Braemar from inception of the programs in 2018 and 2019, respectively, through June 30, 2019, as well as the unfunded ERFP Commitments as of June 30, 2019, for hotels acquired by the REITs are as follows (in thousands):

	Ashford Trust	Braemar	Total
ERFP Commitments:
ERFP Commitments at January 1, 2018	$—	$—	$—
Initial ERFP Commitment	50,000	—	50,000
ERFP payment—Hilton Alexandria Old Town	(11,100)	—	(11,100)
ERFP payment—La Posada de Santa Fe	(5,000)	—	(5,000)
ERFP Commitments remaining at December 31, 2018	33,900	—	33,900
Initial ERFP Commitment	—	50,000	50,000
ERFP payment—Hilton Santa Cruz/Scotts Valley	(5,000)	—	(5,000)
ERFP payment—Embassy Suites New York Manhattan Times Square	(8,089)	—	(8,089)
ERFP payment—Ritz-Carlton, Lake Tahoe	—	(1,420)	(1,420)
ERFP Commitments remaining at June 30, 2019(1)	$20,811	$48,580	$69,391
Unfunded ERFP Commitments for hotels acquired by REITs:
Embassy Suites New York Midtown Manhattan	$11,411	$—	$11,411
Ritz-Carlton, Lake Tahoe(2)	—	8,880	8,880
Unfunded ERFP Commitments at June 30, 2019	$11,411	8,880	$20,291

(1)
See note 10.

(2)
The $8.9 million unfunded ERFP Commitment related to Ritz-Carlton, Lake Tahoe as of June 30, 2019 was funded subsequent to the end of the quarter on July 3, 2019.

        Other liquidity considerations.    On May 31, 2019, Ashford Inc. signed the Combination Agreement (which was subsequently amended on July 17, 2019 and further amended on August 28, 2019) for the acquisition of the Hotel Management business of Remington, a privately held company. The transaction, which is expected to close sometime in the fourth quarter of 2019, is subject to approval by Ashford Inc.'s stockholders, the receipt of the PLR from the IRS and customary closing conditions. Under the terms of the agreement, New Nevada Holdco will acquire the Transferred Securities, which include Remington's Hotel Management Business and Marietta for a purchase price of $275 million, payable by the issuance of $275 million of a new Series D Convertible Preferred Stock. In the previous transaction for Remington's Project Management business, the sellers received $203 million of Series B Convertible Preferred Stock. For this transaction involving Remington's Hotel Management Business, that $203 million of Series B Convertible Preferred Stock will be exchanged for $203 million of Series D Convertible Preferred Stock (such that, after the transactions, $478 million of Series D Convertible Preferred Stock, and no Series B Convertible Preferred Stock, will be outstanding). The new Series D Convertible Preferred Stock will be convertible into shares of common stock at a price of $117.50 per share (a 164% premium to the closing price of Ashford's common stock on the agreement date of May 31, 2019). Preferred Dividends on the Series D Convertible Preferred Stock will accrue at an annual rate of 6.59% in the first year, 6.99% in the second year, and 7.28% in the third year and each year thereafter. The new Series D Convertible Preferred Stock will also participate in any dividend or distribution on the common stock of New Nevada Holdco. Voting rights of the Series D Convertible Preferred Stock will be on an as-converted basis, and the holders of the Series D Convertible Preferred Stock will have a voting limit of 40% of the total voting power of New Nevada Holdco until August 8, 2023. The holders of the Series D Convertible Preferred Stock have certain put rights upon certain events constituting a change of control of New Nevada Holdco. Remington is currently directly or indirectly owned by Monty J. Bennett, Ashford Inc.'s Chairman and Chief Executive Officer, and his father, Archie Bennett, Jr., the Chairman Emeritus of Ashford Trust. Ashford Inc.'s Board of Directors formed a special committee of independent and disinterested directors to analyze, negotiate, and recommend the transaction to Ashford Inc.'s Independent Directors. Ashford Inc.'s Independent Directors have unanimously recommended approval of the acquisition by Ashford Inc.'s stockholders.

        On July 1, 2019, the Company's newly created subsidiary, Bar Draught LLC, acquired the assets of a provider of an innovative draft cocktail system technology for $250,000 cash and contingent consideration of up to $550,000 cash, if earned, 6 to 12 months after the acquisition date. After giving effect to the transaction, the Company will own an approximately 55% interest in Bar Draught, a provider of premium, mobile cocktails on tap and other services in the hospitality industry.

        On July 18, 2019, RED completed the acquisition of substantially all of the assets of Sebago, a leading provider of watersports activities and excursion services based in Key West, Florida. After giving effect to the transaction, Ashford Inc. will own an approximately 84% interest in the common equity of RED. Ashford Inc. will continue to own an 80% interest in the entity that conducts RED's legacy U.S. Virgin Islands operations. The purchase price consisted of approximately $2.5 million in cash (excluding transaction costs and working capital adjustments) funded by new RED term loans and $4.5 million in the form of Ashford Inc. common stock consisting of 135,366 shares issued July 18, 2019, subject to a six month stock consideration collar. The issued Ashford Inc. shares were determined using a 30-Day VWAP of $33.24 and had an estimated fair value of approximately $4.5 million as of the acquisition date. Pursuant to the acquisition agreement, in the event that the 30-Day VWAP of the common stock on the six month anniversary of the closing date of the acquisition is lower than the price of the common stock on July 18, 2019, the Company may repurchase the stock at such lower stock price, such that the number of shares of common stock issued is reduced. In the event that the 30-Day VWAP of the common stock on the six month anniversary of the closing date of the acquisition is higher than the price of the common stock on July 18, 2019, the Company may repurchase shares of common stock at a price of $0.01 per share, such that the stock consideration for the transaction remains $4.5 million in common stock.

        Certain segments of our business are capital intensive and may require additional financing from time to time. Any additional financings, if and when pursued, may not be available on favorable terms or at all, which could have a negative impact on our liquidity and capital resources. Aggregate subsidiary notes payable, net was $24.9 million and $17.8 million as of June 30, 2019 and December 31, 2018, respectively. As of June 30, 2019, our subsidiaries were in compliance with all financial debt covenants. For further discussion see note 6 to our condensed consolidated financial statements.

        On March 1, 2019, J&S, our consolidated subsidiary, acquired a privately-held company that conducts the business of BAV Services in the United States ("BAV") for approximately $10.0 million. BAV is an audio visual rental, staging and production company focused on meeting and special event services. As a result of the acquisition, our ownership interest in J&S, which we consolidate under the voting interest model, increased from 85% to approximately 88%. The purchase price consisted of: (i) $5.0 million in cash (excluding working capital adjustments) funded by an existing term loan; (ii) $4.0 million in the form of Ashford Inc. common stock consisting of (a) 61,387 shares issued on March 1, 2019, which was determined based on an agreed upon value of $3.5 million using a thirty-day volume weighted average price per share of $57.01 and had an estimated fair value of $3.8 million as of the acquisition date and (b) $500,000 of stock to be issued 18 months after the acquisition date, subject to certain conditions; and (iii) contingent consideration with an estimated fair value of approximately $1.4 million, payable, if earned, 12 to 18 months after the acquisition date.

        On December 5, 2017, the Board of Directors of Ashford OAINC Inc. approved a stock repurchase program (the "Repurchase Program") pursuant to which the Board of Directors of Ashford OAINC Inc. granted a repurchase authorization to acquire shares of Ashford OAINC Inc.'s common stock, par value $0.01 per share having an aggregate value of up to $20 million. No shares were repurchased during the three months ended March 31, 2019.

        On March 23, 2018, our RED operating subsidiary entered into a term loan of $750,000 and a revolving credit facility of $250,000 for which the creditor has recourse to Ashford Inc. Approximately $225,000 of the proceeds from the term loan are held in an escrow account, which is included in our consolidated balance sheet within "other assets" as of December 31, 2018. The term loan bears interest at the Prime Rate plus 1.75% and matures on April 5, 2025. The revolving credit facility bears interest at the Prime Rate plus 1.75% and matures on March 5, 2019. During the year ended December 31, 2018, $118,000 was drawn on the revolving credit facility. As of December 31, 2018, $132,000 was available under the revolving credit facility. On February 28, 2019, our RED operating subsidiary renewed its revolving credit facility for which the creditor has recourse to Ashford Inc. The revolving credit facility provides RED with available borrowings up to a total of $250,000, bears interest at the Prime Rate plus 1.75% and matures on February 5, 2020.

        On March 1, 2018, Ashford OAINC Inc. and its subsidiary Ashford Hospitality Holdings LLC entered into a $35.0 million senior revolving credit facility with Bank of America, N.A. The credit facility provides for a three-year revolving line of credit. There is a one-year extension option subject to the satisfaction of certain conditions. The new credit facility includes the opportunity to expand the borrowing capacity by up to $40.0 million to an aggregate amount of $75.0 million, subject to certain conditions.

        On March 21, 2018, Ashford OAINC Inc. entered into the First Amendment (the "Amendment") to the Credit Agreement dated March 1, 2018 (the "Credit Facility"), with Ashford Hospitality Holdings LLC, a subsidiary of Ashford Inc., Bank of America, N.A., as administrative agent and letters of credit issuer, and the lenders from time to time party thereto. The Amendment is effective as of March 1, 2018, which is the date the Credit Facility became effective. Pursuant to the Amendment, the financial covenant of consolidated tangible net worth was replaced with the consolidated net worth, and Ashford Inc. is required to maintain consolidated net worth not less than 75% of the consolidated net worth as of December 31, 2017, plus 75% of the net equity proceeds of any future equity issuances by Ashford Inc.

        On August 8, 2018, we completed the acquisition of Premier, the project management business formerly conducted by certain affiliates of Remington, for a total transaction value of $203 million. As a result, the project management services that were previously provided by Remington Lodging are now provided by a subsidiary of Ashford Inc. under the respective project management agreement with each customer, including Ashford Trust and Braemar. The purchase price was paid by issuing 8,120,000 shares of the Series B Convertible Preferred Stock to the Remington Premier Sellers, primarily MJB Investments, LP (which is directly or indirectly wholly-owned by Mr. Monty J. Bennett, our Chief Executive Officer and Chairman of our board of directors), and his father Mr. Archie Bennett, Jr., the Chairman Emeritus of Ashford Trust (together, the "Bennetts"). The Series B Convertible Preferred Stock has a conversion price of $140 per share and would convert into 1,450,000 shares of our common stock. Dividends on the Series B Convertible Preferred Stock are payable at an annual rate of 5.5% in the first year, 6.0% in the second year and 6.5% in the third year and each year thereafter. In addition to certain separate class voting rights, the holders of the Series B Convertible Preferred Stock vote on an as-converted basis with the holders of the common stock on all matters submitted for approval by the holders of our capital stock possessing general voting rights. However, for five years following the closing of the acquisition of Premier, the Remington Premier Sellers and their transferees are subject to certain voting restrictions with respect to shares in excess of 25% of the combined voting power of the Company's outstanding capital stock. The holders of the Series B Convertible Preferred Stock have certain put rights upon certain events constituting a change of control of the Company.

        On August 31, 2018, our RED operating subsidiary entered into a term loan of $1.8 million for which the creditor has recourse to Ashford Inc. The term loan bears interest at the Prime Rate plus 2.00% and matures on February 1, 2029.

        On September 28, 2018, we completed a public offering of 270,000 shares of common stock at a price to the public of $74.50 per share for gross proceeds of $20.1 million. The net proceeds from the sale of the shares after discounts and commissions to the underwriters and offering expenses were approximately $18.2 million. We also sold an additional 10,000 shares of common stock to the underwriters on October 10, 2018, in connection with the underwriters' partial exercise of their over-allotment option that had been granted to them in connection with the transaction. The net proceeds from the sale of the over-allotment shares after discounts and commissions to the underwriters were approximately $700,000.

        On November 8, 2018, OpenKey renewed the Loan and Security Agreement that expired in October 2018 for a revolving credit facility in the amount of $1.5 million. The credit facility is secured by all of OpenKey's assets and matures on April 30, 2020, with an interest rate of Prime Rate plus 2.75%. Creditors do not have recourse to Ashford Inc. At December 31, 2018 and 2017, there were no borrowings outstanding under the revolving credit facility. In connection with the 2018 renewal, OpenKey granted the creditors a 10-year warrant to purchase approximately 23,000 shares of OpenKey's preferred stock at $1.61 per share with an estimated fair value of $26,000. The fair value of the warrants was recorded in noncontrolling interests in consolidated entities and debt issuance costs, which is amortized over the term of the line of credit. Effective February 1, 2019, OpenKey had no borrowings outstanding and the $1.5 million revolving credit facility funds were no longer available.

        Certain segments of our business are capital intensive and may require additional financing from time to time. Any additional financings, if and when pursued, may not be available on favorable terms or at all, which could have a negative impact on our liquidity and capital resources. Aggregate subsidiary notes payable, net was $24.6 million and $17.8 million as of March 31, 2019 and December 31, 2018, respectively. As of March 31, 2019, our subsidiaries were in compliance with all financial debt covenants. For further discussion see note 6 to our condensed consolidated financial statements.

  Sources and Uses of Cash

        As of June 30, 2019 and December 31, 2018, we had $40.0 million and $51.5 million of cash and cash equivalents, respectively, and $13.3 million and $7.9 million of restricted cash, respectively. As of December 31, 2018 and 2017, we had $51.5 million and $36.5 million of cash and cash equivalents, respectively, and $7.9 million and $9.1 million of restricted cash, respectively.

        Net Cash Flows Provided by (Used in) Operating Activities.    Operating activities provided net cash flows of $14.5 million and $12.3 million for the six months ended June 30, 2019 and 2018, respectively. The increase in cash flows provided by operating activities in the six months ended June 30, 2019, were due primarily to the timing of payments to vendors, the timing of operating subsidiaries' receipt of revenues and an increase in earnings. Operating activities provided net cash flows of $21.5 million and $19.4 million for the year ended December 31, 2018 and 2017, respectively. The increase in cash flows provided by operating activities for the year ended December 31, 2018 was primarily due to an increase in earnings as well as the timing of settlements with related parties and payments to vendors, partially offset by $10.4 million of transaction costs related to the acquisition of Premier, $1.4 million of contingent consideration related to the acquisition of J&S and the timing of operating subsidiaries' receipt of revenues. In connection with our Fourth Amended and Restated Braemar Advisory Agreement, Ashford OAINC Inc. received a $5.0 million cash payment in June 2017 from Braemar which positively impacted operating cash flows in the year ended December 31, 2017. The higher cash flows provided by operating activities in the year ended December 31, 2016 was primarily a result of the liquidation of investments in securities held by the AQUA U.S. Fund during the year ended December 31, 2016. Cash flows from operations is impacted by the timing of receipt of advisory fees from Ashford Trust and Braemar, timing of paying vendors and timing of operating subsidiaries' receipt of revenues.

        Net Cash Flows Provided by (Used in) Investing Activities.    For the six months ended June 30, 2019, net cash flows provided by financing activities were $4.9 million. These cash flows consisted of $7.3 million of proceeds from borrowings on notes payable, $989,000 of net borrowings on our revolving credit facilities, $455,000 of contributions from noncontrolling interests in a consolidated entity, and employee advances of $353,000 associated with tax withholdings for restricted stock vesting. These were offset by $2.8 million of payments for dividends on our preferred stock, $1.3 million of payments on notes payable and capital leases, $63,000 in distributions to non-controlling interests, and $41,000 of loan cost payments.

        For the six months ended June 30, 2018, net cash flows used in investing activities were $8.2 million, which is attributable to purchases of furniture, fixtures and equipment, including audio visual equipment and computer software, of $4.5 million and $3.7 million in payments for assets related to RED.

        For the year ended December 31, 2018, net cash used in investing activities was $28.1 million primarily due to $16.1 million of capital expenditures related to our ERFP agreement with Ashford Trust, $8.9 million of capital expenditures for audio visual equipment and computer software and $5.5 million of capital expenditures for RED marine vessels, partially offset by $2.3 million of cash acquired in the acquisition of Premier and net proceeds from the disposal of FF&E of $140,000.

        For the year ended December 31, 2017, net cash used in investing activities was $23.2 million, which was attributable to the acquisition of a controlling interest in J&S for $19.0 million (net of cash acquired of approximately $200,000), purchases of computer software and FF&E of $3.6 million, a $750,000 deposit for certain assets related to RED, partially offset by proceeds from the disposal of FF&E of $15,000 and $129,000 of cash acquired in the acquisition of Pure Wellness.

        For the year ended December 31, 2016, investing activities used net cash flows of $4.9 million, which was attributable to purchases of computer software, furniture, fixtures and equipment of $6.2 million partially offset by a distribution from an investment in an unconsolidated investment entity of $1.4 million.

        Net Cash Flows Provided by (Used in) Financing Activities.    For the six months ended June 30, 2019, net cash flows provided by financing activities were $4.9 million. These cash flows consisted of $7.3 million of proceeds from borrowings on notes payable, $989,000 of net borrowings on our revolving credit facilities, $455,000 of contributions from noncontrolling interests in a consolidated entity, and employee advances of $353,000 associated with tax withholdings for restricted stock vesting. These were offset by $2.8 million of payments for dividends on our preferred stock, $1.3 million of payments on notes payable and capital leases, $63,000 in distributions to non-controlling interests, and $41,000 of loan cost payments.

        For the six months ended June 30, 2018, net cash flows provided by financing activities were $3.7 million. These cash flows consisted of $2.7 million of contributions from noncontrolling interests in a consolidated entity, $1.8 million of proceeds from borrowings on notes payable, $199,000 of net borrowings on the JSAV revolving credit facility, and employee advances of $45,000 associated with tax withholdings for restricted stock vestings, partially offset by $939,000 of payments on notes payable and capital leases, $14,000 in distributions to non-controlling interests, and $15,000 of loan cost payments.

        For the year ended December 31, 2018, net cash flows provided by financing activities were $20.5 million due to $18.9 million of net cash proceeds from the issuance of our common stock, $2.7 million of contributions from noncontrolling interests in a consolidated entity, $6.6 million of proceeds from borrowings on notes payable and $1.0 million of net borrowings on our revolving credit facilities. These were offset by $4.5 million of dividends paid on our preferred stock, $2.0 million of payments on notes payable and capital leases, $1.2 million of contingent consideration related to the November 2017 acquisition of J&S, $638,000 of loan cost payments, $314,000 in distributions to non-controlling interests and net repayments in advances to employees of $82,000 associated with tax withholdings for restricted stock vesting.

        For the year ended December 31, 2017, net cash flows used in financing activities were $44.5 million. These cash outflows consisted of $55.3 million of distributions to noncontrolling interests in consolidated entities primarily related to the AQUA Fund that is now dissolved, net advances to employees of $433,000 associated with tax withholdings for restricted stock vestings, $305,000 of payments on notes payable, $28,000 of loan cost payments, and $24,000 for the repurchase of common stock, partially offset by $10.0 million of proceeds from the term loan to finance the acquisition of J&S, $983,000 of contributions from noncontrolling interests in a consolidated entity and net borrowings on the J&S revolving credit facility of $583,000.

        For the year ended December 31, 2016, net cash flows used in financing activities was $42.1 million, which consisted of $44.1 million of distributions to noncontrolling interests in consolidated entities, utilization of excess tax benefit associated with stock-based compensation of $284,000, net repayments in advances to employees of $41,000 associated with tax withholdings for restricted stock vestings, $20,000 for the purchase of treasury shares associated with tax withholdings for restricted stock vestings, and $18,000 for cash redemptions of units, partially offset by $2.4 million of contributions from noncontrolling interests in a consolidated entity.

  Off-Balance Sheet Arrangements

        In the normal course of business, we may form or invest in partnerships or joint ventures. We evaluate each partnership and joint venture to determine whether the entity is a VIE. If the entity is determined to be a VIE, we assess whether we are the primary beneficiary and need to consolidate the entity. For further discussion see notes 1 and 2 to our condensed consolidated financial statements contained elsewhere in this proxy statement/prospectus.

  Contractual Obligations and Commitments

        The table below summarizes future obligations as of December 31, 2018 (in thousands). There have been no material changes, outside the ordinary course of business, to contractual obligations specified below since December 31, 2018.

	Payments Due by Period
	<1 Year	1-3 Years	3-5 Years	>5 Years	Total
Contractual obligations:
Long-term debt obligations	$2,074	$3,872	$10,303	$1,096	$17,345
Estimated interest obligations(1)	1,123	1,779	675	184	3,761
Capital lease obligations	541	138	7	—	686
Operating lease obligations	3,529	6,861	6,231	13,999	30,620
Deferred compensation plan(2)	173	2,281	4,060	4,060	10,574
AIM Incentive Plan(3)	121	—	—	—	121

Total contractual obligations	$7,561	$14,931	$21,276	$19,339	$63,107

(1)
For variable-rate indebtedness, interest obligations are estimated based on the LIBOR and Prime interest rates as of December 31, 2018. We have assumed that credit facility balances remain outstanding until maturity using the interest rates as of December 31, 2018.

(2)
Distributions under the deferred compensation plan are made in cash, unless the participant has elected Ashford Inc. common stock as the investment option, in which any such distributions would be made in Ashford Inc. common stock. The deferred compensation plan obligation is carried at fair value based on the underlying investment(s). See note 16 to our consolidated financial statements.

(3)
Distributions under the AIM incentive plan will be made in cash within 45 days of March 31, 2019. The AIM incentive plan obligation is carried at amortized fair value. See note 16 to our consolidated financial statements.

        Some of our loan agreements contain financial and other covenants. If we violate these covenants, we could be required to repay a portion of our indebtedness before maturity at a time when we might be unable to arrange financing for such repayment on attractive terms, if at all. We were in compliance with all covenants at December 31, 2018.

        In addition to the amounts discussed above, as of December 31, 2018, we also have approximately $33.9 million of purchase commitments related to our Enhanced Return Funding Program with Ashford Trust which are contingent upon Ashford Trust acquiring additional hotels. See notes 11 and 17 to our consolidated financial statements contained elsewhere in this proxy statement/prospectus.

Critical Accounting Policies

        Our accounting policies are fully described in note 2 to our consolidated financial statements included in "Item 8. Financial Statements and Supplementary Data." We believe that the following discussion addresses our most critical accounting policies, representing those policies considered most vital to the portrayal of our consolidated financial condition and results of operations and requiring management's most difficult, subjective and complex judgments.

        Revenue Recognition.    Advisory services revenue is reported within our REIT Advisory segment and primarily consists of advisory fees and expense reimbursements that are recognized when services have been rendered. Advisory fees consist of base fees and incentive fees. For Ashford Trust, the base fee was paid quarterly and ranges from 0.50% to 0.70% per annum of the total market capitalization ranging from less than $6.0 billion to greater than $10.0 billion plus, prior to June 26, 2018, the Key Money Asset Management Fee, as defined in the amended and restated advisory agreement, subject to certain minimums. Upon effectiveness of the Enhanced Return Funding Program Agreement and Amendment No. 1 to the Amended and Restated Advisory Agreement on June 29, 2018, the base fee is paid monthly and ranges from 0.50% to 0.70% per annum of the total market capitalization ranging from less than $6.0 billion to greater than $10.0 billion plus the Net Asset Fee Adjustment, as defined in the amended and restated advisory agreement, as amended, subject to certain minimums. The Braemar base fee is paid monthly and is fixed at 0.70% of Braemar's total market capitalization plus the Key Money Asset Management Fee, as defined in the advisory agreement, subject to certain minimums. Reimbursements for overhead, internal audit, risk management advisory services and asset management services, including compensation, benefits and travel expense reimbursements, are recognized when services have been rendered. We record advisory revenue for equity grants of Ashford Trust and Braemar common stock and LTIP units awarded to our officers and employees in connection with providing advisory services equal to the fair value of the award in proportion to the requisite service period satisfied during the period, as well an offsetting expense in an equal amount included in "salaries and benefits."

        Incentive advisory fees are measured annually in each year that Ashford Trust's and/or Braemar's annual total stockholder return exceeds the average annual total stockholder return for each company's respective peer group, subject to the FCCR Condition, as defined in the respective advisory agreements. Incentive advisory fees are paid over a three-year period and each payment is subject to the FCCR Condition, which relates to the ratio of adjusted EBITDA to fixed charges for Ashford Trust or Braemar, as applicable. Historically, during the incentive advisory fee measurement period (i.e. the first year of each three year period), incentive advisory fees have been accrued (or reversed) quarterly based on the amount that would be due pursuant to the applicable advisory agreements as of the interim balance sheet date. The second and third year installments of incentive advisory fees have been recognized as revenue on a pro-rata basis each quarter for the amounts determined in the first year measurement period, subject to the December 31 FCCR Condition each year. Effective with our January 1, 2018 adoption of ASC 606, we no longer record the first year's installment of incentive advisory fee revenue in interim periods prior to the fourth quarter. Prior to measurement in the fourth quarter of each year, our first year installment of incentive advisory fees are subject to significant fluctuation (i.e. based on annual total stockholder returns) and are contingent on a future event during the measurement period (e.g. meeting the FCCR Condition). Accordingly, incentive advisory fees will generally be recognized only upon measurement in the fourth quarter of the first year of the three year period. The second and third year installments of incentive advisory fees are recognized as revenue on a pro-rata basis each quarter as such amounts are not subject to significant reversal.

        Audio visual revenue primarily consists of revenue generated within our J&S segment by providing event technology services such as audio visual services, audio visual equipment rental, staging and meeting services and event-related communication systems as well as related technical support, to our customers in various venues including hotels and convention centers. Revenue is recognized in the period in which services are provided pursuant to the terms of the contractual arrangements with our customers. We also evaluate whether it is appropriate to present (i) the gross amount that our customers pay for our services as revenue, and the related commissions paid to the venue as cost of revenue, or (ii) the net amount (gross revenue less the related commissions paid to the venue) as revenue. We are responsible for the delivery of the services, including providing the necessary labor and equipment to perform the services. We are generally subject to inventory risk, have latitude in establishing prices and selecting suppliers and, while in many cases the venue bills the end customer on our behalf, we bear the risk of collection from the customer. The venues' commissions are not dependent on collections. As a result, our revenue is primarily reported on a gross basis. Cost of revenues for audio visual principally includes commissions paid to venues, direct labor costs, the cost of equipment sub-rentals, depreciation of equipment, amortization of signing bonuses, as well as other costs such as supplies, freight, travel and other overhead from our venue and customer facing operations and any losses on equipment disposal.

        Project management revenue primarily consists of revenue generated within our Premier segment by providing development and construction, capital improvements, refurbishment, project management and other services such as purchasing, interior design, freight management and construction management services at properties. Premier receives fees for these services and recognizes revenue over time as services are provided to the customer. Project management revenue also includes revenue from reimbursable costs for accounting, overhead and project manager services provided to projects owned by affiliates of Ashford Trust, Braemar and other owners.

        Debt placement fees include revenues earned from providing debt placement services by Lismore Capital, our wholly-owned subsidiary. These fees are recognized based on a stated percentage of the loan amount when services have been rendered and the subject loan has closed.

        Certain of our consolidated entities enter into contracts with customers that contain multiple performance obligations. For these contracts, we account for individual performance obligations separately if they are distinct. The transaction price is allocated to the separate performance obligations on a relative standalone selling price basis. We determine the standalone selling prices based on our consolidated entities' overall pricing objectives taking into consideration market conditions and other factors, including the customer and the nature and value of the performance obligations within the applicable contracts.

        Income Taxes.    We are a taxable corporation for federal and state income tax purposes. Income tax expense includes U.S. federal and state income taxes and, beginning November 1, 2017, Mexico and Dominican Republic income taxes. In accordance with authoritative accounting guidance, we account for income taxes using the asset and liability method under which deferred tax assets and liabilities are recognized for future tax consequences attributable to differences between the consolidated financial statement carrying amounts of existing assets and liabilities and their respective income tax bases. Valuation allowances are recorded to reduce deferred tax assets to the amount that will more likely than not be realized.

        During the third quarter of 2018, we determined that it was more likely than not that we would realize a significant portion of our deferred tax assets because we recorded a $43.7 million deferred tax liability in the third quarter of 2018, and the future reversal of deferred tax liabilities is a source of future taxable income that allows us to utilize our deferred tax assets. Accordingly, in the third quarter of 2018, we reversed the valuation allowance on our deferred tax assets by recording a $15.1 million deferred income tax benefit in the consolidated statement of operations. The deferred tax liability related to our Premier acquisition, and it is the result of recording our book basis in Premier's acquired intangible assets at fair value while the tax basis of these assets was recorded using the sellers' carryover basis, which is lower than fair value.

        The "Income Taxes" topic of the Financial Accounting Standards Board's ("FASB") Accounting Standards Codification addresses the accounting for uncertainty in income taxes recognized in an enterprise's financial statements. The guidance requires us to determine whether tax positions we have taken or expect to take in a tax return are more likely than not to be sustained upon examination by the appropriate taxing authority based on the technical merits of the positions. Tax positions that do not meet the more likely than not threshold would be recorded as additional tax expense in the current period. We analyze all open tax years, as defined by the statute of limitations for each jurisdiction, which includes the federal jurisdiction and various states. We classify interest and penalties related to underpayment of income taxes as income tax expense. We and our subsidiaries file income tax returns in the U.S. federal jurisdiction and various states and cities, and, beginning November 1, 2017, in Mexico and the Dominican Republic. Tax years 2013 through 2017 remain subject to potential examination by certain federal and state taxing authorities.

        On December 22, 2017, President Trump signed the TCJA into legislation. Under ASC 740, the effects of changes in tax rates and laws are recognized in the period in which the new legislation is enacted. In the case of U.S. federal income taxes, the enactment date is the date the bill becomes law (i.e., upon presidential signature). With respect to this legislation, we recorded a one-time income tax expense of approximately $303,000 due to a revaluation of our net deferred tax assets resulting from the decrease in the corporate federal income tax rate from 35% to 21% and elimination of the ability to carryback net operating losses generated after December 31, 2017. Additionally on December 22, 2017, the SEC staff issued Staff Accounting Bulletin No. 118 ("SAB 118") to address the application of U.S. GAAP in situations when a registrant does not have the necessary information available, prepared or analyzed (including computations) in reasonable detail to complete the accounting for certain income tax effects of the TCJA. The Company recognized the provisional tax impacts related to the revaluation of deferred tax assets and liabilities and included these amounts in its consolidated financial statements for the year ended December 31, 2017. As of December 31, 2018, we have finalized our accounting for the impacts of the TCJA. There were no changes to the provision amounts previously recorded.

        Equity-Based Compensation.    Our equity incentive plan provides for the grant of restricted or unrestricted shares of our common stock, equity-based awards and other share awards, share appreciation rights, performance shares, performance units and other equity-based awards or any combination of the foregoing. Equity-based compensation included in "salaries and benefits" is accounted for at fair value based on the market price of the shares/options on the date of grant in accordance with applicable authoritative accounting guidance. The fair value is charged to compensation expense on a straight-line basis over the vesting period of the shares/options. Grants of restricted stock to independent directors are recorded at fair value based on the market price of our shares at grant date, and this amount is fully expensed in "general and administrative" expense as the grants of stock are fully vested on the date of grant. Our officers and employees can be granted common stock and LTIP units from Ashford Trust and Braemar in connection with providing advisory services that result in expense, included in "salaries and benefits," equal to the fair value of the award in proportion to the requisite service period satisfied during the period, as well as offsetting revenue in an equal amount included in "advisory services" revenue.

        Prior to the adoption of ASU 2018-07, Compensation—Stock Compensation (Topic 718): Improvements to Nonemployee Share-Based Payment Accounting ("ASU 2018-07") in the third quarter of 2018, equity-based awards granted to non-employees were accounted for at fair value based on the market price of the awards at period end, which resulted in recording expense equal to the fair value of the award in proportion to the requisite service period satisfied during the period. After the adoption of ASU 2018-07 in the third quarter of 2018, equity-based awards granted to non-employees are measured at the grant date and expensed ratably over the vesting period based on the original measurement date as the grant date. This results in the recording of expense equal to the ratable amount of the grant date fair value based on the requisite service period satisfied during the period.

        Acquisitions.    We account for acquisitions and investments in businesses as business combinations if the target meets the definition of a business and (a) the target is a VIE and we are the target's primary beneficiary, and therefore we must consolidate its financial statements, or (b) we acquire more than 50% of the voting interest of the target and it was not previously consolidated. We record business combinations using the acquisition method of accounting, which requires all of the assets acquired and liabilities assumed to be recorded at fair value as of the acquisition date. The excess of the purchase price over the estimated fair values of the net tangible and intangible assets acquired is recorded as goodwill. The application of the acquisition method of accounting for business combinations requires management to make significant estimates and assumptions in the determination of the fair value of assets acquired and liabilities assumed in order to properly allocate purchase price consideration between assets that are depreciated and amortized from goodwill. The fair value assigned to tangible and intangible assets acquired and liabilities assumed are based on management's estimates and assumptions, as well as other information compiled by management, including valuations that utilize customary valuation procedures and techniques. Significant assumptions and estimates include, but are not limited to, the cash flows that an asset is expected to generate in the future, the appropriate weighted-average cost of capital, and the cost savings expected to be derived from acquiring an asset, if applicable. If the actual results differ from the estimates and judgments used in these estimates, the amounts recorded in the consolidated financial statements may be exposed to potential impairment of the intangible assets and goodwill.

        If our investment involves the acquisition of an asset or group of assets that does not meet the definition of a business, the transaction is accounted for as an asset acquisition. An asset acquisition is recorded at cost, which includes capitalizing transaction costs, and does not result in the recognition of goodwill.

        Impairment of Goodwill.    Goodwill is assigned to reporting units that are expected to benefit from the synergies of the business combination as of the acquisition date. We assess goodwill for impairment annually as of October 1, or more frequently, if events and circumstances indicate impairment may have occurred. In the evaluation of goodwill for impairment, we typically perform a qualitative assessment to determine whether the fair value of the goodwill is more likely than not impaired. In considering the qualitative approach, we evaluated factors including, but not limited to, the operational stability and the overall financial performance of the reporting units. We may choose to bypass the qualitative assessment and perform a quantitative assessment and compare the fair value of the reporting unit to the carrying value and, if applicable, record an impairment charge based on the excess of the reporting unit's carrying amount over its fair value. We determine the fair value of a reporting unit based on either a market valuation approach or an analysis of discounted projected future operating cash flows using a discount rate that is commensurate with the risk inherent in our current business model. Based on the results of our annual impairment assessment, no impairment of goodwill was indicated. No indicators of impairment were identified from the date of our impairment assessment through December 31, 2018.

        Recently Adopted Accounting Standards.    In May 2014, the FASB issued ASU 2014-09, also referred to as "ASC 606" Revenue from Contracts with Customers. The core principle of the guidance is that an entity shall recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. An entity is required to (a) identify the contract(s) with a customer, (b) identify the performance obligations in the contract, (c) determine the transaction price, (d) allocate the transaction price to the performance obligations in the contract and (e) recognize revenue when (or as) the entity satisfies a performance obligation. In determining the transaction price, an entity may include variable consideration only to the extent that it is probable that a significant reversal in the amount of cumulative revenue recognized would not occur when the uncertainty associated with the variable consideration is resolved. ASC 606 also specifies the accounting for certain costs to obtain or fulfill a contract with a customer. In addition, the new guidance requires improved disclosures to help users of financial statements better understand the nature, amount, timing and uncertainty of revenue that is recognized.

        Effective January 1, 2018, Ashford OAINC Inc. adopted the new standard using the modified retrospective approach. Based on our assessment, adoption of the new guidance did not require a cumulative-effect adjustment to the opening retained earnings on January 1, 2018. We expect the new standard's impact on net income will be immaterial on an ongoing annual basis; however, the Company does anticipate that the new standard will have an impact on its revenues in interim periods due to timing. The primary impact of adopting the new standard relates to the timing of recognition of incentive advisory fees, which are a form of variable consideration and therefore must be (i) deferred until such fees are probable of not being subject to significant reversal and (ii) tied to a performance obligation in the contract with the customer so that revenue recognition depicts the transfer of the related advisory services to the customer. Accordingly, the Company no longer records incentive advisory fee revenue in interim periods prior to the fourth quarter of the year in which the incentive fee is measured. The Company expects that this could impact its revenues in future interim periods, but we are unable to estimate the impact because future incentive advisory fees are calculated based on future changes in total stockholder return of our REIT clients compared to the total stockholder return of their respective peer group. There are no material changes in revenue recognition for audio visual, investment management reimbursements, debt placement fees, claims management services revenue, lease revenue or other services revenue. See note 3 to our consolidated financial statements for additional information regarding our adoption of ASC 606.

        In January 2016, the FASB issued ASU 2016-01, Recognition and Measurement of Financial Assets and Financial Liabilities ("ASU 2016-01"), which requires an entity to: (i) measure equity investments at fair value through net income, with certain exceptions; (ii) present in OCI the changes in instrument-specific credit risk for financial liabilities measured using the fair value option; (iii) present financial assets and financial liabilities by measurement category and form of financial asset; (iv) calculate the fair value of financial instruments for disclosure purposes based on an exit price; and (v) assess a valuation allowance on deferred tax assets related to unrealized losses of AFS debt securities in combination with other deferred tax assets. ASU 2016-01 provides an election to subsequently measure certain nonmarketable equity investments at cost less any impairment and adjusted for certain observable price changes. It also requires a qualitative impairment assessment of such equity investments and amends certain fair value disclosure requirements. ASU 2016-01 is effective for fiscal years beginning after December 15, 2017, including interim periods within those fiscal years. Certain provisions of ASU 2016-01 are eligible for early adoption. In February 2018, the FASB issued ASU 2018-03, as technical corrections and improvements to amend and clarify certain aspects of the guidance issued in ASU 2016-01. Ashford OAINC Inc. adopted this standard effective January 1, 2018, and the adoption of this standard did not have a material impact on our consolidated financial statements and related disclosures.

        In August 2016, the FASB issued ASU 2016-15, Statement of Cash Flows (Topic 230): Classification of Certain Cash Receipts and Cash Payments—a consensus of the Emerging Issues Task Force ("ASU 2016-15"). The new guidance is intended to reduce diversity in practice in how certain transactions are classified in the statement of cash flows. Certain issues addressed in this guidance include debt payments or debt extinguishment costs, contingent consideration payments made after a business combination, proceeds from the settlement of insurance claims, distributions received from equity method investments and beneficial interests in securitization transactions. Ashford OAINC Inc. adopted this standard retrospectively effective January 1, 2018, and the adoption of this standard did not have a material impact on our consolidated statements of cash flows and related disclosures for the year ended December 31, 2017 and December 31, 2016. For the year ended December 31, 2018, the adoption of ASU 2016-15 resulted in the bifurcation of the $2.6 million contingent consideration payment associated with the acquisition of J&S between financing and operating cash flows (included in payments "due to affiliates") in the amounts of $1.2 million and $1.4 million, respectively, within our consolidated statements of cash flows. See notes 5 and 9 to our consolidated financial statements.

        In January 2017, the FASB issued ASU 2017-01, Business Combinations (Topic 805)—Clarifying the Definition of a Business ("ASU 2017-01"), which clarifies the definition of a business with the objective of adding guidance to assist entities with evaluating whether a transaction should be accounted for as an acquisition (or disposal) of an asset or a business. Ashford OAINC Inc. adopted this standard effective January 1, 2018.

        In June 2018, the FASB issued ASU 2018-07, Compensation—Stock Compensation (Topic 718): Improvements to Nonemployee Share-Based Payment Accounting. ASU 2018-07 expands the scope of Topic 718 to include share-based payment transactions for acquiring goods and services from non-employees and aligns the guidance for share-based payments to non-employees with the requirements for share-based payments granted to employees. The ASU is effective for fiscal years beginning after December 15, 2018, including interim periods within those fiscal years. Ashford OAINC Inc. elected to early adopt the standard effective July 1, 2018, and the adoption of this standard did not have a material impact on our consolidated financial statements and related disclosures.

        Recently Issued Accounting Standards.    In February 2016, the FASB issued ASU 2016-02, Leases ("ASU 2016-02"). The new standard establishes a right-of-use ("ROU") model that requires a lessee to record an ROU asset and a lease liability on the balance sheet for all leases with terms longer than 12 months. Leases will be classified as either finance or operating, with classification affecting the pattern of expense recognition in the income statement. In July 2018, the FASB issued ASU 2018-10, Codification Improvements to Topic 842, Leases ("ASU 2018-10") and ASU 2018-11, Leases (Topic 842), Targeted Improvements ("ASU 2018-11"). The amendments in ASU 2018-10 affect only narrow aspects of the guidance issued in the amendments in ASU 2016-02, including but not limited to lease residual value guarantee, rate implicit in the lease, lease term and purchase option. The amendments in ASU 2018-11 provide an optional transition method for adoption of the new standard, which will allow entities to continue to apply the legacy guidance in ASC 840, including its disclosure requirements, in the comparative periods presented in the year of adoption. In December 2018, the FASB issued ASU 2018-20, Leases (Topic 842), Narrow-Scope Improvements for Lessors ("ASU 2018-20"). The amendments create a lessor practical expedient applicable to sales and other similar taxes incurred in connection with a lease, and simplify lessor accounting for lessor costs paid by the lessee. ASU 2016-02 is effective for annual and interim periods for fiscal years beginning after December 15, 2018, which will require us to adopt these provisions in the first quarter of 2019 on a modified retrospective basis with an option to use the transition relief provided in ASU 2018-11. The accounting for leases under which we are the lessor remains largely unchanged. While we continue evaluating our lease portfolio to assess the impact that ASU 2016-02 will have on our consolidated financial statements, we expect the primary impact to our consolidated financial statements upon adoption will be the recognition, on a discounted basis, of our future minimum rentals due under noncancelable leases on our consolidated balance sheet resulting in the recording of ROU assets and lease obligations estimated to be between $23.6 million and $28.8 million. Upon adoption, we will not recognize lease revenue for our rent-free leases of FF&E commencing on or after the adoption date under our ERFP agreements with our related parties Ashford Trust and Braemar. We expect to elect the package of practical expedients in transition that permits entities not to reassess whether any expired or existing contracts are or contain leases, to retain the lease classification and to continue to capitalize initial direct costs for any leases that exist prior to adoption of the standard. We expect to use the transition method in ASU 2018-11 that allows us to adopt the new lease standard effective January 1, 2019, and not reevaluate or recast prior periods. However, we are still evaluating the available transition methods. We are implementing repeatable processes to manage ongoing lease data collection and analysis, and evaluating accounting policies and internal controls that will be impacted by the new standards.

        In June 2016, the FASB issued ASU 2016-13, Financial Instruments—Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments ("ASU 2016-13"). ASU 2016-13 sets forth an "expected credit loss" impairment model to replace the current "incurred loss" method of recognizing credit losses. The standard requires measurement and recognition of expected credit losses for most financial assets held. ASU 2016-13 is effective for fiscal years beginning after December 15, 2019, including interim periods within those fiscal years. Early adoption is permitted for periods beginning after December 15, 2018. In November 2018, the FASB issued ASU 2018-19, Codification Improvements to Topic 326, Financial Instruments—Credit Losses. ASU 2016-13 introduced an expected credit loss methodology for the impairment of financial assets measured at amortized cost basis. That methodology replaces the probable, incurred loss model for those assets. ASU 2018-19 is the final version of Proposed Accounting Standards Update 2018-270, which has been deleted. Additionally, the amendments clarify that receivables arising from operating leases are not within the scope of Subtopic 326-20. Instead, impairment of receivables arising from operating leases should be accounted for in accordance with Topic 842, Leases. We are currently evaluating the impact that ASU 2016-13 will have on the consolidated financial statements and related disclosures.

        In January 2017, the FASB issued ASU 2017-04, Intangibles—Goodwill and Other (Topic 350): Simplifying the Test for Goodwill Impairment ("ASU 2017-04"), which removes the requirement to compare the implied fair value of goodwill with its carrying amount as part of step 2 of the goodwill impairment test. As a result, under ASU 2017-04, an entity should perform its annual, or interim, goodwill impairment test by comparing the fair value of a reporting unit with its carrying amount and should recognize an impairment charge for the amount by which the carrying amount exceeds the reporting unit's fair value. However, the loss recognized should not exceed the total amount of goodwill allocated to that reporting unit. In addition, ASU 2017-04 clarifies that an entity should consider income tax effects from any tax deductible goodwill on the carrying amount of the reporting unit when measuring the goodwill impairment loss, if applicable. ASU 2017-04 is effective for fiscal years beginning after December 15, 2019. Early adoption is permitted for interim or annual goodwill impairment tests performed on testing dates after January 1, 2017. We are evaluating the impact that ASU 2017-04 will have on our consolidated financial statements and related disclosures.

        In August 2018, the FASB issued ASU 2018-13, Fair Value Measurement (Topic 820): Disclosure Framework—Changes to the Disclosure Requirements for Fair Value Measurement ("ASU 2018-13"). ASU 2018-13 modifies certain disclosure requirements related to fair value measurements including requiring disclosures on changes in unrealized gains and losses in other comprehensive income for recurring Level 3 fair value measurements and a requirement to disclose the range and weighted average of significant unobservable inputs used to develop Level 3 fair value measurements. The ASU is effective for fiscal years beginning after December 15, 2019, including interim periods within those fiscal years. Early adoption is permitted. We are currently evaluating the impact that ASU 2018-13 will have on our consolidated financial statements.

        In August 2018, the FASB issued ASU 2018-15, Intangibles—Goodwill and Other—Internal-Use Software (Subtopic 350-40): Customer's Accounting for Implementation Costs Incurred in a Cloud Computing Arrangement that is a Service Contract ("ASU 2018-15"). ASU 2018-15 aligns the requirements for capitalizing implementation costs incurred in a hosting arrangement that is a service contract with the requirements for capitalizing implementation costs incurred to develop or obtain internal-use software as well as hosting arrangements that include an internal-use software license. The ASU is effective for fiscal years beginning after December 15, 2019, including interim periods within those fiscal years. Early adoption is permitted. We are currently evaluating the impact that ASU 2018-15 will have on our consolidated financial statements.

QUANTITATIVE AND QUALITATIVE DISCLOSURE ABOUT MARKET RISK FOR ASHFORD INC.

        Our primary market risk exposures consist of changes in interest rates on borrowings under our debt instruments that bear interest at variable rates that fluctuate with market interest rates as well as foreign currency exchange rate risk.

        Interest Rate Risk.    At December 31, 2018, our total indebtedness of $18.0 million included $17.3 million of variable-rate debt. The impact on our results of operations of a 100 basis point change in interest rate on the outstanding balance of variable-rate debt at December 31, 2018 would be approximately $173,000 annually. Interest rate changes have no impact on the remaining $661,000 of fixed-rate debt.

        The amount above was determined based on the impact of a hypothetical interest rate on our borrowings and assumes no changes in our capital structure. As the information presented above includes only those exposures that existed at December 31, 2018, it does not consider exposures or positions that could arise after that date. Accordingly, the information presented herein has limited predictive value. As a result, the ultimate realized gain or loss with respect to interest rate fluctuations will depend on exposures that arise during the period, the hedging strategies at the time, and the related interest rates.

        At June 30, 2019, our total indebtedness of $25.1 million included $24.6 million of variable-rate debt. The impact on our results of operations of a 100 basis point change in interest rate on the outstanding balance of variable-rate debt at June 30, 2019, would be approximately $246,000 annually. Interest rate changes have no impact on the remaining $467,000 of fixed rate debt.

        The amount above was determined based on the impact of a hypothetical interest rate on our borrowings and assumes no changes in our capital structure. As the information presented above includes only those exposures that existed at June 30, 2019, it does not consider exposures or positions that could arise after that date. Accordingly, the information presented herein has limited predictive value. As a result, the ultimate realized gain or loss with respect to interest rate fluctuations will depend on exposures that arise during the period, the hedging strategies at the time, and the related interest rates.

        Foreign Exchange Risk.    The majority of our revenues, expenses and capital purchases are transacted in U.S. dollars.

        On November 1, 2017, Ashford OAINC Inc. acquired a controlling interest in J&S Audiovisual, which has operations in Mexico and the Dominican Republic, and therefore we have exposure with respect to exchange rate fluctuations. Exchange rate gains or losses related to foreign currency transactions are recognized as transaction gains or losses in our income statement as incurred. We have chosen not to hedge foreign exchange risks related to our foreign currency denominated earnings and cash flows through the use of financial instruments. As of December 31, 2018, the impact to our net income of a 10% change (up or down) in the Mexican Peso exchange rate is estimated to be an increase or decrease of approximately $145,000 for the twelve months ended December 31, 2018. Operations in the Dominican Republic are not material.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF THE REMINGTON HOTEL MANAGEMENT BUSINESS (A CARVE-OUT OF REMINGTON HOLDINGS, L.P.)

        The following Management's Discussion and Analysis ("MD&A") is intended to help the reader understand Remington's results of operations and financial condition. This MD&A is provided as a supplement to, and should be read in conjunction with, the audited financial statements and the accompanying notes thereto contained elsewhere in this proxy statement/prospectus. In addition to historical financial information, the following discussion and analysis contains forward-looking statements that involve risks, uncertainties and assumptions. Remington's results and the timing of selected events may differ materially from those anticipated in these forward-looking statements as a result of many factors, including those discussed under "Risk Factors" and elsewhere in this proxy statement/prospectus. See "Cautionary Statement Regarding Forward-Looking Statements."

  Overview

        The special purpose combined carve-out financial statements consist of balances and activity compiled and reported in the following limited liability companies of Remington:

    RHLLC
    Remington Lodging
    WQ
    RAELLC
    RBELLC
    RCMLLC
    RPARLLC
    RPHILLC
    RLH-LIN
    RLH-ANN
    RLI
    RMM
    Marietta Leasehold GP LLC

        Remington is a Delaware limited partnership, and was formed in December 2008. Remington manages various hotel properties and provides accounting, information technology, legal, and other consulting and administrative services. Remington manages full-service, select and luxury hotels under the Hilton, Hyatt, IHG, Marriott and independent brands. At June 30, 2019 and December 31, 2018, Remington held management contracts on 88 and 86 properties, respectively. Of those contracts, 84 and 82 properties, respectively, were managed under agreements with Ashford Trust, while 3 and 3 properties, respectively, were managed under agreements with Braemar.

        Until August 8, 2018, when the project management business was contributed to Ashford Inc., Remington also provided project management services to managed properties as well as other properties owned by Ashford Trust and Braemar. These services included project management, design, procurement and construction management. None of these services are reflected in Remington's financial statements.

        RHLLC is the employer of corporate employees who support the hotel services described herein. Remington Lodging reimburses RHLLC for the cost of the hotel management services through intercompany transactions which eliminate upon consolidation in the carve-out financial statements. In addition, RHLLC employs persons who provide accounting, information technology, legal and other support services and receives full reimbursement for these expenses without any mark-up from Ashford Trust, Braemar and from Ashford Inc., the advisor to the two REIT ownership platforms, Ashford Trust and Braemar, for shared corporate overhead expenses.

        Remington Lodging is the primary employer for employees at the properties with WQ, RAELLC, RBELLC, RCMLLC, RPARLLC, RPHILLC, RLI and RMM employing the employees at their respective properties. Expenses related to the properties' payroll, payroll taxes and benefits are recorded on the income statement as reimbursable expenses from managed properties with an offsetting entry for reimbursement revenues from managed properties. Likewise, the accrued liabilities for property employees' payroll and benefits is recorded on the balance sheet under accounts payable and accrued expenses for managed properties with a receivable in accounts receivable for managed properties.

  Recent Developments

        On August 8, 2018, Ashford Inc. completed the acquisition of Premier, the project management business formerly conducted by certain affiliates of Remington, for a total transaction value of $203 million. As a result, the project management services that were previously provided by Remington are now provided by a subsidiary of Ashford Inc. under the respective project management agreement with each customer, including Ashford Trust and Braemar. The acquisition price was paid by issuing 8,120,000 shares of the Series B Convertible Preferred Stock to the Remington Premier Sellers. As discussed above, the financial information of Premier representing the project management business is not reflected in Remington's financial statements.

        On May 31, 2019, Remington's partners and certain other parties entered into a Combination Agreement pursuant to which New Nevada Holdco will acquire all general and limited partnership interests of Remington. Under the terms of the agreement, New Nevada Holdco will acquire Remington's Hotel Management business and Marietta for an acquisition price of $275 million, payable by the issuance of $275 million of a new Series D Convertible Preferred Stock of New Nevada Holdco. Immediately after the closing of the Transactions, New Nevada Holdco will wholly own, directly or indirectly, Ashford Inc., Remington, the General Partner and Marietta and its general partner, and each of their respective subsidiaries.

  Discussion of Presentation

        The discussion below relates to the financial condition and results of operations of Remington and entities which it controls. The historical financial information is not necessarily indicative of the future results of operations, financial position and cash flows.

  Results of Operations

  Six Months Ended June 30, 2019 Compared to Six Months Ended June 30, 2018

        The following table summarizes the changes in key line items from Remington's combined statements of income for the six months ended June 30, 2019 and 2018 (in thousands):

	Six Months Ended June 30,		Favorable (Unfavorable)
	2019	2018	$ Change
Revenues
Hotel management fees	$15,712	$15,195	$517
Incentive management fees	892	—	892
Reimbursement revenue from managed properties	139,423	123,829	15,594
Other operating income	473	429	44

Total Revenues	156,500	139,453	17,047

Operating Expenses
Hotel management expenses	8,586	8,125	(461)
Reimbursable expenses from managed properties	139,423	123,829	(15,594)
Other operating expenses	485	442	(43)
Reimbursement costs (recoveries)	22	(13)	(35)

Total Operating Expenses	148,516	132,383	(16,133)

Operating Income	7,984	7,070	914
Other income (expense)
Dividend income	13	13	—
Realized gain (loss) on distribution of restricted investment	(141)	(142)	1
Other	43	9	34

Total other income (expense)	(85)	(120)	35

Income before Provision for Income Taxes	7,899	6,950	949
Provision for State Income Taxes	126	99	(27)

Net Income	7,773	6,851	922

        The following table illustrates the key performance indicators of all hotel properties that were included for the periods indicated:

	Six Months Ended June 30,
	2019	2018
Occupancy	75.48%	76.72%
ADR (average daily rate)	$166.58	$161.52
RevPAR (revenue per available room)	$125.73	$123.92

        Net Income.    Net income increased $922,000 to $7.8 million for the six months ended June 30, 2019 (the "2019 period") compared to the six months ended June 30, 2018 (the "2018 period") as a result of the factors discussed below.

        Total Revenues.    Hotel management fees increased by $517,000 to $15.7 million for the 2019 period compared to the 2018 period due to the addition of three full-service properties under management. Incentive management fees increased by $892,000 for the 2019 period compared to the 2018 period due to adoption of Accounting Standards Codification ("ASC") 606 as of January 1, 2019, which provides for recognition of incentive management fees in interim reporting periods. The $15.6 million increase in reimbursement revenue from managed properties was fully offset by a $15.6 million increase in reimbursable expenses from managed properties. These revenues and expenses from managed properties are primarily gross-up reimbursements for payroll and related expenses of hotel employees employed by Remington's subsidiaries. See our discussion of Total Operating Expenses.

        Total Operating Expenses.    Hotel management expense increased by $461,000 to $8.6 million for the 2019 period compared to the 2018 period due mainly to increases in payroll costs related to additional staffing in hotel management in addition to a $323,000 increase in salary and wage costs due to a timing change as a result of aligning annual reviews and the resultant salary changes to a January 1 effective date from employees' anniversary dates. The six months ended June 30, 2019 also saw increased health insurance expenses of $184,000 due to large claim events on the group plan and increased office rent of $62,000 for newly occupied expansion space at the corporate offices. The $15.6 million increase in reimbursable expenses from managed properties is due to increased expenses from managed properties for payroll and related expenses of hotel employees employed by Remington's subsidiaries. These expenses are fully reimbursed and the reimbursement is recognized in the reimbursement revenue from managed properties line item.

        Other Income (Expense).    Other expense was $85,000 and $120,000 in the 2019 period and the 2018 period, respectively.

        Provision for State Income Taxes.    Income tax expense increased by $27,000, from $99,000 in the 2018 period to $126,000 in the 2019 period due to higher taxable income. These are entity level taxes assessed by states in the form of franchise and excise taxes, among others.

  Year Ended December 31, 2018 Compared to Year Ended December 31, 2017

        The following table summarizes the changes in key line items from Remington's combined statements of income for the years ended December 31, 2018 and 2017 (in thousands):

	Year Ended December 31,		Favorable (Unfavorable)
	2018	2017	$ Change
Revenues
Hotel management fees	$29,535	$29,052	$483
Incentive management fees	4,315	3,521	794
Reimbursement revenue from managed properties	249,401	245,462	3,939
Other operating income	1,038	471	567

Total Revenues	284,289	278,506	5,783

Operating Expenses
Hotel management expenses	18,024	13,978	(4,046)
Reimbursable expenses from managed properties	249,401	245,462	(3,939)
Other operating expenses	1,061	489	(572)
Rent reimbursement costs (recoveries)	22	(26)	(48)

Total Operating Expenses	268,508	259,903	(8,605)

Operating Income	15,781	18,603	(2,822)
Other income (expense)
Dividend income	36	18	18
Realized gain (loss) on distribution of restricted investment	113	122	(9)
Other	27	3	24

Total other income (expense)	176	143	33

Income before Provision for Income Taxes	15,957	18,746	(2,789)
Provision for State Income Taxes	168	162	(6)

Net Income	15,789	18,584	(2,795)

        The following table illustrates the key performance indicators of all hotel properties that were included for the periods indicated:

	Year Ended December 31,
	2018	2017
Occupancy	75.45%	75.98%
ADR (average daily rate)	$159.41	$155.31
RevPAR (revenue per available room)	$120.27	$118.01

        Net Income.    Net income decreased $2.8 million to $15.8 million for the year ended December 31, 2018 ("2018") compared to the year ended December 31, 2017 ("2017") as a result of the factors discussed below.

        Total Revenues.    Hotel management fees increased by $483,000 to $29.5 million in 2018 compared to 2017 due to the addition of three full-service properties under management while incentive management fees increased by $794,000 for 2018 compared to 2017. The $3.9 million increase in reimbursement revenue from managed properties was fully offset by a $3.9 million increase in reimbursable expenses from managed properties. See our discussion of Total Operating Expenses.

        Total Operating Expenses.    Hotel management expenses increased by $4.0 million to $18.0 million for 2018 compared to 2017 due to compensation expense related to the acquisition of Premier by Ashford Inc. in August 2018. The $3.9 million increase in reimbursable expenses from managed properties is due to increased expenses from managed properties for payroll and related expenses of hotel employees employed by Remington's subsidiaries. These expenses are fully reimbursed and the reimbursement is recognized in the reimbursement revenue from managed properties line item.

        Other Income.    Other income increased by $33,000 in 2018 to $176,000 from $143,000 in 2017 due primarily to an increase in dividend income of $18,000 related primarily to investments held in deferred compensation plans and an increase of $24,000 in other income.

        Provision for State Income Taxes.    Income tax expense increased by $6,000 in 2018 to $168,000, from $162,000 in 2017. These are entity level taxes assessed by states in the form of franchise and excise taxes, among others.

  Year Ended December 31, 2017 Compared to Year Ended December 31, 2016

        The following table summarizes the changes in key line items from Remington's combined statements of income for the years ended December 31, 2017 and 2016 (in thousands):

	Year Ended December 31,		Favorable (Unfavorable)
	2017	2016	$ Change
Revenues
Hotel management fees	$29,052	$29,608	$(556)
Incentive management fees	3,521	3,755	(234)
Reimbursement revenue from managed properties	245,462	247,168	(1,706)
Other operating income	471	402	69

Total Revenues	278,506	280,933	(2,427)

Operating Expenses
Hotel management expenses	13,978	11,937	(2,041)
Reimbursable expenses from managed properties	245,462	247,168	1,706
Other operating expenses	489	430	(59)
Rent reimbursement costs (recoveries)	(26)	54	80

Total Operating Expenses	259,903	259,589	(314)

Operating Income	18,603	21,344	(2,741)
Other income (expense)
Dividend income	18	33	(15)
Realized gain (loss) on distribution of restricted investment	122	(105)	227
Other	3	(1)	4

Total other income (expense)	143	(73)	216

Income before Provision for Income Taxes	18,746	21,271	(2,525)
Provision for State Income Taxes	162	220	58

Net Income	18,584	21,051	(2,467)

        The following table illustrates the key performance indicators of all hotel properties that were included for the periods indicated:

	Year Ended December 31,
	2017	2016
Occupancy	75.98%	75.72%
ADR (average daily rate)	$155.31	$151.55
RevPAR (revenue per available room)	$118.01	$114.76

        Net Income.    Net income decreased $2.5 million to $18.6 million for the year ended December 31, 2017 compared to the year ended December 31, 2016 ("2016") as a result of the factors discussed below.

        Total Revenues.    Hotel management fees decreased by $556,000 to $29.1 million in 2017 compared to 2016 and incentive management fees decreased by $234,000 in 2017 compared to 2016 due to a general decline in industry market conditions year-over-year. The $1.7 million decrease in reimbursement revenue from managed properties was fully offset by a $1.7 million decrease in reimbursable expenses from managed properties. See our discussion of Total Operating Expenses.

        Total Operating Expenses.    Hotel management expense increased by $2.0 million to $14.0 million in 2017 compared to 2016 due primarily to additional expense related to the retirement of Remington's former president. The $1.7 million decrease in reimbursable expenses from managed properties is due to decreased expenses from managed properties for payroll and related expenses of hotel employees by Remington's subsidiaries. These expenses are fully reimbursed and the reimbursement is recognized in the reimbursement revenue from managed properties line item.

        Other Income (Expense).    Other income (expense) was $143,000 and ($73,000) in 2017 and 2016, respectively. The increase was primarily due to a gain on distribution of restricted investment of $122,000 in 2017 compared to a loss of $105,000 in 2016. Dividend income was $18,000 and $33,000 for 2017 and 2016, respectively, related mainly to investments held in deferred compensation plans.

        Provision for State Income Taxes.    Income tax expense decreased by $58,000, to $162,000 in 2017 compared to $220,000 in 2016 due to lower taxable income. These are entity level taxes assessed by states in the form of franchise and excise taxes, among others.

  Liquidity and Capital Resources

        Short-term liquidity requirements consist primarily of funds necessary for operating expenses primarily attributable to paying Remington's corporate employees, leasing corporate office space and supplying daily corporate operations. Hotel-level payroll is funded by hotel owners' cash. Remington expects to meet its short-term liquidity requirements generally through net cash provided by operations and existing cash balances which it believes will provide sufficient liquidity to meet the existing non-discretionary obligations and anticipated ordinary course operating expenses for at least the next twelve months.

        Long-term liquidity requirements consist primarily of funds necessary to pay for operating expenses primarily attributable to paying Remington's corporate employees, including obligations for cash and stock bonus compensation. Remington expects to meet its long-term liquidity requirements primarily through net cash provided by operations.

        Remington has no debt obligations, lines of credit or any other outside financing arrangements. Any liquidity requirements for expenses outside the ordinary course of business are ultimately provided by Remington's partners.

  Sources and Uses of Cash

        As of June 30, 2019 and December 31, 2018, Remington had $1.9 million and $3.9 million of cash and cash equivalents, respectively, and $7.3 million and $4.8 million of restricted cash, respectively. As of December 31, 2018 and 2017, Remington had $3.9 million and $6.2 million of cash and cash equivalents, respectively, and $4.8 million and $2.8 million of restricted cash, respectively.

        Net Cash Flows Provided by (Used in) Operating Activities.    Operating activities provided net cash flows of $12.2 million and $9.4 million for the six months ended June 30, 2019 and 2018, respectively. The increase in cash flows provided by operating activities in the six months ended June 30, 2019, were due primarily to an increase in earnings and the timing of funds advanced by hotels for centralized billing services, partially offset by unfavorable changes in working capital.

        Operating activities provided net cash flows of $15.1 million, $17.4 million and $23.1 million for the years ended December 31, 2018, 2017 and 2016, respectively. The decrease in cash flows provided by operating activities in the years ended 2018 and 2017, were due primarily to a decrease in net income.

        Net Cash Flows Provided by (Used in) Investing Activities.    For the six months ended June 30, 2019, net cash used in investing activities was $924,500 primarily due to $931,141 of purchases of available-for-sale securities in restricted investment, partially offset by $6,641 of dividends received from restricted investments.

        For the six months ended June 30, 2018, net cash flows used in investing activities were $821,409 primarily due to $716,143 of purchases of available-for-sale securities in restricted investment and $107,402 of capital expenditures related to purchases of property and equipment, partially offset by $2,136 of dividends received from restricted investments.

        For the year ended December 31, 2018, net cash used in investing activities was $781,828 primarily due to $730,009 of purchases of available-for-sale securities in restricted investment and $106,672 of capital expenditures related to purchases of property and equipment, partially offset by $46,868 of proceeds from the sales of property and equipment in addition to $7,985 of dividends received from restricted investments.

        For the year ended December 31, 2017, net cash used in investing activities was $674,814 primarily due to $530,838 of purchases of available-for-sale securities in restricted investment and $150,088 of capital expenditures related to purchases of property and equipment, partially offset by $6,112 of dividends received from restricted investments.

        For the year ended December 31, 2016, net cash used in investing activities was $286,277 primarily due to $314,291 of capital expenditures related to purchases of property and equipment, partially offset by $27,845 of dividends received from restricted investments and $169 of proceeds from the sales of property and equipment.

        Net Cash Flows Provided by (Used in) Financing Activities.    For the six months ended June 30, 2019, net cash flows used in financing activities were $13.3 million. These cash flows primarily consisted of $12.9 million of distributions to partners and $462,144 of taxes paid on behalf of partners.

        For the six months ended June 30, 2018, net cash flows used in financing activities were $10.5 million. These cash flows primarily consisted of $9.8 million of distributions to partners, in addition to $703,400 and $5,402 of taxes and legal fees, respectively, paid on behalf of partners.

        For the year ended December 31, 2018, net cash flows used in financing activities were $16.5 million. These cash flows primarily consisted of $15.6 million of distributions to partners and $892,629 of taxes paid on behalf of partners.

        For the year ended December 31, 2017, net cash flows used in financing activities were $18.7 million. These cash flows primarily consisted of $16.5 million of distributions to partners, in addition to $1.3 million and $874,095 of taxes and legal fees, respectively, paid on behalf of partners.

        For the year ended December 31, 2016, net cash flows used in financing activities was $25.0 million. These cash flows primarily consisted of $22.2 million of distributions to partners, in addition to $1.6 million and $1.2 million of taxes and legal fees, respectively, paid on behalf of partners.

  Off-Balance Sheet Arrangements

  Long term liability of deferred compensation plan

        Remington does not record the long-term portion of the shares granted to employees participating in its deferred compensation plan on the balance sheet because unvested share grants are forfeited upon the termination of a participant's employment. This long-term liability was approximately $1.2 million and $2.3 million as of June 30, 2019 and 2018, respectively, and approximately $1.4 million, $2.4 million and $1.7 million for the years ended December 31, 2018, 2017 and 2016, respectively.

  Contractual Obligations and Commitments

        The table below summarizes future obligations as of June 30, 2019 (in thousands):

	Payments Due by Period
	< 1 Year	1-3 Years	3-5 Years	>5 Years	Total
Contractual obligations:
Operating lease obligations	$3,354	$6,848	$6,848	$15,122	$32,172
Deferred compensation plan(1)	118	—	—	—	118

Total contractual obligations	$3,472	$6,848	$6,848	$15,122	$32,290

(1)
Represents the cumulative accrued liability related to grants awarded under Remington's deferred compensation plan. See note 5 to Remington's carve-out combined financial statements. Excludes the unvested portion of the shares granted to employees participating in Remington's deferred compensation plan which is not recorded on the balance sheet. See Off-Balance Sheet Arrangements, above.

Critical Accounting Policies

        Remington believes that the following discussion addresses its most critical accounting policies, representing those policies considered most vital to the portrayal of its consolidated financial condition and results of operations and requiring management's most difficult, subjective and complex judgments.

        Revenue Recognition—On January 1, 2019, Remington adopted ASC 606 using the modified retrospective method. As the adoption of this standard did not have a material impact on the special purpose combined carve-out financial statements, no adjustments to opening retained earnings were made as of January 1, 2019. Results for reporting periods beginning after January 1, 2019, are presented under ASC 606, while prior period amounts are not adjusted and continue to be reported in accordance with Remington's historic accounting under ASC Topic 605—Revenue Recognition.

        Revenues are recognized when control of the promised goods or services is transferred to Remington's customers, in an amount that reflects the consideration Remington expects to be entitled to in exchange for those goods or services.

        Remington determines revenue recognition through the following steps:

  •
  Identification of the contract, or contracts, with a customer;

  •
  Identification of the performance obligations in the contract;

  •
  Determination of the transaction price;

  •
  Allocation of the transaction price to the performance obligations in the contract; and

  •
  Recognition of revenue when, or as, Remington satisfies a performance obligation

        Hotel management fees consist of base fees and incentive fees. Remington receives base hotel management fees of 3% of gross hotel revenues for managing the hotel employees and daily operations of the hotels. The base hotel management fees are recognized monthly as services are transferred.

        In addition, Remington has the potential to receive incentive management fees of the lesser of 1% of each hotel's annual gross revenues or the amount by which the respective hotel's actual gross operating profit exceeds the hotel's budgeted gross operating profit. Effective with Remington's January 1, 2019 adoption of ASC 606, Remington recognizes incentive management fees on a monthly basis over each respective annual period based on each hotel's financial results, as long as Remington does not expect a significant reversal due to projected future hotel performance or cash flows in future periods. Historically, incentive management fees were only recognized at the end of each annual period. The impact of adoption of ASC 606 increased incentive management fee revenues for the six months ended June 30, 2019 by $891,866.

        Reimbursement revenue from managed hotels includes costs for accounting, information technology, legal and other support services provided to hotels owned by affiliates of Ashford Trust, Braemar and other owners and are recognized as services are rendered. These are contractually reimbursed by the hotels' owners. For these revenues which are reimbursed at cost, the combined statements of income include an equal and offsetting expense amount—"Reimbursable expenses from managed properties."

        Other operating revenue represents equity grants of Ashford Trust and Braemar to Remington officers and employees in connection with providing hotel management services, equal to the fair value of the award in proportion to the requisite service period satisfied during the period, as well an offsetting expense in an equal amount included in "Other operating expenses."

        Deferred revenue represents payments from customers for reimbursed costs that are capitalized and will be recognized as revenue when the performance obligations are satisfied.

        Income Taxes—Remington is not directly subject to income taxes under the provisions of the Code. Therefore, taxable income or loss is reported to the individual partners for inclusion in their respective tax returns, and no provision for federal income taxes has been included in the accompanying combined financial statements. A provision for state income taxes is included in the combined financial statements. The subsidiaries, except for RLH-LIN and RLH-ANN, are single-member limited liability companies and are disregarded entities under the Code. All income related to Remington and the combined subsidiaries is included in the federal income tax return of Remington. With a few exceptions, the subsidiaries are no longer subject to U.S. federal or state and local income tax examinations by tax authorities for years before 2015. The tax provision related to the carve-out operations were allocated based on a proportionate share of total gross revenues of Remington and closely approximates the taxes that would be due for the carve-out operations if a separate return were filed by the carved-out entity.

        Deferred Compensation—Remington sponsors a deferred compensation plan (the "Stock Plan") that was created in 2004 to purchase shares of stock of Ashford Trust on the open market and hold for the purpose of providing deferred compensation to certain employees. The stock purchased in the Stock

Plan is either held in trust, where it is restricted for use only to provide benefits under the terms of the plan, or held in a brokerage account without a trustee. The Stock Plan assets are reported at fair value as a restricted investment. As grants of shares are made to key employees, the expected future benefit is accrued ratably over the life of the grant. Generally, the grants vest over a 3-year period with vested amounts distributed to employees annually. The cumulative accrued liability related to the grants, is reported as a deferred compensation agreement.

        In 2014 and 2013, shares of newly-created companies, Ashford OAINC Inc. and Braemar, respectively, were spun-off from Ashford Trust shares. Plan participants were granted shares of the new companies, which accrue and vest according to the same vesting schedule as Ashford Trust shares.

        Total compensation expense recognized in the combined statements of income related to the deferred compensation plan for the six months ended June 30, 2019 and 2018 was $555,984 and $497,710, respectively. Total compensation expense recognized in the combined statements of income related to the deferred compensation plan for the years ended December 31, 2018, 2017 and 2016 was $609,543, $826,162 and $525,639, respectively. The total fair value of the investment at June 30, 2019 and December 31, 2018 was $1,399,871 and $1,501,828, respectively.

        Recently Adopted Accounting Standards—In May 2014, the FASB issued ASU 2014-09, Revenues from Contracts with Customers. It establishes a comprehensive revenue recognition standard for virtually all industries in U.S. GAAP. The revenue standard's core principle is built on the contract between a vendor and a customer for the provision of goods and services. It attempts to depict the exchange of rights and obligations between the parties in the pattern of revenue recognition based on the consideration to which the vendor is entitled. To accomplish this objective, the standard requires five basic steps: i) identify the contract with the customer; (ii) identify the performance obligations in the contract; (iii) determine the transaction price; (iv) allocate the transaction price to the performance obligations in the contract; and (v) recognize revenue when (or as) the entity satisfies a performance obligation. The amendments in ASU No. 2014-09 are effective for private companies, for annual reporting periods beginning after December 15, 2018. Effective January 1, 2019, Remington adopted the new standard under ASC 606. Results for reporting periods beginning after January 1, 2019 are presented under ASC 606, while prior period amounts are not adjusted and continue to be reported in accordance with Remington's historic accounting under ASC Topic 605-Revenue Recognition. Remington expects the new standard's impact on net income will be immaterial on an ongoing annual basis; however, Remington does anticipate that the new standard will have an impact on its revenues in interim periods due to timing. The primary impact of adopting the new standard relates to the timing of recognition of annual incentive management fees which are recognized over the annual period (subject to the constraint on variable consideration and significant reversal) based upon a common measure of progress instead of being recognized only at the end of each annual period.

        In February 2016, the FASB issued ASU 2016-02 Leases (Topic 842). This update is the result of the FASB's efforts to increase transparency and comparability among organizations by recognizing lease assets and lease liabilities on the balance sheet and disclosing key information about leasing arrangements. The core principle of this update is that a lessee should recognize the assets and liabilities that arise from leases. Effective January 1, 2019, Remington has adopted the new standard using the modified retrospective approach. Remington elected to adopt both the transition relief provided in ASU 2018-11 and the package of practical expedients which allowed Remington to retain historical lease classifications and accounting for any leases that existed prior to adoption of the standard. Additionally, Remington elected the practical expedients allowing Remington not to separate lease and non-lease components and not record leases with an initial term of twelve months or less ("short-term leases") on the combined balance sheet across all existing asset classes.

        Adoption of the new standard resulted in the recording of operating lease assets and operating lease liabilities of $28,294,325 as of January 1, 2019, which primarily relates to certain office space. The standard did not materially impact Remington's combined statements of operations or cash flows.

QUANTITATIVE AND QUALITATIVE DISCLOSURE ABOUT MARKET RISK

        Remington's primary market risk exposures consist of changes in share prices for investments held in the deferred compensation plan as well as risk from dependency on affiliate-owned hotels.

        Restricted Investments for Deferred Compensation Risk.    Remington invests in affiliated investment securities. Investment securities are exposed to various risks such as interest rate, market and credit risks. Due to the level of risk associated with certain investment securities, it is at least reasonably possible that changes in the values of investment securities will occur in the near term and that such changes could materially affect the amounts reported in the accompanying combined balance sheets. The total fair value of the investment at June 30, 2019 and December 31, 2018 was $1,399,871 and $1,501,828, respectively. The historical cost and approximate fair values, together with gross unrealized gains and losses, of securities restricted for use in the deferred compensation plan are as follows:

	Historical Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Available-for-sale securities:
June 30, 2019:
Equity Securities	$619,065	$780,806	$—	$1,399,871
Available-for-sale securities:
December 31, 2018:
Equity Securities	$536,380	$965,448	$—	$1,501,828

        Economic Dependency Risk.    The owners of Remington and other entities combined in these financial statements have a minority ownership interest in a majority of the hotels for which these companies provide hotel management and other services, and in addition, the owners hold positions on the board of directors of the affiliated ownership of the majority of hotels. Therefore, Remington is economically dependent upon affiliate-owned hotels. At June 30, 2019 and December 31, 2018, Remington held management contracts on 88 and 86 properties, respectively. Of those contracts, 84 and 82 properties, respectively, were under agreements with Ashford Trust, while 3 and 3 properties, respectively, were managed under agreements with Braemar.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF MARIETTA LEASEHOLD LP (A Partnership)

        The following Management's Discussion and Analysis ("MD&A") is intended to help the reader understand Marietta's results of operations and financial condition. This MD&A is provided as a supplement to, and should be read in conjunction with, the audited financial statements and the accompanying notes thereto contained elsewhere in this proxy statement/prospectus. In addition to historical financial information, the following discussion and analysis contains forward-looking statements that involve risks, uncertainties and assumptions. Marietta's results and the timing of selected events may differ materially from those anticipated in these forward-looking statements as a result of many factors, including those discussed under "Risk Factors" and elsewhere in this proxy statement/prospectus. See "Cautionary Statement Regarding Forward-Looking Statements."

  Overview

        Marietta Leasehold LP is a limited partnership formed in 2006 under the Delaware Revised Uniform Limited Partnership Act. Marietta leases a single hotel and convention center property in Marietta, Georgia, from the City of Marietta and earns revenues from the operation of this hotel property. The hotel property is operated as part of the Hilton brand of hotels, offering hotel and conference center services.

  Recent Developments

        On May 31, 2019, Marietta's partners entered into the Combination Agreement pursuant to which New Nevada Holdco will acquire the Hotel Management business of Remington and Marietta. Under the terms of the agreement, New Nevada Holdco will acquire the Transferred Securities, which include Remington's Hotel Management business and all of the partnership interests in Marietta for a purchase price of $275 million, payable by the issuance of $275 million of a new Series D Convertible Preferred Stock of New Nevada Holdco. Immediately after the closing of the Transactions, New Nevada Holdco will wholly own, directly or indirectly, Ashford Inc., Remington, the General Partner and Marietta and its general partner, and each of their respective subsidiaries.

        On June 20, 2019, Marietta entered into the Second Modification of Lease Agreement, amending the Lease Agreement between the parties dated March 1, 2008 (the "Modification Agreement"), related to the hotel property in Marietta, Georgia. The lease term was modified to expire on December 31, 2054 with additional monthly payments of $39,900 per month from August 1, 2024 through December 31, 2054. Under the Modification Agreement, the City of Marietta shall obtain and provide funding of $15.0 million to improve and renovate the hotel.

  Discussion of Presentation

        The discussion below relates to the financial condition and results of operations of Marietta. The historical financial information is not necessarily indicative of the future results of operations, financial position and cash flows.

  Results of Operations

  Six Months Ended June 30, 2019 Compared to Six Months Ended June 30, 2018

        The following table summarizes the changes in key line items from Marietta's statements of income for the six months ended June 30, 2019 and 2018 (in thousands):

	Six Months Ended June 30,		Favorable (Unfavorable)
	2019	2018	$ Change
Revenues
Rooms	$3,471	$3,662	$(191)
Food and beverage	1,833	2,038	(205)
Other operating revenues	47	96	(49)

Total revenues	5,351	5,796	(445)

Cost of Sales
Rooms	722	680	(42)
Food and beverage	1,096	1,144	48
Other operating costs	44	30	(14)

Total cost of sales	1,862	1,854	(8)

Gross Profit	3,489	3,942	(453)

Operating Expenses
General and administrative	528	517	(11)
Sales and marketing	663	705	42
Maintenance	333	285	(48)
Capital, ownership, and rent expense	1,111	1,195	84
Other	543	601	58

Total operating expenses	3,178	3,303	125

Net Income	$311	$639	$(328)

        Net Income.    Net income decreased $328,000 to $311,000 for the six months ended June 30, 2019 (the "2019 period") compared to the six months ended June 30, 2018 (the "2018 period") as a result of the factors discussed below.

        Total Revenues.    Total revenues decreased $445,000 to $5.4 million for the 2019 period compared to the 2018 period primarily due to decreases in rooms revenue of $191,000, food and beverage revenue of $205,000, and other operating revenues of $49,000. The decrease in rooms revenue was primarily due to a 482 basis point decrease in occupancy, partially offset by a 1.1% increase in room rates.

        Total Cost of Sales.    Total cost of sales increased by $8,000 to $1.9 million for the 2019 period compared to the 2018 period. The increase was due to increases in rooms expense of $42,000 and other operating costs of $14,000. These expenses were offset by a $48,000 decrease in food and beverage expense.

        Total Operating Expenses.    Total operating expenses decreased $125,000 to $3.2 million for the 2019 period compared to the 2018 period, primarily due lower utility costs in addition to lower franchise and management fees paid as a result of lower revenues.

  Year Ended December 31, 2018 Compared to Year Ended December 31, 2017

        The following table summarizes the changes in key line items from Marietta's statements of income for the years ended December 31, 2018 and 2017 (in thousands):

	Years Ended December 31,		Favorable (Unfavorable)
	2018	2017	$ Change
Revenues
Rooms	$7,212	$7,494	$(282)
Food and beverage	4,103	5,050	(947)
Other operating revenues	186	139	47

Total revenues	11,501	12,683	(1,182)

Cost of Sales
Rooms	1,464	1,559	95
Food and beverage	2,406	2,742	336
Other operating costs	60	134	74

Total cost of sales	3,930	4,435	505

Gross Profit	7,571	8,248	(677)

Operating Expenses
General and administrative	998	885	(113)
Sales and marketing	1,385	1,400	15
Maintenance	644	654	10
Capital, ownership, and rent expense	1,989	1,964	(25)
Other	1,242	1,213	(29)

Total operating expenses	6,258	6,116	(142)

Net Income	$1,313	$2,132	$(819)

        Net Income.    Net income decreased $819,000 to $1.3 million for the year ended December 31, 2018 ("2018") compared to the year ended December 31, 2017 ("2017") as a result of the factors discussed below.

        Total Revenues.    Total revenues decreased $1.2 million to $11.5 million for 2018 compared to 2017 primarily due to decreases in rooms revenue of $282,000, food and beverage revenue of $947,000, partially offset by an increase in other operating revenues of $47,000. The decrease in rooms revenue was primarily due to a 2.6% decrease in room rates as well as a 97 basis point decrease in occupancy.

        Total Cost of Sales.    Total cost of sales decreased by $505,000 to $3.9 million for 2018 compared to 2017. The decrease was due to decreases in rooms expense of $95,000, food and beverage expense of $336,000 and other operating costs of $74,000.

        Total Operating Expenses.    Total operating expenses increased $142,000 to $6.3 million for 2018 compared 2017 primarily due to increased wages and benefits which is included in "general and administrative expenses" on Marietta's statement of income.

  Year Ended December 31, 2017 Compared to Year Ended December 31, 2016

        The following table summarizes the changes in key line items from Marietta's statements of income for the years ended December 31, 2017 and 2016 (in thousands):

	Years Ended December 31,		Favorable (Unfavorable)
	2017	2016	$ Change
Revenues
Rooms	$7,494	$7,046	$448
Food and beverage	5,050	5,211	(161)
Other operating revenues	139	178	(39)

Total revenues	12,683	12,435	248

Cost of Sales
Rooms	1,559	1,426	(133)
Food and beverage	2,742	2,922	180
Other operating costs	134	114	(20)

Total cost of sales	4,435	4,462	27

Gross Profit	8,248	7,973	275

Operating Expenses
General and administrative	885	1,031	146
Sales and marketing	1,400	1,368	(32)
Maintenance	654	569	(85)
Capital, ownership, and rent expense	1,964	1,970	6
Other	1,213	1,154	(59)

Total Operating Expenses	6,116	6,092	(24)

Net Income	$2,132	$1,881	$251

        Net Income.    Net income increased $251,000 to $2.1 million for 2017 compared to the year ended December 31, 2016 ("2016") as a result of the factors discussed below.

        Total Revenues.    Total revenues increased $248,000 to $12.7 million for 2017 compared to 2016 primarily due to increases in rooms revenue of $448,000, partially offset by decreases in food and beverage revenue of $161,000 and other operating revenues of $39,000. The increase in rooms revenue was primarily due to a 4.8% increase in room rates as well as a 140 basis point increase in occupancy.

        Total Cost of Sales.    Total cost of sales decreased by $27,000 to $4.4 million for 2017 compared to 2016. The decrease was due a decrease in food and beverage expense of $180,000, partially offset by increases in rooms expense of $133,000 and other operating costs of $20,000.

        Total Operating Expenses.    Total operating expenses increased $24,000 to $6.1 million for 2017 compared to 2016, primarily due to higher utility costs as well as higher franchise and management fees paid as a result of higher revenues.

  Liquidity and Capital Resources

        Short-term liquidity requirements consist primarily of funds necessary for operating expenses primarily attributable to leasing the hotel and convention center property and supplying daily operations. Marietta expects to meet its short-term liquidity requirements generally through net cash provided by operations and existing balances of cash and cash equivalents which it believes will provide sufficient liquidity to meet the existing non-discretionary obligations and anticipated ordinary course operating expenses for at least the next twelve months.

        Long-term liquidity requirements consist primarily of funds necessary for leasing the hotel and convention center property. Marietta expects to meet its long-term liquidity requirements primarily through net cash provided by operations.

        Marietta has no debt obligations, lines of credit or any other outside financing arrangements. Any liquidity requirements for expenses outside the ordinary course of business are ultimately provided by Marietta's partners.

  Sources and Uses of Cash

        As of June 30, 2019 and December 31, 2018, Marietta had $3.7 million and $3.3 million of cash and cash equivalents, respectively, and $2,079 and $971 of restricted cash, respectively. As of December 31, 2017 and 2016, Marietta had $2.7 million and $1.6 million of cash and cash equivalents, respectively, and $55,356 and $134,383 of restricted cash, respectively.

        Net Cash Flows Provided by (Used in) Operating Activities.    Operating activities provided net cash flows of $394,706 and $484,314 for the six months ended June 30, 2019 and 2018, respectively. The decrease in cash flows provided by operating activities in the six months ended June 30, 2019, were due primarily to a decrease in net income, partially offset by favorable changes in working capital.

        Operating activities provided net cash flows of $1.1 million, $2.1 million and $1.2 million for the years ended December 31, 2018, 2017 and 2016, respectively. The fluctuations in cash flows provided by operating activities in the years ended 2018, 2017 and 2016, were due primarily to fluctuations in net income.

        Net Cash Flows Provided by (Used in) Investing Activities.    For the six months ended June 30, 2019, net cash used in investing activities was $1,108 due to changes in restricted cash. For the six months ended June 30, 2018, net cash flows used in investing activities were $248,692 primarily due to changes in restricted cash of $193,336 and cash advances of $55,356.

        For the year ended December 31, 2018, net cash used in investing activities was $971 due to cash advances of $55,356, partially offset by $54,385 of changes in restricted cash.

        For the year ended December 31, 2017, net cash used in investing activities was $0 primarily due to cash advances of $79,027, offset by $79,027 of changes in restricted cash.

        For the year ended December 31, 2016, net cash used in investing activities was $0 primarily due to cash advances of $57,796, offset by $57,796 of changes in restricted cash.

        Net Cash Flows Provided by (Used in) Financing Activities.    For the six months ended June 30, 2019 and 2018, cash flows used in financing activities were $0.

        For the year ended December 31, 2018, cash flows used in financing activities consisted of distributions to partners in the amount of $455,651.

        For the year ended December 31, 2017, cash flows used in financing activities consisted of distributions to partners in the amount of $1.0 million.

        For the year ended December 31, 2016, cash flows used in financing activities consisted of distributions to partners in the amount of $1.5 million.

  Off-Balance Sheet Arrangements

        None.

  Contractual Obligations and Commitments

        The table below summarizes future obligations as of June 30, 2019 (in thousands):

	Payments Due by Period
	< 1 Year	1 - 3 Years	3 - 5 Years	>5 Years	Total
Contractual obligations:
Finance Lease Obligations	$2,804	$5,608	$5,608	$85,515	$99,535

Total contractual obligations	$2,804	$5,608	$5,608	$85,515	$99,535

Critical Accounting Policies

        Marietta believes that the following discussion addresses its most critical accounting policies, representing those policies considered most vital to the portrayal of its consolidated financial condition and results of operations and requiring management's most difficult, subjective and complex judgments.

        Revenue Recognition—On January 1, 2019, Marietta adopted Topic 606 using the modified retrospective method. As the adoption of this standard did not have a material impact on Marietta's financial statements, no adjustments to opening retained earnings were made as of January 1, 2019. Results for reporting periods beginning after January 1, 2019, are presented under Topic 606, while prior period amounts are not adjusted and continue to be reported in accordance with Marietta's historic accounting under ASC Topic 605-Revenue Recognition.

        Revenues are recognized when control of the promised goods or services is transferred to customers, in an amount that reflects the consideration Marietta expects to be entitled to in exchange for those goods or services.

        Marietta determines revenue recognition through the following steps:

  •
  Identification of the contract, or contracts, with a customer;

  •
  Identification of the performance obligations in the contract;

  •
  Determination of the transaction price;

  •
  Allocation of the transaction price to the performance obligations in the contract; and

  •
  Recognition of revenue when, or as, Marietta satisfies a performance obligation

        Rooms revenue represents revenues from the occupancy of Marietta's hotel rooms and is driven by the occupancy and average daily rate charged. Rooms revenue includes revenue for guest no-shows, day use, and early/late departure fees. The contracts for room stays with customers are generally short in duration and revenues are recognized as services are provided over the course of the hotel stay.

        Food and beverage revenues consist of revenue from the restaurants and lounges at Marietta's hotel property, in-room dining and mini-bars revenue, and banquet/catering revenue from group and social functions. Other food and beverage revenue may include revenue from audio visual equipment/services, rental of function rooms, and other food and beverage related revenues. Food and beverage revenue is recognized as the services or products are provided. Our hotel property may employ third parties to provide certain services at the property, for example, audio visual services. We evaluate each of these contracts to determine if the hotel is the principal or the agent in the transaction and record the revenues as appropriate (i.e. gross vs. net).

        Other revenue consists of ancillary revenue at the property, including attrition and cancellation fees, parking and other guest services. Attrition and cancellation fees are recognized for non-cancellable deposits when the customer provides notification of cancellation within established management policy time frames.

  Income Taxes

        Marietta is not directly subject to income taxes under the provisions of the Code. Therefore, taxable income or loss is reported to the individual partners for inclusion in their respective tax returns and no provision for federal income taxes has been included in the accompanying financial statements.

        Marietta files income tax returns in the U.S. federal jurisdiction and the State of Georgia. With a few exceptions, Marietta is no longer subject to U.S. federal or state and local income tax examinations by tax authorities for years before 2015.

        Recently Adopted Accounting Standards—In May 2014, the FASB issued ASU 2014-09, Revenues from Contracts with Customers (Topic 606). It establishes a comprehensive revenue recognition standard for virtually all industries in U.S. GAAP. The revenue standard's core principle is built on the contract between a vendor and a customer for the provision of goods and services. It attempts to depict the exchange of rights and obligations between the parties in the pattern of revenue recognition based on the consideration to which the vendor is entitled. To accomplish this objective, the standard requires five basic steps: (i) identify the contract with the customer; (ii) identify the performance obligations in the contract; (iii) determine the transaction price; (iv) allocate the transaction price to the performance obligations in the contract; and (v) recognize revenue when (or as) the entity satisfies a performance obligation. The amendments in ASU No. 2014-09 are effective for private companies, for annual reporting periods beginning after December 15, 2018. Early adoption of this standard did not materially affect the amount or timing of revenue recognition for revenues from room, food and beverage, and other hotel level sales. Marietta early adopted this standard effective January 1, 2019, under the modified retrospective method, and the adoption of this standard did not have a material impact on Marietta's financial statements.

        In February 2016, the FASB issued ASU 2016-02 Leases (Topic 842). This update is the result of the FASB's efforts to increase transparency and comparability among organizations by recognizing lease assets and lease liabilities on the balance sheet and disclosing key information about leasing arrangements. The core principle of this update is that a lessee should recognize the assets and liabilities that arise from leases. Effective January 1, 2019, Marietta has adopted the new standard using the modified retrospective approach. Marietta elected to adopt both the transition relief provided in ASU 2018-11 and the package of practical expedients which allowed Marietta to retain historical lease classifications and accounting for any leases that existed prior to adoption of the standard. Additionally, Marietta elected the practical expedients allowing Marietta not to separate lease and non-lease components and not record leases with an initial term of twelve months or less on the balance sheet across all existing asset classes.

        Early adoption of the new standard resulted in the recording of operating lease assets and operating lease liabilities of $19.07 million as of January 1, 2019, which primarily relates to the lease of the hotel property. The standard did not materially impact Marietta's statements of operations or cash flows.

QUANTITATIVE AND QUALITATIVE DISCLOSURE ABOUT MARKET RISK

        Marietta has no material exposure to market risk.

ANTICIPATED ACCOUNTING TREATMENT OF THE TRANSACTIONS

        The Company prepares its financial statements in accordance with accounting principles generally accepted in the United States of America, which is referred to as GAAP. If the Transactions are consummated, the Merger (whereby Ashford Inc. will survive and become a wholly-owned subsidiary of New Nevada Holdco and, by virtue of such Merger, each issued and outstanding share of common stock of Ashford Inc. will be converted into one share of common stock, par value $0.001 per share, of New Nevada Holdco, and each issued and outstanding share of Series B Convertible Preferred Stock of the Company will be converted into one share of Series D Convertible Preferred Stock, par value $0.001 per share, of New Nevada Holdco) is expected to be accounted for as a common control transaction. The transfer of the Transferred Securities from the Remington Sellers to New Nevada Holdco in exchange for the Aggregate Consideration (including $275,000,000 consisting of 11,000,000 shares of Series D Convertible Preferred Stock of New Nevada Holdco, with a liquidation preference of $25 per share) provided in the Combination Agreement is expected to be accounted for as a business combination, in conformity with GAAP. New Nevada Holdco will be treated as the acquirer in the business combination for accounting purposes.

UNAUDITED PRO FORMA CONSOLIDATED AND COMBINED FINANCIAL STATEMENTS
Unaudited Pro Forma Consolidated and Combined Financial Statements of Ashford Nevada Holding Corp. and Subsidiaries

        The unaudited pro forma consolidated and combined financial statements as of and for the six months ended June 30, 2019, and for the year ended December 31, 2018, have been derived from the historical (i) financial statements of Ashford Inc. and subsidiaries, (ii) combined carve-out financial statements of the Remington Hotel Management Business (a carve-out of Remington Holdings, L.P.) and (iii) financial statements of the Marietta Leasehold LP ("Marietta").

        The pro forma adjustments give effect to:

            (i)  the acquisition of a 100% interest in the Property Management Business of Remington and Marietta for $275.0 million in consideration in the form of 11,000,000 shares of Series D Convertible Preferred Stock of New Nevada Holdco at $25 per share;

           (ii)  the assumption by New Nevada Holdco of certain fees and expenses related to the Transactions;

          (iii)  the exchange of $203.0 million of Series B Convertible Preferred Stock for $203.0 million of Series D Convertible Preferred Stock of New Nevada Holdco such that, after the Transactions, $478.0 million of Series D Convertible Preferred Stock, and no Series B Convertible Preferred Stock, will be outstanding (together with (i) and (ii), the "Pro Forma Transactions'').

        The unaudited pro forma consolidated and combined balance sheet as of June 30, 2019, is presented to reflect adjustments to New Nevada Holdco's balance sheet (as successor to Ashford Inc.) as if the Pro Forma Transactions were completed on June 30, 2019. The unaudited pro forma consolidated statements of operations for the six months ended June 30, 2019, and for the year ended December 31, 2018, are presented as if the Pro Forma Transactions were completed on January 1, 2018.

        The unaudited pro forma consolidated and combined financial statements are provided for informational purposes only and do not purport to represent what the actual consolidated results of operations or the consolidated financial position of New Nevada Holdco would have been had the Pro Forma Transactions occurred on the dates assumed, nor are they necessarily indicative of future consolidated results of operations or consolidated financial position. The unaudited pro forma consolidated and combined financial statements should be read in conjunction with:

  •
  the accompanying notes to the unaudited pro forma consolidated and combined financial statements;

  •
  the audited consolidated financial statements and accompanying notes of Ashford Inc. contained elsewhere in this proxy statement/prospectus;

  •
  the unaudited consolidated financial statements and accompanying notes of Ashford Inc. contained elsewhere in this proxy statement/prospectus;

  •
  the special purpose combined carve-out financial statements of the Property Management Business of Remington included in this proxy statement/prospectus; and

  •
  the financial statements of Marietta included in this proxy statement/prospectus.

 ASHFORD NEVADA HOLDING CORP. AND SUBSIDIARIES
UNAUDITED PRO FORMA CONSOLIDATED AND COMBINED BALANCE SHEET
As of June 30, 2019
(in thousands, except share and per share amounts)

	Historical Ashford Inc. (A)	Historical Remington Property Management (B)	Historical Marietta Leasehold L.P. (C)	Adjustments		Pro Forma Ashford Nevada Holding Corp.
ASSETS
Current assets:
Cash and cash equivalents	$40,039	$1,858	$3,710	$—	(D)	$45,607
Restricted cash	13,276	7,325	2	—	(D)	20,603
Restricted investment for deferred compensation	—	1,400	—	—	(D)	1,228
				(172)	(I)
Accounts receivable, net	9,232	45	100	—	(D)	9,377
Due from affiliates	93	971	59	—	(D)	152
				(971)	(J)
Due from Ashford Trust	4,872	14,006	—	—	(D)	18,878
Due from Braemar	1,830	849	—	—	(D)	2,679
Inventories	1,504	—	47	—	(D)	1,551
Prepaid expenses and other	3,875	494	339	—	(D)	4,708

Total current assets	74,721	26,948	4,257	(1,143)		104,783
Investments in unconsolidated entities	2,990	—	—	—		2,990
Furniture, fixtures and equipment, net	62,546	541	—	—	(D)	63,087
Operating lease right-of-use assets	21,597	25,537	40,856	—	(D)	77,145
				(15,035)	(J)
				4,190	(E)
Goodwill	65,040	—	—	132,782	(E)	197,822
Intangible assets, net	189,742	—	—	162,400	(E)	362,542
				10,400	(E)
Other assets	1,542	944	—	—	(D)	1,542
				(944)	(K)

Total assets	$418,178	$53,970	$45,113	$292,650		$809,911

LIABILITIES
Current liabilities:
Accounts payable and accrued expenses	$26,154	$18,509	$901	$—	(D)	$50,814
				5,250	(F)
Dividends payable	2,791	—	—	—		2,791
Due to affiliates	726	255	29	—	(D)	357
				(653)	(J)
Deferred income	138	23	219	—	(D)	380
Deferred compensation plan	77	118	—	—	(D)	195
Notes payable, net	2,933	—	—	—		2,933
Operating lease liabilities	2,066	2,109	186	—	(D)	3,144
				(1,217)	(J)
Other liabilities	14,532	2,132	—	—	(D)	16,664

Total current liabilities	49,417	23,146	1,335	3,380		77,278
Deferred income	11,088	—	—	—		11,088
Deferred tax liability, net	31,750	—	—	43,894	(E)	75,644
Deferred compensation plan	6,347	—	—	—		6,347
Notes payable, net	21,925	—	—	—		21,925
Operating lease liabilities	19,546	23,427	40,049	—	(D)	69,204
				(13,818)	(J)
Other liabilities	2,670	3,295	—	—	(D)	5,965

Total liabilities	142,743	49,868	41,384	33,456		267,451

Commitments and contingencies
MEZZANINE EQUITY
Series B convertible preferred stock, $25 par value, 8,120,000 shares issued and outstanding, net of discount at June 30, 2019 and no shares issued and outstanding, as adjusted	201,822	—	—	(201,822)	(G)	—
Series D convertible preferred stock, $25 par value, no shares issued and outstanding as of June 30, 2019 and 19,120,000 shares issued and outstanding, net of discount, as adjusted	—	—	—	473,562	(H)	473,562
Redeemable noncontrolling interests	3,615	—	—	—		3,615
EQUITY
Preferred stock, $0.01 par value, 50,000,000 shares authorized:
Series A cumulative preferred stock, no shares issued and outstanding at June 30, 2019	—	—	—	—		—
Common stock, $0.01 par value, 100,000,000 shares authorized, 2,475,848 shares issued and outstanding at June 30, 2019 and 2,475,848 shares issued and 2,470,434 shares outstanding, as adjusted	25	—	—	—		25
Additional paid-in capital	289,821	3,321	3,729	(7,050)	(L)	289,821
Accumulated deficit	(219,965)	—	—	707	(G)	(224,508)
				(5,250)	(F)
Treasury stock, at cost, no shares at June 30, 2019, and 5,414 shares, as adjusted	—	—	—	(172)	(I)	(172)
Accumulated other comprehensive income (loss)	(293)	781	—	(781)	(L)	(293)

Total stockholders' equity of the Company	69,588	4,102	3,729	(12,546)		64,873
Noncontrolling interests in consolidated entities	410	—	—	—		410

Total equity	69,998	4,102	3,729	(12,546)		65,283

Total liabilities and equity	$418,178	$53,970	$45,113	$292,650		$809,911

See Notes to Unaudited Pro Forma Consolidated and Combined Financial Statements.

ASHFORD NEVADA HOLDING CORP. AND SUBSIDIARIES
UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
Six Months Ended June 30, 2019
(in thousands, except per share amounts)

	Historical Ashford Inc. (AA)	Historical Remington Property Management (BB)	Historical Marietta Leasehold L.P. (CC)	Adjustments		Pro Forma Ashford Nevada Holding Corp.
Revenue
Advisory services	$40,407	$—	$—	$(17,998)	(DD)	$22,409
Hotel management	—	17,077	—	(145)	(EE)	16,932
Audio visual	61,102	—	—	—		61,102
Project management	15,490	—	—	(2,618)	(DD)	12,872
Cost reimbursement revenue	—	139,423	—	20,616	(DD)	157,038
				(3,001)	(EE)	—
Other	9,787	—	5,351	—		15,138

Total revenue	126,786	156,500	5,351	(3,146)		285,491
Expenses
Salaries and benefits	40,857	6,904	—	(14,145)	(DD)	33,616
Cost of revenues for audio visual	43,668	—	—	—		43,668
Cost of revenues for project management	5,488	—	—	(2,572)	(DD)	2,916
Reimbursed expenses	—	139,423	—	20,616	(DD)	157,038
				(3,001)	(EE)
Depreciation and amortization	9,461	107	—	8,436	(FF)	18,004
General and administrative	19,350	2,082	—	(4,701)	(DD)	13,823
				(2,908)	(GG)
Other	4,477	—	5,040	(145)	(EE)	9,431
				59	(HH)

Total expenses	123,301	148,516	5,040	1,639		278,496

Operating income (loss)	3,485	7,984	311	(4,785)		6,995
Equity in earnings (loss) of unconsolidated entities	(573)	—	—	—		(573)
Interest expense	(742)	—	—	—		(742)
Amortization of loan costs	(139)	—	—	—		(139)
Interest income	29	12	—	(12)	(II)	29
Dividend income	—	13	—	—		13
Realized gain (loss) on investments	—	(141)	—	—		(141)
Other income (expense)	(95)	31	—	—		(64)

Income (loss) before income taxes	1,965	7,899	311	(4,797)		5,378
Income tax (expense) benefit	(1,726)	(126)	—	(1,527)	(JJ)	(3,379)

Net income (loss)	239	7,773	311	(6,324)		1,999
(Income) loss from consolidated entities attributable to noncontrolling interests	294	—	—	—		294
Net (income) loss attributable to redeemable noncontrolling interests	289	—	—	15	(KK)	304

Net income (loss) attributable to the Company	822	7,773	311	(6,309)		2,597
Preferred dividends	(5,583)	—	—	(9,612)	(LL)	(16,707)
				(1,512)	(MM)
Amortization of preferred stock discount	(975)	—	—	(365)	(NN)	(645)
				695	(OO)

Net income (loss) attributable to common stockholders	$(5,736)	$7,773	$311	$(17,103)		$(14,755)

Income (loss) per share—basic and diluted
Basic:
Net income (loss) attributable to common stockholders	$(2.35)				(PP)	$(6.04)

Weighted average common shares outstanding—basic	2,441				(PP)	2,441

Diluted:
Net income (loss) attributable to common stockholders	$(3.94)				(QQ)	$(7.44)

Weighted average common shares outstanding—diluted	2,583				(QQ)	2,583

See Notes to Unaudited Pro Forma Consolidated and Combined Financial Statements.

 ASHFORD NEVADA HOLDING CORP. AND SUBSIDIARIES
UNAUDITED PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
Year Ended December 31, 2018
(in thousands, except per share amounts)

	Historical Ashford Inc. (AA)	Historical Remington Property Management (BB)	Historical Marietta Leasehold L.P. (CC)	Adjustments		Pro Forma Ashford Nevada Holding Corp.
Revenue
Advisory services	$89,476	$—	$—	$(41,563)	(DD)	$47,913
Hotel management	—	34,889	—	(588)	(EE)	34,301
Audio visual	81,186	—	—	—		81,186
Project management	10,634	—	—	(1,832)	(DD)	8,802
Cost reimbursement revenue	—	249,401	—	43,395	(DD)	285,414
				(7,382)	(EE)
Other	14,224	—	11,501	—		25,725

Total revenue	195,520	284,290	11,501	(7,970)		483,341
Expenses
Salaries and benefits	79,205	15,214	—	(35,204)	(DD)	59,215
Cost of revenues for audio visual	64,555	—	—	—		64,555
Cost of revenues for project management	3,292	—	—	(1,786)	(DD)	1,506
Reimbursed expenses	—	249,401	—	43,395	(DD)	285,414
				(7,382)	(EE)
Depreciation and amortization	9,342	181	—	17,803	(FF)	27,326
General and administrative	34,796	3,713	—	(8,276)	(DD)	29,662
				(571)	(GG)
Impairment	1,919	—	—	—		1,919
Other	3,250	—	10,188	(588)	(EE)	12,970
				120	(HH)

Total expenses	196,359	268,509	10,188	7,511		482,567

Operating income (loss)	(839)	15,781	1,313	(15,481)		774
Interest expense	(959)	—	—	—		(959)
Amortization of loan costs	(241)	—	—	—		(241)
Interest income	329	9	—	(9)	(II)	329
Dividend income	—	36	—	—		36
Realized gain (loss) on investments	—	113	—	—		113
Other income (expense)	(834)	19	—	—		(815)

Income (loss) before income taxes	(2,544)	15,958	1,313	(15,490)		(763)
Income tax (expense) benefit	10,364	(168)	—	(1,847)	(JJ)	8,349

Net income (loss)	7,820	15,790	1,313	(17,337)		7,586
(Income) loss from consolidated entities attributable to noncontrolling interests	924	—	—	—		924
Net (income) loss attributable to redeemable noncontrolling interests	1,438	—	—	37	(KK)	1,475

Net income (loss) attributable to the Company	10,182	15,790	1,313	(17,300)		9,985
Preferred dividends	(4,466)	—	—	(18,122)	(LL)	(23,473)
				(885)	(MM)
Amortization of preferred stock discount	(730)	—	—	(1,835)	(NN)	(2,385)
				180	(OO)

Net income (loss) attributable to common stockholders	$4,986	$15,790	$1,313	$(37,962)		$(15,873)

Income (loss) per share—basic and diluted
Basic:
Net income (loss) attributable to common stockholders	$2.29				(RR)	$(7.31)

Weighted average common shares outstanding—basic	2,170				(RR)	2,170

Diluted:
Net income (loss) attributable to common stockholders	$(2.11)				(SS)	$(11.06)

Weighted average common shares outstanding—diluted	2,332				(SS)	2,297

See Notes to Unaudited Pro Forma Consolidated and Combined Financial Statements.

 Notes to Unaudited Pro Forma Consolidated and Combined Balance Sheet

(A)
Represents the historical consolidated balance sheet of Ashford Inc. as of June 30, 2019, included elsewhere in this proxy statement/prospectus.

(B)
Represents the historical combined balance sheet of the Property Management Business of Remington as of June 30, 2019, included elsewhere in this proxy statement/prospectus.

(C)
Represents the historical balance sheet of Marietta as of June 30, 2019, included elsewhere in this proxy statement/prospectus.

(D)
The carrying values of the historical assets and liabilities of the Property Management Business of Remington and Marietta as of June 30, 2019, including the working capital balances, net furniture, fixtures and equipment, operating lease right-of-use assets and operating lease liabilities approximate fair value in the pro forma consolidated and combined balance sheet as of June 30, 2019.

(E)
The following table represents the fair value of assets acquired and liabilities assumed not discussed in note (D) above (in thousands):

	Fair Value	Estimated Life
Assets
Intangible assets
Hotel management contracts	$162,400	25 years
Trade name	10,400	Indefinite
Below-market lease	4,190	35 years
Goodwill	132,782	Indefinite

	$309,772

Liabilities
Deferred tax liability, net	$43,894

	$43,894

        The goodwill balance is calculated as follows (in thousands):

Fair Value
Series D Convertible Preferred Stock, net of discount	$272,447
Hotel management contracts	(162,400)
Trade name	(10,400)
Below-market lease	(4,190)
Deferred tax liability	43,894
Net assets acquired	(6,569)

Goodwill	$132,782

(F)
Upon closing, New Nevada Holdco will pay up to an aggregate of $4.1 million of (i) the transaction expenses incurred by the Remington WC Parties, Mr. Monty J. Bennett or the Remington companies (on behalf of themselves or their affiliates) in connection with the Transactions, including, among other things, one-half of all filing and other similar fees payable in connection with any filings or submissions under the HSR Act and (ii) any bonus and other payments (including applicable taxes in respect thereof) made to employees and agents of the Remington companies in connection with the closing of the Transactions. Also, New Nevada Holdco will incur a transaction fee of approximately $1.2 million upon closing and has incurred $3.5 million as of June 30, 2019 ($8.8 million total). As noted in (GG) of the pro forma consolidated statement of operations, $3.5 million of transaction costs were expensed as of June 30, 2019, resulting in a pro forma adjustment of $5.3 million. Such amounts are not included in the pro forma consolidated statement of operations for the six months ended June 30, 2019, as these costs are considered to be nonrecurring in nature.

(G)
Represents adjustments for the exchange of $203.0 million of Series B Convertible Preferred Stock for $203.0 million of Series D Convertible Preferred Stock in the form of 8,120,000 shares (such that, after the transactions, $478.0 million of Series D Convertible Preferred Stock, and no Series B Convertible Preferred Stock, will be outstanding). The extinguishment of the Series B Convertible Preferred Stock resulted in a deemed contribution of $707,000 based on the fair value of the new preferred stock of $201.1 million when compared to the book value of the Series B Convertible Preferred Stock of $201.8 million as of June 30, 2019.

(H)
Represents the adjustment for (i) New Nevada Holdco's acquisition of a 100% interest in the Property Management Business of Remington and Marietta for $275.0 million in consideration in the form of 11,000,000 shares of Series D Convertible Preferred Stock at $25 per share and (ii) the exchange of $203.0 million of Series B Convertible Preferred Stock for $203.0 million of Series D Convertible Preferred Stock. The initial value of the Series D Convertible Preferred Stock is discounted by approximately $4.4 million due to the Series D Convertible Preferred Stock's increasing dividend rate over a three year period. The Series D Convertible Preferred Stock is redeemable at the option of the holder for cash in the event of a change of control. Under the applicable authoritative accounting guidance, certain redeemable equity instruments should be classified outside of permanent equity (mezzanine equity) if they are redeemable for cash (1) at a fixed or determinable price on a fixed or determinable date, (2) at the option of the holder, or (3) upon the occurrence of an event that is not solely within the control of the issuer. As the Series D Convertible Preferred Stock meets these criteria, it should be classified as mezzanine equity in the unaudited pro forma consolidated and combined balance sheet.

(I)
Represents a reclass to treasury stock for the value of Ashford Inc. common stock held by the Property Management Business of Remington at June 30, 2019.

(J)
Represents eliminations of intercompany balances upon the combination of Ashford Inc., the Property Management Business of Remington and Marietta, including intercompany leases between the entities. The elimination related to leases represents the rent reimbursed by Ashford Inc. to the Property Management Business of Remington. The Property Management Business of Remington leases corporate office space from a third party and then subleases a portion of the space to Ashford Inc.

(K)
Represents a note receivable which was not acquired by Ashford Inc.

(L)
Represents an adjustment for the net assets acquired.

 Notes to Unaudited Pro Forma Consolidated Statement of Operations

(AA)
Represents the historical consolidated statements of operations of Ashford Inc. for the six months ended June 30, 2019 (unaudited) and the year ended December 31, 2018, included elsewhere in this proxy statement/prospectus.

(BB)
Represents the historical combined statements of income of the Property Management Business of Remington for the six months ended June 30, 2019 (unaudited), and the year ended December 31, 2018, included elsewhere in this proxy statement/prospectus.

(CC)
Represents the historical statements of operations of Marietta for the six months ended June 30, 2019 and the year ended December 31, 2018, included elsewhere in this proxy statement/prospectus.

(DD)
Represents an adjustment for (i) the reclassification of cost reimbursement revenue from the historical consolidated statements of operations of Ashford Inc. included within "advisory services" and "project management" revenues to "cost reimbursement revenue" and the associated expenses to "reimbursed expenses" and (ii) reimbursed costs associated with the Transition Cost Sharing Agreement.

(EE)
Represents eliminations of intercompany revenues and expenses upon the combination of Ashford Inc., the Property Management Business of Remington and Marietta.

(FF)
Represents the incremental adjustment to record pro forma amortization expense on an accelerated basis using the discounted cash flow method on the portion of the purchase price allocated to hotel management contracts discussed in footnote (E) to the unaudited pro forma consolidated and combined balance sheet. The estimated remaining useful life of the hotel management contracts was determined based on the projected economic benefit associated with the asset and was determined to be 25 years. Trade names have been assigned an indefinite useful life and as such are not amortized and thus no amortization expense attributable to trade names is included in this pro forma adjustment.

(GG)
Represents the elimination of nonrecurring costs directly attributable to the transaction for the six months ended June 30, 2019, and the year ended December 31, 2018.

(HH)
Represents the amortization of the below-market lease discussed in footnote (E) over an estimated useful life of 35 years.

(II)
Represents an adjustment for the interest income related to a note receivable which was not acquired by Ashford Inc.

(JJ)
Represents the adjustment to income tax expense based on a blended federal and state tax rate of approximately 25% applied to the Property Management Business of Remington and Marietta along with the income tax effect of preferred dividends on Ashford Inc.

(KK)
Represents an adjustment to net (income) loss attributable to redeemable noncontrolling interests calculated as 0.2% of net income (loss).

(LL)
Represents the preferred dividend on the 11,000,000 shares of Series D Convertible Preferred Stock discussed in footnote (H) to the unaudited pro forma consolidated and combined balance sheet based on an annual rate of 6.59% for the year ended December 31, 2018 and 6.99% for the six months ended June 30, 2019.

(MM)
Represents an adjustment to the preferred dividend on the 8,120,000 shares of Series B Convertible Preferred Stock that are exchanged for Series D Convertible Preferred Stock as discussed in footnote (G) to the unaudited pro forma consolidated and combined balance sheet based on an annual rate of 6.59% for the year ended December 31, 2018 and 6.99% for the six months ended June 30, 2019.

(NN)
Represents the amortization of the discount on the 11,000,000 shares of Series D Convertible Preferred Stock discussed in footnote (H) to the unaudited pro forma consolidated and combined balance sheet.

(OO)
Represents an adjustment to the amortization of the discount on the 8,120,000 shares of Series B Convertible Preferred Stock that are exchanged for Series D Convertible Preferred Stock as discussed in footnote (G).

(PP)
Pro forma basic earnings per share for the six months ended June 30, 2019, is based on pro forma net loss attributable to common stockholders divided by 2.4 million weighted average basic shares outstanding. The transaction does not result in any additional issuances of Ashford Inc. common stock upon closing.

(QQ)
Pro forma diluted earnings per share for the six months ended June 30, 2019, is based on pro forma net loss attributable to common stockholders divided by 2.6 million weighted average diluted shares outstanding. Diluted earnings per share excludes any potential shares issued upon the conversion of the preferred stock as the effect would be anti-dilutive under the two-class method.

(RR)
Pro forma basic earnings per share for the year ended December 31, 2018, is based on pro forma net loss attributable to common stockholders divided by 2.2 million weighted average basic shares outstanding. The transaction does not result in any additional issuances of Ashford Inc. common stock upon closing.

(SS)
Pro forma diluted earnings per share for the year ended December 31, 2018, is based on pro forma net loss attributable to common stockholders divided by 2.3 million weighted average diluted shares outstanding. Diluted earnings per share excludes any potential shares issued upon the conversion of the preferred stock as the effect would be anti-dilutive under the two-class method.

        The following table reconciles the amounts used in calculating historical and pro forma basic and diluted income (loss) per share (in thousands, except per share amounts):

	Six Months Ended June 30, 2019		Year Ended December 31, 2018
	Historical Ashford Inc. (AA)	Pro Forma Ashford Nevada Holding Corp.	Historical Ashford Inc. (AA)	Pro Forma Ashford Nevada Holding Corp.
Net income (loss) attributable to common stockholders—basic and diluted:
Net income (loss) attributable to the Company	$822	$2,597	$10,182	$9,985
Less: Net income allocated to unvested shares	—	—	(21)	—

Undistributed net income (loss) allocated to common stockholders	822	2,597	10,161	9,985
Dividends on preferred stock and amortization	(6,558)	(17,352)	(5,196)	(25,858)

Distributed and undistributed net income (loss)—basic	$(5,736)	$(14,755)	$4,965	$(15,873)

Effect of deferred compensation plan	(4,077)	(4,077)	(8,444)	(8,444)
Effect of incremental subsidiary shares	(373)	(373)	(1,447)	(1,086)

Distributed and undistributed net income (loss)—diluted	$(10,186)	$(19,205)	$(4,926)	$(25,403)

Weighted average common shares outstanding:
Weighted average common shares outstanding—basic	2,441	2,441	2,170	2,170

Effect of deferred compensation plan shares	101	101	103	103
Effect of incremental subsidiary shares	41	41	59	24

Weighted average common shares outstanding—diluted	2,583	2,583	2,332	2,297

Income (loss) per share—basic:
Net income (loss) allocated to common stockholders per share	$(2.35)	$(6.04)	$2.29	$(7.31)

Income (loss) per share—diluted:
Net income (loss) allocated to common stockholders per share	$(3.94)	$(7.44)	$(2.11)	$(11.06)

APPRAISAL RIGHTS APPLICABLE TO THE TRANSACTION PROPOSAL

        Under the MGCL and subject to certain exceptions, the holder of stock of a Maryland corporation that is entitled to vote on a merger is entitled to object to the merger and demand the fair value of the stockholder's stock from the successor in the merger if the holder strictly complies with the provisions of Title 3, Subtitle 2 of the MGCL. The provisions of Title 3, Subtitle 2 are set forth as Annex J to this proxy statement/prospectus. Because the Company's stock will be exchanged for stock of New Nevada Holdco in the Merger, appraisal rights are potentially applicable. With respect to the Merger, holders of the Company's common stock will not be entitled to exercise appraisal rights provided that the common stock continues to be listed on the NYSE American on the record date for the Special Meeting. However, holders of Series B Convertible Preferred Stock will be entitled to exercise appraisal rights because such holders are entitled to vote together with the common stock on the Merger.

        In order to exercise appraisal rights, holders of the Series B Convertible Preferred Stock must: (1) file with the Company a written objection to the Merger at or before the Special Meeting; (2) may not vote in favor of the Merger; and (3) within 20 days after the Articles of Merger effecting the merger are accepted for record in Maryland, make a written demand of the Company for payment of the holder's Series B Convertible Preferred Stock, stating the number and class of shares for which the stockholder demands payment. The Company will provide the holders of the Series B Convertible Preferred Stock prompt written notice of the filing and acceptance for record of the Articles of Merger.

        In accordance with the MGCL, a holder of Series B Convertible Preferred Stock who fails to comply with each of the requirements of Maryland law is bound by the terms of the Merger and will not be entitled to any appraisal rights.

 SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

        The following table sets forth certain information as of September 13, 2019 regarding the ownership of our common stock by (i) each person who beneficially owns, directly or indirectly, more than 5% of our common stock, (ii) each of our directors, our chief executive officer and our two most highly compensated executive officers and (iii) all of our directors and executive officers as a group. In accordance with SEC rules, each listed person's beneficial ownership includes: (i) all shares the person owns beneficially; (ii) all shares over which the person has or shares voting or dispositive control (such as in the capacity of a general partner of an investment fund); and (iii) all shares the person has the right to acquire within 60 days. Except otherwise indicated, each person or entity identified below has sole voting and investment power with respect to such securities. As of September 13, 2019, the votes that were entitled to be cast were as follows (i) 2,613,884 shares of common stock issued and outstanding as of September 13, 2019 and (ii) 1,450,000 shares of common stock issuable as of the record date upon conversion of the Company's Series B Convertible Preferred Stock, which are entitled to vote on any matters submitted to the holders of the Company's common stock under the Company's amended and restated articles of incorporation. These results below reflect the application of the voting restrictions set forth in the Existing IRA dated August 8, 2018, with the Company Mr. Monty J. Bennett, Mr. Archie Bennett, Jr., MJB Investments and Mr. Mark A. Sharkey, as filed with the Securities and Exchange Commission. Except as indicated in the footnotes to the table below, the business address of the stockholders listed below is the address of our principal executive office, 14185 Dallas Parkway, Suite 1100, Dallas, Texas 75254.

	Common Stock			Series B Convertible Preferred Stock
Name and Address of Beneficial Owner	Number of Shares Beneficially Owned(1)		Percent of Class(5)	Number of Shares Beneficially Owned(6)	Percent of Class(6)
Monty J. Bennett	1,095,798	(2)(3)	31.4%	3,800,000	46.8%
Dinesh P. Chandiramani	6,878		*	*	*
Darrell T. Hail	6,878		*	*	*
J. Robison Hays, III	80,077	(3)	3.0%	*	*
Uno Immanivong	4,346		*	*	*
W. Michael Murphy	3,494		*	*	*
Brian Wheeler	6,878		*	*	*
Douglas A. Kessler	114,582	(3)	4.2%	*	*
Jeremy J. Welter	95,068	(3)	3.5%	*	*
Deric S. Eubanks	68,394	(3)	2.6%	*	*
Ashford Trust	598,163		22.9%	*	*
Braemar	194,880		7.5%	*	*
Archie Bennett, Jr.	808,453	(4)	24.3%	4,000,000	49.3%
All executive officers and directors as a group (12 persons)	1,550,159		40.5%	3,800,000	46.8%

*
Denotes less than 1.0%.

(1)
Ownership includes common units in Ashford LLC, our operating company, vested options and DSUs.

(2)
This number excludes the Company's obligation to issue common stock to Mr. Monty J. Bennett pursuant to the Company's deferred compensation plan. As of September 13, 2019, the Company has reserved an aggregate of 195,579 shares of common stock for issuance to Mr. Monty J. Bennett, which are issuable periodically over a five-year period that will begin in 2021. This number includes securities held directly by Ashford Financial Corporation, 50% of which is owned by Mr. Monty J. Bennett. Mr. Monty J. Bennett disclaims beneficial ownership in excess of his pecuniary interest in such securities. This number also includes 678,572 shares of common stock into which the Series B Convertible Preferred Stock beneficially owned by Mr. Monty J. Bennett is convertible. See Note 6.

(3)
This number includes shares of common stock issuable pursuant to vested stock options granted under our 2014 Incentive Plan as follows: Mr. Monty J. Bennett—195,000 shares; Mr. Hays—65,000 shares; Mr. Kessler—85,000 shares; Mr. Welter—65,000 shares; Mr. Eubanks—65,000 shares.

(4)
This number excludes the Company's obligation to issue common stock to Mr. Archie Bennett, Jr. pursuant to the Company's deferred compensation plan. As of September 13, 2019, the Company has reserved an aggregate of 6,492 shares of common stock for issuance to Mr. Archie Bennett, Jr., which became issuable periodically beginning in 2015 and will be issuable through 2021 unless he elects to defer such issuances further. This number excludes securities held directly by Ashford Financial Corporation, 50% of which is owned by Mr. Archie Bennett, Jr. Mr. Archie Bennett, Jr. disclaims beneficial ownership in excess of his pecuniary interest in such securities. This number also includes 714,286 shares of common stock into which the Series B Convertible Preferred Stock beneficially owned by Mr. Archie Bennett, Jr. is convertible. See Note 6.

(5)
As of September 13, 2019, there were outstanding and entitled to vote 2,613,884 shares of common stock. The total number of shares outstanding used in calculating the percentage for each person assumes that the common units, vested options and DSUs held by such person are redeemed for common stock and the Series B Convertible Preferred Stock beneficially owned by any such person are converted into common stock at the conversion ratio described in Note 6, but none of the common units or vested options held by other persons are redeemed for common stock or, in the case of the Series B Convertible Preferred Stock, are converted into common stock.

(6)
Holders of the Series B Convertible Preferred Stock vote on an as-converted basis with the holders of the common stock on all matters submitted for approval by the holders of our capital stock possessing general voting rights. However, until August 8, 2023, (the five-year anniversary of the closing of the acquisition of Premier) the beneficial owners and their transferees will generally be subject to certain voting restrictions with respect to shares in excess of 25% of the combined voting power of our outstanding capital stock. In addition, the Series B Convertible Preferred Stock votes as a separate class with respect to certain matters. Each share of Series B Convertible Preferred Stock is convertible at any time and from time to time, in full or partially, into our common stock at a conversion ratio equal to the liquidation preference of a share of Series B Convertible Preferred Stock (which is $25), divided by $140. As a result, the 8,120,000 shares of Series B Convertible Preferred Stock are convertible into an aggregate of 1,450,000 shares of common stock. Please refer to Form 8-K filed on August 8, 2018 for a complete description of the voting and conversion rights of the Series B Convertible Preferred Stock.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

        This section of the proxy statement/prospectus describes certain relationships and related person transactions we have that could give rise to conflicts of interest. A "related transaction" is any transaction, arrangement or relationship or series of similar transactions, arrangements or relationships, since the beginning of our last fiscal year or currently proposed, in which: (i) our Company was or is to be a participant; (ii) the amount involved exceeds $120,000; and (iii) any related person had or will have a direct or indirect material interest.

        A "related person" means: (i) any director, director nominee or executive officer of the Company; (ii) any person known to the Company to be the beneficial owner of more than 5% of its outstanding voting stock at the time of the transaction; (iii) any immediate family member of either of the foregoing;

or (iv) a firm, corporation or other entity in which any of the foregoing is a partner or principal or in a similar position or in which such person has at least a 10% equity interest.

Conflict of Interest Policies

        We take conflicts of interest seriously and aim to ensure that transactions involving conflicts or potential conflicts are thoroughly examined and only approved by independent board members.

        Because we could be subject to various conflicts of interest arising from our relationships with Ashford Trust, Braemar, Remington, their respective affiliates and other parties, to mitigate any potential conflicts of interest, we have adopted a number of conflict of interest policies. Our bylaws require that, at all times, a majority of the Board be independent directors and our Corporate Governance Guidelines require that two-thirds of the board be independent directors at all times that we do not have an independent chairman.

        Our Corporate Governance Guidelines also provide that, in order to mitigate potential conflicts of interest, any waiver, consent, approval, modification, enforcement or elections which the Company may make pursuant to any agreement between the Company, on the one hand, and any of the following entities, on the other hand, shall be within the exclusive discretion and control of a majority of the independent directors: (a) Braemar or any of its subsidiaries; (b) Ashford Trust or any of its subsidiaries; (c) Remington, any of its subsidiaries, or any other entity controlled by Mr. Monty J. Bennett and/or Mr. Archie Bennett, Jr.; and (d) any other entity advised by us or our subsidiaries.

        Additionally, our Board has adopted our Code of Business Conduct and Ethics, which includes a policy for review of any transactions in which an individual's private interests may interfere or conflict in any way with the interests of the Company. Pursuant to the Code of Business Conduct and Ethics, employees must report any actual or potential conflict of interest involving themselves or others to our Executive Vice President, General Counsel and Secretary. Directors must make such report to our Executive Vice President, General Counsel and Secretary or the Chairman of the Nominating and Corporate Governance Committee. Officers must make such report to the Chairman of the Nominating and Corporate Governance Committee.

        Finally, our directors also are subject to provisions of Maryland law that address transactions between Maryland corporations and our directors or other entities in which our directors have a material financial interest. Such transactions may be voidable under Maryland law, unless certain safe harbors are met. Our charter contains a requirement, consistent with one such safe harbor, that any transaction or agreement involving us, any of our wholly-owned subsidiaries or Ashford LLC, on the one hand, and a director or officer or an affiliate or associate of any director or officer or an entity in which a director or officer is a director or officer or has a financial interest, on the other hand, requires the approval of a majority of disinterested directors.

Our Relationship and Agreements with Ashford Trust and Braemar

        Ashford Trust and Braemar are significant stockholders in our Company. As of September 13, 2019, Ashford Trust beneficially owned 598,163 shares of our common stock, equal to 22.9% of our common stock outstanding. As of September 13, 2019, Braemar beneficially owned 194,880 shares of our common stock, equal to 7.5% of our common stock outstanding. The divestiture of all the stock of the Company held by each of Ashford Trust and Braemar is a closing condition in the Combination Agreement. We, through our operating subsidiary, Ashford LLC, advise Ashford Trust and Braemar in the management of their investments and day-to-day operations, subject to the supervision and oversight of the respective board of directors of such entities, pursuant to advisory agreements executed between Ashford LLC and each of Ashford Trust and Braemar. We may also perform similar services for new or existing platforms created by us, Ashford Trust or Braemar. In addition, we and our subsidiaries have entered into other agreements with Ashford Trust and Braemar, which are described below.

        All of our executive officers are executive officers of Ashford Trust (with the exception of Mr. Monty J. Bennett, our Chief Executive Officer, who is not an executive officer of Ashford Trust), and we have one common director with Ashford Trust, Mr. Monty J. Bennett, Chairman of our Board of Directors and Chairman of the board of directors of Ashford Trust. As of September 13, 2019, our directors and executive officers and their immediate family members (including Mr. Archie Bennett, Jr., who is Mr. Monty J. Bennett's father) collectively may be deemed to beneficially own 17,581,388 shares of Ashford Trust's common stock. In accordance with SEC rules, our directors and executive officers and their immediate family members may be deemed to beneficially own approximately 15.4% of Ashford Trust's common stock.

        Our directors and executive officers and their immediate family members will benefit, as stockholders of Ashford Trust, to the extent we make payments or give other benefits to Ashford Trust or its subsidiaries pursuant to the arrangements described below.

        All of our executive officers are executive officers of Braemar (with the exception of Mr. Monty J. Bennett, our Chief Executive Officer, and Mr. Douglas A. Kessler, our Senior Managing Director, neither of whom is an executive officer of Braemar) and we have one common director with Braemar, Mr. Monty J. Bennett, Chairman of our Board of Directors and Chairman of the board of directors of Braemar. As of September 13, 2019, our directors and executive officers and their immediate family members (including Mr. Archie Bennett, Jr., who is Mr. Monty J. Bennett's father) collectively may be deemed to beneficially own 4,139,343 shares of Braemar's common stock. In accordance with SEC rules, our directors and executive officers and their immediate family members may be deemed to beneficially own approximately 11.6% of Braemar's common stock.

        Our directors and executive officers and their immediate family members will benefit, as stockholders of Braemar, to the extent we make payments or give other benefits to Braemar or its subsidiaries pursuant to the arrangements described below.

  Agreements Relating to Ashford Trust

  Ashford Trust Advisory Agreement

        Our advisory agreement with Ashford Trust has an initial 10-year term that expires on June 10, 2025 and is automatically renewed for successive five-year terms after its expiration unless terminated either by us or Ashford Trust, as applicable. We are entitled to receive from Ashford Trust, on a monthly basis, an annual base fee, in an amount equal to 1/12th of (i) 0.70% or less of Ashford Trust's total market capitalization plus (ii) a net asset fee adjustment (as described below), subject to a minimum monthly fee. The net asset fee adjustment is an amount equal to (i) the product of the Sold Non-ERFP Asset Amount (as more particularly defined in the advisory agreement, but generally equal to the net sales prices of real property (other than any hotel assets purchased pursuant to the enhanced return funding program described below) sold or disposed of after the date of the Ashford Trust ERFP Agreement, commencing with and including the first such sale) and 0.70% plus (ii) the product of the Sold ERFP Asset Amount (as more particularly defined in the advisory agreement, but generally equal to the net sales prices of hotel assets purchased pursuant to the enhanced return funding program described below and then sold or disposed of by Ashford Trust after the date of the Ashford Trust ERFP Agreement, commencing with an including the first such sale) and 1.07%. As a result of these provisions, in the event that Ashford Trust disposes of hotel properties in the future, we will continue to receive advisory fees from Ashford Trust in respect of hotel properties that it has sold. We are also entitled to receive an incentive fee from Ashford Trust based on its out-performance, as measured by total annual stockholder return, as compared to Ashford Trust's defined peer group. For the year ended December 31, 2018, we earned a base fee of $35.5 million and an incentive fee of $1.8 million.

        In addition, we are entitled to receive directly or be reimbursed, on a monthly basis, for all expenses paid or incurred by us or our affiliates on behalf of Ashford Trust or in connection with the services provided by us pursuant to our advisory agreement with Ashford Trust, which includes Ashford Trust's pro rata share of our office overhead and administrative expenses incurred in providing our duties under the advisory agreement. For the year ended December 31, 2018, we were reimbursed for expenses paid or incurred on behalf of Ashford Trust totaling approximately $7.9 million.

        The board of directors of Ashford Trust also has the authority to make annual equity awards to us or directly to our employees, officers, consultants and non-employee directors, based on the achievement by Ashford Trust of certain financial and other hurdles established by its boards of directors. In March 2018, Ashford Trust awarded equity grants of its common stock, LTIP units, performance stock units and performance LTIP units to executives valued at approximately $12.1 million and common equity grants of its common stock and LTIP units valued at approximately $3.2 million to our non-executive employees.

        We are also entitled to receive a termination fee from Ashford Trust under certain circumstances upon the termination of our advisory agreement, and upon certain events that would if consummated result in a change of control of Ashford Trust, to escrow funds that belong to Ashford Trust to secure its obligation to pay the termination fee. In the event the termination fee is payable under our advisory agreement, Ashford Trust will be required to pay us or our subsidiaries a termination fee equal to: (a) 1.1 multiplied by the greater of (i) 12 times the net earnings of the Company for the 12 month period preceding the termination date of the advisory agreement; (ii) the earnings multiple (calculated as our total enterprise value on the trading day immediately preceding the day the termination notice is given to us divided by our most recently reported adjusted EBITDA) for our common stock for the 12 month period preceding the termination date of the advisory agreement multiplied by the net earnings of the Company for the 12 month period preceding the termination date of the advisory agreement; or (iii) the simple average of the earnings multiples for each of the three fiscal years preceding the termination of the advisory agreement (calculated as our total enterprise value on the last trading day of each of the three preceding fiscal years divided by, in each case, our adjusted EBITDA for the same periods), multiplied by the net earnings of the Company for the 12 month period preceding the termination date of the advisory agreement; plus (b) an additional amount such that the total net amount received by the Company after the reduction by state and federal income taxes at an assumed combined rate of 40% on the sum of the amounts described in (a) and (b) shall equal the amount described in (a).

  Ashford Trust ERFP Agreement

        On June 26, 2018, Ashford OAINC Inc. entered into the Ashford Trust ERFP Agreement. The independent members of Ashford OAINC Inc.'s Board and the independent directors of the board of directors of Ashford Trust, with the assistance of separate and independent legal counsel, engaged to negotiate the Ashford Trust ERFP Agreement on Ashford OAINC Inc.'s behalf and Ashford Trust's behalf, respectively. Under the Ashford Trust ERFP Agreement, Ashford OAINC Inc. agreed to provide $50 million to Ashford Trust in connection with its acquisition of hotels recommended by Ashford OAINC Inc., with the option to increase the funding commitment to up to $100 million upon mutual agreement by the parties. We are obligated to provide Ashford Trust 10% of the acquired hotel's purchase price in exchange for FF&E, which is subsequently leased to Ashford Trust rent-free. In connection with Ashford Trust's acquisition of the Hilton Old Town Alexandria and La Posada de Santa Fe in 2018, and subject to the terms of the Ashford Trust ERFP Agreement, Ashford OAINC Inc. was obligated to provide Ashford Trust with approximately $16.1 million in exchange for FF&E at Ashford Trust's properties. The $16.1 million of FF&E in respect of the Hilton Old Town Alexandria and La Posada de Santa Fe acquisitions was purchased by us and leased to Ashford Trust with an effective date of December 31, 2018. In connection with Ashford Trust's acquisitions of the Embassy Suites New York Midtown Manhattan on January 23, 2019 and the Hilton Santa Cruz/Scotts Valley on February 26, 2019, we are also obligated to provide Ashford Trust with approximately $19.5 million and $5.0 million, respectively in exchange for FF&E at Ashford Trust's properties. As a result of the acquisitions of the Hilton Alexandria Old Town, La Posada de Santa Fe, the Embassy Suites New York Midtown Manhattan

and the Hilton Santa Cruz/Scotts Valley, we have a remaining commitment to provide approximately $9.4 million in ERFP funding to Ashford Trust in respect of our initial $50 million commitment.

  Ashford Trust Project Management Agreement

        Upon completion of Braemar's spin-off from Ashford Trust, Ashford Trust entered into a hotel master management agreement with Remington Lodging governing the terms of Remington Lodging's provision of property management services and project management services with respect to hotels owned or leased by Ashford Trust. In connection with the acquisition of Premier, which closed in August 2018, Ashford Trust and Premier entered into an agreement for project management services to be provided to Ashford Trust by Premier, solely in order to effect the transfer of the project management business to Premier, by entering into the Master Project Management Agreement, dated as of August 8, 2018 (the "Ashford Trust Project Management Agreement"). Pursuant to the Ashford Trust Project Management Agreement, Premier currently provides project management services to all of Ashford Trust's hotels. The Ashford Trust Project Management Agreement also governs the provision of project management services to hotels Ashford Trust acquires in the future, as Premier has the right to provide project management services to hotel properties Ashford Trust acquires in the future, to the extent Ashford Trust has the right and/or controls the right to direct the development and construction of and/or capital improvements to or refurbishment of, such hotels, unless Ashford Trust's independent directors either (i) unanimously elect not to engage Premier, or (ii) by a majority vote, elect not to engage Premier because they have determined, in their reasonable business judgment, (A) special circumstances exist such that it would be in Ashford Trust's best interest not to engage Premier for the particular hotel or (B) based on the prior performance of Premier, another manager or developer could perform the project management, project related services or development duties materially better than Premier for the particular hotel. See "—Ashford Trust Project Management Mutual Exclusivity Agreement—Exclusivity Rights of Premier."

        Term.    The Ashford Trust Project Management Agreement provides for an initial term of 10 years as to each hotel governed by the agreement; provided that the initial term of the master project agreement with respect to hotels owned or leased by Ashford Trust as of the date of the Ashford Trust Project Management Agreement shall be until January 17, 2029. The term may be renewed by Premier, at its option, for three successive periods of seven years each and, thereafter, a final term of four years, provided that at the time the option to renew is exercised, Premier is not then in default under the Ashford Trust Project Management Agreement. If at the time of the exercise of any renewal period, Premier is in default, then the exercise of the renewal option will be conditional on timely cure of such default, and if such default is not timely cured, then Ashford Trust's TRS lessee may terminate the Ashford Trust Project Management Agreement regardless of the exercise of such option and without the payment of any fee or liquidated damages. If Premier desires to exercise any option to renew, it must give Ashford Trust's TRS lessee written notice of its election to renew the Ashford Trust Project Management Agreement no less than 90 days before the expiration of the then current term of the Ashford Trust Project Management Agreement.

        Amounts Payable under the Ashford Trust Project Management Agreement.    The Ashford Trust Project Management Agreement provides that the TRS lessee will pay Premier a project management fee equal to 4% of the total project costs associated with the implementation of the approved capital improvement budget for a hotel until such time that the capital improvement budget and/or renovation project costs involve expenditures in excess of 5% of gross revenues of such hotel, whereupon the project management fee will be 3% of total project costs in excess of the 5% of gross revenue threshold. In addition, the TRS lessee will pay Premier additional fees as follows:

  •
  architecture—6.5% of total construction costs;

  •
  construction management—10.0% of total construction costs (for projects without a general contractor);

  •
  interior design—6.0% of the amount selected (including the cost of any and all items selected by Premier or which are specified in the general contractor's scope of work but excluding any associated charges for labor, freight and tax); and

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  FF&E purchasing—8.0% of the purchased amount (which includes the selected items, freight and tax) unless the total purchased amount for a single hotel property in a single year is greater than $2.0 million, in which case the fee is reduced to 6.0% of the purchased amount in excess of $2 million.

        Termination.    The Ashford Trust Project Management Agreement may be terminated as to one or more of the hotels earlier than the stated term if certain events occur, including:

  •
  a sale of a hotel;

  •
  for the convenience of Ashford Trust's TRS lessee;

  •
  in the event of a casualty to, condemnation of, or force majeure involving a hotel; or

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  upon a default by Premier or Ashford Trust that is not cured prior to the expiration of any applicable cure periods.

        In certain cases of early termination of the Ashford Trust Project Management Agreement with respect to one or more of the hotels, Ashford Trust must pay Premier termination fees, plus any amounts otherwise due to Premier pursuant to the terms of the Ashford Trust Project Management Agreement. Ashford Trust will be obligated to pay termination fees in the circumstances described below, provided that Premier is not then in default, subject to certain cure and grace periods:

  •
  Sale.  If any hotel subject to the Ashford Trust Project Management Agreement is sold, Ashford Trust's TRS lessee may terminate the Ashford Trust Project Management Agreement with respect to such sold hotel, and the TRS lessee will have no obligation to pay any termination fees.

  •
  Casualty, Condemnation or Force Majeure.  In the event of a casualty with respect to, condemnation of, or the occurrence of any force majeure event with respect to, any of the hotels, the TRS lessee has no obligation to pay any termination fees if the Ashford Trust Project Management Agreement terminates as to those hotels.

  •
  For Convenience.  With respect to any hotel project-managed by Premier pursuant to the Ashford Trust Project Management Agreement, if the TRS lessee elects for convenience to terminate the project management of such hotel, at any time, including during any renewal term, the TRS lessee must pay a termination fee to Premier, equal to the product of (i) 65% of the aggregate project management fees and market service fees for such hotel estimated to be payable to Premier with respect to the applicable hotel for the full current fiscal year in which such termination is to occur (but in no event less than the project management fees and market service fees for the preceding full fiscal year) and (ii) nine.

        Implementation of Capital Improvement Budget.    Premier, on behalf of the TRS lessee, shall cause to be made non-routine repairs and other work, either to the hotel's building or its FF&E, pursuant to the capital improvement budget prepared by Remington Lodging pursuant to the Ashford Trust Property Management Agreement and approved by the TRS lessee.

        Insurance.    Premier must coordinate with the TRS lessee the procurement and maintenance of all general compensation, employer's liability and other appropriate and customary insurance related to its operations as a project manager, the cost of which is the responsibility of the TRS lessee.

        Assignment and Subleasing.    Neither Premier nor the TRS lessee may assign or transfer the Ashford Trust Project Management Agreement without the other party's prior written consent. However, Premier may assign its rights and obligations to any entity that is "controlled" by Mr. Monty J. Bennett, his father

Mr. Archie Bennett, Jr. or their respective family partnerships or trusts, the sole members or beneficiaries of which are at all times lineal descendants of Mr. Monty J. Bennett or Mr. Archie Bennett, Jr. (including step children) and spouses. "Controlled" means (i) the possession of a majority of the capital stock (or ownership interest) and voting power of such affiliate, directly or indirectly or (ii) the power to direct or cause the direction of the management and policies of such affiliate in the capacity of chief executive officer, president, chairman or other similar capacity where they are actively engaged or involved in providing such direction or control and spend a substantial amount of time managing such affiliate. No assignment will release Remington Lodging from any of its obligations under the master management agreement.

        Damage to Hotels.    If any of Ashford Trust's insured properties is destroyed or damaged, the TRS lessee is obligated, subject to the requirements of the underlying lease, to repair or replace the damaged or destroyed portion of the hotel to the same condition as existed prior to such damage or destruction. If the lease relating to such damaged hotel is terminated pursuant to the terms of the lease, the TRS lessee has the right to terminate the Ashford Trust Project Management Agreement with respect to such damaged hotel upon 60 days' written notice. In the event of a termination, neither the TRS lessee nor Remington Lodging will have any further liabilities or obligations under the Ashford Trust Project Management Agreement with respect to such damaged hotel.

        Condemnation of a Property or Force Majeure.    If all or substantially all of a hotel is subject to a total condemnation or a partial taking that prevents use of the property as a hotel, the Ashford Trust Project Management Agreement, with respect to such hotel, will terminate, subject to the requirements of the applicable lease. In the event of termination, neither the TRS lessee nor Premier will have any further rights, remedies, liabilities or obligations under the Ashford Trust Project Management Agreement with respect to such hotel. If any partial taking of a property does not make it unreasonable to continue to operate the hotel, there is no right to terminate the Ashford Trust Project Management Agreement. If there is an event of force majeure or any other cause beyond the control of Premier that directly involves a hotel and has a significant adverse effect upon the continued operations of that hotel, then the Ashford Trust Project Management Agreement may be terminated by the TRS lessee. In the event of such a termination, neither the TRS lessee nor Premier will have any further rights, remedies, liabilities or obligations under the Ashford Trust Project Management Agreement with respect to such hotel.

        Indemnity Provisions.    Premier has agreed to indemnify the TRS lessee against all damages not covered by insurance that arise from: (i) the fraud, willful misconduct or gross negligence of Premier; (ii) infringement by Premier of any third party's intellectual property rights; (iii) the knowing or reckless placing, discharge, leakage, use or storage of hazardous materials in violation of applicable environmental laws on or in any of Ashford Trust's hotels by Premier; or (iv) the breach by Premier of the Ashford Trust Project Management Agreement, including action taken by Premier beyond the scope of its authority under the Ashford Trust Project Management Agreement, which is not cured.

        Except to the extent indemnified by Premier as described in the preceding paragraph, the TRS lessee will indemnify Premier against all damages not covered by insurance and that arise from: (i) the performance of Premier's services under the Ashford Trust Project Management Agreement; or (ii) the condition or use of Ashford Trust's hotels.

        Events of Default.    Events of default under the Ashford Trust Project Management Agreement include:

  •
  The TRS lessee or Premier files a voluntary bankruptcy petition, or experiences a bankruptcy-related event not discharged within 90 days.

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  The TRS lessee or Premier fails to make any payment due under the Ashford Trust Project Management Agreement, subject to a 10-day notice and cure period.

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  The TRS lessee or Premier fails to observe or perform any other term of the Ashford Trust Project Management Agreement, subject to a 30-day notice and cure period. There are certain instances in which the 30-day notice and cure period can be extended to up to 120 days.

        If an event of default occurs and continues beyond any grace period, the non-defaulting party will have the option of terminating the Ashford Trust Project Management Agreement, on 30 days' notice to the other party.

  Ashford Trust Project Management Mutual Exclusivity Agreement

        In connection with the acquisition of Premier in August 2018, solely in order to effect the transfer of the Project Management Business to Premier, Premier entered into the Mutual Exclusivity Agreement dated as of August 8, 2018 with Ashford Trust (the "Ashford Trust Project Management Mutual Exclusivity Agreement"), pursuant to which Premier gave Ashford Trust a first right of refusal to purchase any lodging-related investments identified by Premier and any of its affiliates that met Ashford Trust's initial investment criteria, and Ashford Trust agreed to engage Premier to provide project management for hotels Ashford Trust acquired or invested in, to the extent that Ashford Trust had the right or controlled the right to direct such matters.

        Term.    The initial term of the Ashford Trust Project Management Mutual Exclusivity Agreement is 10 years from November 19, 2013. This term automatically extends for three additional renewal periods of seven years each and a final renewal period of four years, for a total of up to 35 years. The agreement may be sooner terminated because of:

  •
  an event of default (see "—Events of Default") or

  •
  a termination of all of Ashford Trust's project management agreements between the TRS lessee and Premier because of an event of default under the Ashford Trust Project Management Agreement that affects all properties (see "—Relationship with Ashford Trust Project Management Agreement").

        Modification of Investment Guidelines.    In the event that Ashford Trust materially modifies its initial investment guidelines without the written consent of Premier, which consent may be withheld at its sole and absolute discretion, Premier will have no obligation to present or offer Ashford Trust investment opportunities at any time thereafter pursuant to the Ashford Trust Project Management Mutual Exclusivity Agreement. Instead, Premier shall allocate investment opportunities it identifies pursuant to the terms of Ashford Trust's advisory agreement. A material modification for this purpose means any modification of Ashford Trust's initial investment guidelines to be competitive with Braemar's investment guidelines.

        Ashford Trust's Exclusivity Rights.    Premier and its affiliates have granted Ashford Trust a first right of refusal to pursue certain lodging investment opportunities identified by Premier and its affiliates (including Mr. Monty J. Bennett), including opportunities to buy hotel properties, to buy land and build hotels, or to otherwise invest in hotel properties that satisfy Ashford Trust's initial investment guidelines and are not considered excluded transactions pursuant to the Ashford Trust Project Management Mutual Exclusivity Agreement. If investment opportunities are identified and are subject to the Ashford Trust Project Management Mutual Exclusivity Agreement, and Ashford Trust has not materially modified its initial investment guidelines, then Premier and its affiliates, as the case may be, will not pursue those opportunities (except as described below) and will give Ashford Trust a written notice and description of the investment opportunity, and Ashford Trust will have 10 business days to either accept or reject the investment opportunity. If Ashford Trust rejects the opportunity, Premier may then pursue such investment opportunity, on materially the same terms and conditions as offered to Ashford Trust. If the terms of such investment opportunity materially change, then Premier and its affiliates must offer the revised investment opportunity to Ashford Trust, whereupon Ashford Trust will have 10 business days to either accept or reject the opportunity on the revised terms.

        Reimbursement of Costs.    If Ashford Trust accepts an investment opportunity from Premier, Ashford Trust will be obligated to reimburse Premier or its affiliates for the actual out-of-pocket and third-party costs and expenses paid by Premier or its affiliates in connection with such investment opportunity, including any earnest money deposits, but excluding any finder's fee, brokerage fee, development fee or other compensation paid by Premier or its affiliates. Premier must submit to Ashford Trust an accounting of the costs in reasonable detail.

        Exclusivity Rights of Premier.    If Ashford Trust acquires or invests in a hotel or a property for the development or construction of a hotel and have the right and/or control the right to direct the development and construction of and/or capital improvements to or refurbishment of, or the provision of project management or other services, such as purchasing, interior design, freight management, or construction management for such hotel or hotel improvements, Ashford Trust will hire Premier to provide such services unless its independent directors either (i) unanimously elect not to engage Premier or (ii) by a majority vote, elect not to engage Premier because they have determined, in their reasonable business judgment, (A) special circumstances exist such that it would be in Ashford Trust's best interest not to engage Premier for the particular hotel or (B) based on the prior performance of Premier, another manager or developer could perform the project management, project related services or development duties materially better than Premier for the particular hotel. In return, Premier has agreed that it will provide those services.

        Excluded Investment Opportunities.    The following are excluded from the Ashford Trust Project Management Mutual Exclusivity Agreement and are not subject to any exclusivity rights or first right of refusal:

  •
  With respect to Premier, an investment opportunity where Ashford Trust's independent directors have unanimously voted not to engage Premier as the manager or developer.

  •
  With respect to Premier, an investment opportunity where Ashford Trust's independent directors, by a majority vote, have elected not to engage Premier as the manager or developer based on their determination, in their reasonable business judgment, that special circumstances exist such that it would be in Ashford Trust's best interest not to engage Premier with respect to the particular hotel.

  •
  With respect to Premier, an investment opportunity where Ashford Trust's independent directors, by a majority vote, have elected not to engage Premier as the manager or developer because they have determined, in their reasonable business judgment, that another manager or developer could perform the project management, project related services or development duties materially better than Premier for the particular hotel, based on Premier's prior performance.

  •
  Existing hotel investments of Premier or its affiliates with any of their existing joint venture partners, investors or property owners.

  •
  Existing bona fide arm's length third-party project management arrangements of Premier or any of its affiliates with third parties other than Ashford Trust and its affiliates.

  •
  Like-kind exchanges made pursuant to existing contractual obligations by any of the existing joint venture partners, investors or property owners in which Remington Lodging or its affiliates have an ownership interest, provided that Remington Lodging provides Ashford Trust with notice 10 days' prior to such transaction.

  •
  Any hotel investment that does not satisfy Ashford Trust's initial investment guidelines.

        Development or Construction.    If Ashford Trust hires Remington Lodging to develop and construct a hotel, the terms of the development and construction will be pursuant to the terms of the Ashford Trust Project Management Agreement that has been agreed to by Ashford Trust and Premier.

        Events of Default.    Each of the following is a default under the Ashford Trust Project Management Mutual Exclusivity Agreement:

  •
  Ashford Trust or Premier experience a bankruptcy-related event;

  •
  Ashford Trust fails to reimburse Premier as described under "—Reimbursement of Costs," subject to a 30-day cure period; and

  •
  Ashford Trust or Premier does not observe or perform any other term of the agreement, subject to a 30-day cure period (which may be increased to a maximum of 120 days in certain instances).

        If a default occurs, the non-defaulting party will have the option of terminating the Ashford Trust Project Management Mutual Exclusivity Agreement subject to 30 days' written notice and pursuing its rights and remedies under applicable law.

        Assignment.    The Ashford Trust Project Management Mutual Exclusivity Agreement may not be assigned by any of the parties without the prior written consent of the other parties, provided that Premier can assign its interest in the Ashford Trust Project Management Mutual Exclusivity Agreement, without the written consent of the other parties, to a "manager affiliate entity" as that term is defined in the agreement.

        Relationship with Ashford Trust Project Management Agreement.    The rights provided to Ashford Trust and to Premier in the Ashford Trust Project Management Mutual Exclusivity Agreement may be terminated if the Ashford Trust Project Management Agreement terminates in its entirety because of an event of default as to all of the then-managed properties. A termination of Premier's project management rights with respect to one or more hotels (but not all hotels) does not terminate the Ashford Trust Project Management Mutual Exclusivity Agreement. A termination of the Ashford Trust Project Management Mutual Exclusivity Agreement does not terminate the Ashford Trust Project Management Agreement either in part or in whole, and the management agreements would continue in accordance with its terms as to the hotels covered, despite a termination of the Ashford Trust Project Management Mutual Exclusivity Agreement.

  Ashford Trust Property Management Agreement

        Upon completion of Braemar's spin-off from Ashford Trust, Ashford Trust entered into a hotel master management agreement with Remington Lodging governing the terms of Remington Lodging's provision of property management services and project management services with respect to hotels owned or leased by Ashford Trust. In connection with Ashford Inc.'s acquisition of Premier, which closed in August 2018, solely in order to effect the transfer of the project management business to Premier, Ashford Trust amended and restated the original hotel master management agreement to provide only for property management services to be provided to Ashford Trust's TRSs by Remington Lodging by entering into the Amended and Restated Hotel Master Management Agreement dated as of August 8, 2018 (the "Ashford Trust Property Management Agreement"). Pursuant to the Ashford Trust

Property Management Agreement, Remington Lodging currently manages the Pier House Resort, the Bardessono Hotel and Hotel Yountville. The Ashford Trust Property Management Agreement will also govern the management of hotels Ashford Trust acquires in the future that are managed by Remington Lodging, which has the right to manage and operate hotel properties Ashford Trust acquires in the future unless Ashford Trust's independent directors either (i) unanimously elect not to engage Remington Lodging or (ii) by a majority vote, elect not to engage Remington Lodging because they have determined, in their reasonable business judgment, (A) special circumstances exist such that it would be in Ashford Trust's best interest not to engage Remington Lodging for the particular hotel or (B) based on the prior performance of Remington Lodging, another manager or developer could perform the management duties materially better than Remington Lodging for the particular hotel. See "—Ashford Trust Property Management Agreement Mutual Exclusivity Agreement—Exclusivity Rights of Remington Lodging."

        Term.    The Ashford Trust Property Management Agreement provides for an initial term of 10 years as to each hotel governed by the agreement. The term may be renewed by Remington Lodging, at its option, subject to certain performance tests, for three successive periods of seven years each and, thereafter, a final term of four years, provided that at the time the option to renew is exercised, Remington Lodging is not then in default under the Ashford Trust Property Management Agreement. If at the time of the exercise of any renewal period, Remington Lodging is in default, then the exercise of the renewal option will be conditional on timely cure of such default, and if such default is not timely cured, then Ashford Trust's TRS lessee may terminate the Ashford Trust Property Management Agreement regardless of the exercise of such option and without the payment of any fee or liquidated damages. If Remington Lodging desires to exercise any option to renew, it must give the TRS lessee written notice of its election to renew the Ashford Trust Property Management Agreement no less than 90 days before the expiration of the then current term of the Ashford Trust Property Management Agreement.

        Amounts Payable under the Ashford Trust Property Management Agreement.    Remington Lodging receives a base management fee, and if the hotels meet and exceed certain thresholds, an additional incentive fee. The base management fee for each hotel will be due monthly and will be equal to the greater of:

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  $13,869 (increased annually based on consumer price index adjustments); or

  •
  3% of the gross revenues associated with that hotel for the related month.

        The incentive management fee, if any, for each hotel will be due annually in arrears within 90 days of the end of the fiscal year and will be equal to the lesser of (i) 1% of gross revenues and (ii) the amount by which the actual house profit (gross operating profit of the applicable hotel before deducting management fees or franchise fees) exceeds the target house profit as set forth in the annual operating budget approved for the applicable fiscal year. If, however, based on actual operations and revised forecasts from time to time, it is reasonably anticipated that the incentive fee is reasonably expected to be earned, the TRS lessee will consider payment of the incentive fee pro rata on a quarterly basis.

        The incentive fee is designed to encourage Remington Lodging to generate higher house profit at each hotel by increasing the fee due to Remington Lodging when the hotels generate house profit above certain threshold levels. Any increased revenues will generate increased lease payments under the percentage leases and should thereby benefit Ashford Trust's stockholders.

        Termination.    The Ashford Trust Property Management Agreement may be terminated as to one or more of the hotels earlier than the stated term if certain events occur, including:

  •
  a sale of a hotel;

  •
  the failure of Remington Lodging to satisfy certain performance standards;

  •
  for the convenience of Ashford Trust's TRS lessee;

  •
  in the event of a casualty to, condemnation of or force majeure involving a hotel; or

  •
  upon a default by Remington Lodging or Ashford Trust that is not cured prior to the expiration of any applicable cure periods.

        In certain cases of early termination of the Ashford Trust Property Management Agreement with respect to one or more of the hotels, Ashford Trust must pay Remington Lodging termination fees, plus any amounts otherwise due to Remington Lodging pursuant to the terms of the Ashford Trust Property Management Agreement. Ashford Trust will be obligated to pay termination fees in the circumstances described below, provided that Remington Lodging is not then in default, subject to certain cure and grace periods:

  •
  Sale.  If any hotel subject to the Remington Lodging property management agreement is sold during the first 12 months of the date such hotel becomes subject to the Ashford Trust Property Management Agreement, Ashford Trust's TRS lessee may terminate the Ashford Trust Property Management Agreement with respect to such sold hotel, provided that it pays to Remington Lodging an amount equal to the management fee (both base fees and incentive fees) estimated to be payable to Remington Lodging with respect to the applicable hotel pursuant to the then current annual operating budget for the balance of the first year of the term. If any hotel subject to the Ashford Trust Property Management Agreement is sold at any time after the first year of the term and the TRS lessee terminates the master management agreement with respect to such hotel, the TRS lessee will have no obligation to pay any termination fees.

  •
  Casualty.  If any hotel subject to the Ashford Trust Property Management Agreement is the subject of a casualty during the first year of the initial 10-year term and the TRS lessee elects not to rebuild, then Ashford Trust must pay to Remington Lodging the termination fee, if any, that would be owed if the hotel had been sold. However, after the first year of the initial 10-year term, if a hotel is the subject of a casualty and the TRS lessee elects not to rebuild the hotel even though sufficient casualty insurance proceeds are available to do so, then the TRS lessee must pay to Remington Lodging a termination fee equal to the product obtained by multiplying (i) 65% of the aggregate management fees (both base fees and incentive fees) estimated to be paid to Remington Lodging with respect to the applicable hotel pursuant to the then current annual operating budget (but in no event less than the management fees for the preceding full fiscal year) by (ii) nine.

  •
  Condemnation or Force Majeure.  In the event of a condemnation of, or the occurrence of any force majeure event with respect to, any of the hotels, the TRS lessee has no obligation to pay any termination fees if the master management agreement terminates as to those hotels.

  •
  Failure to Satisfy Performance Test.  If any hotel subject to the Ashford Trust Property Management Agreement fails to satisfy a certain performance test, the TRS lessee may terminate the Ashford Trust Property Management Agreement with respect to such hotel, and in such case, the TRS lessee must pay to Remington Lodging an amount equal to 60% of the product obtained by multiplying (i) 65% of the aggregate management fees (both base fees and incentive fees) estimated to be paid to Remington Lodging with respect to the applicable hotel pursuant to the then current annual operating budget (but in no event less than the management fees for the preceding full fiscal year) by (ii) nine. Remington Lodging will have failed the performance test with respect to a particular hotel if during any fiscal year during the term (i) such hotel's gross operating profit margin for such fiscal year is less than 75% of the average gross operating profit margins of comparable hotels in similar markets and geographical locations, as reasonably determined by Remington Lodging and the TRS lessee and (ii) such hotel's RevPAR yield penetration is less than 80%. Upon a performance test failure, the TRS lessee must give Remington Lodging two years to cure. If, after the first year, the performance test failure has not been cured, then the TRS lessee may, in order not to waive any such failure, require Remington Lodging to engage a consultant with significant hotel lodging experience reasonably acceptable to both Remington Lodging and the TRS lessee, to make a determination as to whether or not another management company could manage the hotel in a materially more efficient manner. If the consultant's determination is in the affirmative, then Remington Lodging must engage such consultant to assist with the cure of such performance failure for the second year of the cure period after that failure. If the consultant's determination is in the negative, then Remington Lodging will be deemed not to be in default under the performance test. The cost of such consultant will be shared by the TRS lessee and Remington Lodging equally. If Remington Lodging fails the performance test for the second year of the cure period and, after that failure, the consultant again makes a finding that another management company could manage the hotel in a materially more efficient manner than Remington Lodging, then the TRS lessee has the right to terminate the management agreement with respect to such hotel upon 45 days' written notice to Remington Lodging and to pay to Remington Lodging the termination fee described above. Further, if any hotel subject to the Remington Lodging management agreement is within a cure period due to a failure of the performance test, an exercise of a renewal option shall be conditioned upon timely cure of the performance test failure, and if the performance failure is not timely cured, the TRS lessee may elect to terminate the management agreement without paying any termination fee.

  •
  For Convenience.  With respect to any hotel managed by Remington Lodging pursuant to the Ashford Trust Property Management Agreement, if the TRS lessee elects for convenience to terminate the management of such hotel, at any time, including during any renewal term, the TRS lessee must pay a termination fee to Remington Lodging, equal to the product of (i) 65% of the aggregate management fees for such hotel (both base fees and incentive fees) estimated to be payable to Remington Lodging with respect to the applicable hotel pursuant to the then current annual operating budget (but in no event less than the management fees for the preceding full fiscal year) and (ii) nine.

        If the Ashford Trust Property Management Agreement terminates as to all of the hotels covered in connection with a default under the Ashford Trust Property Management Agreement, the property management mutual exclusivity agreement can also be terminated at the non-defaulting party's election. See "—Property Management Mutual Exclusivity Agreement with Ashford Trust."

        Maintenance and Modifications.    Remington Lodging must maintain each hotel in good repair and condition and make such routine maintenance, repairs and minor alterations as it deems reasonably necessary. The cost of all such routine maintenance, repairs and alterations will be paid by the TRS lessee. All non-routine repairs and maintenance, either to a hotel or its fixtures, furniture and equipment pursuant to the capital improvement budget described below, will be managed by Premier pursuant to the Ashford Trust Project Management Agreement.

        Insurance.    Remington Lodging must coordinate with the TRS lessee the procurement and maintenance of all workers' compensation, employer's liability and other appropriate and customary insurance related to its operations as a property manager, the cost of which is the responsibility of the TRS lessee.

        Assignment and Subleasing.    Neither Remington Lodging nor the TRS lessee may assign or transfer the Ashford Trust Property Management Agreement without the other party's prior written consent. However, Remington Lodging may assign its rights and obligations to an affiliate that satisfies the eligible independent contractor requirements and is "controlled" by Mr. Monty J. Bennett, his father Mr. Archie Bennett, Jr. or their respective family partnerships or trusts, the sole members or beneficiaries of which are at all times lineal descendants of Mr. Monty J. Bennett or Mr. Archie Bennett, Jr. (including step children) and spouses. "Controlled" means (i) the possession of a majority of the capital stock (or ownership interest) and voting power of such affiliate, directly or indirectly, or (ii) the power to direct or cause the direction of the management and policies of such affiliate in the capacity of chief executive officer, president, chairman or other similar capacity where they are actively engaged or involved in providing such direction or control and spend a substantial amount of time managing such affiliate. No assignment will release Remington Lodging from any of its obligations under the master management agreement.

        Damage to Hotels.    If any of Ashford Trust's insured properties is destroyed or damaged, the TRS lessee is obligated, subject to the requirements of the underlying lease, to repair or replace the damaged or destroyed portion of the hotel to the same condition as existed prior to such damage or destruction. If the lease relating to such damaged hotel is terminated pursuant to the terms of the lease, the TRS lessee has the right to terminate the master management agreement with respect to such damaged hotel upon 60 days' written notice. In the event of a termination, neither the TRS lessee nor Remington Lodging will have any further liabilities or obligations under the Ashford Trust Property Management Agreement with respect to such damaged hotel, except that Ashford Trust may be obligated to pay to Remington Lodging a termination fee, as described above. If the management agreement remains in effect with respect to such damaged hotel, and the damage does not result in a reduction of gross revenues at the hotel, the TRS lessee's obligation to pay management fees will be unabated. If, however, the master management agreement remains in effect with respect to such damaged hotel, but the damage does result in a reduction of gross revenues at the hotel, the TRS lessee will be entitled to partial, pro rata abatement of the management fees while the hotel is being repaired.

        Condemnation of a Property or Force Majeure.    If all or substantially all of a hotel is subject to a total condemnation or a partial taking that prevents use of the property as a hotel, the Ashford Trust Property Management Agreement, with respect to such hotel, will terminate, subject to the requirements of the applicable lease. In the event of termination, neither the TRS lessee nor Remington Lodging will have any further rights, remedies, liabilities or obligations under the Ashford Trust Property Management Agreement with respect to such hotel. If any partial taking of a property does not make it unreasonable to continue to operate the hotel, there is no right to terminate the Ashford Trust Property Management Agreement. If there is an event of force majeure or any other cause beyond the control of Remington Lodging that directly involves a hotel and has a significant adverse effect upon the continued operations of that hotel, then the Ashford Trust Property Management Agreement may be terminated by the TRS lessee. In the event of such a termination, neither the TRS lessee nor Remington Lodging will have any further rights, remedies, liabilities or obligations under the Ashford Trust Property Management Agreement with respect to such hotel.

        Annual Operating Budget.    The Ashford Trust Property Management Agreement provides that not less than 45 days prior to the beginning of each fiscal year during the term of the Ashford Trust Property Management Agreement, Remington Lodging will submit to the TRS lessee for each of the hotels, an annual operating budget setting forth in detail an estimated profit and loss statement for each of the next 12 months (or for the balance of the fiscal year in the event of a partial first fiscal year), including a schedule of hotel room rentals and other rentals and a marketing and business plan for each of the hotels. The budget is subject to the TRS lessee approval, which may not be unreasonably withheld. The budget may be revised from time to time, taking into account such circumstances as the TRS lessee deems appropriate or as business and operating conditions shall demand, subject to the reasonable approval of Remington Lodging.

        Capital Improvement Budget.    Remington Lodging must prepare a capital improvement budget of the expenditures necessary for replacement of FF&E and building repairs for the hotels during the following fiscal year and provide such budget to the relevant TRS lessee and landlord for approval at the same time Remington Lodging submits the proposed annual operating budget for approval by the TRS lessee. Remington Lodging may not make any other expenditures for these items without the relevant TRS lessee and landlord approval, except expenditures which are provided in the capital improvements budget or are required by reason of any (i) emergency, (ii) applicable legal requirements, (iii) the terms of any franchise agreement or (iv) are otherwise required for the continued safe and orderly operation of Ashford Trust's hotels.

        Indemnity Provisions.    Remington Lodging has agreed to indemnify the TRS lessee against all damages not covered by insurance that arise from: (i) the fraud, willful misconduct or gross negligence of Remington Lodging subject to certain limitations; (ii) infringement by Remington Lodging of any third party's intellectual property rights; (iii) employee claims based on a substantial violation by Remington Lodging of employment laws or that are a direct result of the corporate policies of Remington Lodging; (iv) the knowing or reckless placing, discharge, leakage, use or storage of hazardous materials in violation of applicable environmental laws on or in any of Ashford Trust's hotels by Remington Lodging; or (v) the breach by Remington Lodging of the Ashford Trust Property Management Agreement, including action taken by Remington Lodging beyond the scope of its authority under the Ashford Trust Property Management Agreement, which is not cured.

        Except to the extent indemnified by Remington Lodging as described in the preceding paragraph, the TRS lessee will indemnify Remington Lodging against all damages not covered by insurance and that arise from: (i) the performance of Remington Lodging's services under the Ashford Trust Property Management Agreement; (ii) the condition or use of Ashford Trust's hotels; (iii) certain liabilities to which Remington Lodging is subjected, including pursuant to the WARN Act, in connection with the termination of the Ashford Trust Property Management Agreement; (iv) all employee cost and expenses; or (v) any claims made by an employee of Remington Lodging against Remington Lodging that are based on a violation or alleged violation of the employment laws.

        Events of Default.    Events of default under the Ashford Trust Property Management Agreement include:

  •
  The TRS lessee or Remington Lodging files a voluntary bankruptcy petition, or experiences a bankruptcy-related event not discharged within 90 days.

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  The TRS lessee or Remington Lodging fails to make any payment due under the master management agreement, subject to a 10-day notice and cure period.

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  The TRS lessee or Remington Lodging fails to observe or perform any other term of the Ashford Trust Property Management Agreement, subject to a 30-day notice and cure period. There are certain instances in which the 30-day notice and cure period can be extended to up to 120 days.

  •
  Remington Lodging does not qualify as an "eligible independent contractor" as such term is defined in Section 856(d)(9) of the Code.

        If an event of default occurs and continues beyond any grace period, the non-defaulting party will have the option of terminating the Ashford Trust Property Management Agreement, on 30 days' notice to the other party.

  Ashford Trust Property Management Agreement Mutual Exclusivity Agreement

        General.    Upon completion of Braemar's spinoff from Ashford Trust, Ashford Trust entered into a mutual exclusivity agreement with Remington Lodging. Remington Lodging gave Ashford Trust a first right of refusal to purchase any lodging-related investments identified by Remington Lodging and any of its affiliates that met Ashford Trust's initial investment criteria, and Ashford Trust agreed to engage

Remington Lodging to provide property management, project management and development services for hotels Ashford Trust acquired or invested in, to the extent that Ashford Trust had the right or controlled the right to direct such matters, subject to certain conditions. In connection with the acquisition of Premier, which closed in August 2018, solely in order to effect the transfer of the project management business to Premier, Ashford Trust amended and restated the original mutual exclusivity agreement to provide that Remington Lodging gave Ashford Trust a first right of refusal to purchase any lodging-related investments identified by Remington Lodging and any of its affiliates that met Ashford Trust's initial investment criteria, and Ashford Trust agreed to engage Remington Lodging to provide property management for hotels Ashford Trust acquired or invested in, to the extent that Ashford Trust had the right or controlled the right to direct such matters. As a result, Ashford Trust and Remington Lodging entered into the Amended and Restated Mutual Exclusivity Agreement dated as of August 8, 2018 (the "Ashford Trust Property Management Agreement Mutual Exclusivity Agreement").

        Term.    The initial term of the Ashford Trust Property Management Agreement Mutual Exclusivity Agreement is 10 years from November 19, 2013. This term automatically extends for three additional renewal periods of seven years each and a final renewal period of four years, for a total of up to 35 years. The agreement may be sooner terminated because of:

  •
  an event of default (see "—Events of Default"),

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  a party's early termination rights (see "—Early Termination"), or

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  a termination of all of Ashford Trust's property management agreements between TRS lessee and Remington Lodging because of an event of default under the Ashford Trust Property Management Agreement that affects all properties (see "—Relationship with Ashford Trust Property Management Agreement").

        Modification of Investment Guidelines.    In the event that Ashford Trust materially modifies its initial investment guidelines without the written consent of Remington Lodging, which consent may be withheld at its sole and absolute discretion, and may further be subject to the consent of the Braemar parties, the Remington Lodging parties will have no obligation to present or offer Ashford Trust investment opportunities at any time thereafter. Instead, the Remington Lodging parties, subject to the superior rights of the Braemar parties or any other party with which the Remington Lodging parties may have an existing agreement, shall use their reasonable discretion to determine how to allocate investment opportunities it identifies. In the event Ashford Trust materially modifies its investment guidelines without the written consent of Remington Lodging, the Braemar parties will have superior rights to investment opportunities identified by the Remington Lodging parties, and Ashford Trust will no longer retain preferential treatment to investment opportunities identified by the Remington Lodging parties. A material modification for this purpose means any modification of Ashford Trust's initial investment guidelines to be competitive with Braemar's investment guidelines.

        Ashford Trust's Exclusivity Rights.    Remington Lodging and Mr. Monty J. Bennett have granted Ashford Trust a first right of refusal to pursue certain lodging investment opportunities identified by Remington Lodging or its affiliates (including Mr. Monty J. Bennett), including opportunities to buy hotel properties, to buy land and build hotels, or to otherwise invest in hotel properties that satisfy Ashford Trust's initial investment guidelines and are not considered excluded transactions pursuant to the Ashford Trust Property Management Agreement Mutual Exclusivity Agreement. If investment opportunities are identified and are subject to the Ashford Trust Property Management Agreement Mutual Exclusivity Agreement, and Ashford Trust has not materially modified its initial investment guidelines without the written consent of Remington Lodging, then Remington Lodging, Mr. Monty J. Bennett and their affiliates, as the case may be, will not pursue those opportunities (except as described below) and will give Ashford Trust a written notice and description of the investment opportunity, and Ashford Trust will have 10 business days to either accept or reject the investment opportunity. If

Ashford Trust rejects the opportunity, Remington Lodging may then pursue such investment opportunity, subject to a first right of refusal in favor of Braemar pursuant to an existing agreement between Braemar and Remington Lodging, on materially the same terms and conditions as offered to Ashford Trust. If the terms of such investment opportunity materially change, then Remington Lodging must offer the revised investment opportunity to Ashford Trust, whereupon Ashford Trust will have 10 business days to either accept or reject the opportunity on the revised terms.

        Reimbursement of Costs.    If Ashford Trust accepts an investment opportunity from Remington Lodging, Ashford Trust will be obligated to reimburse Remington Lodging or its affiliates for the actual out-of-pocket and third-party costs and expenses paid by Remington Lodging or its affiliates in connection with such investment opportunity, including any earnest money deposits, but excluding any finder's fee, brokerage fee, development fee or other compensation paid by Remington Lodging or its affiliates. Remington Lodging must submit to Ashford Trust an accounting of the costs in reasonable detail.

        Exclusivity Rights of Remington Lodging.    If Ashford Trust elects to pursue an investment opportunity that consists of the management and operation of a hotel property, Ashford Trust will hire Remington Lodging to provide such services unless Ashford Trust's independent directors either (i) unanimously elect not to engage Remington Lodging, or (ii) by a majority vote, elect not to engage Remington Lodging because they have determined, in their reasonable business judgment, (A) special circumstances exist such that it would be in Ashford Trust's best interest not to engage Remington Lodging for the particular hotel, or (B) based on the prior performance of Remington Lodging, another manager or developer could perform the management duties materially better than Remington Lodging for the particular hotel. In return, Remington Lodging has agreed that it will provide those services.

        Excluded Investment Opportunities.    The following are excluded from the Ashford Trust Property Management Agreement Mutual Exclusivity Agreement and are not subject to any exclusivity rights or first right of refusal:

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  With respect to Remington Lodging, an investment opportunity where Ashford Trust's independent directors have unanimously voted not to engage Remington Lodging as the manager or developer.

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  With respect to Remington Lodging, an investment opportunity where Ashford Trust's independent directors, by a majority vote, have elected not to engage Remington Lodging as the manager or developer based on their determination, in their reasonable business judgment, that special circumstances exist such that it would be in Ashford Trust's best interest not to engage Remington Lodging with respect to the particular hotel.

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  With respect to Remington Lodging, an investment opportunity where Ashford Trust's independent directors, by a majority vote, have elected not to engage Remington Lodging as the manager or developer because they have determined, in their reasonable business judgment, that another manager or developer could perform the management, development or other duties materially better than Remington Lodging for the particular hotel, based on Remington Lodging's prior performance.

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  Existing hotel investments of Remington Lodging or its affiliates with any of their existing joint venture partners, investors or property owners.

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  Existing bona fide arm's length third-party management arrangements (or arrangements for other services) of Remington Lodging or any of its affiliates with third parties other than Ashford Trust and its affiliates.

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  Like-kind exchanges made pursuant to existing contractual obligations by any of the existing joint venture partners, investors or property owners in which Remington Lodging or its affiliates have an ownership interest, provided that Remington Lodging provides Ashford Trust with notice 10 days' prior to such transaction.

        Management or Development.    If Ashford Trust hires Remington Lodging to manage or operate a hotel, it will be pursuant to the terms of the Ashford Trust Property Management Agreement agreed to between Ashford Trust and Remington Lodging.

        Events of Default.    Each of the following is a default under the Ashford Trust Property Management Agreement Mutual Exclusivity Agreement:

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  Ashford Trust or Remington Lodging experience a bankruptcy-related event;

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  Ashford Trust fails to reimburse Remington Lodging as described under "—Reimbursement of Costs," subject to a 30-day cure period; and

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  Ashford Trust or Remington Lodging does not observe or perform any other term of the agreement, subject to a 30-day cure period (which may be increased to a maximum of 120 days in certain instances).

        If a default occurs, the non-defaulting party will have the option of terminating the Ashford Trust Property Management Agreement Mutual Exclusivity Agreement subject to 30 days' written notice and pursuing its rights and remedies under applicable law.

        Early Termination.    Remington Lodging has the right to terminate the exclusivity rights granted to Ashford Trust if:

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  Mr. Monty J. Bennett is removed as Ashford Trust's chief executive officer or as chairman of Ashford Trust's board of directors or is not re-appointed to either position, or he resigns as chief executive officer or chairman of Ashford Trust's board of directors;

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  Ashford Trust terminates the Remington Lodging exclusivity rights pursuant to the terms of the Ashford Trust Property Management Agreement Mutual Exclusivity Agreement; or

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  Ashford Trust's advisory agreement with Ashford LLC is terminated for any reason pursuant to its terms and Mr. Monty J. Bennett is no longer serving as Ashford Trust's Chief Executive Officer and Chairman of Ashford Trust's board of directors.

        Ashford Trust may terminate the exclusivity rights granted to Remington Lodging if:

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  Remington Lodging fails to qualify as an "eligible independent contractor" as defined in Section 856(d)(9) of the Code and for that reason, Ashford Trust terminates the master management agreement with Remington Lodging;

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  Remington Lodging is no longer "controlled" by Mr. Monty J. Bennett or his father Mr. Archie Bennett, Jr. or their respective family partnership or trusts, the sole members of which are at all times lineal descendants of Mr. Archie Bennett, Jr. or Mr. Monty J. Bennett (including step children) and spouses;

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  Ashford Trust experiences a change in control and terminates the Ashford Trust Property Management Agreement with respect to all hotels and have paid a termination fee equal to the product of (i) 65% of the aggregate management fees budgeted in the annual operating budget applied to the hotels for the full current fiscal year in which such termination is to occur for such hotels (both base fees and incentive fees, but in no event less than the base fees and incentive fees for the preceding full fiscal year) and (ii) nine;

  •
  the Remington Lodging parties terminate Ashford Trust's exclusivity rights pursuant to the terms of the mutual exclusivity agreement; or

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  Ashford Trust's advisory agreement with Ashford LLC is terminated for any reason pursuant to its terms and Mr. Monty J. Bennett is no longer serving as Ashford Trust's Chief Executive Officer and Chairman of Ashford Trust's board of directors.

        Assignment.    The Ashford Trust Property Management Agreement Mutual Exclusivity Agreement may not be assigned by any of the parties without the prior written consent of the other parties, provided that Remington Lodging can assign its interest in the Ashford Trust Property Management Agreement Mutual Exclusivity Agreement, without the written consent of the other parties, to a "manager affiliate entity" as that term is defined in the agreement, so long as such affiliate qualifies as an "eligible independent contractor" at the time of such transfer.

        Relationship with Ashford Trust Property Management Agreement.    The rights provided to Ashford Trust and to Remington Lodging in the Ashford Trust Property Management Agreement Mutual Exclusivity Agreement may be terminated if the Ashford Trust Property Management Agreement between Ashford Trust and Remington Lodging terminates in its entirety because of an event of default as to all of the then-managed properties. A termination of Remington Lodging's management rights with respect to one or more hotels (but not all hotels) does not terminate the Ashford Trust Property Management Agreement Mutual Exclusivity Agreement. A termination of the Ashford Trust Property Management Agreement Mutual Exclusivity Agreement does not terminate the Ashford Trust Property Management Agreement either in part or in whole, and the Ashford Trust Property Management Agreement would continue in accordance with its terms as to the hotels covered, despite a termination of the Ashford Trust Property Management Agreement Mutual Exclusivity Agreement.

  Ashford Trust AIM Agreement

        Effective January 19, 2017, Ashford Trust entered into an agreement with AIM, our indirect subsidiary, pursuant to which AIM manages all or a portion of Ashford Trust's excess available cash. Ashford Trust reimburses us for the costs of implementing such cash management strategy, which, during 2018, totaled approximately $1.2 million. As of December 31, 2018, AIM managed approximately $124 million under this arrangement.

  Chairman Emeritus Stipend

        As previously disclosed, we pay for the costs associated with Ashford Trust's Chairman Emeritus, which includes a $700,000 annual stipend and the cost of all benefits currently available to him, as well as reimbursement for reasonable expenses incurred by him in connection with his service to Ashford Trust. A copy of the full agreement is available as Exhibit 10.1 of Form 8-K filed by Ashford Trust with the SEC on January 9, 2013 (File No. 001-31775). Currently, Ashford Trust's Chairman Emeritus is Mr. Archie Bennett, Jr., the father of Mr. Monty J. Bennett, our Chief Executive Officer and Chairman. The approximate dollar amount involved in the transaction and Mr. Archie Bennett, Jr.'s interest is $700,000 per year for as long as Mr. Archie Bennett, Jr. continues to serve as Chairman Emeritus pursuant to the terms of his agreement.

  Agreements Relating to Braemar

  Braemar Advisory Agreement

        Our advisory agreement with Braemar has an initial 10-year term that expires on January 24, 2027 and is subject to renewal by us for up to seven additional successive 10-year terms. We are entitled to receive from Braemar, on a monthly basis, a base fee, in an amount equal to 1/12th of (i) 0.70% or less of Braemar's total market capitalization plus (ii) a net asset fee adjustment (as described below), subject to a minimum monthly fee. The net asset fee adjustment is an amount equal to (i) the product of the Sold Non-ERFP Asset Amount (as more particularly defined in the advisory agreement, but generally equal to the net sales prices of real property (other than any hotel assets purchased pursuant to the enhanced return funding program described below) sold or disposed of after the date of the Braemar ERFP Agreement, commencing with and including the first such sale) and 0.70% plus (ii) the product of the Sold ERFP Asset Amount (as more particularly defined in the advisory agreement, but generally equal to the net sales prices of hotel assets purchased pursuant to the enhanced return funding program described below and then sold or disposed of by Braemar after the date of the Braemar ERFP Agreement, commencing with an including the first such sale) and 1.07%. As a result of these provisions, in the event that Braemar disposes of hotel properties in the future, we will continue to receive advisory fees from Braemar in respect of hotel properties that it has sold. We are also entitled to receive an incentive fee from Braemar based on its out-performance, as measured by total annual stockholder return, as compared to Braemar's peers. For the year ended December 31, 2018, we earned a base fee of $9.4 million. In January 2018, Braemar paid us a one-third installment (approximately $1.3 million) of the incentive fee incurred (approximately $3.8 million) with respect to our services in 2015. In January 2019, Braemar paid us a one-third installment (approximately $678,000) of the incentive fee incurred (approximately $2 million) with respect to our services in 2018.

        In addition, we are entitled to receive directly or be reimbursed, on a monthly basis, for all expenses paid or incurred by us or our affiliates on behalf of Braemar or in connection with the services provided by us pursuant to our advisory agreement with Braemar, which includes Braemar's pro rata share of our office overhead and administrative expenses incurred in providing our duties under the advisory agreement. For the year ended December 31, 2018, we received reimbursable overhead and internal audit, insurance claims and advisory fees of $1.9 million from Braemar.

        The board of directors of Braemar also has the authority to make annual equity awards to us or directly to our employees, officers, consultants and non-employee directors, based on the achievement by Braemar of certain financial and other hurdles established by its boards of directors. In March 2018, Braemar awarded equity grants of its common stock, LTIP units, performance stock units and performance LTIP units to executives valued at approximately $5.0 million and equity grants of its common stock or LTIP units to our non-executive employees valued at approximately $0.7 million.

        We are also entitled to receive a termination fee from Braemar under certain circumstances upon the termination of our advisory agreement, and upon certain events that result in a change of control of Braemar, to escrow funds that belong to Braemar to secure its obligation to pay the termination fee. In the event the termination fee is payable under our advisory agreement, Braemar will be required to pay us or our subsidiaries a termination fee equal to the greater of:

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  12 multiplied by (ii) the sum of (A) our net earnings for the 12-month period ending on the last day of the fiscal quarter preceding the termination date of our advisory agreement ("LTM Period") and (B) to the extent not included in net earnings, any incentive fees under the advisory agreement that have accrued or are accelerated but have not yet been paid at the time of termination of the advisory agreement;

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  the quotient of (A) our total market capitalization on the trading day immediately preceding the date of payment of the termination fee, divided by (B) our Adjusted EBITDA for the LTM Period (as defined in Ashford Inc.'s Form 10-Q and Form 10-K filed with the SEC following the end of each fiscal quarter or fiscal year, as applicable) for the same LTM Period of any person that we acquired a beneficial ownership interest in during the applicable measurement period, in the same proportion as our beneficial ownership of the acquired person, multiplied by (ii) net earnings for the LTM Period plus, to the extent not included in net earnings, any incentive fees under the advisory agreement that have accrued or are accelerated but have not yet been paid at the time of termination of the advisory agreement; and

  •
  the simple average, for the three years preceding the fiscal year in which the termination fee is due, of (i) the quotient of (A) our total market capitalization on the trading day immediately preceding the date of payment of the termination fee, divided by (B) our Adjusted EBITDA for the LTM Period multiplied by (ii) net earnings for the LTM Period plus, to the extent not included in net earnings, any incentive fees under the advisory agreement that have accrued or are accelerated but have not yet been paid at the time of termination of the advisory agreement.

        Additionally, pursuant to Braemar's charter, Braemar is required to nominate persons designated by Ashford LLC as candidates for election as directors at any stockholders meeting at which directors are to be elected, such that Ashford LLC's designees constitute as nearly as possible 29% of the board of directors of Braemar, in all cases rounding to the next larger whole number, for so long as the advisory agreement is in effect.

  Braemar ERFP Agreement

        On January 15, 2019, we entered into the Braemar ERFP Agreement. The independent members of our Board and the independent directors of the board of directors of Braemar, with the assistance of separate and independent legal counsel, engaged to negotiate the Braemar ERFP Agreement on our behalf and Braemar's behalf, respectively. Under the Braemar ERFP Agreement, we agreed to provide $50 million to Braemar in connection with its acquisition of hotels recommended by us, with the option to increase the funding commitment to up to $100 million upon mutual agreement by the parties. We are obligated to provide Braemar 10% of the acquired hotel's purchase price in exchange for furniture, fixtures and equipment ("FF&E"), which is subsequently leased to Braemar rent-free. In connection with Braemar's acquisition of the Ritz-Carlton Lake Tahoe on January 15, 2019, and subject to the terms of the Braemar ERFP Agreement, we are obligated to provide Braemar with approximately $10.3 million in exchange for FF&E at Braemar properties.

  Braemar Project Management Agreement

        Upon completion of its spin-off from Ashford Trust, Braemar entered into a hotel master management agreement with Remington Lodging governing the terms of Remington Lodging's provision of property management services and project management services with respect to hotels owned or leased by Braemar. In connection with the acquisition of Premier, which closed in August 2018, Braemar and Premier entered into an agreement for project management services to be provided to Braemar by Premier, solely in order to effect the transfer of the project management business to Premier, by entering into the Master Project Management Agreement, dated as of August 8, 2018 (the "Braemar Project Management Agreement"). Pursuant to the Braemar Project Management Agreement, Premier currently provides project management services to all of Braemar's hotels. The Braemar Project Management Agreement also governs the provision of project management services to hotels Braemar acquires in the future, as Premier has the right to provide project management services to hotel properties Braemar acquires in the future, to the extent Braemar has the right and/or controls the right to direct the development and construction of and/or capital improvements to or refurbishment of, such hotels, unless Braemar's independent directors either (i) unanimously elect not to engage Premier, or (ii) by a majority vote, elect not to engage Premier because they have determined, in their reasonable business judgment, (A) special circumstances exist such that it would be in Braemar's best interest not to engage Premier for the particular hotel, or (B) based on the prior performance of Premier, another manager or developer could perform the project management, project related services or development duties materially better than Premier for the particular hotel. See "—Project Management Mutual Exclusivity Agreement—Exclusivity Rights of Premier."

        Term.    The Braemar Project Management Agreement provides for an initial term of 10 years as to each hotel governed by the agreement; provided that the initial term of the master project agreement with respect to hotels owned or leased by Braemar as of the date of the Braemar Project Management

Agreement shall be until January 17, 2029. The term may be renewed by Premier, at its option, for three successive periods of seven years each and, thereafter, a final term of four years, provided that at the time the option to renew is exercised, Premier is not then in default under the Braemar Project Management Agreement. If at the time of the exercise of any renewal period, Premier is in default, then the exercise of the renewal option will be conditional on timely cure of such default, and if such default is not timely cured, then Braemar's TRS lessee may terminate the Braemar Project Management Agreement regardless of the exercise of such option and without the payment of any fee or liquidated damages. If Premier desires to exercise any option to renew, it must give Braemar's TRS lessee written notice of its election to renew the Braemar Project Management Agreement no less than 90 days before the expiration of the then current term of the Braemar Project Management Agreement.

        Amounts Payable under the Braemar Project Management Agreement.    The Braemar Project Management Agreement provides that the TRS lessee will pay Premier a project management fee equal to 4% of the total project costs associated with the implementation of the approved capital improvement budget for a hotel until such time that the capital improvement budget and/or renovation project costs involve expenditures in excess of 5% of gross revenues of such hotel, whereupon the project management fee will be 3% of total project costs in excess of the 5% of gross revenue threshold. In addition, the TRS lessee will pay Premier additional fees as follows:

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  architecture—6.5% of total construction costs;

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  construction management—10.0% of total construction costs (for projects without a general contractor);

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  interior design—6.0% of the amount selected (including the cost of any and all items selected by Premier or which are specified in the general contractor's scope of work but excluding any associated charges for labor, freight and tax); and

  •
  FF&E purchasing—8.0% of the purchased amount (which includes the selected items, freight and tax) unless the total purchased amount for a single hotel property in a single year is greater than $2.0 million, in which case the fee is reduced to 6.0% of the purchased amount in excess of $2 million.

        Termination.    The Braemar Project Management Agreement may be terminated as to one or more of the hotels earlier than the stated term if certain events occur, including:

  •
  a sale of a hotel;

  •
  for the convenience of Braemar's TRS lessee;

  •
  in the event of a casualty to, condemnation of, or force majeure involving a hotel; or

  •
  upon a default by Premier or Braemar that is not cured prior to the expiration of any applicable cure periods.

        In certain cases of early termination of the Braemar Project Management Agreement with respect to one or more of the hotels, Braemar must pay Premier termination fees, plus any amounts otherwise due to Premier pursuant to the terms of the Braemar Project Management Agreement. Braemar will be obligated to pay termination fees in the circumstances described below, provided that Premier is not then in default, subject to certain cure and grace periods:

  •
  Sale.  If any hotel subject to the Braemar Project Management Agreement is sold, Braemar's TRS lessee may terminate the Braemar Project Management Agreement with respect to such sold hotel, and the TRS lessee will have no obligation to pay any termination fees.

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  Casualty, Condemnation or Force Majeure.  In the event of a casualty with respect to, condemnation of, or the occurrence of any force majeure event with respect to, any of the hotels, the TRS lessee has no obligation to pay any termination fees if the Braemar Project Management Agreement terminates as to those hotels.

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  For Convenience.  With respect to any hotel project-managed by Premier pursuant to the Braemar Project Management Agreement, if the TRS lessee elects for convenience to terminate the project management of such hotel, at any time, including during any renewal term, the TRS lessee must pay a termination fee to Premier, equal to the product of (i) 65% of the aggregate project management fees and market service fees for such hotel estimated to be payable to Premier with respect to the applicable hotel for the full current fiscal year in which such termination is to occur (but in no event less than the project management fees and market service fees for the preceding full fiscal year) and (ii) nine.

        Implementation of Capital Improvement Budget.    Premier, on behalf of the TRS lessee, shall cause to be made non-routine repairs and other work, either to the hotel's building or its FF&E, pursuant to the capital improvement budget prepared by Remington Lodging pursuant to the Braemar Property Management Agreement and approved by the TRS lessee.

        Insurance.    Premier must coordinate with the TRS lessee the procurement and maintenance of all general compensation, employer's liability and other appropriate and customary insurance related to its operations as a project manager, the cost of which is the responsibility of the TRS lessee.

        Assignment and Subleasing.    Neither Premier nor the TRS lessee may assign or transfer the Braemar Project Management Agreement without the other party's prior written consent. However, Premier may assign its rights and obligations to any entity that is "controlled" by Mr. Monty J. Bennett, his father Mr. Archie Bennett, Jr., or their respective family partnerships or trusts, the sole members or beneficiaries of which are at all times lineal descendants of Mr. Monty J. Bennett or Mr. Archie Bennett, Jr. (including step children) and spouses. "Controlled" means (i) the possession of a majority of the capital stock (or ownership interest) and voting power of such affiliate, directly or indirectly, or (ii) the power to direct or cause the direction of the management and policies of such affiliate in the capacity of chief executive officer, president, chairman or other similar capacity where they are actively engaged or involved in providing such direction or control and spend a substantial amount of time managing such affiliate. No assignment will release Remington Lodging from any of its obligations under the master management agreement.

        Damage to Hotels.    If any of Braemar's insured properties is destroyed or damaged, the TRS lessee is obligated, subject to the requirements of the underlying lease, to repair or replace the damaged or destroyed portion of the hotel to the same condition as existed prior to such damage or destruction. If the lease relating to such damaged hotel is terminated pursuant to the terms of the lease, the TRS lessee has the right to terminate the Braemar Project Management Agreement with respect to such damaged hotel upon 60 days' written notice. In the event of a termination, neither the TRS lessee nor Remington Lodging will have any further liabilities or obligations under the Braemar Project Management Agreement with respect to such damaged hotel.

        Condemnation of a Property or Force Majeure.    If all or substantially all of a hotel is subject to a total condemnation or a partial taking that prevents use of the property as a hotel, the Braemar Project Management Agreement, with respect to such hotel, will terminate, subject to the requirements of the applicable lease. In the event of termination, neither the TRS lessee nor Premier will have any further rights, remedies, liabilities or obligations under the Braemar Project Management Agreement with respect to such hotel. If any partial taking of a property does not make it unreasonable to continue to operate the hotel, there is no right to terminate the Braemar Project Management Agreement. If there is an event of force majeure or any other cause beyond the control of Premier that directly involves a hotel and has a significant adverse effect upon the continued operations of that hotel, then the Braemar Project Management Agreement may be terminated by the TRS lessee. In the event of such a termination, neither the TRS lessee nor Premier will have any further rights, remedies, liabilities or obligations under the Braemar Project Management Agreement with respect to such hotel.

        Indemnity Provisions.    Premier has agreed to indemnify the TRS lessee against all damages not covered by insurance that arise from: (i) the fraud, willful misconduct or gross negligence of Premier; (ii) infringement by Premier of any third party's intellectual property rights; (iii) the knowing or reckless placing, discharge, leakage, use or storage of hazardous materials in violation of applicable environmental laws on or in any of Braemar's hotels by Premier; or (iv) the breach by Premier of the Braemar Project Management Agreement, including action taken by Premier beyond the scope of its authority under the Braemar Project Management Agreement, which is not cured.

        Except to the extent indemnified by Premier as described in the preceding paragraph, the TRS lessee will indemnify Premier against all damages not covered by insurance and that arise from: (i) the performance of Premier's services under the Braemar Project Management Agreement; or (ii) the condition or use of Braemar's hotels.

        Events of Default.    Events of default under the Braemar Project Management Agreement include:

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  The TRS lessee or Premier files a voluntary bankruptcy petition, or experiences a bankruptcy-related event not discharged within 90 days.

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  The TRS lessee or Premier fails to make any payment due under the Braemar Project Management Agreement, subject to a 10-day notice and cure period.

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  The TRS lessee or Premier fails to observe or perform any other term of the Braemar Project Management Agreement, subject to a 30-day notice and cure period. There are certain instances in which the 30-day notice and cure period can be extended to up to 120 days.

        If an event of default occurs and continues beyond any grace period, the non-defaulting party will have the option of terminating the Braemar Project Management Agreement, on 30 days' notice to the other party.

  Braemar Project Management Mutual Exclusivity Agreement

        In connection with the acquisition of Premier, which closed in August 2018, solely in order to effect the transfer of the project management business to Premier, Premier entered into the Mutual Exclusivity Agreement dated as of August 8, 2018 with Braemar (the "Braemar Project Management Mutual Exclusivity Agreement"), pursuant to which Premier gave Braemar a first right of refusal to purchase any lodging-related investments identified by Premier and any of its affiliates that met Braemar's initial investment criteria, and Braemar agreed to engage Premier to provide project management for hotels Braemar acquired or invested in, to the extent that Braemar had the right or controlled the right to direct such matters.

        Term.    The initial term of the Braemar Project Management Mutual Exclusivity Agreement is 10 years from November 19, 2013. This term automatically extends for three additional renewal periods of seven years each and a final renewal period of four years, for a total of up to 35 years. The agreement may be sooner terminated because of:

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  an event of default (see "—Events of Default") or

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  a termination of all of Braemar's project management agreements between the TRS lessee and Premier because of an event of default under the Braemar Project Management Agreement that affects all properties (see "—Relationship with Braemar Project Management Agreement").

        Modification of Investment Guidelines.    In the event that Braemar materially modifies its initial investment guidelines without the written consent of Premier, which consent may be withheld at its sole and absolute discretion, Premier will have no obligation to present or offer Braemar investment opportunities at any time thereafter pursuant to the Braemar Project Management Mutual Exclusivity Agreement. Instead, Premier shall allocate investment opportunities it identifies pursuant to the terms of Braemar's advisory agreement. A material modification for this purpose means any modification of Braemar's initial investment guidelines to be competitive with Ashford Trust's investment guidelines.

        Braemar's Exclusivity Rights.    Premier and its affiliates have granted Braemar a first right of refusal to pursue certain lodging investment opportunities identified by Premier and its affiliates (including Mr. Monty J. Bennett), including opportunities to buy hotel properties, to buy land and build hotels, or to otherwise invest in hotel properties that satisfy Braemar's initial investment guidelines and are not considered excluded transactions pursuant to the Braemar Project Management Mutual Exclusivity Agreement. If investment opportunities are identified and are subject to the Braemar Project Management Mutual Exclusivity Agreement, and Braemar has not materially modified its initial investment guidelines, then Premier and its affiliates, as the case may be, will not pursue those opportunities (except as described below) and will give Braemar a written notice and description of the investment opportunity, and Braemar will have 10 business days to either accept or reject the investment opportunity. If Braemar rejects the opportunity, Premier may then pursue such investment opportunity, on materially the same terms and conditions as offered to Braemar. If the terms of such investment opportunity materially change, then Premier and its affiliates must offer the revised investment opportunity to Braemar, whereupon Braemar will have 10 business days to either accept or reject the opportunity on the revised terms.

        Reimbursement of Costs.    If Braemar accepts an investment opportunity from Premier, Braemar will be obligated to reimburse Premier or its affiliates for the actual out-of-pocket and third-party costs and expenses paid by Premier or its affiliates in connection with such investment opportunity, including any earnest money deposits, but excluding any finder's fee, brokerage fee, development fee or other compensation paid by Premier or its affiliates. Premier must submit to Braemar an accounting of the costs in reasonable detail.

        Exclusivity Rights of Premier.    If Braemar acquires or invests in a hotel or a property for the development or construction of a hotel and have the right and/or control the right to direct the development and construction of and/or capital improvements to or refurbishment of, or the provision of project management or other services, such as purchasing, interior design, freight management or construction management for such hotel or hotel improvements, Braemar will hire Premier to provide such services unless its independent directors either (i) unanimously elect not to engage Premier, or (ii) by a majority vote, elect not to engage Premier because they have determined, in their reasonable business judgment, (A) special circumstances exist such that it would be in Braemar's best interest not to engage Premier for the particular hotel, or (B) based on the prior performance of Premier, another manager or developer could perform the project management, project related services or development duties materially better than Premier for the particular hotel. In return, Premier has agreed that it will provide those services.

        Excluded Investment Opportunities.    The following are excluded from the Braemar Project Management Mutual Exclusivity Agreement and are not subject to any exclusivity rights or first right of refusal:

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  With respect to Premier, an investment opportunity where Braemar's independent directors have unanimously voted not to engage Premier as the manager or developer.

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  With respect to Premier, an investment opportunity where Braemar's independent directors, by a majority vote, have elected not to engage Premier as the manager or developer based on their determination, in their reasonable business judgment, that special circumstances exist such that it would be in Braemar's best interest not to engage Premier with respect to the particular hotel.

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  With respect to Premier, an investment opportunity where Braemar's independent directors, by a majority vote, have elected not to engage Premier as the manager or developer because they have determined, in their reasonable business judgment, that another manager or developer could perform the project management, project related services or development duties materially better than Premier for the particular hotel, based on Premier's prior performance.

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  Existing hotel investments of Premier or its affiliates with any of their existing joint venture partners, investors or property owners.

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  Existing bona fide arm's length third-party project management arrangements of Premier or any of its affiliates with third parties other than Braemar and its affiliates.

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  Like-kind exchanges made pursuant to existing contractual obligations by any of the existing joint venture partners, investors or property owners in which Remington Lodging or its affiliates have an ownership interest, provided that Remington Lodging provides Braemar with notice 10 days' prior to such transaction.

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  Any hotel investment that does not satisfy Braemar's initial investment guidelines.

        Development or Construction.    If Braemar hires Remington Lodging to develop and construct a hotel, the terms of the development and construction will be pursuant to the terms of the Braemar Project Management Agreement that has been agreed to by Braemar and Premier.

        Events of Default.    Each of the following is a default under the Braemar Project Management Mutual Exclusivity Agreement:

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  Braemar or Premier experience a bankruptcy-related event;

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  Braemar fails to reimburse Premier as described under "—Reimbursement of Costs," subject to a 30-day cure period; and

  •
  Braemar or Premier does not observe or perform any other term of the agreement, subject to a 30-day cure period (which may be increased to a maximum of 120 days in certain instances).

        If a default occurs, the non-defaulting party will have the option of terminating the Braemar Project Management Mutual Exclusivity Agreement subject to 30 days' written notice and pursuing its rights and remedies under applicable law.

        Assignment.    The Braemar Project Management Mutual Exclusivity Agreement may not be assigned by any of the parties without the prior written consent of the other parties, provided that Premier can assign its interest in the Braemar Project Management Mutual Exclusivity Agreement, without the written consent of the other parties, to a "manager affiliate entity" as that term is defined in the agreement.

        Relationship with Braemar Project Management Agreement.    The rights provided to Braemar and to Premier in the Braemar Project Management Mutual Exclusivity Agreement may be terminated if the Braemar Project Management Agreement terminates in its entirety because of an event of default as to all of the then-managed properties. A termination of Premier's project management rights with respect to one or more hotels (but not all hotels) does not terminate the Braemar Project Management Mutual Exclusivity Agreement. A termination of the Braemar Project Management Mutual Exclusivity Agreement does not terminate the Braemar Project Management Agreement either in part or in whole, and the management agreements would continue in accordance with its terms as to the hotels covered, despite a termination of the Braemar Project Management Mutual Exclusivity Agreement.

  Braemar Property Management Agreement

        Upon completion of its spin-off from Ashford Trust, Braemar entered into a hotel master management agreement with Remington Lodging governing the terms of Remington Lodging's provision of property management services and project management services with respect to hotels owned or leased by Braemar. In connection with Ashford Inc.'s acquisition of Premier, which closed in August 2018, solely in order to effect the transfer of the project management business to Premier, Braemar amended and restated the original hotel master management agreement to provide only for property management services to be provided to Braemar's TRSs by Remington Lodging by entering into the Amended and Restated Hotel Master Management Agreement dated as of August 8, 2018 (the "Braemar Property Management Agreement"). Pursuant to the Braemar Property Management Agreement, Remington Lodging currently manages the Pier House Resort, the Bardessono Hotel and Hotel Yountville. The Braemar Property Management Agreement will also govern the management of hotels Braemar acquires in the future that are managed by Remington Lodging, which has the right to manage and operate hotel properties Braemar acquires in the future unless Braemar's independent directors either (i) unanimously elect not to engage Remington Lodging, or (ii) by a majority vote, elect not to engage Remington Lodging because they have determined, in their reasonable business judgment, (A) special circumstances exist such that it would be in Braemar's best interest not to engage Remington Lodging for the particular hotel, or (B) based on the prior performance of Remington Lodging, another manager or developer could perform the management duties materially better than Remington Lodging for the particular hotel. See "—Braemar Property Management Mutual Exclusivity Agreement—Exclusivity Rights of Remington Lodging."

        Term.    The Braemar Property Management Agreement provides for an initial term of 10 years as to each hotel governed by the agreement. The term may be renewed by Remington Lodging, at its option, subject to certain performance tests, for three successive periods of seven years each and, thereafter, a final term of four years, provided that at the time the option to renew is exercised, Remington Lodging is not then in default under the Braemar Property Management Agreement. If at the time of the exercise of any renewal period, Remington Lodging is in default, then the exercise of the renewal option will be conditional on timely cure of such default, and if such default is not timely cured, then Braemar's TRS lessee may terminate the Braemar Property Management Agreement regardless of the exercise of such option and without the payment of any fee or liquidated damages. If Remington Lodging desires to exercise any option to renew, it must give the TRS lessee written notice of its election to renew the Braemar Property Management Agreement no less than 90 days before the expiration of the then current term of the Braemar Property Management Agreement.

        Amounts Payable under the Braemar Property Management Agreement.    Remington Lodging receives a base management fee, and if the hotels meet and exceed certain thresholds, an additional incentive fee. The base management fee for each hotel will be due monthly and will be equal to the greater of:

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  $13,869 (increased annually based on consumer price index adjustments); or

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  3% of the gross revenues associated with that hotel for the related month.

        The incentive management fee, if any, for each hotel will be due annually in arrears within 90 days of the end of the fiscal year and will be equal to the lesser of (i) 1% of gross revenues and (ii) the amount by which the actual house profit (gross operating profit of the applicable hotel before deducting management fees or franchise fees) exceeds the target house profit as set forth in the annual operating budget approved for the applicable fiscal year. If, however, based on actual operations and revised forecasts from time to time, it is reasonably anticipated that the incentive fee is reasonably expected to be earned, the TRS lessee will consider payment of the incentive fee pro rata on a quarterly basis.

        The incentive fee is designed to encourage Remington Lodging to generate higher house profit at each hotel by increasing the fee due to Remington Lodging when the hotels generate house profit above certain threshold levels. Any increased revenues will generate increased lease payments under the percentage leases and should thereby benefit Braemar's stockholders.

        Termination.    The Braemar Property Management Agreement may be terminated as to one or more of the hotels earlier than the stated term if certain events occur, including:

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  a sale of a hotel;

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  the failure of Remington Lodging to satisfy certain performance standards;

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  for the convenience of Braemar's TRS lessee;

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  in the event of a casualty to, condemnation of, or force majeure involving a hotel; or

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  upon a default by Remington Lodging or Braemar that is not cured prior to the expiration of any applicable cure periods.

        In certain cases of early termination of the Braemar Property Management Agreement with respect to one or more of the hotels, Braemar must pay Remington Lodging termination fees, plus any amounts otherwise due to Remington Lodging pursuant to the terms of the Braemar Property Management Agreement. Braemar will be obligated to pay termination fees in the circumstances described below, provided that Remington Lodging is not then in default, subject to certain cure and grace periods:

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  Sale.  If any hotel subject to the Remington Lodging property management agreement is sold during the first 12 months of the date such hotel becomes subject to the Braemar Property Management Agreement, Braemar's TRS lessee may terminate the Braemar Property Management Agreement with respect to such sold hotel, provided that it pays to Remington Lodging an amount equal to the management fee (both base fees and incentive fees) estimated to be payable to Remington Lodging with respect to the applicable hotel pursuant to the then current annual operating budget for the balance of the first year of the term. If any hotel subject to the Braemar Property Management Agreement is sold at any time after the first year of the term and the TRS lessee terminates the master management agreement with respect to such hotel, the TRS lessee will have no obligation to pay any termination fees.

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  Casualty.  If any hotel subject to the Braemar Property Management Agreement is the subject of a casualty during the first year of the initial 10-year term and the TRS lessee elects not to rebuild, then Braemar must pay to Remington Lodging the termination fee, if any, that would be owed if the hotel had been sold. However, after the first year of the initial 10-year term, if a hotel is the subject of a casualty and the TRS lessee elects not to rebuild the hotel even though sufficient casualty insurance proceeds are available to do so, then the TRS lessee must pay to Remington Lodging a termination fee equal to the product obtained by multiplying (i) 65% of the aggregate management fees (both base fees and incentive fees) estimated to be paid to Remington Lodging with respect to the applicable hotel pursuant to the then current annual operating budget (but in no event less than the management fees for the preceding full fiscal year) by (ii) nine.

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  Condemnation or Force Majeure.  In the event of a condemnation of, or the occurrence of any force majeure event with respect to, any of the hotels, the TRS lessee has no obligation to pay any termination fees if the master management agreement terminates as to those hotels.

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  Failure to Satisfy Performance Test.  If any hotel subject to the Braemar Property Management Agreement fails to satisfy a certain performance test, the TRS lessee may terminate the Braemar Property Management Agreement with respect to such hotel, and in such case, the TRS lessee must pay to Remington Lodging an amount equal to 60% of the product obtained by multiplying (i) 65% of the aggregate management fees (both base fees and incentive fees) estimated to be paid to Remington Lodging with respect to the applicable hotel pursuant to the then current annual operating budget (but in no event less than the management fees for the preceding full fiscal year) by (ii) nine. Remington Lodging will have failed the performance test with respect to a particular hotel if during any fiscal year during the term (i) such hotel's gross operating profit margin for such fiscal year is less than 75% of the average gross operating profit margins of comparable hotels in similar markets and geographical locations, as reasonably determined by Remington Lodging and the TRS lessee and (ii) such hotel's RevPAR yield penetration is less than 80%. Upon a performance test failure, the TRS lessee must give Remington Lodging two years to cure. If, after the first year, the performance test failure has not been cured, then the TRS lessee may, in order not to waive any such failure, require Remington Lodging to engage a consultant with significant hotel lodging experience reasonably acceptable to both Remington Lodging and the TRS lessee, to make a determination as to whether or not another management company could manage the hotel in a materially more efficient manner. If the consultant's determination is in the affirmative, then Remington Lodging must engage such consultant to assist with the cure of such performance failure for the second year of the cure period after that failure. If the consultant's determination is in the negative, then Remington Lodging will be deemed not to be in default under the performance test. The cost of such consultant will be shared by the TRS lessee and Remington Lodging equally. If Remington Lodging fails the performance test for the second year of the cure period and, after that failure, the consultant again makes a finding that another management company could manage the hotel in a materially more efficient manner than Remington Lodging, then the TRS lessee has the right to terminate the management agreement with respect to such hotel upon 45 days' written notice to Remington Lodging and to pay to Remington Lodging the termination fee described above. Further, if any hotel subject to the Remington Lodging management agreement is within a cure period due to a failure of the performance test, an exercise of a renewal option shall be conditioned upon timely cure of the performance test failure, and if the performance failure is not timely cured, the TRS lessee may elect to terminate the management agreement without paying any termination fee.

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  For Convenience.  With respect to any hotel managed by Remington Lodging pursuant to the Braemar Property Management Agreement, if the TRS lessee elects for convenience to terminate the management of such hotel, at any time, including during any renewal term, the TRS lessee must pay a termination fee to Remington Lodging, equal to the product of (i) 65% of the aggregate management fees for such hotel (both base fees and incentive fees) estimated to be payable to Remington Lodging with respect to the applicable hotel pursuant to the then current annual operating budget (but in no event less than the management fees for the preceding full fiscal year) and (ii) nine.

        If the Braemar Property Management Agreement terminates as to all of the hotels covered in connection with a default under the Braemar Property Management Agreement, the property management mutual exclusivity agreement can also be terminated at the non-defaulting party's election. See "—Property Management Mutual Exclusivity Agreement with Braemar."

        Maintenance and Modifications.    Remington Lodging must maintain each hotel in good repair and condition and make such routine maintenance, repairs and minor alterations as it deems reasonably necessary. The cost of all such routine maintenance, repairs and alterations will be paid by the TRS lessee. All non-routine repairs and maintenance, either to a hotel or its fixtures, furniture and equipment pursuant to the capital improvement budget described below, will be managed by Premier pursuant to the Braemar Project Management Agreement.

        Insurance.    Remington Lodging must coordinate with the TRS lessee the procurement and maintenance of all workers' compensation, employer's liability and other appropriate and customary insurance related to its operations as a property manager, the cost of which is the responsibility of the TRS lessee.

        Assignment and Subleasing.    Neither Remington Lodging nor the TRS lessee may assign or transfer the Braemar Property Management Agreement without the other party's prior written consent. However, Remington Lodging may assign its rights and obligations to an affiliate that satisfies the eligible independent contractor requirements and is "controlled" by Mr. Monty J. Bennett, his father Mr. Archie Bennett, Jr. or their respective family partnerships or trusts, the sole members or beneficiaries of which are at all times lineal descendants of Mr. Monty J. Bennett or Mr. Archie Bennett, Jr. (including step children) and spouses. "Controlled" means (i) the possession of a majority of the capital stock (or ownership interest) and voting power of such affiliate, directly or indirectly, or (ii) the power to direct or cause the direction of the management and policies of such affiliate in the capacity of chief executive officer, president, chairman or other similar capacity where they are actively engaged or involved in providing such direction or control and spend a substantial amount of time managing such affiliate. No assignment will release Remington Lodging from any of its obligations under the master management agreement.

        Damage to Hotels.    If any of Braemar's insured properties is destroyed or damaged, the TRS lessee is obligated, subject to the requirements of the underlying lease, to repair or replace the damaged or destroyed portion of the hotel to the same condition as existed prior to such damage or destruction. If the lease relating to such damaged hotel is terminated pursuant to the terms of the lease, the TRS lessee has the right to terminate the master management agreement with respect to such damaged hotel upon 60 days' written notice. In the event of a termination, neither the TRS lessee nor Remington Lodging will have any further liabilities or obligations under the Braemar Property Management Agreement with respect to such damaged hotel, except that Braemar may be obligated to pay to Remington Lodging a termination fee, as described above. If the management agreement remains in effect with respect to such damaged hotel, and the damage does not result in a reduction of gross revenues at the hotel, the TRS lessee's obligation to pay management fees will be unabated. If, however, the master management agreement remains in effect with respect to such damaged hotel, but the damage does result in a reduction of gross revenues at the hotel, the TRS lessee will be entitled to partial, pro rata abatement of the management fees while the hotel is being repaired.

        Condemnation of a Property or Force Majeure.    If all or substantially all of a hotel is subject to a total condemnation or a partial taking that prevents use of the property as a hotel, the Braemar Property Management Agreement, with respect to such hotel, will terminate, subject to the requirements of the applicable lease. In the event of termination, neither the TRS lessee nor Remington Lodging will have any further rights, remedies, liabilities or obligations under the Braemar Property Management Agreement with respect to such hotel. If any partial taking of a property does not make it unreasonable to continue to operate the hotel, there is no right to terminate the Braemar Property Management Agreement. If there is an event of force majeure or any other cause beyond the control of Remington Lodging that directly involves a hotel and has a significant adverse effect upon the continued operations of that hotel, then the Braemar Property Management Agreement may be terminated by the TRS lessee. In the event of such a termination, neither the TRS lessee nor Remington Lodging will have any further rights, remedies, liabilities or obligations under the Braemar Property Management Agreement with respect to such hotel.

        Annual Operating Budget.    The Braemar Property Management Agreement provides that not less than 45 days prior to the beginning of each fiscal year during the term of the Braemar Property Management Agreement, Remington Lodging will submit to the TRS lessee for each of the hotels, an annual operating budget setting forth in detail an estimated profit and loss statement for each of the next 12 months (or for the balance of the fiscal year in the event of a partial first fiscal year), including a schedule of hotel room rentals and other rentals and a marketing and business plan for each of the hotels. The budget is subject to the TRS lessee approval, which may not be unreasonably withheld. The budget may be revised from time to time, taking into account such circumstances as the TRS lessee deems appropriate or as business and operating conditions shall demand, subject to the reasonable approval of Remington Lodging.

        Capital Improvement Budget.    Remington Lodging must prepare a capital improvement budget of the expenditures necessary for replacement of FF&E and building repairs for the hotels during the following fiscal year and provide such budget to the relevant TRS lessee and landlord for approval at the same time Remington Lodging submits the proposed annual operating budget for approval by the TRS lessee. Remington Lodging may not make any other expenditures for these items without the relevant TRS lessee and landlord approval, except expenditures which are provided in the capital improvements budget or are required by reason of any (i) emergency, (ii) applicable legal requirements, (iii) the terms of any franchise agreement or (iv) are otherwise required for the continued safe and orderly operation of Braemar's hotels.

        Indemnity Provisions.    Remington Lodging has agreed to indemnify the TRS lessee against all damages not covered by insurance that arise from: (i) the fraud, willful misconduct or gross negligence of Remington Lodging subject to certain limitations; (ii) infringement by Remington Lodging of any third party's intellectual property rights; (iii) employee claims based on a substantial violation by Remington Lodging of employment laws or that are a direct result of the corporate policies of Remington Lodging; (iv) the knowing or reckless placing, discharge, leakage, use or storage of hazardous materials in violation of applicable environmental laws on or in any of Braemar's hotels by Remington Lodging; or (v) the breach by Remington Lodging of the Braemar Property Management Agreement, including action taken by Remington Lodging beyond the scope of its authority under the Braemar Property Management Agreement, which is not cured.

        Except to the extent indemnified by Remington Lodging as described in the preceding paragraph, the TRS lessee will indemnify Remington Lodging against all damages not covered by insurance and that arise from: (i) the performance of Remington Lodging's services under the Braemar Property Management Agreement; (ii) the condition or use of Braemar's hotels; (iii) certain liabilities to which Remington Lodging is subjected, including pursuant to the WARN Act, in connection with the termination of the Braemar Property Management Agreement; (iv) all employee cost and expenses; or (v) any claims made by an employee of Remington Lodging against Remington Lodging that are based on a violation or alleged violation of the employment laws.

        Events of Default.    Events of default under the Braemar Property Management Agreement include:

  •
  The TRS lessee or Remington Lodging files a voluntary bankruptcy petition, or experiences a bankruptcy-related event not discharged within 90 days.

  •
  The TRS lessee or Remington Lodging fails to make any payment due under the master management agreement, subject to a 10-day notice and cure period.

  •
  The TRS lessee or Remington Lodging fails to observe or perform any other term of the Braemar Property Management Agreement, subject to a 30-day notice and cure period. There are certain instances in which the 30-day notice and cure period can be extended to up to 120 days.

        Remington Lodging does not qualify as an "eligible independent contractor" as such term is defined in Section 856(d)(9) of the Code.

        If an event of default occurs and continues beyond any grace period, the non-defaulting party will have the option of terminating the Braemar Property Management Agreement, on 30 days' notice to the other party.

  Braemar Property Management Mutual Exclusivity Agreement

        General.    Upon completion of its spinoff from Ashford Trust, Braemar entered into a mutual exclusivity agreement with Remington Lodging. Remington Lodging gave Braemar a first right of refusal to purchase any lodging-related investments identified by Remington Lodging and any of its affiliates that met Braemar's initial investment criteria, and Braemar agreed to engage Remington Lodging to provide property management, project management and development services for hotels Braemar acquired or invested in, to the extent that Braemar had the right or controlled the right to direct such matters, subject to certain conditions. In connection with the acquisition of Premier, which closed in August 2018, solely in order to effect the transfer of the project management business to Premier, Braemar amended and restated the original mutual exclusivity agreement to provide that Remington Lodging gave Braemar a first right of refusal to purchase any lodging-related investments identified by Remington Lodging and any of its affiliates that met Braemar's initial investment criteria, and Braemar agreed to engage Remington Lodging to provide property management for hotels Braemar acquired or invested in, to the extent that Braemar had the right or controlled the right to direct such matters. As a result, Braemar and Remington Lodging entered into the Amended and Restated Mutual Exclusivity Agreement dated as of August 8, 2018 (the "Braemar Property Management Mutual Exclusivity Agreement").

        Term.    The initial term of the Braemar Property Management Mutual Exclusivity Agreement is 10 years from November 19, 2013. This term automatically extends for three additional renewal periods of seven years each and a final renewal period of four years, for a total of up to 35 years. The agreement may be sooner terminated because of:

  •
  an event of default (see "—Events of Default"),

  •
  a party's early termination rights (see "—Early Termination"), or

  •
  a termination of all of Braemar's property management agreements between TRS lessee and Remington Lodging because of an event of default under the Braemar Property Management Agreement that affects all properties (see "—Relationship with Braemar Property Management Agreement").

        Modification of Investment Guidelines.    In the event that Braemar materially modifies its initial investment guidelines without the written consent of Remington Lodging, which consent may be withheld at its sole and absolute discretion, and may further be subject to the consent of the Ashford Trust parties, the Remington Lodging parties will have no obligation to present or offer Braemar investment opportunities at any time thereafter. Instead, the Remington Lodging parties, subject to the superior rights of the Ashford Trust parties or any other party with which the Remington Lodging parties may have an existing agreement, shall use their reasonable discretion to determine how to allocate investment opportunities it identifies. In the event Braemar materially modifies its investment guidelines without the written consent of Remington Lodging, the Ashford Trust parties will have superior rights to investment opportunities identified by the Remington Lodging parties, and Braemar will no longer retain preferential treatment to investment opportunities identified by the Remington Lodging parties. A material modification for this purpose means any modification of Braemar's initial investment guidelines to be competitive with Ashford Trust's investment guidelines.

        Braemar's Exclusivity Rights.    Remington Lodging and Mr. Monty J. Bennett have granted Braemar a first right of refusal to pursue certain lodging investment opportunities identified by Remington Lodging or its affiliates (including Mr. Monty J. Bennett), including opportunities to buy hotel properties, to buy land and build hotels, or to otherwise invest in hotel properties that satisfy Braemar's initial investment guidelines and are not considered excluded transactions pursuant to the Braemar Property Management Mutual Exclusivity Agreement. If investment opportunities are identified and are subject to the Braemar Property Management Mutual Exclusivity Agreement, and Braemar has not materially modified its initial investment guidelines without the written consent of Remington Lodging, then Remington Lodging, Mr. Monty J. Bennett and their affiliates, as the case may be, will not pursue those opportunities (except as described below) and will give Braemar a written notice and description of the investment opportunity, and Braemar will have 10 business days to either accept or reject the investment opportunity. If Braemar rejects the opportunity, Remington Lodging may then pursue such investment opportunity, subject to a first right of refusal in favor of Ashford Trust pursuant to an existing agreement between Ashford Trust and Remington Lodging, on materially the same terms and conditions as offered to Braemar. If the terms of such investment opportunity materially change, then Remington Lodging must offer the revised investment opportunity to Braemar, whereupon Braemar will have 10 business days to either accept or reject the opportunity on the revised terms.

        Reimbursement of Costs.    If Braemar accepts an investment opportunity from Remington Lodging, Braemar will be obligated to reimburse Remington Lodging or its affiliates for the actual out-of-pocket and third-party costs and expenses paid by Remington Lodging or its affiliates in connection with such investment opportunity, including any earnest money deposits, but excluding any finder's fee, brokerage fee, development fee or other compensation paid by Remington Lodging or its affiliates. Remington Lodging must submit to Braemar an accounting of the costs in reasonable detail.

        Exclusivity Rights of Remington Lodging.    If Braemar elects to pursue an investment opportunity that consists of the management and operation of a hotel property, Braemar will hire Remington Lodging to provide such services unless Braemar's independent directors either (i) unanimously elect not to engage Remington Lodging, or (ii) by a majority vote, elect not to engage Remington Lodging because they have determined, in their reasonable business judgment, (A) special circumstances exist such that it would be in Braemar's best interest not to engage Remington Lodging for the particular hotel, or (B) based on the prior performance of Remington Lodging, another manager or developer could perform the management duties materially better than Remington Lodging for the particular hotel. In return, Remington Lodging has agreed that it will provide those services.

        Excluded Investment Opportunities.    The following are excluded from the Braemar Property Management Mutual Exclusivity Agreement and are not subject to any exclusivity rights or first right of refusal:

  •
  With respect to Remington Lodging, an investment opportunity where Braemar's independent directors have unanimously voted not to engage Remington Lodging as the manager or developer.

  •
  With respect to Remington Lodging, an investment opportunity where Braemar's independent directors, by a majority vote, have elected not to engage Remington Lodging as the manager or developer based on their determination, in their reasonable business judgment, that special circumstances exist such that it would be in Braemar's best interest not to engage Remington Lodging with respect to the particular hotel.

  •
  With respect to Remington Lodging, an investment opportunity where Braemar's independent directors, by a majority vote, have elected not to engage Remington Lodging as the manager or developer because they have determined, in their reasonable business judgment, that another manager or developer could perform the management, development or other duties materially better than Remington Lodging for the particular hotel, based on Remington Lodging's prior performance.

  •
  Existing hotel investments of Remington Lodging or its affiliates with any of their existing joint venture partners, investors or property owners.

  •
  Existing bona fide arm's length third-party management arrangements (or arrangements for other services) of Remington Lodging or any of its affiliates with third parties other than Braemar and its affiliates.

  •
  Like-kind exchanges made pursuant to existing contractual obligations by any of the existing joint venture partners, investors or property owners in which Remington Lodging or its affiliates have an ownership interest, provided that Remington Lodging provides Braemar with notice 10 days' prior to such transaction.

        Management or Development.    If Braemar hires Remington Lodging to manage or operate a hotel, it will be pursuant to the terms of the Braemar Property Management Agreement agreed to between Braemar and Remington Lodging.

        Events of Default.    Each of the following is a default under the Braemar Property Management Mutual Exclusivity Agreement:

  •
  Braemar or Remington Lodging experience a bankruptcy-related event;

  •
  Braemar fails to reimburse Remington Lodging as described under "—Reimbursement of Costs," subject to a 30-day cure period; and

  •
  Braemar or Remington Lodging does not observe or perform any other term of the agreement, subject to a 30-day cure period (which may be increased to a maximum of 120 days in certain instances).

        If a default occurs, the non-defaulting party will have the option of terminating the Braemar Property Management Mutual Exclusivity Agreement subject to 30 days' written notice and pursuing its rights and remedies under applicable law.

        Early Termination.    Remington Lodging has the right to terminate the exclusivity rights granted to Braemar if:

  •
  Mr. Monty J. Bennett is removed as Braemar's chief executive officer or as chairman of Braemar's board of directors or is not re-appointed to either position, or he resigns as chief executive officer or chairman of Braemar's board of directors;

  •
  Braemar terminates the Remington Lodging exclusivity rights pursuant to the terms of the Braemar Property Management Mutual Exclusivity Agreement; or

  •
  Braemar's advisory agreement with Ashford LLC is terminated for any reason pursuant to its terms and Mr. Monty J. Bennett is no longer serving as Braemar's Chief Executive Officer and Chairman of Braemar's board of directors.

        Braemar may terminate the exclusivity rights granted to Remington Lodging if:

  •
  Remington Lodging fails to qualify as an "eligible independent contractor" as defined in Section 856(d)(9) of the Code and for that reason, Braemar terminates the master management agreement with Remington Lodging;

  •
  Remington Lodging is no longer "controlled" by Mr. Monty J. Bennett or his father Mr. Archie Bennett, Jr. or their respective family partnership or trusts, the sole members of which are at all times lineal descendants of Mr. Archie Bennett, Jr. or Mr. Monty J. Bennett (including step children) and spouses;

  •
  Braemar experiences a change in control and terminates the Braemar Property Management Agreement with respect to all hotels and have paid a termination fee equal to the product of (i) 65% of the aggregate management fees budgeted in the annual operating budget applied to the hotels for the full current fiscal year in which such termination is to occur for such hotels (both base fees and incentive fees, but in no event less than the base fees and incentive fees for the preceding full fiscal year) and (ii) nine;

  •
  the Remington Lodging parties terminate Braemar's exclusivity rights pursuant to the terms of the mutual exclusivity agreement; or

  •
  Braemar's advisory agreement with Ashford LLC is terminated for any reason pursuant to its terms and Mr. Monty J. Bennett is no longer serving as Braemar's Chief Executive Officer and Chairman of Braemar's board of directors.

        Assignment.    The Braemar Property Management Mutual Exclusivity Agreement may not be assigned by any of the parties without the prior written consent of the other parties, provided that Remington Lodging can assign its interest in the Braemar Property Management Mutual Exclusivity Agreement, without the written consent of the other parties, to a "manager affiliate entity" as that term is defined in the agreement, so long as such affiliate qualifies as an "eligible independent contractor" at the time of such transfer.

        Relationship with Braemar Property Management Agreement.    The rights provided to Braemar and to Remington Lodging in the Braemar Property Management Mutual Exclusivity Agreement may be terminated if the Braemar Property Management Agreement between Braemar and Remington Lodging terminates in its entirety because of an event of default as to all of the then-managed properties. A termination of Remington Lodging's management rights with respect to one or more hotels (but not all hotels) does not terminate the Braemar Property Management Mutual Exclusivity Agreement. A termination of the Braemar Property Management Mutual Exclusivity Agreement does not terminate the Braemar Property Management Agreement either in part or in whole, and the Braemar Property Management Agreement would continue in accordance with its terms as to the hotels covered, despite a termination of the Braemar Property Management Mutual Exclusivity Agreement.

  Service Providers

        In accordance with our advisory agreements, we, or entities in which we have an interest, have a right to provide products or services to hotels owned by Ashford Trust and Braemar or their affiliates at market rates, provided such transactions are evaluated and approved by the independent directors of Ashford Trust and Braemar. Our relationships with such product and service providers often result in preferred pricing, premium service and other benefits for Ashford Trust and Braemar hotels. We also anticipate that this arrangement will facilitate better long term quality control and accountability.

        If our independent directors request performance of services outside the scope of the advisory agreement, Ashford Trust and Braemar are obligated to pay for such services separately and in addition to the other fees charged by us under the applicable advisory agreement.

        The table below sets forth entities in which we had an interest as of December 31, 2018 with which some of Ashford Trust's hotels and Braemar's hotels contracted for products and services, the approximate amounts paid by or retained by affiliates of Ashford Trust or Braemar for those services, our interests in such entities (excluding the impact of the 0.2% minority interest in Ashford Hospitality Holdings LLC, a subsidiary of Ashford Inc., not held by Ashford Inc.), and the number of board seats we have on such companies' boards, such board seats being filled by directors or officers of Ashford Inc.

Company	Product or Services	Amounts Paid by/ (Retained by) Ashford Trust for Product or Service in 2018	Amounts Paid by/(Retained by) Braemar for Product or Service in 2018	Ashford Inc. Interest	Ashford Inc. Board Seats/Board Seats Available
OpenKey(1)	Mobile key app	$97,000	$29,000	45.6%	1/3
Pure Wellness(2)	Hypoallergenic premium rooms	$1,871,000	$106,000	70.0%	2/3
Lismore Capital(3)	Debt placement services	$5,094,000	$999,000	100.0%	N/A
J&S Audio Visual(4)	Audiovisual services	$(3,444,000)	$(3,000)	85.0%	2/3
AIM(5)	Cash management services	$1,156,000	$0	100.0%	N/A
Ashford LLC	Insurance claims services	$76,000	$137,000	100.0%	N/A
Premier(6)	Project management services	$7,096,000	$3,493,000	100.0%	N/A
RED Leisure	Watersports activities and travel/transportation services	$0	$720,000	80.0%	2/3

(1)
As of December 31, 2018, Ashford Trust held a 16.3% noncontrolling interest in OpenKey, and Braemar held an 8.2% noncontrolling interest in OpenKey. Ashford Inc., Ashford Trust, and Braemar invested $1.3 million, $667,000 and $2.0 million, respectively, in OpenKey during the year ended December 31, 2018. On February 6, 2019, Ashford Inc., Ashford Trust, and Braemar invested an additional $845,000, $299,000 and $156,000, respectively, in OpenKey, resulting in ownership of 46.6%, 16.6% and 8.4%, respectively, after the investments. In addition, Mr. Welter, our Co-President and Chief Operating Officer, has been issued 75,000 options outstanding pursuant to OpenKey's 2015 stock plan, equating to an approximate 0.5% ownership in OpenKey. Pursuant to the Voting Agreement, dated as of March 8, 2016, Ashford Lending Corporation or its affiliates may designate one member of the board of directors of OpenKey, and the holders of a majority of OpenKey's Voting Series A Preferred Stock not held by any affiliate of Ashford Inc. may appoint an additional director.

(2)
On April 6, 2017, a subsidiary of Ashford Inc. acquired substantially all of the assets and certain liabilities of PRE Opco, LLC, a New York limited liability company that provides hypoallergenic premium room services to hotels and other venues, including to hotels owned by Ashford Trust, Braemar and their affiliates.

(3)
On June 13, 2017, Lismore Capital LLC, a wholly-owned subsidiary of the Company, was formed in order to offer debt placement services to affiliates of Ashford Trust, Braemar and third parties.

(4)
On November 1, 2017, a subsidiary of Ashford Inc. acquired an 85% controlling interest in a privately held company that conducts the business of J&S in the United States, Mexico and the Dominican Republic. J&S provides integrated suites of audio visual services including show and event services, creative services and design and integration services to its customers in various venues including hotels and convention centers in the United States, Mexico and the Dominican Republic. J&S primarily contracts directly with third-party customers to whom it provides audio visual services. The gross revenue from these customers is generally collected by the hotels and the hotels retain an agreed commission and then remit the balance to J&S. The amount above reflects the commission "retained by" Ashford Trust and Braemar hotels. Ashford Trust also used J&S as an agent to purchase certain audiovisual equipment at cost during the year ended December 31, 2018. On March 1, 2019, J&S acquired a privately-held company that conducts the business of BAV in the United States for approximately $9.0 million, excluding contingent consideration and transaction costs. BAV is an audio visual rental, staging and production company, focused on meeting and special event services. As a result of the acquisition, Ashford Inc.'s ownership interest in J&S increased from 85% to approximately 88%.

(5)
Cash management reimbursements include AIM's management of Ashford Trust's excess cash under the Investment Management Agreement. AIM is not compensated for its services but is reimbursed for all costs and expenses.

(6)
On August 8, 2018, Ashford Inc. completed the acquisition of Premier, the project management business formerly conducted by certain affiliates of Remington, for a total transaction value of $203 million. The purchase price was paid by issuing 8,120,000 shares of our Series B Convertible Preferred Stock to the sellers of Premier, primarily MJB Investments, LP (which is directly or indirectly wholly-owned by Mr. Monty J. Bennett, our Chief Executive Officer and Chairman), and his father, Mr. Archie Bennett, Jr. (Chairman Emeritus of Ashford Trust). Our Series B Convertible Preferred Stock has a conversion price of $140 per share and would convert into 1,450,000 shares of our common stock; MJB Investments, LP was issued 4,000,000 shares of Series B Convertible Preferred Stock (convertible into 714,286 shares of our common stock) and Mr. Archie Bennett, Jr. was issued 4,000,000 shares of Series B Convertible Preferred Stock (convertible into 714,286 shares of our common stock).

Our Relationship and Agreements with Remington

        Mr. Monty J. Bennett, our Chief Executive Officer and Chairman of the Board, is also the Chief Executive Officer of Remington and, together with his father Mr. Archie Bennett, Jr., directly or indirectly beneficially owns 100% of Remington, and, as a result, Mr. Monty J. Bennett and Mr. Archie Bennett, Jr. have benefited and will benefit from Remington's transactions with us, including in connection with the receipt of property management fees by Remington Lodging from Ashford Trust, Braemar and such future companies that we advise and that engage Remington Lodging for property management services, as well as any such fees payable by us if we acquire or develop hotels in the future. Currently, our business strategy does not contemplate the acquisition or development of hotels.

  Acquisition of Premier

        On April 6, 2018, we entered into a combination agreement to acquire the project management business formerly conducted by certain affiliates of Remington. On August 7, 2018, at a special meeting of stockholders, Ashford OAINC Inc.'s shareholders voted to approve certain matters related to our acquisition of the project management business. On August 8, 2018, we completed the acquisition of Premier for a total transaction value of $203 million. The combination agreement provided for customary representations, covenants and indemnities. The purchase price was paid by issuing 8,120,000 shares of our Series B Convertible Preferred Stock to the sellers of Premier, primarily MJB Investments, LP (which is directly or indirectly wholly-owned by Mr. Monty J. Bennett, our Chief Executive Officer and Chairman), and his father Mr. Archie Bennett, Jr. (Chairman Emeritus of Ashford Trust). Our Series B Convertible Preferred Stock has a conversion price of $140 per share and would convert into 1,450,000 shares of our common stock; MJB Investments, LP was issued 4,000,000 shares of Series B Convertible Preferred Stock (convertible into 714,286 shares of our common stock) and Mr. Archie Bennett, Jr. was issued 4,000,000 shares of Series B Convertible Preferred Stock (convertible into 714,286 shares of our common stock). Our Series B Convertible Preferred Stock is entitled to cumulative dividends at the rate of (i) 5.50% per annum until the first anniversary of the closing of the transactions, (ii) 6.00% per annum from the first anniversary of the closing of the transactions until the second anniversary of the closing of the transactions and (iii) 6.50% per annum thereafter, in each case, payable quarterly in arrears. During 2018, we paid $2,200,000 in dividends to MJB Investments, LP and $2,200,000 in dividends to Mr. Archie Bennett, Jr., in each case in respect of their ownership of our Series B Convertible Preferred Stock. In connection with the closing of the transactions contemplated by the combination agreement, we entered into the Existing IRA, which confers rights to Mr. Monty J. Bennett, Mr. Archie Bennett, Jr. and/or other entities controlled by them, as set forth below.

  Existing IRA

        We entered into the Existing IRA, dated August 8, 2018, with the Existing IRA Covered Investors that provides for, among other items, governing rights, operating agreements, non-competes, transfer restrictions, and put and call rights and obligations of the parties.

        Board Designation Rights.    The Existing IRA provides that for so long as the Existing IRA Covered Investors beneficially own no less than 20% of the issued and outstanding shares of our common stock (taking into account our Series B Convertible Preferred Stock on an as-converted basis), each of Mr. Archie Bennett, Jr., during his lifetime, and thereafter those Existing IRA Covered Investors holding in the aggregate 55% of the total number of shares of our common stock (taking into account our Series B Convertible Preferred Stock on an as-converted basis) held by all Existing IRA Covered Investors (an "Existing Majority in Interest"), and Mr. Monty J. Bennett, during his lifetime, and an Existing Majority in Interest of the Existing IRA Covered Investors thereafter, will each be entitled to nominate one individual (other than Mr. Archie Bennett, Jr.) for election as a member of our Board of Directors (each an "Existing Seller Nominee"). Mr. Monty J. Bennett and Mr. W. Michael Murphy served as the initial Existing Seller Nominees. The Existing IRA requires us, with respect to the Existing Seller Nominees, (i) to assure that the size of the Board will accommodate the Existing Seller Nominee, (ii) at each annual meeting of stockholders, to cause the slate of nominees standing for election, and recommended by the Board, at each such meeting to include the Existing Seller Nominee, (iii) to nominate and reflect in the proxy statement on Schedule 14A for each annual meeting the nomination of the Existing Seller Nominee for election as a director at each such meeting and (iv) to the extent permitted under applicable law and stock exchange rules, cause all proxies for which a vote is not specified to be voted for the Existing Seller Nominee.

        Preemptive Rights.    The Existing IRA provides that, except for issuances in connection with the conversion of the Series B Convertible Preferred Stock or the exercise of the Existing Change of Control Put Option or Existing Call Option (each as defined below), we will not issue any equity securities, rights to acquire equity securities or debt convertible into equity securities ("Existing New Securities") unless we give each of Mr. Monty J. Bennett, Mr. Archie Bennett, Jr. and MJB Investments (together with each person that succeeds to the interests as an immediate family member or controlled entity transferee, the "Existing Holder Group Investors") notice of our respective intention to issue Existing New Securities and the right to acquire such Existing Holder Group Investors' pro rata share of the Existing New Securities.

        Transfer Restrictions.    The Existing IRA provides that, for five years after the closing of the transactions, each of the Existing IRA Covered Investors are prohibited from transferring our common stock or Series B Convertible Preferred Stock to any person (subject to certain specified exceptions) that is or would become, together with such person's affiliates and associates, a beneficial owner of 10% or more of the shares of our common stock, taking the Series B Convertible Preferred Stock into account on an as-converted basis, except (i) to family members and in connection with estate planning, (ii) as a result of any voting agreement between Mr. Monty J. Bennett and Mr. Archie Bennett, Jr., (iii) transfers in which no transferee (or group of affiliated or associated transferees) would purchase or receive 2% or more of our outstanding voting shares, (iv) in connection with any widespread public distribution of shares of our common stock or Series B Convertible Preferred Stock registered under the Securities Act or (v) a transfer to any transferee that would beneficially own more than 50% of our outstanding common stock and Series B Convertible Preferred Stock without any transfer from an Existing IRA Covered Investor, unless such transfer restrictions have been waived by the affirmative vote of the majority of our stockholders that are not affiliates or associates of the Existing IRA Covered Investors. For the purposes of such transfer restriction, any person is deemed to beneficially own the securities of any other person if such person knowingly acts (whether or not pursuant to an express agreement, arrangement or understanding) in concert or in parallel, or towards a common goal with such other person, related to acquiring, holding, voting or disposing of our voting securities or changing or influencing the control of the Company, other than in connection with the solicitation of, or granting or receiving, revocable proxies or consents given in response to a public proxy or consent solicitation or being solicited for, or tendering or receiving tenders of securities in a public tender or exchange offer. Any permitted transferee from an Existing IRA Covered Investor must, as a condition to such transfer, become a party to the Existing IRA by joinder and agree to be bound by all of the terms and conditions set forth therein as an Existing IRA Covered Investor.

        Put and Call Options.    Pursuant to the Existing IRA, after the seventh anniversary of the closing of the transactions, we have the option to redeem all or any portion of the Series B Convertible Preferred Stock in a minimum amount of $25 million on a pro rata basis among all Existing IRA Covered Investors unless, no less than 15 days before the closing of the purchase transaction, the participating Existing IRA Covered Investors specify an alternative allocation of the Series B

Convertible Preferred Stock subject to the redemption (the "Existing Call Option"), at a price per share equal to the sum of (i) $25.125 (as adjusted for any applicable stock splits or similar transactions) (the "Existing Base Strike Price") plus (ii) all accrued but unpaid dividends. The purchase price is payable only in cash. The notice of exercise of the Call Option does not limit or restrict any Existing IRA Covered Investor's right to convert the Series B Convertible Preferred Stock into shares of our common stock prior to the closing of the Existing Call Option. The Existing IRA also provides each Existing IRA Covered Investor with the option, exercisable on one occasion, to sell to the Company all of the Series B Convertible Preferred Stock then owned by such Existing IRA Covered Investor (the "Existing Change of Control Put Option") at any time at or during the ten business day consecutive period following the consummation of an Existing Change of Control (as defined below). In the event that an Existing IRA Covered Investor exercises the Existing Change of Control Put Option, the price to be paid to such exercising Existing IRA Covered Investor will be an amount equal to (1) the Existing Base Strike Price, plus (2) all accrued and unpaid dividends, plus (3) if prior to the fifth anniversary of the closing of the transactions, an additional amount per share which shall initially be 15% of the Existing Base Strike Price, and reduced by 3% of the Existing Base Strike Price for each year, inclusive of the year in which the Existing Change of Control Put Option is exercised, until the fifth anniversary of the effective date of the transactions. Such price shall be payable at each Existing IRA Covered Investor's election in any combination of cash or a number of shares of our common stock determined by dividing the cash amount otherwise payable by a $140 conversion price. The $140 conversion price is subject to adjustment in the event of stock dividends on our common stock or any subdivision or combination of our common stock.

        A "Change of Control" means, with respect to any Existing IRA Covered Investor, any of the following, in each case that was not voted for or consented to by such Existing IRA Covered Investor solely in its capacity as our stockholder: (i) any person (other than Mr. Monty J. Bennett, Mr. Archie Bennett, Jr., MJB Investments, their controlled affiliates, trusts or estates in which any of them has a substantial interest or as to which any of them serves as trustee or a similar capacity, any immediate family member of Mr. Archie Bennett, Jr. or Mr. Monty J. Bennett or any group of which they are a member) acquires beneficial ownership of our securities that, together with the securities previously beneficially owned by the first such person, constitutes more than 50% of the total voting power of our outstanding securities, or (ii) the sale, lease, transfer or other disposition (other than as collateral) of all or a majority of our (taken as a whole) assets or income or revenue generating capacity, other than to any direct or indirect majority-owned and controlled affiliate of ours.

        Noncompetition and Non-Solicitation Agreements.    Subject to the exclusions described below, the Existing IRA provides that for a period of the later of (i) three years following the closing of the transactions, or (ii) three years following the date Mr. Monty J. Bennett is not our principal executive officer (the "Existing Restricted Period"), each of Mr. Monty J. Bennett, Mr. Archie Bennett, Jr. and MJB Investments will not, directly or indirectly:

        (a)   engage in, or have an interest in a person that engages in, the project management business anywhere in the United States (excluding certain passive investments and existing relationships) (the "Existing Restricted Business"); or

        (b)   intentionally interfere in any material respect with the business relationships (whether formed prior to or after the date of the Existing IRA) between Premier and customers, clients or vendors of Premier.

        In addition to, among other exclusions, exclusions related to service with entities related to us and passive investments in publicly traded securities on unaffiliated entities, each of Mr. Monty J. Bennett, Mr. Archie Bennett, Jr. and MJB Investments may freely pursue any opportunity to acquire ownership, directly or indirectly, in any interest in real property in the lodging industry if such person has presented such opportunity to our Board and we (based on a determination by a majority of its independent directors) decline to pursue or participate in such opportunity, provided such person and its controlled affiliates do not engage in the Existing Restricted Business for such opportunity.

        The Existing IRA also provides that, during the Restricted Period, none of Mr. Monty J. Bennett, Mr. Archie Bennett, Jr. or MJB Investments will, or permit any of their controlled affiliates to, hire or solicit the executive officers of Premier, and any independent contractors or consultants spending a majority of their respective time on the property management business (collectively, the "Existing IRA Service Providers"), except pursuant to a general solicitation that is not directed specifically to such Existing IRA Service Providers. Mr. Monty J. Bennett, Mr. Archie Bennett, Jr. and MJB Investments, either directly or through any of their controlled affiliates, may hire any Existing IRA Service Providers (i) whose employment has been terminated by us or Premier, (ii) after 180 days, whose employment has been terminated by the Existing IRA Service Provider or (iii) who will work on a shared basis between Premier and Remington Lodging.

        Voting Limitations.    The Existing IRA provides that on matters submitted to a vote of the holders of our voting securities, the Existing IRA Covered Investors will have the right to vote or direct or cause the vote of the shares as to which they hold sole voting power or are held by immediate family members (or a trust for the benefit of such person) ("Existing Sole Voting Shares") as the Existing IRA Covered Investors determine, in their sole discretion, except if, prior to the fifth anniversary of the closing of the transactions, the combined voting power of the Existing Reference Shares (as defined below) exceeds 25.0% (plus the combined voting power of any of our common stock acquired by any Existing IRA Covered Investor in an arm's length transaction after the closing of the transaction from a person other than us or our subsidiary, including through open market purchases, or privately negotiated transactions or any distributions of our common stock by either of Ashford Trust or Braemar to its respective stockholders pro rata) of the combined voting power of all of our outstanding voting securities entitled to vote on any given matter, then the Existing Reference Shares representing voting power equal to such excess will be deemed to be "Existing Company Cleansed Shares" under the Existing IRA. The Existing IRA Covered Investors will vote, or cause to be voted, out of the Existing IRA Covered Investors' Existing Sole Voting Shares, shares constituting voting power equal to the voting power of the Existing Company Cleansed Shares in the same proportion as the holders of such class or series of our voting securities vote their shares with respect to such matters, inclusive of the Existing Reference Shares voted by the Existing IRA Covered Investors. These voting restrictions may be waived by a majority vote or consent of our independent directors, as applicable, that have no personal interest in the matter to be voted upon.

        "Existing Reference Shares" means all of our voting securities that are (a) beneficially owned by any Existing IRA Covered Investor, including any such voting securities as to which any Existing IRA Covered Investor has sole or shared voting power; (b) beneficially owned by any member of a group of which any Existing IRA Covered Investor is a member; or (c) subject to or referenced in any derivative or synthetic interest that (i) conveys any voting right in our common stock or (ii) is required to be, or is capable of being, settled through delivery of our common stock, in either case, that is held or beneficially owned by any Existing IRA Covered Investor or any controlled affiliate or any Covered Investor.

        The Existing IRA Covered Investors, among themselves, provide that the total number of votes attributable to Existing Reference Shares that are not Existing Company Cleansed Shares will be proportionately allocated among the Existing IRA Covered Investors based on a percentage, the numerator of which is the number of Existing Reference Shares held by such Existing IRA Covered Investor, and the denominator of which is the total number of Existing Reference Shares held by all Existing IRA Covered Investors in the aggregate.

        Termination.    The Existing IRA terminates by its terms on the earliest of (i) the written agreement of us and an Existing Majority in Interest of the Existing IRA Covered Investors and (ii) the date on which the Existing IRA Covered Investors no longer own any of our common stock or Series B Convertible Preferred Stock; provided the noncompetition agreement, the transfer restrictions, board nomination rights and voting restrictions will last for the time periods provided by their terms and the Existing Call Option and Existing Change of Control Put Option will last indefinitely. An Existing IRA Covered Investor will automatically cease to be bound by the Existing IRA at such time as such Existing IRA Covered Investor no longer owns any of our common stock or Series B Convertible Preferred Stock.

        Relationship to the Investor Rights Agreement.    Upon Closing, the Existing IRA will be superseded and replaced by the Investor Rights Agreement in all respects. See "Summary—Investor Rights Agreement" above.

  Remington Lodging Amended and Restated Property Management Mutual Exclusivity Agreement

        We are parties to an amended and restated mutual exclusivity agreement, dated August 8, 2018, with Remington Lodging, pursuant to which we agreed to utilize Remington Lodging to provide property management services for all hotels, if any, that we may acquire as well as all hotels that future companies advised by us may acquire, to the extent that we have the right, or control the right, to direct such matters, unless our independent directors either (i) unanimously vote not to utilize Remington Lodging for such services or (ii) based on special circumstances or past performance, by a majority vote elect not to engage Remington Lodging because they have determined, in their reasonable business judgment, that it would be in our best interest not to engage Remington Lodging or that another manager or developer could perform the duties materially better. In exchange for our agreement to engage Remington Lodging for such services for all hotels, if any, that we may acquire as well as all hotels that future companies advised by us may acquire, Remington Lodging has agreed to grant to any such companies advised by us a right of first refusal to purchase any investments identified by Remington Lodging and any of its affiliates that meet the initial investment criteria of such entities, as identified in the advisory agreement between us and such entities, subject to any prior rights granted by Remington Lodging to other entities, including Ashford Trust, Braemar and us. The services that Remington Lodging provides under the amended and restated mutual exclusivity agreement to Ashford Trust, Braemar and future companies advised by us are property management services, which consist of the day-to-day operations of hotels.

  Property Management Agreements and Property Management Mutual Exclusivity Agreements with Ashford Trust and Braemar

        As described above, Premier is a party to property management agreements and property management mutual exclusivity agreements with each of Ashford Trust and Braemar. Upon Closing, Premier will become a subsidiary of New Nevada Holdco. The agreements will remain in full force and effect in accordance with the terms and provisions thereof.

PROPOSAL NUMBER ONE—APPROVAL OF THE TRANSACTION PROPOSAL

        The Stockholders of the Company will be asked to vote in favor of proposals to approve (i) the Merger and the other Transactions and (ii) the issuance of the Series D Convertible Preferred Stock to the Bennetts, MJB Investments, Mr. James L. Cowen and Mr. Jeremy J. Welter, in each case at a meeting of the Company's stockholders that will be held on October 24, 2019. Stockholder approval is required under the rules of NYSE American LLC (the "NYSE American"), on which the Company's common stock is listed for trading, Maryland law, the terms of the Combination Agreement, and provisions of the Company's charter (the "Required Stockholder Vote"), as described below:

        The vote required to approve the Merger and the other Transactions is:

            (i)  the affirmative vote of a majority of the issued and outstanding voting power of the Company's voting stock (taking into account the Series B Convertible Preferred Stock on an as-converted basis) in accordance with Section 2-507 of the MGCL;

           (ii)  the affirmative vote of the holders of at least 55% of the outstanding shares of the Company's Series B Convertible Preferred Stock as required by the Company's Articles Supplementary governing the Series B Convertible Preferred Stock; and

          (iii)  the affirmative vote of a majority of the issued and outstanding voting power of the Company's voting stock (taking into account the Series B Convertible Preferred Stock on an as-converted basis) that is not beneficially owned by the Bennetts, MJB Investments or the Trusts (as defined below) (provided that, for purposes of this clause (iii), the Company's voting stock that is owned of record by Ashford Trust or Braemar shall not be deemed to be beneficially owned by the Bennetts, MJB Investments or the Trusts so long as the decision to vote such shares on the Merger and the other Transactions is solely determined by the members of the board of directors of Ashford Trust or Braemar, respectively, who are independent within the meaning of applicable rules of the NYSE American (or any exchange on which the common stock is listed on the record date for the stockholder meeting) and do not have a material financial interest within the meaning of Section 2-419 of the MGCL in the Merger and the other Transactions contemplated by the Combination Agreement and the Merger Agreement (or a duly appointed board committee consisting only of such independent and disinterested board members)).

        The vote required to approve the issuance of the Series D Convertible Preferred Stock to the Bennetts, MJB Investments, Mr. James L. Cowen and Mr. Jeremy J. Welter is the affirmative vote of a majority of the issued and outstanding voting power of the Company's voting stock (taking into account the Series B Convertible Preferred Stock on an as-converted basis) represented in person or by proxy at the stockholder meeting.

        We refer to this Proposal Number One elsewhere in this proxy statement/prospectus as the "Transaction Proposal." For a detailed discussion about the Transaction Proposal, see the sections of this proxy statement/prospectus titled "Questions and Answers About the Transaction Proposal and Special Meeting," "Risk Factors—Risks Related to the Transactions," "The Transaction Documents" and "Description of New Nevada Holdco Capital Stock." A copy of the Certificate of Designation in the form proposed to be filed with the Nevada Secretary of State on the closing date of the Transactions, with a delayed effective time that will be simultaneous with the effective time of the Merger is attached to this proxy statement/prospectus as an Annex B hereto.

        As discussed in the section of this proxy statement/prospectus titled "Special Factors—Background of the Transactions", the Board formed the Special Committee consisting of two independent and disinterested directors to evaluate and negotiate the Transactions and the Transaction Documents and to alleviate any potential conflicts of interest. The Special Committee unanimously determined that the Transactions and Transaction Documents are advisable, fair to, and in the best interest of the Company and the stockholders (other than the Bennetts) and recommended that (i) the Board approve and adopt the Transaction Documents and the Transactions and (ii) our stockholders, to the extent required by the terms of the Company's listing on the NYSE American LLC, Maryland law and the terms of the Combination Agreement, and the provisions of the Company's charter, or any other applicable laws, approve and adopt the Transaction Documents and the Merger and other Transactions.

        Following the recommendation of the Special Committee, the Board unanimously (with Mr. Monty J. Bennett and Mr. J. Robison Hays, III recusing themselves due to Mr. Monty J. Bennett's interest in the Transactions and Mr. Hays' status as an executive officer of the Company who reports to Mr. Monty J. Bennett), (i) determined that the Merger and the Transactions were advisable, fair to and in the best interests of the Company and its stockholders (other than the Bennetts), (ii) approved and adopted the favorable recommendation of the Special Committee in respect of the Combination Agreement, the other Transaction Documents and the Transactions and (iii) determined to recommend that the Company's stockholders vote to approve and adopt the Merger and the other Transactions to the extent required by applicable law and the Combination Agreement, the terms of the Company's listing on the NYSE American LLC, or the terms of the Company's charter documents.

        Approval of this Proposal Number One requires the affirmative "FOR" vote of each of: (i) a majority of the issued and outstanding voting power of the Company's voting stock; (ii) the holders of at least 55% of the Company's Series B Convertible Preferred Stock; and (iii) a majority of the issued and outstanding voting power of the Company's voting stock that is not beneficially owned by the Bennetts, MJB Investments, or the Trusts (as defined). Abstentions and broker non-votes will have the same effect as a vote against Proposal Number One.

        The Board of Directors, with Mr. Monty J. Bennett and Mr. J. Robison Hays, III recusing themselves, unanimously recommends that the stockholders of the Company vote "FOR" this Proposal Number One.

 PROPOSAL NUMBER TWO—ADJOURNMENT OR POSTPONEMENT OF SPECIAL MEETING

        The stockholders of the Company are being asked to approve a proposal that will give the Company the authority, if necessary or appropriate, to adjourn or postpone the Special Meeting for the purpose of soliciting additional proxies in favor of the Transaction Proposal if there are not sufficient votes at the time of the Special Meeting to approve such proposal. If this adjournment proposal is approved, the Special Meeting could be adjourned by the Board. In addition, under Article I, Section 5 of the Company's bylaws, the chairman of a meeting has the authority to adjourn the Special Meeting, whether or not a quorum is present.

        We do not anticipate that we will adjourn or postpone the Special Meeting unless (i) necessary or appropriate to solicit additional proxies if there are insufficient votes at the time of the Special Meeting to approve the other proposals, or (ii) counsel advises us that such adjournment or postponement is necessary under applicable law. Any signed proxies received by the Company in which no voting instructions are provided on such matter will be voted in favor of an adjournment or postponement in these circumstances. Any adjournment or postponement of the Special Meeting for the purpose of soliciting additional proxies will allow the Company's stockholders who have already sent in their proxies to revoke them at any time prior to their use at the Special Meeting, as adjourned or postponed.

        Approval of this Proposal Number Two requires the affirmative "FOR" vote of a majority of the votes cast on such proposal. You may vote "FOR," "AGAINST" or "ABSTAIN" from voting. Abstentions and broker non-votes, if any, will not be considered as votes cast under the Company's bylaws, and accordingly will have no effect on the outcome of this Proposal Number Two. If you provide your proxy or broker instruction card with no further instructions, your shares will be voted in accordance with the recommendations of the Board.

        The Board of Directors unanimously recommends a vote "FOR" approval of this Proposal Number Two.

 GENERAL INFORMATION ABOUT VOTING

Solicitation of Proxies

        The enclosed proxy is solicited by and on behalf of the Board of Directors. In addition to the solicitation of proxies by use of the mail, we expect that director, officers and other employees of Ashford may solicit the return of proxies by personal interview, telephone, e-mail or facsimile. We will not pay additional compensation to our directors, officers and employees for their solicitation efforts, but we will reimburse them for any out-of-pocket expenses they incur in their solicitation efforts. We also intend to request persons holding shares of our common stock in their name or custody, or in the name of a nominee, to send proxy materials to their principals and request authority for the execution of the proxies, and we will reimburse such persons for their expense in doing so. We will bear the expense of soliciting proxies for the Special Meeting, including the cost of mailing.

        We have retained MacKenzie to aid in the solicitation of proxies and to verify records relating to the solicitation. MacKenzie will receive a base fee of $15,000, plus out-of-pocket expenses.

Electronic Availability of Proxy Materials

        Most stockholders can elect to view future proxy statements electronically instead of receiving paper copies in the mail. This will save us the cost of producing and mailing these documents.

        If you are a stockholder of record, you may choose electronic delivery by following the instructions provided when you vote over the Internet. If you hold our common stock through a broker, bank, trust or other holder of record, you will receive information from that entity regarding the availability of electronic delivery. If you choose to view future proxy statements and annual reports over the Internet, you will receive an e-mail message next year containing the Internet address to access our proxy statement. Your choice will remain in effect until you cancel your election. You do not have to elect Internet access each year.

Voting Securities

        Our only outstanding voting equity securities are shares of our common stock and our Series B Convertible Preferred Stock. Each share of common stock entitles the holder to one vote. The Series B Convertible Preferred Stock is entitled to vote alongside the voting common stock of the Company on an as-converted basis, subject to provisions of the Existing IRA, which generally provide that until August 8, 2023, to the extent that the voting power of the voting securities beneficially owned by the Existing IRA Covered Investors exceeds 25% of the combined voting power of all of the outstanding voting securities of the Company entitled to vote on any given matter (the shares with voting power in excess of such 25%, the "Existing IRA Excess Shares"), then the Existing IRA Covered Investors will vote shares with a voting power equal to the voting power of the Existing IRA Excess Shares in the same proportion as the holders of voting securities of the Company vote their shares with respect to such matters, inclusive of the Existing IRA Reference Shares (as defined below) voted by the Existing IRA Covered Investors. As of September 13, 2019, there were 2,613,884 shares of common stock and 8,120,000 shares of Series B Convertible Preferred Stock outstanding. Only stockholders of record at the close of business on September 18, 2019 are entitled to notice of and to vote at the Special Meeting and any postponement or adjournment of the Special Meeting.

Voting

        If you hold your common stock or Series B Convertible Preferred Stock in your own name as a holder of record, you may instruct the proxies to vote your common stock by signing, dating and mailing the proxy card in the postage-paid envelope provided. You may also vote your common stock or Series B Convertible Preferred Stock in person at the Special Meeting. Each stockholder may appoint only one proxy holder or representative to attend the meeting on his or her behalf.

        If your common stock or Series B Convertible Preferred Stock is held on your behalf by a broker, bank or other nominee, you will receive instructions from them that you must follow to have your common stock voted at the Special Meeting.

Counting of Votes

        A quorum will be present at the Special Meeting if the holders of a majority in voting power of the outstanding shares entitled to vote are present in person or by proxy. If you have returned valid proxy instructions or if you hold your shares in your own name as a holder of record and attend the Special Meeting in person, your shares will be counted for the purpose of determining whether there is a quorum. If a quorum is not present, the Special Meeting may be adjourned by the chairman of the meeting or by a vote of a majority of the shares represented at the Special Meeting until a quorum has been obtained.

        Approval of Proposal Number One requires the affirmative "FOR" vote of each of: (i) a majority of the issued and outstanding voting power of the Company's voting stock; (ii) the holders of at least 55% of the Company's Series B Convertible Preferred Stock; and (iii) a majority of the issued and outstanding voting power of the Company's voting stock that is not beneficially owned by the Bennetts, MJB Investments, or the Trusts (as defined). The affirmative vote of a majority of all of the votes cast on such proposal will be required to approve the adjournment or postponement of the Special Meeting (Proposal Number Two).

        If you are the beneficial owner of shares held in the name of a broker, trustee or other nominee and do not provide that broker, trustee or other nominee with voting instructions, your shares may constitute "broker non votes." The approval of the Transaction Proposal (Proposal Number One) and the adjournment or postponement of the Special Meeting (Proposal Number Two) are non-discretionary items under the rules of the NYSE American and may not be voted by brokers, banks or other nominees who have not received specific voting instructions from the beneficial owner of the shares. It is therefore important that you provide instructions to your broker so that your shares will be counted for both proposals.

        Abstentions and broker non-votes are included in determining whether a quorum is present, as they are considered present and entitled to cast a vote. Abstentions and broker non-votes, if any, will not be considered as votes cast, and thus will have the same effect as a vote against Proposal Number One but will have no effect on the outcome of Proposal Number Two.

        If you sign and return your proxy card without giving specific voting instructions, your shares will be voted consistent with Board's recommendations.

Right To Revoke Proxy

        If you hold shares of common stock in your own name as a holder of record, you may revoke your proxy instructions through any of the following methods:

  •
  notify our corporate secretary in writing before your shares of common stock have been voted at the Special Meeting;

  •
  sign, date and mail a new proxy card to Broadridge; or

  •
  attend the Special Meeting and vote your shares of common stock in person.

        You must meet the same deadline when revoking your proxy as when voting your proxy. See the "Voting" section of this proxy statement/prospectus for more information.

        If shares of common stock are held on your behalf by a broker, bank or other nominee, you must contact them to receive instructions as to how you may revoke your proxy instructions.

Multiple Stockholders Sharing the Same Address

        The SEC rules allow for the delivery of a single copy of an annual report and proxy statement to two or more stockholders who share an address, unless we have received contrary instructions from one or more of the stockholders. We will deliver promptly upon written or oral request separate copies of our annual report and proxy statement to a stockholder at a shared address to which a single copy was delivered. Requests for additional copies of the proxy materials, and requests that in the future separate proxy materials be sent to stockholders who share an address, should be directed to Ashford Inc., Attention: Investor Relations, 14185 Dallas Parkway, Suite 1100, Dallas, Texas, 75254 or by calling (972) 490-9600. In addition, stockholders who share a single address but receive multiple copies of the proxy materials may request that in the future they receive a single copy by contacting us at the address and phone number set forth in the previous sentence. Depending upon the practices of your broker, bank or other nominee, you may need to contact them directly to continue duplicate mailings to your household. If you wish to revoke your consent to householding, you must contact your broker, bank or other nominee. If you hold shares of common stock in your own name as a holder of record, householding will not apply to your shares.

        If you wish to request extra copies, free of charge, of any annual report, proxy statement or information statement, please send your request to Ashford Inc., Attention: Investor Relations, 14185 Dallas Parkway, Suite 1100, Dallas, Texas, 75254 or call (972) 490-9600. You can also obtain copies from our web site at www.ashfordinc.com. The information contained on our website is expressly not incorporated by reference into this proxy statement/prospectus.

Other Matters

        In accordance with our bylaws and Maryland law, business transacted at the Special Meeting will be limited to those matters described in this proxy statement/prospectus.

STOCKHOLDER PROPOSALS

        For a stockholder proposal to be considered for inclusion in the Company's proxy statement for the 2020 annual meeting of stockholders, our corporate secretary must receive the written proposal at our principal office no later than the close of business on December 3, 2019. Such proposals also must comply with Exchange Act Rule 14a-8 regarding the inclusion of stockholder proposals in company-sponsored proxy materials. Proposals should be addressed to the attention of Investor Relations, Ashford Inc., 14185 Dallas Parkway, Suite 1100, Dallas, Texas 75254.

        Any proposal that a stockholder intends to present at the 2020 annual meeting of stockholders other than by inclusion in our proxy statement pursuant to Rule 14a-8 must be received by us no earlier than December 3, 2019 and no later than January 2, 2020. Stockholders are advised to review our bylaws, which contain additional requirements with respect to advance notice of stockholder proposals and director nominations, copies of which are available without charge upon request to the Corporate Secretary, Ashford Inc., 14185 Dallas Parkway, Suite 1100, Dallas, Texas 75254.

LEGAL MATTERS

        The validity of the New Nevada Holdco Common Stock to be issued in the Merger will be passed on for us by Fennemore Craig, P.C., Las Vegas, Nevada. Certain tax matters in connection with this offering will be passed upon for New Nevada Holdco by Locke Lord LLP, Dallas, Texas.

 EXPERTS

        The consolidated financial statements of Ashford Inc. at December 31, 2018 and 2017, and for each of the three years in the period ended December 31, 2018 have been audited by BDO USA, LLP, an independent registered public accounting firm, as set forth in its reports thereon and included herein. Such consolidated financial statements are included herein in reliance upon such reports given on the authority of such firm as an expert in accounting and auditing.

        The Special Purpose Combined Carve-Out Financial Statements of Remington Hotel Management (a Carve-Out of Remington Holdings, L.P.) at December 31, 2018, 2017 and 2016 and for each of the three years in the period ended December 31, 2018 have been audited by BDO USA, LLP, an independent registered public accounting firm, as set forth in its reports thereon and included herein. Such consolidated financial statements are included herein in reliance upon such reports given on the authority of such firm as an expert in accounting and auditing. Such consolidated financial statements are included herein in reliance upon such reports given on the authority of such firm as an expert in accounting and auditing.

        The consolidated financial statements of Marietta Leasehold LP at December 31, 2018 and 2017, and for the years in the period ended December 31, 2018 have been audited by BDO USA, LLP, an independent registered public accounting firm, as set forth in its reports thereon and included herein. Such financial statements are included herein in reliance upon such reports given on the authority of such firm as an expert in accounting and auditing.

        The consolidated financial statements of Marietta Leasehold LP for the period ended December 31, 2017 and 2016 have been audited by BDO USA, LLP, independent registered public accounting firm, as set forth in its reports thereon and included herein. Such financial statements are included herein in reliance upon such reports given on the authority of such firm as an expert in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

        We file annual, quarterly and current reports, proxy statements and other documents with the SEC under the Exchange Act. You may read and copy any materials that we file with the SEC without charge at the public reference room of the Securities and Exchange Commission, 100 F Street, N.E., Washington, DC 20549-1090. Information about the operation of the public reference room may be obtained by calling the SEC at 1-800-SEC-0330. Also, the SEC maintains an internet website that contains reports, proxy and information statements, and other information regarding issuers, including Ashford, that file electronically with the SEC. The public can obtain any documents that we file with the SEC at www.sec.gov.

        We also make available free of charge on or through our internet website, www.ashfordinc.com, our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, and, if applicable, amendments to those reports filed or furnished pursuant to Section 13(a) of the Exchange Act as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. The information contained on our website is expressly not incorporated by reference into this proxy statement/prospectus.

        This proxy statement/prospectus is part of a registration statement on Form S-4 that we filed with the SEC. This proxy statement/prospectus does not contain all of the information set forth in the registration statement and exhibits and schedules to the registration statement. For further information with respect to our company and our securities, reference is made to the registration statement, including the exhibits and schedules to the registration statement. Statements contained in this proxy statement/prospectus as to the contents of any contract or other document referred to in this proxy statement/prospectus are not necessarily complete and, where that contract is an exhibit to the registration statement, each statement is qualified in all respects by reference to the exhibit to which the reference relates.

INDEX TO FINANCIAL STATEMENTS

Unaudited Condensed Consolidated Financial Statements of Ashford Inc.
Condensed Consolidated Balance Sheets as of June 30, 2019 and December 31, 2018	FS-3
Condensed Consolidated Statements of Operations for the Six Months Ended June 30, 2019 and 2018	FS-4
Condensed Consolidated Statements of Comprehensive Income (Loss) for the Six Months Ended June 30, 2019 and 2018	FS-5
Condensed Consolidated Statement of Equity for the Six Months Ended June 30, 2019 and 2018	FS-6
Condensed Consolidated Statements of Cash Flows for the Six Months Ended June 30, 2019 and 2018	FS-8
Notes to Condensed Consolidated Financial Statements	FS-9
Audited Consolidated Financial Statements of Ashford Inc.
Report of Independent Registered Public Accounting Firm	FS-61
Consolidated Balance Sheets—December 31, 2018 and 2017	FS-62
Consolidated Statements of Operations—Years Ended December 31, 2018, 2017 and 2016	FS-63
Consolidated Statements of Comprehensive Income (Loss)—Years Ended December 31, 2018, 2017 and 2016	FS-64
Consolidated Statements of Equity (Deficit)—Years Ended December 31, 2018, 2017 and 2016	FS-65
Consolidated Statements of Cash Flows—Years Ended December 31, 2018, 2017 and 2016	FS-66
Notes to Consolidated Financial Statements	FS-68

Special Purpose Combined Carve-Out Financial Statements of the Remington Hotel Management Business (A Carve-Out of Remington Holdings, L.P.)
As of June 30, 2019 and December 31, 2018 and for the
six months ended June 30, 2019 and 2018

Combined Hotel Management Balance Sheets—June 30, 2019 and December 31, 2018	FS-130
Combined Hotel Management Statements of Income and Comprehensive Income—Six Months Ended June 30, 2019 and 2018	FS-131
Combined Hotel Management Statements of Partners' Capital—Six Months Ended June 30, 2019 and 2018	FS-132
Combined Hotel Management Statements of Cash Flow—Six Months Ended June 30, 2019 and 2018	FS-133
Notes to Carve-Out Combined Financial Statements	FS-134

Special Purpose Combined Carve-Out Financial Statements of the Remington Hotel Management Business (A Carve-Out of Remington Holdings, L.P.)
As of and for the years ended December 31, 2018, 2017 and 2016

Independent Auditors' Report	FS-147
Combined Hotel Management Balance Sheets—December 31, 2018 and 2017	FS-149
Combined Hotel Management Statements of Income and Comprehensive Income—Years Ended December 31, 2018, 2017 and 2016	FS-150
Combined Hotel Management Statements of Partners' Capital—Years Ended December 31, 2018, 2017 and 2016	FS-151
Combined Hotel Management Statements of Cash Flows—Years Ended December 31, 2018, 2017 and 2016	FS-152
Notes to Carve-Out Combined Financial Statements	FS-153

Unaudited Condensed Consolidated Financial Statements of Marietta Leasehold LP As of June 30, 2019 and December 31, 2018 and for the six months ended June 30, 2019 and 2018
Combined Marietta Balance Sheets—June 30, 2019 and December 31, 2018	FS-163
Combined Marietta Statements of Income and Comprehensive Income—Six Months Ended June 30, 2019 and 2018	FS-164
Combined Marietta Statements of Partners' Capital—Six Months Ended June 30, 2019 and 2018	FS-164
Combined Marietta Statements of Cash Flow—Six Months Ended June 30, 2019 and 2018	FS-165
Notes to Condensed Combined Financial Statements	FS-166
Audited Consolidated Financial Statements of Marietta Leasehold LP As of and for the years ended December 31, 2018 and 2017
Independent Auditors' Report	FS-172
Combined Marietta Balance Sheets—December 31, 2018 and 2017	FS-174
Combined Marietta Statements of Income and Comprehensive Income—Years Ended December 31, 2018 and 2017	FS-175
Combined Marietta Statements of Partners' Capital—Years Ended December 31, 2018 and 2017	FS-175
Combined Marietta Statements of Cash Flows—Years Ended December 31, 2018 and 2017	FS-176
Notes to Consolidated Financial Statements	FS-177
Audited Consolidated Financial Statements of Marietta Leasehold LP As of and for the years ended December 31, 2017 and 2016
Independent Auditors' Report	FS-182
Combined Marietta Balance Sheets—December 31, 2017 and 2016	FS-184
Combined Marietta Statements of Income and Comprehensive Income—Years Ended December 31, 2017 and 2016	FS-185
Combined Marietta Statements of Partners' Capital—Years Ended December 31, 2017 and 2016	FS-185
Combined Marietta Statements of Cash Flows—Years Ended December 31, 2017 and 2016	FS-186
Notes to Consolidated Financial Statements	FS-187

PART I. FINANCIAL INFORMATION

ITEM 1.    FINANCIAL STATEMENTS (unaudited)

ASHFORD INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(unaudited, in thousands, except share and per share amounts)

	June 30, 2019	December 31, 2018
ASSETS
Current assets:
Cash and cash equivalents	$40,039	$51,529
Restricted cash	13,276	7,914
Accounts receivable, net	9,232	4,928
Due from affiliates	93	45
Due from Ashford Trust OP	4,872	5,293
Due from Braemar OP	1,830	1,996
Inventories	1,504	1,202
Prepaid expenses and other	3,875	3,902

Total current assets	74,721	76,809
Investments in unconsolidated entities	2,990	500
Furniture, fixtures and equipment, net	62,546	47,947
Operating lease right-of-use assets	21,597	—
Goodwill	65,040	59,683
Intangible assets, net	189,742	193,194
Other assets	1,542	872

Total assets	$418,178	$379,005

LIABILITIES
Current liabilities:
Accounts payable and accrued expenses	$26,154	$24,880
Dividends payable	2,791	—
Due to affiliates	726	2,032
Deferred income	138	148
Deferred compensation plan	77	173
Notes payable, net	2,933	2,595
Operating lease liabilities	2,066	—
Other liabilities	14,532	8,418

Total current liabilities	49,417	38,246
Deferred income	11,088	13,396
Deferred tax liability, net	31,750	31,506
Deferred compensation plan	6,347	10,401
Notes payable, net	21,925	15,177
Operating lease liabilities	19,546	—
Other liabilities	2,670	—

Total liabilities	142,743	108,726

Commitments and contingencies (note 10)
MEZZANINE EQUITY
Series B convertible preferred stock, $25 par value, 8,120,000 shares issued and outstanding, net of discount at June 30, 2019 and December 31, 2018	201,822	200,847
Redeemable noncontrolling interests	3,615	3,531
EQUITY
Preferred stock, $0.01 par value, 50,000,000 shares authorized:
Series A cumulative preferred stock, no shares issued and outstanding at June 30, 2019 and December 31, 2018	—	—
Common stock, $0.01 par value, 100,000,000 shares authorized, 2,475,848 and 2,391,541 shares issued and outstanding at June 30, 2019 and December 31, 2018, respectively	25	24
Additional paid-in capital	289,821	280,159
Accumulated deficit	(219,965)	(214,242)
Accumulated other comprehensive income (loss)	(293)	(498)

Total stockholders' equity of the Company	69,588	65,443
Noncontrolling interests in consolidated entities	410	458

Total equity	69,998	65,901

Total liabilities and equity	$418,178	$379,005

See Notes to Condensed Consolidated Financial Statements.

ASHFORD INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(unaudited, in thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
REVENUE
Advisory services	$21,220	$24,570	$40,407	$47,102
Audio visual	30,127	23,376	61,102	46,686
Project management	7,700	—	15,490	—
Other	4,419	6,865	9,787	9,191

Total revenue	63,466	54,811	126,786	102,979

EXPENSES
Salaries and benefits	18,157	15,710	40,857	42,227
Cost of revenues for audio visual	22,229	17,021	43,668	33,608
Cost of revenues for project management	2,697	—	5,488	—
Depreciation and amortization	4,934	1,193	9,461	2,233
General and administrative	11,368	9,125	19,350	15,420
Impairment	—	—	—	1,919
Other	3,138	892	4,477	1,738

Total expenses	62,523	43,941	123,301	97,145

OPERATING INCOME (LOSS)	943	10,870	3,485	5,834
Equity in earnings (loss) of unconsolidated entities	(298)	—	(573)	—
Interest expense	(445)	(161)	(742)	(304)
Amortization of loan costs	(70)	(24)	(139)	(47)
Interest income	9	73	29	185
Other income (expense)	(42)	(221)	(95)	(260)

INCOME (LOSS) BEFORE INCOME TAXES	97	10,537	1,965	5,408
Income tax (expense) benefit	(426)	(1,605)	(1,726)	(2,311)

NET INCOME (LOSS)	(329)	8,932	239	3,097
(Income) loss from consolidated entities attributable to noncontrolling interests	131	118	294	291
Net (income) loss attributable to redeemable noncontrolling interests	310	(90)	289	(151)

NET INCOME (LOSS) ATTRIBUTABLE TO THE COMPANY	112	8,960	822	3,237
Preferred dividends	(2,791)	—	(5,583)	—
Amortization of preferred stock discount	(484)	—	(975)	—

NET INCOME (LOSS) ATTRIBUTABLE TO COMMON STOCKHOLDERS	$(3,163)	$8,960	$(5,736)	$3,237

INCOME (LOSS) PER SHARE—BASIC AND DILUTED
Basic:
Net income (loss) attributable to common stockholders	$(1.28)	$4.26	$(2.35)	$1.54

Weighted average common shares outstanding—basic	2,462	2,095	2,441	2,094

Diluted:
Net income (loss) attributable to common stockholders	$(3.00)	$0.93	$(3.94)	$(1.40)

Weighted average common shares outstanding—diluted	2,717	2,487	2,583	2,219

See Notes to Condensed Consolidated Financial Statements.

ASHFORD INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

(unaudited, in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
NET INCOME (LOSS)	$(329)	$8,932	$239	$3,097
OTHER COMPREHENSIVE INCOME (LOSS), NET OF TAX
Foreign currency translation adjustment	204	(137)	234	(251)

COMPREHENSIVE INCOME (LOSS)	(125)	8,795	473	2,846
Comprehensive (income) loss attributable to noncontrolling interests	131	139	294	329
Comprehensive (income) loss attributable to redeemable noncontrolling interests	294	(90)	259	(151)

COMPREHENSIVE INCOME (LOSS) ATTRIBUTABLE TO THE COMPANY	$300	$8,844	$1,026	$3,024

See Notes to Condensed Consolidated Financial Statements.

ASHFORD INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF EQUITY

(unaudited, in thousands)

								Convertible Preferred Stock
	Common Stock				Accumulated Other Comprehensive Income (Loss)	Noncontrolling Interests in Consolidated Entities
			Additional Paid-in Capital	Accumulated Deficit						Redeemable Noncontrolling Interests
	Shares	Amount					Total	Shares	Amount
Balance at March 31, 2019	2,470	$25	$287,129	$(216,703)	$(483)	$627	$70,595	8,120	$201,338	$3,810
Equity-based compensation	5	—	2,681	—	—	(27)	2,654	—	—	—
Acquisition of BAV Services	—	—	(7)	—	—	—	(7)	—	—	—
Investment in Real Estate Advisory Holdings LLC	—	—	(113)	—	—	—	(113)	—	—	—
Amortization of preferred stock discount	—	—	—	(484)	—	—	(484)	—	484	—
Dividends declared—preferred stock	—	—	—	(2,791)	—	—	(2,791)	—	—	—
Deferred compensation plan distribution	1	—	27	—	—	—	27	—	—	—
Employee advances	—	—	104	—	—	—	104	—	—	—
Redemption value adjustment	—	—	—	(99)	—	—	(99)	—	—	99
Distributions to consolidated noncontrolling interests	—	—	—	—	—	(59)	(59)	—	—	—
Foreign currency translation adjustment	—	—	—	—	190	—	190	—	—	16
Net income (loss)	—	—	—	112	—	(131)	(19)	—	—	(310)

Balance at June 30, 2019	2,476	$25	$289,821	$(219,965)	$(293)	$410	$69,998	8,120	$201,822	$3,615

								Convertible Preferred Stock
	Common Stock				Accumulated Other Comprehensive Income (Loss)	Noncontrolling Interests in Consolidated Entities
			Additional Paid-in Capital	Accumulated Deficit						Redeemable Noncontrolling Interests
	Shares	Amount					Total	Shares	Amount
Balance at December 31, 2018	2,392	$24	$280,159	$(214,242)	$(498)	$458	$65,901	8,120	$200,847	$3,531
Equity-based compensation	5	—	4,836	—	—	(24)	4,812	—	—	—
Acquisition of BAV Services	60	1	3,747	—	—	—	3,748	—	—	—
Investment in Real Estate Advisory Holdings LLC	17	—	887	—	—	—	887	—	—	—
Amortization of preferred stock discount	—	—	—	(975)	—	—	(975)	—	975	—
Dividends declared—preferred stock	—	—	—	(5,583)	—	—	(5,583)	—	—	—
Deferred compensation plan distribution	2	—	73	—	—	—	73	—	—	—
Employee advances	—	—	353	—	—	—	353	—	—	—
Contributions from noncontrolling interests	—	—	—	—	—	455	455	—	—	—
Reallocation of carrying value	—	—	(234)	—	—	(122)	(356)	—	—	356
Redemption value adjustment	—	—	—	13	—	—	13	—	—	(13)
Distributions to consolidated noncontrolling interests	—	—	—	—	—	(63)	(63)	—	—	—
Foreign currency translation adjustment	—	—	—	—	205	—	205	—	—	30
Net income (loss)	—	—	—	822	—	(294)	528	—	—	(289)

Balance at June 30, 2019	2,476	$25	$289,821	$(219,965)	$(293)	$410	$69,998	8,120	$201,822	$3,615

See Notes to Condensed Consolidated Financial Statements.

ASHFORD INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF EQUITY (Continued)

(unaudited, in thousands)

								Convertible Preferred Stock
	Common Stock				Accumulated Other Comprehensive Income (Loss)	Noncontrolling Interests in Consolidated Entities
			Additional Paid-in Capital	Accumulated Deficit						Redeemable Noncontrolling Interests
	Shares	Amount					Total	Shares	Amount
Balance at March 31, 2018	2,103	$21	$255,037	$(224,281)	$(232)	$1,560	32,105	—	$—	$4,662
Equity-based compensation	4	—	2,272	—	—	—	2,272	—	—	—
Deferred compensation plan distribution	2	—	54	—	—	—	54	—	—	—
Employee advances	—	—	(60)	—	—	—	(60)	—	—	—
Redemption value adjustment	—	—	—	(100)	—	—	(100)	—	—	100
Distributions to consolidated noncontrolling interests	—	—	—	(14)	—	—	(14)	—	—	—
Foreign currency translation adjustment	—	—	—	—	(116)	(21)	(137)	—	—	—
Net income (loss)	—	—	—	8,960	—	(118)	8,842	—	—	90

Balance at June 30, 2018	2,109	$21	$257,303	$(215,435)	$(348)	$1,421	$42,962	—	$—	$4,852

								Convertible Preferred Stock
	Common Stock				Accumulated Other Comprehensive Income (Loss)	Noncontrolling Interests in Consolidated Entities
			Additional Paid-in Capital	Accumulated Deficit						Redeemable Noncontrolling Interests
	Shares	Amount					Total	Shares	Amount
Balance at December 31, 2017	2,094	$21	$249,695	$(219,396)	$(135)	$772	30,957	—	$—	$5,111
Equity-based compensation	4	—	6,061	—	—	8	6,069	—	—	—
Deferred compensation plan distribution	2	—	134	—	—	—	134	—	—	—
Employee advances	—	—	45	—	—	—	45	—	—	—
Purchase of OpenKey shares from noncontrolling interest holder	9	—	838	—	—	—	838	—	—	(838)
Contributions from noncontrolling interests	—	—	—	—	—	2,666	2,666	—	—	—
Reallocation of carrying value	—	—	530	—	—	(1,696)	(1,166)	—	—	1,166
Redemption value adjustment	—	—	—	738	—	—	738	—	—	(738)
Distributions to consolidated noncontrolling interests	—	—	—	(14)	—	—	(14)	—	—	—
Foreign currency translation adjustment	—	—	—	—	(213)	(38)	(251)	—	—	—
Net income (loss)	—	—	—	3,237	—	(291)	2,946	—	—	151

Balance at June 30, 2018	2,109	$21	$257,303	$(215,435)	$(348)	$1,421	$42,962	—	$—	$4,852

See Notes to Condensed Consolidated Financial Statements.

ASHFORD INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited, in thousands)

	Six Months Ended June 30,
	2019	2018
Cash Flows from Operating Activities
Net income (loss)	$239	$3,097
Adjustments to reconcile net income (loss) to net cash flows provided by (used in) operating activities:
Depreciation and amortization	11,835	3,614
Change in fair value of deferred compensation plan	(4,077)	(5,814)
Equity-based compensation	4,862	6,069
Equity in (earnings) loss in unconsolidated entities	573	—
Deferred tax expense (benefit)	244	—
Change in fair value of contingent consideration	1,639	559
Impairment of furniture, fixtures and equipment	—	1,919
(Gain) loss on sale of furniture, fixtures and equipment	48	(80)
Amortization of loan costs	139	47
Changes in operating assets and liabilities, exclusive of the effect of acquisitions:
Accounts receivable	(3,578)	(782)
Due from affiliates	(48)	—
Due from Ashford Trust OP	421	(121)
Due from Braemar OP	166	1,396
Inventories	(301)	(157)
Prepaid expenses and other	58	5
Operating lease right-of-use assets	874	—
Other assets	3	(658)
Accounts payable and accrued expenses	799	351
Due to affiliates	(1,236)	319
Other liabilities	5,011	3,313
Operating lease liabilities	(859)	—
Deferred income	(2,319)	(813)

Net cash provided by (used in) operating activities	14,493	12,264

Cash Flows from Investing Activities
Purchases of furniture, fixtures and equipment under the Ashford Trust ERFP Agreement	(13,089)	—
Purchases of furniture, fixtures and equipment under the Braemar ERFP Agreement	(1,420)	—
Additions to furniture, fixtures and equipment	(3,665)	(4,535)
Proceeds from disposal of furniture, fixtures and equipment, net	58	—
Acquisition of BAV Services	(4,267)	—
Investment in Real Estate Advisory Holdings LLC	(2,176)	—
Acquisition of assets related to RED Hospitality and Leisure LLC	(988)	(3,670)

Net cash provided by (used in) investing activities	(25,547)	(8,205)

Cash Flows from Financing Activities
Payments for dividends on preferred stock	(2,791)	—
Payments on revolving credit facilities	(16,256)	(10,064)
Borrowings on revolving credit facilities	17,245	10,263
Proceeds from notes payable	7,336	1,765
Payments on notes payable and capital leases	(1,297)	(939)
Payments of loan costs	(41)	(15)
Employee advances	353	45
Contributions from noncontrolling interest	455	2,666
Distributions to noncontrolling interests in consolidated entities	(63)	(14)

Net cash provided by (used in) financing activities	4,941	3,707

Effect of foreign exchange rate changes on cash and cash equivalents	(15)	(65)

Net change in cash, cash equivalents and restricted cash	(6,128)	7,701
Cash, cash equivalents and restricted cash at beginning of period	59,443	45,556

Cash, cash equivalents and restricted cash at end of period	$53,315	$53,257

Supplemental Cash Flow Information
Interest paid	$610	$278
Income taxes paid	1,344	598
Supplemental Disclosure of Non-Cash Investing and Financing Activities
Distribution from deferred compensation plan	73	134
Capital expenditures accrued but not paid	632	2,497
Capital lease additions	69	—
Ashford Inc. common stock consideration for purchase of OpenKey shares	—	838
Amortization of discount on preferred stock	975	—
Ashford Inc. common stock consideration for BAV Services acquisition	3,748	—
Ashford Inc. common stock consideration for investment in Real Estate Advisory Holdings LLC	887	—
Supplemental Disclosure of Cash, Cash Equivalents and Restricted Cash
Cash and cash equivalents at beginning of period	$51,529	$36,480
Restricted cash at beginning of period	7,914	9,076

Cash, cash equivalents and restricted cash at beginning of period	$59,443	$45,556

Cash and cash equivalents at end of period	$40,039	$40,868
Restricted cash at end of period	13,276	12,389

Cash, cash equivalents and restricted cash at end of period	$53,315	$53,257

See Notes to Condensed Consolidated Financial Statements.

ASHFORD INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(unaudited)

1. Organization and Description of Business

        Ashford Inc. (the "Company") is a Maryland corporation that provides asset management services, advisory services and other products and services primarily to clients in the hospitality industry. We became a public company in November 2014, when Ashford Hospitality Trust, Inc. ("Ashford Trust") completed the spin-off of Ashford Inc. through the distribution of approximately 70% of our outstanding common stock to Ashford Trust stockholders and unitholders in Ashford Trust's operating partnership, collectively. Our common stock is listed on the NYSE American LLC ("NYSE American"). As of June 30, 2019, Ashford Trust held approximately 598,000 shares of our common stock, which represented an approximate 24.2% ownership interest in Ashford Inc., and Braemar Hotels & Resorts Inc. ("Braemar") held approximately 195,000 shares, which represented an approximate 7.9% ownership interest in the Company.

        We are currently the advisor for Ashford Trust and Braemar. In our capacity as the advisor to Ashford Trust and Braemar, we are responsible for implementing the investment strategies and managing the day-to-day operations of Ashford Trust and Braemar, in each case subject to the supervision and oversight of the respective board of directors of Ashford Trust and Braemar. Ashford Trust commenced operating in August 2003 and is focused on investing in full service hotels in the upscale and upper-upscale segments in the U.S. that have revenue per available room ("RevPAR") generally less than twice the U.S. national average. Braemar invests primarily in luxury hotels and resorts with RevPAR of at least twice the U.S. national average. Braemar became a publicly traded company in November 2013 upon the completion of its spin-off from Ashford Trust. Each of Ashford Trust and Braemar is a real estate investment trust ("REIT") as defined in the Internal Revenue Code, and the common stock of each of Ashford Trust and Braemar is traded on the NYSE.

        We provide the personnel and services that we believe are necessary for each of Ashford Trust and Braemar to conduct their respective businesses. We may also perform similar functions for new or additional platforms. We are not responsible for managing the day-to-day operations of the individual hotel properties owned by either Ashford Trust or Braemar, which duties are, and will continue to be, the responsibility of the hotel management companies that operate the hotel properties owned by Ashford Trust and Braemar.

        We conduct our advisory business primarily through an operating entity, Ashford Hospitality Advisors LLC ("Ashford LLC"), our hospitality products and services business primarily through an operating entity, Ashford Hospitality Services LLC ("Ashford Services"), and our project management business through an operating entity, Premier Project Management LLC ("Premier"). We own substantially all of our assets and conduct substantially all of our business through Ashford LLC, Ashford Services and Premier.

        On January 16, 2018, the Company closed on the acquisition of a passenger vessel and other assets related to RED Hospitality & Leisure LLC ("RED"), a provider of watersports activities and other travel and transportation services. This transaction was accounted for as an asset acquisition recorded at cost and did not result in the recognition of goodwill. During 2018, RED acquired additional passenger vessels and a ferry. The Company owns an 80.0% interest in RED. See notes 2, 11 and 15.

        On June 26, 2018, the Company entered into the Enhanced Return Funding Program Agreement and Amendment No. 1 to the Amended and Restated Advisory Agreement (the "Ashford Trust ERFP Agreement") with Ashford Trust. The independent members of the board of directors of each of the

ASHFORD INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(unaudited)

1. Organization and Description of Business (Continued)

Company and Ashford Trust, with the assistance of separate and independent legal counsel, engaged to negotiate the Ashford Trust ERFP Agreement on behalf of the Company and Ashford Trust, respectively. Under the Ashford Trust ERFP Agreement, the Company agreed to provide $50 million (the "ERFP Commitment") to Ashford Trust in connection with Ashford Trust's acquisition of hotels recommended by us, with the option to increase the ERFP Commitment to up to $100 million upon mutual agreement by the parties. Under the Ashford Trust ERFP Agreement, the Company's ERFP Commitment will be fulfilled as the Company pays Ashford Trust 10% of each acquired hotel's purchase price in exchange for furniture fixtures and equipment ("FF&E"), which is subsequently leased to Ashford Trust rent-free. Ashford Trust must provide reasonable advance notice to the Company to request ERFP funds in accordance with the Ashford Trust ERFP Agreement. The Ashford Trust ERFP Agreement requires that the Company acquire the related FF&E either at the time of the property acquisition or at any time generally within two years of Ashford Trust acquiring the hotel property. The Company recognizes the related depreciation tax deduction at the time such FF&E is purchased by the Company and placed into service at Ashford Trust's hotel properties. However, the timing of the FF&E being purchased and placed into service is subject to uncertainties outside of the Company's control that could delay the realization of any tax benefit associated with the purchase of FF&E. See notes 2, 10 and 15.

        On August 8, 2018, we completed the acquisition of Premier, the project management business formerly conducted by certain affiliates of Remington Holdings, LP ("Remington"), for a total transaction value of $203 million. As a result, the project management services that were previously provided by Remington Lodging & Hospitality, LLC ("Remington Lodging") are now provided by a subsidiary of Ashford Inc. under the respective project management agreement with each customer, including Ashford Trust and Braemar. The purchase price was paid by issuing 8,120,000 shares of the Series B Convertible Preferred Stock to the sellers of Premier (the "Remington Sellers"), primarily MJB Investments, LP (which is wholly-owned by Monty J. Bennett, our Chief Executive Officer and Chairman of our board of directors), and his father Archie Bennett, Jr., the Chairman Emeritus of Ashford Trust (together, the "Bennetts"). The Series B Convertible Preferred Stock has a conversion price of $140 per share and would convert into 1,450,000 shares of our common stock. Cumulative dividends on the Series B Convertible Preferred Stock are payable at an annual rate of 5.5% in the first year, 6.0% in the second year, and 6.5% in the third year and each year thereafter. In addition to certain separate class voting rights, the holders of the Series B Convertible Preferred Stock vote on an as-converted basis with the holders of the common stock on all matters submitted for approval by the holders of our capital stock possessing general voting rights. However, for five years following the closing of the acquisition of Premier, the Remington Sellers and their transferees are subject to certain voting restrictions with respect to shares in excess of 25% of the combined voting power of the Company's outstanding capital stock. The holders of the Series B Convertible Preferred Stock have certain conversion rights upon certain events constituting a change of control of the Company. See notes 4 and 12.

        In connection with the acquisition of Premier, we effected a holding company reorganization. The change in holding company organizational structure was effected by a merger, pursuant to which each issued and outstanding share of common stock, par value $0.01 per share, of our predecessor publicly-traded parent Ashford OAINC Inc. (formerly named Ashford Inc.) ("Old Ashford") was converted into one share of common stock, par value $0.01 per share, of the Company having the same rights, powers

ASHFORD INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(unaudited)

1. Organization and Description of Business (Continued)

and preferences and the same qualifications, limitations and restrictions as a share of common stock of Old Ashford. As a result of the foregoing, we became the successor issuer of Old Ashford under Rule 12g-3 of the Securities and Exchange Act of 1934, as amended (the "Exchange Act"). Our common stock continues to be listed on the NYSE American under the symbol "AINC."

        On September 28, 2018, we completed a public offering of 270,000 shares of common stock at a price to the public of $74.50 per share, resulting in gross proceeds of $20.1 million. The net proceeds from the sale of the shares, after discounts and commissions to the underwriters and offering expenses, were approximately $18.2 million. We also sold an additional 10,000 shares of common stock to the underwriters on October 10, 2018, in connection with the underwriters' partial exercise of their over-allotment option that had been granted to them in connection with the transaction. The net proceeds from the sale of the over-allotment shares, after discounts and commissions to the underwriters, were approximately $700,000.

        Effective January 1, 2019, we acquired a 30% noncontrolling ownership interest in Real Estate Advisory Holdings LLC ("REA Holdings"), a real estate advisory firm that provides financing, advisory and property sales services primarily to clients in the hospitality and leisure industry, for a purchase price of approximately $3.0 million which was paid in the form of $2.1 million cash and the issuance of 16,529 shares of our common stock (approximately $890,000) to the seller pursuant to the exemption from the registration requirements under the Securities Act, provided under Section 4(a)(2) thereunder. We have an option to acquire an additional 50% of the ownership interests in REA Holdings for $12.5 million beginning on January 1, 2022. Our investment in REA Holdings is accounted for under the equity method as we have significant influence over the voting interest entity.

        On January 15, 2019, the Company entered into the Enhanced Return Funding Program Agreement and Amendment No. 1 to the Fifth Amended and Restated Advisory Agreement (the "Braemar ERFP Agreement") with Braemar. The independent members of the board of directors of each of the Company and Braemar, with the assistance of separate and independent legal counsel, engaged to negotiate the Braemar ERFP Agreement on behalf of the Company and Braemar, respectively. Under the Braemar ERFP Agreement, the Company agreed to provide $50 million (the "ERFP Commitment") to Braemar in connection with Braemar's acquisition of hotels recommended by us, with the option to increase the ERFP Commitment to up to $100 million upon mutual agreement by the parties. Under the Braemar ERFP Agreement, the Company's ERFP Commitment will be fulfilled as the Company pays Braemar 10% of each acquired hotel's purchase price in exchange for FF&E, which is subsequently leased to Braemar rent-free. Braemar must provide reasonable advance notice to the Company to request ERFP funds in accordance with the Braemar ERFP Agreement. The Braemar ERFP Agreement requires that the Company acquire the related FF&E either at the time of the property acquisition or at any time generally within two years of Braemar acquiring the hotel property. The Company recognizes the related depreciation tax deduction at the time such FF&E is purchased by the Company and placed into service at Braemar's hotel properties. However, the timing of the FF&E being purchased and placed into service is subject to uncertainties outside of the Company's control that could delay the realization of any tax benefit associated with the purchase of FF&E. See notes 2, 10 and 15.

        On March 1, 2019, J&S Audio Visual ("JSAV"), our consolidated subsidiary, acquired a privately-held company, BAV Services in the United States ("BAV"). BAV is an audio visual rental,

ASHFORD INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(unaudited)

1. Organization and Description of Business (Continued)

staging, and production company focused on meeting and special event services. As a result of the acquisition, our ownership interest in JSAV, which we consolidate under the voting interest model, increased from 85% to approximately 88%. The purchase price consisted of: (i) $5.0 million in cash (excluding working capital adjustments) funded by an existing JSAV term loan; (ii) $4.0 million in the form of Ashford Inc. common stock consisting of (a) 61,387 shares issued on March 1, 2019, which was determined based on an agreed upon value of $3.5 million using a thirty-day volume weighted average price per share ("30-Day VWAP") of $57.01 and had an estimated fair value of approximately $3.8 million as of the acquisition date and (b) $500,000 of stock to be issued 18 months after the acquisition date, subject to certain conditions; and (iii) contingent consideration related to the achievement of certain performance targets with an estimated fair value of approximately $1.4 million, payable, if earned, 12 to 18 months after the acquisition date. Additionally, the transaction includes a stock consideration collar. See note 4.

        On May 31, 2019, Ashford Inc. signed a Combination Agreement, dated May 31, 2019, between the Bennetts, Remington, Remington Holdings GP, LLC, MJB Investments, LP, the Company, James L. Cowen, Jeremy J. Welter, Ashford Nevada Holding Corp. and Ashford Merger Sub Inc. (which was subsequently amended on July 17, 2019) (the "Combination Agreement") to acquire the Hotel Management business of Remington, a privately held company. The transaction, which is expected to close sometime in the fourth quarter of 2019, is subject to approval by Ashford Inc.'s stockholders, the receipt of an acceptable Private Letter Ruling ("PLR") from the Internal Revenue Service and customary closing conditions. Under the terms of the agreement, Ashford Inc. will acquire Remington's Hotel Management business for a purchase price of $275 million, payable by the issuance of $275 million of a new Series D Convertible Preferred Stock. In the previous transaction for Remington's Project Management business, the sellers received $203 million of Series B Convertible Preferred Stock. For this transaction involving Remington's Hotel Management business, that $203 million of Series B Convertible Preferred Stock will be exchanged for $203 million of Series D Convertible Preferred Stock (such that, after the transactions, $478 million of Series D Convertible Preferred Stock, and no Series B Convertible Preferred Stock, will be outstanding). The new Series D Convertible Preferred Stock will be convertible into shares of common stock at a price of $117.50 per share (a 164% premium to the closing price of Ashford's common stock on the agreement date of May 31, 2019). Dividends on the Series D Convertible Preferred Stock will be payable at an annual rate of 6.59% in the first year, 6.99% in the second year, and 7.28% in the third year and each year thereafter. Voting rights of the Series D Convertible Preferred Stock will be on an as-converted basis, and the holders of the Series D Convertible Preferred Stock will have a voting limit of 40% of the total voting power of Ashford Inc. until August 8, 2023. The holders of the Series D Convertible Preferred Stock have certain conversion rights upon certain events constituting a change of control of the Company. Remington is currently owned by Monty J. Bennett, Ashford Inc.'s Chairman and Chief Executive Officer, and his father, Archie Bennett, Jr., the Chairman Emeritus of Ashford Trust. Ashford Inc.'s Board of Directors formed a special committee of independent and disinterested directors to analyze, negotiate, and recommend the transaction to Ashford Inc.'s Independent Directors. Ashford Inc.'s Independent Directors have unanimously recommended approval of the acquisition by Ashford Inc.'s stockholders.

        The accompanying condensed consolidated financial statements reflect the operations of our advisory and asset management business, hospitality products and services business, and entities that we

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1. Organization and Description of Business (Continued)

consolidate. In this report, the terms the "Company," "we," "us" or "our" refers to Ashford Inc. and all entities included in its condensed consolidated financial statements.

2. Significant Accounting Policies

        Basis of Presentation and Principles of Consolidation—The accompanying historical unaudited condensed consolidated financial statements have been prepared in accordance with generally accepted accounting principles ("GAAP") for interim financial information and with instructions to Form 10-Q and Article 10 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by GAAP for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. These condensed consolidated financial statements include the accounts of Ashford Inc., its majority-owned subsidiaries and entities which it controls. All significant intercompany accounts and transactions between these entities have been eliminated in these historical condensed consolidated financial statements. We have condensed or omitted certain information and footnote disclosures normally included in financial statements presented in accordance with GAAP in the accompanying unaudited condensed consolidated financial statements. We believe the disclosures made herein are adequate to prevent the information presented from being misleading. However, the condensed consolidated financial statements and related notes should be read in conjunction with the financial statements and notes thereto included in our 2018 Annual Report on Form 10-K filed with the SEC on March 8, 2019.

        A variable interest entity ("VIE") must be consolidated by a reporting entity if the reporting entity is the primary beneficiary because it has (i) the power to direct the VIE's activities that most significantly impact the VIE's economic performance, and (ii) the obligation to absorb losses of the VIE or the right to receive benefits from the VIE. We determine whether we are the primary beneficiary of a VIE upon our initial involvement with the VIE and we reassess whether we are the primary beneficiary of a VIE on an ongoing basis. Our determination of whether we are the primary beneficiary of a VIE is based upon the facts and circumstances for each VIE and requires significant judgment.

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2. Significant Accounting Policies (Continued)

        Noncontrolling Interests—The following tables present information about noncontrolling interests in our consolidated subsidiaries, including those related to consolidated VIEs, as of June 30, 2019 and December 31, 2018 (in thousands):

	June 30, 2019

	Ashford Holdings	JSAV(3)	OpenKey(4)	Pure Wellness(5)	RED(6)
Ashford Inc. ownership interest	99.83%	88.20%	46.59%	70.00%	80.00%
Redeemable noncontrolling interests(1)(2)	0.17%	11.80%	28.15%	—%	—%
Noncontrolling interests in consolidated entities	—%	—%	25.26%	30.00%	20.00%

	100.00%	100.00%	100.00%	100.00%	100.00%

Carrying value of redeemable noncontrolling interests	$131	$1,980	$1,504	n/a	n/a
Redemption value adjustment, year-to-date	(73)	—	60	n/a	n/a
Redemption value adjustment, cumulative	105	—	2,093	n/a	n/a
Carrying value of noncontrolling interests	—	—	288	130	(8)
Assets, available only to settle subsidiary's obligations(7)	n/a	59,802	1,505	1,913	8,796
Liabilities(8)	n/a	43,078	471	1,846	4,225
Notes payable(8)	n/a	18,903	—	—	3,300
Revolving credit facility(8)	n/a	2,899	—	—	—

	December 31, 2018

	Ashford Holdings	JSAV(3)	OpenKey(4)	Pure Wellness(5)	RED(6)
Ashford Inc. ownership interest	99.83%	85.00%	45.61%	70.00%	80.00%
Redeemable noncontrolling interests(1)(2)	0.17%	15.00%	29.65%	—%	—%
Noncontrolling interests in consolidated entities	—%	—%	24.74%	30.00%	20.00%

	100.00%	100.00%	100.00%	100.00%	100.00%

Carrying value of redeemable noncontrolling interests	$215	$1,858	$1,458	n/a	n/a
Redemption value adjustment, year-to-date	(180)	—	12	n/a	n/a
Redemption value adjustment, cumulative	178	—	2,033	n/a	n/a
Carrying value of noncontrolling interests	—	—	308	218	(68)
Assets, available only to settle subsidiary's obligations(7)	n/a	37,141	1,410	2,267	6,807
Liabilities(8)	n/a	24,836	421	1,977	2,839
Notes payable(8)	n/a	13,614	—	—	2,480
Revolving credit facility(8)	n/a	1,733	—	60	118

(1)
Redeemable noncontrolling interests are included in the "mezzanine" section of our condensed consolidated balance sheets as they may be redeemed by the holder for cash or registered shares in certain circumstances outside of the Company's control. The carrying value of the

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  noncontrolling interests is based on the greater of the accumulated historical cost or the redemption value, which is generally fair value.

(2)
Redeemable noncontrolling interests in Ashford Hospitality Holdings LLC ("Ashford Holdings") represent the members' proportionate share of equity in earnings/losses of Ashford Holdings. Net income/loss attributable to the common unit holders is allocated based on the weighted average ownership percentage of the members' interest.

(3)
Represents ownership interests in JSAV, which we consolidate under the voting interest model. JSAV provides audio visual products and services in the hospitality industry. See also notes 1, 11 and 12.

(4)
Represents ownership interests in OpenKey, a VIE for which we are considered the primary beneficiary and therefore we consolidate it. OpenKey is a hospitality focused mobile key platform that provides a universal smartphone app for keyless entry into hotel guest rooms. See also notes 1, 11 and 12.

(5)
Represents ownership interests in Pure Wellness, a VIE for which we are considered the primary beneficiary and therefore we consolidate it. Pure Wellness provides hypoallergenic premium rooms in the hospitality industry. See also notes 1 and 11.

(6)
Represents ownership interests in RED, a VIE for which we are considered the primary beneficiary and therefore we consolidated it. We are provided a preferred return on our investment in RED which is accounted for in our income allocation based on the applicable partnership agreement. RED is a provider of watersports activities and other travel and transportation services. See also notes 1, 11 and 18.

(7)
Total assets consist primarily of cash and cash equivalents, FF&E and other assets that can only be used to settle the subsidiaries' obligations.

(8)
Liabilities consist primarily of accounts payable, accrued expenses and notes payable for which creditors do not have recourse to Ashford Inc. except in the case of the term loans and line of credit held by RED, for which the creditor has recourse to Ashford Inc.

        Investments in Unconsolidated Entities—We hold "investments in unconsolidated entities" in our condensed consolidated balance sheets, which are considered to be variable interests and voting interests in the underlying entities. Certain of our investments in variable interests are not consolidated because we have determined that we are not the primary beneficiary. Certain other investments are not consolidated as the underlying entity does not meet the definition of a VIE and we do not control more than 50% of the voting interests. We review our "investments in unconsolidated entities" for impairment in each reporting period pursuant to the applicable authoritative accounting guidance. An investment is impaired when its estimated fair value is less than the carrying amount of our investment. Any impairment is recorded in "equity in earnings (loss) of unconsolidated entities." No such impairment was recorded during the three and six months ended June 30, 2019 and 2018.

        We held an investment in an unconsolidated variable interest entity with a carrying value of $500,000 at June 30, 2019 and December 31, 2018. We account for the investment at estimated fair value based on recent observable transactions as we do not exercise significant influence over the

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entity. No equity in earnings (loss) of unconsolidated entities due to a change in fair value of the investment was recognized during the three and six months ended June 30, 2019 and 2018.

        Effective January 1, 2019, we acquired a 30% noncontrolling ownership interest in Real Estate Advisory Holdings LLC ("REA Holdings"), a real estate advisory firm that provides financing, advisory and property sales services primarily to clients in the hospitality and leisure industry, for a purchase price of approximately $3.0 million which was paid in the form of $2.1 million cash and the issuance of 16,529 shares of our common stock (approximately $890,000) to the seller pursuant to the exemption from the registration requirements under the Securities Act, provided under Section 4(a)(2) thereunder. We have an option to acquire an additional 50% of the ownership interests in REA Holdings for $12.5 million beginning on January 1, 2022. Our investment in REA Holdings is accounted for under the equity method as we have significant influence over the voting interest entity.

        The following table summarizes our carrying value and ownership interest in REA Holdings (in thousands):

June 30, 2019
Carrying value of the investment in REA Holdings	$2,490
Ownership interest in REA Holdings	30%

        The following table summarizes our equity in earnings (loss) in REA Holdings (in thousands):

	Three Months Ended June 30, 2019	Six Months Ended June 30, 2019
Equity in earnings (loss) in unconsolidated entities	$(298)	$(573)

        Acquisitions—We account for acquisitions and investments in businesses as business combinations if the target meets the definition of a business and (a) the target is a VIE and we are the target's primary beneficiary, and therefore we must consolidate its financial statements, or (b) we acquire more than 50% of the voting interest of the target and it was not previously consolidated. We record business combinations using the acquisition method of accounting, which requires all of the assets acquired and liabilities assumed to be recorded at fair value as of the acquisition date. The excess of the purchase price over the estimated fair values of the net tangible and intangible assets acquired is recorded as goodwill. The application of the acquisition method of accounting for business combinations requires management to make significant estimates and assumptions in the determination of the fair value of assets acquired and liabilities assumed in order to properly allocate purchase price consideration between assets that are depreciated and amortized from goodwill. The fair value assigned to tangible and intangible assets acquired and liabilities assumed are based on management's estimates and assumptions, as well as other information compiled by management, including valuations that utilize customary valuation procedures and techniques. Significant assumptions and estimates include, but are not limited to, the cash flows that an asset is expected to generate in the future, the appropriate weighted-average cost of capital, and the cost savings expected to be derived from acquiring an asset, if applicable. If the actual results differ from the estimates and judgments used in these estimates, the amounts recorded in the condensed consolidated financial statements may be exposed to potential impairment of the intangible assets and goodwill.

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2. Significant Accounting Policies (Continued)

        Certain of our business combinations include contingent consideration arrangements that require additional consideration to be paid based on the achievement of established objectives, most commonly related to post-combination period performance targets and stock consideration collars. We assess contingent consideration to determine if it is part of the business combination or if it should be accounted for separately from the business combination in the post-combination period. Contingent consideration is recognized at its fair value on the acquisition date. A liability resulting from contingent consideration is remeasured to fair value at each reporting date until the contingency is resolved, with changes in fair value recognized in earnings. See note 4 for additional information regarding contingent consideration arising from business acquisitions.

        If our investment involves the acquisition of an asset or group of assets that does not meet the definition of a business, the transaction is accounted for as an asset acquisition. An asset acquisition is recorded at cost, which includes capitalizing transaction costs, and does not result in the recognition of goodwill.

        Use of Estimates—The preparation of these condensed consolidated financial statements in accordance with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the condensed consolidated financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

        Furniture, Fixtures and Equipment, net—We record FF&E at cost. We also capitalize certain costs incurred related to the development of internal use software. We capitalize costs incurred during the application development stage related to the development of internal use software. We expense costs incurred related to the planning and post-implementation phases of development as incurred. Assets are depreciated using the straight-line method over the estimated useful lives of the assets. As of June 30, 2019 and December 31, 2018, FF&E, net of accumulated depreciation, included ERFP assets of $29.0 million and $16.1 million, audio visual equipment at JSAV of $16.7 million and $13.4 million and marine vessels at RED of $5.7 million and $5.7 million, respectively.

        Impairment of Furniture, Fixtures and Equipment—FF&E are reviewed for impairment whenever events or changes in circumstances indicate that their carrying amounts may not be recoverable. Recoverability of the asset is measured by comparison of the carrying amount of the asset to the estimated future undiscounted cash flows, which take into account current market conditions and our intent with respect to holding or disposing of the asset. If our analysis indicates that the carrying value of the asset is not recoverable on an undiscounted cash flow basis, we recognize an impairment charge for the amount by which the asset net book value exceeds its estimated fair value, or fair value, less cost to sell. In evaluating impairment of assets, we make many assumptions and estimates, including projected cash flows, expected holding period, and expected useful life. Fair value is determined through various valuation techniques, including internally developed discounted cash flow models, comparable market transactions and third-party appraisals, where considered necessary. Assets not yet placed into service are also reviewed for impairment whenever events or changes in circumstances indicate that all or a portion of the assets will not be placed into service. No impairment charges were recorded for the three and six months ended June 30, 2019. We recorded impairment charges of $0 and

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2. Significant Accounting Policies (Continued)

$1.9 million for the three and six months ended June 30, 2018, respectively. The impairment in 2018 was recognized upon determination that a portion of capitalized software that was not eligible for reimbursement would not be placed into service.

        Goodwill and Indefinite-Lived Intangible Assets—Goodwill is assigned to reporting units that are expected to benefit from the synergies of the business combination as of the acquisition date. Indefinite-lived intangible assets primarily include trademark rights resulting from our acquisition of JSAV. We assess goodwill and indefinite-lived intangible assets, neither of which is amortized, for impairment annually as of October 1, or more frequently, if events and circumstances indicate impairment may have occurred. In the evaluation of goodwill for impairment, we typically perform a qualitative assessment to determine whether the fair value of the goodwill is more likely than not impaired. In considering the qualitative approach, we evaluated factors including, but not limited to, the operational stability and the overall financial performance of the reporting units. We may choose to bypass the qualitative assessment and perform a quantitative assessment and compare the fair value of the reporting unit to the carrying value and, if applicable, record an impairment charge based on the excess of the reporting unit's carrying amount over its fair value. We determine the fair value of a reporting unit based on either a market valuation approach or an analysis of discounted projected future operating cash flows using a discount rate that is commensurate with the risk inherent in our current business model. We base our measurement of fair value of trademarks using the relief-from-royalty method. This method assumes that the trademarks have value to the extent that their owner is relieved of the obligation to pay royalties for the benefits received from them. Based on the results of our annual impairment assessments, no impairment of goodwill or trademark rights was indicated. In the second quarter of 2019, the Company identified a potential indicator of goodwill impairment in our reporting units due to a decline in the price of our common stock. We performed an interim qualitative assessment to determine whether it was more likely than not that the carrying value of goodwill in our reporting units was impaired as of June 30, 2019. Based on our assessment, goodwill was not impaired as of June 30, 2019.

        Definite-Lived Intangible Assets—Definite-lived intangible assets primarily include customer relationships and management contracts resulting from our acquisitions of Premier, JSAV, BAV and Pure Wellness. Definite-lived intangible assets are amortized over their respective estimated useful lives in a manner that approximates the pattern of the assets' economic benefit to the Company, or using the straight-line method if not materially different. We review the carrying amount of the assets whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. If the carrying amount is not recoverable, we record an impairment charge for the excess of the carrying amount over the fair value. No indicators of impairment were identified as of June 30, 2019.

        Other Liabilities—As of June 30, 2019 and December 31, 2018, other current liabilities included reserves in the amount of $13.4 million and $7.8 million, respectively, related primarily to Ashford Trust and Braemar properties' casualty insurance claims and related fees. The liability for casualty insurance claims and related fees is established based upon an analysis of historical data and actuarial estimates. We record the related funds received from Ashford Trust and Braemar in "restricted cash" in our condensed consolidated balance sheets. See note 15. Other non-current liabilities were $2.7 million and $0 as of June 30, 2019 and December 31, 2018, respectively. As of June 30, 2019, other non-current liabilities included our remaining consideration of $500,000 and the fair value of

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contingent consideration of $2.2 million due to the sellers of BAV resulting from JSAV's acquisition of BAV in March of 2019. See note 4.

        Revenue Recognition—See note 3.

        Salaries and Benefits—Salaries and benefits are expensed as incurred. Salaries and benefits includes expense for equity grants of Ashford Trust and Braemar common stock and performance-based Long-Term Incentive Plan ("LTIP") units awarded to our officers and employees in connection with providing advisory services equal to the grant date fair value of the award in proportion to the requisite service period satisfied during the period. There is an offsetting amount, included in "advisory services" revenue. Salaries and benefits also includes changes in fair value in the deferred compensation plan liability. See note 14.

        Depreciation and Amortization—Our FF&E is depreciated on a straight-line basis over the estimated useful lives of the assets. Leasehold improvements are depreciated over the shorter of the lease term or the estimated useful life of the related assets. Furniture and equipment, excluding our RED vessels, are depreciated using the straight-line method over lives ranging from 3 to 7.5 years and computer software placed into service is amortized on a straight-line basis over estimated useful lives ranging from 3 to 5 years. Our RED vessels are depreciated using the straight-line method over a useful life of 20 years. While we believe our estimates are reasonable, a change in estimated useful lives could affect depreciation expense and net income/loss as well as resulting gains or losses on potential sales. See also the "Definite-Lived Intangible Assets" above.

        Equity-Based Compensation—Our equity incentive plan provides for the grant of restricted or unrestricted shares of our common stock, share appreciation rights, performance shares, performance units and other equity-based awards or any combination of the foregoing. Equity-based compensation included in "salaries and benefits" is accounted for at fair value based on the market price of the shares/options on the date of grant in accordance with applicable authoritative accounting guidance. The fair value is charged to compensation expense on a straight-line basis over the vesting period of the shares/options. Grants of restricted stock to independent directors are recorded at fair value based on the market price of our shares at grant date, and this amount is fully expensed in "general and administrative" expense as the grants of stock are fully vested on the date of grant. Our officers and employees can be granted common stock and LTIP units from Ashford Trust and Braemar in connection with providing advisory services that result in expense, included in "salaries and benefits," equal to the grant date fair value of the award in proportion to the requisite service period satisfied during the period, as well as offsetting revenue in an equal amount included in "advisory services" revenue.

        Prior to the adoption of ASU 2018-07, Compensation—Stock Compensation (Topic 718): Improvements to Nonemployee Share-Based Payment Accounting ("ASU 2018-07") in the third quarter of 2018, equity-based awards granted to non-employees were accounted for at fair value based on the market price of the awards at period end, which resulted in recording expense equal to the fair value of the award in proportion to the requisite service period satisfied during the period. After the adoption of ASU 2018-07 in the third quarter of 2018, equity-based awards granted to non-employees are measured at the grant date and expensed ratably over the vesting period based on the original

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measurement date as the grant date. This results in the recording of expense equal to the ratable amount of the grant date fair value based on the requisite service period satisfied during the period.

        Other Comprehensive Income (Loss)—Comprehensive income consists of net income (loss) and foreign currency translation adjustments. The foreign currency translation adjustment represents the unrealized impact of translating the financial statements of the JSAV operations in Mexico and the Dominican Republic from their respective functional currencies to U.S. dollars. This amount is not included in net income and would only be realized upon the sale or upon complete or substantially complete liquidation of the foreign businesses. The accumulated other comprehensive income (loss) is presented on the condensed consolidated balance sheets as of June 30, 2019 and December 31, 2018.

        Due to Affiliates—Due to affiliates represents current payables resulting primarily from general and administrative expense, and FF&E reimbursements. Due to affiliates is generally settled within a period not exceeding one year.

        Leases—We determine if an arrangement is a lease at the inception of the contract. Operating lease ROU assets and operating lease liabilities are recognized based on the present value of the future minimum lease payments over the lease term at commencement date. As most of our leases do not provide an implicit rate, we use our incremental borrowing rate based on the information available at the commencement date in determining the present value of future payments. Our lease terms may include options to extend or terminate the lease when it is reasonably certain that we will exercise that option. Lease expense for minimum lease payments is recognized on a straight-line basis over the lease term. Short-term leases are not recorded on the balance sheet; we recognize lease expense for these leases on a straight-line basis over the lease term. See note 7.

        Income Taxes—We are a taxable corporation for federal and state income tax purposes. Income tax expense includes U.S. federal and state income taxes and, beginning November 1, 2017, Mexico and Dominican Republic income taxes. In accordance with authoritative accounting guidance, we account for income taxes using the asset and liability method under which deferred tax assets and liabilities are recognized for future tax consequences attributable to differences between the condensed consolidated financial statement carrying amounts of existing assets and liabilities and their respective income tax bases. Valuation allowances are recorded to reduce deferred tax assets to the amount that will more likely than not be realized.

        The "Income Taxes" topic of the Financial Accounting Standards Board's ("FASB") Accounting Standards Codification addresses the accounting for uncertainty in income taxes recognized in an enterprise's financial statements. The guidance requires us to determine whether tax positions we have taken or expect to take in a tax return are more likely than not to be sustained upon examination by the appropriate taxing authority based on the technical merits of the positions. Tax positions that do not meet the more likely than not threshold would be recorded as additional tax expense in the current period. We analyze all open tax years, as defined by the statute of limitations for each jurisdiction, which includes the federal jurisdiction and various states. We classify interest and penalties related to underpayment of income taxes as income tax expense. We and our subsidiaries file income tax returns in the U.S. federal jurisdiction and various states and cities, and, beginning November 1, 2017, in Mexico and the Dominican Republic. Tax years 2014 through 2018 remain subject to potential examination by certain federal and state taxing authorities.

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2. Significant Accounting Policies (Continued)

        Recently Adopted Accounting Standards—In February 2016, the FASB issued ASU 2016-02, Leases ("ASU 2016-02"). The new standard establishes a right-of-use ("ROU") model that requires a lessee to record an ROU asset and a lease liability on the balance sheet for all leases with terms longer than 12 months. Leases will be classified as either finance or operating, with classification affecting the pattern of expense recognition in the income statement. In July 2018, the FASB issued ASU 2018-10, Codification Improvements to Topic 842, Leases ("ASU 2018-10") and ASU 2018-11, Leases (Topic 842), Targeted Improvements ("ASU 2018-11"). The amendments in ASU 2018-10 affect only narrow aspects of the guidance issued in the amendments in ASU 2016-02, including but not limited to lease residual value guarantee, rate implicit in the lease and lease term and purchase option. The amendments in ASU 2018-11 provide an optional transition method for adoption of the new standard, which will allow entities to continue to apply the legacy guidance in ASC 840, including its disclosure requirements, in the comparative periods presented in the year of adoption.

        Effective January 1, 2019, we have adopted the new standard using the modified retrospective approach and implemented internal controls to enable the preparation of financial information upon adoption. We elected to adopt both the transition relief provided in ASU 2018-11 and the package of practical expedients which allowed us, among other things, to retain historical lease classifications and accounting for any leases that existed prior to adoption of the standard. Additionally, we elected the practical expedients allowing us not to separate lease and non-lease components and not record leases with an initial term of twelve months or less ("short-term leases") on the balance sheet across all existing asset classes.

        Adoption of the new standard resulted in the recording of operating lease assets and operating lease liabilities of $26.2 million as of January 1, 2019, which primarily relates to certain office space, warehouse facilities, vehicles and equipment. The standard did not materially impact our condensed consolidated statements of operations or cash flows. Adopting the new standard did not have a material impact on the accounting for leases under which we are the lessor, except as it pertains to our rent-free leases of FF&E with Ashford Trust and Braemar. The new standard requires leases with related parties entered into on or after January 1, 2019, to be accounted for in accordance with the legally enforceable terms and conditions of the lease (i.e. zero rent payments). Therefore, we will no longer allocate a portion of base advisory fee revenue to lease revenue in an amount equal to the estimated fair value of the lease payments that would have been made because ERFP leases are rent-free. For historical leases related to our key money and ERFP programs that were in place upon adoption of the new standard on January 1, 2019, we will continue allocating a portion of base advisory fee revenue to lease revenue consistent with our historical accounting for the remainder of the applicable lease terms. See note 7.

        Recently Issued Accounting Standards—In June 2016, the FASB issued ASU 2016-13, Financial Instruments—Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments ("ASU 2016-13"). ASU 2016-13 sets forth an "expected credit loss" impairment model to replace the current "incurred loss" method of recognizing credit losses. The standard requires measurement and recognition of expected credit losses for most financial assets held. ASU 2016-13 is effective for fiscal years beginning after December 15, 2019, including interim periods within those fiscal years. Early adoption is permitted for periods beginning after December 15, 2018. We are currently evaluating the impact that ASU 2016-13 will have on the condensed consolidated financial statements and related disclosures.

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(unaudited)

2. Significant Accounting Policies (Continued)

        In January 2017, the FASB issued ASU 2017-04, Intangibles—Goodwill and Other (Topic 350): Simplifying the Test for Goodwill Impairment ("ASU 2017-04"), which removes the requirement to compare the implied fair value of goodwill with its carrying amount as part of step 2 of the goodwill impairment test. As a result, under ASU 2017-04, an entity should perform its annual, or interim, goodwill impairment test by comparing the fair value of a reporting unit with its carrying amount and should recognize an impairment charge for the amount by which the carrying amount exceeds the reporting unit's fair value. However, the loss recognized should not exceed the total amount of goodwill allocated to that reporting unit. In addition, ASU 2017-04 clarifies that an entity should consider income tax effects from any tax deductible goodwill on the carrying amount of the reporting unit when measuring the goodwill impairment loss, if applicable. ASU 2017-04 is effective for fiscal years beginning after December 15, 2019. Early adoption is permitted for interim or annual goodwill impairment tests performed on testing dates after January 1, 2017. We are evaluating the impact that ASU 2017-04 will have on our condensed consolidated financial statements and related disclosures.

        In August 2018, the FASB issued ASU 2018-13, Fair Value Measurement (Topic 820): Disclosure Framework—Changes to the Disclosure Requirements for Fair Value Measurement ("ASU 2018-13"). ASU 2018-13 modifies certain disclosure requirements related to fair value measurements including requiring disclosures on changes in unrealized gains and losses in other comprehensive income for recurring Level 3 fair value measurements and a requirement to disclose the range and weighted average of significant unobservable inputs used to develop Level 3 fair value measurements. The ASU is effective for fiscal years beginning after December 15, 2019, including interim periods within those fiscal years. Early adoption is permitted. We are currently evaluating the impact that ASU 2018-13 will have on our condensed consolidated financial statements.

        In August 2018, the FASB issued ASU 2018-15, Intangibles—Goodwill and Other—Internal-Use Software (Subtopic 350-40): Customer's Accounting for Implementation Costs Incurred in a Cloud Computing Arrangement that is a Service Contract ("ASU 2018-15"). ASU 2018-15 aligns the requirements for capitalizing implementation costs incurred in a hosting arrangement that is a service contract with the requirements for capitalizing implementation costs incurred to develop or obtain internal-use software and hosting arrangements that include an internal-use software license. The ASU is effective for fiscal years beginning after December 15, 2019, including interim periods within those fiscal years. Early adoption is permitted. We are currently evaluating the impact that ASU 2018-15 will have on our condensed consolidated financial statements.

3. Revenues

        Revenue Recognition—Revenues are recognized when control of the promised goods or services is transferred to our customers, in an amount that reflects the consideration we expect to be entitled to in exchange for those goods or services.

        We determine revenue recognition through the following steps:

  •
  Identification of the contract, or contracts, with a customer

  •
  Identification of the performance obligations in the contract

  •
  Determination of the transaction price

  •
  Allocation of the transaction price to the performance obligations in the contract

  •
  Recognition of revenue when, or as, we satisfy a performance obligation

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NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(unaudited)

3. Revenues (Continued)

        In determining the transaction price, we include variable consideration only to the extent that it is probable that a significant reversal in the amount of cumulative revenue recognized would not occur when the uncertainty associated with the variable consideration is resolved.

        The following provides detailed information on the recognition of our revenues from contracts with customers:

  Advisory Services Revenue

        Advisory services revenue is reported within our REIT Advisory segment and primarily consists of advisory fees and expense reimbursements that are recognized when services have been rendered. Advisory fees consist of base fees and incentive fees. For Ashford Trust, prior to June 26, 2018, the base fee was paid quarterly and ranged from 0.50% to 0.70% per annum of the total market capitalization ranging from less than $6.0 billion to greater than $10.0 billion plus the Key Money Asset Management Fee, as defined in the amended and restated advisory agreement, subject to certain minimums. Upon effectiveness of the Enhanced Return Funding Program Agreement and Amendment No. 1 to the Amended and Restated Advisory Agreement on June 29, 2018, the base fee is paid monthly and ranges from 0.50% to 0.70% per annum of the total market capitalization ranging from less than $6.0 billion to greater than $10.0 billion plus the Net Asset Fee Adjustment, as defined in the amended and restated advisory agreement, as amended, subject to certain minimums. For Braemar, prior to January 15, 2019, the base fee was paid monthly and was fixed at 0.70% of Braemar's total market capitalization plus the Key Money Asset Management Fee, as defined in the advisory agreement, subject to certain minimums. Upon effectiveness of the Enhanced Return Funding Program Agreement and Amendment No. 1 to the Fifth Amended and Restated Advisory Agreement on January 15, 2019, the base fee is paid monthly and is fixed at 0.70% of Braemar's total market capitalization plus the Net Asset Fee Adjustment, as defined in the advisory agreement, as amended, subject to certain minimums. Reimbursements for overhead, internal audit, risk management advisory services and asset management services, including compensation, benefits and travel expense reimbursements, are recognized when services have been rendered. We record advisory revenue for equity grants of Ashford Trust and Braemar common stock and LTIP units awarded to our officers and employees in connection with providing advisory services equal to the grant date fair value of the award in proportion to the requisite service period satisfied during the period, as well as an offsetting expense in an equal amount included in "salaries and benefits."

        Incentive advisory fees are measured annually in each year that Ashford Trust's and/or Braemar's annual total stockholder return exceeds the average annual total stockholder return for each company's respective peer group, subject to the Fixed Charge Coverage Ratio Condition (the "FCCR Condition"), as defined in the respective advisory agreements. Incentive advisory fees are paid over a three-year period and each payment is subject to the FCCR Condition, which relates to the ratio of adjusted EBITDA to fixed charges for Ashford Trust or Braemar, as applicable. Incentive advisory fees are a form of variable consideration and therefore must be (i) deferred until such fees are probable of not being subject to significant reversal, and (ii) tied to a performance obligation in the contract with the customer so that revenue recognition depicts the transfer of the related advisory services to the customer. Accordingly, the Company does not record incentive advisory fee revenue in interim periods prior to the fourth quarter of the year in which the incentive fee is measured. The first year installment

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NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(unaudited)

3. Revenues (Continued)

of incentive advisory fees will generally be recognized only upon measurement in the fourth quarter of the first year of the three year period. The second and third year installments of incentive advisory fees are recognized as revenue on a pro-rata basis each quarter as such amounts are not subject to significant reversal.

  Audio Visual Revenue

        Audio visual revenue primarily consists of revenue generated within our JSAV segment by providing event technology services such as audio visual services, audio visual equipment rental, staging and meeting services and event-related communication systems as well as related technical support, to our customers in various venues including hotels and convention centers. Revenue is recognized in the period in which services are provided pursuant to the terms of the contractual arrangements with our customers. We also evaluate whether it is appropriate to present (i) the gross amount that our customers pay for our services as revenue, and the related commissions paid to the venue as cost of revenue, or (ii) the net amount (gross revenue less the related commissions paid to the venue) as revenue. We are responsible for the delivery of the services, including providing the necessary labor and equipment to perform the services. We are generally subject to inventory risk, have latitude in establishing prices and selecting suppliers and, while in many cases the venue bills the end customer on our behalf, we bear the risk of collection from the customer. The venues' commissions are not dependent on collections. As a result, our revenue is primarily reported on a gross basis. Cost of revenues for audio visual principally includes commissions paid to venues, direct labor costs, the cost of equipment sub-rentals, depreciation of equipment, amortization of signing bonuses, as well as other costs such as supplies, freight, travel and other overhead from our venue and customer facing operations and any losses on equipment disposal.

  Project Management Revenue

        Project management revenue primarily consists of revenue generated within our Premier segment by providing development and construction, capital improvements, refurbishment, project management, and other services such as purchasing, interior design, architectural services, freight management, and construction management services at properties. Premier receives fees for these services and recognizes revenue over time as services are provided to the customer. Project management revenue also includes revenue from reimbursable costs for accounting, overhead and project manager services provided to projects owned by affiliates of Ashford Trust, Braemar and other owners.

  Other Revenue

        Other revenue includes revenues provided by certain of our hospitality products and service businesses, including RED. RED's revenue is primarily generated through provision of ferry services. The revenue is recognized as services are provided based on contractual customer rates. Debt placement fees include revenues earned from providing debt placement services by Lismore Capital ("Lismore"), our wholly-owned subsidiary. These fees are recognized based on a stated percentage of the loan amount when services have been rendered and the subject loan has closed. In connection with our ERFP Agreements and legacy key money transaction with Ashford Trust and Braemar, we lease FF&E to Ashford Trust and Braemar rent-free. Consistent with our accounting treatment prior to

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NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(unaudited)

3. Revenues (Continued)

adopting ASC 842, a portion of the base advisory fee for leases, which commenced prior to our adoption, is allocated to lease revenue each period equal to the estimated fair value of the lease payments that would have been made.

        Certain of our consolidated entities enter into contracts with customers that contain multiple performance obligations. For these contracts, we account for individual performance obligations separately if they are distinct. The transaction price is allocated to the separate performance obligations on a relative standalone selling price basis. We determine the standalone selling prices based on our consolidated entities' overall pricing objectives taking into consideration market conditions and other factors, including the customer and the nature and value of the performance obligations within the applicable contracts.

  Deferred Revenue and Contract Balances

        Deferred revenue primarily consists of customer billings in advance of revenues being recognized from our advisory agreements and other hospitality products and services contracts. Generally, deferred revenue that could result in a cash payment within the next twelve-month period is recorded as current deferred revenue and the remaining portion is recorded as noncurrent. The increase in the deferred revenue balance is primarily driven by cash payments received or due in advance of satisfying our performance obligations, offset by revenues recognized that were included in the deferred revenue balance at the beginning of the period. The following tables summarize our consolidated deferred revenue activity (in thousands):

	Deferred Revenue
	2019	2018
Balance as of March 31	$13,171	$13,194
Increases to deferred revenue	703	1,553
Recognition of revenue(1)	(2,648)	(1,636)

Balance as of June 30	$11,226	$13,111

(1)
Deferred revenue recognized in the three months ended June 30, 2019, includes (a) $656,000 of advisory revenue primarily related to our advisory agreements with Ashford Trust and Braemar, (b) $1.4 million of audio visual revenue and (c) $592,000 of "other services" revenue earned by our hospitality products and services companies. Deferred revenue recognized in the three months ended June 30, 2018, includes (a) $542,000 of advisory revenue primarily related to our advisory agreements with

ASHFORD INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(unaudited)

3. Revenues (Continued)

  Ashford Trust and Braemar, (b) $833,000 of audio visual revenue and (c) $261,000 of "other services" revenue earned by our hospitality products and services companies.

	Deferred Revenue
	2019	2018
Balance as of January 1	$13,544	$13,899
Increases to deferred revenue	2,749	3,588
Recognition of revenue(1)	(5,067)	(4,376)

Balance as of June 30	$11,226	$13,111

(1)
Deferred revenue recognized in the six months ended June 30, 2019, includes (a) $1.4 million of advisory revenue primarily related to our advisory agreements with Ashford Trust and Braemar, (b) $2.4 million of audio visual revenue and (c) $1.2 million of "other services" revenue earned by our hospitality products and services companies. Deferred revenue recognized in the six months ended June 30, 2018, includes (a) $890,000 of advisory revenue primarily related to our advisory agreements with Ashford Trust and Braemar, (b) $2.7 million of audio visual revenue and (c) $772,000 of "other services" revenue earned by our hospitality products and services companies.

        We do not disclose information about remaining performance obligations pertaining to contracts that have an original expected duration of one year or less. The transaction price allocated to remaining unsatisfied or partially unsatisfied performance obligations with an original expected duration exceeding one year was primarily related to (i) reimbursed software costs that will be recognized evenly over the period the software is used to provide advisory services to Ashford Trust and Braemar, and (ii) a $5.0 million cash payment received in June 2017 from Braemar in connection with our Fourth Amended and Restated Braemar Advisory Agreement, which is recognized evenly over the 10-year initial contract period that we are providing Braemar advisory services. Incentive advisory fees that are contingent upon future market performance are excluded as the fees are considered variable and not included in the transaction price at June 30, 2019.

        The timing of revenue recognition may differ from the timing of payment by customers. We record a receivable when revenue is recognized prior to payment and we have an unconditional right to payment. Alternatively, when payment precedes the provision of the related services, we record deferred revenue until the performance obligations are satisfied. We had receivables related to revenues from contracts with customers of $9.2 million and $4.9 million included in "accounts receivable, net" primarily related to our hospitality products and services segment, $4.9 million and $5.3 million in "due from Ashford Trust OP", and $1.8 million and $2.0 million included in "due from Braemar OP" related to REIT advisory services at June 30, 2019 and December 31, 2018, respectively. We had no significant impairments related to these receivables during the three and six months ended June 30, 2019 and 2018.

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NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(unaudited)

3. Revenues (Continued)

  Disaggregated Revenue

        Our revenues were comprised of the following for the three and six months ended June 30, 2019 and 2018 (in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
Advisory services revenue:
Base advisory fee	$11,190	$11,174	$21,812	$21,885
Incentive advisory fee	169	452	339	904
Reimbursable expenses	3,220	2,496	5,729	4,445
Equity-based compensation	6,511	10,318	12,269	19,610
Other advisory revenue	130	130	258	258

Total advisory services revenue(2)	21,220	24,570	40,407	47,102
Audio visual revenue	30,127	23,376	61,102	46,686
Project management revenue	7,700	—	15,490	—
Other revenue:
Investment management reimbursements(2)	337	329	695	511
Debt placement fees(3)	79	4,959	1,433	5,591
Claims management services(2)	55	50	96	105
Lease revenue(2)	1,029	251	2,059	503
Other services(4)	2,919	1,276	5,504	2,481

Total other revenue	4,419	6,865	9,787	9,191

Total revenue	$63,466	$54,811	$126,786	$102,979

REVENUE BY SEGMENT(1)
REIT advisory	$22,641	$25,198	$43,257	$48,219
Premier	7,700	—	15,490	—
JSAV	30,127	23,376	61,102	46,686
OpenKey	194	153	451	472
Corporate and other	2,804	6,084	6,486	7,602

Total revenue	$63,466	$54,811	$126,786	$102,979

(1)
We have four reportable segments: REIT Advisory, Premier, JSAV and OpenKey. We combine the operating results of RED, Pure Wellness and Lismore into an "all other" category, which we refer to as "Corporate and Other." See note 17 for discussion of segment reporting.

(2)
Indicates REIT advisory revenue.

(3)
Debt placement fees are earned by Lismore for providing debt placement services to Ashford Trust and Braemar.

(4)
Other services revenue relates to other hotel services provided by our consolidated subsidiaries, OpenKey, RED and Pure Wellness, to Ashford Trust, Braemar and third parties.

ASHFORD INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(unaudited)

3. Revenues (Continued)

Geographic Information

        Our REIT Advisory, Premier, OpenKey, and Corporate and Other reporting segments conduct their business within the United States. Our JSAV reporting segment conducts business in the United States, Mexico, and the Dominican Republic. The following table presents revenue from our JSAV reporting segment geographically for the three and six months ended June 30, 2019 and 2018, respectively (in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
United States	$24,548	$16,210	$47,690	$32,162
Mexico	3,757	5,257	9,485	10,717
Dominican Republic	1,822	1,909	3,927	3,807

	$30,127	$23,376	$61,102	$46,686

4. Acquisitions

BAV

        On March 1, 2019, JSAV acquired a privately-held company, BAV Services in the United States ("BAV"). BAV is an audio visual rental, staging, and production company focused on meeting and special event services. As a result of the acquisition, our ownership interest in JSAV, which we consolidate under the voting interest model, increased from 85% to approximately 88%.

        The purchase price consisted of: (i) $5.0 million in cash (excluding working capital adjustments) funded by an existing JSAV term loan; (ii) $4.0 million in the form of Ashford Inc. common stock consisting of (a) 61,387 shares issued on March 1, 2019, which was determined based on an agreed upon value of $3.5 million using a thirty-day volume weighted average price per share ("30-Day VWAP") of $57.01 and had an estimated fair value of approximately $3.8 million as of the acquisition date and (b) $500,000 of stock to be issued 18 months after the acquisition date, subject to certain conditions; and (iii) contingent consideration related to the achievement of certain performance targets with an estimated fair value of approximately $1.4 million, payable, if earned, 12 to 18 months after the acquisition date. Additionally, the transaction includes a stock consideration collar. In the event that the price of the Company's common stock on the six month anniversary of the closing date of the acquisition is less than 90% of the price of the Company's common stock at the acquisition date, the Company will pay to the sellers a cash payment, if greater than zero, equal to the amount by which the value of the Company's common stock is less than $3.2 million. In the event that the price of the Company's common stock on the six month anniversary of the closing date of the acquisition is greater than 110% of the price of the Company's common stock on the acquisition date, the sellers will transfer back to the Company the number of shares equal to the amount by which the value of the Company's common stock is greater than $3.9 million. The price of the Company's common stock on the six month anniversary shall be determined using the 30-Day VWAP as of the date which is six months after the closing date of the acquisition. A liability resulting from contingent consideration is remeasured to fair value at each reporting date until the contingency is resolved, with changes in fair

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NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(unaudited)

4. Acquisitions (Continued)

value recognized in earnings within "other" operating expenses in the condensed consolidated statements of operations. See note 8 for further discussion of the Company's liabilities related to acquisition-related contingent consideration.

        The acquisition of BAV was recorded using the acquisition method of accounting in accordance with the authoritative guidance for business combinations, and the purchase price allocation is based on our valuation of the fair value of the tangible and intangible assets acquired and liabilities assumed at the date of acquisition. The fair values of the assets acquired were determined using various valuation techniques, including an income approach. The fair value measurements were primarily based on significant inputs that are not directly observable in the market and are considered Level 3 under the fair value measurements and disclosure framework. Key assumptions include cash flow projections of BAV and the discount rate applied to those cash flows. The excess of the purchase price over the estimated fair values of the identifiable net assets acquired was recorded as goodwill.

        We have allocated the purchase price to the assets acquired and liabilities assumed on a preliminary basis using estimated fair value information currently available. We are in the process of evaluating the values assigned to furniture, fixtures and equipment, and intangible assets. Thus, the balances reflected below are subject to change, and any such changes could result in adjustments to the allocation.

        The fair value of the purchase price and preliminary allocation of the purchase price is as follows (in thousands):

Term loan	$5,000
Less working capital adjustments	(733)
Fair value of Ashford Inc. common stock issued	3,748
Stock consideration payable	500
Fair value of contingent consideration	1,384

Purchase price consideration	$9,899

	Fair Value	Estimated Useful Life
Current assets	$754
Furniture, fixtures and equipment	2,055	5 years
Goodwill	5,357
Trademarks	350
Customer relationships	2,200	15 years

Total assets acquired	10,716

Current liabilities	567
Noncurrent liabilities	250

Total assumed liabilities	817

Net assets acquired	$9,899

ASHFORD INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(unaudited)

4. Acquisitions (Continued)

        We expect approximately $5.4 million of the goodwill balance to be deductible for tax purposes. The qualitative factors that make up the recorded goodwill include value associated with an assembled workforce and value attributable to expanding BAV's operations through our relationship with JSAV.

Results of BAV

        The results of operations of BAV have been included in our results of operations since the acquisition date. Our condensed consolidated statements of operations for the three and six months ended June 30, 2019, include total revenues from BAV of $3.9 million and $5.7 million, respectively. In addition, our condensed consolidated statements of operations for the three and six months ended June 30, 2019, include net income from BAV of $619,000 and $947,000, respectively. The unaudited pro forma results of operations, as if the acquisition had occurred on January 1, 2018, are included below under "Pro Forma Financial Results."

Premier

        On August 8, 2018, we completed the acquisition of Premier for a total transaction value of $203.0 million. Premier provides construction management, interior design, architectural oversight, and the purchasing, expediting, warehousing coordination, freight management, and supervision of installation of FF&E, and related services. The purchase price was paid by issuing 8,120,000 shares of the newly created Series B Convertible Preferred Stock to the sellers. See note 12 for further discussion of the Series B Convertible Preferred Stock. The results of operations of Premier are included in our condensed consolidated financial statements from the date of acquisition.

        The acquisition of Premier has been recorded using the acquisition method of accounting in accordance with the authoritative guidance for business combinations. The holding company reorganization that we effected in connection with the Premier acquisition was accounted for as a common control transaction. The purchase price allocation for the acquisition of Premier is based on our valuation of the fair value of the tangible and intangible assets acquired and liabilities assumed at the date of acquisition. We have completed our preliminary valuation to determine the fair value of the identifiable assets acquired and liabilities assumed. The fair values of the assets acquired were determined using various valuation techniques, including an income approach. The fair value measurements were primarily based on significant inputs that are not directly observable in the market and are considered Level 3 under the fair value measurements and disclosure framework. Key assumptions include cash flow projections of Premier and the discount rate applied to those cash flows. The excess of the purchase price over the estimated fair values of the identifiable net assets acquired was recorded as goodwill.

        We have allocated the purchase price to the assets acquired and liabilities assumed on a preliminary basis using estimated fair value information currently available. We are in the process of evaluating the values assigned to intangible assets. Thus, the balances reflected below are subject to change, and any such changes could result in adjustments to the allocation.

ASHFORD INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(unaudited)

4. Acquisitions (Continued)

        The fair value of the purchase price and the preliminary allocation of the purchase price is as follows (in thousands):

Series B convertible preferred stock	$203,000
Preferred stock discount	(2,883)

Total fair value of purchase price	$200,117

	Fair Value	Estimated Useful Life
Current assets including cash	$3,878
Furniture, fixtures and equipment	47
Goodwill	53,517
Management contracts	188,800	30 years

Total assets acquired	246,242

Current liabilities	2,378
Deferred tax liability	43,747

Total assumed liabilities	46,125

Net assets acquired	$200,117

        We do not expect any of the goodwill balance to be deductible for tax purposes.

Results of Premier

        The results of operations of Premier have been included in our results of operations since the acquisition date. Our condensed consolidated statement of operations for the three and six months ended June 30, 2019, include total revenue of $7.7 million and $15.5 million, respectively. In addition, our condensed consolidated statements of operations for the three and six months ended June 30, 2019, include net income of $302,000 and $878,000, respectively, from Premier. The unaudited pro forma results of operations, as if the acquisition had occurred on January 1, 2018, are included below under "Pro Forma Financial Results."

Pro Forma Financial Results

        The following table reflects the unaudited pro forma results of operations as if the Premier and BAV acquisitions had occurred and the indebtedness associated with those acquisitions was incurred on

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NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(unaudited)

4. Acquisitions (Continued)

January 1, 2018, and the removal of $6,000 and $376,000 of transaction costs directly attributable to the acquisitions for the three and six months ended June 30, 2019 (in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
Total revenue	$63,466	$65,117	$128,705	$124,386
Net income (loss)	(335)	11,518	596	8,251
Net income (loss) attributable to the Company	106	11,559	1,122	8,391

        The acquisition of certain assets related to RED on January 16, 2018, was treated as an acquisition of property and equipment so the pro forma results of operations of RED are not included above.

5. Goodwill and Intangible Assets, net

        The changes in the carrying amount of goodwill for the six months ended June 30, 2019, are as follows (in thousands):

	Premier	JSAV	Corporate and Other	Consolidated
Balance at December 31, 2018	$53,517	$5,384	$782	$59,683
Changes in goodwill:
Additions(1)	—	5,357	—	5,357
Adjustments	—	—	—	—

Balance at June 30, 2019	$53,517	$10,741	$782	$65,040

(1)
The addition of approximately $5.4 million relates to the preliminary valuation of assets and liabilities related to JSAV's acquisition of BAV.

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NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(unaudited)

5. Goodwill and Intangible Assets, net (Continued)

        Intangible assets, net as of June 30, 2019 and December 31, 2018, are as follows (in thousands):

	June 30, 2019			December 31, 2018
	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Definite-lived intangible assets:
Pure Wellness customer relationships	$175	$(79)	$96	$175	$(61)	$114
JSAV customer relationships	8,719	(1,601)	7,118	6,519	(1,087)	5,432
Premier management contracts	188,800	(9,823)	178,977	188,800	(4,353)	184,447

	$197,694	$(11,503)	$186,191	$195,494	$(5,501)	$189,993

Indefinite-lived intangible assets:
JSAV trademarks	$3,551			$3,201

	$3,551			$3,201

        Amortization expense for definite-lived intangible assets was $3.0 million and $6.0 million for the three and six months ended June 30, 2019, respectively. Amortization expense for definite-lived intangible assets was $243,000 and $485,000 for the three and six months ended June 30, 2018, respectively. Customer relationships and management contracts for Pure Wellness and Premier were assigned a useful life of 5 years and 30 years, respectively. Customer relationships for JSAV, which includes those related to BAV, were assigned useful lives between 7 and 15 years.

ASHFORD INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(unaudited)

6. Notes Payable, net

        Notes payable—Notes payable, net consisted of the following (in thousands):

Indebtedness	Borrower	Maturity	Interest Rate	June 30, 2019	December 31, 2018
Senior revolving credit facility(7)	Ashford Inc.	March 1, 2021	Base Rate(1) + 2.00% to 2.50% or LIBOR(2) + 3.00% to 3.50%	$—	$—
Term loan(5)(8)	JSAV	November 1, 2022	One-Month LIBOR(3) + 3.25%	13,325	8,917
Revolving credit facility(5)(8)	JSAV	November 1, 2022	One-Month LIBOR(3) + 3.25%	2,899	1,733
Capital lease obligations(5)	JSAV	Various	Various—fixed	467	661
Equipment note(5)(9)	JSAV	November 1, 2022	One-Month LIBOR(3) + 3.25%	3,261	2,087
Draw term loan(5)(9)	JSAV	November 1, 2022	One-Month LIBOR(3) + 3.25%	1,850	1,950
Revolving credit facility(5)(10)	OpenKey	April 30, 2020	Prime Rate(4) + 2.75%	—	—
Revolving credit facility(5)(11)	Pure Wellness	On demand	Prime Rate(4) + 1.00%	—	60
Term loan(6)(12)	RED	April 5, 2025	Prime Rate(4) + 1.75%	651	695
Revolving credit facility(6)(13)	RED	February 5, 2020	Prime Rate(4) + 1.75%	—	118
Draw term loan(6)(14)	RED	December 5, 2026	Prime Rate(4) + 1.75%	923	—
Term loan(6)(15)	RED	February 1, 2029	Prime Rate(4) + 2.00%	1,726	1,785

Notes payable				25,102	18,006
Less deferred loan costs, net				(244)	(234)

Notes payable less net deferred loan costs				24,858	17,772
Less current portion				(2,933)	(2,595)

Notes payable, net—non-current				$21,925	$15,177

(1)
Base Rate, as defined in the senior revolving credit facility agreement, is the greater of (i) the prime rate set by Bank of America, or (ii) federal funds rate plus 0.50%, or (iii) LIBOR plus 1.00%.

(2)
Ashford Inc. may elect a 1, 2, 3 or 6 month LIBOR period for each borrowing.

(3)
The one-month LIBOR rate was 2.40% and 2.50% at June 30, 2019 and December 31, 2018, respectively.

(4)
Prime Rate was 5.50% and 5.50% at June 30, 2019 and December 31, 2018, respectively.

(5)
Creditors do not have recourse to Ashford Inc.

(6)
Creditors have recourse to Ashford Inc.

(7)
The Company has a $35.0 million senior revolving credit facility with Bank of America, N.A. There is a one-year extension option subject to the satisfaction of certain conditions. The credit facility includes the

ASHFORD INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(unaudited)

6. Notes Payable, net (Continued)

  opportunity to expand the borrowing capacity by up to $40.0 million to an aggregate amount of $75.0 million, subject to certain conditions.

(8)
On March 1, 2019, in connection with the acquisition of BAV, JSAV amended the existing term loan and borrowed an additional $5.0 million. The revolving credit facility was also amended to increase the borrowing capacity from $3.0 million to $3.5 million. In connection with the term loan, JSAV entered into an interest rate cap with an initial notional amount totaling $5.0 million and a strike rate of 4.0%. The fair value of the interest rate cap at June 30, 2019 and December 31, 2018, was not material. As of June 30, 2019, $601,000 of credit was available under the revolving credit facility.

(9)
On March 1, 2019, in connection with the acquisition of BAV, JSAV amended the existing equipment note and draw term note to increase the borrowing capacity to $8.0 million and $2.4 million, respectively. All the loans are partially secured by a security interest on all of the assets and equity interests of JSAV.

(10)
On November 8, 2018, OpenKey renewed the Loan and Security Agreement that expired in October 2018 for a revolving credit facility in the amount of $1.5 million. The credit facility is secured by all of OpenKey's assets. As of June 30, 2019, OpenKey had no borrowings outstanding and the $1.5 million revolving credit facility funds were no longer available.

(11)
On April 6, 2017, Pure Wellness entered into a $100,000 line of credit. In February 2019, the remaining $60,000 balance on the line of credit was paid off.

(12)
On March 23, 2018, RED entered into a term loan of $750,000.

(13)
On February 28, 2019, RED renewed its $250,000 revolving credit facility. The revolving credit facility provides RED with available borrowings up to a total of $250,000. As of June 30, 2019, $250,000 was available under the revolving credit facility.

(14)
On February 27, 2019, RED entered into a draw term loan in the amount of $1.4 million. As of June 30, 2019, $477,000 was available under the draw term loan.

(15)
On August 31, 2018, RED entered into a term loan of $1.8 million.

7. Leases

        We lease certain office space, warehouse facilities, vehicles and equipment. Most leases include one or more options to renew, with renewal terms that can extend the lease term from one to 10 years. The exercise of lease renewal options is at our sole discretion. Operating lease obligations expire at various dates with the latest maturity in 2028. Certain of our lease agreements include rental payments adjusted periodically for inflation. Our lease agreements do not contain any material residual value guarantees or material restrictive covenants. For the three and six months ended June 30, 2018, we recorded rental expense of $348,000 and $690,000, respectively.

        We lease certain equipment under finance leases. The net book value of these assets was approximately $775,000 and $807,000 as of June 30, 2019 and December 31, 2018, respectively. The net book value of these assets is included in "furniture, fixtures and equipment, net" in our condensed consolidated balance sheets. Amortization of assets under finance leases is included in "depreciation and amortization" expense in our condensed consolidated statement of operations.

        During the second quarter of 2019, we exercised our option to modify our corporate office lease agreement for the remainder of the lease term to reduce the amount of office space and the annual lease payment. This modification resulted in a reduction of the operating lease right-of-use asset and operating lease liability by approximately $4.1 million.

ASHFORD INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(unaudited)

7. Leases (Continued)

        As of June 30, 2019, our leased assets and liabilities consisted of the following (in thousands):

Leases	Classification	June 30, 2019
Assets
Operating lease assets	Operating lease right-of-use assets	$21,597
Finance lease assets	Furniture, fixtures and equipment, net	775

Total leased assets		$22,372

Liabilities
Current
Operating	Operating lease liabilities	$2,066
Finance	Notes payable, net	318
Noncurrent
Operating	Operating lease liabilities	19,546
Finance	Notes payable, net	149

Total leased liabilities		$22,079

        We incurred the following lease costs related to our operating and finance leases (in thousands):

Lease Cost	Classification	Three Months Ended June 30, 2019	Six Months Ended June 30, 2019
Operating lease cost(1)
Rent expense	General and administrative	$747	$1,536
Rent expense	Cost of revenues for project management	35	73
Finance lease cost
Amortization of leased assets	Depreciation and amortization	58	126
Interest on lease liabilities	Interest expense	8	15

Total lease cost		$848	$1,750

(1)
Includes short-term and variable lease expense which were immaterial for the three and six months ended June 30, 2019.

        For the six months ended June 30, 2019, cash paid amounts included in the measurement of lease liabilities included (in thousands):

Lease Payments	Six Months Ended June 30, 2019
Cash paid for amounts included in the measurement of lease liabilities:
Operating cash flows from operating leases	$1,609
Financing cash flows from finance leases	323

ASHFORD INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(unaudited)

7. Leases (Continued)

        As of June 30, 2019, future minimum lease payments on operating and financing leases were as follows (in thousands):

	Operating Leases	Financing Leases
2019	$1,609	$248
2020	3,144	132
2021	2,963	60
2022	2,756	42
2023	2,574	10
Thereafter	17,501	—

Total minimum lease payments	$30,547	$492
Imputed interest	(8,935)	(25)

Present value of minimum lease payments	$21,612	$467

        As of December 31, 2018, future minimum lease payments on operating and capital leases under ASC 840 were as follows (in thousands):

	Operating Leases	Capital Leases
2019	$3,529	$541
2020	3,532	105
2021	3,329	33
2022	3,172	7
2023	3,059	—
Thereafter	13,999	—

Total minimum lease payments	$30,620	$686
Imputed interest	—	(25)

Present value of minimum lease payments	$30,620	$661

ASHFORD INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(unaudited)

7. Leases (Continued)

        Our weighted-average remaining lease terms (in years) and discount rates consisted of the following:

June 30, 2019
Lease term and discount rate
Weighted-average remaining lease term
Operating leases(1)	12.6
Finance leases	1.6
Weighted-average discount rate
Operating leases	5.6%
Finance leases	5.5%

(1)
The weighted-average remaining lease term for our operating leases includes two optional 10 year extension periods for our JSAV headquarters in Irving, Texas, as failure to renew the lease would result in JSAV incurring significant relocation costs.

8. Fair Value Measurements

        Fair Value Hierarchy—Our financial instruments measured at fair value, either on a recurring or a non-recurring basis, are classified in a hierarchy for disclosure purposes consisting of three levels based on the observability of inputs in the market place as discussed below:

  •
  Level 1: Fair value measurements that are quoted prices (unadjusted) in active markets that we have the ability to access for identical assets or liabilities. Market price data generally is obtained from exchange or dealer markets.

  •
  Level 2: Fair value measurements based on inputs other than quoted prices included in Level 1 that are observable for the asset or liability, either directly or indirectly. Level 2 inputs include quoted prices for similar assets and liabilities in active markets, and inputs other than quoted prices that are observable for the asset or liability, such as interest rates and yield curves that are observable at commonly quoted intervals.

  •
  Level 3: Fair value measurements based on valuation techniques that use significant inputs that are unobservable. The circumstances for using these measurements include those in which there is little, if any, market activity for the asset or liability.

ASHFORD INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(unaudited)

8. Fair Value Measurements (Continued)

  Assets and Liabilities Measured at Fair Value on a Recurring Basis

        The following tables present our assets and liabilities measured at fair value on a recurring basis aggregated by the level within which measurements fall in the fair value hierarchy (in thousands):

	Quoted Market Prices (Level 1)		Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)		Total
June 30, 2019
Liabilities
Contingent consideration	$(853	)(1)	$—	$(2,170	)(2)	$(3,023)
Deferred compensation plan	(6,424)		—	—		(6,424)

Total	$(7,277)		$—	$(2,170)		$(9,447)

(1)
Represents the fair value of the contingent consideration liability related to the stock consideration collar associated with the acquisition of BAV. Reported as other current liabilities in the condensed consolidated balance sheets. See note 4.

(2)
Represents the fair value of the contingent consideration liability related to the achievement of certain performance targets associated with the acquisition of BAV. Reported as other noncurrent liabilities in the condensed consolidated balance sheets. See note 4.

	Quoted Market Prices (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total
December 31, 2018
Liabilities
Deferred compensation plan	(10,574)	—	—	(10,574)

Total	$(10,574)	$—	$—	$(10,574)

ASHFORD INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(unaudited)

8. Fair Value Measurements (Continued)

        The following tables presents the rollforward of our Level 3 contingent consideration liability (in thousands):

Contingent Consideration Liability(1)
Balance at December 31, 2018	$—
Acquisitions	(1,384)
Gains (losses) included in earnings(2)	(786)
Dispositions and settlements	—
Transfers into/out of Level 3	—

Balance at June 30, 2019	$(2,170)

(1)
Includes JSAV's contingent consideration associated with the acquisition of BAV in March of 2019, which is carried at fair value in the condensed consolidated balance sheets within "other liabilities, noncurrent." The fair value was estimated using significant inputs that are not observable in the market and thus represent Level 3 fair value measurements. The significant inputs in the Level 3 measurement of the contingent consideration include the timing and amount of the ultimate payout based on our estimate of BAV operating performance during the earn-out period, calculated in accordance with the applicable agreement, and the risk adjusted discount rate used to discount the future payment.

(2)
Reported as "other" operating expense in the condensed consolidated statements of operations.

  Effect of Fair Value Measured Assets and Liabilities on Condensed Consolidated Statements of Operations

        The following table summarizes the effect of fair value measured assets and liabilities on the condensed consolidated statements of operations (in thousands):

	Three Months Ended June 30,				Six Months Ended June 30,
	2019		2018		2019		2018
Liabilities
Contingent consideration	(1,621	)(1)	(346	)(2)	(1,639	)(1)	(559	)(2)
Deferred compensation plan(3)	4,817		6,375		4,077		5,814

Total	$3,196		$6,029		$2,438		$5,255

(1)
Represents the changes in fair value of the contingent consideration liabilities related to the achievement of certain performance targets and stock consideration collar associated with the acquisition of BAV reported as a component of "other operating expense" in the condensed consolidated statements of operations. See note 4.

ASHFORD INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(unaudited)

8. Fair Value Measurements (Continued)

(2)
Represents the accretion of contingent consideration associated with the acquisition JSAV in November of 2017, which was settled in the third quarter of 2018. Reported as "other operating expense" in the condensed consolidated statements of operations.

(3)
Reported as a component of "salaries and benefits" in the condensed consolidated statements of operations.

9. Summary of Fair Value of Financial Instruments

        Certain of our financial instruments are not measured at fair value on a recurring basis. The estimates presented are not necessarily indicative of the amounts at which these instruments could be purchased, sold or settled. The carrying amounts and estimated fair values of financial instruments were as follows (in thousands):

	June 30, 2019		December 31, 2018
	Carrying Value	Estimated Fair Value	Carrying Value	Estimated Fair Value
Financial liabilities measured at fair value:
Deferred compensation plan	$6,424	$6,424	$10,574	$10,574
Contingent consideration	3,023	3,023	—	—
Financial assets not measured at fair value:
Cash and cash equivalents	$40,039	$40,039	$51,529	$51,529
Restricted cash	13,276	13,276	7,914	7,914
Accounts receivable, net	9,232	9,232	4,928	4,928
Due from affiliates	93	93	45	45
Due from Ashford Trust OP	4,872	4,872	5,293	5,293
Due from Braemar OP	1,830	1,830	1,996	1,996
Investments in unconsolidated entities	2,990	2,990	500	500
Financial liabilities not measured at fair value:
Accounts payable and accrued expenses	$26,154	$26,154	$24,880	$24,880
Dividends payable	2,791	2,791	—	—
Due to affiliates	726	726	2,032	2,032
Other liabilities	14,179	14,179	8,418	8,418
Notes payable	25,102	23,591 to 26,075	18,006	16,681 to 18,437

        Deferred compensation plan.    The liability resulting from the deferred compensation plan is carried at fair value based on the closing prices of the underlying investments. This is considered a Level 1 valuation technique.

        Contingent consideration.    The liability associated with JSAV's acquisition of BAV is carried at fair value based on the terms of the acquisition agreement and any changes to fair value are recorded in "other" operating expenses in the condensed consolidated statements of operations. See note 8.

ASHFORD INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(unaudited)

9. Summary of Fair Value of Financial Instruments (Continued)

        Cash, cash equivalents and restricted cash.    These financial assets bear interest at market rates and have maturities of less than 90 days. The carrying values approximate fair value due to the short-term nature of these financial instruments. This is considered a Level 1 valuation technique.

        Accounts receivable, net, due from affiliates, due from Ashford Trust OP, due from Braemar OP, accounts payable and accrued expenses, dividends payable, due to affiliates and other liabilities.    The carrying values of these financial instruments approximate their fair values due primarily to the short-term nature of these financial instruments. This is considered a Level 1 valuation technique.

        Investments in unconsolidated entities.    The carrying value of the asset resulting from investment in unconsolidated entities approximates fair value based on recent observable transactions. This is considered a level 2 valuation technique.

        Notes payable.    The fair value of notes payable is based on credit spreads on observable transactions of a similar nature and is considered a Level 2 valuation technique.

10. Commitments and Contingencies

        Purchase Commitment—As of June 30, 2019, we had approximately $20.8 million of remaining purchase commitments related to our Ashford Trust ERFP Agreement and $48.6 million of remaining purchase commitments related to our Braemar ERFP Agreement. See "ERFP Commitments" within note 15.

        Contingent Consideration—We had total acquisition-related contingent consideration liabilities outstanding of approximately $3.0 million and $0 primarily related to achievement of certain performance targets and stock consideration collars, as of June 30, 2019 and December 31, 2018, respectively. See note 4.

        Litigation—The Company is engaged in various legal proceedings which have arisen but have not been fully adjudicated. The likelihood of loss for these legal proceedings, based on definitions within contingency accounting literature, ranges from remote to reasonably possible and to probable. Based on estimates of the range of potential losses associated with these matters, management does not believe the ultimate resolution of these proceedings, either individually or in the aggregate, will have a material adverse effect upon the financial position or results of operations of the Company. However, the adjudication of legal proceedings is difficult to predict, and if the Company failed to prevail in one or more of these legal matters, and the associated realized losses were to exceed the Company's current estimates of the range of potential losses, the Company's financial position or results of operations could be materially adversely affected in future periods.

11. Equity

        Noncontrolling Interests in Consolidated Entities—See note 2 for details regarding ownership interests, carrying values and allocations related to noncontrolling interests in our consolidated subsidiaries.

ASHFORD INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(unaudited)

11. Equity (Continued)

        The following table summarizes the (income) loss allocated to noncontrolling interests for each of our consolidated entities (in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
(Income) loss allocated to noncontrolling interests:
JSAV	$—	$(82)	$—	$(93)
OpenKey	152	187	329	343
RED	(26)	5	(60)	(2)
Pure Wellness	5	8	25	43

Total net (income) loss allocated to noncontrolling interests	$131	$118	$294	$291

12. Mezzanine Equity

        Redeemable Noncontrolling Interests—Redeemable noncontrolling interests are included in the mezzanine section of our condensed consolidated balance sheets as the ownership interests are redeemable for cash or registered shares outside of the Company's control. See note 2 for tables summarizing the redeemable noncontrolling ownership interests and carrying values.

        The following table summarizes the net (income) loss allocated to our redeemable noncontrolling interests (in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
Net (income) loss allocated to redeemable noncontrolling interests:
Ashford Holdings	$6	$(18)	$10	$(6)
JSAV	133	(295)	(94)	(650)
OpenKey	171	223	373	505

Total net (income) loss allocated to redeemable noncontrolling interests	$310	$(90)	$289	$(151)

        Preferred Stock—On August 8, 2018, we completed the acquisition of Premier for a total transaction value of $203 million. The purchase price was paid by issuing 8,120,000 shares of Series B Convertible Preferred Stock to the Remington Sellers. The Series B Convertible Preferred Stock has a conversion price of $140 per share and, if converted, would convert into 1,450,000 shares of our common stock. Cumulative dividends on the Series B Convertible Preferred Stock are payable at an annual rate of 5.5% in the first year, 6.0% in the second year, and 6.5% in the third year and each year thereafter. Under the applicable authoritative accounting guidance, this increasing dividend rate feature results in a discount that must be reflected in the fair value of the preferred stock, which is reflected in "Series B convertible preferred stock, net of discount" on our condensed consolidated balance sheets. For the three and six months ended June 30, 2019, we recorded $484,000 and $975,000, respectively, of amortization related to the preferred stock discount.

ASHFORD INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(unaudited)

12. Mezzanine Equity (Continued)

        The Series B Convertible Preferred Stock is included in the mezzanine section of our condensed consolidated balance sheets as the ownership interests are redeemable outside of the Company's control. The Series B Convertible Preferred Stock is redeemable at the option of the holder for cash in the event of a change of control. Each share of our Series B Convertible Preferred Stock is convertible at any time, at the option of the holder, into a number of whole or partial shares of common stock, pursuant to the agreements. The Series B Convertible Preferred Stock is also subject to conversion upon certain events constituting a change of control.

        In addition to certain separate class voting rights, the holders of the Series B Convertible Preferred Stock vote on an as-converted basis with the holders of the common stock on all matters submitted for approval by the holders of our capital stock possessing general voting rights. However, for five years following the closing of the acquisition of Premier, the selling stockholders and their transferees will generally be subject to certain voting restrictions with respect to shares in excess of 25% of the combined voting power of our outstanding capital stock.

        The holder of the Series B Convertible Preferred Stock also participate in any dividend or distribution paid on the Company's common stock. If the Company declares or pays a dividend or distribution to the common stockholders, the Company will simultaneously declare and pay a dividend on the Series B Convertible Preferred Stock on a pro rata basis with the common stock as determined on an as-converted basis assuming all shares have been converted immediately prior to the date of record.

        After the seventh anniversary of the closing of the acquisition of Premier, we have the option to redeem all or any portion of the Series B Convertible Preferred Stock in a minimum amount of $25.0 million on a pro rata basis among all covered investors unless, no less than 15 days before the closing of the purchase transaction, the participating covered investors specify an alternative allocation of the Series B Convertible Preferred Stock subject to the redemption (the "Call Option"), at a price per share equal to the sum of (i) $25.125 (as adjusted for any applicable stock splits or similar transactions) plus (ii) all accrued but unpaid dividends. The purchase price is payable only in cash. The notice of exercise of the Call Option does not limit or restrict any covered investor's right to convert the Series B Convertible Preferred Stock into shares of our common stock prior to the closing of the Call Option.

        Declared Series B Convertible Preferred Stock cumulative dividends for all issued and outstanding shares were as follows:

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
Preferred dividends	$2,791	—	$5,583	$—
Preferred dividends per share	$0.3438	—	$0.6875	$—

13. Equity-Based Compensation

        Equity-based compensation expense is primarily recorded in "salaries and benefits expense" in our condensed consolidated statements of operations and comprehensive income (loss). The components of

ASHFORD INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(unaudited)

13. Equity-Based Compensation (Continued)

equity-based compensation expense for the three and six months ended June 30, 2019 and 2018 are presented below by award type (in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
Equity-based compensation
Stock option amortization(1)	$2,043	$1,917	$4,194	$5,674
Employee equity grant expense(2)	57	—	57	—
Director and other non-employee equity grants expense(3)	604	355	611	395

Total equity-based compensation	$2,704	$2,272	$4,862	$6,069

Other equity-based compensation
REIT equity-based compensation(4)	$6,615	$10,318	$12,483	$19,610

	$9,319	$12,590	$17,345	$25,679

(1)
As of June 30, 2019, the Company had approximately $14.8 million of total unrecognized compensation expense related to stock options that will be recognized over a weighted average period of 1.8 years. During the six months ended June 30, 2018, we recorded approximately $2.5 million of equity-based compensation expense related to accelerated vesting of stock options, in accordance with the terms of the awards, as a result of the death of an executive in March 2018.

(2)
As of June 30, 2019, the Company had approximately $141,000 of total unrecognized compensation expense related to restricted shares that will be recognized over a weighted average period of 2.75 years.

(3)
Grants of restricted stock to independent directors are recorded at fair value based on the market price of our shares at grant date, and this amount is fully expensed in "general and administrative" expense as the grants of stock are fully vested on the date of grant. See "Equity-based Compensation" in note 2.

(4)
REIT equity-based compensation expense is associated with equity grants of Ashford Trust's and Braemar's common stock and LTIP units awarded to officers and employees of Ashford Inc. and Premier. During the three months ended June 30, 2019, $16,000 and $89,000 of equity based compensation expense related to REIT awards to the employees of Premier was included in "salaries and benefits" and "cost of revenues for project management", respectively, on our condensed consolidated statements of operations. During the six months ended June 30, 2019, $46,000 and $168,000 of equity based compensation expense related to REIT awards to the employees of Premier was included in "salaries and benefits" and "cost of revenues for project management", respectively, on our condensed consolidated statements of operations. During the six months ended June 30, 2018, REIT equity-based compensation included $6.7 million of expense related to accelerated vesting, in accordance with the terms of the awards, as a result of the death of an executive in March 2018. See notes 2 and 15.

ASHFORD INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(unaudited)

14. Deferred Compensation Plan

        We administer a non-qualified deferred compensation plan ("DCP") for certain executive officers. The plan allowed participants to defer up to 100% of their base salary and bonus and select an investment fund for measurement of the deferred compensation obligation. For the periods the DCP was administered by Ashford Trust, the participants elected Ashford Trust common stock as their investment option. In accordance with the applicable authoritative accounting guidance, the deferred amounts and any dividends earned received equity treatment and were included in additional paid-in capital. In connection with our spin-off and the assumption of the DCP obligation by the Company, the DCP was modified to give the participants various investment options, including Ashford Inc. common stock, for measurement that can be changed by the participant at any time. These modifications resulted in the DCP obligation being recorded as a liability in accordance with the applicable authoritative accounting guidance. Distributions under the DCP are made in cash, unless the participant has elected Ashford Inc. common stock as the investment option, in which case any such distributions would be made in Ashford Inc. common stock. Additionally, the DCP obligation is carried at fair value with changes in fair value reflected in "salaries and benefits" in our condensed consolidated statements of operations and comprehensive income (loss).

        The following table summarizes the DCP activity (in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
Change in fair value
Unrealized gain (loss)	$4,817	$6,375	$4,077	$5,814
Distributions
Fair value(1)	$27	$54	$73	$134
Shares(1)	1	1	2	2

(1)
Distributions made to one participant.

        As of June 30, 2019 and December 31, 2018 the carrying value of the DCP liability was $6.4 million and $10.6 million, respectively.

15. Related Party Transactions

        As an asset manager providing advisory services to Ashford Trust and Braemar, as well as holding an ownership interest in other businesses providing products and services to the hospitality industry, including Ashford Trust and Braemar, related party transactions are inherent in our business. Details of our related party transactions are presented below.

        We are a party to an amended and restated advisory agreement, as amended, with Ashford Trust and Ashford Trust OP. Prior to June 26, 2018, the base fee was paid quarterly based on a declining sliding scale percentage of Ashford Trust's total market capitalization plus the Key Money Asset Management Fee (defined as the aggregate gross asset value of all key money assets multiplied by 0.70%), subject to a minimum quarterly base fee, as payment for managing its day-to-day operations in accordance with its investment guidelines. Total market capitalization includes the aggregate principal amount of its consolidated indebtedness (including its proportionate share of debt of any

ASHFORD INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(unaudited)

15. Related Party Transactions (Continued)

entity that is not consolidated but excluding its joint venture partners' proportionate share of consolidated debt). The range of base fees on the scale are between 0.50% and 0.70% per annum for total market capitalization that ranges from less than $6.0 billion to greater than $10.0 billion. Upon effectiveness of the Ashford Trust ERFP Agreement on June 29, 2018, the base fee is paid monthly as a percentage of Ashford Trust's total market capitalization on a declining sliding scale plus the Net Asset Fee Adjustment, as defined in our advisory agreement, subject to a minimum monthly base fee. At June 30, 2019, the quarterly base fee was 0.70% per annum. Reimbursement for overhead, internal audit, risk management advisory services and asset management services, including compensation, benefits and travel expense reimbursements, are billed monthly to Ashford Trust based on a pro rata allocation as determined by the ratio of Ashford Trust's net investment in hotel properties in relation to the total net investment in hotel properties for both Ashford Trust and Braemar. We also record advisory revenue for equity grants of Ashford Trust common stock and LTIP units awarded to our officers and employees in connection with providing advisory services equal to the grant date fair value of the award in proportion to the requisite service period satisfied during the period, as well as an offsetting expense in an equal amount included in "salaries and benefits." We are also entitled to an incentive advisory fee that is measured annually in each year that Ashford Trust's annual total stockholder return exceeds the average annual total stockholder return for Ashford Trust's peer group, subject to the FCCR Condition, as defined in our advisory agreement. In addition to our advisory agreement with Ashford Trust and Ashford Trust OP, Premier is party to a master project management agreement with Ashford Trust OP and Ashford Trust TRS to provide comprehensive and cost-effective design, development, architectural, and project management services and a related mutual exclusivity agreement with Ashford Trust and Ashford Trust OP.

ASHFORD INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(unaudited)

15. Related Party Transactions (Continued)

        The following table summarizes the revenues and expenses related to Ashford Trust OP (in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
REVENUE BY TYPE
Advisory services revenue
Base advisory fee	$8,415	$8,862	$16,460	$17,466
Reimbursable expenses(1)	2,658	1,997	4,698	3,526
Equity-based compensation(2)	4,548	8,940	8,837	15,685
Incentive advisory fee(3)	—	452	—	904

Total advisory services revenue	15,621	20,251	29,995	37,581
Audio visual revenue(4)	—	88	—	88
Project management revenue(5)	5,076	—	10,015	—
Other revenue
Investment management reimbursements(6)	337	329	695	511
Debt placement fees(7)	79	3,959	1,158	4,591
Claim management services(8)	20	18	31	36
Lease revenue(9)	945	167	1,891	335
Other services(10)	409	387	876	687

Total other revenue	1,790	4,860	4,651	6,160

Total revenue	$22,487	$25,199	$44,661	$43,829

REVENUE BY SEGMENT(11)
REIT advisory	$16,923	$20,765	$32,612	$38,463
Premier	5,076	—	10,015	—
JSAV	—	88	—	88
OpenKey	27	23	55	47
Corporate and other	461	4,323	1,979	5,231

Total revenue	$22,487	$25,199	$44,661	$43,829

COST OF REVENUES
Cost of audio visual revenues(4)	$1,862	$836	$3,546	$1,190

(1)
Reimbursable expenses include overhead, internal audit, risk management advisory and asset management services. During the three and six months ended June 30, 2019, we recognized $491,000 and $1.1 million, respectively, of deferred income from reimbursable expenses related to software implementation costs. During the three and six months ended June 30, 2018, we recognized $384,000 and $586,000, respectively, of deferred income from reimbursable expenses related to software implementation costs.

ASHFORD INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(unaudited)

15. Related Party Transactions (Continued)

(2)
Equity-based compensation revenue is associated with equity grants of Ashford Trust's common stock and LTIP units awarded to officers and employees of Ashford Inc. For the six months ended June 30, 2018, equity-based compensation revenue from Ashford Trust included $4.5 million of expense related to accelerated vesting, in accordance with the terms of the awards, as a result of the death of an executive in March 2018.

(3)
Incentive advisory fee for the three and six months ended June 30, 2018, includes the pro-rata portion of the third year installment of the 2016 incentive advisory fee, which was paid in January 2019. Incentive fee payments are subject to meeting the December 31 FCCR Condition each year, as defined in the Ashford Trust advisory agreement. Ashford Trust's annual total stockholder return did not meet the relevant incentive fee thresholds during the 2018 and 2017 measurement periods. See note 3.

(4)
JSAV primarily contracts directly with customers to whom it provides audio visual services. JSAV recognizes the gross revenue collected from their customers by the hosting hotel or venue. Commissions retained by the hotel or venue, including Ashford Trust, are recognized in "cost of revenues for audio visual" in our condensed consolidated statements of operations. See note 3 for discussion of the audio visual revenue recognition policy.

(5)
Project management revenue primarily consists of revenue generated within our Premier segment by providing design, development, architectural, and project management services for which Premier receives fees. Project management revenue also includes revenue from reimbursable costs related to accounting, overhead and project manager services provided to projects owned by affiliates of Ashford Trust, Braemar and other owners. See note 3 for discussion of the project management revenue recognition policy.

(6)
Investment management reimbursements include Ashford Investment Management, LLC's ("AIM") management of Ashford Trust's excess cash under the Investment Management Agreement. AIM is not compensated for its services but is reimbursed for all costs and expenses.

(7)
Debt placement fees are earned by Lismore for providing debt placement services.

(8)
Claims management services include revenues earned from providing insurance claim assessment and administration services.

(9)
In connection with our ERFP Agreements and legacy key money transaction with Ashford Trust and Braemar, we lease FF&E to Ashford Trust and Braemar rent-free. Consistent with our accounting treatment prior to adopting ASC 842, a portion of the base advisory fee for leases, which commenced prior to our adoption, is allocated to lease revenue each period equal to the estimated fair value of the lease payments that would have been made.

(10)
Other services revenue is associated with other hotel products and services, such as mobile key applications and hypoallergenic premium rooms, provided to Ashford Trust by our consolidated subsidiaries, OpenKey and Pure Wellness.

(11)
See note 17 for discussion of segment reporting.

ASHFORD INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(unaudited)

15. Related Party Transactions (Continued)

        The following table summarizes amounts due (to) from Ashford Trust OP, net at June 30, 2019 and December 31, 2018, associated primarily with the advisory services fee and other fees discussed above, as it relates to each of our consolidated entities (in thousands):

	June 30, 2019	December 31, 2018
Ashford LLC	$1,062	$2,337
AIM	123	99
Premier	1,937	1,611
JSAV	1,407	826
OpenKey	5	2
Pure Wellness	338	418

Due from Ashford Trust OP	$4,872	$5,293

        We are also a party to an amended and restated advisory agreement with Braemar and Braemar OP. Prior to January 15, 2019, the base fee was paid monthly calculated as 1/12th of 0.70% of Braemar's total market capitalization plus the Key Money Asset Management Fee (defined in the advisory agreement as the aggregate gross asset value of all key money assets multiplied by 1/12th of 0.70%), subject to a minimum monthly base fee, as payment for managing its day-to-day operations in accordance with its investment guidelines. Total market capitalization includes the aggregate principal amount of Braemar's consolidated indebtedness (including its proportionate share of debt of any entity that is not consolidated but excluding its joint venture partners' proportionate share of consolidated debt). Upon effectiveness of the Braemar ERFP agreement on January 15, 2019, the base fee is paid monthly calculated as 1/12th of 0.70% of Braemar's total market capitalization plus the Net Asset Fee Adjustment, as defined in our advisory agreement, subject to a minimum monthly base fee. Reimbursement for overhead, internal audit, risk management advisory services and asset management services, including compensation, benefits and travel expense reimbursements, are billed monthly to Braemar based on a pro rata allocation as determined by the ratio of Braemar's net investment in hotel properties in relation to the total net investment in hotel properties for both Ashford Trust and Braemar. We also record advisory revenue for equity grants of Braemar common stock and LTIP units awarded to our officers and employees in connection with providing advisory services equal to the grant date fair value of the award in proportion to the requisite service period satisfied during the period, as well as an offsetting expense in an equal amount included in "salaries and benefits." We are also entitled to an incentive advisory fee that is measured annually in each year that Braemar's annual total stockholder return exceeds the average annual total stockholder return for Braemar's peer group, subject to the FCCR Condition, as defined in the advisory agreement. In addition to our advisory agreement with Braemar and Braemar OP, Premier is party to a master project management agreement with Braemar OP and Braemar TRS to provide comprehensive and cost-effective design, development, architectural, and project management services and a related mutual exclusivity agreement with Braemar and Braemar OP.

ASHFORD INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(unaudited)

15. Related Party Transactions (Continued)

        The following table summarizes the revenues related to Braemar OP (in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
REVENUE BY TYPE
Advisory services revenue
Base advisory fee	$2,775	$2,312	$5,352	$4,419
Reimbursable expenses(1)	562	499	1,031	919
Equity-based compensation(2)	1,963	1,378	3,432	3,925
Incentive advisory fee(3)	169	—	339	—
Other advisory revenue(4)	130	130	258	258

Total advisory services revenue	5,599	4,319	10,412	9,521
Audio visual revenue(5)	—	—	—	—
Project management revenue(6)	2,493	—	5,240	—
Other revenue
Debt placement fees(7)	—	1,000	275	1,000
Claims management services(8)	35	32	65	69
Lease revenue(9)	84	84	168	168
Other services(10)	279	208	548	419

Total other revenue	398	1,324	1,056	1,656

Total revenue	$8,490	$5,643	$16,708	$11,177

REVENUE BY SEGMENT(11)
REIT advisory	$5,718	$4,435	$10,645	$9,758
Premier	2,493	—	5,240	—
JSAV(11)	—	—	—	—
OpenKey	13	11	33	16
Corporate and other	266	1,197	790	1,403

Total revenue	$8,490	$5,643	$16,708	$11,177

COST OF REVENUES
Cost of audio visual revenues(5)	$119	$—	$205	$—

(1)
Reimbursable expenses include overhead, internal audit, risk management advisory and asset management services. During the three and six months ended June 30, 2019, we recognized $36,000 and $80,000, respectively, of deferred income from reimbursable expenses related to software implementation costs. During the three and six months ended June 30, 2018, we recognized $29,000 and $44,000, respectively, of deferred income from reimbursable expenses related to software implementation costs.

(2)
Equity-based compensation revenue is associated with equity grants of Braemar's common stock and LTIP units awarded to officers and employees of Ashford Inc. For the six months ended

ASHFORD INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(unaudited)

15. Related Party Transactions (Continued)

  June 30, 2018, equity-based compensation revenue from Braemar included $2.2 million of expense related to accelerated vesting, in accordance with the terms of the awards, as a result of the death of an executive in March 2018.

(3)
Incentive advisory fee for the three and six months ended June 30, 2019, includes the pro-rata portion of the second year installment of the 2018 incentive advisory fee, which will be paid in January 2020. Incentive fee payments are subject to meeting the December 31 FCCR Condition each year, as defined in the Braemar advisory agreement. For the three and six months ended June 30, 2018, no incentive advisory fee was recognized as Braemar's annual total stockholder return did not meet the relevant incentive fee thresholds during the 2017 and 2016 measurement periods. See note 3.

(4)
In connection with our Fourth Amended and Restated Braemar Advisory Agreement, a $5.0 million cash payment was made by Braemar upon approval by Braemar's stockholders, which is recognized over the 10-year initial term.

(5)
JSAV primarily contracts directly with customers to whom it provides audio visual services. JSAV recognizes the gross revenue collected from their customers by the hosting hotel or venue. Commissions retained by the hotel or venue, including Braemar, are recognized in "cost of revenues for audio visual" in our condensed consolidated statements of operations. See note 3 for discussion of the audio visual revenue recognition policy.

(6)
Project management revenue primarily consists of revenue generated within our Premier segment by providing design, development, architectural, and project management services for which Premier receives fees. Project management revenue also includes revenue from reimbursable costs related to accounting, overhead and project manager services provided to projects owned by affiliates of Ashford Trust, Braemar and other owners. See note 3 for discussion of the project management revenue recognition policy.

(7)
Debt placement fees are earned by Lismore for providing debt placement services.

(8)
Claims management services include revenues earned from providing insurance claim assessment and administration services.

(9)
In connection with our ERFP Agreements and legacy key money transaction with Ashford Trust and Braemar, we lease FF&E to Ashford Trust and Braemar rent-free. Consistent with our accounting treatment prior to adopting ASC 842, a portion of the base advisory fee for leases, which commenced prior to our adoption, is allocated to lease revenue each period equal to the estimated fair value of the lease payments that would have been made.

(10)
Other services revenue is associated with other hotel products and services, such as mobile key applications, marine vessel transportation and hypoallergenic premium rooms, provided to Braemar by our consolidated subsidiaries, OpenKey, RED and Pure Wellness.

(11)
See note 17 for discussion of segment reporting.

ASHFORD INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(unaudited)

15. Related Party Transactions (Continued)

        The following table summarizes amounts due (to) from Braemar OP, net at June 30, 2019 and December 31, 2018 associated primarily with the advisory services fee and other fees discussed above, as it relates to each of our consolidated entities (in thousands):

	June 30, 2019	December 31, 2018
Ashford LLC	$750	$941
Premier	805	949
JSAV	109	4
OpenKey	1	12
RED	129	60
Pure Wellness	36	30

Due from Braemar OP	$1,830	$1,996

        ERFP Commitments—On June 26, 2018, the Company entered into the Enhanced Return Funding Program Agreement and Amendment No. 1 to the Amended and Restated Advisory Agreement (the "Ashford Trust ERFP Agreement") with Ashford Trust. The independent members of the board of directors of each of the Company and Ashford Trust, with the assistance of separate and independent legal counsel, engaged to negotiate the Ashford Trust ERFP Agreement on behalf of the Company and Ashford Trust, respectively. On January 15, 2019, the Company entered into the Enhanced Return Funding Program Agreement and Amendment No. 1 to the Fifth Amended and Restated Advisory Agreement (the "Braemar ERFP Agreement" and collectively with the Ashford Trust ERFP Agreement, the "ERFP Agreements") with Braemar. The independent members of the board of directors of each of the Company and Braemar, with the assistance of separate and independent legal counsel, engaged to negotiate the Braemar ERFP Agreement on behalf of the Company and Braemar, respectively. Under the ERFP Agreements, the Company agreed to provide $50 million (each, an "ERFP Commitment" and collectively, the "ERFP Commitments") to each of Ashford Trust and Braemar (collectively, the "REITs"), respectively, in connection with each such REITs' acquisition of hotels recommended by us, with the option to increase each ERFP Commitment to up to $100 million upon mutual agreement by the parties to the respective ERFP Agreement. Under each of the ERFP Agreements, the Company's ERFP Commitment to such REIT will be fulfilled as the Company pays each such REIT 10% of each acquired hotel's purchase price in exchange for FF&E at a property owned by such REIT, which will be subsequently leased by us to such REIT rent-free. Each of the REITs must provide reasonable advance notice to the Company to request ERFP funds in accordance with the respective ERFP Agreement. The ERFP Agreements require that the Company acquire the related FF&E either at the time of the property acquisition or at any time generally within two years of the REITs acquisition of the hotel property. The Company recognizes the related depreciation tax deduction at the time such FF&E is purchased by the Company and placed into service at the respective REITs' hotel properties. However, the timing of the FF&E being purchased and placed into service is subject to uncertainties outside of the Company's control that could delay the realization of any tax benefit associated with the purchase of FF&E. See notes 2 and 10.

ASHFORD INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(unaudited)

15. Related Party Transactions (Continued)

        The changes in our ERFP Commitments to Ashford Trust and Braemar from inception of the programs in 2018 and 2019, respectively, through June 30, 2019, as well as the unfunded ERFP Commitments as of June 30, 2019, for hotels acquired by the REITs are as follows (in thousands):

	Ashford Trust	Braemar	Total
ERFP Commitments:
ERFP Commitments at January 1, 2018	$—	$—	$—
Initial ERFP Commitment	50,000	—	50,000
ERFP payment—Hilton Alexandria Old Town	(11,100)	—	(11,100)
ERFP payment—La Posada de Santa Fe	(5,000)	—	(5,000)

ERFP Commitments remaining at December 31, 2018	$33,900	$—	$33,900

Initial ERFP Commitment	—	50,000	50,000
ERFP payment—Hilton Santa Cruz/Scotts Valley	(5,000)	—	(5,000)
ERFP payment—Embassy Suites New York Manhattan Times Square	(8,089)	—	(8,089)
ERFP payment—Ritz-Carlton, Lake Tahoe	—	(1,420)	(1,420)

ERFP Commitments remaining at June 30, 2019(1)	$20,811	$48,580	$69,391

	Ashford Trust	Braemar	Total
Unfunded ERFP Commitments for hotels acquired by REITs:
Embassy Suites New York Manhattan Times Square	$11,411	$—	$11,411
Ritz-Carlton, Lake Tahoe	—	8,880	8,880

Unfunded ERFP Commitments at June 30, 2019	$11,411	$8,880	$20,291

(1)
See note 10.

        Other Related Party Transactions—We reimburse Remington and its subsidiaries, which are beneficially owned by our Chairman and Chief Executive Officer and Ashford Trust's Chairman Emeritus, for various overhead expenses, including rent, payroll, office supplies, travel and accounting. These charges are allocated based on various methodologies, including headcount and actual amounts incurred, and the allocations are approved quarterly by Ashford Inc. and Remington management. These reimbursements are included in "general and administrative" and "cost of revenues for project management" expenses on the condensed consolidated statements of operations. The charges totaled $2.5 million and $4.3 million, for the three and six months ended June 30, 2019, respectively, and $1.3 million and $2.5 million for the three and six months ended June 30, 2018, respectively. The amounts due under these arrangements as of June 30, 2019 and December 31, 2018, are included in "due to affiliates" on our condensed consolidated balance sheets.

        Pursuant to our advisory agreements with each of Ashford Trust and Braemar, we secure certain casualty insurance policies to cover Ashford Trust, Braemar and their respective property managers, as needed. Ashford Trust and Braemar bear the economic burden for the casualty insurance coverage. Our risk management department manages the shared casualty insurance program. At the beginning of

ASHFORD INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(unaudited)

15. Related Party Transactions (Continued)

each year, funds are collected from Ashford Trust and Braemar, as needed, on an allocated basis based on their risk exposures. These funds are deposited into restricted cash and used to pay casualty claims and other insurance costs throughout the year as incurred. We record the funds received from Ashford Trust and Braemar and the related liability in our condensed consolidated balance sheets in "restricted cash" and "other liabilities," respectively.

        Ashford Trust held a 16.64% and 16.30% noncontrolling interest in OpenKey, and Braemar held an 8.40% and 8.21% noncontrolling interest in OpenKey as of June 30, 2019 and December 31, 2018, respectively. During the three and six months ended June 30, 2019, Ashford Trust invested $299,000 and $299,000, respectively, and Braemar invested $156,000 and $156,000, respectively in OpenKey. During the three and six months ended June 30, 2018, Ashford Trust invested $0 and $667,000, respectively, and Braemar invested $0 and $2.0 million, respectively, in OpenKey. See also notes 1, 2, 11, and 12.

        An officer of JSAV owns the JSAV headquarters property including the adjoining warehouse space. JSAV leases this property for approximately $307,000 per year, with escalating lease payments based on the Consumer Price Index. Rental expense for the three and six months ended June 30, 2019, was $77,000, and $155,000, respectively. Rental expense for the three and six months ended June 30, 2018, was $84,000, and $168,000 respectively.

ASHFORD INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(unaudited)

16. Income (Loss) Per Share

        The following table reconciles the amounts used in calculating basic and diluted income (loss) per share (in thousands, except per share amounts):

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
Net income (loss) attributable to common stockholders—basic and diluted:
Net income (loss) attributable to the Company	$112	$8,960	$822	$3,237
Less: Dividends on preferred stock and amortization	(3,275)	—	(6,558)	—
Less: Undistributed net (income) allocated to unvested shares	—	(38)	—	(14)

Undistributed net income (loss) allocated to common stockholders	(3,163)	8,922	(5,736)	3,223

Distributed and undistributed net income (loss)—basic	$(3,163)	$8,922	$(5,736)	$3,223

Effect of deferred compensation plan	(4,817)	(6,375)	(4,077)	(5,814)
Effect of incremental subsidiary shares	(171)	(223)	(373)	(505)

Distributed and undistributed net income (loss)—diluted	$(8,151)	$2,324	$(10,186)	$(3,096)

Weighted average common shares outstanding:
Weighted average common shares outstanding—basic	2,462	2,095	2,441	2,094

Effect of deferred compensation plan shares	203	206	101	103
Effect of incremental subsidiary shares	52	26	41	22
Effect of assumed exercise of stock options	—	160	—	—

Weighted average common shares outstanding—diluted	2,717	2,487	2,583	2,219

Income (loss) per share—basic:
Net income (loss) allocated to common stockholders per share	$(1.28)	$4.26	$(2.35)	$1.54

Income (loss) per share—diluted:
Net income (loss) allocated to common stockholders per share	$(3.00)	$0.93	$(3.94)	$(1.40)

ASHFORD INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(unaudited)

16. Income (Loss) Per Share (Continued)

        Due to their anti-dilutive effect, the computation of diluted income (loss) per share does not reflect the adjustments for the following items (in thousands):

	Three Months Ended June 30,		Six Months Ended June 30,
	2019	2018	2019	2018
Net income (loss) allocated to common stockholders is not adjusted for:
Net income (loss) attributable to unvested restricted shares	$—	$38	$—	$14
Net income (loss) attributable to redeemable noncontrolling interests in Ashford Holdings	(6)	18	(10)	6
Net income (loss) attributable to redeemable noncontrolling interests in subsidiary common stock	(133)	295	94	650
Dividends on preferred stock and amortization	3,275	—	6,558	—

Total	$3,136	$351	$6,642	$670

Weighted average diluted shares are not adjusted for:
Effect of unvested restricted shares	11	9	10	9
Effect of assumed exercise of stock options	16	—	40	197
Effect of assumed conversion of Ashford Holdings units	4	4	4	4
Effect of incremental subsidiary shares	72	50	59	38
Effect of assumed conversion of preferred stock	1,450	—	1,450	—

Total	1,553	63	1,563	248

17. Segment Reporting

        We have two business segments: (i) REIT Advisory, which provides asset management and advisory services to other entities, and (ii) Hospitality Products and Services ("HPS"), which provides products and services to clients primarily in the hospitality industry. HPS includes (a) Premier, which provides comprehensive and cost-effective design, development, architectural, and project management services, (b) JSAV, which provides event technology and creative communications solutions services, (c) OpenKey, a hospitality focused mobile key platform that provides a universal smartphone app for keyless entry into hotel guest rooms, (d) RED, a provider of watersports activities and other travel and transportation services, (e) Pure Wellness, which provides hypoallergenic premium rooms in the hospitality industry, and (f) Lismore, a provider of debt placement services. For 2019, OpenKey, RED, Pure Wellness and Lismore operating segments do not meet aggregation criteria or the quantitative thresholds to individually qualify as reportable segments. However, we have elected to disclose OpenKey as a reportable segment. Accordingly, we have four reportable segments: REIT Advisory, Premier, JSAV and OpenKey. We combine the operating results of RED, Pure Wellness and Lismore into an "all other" category, which we refer to as "Corporate and Other."

        See footnote 3 for details of our segments' material revenue generating activities. As of June 30, 2019 and 2018, there were no material intercompany revenues or expenses between our operating segments.

ASHFORD INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(unaudited)

17. Segment Reporting (Continued)

        Our chief operating decision maker ("CODM") uses multiple measures of segment profitability for assessing performance of our business. Our reported measure of segment profitability is net income, although the CODM also focuses on adjusted EBITDA and adjusted net income, which exclude certain gains, losses and charges, to assess performance and allocate resources. Our CODM currently reviews assets at the corporate (consolidated) level and does not currently review segment assets to make key decisions on resource allocations.

        Certain information concerning our segments for the three and six months ended June 30, 2019, and 2018 are presented in the following tables (in thousands). Consolidated subsidiaries are reflected as of their respective acquisition dates or as of the date we were determined to be the primary beneficiary of variable interest entities.

	Three Months Ended June 30, 2019						Three Months Ended June 30, 2018
	REIT Advisory	Premier	JSAV	OpenKey	Corporate and Other	Ashford Inc. Consolidated	REIT Advisory	Premier	JSAV	OpenKey	Corporate and Other	Ashford Inc. Consolidated
REVENUE
Advisory services	$21,220	$—	$—	$—	$—	$21,220	$24,570	$—	$—	$—	$—	$24,570
Audio visual	—	—	30,127	—	—	30,127	—	—	23,376	—	—	23,376
Project Management	—	7,700	—	—	—	7,700	—	—	—	—	—	—
Other	1,421	—	—	194	2,804	4,419	628	—	—	153	6,084	6,865

Total revenue	22,641	7,700	30,127	194	2,804	63,466	25,198	—	23,376	153	6,084	54,811
EXPENSES
Depreciation and amortization	1,570	2,738	503	7	116	4,934	369	—	489	7	328	1,193
Other operating expenses(1)	9,731	4,318	30,296	768	12,476	57,589	12,814	—	20,708	903	8,323	42,748

Total expenses	11,301	7,056	30,799	775	12,592	62,523	13,183	—	21,197	910	8,651	43,941

OPERATING INCOME (LOSS)	11,340	644	(672)	(581)	(9,788)	943	12,015	—	2,179	(757)	(2,567)	10,870
Equity in earnings (loss) of unconsolidated entities	—	—	—	—	(298)	(298)	—	—	—	—	—	—
Interest expense	—	—	(356)	—	(89)	(445)	—	—	(144)	—	(17)	(161)
Amortization of loan costs	—	—	(14)	(6)	(50)	(70)	—	—	(12)	(7)	(5)	(24)
Interest income	—	—	—	—	9	9	—	—	—	—	73	73
Other income (expense)	—	—	(50)	6	2	(42)	27	—	(256)	—	8	(221)

INCOME (LOSS) BEFORE INCOME TAXES	11,340	644	(1,092)	(581)	(10,214)	97	12,042	—	1,767	(764)	(2,508)	10,537
Income tax (expense) benefit	(2,550)	(342)	319	—	2,147	(426)	(1,848)	—	(502)	—	745	(1,605)

NET INCOME (LOSS)	$8,790	$302	$(773)	$(581)	$(8,067)	$(329)	$10,194	$—	$1,265	$(764)	$(1,763)	$8,932

(1)
Other operating expenses includes salaries and benefits, cost of revenues for audio visual, costs of revenues for project management and general and administrative expenses. Other operating expenses of REIT Advisory represent expenses for which there is generally a direct offsetting amount included in revenues, including REIT equity-based compensation expense and reimbursable expenses.

ASHFORD INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(unaudited)

17. Segment Reporting (Continued)

	Six Months Ended June 30, 2019						Six Months Ended June 30, 2018
	REIT Advisory	Premier	JSAV	OpenKey	Corporate and Other	Ashford Inc. Consolidated	REIT Advisory	Premier	JSAV	OpenKey	Corporate and Other	Ashford Inc. Consolidated
REVENUE
Advisory services	$40,407	$—	$—	$—	$—	$40,407	$47,102	$—	$—	$—	$—	$47,102
Audio visual	—	—	61,102	—	—	61,102	—	—	46,686	—	—	46,686
Project management	—	15,490	—	—	—	15,490	—	—	—	—	—	—
Other	2,850	—	—	451	6,486	9,787	1,117	—	—	472	7,602	9,191

Total revenue	43,257	15,490	61,102	451	6,486	126,786	48,219	—	46,686	472	7,602	102,979
EXPENSES
Depreciation and amortization	2,753	5,476	958	14	260	9,461	759	—	943	13	518	2,233
Impairment	—	—	—	—	—	—	1,863	—	—	—	56	1,919
Other operating expenses(1)	17,998	8,368	58,304	1,718	27,452	113,840	24,055	—	40,511	2,074	26,353	92,993

Total operating expenses	20,751	13,844	59,262	1,732	27,712	123,301	26,677	—	41,454	2,087	26,927	97,145

OPERATING INCOME (LOSS)	22,506	1,646	1,840	(1,281)	(21,226)	3,485	21,542	—	5,232	(1,615)	(19,325)	5,834
Equity in earnings (loss) of unconsolidated entities	—	—	—	—	(573)	(573)	—	—	—	—	—	—
Interest expense	—	—	(570)	—	(172)	(742)	—	—	(283)	—	(21)	(304)
Amortization of loan costs	—	—	(27)	(12)	(100)	(139)	—	—	(24)	(13)	(10)	(47)
Interest income	—	—	—	—	29	29	—	—	—	—	185	185
Other income (expense)	—	—	(156)	11	50	(95)	46	—	(314)	(1)	9	(260)

INCOME (LOSS) BEFORE INCOME TAXES	22,506	1,646	1,087	(1,282)	(21,992)	1,965	21,588	—	4,611	(1,629)	(19,162)	5,408
Income tax (expense) benefit	(5,039)	(768)	(568)	—	4,649	(1,726)	(3,964)	—	(1,248)	—	2,901	(2,311)

NET INCOME (LOSS)	$17,467	$878	$519	$(1,282)	$(17,343)	$239	$17,624	$—	$3,363	$(1,629)	$(16,261)	$3,097

(1)
Other operating expenses includes salaries and benefits, cost of revenues for audio visual, costs of revenues for project management and general and administrative expenses. Other operating expenses of REIT Advisory represent expenses for which there is generally a direct offsetting amount included in revenues, including REIT equity-based compensation expense and reimbursable expenses.

18. Subsequent Events

        On July 1, 2019, the Company's newly created subsidiary, AINC Bar Draught LLC ("Bar Draught"), acquired the assets of a provider of an innovative draft cocktail system technology for $250,000 cash and contingent consideration of up to $550,000 cash, if earned, 6 to 12 months after the acquisition date. After giving effect to the transaction, Ashford Inc. will own an approximately 55% interest in Bar Draught, a provider of premium, mobile cocktails on tap and other services in the hospitality industry.

        On July 3, 2019, the Company funded the remaining $8.9 million of its ERFP Commitment under the Braemar ERFP Agreement, related to Braemar's acquisition of The Ritz-Carlton Lake Tahoe on January 15, 2019.

        On July 18, 2019, RED completed the acquisition of substantially all of the assets of Sebago, a leading provider of watersports activities and excursion services based in Key West, Florida. After giving effect to the transaction, Ashford Inc. will own an approximately 84% interest in the common equity of RED. Ashford Inc. will continue to own an 80% interest in the entity that conducts RED's legacy U.S. Virgin Islands operations. The purchase price consisted of approximately $2.5 million in cash (excluding transaction costs and working capital adjustments) funded by new RED term loans and $4.5 million in the form of Ashford Inc. common stock consisting of 135,366 shares issued July 18, 2019, subject to a six month stock consideration collar. The issued Ashford Inc. shares were determined using a 30-Day VWAP of $33.24 and had an estimated fair value of approximately $4.5 million as of the acquisition date. Pursuant to the acquisition agreement, in the event that the 30-Day VWAP of the common stock on the six month anniversary of the closing date of the acquisition is lower than the

ASHFORD INC. AND SUBSIDIARIES

NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(unaudited)

18. Subsequent Events (Continued)

price of the common stock on July 18, 2019, the Company may repurchase the stock at such lower stock price, such that the number of shares of common stock issued is reduced. In the event that the 30-Day VWAP of the common stock on the six month anniversary of the closing date of the acquisition is higher than the price of the common stock on July 18, 2019, the Company may repurchase shares of common stock at a price of $0.01 per share, such that the stock consideration for the transaction remains $4.5 million in common stock.

Report of Independent Registered Public Accounting Firm

Board of Directors and Stockholders
Ashford Inc.
14185 Dallas Parkway
Suite 1100
Dallas, Texas 75254

Opinion on the Consolidated Financial Statements

        We have audited the accompanying consolidated balance sheets of Ashford Inc. (the "Company") and subsidiaries as of December 31, 2018 and 2017, the related consolidated statements of operations, comprehensive income (loss), stockholders' equity, and cash flows for each of the three years in the period ended December 31, 2018, and the related notes (collectively referred to as the "consolidated financial statements"). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company and subsidiaries at December 31, 2018 and 2017, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2018, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

        These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the Company's consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) ("PCAOB") and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

        We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control over financial reporting. Accordingly, we express no such opinion.

        Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ BDO USA, LLP
We have served as the Company's auditor since 2015
Dallas, Texas
March 8, 2019

ASHFORD INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(in thousands, except share and per share amounts)

	December 31, 2018	December 31, 2017
ASSETS
Current assets:
Cash and cash equivalents	$51,529	$36,480
Restricted cash	7,914	9,076
Accounts receivable, net	4,928	5,127
Due from affiliates	45	—
Due from Ashford Trust OP	5,293	13,346
Due from Braemar OP	1,996	1,738
Inventories	1,202	1,066
Prepaid expenses and other	3,902	2,913

Total current assets	76,809	69,746
Investments in unconsolidated entities	500	500
Furniture, fixtures and equipment, net	47,947	21,154
Goodwill	59,683	12,947
Intangible assets, net	193,194	9,713
Other assets	872	750

Total assets	$379,005	$114,810

LIABILITIES
Current liabilities:
Accounts payable and accrued expenses	$24,880	$20,451
Due to affiliates	2,032	4,272
Deferred income	148	459
Deferred compensation plan	173	311
Notes payable, net	2,595	1,751
Other liabilities	8,418	9,076

Total current liabilities	38,246	36,320
Accrued expenses	—	78
Deferred income	13,396	13,440
Deferred tax liability, net	31,506	—
Deferred compensation plan	10,401	18,948
Notes payable, net	15,177	9,956

Total liabilities	108,726	78,742

Commitments and contingencies (note 11)
MEZZANINE EQUITY
Series B cumulative convertible preferred stock, $25 par value, 8,120,000 shares issued and outstanding, net of discount at December 31, 2018	200,847	—
Redeemable noncontrolling interests	3,531	5,111
EQUITY
Preferred stock, $0.01 par value, 50,000,000 shares authorized:
Series A cumulative preferred stock, no shares issued and outstanding at December 31, 2018 and December 31, 2017	—	—
Common stock, $0.01 par value, 100,000,000 shares authorized, 2,391,541 and 2,093,556 shares issued and outstanding at December 31, 2018 and December 31, 2017, respectively	24	21
Additional paid-in capital	280,159	249,695
Accumulated deficit	(214,242)	(219,396)
Accumulated other comprehensive income (loss)	(498)	(135)

Total stockholders' equity of the Company	65,443	30,185
Noncontrolling interests in consolidated entities	458	772

Total equity	65,901	30,957

Total liabilities and equity	$379,005	$114,810

See Notes to Consolidated Financial Statements.

ASHFORD INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands, except per share amounts)

	Year Ended December 31,
	2018	2017	2016
REVENUE
Advisory services	$89,476	$65,982	$67,228
Audio visual	81,186	9,186	—
Project management	10,634	—	—
Other	14,224	6,405	379

Total revenue	195,520	81,573	67,607
EXPENSES
Salaries and benefits	79,205	61,223	52,436
Cost of revenues for audio visual	64,555	7,757	—
Cost of revenues for project management	3,292	—	—
Depreciation and amortization	9,342	2,527	1,174
General and administrative	34,796	17,363	16,454
Impairment	1,919	1,072	—
Other	3,250	2,153	—

Total expenses	196,359	92,095	70,064

OPERATING INCOME (LOSS)	(839)	(10,522)	(2,457)
Realized gain (loss) on investment in unconsolidated entity	—	—	(3,601)
Unrealized gain (loss) on investment in unconsolidated entity	—	—	2,141
Interest expense	(959)	(83)	—
Amortization of loan costs	(241)	(39)	—
Interest income	329	244	73
Dividend income	—	93	170
Unrealized gain (loss) on investments	—	203	2,326
Realized gain (loss) on investments	—	(294)	(10,113)
Other income (expense)	(834)	(73)	(162)

INCOME (LOSS) BEFORE INCOME TAXES	(2,544)	(10,471)	(11,623)
Income tax (expense) benefit	10,364	(9,723)	(780)

NET INCOME (LOSS)	7,820	(20,194)	(12,403)
(Income) loss from consolidated entities attributable to noncontrolling interests	924	358	8,860
Net (income) loss attributable to redeemable noncontrolling interests	1,438	1,484	1,147

NET INCOME (LOSS) ATTRIBUTABLE TO THE COMPANY	10,182	(18,352)	(2,396)
Preferred dividends	(4,466)	—	—
Amortization of preferred stock discount	(730)	—	—

NET INCOME (LOSS) ATTRIBUTABLE TO COMMON STOCKHOLDERS	$4,986	$(18,352)	$(2,396)

INCOME (LOSS) PER SHARE—BASIC AND DILUTED
Basic:
Net income (loss) attributable to common stockholders	$2.29	$(9.04)	$(1.19)

Weighted average common shares outstanding—basic	2,170	2,031	2,012

Diluted:
Net income (loss) attributable to common stockholders	$(2.11)	$(9.59)	$(2.56)

Weighted average common shares outstanding—diluted	2,332	2,067	2,209

See Notes to Consolidated Financial Statements.

ASHFORD INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

(in thousands, except per share amounts)

	Year Ended December 31,
	2018	2017	2016
NET INCOME (LOSS)	$7,820	$(20,194)	$(12,403)
OTHER COMPREHENSIVE INCOME (LOSS), NET OF TAX
Foreign currency translation adjustment	(420)	(135)	—

COMPREHENSIVE INCOME (LOSS)	7,400	(20,329)	(12,403)
Comprehensive (income) loss attributable to noncontrolling interests	924	358	8,860
Comprehensive (income) loss attributable to redeemable noncontrolling interests	1,495	1,484	1,147

COMPREHENSIVE INCOME (LOSS) ATTRIBUTABLE TO THE COMPANY	$9,819	$(18,487)	$(2,396)

See Notes to Consolidated Financial Statements.

ASHFORD INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF EQUITY (DEFICIT)
(in thousands)

										Convertible Preferred Stock
	Common Stock				Accumulated Other Comprehensive Income (Loss)	Treasury Stock		Noncontrolling Interests in Consolidated Entities
			Additional Paid-in Capital	Accumulated Deficit								Redeemable Noncontrolling Interests
	Shares	Amount				Shares	Amount		Total	Shares	Amount
Balance at January 1, 2016	2,011	$20	$234,716	$(202,546)	$—	—	$(25)	$104,471	$136,636	—	$—	$240

Purchase of treasury stock	—	—	—	—	—	(1)	(20)	—	(20)	—	—	—
Retirement of treasury stock	—	—	(45)	—	—	1	45	—	—	—	—	—
Equity-based compensation	5	—	6,073	5,439	—	—	—	61	11,573	—	—	—
Excess tax benefit (deficiency) on equity-based compensation	—	—	(284)	—	—	—	—	—	(284)	—	—	—
Employee advances	—	—	(41)	—	—	—	—	—	(41)	—	—	—
Contributions from noncontrolling interests	—	—	—	—	—	—	—	2,373	2,373	—	—	—
Reallocation of carrying value	—	—	(2,623)	—	—	—	—	1,154	(1,469)	—	—	1,469
Redemption of offshore fund	—	—	—	—	—	—	—	(179)	(179)	—	—	—
Redemption of noncontrolling interest holder in AQUA U.S. Fund	—	—	—	—	—	—	—	(46,248)	(46,248)	—	—	—
Redemption of units	—	—	—	—	—	—	—	—	—	—	—	(18)
Redemption value adjustment	—	—	—	(936)	—	—	—	—	(936)	—	—	936
Net income (loss)	—	—	—	(2,396)	—	—	—	(8,860)	(11,256)	—	—	(1,147)

Balance at December 31, 2016	2,016	$20	$237,796	$(200,439)	$—	—	$—	$52,772	$90,149	—	$—	$1,480

Purchases of common stock	—	—	(24)	—	—	—	—	—	(24)	—	—	—
Equity-based compensation	4	—	7,746	684	—	—	—	39	8,469	—	—	—
Deferred compensation plan distribution	3	—	229	—	—	—	—	—	229	—	—	—
Employee advances	—	—	(433)	—	—	—	—	—	(433)	—	—	—
Redemption of noncontrolling interest holder in AQUA U.S. Fund	—	—	—	—	—	—	—	(52,782)	(52,782)	—	—	—
OpenKey warrant issuance	—	—	—	—	—	—	—	28	28	—	—	—
Contributions from noncontrolling interests	—	—	—	—	—	—	—	983	983	—	—	—
Reallocation of carrying value	—	—	(681)	—	—	—	—	(506)	(1,187)	—	—	1,187
Redemption value adjustment	—	—	—	(1,270)	—	—	—	—	(1,270)	—	—	1,270
Acquisition of Pure Wellness	—	—	—	—	—	—	—	425	425	—	—	—
Distributions to consolidated noncontrolling interests	—	—	—	(19)	—	—	—	(220)	(239)	—	—	—
Acquisition of J&S	71	1	5,062	—	—	—	—	391	5,454	—	—	2,658
Foreign currency translation adjustment	—	—	—	—	(135)	—	—	—	(135)	—	—	—
Net income (loss)	—	—	—	(18,352)	—	—	—	(358)	(18,710)	—	—	(1,484)

Balance at December 31, 2017	2,094	$21	$249,695	$(219,396)	$(135)	—	$—	$772	$30,957	—	$—	$5,111

Equity-based compensation	6	—	10,009	—	—	—	—	10	10,019	—	—	—
Issuance of common stock	280	3	18,928	—	—	—	—	—	18,931	—	—	—
Acquisition of Premier	—	—	—	—	—	—	—	—	—	8,120	203,000	—
Discount on preferred shares	—	—	—	—	—	—	—	—	—	—	(2,883)	—
Amortization of preferred stock discount	—	—	—	(730)	—	—	—	—	(730)	—	730	—
Dividends declared—preferred stock	—	—	—	(4,466)	—	—	—	—	(4,466)	—	—	—
Deferred compensation plan distribution	3	—	241	—	—	—	—	—	241	—	—	—
Employee advances	—	—	(82)	—	—	—	—	—	(82)	—	—	—
OpenKey warrant issuance	—	—	—	—	—	—	—	26	26	—	—	—
Purchase of OpenKey shares from noncontrolling interest holder	9	—	838	—	—	—	—	—	838	—	—	(838)
Acquisition of noncontrolling interest in consolidated entities	—	—	—	—	—	—	—	(382)	(382)	—	—	55
Contributions from noncontrolling interests	—	—	—	—	—	—	—	2,666	2,666	—	—	—
Reallocation of carrying value	—	—	530	—	—	—	—	(1,696)	(1,166)	—	—	1,166
Redemption value adjustment	—	—	—	168	—	—	—	—	168	—	—	(168)
Distributions to consolidated noncontrolling interests	—	—	—	—	—	—	—	(14)	(14)	—	—	(300)
Foreign currency translation adjustment	—	—	—	—	(363)	—	—	—	(363)	—	—	(57)
Net income (loss)	—	—	—	10,182	—	—	—	(924)	9,258	—	—	(1,438)

Balance at December 31, 2018	2,392	$24	$280,159	$(214,242)	$(498)	—	$—	$458	$65,901	8,120	$200,847	$3,531

See Notes to Consolidated Financial Statements.

ASHFORD INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(in thousands)

	Year Ended December 31,
	2018	2017	2016
Cash Flows from Operating Activities
Net income (loss)	$7,820	$(20,194)	$(12,403)
Adjustments to reconcile net income (loss) to net cash flows provided by (used in) operating activities:
Depreciation and amortization	13,308	2,938	1,174
Change in fair value of deferred compensation plan	(8,444)	10,410	(2,127)
Realized and unrealized (gain) loss on investment in unconsolidated entity, net	—	—	1,460
Equity-based compensation	10,019	8,469	11,573
Excess tax (benefit) deficiency on equity-based compensation	—	—	284
Deferred tax expense (benefit)	(12,240)	6,002	(2,075)
Change in fair value of contingent consideration	338	1,066	—
Impairment of furniture, fixtures and equipment	1,919	1,072	—
(Gain) loss on sale of furniture, fixtures and equipment	220	279	—
Amortization of loan costs	241	39	—
Realized and unrealized (gain) loss on investments, net	—	91	7,787
Purchases of investments in securities	—	—	(153,259)
Sales of investments in securities	—	—	225,470
Changes in operating assets and liabilities, exclusive of the effect of acquisitions:
Prepaid expenses and other	(907)	(128)	604
Accounts receivable	225	(725)	234
Due from affiliates	(45)	—	—
Due from Ashford Trust OP	8,916	(1,302)	(6,323)
Due from Braemar OP	205	2,079	4
Inventories	(132)	(205)	—
Other assets	(84)	190	—
Accounts payable and accrued expenses	2,145	1,575	4,791
Due to affiliates	(954)	689	(290)
Other liabilities	(658)	(676)	4,068
Deferred income	(373)	7,746	3,886

Net cash provided by (used in) operating activities	21,519	19,415	84,858

Cash Flows from Investing Activities
Purchases of furniture, fixtures and equipment under the Ashford Trust ERFP Agreement	(16,100)	—	—
Additions to furniture, fixtures and equipment	(8,942)	(3,580)	(6,240)
Proceeds from disposal of furniture, fixtures and equipment, net	140	15	—
Cash acquired in acquisition of Premier	2,277	—	—
Cash acquired in acquisition of Pure Wellness	—	129	—
Acquisition of J&S, net of cash acquired	—	(18,972)	—
Acquisition of assets related to RED Hospitality and Leisure LLC	(5,474)	(750)	—
Redemption of investment in unconsolidated entity	—	—	1,375

Net cash provided by (used in) investing activities	(28,099)	(23,158)	(4,865)

See Notes to Consolidated Financial Statements.

ASHFORD INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS (Continued)

(in thousands)

	Year Ended December 31,
	2018	2017	2016
Cash Flows from Financing Activities
Proceeds from issuance of common stock	18,930	—	—
Payments for dividends on preferred stock	(4,466)	—	—
Payments on revolving credit facilities	(20,881)	(924)	—
Borrowings on revolving credit facilities	21,878	1,507	—
Proceeds from notes payable	6,593	10,000	—
Payments on notes payable and capital leases	(1,976)	(305)	—
Payments of loan costs	(638)	(28)	—
Excess tax benefit (deficiency) on equity-based compensation	—	—	(284)
Purchases of common stock	—	(24)	(20)
Employee advances	(82)	(433)	(41)
Redemption of units	—	—	(18)
Payment of contingent consideration	(1,196)	—	—
Contributions from noncontrolling interest	2,666	983	2,373
Distributions to noncontrolling interests in consolidated entities	(314)	(55,310)	(44,116)

Net cash provided by (used in) financing activities	20,514	(44,534)	(42,106)

Effect of foreign exchange rate changes on cash and cash equivalents	(47)	(10)	—

Net change in cash, cash equivalents and restricted cash	13,887	(48,287)	37,887
Cash, cash equivalents and restricted cash at beginning of period	45,556	93,843	55,956

Cash, cash equivalents and restricted cash at end of period	$59,443	$45,556	$93,843

Supplemental Cash Flow Information
Interest paid	$870	$53	$134
Income taxes paid	1,358	4,948	2,333
Supplemental Disclosure of Non-Cash Investing and Financing Activities
Acquisition of Premier through issuance of convertible preferred stock, less cash acquired	$200,723	$—	$—
Distribution from deferred compensation plan	241	229	—
Capital expenditures accrued but not paid	618	1,397	620
Accrued but unpaid redemption of AQUA U.S. Fund	—	—	2,311
Subsidiary equity consideration for Pure Wellness acquisition	—	425	—
Assumption of debt associated with Pure Wellness acquisition	—	475	—
Issuance of OpenKey warrant	26	28	—
Capital lease additions	220	—	—
Assumption of debt associated with J&S acquisition	—	978	—
J&S loan costs paid from revolving credit facility	—	231	—
Ashford Inc. common stock consideration for purchase of OpenKey shares	838	5,063	—
Acquisition of noncontrolling interest in consolidated entities	327	1,196	—
Amortization of discount on preferred stock	730	—	—
Supplemental Disclosure of Cash, Cash Equivalents and Restricted Cash
Cash and cash equivalents at beginning of period	$36,480	$84,091	$50,272
Restricted cash at beginning of period	9,076	9,752	5,684

Cash, cash equivalents and restricted cash at beginning of period	$45,556	$93,843	$55,956

Cash and cash equivalents at end of period	$51,529	$36,480	$84,091
Restricted cash at end of period	7,914	9,076	9,752

Cash, cash equivalents and restricted cash at end of period	$59,443	$45,556	$93,843

See Notes to Consolidated Financial Statements.

ASHFORD INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. Organization and Description of Business

        Ashford Inc. (the "Company") is a Maryland corporation formed on April 2, 2014, that provides asset management services, advisory services and other products and services primarily to clients in the hospitality industry. We became a public company in November 2014, when Ashford Hospitality Trust, Inc. ("Ashford Trust") completed the spin-off of Ashford Inc. through the distribution of approximately 70% of our outstanding common stock to Ashford Trust stockholders and unitholders in Ashford Trust's operating partnership, collectively. Our common stock is listed on the NYSE American LLC ("NYSE American"). As of December 31, 2018, Ashford Trust held approximately 598,000 shares of our common stock, which represented an approximate 25.0% ownership interest in Ashford Inc., and Braemar Hotels & Resorts Inc. ("Braemar") held approximately 195,000 shares, which represented an approximate 8.1% ownership interest in Ashford Inc.

        Ashford Inc. was formed through a spin-off of Ashford Trust's asset management business in November 2014. The spin-off was completed by means of a distribution of common stock of Ashford Inc. and common units of Ashford Hospitality Advisors LLC ("Ashford LLC"), a Delaware limited liability company formed on April 5, 2013. Ashford LLC had no operations until November 19, 2013, the date of the Braemar spin-off. As part of the Ashford Inc. spin-off from Ashford Trust, Ashford LLC became a subsidiary of Ashford Inc. on November 12, 2014. We conduct our advisory business primarily through an operating entity, Ashford LLC, our hospitality products and services business primarily through an operating entity, Ashford Hospitality Services LLC ("Ashford Services"), and our project management business through an operating entity, Premier Project Management LLC ("Premier"). We own substantially all of our assets and conduct substantially all of our business through Ashford LLC, Ashford Services and Premier.
        We are currently the advisor for Ashford Trust and Braemar. In our capacity as the advisor to Ashford Trust and Braemar, we are responsible for implementing the investment strategies and managing the day-to-day operations of Ashford Trust and Braemar, in each case subject to the supervision and oversight of the respective board of directors of Ashford Trust and Braemar. Ashford Trust commenced operating in August 2003 and is focused on investing in full service hotels in the upscale and upper-upscale segments in the U.S. that have revenue per available room ("RevPAR") generally less than twice the national average. Braemar invests primarily in luxury hotels and resorts with RevPAR of at least twice the U.S. national average. Braemar became a publicly traded company in November 2013 upon the completion of its spin-off from Ashford Trust. Each of Ashford Trust and Braemar is a real estate investment trust ("REIT") as defined in the Internal Revenue Code, and the common stock of each of Ashford Trust and Braemar is traded on the NYSE.

        On April 6, 2017, Ashford Inc. entered into the Amended and Restated Limited Liability Company Agreement (the "Amended and Restated LLC Agreement") of Ashford Hospitality Holdings LLC, a Delaware limited liability company and a subsidiary of the Company ("Ashford Holdings"), in connection with the merger (the "Merger") of Ashford Merger Sub LLC, a Delaware limited liability company, with and into Ashford LLC, with Ashford LLC surviving the Merger as a wholly-owned subsidiary of Ashford Holdings. Ashford Holdings is owned 99.8% by Ashford Inc. and 0.2% by redeemable noncontrolling interest holders. The terms of the Amended and Restated LLC Agreement are consistent with the terms of the Amended and Restated Limited Liability Company Agreement of Ashford LLC. The Merger was effectuated in order to facilitate our investments in businesses that provide products and services to the hospitality industry.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

1. Organization and Description of Business (Continued)

        Ashford Investment Management, LLC ("AIM") is an indirect subsidiary of the Company, established to serve as an investment advisor to us, third parties, and any private securities funds sponsored by us or our affiliates (the "Funds") and is a registered investment advisor with the Securities and Exchange Commission (the "SEC"). AIM Management Holdco, LLC ("Management Holdco") owns 100% of AIM. We, through Ashford LLC, own 100% of Management Holdco. AIM and Management Holdco are consolidated by Ashford Inc. as it has control. AIM manages a portion of Ashford Trust's excess cash under an investment management agreement. AIM is not compensated for its services but is reimbursed for all costs and expenses.

        On April 6, 2017, we acquired a 70% interest in Pure Wellness. Pure Wellness' patented 7-step purification process treats a room's surfaces, including the air, and removes up to 99% of pollutants. To consummate the acquisition, Ashford Services entered into an Amended and Restated Limited Liability Company Agreement (the "LLC Agreement") with PRE Opco, LLC ("Pure Wellness"), pursuant to which Ashford Services became the sole owner of the common equity, or Series A Units. In conjunction with the LLC Agreement, Ashford Services contributed $97,000 cash to Pure Wellness as required by the LLC Agreement. Pursuant to the Asset and Liability Contribution Agreement (the "Contribution Agreement"), by and among Pure Wellness (as contributee) and PAFR, LLC, the members of PAFR, LLC and Brault Enterprises, LLC (collectively, the "Sellers"), the Sellers contributed liabilities, net of assets, of the predecessor operating company, Pure Wellness NA, LLC, with a fair value of $532,000 in exchange for certain equity interests in Pure Wellness, including 30% of the Series A Units, 100% of the Series B-1 Units, and 50% of the Series B-2 Units. The fair value of the remaining equity consideration included $42,000 of Series A Units, $181,000 of Series B-1 Units, and $202,000 of Series B-2 Units, totaling $425,000. As a result of the Contribution Agreement, our equity interest in Pure Wellness was 70%. See notes 2, 5, 13 and 17 to our consolidated financial statements.

        On November 1, 2017, we acquired an 85% controlling interest in J&S Audio Visual Communications, Inc., J&S Audiovisual Mexico, S. de R.L. de C.V. and J&S Audio Visual Dominican Republic, L.P. (collectively referred to as "J&S") for approximately $25.5 million. J&S provides an integrated suite of audio visual services including show and event services, hospitality services, creative services, and design and integration services to its customers in various venues including hotels and convention centers in the United States, Mexico and the Dominican Republic. See notes 2, 5, 14 and 17 to our consolidated financial statements.

        On January 2, 2018, the Company issued 8,962 shares of common stock to the OpenKey redeemable noncontrolling interest holder in connection with the purchase of 519,647 shares of the outstanding Class B common stock in OpenKey, Inc. The common stock was issued pursuant to the exemption from the registration requirements under the Securities Act provided under Section 4(a)(2) thereunder.

        On January 16, 2018, the Company closed on the acquisition of a passenger vessel and other assets related to RED Hospitality & Leisure LLC ("RED"), a provider of watersports activities and other travel and transportation services. The Company paid $970,000 cash, comprised of a $750,000 deposit paid on December 11, 2017, which was reflected on our consolidated balance sheet as "other assets" as of December 31, 2017, and an additional $220,000 paid on January 16, 2018. This transaction was accounted for as an asset acquisition recorded at cost, and did not result in the recognition of goodwill. During 2018, our RED operating subsidiary acquired additional passenger vessels for $2.4 million a

ASHFORD INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

1. Organization and Description of Business (Continued)

ferry for $2.5 million and paid a $400,000 deposit for a new passenger vessel. The Company owns an 80% interest in RED. See notes 2, 13 and 17 to our consolidated financial statements.

        On April 6, 2018, Ashford Inc. signed a definitive agreement to acquire the project management business of Remington Holdings, L.P. ("Remington").

        On June 26, 2018, the Company entered into the Enhanced Return Funding Program Agreement and Amendment No. 1 to the Amended and Restated Advisory Agreement (the "Ashford Trust ERFP Agreement") with Ashford Trust. The independent members of the board of directors of each of the Company and Ashford Trust, with the assistance of separate and independent legal counsel, engaged to negotiate the Ashford Trust ERFP Agreement on behalf of the Company and Ashford Trust, respectively. Under the Ashford Trust ERFP Agreement, the Company agreed to provide $50 million to Ashford Trust in connection with Ashford Trust's acquisition of hotels recommended by us, with the option to increase the funding commitment to up to $100 million upon mutual agreement by the parties. The Company is obligated to provide Ashford Trust 10% of the acquired hotel's purchase price in exchange for FF&E, which is subsequently leased to Ashford Trust rent-free. The Company records ERFP obligations in our consolidated balance sheet as "other assets" and "other liabilities." Ashford Trust must provide reasonable advance notice to the Company to request ERFP funds in accordance with the Ashford Trust ERFP Agreement. The Ashford Trust ERFP Agreement requires that the Company acquire the related FF&E either at the time of the property acquisition or at any time generally within two years of Ashford Trust acquiring the hotel property. The Company recognizes the related depreciation tax deduction at the time such FF&E is purchased by the Company and placed into service at Ashford Trust properties. However, the timing of the FF&E being purchased and placed into service is subject to uncertainties outside of the Company's control that could delay the realization of any tax benefit associated with the purchase of FF&E. See notes 11 and 17.

        On June 29, 2018, Ashford Trust acquired the Hilton Old Town Alexandria in Alexandria, Virginia, for a purchase price of $111.0 million. In connection with Ashford Trust's acquisition of the hotel, the Company was obligated to provide Ashford Trust with approximately $11.1 million in exchange for FF&E for use at Ashford Trust properties, in each case subject to the terms of the Ashford Trust ERFP Agreement. As of December 31, 2018, the Company had paid Ashford Trust $11.1 million of cash in exchange for FF&E that was subsequently leased back to Ashford Trust rent-free under the Ashford Trust ERFP Agreement. See notes 11 and 17.

        On August 7, 2018, at a Special Meeting of Stockholders, Ashford Inc. shareholders voted to approve certain matters related to Ashford Inc.'s acquisition of the project management business of Remington, including the issuance of 8,120,000 shares of Series B Cumulative Convertible Preferred Stock (the "Series B Convertible Preferred Stock").

        On August 8, 2018, we completed the acquisition of Premier, the project management business formerly conducted by certain affiliates of Remington, for a total transaction value of $203 million. As a result, the project management services that were previously provided by Remington Lodging & Hospitality, LLC, ("Remington Lodging") are now provided by a subsidiary of Ashford Inc. under the respective project management agreement with each customer, including Ashford Trust and Braemar. The purchase price was paid by issuing 8,120,000 shares of the Series B Convertible Preferred Stock to the sellers of Premier (the "Remington Sellers"), primarily MJB Investments, LP (which is wholly-owned by Monty J. Bennett, our Chief Executive Officer and Chairman of our board of directors), and his father Archie Bennett, Jr., the Chairman Emeritus of Ashford Trust (together, the "Bennetts"). The

ASHFORD INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

1. Organization and Description of Business (Continued)

Series B Convertible Preferred Stock has a conversion price of $140 per share and would convert into 1,450,000 shares of our common stock. Dividends on the Series B Convertible Preferred Stock are payable at an annual rate of 5.5% in the first year, 6.0% in the second year, and 6.5% in the third year and each year thereafter. In addition to certain separate class voting rights, the holders of the Series B Convertible Preferred Stock vote on an as-converted basis with the holders of the common stock on all matters submitted for approval by the holders of our capital stock possessing general voting rights. However, for five years following the closing of the acquisition of Premier, the Remington Sellers and their transferees are subject to certain voting restrictions with respect to shares in excess of 25% of the combined voting power of the Company's outstanding capital stock. The holders of the Series B Convertible Preferred Stock have certain conversion rights upon certain events constituting a change of control of the Company.

        In connection with the acquisition of Premier, we effected a holding company reorganization. The change in holding company organizational structure was effected by a merger, pursuant to which each issued and outstanding share of common stock, par value $0.01 per share, of our predecessor publicly-traded parent Ashford OAINC Inc. (formerly named Ashford Inc.) ("Old Ashford") was converted into one share of common stock, par value $0.01 per share, of the Company having the same rights, powers and preferences and the same qualifications, limitations and restrictions as a share of common stock of Old Ashford. As a result of the foregoing, we became the successor issuer of Old Ashford under Rule 12g-3 of the Securities and Exchange Act of 1934, as amended (the "Exchange Act"). Our common stock continues to be listed on the NYSE American under the symbol "AINC."

        On August 31, 2018, our RED operating subsidiary entered into a term loan of $1.8 million for which the creditor has recourse to Ashford Inc. The term loan bears interest at the Prime Rate plus 2.00% and matures on February 1, 2029.

        On September 28, 2018, we completed a public offering of 270,000 shares of common stock at a price to the public of $74.50 per share, resulting in gross proceeds of $20.1 million. The net proceeds from the sale of the shares after discounts and commissions to the underwriters and offering expenses were approximately $18.2 million. We also sold an additional 10,000 shares of common stock to the underwriters on October 10, 2018, in connection with the underwriters' partial exercise of their over-allotment option that had been granted to them in connection with the transaction. The net proceeds from the sale of the over-allotment shares after discounts and commissions to the underwriters were approximately $700,000.

        On October 31, 2018, Ashford Trust acquired the La Posada de Santa Fe ("La Posada") in Santa Fe, New Mexico, for a purchase price of $50 million. In connection with Ashford Trust's acquisition of the hotel, the Company was obligated to provide Ashford Trust with approximately $5.0 million in exchange for FF&E for use at Ashford Trust properties, in each case subject to the terms of the Ashford Trust ERFP Agreement. As of December 31, 2018, the Company had paid Ashford Trust $5.0 million of cash in exchange for FF&E that was subsequently leased back to Ashford Trust rent-free under the Ashford Trust ERFP Agreement. See notes 11 and 17.

        The accompanying consolidated financial statements reflect the operations of our advisory and asset management business, hospitality products and services business, investment management business and entities that we consolidate. Our advisory and asset management business and investment management business provides asset and investment management, accounting and legal services to

ASHFORD INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

1. Organization and Description of Business (Continued)

Ashford Trust and Braemar. In this report, the terms the "Company," "we," "us" or "our" refers to Ashford Inc. and all entities included in its consolidated financial statements.

2. Significant Accounting Policies

        Basis of Presentation and Principles of Consolidation—The accompanying consolidated financial statements, include the accounts of Ashford Inc., its majority-owned subsidiaries and entities which it controls. All significant intercompany accounts and transactions between these entities have been eliminated in these historical consolidated financial statements.

        A variable interest entity ("VIE") must be consolidated by a reporting entity if the reporting entity is the primary beneficiary because it has (i) the power to direct the VIE's activities that most significantly impact the VIE's economic performance, and (ii) the obligation to absorb losses of the VIE or the right to receive benefits from the VIE. We determine whether we are the primary beneficiary of a VIE upon our initial involvement with the VIE and we reassess whether we are the primary beneficiary of a VIE on an ongoing basis. Our determination of whether we are the primary beneficiary of a VIE is based upon the facts and circumstances for each VIE and requires significant judgment.

        Noncontrolling Interests—The following tables present information about our noncontrolling interests, including those related to consolidated VIEs, as of December 31, 2018 and 2017 (in thousands):

	December 31, 2018
	Ashford Holdings	J&S(3)	OpenKey(4)	Pure Wellness(5)	RED(6)
Ashford Inc. ownership interest	99.83%	85.00%	45.61%	70.00%	80.00%
Redeemable noncontrolling interests(1)(2)	0.17%	15.00%	29.65%	—%	—%
Noncontrolling interests in consolidated entities	—%	—%	24.74%	30.00%	20.00%

	100.00%	100.00%	100.00%	100.00%	100.00%

Carrying value of redeemable noncontrolling interests	$215	$1,858	$1,458	n/a	n/a
Redemption value adjustment, year-to-date	(180)	—	12	n/a	n/a
Redemption value adjustment, cumulative	178	—	2,033	n/a	n/a
Carrying value of noncontrolling interests	—	—	308	218	(68)
Assets, available only to settle subsidiary's obligations(7)	n/a	37,141	1,410	2,267	6,807
Liabilities(8)	n/a	24,836	421	1,977	2,839
Notes payable(8)	n/a	13,614	—	—	2,480
Revolving credit facility(8)	n/a	1,733	—	60	118

ASHFORD INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

2. Significant Accounting Policies (Continued)

	December 31, 2017
	Ashford Holdings	J&S(3)	OpenKey(4)	Pure Wellness(5)	RED(6)
Ashford Inc. ownership interest	99.80%	85.00%	43.90%	70.00%	—%
Redeemable noncontrolling interests(1)(2)	0.20%	15.00%	39.59%	—%	—%
Noncontrolling interests in consolidated entities	—%	—%	16.51%	30.00%	—%

	100.00%	100.00%	100.00%	100.00%	—%

Carrying value of redeemable noncontrolling interests	$385	$2,522	$2,204	n/a	n/a
Redemption value adjustment, year-to-date	224	—	1,046	n/a	n/a
Redemption value adjustment, cumulative	358	—	2,021	n/a	n/a
Carrying value of noncontrolling interests	—	439	128	205	—
Assets, available only to settle subsidiary's obligations(7)	n/a	36,951	1,403	1,865	—
Liabilities(8)	n/a	21,821	889	1,652	—
Notes payable(8)	n/a	9,917	—	220	—
Revolving credit facility(8)	n/a	814	—	100	—

(1)
Redeemable noncontrolling interests are included in the "mezzanine" section of our consolidated balance sheets as they may be redeemed by the holder for cash or registered shares in certain circumstances outside of the Company's control. The carrying value of the noncontrolling interests is based on the greater of the accumulated historical cost or the redemption value, which is generally fair value.

(2)
Redeemable noncontrolling interests in Ashford Holdings represent the members' proportionate share of equity in earnings/losses of Ashford Holdings. Net income/loss attributable to the common unit holders is allocated based on the weighted average ownership percentage of the members' interest.

(3)
Represents ownership interests in J&S, which we consolidate under the voting interest model. J&S provides audio visual products and services in the hospitality industry. See also notes 1, 13 and 14.

(4)
Represents ownership interests in OpenKey, a VIE for which we are considered the primary beneficiary and therefore we consolidate it. OpenKey is a hospitality focused mobile key platform that provides a universal smartphone app for keyless entry into hotel guest rooms. See also notes 1, 13 and 14.

(5)
Represents ownership interests in Pure Wellness, a VIE for which we are considered the primary beneficiary and therefore we consolidate it. Pure Wellness provides hypoallergenic premium rooms in the hospitality industry. See also notes 1 and 13.

(6)
Represents ownership interests in RED, a VIE for which we are considered the primary beneficiary and therefore we consolidate it. We are provided a preferred return on our investment in RED which is accounted for in our income allocation based on the applicable partnership agreement. RED is a provider of watersports activities and other travel and transportation services. See also notes 1 and 13.

ASHFORD INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

2. Significant Accounting Policies (Continued)

(7)
Total assets primarily consist of cash and cash equivalents and other assets that can only be used to settle the subsidiaries' obligations.

(8)
Liabilities consist primarily of accounts payable, accrued expenses and notes payable for which creditors do not have recourse to Ashford Inc. except in the case of the term loans and line of credit held by RED, for which the creditor has recourse to Ashford Inc.

        Unconsolidated VIEs—Our investments in certain unconsolidated entities are considered to be variable interests in the underlying entities. Because we do not have the power and financial responsibility to direct the unconsolidated entities' activities and operations, we are not considered to be the primary beneficiary of these entities on an ongoing basis and therefore such entities should not be consolidated. In evaluating VIEs, our analysis involves considerable management judgment and assumptions. We review the investments in unconsolidated entities for impairment in each reporting period pursuant to the applicable authoritative accounting guidance. An investment is impaired when its estimated fair value is less than the carrying amount of our investment. Any impairment is recorded in equity in earnings/loss in unconsolidated entities.

        We held an investment in an unconsolidated entity with a carrying value of $500,000 at both December 31, 2018 and 2017. No impairment of the investment was recorded during the year ended December 31, 2018 or 2017.

        Acquisitions—We account for acquisitions and investments in businesses as business combinations if the target meets the definition of a business and (a) the target is a VIE and we are the target's primary beneficiary, and therefore we must consolidate its financial statements, or (b) we acquire more than 50% of the voting interest of the target and it was not previously consolidated. We record business combinations using the acquisition method of accounting, which requires all of the assets acquired and liabilities assumed to be recorded at fair value as of the acquisition date. The excess of the purchase price over the estimated fair values of the net tangible and intangible assets acquired is recorded as goodwill. The application of the acquisition method of accounting for business combinations requires management to make significant estimates and assumptions in the determination of the fair value of assets acquired and liabilities assumed in order to properly allocate purchase price consideration between assets that are depreciated and amortized from goodwill. The fair value assigned to tangible and intangible assets acquired and liabilities assumed are based on management's estimates and assumptions, as well as other information compiled by management, including valuations that utilize customary valuation procedures and techniques. Significant assumptions and estimates include, but are not limited to, the cash flows that an asset is expected to generate in the future, the appropriate weighted-average cost of capital, and the cost savings expected to be derived from acquiring an asset, if applicable. If the actual results differ from the estimates and judgments used in these estimates, the amounts recorded in the consolidated financial statements may be exposed to potential impairment of the intangible assets and goodwill.

        If our investment involves the acquisition of an asset or group of assets that does not meet the definition of a business, the transaction is accounted for as an asset acquisition. An asset acquisition is recorded at cost, which includes capitalizing transaction costs, and does not result in the recognition of goodwill.

ASHFORD INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

2. Significant Accounting Policies (Continued)

        Use of Estimates—The preparation of these consolidated financial statements in accordance with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

        Cash and Cash Equivalents—Cash and cash equivalents include cash on hand or held in banks and short-term investments with an initial maturity of three months or less at the date of purchase.

        Restricted Cash—Restricted cash represents reserves for casualty insurance claims and the associated ancillary costs. At the beginning of each year, Ashford Inc.'s Risk Management department collects funds from the Ashford Trust and Braemar properties and their respective management companies of an amount equal to the actuarial forecast of that year's expected casualty claims and associated fees. These funds are deposited into restricted cash and used to pay casualty claims throughout the year as they are incurred. The offset to restricted cash amounts is included in other liabilities.

        Accounts Receivable—Accounts receivable consists primarily of receivables from customers of audio visual services. We maintain an allowance for doubtful accounts for estimated losses resulting from the inability of customers to make required payments for services. The allowance is recorded based on management's judgment regarding our ability to collect as well as the age of the receivables. Accounts receivable are written off when they are deemed uncollectible.

        Inventories—Inventories consist primarily of audio visual equipment and related accessories and are carried at the lower of cost or market value using the first-in, first-out ("FIFO") valuation method.

        Furniture, Fixtures and Equipment, net—We record furniture, fixtures and equipment at cost. We also capitalize certain costs incurred related to the development of internal use software. We capitalize costs incurred during the application development stage related to the development of internal use software. We expense costs incurred related to the planning and post-implementation phases of development as incurred. Assets are depreciated using the straight-line method over the estimated useful lives of the assets.

        Impairment of Furniture, Fixtures and Equipment—FF&E are reviewed for impairment whenever events or changes in circumstances indicate that their carrying amounts may not be recoverable. Recoverability of the asset is measured by comparison of the carrying amount of the asset to the estimated future undiscounted cash flows, which take into account current market conditions and our intent with respect to holding or disposing of the asset. If our analysis indicates that the carrying value of the asset is not recoverable on an undiscounted cash flow basis, we recognize an impairment charge for the amount by which the asset net book value exceeds its estimated fair value, or fair value, less cost to sell. In evaluating impairment of assets, we make many assumptions and estimates, including projected cash flows, expected holding period, and expected useful life. Fair value is determined through various valuation techniques, including internally developed discounted cash flow models, comparable market transactions and third-party appraisals, where considered necessary. Assets not yet placed into service are also reviewed for impairment whenever events or changes in circumstances indicate that all or a portion of the assets will not be placed into service. We recorded an impairment charge of $1.9 million for the year ended December 31, 2018. The impairment was recognized upon

ASHFORD INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

2. Significant Accounting Policies (Continued)

determination that a portion of capitalized software that was not eligible for reimbursement would not be placed into service. An impairment charge of $1.1 million was recorded for the year ended December 31, 2017, partially offset by recognition of deferred income from reimbursable expenses related to capitalized software implementation costs. The impairment was recognized upon determination that a portion of the software will not be placed into service. See note 17.

        Goodwill and Indefinite-Lived Intangible Assets—Goodwill is assigned to reporting units that are expected to benefit from the synergies of the business combination as of the acquisition date. Indefinite-lived intangible assets primarily include trademark rights resulting from our acquisition of J&S. We assess goodwill and indefinite-lived intangible assets, neither of which is amortized, for impairment annually as of October 1, or more frequently, if events and circumstances indicate impairment may have occurred. In the evaluation of goodwill for impairment, we typically perform a qualitative assessment to determine whether the fair value of the goodwill is more likely than not impaired. In considering the qualitative approach, we evaluated factors including, but not limited to, the operational stability and the overall financial performance of the reporting units. We may choose to bypass the qualitative assessment and perform a quantitative assessment and compare the fair value of the reporting unit to the carrying value and, if applicable, record an impairment charge based on the excess of the reporting unit's carrying amount over its fair value. We determine the fair value of a reporting unit based on either a market valuation approach or an analysis of discounted projected future operating cash flows using a discount rate that is commensurate with the risk inherent in our current business model. We base our measurement of fair value of trademarks using the relief-from-royalty method. This method assumes that the trademarks have value to the extent that their owner is relieved of the obligation to pay royalties for the benefits received from them. Based on the results of our annual impairment assessments, no impairment of goodwill or trademark rights was indicated. No indicators of impairment were identified from the date of our impairment assessments through December 31, 2018.

        Definite-Lived Intangible Assets—Definite-lived intangible assets primarily include customer relationships and management contracts resulting from our acquisitions of Premier, J&S and Pure Wellness. The Premier assets are not amortized on a straight-line basis, rather the assets are amortized in a manner that approximates the pattern of the assets' economic benefit to the Company over an estimated useful life of 30 years. The J&S and Pure Wellness assets are amortized using the straight-line method over the estimated useful lives of the assets. We review the carrying amount of the assets whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. If the carrying amount is not recoverable, we record an impairment charge for the excess of the carrying amount over the fair value. No indicators of impairment were identified as of December 31, 2018.

        Other Liabilities—Other liabilities primarily included a $7.8 million and $9.1 million reserve related to Ashford Trust and Braemar properties' casualty insurance claims and related fees as of December 31, 2018 and 2017, respectively. The estimated liability is established based upon an analysis of historical data and actuarial estimates.

        Revenue Recognition—See "Recently Adopted Accounting Standards" below and note 3.

        Salaries and Benefits—Salaries and benefits are expensed as incurred. Salaries and benefits includes expense for equity grants of Ashford Trust and Braemar common stock and performance-based Long-

ASHFORD INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

2. Significant Accounting Policies (Continued)

Term Incentive Plan ("LTIP") units awarded to our officers and employees in connection with providing advisory services equal to the fair value of the award in proportion to the requisite service period satisfied during the period. There is an offsetting amount, included in "advisory services" revenue. Salaries and benefits also includes changes in fair value in the deferred compensation plan liability. See note 16.

        General and Administrative—General and administrative costs are expensed as incurred, and include advertising costs of $905,000, $126,000 and $0 for the years ended December 31, 2018, 2017 and 2016, respectively.

        Depreciation and Amortization—Our FF&E is depreciated on a straight-line basis over the estimated useful lives of the assets. Leasehold improvements are depreciated over the shorter of the lease term or the estimated useful life of the related assets. Furniture and equipment, excluding our RED vessels, are depreciated using the straight-line method over lives ranging from 3 to 7.5 years and computer software placed into service is amortized on a straight-line basis over estimated useful lives ranging from 3 to 5 years. Our RED vessels are depreciated using the straight-line method over 20 years. While we believe our estimates are reasonable, a change in estimated useful lives could affect depreciation expense and net income/loss as well as resulting gains or losses on potential sales. See also the "Definite-Lived Intangible Assets" above.

        Equity-Based Compensation—Our equity incentive plan provides for the grant of restricted or unrestricted shares of our common stock, equity-based awards and other share awards, share appreciation rights, performance shares, performance units and other equity-based awards or any combination of the foregoing. Equity-based compensation included in "salaries and benefits" is accounted for at fair value based on the market price of the shares/options on the date of grant in accordance with applicable authoritative accounting guidance. The fair value is charged to compensation expense on a straight-line basis over the vesting period of the shares/options. Grants of restricted stock to independent directors are recorded at fair value based on the market price of our shares at grant date, and this amount is fully expensed in "general and administrative" expense as the grants of stock are fully vested on the date of grant. Our officers and employees can be granted common stock and LTIP units from Ashford Trust and Braemar in connection with providing advisory services that result in expense, included in "salaries and benefits," equal to the fair value of the award in proportion to the requisite service period satisfied during the period, as well as offsetting revenue in an equal amount included in "advisory services" revenue.

        Prior to the adoption of ASU 2018-07, Compensation—Stock Compensation (Topic 718): Improvements to Nonemployee Share-Based Payment Accounting ("ASU 2018-07") in the third quarter of 2018, equity-based awards granted to non-employees were accounted for at fair value based on the market price of the awards at period end, which resulted in recording expense equal to the fair value of the award in proportion to the requisite service period satisfied during the period. After the adoption of ASU 2018-07 in the third quarter of 2018, equity-based awards granted to non-employees are measured at the grant date and expensed ratably over the vesting period based on the original measurement date as the grant date. This results in the recording of expense equal to the ratable amount of the grant date fair value based on the requisite service period satisfied during the period.

        Other Comprehensive Income (Loss)—Comprehensive income consists of net income (loss) and foreign currency translation adjustments. The foreign currency translation adjustment represents the

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

2. Significant Accounting Policies (Continued)

unrealized impact of translating the financial statements of the J&S operations in Mexico and the Dominican Republic from their respective functional currencies to U.S. dollars. This amount is not included in net income and would only be realized upon the sale or upon complete or substantially complete liquidation of the foreign businesses. The accumulated other comprehensive income (loss) is presented on the consolidated balance sheets as of December 31, 2018 and 2017. There were no sources of other comprehensive income (loss) for the year ended December 31, 2016.

        Due to Affiliates—Due to affiliates represents current payables resulting from general and administrative expense, FF&E reimbursements, and contingent consideration associated with the acquisition of J&S. Due to affiliates is generally settled within a period not exceeding one year.

        Due from Ashford Trust OP—Due from Ashford Trust OP represents current receivables related to advisory services fees, incentive fees, reimbursable expenses and service business expenses. Due from Ashford Trust OP is generally settled within a period not exceeding one year.

        Due from Braemar OP—Due from Braemar OP represents current receivables related to advisory services fees, incentive fees, reimbursable expenses and service business expenses. Due from Braemar OP is generally settled within a period not exceeding one year.

        Income (Loss) Per Share—Basic income (loss) per common share is calculated by dividing net income (loss) attributable to the Company by the weighted average common shares outstanding during the period using the two-class method prescribed by applicable authoritative accounting guidance. Diluted income (loss) per common share is calculated using the two-class method, or the treasury stock method, if more dilutive. Diluted income (loss) per common share reflects the potential dilution that could occur if securities or other contracts to issue common shares were exercised or converted into common shares, whereby such exercise or conversion would result in lower income per share. See note 18.

        Deferred Compensation Plan—Effective January 1, 2008, Ashford Trust established a nonqualified deferred compensation plan ("DCP") for certain executive officers, which was assumed by the Company in connection with the separation from Ashford Trust. The plan allowed participants to defer up to 100% of their base salary and bonus and select an investment fund for measurement of the deferred compensation obligation. In connection with our spin-off and the assumption of the DCP obligation by the Company, the DCP was modified to give the participants various investment options, including Ashford Inc. common stock, for measurement that can be changed by the participant at any time. These modifications resulted in the DCP obligation being recorded as a liability in accordance with the applicable authoritative accounting guidance. Distributions under the DCP are made in cash, unless the participant has elected Ashford Inc. common stock as the investment option, in which case any such distributions would be made in Ashford Inc. common stock. Additionally, the DCP obligation is carried at fair value with changes in fair value reflected in "salaries and benefits" in our consolidated statements of operations. See note 16.

        Income Taxes—We are a taxable corporation for federal and state income tax purposes. Income tax expense includes U.S. federal and state income taxes and, beginning November 1, 2017, Mexico and Dominican Republic income taxes. In accordance with authoritative accounting guidance, we account for income taxes using the asset and liability method under which deferred tax assets and liabilities are recognized for future tax consequences attributable to differences between the consolidated financial

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

2. Significant Accounting Policies (Continued)

statement carrying amounts of existing assets and liabilities and their respective income tax bases. Valuation allowances are recorded to reduce deferred tax assets to the amount that will more likely than not be realized.

        During the third quarter of 2018, we determined that it was more likely than not that we would realize a significant portion of our deferred tax assets because we recorded a $43.7 million deferred tax liability in the third quarter of 2018, and the future reversal of deferred tax liabilities is a source of future taxable income that allows us to utilize our deferred tax assets. Accordingly, in the third quarter of 2018, we reversed the valuation allowance on our deferred tax assets by recording a $15.1 million deferred income tax benefit in the consolidated statement of operations. The deferred tax liability related to our Premier acquisition, and it is the result of recording our book basis in Premier's acquired intangible assets at fair value while the tax basis of these assets was recorded using the seller's carryover basis, which is lower than fair value.

        The "Income Taxes" topic of the Financial Accounting Standards Board's ("FASB") Accounting Standards Codification addresses the accounting for uncertainty in income taxes recognized in an enterprise's financial statements. The guidance requires us to determine whether tax positions we have taken or expect to take in a tax return are more likely than not to be sustained upon examination by the appropriate taxing authority based on the technical merits of the positions. Tax positions that do not meet the more likely than not threshold would be recorded as additional tax expense in the current period. We analyze all open tax years, as defined by the statute of limitations for each jurisdiction, which includes the federal jurisdiction and various states. We classify interest and penalties related to underpayment of income taxes as income tax expense. We and our subsidiaries file income tax returns in the U.S. federal jurisdiction and various states and cities, and, beginning November 1, 2017, in Mexico and the Dominican Republic. Tax years 2013 through 2017 remain subject to potential examination by certain federal and state taxing authorities.

        On December 22, 2017, President Trump signed the Tax Cuts and Jobs Act ("TCJA") into legislation. Under ASC 740, the effects of changes in tax rates and laws are recognized in the period in which the new legislation is enacted. In the case of U.S. federal income taxes, the enactment date is the date the bill becomes law (i.e., upon presidential signature). With respect to this legislation, we recorded a one-time income tax expense of approximately $303,000 due to a revaluation of our net deferred tax assets resulting from the decrease in the corporate federal income tax rate from 35% to 21% and elimination of the ability to carryback net operating losses generated after December 31, 2017. Additionally on December 22, 2017, the SEC staff issued Staff Accounting Bulletin No. 118 ("SAB 118") to address the application of U.S. GAAP in situations when a registrant does not have the necessary information available, prepared, or analyzed (including computations) in reasonable detail to complete the accounting for certain income tax effects of the TCJA. The Company recognized the provisional tax impacts related to the revaluation of deferred tax assets and liabilities and included these amounts in its consolidated financial statements for the year ended December 31, 2017. As of December 31, 2018, we have finalized our accounting for the impacts of the TCJA. There were no changes to the provision amounts previously recorded.

        Recently Adopted Accounting Standards—In May 2014, the FASB issued ASU 2014-09, also referred to as "ASC 606" Revenue from Contracts with Customers. The core principle of the guidance is that an entity shall recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those

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2. Significant Accounting Policies (Continued)

goods or services. An entity is required to (a) identify the contract(s) with a customer, (b) identify the performance obligations in the contract, (c) determine the transaction price, (d) allocate the transaction price to the performance obligations in the contract, and (e) recognize revenue when (or as) the entity satisfies a performance obligation. In determining the transaction price, an entity may include variable consideration only to the extent that it is probable that a significant reversal in the amount of cumulative revenue recognized would not occur when the uncertainty associated with the variable consideration is resolved. ASC 606 also specifies the accounting for certain costs to obtain or fulfill a contract with a customer. In addition, the new guidance requires improved disclosures to help users of financial statements better understand the nature, amount, timing, and uncertainty of revenue that is recognized.

        Effective January 1, 2018, we adopted the new standard using the modified retrospective approach. Based on our assessment, adoption of the new guidance did not require a cumulative-effect adjustment to the opening retained earnings on January 1, 2018. We expect the new standard's impact on net income will be immaterial on an ongoing annual basis; however, the Company does anticipate that the new standard will have an impact on its revenues in interim periods due to timing. The primary impact of adopting the new standard relates to the timing of recognition of incentive advisory fees, which are a form of variable consideration and therefore must be (i) deferred until such fees are probable of not being subject to significant reversal, and (ii) tied to a performance obligation in the contract with the customer so that revenue recognition depicts the transfer of the related advisory services to the customer. Accordingly, the Company no longer records incentive advisory fee revenue in interim periods prior to the fourth quarter of the year in which the incentive fee is measured. The Company expects that this could impact its revenues in future interim periods, but we are unable to estimate the impact because future incentive advisory fees are calculated based on future changes in total stockholder return of our REIT clients compared to the total stockholder return of their respective peer group. There are no material changes in revenue recognition for audio visual, investment management reimbursements, debt placement fees, claims management services revenue, lease revenue or other services revenue. See note 3 for additional information regarding our adoption of ASC 606.

        In January 2016, the FASB issued ASU 2016-01, Recognition and Measurement of Financial Assets and Financial Liabilities ("ASU 2016-01"), which requires an entity to: (i) measure equity investments at fair value through net income, with certain exceptions; (ii) present in OCI the changes in instrument-specific credit risk for financial liabilities measured using the fair value option; (iii) present financial assets and financial liabilities by measurement category and form of financial asset; (iv) calculate the fair value of financial instruments for disclosure purposes based on an exit price; and (v) assess a valuation allowance on deferred tax assets related to unrealized losses of AFS debt securities in combination with other deferred tax assets. ASU 2016-01 provides an election to subsequently measure certain nonmarketable equity investments at cost less any impairment and adjusted for certain observable price changes. It also requires a qualitative impairment assessment of such equity investments and amends certain fair value disclosure requirements. ASU 2016-01 is effective for fiscal years beginning after December 15, 2017, including interim periods within those fiscal years. Certain provisions of ASU 2016-01 are eligible for early adoption. In February 2018, the FASB issued ASU 2018-03, as technical corrections and improvements to amend and clarify certain aspects of the guidance issued in ASU 2016-01. We have adopted this standard effective January 1, 2018, and the adoption of this standard did not have a material impact on our consolidated financial statements and related disclosures. See "Unconsolidated VIEs" above.

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2. Significant Accounting Policies (Continued)

        In August 2016, the FASB issued ASU 2016-15, Statement of Cash Flows (Topic 230): Classification of Certain Cash Receipts and Cash Payments—a consensus of the Emerging Issues Task Force ("ASU 2016-15"). The new guidance is intended to reduce diversity in practice in how certain transactions are classified in the statement of cash flows. Certain issues addressed in this guidance include debt payments or debt extinguishment costs, contingent consideration payments made after a business combination, proceeds from the settlement of insurance claims, distributions received from equity method investments and beneficial interests in securitization transactions. We adopted this standard retrospectively effective January 1, 2018, and the adoption of this standard did not have a material impact on our consolidated statements of cash flows and related disclosures for the year ended December 31, 2017 and December 31, 2016. For the year ended December 31, 2018, the adoption of ASU 2016-15 resulted in the bifurcation of the $2.6 million contingent consideration payment associated with the acquisition of J&S between financing and operating cash flows (included in payments "due to affiliates") in the amounts of $1.2 million and $1.4 million, respectively, within our consolidated statements of cash flows. See notes 5 and 9.

        In January 2017, the FASB issued ASU 2017-01, Business Combinations (Topic 805)—Clarifying the Definition of a Business ("ASU 2017-01"), which clarifies the definition of a business with the objective of adding guidance to assist entities with evaluating whether a transaction should be accounted for as an acquisition (or disposal) of an asset or a business. We have adopted this standard effective January 1, 2018.

        In June 2018, the FASB issued ASU 2018-07, Compensation—Stock Compensation (Topic 718): Improvements to Nonemployee Share-Based Payment Accounting. ASU 2018-07 expands the scope of Topic 718 to include share-based payment transactions for acquiring goods and services from non-employees and aligns the guidance for share-based payments to non-employees with the requirements for share-based payments granted to employees. The ASU is effective for fiscal years beginning after December 15, 2018, including interim periods within those fiscal years. We elected to early adopt the standard effective July 1, 2018, and the adoption of this standard did not have a material impact on our consolidated financial statements and related disclosures.

        Recently Issued Accounting Standards—In February 2016, the FASB issued ASU 2016-02, Leases ("ASU 2016-02"). The new standard establishes a right-of-use ("ROU") model that requires a lessee to record an ROU asset and a lease liability on the balance sheet for all leases with terms longer than 12 months. Leases will be classified as either finance or operating, with classification affecting the pattern of expense recognition in the income statement. In July 2018, the FASB issued ASU 2018-10, Codification Improvements to Topic 842, Leases ("ASU 2018-10") and ASU 2018-11, Leases (Topic 842), Targeted Improvements ("ASU 2018-11"). The amendments in ASU 2018-10 affect only narrow aspects of the guidance issued in the amendments in ASU 2016-02, including but not limited to lease residual value guarantee, rate implicit in the lease, lease term and purchase option. The amendments in ASU 2018-11 provide an optional transition method for adoption of the new standard, which will allow entities to continue to apply the legacy guidance in ASC 840, including its disclosure requirements, in the comparative periods presented in the year of adoption. In December 2018, the FASB issued ASU 2018-20, Leases (Topic 842), Narrow-Scope Improvements for Lessors ("ASU 2018-20"). The amendments create a lessor practical expedient applicable to sales and other similar taxes incurred in connection with a lease, and simplify lessor accounting for lessor costs paid by the lessee. ASU 2016-02 is effective for annual and interim periods for fiscal years beginning after December 15, 2018, which

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

2. Significant Accounting Policies (Continued)

will require us to adopt these provisions in the first quarter of 2019 on a modified retrospective basis with an option to use the transition relief provided in ASU 2018-11. The accounting for leases under which we are the lessor remains largely unchanged. While we continue evaluating our lease portfolio to assess the impact that ASU 2016-02 will have on our consolidated financial statements, we expect the primary impact to our consolidated financial statements upon adoption will be the recognition, on a discounted basis, of our future minimum rentals due under noncancellable leases on our consolidated balance sheet resulting in the recording of ROU assets and lease obligations estimated to be between $23.6 million and $28.8 million. Upon adoption, we will not recognize lease revenue for our rent-free leases of FF&E commencing on or after the adoption date under our ERFP agreements with our related parties Ashford Trust and Braemar. We expect to elect the package of practical expedients in transition that permits entities not to reassess whether any expired or existing contracts are or contain leases, to retain the lease classification and to continue to capitalize initial direct costs for any leases that exist prior to adoption of the standard. We expect to use the transition method in ASU 2018-11 that allows us to adopt the new lease standard effective January 1, 2019, and not reevaluate or recast prior periods. However, we are still evaluating the available transition methods. We are implementing repeatable processes to manage ongoing lease data collection and analysis, and evaluating accounting policies and internal controls that will be impacted by the new standards.

        In June 2016, the FASB issued ASU 2016-13, Financial Instruments—Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments ("ASU 2016-13"). ASU 2016-13 sets forth an "expected credit loss" impairment model to replace the current "incurred loss" method of recognizing credit losses. The standard requires measurement and recognition of expected credit losses for most financial assets held. ASU 2016-13 is effective for fiscal years beginning after December 15, 2019, including interim periods within those fiscal years. Early adoption is permitted for periods beginning after December 15, 2018. In November 2018, the FASB issued ASU 2018-19, Codification Improvements to Topic 326, Financial Instruments—Credit Losses. ASU 2016-13 introduced an expected credit loss methodology for the impairment of financial assets measured at amortized cost basis. That methodology replaces the probable, incurred loss model for those assets. ASU 2018-19 is the final version of Proposed Accounting Standards Update 2018-270, which has been deleted. Additionally, the amendments clarify that receivables arising from operating leases are not within the scope of Subtopic 326-20. Instead, impairment of receivables arising from operating leases should be accounted for in accordance with Topic 842, Leases. We are currently evaluating the impact that ASU 2016-13 will have on the consolidated financial statements and related disclosures.

        In January 2017, the FASB issued ASU 2017-04, Intangibles—Goodwill and Other (Topic 350): Simplifying the Test for Goodwill Impairment ("ASU 2017-04"), which removes the requirement to compare the implied fair value of goodwill with its carrying amount as part of step 2 of the goodwill impairment test. As a result, under ASU 2017-04, an entity should perform its annual, or interim, goodwill impairment test by comparing the fair value of a reporting unit with its carrying amount and should recognize an impairment charge for the amount by which the carrying amount exceeds the reporting unit's fair value. However, the loss recognized should not exceed the total amount of goodwill allocated to that reporting unit. In addition, ASU 2017-04 clarifies that an entity should consider income tax effects from any tax deductible goodwill on the carrying amount of the reporting unit when measuring the goodwill impairment loss, if applicable. ASU 2017-04 is effective for fiscal years beginning after December 15, 2019. Early adoption is permitted for interim or annual goodwill impairment tests performed on testing dates after January 1, 2017. We are evaluating the impact that ASU 2017-04 will have on our consolidated financial statements and related disclosures.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

2. Significant Accounting Policies (Continued)

        In August 2018, the FASB issued ASU 2018-13, Fair Value Measurement (Topic 820): Disclosure Framework—Changes to the Disclosure Requirements for Fair Value Measurement ("ASU 2018-13"). ASU 2018-13 modifies certain disclosure requirements related to fair value measurements including requiring disclosures on changes in unrealized gains and losses in other comprehensive income for recurring Level 3 fair value measurements and a requirement to disclose the range and weighted average of significant unobservable inputs used to develop Level 3 fair value measurements. The ASU is effective for fiscal years beginning after December 15, 2019, including interim periods within those fiscal years. Early adoption is permitted. We are currently evaluating the impact that ASU 2018-13 will have on our consolidated financial statements.

        In August 2018, the FASB issued ASU 2018-15, Intangibles—Goodwill and Other—Internal-Use Software (Subtopic 350-40): Customer's Accounting for Implementation Costs Incurred in a Cloud Computing Arrangement that is a Service Contract ("ASU 2018-15"). ASU 2018-15 aligns the requirements for capitalizing implementation costs incurred in a hosting arrangement that is a service contract with the requirements for capitalizing implementation costs incurred to develop or obtain internal-use software as well as hosting arrangements that include an internal-use software license. The ASU is effective for fiscal years beginning after December 15, 2019, including interim periods within those fiscal years. Early adoption is permitted. We are currently evaluating the impact that ASU 2018-15 will have on our consolidated financial statements.

3. Revenues

        Revenue Recognition—Revenues are recognized when control of the promised goods or services is transferred to our customers, in an amount that reflects the consideration we expect to be entitled to in exchange for those goods or services.

        We determine revenue recognition through the following steps:

  •
  Identification of the contract, or contracts, with a customer

  •
  Identification of the performance obligations in the contract

  •
  Determination of the transaction price

  •
  Allocation of the transaction price to the performance obligations in the contract

  •
  Recognition of revenue when, or as, we satisfy a performance obligation

        The following provides detailed information on the recognition of our revenues from contracts with customers:

  Advisory Services Revenue

        Advisory services revenue is reported within our REIT Advisory segment and primarily consists of advisory fees and expense reimbursements that are recognized when services have been rendered. Advisory fees consist of base fees and incentive fees. For Ashford Trust, the base fee was paid quarterly and ranges from 0.50% to 0.70% per annum of the total market capitalization ranging from less than $6.0 billion to greater than $10.0 billion plus, prior to June 26, 2018, the Key Money Asset Management Fee, as defined in the amended and restated advisory agreement, subject to certain minimums. Upon effectiveness of the Enhanced Return Funding Program Agreement and Amendment

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

3. Revenues (Continued)

No. 1 to the Amended and Restated Advisory Agreement on June 29, 2018, the base fee is paid monthly and ranges from 0.50% to 0.70% per annum of the total market capitalization ranging from less than $6.0 billion to greater than $10.0 billion plus the Net Asset Fee Adjustment, as defined in the amended and restated advisory agreement, as amended, subject to certain minimums. The Braemar base fee is paid monthly and is fixed at 0.70% of Braemar's total market capitalization plus the Key Money Asset Management Fee, as defined in the advisory agreement, subject to certain minimums. Reimbursements for overhead, internal audit, risk management advisory services and asset management services, including compensation, benefits and travel expense reimbursements, are recognized when services have been rendered. We record advisory revenue for equity grants of Ashford Trust and Braemar common stock and LTIP units awarded to our officers and employees in connection with providing advisory services equal to the fair value of the award in proportion to the requisite service period satisfied during the period, as well an offsetting expense in an equal amount included in "salaries and benefits."

        Incentive advisory fees are measured annually in each year that Ashford Trust's and/or Braemar's annual total stockholder return exceeds the average annual total stockholder return for each company's respective peer group, subject to the Fixed Charge Coverage Ratio Condition (the "FCCR Condition"), as defined in the respective advisory agreements. Incentive advisory fees are paid over a three-year period and each payment is subject to the FCCR Condition, which relates to the ratio of adjusted EBITDA to fixed charges for Ashford Trust or Braemar, as applicable. Historically, during the incentive advisory fee measurement period (i.e. the first year of each three year period), incentive advisory fees have been accrued (or reversed) quarterly based on the amount that would be due pursuant to the applicable advisory agreements as of the interim balance sheet date. The second and third year installments of incentive advisory fees have been recognized as revenue on a pro-rata basis each quarter for the amounts determined in the first year measurement period, subject to the December 31 FCCR Condition each year. Effective with our January 1, 2018 adoption of ASC 606, we no longer record the first year's installment of incentive advisory fee revenue in interim periods prior to the fourth quarter. Prior to measurement in the fourth quarter of each year, our first year installment of incentive advisory fees are subject to significant fluctuation (i.e. based on annual total stockholder returns) and are contingent on a future event during the measurement period (e.g. meeting the FCCR Condition). Accordingly, incentive advisory fees will generally be recognized only upon measurement in the fourth quarter of the first year of the three year period. The second and third year installments of incentive advisory fees are recognized as revenue on a pro-rata basis each quarter as such amounts are not subject to significant reversal. In the fourth quarter of 2018, we recognized $678,000 of incentive advisory fees related to the first year installment of the Braemar 2018 incentive advisory fee. Ashford Trust's annual total stockholder return did not meet the relevant incentive fee thresholds during the 2018 measurement period.

  Audio Visual Revenue

        Audio visual revenue primarily consists of revenue generated within our J&S segment by providing event technology services such as audio visual services, audio visual equipment rental, staging and meeting services and event-related communication systems as well as related technical support, to our customers in various venues including hotels and convention centers. Revenue is recognized in the period in which services are provided pursuant to the terms of the contractual arrangements with our customers. We also evaluate whether it is appropriate to present (i) the gross amount that our

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

3. Revenues (Continued)

customers pay for our services as revenue, and the related commissions paid to the venue as cost of revenue, or (ii) the net amount (gross revenue less the related commissions paid to the venue) as revenue. We are responsible for the delivery of the services, including providing the necessary labor and equipment to perform the services. We are generally subject to inventory risk, have latitude in establishing prices and selecting suppliers and, while in many cases the venue bills the end customer on our behalf, we bear the risk of collection from the customer. The venues' commissions are not dependent on collections. As a result, our revenue is primarily reported on a gross basis. Cost of revenues for audio visual principally includes commissions paid to venues, direct labor costs, the cost of equipment sub-rentals, depreciation of equipment, amortization of signing bonuses, as well as other costs such as supplies, freight, travel and other overhead from our venue and customer facing operations and any losses on equipment disposal.

  Project Management Revenue

        Project management revenue primarily consists of revenue generated within our Premier segment by providing development and construction, capital improvements, refurbishment, project management, and other services such as purchasing, interior design, freight management, and construction management services at properties. Premier receives fees for these services and recognizes revenue over time as services are provided to the customer. Project management revenue also includes revenue from reimbursable costs for accounting, overhead and project manager services provided to projects owned by affiliates of Ashford Trust, Braemar and other owners.

  Other Revenue

        Debt placement fees include revenues earned from providing debt placement services by Lismore Capital, our wholly-owned subsidiary. These fees are recognized based on a stated percentage of the loan amount when services have been rendered and the subject loan has closed.

        Certain of our consolidated entities enter into contracts with customers that contain multiple performance obligations. For these contracts, we account for individual performance obligations separately if they are distinct. The transaction price is allocated to the separate performance obligations on a relative standalone selling price basis. We determine the standalone selling prices based on our consolidated entities' overall pricing objectives taking into consideration market conditions and other factors, including the customer and the nature and value of the performance obligations within the applicable contracts.

  Deferred Revenue and Contract Balances

        Deferred revenue primarily consists of customer billings in advance of revenues being recognized from our advisory agreements and other hospitality products and services contracts. Generally, deferred revenue that could result in a cash payment within the next twelve-month period is recorded as current deferred revenue and the remaining portion is recorded as noncurrent. The increase in the deferred revenue balance is primarily driven by cash payments received or due in advance of satisfying our performance obligations, offset by revenues recognized that were included in the deferred revenue balance at the beginning of the period.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

3. Revenues (Continued)

        The following table summarizes our consolidated deferred revenue activity (in thousands):

Deferred Revenue
Balance as of January 1, 2018	$13,899
Increases to deferred revenue	7,781
Recognition of revenue(1)	(8,136)

Balance as of December 31, 2018	$13,544

(1)
Includes (a) $2.1 million of advisory revenue primarily related to our advisory agreements with Ashford Trust and Braemar, (b) $3.8 million of audio visual revenue, and (c) $2.2 million of "other services" revenue earned by our hospitality products and services companies.

        We do not disclose information about remaining performance obligations pertaining to contracts that have an original expected duration of one year or less. The transaction price allocated to remaining unsatisfied or partially unsatisfied performance obligations with an original expected duration exceeding one year was primarily related to (i) reimbursed software costs that will be recognized evenly over the period the software is used to provide advisory services to Ashford Trust and Braemar, and (ii) a $5.0 million cash payment received in June 2017 from Braemar in connection with our Fourth Amended and Restated Braemar Advisory Agreement, which is recognized evenly over the 10-year initial contract period that we are providing Braemar advisory services. Incentive advisory fees that are contingent upon future market performance are excluded as the fees are considered variable and not included in the transaction price at December 31, 2018.

        The timing of revenue recognition may differ from the timing of payment by customers. We record a receivable when revenue is recognized prior to payment and we have an unconditional right to payment. Alternatively, when payment precedes the provision of the related services, we record deferred revenue until the performance obligations are satisfied. We had receivables related to revenues from contracts with customers of $4.9 million and $5.1 million included in "accounts receivable, net" primarily related to our hospitality products and services segment, $45,000 and $0 in "due from affiliates," $5.3 million and $13.3 million in "due from Ashford Trust OP," and $2.0 million and $1.7 million included in "due from Braemar OP" related to REIT advisory services at December 31, 2018 and December 31, 2017, respectively. We had no significant impairments related to these receivables during the year ended December 31, 2018.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

3. Revenues (Continued)

Disaggregated Revenue

        Our revenues were comprised of the following for the three year period ending December 31, 2018 (in thousands):

	Year Ended December 31,
	2018	2017	2016
Advisory services revenue:
Base advisory fee	$44,905	$43,523	$43,043
Incentive advisory fee	2,487	3,083	3,083
Reimbursable expenses	9,837	9,705	8,859
Equity-based compensation	31,726	9,394	12,243
Other advisory revenue	521	277	—

Total advisory services revenue(2)	89,476	65,982	67,228
Audio visual revenue	81,186	9,186	—
Project management revenue	10,634	—	—
Other revenue:
Investment management reimbursements(2)	1,156	1,976	—
Debt placement fees(2)	6,093	1,137	—
Claims management services(2)	213	—	—
Lease revenue(2)	1,005	893	335
Other services(3)	5,757	2,399	44

Total other revenue	14,224	6,405	379

Total revenue	$195,520	$81,573	$67,607

REVENUE BY SEGMENT(1)
REIT advisory	$97,943	$69,988	$67,563
Premier	10,634	—	—
J&S	81,186	9,186	—
OpenKey	999	327	44
Corporate and other	4,758	2,072	—

Total revenue	$195,520	$81,573	$67,607

(1)
We have four reportable segments: REIT Advisory, Premier, J&S and OpenKey. We combine the operating results of Pure Wellness and RED into an "all other" category, which we refer to as "Corporate and Other." See note 19 for discussion of segment reporting.

(2)
Indicates REIT advisory revenue.

(3)
Other services revenue relates to other hotel products and services provided by our consolidated subsidiaries, OpenKey, Pure Wellness and RED, to Ashford Trust, Braemar and third parties.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

3. Revenues (Continued)

Geographic Information

        Our REIT Advisory, Premier, OpenKey, and Corporate and Other reporting segments conduct their business within the United States. Our J&S reporting segment conducts business in the United States, Mexico, and the Dominican Republic. The following table presents revenue from our J&S reporting segment geographically for the years ended December 31, 2018 and December 31, 2017, respectively (in thousands):

	Year Ended December 31,

	2018	2017(1)

United States	$60,241	$6,033
Mexico	15,429	2,760
Dominican Republic	5,516	393

	$81,186	$9,186

(1)
Prior period amounts were not adjusted for the adoption of the new revenue recognition guidance under ASC 606.

4. Furniture, Fixtures and Equipment, net

        Furniture, fixtures and equipment, net, consisted of the following (in thousands):

	December 31,
	2018	2017
Rental pool equipment	$16,386	$7,711
FF&E under the Ashford Trust ERFP Agreement	16,100	—
FF&E	9,342	7,862
Marine vessels	5,854	—
Leasehold improvements	1,022	804
Computer software	7,132	8,626

Total cost	55,836	25,003
Accumulated depreciation	(7,889)	(3,849)

Furniture, fixtures and equipment, net	$47,947	$21,154

        For the years ended December 31, 2018, 2017 and 2016, depreciation expense was $4.0 million, $2.3 million and $1.2 million, respectively. As of December 31, 2018 and 2017, computer software of $0 and $4.7 million, respectively, has not been placed into service and no amortization was recorded related to those assets. Depreciation and amortization expense for the years ended December 31, 2018 and 2017, excludes depreciation expense related to audio visual rental pool equipment of $3.8 million and $411,000, respectively, which is included in cost of revenues for audio visual, and also excludes depreciation expense related to marine vessels of $172,000 for the year ended December 31, 2018, which is included in "other" operating expense.

ASHFORD INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

5. Acquisitions

Premier

        On August 8, 2018, we completed the acquisition of Premier for a total transaction value of $203 million. Premier provides construction management, interior design, architectural oversight, and the purchasing, expediting, warehousing coordination, freight management, and supervision of installation of FF&E, and related services. The purchase price was paid by issuing 8,120,000 shares of the newly created Series B Convertible Preferred Stock to the sellers. See note 14 for further discussion of the Series B Convertible Preferred Stock. The results of operations of Premier are included in our consolidated financial statements from the date of acquisition.

        The acquisition of Premier has been recorded using the acquisition method of accounting in accordance with the authoritative guidance for business combinations. The holding company reorganization that we effected in connection with the Premier acquisition was accounted for as a common control transaction. The purchase price allocation for the acquisition of Premier is based on our valuation of the fair value of the tangible and intangible assets acquired and liabilities assumed at the date of acquisition. We have completed our preliminary valuation to determine the fair value of the identifiable assets acquired and liabilities assumed. The fair values of the assets acquired were determined using various valuation techniques, including an income approach. The fair value measurements were primarily based on significant inputs that are not directly observable in the market and are considered Level 3 under the fair value measurements and disclosure framework. Key assumptions include cash flow projections of Premier and the discount rate applied to those cash flows. The excess of the purchase price over the estimated fair values of the identifiable net assets acquired was recorded as goodwill.

        We have allocated the purchase price to the assets acquired and liabilities assumed on a preliminary basis using estimated fair value information currently available. During the fourth quarter of 2018, we recorded a $600,000 adjustment to increase the deferred tax liability and a corresponding increase to goodwill on the consolidated balance sheet. We are in the process of evaluating the values assigned to working capital balances and intangible assets. Thus, the balances reflected below are subject to change, and any such changes could result in adjustments to the allocation.

        The fair value of the purchase price and the preliminary allocation of the purchase price is as follows (in thousands):

Series B cumulative convertible preferred stock	$203,000
Preferred stock discount	(2,883)

Total fair value of purchase price	$200,117

ASHFORD INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

5. Acquisitions (Continued)

	Fair Value	Estimated Useful Life
Current assets including cash	$3,878
Furniture, fixtures and equipment	47
Goodwill	53,517
Management contracts	188,800	30 years

Total assets acquired	246,242

Current liabilities	2,378
Deferred tax liability	43,747

Total assumed liabilities	46,125

Net assets acquired	$200,117

        We do not expect any of the goodwill balance to be deductible for tax purposes.

Results of Premier

        The results of operations of Premier have been included in our results of operations since the acquisition date. Our consolidated statement of operations for the year ended December 31, 2018 include total revenue of $10.6 million and net income of $777,000 from Premier. The unaudited pro forma results of operations, as if the acquisition had occurred on January 1, 2017, are included below under "Pro Forma Financial Results."

J&S

        On November 1, 2017, we completed the acquisition of an 85% controlling interest in J&S. J&S provides an integrated suite of audio visual services including show and event services, hospitality services, creative services and design & integration services to its customers in various venues including hotels and convention centers in the United States, Mexico and the Dominican Republic.

        The purchase price of approximately $25.5 million consisted of (i) $19.2 million in cash of which $10.0 million was funded with a term loan; (ii) 70,318 shares of Ashford Inc. common stock, which was determined based on an agreed upon value of approximately $4.3 million using a thirty-day volume weighted average price per share of $60.44 and had an estimated fair value of approximately $5.1 million as of the acquisition date; and (iii) contingent consideration with an estimated fair value of approximately $1.2 million. The results of operations of J&S were included in our consolidated financial statements from the date of acquisition.

        The acquisition of J&S was recorded using the acquisition method of accounting in accordance with the authoritative guidance for business combinations, and the purchase price allocation is based on our valuation of the fair value of the tangible and intangible assets acquired and liabilities assumed at the date of acquisition. The fair values of the assets acquired were determined using various valuation techniques, including an income approach. The fair value measurements were primarily based on significant inputs that are not directly observable in the market and are considered Level 3 under the fair value measurements and disclosure framework. Key assumptions include cash flow projections of J&S and the discount rate applied to those cash flows. The excess of the purchase price over the estimated fair values of the identifiable net assets acquired was recorded as goodwill.

ASHFORD INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

5. Acquisitions (Continued)

        As of December 31, 2018, we have finalized the valuation of the acquired assets and liabilities associated with the acquisition. The final fair value analysis resulted in a $6.6 million adjustment to increase the value of the acquired FF&E to their estimated fair value and a corresponding decrease to goodwill on the consolidated balance sheet. We also recorded approximately $1.0 million of incremental depreciation expense, which was primarily included in "cost of revenues for audio visual" in our consolidated statements of operations, during the third quarter of 2018.

        Additionally, the J&S operating subsidiary acquired an affiliate that it controls for a nominal amount. We recorded a $327,000 adjustment to reverse the fair value allocated to the noncontrolling interest and a corresponding decrease to goodwill on the consolidated balance sheet. We do not expect any further adjustments to the purchase price allocation.

        The fair value of the purchase price and final allocation of the purchase price is as follows (in thousands):

Cash	$9,176
Term loan	10,000
Fair value of Ashford Inc. common stock	5,063
Fair value of contingent consideration	1,196

Purchase price consideration	25,435
Fair value of redeemable noncontrolling interest	2,724

Total fair value of purchase price	$28,159

	Fair Value	Estimated Useful Life
Current assets including cash	$6,564
Furniture, fixtures and equipment	15,633	5 years
Goodwill	5,384
Trademarks	3,201
Customer relationships	6,519	7 years
Other assets	129

Total assets acquired	37,430

Current liabilities	7,080
Notes payable, current	445
Deferred income	1,213
Note payable, non-current	533

Total assumed liabilities	9,271

Net assets acquired	$28,159

        We expect approximately $9.9 million of the goodwill balance to be deductible for tax purposes. The qualitative factors that make up the recorded goodwill include value associated with an assembled workforce and value attributable to expanding J&S' operations through our relationships with Ashford Trust and Braemar.

ASHFORD INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

5. Acquisitions (Continued)

Results of J&S

        The results of operations of J&S have been included in our results of operations since the acquisition date. Our consolidated statements of operations for the years ended December 31, 2018 and 2017 include total revenues of $81.2 million and $9.2 million, respectively. In addition, our consolidated statements of operations for the years ended December 31, 2018 and 2017 include net losses from J&S of $1.8 million and $657,000, respectively. The unaudited pro forma results of operations, as if the acquisition had occurred on January 1, 2017, are included below under "Pro Forma Financial Results."

Pure Wellness

        On April 6, 2017, we acquired a 70% interest in Pure Wellness. Pure Wellness' patented 7-step purification process treats a room's surfaces, including the air, and removes up to 99% of pollutants. To consummate the acquisition, Ashford Services entered into the LLC Agreement with Pure Wellness, pursuant to which Ashford Services became the sole owner of the common equity, or Series A Units. In conjunction with the LLC Agreement, Ashford Services contributed $97,000 cash to Pure Wellness as required by the LLC Agreement. Pursuant to the Contribution Agreement, by and among Pure Wellness (as contributee) and the Sellers, the Sellers contributed liabilities, net of assets, of the predecessor operating company, Pure Wellness NA, LLC, with a fair value of $532,000 in exchange for certain equity interests in Pure Wellness, including 30% of the Series A Units, 100% of the Series B-1 Units, and 50% of the Series B-2 Units. The fair value of the remaining equity consideration included $42,000 of Series A Units, $181,000 of Series B-1 Units, and $202,000 of Series B-2 Units, totaling $425,000. As a result of the Contribution Agreement, our equity interest in Pure Wellness was 70%.

        Per the LLC Agreement, the Series A Units are voting units and have the voting rights set forth in the Contribution Agreement but do not have management participation rights. The Series B-1 Units and Series B-2 Units are non-voting units and do not have voting or management participation rights. The distribution waterfall provides seniority as follows: Series B-1, Series B-2, then Series A. There is no coupon or other preference associated with the Series B-1 and B-2 unit classes. During the year ended December 31, 2017, the Series B-1 unit holders redeemed their Series B-1 units for $200,000.

        The acquisition of Pure Wellness has been recorded using the acquisition method of accounting in accordance with the authoritative guidance for business combinations, and the purchase price allocation is based on our valuation of the fair value of the tangible and intangible assets acquired and liabilities assumed at the date of acquisition. During the fourth quarter of 2017, we finalized the valuation of the acquired assets and liabilities associated with the Pure Wellness acquisition. The final fair value analysis did not result in a material change on the consolidated balance sheet, and we do not expect any further adjustments to the purchase price allocation. The fair values of the assets acquired were determined using various valuation techniques, including an income approach. The fair value measurements were primarily based on significant inputs that are not directly observable in the market and are considered Level 3 under the fair value measurements and disclosure framework. Key assumptions include cash flow projections of Pure Wellness and the discount rate applied to those cash flows. The excess of the purchase price over the estimated fair values of the identifiable net assets acquired was recorded as goodwill.

ASHFORD INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

5. Acquisitions (Continued)

        The fair value of the equity consideration of $425,000 is allocated as follows (in thousands):

	Fair Value	Estimated Useful Life
Cash	$129
Furniture, fixtures and equipment	170	3 years
Customer relationships	175	5 years
Goodwill	782

Total assets acquired	1,256

Line of credit	100
Note payable	375
Other assumed liabilities, net	356

Total assumed liabilities	831

Net assets acquired	$425

        We do not expect any of the goodwill balance to be deductible for tax purposes.

Results of Pure Wellness

        The results of operations of Pure Wellness have been included in our results of operations since the acquisition date. Our consolidated statements of operations for the years ended December 31, 2018 and 2017 included total revenue of $3.4 million and $2.1 million, respectively. In addition, our consolidated statements of operations for the years ended December 31, 2018 and 2017 include net income from Pure Wellness of $65,000 and a net loss of $78,000, respectively. The unaudited pro forma results of operations as if the acquisition had occurred on January 1, 2017, are included below under "Pro Forma Financial Results."

Pro Forma Financial Results

        The following table reflects the unaudited pro forma results of operations as if the Premier, J&S and Pure Wellness acquisitions had occurred and the indebtedness associated with those acquisitions was incurred on January 1, 2017, and the removal of $10.3 million and $1.0 million of transaction costs directly attributable to the acquisitions for the years ended December 31, 2018 and 2017, respectively (in thousands):

	Year Ended December 31,
	2018	2017
Total revenue	$213,741	$161,516
Net income (loss)	14,726	(16,382)
Net income (loss) attributable to common stockholders	17,088	(14,590)

ASHFORD INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

6. Goodwill and Intangible Assets, net

        The changes in the carrying amount of goodwill for the years ended December 31, 2018 and 2017, are as follows (in thousands):

	Premier	J&S	Corporate and Other	Consolidated
Balance at January 1, 2017
Changes in goodwill:
Additions(1)	$—	$12,165	$782	$12,947
Adjustments	—	—	—	—

Balance at December 31, 2017	$—	$12,165	$782	$12,947

Changes in goodwill:
Additions	53,517	—	—	53,517
Adjustments(2)	—	(6,781)	—	(6,781)

Balance at December 31, 2018	$53,517	$5,384	$782	$59,683

(1)
Corporate and Other additions reflect the goodwill acquired as a result of the acquisition of Pure Wellness.

(2)
The adjustment of approximately $6.8 million relates primarily to the preliminary valuation of assets and liabilities related to the J&S acquisition.

        Intangible assets, net as of December 31, 2018 and 2017, are as follows (in thousands):

	December 31, 2018			December 31, 2017
	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount	Gross Carrying Amount	Accumulated Amortization	Net Carrying Amount
Definite-lived intangible assets:
Pure Wellness customer relationships	$175	$(61)	$114	$175	$(26)	$149
J&S customer relationships	6,519	(1,087)	5,432	6,519	(156)	6,363
Premier management contracts	188,800	(4,353)	184,447	—	—	—

	$195,494	$(5,501)	$189,993	$6,694	$(182)	$6,512

Indefinite-lived intangible assets:
J&S trademarks	$3,201			$3,201

	$3,201			$3,201

        Amortization expense for definite-lived intangible assets was $5.3 million and $182,000 for the years ended December 31, 2018 and 2017, respectively. Customer relationships and management contracts for Pure Wellness, J&S and Premier were assigned a useful life of 5 years, 7 years and 30 years, respectively.

ASHFORD INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

7. Notes Payable, net

        Notes payable, net consisted of the following (in thousands):

Indebtedness	Borrower	Maturity	Interest Rate	December 31, 2018	December 31, 2017
Senior revolving credit facility	Ashford Inc.	March 1, 2021	Base Rate(1) + 2.00% to 2.50% or LIBOR(2) + 3.00% to 3.50%	$—	$—
Term loan	J&S	November 1, 2022	One-Month LIBOR(3) + 3.25%	8,917	9,917
Revolving credit facility	J&S	November 1, 2022	One-Month LIBOR(3) + 3.25%	1,733	814
Capital lease obligations	J&S	Various	Various—fixed	661	896
Equipment note	J&S	November 1, 2022	One-Month LIBOR(3) + 3.25%	2,087	—
Draw term loan	J&S	November 1, 2022	One-Month LIBOR(3) + 3.25%	1,950	—
Revolving credit facility	OpenKey	April 30, 2020	Prime Rate(4) + 2.75%	—	—
Term loan	Pure Wellness	October 1, 2018	5.00%	—	220
Revolving credit facility	Pure Wellness	On demand	Prime Rate(4) + 1.00%	60	100
Term loan	RED	April 5, 2025	Prime Rate(4) + 1.75%	695	—
Revolving credit facility	RED	March 5, 2019	Prime Rate(4) + 1.75%	118	—
Term loan	RED	February 1, 2029	Prime Rate(4) + 2.00%	1,785	—

Notes payable				18,006	11,947
Less deferred loan costs, net				(234)	(240)

Notes payable less net deferred loan costs				17,772	11,707
Less current portion				(2,595)	(1,751)

Notes payable, net—non-current				$15,177	$9,956

(1)
Base Rate, as defined in the senior revolving credit facility agreement, is the greater of (i) the prime rate set by Bank of America, or (ii) federal funds rate plus 0.50%, or (iii) LIBOR plus 1.00%.

(2)
Ashford Inc. may elect a 1, 2, 3 or 6 month LIBOR period for each borrowing.

(3)
The one-month LIBOR rate was 2.50% and 1.56% at December 31, 2018 and 2017, respectively.

(4)
Prime Rate was 5.50% and 4.50% at December 31, 2018 and 2017, respectively.

        On November 8, 2018, OpenKey renewed the Loan and Security Agreement that expired in October 2018 for a revolving credit facility in the amount of $1.5 million. The credit facility is secured by all of OpenKey's assets and matures on April 30, 2020, with an interest rate of Prime Rate plus 2.75%. Creditors do not have recourse to Ashford Inc. At December 31, 2018 and 2017, there were no borrowings outstanding under the revolving credit facility. In connection with the 2018 renewal, OpenKey granted the creditors a 10-year warrant to purchase approximately 23,000 shares of OpenKey's preferred stock at $1.61 per share with an estimated fair value of $26,000. The fair value of the warrants was recorded in noncontrolling interests in consolidated entities and debt issuance costs, which is amortized over the term of the line of credit.

ASHFORD INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

7. Notes Payable, net (Continued)

        On August 31, 2018, our RED operating subsidiary entered into a term loan of $1.8 million for which the creditor has recourse to Ashford Inc. The term loan bears interest at the Prime Rate plus 2.00% and matures on February 1, 2029.

        On March 23, 2018, our RED operating subsidiary entered into a term loan of $750,000 and a revolving credit facility of $250,000 for which the creditor has recourse to Ashford Inc. Approximately $225,000 of the proceeds from the term loan is held in an escrow account, which is included in our consolidated balance sheet within "other assets" as of December 31, 2018. During the year ended December 31, 2018, $118,000 was drawn on the revolving credit facility. As of December 31, 2018, $132,000 was available under the revolving credit facility.

        On March 21, 2018, Ashford Inc. entered into the First Amendment (the "Amendment") to the Credit Agreement dated March 1, 2018 (the "Credit Facility"), with Ashford Hospitality Holdings LLC, a subsidiary of Ashford Inc., Bank of America, N.A., as administrative agent and letters of credit issuer, and the lenders from time to time party thereto. The Amendment is effective as of March 1, 2018, which is the date the Credit Facility became effective. Pursuant to the Amendment, the financial covenant of consolidated tangible net worth was replaced with the consolidated net worth, and Ashford Inc. is required to maintain consolidated net worth not less than 75% of the consolidated net worth as of December 31, 2017, plus 75% of the net equity proceeds of any future equity issuances by Ashford Inc.

        On March 1, 2018, the Company and its subsidiary Ashford Hospitality Holdings LLC entered into a $35 million senior revolving credit facility with Bank of America, N.A. The credit facility provides for a three-year revolving line of credit and bears interest at the Base Rate plus 2.00% to 2.50% or LIBOR plus 3.00% to 3.50%, depending on the leverage level of the Company. There is a one-year extension option subject to the satisfaction of certain conditions. The new credit facility includes the opportunity to expand the borrowing capacity by up to $40 million to an aggregate amount of $75 million, subject to certain conditions. At December 31, 2018, there were no outstanding borrowings under the facility.

        On November 1, 2017, our J&S operating subsidiary entered into a series of financing transactions for which the creditors do not have recourse to Ashford Inc., including a $10.0 million term loan to finance the acquisition of J&S. The term loan bears interest at LIBOR plus 3.25% and matures on November 1, 2022. Net deferred loan costs associated with this financing of $183,000 and $226,000, respectively, are included as a reduction to "notes payable, net" on the consolidated balance sheets as of December 31, 2018 and 2017. As of December 31, 2018 and 2017, $1.0 million of the term loan was recorded in current portion of notes payable, net. In connection with the term loan, the subsidiary entered into an interest rate cap with an initial notional amount totaling $5.0 million and a strike rate of 4.0%. The fair value of the interest rate cap at December 31, 2018 and 2017 was not material. The subsidiary also entered into a $3.0 million revolving credit facility which bears interest at LIBOR plus 3.25% and matures on November 1, 2022. During the year ended December 31, 2018, $21.8 million was drawn and approximately $20.8 million of payments were made on the revolving credit facility. As of December 31, 2018, approximately $1.3 million of credit was available under the revolving credit facility. These debt agreements contain various financial covenants that, among other things, require the maintenance of certain fixed charge coverage ratios. As of December 31, 2018, our J&S operating subsidiary was in compliance with all financial covenants.

ASHFORD INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

7. Notes Payable, net (Continued)

        Also on November 1, 2017, in connection with the acquisition of J&S, our J&S operating subsidiary entered into a $3.0 million equipment note and a $2.0 million draw term loan agreement. These loans each bear interest at LIBOR plus 3.25% and mature on November 1, 2022. During the year ended December 31, 2018, $2.3 million was drawn and approximately $196,000 of payments were made on the equipment note. As of December 31, 2018, $2.0 million was outstanding on the draw term loan. All the loans in connection with the acquisition of J&S are partially secured by a security interest on all of the assets and equity interests of our J&S operating subsidiary.

        On April 6, 2017, Pure Wellness entered into a term loan of $375,000 and a line of credit of $100,000 for which the creditor does not have recourse to Ashford Inc. The term loan has a fixed interest rate of 5.00% per annum. On October 1, 2018, we paid off the remaining balance on the term loan. The line of credit has a variable interest rate of Prime Rate plus 1.00%. There is no stated maturity date related to the line of credit as it is payable on demand; accordingly, the balance has been classified as a current liability on our consolidated balance sheets.

        Excluding capital lease obligations (see note 8) and interest, maturities of our long-term debt for each of the next five years and thereafter are as follows (in thousands):

2019	$2,074
2020	1,933
2021	1,939
2022	10,006
2023	297
Thereafter	1,096

Total	$17,345

8. Lease Commitments

Capital Leases

        We lease certain equipment under capital leases. The net book value of these assets was approximately $807,000 and $835,000 as of December 31, 2018 and 2017, respectively. The net book value of these assets is included in "furniture, fixtures and equipment, net" in our consolidated balance sheets. Amortization of assets under capital leases is included in "depreciation and amortization" expense in our consolidated statement of operations.

Operating Leases

        We have contractual obligations in the form of operating leases for office space and equipment. Operating lease obligations expire at various dates with the latest maturity in 2028. For the years ended December 31, 2018 and 2017, we recorded rental expense of $2.1 million and $307,000, respectively. We did not incur rental expense for the year ended December 31, 2016.

ASHFORD INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

8. Lease Commitments (Continued)

        As of December 31, 2018, future minimum lease payments on capital and operating leases were as follows (in thousands):

	Capital Leases	Operating Leases
2019	$541	$3,529
2020	105	3,532
2021	33	3,329
2022	7	3,172
2023	—	3,059
Thereafter	—	13,999

Total minimum lease payments	686	30,620
Imputed interest	(25)	—

Present value of minimum lease payments	$661	$30,620

9. Fair Value Measurements

        Fair Value Hierarchy—Our financial instruments measured at fair value, either on a recurring or a non-recurring basis, are classified in a hierarchy for disclosure purposes consisting of three levels based on the observability of inputs in the market place as discussed below:

  •
  Level 1: Fair value measurements that are quoted prices (unadjusted) in active markets that we have the ability to access for identical assets or liabilities. Market price data generally is obtained from exchange or dealer markets.

  •
  Level 2: Fair value measurements based on inputs other than quoted prices included in Level 1 that are observable for the asset or liability, either directly or indirectly. Level 2 inputs include quoted prices for similar assets and liabilities in active markets, and inputs other than quoted prices that are observable for the asset or liability, such as interest rates and yield curves that are observable at commonly quoted intervals.

  •
  Level 3: Fair value measurements based on valuation techniques that use significant inputs that are unobservable. The circumstances for using these measurements include those in which there is little, if any, market activity for the asset or liability.

  Assets and Liabilities Measured at Fair Value on a Recurring Basis

        The following tables present our assets and liabilities measured at fair value on a recurring basis aggregated by the level within which measurements fall in the fair value hierarchy (in thousands):

	Quoted Market Prices (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total
December 31, 2018
Liabilities
Deferred compensation plan	$(10,574)	$—	$—	$(10,574)

Total	$(10,574)	$—	$—	$(10,574)

ASHFORD INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

9. Fair Value Measurements (Continued)

	Quoted Market Prices (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total
December 31, 2017
Liabilities
Contingent consideration	$—	$—	$(2,262)	$(2,262	)(1)
Deferred compensation plan	(19,259)	—	—	(19,259)

Total	$(19,259)	$—	$(2,262)	$(21,521)

(1)
Reported as "due to affiliates" in the consolidated balance sheets.

        The following table presents our rollforward of our Level 3 contingent consideration liability (in thousands):

Contingent Consideration Liability(1)
Balance at December 31, 2016	$—
Acquisitions	(1,196)
Gains (losses) included in earnings(2)	(1,066)
Dispositions and settlements	—
Transfers into/out of Level 3	—

Balance at December 31, 2017	$(2,262)

Acquisitions	—
Gains (losses) included in earnings(2)	(338)
Dispositions and settlements	2,600
Transfers into/out of Level 3	—

Balance at December 31, 2018	$—

(1)
Includes Ashford Inc.'s contingent consideration associated with the acquisition of J&S, which is carried at fair value in the consolidated balance sheet as of December 31, 2017 within "due to affiliates." The liability was settled in the third quarter of 2018. The fair value was estimated using significant inputs that are not observable in the market and thus represent Level 3 fair value measurements. The significant input in the Level 3 measurement of the contingent consideration is the risk adjusted discount rate used to discount the future payment.

(2)
Reported as "other" operating expense in the consolidated statements of operations.

ASHFORD INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

9. Fair Value Measurements (Continued)

  Effect of Fair Value Measured Assets and Liabilities on Consolidated Statements of Operations

        The following table summarizes the effect of fair value measured assets and liabilities on the consolidated statements of operations (in thousands):

	Gain (Loss) Recognized
	Year Ended December 31,
	2018	2017	2016
Assets
Derivative assets:
Equity put options	$—	$—	$(2,829)
Equity call options	—	—	1,961
Options on futures contracts	—	(91)	(228)
Non-derivative assets:
Equity securities	—	—	(7,213)
U.S. treasury securities	—	—	479

Total	—	(91)	(7,830)
Liabilities
Derivative liabilities:
Short equity put options	—	—	2,147
Short equity call options	—	—	(1,944)
Non-derivative liabilities:
Equity securities	—	—	(160)
Contingent consideration	(338)	(1,066)	—
Deferred compensation plan	8,444	(10,410)	2,127

Total	8,106	(11,476)	2,170

Net	$8,106	$(11,567)	$(5,660)

Total combined
Unrealized gain (loss) on investments(1)	$—	$203	$2,326
Realized gain (loss) on investments	—	(294)	(10,113)
Contingent consideration(2)	(338)	(1,066)	—
Deferred compensation plan(3)	8,444	(10,410)	2,127

Net	$8,106	$(11,567)	$(5,660)

(1)
Includes unrealized gain (loss) associated with investments in unconsolidated entities and reported as "unrealized gain (loss) on investments" in the consolidated statements of operations.

(2)
Represents the accretion of contingent consideration associated with the acquisition of J&S settled in the third quarter of 2018. Reported as a component of "other operating expense" in the consolidated statements of operations.

(3)
Reported as a component of "salaries and benefits" in the consolidated statements of operations.

ASHFORD INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

10. Summary of Fair Value of Financial Instruments

        Certain of our financial instruments are not measured at fair value on a recurring basis. The estimates presented are not necessarily indicative of the amounts at which these instruments could be purchased, sold or settled. The carrying amounts and estimated fair values of financial instruments were as follows (in thousands):

	December 31, 2018		December 31, 2017
	Carrying Value	Estimated Fair Value	Carrying Value	Estimated Fair Value
Financial liabilities measured at fair value:
Deferred compensation plan	$10,574	$10,574	$19,259	$19,259
Contingent consideration	—	—	2,262	2,262
Financial assets not measured at fair value:
Cash and cash equivalents	$51,529	$51,529	$36,480	$36,480
Restricted cash	7,914	7,914	9,076	9,076
Accounts receivable, net	4,928	4,928	5,127	5,127
Due from affiliates	45	45	—	—
Due from Ashford Trust OP	5,293	5,293	13,346	13,346
Due from Braemar OP	1,996	1,996	1,738	1,738
Investments in unconsolidated entities	500	500	500	500
Financial liabilities not measured at fair value:
Accounts payable and accrued expenses	$24,880	$24,880	$20,529	$20,529
Due to affiliates	2,032	2,032	4,272	4,272
Other liabilities	8,418	8,418	9,076	9,076
Notes payable	18,006	16,681 to 18,437	11,947	12,040

        Deferred compensation plan.    The liability resulting from the deferred compensation plan is carried at fair value based on the closing prices of the underlying investments. This is considered a Level 1 valuation technique.

        Contingent consideration.    The liability associated with the acquisition of J&S is carried at fair value based on the terms of the acquisition agreement and any changes to fair value are recorded in "other" operating expenses in the consolidated statements of operations.

        Cash, cash equivalents and restricted cash.    These financial assets bear interest at market rates and have maturities of less than 90 days. The carrying values approximate fair value due to the short-term nature of these financial instruments. This is considered a Level 1 valuation technique.

        Accounts receivable, net, due from affiliates, due from Ashford Trust OP, due from Braemar OP, accounts payable and accrued expenses, due to affiliates and other liabilities.    The carrying values of these financial instruments approximate their fair values due primarily to the short-term nature of these financial instruments. This is considered a Level 1 valuation technique.

        Investments in unconsolidated entities.    The carrying value of the asset resulting from investment in unconsolidated entities approximates fair value based on recent observable transactions. This is considered a level 2 valuation technique.

ASHFORD INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

10. Summary of Fair Value of Financial Instruments (Continued)

        Notes payable.    The fair value of notes payable is based on credit spreads on observable transactions of a similar nature and is considered a Level 2 valuation technique.

11. Commitments and Contingencies

        Purchase Commitment—As of December 31, 2018, we had approximately $33.9 million of purchase commitments related to the Ashford Trust ERFP agreement which are contingent upon Ashford Trust acquiring additional hotels. See note 17.

        Litigation—The Company is engaged in various legal proceedings which have arisen but have not been fully adjudicated. The likelihood of loss for these legal proceedings, based on definitions within contingency accounting literature, ranges from remote to reasonably possible and to probable. Based on estimates of the range of potential losses associated with these matters, management does not believe the ultimate resolution of these proceedings, either individually or in the aggregate, will have a material adverse effect upon the financial position or results of operations of the Company. However, the adjudication of legal proceedings is difficult to predict, and if the Company failed to prevail in one or more of these legal matters, and the associated realized losses were to exceed the Company's current estimates of the range of potential losses, the Company's financial position or results of operations could be materially adversely affected in future periods.

12. Income Taxes

        The following table reconciles the income tax benefit at statutory rates to the actual income tax expense recorded (in thousands):

	Year Ended December 31,
	2018	2017	2016
Income tax benefit at federal statutory income tax rate	$534	$3,665	$4,068
State income tax expense, net of federal income tax benefit	804	(388)	(180)
Income passed through to common unit holders and noncontrolling interests	(36)	(2)	(2,985)
Permanent differences	(66)	(201)	(1,410)
Valuation allowance	8,887	(12,725)	(407)
Effect of the Tax Cuts and Jobs Act	—	(303)	—
Other	241	231	134

Total income tax (expense) benefit	$10,364	$(9,723)	$(780)

ASHFORD INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

12. Income Taxes (Continued)

        The components of income tax (expense) benefit are as follows (in thousands):

	Year Ended December 31,
	2018	2017	2016
Current:
Federal	$(439)	$(3,305)	$(2,578)
Foreign	(437)	(47)	—
State	(1,000)	(369)	(277)

Total current	(1,876)	(3,721)	(2,855)

Deferred:
Federal	10,646	(5,854)	2,023
Foreign	—	—	—
State	1,594	(148)	52

Total deferred	12,240	(6,002)	2,075

Total income tax (expense) benefit	$10,364	$(9,723)	$(780)

        Interest and penalties of $6,000, $1,000 and $2,000 were paid or were due to taxing authorities for the years ended December 31, 2018, 2017 and 2016, respectively.

        At December 31, 2018 and 2017, our net deferred tax asset (liability) and related valuation allowance on the consolidated balance sheets, consisted of the following (in thousands):

	December 31,
	2018	2017
Prepaid expenses	$(274)	$(218)
Investments in unconsolidated entities and joint ventures	(488)	12,529
Capitalized acquisition costs	4,030	1,652
Deferred compensation	2,462	4,285
Accrued expenses	757	851
Equity-based compensation	6,282	3,877
Furniture fixtures and equipment	(3,418)	(643)
Intangibles	(41,931)	860
Deferred revenue	2,189	629
Net operating loss	2,835	1,265

Deferred tax asset	(27,556)	25,087
Valuation allowance	(3,950)	(25,087)

Net deferred tax asset (liability)	$(31,506)	$—

        As of December 31, 2018, the Company has net operating loss carryforwards of approximately $13.2 million for tax purposes, which will be available to offset future taxable income. If not used, these carryforwards will expire between 2036 and 2037.

        We evaluate the recoverability of our deferred tax assets quarterly to determine if valuation allowances are required or should be adjusted. We assess whether valuation allowances should be

ASHFORD INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

12. Income Taxes (Continued)

established against deferred tax assets based on consideration of all available evidence, both positive and negative, using a "more likely than not" standard. The analysis utilized in determining the valuation allowance involves considerable judgment and assumptions. At December 31, 2017, we recorded a valuation allowance of $25.1 million for our deferred tax assets as we concluded that we did not meet the more likely than not standard that we will utilize our deferred tax assets because in the second quarter of 2017 we completed a legal restructuring of our organizational structure to facilitate our investment in businesses that provide products and services to the hospitality industry. The restructuring limited our ability to carryback losses, and as a result, we recorded a tax expense to reduce our net deferred tax asset to zero.

        During the third quarter of 2018, we determined that it was more likely than not that we would realize a significant portion of our deferred tax assets because we recorded a $43.7 million deferred tax liability in the third quarter of 2018, and the future reversal of deferred tax liabilities is a source of future taxable income that allows us to utilize our deferred tax assets. Accordingly, in the third quarter of 2018, we reversed the valuation allowance on our deferred tax assets by recording a $15.1 million deferred income tax benefit in the consolidated statement of operations. The deferred tax liability related to our Premier acquisition, and it is the result of recording our book basis in Premier's acquired intangible assets at fair value while the tax basis of these assets was recorded using the seller's carryover basis, which is lower than fair value.

        At December 31, 2018, we recorded a $4.0 million valuation allowance related primarily to Mexico and OpenKey deferred tax assets, which did not meet the more likely than not standard for recognition. We are able to recognize our remaining deferred tax assets based on future taxable income from reversing taxable temporary differences associated with the deferred tax liability recognized as a result of the Premier acquisition in the third quarter of 2018.

        On December 22, 2017, President Trump signed the TCJA into legislation. Under ASC 740, the effects of changes in tax rates and laws are recognized in the period in which the new legislation is enacted. In the case of U.S. federal income taxes, the enactment date is the date the bill becomes law (i.e., upon presidential signature). With respect to this legislation, we recorded a one-time income tax expense of approximately $303,000 due to a revaluation of our net deferred tax assets resulting from the decrease in the corporate federal income tax rate from 35% to 21% and elimination of the ability to carryback net operating losses generated after December 31, 2017. Additionally on December 22, 2017, the SEC staff issued SAB 118 to address the application of U.S. GAAP in situations when a registrant does not have the necessary information available, prepared, or analyzed (including computations) in reasonable detail to complete the accounting for certain income tax effects of the TCJA. The Company recognized the provisional tax impacts related to the revaluation of deferred tax assets and liabilities and included these amounts in its consolidated financial statements for the year ended December 31, 2017. As of December 31, 2018, we have finalized our accounting for the impacts of the TCJA. There were no changes to the provision amounts previously recorded.

13. Equity

        Equity Offering—For the year ended December 31, 2018, net proceeds from the public offering of our common stock after underwriting discount and offering expenses were approximately $18.9 million. On September 28, 2018, we completed a public offering of 270,000 shares of common stock at a price to the public of $74.50 per share, resulting in gross proceeds of $20.1 million. The net proceeds from

ASHFORD INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

13. Equity (Continued)

the sale of the shares after discounts and commissions to the underwriters and offering expenses were approximately $18.2 million. We also sold an additional 10,000 shares of common stock to the underwriters on October 10, 2018, in connection with the underwriters' partial exercise of their over-allotment option that had been granted to them in connection with the transaction. The net proceeds from the sale of the over-allotment shares after discounts and commissions to the underwriters were approximately $700,000.

        Capital Stock—In accordance with Ashford Inc.'s charter, we are authorized to issue 200 million shares of capital stock, consisting of 100 million shares common stock, par value $0.01 per share, 50 million shares blank check common stock, par value $0.01 per share, and 50 million shares preferred stock, par value $0.01 per share. Our Board of Directors has designated 2 million shares of our preferred stock as Series A Preferred Stock. The holders of Series A cumulative preferred stock are entitled to receive dividends in preference to holders of shares of any class or series of stock ranking junior to it, equal to 1,000 multiplied by the aggregate per share amount of all dividends of common stock. Each share of Series A cumulative preferred stock shall entitle the holder to 1,000 votes on all matters submitted to a vote of the stockholders of Ashford Inc. No shares of Series A cumulative preferred stock are currently outstanding.

        Shareholder Rights Plan—On August 18, 2018, our board of directors adopted a shareholder rights plan (the "2018 Rights Plan"). The 2018 Rights Plan is intended to improve the bargaining position of our board of directors in the event of an unsolicited offer to acquire our outstanding shares of common stock. Pursuant to the 2018 Rights Plan, our board of directors declared a dividend of one preferred share purchase right (a "Right") payable on August 20, 2018, for each outstanding share of common stock, par value $0.01 per share (the "Common Shares"), outstanding on August 20, 2018 (the "Record Date") to the stockholders of record on that date. Each Right initially entitles the registered holder to purchase from the Company one one-thousandth of a share of Series C Preferred Stock, par value $0.01 per share (the "Preferred Shares"), of the Company, at a price of $275 per one one-thousandth of a Preferred Share represented by a Right (the "Purchase Price"), subject to adjustment. The Rights become exercisable upon certain conditions, as defined in the rights agreement. At any time prior to the time any person or group becomes an Acquiring Person, as defined in the rights agreement, the board of directors of the Company may redeem the Rights in whole, but not in part, at a price of $0.001 per Right. The value of the rights is de minimis. At our annual shareholder's meeting in 2018, our shareholders voted to extend the shareholder rights plan until February 25, 2021. The terms of the shareholder rights plan are consistent with the terms of an earlier shareholder rights plan adopted on November 16, 2014.

        Noncontrolling Interests in Consolidated Entities—See note 2 for details regarding ownership interests, carrying values and allocations related to noncontrolling interests in our consolidated subsidiaries.

ASHFORD INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

13. Equity (Continued)

        The following table summarizes the (income) loss allocated to noncontrolling interests for each of our consolidated entities (in thousands):

	Year Ended December 31,
	2018	2017	2016
(Income) loss allocated to noncontrolling interests:
J&S	$58	$(49)	$—
OpenKey(1)	826	515	849
Pure Wellness	(28)	38	—
RED	68	—	—
Other(2)	—	(146)	8,011

Total net (income) loss allocated to noncontrolling interests	$924	$358	$8,860

(1)
The 2016 loss allocated to the noncontrolling interest in OpenKey represents the period from the March 8, 2016 conversion of our notes receivable through December 31, 2016.

(2)
Represents noncontrolling interests primarily in the AQUA Fund, which was fully dissolved as of December 31, 2017.

14. Mezzanine Equity

        Redeemable Noncontrolling Interests—Redeemable noncontrolling interests are included in the mezzanine section of our consolidated balance sheets as the ownership interests are redeemable for cash or registered shares outside of the Company's control. See note 2 for tables summarizing the redeemable noncontrolling ownership interests and carrying values.

        Redeemable noncontrolling interests in Ashford Holdings represents certain members' proportionate share of equity and their allocable share of equity in earnings/loss of Ashford Holdings, which is an allocation of net income/loss attributable to the members based on the weighted average ownership percentage of these members' interest. Beginning one year after issuance, each common unit of membership interest may be redeemed by the holder, for cash or registered shares in certain cases outside the Company's control. Prior to April 6, 2017, the noncontrolling interests represented certain members' proportionate share of equity and their allocable share of equity in earnings/loss of Ashford LLC. See note 1.

        In connection with our spin-off, Ashford Trust OP unit holders received one common unit in Ashford LLC for every 55 common units held in Ashford Trust OP. Each holder of common units of Ashford LLC could then exchange up to 99% of the Ashford LLC common units for shares of Ashford Inc. common stock. During the year ended December 31, 2014, approximately 356,000 common units were exchanged for shares of Ashford Inc. common stock at the rate of one share of Ashford Inc. common stock for every 55 Ashford LLC common units. Following the completion of the exchange offer, Ashford LLC effected a reverse stock split of its common units such that each common unit was automatically converted into 1/55 of a common unit.

ASHFORD INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

14. Mezzanine Equity (Continued)

        A summary of the activity of the member interest units is as follow (in thousands):

	Year Ended December 31,
	2018	2017	2016
Units outstanding at beginning of year	4	4	5
Units redeemed for cash(1)	—	—	(1)

Units outstanding at end of year	4	4	4

Units convertible/redeemable at end of year	4	4	4

(1)
During the years ended December 31, 2018, 2017, and 2016, membership interest units with aggregate fair values at redemption of $0, $0 and $18,000, respectively, were redeemed by the holder and, at our election, we paid cash to satisfy the redemption price.

        Redeemable noncontrolling interest in other subsidiary common stock represented redeemable ownership interests in our consolidated subsidiaries, J&S and OpenKey, for the years ended December 31, 2018 and 2017. Redeemable noncontrolling interests in other subsidiary common stock originated as a result of the following transactions:

        On March 8, 2016, a 100% noncontrolling interest in OpenKey was initially reduced to a 49.28% redeemable noncontrolling interest, which resulted in the conversion of our note receivable into our initial 38.49% ownership interest. See also notes 1, 2, 13 and 17 to our consolidated financial statements.

        On November 1, 2017, we acquired an 85% controlling interest in J&S with 15% ownership held by the company's founders as a redeemable noncontrolling interest in the J&S subsidiary common stock. See note 5 for details of the acquisition. See also notes 1, 2, 13 and 17 to our consolidated financial statements.

        The following table summarizes the net (income) loss allocated to our redeemable noncontrolling interests (in thousands).

	Year Ended December 31,
	2018	2017	2016
Net (income) loss allocated to redeemable noncontrolling interests:
Ashford Holdings(1)	$(9)	$19	$4
J&S	361	136	—
OpenKey	1,086	1,329	1,143

Total net (income) loss allocated to redeemable noncontrolling interests	$1,438	$1,484	$1,147

(1)
Represents the 0.2% interest in Ashford LLC prior to our legal entity restructuring on April 6, 2017 and 0.2% interest in Ashford Holdings thereafter.

ASHFORD INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

14. Mezzanine Equity (Continued)

        Preferred Stock—The Series B Convertible Preferred Stock is included in the mezzanine section of our consolidated balance sheets as the ownership interests are redeemable outside of the Company's control. The Series B Convertible Preferred Stock is redeemable at the option of the holder for cash in the event of a change of control. Each share of our Series B Convertible Preferred Stock is convertible at any time, at the option of the holder, into a number of whole or partial shares of common stock. Conversions are calculated by multiplying the number of shares to be converted by "Liquidation Value" and dividing the product by the "Preferred Conversion Price" in effect immediately prior to the conversion. The "Liquidation Value" is calculated by taking the base conversion price of $25 and adjusting it for any stock splits, stock dividends, recapitalization, or similar transaction that effected the Series B Convertible Preferred Stock and adding all accrued, unpaid dividends on each share (whether declared or not). The "Preferred Conversion Price" is defined as the sum of $140 and the effect of adjustments related to any changes in the quantity and/or value of common shares.

        On August 8, 2018, we completed the acquisition of Premier for a total transaction value of $203 million. The purchase price was paid by issuing 8,120,000 shares of Series B Convertible Preferred Stock to the Remington Sellers. The Series B Convertible Preferred Stock has a conversion price of $140 per share and, if converted, would convert into 1,450,000 shares of our common stock. Dividends on the Series B Convertible Preferred Stock are payable at an annual rate of 5.5% in the first year, 6.0% in the second year, and 6.5% in the third year and each year thereafter. Under the applicable authoritative accounting guidance, this increasing dividend rate feature results in a discount that must be reflected in the fair value of the preferred stock, which is reflected in "Series B cumulative convertible preferred stock, net of discount" on our consolidated balance sheets. For the year ended December 31, 2018, we recorded $730,000 of amortization related to the preferred stock discount.

        In addition to certain separate class voting rights, the holders of the Series B Convertible Preferred Stock vote on an as-converted basis with the holders of the common stock on all matters submitted for approval by the holders of our capital stock possessing general voting rights. However, for five years following the closing of the acquisition of Premier, the selling stockholders and their transferees will generally be subject to certain voting restrictions with respect to shares in excess of 25% of the combined voting power of our outstanding capital stock. The Series B Convertible Preferred Stock is also subject to conversion upon certain events constituting a change of control.

        After the seventh anniversary of the closing of the acquisition of Premier, we have the option to redeem all or any portion of the Series B Convertible Preferred Stock in $25.0 million increments on a pro rata basis among all covered investors unless, no less than 15 days before the closing of the purchase transaction, the participating covered investors specify an alternative allocation of the Series B Convertible Preferred Stock subject to the redemption (the "Call Option"), at a price per share equal to the sum of (i) $25.125 (as adjusted for any applicable stock splits or similar transactions) plus (ii) all accrued but unpaid dividends. The purchase price is payable only in cash. The notice of exercise of the Call Option does not limit or restrict any covered investor's right to convert the Series B Convertible Preferred Stock into shares of our common stock prior to the closing of the Call Option. The Series B Convertible Preferred Stock is included in the mezzanine section of our consolidated balance sheets as the preferred shares are redeemable for shares of our common stock outside of the Company's control.

ASHFORD INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

14. Mezzanine Equity (Continued)

        The Series B Convertible Preferred Stock quarterly dividend for all issued and outstanding shares was $0.3438 per share for the three months ended December 31, 2018. The Company declared and paid dividends as presented below:

	Year Ended December 31,
	2018	2017	2016
Preferred dividends	$4,466	$—	$—

15. Equity-Based Compensation

        Under our 2014 Incentive Plan, we are authorized to grant 1,833,504 incentive stock awards in the form of shares of our common stock or securities convertible into shares of our common stock. As of December 31, 2018, 222,122 incentive stock award shares were available for future issuance under the 2014 Incentive Plan. As defined by the 2014 Incentive Plan, authorized shares automatically increase on January 1 of each year in an amount equal to 15% of the sum of (i) the fully diluted share count and (ii) the shares of common stock reserved for issuance under the Company's deferred compensation plan less shares available under the 2014 Incentive Plan as of December 31 of the previous year. Pursuant to the plan, we have 575,333 shares of our common stock, or securities convertible into 575,333 shares of our common stock, available for issuance under our 2014 Incentive Plan, as of January 1, 2019.

        Equity-based compensation expense is primarily recorded in "salaries and benefits" expense in our consolidated statements of operations. The components of equity-based compensation expense for the years ended December 31, 2018, 2017 and 2016 are presented below by award type (in thousands):

	Year Ended December 31,
	2018	2017	2016
Equity-based compensation
Stock option amortization(1)	$9,580	$7,535	$5,884
Director and other non-employee equity grants expense(2)	439	250	250
Pre-spin equity grants expense(3)	—	684	5,439

Total equity-based compensation	$10,019	$8,469	$11,573

Other equity-based compensation
REIT equity-based compensation(4)	$31,899	$9,394	12,243

	$41,918	$17,863	$23,816

(1)
See Stock Options discussion below. As of December 31, 2018, the Company had approximately $11.1 million of total unrecognized compensation expense related to stock options that will be recognized over a weighted average period of 1.3 years. During the year ended December 31, 2018, we recorded approximately $2.5 million of equity-based compensation expense related to accelerated vesting of stock options, in accordance with the terms of the awards, as a result of the passing of an executive in March 2018. During the years ended December 31, 2018, 2017 and 2016, stock option amortization included $10,000, $39,000 and $61,000 of amortization related to OpenKey stock options issued under OpenKey's stock plan.

ASHFORD INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

15. Equity-Based Compensation (Continued)

(2)
Grants of restricted stock to independent directors are recorded at fair value based on the market price of our shares at grant date, and this amount is fully expensed in general and administrative expense as the grants of stock are fully vested on the date of grant. See Restricted Stock discussion below.

(3)
As a result of the spin-off, we assumed all of the unrecognized equity-based compensation associated with prior Ashford Trust equity grants of common stock and LTIP units. We recognized the equity-based compensation expense related to these assumed Ashford Trust equity grants through the April 2017 final vesting date. As of December 31, 2017, these equity grants were fully vested. See Restricted Stock discussion below.

(4)
REIT equity-based compensation expense is associated with equity grants of Ashford Trust's and Braemar's common stock and LTIP units awarded to officers and employees of Ashford Inc. During the year ended December 31, 2018, $47,000 and $126,000 of equity based compensation expense related to REIT awards to the employees of Premier was included in "salaries and benefits" and "cost of revenues for project management", respectively, on our consolidated statements of operations. During the year ended December 31, 2018, REIT equity-based compensation included $6.7 million of expense related to accelerated vesting, in accordance with the terms of the awards, as a result of the passing of an executive in March 2018. See notes 2 and 17.

        As of December 31, 2018, we had outstanding stock option awards and restricted stock awards, as follows:

        Stock Options—During the years ended December 31, 2018, 2017 and 2016, we granted 267,000, 334,000 and 340,000 stock options to employees with grant date fair values of $10.4 million, $8.5 million and $7.8 million, respectively. The grant price of the options was the market value of our stock on the date of grant. The options vest three years from the grant date with a maximum option term of ten years. The fair value of each option granted is estimated on the date of grant using the Black-Scholes option pricing model. Due to our lack of history, we do not have adequate historical exercise/cancellation behavior on which to base the expected life assumption. We were not able to use the "simplified" method as described in SAB 107 and 110 because the options remain exercisable for the full contractual term upon termination. Therefore, we used an adjusted simplified method, where any options expected to be forfeited over the term of the option were assumed to be exercised at full term and all other options were assumed to be exercised at the midpoint of the average time-to-vest and the full contractual term. We will continue to evaluate the expected life as we accumulate more data. Additionally, we do not have adequate historical stock price information on which to base the expected volatility assumption. In order to estimate volatility, we utilized the weighted average of our own stock price volatility based on daily data points over our full trading history and the average of the most recent historical volatilities of our peer group commensurate with the option's expected life (or full history if the peer had insufficient trading history).

ASHFORD INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

15. Equity-Based Compensation (Continued)

        The weighted average assumptions used to value grant options are detailed below:

	Year Ended December 31,
	2018	2017	2016
Weighted-average grant date fair value	$38.93	$25.29	$22.91
Weighted average assumptions used:
Expected volatility	35.8%	34.9%	50.0%
Expected term (in years)	6.5	6.5	6.5
Risk-free interest rate	2.7%	2.0%	1.5%
Expected dividend yield	—%	—%	—%

        A summary of stock option activity is as follows:

	Number of Shares	Weighted Average Exercise Price	Weighted Average Contractual Term	Aggregate Intrinsic Value of In-the Money Options
	(In thousands)	(per share)	(In years)	(In thousands)
Outstanding, January 1, 2016	300	$85.97	6.95	$—

Granted	340	45.59	10.00	—
Exercised	—	—	—	—
Forfeited, canceled or expired	(1)	45.59	9.38	—

Outstanding, December 31, 2016	639	$64.53	7.70	$—

Granted	334	57.61	10.00	11,837
Exercised	—	—	—	—
Forfeited, canceled or expired	(1)	50.15	9.22	80

Outstanding, December 31, 2017	972	$62.17	7.67	$29,974

Granted	267	94.96	10.00	—
Exercised	—	45.59	7.53	3
Forfeited, canceled or expired	(3)	62.28	8.82	7

Outstanding, December 31, 2018	1,236	$69.26	7.21	$2,126

Options exercisable at December 31, 2018	411	$79.91	5.11	$255,359

        The aggregate intrinsic value represents the difference between the exercise price of the stock options and the quoted closing common stock price as of the end of the period. At December 31, 2018, the Company had approximately $11.1 million of total unrecognized compensation expense, related to stock options that will be recognized over the weighted average period of 1.3 years.

ASHFORD INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

15. Equity-Based Compensation (Continued)

        Restricted Stock—A summary of our restricted stock activity, as it relates to equity-based compensation, is as follows (shares in thousands):

	Year Ended December 31,
	2018		2017		2016
	Restricted Shares	Weighted Average Price Per Share at Grant	Restricted Shares	Weighted Average Price Per Share at Grant	Restricted Shares	Weighted Average Price Per Share at Grant
Outstanding at beginning of year	—	$—	1	$56.20	3	$56.20
Restricted shares granted(1)	6	73.02	5	52.89	5	45.09
Restricted shares vested	(6)	73.02	(6)	53.64	(7)	47.48
Restricted shares forfeited	—	—	—	—	—	—

Outstanding at end of year	—	$—	—	$—	1	$56.20

(1)
Equity-based compensation expense of $405,000, $250,000 and $250,000 was recognized in connection with stock grants of 6,000, 5,000 and 5,000 immediately vested restricted shares to our independent directors for the years ended December 31, 2018, 2017 and 2016, respectively. The restricted stock/units that vested during 2018 had a fair value of $405,000 at the date of vesting.

        As a result of the spin-off, we assumed all of the unrecognized equity-based compensation associated with prior Ashford Trust equity grants. We recognized the equity-based compensation expense related to these assumed Ashford Trust equity grants through the April 2017 final vesting date. As of December 31, 2017, these equity grants were fully vested.

16. Employee Benefit Plans

        Deferred Compensation Plan—We administer a non-qualified DCP for certain executive officers. The plan allows participants to defer up to 100% of their base salary and bonus and select an investment fund for measurement of the deferred compensation obligation. For the periods the DCP was administered by Ashford Trust, the participants elected Ashford Trust common stock as their investment option. In accordance with the applicable authoritative accounting guidance, the deferred amounts and any dividends earned received equity treatment and were included in additional paid-in capital. In connection with our spin-off and the assumption of the DCP obligation by the Company, the DCP was modified to give the participants various investment options, including Ashford Inc. common stock, for measurement that can be changed by the participant at any time. These modifications resulted in the DCP obligation being recorded as a liability in accordance with the applicable authoritative accounting guidance. Distributions under the DCP are made in cash, unless the participant has elected Ashford Inc. common stock as the investment option, in which case any such distributions would be made in Ashford Inc. common stock. Additionally, the DCP obligation is carried at fair value with changes in fair value reflected in "salaries and benefits" in our consolidated statements of operations.

ASHFORD INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

16. Employee Benefit Plans (Continued)

        The following table summarizes the DCP activity (in thousands):

	Year Ended December 31,
	2018	2017	2016
Change in fair value
Unrealized gain (loss)	$8,444	$(10,410)	$2,127
Distributions
Fair value(1)	$241	$229	$—
Shares(1)	3	3	—

(1)
Distributions made to one participant.

        As of December 31, 2018 and 2017 the carrying value of the DCP liability was $10.6 million and $19.3 million, respectively.

        AIM Incentive Awards—Effective January 15, 2015, Ashford Inc. established an incentive awards program ("AIM Incentive Awards") for certain employees involved in the success of AIM. The awards are intended to be a cash bonus program. The awards are deemed to be invested as of the investment date for the applicable annual award period and adjusted for deemed returns on the applicable fund ("Deemed Return"), based on a return multiplier between 100% and 300% ("Return Multiplier"), as elected quarterly by the recipient. The awards are subject to vesting and may be forfeited upon termination of employment prior to the record date for the award period. Award amounts will be measured as of the month end prior to payment and paid out within 45 days of the applicable award vesting date. The AIM Incentive Awards obligation is carried in "accrued expenses" at the amortized fair value as of the end of the period with the related expense reflected as "salaries and benefits" in our consolidated statements of operations. As of December 31, 2018 and 2017, the carrying value of the AIM Incentive Awards liability was $121,000 and $487,000, respectively. For the years ended December 31, 2018, 2017 and 2016, we recorded salaries and benefits expense of $77,000, $200,000, and $(25,000) respectively, related to the AIM Incentive Awards. During the years ended December 31, 2018, 2017 and 2016 participants were paid distributions of $443,000, $0 and $73,000, respectively. Effective as of January 1, 2017, the value of AIM Incentive Awards are no longer adjusted based on the Deemed Return and are no longer based on a variable Return Multiplier. Instead, the value of the AIM Incentive Awards is fixed for each participant at the value of such participant's award as of the close of business on December 31, 2016.

        401(k) Plan—Ashford LLC sponsors a 401(k) Plan. It is a qualified defined contribution retirement plan that covers employees 21 years of age or older who have completed one year of service and work a minimum of 1,000 hours annually. The 401(k) Plan allows eligible employees to contribute, subject to Internal Revenue Service imposed limitations, to various investment funds. The Company makes matching cash contributions equal to 50% of up to the first 6% of an employee's eligible compensation contributed to the 401(k) Plan. Participant contributions vest immediately, whereas company matches vest 25% annually. Our consolidated subsidiaries also sponsor qualified defined contributions. These 401(k) Plans cover employees 18 to 21 years of age or older with 0 to 1 year of service and offer company matches in discretionary amounts varying from 0% up to 100% of the first 3% of an employee's eligible compensation and 50% of the next 2% of an employee's eligible compensation contributed to the 401(k) Plan, with vesting periods varying from 0 to 6 years. Participant contributions

ASHFORD INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

16. Employee Benefit Plans (Continued)

vest immediately. For the years ended December 31, 2018, 2017 and 2016, "salaries and benefits" expense on our consolidated statements of operations included matching expense of $446,000, $304,000, and $341,000, respectively.

17. Related Party Transactions

        As an asset manager providing advisory services to Ashford Trust and Braemar, as well as holding an ownership interest in other businesses providing products and services to the hospitality industry, including Ashford Trust and Braemar, related party transactions are inherent in our business. Details of our related party transactions are presented below. See note 20 for details regarding concentration of risk and percentage of our consolidated subsidiaries' total revenues earned from Ashford Trust and Braemar.

        We are a party to an amended and restated advisory agreement, as amended, with Ashford Trust and Ashford Trust OP. Prior to June 26, 2018, the base fee was paid quarterly based on a declining sliding scale percentage of Ashford Trust's total market capitalization plus the Key Money Asset Management Fee (defined as the aggregate gross asset value of all key money assets multiplied by 0.70%), subject to a minimum quarterly base fee, as payment for managing its day-to-day operations in accordance with its investment guidelines. Total market capitalization includes the aggregate principal amount of its consolidated indebtedness (including its proportionate share of debt of any entity that is not consolidated but excluding its joint venture partners' proportionate share of consolidated debt). The range of base fees on the scale are between 0.50% and 0.70% per annum for total market capitalization that ranges from less than $6.0 billion to greater than $10.0 billion. Upon effectiveness of the Ashford Trust ERFP agreement on June 29, 2018, the base fee is paid monthly as a percentage of Ashford Trust's total market capitalization on a declining sliding scale plus the Net Asset Fee Adjustment, as defined in our advisory agreement, subject to a minimum monthly base fee. At December 31, 2018, the quarterly base fee was 0.70% per annum. Reimbursement for overhead, internal audit, risk management advisory services and asset management services, including compensation, benefits and travel expense reimbursements, are billed monthly to Ashford Trust based on a pro rata allocation as determined by the ratio of Ashford Trust's net investment in hotel properties in relation to the total net investment in hotel properties for both Ashford Trust and Braemar. We also record advisory revenue for equity grants of Ashford Trust common stock and LTIP units awarded to our officers and employees in connection with providing advisory services equal to the fair value of the award in proportion to the requisite service period satisfied during the period, as well as an offsetting expense in an equal amount included in "salaries and benefits." We are also entitled to an incentive advisory fee that is measured annually in each year that Ashford Trust's annual total stockholder return exceeds the average annual total stockholder return for Ashford Trust's peer group, subject to the FCCR Condition, as defined in our advisory agreement. In addition to our advisory agreement with Ashford Trust and Ashford Trust OP, Premier, our consolidated subsidiary, is party to a master project management agreement with Ashford Trust OP and Ashford Trust TRS to provide comprehensive and cost-effective design, development, and project management services and a related mutual exclusivity agreement with Ashford Trust and Ashford Trust OP.

ASHFORD INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

17. Related Party Transactions (Continued)

        The following table summarizes the revenues and expenses related to Ashford Trust OP (in thousands):

	Year Ended December 31,
	2018	2017	2016
REVENUE BY TYPE
Advisory services revenue
Base advisory fee	$35,482	$34,724	$34,700
Reimbursable expenses(1)	7,905	7,600	6,054
Equity-based compensation(2)	25,245	11,077	8,429
Incentive advisory fee(3)	1,809	1,809	1,809

Total advisory services revenue	70,441	55,210	50,992
Audio visual revenue(4)	88	—	—
Project management revenue(5)	7,096	—	—
Other revenue
Investment management reimbursements(6)	1,156	1,976	—
Debt placement fees(7)	5,094	913	—
Claim management services(8)	76	—	—
Lease revenue(9)	670	558	—
Other services(10)	1,968	997	4

Total other revenue	8,964	4,444	4

Total revenue	$86,589	$59,654	$50,996

REVENUE BY SEGMENT(11)
REIT advisory	$77,437	$58,657	$50,992
Premier	7,096	—	—
J&S	88	—	—
OpenKey	97	77	4
Corporate and other	1,871	920	—

Total revenue	$86,589	$59,654	$50,996

COST OF REVENUES
Cost of audio visual revenues(4)	$3,444	$90	$—

(1)
Reimbursable expenses include overhead, internal audit, insurance claims advisory and asset management services. During the years ended December 31, 2018, 2017, and 2016, we recognized $2.2 million, $1.7 million, and $0, respectively, of deferred income from reimbursable expenses related to software implementation costs, which was partially offset by the impairment of the related capitalized software, as discussed in note 2, in the amount of $1.1 million for the year ended December 31, 2017.

(2)
Equity-based compensation revenue is associated with equity grants of Ashford Trust's common stock and LTIP units awarded to officers and employees of Ashford Inc. For the year ended December 31, 2018, equity-based compensation revenue from Ashford Trust included $4.5 million of expense related to accelerated vesting, in accordance with the terms of the awards, as a result of the death of an executive in March 2018.

(3)
Incentive advisory fee includes the third, second and first year installments of the 2016 incentive advisory fee in the amount of $1.8 million for each of the years ended December 31, 2018, 2017 and 2016, respectively, for which the payment was due January of the subsequent year subject to meeting the FCCR Condition at December 31 of each year, as defined in our advisory agreement with Ashford Trust. No incentive fee was earned for the 2018, 2017 and 2015 measurement periods.

ASHFORD INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

17. Related Party Transactions (Continued)

(4)
J&S primarily contracts directly with customers to whom it provides audio visual services. J&S recognizes the gross revenue collected from their customers by the hosting hotel or venue. Commissions retained by the hotel or venue, including Ashford Trust, are recognized in "cost of revenues for audio visual" in our consolidated statements of operations. See note 3 for discussion of the audio visual revenue recognition policy.

(5)
Project management revenue primarily consists of revenue generated within our Premier segment by providing design, development, and project management services for which Premier receives fees. Project management revenue also includes revenue from reimbursable costs related to accounting, overhead and project manager services provided to projects owned by affiliates of Ashford Trust, Braemar and other owners. See note 3 for discussion of the project management revenue recognition policy.

(6)
Investment management reimbursements include AIM's management of Ashford Trust's excess cash under the Investment Management Agreement. AIM is not compensated for its services but is reimbursed for all costs and expenses.

(7)
Debt placement fees include revenues earned from providing debt placement services by Lismore Capital, our wholly-owned subsidiary.

(8)
Claims management services include revenues earned from providing insurance claim assessment and administration services.

(9)
In connection with our ERFP Agreement and legacy key money transaction with Ashford Trust, we lease FF&E to Ashford Trust rent-free. A portion of the base advisory fee is allocated to lease revenue each period equal to the estimated fair value of the lease payments that would have been made.

(10)
Other services revenue is associated with other hotel products and services, such as mobile key applications and hypoallergenic premium rooms, provided to Ashford Trust by our consolidated subsidiaries, OpenKey and Pure Wellness, respectively.

(11)
See note 19 for discussion of segment reporting.

        The following table summarizes amounts due (to) from Ashford Trust OP, net at December 31, 2018 and 2017 associated primarily with the advisory services fee and other fees discussed above, as it relates to each of our consolidated entities (in thousands):

	December 31, 2018	December 31, 2017
Ashford LLC	$2,337	$12,610
AIM	99	347
Premier	1,611	—
J&S	826	62
Pure Wellness	418	302
OpenKey	2	25

Due from Ashford Trust OP	$5,293	$13,346

        On June 26, 2018, the Company entered into the Enhanced Return Funding Program Agreement and Amendment No. 1 to the Amended and Restated Advisory Agreement (the "Ashford Trust ERFP Agreement") with Ashford Trust. The independent members of the board of directors of each of the Company and Ashford Trust, with the assistance of separate and independent legal counsel, engaged to negotiate the Ashford Trust ERFP Agreement on behalf of the Company and Ashford Trust, respectively. Under the Ashford Trust ERFP Agreement, the Company agreed to provide $50 million

ASHFORD INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

17. Related Party Transactions (Continued)

to Ashford Trust in connection with Ashford Trust's acquisition of hotels recommended by us, with the option to increase the funding commitment to up to $100 million upon mutual agreement by the parties. The Company is obligated to provide Ashford Trust 10% of the acquired hotel's purchase price in exchange for FF&E, which is subsequently leased to Ashford Trust rent-free. The Company records ERFP obligations in our consolidated balance sheet as "other assets" and "other liabilities." Ashford Trust must provide reasonable advance notice to the Company to request ERFP funds in accordance with the Ashford Trust ERFP Agreement. The Ashford Trust ERFP Agreement requires that the Company acquire the related FF&E either at the time of the property acquisition or at any time generally within two years of Ashford Trust acquiring the hotel property. The Company recognizes the related depreciation tax deduction at the time such FF&E is purchased by the Company and placed into service at Ashford Trust properties. However, the timing of the FF&E being purchased and placed into service is subject to uncertainties outside of the Company's control that could delay the realization of any tax benefit associated with the purchase of FF&E. In connection with Ashford Trust's acquisition of the Hilton Old Town Alexandria and La Posada de Santa Fe in 2018, and subject to the terms of the Ashford Trust ERFP Agreement, the Company was obligated to provide Ashford Trust with approximately $16.1 million of FF&E at Ashford Trust properties. The $16.1 million of FF&E was purchased and leased to Ashford Trust with an effective date of December 31, 2018. As of December 31, 2018, the Company had no remaining balance in our ERFP obligation to Ashford Trust in respect of hotels already acquired by Ashford Trust. See note 11.

        We are also a party to an amended and restated advisory agreement with Braemar and Braemar OP. As of December 31, 2018, Braemar is required to pay a monthly base fee that is 1/12th of 0.70% of Braemar's total market capitalization plus the Key Money Asset Management Fee (defined in the advisory agreement as the aggregate gross asset value of all key money assets multiplied by 1/12th of 0.70%), subject to a minimum monthly base fee, as payment for managing its day-to-day operations in accordance with its investment guidelines. Total market capitalization includes the aggregate principal amount of Braemar's consolidated indebtedness (including its proportionate share of debt of any entity that is not consolidated but excluding its joint venture partners' proportionate share of consolidated debt). Reimbursement for overhead, internal audit, risk management advisory and asset management services, including compensation, benefits and travel expense reimbursements, are billed monthly to Braemar based on a pro rata allocation as determined by the ratio of Braemar's net investment in hotel properties in relation to the total net investment in hotel properties for both Ashford Trust and Braemar. We also record advisory revenue for equity grants of Braemar common stock and LTIP units awarded to our officers and employees in connection with providing advisory services equal to the fair value of the award in proportion to the requisite service period satisfied during the period, as well as an offsetting expense in an equal amount included in "salaries and benefits." We are also entitled to an incentive advisory fee that is measured annually in each year that Braemar's annual total stockholder return exceeds the average annual total stockholder return for Braemar's peer group, subject to the FCCR Condition, as defined in the advisory agreement. In addition to our advisory agreement with Braemar and Braemar OP, Premier, our consolidated subsidiary, is party to a master project management agreement with Braemar OP and Braemar TRS to provide comprehensive and cost-effective design, development, and project management services and a related mutual exclusivity agreement with Braemar and Braemar OP.

ASHFORD INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

17. Related Party Transactions (Continued)

        The following table summarizes the revenues related to Braemar OP (in thousands):

	Year Ended December 31,
	2018	2017	2016
REVENUE BY TYPE
Advisory services revenue
Base advisory fee	$9,423	$8,799	$8,343
Reimbursable expenses(1)	1,932	2,105	2,805
Equity-based compensation(2)	6,481	(1,683)	3,814
Incentive advisory fee(3)	678	1,274	1,274
Other advisory revenue(4)	521	277	—

Total advisory services revenue	19,035	10,772	16,236
Project management revenue(5)	3,493	—	—
Other revenue
Debt placement fees(6)	999	224	—
Claims management services(7)	137	—	—
Lease revenue(8)	335	335	335
Other services(9)	857	41	—

Total other revenue	2,328	600	335

Total revenue	$24,856	$11,372	$16,571

REVENUE BY SEGMENT(10)
REIT advisory	$20,506	$11,331	$16,571
Premier	3,493	—	—
J&S(11)	—	—	—
OpenKey	29	16	—
Corporate and other	828	25	—

Total revenue	$24,856	$11,372	$16,571

(1)
Reimbursable expenses include overhead, internal audit, insurance claims advisory and asset management services. During the years ended December 31, 2018, 2017, and 2016, we recognized $162,000, $126,000, and $0, respectively, of deferred income from reimbursable expenses related to software implementation costs, which was partially offset by the impairment of the related capitalized software in the amount of $1.1 million for the year ended December 31, 2017. See note 2.

(2)
Equity-based compensation revenue is associated with equity grants of Braemar's common stock and LTIP units awarded to officers and employees of Ashford Inc. For the year ended December 31, 2018, equity-based compensation revenue from Braemar included $2.2 million of expense related to accelerated vesting, in accordance with the terms of the awards, as a result of the death of an executive in March 2018.

(3)
Incentive advisory fee includes the first year installment of the 2018 incentive advisory fee in the amount of $678,000 for the year ended December 31, 2018, as Braemar's annual

ASHFORD INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

17. Related Party Transactions (Continued)

  total stockholder return met the relevant incentive fee thresholds during the 2018 measurement period. Incentive advisory fee includes the third and second year installments of the 2015 incentive advisory fee in the amount of $1.3 million for each of the years ended December 31, 2017 and 2016, respectively. Incentive advisory fee payments are due January of the subsequent year subject to meeting the FCCR Condition at December 31 of each year, as defined in our advisory agreement with Braemar.

(4)
In connection with our Fourth Amended and Restated Braemar Advisory Agreement, a $5.0 million cash payment was made by Braemar upon approval by Braemar's stockholders, which is recognized over the 10-year initial term.

(5)
Project management revenue primarily consists of revenue generated within our Premier segment by providing design, development, and project management services for which Premier receives fees. Project management revenue also includes revenue from reimbursable costs related to accounting, overhead and project manager services provided to projects owned by affiliates of Ashford Trust, Braemar and other owners. See note 3 for discussion of the project management revenue recognition policy.

(6)
Debt placement fees include revenues earned from providing debt placement services by Lismore Capital, our wholly-owned subsidiary.

(7)
Claims management services include revenues earned from providing insurance claim assessment and administration services.

(8)
In connection with our legacy key money transaction with Braemar, we lease FF&E to Braemar rent-free. A portion of the base advisory fee is allocated to lease revenue each period equal to the estimated fair value of the lease payments that would have been made.

(9)
Other services revenue is associated with other hotel products and services, such as mobile key applications, hypoallergenic premium rooms and watersports activities & travel/transportation services, provided to Braemar by our consolidated subsidiaries, OpenKey, Pure Wellness and RED, respectively.

(10)
See note 19 for discussion of segment reporting.

(11)
J&S primarily contracts directly with customers to whom it provides audio visual services. J&S recognizes the gross revenue collected from their customers by the hosting hotel or venue. Commissions retained by the hotel or venue are recognized in "cost of revenues for audio visual" in our consolidated statements of operations. For the year ended December 31, 2018, J&S cost of revenues for audio visual associated with Braemar was insignificant. For the years ended December 31, 2017 and 2016, J&S had no cost of revenues for audio visual associated with Braemar.

ASHFORD INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

17. Related Party Transactions (Continued)

        The following table summarizes amounts due (to) from Braemar OP, net at December 31, 2018 and 2017 associated primarily with the advisory services fee and other fees discussed above, as it relates to each of our consolidated entities (in thousands):

	December 31, 2018	December 31, 2017
Ashford LLC	$941	$1,682
Premier	949	—
J&S	4	—
Pure Wellness	30	50
OpenKey	12	6
RED	60	—

Due from Braemar OP	$1,996	$1,738

        Ashford Trust and Braemar have management agreements with Remington and its subsidiaries, which are beneficially owned by our Chairman and Chief Executive Officer and Ashford Trust's Chairman Emeritus. Transactions related to these agreements are included in the accompanying consolidated financial statements. Under the agreements, we pay Remington Lodging general and administrative expense reimbursements, approved by the independent directors of Ashford Trust and Braemar, including rent, payroll, office supplies, travel and accounting. These charges are allocated based on various methodologies, including headcount and actual amounts incurred, which are then rebilled to Ashford Trust and Braemar. These reimbursements are included in "general and administrative" expenses on the consolidated statements of operations. For the years ended December 31, 2018, 2017 and 2016 these reimbursements totaled $4.4 million, $4.9 million and $5.7 million, respectively. The amounts due under these arrangements as of December 31, 2018 and 2017, are included in "due to affiliates" on our balance sheets.

        Pursuant to our advisory agreements with each Ashford Trust and Braemar, we secure certain casualty insurance policies to cover Ashford Trust, Braemar and their respective property managers, as needed. Ashford Trust and Braemar bear the economic burden for the casualty insurance coverage. Our risk management department manages the shared casualty insurance program. At the beginning of each year, funds are collected from Ashford Trust and Braemar, as needed, on an allocated basis based on their risk exposures. These funds are deposited into restricted cash and used to pay casualty claims and other insurance costs throughout the year as incurred. We record the funds received from Ashford Trust and Braemar and the related liability in our consolidated balance sheets in "restricted cash" and "other liabilities," respectively. See note 2.

        In June 2015, we announced our plan to provide a total of $6.0 million in key money consideration to our managed REITs for two acquisitions: $4.0 million for Ashford Trust's $62.5 million acquisition of the Le Pavillon Hotel in New Orleans, Louisiana, which closed in June 2015, and $2.0 million for Braemar's $85.0 million acquisition of the Bardessono Hotel and Spa in Yountville, California, which closed in July 2015. The key money consideration was provided in the form of FF&E that was purchased by Ashford Inc. and subsequently leased back to each respective REIT rent-free for five years. A portion of the base advisory fee revenue is allocated to lease revenue each period equal to the estimated fair value of the lease payments that would have been made. Advisory revenue of $1.0 million, $893,000 and $335,000 was allocated to lease revenue for the years ended December 31, 2018,

ASHFORD INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

17. Related Party Transactions (Continued)

2017 and 2016, respectively. Lease revenue is included in other revenue in the consolidated statements of operations.

        Ashford Trust held a 16.30% and 16.23% noncontrolling interest in OpenKey, and Braemar held an 8.21% and 0% noncontrolling interest in OpenKey as of December 31, 2018 and 2017, respectively. Ashford Trust invested $667,000, $983,000 and $2.3 million in OpenKey during the years ended December 31, 2018, 2017 and 2016, respectively. Braemar invested $2.0 million, $0 and $0 in OpenKey during the years ended December 31, 2018, 2017 and 2016, respectively. See also notes 1, 2, 13, and 14.

        An officer of J&S owns the J&S headquarters property including the adjoining warehouse space. J&S leases this property for $300,000 per year, with escalating lease payments based on increases in the Consumer Price Index. Rental expense for the years ended December 31, 2018 and 2017, was $335,000 and $50,000, respectively. We did not incur rental expense related to this lease for the year ended December 31, 2016.

18. Income (Loss) Per Share

        The following table reconciles the amounts used in calculating basic and diluted income (loss) per share (in thousands, except per share amounts):

	Year Ended December 31,
	2018	2017	2016
Net income (loss) attributable to common stockholders—basic and diluted:
Net income (loss) attributable to the Company	$10,182	$(18,352)	$(2,396)
Less: Dividends on preferred stock and amortization	(5,196)	—	—
Less: Net income (loss) allocated to unvested shares	(21)	—	—

Undistributed net income (loss) allocated to common stockholders	4,965	(18,352)	(2,396)

Distributed and undistributed net income (loss)—basic	$4,965	$(18,352)	$(2,396)

Effect of deferred compensation plan	(8,444)	—	(2,127)
Effect of contingently issuable shares	(1,447)	(1,465)	(1,143)

Distributed and undistributed net income (loss)—diluted	$(4,926)	$(19,817)	$(5,666)

Weighted average common shares outstanding:
Weighted average common shares outstanding—basic	2,170	2,031	2,012

Effect of deferred compensation plan shares	103	—	158
Effect of contingently issuable shares	59	36	39
Weighted average common shares outstanding—diluted	2,332	2,067	2,209

Income (loss) per share—basic:
Net income (loss) allocated to common stockholders per share	$2.29	$(9.04)	$(1.19)

Income (loss) per share—diluted:
Net income (loss) allocated to common stockholders per share	$(2.11)	$(9.59)	$(2.56)

ASHFORD INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

18. Income (Loss) Per Share (Continued)

        Due to their anti-dilutive effect, the computation of diluted income (loss) per share does not reflect the adjustments for the following items (in thousands):

	Year Ended December 31,
	2018	2017	2016
Net income (loss) allocated to common stockholders is not adjusted for:
Net income (loss) attributable to unvested restricted shares	$21	$—	$—
Net income (loss) attributable to redeemable noncontrolling interests in Ashford Holdings	9	(19)	(4)
Dividends on preferred stock and amortization	5,196	—	—

Total	$5,226	$(19)	$(4)

Weighted average diluted shares are not adjusted for:
Effect of unvested restricted shares	9	—	1
Effect of assumed exercise of stock options	163	34	—
Effect of assumed conversion of Ashford Holdings units	4	4	4
Effect of assumed conversion of preferred stock	575	—	—

Total	751	38	5

19. Segment Reporting

        We have two business segments: (i) REIT Advisory, which provides asset management and advisory services to other entities, and (ii) Hospitality Products and Services ("HPS"), which provides products and services to clients primarily in the hospitality industry. HPS includes (a) Premier, which provides comprehensive and cost-effective design, development, and project management services, (b) J&S, which provides event technology and creative communications solutions services, (c) OpenKey, a hospitality focused mobile key platform that provides a universal smartphone app for keyless entry into hotel guest rooms, (d) Pure Wellness, which provides hypoallergenic premium rooms in the hospitality industry, and (e) RED, a provider of watersports activities and other travel and transportation services. For 2018, Premier, OpenKey, Pure Wellness and RED operating segments do not meet aggregation criteria or the quantitative thresholds to individually qualify as reportable segments. However, we have elected to disclose Premier and OpenKey as reportable segments. Accordingly, we have four reportable segments: REIT Advisory, Premier, J&S and OpenKey. We combine the operating results of Pure Wellness and RED into an "all other" category, which we refer to as "Corporate and Other."

        See footnote 3 for details of our segments' material revenue generating activities. As of December 31, 2018, there were no material intercompany revenues or expenses between our operating segments.

        Our chief operating decision maker ("CODM") uses multiple measures of segment profitability for assessing performance of our business. Our reported measure of segment profitability is net income, although the CODM also focuses on adjusted EBITDA and adjusted net income, which exclude certain gains, losses and charges, to assess performance and allocate resources. Our CODM currently reviews

ASHFORD INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

19. Segment Reporting (Continued)

assets at the corporate (consolidated) level and does not currently review segment assets to make key decisions on resource allocations.

        Certain information concerning our segments for the years ended December 31, 2018, 2017 and 2016 are presented in the following tables (in thousands). Consolidated subsidiaries are reflected as of their respective acquisition dates or as of the date we were determined to be the primary beneficiary of variable interest entities.

	Year Ended December 31, 2018
	REIT Advisory	Premier	J&S	OpenKey	Corporate and Other	Ashford Inc. Consolidated
REVENUE
Advisory services	$89,476	$—	$—	$—	$—	$89,476
Audio visual	—	—	81,186	—	—	81,186
Project management	—	10,634	—	—	—	10,634
Other	8,467	—	—	999	4,758	14,224

Total revenue	97,943	10,634	81,186	999	4,758	195,520
EXPENSES
Depreciation and amortization	2,129	4,358	2,221	27	607	9,342
Impairment	1,863	—	—	—	56	1,919
Other operating expenses(1)	41,563	5,260	79,193	4,510	54,572	185,098

Total operating expenses	45,555	9,618	81,414	4,537	55,235	196,359

OPERATING INCOME (LOSS)	52,388	1,016	(228)	(3,538)	(50,477)	(839)
Interest expense	—	—	(745)	—	(214)	(959)
Amortization of loan costs	—	—	(47)	(25)	(169)	(241)
Interest income	—	—	—	—	329	329
Other income (expense)	—	—	(883)	2	47	(834)

INCOME (LOSS) BEFORE INCOME TAXES	52,388	1,016	(1,903)	(3,561)	(50,484)	(2,544)
Income tax (expense) benefit	(12,566)	(239)	76	—	23,093	10,364

NET INCOME (LOSS)	$39,822	$777	$(1,827)	$(3,561)	$(27,391)	$7,820

(1)
Other operating expenses includes salaries and benefits, cost of revenues for audio visual, costs of revenues for project management and general and administrative expenses. Other operating expenses of REIT Advisory represent expenses for which there is generally a direct offsetting amount included in revenues, including REIT equity-based compensation expense and reimbursable expenses.

ASHFORD INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

19. Segment Reporting (Continued)

	Year Ended December 31, 2017
	REIT Advisory	Premier	J&S	OpenKey	Corporate and Other	Ashford Inc. Consolidated
REVENUE
Advisory services	$65,982	$—	$—	$—	$—	$65,982
Audio visual	—	—	9,186	—	—	9,186
Project management	—	—	—	—	—	—
Other	4,006	—	—	327	2,072	6,405

Total revenue	69,988	—	9,186	327	2,072	81,573
EXPENSES
Depreciation and amortization	1,373	—	319	25	810	2,527
Impairment	1,041	—	—	—	31	1,072
Other operating expenses(1)	19,099	—	9,655	3,478	56,264	88,496

Total operating expenses	21,513	—	9,974	3,503	57,105	92,095

OPERATING INCOME (LOSS)	48,475	—	(788)	(3,176)	(55,033)	(10,522)
Interest expense	—	—	(68)	—	(15)	(83)
Amortization of loan costs	—	—	(6)	(19)	(14)	(39)
Interest income	—	—	—	—	244	244
Other income (expense)	—	—	(47)	(12)	(12)	(71)

INCOME (LOSS) BEFORE INCOME TAXES	48,475	—	(909)	(3,207)	(54,830)	(10,471)
Income tax (expense) benefit	(18,324)	—	252	—	8,349	(9,723)

NET INCOME (LOSS)	$30,151	$—	$(657)	$(3,207)	$(46,481)	$(20,194)

(1)
Other operating expenses includes salaries and benefits, cost of revenues for audio visual and general and administrative expenses. Other operating expenses of REIT Advisory represent expenses for which there is generally a direct offsetting amount included in revenues, including REIT equity-based compensation expense and reimbursable expenses.

ASHFORD INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

19. Segment Reporting (Continued)

	Year ended December 31, 2016
	REIT Advisory	Premier	J&S	OpenKey	Corporate and Other	Ashford Inc. Consolidated
REVENUE
Advisory services	$67,228	$—	$—	$—	$—	$67,228
Audio visual	—	—	—	—	—	—
Project management	—	—	—	—	—	—
Other	335	—	—	44	—	379

Total revenue	67,563	—	—	44	—	67,607
EXPENSES
Depreciation and amortization	298	—	—	24	852	1,174
Impairment	—	—	—	—	—	—
Other operating expenses(1)	21,102	—	—	2,904	44,884	68,890

Total operating expenses	21,400	—	—	2,928	45,736	70,064

OPERATING INCOME (LOSS)	46,163	—	—	(2,884)	(45,736)	(2,457)
Interest expense	—	—	—	—	—	—
Amortization of loan costs	—	—	—	—	—	—
Interest income	—	—	—	—	73	73
Other income (expense)(2)	—	—	—	(30)	(9,209)	(9,239)

INCOME (LOSS) BEFORE INCOME TAXES	46,163	—	—	(2,914)	(54,872)	(11,623)
Income tax (expense) benefit	(16,684)	—	—	—	15,904	(780)

NET INCOME (LOSS)	$29,479	$—	$—	$(2,914)	$(38,968)	$(12,403)

(1)
Other operating expenses includes salaries and benefits, in addition to general and administrative expenses. Other operating expenses of REIT Advisory represent expenses for which there is generally a direct offsetting amount included in revenues, including REIT equity-based compensation expense and reimbursable expenses.

(2)
Other income (expense) primarily includes the realized gain (loss) on investment in unconsolidated entity, the unrealized gain (loss) on investment in unconsolidated entity, dividend income, the realized gain (loss) on investments and the unrealized gain (loss) on investments.

Geographic Information

        For revenues by geographical locations, see note 3. The following table presents furniture, fixtures and equipment, net by geographic area as of December 31, 2018 and 2017 (in thousands):

	December 31, 2018	December 31, 2017
United States	$42,503	$18,087
Mexico	4,996	2,960
All other countries	448	107

	$47,947	$21,154

ASHFORD INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

20. Concentration of Risk

        During the years ended December 31, 2018, 2017 and 2016, our advisory revenue was primarily derived from our advisory agreements with Ashford Trust and Braemar. Further, Premier, OpenKey, Pure Wellness and RED generated revenue through contracts with Ashford Trust OP and Braemar OP, as summarized in the table below, stated as a percentage of the consolidated subsidiaries' total revenues:

	Year Ended December 31,
	2018	2017	2016
Percentage of total revenues from Ashford Trust OP and Braemar OP(1)
Premier	99.6%	—%	—%
J&S(2)	9.8%	2.2%	—%
Pure Wellness	58.8%	45.6%	—%
OpenKey	12.6%	28.4%	9.1%
RED	51.7%	—%	—%

(1)
See note 17 for details regarding our related party transactions.

(2)
Represents percentage of revenues earned by J&S from customers at Ashford Trust and Braemar hotels. See note 2 for the discussion of audio visual revenue recognition policy.

        As of December 31, 2018, our operations include consolidated J&S net assets of $1.9 million and $267,000 located in Mexico and Dominican Republic, respectively. As of December 31, 2017, our operations include consolidated J&S net assets of $2.3 million and $399,000 located in Mexico and Dominican Republic, respectively. For discussion of revenues by geographic location see note 3.

        Financial instruments that potentially subject us to significant concentrations of credit risk consist principally of cash, cash equivalents and accounts receivable. We are exposed to credit risk with respect to cash held at financial institutions and U.S. government treasury bond holdings. Our counterparties are investment grade financial institutions.

ASHFORD INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

21. Selected Financial Quarterly Data (Unaudited)

        The following is a summary of the quarterly results of operations for the years ended December 31, 2018 and 2017 (in thousands, except per share data):

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Full Year
2018
Total revenue	$48,168	$54,811	$41,565	$50,976	$195,520
Total operating expenses	53,204	43,941	53,069	46,145	196,359

Operating income (loss)	$(5,036)	$10,870	$(11,504)	$4,831	$(839)
Net income (loss)	$(5,835)	$8,932	$2,006	$2,717	$7,820
Net income (loss) attributable to the Company	$(5,723)	$8,960	$3,387	$3,558	$10,182
Net income (loss) attributable to common stockholders	$(5,723)	$8,960	$1,409	$340	$4,986
Basic:
Net income (loss) attributable to common stockholders per share(1)	$(2.73)	$4.26	$0.67	$0.14	$2.29
Weighted average common shares outstanding—basic	2,094	2,095	2,109	2,381	2,170
Diluted:
Net income (loss) attributable to common stockholders per share(1)	$(2.84)	$0.93	$0.18	$(1.96)	$(2.11)
Weighted average common shares outstanding—diluted	2,115	2,487	2,337	2,652	2,332

	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Full Year
2017
Total revenue	$13,013	$19,639	$19,255	$29,666	$81,573
Total operating expenses	15,149	18,221	21,595	37,130	92,095

Operating income (loss)	$(2,136)	$1,418	$(2,340)	$(7,464)	$(10,522)
Net income (loss)	$(2,723)	$(7,231)	$(2,258)	$(7,982)	$(20,194)
Net income (loss) attributable to the Company	$(2,385)	$(6,709)	$(1,856)	$(7,402)	$(18,352)
Net income (loss) attributable to common stockholders	$(2,385)	$(6,709)	$(1,856)	$(7,402)	$(18,352)
Basic:
Net income (loss) attributable to common stockholders per share(1)	$(1.18)	$(3.32)	$(0.92)	$(3.58)	$(9.04)
Weighted average common shares outstanding—basic	2,015	2,019	2,022	2,069	2,031
Diluted:
Net income (loss) attributable to common stockholders per share(1)	$(1.34)	$(3.85)	$(1.05)	$(3.72)	$(9.59)
Weighted average common shares outstanding—diluted	2,046	2,265	2,054	2,118	2,067

(1)
The sum of the basic and diluted income (loss) attributable to common stockholders per share for the four quarters in 2018 and 2017 may differ from the full year basic and diluted income (loss) attributable to common stockholders per share due to the required method of computing the weighted average diluted common shares in the respective periods.

ASHFORD INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

22. Subsequent Events

        On January 15, 2019, the Company entered into the Enhanced Return Funding Program Agreement and Amendment No. 1 to the Fifth Amended and Restated Advisory Agreement (the "Braemar ERFP Agreement") with Braemar. The independent members of the board of directors of each of the Company and Braemar, with the assistance of separate and independent legal counsel, engaged to negotiate the Braemar ERFP Agreement on behalf of the Company and Braemar, respectively. Under the Braemar ERFP Agreement, the Company agreed to provide $50 million to Braemar in connection with Braemar's acquisition of hotels recommended by us, with the option to increase the funding commitment to up to $100 million upon mutual agreement by the parties. Under the Braemar ERFP Agreement, the Company is obligated to provide Braemar 10% of the acquired hotel's purchase price in exchange for FF&E, which is subsequently leased by the Company to Braemar rent-free. In connection with Braemar's acquisition of The Ritz-Carlton Lake Tahoe on January 15, 2019, the Company is obligated to provide Braemar with approximately $10.3 million in exchange for FF&E at Braemar properties, subject to the terms of the Braemar ERFP Agreement.

        On January 22, 2019, Ashford Trust acquired The Embassy Suites New York Midtown Manhattan for a purchase price of $195.0 million. In connection with Ashford Trust's acquisition of the hotel, the Company is obligated to provide Ashford Trust with approximately $19.5 million in exchange for FF&E at Ashford Trust's hotel properties that will subsequently be leased back to Ashford Trust rent-free under the Ashford Trust ERFP Agreement.

        Effective January 1, 2019, we acquired a 30% noncontrolling ownership interest in Real Estate Advisory Holdings LLC ("REA Holdings"), a real estate advisory firm that provides financing, advisory and property sales services primarily to clients in the hospitality and leisure industry, for a purchase price of approximately $3.0 million which was paid in the form of $2.1 million cash and the issuance of 16,529 shares of our common stock (approximately $890,000) to the seller pursuant to the exemption from the registration requirements under the Securities Act, provided under Section 4(a)(2) thereunder. We have an option to acquire an additional 50% of the ownership interests in REA Holdings for $12.5 million beginning on January 1, 2022. Our investment in REA Holdings is accounted for under the equity method as we have significant influence over the voting interest entity.

        Effective February 1, 2019, OpenKey had no borrowings outstanding and the $1.5 million revolving credit facility funds were no longer available. See note 7.

        On February 6, 2019, Ashford Inc. invested an additional $845,000 in OpenKey resulting in ownership of 46.59% after the investment. OpenKey is a hospitality focused mobile key platform that provides a universal smartphone app for keyless entry into hotel guest rooms. See notes 1, 2, 13, 14 and 17.

        On February 26, 2019, Ashford Trust acquired the Hilton Santa Cruz/Scotts Valley, in Santa Cruz, California, for a purchase price of $50.0 million. In connection with Ashford Trust's acquisition of the hotel, the Company is obligated to provide Ashford Trust with approximately $5.0 million in exchange for FF&E at Ashford Trust's hotel properties that will subsequently be leased back to Ashford Trust rent-free under the Ashford Trust ERFP Agreement.

        On February 28, 2019, our RED operating subsidiary renewed its revolving credit facility for which the creditor has recourse to Ashford Inc. The revolving credit facility provides RED with available borrowings up to a total of $250,000, bears interest at the Prime Rate plus 1.75% and matures on February 5, 2020. See note 7.

ASHFORD INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

22. Subsequent Events (Continued)

        On March 1, 2019, J&S, our consolidated subsidiary, acquired a privately-held company that conducts the business of BAV Services in the United States ("BAV") for approximately $9.0 million. BAV is an audio visual rental, staging, and production company, focused on meeting and special event services. As a result of the acquisition, our ownership interest in J&S, which we consolidate under the voting interest model, increased from 85% to approximately 88%. The purchase price consisted of (i) $5.0 million in cash, funded by an existing term loan; (ii) $4.0 million in the form of Ashford Inc. common stock, consisting of 61,387 shares issued on March 1, 2019, which was determined based on an agreed upon value of $3.5 million using a thirty-day weighted average price per share of $57.01 and had an estimated fair value of $3.9 million on the acquisition date, and additional shares with an estimated fair value of $500,000 to be issued 18 months from the acquisition date, subject to certain conditions; and (iii) contingent consideration up to $3.0 million, payable, if earned, 12 to 18 months from the acquisition date. The results of operations of BAV will be included in our consolidated financial statements from the date of acquisition beginning in the first quarter of 2019. We are in the process of evaluating the fair value of the net assets acquired through internal studies and third-party valuations and expect to complete a preliminary purchase price allocation in the first quarter of 2019.

Special Purpose Combined Carve-Out Financial Statements of the Remington Hotel Management
Business (A Carve-Out of Remington Holdings, L.P.)

Combined Hotel Management Balance Sheets

	June 30, 2019 (unaudited)	December 31, 2018
Assets
Current Assets
Cash and cash equivalents	$1,857,951	$3,911,548
Restricted cash for managed properties	3,002,374	890,730
Restricted cash for insurance reserve and hotel bonuses	4,323,039	3,947,731
Restricted investment for deferred compensation	1,399,871	1,501,828
Accounts receivable	3,882,309	6,318,951
Accounts receivable for managed properties	11,359,843	11,396,678
Other receivables	629,280	1,078,932
Prepaid expenses and other	493,506	791,165

Total Current Assets	26,948,173	29,837,563
Property and Equipment
Furniture and fixtures	596,870	596,870
Computer software	1,909,136	1,909,136
Computer hardware	1,506,835	1,506,835
Leasehold improvements	72,245	72,245

Total Property and Equipment	4,085,086	4,085,086
Less accumulated depreciation and amortization	3,543,934	3,436,562

Net property and equipment	541,152	648,524
Non-Current Assets
Operating lease right-of-use asset	25,536,544	—
Notes receivable	944,044	944,492

Total Non-Current Assets	26,480,588	944,492

Total Assets	$53,969,913	$31,430,579

Liabilities and Partners' Capital
Current Liabilities
Accounts payable	$187,831	$696,761
Accounts payable and accrued expenses for managed properties	12,328,076	11,006,408
Accrued expenses	5,992,640	6,628,534
Deferred compensation agreement	118,132	435,804
Insurance reserve liability	2,131,573	1,396,353
Deferred revenue	23,392	71,638
Due to affiliate	255,161	93,623
Operating lease liability	2,109,194	—

Total Current Liabilities	23,145,999	20,329,121
Non-Current Liabilities
Operating lease liability	23,427,350	—
Reserve liability for managed properties	3,295,000	1,246,000

Total Non-Current Liabilities	26,722,350	1,246,000
Commitment and Contingencies
Partners' Capital	4,101,564	9,855,458

Total Liabilities and Partners' Capital	$53,969,913	$31,430,579

See notes to combined hotel management financial statements.

Special Purpose Combined Carve-Out Financial Statements of the Remington Hotel Management
Business (A Carve-Out of Remington Holdings, L.P.)

Combined Hotel Management Statements of Income and Comprehensive Income

	Six Months Ended June 30,
(unaudited)	2019	2018
Revenues
Hotel management fees	$15,711,892	$15,195,053
Incentive management fees	891,866	—
Reimbursement revenue from managed properties	139,422,782	123,828,510
Other operating income	473,411	429,913

Total Revenues	156,499,951	139,453,476

Operating Expenses
Hotel management expenses	8,585,678	8,125,119
Reimbursable expenses from managed properties	139,422,782	123,828,510
Other operating expenses	485,414	442,417
Reimbursement costs (recoveries)	21,912	(12,967)

Total Operating Expenses	148,515,786	132,383,079

Operating Income	7,984,165	7,070,397
Other income (expense)
Dividend income	12,660	12,959
Realized loss on distribution of restricted investment	(140,787)	(142,219)
Other	43,032	9,329

Total other expense	(85,095)	(119,931)

Income before Provision for State Income Taxes	7,899,070	6,950,466
Provision for State Income Taxes	126,082	99,226

Net Income	7,772,988	6,851,240
Other Comprehensive Income (Loss)
Unrealized gain (loss) on restricted investment	(325,429)	190,577
Less reclassification for realized loss on restricted investment included in net income	140,787	142,219

Comprehensive Income	$7,588,346	$7,184,036

See notes to combined hotel management financial statements.

Special Purpose Combined Carve-Out Financial Statements of the Remington Hotel Management Business (A Carve-Out of Remington Holdings, L.P.)

Combined Hotel Management Statements of Changes in Partners' Capital

(Unaudited)	Partners' Capital	Accumulated Other Comprehensive Income	Total Partners' Capital
Balance, December 31, 2017	$9,646,101	$1,736,973	$11,383,074
Net income	6,851,240	—	6,851,240
Reclassifications of realized loss on restricted investment to net income	—	142,219	142,219
Unrealized gain on restricted investment	—	190,577	190,577
Distributions including taxes and legal fee paid on behalf of partners	(10,461,384)	—	(10,461,384)

Balance, June 30, 2018	$6,035,957	$2,069,769	$8,105,726

Balance, December 31, 2018	$8,890,010	$965,448	$9,855,458
Net income	7,772,988	—	7,772,988
Reclassifications of realized loss on restricted investment to net income	—	140,787	140,787
Unrealized loss on restricted investment	—	(325,429)	(325,429)
Distributions including taxes and legal fee paid on behalf of partners	(13,342,240)	—	(13,342,240)

Balance, June 30, 2019	$3,320,758	$780,806	$4,101,564

See notes to combined hotel management financial statements.

Special Purpose Combined Carve-Out Financial Statements of the Remington Hotel Management Business (A Carve-Out of Remington Holdings, L.P.)

Combined Hotel Management Statements of Cash Flows

Six Months Ended June 30, (unaudited)	2019	2018
Cash Flows from Operating Activities
Net income	$7,772,988	$6,851,240
Adjustments to reconcile to net income to net cash provided by operating activities:
Depreciation and amortization	107,372	124,422
Loss on distribution of restricted investment	140,787	142,219
Deferred compensation agreement	383,356	331,068
Changes in:
Restricted cash for insurance reserve and hotel bonuses	(375,308)	(1,808,187)
Restricted cash for managed properties	(2,111,644)	(989,186)
Accounts receivable	2,436,642	3,214,108
Accounts receivable for managed properties	352,809	18,814
Other receivables	449,652	(716,786)
Prepaid expenses and other	297,659	292,569
Notes receivable	448	—
Due to affiliate	161,538	(80,826)
Accounts payable and accrued expenses	(1,144,824)	1,201,939
Accounts payable and accrued expenses for managed properties	1,005,694	847,481
Insurance reserve liability	735,220	102,137
Reserve liability for managed properties	2,049,000	(33,000)
Deferred revenue	(48,246)	(82,855)
Right-of-use asset	286,531	—
Lease liability	(286,531)	—

Net cash provided by operating activities	12,213,143	9,415,157

Cash Flows from Investing Activities
Purchases of property and equipment	—	(107,402)
Purchases of available-for-sale securities in restricted investment	(931,141)	(716,143)
Dividends received from restricted investments	6,641	2,136

Net cash used in investing activities	(924,500)	(821,409)

Cash Flows from Financing Activities
Taxes paid on behalf of partners	(462,144)	(703,400)
Legal fees paid on behalf of partners	—	(5,402)
Distributions to partners	(12,880,096)	(9,752,582)

Net cash used in financing activities	(13,342,240)	(10,461,384)

Net Decrease in Cash and Cash Equivalents	(2,053,597)	(1,867,636)
Cash and Cash Equivalents, Beginning of Period	3,911,548	6,160,922

Cash and Cash Equivalents, End of Period	$1,857,951	$4,293,286

Supplemental Cash Flow Information
Initial adoption of ASC 842	28,294,325	—
Lease modification	(2,471,250)	—
Non-cash payroll receivable	$(315,974)	$3,927,075
Non-cash payroll payable	315,974	(3,927,075)
Reclassification of realized gain on restricted investment to net income	(140,787)	(142,219)
Distribution of restricted investment for deferred compensation cost	841,815	934,500
Unrealized gain (loss) on restricted investment	(325,429)	190,577

See notes to combined hotel management financial statements.

Special Purpose Combined Carve-Out Financial Statements of the Remington Hotel Management Business (A Carve-Out of Remington Holdings, L.P.)

Notes to Carve-out Combined Financial Statements

1. Nature of Operations and Summary of Significant Accounting Policies

Nature of Operations

        The special purpose combined carve-out financial statements consist of balances and activity compiled and reported in the following single member Limited Liability Corporations of Remington Holdings, L.P. (the "Partnership"):

  Remington Hotels, L.L.C. ("RHLLC")

  Remington Lodging and Hospitality, L.L.C. ("RLH")

  WQ Hotel Management, L.L.C. ("WQ")

  Remington Anchorage Employers, L.L.C ("RAELLC")

  Remington Boston Employers, L.L.C. ("RBELLC")

  Remington Costa Mesa Employers, L.L.C. ("RCMLLC")

  Remington Parsippany Employers, L.L.C. ("RPARLLC")

  Remington Philly Employers, L.L.C. ("RPHILLC")

  Remington Lodging and Hospitality—Linthicum, L.L.C. ("RLH-LIN")

  Remington Lodging and Hospitality—Annapolis, L.L.C. ("RLH-ANN")

  Remington Long Island Employers, L.L.C. ("RLI")

  Remington Midtown Manhattan Employers, L.L.C. ("RMM")

  Marietta Leasehold GP, L.L.C. ("MAR")

        The Partnership manages various hotel properties and provides accounting, information technology, legal, and other consulting and administrative services. At June 30, 2019 and December 31, 2018, the Partnership held management contracts on 88 and 86 properties, respectively. Of those contracts, 84 and 82 properties, respectively, were under agreements with Ashford Hospitality Trust ("AHT"), while 3 properties, were managed under an agreement with Braemar Hotels & Resorts ("BHR"), related parties through common ownership and management for both periods.

        Until August 8, 2018, when the project management business was sold to Ashford, Inc. ("AINC"), the Partnership also provided project management services to managed properties as well as other properties owned by AHT and BHR. These services included project management, design, procurement and construction management. None of these services are reflected in these statements.

        RHLLC is the employer of corporate employees that support the hotel services described above. RLH reimburses RHLLC for the cost of the hotel management services through intercompany transactions which eliminate upon consolidation in the carve-out financial statements. In addition, RHLLC employs accounting, information technology ("IT"), legal and other support services and receives full reimbursement for these expenses without any mark-up from AHT, BHR and from AINC, the advisor to the two real estate investment trust ("REIT") ownership platforms, AHT and BHR, for shared corporate overhead expenses.

Special Purpose Combined Carve-Out Financial Statements of the Remington Hotel Management Business (A Carve-Out of Remington Holdings, L.P.)

Notes to Carve-out Combined Financial Statements (Continued)

1. Nature of Operations and Summary of Significant Accounting Policies (Continued)

        RLH is the primary employer for employees at the properties with WQ, RAELLC, RBELLC, RCMLLC, RPARLLC, RPHILLC, RLI and RMM employing the employees at their respectively properties. The expense related the properties' payroll, payroll taxes and benefits are recorded on the income statement as reimbursable expenses from managed properties with an offsetting entry into reimbursement revenues from managed properties. Likewise, the accrued liabilities for property employees' payroll and benefits is recorded on the balance sheet under accounts payable and accrued expenses for managed properties with a receivable in accounts receivable for managed properties.

Basis of Presentation

        The accompanying special purpose combined carve-out financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America ("U.S. GAAP"). These financial statements have been prepared on a "carve out" basis from the Partnership's combined financial statements using the historical results of operations, cash flows, assets and liabilities and include allocations of income, expenses, assets and liabilities from the Partnership. These allocations reflect significant assumptions, and the financial statements do not fully reflect what the Partnership's financial positions, results of operations and cash flows would have been had the hotel management business of the Partnership been operated exclusively within a stand-alone company during the periods presented.

Carve-out Methodology

        Restricted cash related to operational lines of business is maintained in separate general ledger accounts. Likewise, accounts receivable were allocated based on existing segregation of receivables into distinct general ledger accounts. Prepaid expenses were allocated based on the relative proportion of monthly expense amortization applied to the balance of the prepaid accounts. Fixed assets and depreciation were allocated base on the departmental allocation of basis and accumulated depreciation on the respective depreciation schedules. Accounts payable and accrued expenses were reviewed in detail for items expensed to the carve-out departments and were allocated accordingly. Capital projects escrow liabilities were fully excluded from the carve-out as the balances are all related to project management. Restricted investments for deferred compensation and the related deferred compensation agreement were allocated based on the market value of shares held in the stock plan for employees charged to the hotel management carve-out departments and the respective stock vesting. Due to affiliate is the respective expense of cost reimbursements to an affiliate for rental of the corporate office space which is currently segregated in the general ledger.

        The Partnership segregates financial transactions by operating departments for most income statement activity. Revenues for the carved-out departments were recorded in respective general ledger accounts as were the related expenses. Other operating income was allocated based on the proportionate share of employees participating in the AINC administered stock plan, while other operating expenses were allocated based on a weighted average for estimated time required to support the carve-out departments and applied to the corporate administrative & tax and legal departments. For general overhead items such as professional audit fees, taxes, etc., expenses were generally allocated based either on a proportionate share of gross revenue or by a more exact method if detailed information was available.

Special Purpose Combined Carve-Out Financial Statements of the Remington Hotel Management Business (A Carve-Out of Remington Holdings, L.P.)

Notes to Carve-out Combined Financial Statements (Continued)

1. Nature of Operations and Summary of Significant Accounting Policies (Continued)

Use of Estimates

        The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents

        The Partnership considers all liquid investments with original maturities of three months or less to be cash equivalents. At June 30, 2019 and December 31, 2018, cash equivalents consisted primarily of brokered money market mutual funds.

        At June 30, 2019, the Partnership's cash and restricted cash accounts exceeded federally insured limits by approximately $7,771,000. The Partnership has never experienced any losses due to amounts exceeding federally insured limits.

Restricted Cash Accounts

        The Partnership has elected to self-insure certain costs related to the employee health insurance program. As a result, the Partnership funds a reserve of restricted cash to cover health insurance claims from amounts collected from managed properties and the Partnership records an equal and offsetting liability for the same amount.

        At June 30, 2019 and December 31, 2018, $2,042,573 and $1,396,353 of cash restricted for this insurance liability was allocated to the carve-out, respectively. The Partnership has purchased insurance that limits its exposure for individual claims to $150,000 and its aggregate annual exposure to $1,000,000. In addition, some of the Partnership's employees participate in a Health Reimbursement Account ("HRA") account which grants associates limited access to company funded reserve account. The employee's unused balance carries over year to year but is no longer available to the employee upon termination.

        Restricted cash for managed properties represents cash used for centralized billing services for the properties under management. The cash is in a separate bank account from the Partnership's operating accounts and the account is funded by the properties. When properties are added to the management agreement, funds are advanced by the hotels and recorded in the reserve liability for managed properties on the balance sheet. Conversely, these advances are returned to the properties when management is discontinued.

        Beginning in May 2018, the Partnership received from the hotels it manages cash reserved for use in the payment of bonuses earned by hotel employees. As a result, the Partnership recorded a liability for the same amount. At June 30, 2019 and December 31, 2018, the Partnership held $2,280,466 and $2,551,378, respectively of cash reserved for the payment of hotel employee bonuses.

Accounts Receivable

        Accounts receivable are stated at the amount billed to the properties and affiliates. Ordinarily, accounts receivable are due within one month after the fee revenues are recognized. The Partnership

Special Purpose Combined Carve-Out Financial Statements of the Remington Hotel Management Business (A Carve-Out of Remington Holdings, L.P.)

Notes to Carve-out Combined Financial Statements (Continued)

1. Nature of Operations and Summary of Significant Accounting Policies (Continued)

provides an allowance for doubtful accounts, if any, which is based upon a review of outstanding receivables, historical collection information and existing economic conditions. Accounts that are past due more than 60 days, are reviewed monthly to determine if they are collectible. Accounts deemed uncollectible are written off and charged to bad debt expense. There were no allowances for doubtful accounts as of June 30, 2019 and December 31, 2018.

Income Taxes

        The Partnership is not directly subject to income taxes under the provisions of the Internal Revenue Code (IRC). Therefore, taxable income or loss is reported to the individual partners for inclusion in their respective tax returns and no provision for federal income taxes has been included in the accompanying combined financial statements. A provision for state income taxes is included in the combined financial statements. The subsidiaries are single-member limited liability companies ("LLCs"), and are disregarded entities under the IRC. All income related to the Partnership and the combined subsidiaries are included in the Federal income tax return of the Partnership. With a few exceptions, the subsidiaries are no longer subject to U.S. federal or state and local income tax examinations by tax authorities for years before 2015. The tax provision related to the carve-out operations were allocated based a proportionate share of total gross revenues of the Partnership and closely approximates the taxes that would be due for the carve-out operations if a separate return were filed by the carved-out entity.

Property and Equipment

        Property and equipment are recorded at cost less accumulated depreciation and amortization. Depreciation and amortization are charged to expense on the straight-line basis over the estimated useful life of each asset. Leasehold improvements are amortized over the shorter of the lease term or the estimated useful lives of the improvements.

        Depreciation and amortization expense for the six months ending June 30, 2019 and 2018 were $107,373 and $124,422, respectively.

        The estimated useful lives for each major depreciable classification of property and equipment are as follows:

Furniture and fixtures	10 years
Computer software and other	3 years
Computer hardware	5 years

Comprehensive Income

        Comprehensive income consists of net income and other comprehensive income (loss), net of applicable income taxes. Other comprehensive income (loss) includes unrealized appreciation (depreciation) on available-for-sale securities associated with restricted investments within the deferred compensation plan discussed in Notes 5, 6 and 7 below.

Special Purpose Combined Carve-Out Financial Statements of the Remington Hotel Management Business (A Carve-Out of Remington Holdings, L.P.)

Notes to Carve-out Combined Financial Statements (Continued)

1. Nature of Operations and Summary of Significant Accounting Policies (Continued)

New Accounting Pronouncements

        In November 2016, the FASB issued ASU 2016-18, "Statement of Cash Flows: Restricted Cash" requiring that a statement of cash flows explain the change in total cash, cash equivalents, and amounts generally described as restricted cash or restricted cash equivalents during the period. Therefore, amounts generally described as restricted cash and restricted cash equivalents should be included with cash and cash equivalents when reconciling the beginning-of-period total amounts shown on the statement of cash flows. This guidance will become effective for fiscal years beginning after December 15, 2018 and interim periods within fiscal years beginning after December 15, 2019. The Partnership will adopt this guidance on December 31, 2019.

Recently Adopted Accounting Standards

        In May 2014, the FASB issued Accounting Standards Update ("ASU") 2014-09, Revenues from Contracts with Customers. It establishes a comprehensive revenue recognition standard for virtually all industries in U.S GAAP. The revenue standard's core principle is built on the contract between a vendor and a customer for the provision of goods and services. It attempts to depict the exchange of rights and obligations between the parties in the pattern of revenue recognition based on the consideration to which the vendor is entitled. To accomplish this objective, the standard requires five basic steps: (i) identify the contract with the customer; (ii) identify the performance obligations in the contract; (iii) determine the transaction price; (iv) allocate the transaction price to the performance obligations in the contract; and (v) recognize revenue when (or as) the entity satisfies a performance obligation. The amendments in ASU No. 2014-09 are effective for private companies, for annual reporting periods beginning after December 15, 2018. Effective January 1, 2019, the Partnership adopted the new standard under ASC 606. Results for reporting periods beginning after January 1, 2019, are presented under ASC 606, while prior period amounts are not adjusted and continue to be reported in accordance with the Partnership's historic accounting under ASC Topic 605—Revenue Recognition. The Partnership expects the new standard's impact on net income will be immaterial on an ongoing annual basis; however, the Partnership does anticipate that the new standard will have an impact on its revenues in interim periods due to timing. The primary impact of adopting the new standard relates to the timing of recognition of annual incentive management fees ("IMF") which are recognized over the annual period (subject to the constraint on variable consideration and significant reversal) based upon a common measure of progress instead of being recognized only at the end of each annual period.

        In February 2016, the FASB issued Accounting Standards Update 2016-02 Leases (Topic 842). This update is the result of the FASB's efforts to increase transparency and comparability among organizations by recognizing lease assets and lease liabilities on the balance sheet and disclosing key information about leasing arrangements. The core principle of this update is that a lessee should recognize the assets and liabilities that arise from leases. Effective January 1, 2019, the Partnership has adopted the new standard using the modified retrospective approach. The Partnership elected to adopt both the transition relief provided in ASU 2018-11 and the package of practical expedients which allowed the Partnership to retain historical lease classifications and accounting for any leases that existed prior to adoption of the standard. Additionally, the Partnership elected the practical expedients allowing the Partnership not to separate lease and non-lease components and not record leases with an

Special Purpose Combined Carve-Out Financial Statements of the Remington Hotel Management Business (A Carve-Out of Remington Holdings, L.P.)

Notes to Carve-out Combined Financial Statements (Continued)

1. Nature of Operations and Summary of Significant Accounting Policies (Continued)

initial term of twelve months or less ("short-term leases") on the combined balance sheet across all existing asset classes.

        The Partnership early adopted the standard as of January 1, 2019. Adoption of the new standard resulted in the recording of operating lease assets and operating lease liabilities of $28,294,325 as of January 1, 2019, which primarily relates to certain office space. The standard did not materially impact the Partnership's combined statements of operations or cash flows.

Recent Events

        On May 31, 2019, the Partnership's partners entered into a Combination Agreement pursuant to which AINC will acquire the Hotel Management business of the Partnership. Under the terms of the agreement, AINC will acquire Remington's Hotel Management business for a purchase price of $275 million, payable by the issuance of $275 million of a new Series D Convertible Preferred Stock of AINC. In the previous transaction for the Partnership's Project Management business, the sellers received $203 million of Series B Convertible Preferred Stock of AINC. For this transaction involving the Partnership's Hotel Management business, that $203 million of Series B Convertible Preferred Stock will be exchanged for $203 million of Series D Convertible Preferred Stock (such that, after the transactions, $478 million of Series D Convertible Preferred Stock, and no Series B Convertible Preferred Stock, will be outstanding). The new Series D Convertible Preferred Stock will be convertible into shares of common stock at a price of $117.50 per share. Dividends on the Series D Convertible Preferred Stock will be payable at an annual rate of 6.59% in the first year, 6.99% in the second year, and 7.28% in the third year and each year thereafter. Voting rights of the Series D Convertible Preferred Stock will be on an as-converted basis, and the holders of the convertible preferred stock will have a voting limit of 40% of voting securities until August 8, 2023.

2. Revenues

        On January 1, 2019, the Partnership adopted ASC 606 using the modified retrospective method. As the adoption of this standard did not have a material impact on the special purpose combined carve-out financial statements, no adjustments to opening retained earnings were made as of January 1, 2019. Results for reporting periods beginning after January 1, 2019, are presented under ASC 606, while prior period amounts are not adjusted and continue to be reported in accordance with the Partnership's historic accounting under ASC Topic 605–Revenue Recognition.

        Revenues are recognized when control of the promised goods or services is transferred to the Partnership's customers, in an amount that reflects the consideration the Partnership expects to be entitled to in exchange for those goods or services.

        The Partnership determines revenue recognition through the following steps:

  •
  Identification of the contract, or contracts, with a customer

  •
  Identification of the performance obligations in the contract

  •
  Determination of the transaction price

  •
  Allocation of the transaction price to the performance obligations in the contract

Special Purpose Combined Carve-Out Financial Statements of the Remington Hotel Management Business (A Carve-Out of Remington Holdings, L.P.)

Notes to Carve-out Combined Financial Statements (Continued)

2. Revenues (Continued)

  •
  Recognition of revenue when, or as, the Partnership satisfies a performance obligation

        Hotel management fees consist of base fees and incentive fees. The Partnership receives hotel management fees of 3% of gross hotel revenues for managing the hotel employees and daily operations of the hotels. The hotel management fees are recognized monthly as services are transferred.

        In addition, the Partnership has the potential to receive an IMF of the lesser of 1% of each hotel's annual gross revenues or the amount by which the respective hotel's gross operating profit exceeds the hotel's budgeted gross operating profit. Effective with the Partnership's January 1, 2019 adoption of ASC 606, the Partnership recognizes incentive management fees on a monthly basis over the term of the agreement based on each hotel's financial results, as long as the Partnership does not expect a significant reversal due to projected future hotel performance or cash flows in future periods. Historically, IMF was only recognized at the end of each annual period. The impact of adoption of ACS 606 increased IMF revenues for the six months ended June 30, 2019 by $891,866.

        Reimbursement revenue from managed hotels includes costs for accounting, IT, legal and other support services provided to hotels owned by affiliates of AHT, BHR and other owners and are recognized as services are rendered. These are contractually reimbursed by the owners. For these revenues which are reimbursed at cost, the combined statements of income include an equal and offsetting expense amount—"Reimburseable expenses from managed properties."

        Other operating revenue represents equity grants of AHT and BMR to officers and employees in connection with providing hotel management services equal to the fair value of the award in proportion to the requisite service period satisfied during the period, as well an offsetting expense in an equal amount included in "Other operating expenses."

        Deferred revenue represents payments from customers for reimbursed costs that are capitalized and will be recognized as revenue when the performance obligations are satisfied.

3. Related Party Transactions

        During 2019 and 2018, the Partnership paid for expenses or received benefit of services related to the operation of the entities under common ownership and associated with the hotel management business. Substantially all of the Partnership's revenues and receivables are from related parties. Total due to Remington Hotel Corporation ("RHC"), a related party through common ownership, at June 30, 2019 and December 31, 2018, was $255,161 and $93,623, respectively.

        The accounts receivable balance from Marietta Leasehold, L.P. ("Marietta"), a related party through common ownership, was $41,460 and $32,337 at June 30, 2019 and December 31, 2018, respectively, and is included in accounts receivable on the combined balance sheets. For the six months ended June 30, 2019 and 2018, the Partnership earned revenues from Marietta related to hotel management and other services in amounts of $281,848 and $281,549, respectively.

        As described in Note 4, RHC receives rent payments from the Partnership.

        As described in Notes 1 and 9, the ultimate owners of the Partnership have a minority ownership interest in the entities that own the managed projects.

        On August 8, 2018, the Partnership issued a Note Receivable to the former Managing Director, Mark Sharkey, in the amount of $944,792 the terms of which require only the payment of interest until the note matures on August 8, 2025 at which time the full amount of principal is due.

Special Purpose Combined Carve-Out Financial Statements of the Remington Hotel Management Business (A Carve-Out of Remington Holdings, L.P.)

Notes to Carve-out Combined Financial Statements (Continued)

4. Operating Leases

        RHC, a related party under common control, is the responsible party under two leases for office space, one that expired in April 2019 and another that was renewed in August 2018 and expires in November 2028. RHC has no formal sublease agreement with the Partnership. The exercise of lease renewal options is at the Partnership's discretion and include rental payments adjusted periodically for inflation. These expenses were allocated based on the proportion of project management employees to all employees of RHLLC and AINC utilizing office space at the corporate offices.

        As of June 30, 2019, leased assets and liabilities consisted of the following:

Leases	Classification	Amount
Assets:
Operating lease assets	Operating lease right-of use asset	$25,536,544

Liabilities:
Current Operating	Accrued expense	$2,109,194
Non-current Operating	Operating lease liabilities	23,427,350

Total operating lease liability		$25,536,544

        The Partnership incurred the following lease costs related to operating leases for the six months ended June 30, 2019:

Hotel management expenses	$198,166
Reimbursable expenses from managed properties	1,308,682

Total lease costs	$1,506,848

        Lease costs represents straight line expenses of right of use asset, short-term leases and variable lease costs for the six months ended June 30, 2019:

Fixed lease costs	$1,359,513
Short-term lease costs	147,335

Total lease costs	$1,506,848

        Cash paid for amounts included in the measurement of operating lease liabilities for the six months ended June 30, 2019 included in operating cash flows amounted to $1,359,514.

Special Purpose Combined Carve-Out Financial Statements of the Remington Hotel Management Business (A Carve-Out of Remington Holdings, L.P.)

Notes to Carve-out Combined Financial Statements (Continued)

4. Operating Leases (Continued)

        As of June 30, 2019, minimum lease payments on operating leases under ASC 842 were as follows:

2019	$1,642,404
2020	3,423,881
2021	3,423,881
2022	3,423,881
2023	3,423,881
Thereafter	16,834,079

Total	32,172,006
Imputed interest	6,635,462

Present value of minimum lease payments	$25,536,544

        The weighted average remaining lease term and discount rate related to the Partnership's leases were 9.42 years and 5.06%, respectively. The discount rate is based on the Partnership's estimated incremental borrowing rate.

5. Deferred Compensation Plan

        The Partnership sponsors a deferred compensation plan that was created in 2004 to purchase shares of stock of affiliated company, AHT, on the open market and hold for the purpose of providing deferred compensation to certain employees. The stock purchased in the plan is held in a Rabbi Trust and is restricted for use only to provide benefits under the terms of the plan. The Stock Plan assets held in trust are reported at fair value as a restricted investment. As grants of shares are made to key employees, the expected future benefit is accrued ratably over the life of the grant. Generally, the grants vest over a 3 year period with vested amounts distributed to employees annually. The cumulative accrued liability related to the grants, is reported as a deferred compensation agreement.

        In 2014 and 2013, shares of newly created companies, AINC and BHR, respectively, were spun-off from AHT shares. Plan participants were granted shares of the new companies which accrue and vest according to the vesting of related AHT shares.

        Total compensation expense recognized in the combined statements of income related to the deferred compensation plan for the six months ended June 30, 2019 and 2018 was $555,984 and $497,710, respectively. The total fair value of the investment at June 30, 2019 and December 31, 2018 was $1,399,871 and $1,501,828, respectively.

Special Purpose Combined Carve-Out Financial Statements of the Remington Hotel Management Business (A Carve-Out of Remington Holdings, L.P.)

Notes to Carve-out Combined Financial Statements (Continued)

6. Securities Within Restricted Investments

        The historical cost and approximate fair values, together with gross unrealized gains and losses, of securities restricted for use in the deferred compensation plan are as follows:

	Historical Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Available-for-sale securities:
June 30, 2019:
Equity Securities	$619,065	$780,806	$—	$1,399,871

Available-for-sale securities:
December 31, 2018:
Equity Securities	$536,380	$965,448	$—	$1,501,828

        Gross losses of $140,787 and $142,219 resulting from the distribution of available-for-sale securities were recognized for the six months ended June 30, 2019 and 2018, respectively. The components of accumulated other comprehensive income (loss), included in partners' capital are the unrealized gains associated with the available-for-sale securities noted above.

7. Disclosures About Fair Value of Financial Instruments

        Fair value is the price that would be received to sell an asset, or paid to transfer a liability, in an orderly transaction between market participants at the measurement date. Fair value measurements must maximize the use of observable inputs and minimize the use of unobservable inputs. There is a hierarchy of three levels of inputs that may be used to measure fair value:

        Level 1 Quoted prices in active markets for identical assets or liabilities.

        Level 2 Observable inputs other than Level 1 prices, such as quoted prices of similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

        Level 3 Unobservable inputs supported by little or no market activity and that are significant to the fair value of the assets or liabilities.

Special Purpose Combined Carve-Out Financial Statements of the Remington Hotel Management Business (A Carve-Out of Remington Holdings, L.P.)

Notes to Carve-out Combined Financial Statements (Continued)

7. Disclosures About Fair Value of Financial Instruments (Continued)

Recurring Measurements

        The following table presents the fair value measurements of assets recognized in the accompanying balance sheets measured at fair value on a recurring basis and the level within the fair value hierarchy in which the fair value measurements fall at June 30, 2019 and December 31, 2018:

		Fair Value Measurements Using
June 30, 2019:	Fair Value	Quoted Prices in Active Markets for Identical Assets (Level I)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Financial assets:
Money market mutual funds included in cash and cash equivalents	$20,242	$20,242	$—	$—
Restricted investment for deferred compensation:
AHT common stock	754,146	754,146	—	—
BHR common stock	473,614	473,614	—	—
AINC common stock	172,111	172,111	—	—
Financial liabilities:
Deferred compensation agreement	118,132	—	118,132	—

		Fair Value Measurements Using
December 31, 2018:	Fair Value	Quoted Prices in Active Markets for Identical Assets (Level I)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Financial assets:
Money market mutual funds included in cash and cash equivalents	$1,289,082	$1,289,082	$—	$—
Restricted investment for deferred compensation:
AHT common stock	744,149	744,149	—	—
BHR common stock	456,555	456,555	—	—
AINC common stock	301,124	301,124	—	—
Financial liabilities:
Deferred compensation agreement	435,804	—	435,804	—

        Following is a description of the valuation methodologies and inputs used for assets and liabilities measured at fair value on a recurring basis and recognized in the accompanying combined balance sheets, as well as the general classification of such assets and liabilities pursuant to the valuation hierarchy. There have been no significant changes in the valuation techniques during the six months ended June 30, 2019.

Special Purpose Combined Carve-Out Financial Statements of the Remington Hotel Management Business (A Carve-Out of Remington Holdings, L.P.)

Notes to Carve-out Combined Financial Statements (Continued)

7. Disclosures About Fair Value of Financial Instruments (Continued)

Cash and Restricted Cash

        The carrying amounts approximate fair value because of the short maturity on these instruments. This is considered a Level 1 observable input in the valuation hierarchy.

Restricted Investment for Deferred Compensation

        Fair value is based on quoted market prices of the underlying investment, which are classified within Level 1 of the valuation hierarchy.

Deferred Compensation Agreement

        The deferred compensation agreement liability is based on ratably accrued vested shares through June 30, 2019 and December 31, 2018, which are exercisable upon vesting. The liability is the total accrued vested shares multiplied by the fair value of the quoted market price of the underlying investment.

8. Retirement Savings Plan

        The Partnership sponsors a 401(k) retirement savings plan (the "Plan") covering substantially all employees. Employer contributions to the Plan are determined annually by the Chief Executive Officer of the Partnership. Expenses for employer contributions to the Plan were $1,026,839 and $993,998 for the six months ended June 30, 2019 and 2018, respectively.

9. Significant Estimates and Concentrations

        U.S. GAAP requires disclosure of certain significant estimates and current vulnerabilities due to certain concentrations. Those matters include the following:

Restricted Investments for Deferred Compensation

        The Partnership invests in affiliated investment securities. Investment securities are exposed to various risks such as interest rate, market and credit risks. Due to the level of risk associated with certain investment securities, it is at least reasonably possible that changes in the values of investment securities will occur in the near term and that such changes could materially affect the amounts reported in the accompanying combined balance sheets.

Economic Dependency

        The owners of the Partnership and other entities combined in these financial statements have a minority ownership interest in a majority of the hotels for which these companies provide project management and other services, and in addition, the owners hold positions on the board of directors of the affiliated ownership of the majority of hotels. Therefore, the Partnership is economically dependent upon affiliate-owned hotels.

Special Purpose Combined Carve-Out Financial Statements of the Remington Hotel Management Business (A Carve-Out of Remington Holdings, L.P.)

Notes to Carve-out Combined Financial Statements (Continued)

10. Commitment and Contingencies

        The Partnership is subject to claims and lawsuits that arise primarily in the ordinary course of business. It is the opinion of management that the disposition or ultimate resolution of such claims and lawsuits will not have a material adverse effect on the combined financial position, results of operations and cash flows of the Partnership.

11. Subsequent Events

        Subsequent events have been evaluated through August 30, 2019, which is the date the combined financial statements were available to be issued.

Independent Auditor's Report

Partners
Remington Holdings, L.P. and Subsidiaries
Dallas, Texas

        We have audited the accompanying Special Purpose Combined Carve-Out Financial Statements of the Remington Hotel Management Business (A Carve-Out of Remington Holdings, L.P.), which comprise the combined hotel management balance sheets as of December 31, 2018 and 2017, and the related combined statements of income and comprehensive income, changes in partners' capital, and cash flows for each of the three years in the period ended December 31, 2018, and the related notes to the combined financial statements.

Management's Responsibility for the Financial Statements

        Management is responsible for the preparation and fair presentation of these combined financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of combined financial statements that are free from material misstatement, whether due to fraud or error.

Auditor's Responsibility

        Our responsibility is to express an opinion on these combined financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the combined financial statements are free from material misstatement.

        An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the combined financial statements. The procedures selected depend on the auditor's judgment, including the assessment of the risks of material misstatement of the combined financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity's preparation and fair presentation of the combined financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity's internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the combined financial statements.

        We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

        In our opinion, the combined financial statements referred to above present fairly, in all material respects, the financial position of the Special Purpose Combined Carve-Out Financial Statements of the Remington Hotel Management Business as of December 31, 2018 and 2017, and the results of their operations, changes in partners' capital and their cash flows for each of the three years in the period ended December 31, 2018 in accordance with accounting principles generally accepted in the United States of America.

Other Matter

        As discussed in Note 1, the Hotel Management Carve-Out is an integrated business of Remington Holdings, L.P. and not a stand-alone entity. The combined financial statements of the Hotel Management Carve-Out reflect the assets, liabilities, revenue and expenses directly attributable to the Carve-Out, as well as allocations deemed reasonable by management, to present the combined financial position, results of operations, changes in partners' capital and cash flows of the Hotel Management Carve-Out on a stand-alone basis and do not necessarily reflect the combined financial position, results of operations, changes in partners' capital and cash flows of the Hotel Management Carve-Out in the future or what they would have been had the Hotel Management Carve-Out been a separate, stand-alone entity during the periods presented.

/s/ BDO USA, LLP
Dallas, Texas
June 28, 2019

Special Purpose Combined Carve-Out Financial Statements of the Remington Hotel Management
Business (A Carve-Out of Remington Holdings, L.P.)

Combined Hotel Management Balance Sheets

December 31,	2018	2017
Assets
Current Assets
Cash and cash equivalents	$3,911,548	$6,160,922
Restricted cash for managed properties	890,730	1,101,785
Restricted cash for insurance reserve and hotel bonuses	3,947,731	1,709,373
Restricted investment for deferred compensation	1,501,828	2,057,264
Accounts receivable	6,318,951	5,850,111
Accounts receivable for managed properties	11,396,678	15,181,699
Other receivables	1,078,932	1,945,429
Prepaid expenses and other	791,165	427,695

Total Current Assets	29,837,563	34,434,278
Property and Equipment
Furniture and fixtures	596,870	496,313
Computer software	1,909,136	1,473,298
Computer hardware	1,506,835	1,258,560
Leasehold improvements	72,245	72,245

Total Property and Equipment	4,085,086	3,300,416
Less accumulated depreciation and amortization	3,436,562	2,551,562

Net property and equipment	648,524	748,854

Non-Current Assets
Notes receivable	944,492	—

Total Assets	$31,430,579	$35,183,132

Liabilities and Partners' Capital
Current Liabilities
Accounts payable	$696,761	$106,704
Accounts payable and accrued expenses for managed properties	11,006,408	15,148,611
Accrued expenses	6,628,534	4,455,050
Deferred compensation agreement	435,804	730,361
Insurance reserve liability	1,396,353	1,708,837
Deferred revenue	71,638	156,922
Due to affiliate	93,623	134,935

Total Current Liabilities	20,329,121	22,441,420
Non-Current Liabilities
Deferred revenue	—	71,638
Reserve liability for managed properties	1,246,000	1,287,000

Total Non-Current Liabilities	1,246,000	1,358,638
Commitment and Contingencies (Note 9)
Partners' Capital	9,855,458	11,383,074

Total Liabilities and Partners' Capital	$31,430,579	$35,183,132

See notes to combined hotel management financial statements.

Special Purpose Combined Carve-Out Financial Statements of the Remington Hotel Management Business (A Carve-Out of Remington Holdings, L.P.)

Combined Hotel Management Statements of Income and Comprehensive Income

Years Ended December 31,	2018	2017	2016
Revenues
Hotel management fees	$29,534,535	$29,052,329	$29,607,768
Incentive management fees	4,315,185	3,521,125	3,754,575
Reimbursement revenue from managed properties	249,401,207	245,461,657	247,168,093
Other operating income	1,037,943	471,194	402,579

Total Revenues	284,288,870	278,506,305	280,933,015

Operating Expenses
Hotel management expenses	18,023,545	13,977,550	11,937,427
Reimbursable expenses from managed properties	249,401,207	245,461,657	247,168,093
Other operating expenses	1,061,298	489,269	430,238
Rent reimbursement costs (recoveries)	22,249	(25,827)	53,532
Gain on sale of asset	—	—	(58)

Total Operating Expenses	268,508,299	259,902,649	259,589,232

Operating Income	15,780,571	18,603,656	21,343,783
Other income (expense)
Dividend income	35,939	17,936	33,016
Realized gain (loss) on distribution of restricted investment	112,673	122,266	(105,328)
Other	27,507	2,312	(392)

Total other income (expense)	176,119	142,514	(72,704)

Income before Provision for Income Taxes	15,956,690	18,746,170	21,271,079
Provision for State Income Taxes	168,156	161,944	219,735

Net Income	15,788,534	18,584,226	21,051,344
Other Comprehensive Income (Loss)
Unrealized gain (loss) on restricted investment	(658,852)	(142,056)	151,193
Less reclassification for realized loss (gain) on restricted investment included in net income	(112,673)	(122,266)	105,328

Comprehensive Income	$15,017,009	$18,319,904	$21,307,865

See notes to combined hotel management financial statements.

Special Purpose Combined Carve-Out Financial Statements of the Remington Hotel Management Business (A Carve-Out of Remington Holdings, L.P.)

Combined Hotel Management Statements of Changes in Partners' Capital

	Partners' Capital	Accumulated Other Comprehensive Income	Total Partners' Capital
Balance, December 31, 2015	$13,633,969	$1,744,774	$15,378,743
Net income	21,051,344	—	21,051,344
Reclassification of realized loss on restricted investment to net income	—	105,328	105,328
Unrealized gain on restricted investment	—	151,193	151,193
Distributions including taxes and legal fees paid on behalf of partners	(24,960,616)	—	(24,960,616)

Balance, December 31, 2016	9,724,697	2,001,295	11,725,992
Net income	18,584,226	—	18,584,226
Reclassification of realized gain on restricted investment to net income	—	(122,266)	(122,266)
Unrealized loss on restricted investment	—	(142,056)	(142,056)
Distributions including taxes and legal fees paid on behalf of partners	(18,662,822)	—	(18,662,822)

Balance, December 31, 2017	9,646,101	1,736,973	11,383,074
Net income	15,788,534	—	15,788,534
Reclassification of realized gain on restricted investment to net income	—	(112,673)	(112,673)
Unrealized loss on restricted investment	—	(658,852)	(658,852)
Distributions including taxes and legal fees paid on behalf of partners	(16,544,625)	—	(16,544,625)

Balance, December 31, 2018	$8,890,010	$965,448	$9,855,458

See notes to combined hotel management financial statements.

Special Purpose Combined Carve-Out Financial Statements of the Remington Hotel Management Business (A Carve-Out of Remington Holdings, L.P.)

Combined Hotel Management Statements of Cash Flows

Years Ended December 31,	2018	2017	2016
Cash Flows from Operating Activities
Net income	$15,788,534	$18,584,226	$21,051,344
Adjustments to reconcile to net income to net cash provided by operating activities:
Depreciation and amortization	160,134	201,928	183,328
Loss (gain) on distribution of restricted investment	(112,673)	(122,266)	105,328
Gain on disposal of property and equipment	—	—	(58)
Deferred compensation agreement	324,051	464,370	791,123
Changes in:
Restricted cash for insurance reserve and hotel bonuses	(2,238,358)	535,944	(881,872)
Restricted cash for managed properties	211,055	164,281	(308,374)
Accounts receivable	(468,840)	(97,676)	1,082,020
Accounts receivable for managed properties	(405,312)	(164,226)	143,605
Other receivables	866,497	(683,412)	33,710
Prepaid expenses and other	(363,470)	(205,683)	158,288
Notes receivables	(944,492)	—	393,196
Due to related parties	(41,312)	34,156	(19,420)
Accounts payable and accrued expenses	2,763,541	(745,272)	(1,025,412)
Accounts payable and accrued expenses for managed properties	48,130	193,313	703,451
Insurance reserve liability	(312,484)	(536,481)	881,873
Reserve liability for managed properties	(41,000)	3,000	(45,000)
Deferred revenue	(156,922)	(230,414)	(171,239)

Net cash provided by operating activities	15,077,079	17,395,788	23,075,891

Cash Flows from Investing Activities
Purchases of property and equipment	(106,672)	(150,088)	(314,291)
Purchases of available-for-sale securities in restricted investments	(730,009)	(530,838)	—
Dividends received from restricted investments	7,985	6,112	27,845
Proceeds from the sales of property and equipment	46,868	—	169

Net cash used in investing activities	(781,828)	(674,814)	(286,277)

Financing Activities
Taxes paid on behalf of partners	(892,629)	(1,285,470)	(1,568,879)
Legal fees paid on behalf of partners	(5,402)	(874,095)	(1,214,598)
Distributions to partners	(15,646,564)	(16,503,257)	(22,177,139)

Net cash used in financing activities	(16,544,625)	(18,662,822)	(24,960,616)

Net Decrease in Cash and Cash Equivalents	(2,249,374)	(1,941,848)	(2,171,002)
Cash and Cash Equivalents, Beginning of Year	6,160,922	8,102,770	10,273,772

Cash and Cash Equivalents, End of Year	$3,911,548	$6,160,922	$8,102,770

Supplemental Cash Flow Information
Non-cash payroll receivable	$4,190,333	$(1,559,981)	$(266,198)
Non-cash payroll payable	(4,190,333)	1,559,981	266,198
Reclassification of realized gain (loss) on restricted investment to net income	112,673	122,266	(105,328)
Distribution of restricted investment for deferred compensation cost	505,935	155,714	757,128
Unrealized gain (loss) on restricted investment	(658,852)	(142,056)	151,193

See notes to combined hotel management financial statements.

Special Purpose Combined Carve-Out Financial Statements of the Remington Hotel Management
Business (A Carve-Out of Remington Holdings, L.P.)

Notes to Carve-out Combined Financial Statements

1. Nature of Operations and Summary of Significant Accounting Policies

Nature of Operations

        The special purpose combined carve-out financial statements consist of balances and activity compiled and reported in the following single member Limited Liability Corporations of Remington Holdings, L.P. (the "Partnership"):

    Remington Hotels, L.L.C. ("RHLLC")

    Remington Lodging and Hospitality, L.L.C. ("RLH")

    WQ Hotel Management, L.L.C. ("WQ")

    Remington Anchorage Employers, L.L.C ("RAELLC")

    Remington Boston Employers, L.L.C. ("RBELLC")

    Remington Costa Mesa Employers, L.L.C. ("RCMLLC")

    Remington Parsippany Employers, L.L.C. ("RPARLLC")

    Remington Philly Employers, L.L.C. ("RPHILLC")

    Remington Lodging and Hospitality—Linthicum, L.L.C. ("RLH-LIN")

    Remington Lodging and Hospitality—Annapolis, L.L.C. ("RLH-ANN")

    Remington Long Island Employers, L.L.C. ("RLI")

    Remington Midtown Manhattan Employers, L.L.C. ("RMM")

    Marietta Leasehold GP, L.L.C. ("MAR")

        The Partnership manages various hotel properties and provides accounting, information technology, legal, and other consulting and administrative services. At December 31, 2018, 2017 and 2016, the Partnership held management contracts on 86, 87 and 88 properties, respectively. Of those contracts, 82, 83 and 85 properties, respectively, were under agreements with Ashford Hospitality Trust ("AHT"), while 3, 3 and 2 properties, respectively, were managed under an agreement with Braemar Hotels & Resorts ("BHR"), related parties through common ownership and management.

        Until August 8, 2018, when the project management business was sold to Ashford Inc., the Partnership also provided project management services to managed properties as well as other properties owned by AHT and BHR. These services included project management, design, procurement and construction management. None of these services are reflected in these statements.

        RHLLC is the employer of corporate employees that support the hotel services described above. RLH reimburses RHLLC for the cost of the hotel management services through intercompany transactions which eliminate upon consolidation in the carve-out financial statements. In addition, RHLLC employs accounting, information technology (IT), legal and other support services and receives full reimbursement for these expenses without any mark-up from AHT, BHR and from Ashford Inc. ("AINC"), the advisor to the two REIT ownership platforms, AHT and BHR, for shared corporate overhead expenses.

Special Purpose Combined Carve-Out Financial Statements of the Remington Hotel Management
Business (A Carve-Out of Remington Holdings, L.P.)

Notes to Carve-out Combined Financial Statements (Continued)

1. Nature of Operations and Summary of Significant Accounting Policies (Continued)

        RLH is the primary employer for employees at the properties with WQ, RAELLC, RBELLC, RCMLLC, RPARLLC, RPHILLC, RLI and RMM employing the employees at their respectively properties. The expense related the properties' payroll, payroll taxes and benefits are recorded on the income statement as reimbursable expenses from managed properties with an offsetting entry into reimbursement revenues from managed properties. Likewise, the accrued liabilities for property employees' payroll and benefits is recorded on the balance sheet under accounts payable and accrued expenses for managed properties with a receivable in accounts receivable for managed properties.

Basis of Presentation

        The accompanying special purpose combined carve-out financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America ("U.S. GAAP"). These financial statements have been prepared on a "carve out" basis from the Partnership's combined financial statements using the historical results of operations, cash flows, assets and liabilities and include allocations of income, expenses, assets and liabilities from the Partnership. These allocations reflect significant assumptions, and the financial statements do not fully reflect what the Partnership's financial positions, results of operations and cash flows would have been had the hotel management business of the Partnership been operated exclusively within a stand-alone company during the periods presented.

Carve-out Methodology

        Restricted cash related to operational lines of business is maintained in separate general ledger accounts. Likewise, accounts receivable were allocated based on existing segregation of receivables into distinct general ledger accounts. Prepaid expenses were allocated based on the relative proportion of monthly expense amortization applied to the balance of the prepaid accounts. Fixed assets and depreciation were allocated base on the departmental allocation of basis and accumulated depreciation on the respective depreciation schedules. Accounts payable and accrued expenses were reviewed in detail for items expensed to the carve-out departments and were allocated accordingly. Capital projects escrow liabilities were fully excluded from the carve-out as the balances are all related to project management. Restricted investments for deferred compensation and the related deferred compensation agreement were allocated based on the market value of shares held in the stock plan for employees charged to the hotel management carve-out departments and the respective stock vesting. Due to affiliate is the respective expense of cost reimbursements to an affiliate for rental of the corporate office space which is currently segregated in the general ledger.

        The Partnership segregates financial transactions by operating departments for most income statement activity. Revenues for the carved-out departments were recorded in respective general ledger accounts as were the related expenses. Other operating income was allocated based on the proportionate share of employees participating in the AINC administered stock plan, while other operating expenses were allocated based on a weighted average for estimated time required to support the carve-out departments and applied to the corporate administrative & tax and legal departments. For general overhead items such as professional audit fees, taxes, etc., expenses were generally allocated based either on a proportionate share of gross revenue or by a more exact method if detailed information was available.

Special Purpose Combined Carve-Out Financial Statements of the Remington Hotel Management
Business (A Carve-Out of Remington Holdings, L.P.)

Notes to Carve-out Combined Financial Statements (Continued)

1. Nature of Operations and Summary of Significant Accounting Policies (Continued)

Use of Estimates

        The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents

        The Partnership considers all liquid investments with original maturities of three months or less to be cash equivalents. At December 31, 2018 and 2017, cash equivalents consisted primarily of brokered money market mutual funds.

        At December 31, 2018, the Partnership's cash and restricted cash accounts exceeded federally insured limits by approximately $7,161,000. The Partnership has never experienced any losses due to amounts exceeding federally insured limits.

Restricted Cash Accounts

        The Partnership has elected to self-insure certain costs related to the employee health insurance program. As a result, the Partnership funds a reserve of restricted cash to cover health insurance claims from amounts collected from managed properties and the Partnership records an equal and offsetting liability for the same amount.

        At December 31, 2018 and 2017, $1,396,353 and $1,709,373 of cash restricted for this insurance liability was allocated to the carve-out, respectively. The Partnership has purchased insurance that limits its exposure for individual claims to $150,000 and its aggregate annual exposure to $1,000,000. In addition, some of the Partnership's employees participate in a Health Reimbursement Account ("HRA") account which grants associates limited access to company funded reserve account. The employee's unused balance carries over year to year but is no longer available to the employee upon termination.

        Restricted cash for managed properties represents cash used for centralized billing services for the properties under management. The cash is in a separate bank account from the Partnership's operating accounts and the account is funded by the properties. When properties are added to the management agreement, funds are advanced by the hotels and recorded in the reserve liability for managed properties on the balance sheet. Conversely, these advances are returned to the properties when managed is discontinued.

        Beginning in 2018, the Partnership received from the hotels it manages cash reserved for use in the payment of bonuses earned by hotel employees. As a result, the Partnership recorded a liability for the same amount. At December 31, 2018, the Partnership held $2,551,378 of cash reserved for the payment of hotel employee bonuses.

Accounts Receivable

        Accounts receivable are stated at the amount billed to the properties and affiliates. Ordinarily, accounts receivable are due within one month after the fee revenues are recognized. The Partnership

Special Purpose Combined Carve-Out Financial Statements of the Remington Hotel Management
Business (A Carve-Out of Remington Holdings, L.P.)

Notes to Carve-out Combined Financial Statements (Continued)

1. Nature of Operations and Summary of Significant Accounting Policies (Continued)

provides an allowance for doubtful accounts, if any, which is based upon a review of outstanding receivables, historical collection information and existing economic conditions. Accounts that are past due more than 60 days, are reviewed monthly to determine if they are collectible. Accounts deemed uncollectible are written off and charged to bad debt expense. There were no allowances for doubtful accounts as of December 31, 2018 and 2017.

Income Taxes

        The Partnership is not directly subject to income taxes under the provisions of the Internal Revenue Code (IRC). Therefore, taxable income or loss is reported to the individual partners for inclusion in their respective tax returns and no provision for federal income taxes has been included in the accompanying combined financial statements. A provision for state income taxes is included in the combined financial statements. The subsidiaries are single-member LLCs, and are disregarded entities under the IRC. All income related to the Partnership and the combined subsidiaries are included in the Federal income tax return of the Partnership. With a few exceptions, the subsidiaries are no longer subject to U.S. federal or state and local income tax examinations by tax authorities for years before 2015. The tax provision related to the carve-out operations were allocated based a proportionate share of total gross revenues of the Partnership and closely approximates the taxes that would be due for the carve-out operations if a separate return were filed by the carved-out entity.

Revenue Recognition

        The Partnership receives hotel management fees of 3% of gross hotel revenues for managing the hotel employees and daily operations of the hotels. In addition, the Partnership has the potential to receive an Incentive Management Fee (IMF) of the lesser of 1% of each hotel's annual gross revenues or the amount by which the respective hotel's gross operating profit exceeds the hotel's budgeted gross operating profit. The hotel management fees are recognized monthly as earned while the IMF is recognized as being earned at year end.

        Reimbursement revenue from managed properties includes costs for accounting, IT, legal and other support services provided to hotels owned by affiliates of AHT, BHR and other owners. These are contractually reimbursed by the owners. For these revenues which are reimbursed at cost, the combined statements of income include an equal and offsetting expense amount—"Other expenses from managed properties." Deferred revenue represents payments from customers for reimbursed costs that are capitalized and will be recognized evenly as the assets are used.

Property and Equipment

        Property and equipment are recorded at cost less accumulated depreciation and amortization. Depreciation and amortization are charged to expense on the straight-line basis over the estimated useful life of each asset. Leasehold improvements are amortized over the shorter of the lease term or the estimated useful lives of the improvements.

        Depreciation expense for the years ended 2018, 2017 and 2016 was $160,134, $201,928 and $183,328, respectively.

Special Purpose Combined Carve-Out Financial Statements of the Remington Hotel Management
Business (A Carve-Out of Remington Holdings, L.P.)

Notes to Carve-out Combined Financial Statements (Continued)

1. Nature of Operations and Summary of Significant Accounting Policies (Continued)

        The estimated useful lives for each major depreciable classification of property and equipment are as follows:

Furniture and fixtures	10 years
Computer software and other	3 years
Computer hardware	5 years

Comprehensive Income

        Comprehensive income consists of net income and other comprehensive income (loss), net of applicable income taxes. Other comprehensive income (loss) includes unrealized appreciation (depreciation) on available-for-sale securities associated with restricted investments within the deferred compensation plan discussed in Notes 4, 5 and 6 below.

New Accounting Pronouncements

        In May 2014, the FASB issued Accounting Standards Update ("ASU") 2014-09, Revenues from Contracts with Customers. It establishes a comprehensive revenue recognition standard for virtually all industries in U.S. GAA. The revenue standard's core principle is built on the contract between a vendor and a customer for the provision of goods and services. It attempts to depict the exchange of rights and obligations between the parties in the pattern of revenue recognition based on the consideration to which the vendor is entitled. To accomplish this objective, the standard requires five basic steps: i) identify the contract with the customer, (ii) identify the performance obligations in the contract, (iii) determine the transaction price, (iv) allocate the transaction price to the performance obligations in the contract, and (v) recognize revenue when (or as) the entity satisfies a performance obligation. The amendments in ASU No. 2014-09 are effective for private companies, for annual reporting periods beginning after December 15, 2018. The Partnership elected to early adopt the above standard using the modified retrospective approach for the quarter ending March 31, 2019. Upon adoption of ASU 2014-09, the Partnership does not expect to record any adjustment to the special purpose combined carve-out financial statements on January 1, 2019. However, the Partnership expects the recognition of annual IMF (subject to the constraint on variable consideration and significant reversal), to be recognized over the annual period based upon a common measure of progress instead of being recognized only at the end of each annual period. The Partnership expects that this could impact its revenues in future interim periods but should not impact revenues on an annual basis. The Partnership is in the process of evaluating the disclosure requirements.

        In February 2016, the FASB issued ASU 2016-02. Leases. This update is the result of the FASB's efforts to increase transparency and comparability among organizations by recognizing lease assets and lease liabilities on the balance sheet and disclosing key information about leasing arrangements. The core principle of this update is that a lessee should recognize the assets and liabilities that arise from leases. The effective date of this standard is January 1, 2020. The Partnership has elected to early adopt the standard effective January 1, 2019. While the Partnership continues to evaluate the lease portfolio to assess the impact that ASU 2016-02, the Partnership expects the primary impact to the special purpose combined carve-out financial statements upon adoption will be the recognition, on a discounted basis, future minimum rentals due under noncancellable leases on the combined balance

Special Purpose Combined Carve-Out Financial Statements of the Remington Hotel Management
Business (A Carve-Out of Remington Holdings, L.P.)

Notes to Carve-out Combined Financial Statements (Continued)

1. Nature of Operations and Summary of Significant Accounting Policies (Continued)

sheet resulting in the recording of right of use assets and lease obligations estimated to be about $28 million. The Partnership expects to elect the package of practical expedients in transition that permits entities not to reassess whether any expired or existing contracts are or contain leases, to retain the lease classification and to continue to capitalize initial direct costs for any leases that exist prior to adoption of the standard. The Partnership expects to use the transition method in ASU 2018-11 that allows the Partnership to adopt the new lease standard effective January 1, 2019, and not reevaluate or recast prior periods.

        In November 2016, the FASB issued ASU 2016-18, "Statement of Cash Flows: Restricted Cash" requiring that a statement of cash flows explain the change in total cash, cash equivalents, and amounts generally described as restricted cash or restricted cash equivalents during the period. Therefore, amounts generally described as restricted cash and restricted cash equivalents should be included with cash and cash equivalents when reconciling the beginning-of-period total amounts shown on the statement of cash flows. This guidance will become effective for fiscal years beginning after December 15, 2018 and interim periods within fiscal years beginning after December 15, 2019. The Partnership will adopt this guidance on December 31, 2019.

2. Related-party Transactions

        During 2018 and 2017, the Partnership paid for expenses or received benefit of services related to the operation of the entities under common ownership and associated with the hotel management business. Substantially all of the Partnership's revenues and receivables are from related parties. Total due to Remington Hotel Corporation ("RHC"), a related party through common ownership, at December 31, 2018 and 2017, was $93,623 and $134,935, respectively.

        The accounts receivable balance from Marietta Leasehold, L.P. ("Marietta"), a related party through common ownership, was $32,337 and $38,206 at December 31, 2018 and 2017, respectively, and is included in accounts receivable on the combined balance sheets. For the years ended December 31, 2018, 2017 and 2016, the Partnership earned revenues from Marietta related to hotel management and other services in amounts of $577,734, $615,663 and $593,485, respectively.

        As described in Note 3, RHC receives rent payments from the Partnership.

        As described in Notes 1 and 8, the ultimate owners of the Partnership have a minority ownership interest in the entities that own the managed hotels.

        On August 8, 2018, the Partnership issued a Note Receivable to the former Managing Director, Mark Sharkey, in the amount of $944,792 the terms of which require only the payment of interest until the note matures on August 8, 2025 at which time the full amount of principal is due.

3. Operating Leases

        RHC, a related party under common control, is the responsible party under two leases for office space, one that expires in April 2019 and another that was renewed in August 2018 and expires in May 2029. Combined leases required monthly cash payments of approximately $179,000 in 2018, and will require monthly cash payments of approximately $77,000 in 2019, $224,000 in 2020 and $324,000 in 2021 and onward. The office space is shared with the Partnership, its combined subsidiaries and AINC. RHC has no formal sublease agreement with the Partnership. Lease expense for the Partnership related

Special Purpose Combined Carve-Out Financial Statements of the Remington Hotel Management
Business (A Carve-Out of Remington Holdings, L.P.)

Notes to Carve-out Combined Financial Statements (Continued)

3. Operating Leases (Continued)

to this lease for the years ended December 31, 2018, 2017 and 2016, was approximately $641,000, $645,000 and $724,000, respectively. These expenses were allocated based on the proportion of project management employees to all employees of RHLLC and AINC utilizing office space at the corporate offices.

        Based on the current method RHC uses to determine the reimbursement for lease payments the Partnership expects to incur a monthly expense of approximately $74,000 in 2019, $86,000 in 2020 and $98,000 from 2021 onward. The Partnership expects to pay cash rent of approximately $60,000 per month in 2020 and $135,000 per month in 2021 until the lease expires.

4. Deferred Compensation Plan

        The Partnership sponsors a deferred compensation plan that was created in 2004 to purchase shares of stock of affiliated company, AHT, on the open market and hold for the purpose of providing deferred compensation to certain employees. The stock purchased in the plan is held in a Rabbi Trust and is restricted for use only to provide benefits under the terms of the plan. The Stock Plan assets held in trust are reported at fair value as a restricted investment. As grants of shares are made to key employees, the expected future benefit is accrued ratably over the life of the grant. Generally, the grants vest over a 3 year period with vested amounts distributed to employees annually. The cumulative accrued liability related to the grants, is reported as a deferred compensation agreement.

        In 2014 and 2013, shares of newly created companies, AINC and BHR, respectively, were spun-off from AHT shares. Plan participants were granted shares of the new companies which accrue and vest according to the vesting of related AHT shares.

        Total compensation expense recognized in the combined statements of income related to the deferred compensation plan for the years ended December 31, 2018, 2017 and 2016 was $609,543, $826,162 and $525,639, respectively. The total fair value of the investment at December 31, 2018 and 2017 was $1,501,828 and $2,057,264, respectively.

5. Securities Within Restricted Investments

        The historical cost and approximate fair values, together with gross unrealized gains and losses, of securities restricted for use in the deferred compensation plan are as follows:

	Historical Cost	Gross Unrealized Gains	Gross Unrealized Losses	Fair Value
Available-for-sale securities:
December 31, 2018:
Equity Securities	$536,380	$965,448	$—	$1,501,828

Available-for-sale securities:
December 31, 2017:
Equity Securities	$320,291	$1,736,973	$—	$2,057,264

        Gross gains (losses) of $(112,673), $(122,266) and $105,328 resulting from the distribution of available-for-sale securities were recognized for the years ended December 31, 2018, 2017 and 2016,

Special Purpose Combined Carve-Out Financial Statements of the Remington Hotel Management
Business (A Carve-Out of Remington Holdings, L.P.)

Notes to Carve-out Combined Financial Statements (Continued)

5. Securities Within Restricted Investments (Continued)

respectively. The components of accumulated other comprehensive income (loss) of $965,448 and $1,736,973 as of December 31, 2018 and 2017, respectively, are included in partners' capital are the unrealized gains associated with the available-for-sale securities noted above.

6. Disclosures About Fair Value of Financial Instruments

        Fair value is the price that would be received to sell an asset, or paid to transfer a liability, in an orderly transaction between market participants at the measurement date. Fair value measurements must maximize the use of observable inputs and minimize the use of unobservable inputs. There is a hierarchy of three levels of inputs that may be used to measure fair value:

        Level 1 Quoted prices in active markets for identical assets or liabilities.

        Level 2 Observable inputs other than Level I prices, such as quoted prices of similar assets or liabilities; quoted prices in markets that are not active; or other inputs that are observable or can be corroborated by observable market data for substantially the full term of the assets or liabilities.

        Level 3 Unobservable inputs supported by little or no market activity and that are significant to the fair value of the assets or liabilities.

Recurring Measurements

        The following table presents the fair value measurements of assets recognized in the accompanying balance sheets measured at fair value on a recurring basis and the level within the fair value hierarchy in which the fair value measurements fall at December 31, 2018 and 2017:

		Fair Value Measurements Using
December 31, 2018:	Fair Value	Quoted Prices in Active Markets for Identical Assets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Financial assets:
Money market mutual funds included in cash and cash equivalents	$1,289,082	$1,289,082	$—	$—
Restricted investment for deferred compensation:
AHT common stock	744,149	744,149	—	—
BHR common stock	456,555	456,555	—	—
AINC common stock	301,124	301,124	—	—
Financial liabilities:
Deferred compensation agreement	435,804	—	435,804	—

Special Purpose Combined Carve-Out Financial Statements of the Remington Hotel Management
Business (A Carve-Out of Remington Holdings, L.P.)

Notes to Carve-out Combined Financial Statements (Continued)

6. Disclosures About Fair Value of Financial Instruments (Continued)

		Fair Value Measurements Using
December 31, 2017:	Fair Value	Quoted Prices in Active Markets for Identical Assets (Level1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)
Financial assets:
Money market mutual funds included in cash and cash equivalents	$3,480,171	$3,480,171	$—	$—
Restricted investment for deferred compensation:
AHT common stock	1,204,715	1,204,715	—	—
BHR common stock	440,436	440,436	—	—
AINC common stock	412,113	412,113	—	—
Financial liabilities:
Deferred compensation agreement	730,361	—	730,361	—

        Following is a description of the valuation methodologies and inputs used for assets and liabilities measured at fair value on a recurring basis and recognized in the accompanying combined balance sheets, as well as the general classification of such assets and liabilities pursuant to the valuation hierarchy. There have been no significant changes in the valuation techniques during the year ended December 31, 2018.

Cash and Restricted Cash

        The carrying amounts approximate fair value because of the short maturity on these instruments. This is considered a Level I observable input in the valuation hierarchy.

Restricted Investment for Deferred Compensation

        Fair value is based on quoted market prices of the underlying investment, which are classified within Level 1 of the valuation hierarchy.

Deferred Compensation Agreement

        The deferred compensation agreement liability is based on ratably accrued vested shares through December 3I, 2018 and 2017, which are exercisable upon vesting. The liability is the total accrued vested shares multiplied by the fair value of the quoted market price of the underlying investment.

7. Retirement Savings Plan

        The Partnership sponsors a 401(k) retirement savings plan (the "Plan") covering substantially all employees. Employer contributions to the Plan are determined annually by the Chief Executive Officer of the Partnership. Expenses for employer contributions to the Plan were $1,932,487, $1,704,470 and $1,632,606 for the years ended December 31, 2018, 2017 and 2016, respectively.

Special Purpose Combined Carve-Out Financial Statements of the Remington Hotel Management
Business (A Carve-Out of Remington Holdings, L.P.)

Notes to Carve-out Combined Financial Statements (Continued)

8. Significant Estimates and Concentrations

        U.S. GAAP requires disclosure of certain significant estimates and current vulnerabilities due to certain concentrations. Those matters include the following:

Restricted Investments for Deferred Compensation

        The Partnership invests in affiliated investment securities. Investment securities are exposed to various risks such as interest rate, market and credit risks. Due to the level of risk associated with certain investment securities, it is at least reasonably possible that changes in the values of investment securities will occur in the near term and that such changes could materially affect the amounts reported in the accompanying combined balance sheets.

Economic Dependency

        The owners of the Partnership and other entities combined in these financial statements have a minority ownership interest in a majority of the hotels for which these companies provide project management and other services, and in addition, the owners hold positions on the board of directors of the affiliated ownership of the majority of hotels. Therefore, the Partnership is economically dependent upon affiliate-owned hotels.

9. Commitment and Contingencies

        The Partnership is subject to claims and lawsuits that arise primarily in the ordinary course of business. It is the opinion of management that the disposition or ultimate resolution of such claims and lawsuits will not have a material adverse effect on the combined financial position, results of operations and cash flows of the Partnership.

10. Subsequent Events

        Subsequent events have been evaluated through June 28, 2019, which is the date the combined financial statements were available to be issued.

        On May 31, 2019, the Partnership's partners entered into a Combination Agreement pursuant to which AINC will acquire the Hotel Management business of the Partnership. Under the terms of the agreement, AINC will acquire Remington's Hotel Management business for a purchase price of $275 million, payable by the issuance of $275 million of a new Series D Convertible Preferred Stock of AINC. In the previous transaction for the Partnership's Project Management business, the sellers received $203 million of Series B Convertible Preferred Stock. For this transaction involving the Partnership's Hotel Management business, that $203 million of Series B Convertible Preferred Stock will be exchanged for $203 million of Series D Convertible Preferred Stock (such that, after the transactions, $478 million of Series D Convertible Preferred Stock, and no Series B Convertible Preferred Stock, will be outstanding). The new Series D Convertible Preferred Stock will be convertible into shares of common stock at a price of $117.50 per share. Dividends on the Series D Convertible Preferred Stock will be payable at an annual rate of 6.59% in the first year, 6.99% in the second year, and 7.28% in the third year and each year thereafter. Voting rights of the Series D Convertible Preferred Stock will be on an as-converted basis, and the holders of the convertible preferred stock will have a voting limit of 40% of voting securities until August 8, 2023.

Marietta Leasehold, L.P.
(A Partnership)

Balance Sheets

	June 30, 2019 (Unaudited)	December 31, 2018
Assets
Current Assets
Cash	$3,710,018	$3,316,420
Restricted cash	2,079	971
Accounts receivable, net of allowance for doubtful accounts of $69 and $0, respectively	94,918	30,659
Other receivables	5,343	4,337
Inventories	47,071	58,667
Due from affiliates	58,827	73,303
Prepaid expenses and other	338,599	813,394

Total current assets	4,256,855	4,297,751
Non-current Asset
Right-of-use asset	40,855,608	—

Total assets	$45,112,463	$4,297,751

Liabilities and Partners' Capital
Current Liabilities
Accounts payable	$277,365	$206,095
Taxes payable	135,166	103,918
Advance deposits	219,421	218,745
Accrued payroll	72,716	68,530
Accrued vacation	78,134	72,916
Accrued expenses	337,865	186,406
Lease liability	186,478	—
Due to affiliates	28,822	24,160

Total current liabilities	1,335,967	880,770
Non-current Liability
Lease liability	40,048,945	—

Total Liabilities	41,384,912	880,770

Commitments and Contingencies (Note 6)
Partners' Capital	3,727,551	3,416,981

Total liabilities and partners' capital	$45,112,463	$4,297,751

See accompanying notes to financial statements.

Marietta Leasehold, L.P.
(A Partnership)

Statements of Income and Changes in Partners' Capital

Six Months Ended June 30, (unaudited)	2019	2018
Revenues
Rooms	$3,471,011	$3,661,988
Food and beverage	1,833,206	2,038,245
Other operating revenues	46,565	95,981

Total revenues	5,350,782	5,796,214

Cost of Sales
Rooms	721,975	679,822
Food and beverage	1,096,378	1,143,663
Other operating costs	44,032	30,306

Total cost of sales	1,862,385	1,853,791

Gross Profit	3,488,397	3,942,423

Operating Expenses
General and administrative	528,226	517,333
Sales and marketing	663,052	704,963
Maintenance	333,268	284,897
Capital, ownership and rent expense	1,110,839	1,194,710
Other	542,442	601,620

Total operating expenses	3,177,827	3,303,523

Net Income	310,570	638,900
Partners' Capital, Beginning of Period	3,416,981	2,559,863

Partners' Capital, End of Period	$3,727, 551	$3,198,763

See accompanying notes to financial statements.

Marietta Leasehold, L.P.
(A Partnership)

Statements of Cash Flows

Six Months Ended June 30, (unaudited)	2019	2018
Cash flows from operating activities
Net income	$310,570	$638,900
Bad debt expense	(69)	—
Changes in operating assets and liabilities:
Accounts receivable	(64,190)	(38,482)
Other receivables	(1,006)	(93,319)
Inventories	11,596	(9,052)
Prepaid expenses and other	(73,114)	(204,833)
Right-of-use asset	727,407	—
Accounts payable	71,270	28,188
Taxes payable	31,248	25,162
Accrued expenses, and other liabilities	160,863	156,341
Advance deposits	676	(11,830)
Net repayment from affiliates	19,138	(6,761)
Lease liability	(799,683)	—

Net cash provided by operating activities	394,706	484,314

Cash flows from investing activities
Cash advances	—	(55,356)
Change in restricted cash	(1,108)	(193,336)

Net cash used in investing activities	(1,108)	(248,692)

Net increase in cash	393,598	235,622
Cash, Beginning of Period	3,316,420	2,712,703

Cash, End of Period	$3,710,018	$2,948,325

Supplemental Disclosure of Non-Cash Activity
Initial adoption of ASC 842	$19,068,550	$—
Lease modification	22,102,346	—

See accompanying notes to financial statements.

Marietta Leasehold, L.P.
(A Partnership)

Notes to Financial Statements

1. Nature of Operations and Summary of Significant Accounting Policies

Nature of Operations

        Marietta Leasehold, L.P. (Partnership), is a limited partnership formed in 2006 under the Delaware Revised Uniform Limited Partnership Act. The Partnership leases a single hotel and convention center property in Marietta, Georgia, from the City of Marietta and earns revenues from the operation of this hotel property. The hotel property is managed as part of the Hilton brand of hotels, offering hotel and conference center services.

Use of Estimates

        The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash

        The Partnership occasionally maintains its cash and cash equivalents in excess of federally insured limits in prominent financial institutions considered by the Partnership to be of high credit quality. The Partnership has not experienced any losses related to these concentrations.

Restricted Cash

        In accordance with the lease agreement in 2008 with the City of Marietta (City), the City funded a major renovation of the property in order for the hotel to become a Hilton-branded property. The lease agreement allows for up to $7,000,000 in renovation costs. As part of this renovation, the City provides advance draws of cash to fund specifically identified items related to the renovation.

        At June 30, 2019 and December 31, 2018, the Partnership held $2,079 and $971, respectively, of cash received from the City. These funds are restricted for use only for renovations of the property related to changes necessary in becoming a Hilton-branded property. A liability of the same amount is included in current liabilities.

Income Taxes

        The Partnership is not directly subject to income taxes under the provisions of the Internal Revenue Code. Therefore, taxable income or loss is reported to the individual partners for inclusion in their respective tax returns and no provision for federal income taxes has been included in the accompanying financial statements.

        The Partnership files income tax returns in the U.S. Federal jurisdiction and the State of Georgia. With a few exceptions, the Partnership is no longer subject to U.S. federal or state and local income tax examinations by tax authorities for years before 2013.

Marietta Leasehold, L.P.
(A Partnership)

Notes to Financial Statements (Continued)

1. Nature of Operations and Summary of Significant Accounting Policies (Continued)

Inventory

        Inventories consist of food, beverage and food service products held by the hotel property. Inventories are stated at the lower of cost or net realizable value. Costs are determined using the first-in, first-out method.

Accounts Receivable

        Accounts receivable are stated at the amount billed to customers. Accounts receivable are ordinarily due upon receipt, and any payments not made upon receipt are due within 10 days. The Partnership provides an allowance for doubtful accounts, which is based upon a review of outstanding receivables, historical collection information and existing economic conditions. Accounts past due more than 60 days are reviewed monthly to evaluate their collectability. Accounts deemed uncollectible are written off and charged to expense. Management determined an allowance for uncollectible accounts of $69 and $0 at June 30, 2019 and December 31, 2018, respectively.

Taxes Collected From Customers and Remitted

        Taxes collected from customers and remitted to governmental authorities are presented in the accompanying statement of income on a net basis.

Prepaid Expenses and Other

        The balance of prepaid expenses and other at June 30, 2019 and December 31, 2018 is composed substantially of prepaid rent.

Recently Adopted Accounting Standards

        In May 2014, the FASB issued Accounting Standards Update ("ASU") 2014-09, Revenues from Contracts with Customers (Topic 606). It establishes a comprehensive revenue recognition standard for virtually all industries in U.S. Generally Accepted Accounting Principles ("GAAP"). The revenue standard's core principle is built on the contract between a vendor and a customer for the provision of goods and services. It attempts to depict the exchange of rights and obligations between the parties in the pattern of revenue recognition based on the consideration to which the vendor is entitled. To accomplish this objective, the standard requires five basic steps: (i) identify the contract with the customer; (ii) identify the performance obligations in the contract; (iii) determine the transaction price; (iv) allocate the transaction price to the performance obligations in the contract; and (v) recognize revenue when (or as) the entity satisfies a performance obligation. The amendments in ASU No. 2014-09 are effective for private companies, for annual reporting periods beginning after December 15, 2018. Early adoption of this standard did not materially affect the amount or timing of revenue recognition for revenues from room, food and beverage, and other hotel level sales. The Partnership adopted this standard effective January 1, 2019, under the modified retrospective method, and the early adoption of this standard did not have a material impact on the Partnership's financial statements. See related disclosures in note 2.

        In February 2016, the FASB issued Accounting Standards Update 2016-02 Leases (Topic 842). This update is the result of the FASB's efforts to increase transparency and comparability among

Marietta Leasehold, L.P.
(A Partnership)

Notes to Financial Statements (Continued)

1. Nature of Operations and Summary of Significant Accounting Policies (Continued)

organizations by recognizing lease assets and lease liabilities on the balance sheet and disclosing key information about leasing arrangements. The core principle of this update is that a lessee should recognize the assets and liabilities that arise from leases. Effective January 1, 2019, the Partnership has adopted the new standard using the modified retrospective approach. The Partnership elected to adopt both the transition relief provided in ASU 2018-11 and the package of practical expedients which allowed the Partnership to retain historical lease classifications and accounting for any leases that existed prior to adoption of the standard. Additionally, the Partnership elected the practical expedients allowing the Partnership not to separate lease and non-lease components and not record leases with an initial term of twelve months or less ("short-term leases") on the balance sheet across all existing asset classes.

        The Partnership early adopted the standard as of January 1, 2019. Early adoption of the new standard resulted in the recording of operating lease right of use asset and operating lease liability of $19.07 million as of January 1, 2019, which primarily relates to the lease of the hotel property that was previously determined to be an operating lease. The standard did not materially impact the Partnership's statements of operations or cash flows.

Recent Events

        On May 31, 2019, the Partnership's partners entered into a Combination Agreement pursuant to which Ashford Inc. ("AINC"), a related party, will acquire the Hotel Management business of Remington Holdings, L.P. ("Remington"), an affiliate under common ownership, and the Partnership. Under the terms of the agreement, AINC will acquire Remington's Hotel Management business and the Partnership for a purchase price of $275 million, payable by the issuance of $275 million of a new Series D Convertible Preferred Stock of AINC.

        On June 20, 2019, the Partnership entered into a modification agreement on the lease of the hotel property in Marietta, Georgia. The lease term was modified to expire on December 31, 2054 with additional monthly payments of $39,900 per month in addition to the base rent payment of $193,750 from August 1, 2024 through December 31, 2054. Under the modification agreement, the City shall obtain funding of $15,000,000 to improve and renovate the hotel (see Note 5). These funds will be provided by the City to the Partnership and will be repaid to the City through the additional lease payments included in the lease amendment.

2. Revenue

        On January 1, 2019, the Partnership early adopted Topic 606 using the modified retrospective method. As the adoption of this standard did not have a material impact on the Partnership's financial statements, no adjustments to opening retained earnings were made as of January 1, 2019. Results for reporting periods beginning after January 1, 2019, are presented under Topic 606, while prior period amounts are not adjusted and continue to be reported in accordance with the Partnership's historic accounting under ASC Topic 605—Revenue Recognition.

        Revenues are recognized when control of the promised goods or services is transferred to customers, in an amount that reflects the consideration the Partnership expects to be entitled to in exchange for those goods or services.

Marietta Leasehold, L.P.
(A Partnership)

Notes to Financial Statements (Continued)

2. Revenue (Continued)

        The Partnership determines revenue recognition through the following steps:

  •
  Identification of the contract, or contracts, with a customer

  •
  Identification of the performance obligations in the contract

  •
  Determination of the transaction price

  •
  Allocation of the transaction price to the performance obligations in the contract

  •
  Recognition of revenue when, or as, the Partnership satisfies a performance obligation

        Rooms revenue represents revenues from the occupancy of the Partnership's hotel rooms and is driven by the occupancy and average daily rate charged. Rooms revenue includes revenue for guest no-shows, day use, and early/late departure fees. The contracts for room stays with customers are generally short in duration and revenues are recognized as services are provided over the course of the hotel stay.

        Food and beverage ("F&B") revenue consists of revenue from the restaurants and lounges at the Partnership's hotel property, in-room dining and mini-bars revenue, and banquet/catering revenue from group and social functions. Revenue is recognized as the services or products are provided.

        Other revenue consists of ancillary revenue at the property, including attrition and cancellation fees, parking and other guest services. Attrition and cancellation fees are recognized for non-cancellable deposits when the customer provides notification of cancellation within established management policy time frames.

3. Related Party Transactions

        Employees of the hotel leased by the Partnership are employees of Remington Lodging and Hospitality LLC (RLH) and the hotel continues to be operated under a management agreement with RLH. This management agreement commenced on March 1, 2008, and ends on the expiration date of the Partnership's lease agreement with the City, June 30, 2028, unless terminated sooner.

        The Partnership incurs a management fee each month payable to RLH, as part of a property management agreement. The fee is based on monthly property revenues. In addition, an asset management fee is assessed based on 1 percent of the total revenues less paid banquet gratuities. For the six months ended June 30, 2019 and 2018, the Partnership incurred management fees in the amount of $156,506 and $169,791 respectively. Management fees are included in other expenses on the accompanying statement of income. At June 30, 2019 and December 31, 2018, the Partnership had a related-party payable for management fees of $28,822 and $24,160, respectively. This related-party payable to RLH for management fees is included in due to affiliates on the accompanying balance sheets.

4. Retirement Savings Plan

        The Partnership participates in a 401(k) retirement savings plan covering substantially all employees, sponsored by the management company. The Partnership's contributions to the plan are determined annually by the owners of the Partnership. The Partnership's contributions to the plan were $5,050 and $4,976 for the six months ended June 30, 2019 and 2018, respectively.

Marietta Leasehold, L.P.
(A Partnership)

Notes to Financial Statements (Continued)

5. Leases

        The Partnership entered into a 20-year lease for the hotel property in Marietta, Georgia, with the City. The lease term previously expires on June 30, 2028. Rental payments are due monthly in the amount of $233,650, less 30.25 percent of hotel taxes collected. This monthly payment includes an additional amount of rent specified by the lease which decreases in amount each year after August 1, 2024. The City estimated a $54,000 per month rent reduction in its lease agreement for future hotel tax deductions and the total may vary from year-to-year based on the actual tax credits received from the City and is considered as a variable lease incentive. The lease also provides for additional rental payments of 3 percent of revenues in excess of $14,000,000 which is considered a variable lease cost that was not recognized as part of the right of use asset.

        On June 20, 2019, the Partnership entered into a modification agreement on the lease of the hotel property in Marietta, Georgia. The lease term was modified to expire on December 31, 2054 with additional monthly payments of $39,900 per month in addition to the base rent payment of $193,750 from August 1, 2024 through December 31, 2054. Under the modification agreement, the City shall obtain funding of $15,000,000 to improve and renovate the hotel. These funds will be provided by the City to the Partnership and will be repaid to the City through the additional lease payments included in the lease amendment. As a result of the lease modification, the Partnership reassessed lease classification and determined the lease should be classified as a finance lease prospectively as of the date of the modification. The lease modification resulted in an increase to the right of use asset and finance lease liability of $22 million.

        The lease agreement restricts the distribution of funds earned from operations to the Partnership subject to the maintenance of minimum working capital balances for maintenance, repair and general upkeep of the property.

        As of June 30, 2019, leased assets and liabilities consisted of the following:

Leases	Classification	Amount
Assets:
Right-of-use asset	Finance lease right-of-use asset	$40,855,608

Liabilities:
Current Finance	Finance lease liability	$186,478
Non-current Finance	Finance lease liability	40,048,945

		$40,235,423

        The Partnership incurred the following lease costs related to operating leases for the six months ended June 30, 2019:

Capital, ownership and rent expense	$896,969

$896,969

        Amortization and interest expense relating to the finance lease previously classified as an operating lease is not material from the contract modification date of June 20 to June 30, 2019.

Marietta Leasehold, L.P.
(A Partnership)

Notes to Financial Statements (Continued)

5. Leases (Continued)

        Lease costs represents straight line expenses of right-of-use asset, short-term leases and variable lease costs for the six months ended June 30, 2019:

Fixed lease costs	$1,329,624
Variable lease incentive	(432,655)

$896,969

        Cash paid for amounts included in the measurement of operating lease liability for the six months ended June 30, 2019 included in operating cash flows amounted to $969,245, net of variable lease incentives.

        As of June 30, 2019, minimum lease payments on the finance lease previously classified as an operating lease are as follows:

2019	$1,401,900
2020	2,803,800
2021	2,803,800
2022	2,803,800
2023	2,803,800
Thereafter	86,917,800

99,534,900
Imputed interest	(59,299,477)

$40,235,423

        The weighted average remaining lease term and discount rate related to the Partnership's leases were 35.5 years and 6.19%, respectively. The discount rate is based on the Partnership's estimated incremental borrowing rate.

6. Commitments and Contingencies

General Litigation

        The Partnership is subject to claims and lawsuits that arise primarily in the ordinary course of business. It is the opinion of management that the disposition or ultimate resolution of such claims and lawsuits will not have a material adverse effect on the financial position, results of operations and cash flows of the Partnership.

7. Significant Estimates and Concentrations

        Accounting principles generally accepted in the United States of America require disclosure of certain significant estimates and current vulnerabilities due to certain concentrations. Those matters include the following:

Economic Dependency

        In 2019 and 2018, 100 percent of the Partnership's revenues were earned from one hotel property.

8. Subsequent Events

        Subsequent events have been evaluated through August 30, 2019, which is the date the financial statements were available to be issued.

Independent Auditor's Report

Partners
Marietta Leasehold, L.P.
Dallas, Texas

        We have audited the accompanying balance sheets of Marietta Leasehold, L.P. (the "Partnership"), as of December 31, 2018 and 2017, and the related statements of income and changes in partners' capital and cash flows for the years then ended. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits.

Management's Responsibility for the Financial Statements

        Management is responsible for the preparation and fair presentation of these financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditor's Responsibility

        Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement.

        An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor's judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity's preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity's internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

        We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

        In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Marietta Leasehold, L.P. as of December 31, 2018 and 2017, and the results of its operations and its cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

/s/ BDO USA, LLP
June 28, 2019

Marietta Leasehold, L.P.
(A Partnership)

Balance Sheets

December 31,	2018	2017
Assets
Current Assets
Cash	$3,316,420	$2,712,703
Restricted cash	971	55,356
Accounts receivable, net of allowance for doubtful accounts of $0 and $473, respectively	30,659	93,016
Other receivables	4,337	4,642
Inventories	58,667	68,705
Due from affiliates	73,303	—
Prepaid expenses and other	813,394	671,657

Total assets	$4,297,751	$3,606,079

Liabilities and Partners' Capital
Current Liabilities
Accounts payable	$206,095	$145,694
Cash Advances	—	55,356
Taxes payable	103,918	115,816
Advance deposits	218,745	315,095
Accrued payroll	68,530	103,945
Accrued vacation	72,916	86,334
Accrued expenses	186,406	186,036
Due to affiliates	24,160	37,940

Total current liabilities	880,770	1,046,216
Commitments and Contingencies (Note 4)
Partners' Capital	3,416,981	2,559,863

Total liabilities and partners' capital	$4,297,751	$3,606,079

See accompanying notes to financial statements.

Marietta Leasehold, L.P.
(A Partnership)

Statements of Income and Changes in Partners' Capital

Years Ended December 31,	2018	2017
Revenues
Rooms	$7,211,549	$7,493,679
Food and beverage	4,103,205	5,050,339
Other operating revenues	186,455	138,730

Total revenues	11,501,209	12,682,748

Cost of Sales
Rooms	1,463,924	1,559,284
Food and beverage	2,405,910	2,741,526
Other operating costs	59,613	134,025

Total cost of sales	3,929,447	4,434,835

Gross Profit	7,571,762	8,247,913

Operating Expenses
General and administrative	998,206	885,315
Sales and marketing	1,385,189	1,399,649
Maintenance	644,246	654,278
Capital, ownership and rent expense	1,988,947	1,963,988
Other	1,242,405	1,212,202

Total operating expenses	6,258,993	6,115,432

Net Income	1,312,769	2,132,481
Partners' Capital, Beginning of Year	2,559,863	1,459,086
Distributions	(455,651)	(1,031,704)
Partners' Capital, End of Year	$3,416,981	$2,559,863

See notes to financial statements.

Marietta Leasehold, L.P.
(A Partnership)

Statements of Cash Flows

Years Ended December 31,	2018	2017
Cash flows from operating activities
Net income	$1,312,769	$2,132,481
Changes in operating assets and liabilities:
Accounts receivable	62,357	50,912
Other receivables	305	(1,992)
Inventories	10,038	8,722
Prepaid expenses and other	(141,737)	(92,527)
Accounts payable	60,401	60,826
Taxes payable	(11,898)	(3,858)
Accrued expenses, and other liabilities	(48,463)	67,340
Advance deposits	(96,350)	(28,174)
Net repayment to affiliates	(87,083)	(46,329)

Net cash provided by operating activities	1,060,339	2,147,401

Cash flows from investing activities
Cash advances	(55,356)	(79,027)
Change in restricted cash	54,385	79,027

Net cash used in investing activities	(971)	—
Cash flows from financing activities
Distributions to partners	(455,651)	(1,031,704)

Net cash used in financing activities	(455,651)	(1,031,704)

Net increase in cash	603,717	1,115,697

Cash, Beginning of Year	2,712,703	1,597,006

Cash, End of Year	$3,316,420	$2,712,703

See notes to financial statements.

Marietta Leasehold, L.P.
(A Partnership)

Notes to Financial Statements

1. Nature of Operations and Summary of Significant Accounting Policies

Nature of Operations

        Marietta Leasehold, L.P. (the "Partnership"), is a limited partnership formed in 2006 under the Delaware Revised Uniform Limited Partnership Act. The Partnership leases a single hotel and convention center property in Marietta, Georgia, from the City of Marietta and earns revenues from the operation of this hotel property. The hotel property is managed as part of the Hilton brand of hotels, offering hotel and conference center services.

Use of Estimates

        The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash

        The Partnership occasionally maintains its cash and cash equivalents in excess of federally insured limits in prominent financial institutions considered by the Partnership to be of high credit quality. The Partnership has not experienced any losses related to these concentrations.

Restricted Cash

        In accordance with the lease agreement in 2008 with the City of Marietta (City), the City funded a major renovation of the property in order for the hotel to become a Hilton-branded property. The lease agreement allows for up to $7,000,000 in renovation costs. As part of this renovation, the City provides advance draws of cash to fund specifically identified items related to the renovation.

        At December 31, 2018 and 2017, the Partnership held $971 and $55,356, respectively, of cash received from the City. These funds are restricted for use only for renovations of the property related to changes necessary in becoming a Hilton-branded property. A liability of the same amount is included in current liabilities.

Income Taxes

        The Partnership is not directly subject to income taxes under the provisions of the Internal Revenue Code. Therefore, taxable income or loss is reported to the individual partners for inclusion in their respective tax returns and no provision for federal income taxes has been included in the accompanying financial statements.

        The Partnership files income tax returns in the U.S. Federal jurisdiction and the State of Georgia. With a few exceptions, the Partnership is no longer subject to U.S. federal or state and local income tax examinations by tax authorities for years before 2013.

Marietta Leasehold, L.P.
(A Partnership)

Notes to Financial Statements (Continued)

1. Nature of Operations and Summary of Significant Accounting Policies (Continued)

Inventory

        Inventories consist of food, beverage and food service products held by the hotel property. Inventories are stated at the lower of cost or net realizable value. Costs are determined using the first-in, first-out method.

Revenue Recognition

        The Partnership recognizes revenue from lodging operations for rooms, food and beverage and other operating departments as products and services are provided to customers. Advance deposits are applied against a customers' final balance.

Accounts Receivable

        Accounts receivable are stated at the amount billed to customers. Accounts receivable are ordinarily due upon receipt, and any payments not made upon receipt are due within 10 days. The Partnership provides an allowance for doubtful accounts, which is based upon a review of outstanding receivables, historical collection information and existing economic conditions. Accounts past due more than 60 days are reviewed monthly to evaluate their collectability. Accounts deemed uncollectible are written off and charged to expense. Management determined an allowance for uncollectible accounts of $0 and $473 at December 31, 2018 and 2017, respectively.

Taxes Collected From Customers and Remitted

        Taxes collected from customers and remitted to governmental authorities are presented in the accompanying statement of income on a net basis.

New Accounting Pronouncements

        In May 2014, the FASB issued Accounting Standards Update ("ASU") 2014-09, Revenues from Contracts with Customers. It establishes a comprehensive revenue recognition standard for virtually all industries in U.S. Generally Accepted Accounting Principles ("GAAP"). The revenue standard's core principle is built on the contract between a vendor and a customer for the provision of goods and services. It attempts to depict the exchange of rights and obligations between the parties in the pattern of revenue recognition based on the consideration to which the vendor is entitled. To accomplish this objective, the standard requires five basic steps: i) identify the contract with the customer, (ii) identify the performance obligations in the contract, (iii) determine the transaction price, (iv) allocate the transaction price to the performance obligations in the contract, and (v) recognize revenue when (or as) the entity satisfies a performance obligation. The amendments in ASU No, 2014-09 are effective for private companies for annual reporting periods beginning after December 15, 2018. The Partnership elected to early adopt the above standard using the modified retrospective approach for the quarter ending March 31, 2019. Upon adoption of ASU 2014-09, the Partnership does not expect to record any adjustment to the financial statements on January 1, 2019. The Partnership does not expect the standard to have a significant impact on revenue recognition. The Partnership is in the process of evaluating the disclosure requirements.

Marietta Leasehold, L.P.
(A Partnership)

Notes to Financial Statements (Continued)

1. Nature of Operations and Summary of Significant Accounting Policies (Continued)

        In February 2016, the FASB issued ASU 2016-02, Leases. This update is the result of the FASB's efforts to increase transparency and comparability among organizations by recognizing lease assets and lease liabilities on the balance sheet and disclosing key information about leasing arrangements. The core principle of this update is that a lessee should recognize the assets and liabilities that arise from leases. The effective date of this standard is January 1, 2020. The Partnership has elected to early adopt the standard effective January 1, 2019. While the Partnership continues to evaluate the lease portfolio to assess the impact that ASU 2016-02, the Partnership expects the primary impact to the special purpose combined carve-out financial statements upon adoption will be the recognition, on a discounted basis, future minimum rentals due under noncancellable leases on the combined balance sheet resulting in the recording of right of use assets and lease obligations estimated to be about $19 million. The Partnership expects to elect the package of practical expedients in transition that permits entities not to reassess whether any expired or existing contracts are or contain leases, to retain the lease classification and to continue to capitalize initial direct costs for any leases that exist prior to adoption of the standard. The Partnership expects to use the transition method in ASU 2018-11 that allows the Partnership to adopt the new lease standard effective January 1, 2019, and not reevaluate or recast prior periods.

2. Related Party Transactions

        Employees of the hotel leased by the Partnership are employees of Remington Lodging and Hospitality LLC ("RLH") and the hotel continues to be operated under a management agreement with RLH. This management agreement commenced on March 1, 2008, and ends on the expiration date of the Partnership's lease agreement with the City, June 30, 2028, unless terminated sooner.

        The Partnership incurs a management fee each month payable to RLH, as part of a property management agreement. The fee is based on monthly property revenues. In addition, an asset management fee is assessed based on 1 percent of the total revenues less paid banquet gratuities. For the years ended December 31, 2018 and 2017, the Partnership incurred management fees in the amount of $448,253 and $491,800, respectively. Management fees are included in other expenses on the accompanying statements of income. At December 31, 2018 and 2017, the Partnership had a related-party payable for management fees of $24,160 and $25,040, respectively. This related-party payable to RLH for management fees is included in due to affiliates on the accompanying balance sheet and was paid in full by the Partnership in January 2019.

3. Retirement Savings Plan

        The Partnership participates in a 401(k) retirement savings plan covering substantially all employees, sponsored by the management company. The Partnership's contributions to the plan are determined annually by the owners of the Partnership. The Partnership's contributions to the plan were $9,962 and $9,180 for 2018 and 2017, respectively.

4. Commitments and Contingencies

Operating Leases

        The Partnership entered into a 20-year lease for the hotel property in Marietta, Georgia, with the City. The lease term expires on June 30, 2028.

Marietta Leasehold, L.P.
(A Partnership)

Notes to Financial Statements (Continued)

4. Commitments and Contingencies (Continued)

        Rental payments are due monthly in the amount of $233,650, less 30.25 percent of hotel taxes collected. To determine future minimum lease obligations, the City estimated a $54,000 per month rent reduction in its lease agreement for future hotel tax deductions. Total lease expenses may vary from year-to-year based on the actual tax credits received from the City. The monthly lease payment after the estimated hotel tax is approximately $179,650. This monthly payment includes an additional amount rent specified by the lease which decreases in amount each year after August 1, 2024. The lease also provides for additional rental payments of 3 percent of revenues in excess of $14,000,000 and scheduled increases in rents. The future minimum lease payments' schedule below does not include any payments for revenues over $14,000,000. Lease expense related to this lease for the years ended December 31, 2018 and 2017, was $1,799,150 and $1,799,982, respectively.

        Future minimum lease payments at December 31, 2018, are as shown in the table below:

2019	$2,155,800
2020	2,155,800
2021	2,155,800
2022	2,155,800
2023	2,155,800
Thereafter	8,327,856

$19,106,856

        The lease agreement restricts the distribution of funds earned from operations to the Partnership subject to the maintenance of minimum working capital balances for maintenance, repair and general upkeep of the property.

General Litigation

        The Partnership is subject to claims and lawsuits that arise primarily in the ordinary course of business. It is the opinion of management that the disposition or ultimate resolution of such claims and lawsuits will not have a material adverse effect on the financial position, results of operations and cash flows of the Partnership.

5. Significant Estimates and Concentrations

        Accounting principles generally accepted in the United States of America require disclosure of certain significant estimates and current vulnerabilities due to certain concentrations. Those matters include the following:

Economic Dependency

        In 2018 and 2017, 100 percent of the Partnership's revenues were earned from one hotel property.

6. Subsequent Events

        Subsequent events have been evaluated through June 28, 2019, which is the date the financial statements were available to be issued.

Marietta Leasehold, L.P.
(A Partnership)

Notes to Financial Statements (Continued)

6. Subsequent Events (Continued)

        On May 31, 2019, the Partnership's partners entered into a Combination Agreement pursuant to which Ashford Inc. ("AINC"), a related party, will acquire the Hotel Management business of Remington Holdings, L.P. ("Remington"), an affiliate under common ownership, and the Partnership. Under the terms of the agreement, AINC will acquire Remington's Hotel Management business and the Partnership for a purchase price of $275 million, payable by the issuance of $275 million of a new Series D Convertible Preferred Stock of AINC.

        On June 20, 2019, the Partnership entered into a modification agreement on the lease of the hotel property in Marietta, Georgia. The lease term was modified to expire on December 31, 2054 with additional monthly payments of $39,900 per month from August 1, 2024 through December 31, 2054. Under the modification agreement, the City shall obtain funding of $15,000,000 to improve and renovate the hotel.

Independent Auditor's Report

Partners
Marietta Leasehold, L.P.
Dallas, Texas

        We have audited the accompanying balance sheet of Marietta Leasehold, L.P. (Partnership), as of December 31, 2017 and 2016, and the related statements of income and partners' capital and cash flows for the years then ended. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits.

Management's Responsibility for the Financial Statements

        Management is responsible for the preparation and fair presentation of these financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditor's Responsibility

        Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement.

        An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor's judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity's preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity's internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

        We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

        In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Marietta Leasehold, L.P. as of December 31, 2017 and 2016, and the results of its operations and its cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

/s/ BDO USA, LLP
August 13, 2018

Marietta Leasehold, L.P.
(A Partnership)

Balance Sheets

December 31,	2017	2016
Assets
Current Assets
Cash	$2,712,703	$1,597,006
Restricted cash	55,356	134,383
Accounts receivable, net of allowance for doubtful accounts of $473 and $593, respectively	93,016	143,928
Other receivables	4,642	2,650
Inventories	68,705	77,427
Prepaid expenses and other	671,657	579,130

Total assets	$3,606,079	$2,534,524

Liabilities and Partners' Capital
Current Liabilities
Accounts payable	$145,694	$84,868
Cash advances	55,356	134,383
Taxes payable	115,816	119,674
Advance deposits	315,095	343,269
Accrued payroll	103,945	110,907
Accrued vacation	86,334	81,569
Accrued expenses	186,036	116,499
Due to affiliates	37,940	84,269

Total current liabilities	1,046,216	1,075,438
Partners' Capital	2,559,863	1,459,086

Total liabilities and partners' capital	$3,606,079	$2,534,524

See accompanying notes to financial statements.

Marietta Leasehold, L.P.
(A Partnership)

Statements of Income and Partners' Capital

Years Ended December 31,	2017	2016
Revenues
Rooms	$7,493,679	$7,045,985
Food and beverage	5,050,339	5,210,778
Other operating revenues	138,730	178,537

Total revenues	12,682,748	12,435,300

Cost of Sales
Rooms	1,559,284	1,426,165
Food and beverage	2,741,526	2,922,021
Other operating costs	134,025	114,433

Total cost of sales	4,434,835	4,462,619

Gross Profit	8,247,913	7,972,681

Operating Expenses
General and administrative	885,315	1,031,458
Sales and marketing	1,399,649	1,367,814
Maintenance	654,278	569,158
Capital, ownership and rent expense	1,963,988	1,970,359
Other	1,212,202	1,153,346

Total operating expenses	6,115,432	6,092,135

Net Income	2,132,481	1,880,546
Partners' Capital, Beginning of Year	1,459,086	1,127,226

Distributions	(1,031,704)	(1,548,686)
Partners' Capital, End of Year	$2,559,863	$1,459,086

See notes to financial statements.

Marietta Leasehold, L.P.
(A Partnership)

Statements of Cash Flows

Years Ended December 31,	2017	2016
Cash flows from operating activities
Net income	$2,132,481	$1,880,546
Changes in operating assets and liabilities:
Accounts receivable	50,912	(71,554)
Other receivables	(1,992)	(1,692)
Inventories	8,722	(5,517)
Prepaid expenses and other	(92,527)	(108,170)
Accounts payable	60,826	(2,479)
Taxes payable	(3,858)	23,802
Accrued expenses	67,340	(12,678)
Advance deposits	(28,174)	80
Net repayment to affiliates	(46,329)	(490,625)

Net cash provided by operating activities	2,147,401	1,211,713

Cash flows from investing activities
Cash advances	(79,027)	(57,796)
Change in restricted cash	79,027	57,796

Net cash provided by investing activities	—	—
Cash flows from financing activities
Distributions to partners	(1,031,704)	(1,548,686)

Net cash used in financing activities	(1,031,704)	(1,548,686)

Net increase (decrease) in cash	1,115,697	(336,973)

Cash, Beginning of Year	1,597,006	1,933,979

Cash, End of Year	$2,712,703	$1,597,006

See notes to financial statements.

Marietta Leasehold, L.P.
(A Partnership)

Notes to Financial Statements

1. Nature of Operations and Summary of Significant Accounting Policies

Nature of Operations

        Marietta Leasehold, L.P. (Partnership), is a limited partnership formed in 2006 under the Delaware Revised Uniform Limited Partnership Act. The Partnership leases a single hotel and convention center property in Marietta, Georgia, from the City of Marietta and earns revenues from the operation of this hotel property. The hotel property is managed as part of the Hilton brand of hotels, offering hotel and conference center services.

Use of Estimates

        The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash

        The Company occasionally maintains its cash and cash equivalents in excess of federally insured limits in prominent financial institutions considered by the Company to be of high credit quality. The Company has not experienced any losses related to these concentrations.

Restricted Cash

        In accordance with the lease agreement in 2008 with the City of Marietta (City), the City funded a major renovation of the property in order for the hotel to become a Hilton-branded property. The lease agreement allows for up to $7,000,000 in renovation costs. As part of this renovation, the City provides advance draws of cash to fund specifically identified items related to the renovation.

        At December 31, 2017 and 2016, the Partnership held $55,356 and $134,383, respectively, of cash received from the City. These funds are restricted for use only for renovations of the property related to changes necessary in becoming a Hilton-branded property. A liability of the same amount is included in current liabilities.

Income Taxes

        The Partnership is not directly subject to income taxes under the provisions of the Internal Revenue Code. Therefore, taxable income or loss is reported to the individual partners for inclusion in their respective tax returns and no provision for federal income taxes has been included in the accompanying financial statements.

        The Partnership files income tax returns in the U.S. Federal jurisdiction and the State of Georgia. With a few exceptions, the Company is no longer subject to U.S. federal or state and local income tax examinations by tax authorities for years before 2013.

Marietta Leasehold, L.P.
(A Partnership)

Notes to Financial Statements (Continued)

1. Nature of Operations and Summary of Significant Accounting Policies (Continued)

Inventory

        Inventories consist of food, beverage and food service products held by the hotel property. Inventories are stated at the lower of cost or market. Costs are determined using the first-in, first-out method.

Revenue Recognition

        The Partnership recognizes revenue from lodging operations for rooms, food and beverage and other operating departments as products and services are provided to customers. Advance deposits are applied against a customers' final balance.

Accounts Receivable

        Accounts receivable are stated at the amount billed to customers. Accounts receivable are ordinarily due upon receipt, and any payments not made upon receipt are due within 10 days. The Partnership provides an allowance for doubtful accounts, which is based upon a review of outstanding receivables, historical collection information and existing economic conditions. Accounts past due more than 60 days are reviewed monthly to evaluate their collectability. Accounts deemed uncollectible are written off and charged to expense. Management determined an allowance for uncollectible accounts of $473 and $593 at December 31, 2017 and 2016, respectively.

Taxes Collected From Customers and Remitted

        Taxes collected from customers and remitted to governmental authorities are presented in the accompanying statement of income on a net basis.

2. Related Party Transactions

        Employees of the hotel leased by the Partnership are employees of Remington Lodging and Hospitality LLC (RLH) and the hotel continues to be operated under a management agreement with RLH. This management agreement commenced on March 1, 2008, and ends on the expiration date of the Partnership's lease agreement with the City, June 30, 2028, unless terminated sooner.

        The Partnership incurs a management fee each month payable to RLH, as part of a property management agreement. The fee is based on monthly property revenues. In addition, an asset management fee is assessed based on 1 percent of the total revenues less paid banquet gratuities. For the years ended December 31, 2017 and 2016, the Partnership incurred management fees in the amount of $491,800 and $475,949, respectively. Management fees are included in other expenses on the accompanying statement of income. At December 31, 2017 and 2016, the Partnership had a related-party payable for management fees of $25,040 and $28,481, respectively. This related-party payable to RLH for management fees is included in due to affiliates on the accompanying balance sheet and was paid in full by the Partnership in January 2018.

3. Retirement Savings Plan

        The Partnership participates in a 401(k) retirement savings plan covering substantially all employees, sponsored by the management company. The Partnership's contributions to the plan are

Marietta Leasehold, L.P.
(A Partnership)

Notes to Financial Statements (Continued)

3. Retirement Savings Plan (Continued)

determined annually by the owners of the Partnership. The Partnership's contributions to the plan were $9,180 and $11,375 for 2017 and 2016, respectively.

4. Operating Leases

        The Partnership entered into a 20-year lease for the hotel property in Marietta, Georgia, with the City. The lease term expires on June 30, 2028.

        Rental payments are due monthly in the amount of $233,650, less 30.25 percent of hotel taxes collected. To determine future minimum lease obligations, the City estimated a $54,000 per month rent reduction in its lease agreement for future hotel tax deductions. Total lease expenses may vary from year-to-year based on the actual tax credits received from the City. The monthly lease payment after the estimated hotel tax is approximately $179,650. This monthly payment includes an additional amount rent specified by the lease which decreases in amount each year after August 1, 2024. The lease also provides for additional rental payments of 3 percent of revenues in excess of $14,000,000 and scheduled increases in rents. The future minimum lease payments' schedule below does not include any payments for revenues over $14,000,000. Lease expense related to this lease for the years ended December 31, 2017 and 2016, was $1,799,982 and $1,809,173, respectively.

        Future minimum lease payments at December 31, 2017, are as shown in the table below:

2018	$2,155,800
2019	2,155,800
2020	2,155,800
2021	2,155,800
2022	2,155,800
Thereafter	10,483,656

$21,262,656

        The lease agreement restricts the distribution of funds earned from operations to the Partnership subject to the maintenance of minimum working capital balances for maintenance, repair and general upkeep of the property.

5. Significant Estimates and Concentrations

        Accounting principles generally accepted in the United States of America require disclosure of certain significant estimates and current vulnerabilities due to certain concentrations. Those matters include the following:

General Litigation

        The Partnership is subject to claims and lawsuits that arise primarily in the ordinary course of business. It is the opinion of management that the disposition or ultimate resolution of such claims and lawsuits will not have a material adverse effect on the financial position, results of operations and cash flows of the Partnership.

Marietta Leasehold, L.P.
(A Partnership)

Notes to Financial Statements (Continued)

5. Significant Estimates and Concentrations (Continued)

Economic Dependency

        In 2017 and 2016, 100 percent of the Partnership's revenues were earned from one hotel property.

6. Subsequent Events

        Subsequent events have been evaluated through August 13, 2018, which is the date the financial statements were available to be issued.

ANNEX A
COMBINATION AGREEMENT

Annex A

COMBINATION AGREEMENT

        THIS COMBINATION AGREEMENT (this "Agreement"), dated as of May 31, 2019, is entered into among Archie Bennett, Jr. and Monty J. Bennett (collectively, the "Bennetts"); Remington Holdings, L.P., a Delaware limited partnership ("Remington"); Remington Holdings GP, LLC, a Delaware limited liability company and the general partner of Remington (the "General Partner"); MJB Investments, LP ("MJB Investments"); Ashford Inc., a Maryland corporation ("AINC"); solely for the purpose of conveying his Marietta Class B Interests and for purposes of Article VII, James L. Cowen ("Cowen"); solely for the purpose of conveying his Marietta Class B Interests and for purposes of Article VII, Jeremy J. Welter ("Welter"); Ashford Nevada Holding Corp., a Nevada corporation and wholly owned Subsidiary of AINC ("New Holdco"); and Ashford Merger Sub Inc., a Maryland corporation and wholly owned Subsidiary of New Holdco ("Merger Sub"). Capitalized terms used in this Agreement have the meanings given such terms in Article I or in the applicable Section cross referenced in Article I.

PRELIMINARY STATEMENTS

        A.    AINC is a corporation duly organized and existing under the laws of the State of Maryland, and New Holdco is a corporation duly organized and existing under the laws of the State of Nevada.

        B.    Archie Bennett, Jr. and MJB Investments collectively own all of the issued and outstanding limited partnership interests in Remington; the General Partner owns all of the issued and outstanding general partnership interests in Remington.

        C.    Remington through its ownership of Marietta Leasehold GP LLC owns all of the Marietta GP Interests; Archie Bennett, Jr. and MJB Investments own all of the Marietta Class A Interests; and Cowen, Welter and Sharkey own all of Marietta Class B Interests.

        D.    Prior to the Closing, Remington intends to acquire (either directly or through wholly owned Subsidiaries) the Marietta Class B Interests owned by Sharkey.

        E.    AINC, New Holdco and Merger Sub desire, following the satisfaction or waiver (to the extent permitted by Law) of the conditions set forth in Article VIII, to effect the Merger.

        F.     The purpose of the Merger is, in part, to cause the holding company of AINC and its subsidiaries to be organized under the laws of the State of Nevada. The AINC Board has determined that the creation of a holding company organized under the laws of the State of Nevada is consistent with, and will further, the business strategies and goals of AINC and its Affiliates and is in the best interests of AINC and its shareholders.

        G.    New Holdco desires to acquire, and Archie Bennett, Jr., Monty J. Bennett, MJB Investments, Cowen and Welter desire to transfer to New Holdco, 100% of the Transferred Securities upon the terms and subject to the conditions set forth in this Agreement and the Remington Contribution Agreement (the "Remington Contribution").

        H.    For U.S. federal income tax purposes (and, where applicable, state and local tax purposes), the Parties intend that: (i) the Merger shall qualify as a "reorganization" within the meaning of § 368(a) of the Code, and this Agreement together with the Merger Agreement shall constitute a "plan of reorganization" within the meaning of the Code and the Treasury regulations promulgated thereunder; and (ii) the exchange of the Transferred Securities for New Holdco Stock under this Agreement and the Remington Contribution Agreement, and the exchange of AINC Stock for New Holdco Stock pursuant to the Merger, qualify as an exchange under § 351 of the Code, and this Agreement, the Remington Contribution Agreement and the Merger Agreement will together be taken as a single plan of exchange under § 351 of the Code.

        I.     On the date hereof, Cowen and Welter have each executed and delivered to AINC a representation letter to the effect set forth in Section 3.21(v) and Section 3.24 (substituting Cowen or Welter, as applicable, for MJB Investments and the Bennetts, as applicable).

        THEREFORE, the Parties intending to be legally bound agree as follows:

ARTICLE I
DEFINITIONS

        The following terms have the meanings specified or referred to in this Article I:

        "Action" means any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity.

        "Adverse AINC Recommendation" has the meaning forth in Section 6.04(d).

        "Adverse Tax Change" means a change in Tax Law (or the clarification or interpretation thereof by a taxing authority in the form of published guidance) after the date of this Agreement as a result of which: (A) both (i) the Merger (in connection with the Remington Contribution) would not qualify as an exchange to the shareholders of AINC (other than the Bennetts, MJB Investments, Cowen, Welter, or Sharkey) under § 351 of the Code, and (ii) the Merger would not qualify as a reorganization under § 368 of the Code; or (B) the transactions contemplated under the Merger Agreement would cause any shareholder of AINC (other than the Bennetts, MJB Investments, Sharkey, Cowen, or Welter) to recognize any material taxable income for U.S. federal income tax purposes.

        "Affiliate" and its correlative terms have the meanings ascribed to such term in Rule 12b-2 of the General Rules and Regulations under the Exchange Act, as in effect on the date of this Agreement.

        "Affordable Care Act" means the Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act of 2010.

        "Aggregate Consideration" means $275,000,000 to be funded through 11,000,000 shares of New Holdco Preferred Stock (subject to the provisions of Section 11.01).

        "Agreement" has the meaning set forth in the Preamble.

        "AHT" means Ashford Hospitality Trust, Inc.

        "AINC" has the meaning set forth in the Preamble.

        "AINC Acquisition Proposal" means any proposal or offer relating to: (a) a merger, consolidation, share exchange or business combination involving AINC or any of its Subsidiaries representing 10% or more of the assets of AINC and its Subsidiaries, taken as a whole; (b) a sale, lease, exchange, mortgage, transfer or other disposition, in a single transaction or series of related transactions, of 10% or more of the assets of AINC and its Subsidiaries, taken as a whole; (c) a purchase or sale of shares of capital stock or other securities, in a single transaction or series of related transactions, representing 10% or more of the voting power of the capital stock of AINC, including by way of a tender offer or exchange offer; or (d) any other transaction having a similar effect to those described in clauses (a) through (c), except that proposals or plans to make distributions of cash by AINC or any of its Subsidiaries to their respective owners in accordance with the terms of their organizational documents as of the date of this Agreement shall not, in and of itself, constitute an AINC Acquisition Proposal.

        "AINC Balance Sheet" means the audited balance sheet of AINC dated as of December 31, 2018 contained in AINC SEC Documents filed prior to the date hereof.

        "AINC Board" means the Board of Directors of AINC.

        "AINC Common Stock" means the common stock, par value $0.01 per share, of AINC.

        "AINC Intervening Event" means an event, change, development, effect, occurrence or state of facts, in each case: (a) that is material to the Transactions taken as a whole; (b) that arises or occurs after the date of this Agreement and that becomes known to the Special Committee before the Required Stockholder Vote; and (c) that, prior to the date of this Agreement, was not known to or reasonably foreseeable by the Special Committee; provided, that in no event will the receipt, existence of, or terms of an AINC Acquisition Proposal or any inquiry relating to an AINC Acquisition Proposal or any consequence thereof constitute an Intervening Event.

        "AINC Material Adverse Effect" means any event, occurrence, fact, condition or change that is, or could reasonably be expected to become, individually or in the aggregate, materially adverse to: (a) the business, results of operations, condition (financial or otherwise) or assets of AINC and its subsidiaries, taken as a whole; or (b) the ability of AINC to consummate the Transactions on a timely basis; provided, however, that "AINC Material Adverse Effect" will not include any event, occurrence, fact, condition or change, directly or indirectly, arising out of or attributable to: (i) general economic or political conditions; (ii) conditions generally affecting the industries in which AINC operates; (iii) any changes in financial or securities markets in general; (iv) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof; (v) any action required or permitted by this Agreement, except pursuant to Section 3.05 and Section 6.07; (vi) any changes in applicable Laws or accounting rules, including GAAP; (vii) any action taken or omission by AHT or Braemar, or by any Person controlled by the Bennetts; (viii) the public announcement, pendency, or completion of the Transactions or the Transaction Documents; or (ix) resulting from acts of god, such as hurricanes, tornadoes, floods, earthquakes or other natural disasters; provided further, however, that any event, occurrence, fact, condition or change referred to in clauses (i) through (iv), (vi) and (ix) immediately above will be taken into account in determining whether an AINC Material Adverse Effect has occurred or could reasonably be expected to occur to the extent that such event, occurrence, fact, condition or change has a disproportionate effect on AINC compared to other participants in the industries in which AINC conducts its businesses.

        "AINC Parties" means: (a) AINC, New Holdco, Merger Sub, and (after the Closing) Remington, the General Partner and Marietta Leasehold LP; and (b) their respective Subsidiaries.

        "AINC Recommendation" has the meaning set forth in Section 6.08(a).

        "AINC Series B Preferred Stock" means the Series B Convertible Preferred Stock, par value $25 per share, of AINC.

        "AINC Stock" means AINC Common Stock or AINC Series B Preferred Stock.

        "AINC SEC Documents" means the registration statements, prospectuses, schedules, statements, forms, documents, reports and other documents (including exhibits and all other information incorporated by reference) required to be filed with the SEC or furnished to the SEC by AINC or OAINC Inc. since January 1, 2018 under the Exchange Act.

        "AINC Subsidiary" means an AINC Party other than AINC.

        "AINC Superior Proposal" means an unsolicited bona fide AINC Acquisition Proposal (except that references to "10%" in the definition of such term will be deemed to be references to "50%") made in writing and not solicited in violation of Section 6.04 that the Special Committee has determined in its good faith judgment, after receipt of advice from the Special Committee's financial advisor and legal counsel: (a) is reasonably likely to be consummated in accordance with its terms, taking into account all legal, financial and regulatory aspects of the proposal and the Person making the proposal (including any conditions relating to financing, regulatory approvals or other events or circumstances beyond the control of the party invoking the condition); and (b) if consummated, would result in a transaction more favorable to the stockholders of AINC (excluding the Bennetts and their Affiliates, and including AHT and Braemar) from a financial point of view (including the effect of any AINC Termination Fee required under this Agreement) than the Transactions (after taking into account any revisions to the terms of the transaction contemplated by Section 6.04(e) and the time likely to be required to consummate such AINC Acquisition Proposal).

        "AINC Termination Fee" means a termination fee equal to $5,500,000 plus the actual, documented out-of-pocket costs and expenses actually incurred by the Remington Parties in connection with this Agreement and the Transactions, as set forth in Section 10.02(b).

        "Audited 2018 Carve-Out Financial Statements" means Remington's audited carve-out consolidated financial statements consisting of balance sheets as of December 31, 2017 and 2018 and the related statements of income and retained earnings, members' or partners' equity and cash flows for each of the years then ended, in each case, as applicable, excluding the Project Management Business, which was contributed to AINC on August 8, 2018.

        "Audited 2018 Marietta Financial Statements" means audited consolidated financial statements for Marietta Leasehold LP consisting of balance sheets as of December 31, 2017 and 2018 and the related statements of income and retained earnings, members' or partners' equity and cash flows for each of the years then ended.

        "Balance Sheet" means the audited consolidated balance sheet of Remington as of December 31, 2018.

        "Balance Sheet Date" means December 31, 2018.

        "Beneficially Owned" has the meaning specified in Rule 13d-3 of the General Rules and Regulations under the Exchange Act, as in effect on the date of this Agreement.

        "Benefit Plan" has the meaning set forth in Section 3.19(a).

        "Bennett Appointee" means each of the Bennetts or his applicable designated representative, in the event of disability, or his estate, in the event of death.

        "Bennett Hotel" means any hotel in which the Bennetts, in the aggregate, directly or indirectly (other than through their ownership of interests in AHT and Braemar) own at least a 5% interest.

        "Bennetts" has the meaning set forth in the Preamble.

        "Bennetts' Accountants" means the certified public accounting firm, BDO USA LLP.

        "Bipartisan Budget Act" means the Bipartisan Budget Act of 2015, Pub. L. No. 114-74.

        "Bonus Liabilities" means, with respect to a specified calendar year, the aggregate amount of corporate bonuses paid by Remington for such calendar year, as determined in accordance with GAAP applied using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used in the preparation of the Audited 2018 Carve-Out Financial Statements.

        "Braemar" means Braemar Hotels & Resorts Inc.

        "Business Day" means any day except Saturday, Sunday or any other day on which commercial banks located in Dallas, Texas are authorized or required by Law to be closed for business.

        "CERCLA" means the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.

        "Closing" has the meaning set forth in Section 2.05.

        "Closing Adjustment" means an amount equal to the Estimated Closing Working Capital minus the Target Working Capital.

        "Closing Date" means the day on which the Closing takes place.

        "Closing Working Capital" means: (a) the sum of (x) Current Assets; and (y) the Estimated Pro Rated Incentive Fees; less (b) the sum of (i) Current Liabilities; (ii) the Non-Current Stock Plan Liability; (iii) the Reserve Liability; and (iv) the Estimated Pro Rated Bonus Liabilities, determined in each case as of the open of business on the Closing Date (without giving effect to any of the Transactions, except to the extent explicitly provided in the definition of Current Liabilities).

        "Closing Working Capital Statement" means a statement setting forth New Holdco's calculation of Closing Working Capital.

        "Code" means the Internal Revenue Code of 1986.

        "Contract" means any contract, lease, deed, mortgage, license, instrument, note, commitment, undertaking, indenture, joint venture and every other agreement, understanding, commitments and legally binding arrangements, whether written or oral.

        "Cowen" has the meaning set forth in the Preamble.

        "Current Assets" means the current assets of the Remington Companies (other than Marietta Leasehold LP) on a consolidated basis and of Marietta Leasehold LP, including cash and cash equivalents, accounts receivable, inventory, prepaid expenses, the HRA imprest account and other deposits, but excluding: (a) the Marietta Escrow Account; (b) Incentive Fees for the calendar year in which the Closing occurs (or any portion thereof), if any; and (c) deferred Tax assets, each as determined in accordance with GAAP applied using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used in the preparation of the Audited 2018 Carve-Out Financial Statements (in the case of Remington and its consolidated subsidiaries) and the Audited 2018 Marietta Financial Statements (in the case of Marietta Leasehold LP) as if such accounts were being prepared and audited as of a fiscal year end.

        "Current Liabilities" means current liabilities of the Remington Companies (other than Marietta Leasehold LP) on a consolidated basis and of Marietta Leasehold LP, including accounts payable, accrued Taxes and accrued expenses, but excluding: (a) the current portion of long term debt; (b) Bonus Liabilities for the calendar year in which the Closing occurs (or any portion thereof); and (c) deferred Tax liabilities, each as determined in accordance with GAAP applied using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used in the preparation of the Audited 2018 Carve-Out Financial Statements (in the case of Remington and its consolidated subsidiaries) and the Audited 2018 Marietta Financial Statements (in the case of Marietta Leasehold LP) as if such accounts were being prepared and audited as of a fiscal year end. The amount of Current Liabilities shall be reduced by the amount of any liabilities of the Remington Companies assumed and paid, or expected to be assumed and paid, by New Holdco pursuant to Section 11.01.

        "Disclosure Schedules" means the Disclosure Schedules delivered by the Remington Parties to AINC and delivered by AINC to the Remington Parties, as applicable, simultaneously with the execution and delivery of this Agreement.

        "Disputed Amounts" means, if the Bennetts and New Holdco fail to reach an agreement with respect to all of the matters set forth in the Statement of Objections before expiration of the Resolution Period, any amounts remaining in dispute.

        "Dollars" or "$" means the lawful currency of the United States.

        "Encumbrance" means any charge, claim, community property interest, pledge, condition, equitable interest, lien (statutory or other), option, security interest, mortgage, easement, encroachment, right of way, right of first refusal or offers, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership.

        "Environmental Claim" means any Action, Governmental Order, Encumbrance, fine, penalty, or, as to each, any settlement or judgment arising therefrom, by or from any Person alleging liability of whatever kind or nature (including liability or responsibility for the costs of enforcement proceedings, investigations, cleanup, governmental response, removal or remediation, natural resources damages, property damages, personal injuries, medical monitoring, penalties, contribution, indemnification and injunctive relief) arising out of, based on or resulting from: (a) the presence, Release of, or exposure to, any Hazardous Materials; or (b) any actual or alleged non-compliance with any Environmental Law or term or condition of any Environmental Permit.

        "Environmental Law" means any applicable Law, and any Governmental Order or binding agreement with any Governmental Authority: (a) relating to pollution (or the cleanup thereof) or the protection of natural resources, endangered or threatened species, human health or safety, or the environment (including ambient air, soil, surface water or groundwater, or subsurface strata); or (b) concerning the presence of, exposure to, or the management, manufacture, use, containment, storage, recycling, reclamation, reuse, treatment, generation, discharge, transportation, processing, production, disposal or remediation of any Hazardous Materials. The term "Environmental Law" includes the following (including their implementing regulations and any state analogs): the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended by the Superfund Amendments and Reauthorization Act of 1986, 42 U.S.C. §§ 9601 et seq.; the Solid Waste Disposal Act, as amended by the Resource Conservation and Recovery Act of 1976, as amended by the Hazardous and Solid Waste Amendments of 1984, 42 U.S.C. §§ 6901 et seq.; the Federal Water Pollution Control Act of 1972, as amended by the Clean Water Act of 1977, 33 U.S.C. §§ 1251 et seq.; the Toxic Substances Control Act of 1976, as amended, 15 U.S.C. §§ 2601 et seq.; the Emergency Planning and Community Right-to-Know Act of 1986, 42 U.S.C. §§ 11001 et seq.; the Clean Air Act of 1966, as amended by the Clean Air Act Amendments of 1990, 42 U.S.C. §§ 7401 et seq.; and the Occupational Safety and Health Act of 1970, as amended, 29 U.S.C. §§ 651 et seq.

        "Environmental Notice" means any written directive, notice of violation or infraction, or notice respecting any Environmental Claim relating to actual or alleged non-compliance with any Environmental Law or any term or condition of any Environmental Permit.

        "Environmental Permit" means any Permit, letter, clearance, consent, waiver, closure, exemption, decision or other action required under or issued, granted, given, authorized by or made pursuant to Environmental Law.

        "ERISA" means the Employee Retirement Income Security Act of 1974.

        "ERISA Affiliate" means all employers, trades or businesses (whether or not incorporated) that would be treated together with Remington or any of its Affiliates as a "single employer" within the meaning of Section 414 of the Code.

        "Estimated Closing Working Capital" has the meaning set forth in Section 2.06(a)(i).

        "Estimated Closing Working Capital Statement" has the meaning set forth in Section 2.06(a)(i).

        "Estimated Pro Rated Bonus Liabilities" means an estimate as of the Closing Date, provided by the Remington Parties pursuant to Section 2.06(a), of the Pro Rated Bonus Liabilities.

        "Estimated Pro Rated Incentive Fees" means an estimate as of the Closing Date, provided by the Remington Parties pursuant to Section 2.06(a), of the Pro Rated Incentive Fees.

        "Exchanges" means the Merger and the transfers of Transferred Securities for New Holdco Stock pursuant to this Agreement and the Remington Contribution Agreement.

        "Exchange Act" means the Securities Exchange Act of 1934, as amended.

        "Excluded Tax Contracts" means Contracts entered into in the ordinary course of business, which Contracts do not deal principally with the allocation or sharing of Taxes, and in which Contracts the provisions dealing with Taxes are of a type typically included in such Contracts (such as employment agreements, leases and loan agreements).

        "Existing Indemnification Agreements" has the meaning set forth in Section 6.14(d).

        "Fairness Opinion" means the opinion of Janney to the effect that, subject to the assumptions, qualifications and limitations relating to such opinion, as of the date of this Agreement, the aggregate consideration (as such term is defined in Janney's opinion letter) is fair, from a financial point of view, to New Holdco.

        "Fee/Bonus Statement" has the meaning set forth in Section 2.06(d)(11).

        "Financial Statements" means the Unaudited 2018 Carve-Out Financial Statements, the Unaudited 2019 Interim Carve-Out Financial Statements, and the Audited 2018 Carve-Out Financial Statements.

        "GAAP" means United States generally accepted accounting principles in effect from time to time.

        "General Partner" has the meaning set forth in the Preamble.

        "Governmental Authority" means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.

        "Governmental Order" means any order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

        "Hazardous Materials" means: (a) any material, substance, chemical, waste, product, derivative, compound, mixture, solid, liquid, mineral or gas, in each case, whether naturally occurring or manmade, that is hazardous, acutely hazardous, toxic, or words of similar import or regulatory effect under Environmental Laws; and (b) any petroleum or petroleum-derived products, radon, radioactive materials or wastes, asbestos in any form, lead or lead-containing materials, urea formaldehyde foam insulation, and polychlorinated biphenyls.

        "Hotel Management Business" means the hotel management activities conducted by Remington and its Subsidiaries within the lodging industry, including hotel operations, sales and marketing, revenue management, budget oversight, guest service, asset maintenance (not involving capital expenditures), and related services.

        "Hotel Services Agreement" means the Hotel Services Agreement, dated as of the Closing Date, among the Bennetts, MJB Investments and New Holdco (or its Subsidiaries), in form and substance reasonably satisfactory to AINC, the Bennetts and MJB Investments, pursuant to which New Holdco (or its Subsidiaries) will provide specified hotel project management and hotel management services to Bennett Hotels, if any, in exchange for fees in an amount equal to the cost of such services provided plus 5%, for a stated term that will end no earlier than the first date that neither of the Bennetts are then living.

        "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

        "Incentive Fees" means, with respect to a specified calendar year, the aggregate annual incentive management fees (calculated and paid in the first quarter of the succeeding calendar year) payable to Remington, pursuant to the terms and conditions of certain hotel management agreements to which Remington is a party, based on the hotel operations for such calendar year subject to such hotel management agreements.

        "Independent Accountant" means an impartial nationally recognized firm of independent certified public accountants other than the Bennetts' Accountants or New Holdco's Accountants mutually appointed by New Holdco and the Bennetts.

        "Insurance Policies" means all material policies or binders of fire, liability, product liability, umbrella liability, real and personal property, workers' compensation, vehicular, directors' and officers' liability, fiduciary liability and other casualty and property insurance maintained by any of the Remington Companies.

        "Intellectual Property" means all intellectual property and industrial property rights and assets, and all rights, interests and protections that are associated with, similar to, or required for the exercise of, any of the foregoing, however arising, pursuant to any Law, whether registered or unregistered, including any and all: (a) trademarks, service marks, trade names, brand names, logos, trade dress, design rights and other similar designations of source, sponsorship, association or origin, together with the goodwill connected with the use of and symbolized by, and all registrations, applications and renewals for, any of the foregoing; (b) internet domain names, whether or not trademarks, registered in any top-level domain by any authorized private registrar or Governmental Authority, web addresses, web pages, websites and related content, accounts with Twitter, Facebook and other social media companies and the content found thereon and related thereto, and URLs; (c) works of authorship, expressions, designs and design registrations, whether or not copyrightable, including copyrights, author, performer, moral and neighboring rights, and all registrations, applications for registration and renewals of such copyrights; (d) inventions, discoveries, trade secrets, business and technical information and know-how, databases, data collections and other confidential and proprietary information and all rights therein; (e) patents (including all reissues, divisionals, provisionals, continuations and continuations-in-part, re-examinations, renewals, substitutions and extensions thereof), patent applications, and other patent rights and any other Governmental Authority-issued indicia of invention ownership (including inventor's certificates, petty patents and patent utility models); and (f) software and firmware, including data files, source code, object code, application programming interfaces, architecture, files, records, schematics, computerized databases and other related specifications and documentation.

        "Interim Balance Sheet" means the unaudited consolidated balance sheet of Remington as of March 31, 2019.

        "Interim Balance Sheet Date" means March 31, 2019.

        "Interim Financial Statements" means Remington's consolidated unaudited financial statements consisting of the balance sheet as of March 31, 2019 and the related statements of income and retained earnings, partners' equity and cash flows for the three-month period then ended.

        "Investor Rights Agreement" means the Investor Rights Agreement, dated as of the Closing Date, among New Holdco, the Bennetts, MJB Investments, the Trusts, Cowen, Welter, and Sharkey, in the form of Exhibit A.

        "Janney" means Janney Montgomery Scott LLC.

        "Knowledge of AINC" or "to AINC's Knowledge" or any other similar knowledge qualification with respect to AINC, means the actual knowledge of any member of the Special Committee after good-faith inquiry, which good-faith inquiry means the Special Committee providing the representations and warranties contained in Article IV of this Agreement to the "named executive officers," within the meaning of Item 402 of Regulation S-K under the Exchange Act, of AINC, excluding Monty J. Bennett, and inquiring of such individuals whether such representations and warranties are true and correct.

        "Knowledge of the Bennetts" or "to the Bennetts' Knowledge" or any other similar knowledge qualification with respect to the Bennetts, means the actual knowledge of each of Archie Bennett, Jr., Monty J. Bennett, Kate Eberhardt, and Robert King, in each case after good-faith inquiry, which good-faith inquiry means the Bennetts providing the representations and warranties contained in Article III of this Agreement to the individuals listed in this definition and inquiring of such individuals whether such representations and warranties are true and correct.

        "Law" means any statute, law, ordinance, regulation, rule, code, order, constitution, treaty, common law, judgment, decree, other requirement or rule of law of any Governmental Authority.

        "Liabilities" means liabilities, obligations or commitments of a type required to be reflected on financial statements or notes thereto prepared in accordance with GAAP.

        "Management Contracts" means each Contract pursuant to which any of the Remington Companies provides Hotel Management services as principal and not as agent.

        "Marietta Balance Sheet" means the audited consolidated balance sheet of Marietta Leasehold LP as of December 31, 2018.

        "Marietta Class A Interests" means the issued and outstanding Class A limited partnership interests in Marietta Leasehold LP.

        "Marietta Class B Holders" means Cowen, Welter and Sharkey.

        "Marietta Class B Interests" means the issued and outstanding Class B limited partnership interests in Marietta Leasehold LP.

        "Marietta Escrow Account" as of a specified date means the asset on the balance sheet of Marietta Leasehold LP as of such date under "BS19FFEESC-FF&E" representing the "Escrow Account," as defined in that certain lease by and between The City of Marietta, Georgia, as agent for Downtown Marietta Development Authority, and Marietta Leasehold, L.P., dated March 1, 2008, as amended.

        "Marietta Financial Statements" means the Unaudited 2018 Marietta Financial Statements, the Unaudited 2019 Interim Marietta Financial Statements, and the Audited 2018 Marietta Financial Statements.

        "Marietta GP Interests" means the issued and outstanding general partnership interests in Marietta Leasehold LP.

        "Marietta Interests" means the Marietta LP Interests and the Marietta GP Interests.

        "Marietta Interim Balance Sheet" means the unaudited consolidated balance sheet of Marietta Leasehold LP as of March 31, 2019.

        "Marietta Interim Financial Statements" means Marietta Leasehold LP's consolidated unaudited financial statements consisting of the balance sheet as of March 31, 2019 and the related statements of income and retained earnings, partners' equity and cash flows for the three-month period then ended.

        "Marietta LP Interests" means the Marietta Class A Interests and the Marietta Class B Interests.

        "Material Contracts" has the meaning set forth in Section 3.10(a).

        "Merger" means a merger, upon the terms and subject to the conditions set forth in this Agreement and the Merger Agreement, whereby: (a) Merger Sub shall be merged with and into AINC, with AINC surviving and becoming a wholly owned Subsidiary of New Holdco; (b) each share of AINC Common Stock shall automatically convert, on a one-for-one basis, into one share of New Holdco Common Stock; and (c) each share of AINC Series B Preferred Stock shall automatically convert, on a one-for-one basis, into one share of New Holdco Preferred Stock.

        "Merger Agreement" means the Merger and Registration Rights Agreement, dated as of the Closing Date, among AINC, New Holdco, Merger Sub and the other parties thereto, in the form of Exhibit G.

        "Merger Sub" has the meaning set forth in the Preamble.

        "Merger Sub Articles of Incorporation" means the Articles of Incorporation of Merger Sub as in effect on the date of this Agreement and in the form of Exhibit C.

        "MGCL" means the Maryland General Corporation Law.

        "MJB Investments" has the meaning set forth in the Preamble.

        "Multiemployer Plan" has the meaning set forth in Section 3.19(c).

        "New Holdco" has the meaning set forth in the Preamble.

        "New Holdco Articles of Incorporation" means the Articles of Incorporation of New Holdco as in effect on the date of this Agreement and in the form of Exhibit B.

        "New Holdco Common Stock" means the authorized voting common stock of New Holdco, par value $0.001 per share, provided for in the New Holdco Articles of Incorporation.

        "New Holdco Preferred Stock" means shares of Series D voting convertible preferred stock of New Holdco, par value $0.001 per share, convertible into shares of New Holdco Common Stock, as authorized by the New Holdco Preferred Stock Certificate of Designation.

        "New Holdco Preferred Stock Certificate of Designation" means the Certificate of Designation of New Holdco setting forth the rights and preferences of the New Holdco Preferred Stock, to be effective as of the Closing, in the form of Exhibit D.

        "New Holdco Stock" means New Holdco Common Stock or New Holdco Preferred Stock.

        "New Holdco's Accountants" means Ernst & Young LLP.

        "New Holdco's Tax Advisors" means Locke Lord LLP.

        "Non-Compete" means the covenants and agreements in the Non-Competition Agreement.

        "Non-Compete Value" means the value of the Non-Compete for U.S. federal income tax purposes.

        "Non-Competition Agreement" means the Non-Competition Agreement, dated as of the Closing Date, among New Holdco and the Bennetts, in the form of Exhibit I.

        "Non-Current Stock Plan Liability" as of a specified date means the amount of the liability of Remington and its Subsidiaries as of such date for stock grants under the Remington Hotels LP Ashford Stock Plan, dated April 2, 2004, and its accompanying trust and any similar grants of stock made by Remington or its Subsidiaries to their employees in connection therewith, in each case made prior to the Closing, other than any such liability reflected as a current liability on Remington's consolidated balance sheet as of the same date (including the Interim Balance Sheet and the balance sheets delivered pursuant to Section 2.06, as applicable). For purposes of this definition, the amount of any liability shall be determined applying the same methods, practices, principles, policies and procedures, with consistent judgments and valuation and estimation methodologies that were used to determine the current liability associated with such stock grants for purposes of the Financial

Statements, except that both current and non-current liabilities shall be taken into account, as applicable.

        "Organizational Documents" means: (a) in the case of a Person that is a corporation, its articles or certificate of incorporation and its by-laws, regulations or similar governing instruments required by the laws of its jurisdiction of formation or organization; (b) in the case of a Person that is a partnership, its articles or certificate of partnership, formation or association, and its partnership agreement (in each case, limited, limited liability, general or otherwise); (c) in the case of a Person that is a limited liability company, its articles or certificate of formation or organization, and its limited liability company agreement or operating agreement; and (d) in the case of a Person that is none of a corporation, partnership (limited, limited liability, general or otherwise), limited liability company or natural person, its governing instruments as required or contemplated by the laws of its jurisdiction of organization.

        "Partnership Representative" means a "tax matters partner" (within the meaning of Code § 6231(a)(7), as in effect for taxable years beginning before December 31, 2017) or "partnership representative" (within the meaning of Code § 6223(a), as in effect for taxable years beginning after December 31, 2017, and the Treasury Regulations thereunder) of any Remington Company.

        "Party" means each Person executing and delivering this Agreement and its permitted successors and assigns.

        "Permit" means any permit, license, franchise, approval, authorization, registration, certificate, variance and similar rights obtained, or required to be obtained, from Governmental Authorities.

        "Permitted Encumbrances" has the meaning set forth in Section 3.11(a).

        "Person" means an individual, corporation, partnership, joint venture, limited liability company, Governmental Authority, unincorporated organization, trust, association or other entity.

        "Post-Closing Adjustment" means an amount equal to the Closing Working Capital minus the Estimated Closing Working Capital.

        "Post-Closing Fee/Bonus Adjustment" means an amount equal to sum of (a) the Pro Rated Incentive Fees minus the Estimated Pro Rated Incentive Fees; and (b) the Estimated Pro Rated Bonus Liabilities minus the Pro Rated Bonus Liabilities.

        "Post-Closing Tax Period" means any taxable period beginning after the Closing Date and, with respect to any taxable period beginning on or before and ending after the Closing Date, the portion of such taxable period beginning after the Closing Date.

        "Pre-Closing Tax Period" means any taxable period ending on or before the Closing Date and, with respect to any taxable period beginning on or before and ending after the Closing Date, the portion of such taxable period ending on and including the Closing Date.

        "Pro Rated Bonus Liabilities" means a pro rated amount of the Bonus Liabilities for the calendar year in which the Closing occurs with respect to the period of time during such calendar year prior to the Closing Date. Such pro ration shall be based upon the actual number of days elapsed from January 1 through and including the Closing Date.

        "Pro Rated Incentive Fees" means a pro rated amount of the Incentive Fees for the calendar year in which the Closing occurs with respect to the period of time during such calendar year prior to the Closing Date. Such pro ration shall be based upon the actual number of days elapsed from January 1 through and including the Closing Date.

        "Private Letter Ruling" means a private letter ruling, in form and substance reasonably satisfactory to the Parties, that Ashford Hospitality Services LLC will not fail to qualify as an "eligible independent contractor" within the meaning of Code § 856(d)(9)(A) with respect to specified clients solely as a result of (i) Ashford Hospitality Services LLC being a brother-sister affiliate of Ashford Hospitality Advisors LLC, or (ii) the taxable REIT subsidiaries (within the meaning of Code § 856(l)) of such clients receiving specified incentives from Ashford Hospitality Advisors LLC.

        "Project Management Combination Agreement" means the Combination Agreement, dated April 6, 2018, among the Bennetts; Remington; the General Partner; Project Management LLC; MJB Investments; Sharkey; OAINC Inc. (formerly known as Ashford Inc.); AINC; and Ashford Merger Sub Inc.

        "Project Management Transaction Documents" means the Transaction Documents (as defined in the Project Management Combination Agreement) and all other agreements, documents or contracts executed or entered into in connection with the Closing (as defined in the Project Management Combination Agreement).

        "Project Management Transactions" means the Transactions (as defined in the Project Management Combination Agreement), all other actions or transactions in connection with the Closing (as defined in the Project Management Combination Agreement), and all actions or transactions required to be performed under the Project Management Transaction Documents.

        "Proxy Statement" means the proxy statement (together with any amendments or supplements thereto) relating to the Stockholder Meeting.

        "Qualified Benefit Plan" means each Benefit Plan that is intended to be qualified under § 401(a) of the Code.

        "Release" means any actual or threatened release, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, leaching, dumping, abandonment, disposing or allowing to escape or migrate into or through the environment (including ambient air (indoor or outdoor), surface water, groundwater, land surface or subsurface strata or within any building, structure, facility or fixture).

        "Remington" has the meaning set forth in the Preamble.

        "Remington Companies" means the General Partner, Remington and its Subsidiaries. For the avoidance of doubt, "Remington Companies" shall include Marietta Leasehold LP. Solely for purposes of Article VII, the term "Remington Companies" shall also include RHC if and only if 100% of the equity interests in RHC are contributed to New Holdco or Remington pursuant to Section 8.02(o).

        "Remington Contribution" has the meaning set forth in the Preliminary Statements.

        "Remington Contribution Agreement" means the Contribution Agreement, dated as of the Closing Date, among Archie Bennett, Jr., Monty J. Bennett, MJB Investments, Cowen, Welter, and New Holdco, in form and substance reasonably satisfactory to AINC and the Bennetts, setting forth the terms and conditions upon which Archie Bennett, Jr., Monty J. Bennett, MJB Investments, Cowen, and Welter will contribute 100% of the Transferred Securities to New Holdco.

        "Remington Intellectual Property" means all Intellectual Property that is owned, licensed or held for use by the Remington Companies.

        "Remington IP Agreements" means all licenses, sublicenses, consent to use agreements, settlements, coexistence agreements, covenants not to sue, permissions and other Contracts (including any right to receive or obligation to pay royalties or any other consideration), whether written or oral, relating to Intellectual Property to which any of the Remington Companies is a party, beneficiary or otherwise bound.

        "Remington IP Registrations" means all Remington Intellectual Property that is subject to any issuance registration, application or other filing by, to or with any Governmental Authority or authorized private registrar in any jurisdiction, including registered trademarks, domain names and copyrights, issued and reissued patents and pending applications for any of the foregoing.

        "Remington Material Adverse Effect" means any event, occurrence, fact, condition or change that is, or could reasonably be expected to become, individually or in the aggregate, materially adverse to: (a) the business, results of operations, condition (financial or otherwise) or assets of the Remington Companies, taken as a whole; or (b) the ability of the Bennetts and MJB Investments to consummate the Transactions on a timely basis; provided, however, that "Remington Material Adverse Effect" will not include any event, occurrence, fact, condition or change, directly or indirectly, arising out of or attributable to: (i) general economic or political conditions; (ii) conditions generally affecting the industries in which the Remington Companies operate; (iii) any changes in financial or securities markets in general; (iv) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof; (v) any action required or permitted by this Agreement, except pursuant to Section 3.05 and Section 6.07; (vi) any changes in applicable Laws or accounting rules, including GAAP; (vii) any action taken or omission by any Person controlled by AINC; (viii) the public announcement, pendency, or completion of the Transactions or the Transaction Documents; or (ix) resulting from acts of god, such as hurricanes, tornadoes, floods, earthquakes or other natural disasters; provided further, however, that any event, occurrence, fact, condition or change referred to in clauses (i) through (iv), (vi), and (ix) immediately above will be taken into account in determining whether a Remington Material Adverse Effect has occurred or could reasonably be expected to occur to the extent that such event, occurrence, fact, condition or change has a disproportionate effect on the Remington Companies compared to other participants in the industries in which the Remington Companies conduct their business.

        "Remington Parties" means the Bennetts, the General Partner, and Remington, collectively, and "Remington Party" means any one of the Remington Parties.

        "Remington Party Acquisition Proposal" means any inquiry, proposal or offer from any Person (other than AINC or any of its controlled Affiliates) concerning: (a) a merger, consolidation, liquidation, recapitalization, share exchange or other business combination involving Remington or any of its Subsidiaries representing 10% or more of the assets of Remington and its Subsidiaries, taken as a whole; (b) a sale, lease, exchange, mortgage, transfer or other disposition, in a single transaction or series of related transactions, of 10% or more of the assets of Remington and its Subsidiaries, taken as a whole; (c) a purchase or sale of shares of capital stock or other securities, in a single transaction or series of related transactions, representing any of the voting power of the capital stock of Remington; or (d) any other transaction having a similar effect to those described in clauses (a) through (c), except that proposals or plans to make distributions of cash by Remington or any of its Subsidiaries to their respective owners in accordance with the terms of their organizational documents as of the date of this Agreement or as otherwise authorized by their respective owners shall not, in and of itself, constitute a Remington Party Acquisition Proposal.

        "Remington Party Adverse Tax Change" means a change in Tax Law (or the clarification or interpretation thereof by a taxing authority in the form of published guidance) after the date of this Agreement as a result of which: (a) the exchange of New Holdco Stock for Transferred Securities (together with the Merger) would not qualify as an exchange under § 351 of the Code; (b) the exchange of New Holdco Stock for Transferred Securities or AINC Series B Preferred Stock, or the transactions contemplated under the Remington Contribution Agreement or the Merger, would cause either of the Bennetts, MJB Investments, Cowen, Welter, Sharkey, the General Partner, Remington or any of its Subsidiaries to recognize any material taxable income for federal income tax purposes; or (c) dividends on the New Holdco Stock would not be "qualified dividend income" within the meaning of § 1(h)(11) of the Code, in whole or in part.

        "Remington Party Related Party" means the Remington Companies, the Bennetts, or their immediate family members, and any of the Remington Parties' Affiliates (other than any AINC Party) the majority of equity interests in which are beneficially owned by any of the Remington Parties, and any executive officer or director of any such Affiliate.

        "Remington Securities" means the issued and outstanding limited partnership interests and general partnership interests in Remington.

        "Remington Schedule Supplement" has the meaning set forth in Section 6.05(c).

        "Remington WC Parties" means Archie Bennett, Jr. and MJB Investments.

        "Representative" means, with respect to any Person, any and all directors, managing members, general partners, managers, officers, employees, consultants, financial advisors, counsel, accountants and agents of such Person.

        "Required Stockholder Vote" means:

        (a)   with respect to the Merger and the transactions contemplated by the Combination Agreement and the Merger Agreement:

            (i)  the affirmative vote of a majority of the issued and outstanding voting power of the AINC voting stock (taking into account the AINC Series B Preferred Stock on an as-converted basis) in accordance with Section 2-507 of the MGCL;

           (ii)  the affirmative vote of the holders of at least 55% of the outstanding shares of the AINC Series B Preferred Stock as required by AINC's Articles Supplementary governing the governing the AINC Series B Preferred Stock; and

          (iii)  the affirmative vote of a majority of the issued and outstanding voting power of the AINC voting stock (taking into account the AINC Series B Preferred Stock on an as-converted basis) that is not Beneficially Owned by the Bennetts, MJB Investments or the Trusts (provided that, for purposes of this clause (iii), the AINC voting stock that is owned of record by AHT or Braemar shall not be deemed to be Beneficially Owned by the Bennetts, MJB Investments or the Trusts so long as the decision to vote such shares on the Merger and the transactions contemplated by the Combination Agreement and the Merger Agreement is solely determined by the members of the Board of Directors of the applicable entity who are independent within the meaning of applicable rules of the NYSE American (or any exchange on which the common stock is listed on the record date for the Stockholder Meeting) and do not have a material financial interest within the meaning of Section 2-419 of the MGCL in the transactions contemplated by the Combination Agreement and the Merger Agreement (or a duly appointed board committee consisting only of such independent and disinterested board members)).

        (b)   with respect to the issuance of the New Holdco Preferred Stock to the Bennetts, MJB Investments, Cowen and Welter, the affirmative vote of a majority of the issued and outstanding voting power of the AINC voting stock (taking into account the AINC Series B Preferred Stock on an as-converted basis) represented in person or by proxy at the Stockholder Meeting.

        "Reserve Liability" as of a specified date means the amount of the non-current liability on the consolidated balance sheet of Remington as of such date under "reserve liability for managed properties" representing the non-current liability of Remington and its consolidated Subsidiaries for cash received from hotels prior to the Closing as an advance for the payment of centralized billing expenses.

        "Resolution Period" means the period within 30 days after the delivery of the Statement of Objections.

        "Review Period" means the period within 30 days after receipt of the Closing Working Capital Statement by the Remington WC Parties.

        "RHC" means Remington Hotel Corporation, a Texas Corporation.

        "SEC" means the United States Securities and Exchange Commission, or any successor Governmental Agency administering United States federal securities laws.

        "Second Tax Year End" means the later of: (a) December 31 of the calendar year immediately following the calendar year in which the Closing occurs; or (b) the last day of the taxable year (for U.S. federal income tax purposes) of New Holdco or, if New Holdco Preferred Stock has been exchanged for stock in another Person, the taxable year (for U.S. federal income tax purposes) of such other Person (or the U.S. federal consolidated group that includes either of the foregoing) that includes the day described in clause (a).

        "Section 6226 Deposit" has the meaning set forth in Section 7.02(j).

        "Section 6226 Election" has the meaning set forth in Section 7.02(j).

        "Securities Act" means the Securities Act of 1933, as amended.

        "Sharkey" means Mark A. Sharkey.

        "Special Committee" means the Special Committee of the AINC Board constituted to consider, among other things, this Agreement and the Transactions.

        "Statement of Objections" means a written statement setting forth the Remington WC Parties' objections in reasonable detail to the Closing Working Capital Statement, indicating each disputed item or amount and the basis for the Remington WC Parties' disagreement therewith.

        "Stockholder Meeting" means a meeting of AINC's stockholders for the purpose of voting upon each of the matters referenced in the definition of Required Stockholder Vote.

        "Straddle Period" means a taxable period that begins on or before and ends after the Closing Date.

        "Subsidiary" means, with respect to any Person, any corporation or other Person of which securities or other interests having the power to elect a majority of that corporation's or other Person's board of directors or similar governing body, or otherwise having the power to direct the business and policies of that corporation or other Person (other than equity securities or other interests having such power only upon the happening of a contingency that has not occurred) are held by such Person of one or more of its Subsidiaries. For the avoidance of doubt, Marietta Leasehold LP shall be treated as a Subsidiary of Remington. When used without reference to a particular Person, "Subsidiary" means a Subsidiary of Remington.

        "Target Working Capital" means $1,000,000.

        "Tax Claim" means the assertion of any claim, or the commencement of any Action, with respect to any Remington Company (including for the avoidance of doubt, any partnership level claim or proceeding related to an IRS Form 1065 of any Remington Company (or any similar state or local Tax Return) for an applicable period (whether or not a Section 6226 Election is made with respect to any related imputed underpayment) but excluding any partner-level proceeding or claim of either of the Bennetts, Cowen, Welter, or MJB Investments) that relates (in whole or in part) to a Pre-Closing Tax Period or Straddle Period.

        "Tax Return" means any return, declaration, report, claim for refund, information return or statement or other document relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof, filed or required to be filed with a Governmental Authority.

        "Tax Schedule" means any IRS Schedule K-1 for either Remington, the General Partner or Marietta Leasehold LP prepared (or caused to be prepared) by New Holdco for a Pre-Closing Tax Period in accordance with Section 7.01(e) in a manner consistent with the associated IRS Form 1065.

        "Taxes" means: (a) any federal, state, local or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under § 59A of the Code), customs duties, capital stock, franchise, profits, withholding, health care, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, escheat or unclaimed property, alternative or add-on minimum, estimated, or other tax or like governmental assessment or charge, whether computed on a separate or consolidated, unitary or combined basis or in any other manner, including any interest, penalty, or addition thereto, whether disputed or not, in each case imposed by a Government Authority; (b) any liability for the payment of any amount of a type described in clause (a) arising as a result of being or having been a member of any consolidated, combined, unitary or similar group or being or having been included or required to be included in any Tax Return related thereto; and (c) any liability for or in respect of the payment of any amount of any items described in clause (a) or clause (b) as a result of any contract, assumption or operation of Law, or as a result of being a transferee or successor to any Person or as a result of any express or implied obligation to indemnify any other Person.

        "Termination Date" has the meaning set forth in Section 10.01(b)(ii).

        "Transaction Cost Schedule" means a schedule prepared by the Remington WC Parties (on behalf of themselves or their Affiliates) setting forth their good-faith estimate of Transaction Costs described in Section 11.01(b), separately stating each expense.

        "Transaction Costs" has the meaning set forth in Section 11.01.

        "Transaction Documents" means this Agreement, the New Holdco Articles of Incorporation, the New Holdco Preferred Stock Certificate of Designation, the Merger Sub Articles of Incorporation, the Remington Contribution Agreement, the Merger Agreement, the Transition Cost Sharing Agreement, the Hotel Services Agreement, the Non-Competition Agreement and the Investor Rights Agreement.

        "Transactions" means all of the transactions contemplated by this Agreement and the other Transaction Documents, including the Merger, the Remington Contribution, the performance of the obligations under the Investor Rights Agreement, and the Stockholder Meeting.

        "Transfer Tax" means all transfer, documentary, sales, use, stamp, registration, value added and other similar Taxes and similar fees (including any penalties and interest thereon and including any real property transfer Tax and any other similar Tax).

        "Transfer Tax Return Expenses" has the meaning set forth in Section 7.01(d).

        "Transferred Securities" means the issued and outstanding limited partnership interests in Remington, the issued and outstanding membership interests in the General Partner, the Marietta Class A Interests, and the Marietta Class B Interests owned by Cowen or Welter, in each case to be transferred pursuant to the Remington Contribution Agreement.

        "Transition Cost Sharing Agreement" means the Transition Cost Sharing Agreement, dated as of the Closing Date, among the Bennetts, MJB Investments and New Holdco (or its Subsidiaries), in the form of Exhibit H.

        "Trusts" means the Alayna Jo Bennett Max 2019 Gift Trust, the Archie Bennett, III 2019 Gift Trust, the Audra Marie Bennett Maxwell 2019 Gift Trust, the Jory Glazener 2019 Gift Trust, the Krista Koleas 2019 Gift Trust, the Matthew Wade Bennett 2019 Gift Trust, the Beverly Rene Bennett Flood 2019 Gift Trust, and the Supplemental Needs Trust FBO Lucas Wade Bennett.

        "Unaudited 2018 Carve-Out Financial Statements" means Remington's unaudited carve-out consolidated financial statements consisting of a balance sheet as of December 31, 2018 and the related statements of income and retained earnings, members' or partners' equity and cash flows for the year then ended, in each case, as applicable, excluding the Project Management Business which was contributed to AINC on August 8, 2018.

        "Unaudited 2018 Marietta Financial Statements" means unaudited consolidated financial statements for Marietta Leasehold LP consisting of a balance sheet as of December 31, 2018 and the related statements of income and retained earnings, members' or partners' equity and cash flows for the year then ended.

        "Unaudited 2019 Interim Carve-Out Financial Statements" means Remington's unaudited carve-out consolidated financial statements consisting of a balance sheet as of March 31, 2019 and the related statements of income and retained earnings, members' or partners' equity and cash flows for the quarterly period then ended, in each case, as applicable, excluding the Project Management Business, which was contributed to AINC on August 8, 2018.

        "Unaudited 2019 Interim Marietta Financial Statements" means unaudited consolidated financial statements for Marietta Leasehold LP consisting of a balance sheet as of March 31, 2019 and the related statements of income and retained earnings, members' or partners' equity and cash flows for the quarterly period then ended.

        "Undisputed Amounts" means any amounts with respect to the Closing Working Capital Statement that are not disputed.

        "Union" means a union, works council or labor organization that represents or purports to represent any Hotel Management Business employee of any of the Remington Companies.

        "WARN Act" means the federal Worker Adjustment and Retraining Notification Act of 1988, and similar state, local and foreign laws related to plant closings, relocations, mass layoffs and employment losses.

        "Welter" has the meaning set forth in the Preamble.

ARTICLE II
ACQUISITION; TRANSACTIONS

        Section 2.01    Remington Contribution.    Subject to the terms and conditions set forth in this Agreement and the Remington Contribution Agreement, at the Closing, Archie Bennett, Jr., Monty J. Bennett, MJB Investments, Cowen and Welter, as applicable, agree to transfer to New Holdco all of Archie Bennett, Jr.'s, Monty J. Bennett's, MJB Investments', Cowen's and Welter's right, title and interest in and to the Transferred Securities, in each case for the consideration specified in Section 2.02.

        Section 2.02    Consideration.    The aggregate consideration for the Transferred Securities under this Agreement will be the Aggregate Consideration. The portions of the Aggregate Consideration that will be allocated to Archie Bennett, Jr., Monty J. Bennett, MJB Investments, Cowen and Welter are as set forth on Schedule 2.02. An updated, final version of Schedule 2.02, in order to reflect the final allocations of the Aggregate Consideration among the foregoing Parties, will be provided at or prior to the Closing, prior to the signing of the Investor Rights Agreement, the Merger Agreement, the Remington Contribution Agreement, the Hotel Services Agreement, the Non-Competition Agreement and the Transition Cost Sharing Agreement.

        Section 2.03    Transactions To Be Effected Preparatory to and at the Closing.

        (a)   Prior to the date of this Agreement, AINC caused New Holdco to be incorporated under the laws of the State of Nevada by filing the New Holdco Articles of Incorporation. New Holdco was

formed solely for the purpose of engaging in the Transactions, and New Holdco will not conduct any business prior to the Closing. Prior to the Closing, New Holdco will have no assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the other Transaction Documents to which it is a party. The authorized share capital of New Holdco as of the Closing will be as set forth in the New Holdco Articles of Incorporation, as amended by the New Holdco Preferred Stock Certificate of Designation, which AINC will cause to be duly filed with the Secretary of State of Nevada at or prior to the Closing. Immediately prior to the Closing, AINC will own of record and beneficially all of the issued and outstanding equity securities of New Holdco.

        (b)   Prior to the date of this Agreement, AINC caused Merger Sub to be incorporated under the laws of the State of Maryland by filing the Merger Sub Articles of Incorporation. Merger Sub was formed solely for the purpose of engaging in the Transactions, and Merger Sub will not conduct any business prior to the Closing. Prior to the Closing, Merger Sub will have no assets, liabilities or obligations of any nature other than those incident to its formation and pursuant to this Agreement and the other Transaction Documents to which it is a party. The authorized share capital of Merger Sub as of the Closing will be as set forth in the Merger Sub Articles of Incorporation. Immediately prior to the Closing, New Holdco will own of record and beneficially, all of the issued and outstanding equity securities of Merger Sub.

        (c)   At the Closing, and as part of an overall plan of exchange that includes the Merger and the Remington Contribution and that is intended by the Parties to be treated as a single plan of exchange for New Holdco Stock pursuant to § 351 of the Code, Merger Sub will merge with and into AINC pursuant to the terms of the Merger Agreement (in a Merger intended to qualify as a reorganization under Code § 368(a)) and the existing shareholders of AINC will become shareholders of New Holdco and New Holdco will issue the New Holdco Preferred Stock constituting the Aggregate Consideration to Archie Bennett, Jr., Monty J. Bennett, MJB Investments, Cowen and Welter.

        (d)   At the Closing, the parties named in the Investor Rights Agreement will execute and deliver the Investor Rights Agreement, to be effective at the Closing.

        (e)   At the Closing, the parties named in the Non-Competition Agreement will execute and deliver the Non-Competition Agreement, to be effective at the Closing.

        (f)    At the Closing, the parties to the Transition Cost Sharing Agreement will execute and deliver the Transition Cost Sharing Agreement, to be effective at the Closing.

        (g)   At the Closing, the parties to the Hotel Services Agreement will execute and deliver the Hotel Services Agreement, to be effective at the Closing.

        (h)   Prior to the Closing, Remington will distribute to Archie Bennett, Jr. and MJB Investments the promissory note issued by Mark A. Sharkey to Remington, dated August 8, 2018, in an initial principal amount of $944,791.98.

        Section 2.04    Transactions to be Effected at the Closing.

        (a)   At the Closing, AINC and New Holdco (as applicable) will deliver, and AINC will cause New Holdco to deliver, to the Remington Parties, Cowen, Welter, and MJB Investments, as applicable:

            (i)  the Aggregate Consideration, free and clear of all Encumbrances other than as set forth in the documents governing the New Holdco Preferred Stock and the Investor Rights Agreement and those created by either of the Bennetts, MJB Investments, Cowen or Welter; and

           (ii)  the Transaction Documents and all other agreements, documents, instruments and certificates required to be delivered by AINC at or prior to the Closing pursuant to Section 2.03 and Section 8.03.

        (b)   At the Closing, each of the Remington Parties (as applicable) will deliver (or cause to be delivered) to AINC:

            (i)  an assignment of the Transferred Securities owned by Archie Bennett, Jr. or Monty J. Bennett, free and clear of all Encumbrances other than those created by New Holdco or AINC and applicable securities Laws, to New Holdco under the Remington Contribution Agreement, duly executed by Archie Bennett, Jr. and Monty J. Bennett; and

           (ii)  the other Transaction Documents and all other agreements, documents, instruments and certificates required to be delivered by any of the Remington Parties or Trusts at or prior to the Closing pursuant to Section 2.03 and Section 8.02.

        (c)   At the Closing, MJB Investments will deliver to AINC:

            (i)  an assignment of the Transferred Securities owned by MJB Investments, free and clear of all Encumbrances other than those created by New Holdco or AINC and applicable securities Laws, to New Holdco under the Remington Contribution Agreement, duly executed by MJB Investments; and

           (ii)  the other Transaction Documents and all other agreements, documents, instruments and certificates required to be delivered by MJB Investments at or prior to the Closing pursuant to Section 8.02.

        (d)   At the Closing, each of Cowen and Welter will deliver to AINC:

            (i)  an assignment of the Transferred Securities owned by Cowen and Welter, respectively, free and clear of all Encumbrances other than those created by New Holdco or AINC and applicable securities Laws, to New Holdco under the Remington Contribution Agreement, duly executed by Cowen and Welter; and

           (ii)  the other Transaction Documents and all other agreements, documents, instruments and certificates required to be delivered by Cowen and Welter, respectively, at or prior to the Closing pursuant to Section 8.02.

        Section 2.05    Closing.    Subject to the terms and conditions of this Agreement, the transfer of the Transferred Securities contemplated by this Agreement will take place at a closing (the "Closing") to be held at 10:00 a.m., Dallas, Texas time, no later than ten Business Days after the last of the conditions to Closing set forth in Article VIII have been satisfied or waived (other than conditions which, by their nature, are to be satisfied on the Closing Date), at the offices of Norton Rose Fulbright US LLP, 2200 Ross Avenue, Suite 3600, Dallas, Texas 75201, or at such other time or on such other date or at such other place as the Bennetts and AINC may mutually agree upon in writing.

        Section 2.06    Aggregate Consideration Adjustment.

        (a)   Closing Adjustment.

            (i)  At least five Business Days before the Closing, the Remington Parties will prepare and deliver to AINC a statement setting forth their good-faith estimate of Closing Working Capital (the "Estimated Closing Working Capital"), which statement will contain an estimated balance sheet of the Remington Companies (other than Marietta Leasehold LP) on a consolidated basis as of the Closing Date (without giving effect to any of the Transactions), an estimated balance sheet of Marietta Leasehold LP on a consolidated basis as of the Closing Date (without giving effect to any of the Transactions), an estimate of the Non-Current Stock Plan Liability as of the Closing Date, a statement of the Estimated Pro Rated Incentive Fees, a statement of the Estimated Pro Rated Bonus Liabilities, a calculation of Estimated Closing Working Capital (the "Estimated Closing Working Capital Statement"), and a certificate of the senior accounting officer of Remington that (x) the Estimated Closing Working Capital Statement (other than the Non-Current Stock Plan

  Liability and Estimated Pro Rated Incentive Fees) was prepared in accordance with GAAP applied using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used in the preparation of the Audited 2018 Carve-Out Financial Statements (in the case Remington and its consolidated subsidiaries) and the Audited 2018 Marietta Financial Statements (in the case of Marietta Leasehold LP) as if such Estimated Closing Working Capital Statement were being prepared and audited as of a fiscal year end, and (y) the estimate of the Non-Current Stock Plan Liability was calculated applying the same methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used to calculate the Non-Current Stock Plan Liability set forth in Schedule 3.06(a) but with a determination date as of the Closing Date.

           (ii)  If the Closing Adjustment is a positive number, New Holdco will pay to the Remington WC Parties in cash an amount equal to the Closing Adjustment at the Closing. Subject to Section 11.01, if the Closing Adjustment is a negative number, the Remington WC Parties will pay to New Holdco in cash an amount equal to the Closing Adjustment at the Closing.

        (b)   Post-Closing Adjustment.

            (i)  Within 90 days after the Closing Date, New Holdco will prepare and deliver to the Remington WC Parties a statement setting forth its calculation of Closing Working Capital, which statement will contain a balance sheet of the Remington Companies (other than Marietta Leasehold LP) on a consolidated basis as of the Closing Date (without giving effect to any of the Transactions), a balance sheet of Marietta Leasehold LP on a consolidated basis as of the Closing Date (without giving effect to any of the Transactions), the Non-Current Stock Plan Liability as of the Closing Date, the Closing Working Capital Statement and a certificate of the senior accounting officer of New Holdco that (x) the Closing Working Capital Statement (other than the Non-Current Stock Plan Liability and Estimated Pro Rated Incentive Fees) was prepared in accordance with GAAP applied using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used in the preparation of the Audited 2018 Carve-Out Financial Statements (in the case Remington and its consolidated subsidiaries) and the Audited 2018 Marietta Financial Statements (in the case of Marietta Leasehold LP) as if such Closing Working Capital Statement were being prepared and audited as of a fiscal year end, and (y) the Non-Current Stock Plan Liability was calculated applying the same methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used to calculate the Non-Current Stock Plan Liability set forth in Schedule 3.06(a) but with a determination date as of the Closing Date. For the avoidance of doubt, the Estimated Pro Rated Incentive Fees and Estimated Pro Rated Bonus Liabilities for this purpose shall be the same as the Estimated Pro Rated Incentive Fees and Estimated Pro Rated Bonus Liabilities, respectively, provided pursuant to Section 2.06(a) .

           (ii)  If the Post-Closing Adjustment is a positive number, New Holdco will promptly pay to the Remington WC Parties in cash an amount equal to the Post-Closing Adjustment. Subject to Section 11.01, if the Post-Closing Adjustment is a negative number, the Remington WC Parties will promptly pay to New Holdco in cash an amount equal to the Post-Closing Adjustment.

        (c)   Examination and Review.

            (i)  After receipt of the Closing Working Capital Statement, the Remington WC Parties will have the Review Period to review the Closing Working Capital Statement. During the Review Period, the Remington WC Parties and the Bennetts' Accountants will have full access to the books and records of Remington and Marietta Leasehold LP, the personnel of, and work papers prepared by, New Holdco (or its Affiliates) and New Holdco's Accountants to the extent that they relate to the Closing Working Capital Statement and to such historical financial information (to the extent in the possession of New Holdco or its Affiliates) relating to the Closing Working Capital Statement as the Remington WC Parties may reasonably request for the purpose of reviewing the Closing Working Capital Statement and to prepare a Statement of Objections, provided, that such access will be in a manner that does not interfere with the normal business operations of New Holdco or the Remington Companies.

           (ii)  On or prior to the last day of the Review Period, the Remington WC Parties may object to the Closing Working Capital Statement by delivering to New Holdco a Statement of Objections. If the Remington WC Parties fail to deliver the Statement of Objections before the expiration of the Review Period, the Closing Working Capital Statement and the Post-Closing Adjustment, as the case may be, reflected in the Closing Working Capital Statement will be deemed to have been accepted by the Remington WC Parties. If the Remington WC Parties deliver the Statement of Objections before the expiration of the Review Period, New Holdco and the Remington WC Parties will negotiate in good faith to resolve such objections within the Resolution Period, and, if the same are so resolved within the Resolution Period, the Post-Closing Adjustment and the Closing Working Capital Statement with such changes as may have been previously agreed in writing by New Holdco and the Remington WC Parties, will be final and binding.

          (iii)  If the Remington WC Parties and New Holdco fail to reach an agreement with respect to all of the matters set forth in the Statement of Objections before expiration of the Resolution Period, then any Disputed Amounts will be submitted for resolution to the office of the Independent Accountant who, acting as experts and not arbitrators, will resolve the Disputed Amounts only and make any adjustments to the Post-Closing Adjustment, as the case may be, and the Closing Working Capital Statement. The Parties agree that all adjustments will be made without regard to materiality. The Independent Accountant will only decide the specific items under dispute by the Parties and their decision for each Disputed Amount must be within the range of values assigned to each such item in the Closing Working Capital Statement and the Statement of Objections, respectively.

          (iv)  The fees and expenses of the Independent Accountant will be paid by the Remington WC Parties, on the one hand, and by New Holdco, on the other hand, based upon the percentage that the amount actually contested but not awarded to the Remington WC Parties or New Holdco, respectively, bears to the aggregate amount actually contested by the Remington WC Parties and New Holdco.

           (v)  The Independent Accountant will make a determination as soon as practicable within 30 days (or such other time as the Parties agree in writing) after their engagement, and their resolution of the Disputed Amounts and their adjustments to the Closing Working Capital Statement and the Post-Closing Adjustment will be conclusive and binding upon the Parties.

          (vi)  Except as otherwise provided in this Agreement, any payment of the Post-Closing Adjustment, together with interest calculated as set forth below, will (1) be due (x) within five Business Days of acceptance of the applicable Closing Working Capital Statement or (y) if there are Disputed Amounts, then within five Business Days of the resolution described in Section 2.06(c)(v); and (2) be paid by wire transfer of immediately available funds to such account as is directed by New Holdco or the Remington WC Parties, as the case may be. The amount of any Post-Closing Adjustment will bear interest from and including the Closing Date to but excluding the date of payment at a rate per annum equal to 4.0%. Such interest will be calculated daily on the basis of a 365-day year and the actual number of days elapsed.

        (d)   Incentive Fees and Bonus Liabilities.

            (i)  Remington shall calculate, collect, disburse and pay, as applicable, the Incentive Fees and Bonus Liabilities consistent in all material respects with past practices and the terms of the applicable hotel management agreements, employee agreements and other related agreements. Remington shall provide the Remington Parties full access to the books and records and personnel of Remington to the extent that they relate to the calculation and determination of the Incentive Fees or the Bonus Liabilities.

           (ii)  Within five Business Days after the later of (x) the determination of the Incentive Fees for the calendar year in which the Closing occurs and (y) the determination of the Bonus Liabilities for the calendar year in which the Closing occurs, Remington shall deliver to the Remington WC Parties a statement setting forth its calculation of the Pro Rated Incentive Fees and the Pro Rated Bonus Liabilities (the "Fee/Bonus Statement"). The Remington WC Parties may object to the Fee/Bonus Statement by delivering to New Holdco a statement of objection within 20 days of their receipt of the Fee/Bonus Statement. If the Remington WC Parties fail to deliver such a statement of objection before the expiration of such 20-day period, the Fee/Bonus Statement will be deemed to have been accepted by the Remington WC Parties, and the Pro Rated Incentive Fees and Pro Rated Bonus Liabilities thereon shall be final. If the Remington WC Parties deliver a statement objecting to such Fee/Bonus Statement before the expiration of such 20-day period, New Holdco and the Remington WC Parties will negotiate in good faith to resolve such objections, and the Pro Rated Incentive Fees and Pro Rated Bonus Liabilities shall be the amounts finally agreed to in writing by New Holdco and the Remington WC Parties.

          (iii)  If the Post-Closing Fee/Bonus Adjustment is a positive number, New Holdco will promptly pay to the Remington WC Parties in cash an amount equal to the Post-Closing Fee/Bonus Adjustment. Subject to Section 11.01, if the Post-Closing Fee/Bonus Adjustment is a negative number, the Remington WC Parties will promptly pay to New Holdco in cash an amount equal to the Post-Closing Fee/Bonus Adjustment.

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF THE BENNETTS

        Except as set forth in the Disclosure Schedules, the Bennetts, severally, but not jointly, represent and warrant to AINC as set forth below in this Article III. For the avoidance of doubt, no representations or warranties are being made by the Remington Companies, Cowen, Welter or MJB Investments. The Project Management Transactions and Project Management Transaction Documents (excluding the disclosure schedules provided by Remington as part of the Project Management Transactions) shall be deemed to be disclosed on all relevant Disclosure Schedules.

        Section 3.01    Organization and Authority of the Bennetts, Cowen, Welter and MJB Investments.    Each of the Bennetts, Cowen, Welter, and MJB Investments has the power and capacity to execute and deliver this Agreement and the other Transaction Documents to which it is a party and to carry out its obligations under this Agreement and the other Transaction Documents to which it is party and to consummate the Transactions. By executing and delivering this Agreement, the Bennetts, Cowen, Welter, and MJB Investments consent in writing to the execution, delivery, and performance of this Agreement and the other Transaction Documents to which it is a party. The execution and delivery by the Bennetts, Cowen, Welter, and MJB Investments of this Agreement and the other Transaction Documents to which it is a party, the performance by the Bennetts, Cowen, Welter, and MJB Investments of their obligations under this Agreement and the other Transaction Documents to which it is a party and the consummation by the Bennetts, Cowen, Welter, and MJB Investments of the Transactions do not require the permission, consent or waiver of any other Person, except as set forth on Schedule 3.05. This Agreement has been duly executed and delivered by the Bennetts, Cowen,

Welter, and MJB Investments, and (assuming due authorization, execution and delivery by the other Parties) this Agreement constitutes a legal, valid and binding obligation of the Bennetts, Cowen, Welter, and MJB Investments enforceable against the Bennetts, Cowen, Welter, and MJB Investments in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors' rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity). When the other Transaction Documents to which the Bennetts, Cowen, Welter, and MJB Investments are or will be a party have been duly executed and delivered by the Bennetts, Cowen, Welter, and MJB Investments (assuming due authorization, execution and delivery by each other party thereto), such Transaction Documents will constitute a legal and binding obligation of the Bennetts, Cowen, Welter, and MJB Investments enforceable against them in accordance with their terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors' rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

        Section 3.02    Organization, Authority and Qualification of the Remington Companies.    Schedule 3.02 sets forth, for each Remington Company, its legal name, its type of legal entity, its jurisdiction of organization, and each jurisdiction in which it is qualified to do business as a foreign entity. Each of the Remington Companies is duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization and has full power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry on its business as it has been and is currently conducted. Schedule 3.02 sets forth each jurisdiction in which each of the Remington Companies is licensed or qualified to do business, and each of the Remington Companies is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business as currently conducted makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not have a material effect on such Remington Company. All actions taken by each of the Remington Companies in connection with this Agreement and the other Transaction Documents will be duly authorized on or prior to the Closing. The Bennetts have delivered to AINC copies of the Organizational Documents of each of the Remington Companies. None of the Remington Companies is in default under or in violation of any of its Organizational Documents.

        Section 3.03    Capitalization.

        (a)   The Transferred Securities, together with the general partnership interests in Remington owned by the General Partner, constitute 100% of the total record, beneficial, voting and economic equity securities of Remington and the General Partner. The Marietta Interests constitute 100% of the total record, beneficial, voting and economic equity securities of Marietta Leasehold LP. The Transferred Securities have been duly authorized and are validly issued. Upon consummation of the transfer of the Transferred Securities to New Holdco pursuant to the Remington Contribution Agreement, New Holdco will own all of the Transferred Securities, free and clear of all Encumbrances other than Encumbrances created by AINC or New Holdco.

        (b)   The Transferred Securities were issued in compliance with applicable Laws. The Transferred Securities were not issued in violation of the Organizational Documents of Remington, the General Partner or Marietta Leasehold LP, as applicable, or any other agreement, arrangement, understanding or commitment to which the Bennetts, MJB Investments, the General Partner, Marietta Leasehold LP or Remington is a party or bound and are not subject to or in violation of any preemptive or similar rights of any Person.

        (c)   There are no outstanding or authorized options, warrants, convertible securities, rights of first refusal, or other rights, agreements, arrangements, understandings or commitments of any character relating to any Transferred Securities or obligating the Bennetts, MJB Investments, the General

Partner, Marietta Leasehold LP or Remington to issue or sell any Remington Securities or any other interest in Remington, the General Partner or Marietta Leasehold LP. Other than the Organizational Documents and the Transaction Documents, there are no voting trusts, proxies or other agreements or understandings in effect with respect to the voting or transfer of any of the Transferred Securities or any other interest in Remington, the General Partner or Marietta Leasehold LP.

        Section 3.04    Subsidiaries.    Except as set forth on Schedule 3.04, Remington does not own or have any interest in any securities or have any ownership interest in any Subsidiary or any other Person, except for (a) the equity securities of the Subsidiaries, all of which, except as set forth in Schedule 3.04, are owned solely by Remington, and (b) marketable securities held in the ordinary course of business as short term investments included in cash equivalents on the balance sheet of Remington.

        Section 3.05    No Conflicts; Consents.    The execution, delivery and performance by the Bennetts, MJB Investments, the General Partner, and Remington of this Agreement and the other Transaction Documents to which they are a party, and the consummation of the Transactions and the other Transaction Documents, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the Organizational Documents of any Remington Company; (b) conflict with or result in a violation or breach, in any material respect, of any provision of any Law or Governmental Order applicable to the Bennetts, MJB Investments or any of the Remington Companies; (c) except as set forth in Schedule 3.05, require the consent, notice or other action by any Person under, conflict with, result in a violation or breach of, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel any Contract to which any of the Remington Companies is a party or any Permit affecting the properties, assets or business of any of the Remington Companies; or (d) result in the creation or imposition of any Encumbrance other than Permitted Encumbrances on any properties or assets of any of the Remington Companies, except where the conflict, violation, breach, default, acceleration, termination, modification, cancellation, failure to give notice or Encumbrance would not be material, individually or in the aggregate, to the Remington Companies as a whole. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to the Bennetts, MJB Investments or any of the Remington Companies, in connection with the execution and delivery of this Agreement and the other Transaction Documents and the consummation of the Transactions, except for such filings as may be required under the HSR Act, and such consents, approvals, Permits, Governmental Orders, declarations, filings or notices which, in the aggregate, would not be material to the Remington Companies, taken as a whole.

        Section 3.06    Financial Statements.

        (a)   Schedule 3.06(a) includes a true, correct and complete copy of the Unaudited 2018 Carve-Out Financial Statements and sets forth the Non-Current Stock Plan Liability as of March 31, 2019. Not later than June 30, 2019, Schedule 3.06(a) will be supplemented with (a) the Audited 2018 Carve-Out Financial Statements; and (b) the Unaudited 2019 Interim Carve-Out Financial Statements. Except as set forth on Schedule 3.06(a), although the Financial Statements have been derived from and are based on the accounting records of Remington on a carve-out basis and the results do not necessarily reflect what the results of operations, financial position or cash flows would have been had the Project Management Business been included as a part of Remington for the period January 1 through August 8, 2018 or future results in respect of Remington, the Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the periods involved and fairly present in all material respects the financial condition of Remington as of the respective dates they were prepared and the results of operations of Remington for the periods indicated (excluding, as applicable, the Project Management Business as noted above), subject to: (i) in the case of the Unaudited 2018 Carve-Out Financial Statements, normal audit procedures that could result in various adjustments and the absence of GAAP compliant footnotes (that, if presented, would not differ materially from the footnotes presented in the Audited 2018 Carve-Out Financial Statements); and (ii) in the case of the Unaudited 2019 Interim Carve-Out Financial Statements, normal and recurring year-end adjustments and the absence of GAAP compliant footnotes (that, if presented, would not differ materially from the footnotes presented in the Audited 2018 Carve-Out Financial Statements).

        (b)   Schedule 3.06(b) includes a true, correct and complete copy of the Unaudited 2018 Marietta Financial Statements. Not later than August 31, 2019, Schedule 3.06(b) will be supplemented with (a) the Audited 2018 Marietta Financial Statements; and (b) the Unaudited 2019 Interim Marietta Financial Statements. Except as set forth on Schedule 3.06(b), the Marietta Financial Statements have been prepared in accordance with GAAP applied on a consistent basis throughout the periods involved and fairly present in all material respects the financial condition of Marietta Leasehold LP as of the respective dates they were prepared and the results of operations of Marietta Leasehold LP for the periods indicated, subject to: (i) in the case of the Unaudited 2018 Marietta Financial Statements, normal audit procedures that could result in various adjustments and the absence of GAAP compliant footnotes (that, if presented, would not differ materially from the footnotes presented in the Audited 2018 Marietta Financial Statements); and (ii) in the case of the Unaudited 2019 Interim Marietta Financial Statements, normal and recurring year-end adjustments and the absence of GAAP compliant footnotes (that, if presented, would not differ materially from the footnotes presented in the Audited 2018 Marietta Financial Statements).

        Section 3.07    Undisclosed Liabilities.    The Remington Companies, to the Knowledge of the Bennetts: (a) have no liabilities, obligations or commitments of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise; and (b) have no Liabilities, except: (i) those that are adequately reflected or reserved against in the Balance Sheet or the Marietta Balance Sheet as of the Balance Sheet Date; (ii) those that have been incurred in the ordinary course of business consistent with past practice since the Balance Sheet Date and that are not, individually or in the aggregate, material in amount; or (iii) as set forth on Schedule 3.07.

        Section 3.08    Absence of Certain Changes, Events and Conditions.    Except as set forth on Schedule 3.08 or as expressly contemplated by this Agreement or any other Transaction Document, and other than in the ordinary course of business consistent with past practice, since the Balance Sheet Date, there has not been, with respect to any of the Remington Companies, any:

        (a)   event, occurrence or development that has had, or could reasonably be expected to have, individually or in the aggregate, a Remington Material Adverse Effect;

        (b)   amendment of the Organizational Documents of such Remington Company;

        (c)   split, combination or reclassification of any outstanding securities of any of such Remington Company;

        (d)   issuance, sale or other disposition of, or creation of any Encumbrance (other than Permitted Encumbrances or Encumbrances created by New Holdco or AINC) on, any of the Remington Securities or any other interest in any of the Remington Companies, or grant of any options, warrants or other rights to purchase or obtain (including upon conversion, exchange or exercise) any Remington Securities or any other interest in any of the Remington Companies;

        (e)   declaration or payment of any distributions on or redemption, purchase or acquisition of any of the Remington Securities or any other interest in any of the Remington Companies;

        (f)    change in any method of accounting or accounting practice of any of the Remington Companies, except as required by GAAP or applicable Law or as disclosed in the notes to the Financial Statements or the Marietta Financial Statements;

        (g)   change in the Remington Companies' cash management practices and their policies, practices and procedures with respect to collection of accounts receivable, establishment of reserves for uncollectible accounts, accrual of accounts receivable, inventory control, prepayment of expenses, payment of trade accounts payable, accrual of other expenses, deferral of revenue and acceptance of customer deposits;

        (h)   incurrence, assumption or guarantee of any indebtedness for borrowed money, except unsecured current Liabilities incurred in the ordinary course of business consistent with past practice;

        (i)    transfer, assignment, sale or other disposition of any of the assets shown or reflected in the Balance Sheet or the Marietta Balance Sheet or cancellation of any debts or entitlements, other than sales in the ordinary course of business consistent with past practices;

        (j)    transfer, assignment, termination or grant of any license or sublicense of any rights under or with respect to any Remington Intellectual Property or Remington IP Agreements;

        (k)   loss, termination or abandonment of any Remington IP Registration whether intentional or unintentional;

        (l)    damage, destruction or loss (whether or not covered by insurance) to any property of the Remington Companies;

        (m)  any capital investment in, or any loan to, any other Person;

        (n)   any acceleration, termination, modification to or cancellation of any Contract (including, but not limited to, any Management Contract to which any of the Remington Companies is a party or by which it is bound);

        (o)   any capital expenditures for and on behalf of the Remington Companies and in excess of $50,000;

        (p)   imposition of any Encumbrance other than Permitted Encumbrances upon any of the Remington Companies' properties or assets, tangible or intangible;

        (q)   (i) grant of any bonuses, whether monetary or otherwise, or increase in any wages, salary, severance, pension or other compensation or benefits in respect of its current officers; (ii) change in the terms of employment for any current officer or any termination of any current officer for which the aggregate costs and expenses exceed $200,000; or (iii) action to accelerate the vesting or payment of any compensation or benefit for any current officer;

        (r)   hiring or promoting any person as or to (as the case may be) an officer position, except to fill a vacancy or in the ordinary course of business at compensation consistent with past practice;

        (s)   adoption, modification, amendment or termination of any: (i) employment, severance, retention or other agreement with any current or former officer; (ii) Benefit Plan; or (iii) collective bargaining or other agreement with a Union, in each case whether written or oral;

        (t)    any advances, loans to (or forgiveness of any loan to), or entry into any other transaction with, any of its current or former managers, officers and employees or any Remington Party Related Party;

        (u)   entry into a new line of business or abandonment or discontinuance of existing lines of business;

        (v)   adoption of any plan of merger, consolidation, reorganization, liquidation or dissolution or filing of a petition in bankruptcy under any provisions of federal or state bankruptcy Law or consent to the filing of any bankruptcy petition against it under any similar Law;

        (w)  purchase, lease or other acquisition of the right to own, use or lease any property or assets for an amount in excess of $500,000, individually (in the case of a lease, per annum) or $500,000 in the aggregate (in the case of a lease, for the entire term of the lease, not including any option term), except for purchases of inventory or supplies in the ordinary course of business consistent with past practice;

        (x)   acquisition by merger or consolidation with, or by purchase of a substantial portion of the assets, stock or other equity of, or by any other manner, any business or any Person or any division thereof for consideration in excess of $500,000;

        (y)   action by any of the Remington Companies to make, change or rescind any Tax election, amend any Tax Return or take any position on any Tax Return, take any action, assume any Tax liability of any other Person, omit to take any action or enter into any other transaction that (in each case) would have the effect of increasing the Tax liability or reducing any Tax asset of the Remington Companies in respect of any Post-Closing Tax Period, except to the extent that any of the foregoing were done with the prior written consent of AINC or expressly contemplated under any of the Transaction Documents; or

        (z)   any Contract to do any of the foregoing, or any action or omission that would result in any of the foregoing.

        Section 3.09    Management Contracts.

        (a)   Schedule 3.09(a) lists each Management Contract. Each of the Management Contracts is valid and in full force and effect and (assuming due authorization, execution and delivery by the counterparties thereto) constitutes a legal, valid and binding obligation of the applicable Remington Company and is enforceable against each such Remington Company in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors' rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity). None of the Remington Companies is in breach of or default under any of the Management Contracts in any material respect, nor has any Remington Company received any notice of any such breach or default and, to the Bennetts' Knowledge, no condition or event or fact exists which, with notice, lapse of time, or both, would constitute a breach of or default under any Management Contract in any material respect on the part of any of the Remington Companies or result in a termination thereof or permit other changes of any material right or obligation or loss of any material benefit thereunder.

        (b)   Except as set forth on Schedule 3.09(b), there are no outstanding loans, lines of credit, guarantees or cash advances of any Remington Company to any counterparty to any Management Contract or any management fees due and payable to any Remington Company pursuant to any Management Contract that have not been fully paid and satisfied.

        (c)   All material expenses allocated to the counterparties to the Management Contracts or loans or advances of funds to such counterparties by the Remington Companies are authorized by and in compliance with the Management Contracts and applicable Laws.

        (d)   No Remington Company has any liability or obligation of any nature whatsoever, asserted or unasserted, known or unknown, absolute or contingent, accrued or unaccrued, matured or unmatured or otherwise under any Management Contract to any Person other than the Person for which it is acting as agent under such Management Contract. No Remington Company is in breach of or has defaulted under any Management Contract in any material respect with respect to its obligations to its principal under any such Management Contract.

        Section 3.10    Material Contracts.

        (a)   Schedule 3.10(a) lists each of the following Contracts (other than Management Contracts) to which any of the Remington Companies is a party as principal and not as agent or otherwise bound (such Contracts being "Material Contracts"):

            (i)  each Contract involving aggregate consideration from any Remington Company in excess of $250,000 and that, in each case, cannot be cancelled by the respective Remington Company without penalty or without more than 90 days' notice;

           (ii)  each Contract under which any Remington Company received revenue of more than $250,000 for the year ended December 31, 2018 with respect to the Hotel Management Business or under which the Remington Company expects to receive revenue of more than $250,000 with respect to the Hotel Management Business in any future fiscal year;

          (iii)  all Contracts that require any Remington Company to purchase its total requirements of any product or service from a third party or that contain "take or pay" provisions;

          (iv)  all Contracts that provide for the indemnification by any Remington Company of any Person or the assumption by any Remington Company of any Tax, environmental or other Liability of any Person;

           (v)  all Contracts that relate to the acquisition or disposition of any business, a material amount of equity or assets of any other Person or any real property (whether by merger, sale of stock or other equity interests, sale of assets or otherwise);

          (vi)  all broker, distributor, dealer, representative, franchise, agency, sales promotion, market research, marketing consulting and advertising Contracts under which any Remington Company expects to pay at least $250,000 per year with respect to the Hotel Management Business;

         (vii)  all employment agreements and Contracts with independent contractors or consultants (or similar arrangements) to which any Remington Company is a party which are not cancellable without material penalty or without more than 90 days' notice;

        (viii)  except for Contracts relating to trade payables in the ordinary course of business, all Contracts relating to indebtedness (including guarantees) of any Remington Company;

          (ix)  all Contracts with any Governmental Authority, other than specifically negotiated Contracts related to lodging or food for government employees;

           (x)  all Contracts that limit or purport to limit the ability of any Remington Company to compete in any line of business or with any Person or in any geographic area or during any period of time;

          (xi)  any Contracts that provide for any joint venture, partnership or similar arrangement by any Remington Company;

         (xii)  all Contracts with or for the benefit of a Remington Party Related Party, other than any Organizational Documents of any Remington Company;

        (xiii)  all collective bargaining agreements or Contracts with any Union to which any Remington Company is a party; and

        (xiv)  any other Contract that is material to the Remington Companies, taken as a whole, and not otherwise disclosed pursuant to this Section 3.10.

        (b)   Each Material Contract is valid and binding on the respective Remington Company, and, to the Knowledge of the Bennetts, the other parties thereto, in accordance with its terms and is in full force and effect. None of the Remington Companies or, to the Bennetts' Knowledge, any other party thereto is in breach of or default under (or is alleged to be in breach of or default under) in any material respect, or has provided or received any written notice of any intention to terminate, any Material Contract. To the Bennetts' Knowledge, no event or circumstance has occurred that, with notice or lapse of time or both, would constitute an event of default under any Material Contract or result in a termination thereof or would cause or permit the acceleration or other changes of any right or obligation or the loss of any benefit thereunder. The consummation of the Transactions will not give rise to any termination, cancellation or acceleration right, discount, charge or penalty or any other rights or obligations arising thereunder from a change of control or similar event of any Remington Company. Complete and correct copies of each Material Contract (including all written modifications, amendments and supplements thereto and waivers thereunder and, in the case of oral Contracts, summaries of all material terms thereof) have been made available to AINC.

        Section 3.11    Title to Assets; No Real Property.

        (a)   As of the Closing, the Remington Companies will have good and valid title to all personal property reflected in the Interim Balance Sheet and the Marietta Interim Balance Sheet, other than property sold or otherwise disposed of in the ordinary course of business consistent with past practice since the Balance Sheet Date. All such personal property is free and clear of Encumbrances, except for the following (collectively referred to as "Permitted Encumbrances"):

            (i)  those items set forth in Schedule 3.11(a);

           (ii)  liens for Taxes not yet due and payable or liens for Taxes being contested in good faith by appropriate procedures for which appropriate reserves are reflected on the Interim Financial Statements or the Marietta Interim Financial Statements in accordance with GAAP;

          (iii)  mechanics, carriers', workmen's, repairmen's or other like liens arising or incurred in the ordinary course of business consistent with past practice or amounts that are not delinquent and which are not, individually or in the aggregate, material to the business of the Remington Companies; or

          (iv)  liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business consistent with past practice which are not, individually or in the aggregate, material to the business of the Remington Companies.

        (b)   Except as set forth in Schedule 3.11(b), none of the Remington Companies own, lease, sublease or otherwise have any ownership, lease or sublease interests in any real property.

        Section 3.12    Condition and Sufficiency of Assets.    The buildings, structures, furniture, fixtures, machinery, equipment, vehicles, and other items of tangible property owned or leased by the Remington Companies, together with all other properties and assets of the Remington Companies, if any, constitute all of the rights, property and assets necessary to conduct the Hotel Management Business in all material respects as currently conducted.

        Section 3.13    Intellectual Property.

        (a)   Schedule 3.13 lists all: (i) Remington IP Registrations; and (ii) Remington Intellectual Property, including software, that are not registered but that are material to the Remington Companies' business, other than shrink-wrap, click-wrap or similar commercially available off-the-shelf software licenses. All required filings and fees related to the Remington IP Registrations have been timely filed with and paid to the relevant Governmental Authorities and authorized registrars, and all Remington IP Registrations are otherwise in good standing.

        (b)   The Bennetts have made available to AINC true and complete copies of all material Remington IP Agreements, including all modifications, amendments and supplements thereto and waivers thereunder. Each such material Remington IP Agreement is valid and binding on the respective Remington Company in accordance with its terms and is in full force and effect. None of the Remington Companies or any other party thereto is in breach of or default under (or is alleged to be in breach of or default under), or has provided or received any notice of breach or default of or any intention to terminate, any such material Remington IP Agreement.

        (c)   Except as set forth in Schedule 3.13(c), the Remington Companies are the owner of (in the case of owned Remington Intellectual Property) and have the valid right to use all other Remington Intellectual Property used in the conduct of the Remington Companies' business, in each case, free and clear of Encumbrances other than Permitted Encumbrances. The Remington Companies are the record owner and have the valid right to use the Remington IP Registrations.

        (d)   There are no Actions (including any oppositions, interferences or re-examinations) settled, pending or threatened (including in the form of offers to obtain a license): (i) alleging any infringement, misappropriation, dilution or violation of the Intellectual Property of any Person by the Remington Companies in connection with the Hotel Management Business; or (ii) challenging the validity, enforceability, registrability or ownership of any Remington Intellectual Property or the Remington Companies' rights with respect to any Remington Intellectual Property. The Remington Companies are not subject to any outstanding or prospective Governmental Order (including any motion or petition therefor) that does or would restrict or impair the use of any Remington Intellectual Property. Except as would not have a Remington Material Adverse Effect, to the Knowledge of the Bennetts: (i) the Remington Intellectual Property as currently licensed or used by the Remington Companies, and the Remington Companies' conduct of the Hotel Management Business as currently conducted, do not infringe, misappropriate or otherwise violate the Intellectual Property of any Person; and (ii) no Person is infringing, misappropriating or otherwise violating any Remington Intellectual Property. This Section 3.13(d) constitutes the sole representation and warranty of the Bennetts and the Remington Companies under this Agreement with respect to any actual or alleged infringement, misappropriation or other violation by the Remington Companies or the Hotel Management Business of the Intellectual Property of any other Person.

        (e)   The consummation of the Transactions will not result in the loss or impairment of or payment of any additional amounts with respect to, nor require the consent of any other Person in respect of, the Remington Companies' right to own, transfer, assign, license, use or hold for use any Remington Intellectual Property as owned, used or held for use in the conduct of the Remington Companies' business as currently conducted.

        (f)    Except as would not have a Remington Material Adverse Effect, the Remington Companies' rights in the Remington Intellectual Property (other than click wrap, shrink wrap licenses or other similar licenses for commercial off-the-shelf software) are valid, subsisting and enforceable. The Remington Companies have taken all reasonable steps to maintain the Remington Intellectual Property (other than click wrap, shrink wrap licenses or other similar licenses for commercial off-the-shelf software), except as would not have a Remington Material Adverse Effect.

        Section 3.14    Accounts Receivable.    The accounts receivable reflected on the Interim Balance Sheet and the Marietta Interim Balance Sheet and the accounts receivable arising after the date thereof and included in the Closing Working Capital Statement: (a) have arisen from bona fide transactions entered into by the Remington Companies involving the sale of goods or the rendering of services in the ordinary course of business consistent with past practice; (b) constitute only valid, undisputed claims of the Remington Companies not subject to claims of set-off or other defenses or counterclaims other than normal cash discounts accrued in the ordinary course of business consistent with past practice; and (c) subject to a reserve for bad debts shown on the Interim Balance Sheet or the Marietta Interim Balance Sheet or, with respect to accounts receivable arising after the Interim Balance Sheet Date, on the accounting records of the Remington Companies, are collectible in full within 120 days after billing. The reserve for bad debts shown on the Interim Balance Sheet or the Marietta Interim Balance Sheet or, with respect to accounts receivable arising after the Interim Balance Sheet Date, on the accounting records of the Remington Companies have been determined in accordance with GAAP, consistently applied, subject to normal year-end adjustments and the absence of disclosures normally made in footnotes.

        Section 3.15    Insurance.    Schedule 3.15 sets forth a true, correct and complete list of all Insurance Policies. True, correct and complete copies of the Insurance Policies have been made available to AINC. The Insurance Policies are in full force and effect and will remain in full force and effect following the consummation of the Transactions without any increase in premium, charges, fees or penalties resulting from the Transactions. None of the Remington Companies or any of their Affiliates (including the Bennetts) has received any written notice of cancellation of, premium increase with respect to, or alteration of coverage under, any Insurance Policies. All premiums due on the Insurance Policies have either been paid or, if due and payable prior to Closing, will be paid prior to Closing in accordance with the payment terms of each Insurance Policy. The Insurance Policies do not provide for any material retrospective premium adjustment or other experience-based liability on the part of the Remington Companies. All Insurance Policies: (a) are valid and binding in accordance with their terms; and (b) have not been subject to any lapse in coverage. Except as set forth on Schedule 3.15, there are no claims related to the business of the Remington Companies pending under any such Insurance Policies as to which coverage has been questioned, denied or disputed or in respect of which there is an outstanding reservation of rights. None of the Remington Companies is in default under, or has otherwise failed to comply with, in any material respect, any provision contained in any Insurance Policy.

        Section 3.16    Legal Proceedings; Governmental Orders.

        (a)   Except as set forth on Schedule 3.16(a), there are no Actions pending or, to the Bennetts' Knowledge, threatened: (i) against or by the Remington Companies, in each case on or for their own accounts, affecting any of their properties or assets in any material respect (or by or against any Remington Party Related Party, in each case on or for its own account, and relating to the Remington Companies); or (ii) against or by the Remington Companies or any Remington Party Related Party, in each case on or for its own account, that challenges or seeks to prevent, enjoin or otherwise delay the Transactions, which if determined adversely to the Remington Companies would be material to the Remington Companies, taken as a whole, or would adversely affect the ability of the Remington Companies to consummate the Transactions.

        (b)   Except as set forth on Schedule 3.16(b), there are no material outstanding Governmental Orders and no material unsatisfied judgments, penalties or awards against or affecting the Remington Companies or any of the Remington Companies' properties or assets.

        (c)   For the avoidance of doubt, this Section 3.16 will not apply to any Actions or Governmental Orders for which any of the Remington Companies or any Remington Party Related Party is named therein solely as agent for a Person that is not a Remington Company or a Remington Party Related Party.

        Section 3.17    Compliance With Laws; Permits.

        (a)   The Remington Companies are in compliance, in all material respects, with all Laws applicable to them or their business, properties or assets.

        (b)   Schedule 3.17 lists all material Permits used in the Remington Companies' business issued to any of the Remington Companies, in each case on or for its own account, including the names of the Permits and their respective dates of issuance and expiration. All material Permits required to conduct the Remington Companies' business have been obtained and are valid and in full force and effect, and will remain in full force and effect following the consummation of the Transactions without any material increase in charges, fees or penalties resulting from the Transactions. Such Permits comply in all material respects with all requirements, terms and conditions of all Material Contracts that require the Remington Companies to obtain or keep in force Permits. All fees and charges with respect to such Permits have been paid in full or, if due and payable prior to Closing, will be paid prior to Closing in accordance with the payment terms of such Permit. To the Knowledge of the Bennetts, no event has occurred that, with or without notice or lapse of time or both, would reasonably be expected to result in the revocation, suspension, lapse or limitation of any Permit set forth in Schedule 3.17. For the avoidance of doubt, this Section 3.17 will not apply to any Permits held in the name of, or required to be held in the name of, any Person who is not a Remington Company or a Remington Party Related Party, even if a Remington Company or a Remington Party Related Party acts as agent for such Person.

        (c)   None of the representations and warranties contained in this Section 3.17 will be deemed to relate to environmental matters (which are governed by Section 3.18), employee benefits matters (which are governed by Section 3.19), employment matters (which are governed by Section 3.20) or Tax matters (which are governed by Section 3.21).

        Section 3.18    Environmental Matters.

        (a)   To the Knowledge of the Bennetts, the Remington Companies are currently, and at all times during the prior two years have been, in compliance in all material respects with all Environmental Laws and, except as set forth on Schedule 3.18(a), none of the Bennetts or any of the Remington Companies has received from any Person any: (i) Environmental Notice or Environmental Claim; or (ii) written request for information pursuant to Environmental Law, which, in each case, relates to the business of the Remington Companies and either remains pending or unresolved, or is the source of ongoing obligations or requirements.

        (b)   To the Knowledge of the Bennetts, there has been no Release of Hazardous Materials in contravention of Environmental Law with respect to the business of the Remington Companies (excluding the assets and business operated by the Remington Companies as agent) or assets owned by the Remington Companies or, during the periods when any real property was operated by any of the Remington Companies as agent for another Person, such real property operated by any of the Remington Companies. During the periods when any real property was operated by any of the Remington Companies as agent for another Person, none of the Remington Companies or the Bennetts received an Environmental Notice that any such real property (including soils, groundwater, surface water, buildings and other structure located on any such real property) has been contaminated with any Hazardous Material that could reasonably be expected to result in an Environmental Claim against, or a violation of Environmental Law or term of any Environmental Permit by the Remington Companies.

        (c)   The Remington Parties have provided or otherwise made available to AINC any and all environmental reports, studies, audits, records, sampling data, site assessments and other similar documents, if any, with respect to the assets of the Remington Companies that are in the possession or control of the Remington Companies related to compliance with Environmental Laws, Environmental Claims or an Environmental Notice or the Release of Hazardous Materials.

        (d)   The representations and warranties in this Section 3.18 are the Remington Parties' sole and exclusive representations and warranties regarding environmental matters.

        Section 3.19    Employee Benefit Matters.

        (a)   Schedule 3.19(a) contains a true and complete list of each material pension, benefit, retirement, compensation, employment, consulting, profit-sharing, deferred compensation, incentive, bonus, performance award, phantom equity or other equity, change in control, retention, severance, vacation, paid time off, welfare, fringe-benefit and other similar agreement, plan, policy, program or arrangement (and any amendments thereto), in each case whether or not reduced to writing and whether funded or unfunded, including each "employee benefit plan" within the meaning of § 3(3) of ERISA, whether or not tax-qualified and whether or not subject to ERISA, which is or has been maintained, sponsored, contributed to, or required to be contributed to by any Remington Company following the Closing for the benefit of any current or former employee, officer, manager, retiree, independent contractor or consultant of any Remington Company or any spouse or dependent of such individual, or under which any Remington Company or any of its ERISA Affiliates has or may have any material Liability, or with respect to which New Holdco would reasonably be expected to have any material Liability, contingent or otherwise (each, a "Benefit Plan").

        (b)   With respect to each Benefit Plan, the Remington Companies have made available to AINC accurate, current and complete copies of each of the following: (i) where the Benefit Plan has been reduced to writing, the plan document together with all amendments; (ii) where the Benefit Plan has not been reduced to writing, a written summary of all material plan terms; (iii) where applicable, copies of any trust agreements or other funding arrangements, custodial agreements, insurance policies and similar agreements now in effect; (iv) copies of any summary plan descriptions, summaries of material modifications, employee handbooks and any other material written communications (or a description of any material oral communications) relating to any Benefit Plan; (v) in the case of any Benefit Plan that is intended to be qualified under § 401(a) of the Code, a copy of the most recent determination, opinion or advisory letter from the Internal Revenue Service; (vi) in the case of any Benefit Plan for which a Form 5500 is required to be filed, a copy of the three most recently filed Form 5500, with schedules and financial statements attached; (vii) actuarial valuations and reports related to any Benefit Plans with respect to the three most recently completed plan years; and (viii) copies of material notices, letters or other correspondence from the Internal Revenue Service, Department of Labor, Pension Benefit Guaranty Corporation or other Governmental Authority relating to the Benefit Plan.

        (c)   Each Benefit Plan and related trust (other than any multiemployer plan within the meaning of § 3(37) of ERISA) (each a "Multiemployer Plan") has been established, administered and maintained in accordance, in all material respects, with its terms and in compliance, in all material respects, with all applicable Laws (including ERISA, the Code, the Affordable Care Act and any applicable local Laws). Each Benefit Plan that is intended to be qualified under § 401(a) of the Code (a "Qualified Benefit Plan") is so qualified and has received a favorable and current determination letter from the Internal Revenue Service, or with respect to a prototype plan, can rely on an opinion letter from the Internal Revenue Service to the prototype plan sponsor, to the effect that such Qualified Benefit Plan is so qualified and that the plan and the trust related thereto are exempt from federal income taxes under §§ 401(a) and 501(a), respectively, of the Code, and nothing has occurred that could reasonably be expected to cause the loss of the Qualified Benefit Plan's tax-qualified status. Nothing has occurred within the past three years with respect to any Benefit Plan that has subjected or could reasonably be expected to subject the Remington Companies or, with respect to any period on or after the Closing Date, AINC or any of its Affiliates, to a material penalty under § 502 of ERISA or to tax or material penalty under § 4975 of the Code.

        (d)   None of the Benefit Plans are Multiemployer Plans or are subject to the minimum funding standards of § 302 of ERISA or §§ 412 or 418B of the Code.

        (e)   The Remington Companies have no commitment or obligation and have not made any representations to any employee, officer, manager, independent contractor or consultant, whether or not legally binding, to adopt, amend, modify or terminate any Benefit Plan or any collective bargaining agreement, in connection with the consummation of the Transactions or otherwise.

        (f)    Except as otherwise set forth on Schedule 3.19(f), other than as required under § 601 et. seq. of ERISA, § 4980B of the Code, or other similar Law, no Benefit Plan provides post-termination or retiree welfare benefits to any Person for any reason, and none of the Remington Companies has any Liability to provide post-termination or retiree welfare benefits to any Person.

        (g)   There is no pending or, to the Bennetts' Knowledge, threatened Action relating to a Benefit Plan (other than routine claims for benefits), and no Benefit Plan has within the three years prior to the date of this Agreement been the subject of an examination or audit by a Governmental Authority or the subject of an application or filing under or is a participant in, an amnesty, voluntary compliance, self-correction or similar program sponsored by any Governmental Authority that could reasonably be expected to subject the Remington Companies or, with respect to any period on or after the Closing Date, AINC or any of its Affiliates, to a material Liability.

        (h)   There has been no amendment to, announcement by the Remington Companies relating to, or change in employee participation or coverage under, any Benefit Plan that would materially increase the annual expense of maintaining such plan above the level of the expense incurred for the most recently completed fiscal year with respect to any manager, officer, employee, independent contractor or consultant, as applicable. None of the Remington Companies has made any representations to any current or former manager, officer, employee, independent contractor or consultant, whether or not legally binding, to adopt, amend, modify or terminate any Benefit Plan or any collective bargaining agreement.

        (i)    Each Benefit Plan that is subject to § 409A of the Code has been administered in all material respects in compliance with its terms and the operational and documentary requirements of § 409A of the Code and all applicable regulatory guidance (including notices, rulings and proposed and final regulations) thereunder. The Remington Companies do not have any obligation to gross up, indemnify or otherwise reimburse any Person for any excise taxes, interest or penalties incurred pursuant to § 409A of the Code.

        (j)    Neither the execution of this Agreement nor the consummation of the Transactions will (either alone or upon the occurrence of any additional or subsequent events): (i) entitle any current or former manager, officer, employee, independent contractor or consultant of any of the Remington Companies to material severance pay or any other material payment; (ii) accelerate the time of payment, funding or vesting, or increase the amount of any material compensation due to any such individual; (iii) limit or restrict the right of any of the Remington Companies to merge, amend or terminate any Benefit Plan; or (iv) materially increase the amount payable under or result in any other material obligation pursuant to any Benefit Plan.

        (k)   No Benefit Plan is maintained, sponsored, contributed to, or required to be contributed to by any of the Remington Companies or its ERISA Affiliates for the benefit of current or former employees employed outside of the United States.

        Section 3.20    Employment Matters.

        (a)   Except as set forth on Schedule 3.20, none of the Remington Companies is, nor has any Remington Company been for the past three years, a party to, bound by, or negotiating any collective bargaining agreement or other Contract with a Union, and there is not, and has not been for the past three years, any Union representing any Hotel Management Business employee of any of the Remington Companies, and, to the Bennetts' Knowledge, no Union or group of Remington corporate office employees has sought within the past three years to organize any Remington corporate office employees for the purpose of collective bargaining. Except as set forth on Schedule 3.20 and to the Bennetts' Knowledge, during the past three years, there has never been any strike, slowdown, work stoppage, lockout, concerted refusal to work overtime or other similar labor disruption or dispute affecting the Hotel Management Business of any of the Remington Companies or any of their Hotel Management Business employees. Except as required by Law, the Remington Companies have no duty to bargain with any Union.

        (b)   Each of the Remington Companies is and has been in compliance in all material respects with all applicable Laws pertaining to employment and employment practices, including all Laws relating to labor relations, equal employment opportunities, fair employment practices, employment discrimination, harassment, retaliation, reasonable accommodation, disability rights or benefits, immigration, wages, hours, overtime compensation, child labor, hiring, promotion and termination of employees, working conditions, meal and break periods, privacy, health and safety, workers' compensation, leaves of absence and unemployment insurance. All individuals characterized and treated by any of the Remington Companies as independent contractors or consultants are properly treated as independent contractors under all applicable Laws. All employees of any of the Remington Companies classified as exempt under the Fair Labor Standards Act and state and local wage and hour laws are properly classified in all material respects. Except as set forth in Schedule 3.20, there are no Actions against any of the Remington Companies pending, or to the Bennetts' Knowledge, threatened to be brought or filed, by or with any Governmental Authority or arbitrator in connection with the employment of any current or former applicant, employee, consultant or independent contractor of any of the Remington Companies, including any claim relating to unfair labor practices, employment discrimination, harassment, retaliation, equal pay, wage and hours or any other employment related matter arising under applicable Law.

        (c)   Each of the Remington Companies has complied with the WARN Act, and no Remington Company has any plans to undertake any action in the future that would trigger the WARN Act, excluding any direct or indirect actions taken by a Person or to be taken by a Person other than the Remington Companies.

        Section 3.21    Taxes.    Except as set forth in Schedule 3.21:

        (a)   All material Tax Returns required to have been filed (taking into account any applicable extensions of time in which to file) by or on behalf of the Remington Companies have been filed. Such Tax Returns are true, complete and correct in all material respects. All Taxes due and owing by the Remington Companies (whether or not shown on any Tax Return) have been timely paid.

        (b)   Each of the Remington Companies has withheld and paid each Tax required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, customer, partner, member or other party, and complied with all information reporting and backup withholding provisions of applicable Law in all material respects.

        (c)   No unresolved written claim has been made within the past four years by any taxing authority in any jurisdiction where any of the Remington Companies does not file Tax Returns that such Remington Company is, or may be, subject to Tax by that jurisdiction.

        (d)   No extensions or waivers of statutes of limitations have been given to or requested in writing with respect to any Taxes of the Remington Companies, except to the extent such extension, waiver or request (as applicable) will not be in effect as of the Closing Date.

        (e)   The amount of the Liability of the Remington Companies for unpaid Taxes for all periods ending on or before March 31, 2019 does not, in the aggregate, exceed the amount of accruals for Taxes (excluding reserves for deferred Taxes) reflected on the Financial Statements and Marietta Financial Statements. The amount of the Liability of the Remington Companies for unpaid Taxes for all periods or portions thereof following the end of the most recent period covered by the Financial Statements and Marietta Financial Statements will not, in the aggregate, exceed the amount of accruals for Taxes (excluding reserves for deferred Taxes) as adjusted for the passage of time in accordance with the past custom and practice of the Remington Companies (and which accruals will not exceed comparable amounts incurred in similar periods in prior years).

        (f)    All deficiencies asserted, or assessments made, against any Remington Company as a result of any examinations by any taxing authority have been paid or settled with no remaining amounts owed.

        (g)   No Remington Company is a party to any Action by any taxing authority. There are no audits, examinations or requests for information by a taxing authority, or other administrative proceedings, threatened by a taxing authority in writing against any Remington Company or pending with respect to any Taxes of any Remington Company.

        (h)   There are no Encumbrances for Taxes (other than Permitted Encumbrances) upon the assets of any Remington Company or the Transferred Securities.

        (i)    None of the Remington Companies is a party to, or bound by, any Tax indemnity, Tax-sharing or Tax allocation agreement, other than Excluded Tax Contracts.

        (j)    Other than the Private Letter Ruling, no private letter rulings or similar rulings have been requested by or with respect to the Remington Companies, or issued by any taxing authority to or with respect to the Remington Companies.

        (k)   None of the Remington Companies has granted (and no person has granted on behalf of any of the Remington Companies) a power of attorney with respect to any Tax matter that will remain in effect with respect to any of the Remington Companies after the Closing. None of the Remington Companies has entered into (and no person has entered into on behalf of any of the Remington Companies) a closing agreement with any Governmental Authority with respect to any Tax matter that will be binding on any of the Remington Companies after the Closing.

        (l)    Since January 1, 2012, none of the Remington Companies has been a member of an affiliated, combined, consolidated or unitary Tax group for Tax purposes (other than a group of which Remington was the parent). None of the Remington Companies has any Liability for Taxes of any other Person (other than another Remington Company, AINC or any of their Subsidiaries) under Treasury Regulations § 1.1502-6 (or any corresponding provision of state, local or foreign Law), as transferee or successor, by Contract or otherwise, except for Excluded Tax Contracts.

        (m)  Each of the Remington Companies (other than Remington Lodging and Hospitality—Linthicum LLC and Remington Lodging and Hospitality—Annapolis LLC) has been at all times since the later of January 1, 2012 and its formation, and will be immediately prior to the Closing, properly treated and classified as a partnership or disregarded entity for United States federal income Tax purposes, and none of the Remington Parties has taken any position that is inconsistent with such treatment. Other than with respect to Remington Lodging and Hospitality—Linthicum LLC and Remington Lodging and Hospitality—Annapolis LLC, since January 1, 2012, no election has been filed to treat any Remington Company as a corporation for United States federal, state or local Tax purposes. None of the Remington Companies is a "controlled foreign corporation" within the meaning of § 957 of the Code.

        (n)   None of the Remington Companies (or any AINC Party solely as a result of being treated as an owner of a Remington Company after the Closing) will be required to include any item of income in, or exclude any item or deduction from, taxable income for any taxable period or portion thereof ending after the Closing Date as a result of:

            (i)  an installment sale, or open transaction disposition, made by a Remington Company occurring prior to the Closing;

           (ii)  a prepaid amount received by a Remington Company before the Closing, other than any prepaid amount to the extent the associated liability is a Current Liability, Non-Current Stock Plan Liability or Reserve Liability taken into account in the calculation of Closing Working Capital;

          (iii)  any closing agreement under § 7121 of the Code, or similar provision of state, local or foreign Law, executed by a Remington Company prior to the Closing;

          (iv)  use prior to the Closing of an improper method of accounting for a taxable period ending on or prior to the Closing Date;

           (v)  any change in accounting method made by a Remington Company prior to the Closing under Code § 481, except to the extent such change was made with the prior written consent of AINC;

          (vi)  intercompany transactions within the meaning of Treasury Regulation § 1.1502-13 among Remington Companies entered into prior to the Closing or any excess loss account described in Treasury Regulation § 1.1502-19 (or any corresponding provision of state, local or foreign Law) existing as of the Closing; or

         (vii)  any election under § 108(i) of the Code made by a Remington Company prior to the Closing Date.

        (o)   Within the past three years, none of the Remington Companies has been a "distributing corporation" or a "controlled corporation" in connection with a distribution described in § 355 of the Code.

        (p)   None of the Bennetts or MJB Investments is a "foreign person" as that term is used in Treasury Regulations § 1.1445-2.

        (q)   None of the Remington Companies is, or has ever been, a party to, or a promoter (within the meaning of Code § 6111 and the Treasury regulations promulgated thereunder) of, a "reportable transaction" or "listed transaction" within the meaning of § 6707A(c) of the Code and Treasury Regulations § 1.6011-4(b). The Remington Companies have disclosed on their respective Tax Returns all positions taken therein that could give rise to a substantial understatement of Tax within the meaning of § 6662 of the Code.

        (r)   Schedule 3.21(r) sets forth all non-U.S. jurisdictions in which any Remington Company is required to file Tax Returns. None of the Remington Companies has entered into a gain recognition agreement pursuant to Treasury Regulations § 1.367(a)-8 or transferred any intangible the transfer of which would be subject to the rules of § 367(d) of the Code.

        (s)   Since the Balance Sheet Date, none of the Remington Companies has incurred any Tax liability other than in the ordinary course of business, as contemplated under any of the Transaction Documents, or in connection with any of the Transactions.

        (t)    No asset owned by any of the Remington Companies is (i) required to be treated as being owned by another Person pursuant to the so-called "safe harbor lease" provisions of former § 168(f)(8) of the Code, (ii) subject to § 168(g)(1)(A) of the Code, or (iii) subject to a disqualified leaseback or long-term agreement as defined in § 467 of the Code.

        (u)   None of the Remington Companies has any liability for Taxes under Section 965(a) or Section 965(h) of the Code.

        (v)   None of the Bennetts or MJB Investments currently has any plan, agreement, commitment, intention or arrangement, whether written or oral, to dispose of any of their shares of New Holdco Stock. For purposes of this representation, a "disposition" will include any direct or indirect offer, offer to sell, sale, contract of sale or grant of any option to purchase, gift, transfer, pledge or other disposition, including any disposition of the economic or other risks of ownership through hedging transactions or derivatives and any other transaction that would constitute a "constructive sale" within the meaning of § 1259 of the Code, including, without limitation, a short-sale, forward sale, equity swap or other derivative contract with respect to the New Holdco Stock or substantially identical property, or other transaction having substantially the same effect as the foregoing; provided that: (i) a transfer by any of the foregoing to an entity that is disregarded for U.S. federal income tax purposes as an entity separate from such transferor; (ii) a transfer by MJB Investments to Monty J. Bennett (to the extent MJB Investments is disregarded as an entity separate from Monty J. Bennett for U.S. federal income tax purposes); and (iii) a transfer by the General Partner to Archie Bennett, Jr., Monty J. Bennett (to the extent MJB Investments is disregarded as an entity separate from Monty J. Bennett for U.S. federal income tax purposes) or MJB Investments shall in each case not be treated as a disposition for this purpose.

        (w)  None of the Remington Parties or any of their Affiliates knows of any fact, or has taken, failed to take, or agreed to take any action (other than as expressly contemplated in the Transaction Documents), that would: (i) prevent the exchange of Transferred Securities for New Holdco Preferred Stock pursuant to this Agreement and the Remington Contribution Agreement, together with the Merger, from qualifying as an exchange under § 351 of the Code; or (ii) cause the Merger to fail to qualify as a reorganization under § 368 of the Code.

        (x)   The representations and warranties made in this Section 3.21 refer only to the activities of the Remington Companies prior to the Closing. Notwithstanding anything herein to the contrary, the representations and warranties made in Section 3.08(y), Section 3.11(a)(ii) , Section 3.17(a), Section 3.19 and this Section 3.21 are the only representations and warranties made by the Remington Parties with respect to Taxes and, except for the representations and warranties made in Section 3.21(i) through Section 3.21(p) or Section 3.21(u), are not intended to serve as representations and warranties regarding, or a guarantee of, and cannot be relied upon with respect to, Taxes attributable to (or Tax attributes available for) any Tax period (or a portion thereof) beginning after the Closing or any Tax position taken after the Closing.

        Section 3.22    Brokers; Financial Advisors.    Except for the Bennetts' engagement of Robert W. Baird & Co. Incorporated, no broker, finder, financial advisor or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the Transactions or any other Transaction Document based upon arrangements made by or on behalf of the Bennetts or Remington. Except as otherwise provided in this Agreement, the Bennetts will be solely responsible for all fees and amounts owing to Robert W. Baird & Co. Incorporated.

        Section 3.23    Related Party Transactions.

        (a)   Schedule 3.23 sets forth a description of all services, goods, properties or assets with respect to the Hotel Management Business: (i) provided to the Remington Companies by any Remington Party Related Party (other than a Remington Company); or (ii) provided to any Remington Party Related Party (other than a Remington Company) by the Remington Companies, as well as any transactions between any of the Remington Companies, on one hand, and any Remington Party Related Party (other than a Remington Company), on the other hand, since December 31, 2016; provided, however, that the employee benefits disclosed in Schedule 3.19 are not required to be disclosed on Schedule 3.23.

        (b)   Except as set forth in Schedule 3.23: (i) no Remington Party Related Party (other than a Remington Company) has any direct or indirect claim or rights of any nature against any of the Remington Companies, except for claims (A) for accrued and unpaid salaries, commissions, distributions or expense reimbursements arising in the ordinary course of business or (B) arising pursuant to this Agreement, the other Transaction Documents, and the Project Management Transaction Documents; and (ii) the Remington Companies have no obligations, contracts, agreements, arrangements, understandings, debts or liabilities, known or unknown, absolute or contingent, accrued or unaccrued, to any Remington Party Related Party (other than a Remington Company), except with respect to this Agreement, the other Transaction Documents, and the Project Management Transaction Documents.

        Section 3.24    Accredited Investor Status.

        (a)   MJB Investments, Monty J. Bennett and Archie Bennett, Jr. are acquiring the New Holdco Preferred Stock that is the Aggregate Consideration for their own account and with no intention of distributing or reselling such New Holdco Preferred Stock or any part thereof in any transaction that would be in violation of state or federal securities laws. The New Holdco Preferred Stock may only be offered or sold in compliance with the Securities Act, and applicable state securities Laws, as then applicable and in effect.

        (b)   MJB Investments, Monty J. Bennett and Archie Bennett, Jr. have been furnished with or had access to such documents, materials and information (including the opportunity to ask questions of, and receive answers from, AINC and New Holdco concerning the terms and conditions of the Transactions and the investment of MJB Investments, Monty J. Bennett and Archie Bennett, Jr. in the New Holdco Preferred Stock) that MJB Investments, Monty J. Bennett and Archie Bennett, Jr. consider necessary or appropriate for evaluating an investment in the New Holdco Preferred Stock. Except for the representations and warranties contained in this Agreement, MJB Investments, Monty J. Bennett and Archie Bennett, Jr. have not relied upon any representations or other information (whether oral or written) from AINC, New Holdco, the AINC Board, the Special Committee or any of their respective stockholders, directors, officers, Representatives or Affiliates, or from any other Person, and each of MJB Investments, Monty J. Bennett and Archie Bennett, Jr. acknowledges that neither AINC nor New Holdco has given any assurances with respect to the tax consequences of the acquisition, ownership or disposition of the New Holdco Preferred Stock as contemplated by this Agreement, nor has any Governmental Authority made any finding or determination as to this investment.

        (c)   Each of MJB Investments, Monty J. Bennett and Archie Bennett, Jr. is an "accredited investor" within the meaning of Regulation D under the Securities Act.

        Section 3.25    Beneficial Ownership of AINC Common Stock.    The Bennetts and MJB Investments disclaim that they Beneficially Own any of the shares of AINC Common Stock voted by either AHT or Braemar.

        Section 3.26    No Other Representations and Warranties.    Except for the representations and warranties contained in this Article III (including the related portions of the Disclosure Schedules), none of the Remington Parties nor any other Person has made or makes any other express or implied representation or warranty, either written or oral, on behalf of the Bennetts, MJB Investments, the Remington Companies or the Hotel Management Business, including any representation or warranty as to the accuracy or completeness of any information regarding the Bennetts, the Remington Companies, and/or the Hotel Management Business furnished or made available to AINC and its Representatives in any form in expectation of the transactions contemplated hereby or as to the future revenue, profitability or success of any of the Remington Companies or the Hotel Management Business, or any representation or warranty arising from statute or otherwise in law.

        Section 3.27    Full Disclosure.    None of the information supplied or to be supplied by the Bennetts or the Remington Companies or any of their Representatives for inclusion or incorporation by reference in the Proxy Statement will, at the time the Proxy Statement is first mailed to AINC's stockholders or at the time of the Stockholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading.

 ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF AINC

        Except as set forth in the Disclosure Schedules or as disclosed in AINC SEC Documents, AINC represents and warrants to the Bennetts as follows in this Article IV. For the avoidance of doubt, no representations or warranties are being made by any member of the Special Committee.

        Section 4.01    Organization and Authority and Qualification of AINC.    AINC is a corporation duly organized, validly existing and in good standing under the Laws of the state of Maryland and has full corporate power and authority to own, operate or lease the properties and assets now owned, operated or leased by it and to carry out its business as it is currently conducted. AINC has full corporate power and authority to execute and deliver this Agreement and the other Transaction Documents to which AINC is a party, to carry out its obligations under this Agreement and the other Transaction Documents and to consummate the Transactions. AINC is duly licensed or qualified to do business and is in good standing in each jurisdiction in which the properties owned or leased by it or the operation of its business as currently conducted makes such licensing or qualification necessary, except where failure to be so licensed, qualified or in good standing would not have an AINC Material Adverse Effect. The execution and delivery by AINC of this Agreement and any other Transaction Document to which AINC is a party, the performance by AINC of its obligations under this Agreement and the other Transaction Documents and the consummation by AINC of the Transactions have been duly authorized by all requisite corporate action on the part of AINC. This Agreement has been duly executed and delivered by AINC, and (assuming due authorization, execution and delivery by the other Parties) this Agreement constitutes a legal, valid and binding obligation of AINC enforceable against AINC in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors' rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity). When the other Transaction Documents to which AINC is or will be a party have been duly executed and delivered by AINC (assuming due authorization, execution and delivery by each of the other parties thereto), such Transaction Document will constitute a legal and binding obligation of AINC enforceable against it in accordance with their terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors' rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

        Section 4.02    Organizational Documents.    AINC has delivered or made available to the Remington Parties true and correct copies of the Organizational Documents of AINC and each of its Subsidiaries. Neither AINC nor any of its Subsidiaries is in violation of any of the provisions of its Organizational Documents.

        Section 4.03    Subsidiaries.    Schedule 4.03 lists each of the Subsidiaries of AINC as of the date hereof and its place of organization. Except as otherwise set forth in Schedule 4.03, AINC owns, directly or indirectly, at least a majority of the capital stock, or other equity or voting interests, in each such Subsidiary. All of the outstanding shares of capital stock of, or other equity or voting interests in, each Subsidiary of AINC that is owned directly or indirectly by AINC have been validly issued, were issued free of pre-emptive rights, except as set forth on Schedule 4.03, and are fully paid and non-assessable, and are free and clear of all Encumbrances, including any restriction on the right to vote, sell or otherwise dispose of such capital stock or other equity or voting interests, except for any Encumbrances (x) imposed by applicable securities Laws or (y) arising pursuant to the Organizational Documents of any non-wholly owned Subsidiary of AINC. Except for the capital stock of, or other equity or voting interests in, its Subsidiaries, AINC does not own, directly or indirectly, any capital stock of, or other equity or voting interests in, any Person.

        Section 4.04    Capitalization of AINC.    The authorized capital stock of AINC consists of: 200,000,000 authorized shares, consisting of (i) 100,000,000 authorized shares of common stock, par value $0.01 per share, (ii) 50,000,000 authorized shares of blank check common stock, par value $0.01 per share, and (iii) 50,000,000 authorized shares of preferred stock, 2,000,000 of which have been designated as Series A Preferred Stock, 8,120,000 of which have been designated as Series B Preferred Stock, and 2,000,000 of which have been designated as Series C Preferred Stock. As of the date of this Agreement, 2,470,293 shares of common stock were issued and outstanding and 8,120,000 shares of Series B Preferred Stock were issued and outstanding. All of the outstanding shares of capital stock of AINC are, and all shares of capital stock of AINC which may be issued as contemplated or permitted by this Agreement will be, when issued, duly authorized and validly issued, fully paid and non-assessable and not subject to any pre-emptive or similar rights (and not issued in violation of any preemptive or similar rights). As of the date of this Agreement, except as set forth in this Section 4.04, (i) there are no other equity securities of AINC or any of its Subsidiaries issued or authorized and reserved for issuance, (ii) there are no outstanding options, warrants, preemptive rights, subscriptions, calls or other rights, convertible securities, exchangeable securities, agreements or commitments of any character obligating AINC or any of its Subsidiaries to issue, transfer or sell any equity interest AINC or such Subsidiary or any securities convertible into or exchangeable for such equity interests, or any commitment to authorize, issue or sell any such equity securities, except pursuant to the Transaction Documents, and (iii) there are no contractual obligations of AINC or any of its Subsidiaries to repurchase, redeem or otherwise acquire any equity interest in AINC or any of its Subsidiaries or any such securities or agreements listed in clause (ii) of this sentence, except pursuant to the Transaction Documents or as set forth on Schedule 4.04. Neither AINC nor any of its Subsidiaries has outstanding bonds, debentures, notes or other Indebtedness, the holders of which have the right to vote (or which are convertible or exchangeable into or exercisable for securities having the right to vote) with AINC's stockholders on any matter. There are no voting trusts or other agreements or understandings to which AINC or any of its Subsidiaries is a party with respect to the voting or registration of capital stock or other equity interest of AINC or any of its Subsidiaries, except pursuant to the Transaction Documents or the Project Management Transaction Documents. No Subsidiary of AINC owns any capital stock of AINC.

        Section 4.05    AINC SEC Documents; Proxy Statement.

        (a)   Since January 1, 2018, AINC and OAINC Inc. have filed all AINC SEC Documents. As of their respective dates, or if amended, as of the date of the last such amendment, each of AINC SEC Documents complied in all material respects with the requirements of the Securities Act and the Exchange Act, and the rules and regulations of the SEC thereunder applicable to such AINC SEC Documents. At the time filed with the SEC (or if amended prior to the date of this Agreement, as of the date of such amendment), subject to Schedule 4.05(a), none of AINC SEC Documents (as amended, if applicable, but excluding any exhibits thereto) contained any untrue statement of a material fact or omitted a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. None of AINC's Subsidiaries is required to file or furnish any forms, reports or other documents with the SEC.

        (b)   Each of the financial statements included in AINC SEC Documents (including the related notes and schedules) complied as to form, as of their respective dates, or if amended, as of the date of the last such amendment, in all material respects with the published rules and regulations of the SEC with respect thereto, have been prepared in accordance with GAAP (except in the case of the unaudited statements, as permitted by Form 10-Q under the Exchange Act) applied on a consistent basis during the periods involved (except as may be indicated therein or in the notes thereto) and fairly presented in all material respects the consolidated financial position of AINC (after the formation thereof) and OAINC Inc and the consolidated Subsidiaries of the foregoing as of the dates thereof and the results of its operations and its cash flows for the periods then ended (subject to Schedule 4.05(b)

and subject to, in the case of unaudited statements, normal year-end audit adjustments and to any other adjustments described therein).

        (c)   The Proxy Statement will not, at the time the Proxy Statement is first mailed to AINC's stockholders or at the time of the Stockholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, except that no representation or warranty is made by AINC with respect to information supplied by the Remington Parties or any of their Representatives for inclusion in the Proxy Statement. The Proxy Statement when filed, distributed or disseminated, as applicable, will comply as to form in all material respects with the applicable requirements of the Exchange Act.

        (d)   AINC and each of its Subsidiaries has established and maintains a system of "internal controls over financial reporting" (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) that is sufficient to provide reasonable assurance (i) regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, (ii) that receipts and expenditures of AINC and its Subsidiaries are being made only in accordance with authorizations of management and the AINC Board, and (iii) regarding prevention or timely detection of the unauthorized acquisition, use or disposition of AINC's and its Subsidiaries' assets that could have a material effect on AINC's financial statements.

        (e)   AINC's "disclosure controls and procedures" (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) are designed to ensure that all information (both financial and non-financial) required to be disclosed by AINC in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that all such information is accumulated and communicated to AINC's management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the chief executive officer and chief financial officer of AINC required under the Exchange Act with respect to such reports. AINC has disclosed, based on its most recent evaluation of such disclosure controls and procedures prior to the date of this Agreement, to AINC's auditors and the audit committee of the AINC Board and on Schedule 4.05(e) (i) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that could adversely affect in any material respect AINC's ability to record, process, summarize and report financial information, and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in AINC's internal controls over financial reporting. For purposes of this Agreement, the terms "significant deficiency" and "material weakness" will have the meaning assigned to them in Public Company Accounting Oversight Board Auditing Standard 2, as in effect on the date of this Agreement.

        (f)    Neither AINC nor any of its Subsidiaries has any Liabilities other than Liabilities that (i) are reflected or recorded on AINC Balance Sheet (including in the notes thereto), (ii) were incurred since the date of AINC Balance Sheet in the ordinary course of business, (iii) are incurred in connection with the transactions contemplated by this Agreement, or (iv) would not reasonably be expected to have, individually or in the aggregate, an AINC Material Adverse Effect.

        (g)   Neither AINC nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off balance sheet partnership or any similar Contract (including any Contract or arrangement relating to any transaction or relationship between or among AINC and any of its Subsidiaries, on the one hand, and any unconsolidated affiliate, including any structured finance, special purpose or limited purpose entity or person, on the other hand, or any "off balance sheet arrangements" (as defined in Item 303(a) of Regulation S-K under the Exchange Act)), where the result, purpose or intended effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, AINC or any of its Subsidiaries in AINC's or such Subsidiary's published financial statements or other AINC SEC Documents.

        Section 4.06    Absence of Certain Changes or Events.    Since the date of the AINC Balance Sheet, except in connection with the execution and delivery of this Agreement and the consummation of the Transactions, the business of AINC and each of its Subsidiaries has been conducted in the ordinary course of business and there has not been or occurred any AINC Material Adverse Effect or any event, condition, change or effect that could reasonably be expected to have, individually or in the aggregate, an AINC Material Adverse Effect.

        Section 4.07    No Conflicts; Consents.    Subject to Schedule 4.07, the execution, delivery and performance by each of AINC, New Holdco, and Merger Sub of this Agreement and the other Transaction Documents to which it is a party, and the consummation of the Transactions, do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the Organizational Documents of AINC, New Holdco or Merger Sub, or any of AINC's other Subsidiaries; (b) conflict with or result in a violation or breach of any provision of any Law or Governmental Order applicable to AINC, New Holdco, Merger Sub, or any of AINC's other Subsidiaries or any other respective properties or assets; (c) require the consent, notice or other action by any Person under any Contract to which AINC or any of its Subsidiaries is a party as of the date hereof; (d) result in the creation of an Encumbrance (other than Permitted Encumbrance) on any of the properties or assets of AINC or any of its Subsidiaries. No consent, approval, Permit, Governmental Order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to AINC, New Holdco, Merger Sub, or any of AINC's other Subsidiaries in connection with the execution and delivery of this Agreement and the other Transaction Documents and the consummation of the Transactions, except for such filings as may be required under the HSR Act and filings expressly described in this Agreement and the other Transaction Documents; or (e) result in any of the Bennetts, Sharkey, Cowen, Welter, or MJB Investments, or any of their respective controlled Affiliates, becoming an "acquiring person" under that certain Rights Agreement, dated August 8, 2018, between AINC and Computershare Trust Company, N.A., as Rights Agent, or any similar rights plan or agreement that may be adopted by New Holdco following the date of this Agreement.

        Section 4.08    Taxes.

        (a)   All material Tax Returns required to have been filed (taking into account any applicable extensions of time in which to file) by any AINC Party (including, for purposes of this Section 4.08, any consolidated, combined, unitary, affiliated or similar group that includes an AINC Party) have been filed. Such Tax Returns are true, complete and correct in all material respects. All Taxes shown on any such Tax Return as, and all other material Taxes, due and owing by any AINC Party have been timely paid.

        (b)   Each AINC Party has withheld and paid each Tax required to have been withheld and paid in connection with amounts paid or owing to any employee, independent contractor, creditor, customer, partner, member or other party, and complied with all information reporting and backup withholding provisions of applicable Law in all material respects.

        (c)   There are no Encumbrances for Taxes (other than for current Taxes not yet due and delinquent or Taxes being contested in good faith by appropriate proceedings) upon the assets of any AINC Party.

        (d)   Neither AINC nor any AINC Subsidiary has been a member of an affiliated, combined, consolidated or unitary Tax group for Tax purposes (other than a group of which AINC, New Holdco or any other AINC Party was the parent). Neither AINC nor any AINC Subsidiary has any liability for Taxes of any Person (other than AINC or any AINC Subsidiary) under Treasury Regulations § 1.1502-6

(or any corresponding provision of state, local or foreign Law), as transferee or successor or by Contract or otherwise, except for Excluded Tax Contracts.

        (e)   None of the AINC Parties is a party to any Action by any taxing authority that would reasonably be expected to have a material adverse effect on AINC. There are no audits or examinations by a taxing authority, or other administrative proceedings, threatened by a taxing authority in writing against any of the AINC Parties or pending with respect to any Taxes of any of the AINC Parties that would reasonably be expected to have a material adverse effect on AINC.

        (f)    The representations and warranties made in Section 4.08 refer only to the activities of AINC Parties prior to the Closing. Except for the representations and warranties made in Section 4.08(d), the representations and warranties made in Section 4.08 are not intended to serve as representations and warranties regarding, or a guarantee of, and cannot be relied upon with respect to, Taxes attributable to (or Tax attributes available for) any Tax period (or a portion thereof) beginning after the Closing Date or any Tax position taken after the Closing. The representations and warranties made in Section 4.08(a) through (e) shall not apply with respect to Project Management LLC to any period of Project Management LLC ending prior to the acquisition of Project Management LLC by AINC pursuant to the Project Management Transaction Documents.

        (g)   None of the AINC Parties (other than New Holdco or Merger Sub) knows of any fact, or has taken, failed to take, or agreed to take any action (other than as expressly contemplated in the Transaction Documents), that would: (i) prevent the exchange of Transferred Securities for New Holdco Preferred Stock pursuant to this Agreement and the Remington Contribution Agreement, together with the Merger, from qualifying as an exchange under § 351 of the Code; or (ii) cause the Merger to fail to qualify as a reorganization under § 368 of the Code.

        Section 4.09    Legal Proceedings; Governmental Orders.

        (a)   There are no Actions pending or, to AINC's Knowledge, threatened against or by AINC or its Subsidiaries affecting any of its properties or assets, which if determined adversely to AINC or its Subsidiaries would result in an AINC Material Adverse Effect or challenge the Transactions.

        (b)   There are no outstanding Governmental Orders and no unsatisfied judgments, penalties or awards against or affecting AINC, its Subsidiaries or any of their properties or assets, which would have an AINC Material Adverse Effect.

        Section 4.10    Compliance with Laws; Permits.

        (a)   AINC and its Subsidiaries are each in compliance, in all material respects with all Laws applicable to it or its business, properties or assets, except where failure to be in compliance would not have an AINC Material Adverse Effect.

        (b)   All material Permits required for AINC and each of its Subsidiaries to conduct its business have been obtained and are valid and in full force and effect, except where the failure to obtain such Permits would not have an AINC Material Adverse Effect.

        Section 4.11    Brokers; Financial Advisors.    Except for the Special Committee's engagement of Janney, no broker, finder, financial advisor or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the Transactions or any other Transaction Document based upon arrangements made by or on behalf of AINC, the AINC Board or the Special Committee. AINC will be responsible for, and will pay when due, all fees and amounts owing to Janney.

        Section 4.12    Fairness Opinion.    The Special Committee has received the Fairness Opinion, and, as of the date of this Agreement, such Fairness Opinion has not been withdrawn, revoked or modified. A true, complete and correct copy of such Fairness Opinion will be delivered to the Bennetts promptly after the date of this Agreement for informational purposes only.

        Section 4.13    No Other Representations and Warranties.    Except for the representations and warranties contained in this Article IV (including the related portions of the Disclosure Schedules), AINC has not made and does not make any other express or implied representation or warranty, either written or oral, on behalf of AINC, including any representation or warranty as to the accuracy or completeness of any information regarding AINC furnished or made available to the Bennetts and their Representatives in any form in expectation of the transactions contemplated hereby or as to the future revenue, profitability or success of AINC, or any representation or warranty arising from statute or otherwise in law.

        Section 4.14    Full Disclosure.    None of the information supplied or to be supplied by AINC or any of its Representatives for inclusion or incorporation by reference in the Proxy Statement will, at the time the Proxy Statement is first mailed to AINC's stockholders or at the time of the Stockholder Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they are made, not misleading.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF NEW HOLDCO

        Except as set forth in the Disclosure Schedules, New Holdco represents and warrants to AINC and the Remington Parties as follows:

        Section 5.01    Organization and Authority of New Holdco and Merger Sub.    New Holdco is a corporation duly organized, validly existing and in good standing under the Laws of the state of Nevada and has full corporate power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is a party, to carry out its obligations under this Agreement and the other Transaction Documents and to consummate the Transactions. Merger Sub is a corporation duly organized, validly existing and in good standing under the Laws of the state of Maryland and has full corporate power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is a party, to carry out its obligations under this Agreement and the other Transaction Documents and to consummate the Transactions. The execution and delivery by each of New Holdco and Merger Sub of this Agreement and any other Transaction Document to which they are a party, the performance by each of them of their obligations under this Agreement and the other Transaction Documents and the consummation by each of them of the Transactions have been duly authorized by all requisite action on the part of New Holdco and Merger Sub. This Agreement has been duly executed and delivered by each of New Holdco and Merger Sub, and (assuming due authorization, execution and delivery by the other Parties) this Agreement constitutes a legal, valid and binding obligation of each of New Holdco and Merger Sub enforceable against each of them in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors' rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity). When the other Transaction Documents to which New Holdco or Merger Sub is or will be a party have been duly executed and delivered by such Party (assuming due authorization, execution and delivery by each other parties thereto), such Transaction Document will constitute a legal and binding obligation of such Party enforceable against it in accordance with their terms, except as such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar Laws affecting creditors' rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity).

        Section 5.02    Capitalization of New Holdco.    The authorized capital stock of New Holdco consists of: 200,000,000 authorized shares, consisting of (i) 100,000,000 authorized shares of common stock, par value $0.001 per share, (ii) 50,000,000 authorized shares of blank check common stock, par value $0.001 per share, and (iii) 50,000,000 authorized shares of blank check preferred stock, par value $0.001 per share. As of the date of this Agreement, 1,000 shares of common stock were issued and outstanding and no shares of preferred stock were issued or outstanding. All of the outstanding shares of capital stock of New Holdco are, and all shares of capital stock of New Holdco which may be issued as contemplated or permitted by this Agreement (including, without limitation, the New Holdco Preferred Stock and the New Holdco Common Stock to be issued pursuant to the Merger) will be, when issued, duly authorized and validly issued, fully paid and non-assessable and not subject to any pre-emptive or similar rights (and were not issued in violation of any preemptive or similar rights). As of the date of this Agreement, except as set forth in this Section 5.02 or as contemplated by the other Transaction Documents: (i) there are no other equity securities of New Holdco or any of its Subsidiaries issued or authorized and reserved for issuance; (ii) there are no outstanding options, warrants, preemptive rights, subscriptions, calls or other rights, convertible securities, exchangeable securities, agreements or commitments of any character obligating New Holdco or any of its Subsidiaries to issue, transfer or sell any equity interest of New Holdco or such Subsidiary or any securities convertible into or exchangeable for such equity interests, or any commitment to authorize, issue or sell any such equity securities, except pursuant to this Agreement; and (iii) there are no contractual obligations of New Holdco or any of its Subsidiaries to repurchase, redeem or otherwise acquire any equity interest in New Holdco or any of its Subsidiaries or any such securities or agreements listed in clause (ii) of this sentence. Neither New Holdco nor any of its Subsidiaries has outstanding bonds, debentures, notes or other Indebtedness, the holders of which have the right to vote (or which are convertible or exchangeable into or exercisable for securities having the right to vote) with New Holdco's stockholders on any matter. There are no voting trusts or other agreements or understandings to which New Holdco or any of its Subsidiaries is a party with respect to the voting or registration of capital stock or other equity interest of New Holdco or any of its Subsidiaries. No Subsidiary of New Holdco owns any capital stock of New Holdco.

        Section 5.03    No Other Representations and Warranties.    Except for the representations and warranties contained in this Article V (including the related portions of the Disclosure Schedules), neither New Holdco nor any other Person has made or makes any other express or implied representation or warranty, either written or oral, on behalf of the New Holdco, including any representation or warranty as to the accuracy or completeness of any information regarding New Holdco furnished or made available to the Remington Parties and their Representatives or to AINC and its Representatives in any form in expectation of the transactions contemplated hereby or as to the future revenue, profitability or success of New Holdco, or any representation or warranty arising from statute or otherwise in law.

ARTICLE VI
COVENANTS

        Section 6.01    Conduct of Business Prior to the Closing.    From the date of this Agreement until the Closing, except as otherwise provided in this Agreement or any other Transaction Document or consented to in writing by AINC (which consent will not be unreasonably withheld or delayed), the Remington Companies and the Bennetts will: (i) conduct the business of the Remington Companies in the ordinary course of business consistent with past practice; and (ii) use reasonable best efforts to maintain and preserve intact the current organization, business and franchise of the Remington Companies and to preserve the rights, franchises, goodwill and relationships of their employees, customers, lenders, suppliers, regulators and others having business relationships with the Remington Companies. Without limiting the foregoing, from the date of this Agreement until the Closing Date, except as consented to in writing by AINC, the Remington Parties will and will cause the Remington Companies to:

        (a)   preserve and maintain all of their Permits;

        (b)   pay their debts, Taxes and other obligations when due, unless they are being contested in good faith by appropriate procedures;

        (c)   maintain the properties and assets owned, operated or used by the Remington Companies in the same condition as they were on the date of this Agreement, subject to reasonable wear and tear;

        (d)   continue in full force and effect without modification all Insurance Policies, except as required by applicable Law;

        (e)   defend and protect their properties and assets from infringement or usurpation;

        (f)    perform all of their obligations under all Management Contracts and all other Contracts relating to or affecting their revenues, properties, assets, or prospects;

        (g)   maintain their accounting and corporate books and records in accordance with past practice, except as otherwise required by Law or as a result of the Project Management Transactions;

        (h)   comply in all material respects with all applicable Laws; and

        (i)    not take or permit any action that would cause any of the changes, events or conditions described in Section 3.08 to occur.

        Section 6.02    Access to Information.    From the date of this Agreement until the Closing, the Remington Companies and the Bennetts will: (a) afford AINC and its Representatives full and free access to and the right to inspect all of the Real Property, properties, assets, premises, books and records, Management Contracts and other Contracts, and other documents and data, in each case to the extent related to the Remington Companies; (b) furnish AINC and its Representatives with such financial, operating and other data and information related to the Remington Companies as AINC or any of its Representatives may reasonably request; and (c) instruct the Representatives of the Remington Companies to cooperate with AINC in its investigation of the Remington Companies; provided that any such investigation will be conducted during normal business hours upon reasonable advance notice to the Bennetts and the Remington Companies and in such a manner as not to interfere unreasonably with the normal operations of the Remington Companies. No investigation by AINC or other information received by AINC will operate as a waiver or otherwise affect any representation, warranty or agreement given or made by the Remington Companies or the Bennetts in this Agreement or in any other Transaction Document. Notwithstanding anything to the contrary in this Agreement, none of the Bennetts or MJB Investments will be required to provide copies of their individual Tax Returns or workpapers with respect thereto.

        Section 6.03    No Solicitation by the Remington Companies or the Bennetts.

        (a)   None of the Remington Companies or the Bennetts will, and they will not authorize or permit any of their Affiliates or any their Representatives to, directly or indirectly: (i) encourage, solicit, initiate, facilitate or continue inquiries regarding a Remington Party Acquisition Proposal; (ii) enter into discussions or negotiations with, or provide any information to, any Person concerning a possible Remington Party Acquisition Proposal; (iii) enter into any agreements, arrangements, or understandings (whether or not binding) regarding a Remington Party Acquisition Proposal; or (iv) otherwise knowingly facilitate any effort or attempt to make a Remington Party Acquisition Proposal. The Bennetts and the Remington Companies will immediately cease and cause to be terminated, and will cause their Affiliates and all of their Representatives to immediately cease and cause to be terminated, all existing discussions or negotiations with any Persons conducted heretofore with respect to, or that could lead to, a Remington Party Acquisition Proposal.

        (b)   In addition to the other obligations under this Section 6.03, the Remington Companies and the Bennetts will promptly (and in any event within two Business Days after receipt thereof by any of the Remington Companies, the Bennetts or their Representatives) advise AINC orally and in writing of any

Remington Party Acquisition Proposal, any request for information with respect to any Remington Party Acquisition Proposal, or any inquiry with respect to or which could reasonably be expected to result in a Remington Party Acquisition Proposal, the material terms and conditions of such request, Remington Party Acquisition Proposal or inquiry, and the identity of the Person making the same.

        (c)   The Remington Companies and the Bennetts agree that the rights and remedies for noncompliance with this Section 6.03 will include having such provision specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any such breach or threatened breach will cause irreparable injury to AINC and that money damages would not provide an adequate remedy to AINC.

        Section 6.04    No Solicitation by AINC; No Adverse AINC Recommendation.

        (a)   AINC will not, and will not authorize or permit New Holdco, Merger Sub or any of its other Affiliates or any of its or their Representatives (including the Special Committee) to, directly or indirectly: (i) encourage, solicit, initiate, facilitate or continue inquiries regarding an AINC Acquisition Proposal; (ii) enter into discussions or negotiations with, or provide any information to, any Person concerning a possible AINC Acquisition Proposal; (iii) enter into any agreements, arrangements, or understandings (whether or not binding) regarding an AINC Acquisition Proposal; or (iv) otherwise knowingly facilitate any effort or attempt to make an AINC Acquisition Proposal. AINC will immediately cease and cause to be terminated, and will cause New Holdco, Merger Sub and their Affiliates and all of its and their Representatives to immediately cease and cause to be terminated, all existing discussions or negotiations with any Persons conducted with respect to, or that could lead to, an AINC Acquisition Proposal.

        (b)   Notwithstanding Section 6.04(a), from the date of this Agreement until the date that the Required Stockholder Vote has been obtained, following the receipt by AINC of an unsolicited bona fide written AINC Acquisition Proposal: (i) the AINC Board and the Special Committee will be permitted to participate in discussions regarding such AINC Acquisition Proposal solely to clarify the terms of such AINC Acquisition Proposal; and (ii) if the AINC Board determines in good faith: (A) that such AINC Acquisition Proposal constitutes or could reasonably be expected to lead to an AINC Superior Proposal; and (B) after consultation with outside legal counsel, that the failure to take the actions set forth in clauses (x) and (y) below with respect to such AINC Acquisition Proposal would be inconsistent with its duties to act in the best interests of AINC and its shareholders (other than the Bennetts), then AINC may, in response to such AINC Acquisition Proposal: (x) furnish access and non-public information with respect to AINC and its Affiliates to the Person that has made such AINC Acquisition Proposal; and (y) participate in discussions and negotiations regarding such AINC Acquisition Proposal.

        (c)   In addition to the other obligations under this Section 6.04, AINC will promptly (and, in any event, within 48 hours after receipt thereof by AINC or its Representatives) notify the Remington Parties orally and in writing if any inquiries, proposals or offers that could reasonably be expected to result in an AINC Acquisition Proposal are received by, any such information is requested from, or any such discussions or negotiation are sought to be initiated or continued with, it or any of its Representatives indicating, in connection with such notice, the name of such Person and the material terms and conditions of any proposals or offers (including, if applicable, copies of any written requests, proposals or offers, including proposed agreements) and thereafter will keep the Remington Parties informed, on a current basis, of the status and terms of any such proposals or offers (including any amendments thereto) and the status of any such discussions or negotiations, including any change in AINC's intentions as previously notified.

        (d)   Except as set forth in Section 6.04(e) and Section 6.04(f), the AINC Board or any committee thereof (including the Special Committee) will not: (i) withdraw, modify or amend AINC Recommendation in any manner adverse to the Remington Parties; (ii) approve, endorse or recommend an AINC Acquisition Proposal; or (iii) at any time following receipt of an AINC Acquisition Proposal, fail to reaffirm its approval or recommendation of this Agreement and the Transactions as promptly as practicable (but in any event within five Business Days after receipt of any reasonable written request to do so from the Bennetts) (any of the above, an "Adverse AINC Recommendation").

        (e)   Notwithstanding the foregoing, the AINC Board or the Special Committee may, at any time before obtaining the Required Stockholder Vote, to the extent it determines in good faith, after consultation with outside legal counsel, that failure to take such action would be inconsistent with its duties to act in the best interests of AINC and its shareholders (other than the Bennetts), in response to an AINC Superior Proposal received by the AINC Board or the Special Committee, make an Adverse AINC Recommendation, but only if:

            (i)  AINC has first provided the Remington Parties prior written notice, at least three Business Days in advance, that it intends to make such Adverse AINC Recommendation and is prepared to terminate this Agreement to enter into a Contract with respect to an AINC Superior Proposal, which notice will include the material terms and conditions of the transaction that constitutes such AINC Superior Proposal, the identity of the Person making such AINC Superior Proposal, and copies of any Contracts that are proposed to be entered into with respect to such AINC Superior Proposal; and

           (ii)  during the three Business Days after the receipt of such notice (it being understood and agreed that any material change to the financial or other terms and conditions of such AINC Superior Proposal will require an additional notice to the Remington Parties of a two Business Day period that may, in whole or in part, run concurrently with the initial three Business Day period), AINC has, and has caused its Representatives to, negotiate with the Remington Parties in good faith (to the extent the Remington Parties desire to negotiate) to make such adjustments in the terms and conditions of this Agreement and the other Transaction Documents so that there is no longer a basis for such AINC Acquisition Proposal to constitute an AINC Superior Proposal.

        (f)    Notwithstanding the foregoing, the AINC Board may, at any time before obtaining the Required Stockholder Vote, to the extent it determines in good faith, after consultation with outside legal counsel, that failure to take such action would be inconsistent with its duties to act in the best interests of AINC and its shareholders (other than the Bennetts), in response to an AINC Intervening Event, make an Adverse AINC Recommendation, but only if:

            (i)  AINC has first provided the Remington Parties prior written notice, at least three Business Days in advance, that it intends to make such Adverse AINC Recommendation; and

           (ii)  during the three Business Days after the receipt of such notice, AINC has, and has caused its Representatives to, negotiate with the Bennetts in good faith (to the extent the Bennetts desire to negotiate) to make such adjustments in the terms and conditions of this Agreement and the other Transaction Documents so that there is no longer a basis for such withdrawal, modification or amendment.

        (g)   Nothing contained in this Section 6.04 will be deemed to prohibit the AINC Board from disclosing to the stockholders of AINC a position contemplated by Rules 14d-9 and 14e-2 promulgated under the Exchange Act, provided, that if such disclosure does not reaffirm AINC Recommendation or has the substantive effect of withdrawing or adversely modifying AINC Recommendation, such disclosure will be deemed to be an Adverse AINC Recommendation (it being understood that any "stop, look or listen" communication that contains only the information set forth in Rule 14d-9(f) will not be deemed to be an Adverse AINC Recommendation).

        (h)   AINC agrees that the rights and remedies for noncompliance with this Section 6.04 will include having such provision specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any such breach or threatened breach will cause irreparable injury to the Remington Parties and that money damages would not provide an adequate remedy to the Remington Parties.

        Section 6.05    Notice of Certain Remington Events.

        (a)   From the date of this Agreement until the Closing, the Remington Companies and the Bennetts will promptly notify AINC in writing of:

            (i)  any fact, circumstance, event or action the existence, occurrence or taking of which: (A) has had, or could reasonably be expected to have, individually or in the aggregate, a Remington Material Adverse Effect; (B) has resulted in, or could reasonably be expected to result in, any representation or warranty made by any of the Remington Companies or the Bennetts under this Agreement not being true and correct; or (C) has resulted in, or could reasonably be expected to result in, the failure of any of the conditions set forth in Section 8.02 to be satisfied;

           (ii)  any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the Transactions;

          (iii)  any notice or other communication from any Governmental Authority in connection with the Transactions; and

          (iv)  any Actions commenced or, to the Bennetts' Knowledge, threatened against, relating to or involving or otherwise affecting the Remington Companies or the Bennetts that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 3.16 or that relates to the consummation of the Transactions.

        (b)   AINC's receipt of information pursuant to this Section 6.05 will not operate as a waiver or otherwise affect any representation, warranty or agreement given or made by any of the Remington Companies or the Bennetts in this Agreement (including Section 10.01(b)) or in any other Transaction Document and will not be deemed to amend or supplement the Disclosure Schedules.

        (c)   From time to time prior to the Closing, the Remington Companies and the Bennetts will have the right (but not the obligation) to supplement or amend the Disclosure Schedules hereto with respect to any matter hereafter arising or of which it becomes aware after the date of this Agreement (each a "Remington Schedule Supplement"). Any disclosure in any such Remington Schedule Supplement will not be deemed to have cured any inaccuracy in or breach of any representation or warranty contained in this Agreement, including for purposes of termination rights contained in this Agreement or of determining whether or not the conditions set forth in Section 8.02 have been satisfied; provided, however, that if AINC has the right to, but does not elect to, terminate this Agreement within seven Business Days of its receipt of such Remington Schedule Supplement, then AINC will be deemed to have irrevocably waived any right to terminate this Agreement with respect to such matter.

        Section 6.06    Confidentiality.    From and after the Closing, the Bennetts will hold, and will cause their Affiliates (excluding for purposes of this Section 6.06, if applicable, AINC and its Affiliates) to hold, and will use their best efforts to cause their respective Representatives to hold, in confidence and to use only for the benefit of AINC, New Holdco, Merger Sub, the Remington Companies, and their Affiliates, any and all information, whether written or oral, concerning the Remington Companies, except to the extent that the Bennetts can show that such information (a) is generally available to and known by the public through no fault of the Bennetts, any of their Affiliates or their respective Representatives; (b) is lawfully acquired by the Bennetts, any of their Affiliates or their respective Representatives from and after the Closing from sources that are not prohibited from disclosing such information by a legal, contractual or fiduciary obligation; or (c) is relevant to a Tax audit, examination, litigation, or proceeding or to the filing of a Tax Return. If the Bennetts or any of their Affiliates or their respective Representatives are compelled to disclose any such information by judicial or administrative process or by other requirements of Law, the Bennetts will promptly notify AINC in writing and will disclose only that portion of such information that the Bennetts, as applicable, are advised by their counsel in writing is legally required to be disclosed, provided that the Bennetts, as applicable, will use their reasonable best efforts to obtain an appropriate protective order or other reasonable assurance that confidential treatment will be accorded such information.

        Section 6.07    Governmental Approvals and Consents; Cooperation.

        (a)   Upon the terms and subject to the conditions set forth in this Agreement, each of the Remington Parties, the Remington Companies, AINC, New Holdco, and Merger Sub will use their reasonable best efforts to promptly: (i) take, or to cause to be taken, all actions, and to do, or to cause to be done, and to assist and cooperate with the other Parties in doing all things reasonably necessary, proper or advisable under applicable Law or otherwise to consummate and make effective the Transactions; (ii) obtain from any Governmental Authorities and any third parties any actions, non-actions, clearances, waivers, consents, approvals, permits or orders required to be obtained by the Bennetts, the Remington Companies, AINC, New Holdco, or Merger Sub in connection with the authorization, execution, delivery and performance of this Agreement and the other Transaction Documents and the consummation of the Transactions; and (iii) make all registrations, filings, notifications or submissions which are necessary or advisable, and thereafter make any other required submissions, with respect to this Agreement and the other Transaction Documents and the Transactions required under (A) any applicable federal or state securities Law and (B) any other applicable Law.

        (b)   Notwithstanding the foregoing or any other provision of this Agreement, nothing contained in this Agreement will require or obligate any of the Parties or the Remington Companies to: (i) pay or commit to pay any material amount of cash or other consideration, or incur or commit to incur any material liability or other obligation, in connection with obtaining any authorization, consent, order, registration or approval; or (ii) except as provided in Article VI agree or otherwise be required to sell, divest, dispose of, license, hold separate, or take or commit to take any action that limits in any material respect their respective freedom of action with respect to, or its ability to retain, any businesses, products, rights, services, licenses, or assets of such Party or any of their respective Affiliates, or any interest therein.

        (c)   Each of the Parties will: (i) subject to any restrictions under any applicable Law, to the extent practicable, promptly notify each other Party of any communication to the first such Party from any Governmental Authority with respect to this Agreement or the other Transaction Documents or the Transactions and permit the other Parties to review in advance any proposed written communication to any Governmental Authority; (ii) respond as promptly as reasonably practicable to any inquiries received from, and supply as promptly as reasonably practicable any additional information or documentation that may be requested by any Governmental Authority in respect of any registrations, declarations and filings with respect to this Agreement or the other Transaction Documents or the Transactions; (iii) unless required by applicable Law, not agree to participate in any meeting with any Governmental Authority in respect of any filings, investigation or other inquiry with respect to this Agreement or the other Transaction Documents or the Transactions unless it consults with the other Parties in advance and, to the extent not prohibited by applicable Law or such Governmental Authority, gives the other Parties the opportunity to attend and participate thereat, in each case to the extent practicable; (iv) subject to any restrictions under any applicable Law, furnish the other Parties with copies of all correspondence, filings and communications (and memoranda setting forth the substance thereof) between it and its Affiliates and their respective Representatives on the one hand, and any Governmental Authority or members of its staff on the other hand, with respect to this Agreement or the other Transaction Documents or the Transactions (excluding any documents and communications that are subject to preexisting confidentiality agreements, the attorney client privilege or work product doctrine); and (v) furnish the other Parties with such necessary information and reasonable assistance as such other Parties and their Affiliates may reasonably request in connection with their preparation of necessary filings, registrations, or submissions of information to any Governmental Authorities in connection with this Agreement and the other Transaction Documents and the Transactions; provided, however, that clauses (i) through (iv) above shall not apply to the Bennetts or MJB Investments with respect to any communication, inquiry, meeting, correspondence, filings or communications to the extent related to Taxes or Tax Returns unless such communication, inquiry, meeting, correspondence, filing or communication could reasonably be expected to have, or is related or relevant to any Tax Claim or other Action that could reasonably be expected to have, an adverse effect on any AINC Party.

        Section 6.08    Stockholder Meeting; Proxy Statement.

        (a)   AINC will take all action necessary in accordance with the MGCL and AINC's Organizational Documents to establish a record date for, duly and promptly call, give notice of, convene and hold the Stockholder Meeting. AINC will cause the Stockholder Meeting to be held as promptly as reasonably practicable after the mailing of the Proxy Statement. As to be further provided in the Merger Agreement, AINC will, as promptly as reasonably practicable after the date of this Agreement, prepare and file a preliminary Proxy Statement with the SEC as part of the registration statement to be filed with the SEC relating to the registration of the New Holdco Stock to be issued upon the effectiveness of the Merger. AINC will respond to any comments of the SEC or its staff with respect to the Proxy Statement and use its reasonable best efforts to cause the Proxy Statement to be cleared by the SEC as promptly as reasonably practicable. AINC will recommend (subject to Section 6.04(d), Section 6.04(e) and Section 6.04(f)) that the stockholders of AINC authorize and approve this Agreement and the Transactions in accordance with § 2-507 of the MGCL (the "AINC Recommendation") at the Stockholder Meeting, and AINC will include the AINC Recommendation in the Proxy Statement (subject to Section 6.04(d), Section 6.04(e) and Section 6.04(f)), and, subject to Section 6.04(d), Section 6.04(e) and Section 6.04(f), will use its reasonable best efforts to solicit from AINC's stockholders proxies in favor of the adoption of this Agreement and the Transactions. If, at any time prior to the Stockholder Meeting any information relating to the Remington Parties or AINC or any of their respective Affiliates should be discovered that should be set forth in an amendment or supplement to the Proxy Statement so that the Proxy Statement does not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading, the Party that discovers such information will promptly notify the other Parties and, to the extent required by Law will disseminate an appropriate amendment thereof or supplement thereto describing such information to the stockholders of AINC. Notwithstanding the immediately preceding sentence, each of AINC, the Remington Companies, and the Remington Parties agrees and covenants that: (i) none of the information with respect to such Party supplied or to be supplied by such Party for inclusion in the Proxy Statement contains or will contain any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading; and (ii) prior to AINC filing the preliminary Proxy Statement with the SEC, such Party will review the preliminary Proxy Statement and represent that the Proxy Statement does not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.

        (b)   The Remington Companies and the Remington Parties agree to cooperate with AINC in the preparation of the Proxy Statement and, as promptly as practicable following the date of this Agreement, will furnish AINC with all information relating to it and required pursuant to the Exchange Act rules and regulations promulgated thereunder to the set forth in the Proxy Statement. AINC will promptly notify the Remington Parties of the receipt of any comments from the SEC or its staff and of any request by the SEC or its staff for amendments or supplements to the Proxy Statement or for additional information and will promptly supply the Remington Parties with copies of all correspondence between AINC or any of its Representatives, on the one hand, and the SEC or its staff, on the other hand, with respect to the Proxy Statement. Each of the Parties agrees to use its reasonable best efforts, after consultation with the other Parties, to respond promptly to all such comments of and requests by the SEC. No filing of, or amendment or supplement to, or correspondence to the SEC or its staff, with respect to the Proxy Statement will be made by AINC without providing the Remington Parties a reasonable opportunity to review and propose comments on the Proxy Statement.

        Section 6.09    Books and Records.

        (a)   In order to facilitate the resolution of any claims made against or incurred by the Remington Companies, the Bennetts or MJB Investments, or for any other reasonable purpose, for a period of five years after the Closing, AINC will:

            (i)  retain the books and records (including personnel files) of the Remington Companies relating to periods prior to the Closing in a manner reasonably consistent with the prior practices of the Remington Companies; and

           (ii)  upon reasonable notice, afford the Representatives of the Bennetts reasonable access (including the right to make, at the Bennetts' expense, photocopies), during normal business hours, to such books and records;

provided, however, that any books and records related to Tax matters will be retained pursuant to the periods set forth in Article VII.

        (b)   In order to facilitate the resolution of any claims made by or against or incurred by AINC or Remington after the Closing, or for any other reasonable purpose, for a period of five years following the Closing, the Bennetts will:

            (i)  retain the books and records (including personnel files) of the Bennetts that relate to the Remington Companies and the operations of the Remington Companies for periods prior to the Closing; and

           (ii)  upon reasonable notice, afford the Representatives of AINC or the Remington Companies reasonable access (including the right to make, at AINC's expense, photocopies), during normal business hours, to such books and records;

provided, however, that any books and records related to Tax matters will be retained pursuant to the periods set forth in Article VII.

        (c)   No Party will be obligated to provide any other Party with access to any books or records (including personnel files) pursuant to this Section 6.09 to the extent such access would violate any applicable Law.

        Section 6.10    Closing Conditions.    From the date of this Agreement until the Closing, each Party will take such actions as are necessary to expeditiously satisfy the closing conditions set forth in Article VIII.

        Section 6.11    Public Announcements.    Unless otherwise required by applicable Law or stock exchange requirements (based upon the reasonable advice of counsel), no Party will make any public announcements in respect of this Agreement or the Transactions or otherwise communicate with any news media without the prior written consent of the other Parties (which consent will not be unreasonably withheld or delayed), and the Parties will cooperate as to the timing and contents of any such announcement.

        Section 6.12    Further Assurances.    Following the Closing, each of the Parties will, and will cause their respective Affiliates to, execute and deliver such additional documents, instruments, conveyances and assurances and take such further actions as may be reasonably required to carry out the provisions of this Agreement and the other Transaction Documents and give effect to the Transactions.

        Section 6.13    Knowledge of the Parties.

        (a)   The Remington Parties will not have any right to: (a) terminate this Agreement under Section 10.01(c); (b) assert or claim that any condition to their obligations to consummate the Transactions has not been fulfilled; or (c) claim any damage or seek any other remedy at Law or in equity: (i) for any breach of or inaccuracy in any representation or warranty made by AINC, New Holdco or Merger Sub; or (ii) any breach of any covenant or agreement by AINC, New Holdco or Merger Sub, in each case, to the extent: (x) the Bennetts had Knowledge of any facts or circumstances that constitute or give rise to such breach of or inaccuracy in such representation or warranty or would proximately or directly cause any such condition not to be fulfilled as of the date of this Agreement; or (y) the breach of such covenant or agreement by AINC or the failure to be fulfilled of any such condition was: (1) substantially caused by any action or omission on the part of the Remington Parties; or (2) intentionally permitted to occur, although such breach or failure to be fulfilled could have been prevented, by the Remington Parties.

        (b)   AINC will not have any right to: (a) terminate this Agreement under Section 10.01(a); (b) assert or claim that any condition to its obligations to consummate the Transactions has not been fulfilled; or (c) claim any damage or seek any other remedy at Law or in equity: (i) for any breach of or inaccuracy in any representation or warranty made by the Bennetts or the Remington Companies; or (ii) any breach of any covenant or agreement by the Bennetts or the Remington Companies, in each case, to the extent: (x) AINC had Knowledge of any facts or circumstances that constitute or give rise to such breach of or inaccuracy in such representation or warranty or would proximately or directly cause any such condition not to be fulfilled as of the date of this Agreement; or (y) the breach of such covenant or agreement by the Bennetts or the Remington Companies or the failure to be fulfilled of any such condition was: (1) substantially caused by any action or omission on the part of AINC (without any substantial participation by Monty J. Bennett); or (2) intentionally permitted to occur, although such breach or failure to be fulfilled could have been prevented, by AINC, unless Monty J. Bennett substantially participated in permitted such breach or failure to be fulfilled to occur.

        Section 6.14    Indemnification and Insurance.

        (a)   The Organizational Documents of the Remington Companies will, for a period of six years after the Closing, contain provisions no less favorable, in all material respects, to the Persons covered thereby on the date hereof with respect to exculpation, indemnification and advancement of expenses than as set forth in the Organizational Documents of the Remington Companies, respectively, as of the date of this Agreement.

        (b)   Prior to the Closing, Remington may purchase "tail" insurance coverage covering the respective directors and officers of the Remington Companies (as applicable) as of the Closing through six years after the Closing and providing coverage not materially less favorable than the coverage afforded by the current directors and officers liability insurance policies maintained by Remington.

        (c)   Prior to the Closing, AINC may purchase insurance coverage covering the directors and officers of AINC as of the Closing and such coverage will include such terms as may be reasonably agreed between AINC and the Remington Parties prior to the Closing.

        (d)   As a separate and independent obligation, AINC hereby guarantees the payment and performance by Remington of its obligations pursuant to this Section 6.14 and pursuant to the contractual agreements entered into by Remington prior to the date hereof relating to indemnification of directors and officers of Remington and set forth in Schedule 6.14(d) (the "Existing Indemnification

Agreements"). From and after the Closing, AINC will cause Remington to comply with all of its obligations under this Section 6.14 and under the Existing Indemnification Agreements.

        (e)   In the event any Remington Company or any of their successors or assigns (i) consolidates with or merges into any other Person and will not be the continuing or surviving corporation or entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, in any such case, proper provision will be made so that the successors and assigns of the Remington Companies will assume the obligations set forth in this Section 6.14.

ARTICLE VII
TAX MATTERS

        Section 7.01    Tax Covenants.

        (a)   The Parties intend that (i) the Exchanges will be treated as part of a single plan and will qualify as an exchange under § 351 of the Code, (ii) the Remington Contribution will be governed by "Situation 3" of Revenue Ruling 84-111, and (iii) in this connection, for U.S. federal income tax purposes (and applicable state and local tax purposes), (A) the holders of AINC Stock for U.S. federal income tax purposes (or state and local tax purposes, as applicable) will be treated as transferring their AINC Stock to New Holdco pursuant to the Merger, (B) Archie Bennett, Jr., his spouse, Monty J. Bennett (and/or, with respect to any applicable state or local tax law under which MJB Investments is a regarded entity, MJB Investments), Cowen and Welter will be treated as transferring the Transferred Securities to New Holdco, (C) New Holdco will be treated as receiving the assets of the Remington Companies (other than Remington Lodging and Hospitality—Linthicum LLC, Remington Lodging and Hospitality—Annapolis LLC and, if applicable, RHC), subject to the applicable liabilities thereof, pursuant to the Remington Contribution Agreement from Archie Bennett, Jr. and his spouse, Monty J. Bennett (and/or, with respect to any applicable state or local tax law under which MJB Investments is a regarded entity, MJB Investments), Cowen and Welter, (D) Archie Bennett, Jr., his spouse and Monty J. Bennett (and/or, with respect to any applicable state or local tax law under which MJB Investments is a regarded entity, MJB Investments) will be treated as receiving their New Holdco Preferred Stock in exchange for their interests in Remington, the General Partner and Marietta Leasehold LP and their AINC Series B Preferred Stock, and (E) Cowen and Welter will be treated as receiving their New Holdco Preferred Stock in exchange for their interests in Marietta Leasehold LP. The Parties agree (and AINC agrees to cause the AINC Parties) to report the consummation of such transactions as such for federal income tax (and applicable state and local tax) purposes. The Parties will (and AINC will cause the AINC Parties to) duly file their respective tax returns for the taxable year including the Closing Date containing the information required under Treasury Regulation § 1.351-3. The Parties will cooperate with each other in timely providing the information necessary for the filing of such information and, if requested by the other Parties, will consult with each other in good faith in preparing such information. Notwithstanding any other provision in this Agreement, none of the Parties will take (and, in the case of AINC, AINC will cause the AINC Parties to not take) a position inconsistent with the treatment described in this Section 7.01(a) on any Tax Return, or otherwise, except (1) as otherwise required pursuant to a "determination" within the meaning of § 1313(a) of the Code (or any comparable provision of any foreign, state, local or foreign law), (2) subject to Section 7.01(b), to the extent required as a result of a change in Tax Law (or the clarification or interpretation thereof by a taxing authority in the form of published guidance) after the date of this Agreement, or (3) with the prior written consent of each Bennett Appointee and AINC (or its applicable permitted successor or assign pursuant to Section 11.06), which consent may be withheld in such Party's sole discretion. Each Party will promptly notify the other Parties upon receipt of written notice by such Party (or, in the case of AINC, by any AINC Party) that any Governmental Authority is challenging, or requesting information regarding, such tax treatment or the treatment described in Section 7.01(b). For purposes of this Article VII, for the avoidance of doubt, any action or position taken by any consolidated, combined, unitary or similar group including any Party shall also be deemed to be taken by such Party.

        (b)   Prior to any AINC Party (or any consolidated, combined, unitary or similar group including any AINC Party) or any other Party taking any position on a Tax Return or in connection with any Tax Claim or Action or any federal income tax position reflected in audited financial statements that, in any of the foregoing cases (i) is inconsistent with the treatment of the Bennetts, Cowen, Welter, and MJB Investments as not recognizing any gain or income pursuant to the Transactions (other than with respect to any cash received by the Remington WC Parties as a Closing Adjustment or Post-Closing Adjustment pursuant to Section 2.06 or the payment for the Non-Compete in accordance with Section 7.01(f)), (ii) is taken pursuant to clause (2) of Section 7.01(a) (relating to a change in, or clarification or interpretation of, the Tax Law), or (iii) could reasonably be expected to otherwise adversely affect the tax treatment to any Party (other than an AINC Party) of the Transactions or the New Holdco Stock in any material respect, New Holdco (in the case of a position taken by any AINC Party or any consolidated, combined, unitary or similar group including any AINC Party) or such other Party, as applicable, shall notify each Bennett Appointee and AINC of such position and give each Bennetts Appointee a reasonable opportunity to dispute such position. The Parties shall, and New Holdco shall cause the AINC Parties to, cooperate in good faith to resolve any such dispute. In addition, if Monty J. Bennett ceases to be the principal executive officer of New Holdco prior to the Second Tax Year End, New Holdco shall use commercially reasonable efforts to cause each preferred distribution on the New Holdco Preferred Stock made during or after the calendar year that Monty J. Bennett ceases to be the principal executive officer of New Holdco and on or prior to the Second Tax Year End to be funded by distributions made by New Holdco's direct or indirect operating subsidiaries out of earnings and profits to the extent of such operating subsidiaries' earnings and profits, except to the extent both Bennett Appointees provide prior written consent for alternative funding.

        (c)   Prior to the Closing, without the prior written consent of AINC, which consent will not be unreasonably withheld, delayed or conditioned, Remington (and its Representatives) will not, and will not permit any other Remington Company to: (i) make, change or rescind any Tax election of a Remington Company that would be binding on such Remington Company for a Post-Closing Tax Period or could reasonably be expected to adversely affect the AINC Parties, other than in the ordinary course of business consistent with past practice (or as otherwise required by Law or expressly contemplated by the Transaction Documents); (ii) amend any Tax Return of any of the Remington Companies (including by administrative adjustment request) to the extent such amendment would have the effect of increasing the Tax liability or reducing any Tax asset of the AINC Parties in respect of any Post-Closing Tax Period, other than in the ordinary course of business consistent with past practice (or as otherwise required by Law or expressly contemplated by the Transaction Documents); (iii) enter into an agreement extending the statute of limitations relating to a Pre-Closing Tax Period of any Remington Company other than in the ordinary course of business consistent with past practice; (iv) enter into a closing agreement with any Governmental Authority with respect to any Tax matter that will be binding on any of the Remington Companies after the Closing with respect to a Post-Closing Tax Period; (v) seek a private letter ruling from the Internal Revenue Service or other Governmental Authority relating to any Tax matter of the Remington Companies (other than the Private Letter Ruling) that would be binding on any of the Remington Companies after the Closing with respect to a Post-Closing Tax Period; or (vi) settle or compromise any Tax liability, other than in the ordinary course of business consistent with past practice. Prior to the Closing, the Remington Companies will timely pay all Taxes due and payable by them.

        (d)   All transfer, documentary, sales, use, stamp, registration, value added and other similar Taxes and similar fees (including any penalties and interest thereon and including any real property transfer Tax and any other similar Tax) (each, a "Transfer Tax") incurred in connection with the Remington Contribution Transaction will be borne and paid by Archie Bennett, Jr. and MJB Investments (on behalf of themselves or their Affiliates), as applicable and subject to Section 11.01, when due, and all Transfer Taxes incurred in connection with the Merger and any restructuring of the New Holdco and AINC group or the assets thereof will be borne and paid by AINC when due. Archie Bennett, Jr. and MJB Investments (on behalf of themselves or their Affiliates), and the AINC Parties, as applicable, will cooperate to timely file any Tax Return or other document with respect to such Transfer Taxes, and the expense of filing such Tax Returns or other documents ("Transfer Tax Return Expenses") will be borne by the party responsible for paying the applicable tax (subject to Section 11.01).

        (e)   The Remington Parties will prepare, or cause to be prepared, and timely file, or caused to be timely filed, all Tax Returns required to be filed by any Remington Company on or before the Closing Date (taking into account any applicable extensions). Subject to the limitations of Section 7.01(c), all such Tax Returns shall be prepared in accordance with the past practice of the Remington Companies and without a change of any election or any accounting method except, in each case, as otherwise required by applicable Law or to be consistent with the Transaction Documents. The Bennett Appointee will submit to New Holdco for its review any such Tax Return that is an IRS Form 1065 prior to the filing thereof and will consider in good faith any comments made by New Holdco thereto. The Bennett Appointee will submit to New Holdco any such income, franchise or similar Tax Return (other than an IRS Form 1065) prior to, or as soon as practicable after, the filing thereof. New Holdco will prepare, or cause to be prepared, and timely file, or cause to be timely filed, all Tax Returns required to be filed by any Remington Company after the Closing Date (taking into account any applicable extensions) that have not been filed before the Closing (including, for this purpose, any Schedules K-1 (or similar state, local or foreign schedules or Tax Returns) required to be provided to partners/members with respect to such Tax Returns). All such Tax Returns (including, for the avoidance of doubt, any applicable Schedules K-1 (or similar state, local or foreign schedules or Tax Returns)) for a Pre-Closing Tax Period or Straddle Period will be prepared in accordance with the past practice of the Remington Companies, without a change of any election or any accounting method (except, in each case, as otherwise required by applicable Law, required to consummate the Transactions, or consented to by both Bennett Appointees), and in a manner consistent with the Transaction Documents. New Holdco will submit to the Bennett Appointees for their review and approval any such Tax Return that is an income, franchise or similar Tax Return (including, for the avoidance of doubt, any applicable IRS Form 1065, any applicable Schedules K-1 (or similar state, local or foreign schedules or Tax Returns) and any statement provided by reason of a Section 6226 Election) prior to the filing thereof as soon as practicable prior to the due date thereof (including extensions). The costs of preparation of such Tax Returns will be borne and paid by New Holdco (subject to the Transition Cost Sharing Agreement). If either Bennett Appointee objects to any item on, or otherwise has any objections with respect to, any such income, franchise or similar Tax Return for a Pre-Closing Tax Period or Straddle Period prepared (or caused to be prepared) by New Holdco, such Bennett Appointee will, within 20 days after delivery of such Tax Return, notify New Holdco in writing that such Bennett Appointee so objects, specifying with particularity any such item or other objection and stating the specific factual or legal basis for any such objection. If a notice of objection will be duly delivered, New Holdco and such Bennett Appointee will negotiate in good faith and use their reasonable best efforts to resolve such items or other objections. If New Holdco and the Bennett Appointees are unable to reach such agreement within ten Business Days after receipt by New Holdco of such notice, the disputed items or objections will be resolved by the Independent Accountant and any determination by the Independent Accountant will be final. The Independent Accountant will resolve any disputed items and objections within 20 days of having the dispute referred to it pursuant to such procedures as it may require. If the Independent Accountant is unable to resolve any disputed items or objections before the due date for such Tax Return, New Holdco will cause the Tax Return to be timely filed reflecting any changes requested by the Bennett Appointees (to the extent both Bennett Appointees agree to such change), and then amended to reflect the Independent Accountant's resolution, to the extent such resolution differs from the Tax Return originally filed by New Holdco (or AINC Party, as applicable). The costs, fees and expenses of the Independent Accountant will be borne by New Holdco and the Bennetts in the same proportion by which their respective positions as initially presented to the Independent Accountant (based on the aggregate of all differences taken as a whole) differs from the final resolution as determined by the Independent Accountant. To the extent permitted by applicable Law, the Bennetts (and/or, with respect to any applicable state or local tax law under which MJB Investments is a regarded entity, MJB Investments), Cowen and Welter will include any income, gain, loss, deduction or other tax items of Remington or Marietta Leasehold LP for all Pre-Closing Tax Periods on their U.S. federal income Tax Returns (and, as appropriate, applicable state and local income Tax Returns) in a manner consistent with the Tax Schedules furnished by Remington or Marietta, as applicable, to the Bennetts (and/or MJB Investments), Cowen and Welter after the Closing Date for such periods; provided that the Bennetts and MJB Investments shall not be required to report income, gain, loss, deduction or other tax items consistently with any Schedule K-1 if any AINC Party breached any provision of this Agreement (including this Article VII) in connection with the preparation or delivery of such Schedule K-1 or any associated Tax Return (including any associated IRS Form 1065) or the resolution of any related Tax Claim and such breach materially prejudiced the ability of the Bennett Appointees or MJB Investments to directly or indirectly affect the contents of such Schedule K-1. No election (if available) comparable to the election under Section 706 of the Code, or Treasury Regulation Section 1.1502-76(b)(2)(ii), for the ratable allocation of income shall be made with respect to any Remington Company for the taxable year in which the Closing takes place, without the prior written consent of the Bennett Appointees and AINC. The Parties agree that, except as otherwise agreed to in writing by both of the Bennetts, to the maximum extent permitted under applicable Tax law, any deduction resulting from a payment made by any Remington Company in connection with the Closing or the Transactions shall be treated as a deduction for the Pre-Closing Tax Period. Notwithstanding anything to the contrary in this Article VII, subject to the Transition Cost Sharing Agreement, none of the AINC Parties will have the right to prepare or file any Tax Return of Kylemore Investments, LP (including any Tax Return for an affiliated, combined, consolidated, unitary or similar group that includes Kylemore Investments, LP).

        (f)    The Parties agree that the value of the Non-Compete for U.S. federal income tax purposes and all other applicable purposes is $10,000. Of this $10,000 value, an amount equal to $5,000 is allocable to Archie Bennett, Jr., and an amount equal to $5,000 is allocable to Monty J. Bennett. The consideration paid by the AINC Parties for such Non-Compete is the reimbursement by New Holdco to the Remington WC Parties of an applicable portion of the Transaction Costs under Section 11.01 that are reimbursed (rather than paid directly by New Holdco) in an amount equal to the Non-Compete Value. Notwithstanding any other provision in this Agreement or the other Transaction Documents, none of the Parties will take (and AINC shall cause each AINC Party to not take) any position on any Tax Return, or otherwise, that is inconsistent with this Section 7.01(f), except (i) as otherwise required pursuant to a "determination" within the meaning of § 1313(a) of the Code (or any comparable provision of any state, local or foreign law) or (ii) with the prior written consent of each Bennett Appointee and AINC (or its applicable permitted successor or assign pursuant to Section 11.06); provided that each of the AINC Parties, the Bennett Appointees and MJB Investments shall be entitled to settle any deficiency or adjustment proposed by any taxing authority resulting from a challenge to such treatment (after providing written notice of the proposed settlement to the others) to the extent such settlement is not binding on (and could not otherwise adversely affect) Archie Bennett, Jr. (other than in the case of a settlement by Archie Bennett, Jr.), Monty J. Bennett (other than in the case of a settlement by Monty J. Bennett or MJB Investments), MJB Investments (other than in the case of a settlement by Monty J. Bennett or MJB Investments) or the AINC Parties (other than in the case of a settlement by any of the AINC Parties). The AINC Parties and each Bennett Appointee will promptly notify each other upon receipt of written notice by such Party (or, in the case of AINC, any of the AINC Parties) that any Governmental Authority is challenging, or requesting information regarding, the treatment described in this Section 7.01(f).

        (g)   The AINC Parties, Cowen, Welter, MJB Investments and the Bennetts will not knowingly (and, as applicable, will cause their respective subsidiaries to not): (i) take any action, or fail to take any action, as a result of which the Exchanges would fail to qualify as an exchange described in § 351 of the Code (and any comparable provisions of applicable state or local law) or the Merger would fail to qualify as a reorganization within the meaning of § 368(a); or (ii) enter into any contract, agreement, commitment or arrangement to take or fail to take any such action; provided that each Party may undertake any transaction expressly contemplated in the Transaction Documents. Each of the AINC Parties, Cowen, Welter, MJB Investments and the Bennetts will use commercially reasonable efforts (and, as applicable, cause their respective subsidiaries to use commercially reasonable efforts) to cause the Exchanges to qualify as an exchange described in § 351 of the Code (and any comparable provisions of applicable foreign, state or local law) and the Merger to qualify as a reorganization within the meaning of § 368(a).

        (h)   Upon the request of the Bennett Appointees, New Holdco will cause the applicable Remington Company to make a Section 6226 Election (and follow the procedures required in connection with such election) with respect to any imputed underpayment (within the meaning of Section 6225 of the Code or a similar provision of state or local law) relating to a Remington Company for a Pre Closing Tax Period or Straddle Period.

        Section 7.02    Prohibited Actions.    Subject to and to the extent not inconsistent with Section 7.05, without the prior written consent of the Bennett Appointees (which consent will not be unreasonably delayed, conditioned or withheld), the AINC Parties will not (and will cause their Affiliates, subsidiaries and any Partnership Representative (other than a Bennett Appointee), and their respective Representatives, to not): (a) amend any Tax Return of any Remington Company for a Pre-Closing Tax Period or Straddle Period (including by administrative adjustment request), file a Tax Return of a Remington Company for a Pre-Closing Tax Period in a jurisdiction where such Remington Company has not historically filed Tax Returns, or file a Tax Return for a Remington Company with respect to a Pre-Closing Tax Period or Straddle Period other than in accordance with Section 7.01(e); (b) initiate contact with taxing authorities regarding Taxes, Tax Returns or Tax items of any Remington Company with respect to any Pre-Closing Tax Period, other than with respect to Tax Returns required to be filed by New Holdco pursuant to Section 7.01(e) (with respect to which New Holdco shall first consult with the Bennett Appointees regarding such contact prior to making such contact); (c) make any voluntary disclosures with respect to Taxes or Tax items of any Remington Company for any Pre-Closing Tax Period, other than with respect to Tax Returns required to be filed by New Holdco pursuant to Section 7.01(e) (with respect to which New Holdco shall first consult with the Bennett Appointees regarding such voluntary disclosure prior to making such voluntary disclosure); (d) make or change any Tax election, adopt or change any accounting method or convention, or take any Tax position on any Tax Return, that could reasonably be expected to result in any increased Tax liability, income or gain, or reduction of any Tax deduction, loss or other Tax asset of a Remington Company or the Bennetts for a Pre-Closing Tax Period, except in the ordinary course of business in a manner consistent with the past practice of the Remington Companies; (e) make any Tax election that has retroactive effect to any Pre-Closing Tax Period of any Remington Company; (f) otherwise take any action to the extent such action could reasonably be expected to create or increase a claim with respect to this Agreement with respect to Taxes, or could reasonably be expected to increase the taxable income or gain (or decrease the taxable losses, credits or deductions) allocated to the Bennetts or any Remington Company with respect to a Pre-Closing Tax Period; (g) enter into a settlement agreement with the IRS in respect of the Remington Companies which purports to bind the Bennett Appointees, the Bennetts, the General Partner or MJB Investments; (h) file a petition pursuant to Section 6234 of the Code (or any similar provision of state or local law) for or relating to a Pre-Closing Tax Period or Straddle Period of a Remington Company; (i) intervene in any action of or relating to a Pre-Closing Tax Period (other than a Straddle Period) of a Remington Company in United States Tax Court, any United States District Court or the United States Court of Federal Claims; (j) make an election under Code § 6226 (or any similar provision of state or local law) (a "Section 6226 Election") with respect to any imputed underpayment with respect to any Pre-Closing Tax Period or Straddle Period of a Remington Company; provided that, if New Holdco timely requests the consent of the Bennett Appointees to make a Section 6226 Election with respect to a final partnership adjustment of a Remington Company and the Bennett Appointees withhold consent to make such Section 6226 Election, then the Bennetts shall deposit (or, in the case of an adjustment with respect to Marietta Leasehold LP, the Bennetts and the Marietta Class B Holders will deposit) with New Holdco an amount equal to the portion of the "imputed underpayment" (within the meaning of Section 6225 of the Code) resulting from such adjustment that is attributable to a Pre-Closing Tax Period (net of any portion of such Taxes reflected as a liability in the calculation of Closing Working Capital) (a "Section 6226 Deposit") on or prior to the later of (1) the day that is five Business Days after the receipt by the Bennett Appointees of a written request by New Holdco for such amount and (2) the day that is five Business Days prior to the last day to make such Section 6226 Election; provided, further, that if a Section 6226 Election is not made with respect to an imputed underpayment for any reason, New Holdco will timely pay (or cause to be timely paid) such imputed underpayment (in any event, at least four Business Days prior to the date described in Section 6232(f)(1) of the Code or any similar provision of state or local law) to the applicable taxing authority and will simultaneously repay to the depositors of any Section 6226 Deposit any portion of the Section 6226 Deposit that is not used to pay such imputed underpayment (with the aggregate amount repaid being paid pro rata to each depositor, with the pro ration based on the portion of the Section 6226 Deposit with respect to such imputed underpayment made by each depositor); (k) enter into an agreement extending the statute of limitations relating to a Pre-Closing Tax Period of any Remington Company; or (l) make an election under Section 6221 of the Code with respect to any Remington Company. Without the prior written consent of New Holdco (which consent will not be unreasonably delayed, conditioned or withheld), the Bennetts, Cowen and Welter will not (and will cause their Affiliates (other than any AINC Party) to not) file any Tax Return in a manner that is not consistent with the Transaction Documents. The Parties shall not make (and shall cause their Affiliates to not make) the election contemplated by Section 1101(g)(4) of the Bipartisan Budget Act and the Treasury Regulations under Section 1101(g)(4) of the Bipartisan Budget Act (including Treas. Reg. § 301.9100-22) with respect to a Remington Company to make the partnership audit procedures of the Bipartisan Budget Act apply to a taxable year of any Remington Company beginning before January 1, 2018, unless all of the Bennett Appointees and New Holdco agree in writing to make such election.

        Section 7.03    Termination of Existing Tax Sharing Agreements.    Any and all existing Tax sharing agreements (whether written or not), other than Excluded Tax Contracts, binding upon any Remington Company will be terminated as of the Closing Date. After such date none of the Remington Companies will have any further rights or liabilities thereunder.

        Section 7.04    Straddle Period.    In the case of Taxes that are payable with respect to a Straddle Period, the portion of any such Taxes that are attributable to the Pre-Closing Tax Period for purposes of this Agreement will be:

        (a)   in the case of: (A) Taxes based upon, or measured by, income, receipts, profits, or payroll; (B) sales, use and similar Taxes imposed in connection with the sale, transfer or assignment of property; or (C) withholding Taxes required to be withheld with respect to a particular payment, deemed equal to the amount that would be payable if the taxable year ended on the Closing Date; provided that any taxable income or gain resulting from any restructuring of the AINC or New Holdco group or the assets thereof or from any action taken by an AINC Party after the Closing not in the ordinary course of business or not consistent with the Transaction Documents shall be allocated to the Post-Closing Tax Period for this purpose; and

        (b)   in the case of other Taxes, deemed to be the amount of such Taxes for the entire period multiplied by a fraction the numerator of which is the number of days in the period ending on the Closing Date and the denominator of which is the number of days in the entire period.

        Section 7.05    Contests.    New Holdco agrees to give written notice to the Bennett Appointees of the receipt of any written notice by any AINC Party, and the Bennetts agree to give to New Holdco written notice of the receipt of any written notice by any of them or MJB Investments, of a Tax Claim which could result in liability for, or could reasonably be expected to adversely affect, the other Party. The Bennett Appointees shall have the right (but not the obligation) to control, at their own expense (taking into account payments made under the Transition Cost Sharing Agreement), the contest or resolution of any Tax Claim that relates solely to a Pre-Closing Tax Period; provided, that, (a) the Bennett Appointees will have provided written notice to New Holdco within 30 days of the receipt of written notice of the Tax Claim of their intention to control such Tax Claim, and (b) the Bennett Appointees will obtain the prior written consent of New Holdco (which consent will not be unreasonably withheld or delayed) before entering into any settlement or concession of such Tax Claim if such settlement or concession could reasonably be expected to adversely affect any AINC Party; provided, further, that to the extent such Tax Claim could reasonably be expected to adversely affect any AINC Party or relates to any entity-level Tax liability of a Remington Company, (x) New Holdco will be entitled to participate in the defense of such Tax Contest and to employ counsel of its choice for such purpose, the fees and expenses of which separate counsel will be borne by New Holdco, and (y) the Bennett Appointee will promptly keep New Holdco reasonably informed of all material developments related to such Tax Claim, promptly provide New Holdco with copies of (and a reasonable opportunity to comment on) all written materials to be provided to the applicable Governmental Authority (including good faith consideration of any such comments) related to such Tax Claim (or the relevant excerpts thereof), and promptly provide New Holdco with copies of any correspondence received from the applicable Governmental Authority related to such Tax Claim (or relevant excerpts thereof). The AINC Parties may control the contest or resolution of and defend against any Tax Claim to the extent the Bennett Appointees are not entitled to control such Tax Claim, or have not timely notified the AINC Parties that they will control such Tax Claim, pursuant to the preceding sentence, at the sole cost and expense of the AINC Parties; provided that the AINC Parties will promptly notify the Bennett Appointees upon taking control of such Tax Claim and the Bennett Appointees will be entitled to participate in the defense of such Tax Claim and to employ counsels of their choice for such purpose, the fees and expenses of which separate counsel will be borne by the respective Remington Parties (taking into account payments made under the Transition Cost Sharing Agreement); provided further that (i) such Tax Claim may not be settled or conceded without the prior written consent of the Bennett Appointees, which consent will not be unreasonably withheld or delayed, and (ii) the AINC Parties will promptly keep the Bennett Appointees reasonably informed of all material developments related to such Tax Claim, promptly provide the Bennett Appointees with copies of (and a reasonable opportunity to comment on) all written materials to be provided to the applicable Governmental Authority (including good faith consideration of any such comments) related to such Tax Claim (or the relevant excerpts thereof), and promptly provide the Bennett Appointees with copies of any correspondence received from the applicable Governmental Authority related to such Tax Claim (or the relevant excerpts thereof). In the event of a conflict between this Section 7.05 and any other section of this Agreement, this Section 7.05 will govern with respect to the control of Tax Claims. Notwithstanding anything to the contrary in this Article VII, subject to the Transition Cost Sharing Agreement, none of the AINC Parties will have any rights with respect to any Tax Claim with respect to Kylemore Investments, LP (including any Tax Claim with respect to an affiliated, combined, consolidated, unitary or similar group that includes Kylemore Investments, LP) that is not with respect to any Remington Company (other than RHC).

        Section 7.06    Cooperation and Exchange of Information.    The Bennetts and the AINC Parties will provide each other with such cooperation and information (including the relevant portions of books and records) as either of them reasonably may request of the other in filing any Tax Return pursuant to this Article VII or in connection with any Tax Claim, audit or other proceeding in respect of Taxes, tax items or Tax Returns of the Remington Companies, including the execution of any power of attorney that is reasonably required in connection with a Tax Claim controlled by the Bennett Appointees pursuant to Section 7.05 and information related to any imputed underpayment within the meaning of Section 6225 of the Code (including, at the request of the Bennett Appointees, any information required to file an amended return pursuant to Section 6225(c)(2) of the Code). Such cooperation and information will also include the AINC Parties providing copies of relevant Tax Returns or portions thereof, together with accompanying schedules, related work papers and documents relating to rulings or other determinations by tax authorities (or applicable portions thereof). New Holdco will retain all Tax Returns, schedules and work papers, records and other documents in its possession (or in the possession of any AINC Party) relating to Tax matters of any Remington Companies for any taxable period beginning before the Closing Date until the expiration of the statute of limitations of the taxable periods to which such Tax Returns and other documents relate. Prior to transferring, destroying or discarding any Tax Returns, schedules and work papers, records and other documents in its possession relating to Tax matters of any Remington Companies for any taxable period beginning before the Closing Date, the AINC Parties will provide the Bennett Appointees with reasonable written notice and offer the Bennett Appointees the opportunity to take custody of such materials. Notwithstanding anything to the contrary in this Agreement, in no event shall the Bennetts be required to provide their personal Tax Returns or workpapers related thereto to any Person.

        Section 7.07    Survival.    Notwithstanding anything in this Agreement to the contrary, the provisions of Section 3.21, Section 4.08 and this Article VII will survive for the full period of all applicable statutes of limitations (giving effect to any waiver, mitigation or extension thereof) plus six months.

        Section 7.08    Remington Companies, AINC and OAINC Inc.    New Holdco shall cause each Remington Company (other than Remington Lodging and Hospitality—Linthicum LLC and Remington Lodging and Hospitality—Annapolis LLC and, if applicable, RHC) to remain in existence and be treated as a disregarded entity for U.S. federal income tax purposes (and any applicable foreign, state or local tax purposes, to the extent permitted under applicable law) for all taxable periods (or portions thereof) beginning at or after the effective time of the Remington Contribution and ending on or prior to the two-year anniversary of the Closing Date, except to the extent each of the Bennett Appointees provides prior written consent for an alternative treatment. New Holdco shall cause Remington Lodging and Hospitality—Linthicum LLC and Remington Lodging and Hospitality—Annapolis LLC to remain in existence and be treated as corporations for U.S. federal income tax purposes (and any applicable foreign, state or local tax purposes, to the extent permitted under applicable law) for all taxable periods (or portions thereof) beginning at or after the effective time of the Remington Contribution and ending on or prior to the two-year anniversary of the Closing Date, except to the extent each of the Bennett Appointees provides prior written consent for an alternative treatment. Without limiting the generality of the foregoing, without the prior written consent of each of the Bennett Appointees, New Holdco will ensure that no election is made for any Remington Company (other than Remington Lodging and Hospitality—Linthicum LLC and Remington Lodging and Hospitality—Annapolis LLC) to be taxable as a corporation for U.S. federal income tax purposes (and that no election is made for any Remington Company (other than Remington Lodging and Hospitality—Linthicum LLC and Remington Lodging and Hospitality—Annapolis LLC) to be taxable as a corporation for any applicable foreign, state or local tax purposes) for any taxable period (or portion thereof) ending on or prior to the two-year anniversary of the Closing Date (including any Pre-Closing Tax Period). AINC hereby confirms that neither it, New Holdco nor OAINC Inc. has any current plan or intension to dissolve or liquidate (or allow itself to be treated as having been dissolved or liquidated, or being in the process of dissolving or liquidating, for U.S. federal income tax purposes or applicable foreign, state or local tax purposes), merge into any Person, or transfer all or substantially all of its assets.

        Section 7.09    Officer's Certificates.    Officers of New Holdco, AINC, OAINC Inc. and their Affiliates, Cowen and Welter shall execute and deliver to tax counsel for the Bennetts certificates in the form agreed to by the Parties at such time or times as may reasonably be requested by such tax counsel, in connection with such tax counsel's delivery of the opinion pursuant to Section 8.03(j). Each AINC Party, Cowen and Welter shall use commercially reasonable efforts (and cause its Subsidiaries, as applicable, to use commercially reasonable efforts) not to take or cause to be taken any action that would cause to be untrue (or fail to take or cause not to be taken any action which would cause to be untrue) any of the certifications and representations included in the certificates described in this Section 7.09.

        Section 7.10    Tax Opinions.    AINC shall use commercially reasonable efforts to take or cause to be taken any action reasonably necessary to ensure the receipt of the opinions described in Section 8.01(g), Section 8.02(h) and Section 8.03(j) and will cooperate with the counsel or accountants that are to render such opinions, including by providing to New Holdco's Tax Advisors (or such other applicable counsel) certificates at such time or times and in such form as reasonably requested by the recipient in connection with such recipient's delivery of such opinion. Subject to the final sentence of this Section 7.10, the Bennetts and the Remington Companies shall use their respective commercially reasonable efforts to take or cause to be taken any action reasonably necessary to ensure the receipt of the opinions described in Section 8.01(g), Section 8.02(h) and Section 8.03(j) and will cooperate with the counsel or accountants that are to render such opinions, including by providing to New Holdco's Tax Advisors and the Bennetts' tax counsel (or such other applicable counsel) certificates at such time or times and in such form as reasonably requested by the recipient in connection with such recipient's delivery of such opinion. Each of the Bennetts and the Remington Companies shall use commercially reasonable efforts not to take or cause to be taken any action that would cause to be untrue (or fail to take or cause not to be taken any action which would cause to be untrue) any of the certifications and representations included in the certificates provided by it described in this Section 7.10. Notwithstanding anything to the contrary in this Agreement, none of the Bennetts, MJB Investments or the Remington Companies shall bear or be responsible for any fees or expenses for or with respect to the issuance of the opinions described in Section 8.01(g) and Section 8.02(h).

        Section 7.11.    The Private Letter Ruling.    The AINC Parties shall use commercially reasonable efforts to take or cause to be taken any action reasonably necessary to ensure the receipt of the Private Letter Ruling.

        Section 7.12.    Documents from Cowen and Welter.    At or prior to the Closing, Cowen and Welter will deliver to AINC a certificate pursuant to Treasury Regulations § 1.1445-2(b) that such Person is not a foreign person within the meaning of § 1445 of the Code and such other documents or instruments as AINC reasonably requests and are reasonably necessary to consummate the Transactions.

        Section 7.13    Refunds.    Except to the extent treated as an asset in the calculation of Closing Working Capital, any refunds (or credits for overpayment) of Taxes of the Remington Companies, including any interest received from a Governmental Authority thereon, attributable to any Pre-Closing Tax Period of the Remington Companies will be for the account of the Remington WC Parties. Promptly upon Remington's (or any of its Affiliates') receipt of any such refund (or credit for overpayment), New Holdco will cause to be paid over any such refund (or the amount of any such credit), including any interest thereon but net of the amount of any costs, fees, expenses or Taxes incurred by New Holdco or its Affiliates in obtaining such refunds (or credits for overpayment) and net of any other unpaid amount otherwise owed to New Holdco by the Bennetts or MJB Investments under the terms of this Agreement (which previously unpaid amount shall then be treated as having been paid by the Bennetts or MJB Investments, as applicable, for purposes of this Agreement to the extent of such netting), to the Remington WC Parties within 15 days of receipt or entitlement thereto, with each such Remington WC Party being entitled to receive half of such amounts; provided, however, that the Remington WC Parties will be obligated to return to New Holdco the amount, if any, by which the amount of such refund actually paid over to the Remington WC Parties is thereafter reduced by the relevant Governmental Authority, together with interest payable thereon imposed by such Governmental Authority.

ARTICLE VIII
CONDITIONS TO CLOSING

        Section 8.01    Conditions to Obligations of All Parties.    The obligations of each Party to consummate the Transactions will be subject to the fulfillment, at or prior to the Closing, of each of the following conditions:

        (a)   The filings of AINC and the Remington Parties, pursuant to the HSR Act, must have been made and the applicable waiting period and any extensions thereof must have expired or been terminated.

        (b)   No Governmental Authority will have enacted, issued, promulgated, enforced or entered any Governmental Order that is in effect and has the effect of making the Transactions illegal, otherwise restraining or prohibiting consummation of the Transactions or causing any of the Transactions to be rescinded following completion of any Transaction.

        (c)   This Agreement and the Transactions must have been duly approved by the Required Stockholder Vote.

        (d)   The Remington Contribution Agreement and the Hotel Services Agreement shall, in form and substance, be reasonably satisfactory to AINC and the Bennetts.

        (e)   The Transactions referred to in Section 2.03 (including, without limitation, the Merger) that must be completed before or simultaneous with the Closing must be completed and consummated as specified in Section 2.03.

        (f)    The Transactions would not give rise to termination, penalty or similar rights of any counterparty of any AINC Party or any Remington Company under any material agreement pursuant to which AINC Parties or Remington Companies provide services.

        (g)   AINC must have received an opinion of New Holdco's Tax Advisors or counsel reasonably satisfactory to AINC, in form and substance reasonably satisfactory to the Special Committee, and dated as of the Closing Date, that at a confidence level of "more likely than not" or higher, based upon the facts, representations and assumptions set forth or referred to in such opinion, for U.S. federal income tax purposes the status of AHT, Braemar and any other real estate investment trust then being advised by AINC as real estate investment trusts within the meaning of Section 856(a) of the Code shall not be adversely affected in any material respect as a result of the conveyance of the Transferred Securities by Archie Bennett, Jr., Cowen, Welter, and MJB Investments to New Holdco.

        (h)   The Internal Revenue Service must have issued the Private Letter Ruling.

        (i)    Completion of the divestiture by AHT and Braemar of their AINC Stock in a manner that complies with the Private Letter Ruling.

        Section 8.02    Conditions to Obligations of AINC, New Holdco and Merger Sub.    The obligations of AINC, New Holdco, and Merger Sub to consummate the Transactions will be subject to the fulfillment or AINC's waiver, at or prior to the Closing, of each of the following conditions:

        (a)   Other than the representations and warranties of the Bennetts contained in Section 3.01, Section 3.02, Section 3.03, Section 3.06, Section 3.22, and Section 3.23(b), the representations and warranties of the Bennetts and the Remington Companies contained in this Agreement, the other Transaction Documents and any certificate or other writing delivered pursuant to this Agreement must be true and correct in all respects (in the case of any representation or warranty qualified by materiality or Material Adverse Effect) or in all material respects (in the case of any representation or warranty not qualified by materiality or Material Adverse Effect) on and as of the date of this Agreement and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which will be determined as of that specified date in all respects). The representations and warranties of the Bennetts contained in Section 3.01, Section 3.02, Section 3.03, Section 3.06, Section 3.22, and Section 3.23(b) must be true and correct in all respects on and as of the date of this Agreement and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which will be determined as of that specified date in all respects).

        (b)   The Bennetts and the Remington Companies must have duly performed and complied in all material respects with all agreements and covenants required by this Agreement and each of the other Transaction Documents to be performed or complied with by them prior to or on the Closing Date; provided, that, with respect to agreements and covenants that are qualified by materiality, the Bennetts and the Remington Companies will have performed such agreements and covenants, as so qualified, in all respects.

        (c)   There must be no Action commenced against AINC, the Bennetts or any of the Remington Companies, which is reasonably likely to succeed, which would prevent the Closing.

        (d)   All approvals, consents and waivers that are listed on Schedule 3.05 must have been received, and executed copies thereof must have been delivered to AINC at or prior to the Closing.

        (e)   From the date of this Agreement, there must not have occurred any Remington Material Adverse Effect, and there must not have been any event or events that have occurred that, individually or in the aggregate, with or without the lapse of time, could reasonably be expected to result in a Remington Material Adverse Effect.

        (f)    The other Transaction Documents to which the Bennetts or any Remington Company is a party must have been executed and delivered by the Bennetts or such Remington Company, as applicable, and true and complete copies thereof must have been delivered to AINC.

        (g)   AINC must have received a certificate, dated the Closing Date and signed by the Bennetts and duly authorized officers of each applicable Remington Company, that each of the conditions set forth in Section 8.02(a) and Section 8.02(b) has been satisfied.

        (h)   AINC must have received an opinion of New Holdco's Tax Advisors or other counsel reasonably satisfactory to AINC, in form and substance reasonably satisfactory to the Special Committee, and dated as of the Closing Date, that at a confidence level of "more likely than not" or higher, based upon any facts, representations and assumptions set forth or referred to in such opinion, for U.S. federal income tax purposes: (i) the Merger will qualify as a "reorganization" within the meaning of § 368(a) of the Code or an exchange under § 351 of the Code (in connection with the Remington Contribution); and (ii) no gain or loss will be recognized by the holders of AINC Common Stock as a result of the Merger with respect to their exchange of shares of AINC Common Stock for New Holdco Common Stock pursuant to the Merger.

        (i)    The Special Committee must have received certificates, dated the date of this Agreement and as of the Closing Date and signed by the chief executive officer of AINC, that: (i) the representations and warranties of AINC contained in this Agreement, the other Transaction Documents and any certificate or other writing delivered pursuant to this Agreement are true and correct on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which will be determined as of that specified date in all respects); (ii) AINC has duly performed and complied with all agreements and covenants required by this Agreement and each of the other Transaction Documents to be performed or complied with by it prior to or on the Closing Date; and (iii) AINC is entitled to rely on such certificates in making its representations and warranties in this Agreement as of the date of this Agreement and as of the Closing Date.

        (j)    The Remington Parties must have delivered to AINC an existence and good standing certificate (or its equivalent) for each Remington Company from the Delaware Secretary of State or similar Governmental Authority.

        (k)   Each of the Bennetts must have delivered to AINC a certificate pursuant to Treasury Regulations § 1.1445-2(b) that such Person is not a foreign person within the meaning of § 1445 of the Code. MJB Investments must have delivered to AINC either a certificate to the effect that it is disregarded as an entity separate from Monty J. Bennett for U.S. federal income tax purposes or a certificate pursuant to Treasury Regulations § 1.1445-2(b) that MJB Investments is not a foreign person within the meaning of § 1445 of the Code (and is not a disregarded entity).

        (l)    The Bennetts, Cowen, Welter, MJB Investments and the Remington Companies must have delivered to AINC such other documents or instruments as AINC reasonably requests and are reasonably necessary to consummate the Transactions.

        (m)  Each of the Bennetts shall have executed and delivered a voting agreement covering their respective shares of New Holdco Stock, dated as of the Closing Date, and in the forms of Exhibits E and F hereto.

        (n)   The Remington Parties must have delivered to AINC a release and termination agreement from Sharkey with respect to all of his rights, title and interest in and to the Marietta LP Interests and evidence that Remington directly or indirectly owns all of the Marietta Class B Interests formerly owned by Sharkey.

        (o)   Either: (i) Remington shall directly or indirectly (through one or more wholly-owned subsidiaries) own 100% of the equity interests in RHC; (ii) the Bennetts shall agree to cause 100% of the equity interests in RHC to be transferred to New Holdco pursuant to the Remington Contribution Agreement; or (iii) one or more Remington Companies or AINC Parties shall have entered into subleases or lease assignments with RHC, reasonably satisfactory to RHC and the Remington Parties, with respect to all real property leased by RHC and used by the Remington Companies as of the Closing.

        Section 8.03    Conditions to Obligations of the Bennetts and the Remington Companies.    The obligations of the Bennetts and the Remington Companies to consummate the Transactions will be subject to the fulfillment or the waiver by the Bennetts, at or prior to the Closing, of each of the following conditions:

        (a)   Other than the representations and warranties of AINC contained in Section 4.01, Section 4.04, and Section 4.11, the representations and warranties of AINC contained in this Agreement, the other Transaction Documents and any certificate or other writing delivered pursuant to this Agreement must be true and correct in all respects (in the case of any representation or warranty qualified by materiality or Material Adverse Effect) or in all material respects (in the case of any representation or warranty not qualified by materiality or Material Adverse Effect) on and as of the date of this Agreement and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which will be determined as of that specified date in all respects). The representations and warranties of AINC contained in Section 4.01, Section 4.04, and Section 4.11 must be true and correct in all respects on and as of the date of this Agreement and on and as of the Closing Date with the same effect as though made at and as of such date (except those representations and warranties that address matters only as of a specified date, the accuracy of which will be determined as of that specified date in all respects).

        (b)   AINC must have duly performed and complied in all material respects with all agreements and covenants required by this Agreement and each of the other Transaction Documents to be performed or complied with by it prior to or on the Closing Date; provided, that, with respect to agreements and covenants that are qualified by materiality, AINC must have performed such agreements and covenants, as so qualified, in all respects.

        (c)   There must be no Action commenced against AINC, the Bennetts, or any of the Remington Companies that would or would reasonably be expected to prevent the Closing.

        (d)   All approvals, consents and waivers that are listed on Schedule 4.07 must have been received, and executed counterparts thereof must have been delivered to the Remington Parties at or prior to the Closing.

        (e)   From the date of this Agreement, there must not have occurred any AINC Material Adverse Effect, and there must not have been any event or events that have occurred that, individually or in the aggregate, with or without the lapse of time, could reasonably be expected to result in an AINC Material Adverse Effect.

        (f)    The other Transaction Documents to which AINC, New Holdco or Merger Sub are a party must have been executed and delivered by AINC, New Holdco and Merger Sub, as applicable, and true and complete copies thereof must have been delivered to the Remington Parties.

        (g)   The Remington Parties must have received a certificate, dated the Closing Date and signed by a duly authorized officer of AINC, that each of the conditions set forth in Section 8.03(a) and Section 8.03(b) have been satisfied.

        (h)   The Remington Parties must have delivered to AINC an existence and good standing certificate (or its equivalent) for each Remington Company from the Delaware Secretary of State or similar Governmental Authority.

        (i)    The Bennetts have received an appraisal, in form and substance satisfactory to the Bennetts, from an investment banker or appraiser satisfactory to the Bennetts, to the effect that that the value of a share of New Holdco Preferred Stock as of the Closing Date does not exceed $25. The Bennetts will use reasonable efforts to cause such investment banker or appraiser to render such opinion.

        (j)    The Bennetts have received an opinion of their tax counsel, in form and substance reasonably satisfactory to the Bennetts, and dated as of the Closing Date, that at a confidence level of "more likely than not" or higher, for U.S. federal income tax purposes: (i) the exchange on the Closing Date by Archie Bennett, Jr., Monty J. Bennett, and MJB Investments of Transferred Securities for New Holdco Stock under this Agreement and the Remington Contribution Agreement, in connection with the Merger, will qualify as an exchange under § 351 of the Code; (ii) the New Holdco Preferred Stock will not be treated as nonqualified preferred stock (within the meaning of § 351(g) of the Code) as of the Closing Date; and (iii) the Bennetts will not recognize any taxable gain or income as a result of the exchange by Archie Bennett, Jr., Monty J. Bennett, and MJB Investments of Transferred Securities for New Holdco Preferred Stock on the Closing Date under this Agreement and the Remington Contribution Agreement or the exchange by Archie Bennett, Jr. and MJB Investments of AINC Series B Preferred Stock for New Holdco Preferred Stock on the Closing Date pursuant to the Merger.

        (k)   AINC must have delivered to the Bennetts, Cowen, Welter, the Remington Companies, and MJB Investments such other documents or instruments as the Bennetts, the Remington Companies, and MJB Investments reasonably request and are reasonably necessary to consummate the Transactions.

ARTICLE IX
SURVIVAL; LIMITATIONS

        Section 9.01    Survival.    Subject to the limitations and other provisions of this Agreement, the representations and warranties contained in: (a) Article III (other than any representations or warranties contained in Section 3.21, which are subject to Article VII) will survive the Closing and will remain in full force and effect until the date that is 18 months after the Closing Date, unless AINC is notified in writing of any breach of such representations and warranties during such 18-month period, then the later of such 18-month period and 90 days following receipt of such written notice; provided, that the representations and warranties in (i) Section 3.01, Section 3.02, Section 3.03, Section 3.22, and Section 3.23(b), will survive indefinitely and (ii) Section 3.18 and Section 3.19 will survive for the full period of all applicable statutes of limitations (giving effect to any waiver, mitigation or extension thereof) plus three months; and (b) Article IV (other than any representations or warranties contained in Section 4.08, which are subject to Article VII) will survive the Closing and will remain in full force and effect until the date that is 18 months from the Closing Date, unless the Bennetts are notified in writing of any breach of such representations and warranties during such 18-month period, then the later of such 18-month period and 90 days following receipt of such written notice; provided, that the representations and warranties in Section 4.01, Section 4.04, and Section 4.11 will survive indefinitely; and (c) Article V will survive the Closing and will remain in full force and effect indefinitely. All covenants and agreements of the Parties contained in this Agreement (other than any covenants or agreements contained in Article VII, which are subject to Article VII) will survive the Closing indefinitely or for the period explicitly specified therein. Notwithstanding the foregoing, any claims asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice from the non-breaching party to the breaching party prior to the expiration date of the applicable survival period will not thereafter be barred by the expiration of the relevant representation or warranty and such claims will survive until finally resolved. Section 3.25, Section 4.13 and Section 5.03 will survive the Closing and remain in full force and effect indefinitely.

        Section 9.02    Limitations; Qualifications.    Any recovery for breaches of representations or warranties under this Agreement will be subject to the following limitations:

        (a)   A Party will not be liable under this Agreement until the aggregate amount of all damages actually suffered or incurred by the Party exceeds for any and all breaches of warranties $5,000,000, in which event such Party will be liable for all such damages actually suffered or incurred by the Party from the first dollar.

        (b)   Notwithstanding the foregoing, the limitations set forth in Section 9.02(a) will not apply to damages from any and all breaches of representations and warranties based upon, arising out of, with respect to or by reason of any inaccuracy in or breach of any representation or warranty in Section 3.01, Section 3.02, Section 3.03, Section 3.22, and Section 3.23(b) , or in Section 4.01, Section 4.04, and Section 4.11 or in Article V or in Article VII.

        (c)   The aggregate amount of all damages for breaches of representations and warranties for which a Party will be liable, other than a breach of a representation or warranty in Section 3.01, Section 3.02, Section 3.03, Section 3.22, and Section 3.23(b) or in Section 4.01, Section 4.04, and Section 4.11 or in Article V or in Article VII, will not exceed $41,600,000.

        (d)   The aggregate amount of all damages for breaches of representations and warranties for which a Party will be liable, in any event, will not exceed $275,000,000; provided that in no event will MJB

Investments or any member of the Special Committee have any liabilities with respect to any representations or warranties hereunder.

        Section 9.03    Remedies Not Exclusive.    Unless otherwise expressly stated in this Agreement, no right or remedy described or provided in this Agreement is intended to be exclusive or to preclude a party from pursuing other rights and remedies to the extent available under this Agreement, at law or in equity, and all rights and remedies are cumulative and not exclusive of any rights and remedies at law. Nothing in this Section 9.03 will limit any Person's right to seek and obtain any equitable relief to which any Person may be entitled or to seek any remedy on account of any Person's actual fraud, criminal activity or bad faith.

ARTICLE X
TERMINATION

        Section 10.01    Termination.    This Agreement may be terminated at any time prior to the Closing:

        (a)   by the mutual written consent of the Remington Parties and AINC;

        (b)   by AINC by written notice to the Remington Parties:

            (i)  if AINC is not then in material breach of any provision of this Agreement and there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by the Remington Parties or the Remington Companies pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Article VIII and such breach, inaccuracy or failure has not been cured by within ten days of written notice of such breach to the Remington Parties;

           (ii)  if any of the conditions set forth in Section 8.01 or Section 8.02 have not been, or if it becomes apparent that any of such conditions will not be, fulfilled by December 31, 2020 (or such later date occurring on the expiration of the seven-Business Day period described in Section 6.05(c), the "Termination Date"), unless such failure is due to the failure of AINC, New Holdco or Merger Sub to perform or comply with any of the covenants, agreements or conditions of this Agreement to be performed or complied with by it prior to the Closing;

          (iii)  if at the Stockholder Meeting or any adjournment thereof at which this Agreement and the Transactions have been voted upon, the Required Stockholder Vote is not obtained;

          (iv)  if, at any time prior to approval of this Agreement and the Transactions by the Required Stockholder Vote, the AINC Board or the Special Committee have effected an Adverse AINC Recommendation as a result of an AINC Intervening Event; provided that: (A) AINC has complied with the requirements of Section 6.04 (including Section 6.04(f)); and (B) AINC will concurrently with such termination pay to the Remington WC Parties the AINC Termination Fee in accordance with Section 10.02(b);

           (v)  if, at any time prior to approval of this Agreement and the Transactions by the Required Stockholder Vote, the AINC Board or the Special Committee has effected an Adverse AINC Recommendation as a result of an AINC Superior Proposal; provided that (i) AINC has complied with requirements as set forth in Section 6.04 (including Section 6.04(e)), and (ii) AINC will concurrently with such termination pay to the Remington WC Parties the AINC Termination Fee in accordance with Section 10.02(b); or

          (vi)  if there is an Adverse Tax Change prior to Closing.

        (c)   by either of the Bennetts, by written notice to AINC:

            (i)  if none of the Remington Parties or the Remington Companies are then in material breach of any provision of this Agreement and there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by AINC, New Holdco or Merger Sub pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Article VIII and such breach, inaccuracy or failure has not been cured within ten days of written notice of such breach from AINC;

           (ii)  if any of the conditions set forth in Section 8.01 or Section 8.03 have not been, or if it becomes apparent that any of such conditions will not be, fulfilled by the Termination Date, unless such failure is due to the failure of the Remington Parties or the Remington Companies to perform or comply with any of the covenants, agreements or conditions of this Agreement to be performed or complied with by then prior to the Closing;

          (iii)  if, at the Stockholder Meeting or any adjournment thereof at which this Agreement and the Transactions have been voted upon, the Required Stockholder Vote is not obtained;

          (iv)  if, at any time prior to approval of this Agreement by the Required Stockholder Vote, the AINC Board or the Special Committee has effected an Adverse AINC Recommendation; or

           (v)  if there is a Remington Party Adverse Tax Change prior to Closing.

        (d)   by AINC or either of the Bennetts in the event that (i) there is any Law that makes consummation of the Transactions illegal or otherwise prohibited, (ii) any Governmental Authority has issued a Governmental Order restraining or enjoining the Transactions, and such Governmental Order has become final and non-appealable, or (iii) if, at any time no less than three Business Days prior to the Closing Date, AINC certifies to the Bennetts, or the Bennetts certify to AINC, that, based on written advice of counsel, the Transactions would result in New Holdco being treated as an "investment company" within the meaning of the Investment Company Act of 1940.

        Section 10.02    Effect of Termination.

        (a)   In the event of the termination of this Agreement in accordance with this Article X, this Agreement will forthwith become void and, subject to Section 10.02(b), there will be no liability on the part of any Party except that nothing in this Agreement will relieve any Party from liability for any bad faith breach of any provision of this Agreement.

        (b)   Notwithstanding the foregoing, if this Agreement is terminated by AINC pursuant to Section 10.01(b)(iv) or Section 10.01(b)(v), then AINC will concurrently pay to the Remington WC Parties the AINC Termination Fee, in cash by wire transfer to an account designated by the Remington WC Parties. AINC will cause any such AINC Termination Fee required to be paid pursuant to this Section 10.02(b) to be paid to the Remington WC Parties at the time of such termination of this Agreement.

ARTICLE XI
MISCELLANEOUS

        Section 11.01    Expenses.    Except as otherwise expressly provided in this Agreement, (a) AINC, regardless of whether the Closing occurs, will pay all costs and expenses, including fees and disbursements of counsel, financial advisors and accountants, one half of all filing and other similar fees payable in connection with any filings or submissions under the HSR Act, and any Transfer Taxes and Transfer Tax Return Expenses (collectively, "Transaction Costs"), incurred by AINC, New Holdco, and Merger Sub in connection with this Agreement and the Transactions (including any Transfer Taxes and Transfer Tax Return Expenses to the extent such Transfer Taxes and Transfer Tax Expenses are borne by AINC under Section 7.01(d)); and (b) New Holdco, only if the Closing occurs, will assume and reasonably promptly pay all Transaction Costs incurred or funded by the Remington WC Parties, Monty J. Bennett or the Remington Companies (in each case, on behalf of themselves or their Affiliates) in connection with this Agreement and the Transactions (including any Transfer Taxes and any Transfer Tax Return Expenses to the extent such Transfer Taxes and Transfer Tax Return Expenses would be borne by any such Person under Section 7.01(d) in the absence of this Section 11.01 and one half of all filing and other similar fees payable in connection with any filings or submissions under the HSR Act), plus all bonuses and other payments (including applicable Taxes in respect thereof) made to employees and agents of the Remington Companies in connection with the Closing, up to $4,100,000 in the aggregate. The Remington WC Parties and the Remington Companies will be responsible for the payment of any of their Transaction Costs and/or bonuses in excess of $4,100,000. At least five (5) Business Days prior to the Closing, the Remington WC Parties (on behalf of themselves or their Affiliates) will: (i) prepare and deliver to the Transaction Cost Schedule; and (ii) provide AINC with reasonable back-up documentation for each such expense. As soon as practicable after the Closing the Remington WC Parties (on behalf of themselves or their Affiliates) will provide a final Transaction Cost Schedule and updated documentation for amounts previously estimated. Remington and the Remington Companies (on behalf of themselves or their Affiliates) promptly will provide any other documentation or information reasonably requested by AINC to substantiate such Transaction Costs. In addition, if and to the extent that the Bennetts or MJB Investments are required to make any payments to AINC, New Holdco or Merger Sub under this Agreement, including a Closing Adjustment or Post-Closing Adjustment as a result of Estimated Working Capital or Closing Working Capital being less than Target Working Capital, or a Post-Closing Fee/Bonus Adjustment as a result of the Post-Closing Fee/Bonus Adjustment being a negative number, such payment obligation shall be treated as an adjustment to the Aggregate Consideration and satisfied by reducing the number shares of New Holdco Preferred Stock issuable pursuant to Section 2.02 by a number of shares equal to the remaining amount of such obligation divided by $25.

        Section 11.02    Notices.    All notices, requests, consents, claims, demands, waivers and other communications under this Agreement will be in writing and will be deemed to have been given (a) when delivered by hand (with written confirmation of receipt); (b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next Business Day if sent after normal business hours of the recipient or (d) on the fourth day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the respective Parties at the following addresses (or at such other address for a party as is specified in a notice given in accordance with this Section 11.02):

  If to Monty J. Bennett, Archie Bennett, Jr., the General Partner, MJB Investments or Remington:

  14185 Dallas Parkway
  Suite 1150
  Dallas, Texas 75254
  Attention: Monty J. Bennett

  with a copy to:

  14185 Dallas Parkway
  Suite 1150
  Dallas, Texas 75254
  Attention: Kate Eberhardt

  and

  Baker Botts LLP
  2001 Ross Avenue
  Suite 900
  Dallas, Texas 75201
  Attn: Neel Lemon

  If to AINC, New Holdco or Merger Sub:

  14185 Dallas Parkway
  Suite 1100
  Dallas, Texas 75254
  Attention: Deric S. Eubanks

  with a copy to:

  Norton Rose Fulbright US LLP
  2200 Ross Avenue, Suite 3600
  Dallas, Texas 75201
  Attn: Head of Corporate Section

  If to Cowen:

  7140 Gracefield Lane
  Dallas, TX 75248

  If to Welter:

  1101 Excalibur Blvd.
  Lewisville, TX 75056

        Section 11.03    Interpretation.    For purposes of this Agreement:

        (a)   the word "include" and its derivatives means to include without limitation;

        (b)   the word "or" is not exclusive;

        (c)   inclusion of items in a list or specification of a particular instance of an item will not be deemed to exclude other items of similar import;

        (d)   unless the context otherwise requires, references in this Agreement: (i) to Articles, Sections, Disclosure Schedules and Exhibits mean the Articles and Sections of, and Disclosure Schedules and Exhibits attached to, this Agreement; (ii) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof and (iii) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder and in effect from time to time;

        (e)   this Agreement will be construed without regard to any presumption or rule requiring construction or interpretation against the Party drafting or causing any provision or document to be drafted;

        (f)    the Disclosure Schedules and Exhibits referred to in this Agreement will be construed with, and as an integral part of, this Agreement to the same extent as if they were set forth verbatim in this Agreement:

        (g)   use of terms that imply gender will include all genders;

        (h)   defined terms will have their meanings in the singular and the plural case;

        (i)    the headings in this Agreement are for reference only and will not affect the interpretation of this Agreement;

        (j)    time is of the essence with respect to this Agreement; and

        (k)   the word "will" will not be deemed a mere prediction of future events.

        Section 11.04    Severability.    If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable, (a) the Parties will agree on a suitable and equitable provision to be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances will not be affected by such invalidity or unenforceability, nor will such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

        Section 11.05    Entire Agreement.    This Agreement and the other Transaction Documents constitute the sole and entire agreement of the Parties with respect to the subject matter contained in this Agreement and in the other Transaction Documents, and supersede all prior written, and prior and contemporaneous oral, understandings, negotiations, arrangements and agreements, with respect to such subject matter. In the event of any inconsistency between the statements in the body of this Agreement and those in the other Transaction Documents, the Exhibits and Disclosure Schedules (other than an exception expressly set forth as such in the Disclosure Schedules), the statements in the body of this Agreement will control.

        Section 11.06    Successors and Assigns.    This Agreement will be binding upon and will inure to the benefit of the Parties and their respective successors and permitted assigns. No Party may assign its rights or delegate its obligations (by operation of law or otherwise) under this Agreement without the prior written consent of the other Parties, which consent will not be unreasonably withheld or delayed. No assignment will relieve the assigning Party of any of its obligations under this Agreement. Any assignment or delegation in violation of this Section 11.06 is void and of no effect.

        Section 11.07    No Third-Party Beneficiaries.    This Agreement is for the sole benefit of the Parties and their respective successors and permitted assigns and nothing in this Agreement, express or implied, is intended to, or will, confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement. The representations and warranties in this Agreement are the product of negotiations among the Parties and are for the sole benefit of the Parties. Any inaccuracies in such representations and warranties are subject to waiver by the Parties hereto in accordance with Article VIII without notice of liability to any other Person. In some instances, the representations and warranties in this Agreement may represent an allocation among the Parties of risks associated with particular matters regardless of knowledge of any of the Parties. Consequently, Persons other than the Parties may not rely upon the representations and warranties in this Agreement as characterizations of actual facts or circumstances as of the date of this Agreement or as of any other date.

        Section 11.08    Amendment and Modification; Waiver.    This Agreement may only be amended, modified or supplemented by an agreement in writing signed by each Party. No waiver by any Party of any of the provisions of this Agreement will be effective unless explicitly set forth in writing and signed by the Party so waiving. No waiver by any Party will operate or be construed as a waiver in respect of any failure, breach or default not expressly identified by such written waiver, whether of a similar or different character, and whether occurring before or after that waiver. No failure to exercise, or delay in exercising, any right, remedy, power or privilege arising from this Agreement will operate or be construed as a waiver thereof; nor will any single or partial exercise of any right, remedy, power or privilege under this Agreement preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. Notwithstanding anything in this Section 11.08, no amendment, modification, supplement, or waiver of any provision of this Agreement will be effective, and no determination may be made by AINC under this Agreement, and no action with respect to this Agreement can be made by AINC, without the prior written approval of the Special Committee.

        Section 11.09    Governing Law; Waiver of Jury Trial.

        (a)   This Agreement will be governed by and construed in accordance with the internal laws of the State of Maryland without giving effect to any choice or conflict of law provision or rule or any other principle that could require the application of the laws of any other jurisdiction.

        (b)   EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT OR THE OTHER TRANSACTION DOCUMENTS IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES AND, THEREFORE, EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LEGAL ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE OTHER TRANSACTION DOCUMENTS OR THE TRANSACTIONS. EACH PARTY TO THIS AGREEMENT ACKNOWLEDGES THAT (I) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT SEEK TO ENFORCE THE FOREGOING WAIVER IN THE EVENT OF A LEGAL ACTION, (II) SUCH PARTY HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (IV) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.09(B).

        (c)   EACH PARTY HEREBY IRREVOCABLY CONSENTS TO THE EXCLUSIVE JURISDICTION OF THE CIRCUIT COURT OF THE CITY OF BALTIMORE MARYLAND OR THE FEDERAL DISTRICT COURT FOR THE DISTRICT OF MARYLAND FOR ALL PURPOSES IN CONNECTION WITH ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED BY THIS AGREEMENT (COLLECTIVELY, "PROCEEDINGS"). WITH RESECT TO ANY PROCEEDING IN THE CIRCUIT COURT OF THE CITY OF BALTIMORE MARYLAND, THE PARTIES FURTHER AGREE TO REQUEST THAT THE CIRCUIT COURT DESIGNATE SUCH PROCEEDING TO THE BUSINESS AND TECHNOLOGY TRACK THEREOF. EACH PARTY HEREBY AGREES THAT SERVICE OF SUMMONS, COMPLAINT OR OTHER PROCESS IN CONNECTION WITH ANY PROCEEDINGS MAY BE MADE AS SET FORTH IN THIS AGREEMENT WITH RESPECT TO SERVICE OF NOTICES, AND THAT SERVICE SO MADE WILL BE AS EFFECTIVE AS IF PERSONALLY MADE IN THE STATE OF MARYLAND. IT IS THE INTENT OF EACH OF THE PARTIES THAT ALL PROCEEDINGS BE HEARD AND LITIGATED EXCLUSIVELY IN A COURT LOCATED IN BALTIMORE, MARYLAND. EACH OF THE PARTIES HERETO ACKNOWLEDGES THAT IT HAS FREELY AGREED THAT: (i) ALL PROCEEDINGS WILL BE HEARD IN ACCORDANCE WITH THIS SECTION 11.09(C); (ii) THE AGREEMENT TO CHOOSE COURTS LOCATED IN BALTIMORE, MARYLAND TO HEAR ALL PROCEEDINGS IN ACCORDANCE WITH THIS SECTION 11.09(C) IS REASONABLE AND WILL NOT PLACE SUCH PARTY AT A DISADVANTAGE OR OTHERWISE DENY IT ITS DAY IN COURT; (iii) IT IS A KNOWLEDGEABLE, INFORMED, SOPHISTICATED PERSON CAPABLE OF UNDERSTANDING AND EVALUATING THE PROVISIONS SET FORTH IN THIS AGREEMENT, INCLUDING THIS SECTION 11.09(C); AND (iv) IT HAS BEEN REPRESENTED BY SUCH COUNSEL AND OTHER ADVISORS OF ITS CHOOSING AS SUCH PARTY HAS DEEMED APPROPRIATE IN CONNECTION WITH THE DECISION TO ENTER INTO THIS AGREEMENT, INCLUDING THIS SECTION 11.09(C).

        Section 11.10    Specific Performance.    The Parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms of this Agreement and that the Parties will be entitled to specific performance of the terms of this Agreement, in addition to any other remedy to which they are entitled at law or in equity without the need to demonstrate irreparable harm or to post any bond or surety.

        Section 11.11    Counterparts.    This Agreement may be executed in counterparts (including by portable document format (pdf)), each of which will be deemed an original, but all of which together will be deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission will be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

        Section 11.12    Special Committee.    No amendment or waiver of any provision of this Agreement will be effective, and no determination may be made by AINC under this Agreement, and no action with respect to this Agreement can be made by AINC, without the prior written approval of the Special Committee.

[SIGNATURE PAGES FOLLOW]

Annex A

        IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed to be effective as of the date first written above.

/s/ ARCHIE BENNETT, JR. Archie Bennett, Jr.
/s/ MONTY J. BENNETT Monty J. Bennett
REMINGTON HOLDINGS, L.P.
By: Remington Holdings GP, LLC, its general partner
By:	/s/ ARCHIE BENNETT, JR.
	Name:	Archie Bennett, Jr.
	Title:	Member
By:	/s/ MONTY J. BENNETT
	Name:	Monty J. Bennett
	Title:	Member
REMINGTON HOLDINGS GP, LLC
By:	/s/ ARCHIE BENNETT, JR.
	Name:	Archie Bennett, Jr.
	Title:	Member
By:	/s/ MONTY J. BENNETT
	Name:	Monty J. Bennett
	Title:	Member
ASHFORD INC.
By:	/s/ DERIC S. EUBANKS
	Name:	Deric S. Eubanks
	Title:	Chief Financial Officer

ASHFORD NEVADA HOLDING CORP.
By:	/s/ DERIC S. EUBANKS
	Name:	Deric S. Eubanks
	Title:	Chief Financial Officer
ASHFORD MERGER SUB INC.
By:	/s/ DERIC S. EUBANKS
	Name:	Deric S. Eubanks
	Title:	Chief Financial Officer
MJB INVESTMENTS, LP
By: MJB Investments GP, LLC, its general partner
By:	/s/ MONTY J. BENNETT
	Name:	Monty J. Bennett
	Title:	Sole Member
/s/ JAMES L. COWEN James L. Cowen
/s/ JEREMY J. WELTER Jeremy J. Welter

FIRST AMENDMENT TO COMBINATION AGREEMENT

        THIS FIRST AMENDMENT TO COMBINATION AGREEMENT (this "Amendment"), dated as of July 17, 2019, is entered into among Archie Bennett, Jr. and Monty J. Bennett (collectively, the "Bennetts"); Remington Holdings, L.P., a Delaware limited partnership ("Remington"); Remington Holdings GP, LLC, a Delaware limited liability company and the general partner of Remington (the "General Partner"); MJB Investments, LP ("MJB Investments"); Ashford Inc., a Maryland corporation ("AINC"); James L. Cowen ("Cowen"); Jeremy J. Welter ("Welter"); Ashford Nevada Holding Corp., a Nevada corporation and wholly owned Subsidiary of AINC ("New Holdco"); and Ashford Merger Sub Inc., a Maryland corporation and wholly owned Subsidiary of New Holdco ("Merger Sub," and together with the other signatories hereto, collectively, the "Parties"). Capitalized terms used in this Amendment have the meanings given such terms in Article I of the Original Agreement (as hereinafter defined) or in the applicable Section cross referenced in Article I of the Original Agreement.

PRELIMINARY STATEMENTS

        A.    The Parties previously entered into that certain Combination Agreement, dated May 31, 2019 (the "Original Agreement").

        B.    Exhibit A to the Original Agreement sets forth the form of an Investor Rights Agreement that is to be executed and delivered at Closing.

        C.    The Parties desire to amend the Investor Rights Agreement upon the terms and conditions contained in this Amendment.

THEREFORE, the Parties intending to be legally bound agree as follows:

        1.    Amendment.    In the third sentence of Section 3.02(b) of the Investor Rights Agreement, the word "inclusive" is hereby changed to the word "exclusive" and the phrase "(including as hereinafter further provided in the next succeeding sentence)" is hereby deleted. For the avoidance of doubt, Annex 1 to this Amendment shows the intended changes in a computer-marked format.

        2.    Miscellaneous.

          (a)   Except as modified by this Amendment, no other changes or modifications to the Original Agreement are intended or implied. The Original Agreement and this Amendment shall be read and construed as one agreement.

          (b)   This Amendment shall be binding upon and inure to the benefit of each of the Parties and their respective successors and assigns.

          (c)   This Amendment may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which taken together shall constitute one and the same instrument. When counterparts have been executed by all Parties, they shall have the same effect as if the signatures to each counterpart or copy were upon the same document, and copies of such documents shall be deemed valid as originals.

        IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed to be effective as of the date first written above.

/s/ ARCHIE BENNETT, JR. Archie Bennett, Jr.
/s/ MONTY J. BENNETT Monty J. Bennett
REMINGTON HOLDINGS, L.P.
By: Remington Holdings GP, LLC, its general partner
By:	/s/ ARCHIE BENNETT, JR.
	Name:	Archie Bennett, Jr.
	Title:	Member
By:	/s/ MONTY J. BENNETT
	Name:	Monty J. Bennett
	Title:	Member
REMINGTON HOLDINGS GP, LLC
By:	/s/ ARCHIE BENNETT, JR.
	Name:	Archie Bennett, Jr.
	Title:	Member
By:	/s/ MONTY J. BENNETT
	Name:	Monty J. Bennett
	Title:	Member
ASHFORD INC.
By:	/s/ ROBERT G. HAIMAN
	Name:	Robert G. Haiman
	Title:	EVP & General Counsel

ASHFORD NEVADA HOLDING CORP.
By:	/s/ ROBERT G. HAIMAN
	Name:	Robert G. Haiman
	Title:	EVP & General Counsel
ASHFORD MERGER SUB INC.
By:	/s/ ROBERT G. HAIMAN
	Name:	Robert G. Haiman
	Title:	EVP & General Counsel
MJB INVESTMENTS, LP
By: MJB Investments GP, LLC, its general partner
By:	/s/ MONTY J. BENNETT
	Name:	Monty J. Bennett
	Title:	Sole Member
/s/ JAMES L. COWEN James L. Cowen
/s/ JEREMY J. WELTER Jeremy J. Welter

ANNEX 1

REVISIONS TO INVESTOR RIGHTS AGREEMENT

        [see attached page]

except as provided in this Section 3.02(b). If, prior to August 8, 2023, the combined voting power of the Reference Shares of the Company exceeds forty percent (40.0%) (plus the combined voting power of any Company Common Stock acquired by any Covered Investor in an arm's length transaction after the date of this Agreement from a Person other than the Company or a Subsidiary of the Company, including through open market purchases, privately negotiated transactions or any distributions of Company Common Stock by either of Ashford Hospitality Trust, Inc. or Braemar Hotels & Resorts, Inc., to its respective stockholders pro rata) of the combined voting power of all of the outstanding voting securities of the Company entitled to vote on any given matter, then Reference Shares of the Company representing voting power equal to such excess will be deemed to be "Company Cleansed Shares" under this Agreement. The Covered Investors irrevocably agree with the Company that, with respect to the Company Cleansed Shares, they will vote, or cause to be voted, out of the Covered Investors' Sole Voting Shares of the Company, shares constituting voting power equal to the voting power of the Company Cleansed Shares in the same proportion as the holders of such class or series of voting securities of the Company vote their shares with respect to such matters, exclusive~~inclusive~~ of the Reference Shares of the Company voted by the Covered Investors ~~(including as hereinafter further provided in the next succeeding sentence)~~; provided, that the foregoing restriction may be waived by a majority of the Disinterested Directors. The Covered Investors also irrevocably agree solely amongst themselves that the total number of votes attributable to the Non-Cleansed Shares will be proportionately allocated among each Covered Investor based on a percentage, the numerator of which is the number of Reference Shares held by such Covered Investor, and the denominator of which is the total number of Reference Shares held by all Covered Investors in the aggregate. Each Covered Investor hereby irrevocably grants: (i) to the Company or its designee with respect to the voting agreement referenced in the second immediately preceding sentence; and (ii) to each other Covered Investor or its designee with respect to the voting agreement referenced in the immediately preceding sentence, a proxy with full power of substitution and resubstitution, which is coupled with an interest, during the term of this Agreement, to vote and give or withhold consent on behalf and in the name of such Covered Investor in order to effect the terms of Sections 3.02(a) and (b), and the Company and the Covered Investors, as applicable, each covenant to cause any such designee to carry into effect the terms of this Agreement.

        (c)   The Covered Investors hereby revoke any and all other proxies and voting agreements, other than any voting agreement between Archie Bennett, Jr. and Monty J. Bennett (which will nonetheless be subject to the terms of this Agreement), given by the Covered Investors with respect to Company Common Stock or Company Preferred Stock Beneficially Owned by them and will cause their Affiliates to revoke any and all proxies and voting agreements, other than

Execution Copy

SECOND AMENDMENT TO COMBINATION AGREEMENT

        THIS SECOND AMENDMENT TO COMBINATION AGREEMENT (this "Amendment"), dated as of August 28, 2019, is entered into among Archie Bennett, Jr. and Monty J. Bennett (collectively, the "Bennetts"); Remington Holdings, L.P., a Delaware limited partnership ("Remington"); Remington Holdings GP, LLC, a Delaware limited liability company and the general partner of Remington (the "General Partner"); MJB Investments, LP ("MJB Investments"); Ashford Inc., a Maryland corporation ("AINC"); James L. Cowen ("Cowen"); Jeremy J. Welter ("Welter"); Ashford Nevada Holding Corp., a Nevada corporation and wholly owned Subsidiary of AINC ("New Holdco"); and Ashford Merger Sub Inc., a Maryland corporation and wholly owned Subsidiary of New Holdco ("Merger Sub," and together with the other signatories hereto, collectively, the "Parties"). Capitalized terms used in this Amendment have the meanings given such terms in Article I of the Original Agreement (as hereinafter defined) or in the applicable Section cross referenced in Article I of the Original Agreement.

PRELIMINARY STATEMENTS

        A.    The Parties previously entered into that certain Combination Agreement, dated May 31, 2019 (as amended by the First Amendment to the Combination Agreement, dated July 17, 2019, the "Original Agreement").

        B.    The Parties desire to amend the Original Agreement upon the terms and conditions contained in this Amendment.

THEREFORE, the Parties intending to be legally bound agree as follows:

        1.    Amendment.

          (a)   Article I is hereby amended to add the following definition of "Additional Termination Fee," immediately following the definition of "Action":

    ""Additional Termination Fee" has the meaning forth in Section 10.01(b)."

          (b)   The definition of "Bonus Liabilities" in Article I is hereby amended and restated in its entirety to read as follows:

    ""Bonus Liabilities" means, with respect to a specified calendar year, the aggregate amount of corporate bonuses paid by Remington for such calendar year, as determined in accordance with GAAP applied using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used in the preparation of the Audited 2018 Carve-Out Financial Statements. For the avoidance of doubt, "Bonus Liabilities" will not include any Remington CIO Expenses."

          (c)   The definition of "Closing Working Capital" in Article I is hereby amended and restated in its entirety to read as follows:

    ""Closing Working Capital" means: (a) the sum of (x) Current Assets; (y) Remington CIO Expenses incurred as of and including the Closing Date; and (z) the Estimated Pro Rated Incentive Fees; less (b) the sum of (i) Current Liabilities; (ii) the Non-Current Stock Plan Liability; (iii) the Reserve Liability; and (iv) the Estimated Pro Rated Bonus Liabilities, determined in each case (other than Remington CIO Expenses) as of the open of business on the Closing Date (without giving effect to any of the Transactions, except to the extent explicitly provided in the definition of Current Liabilities)."

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          (d)   Article I is hereby amended to add the following definition of "Remington CIO Expenses," immediately following the definition of "Remington":

    ""Remington CIO Expenses" means all direct costs, fees and expenses incurred in connection with the compensation of the Chief Investment Officer of Remington from the date of hire until the earlier of (x) the Closing Date or (y) the termination of this Agreement in accordance with Article X, including, but not limited to: (i) a cash signing bonus; (ii) a stock signing bonus; (iii) an annual base salary; (iv) a guaranteed cash bonus; (v) an AINC stock bonus; (vi) a sales incentive commission; and (vii) all actual third party placement fees, plus related placement fee expenses."

          (e)   Section 2.06(a)(i) is hereby amended and restated in its entirety to read as follows:

            "(i)  At least five Business Days before the Closing, the Remington Parties will prepare and deliver to AINC a statement setting forth their good-faith estimate of Closing Working Capital (the "Estimated Closing Working Capital"), which statement will contain an estimated balance sheet of the Remington Companies (other than Marietta Leasehold LP) on a consolidated basis as of the Closing Date (without giving effect to any of the Transactions), an estimated balance sheet of Marietta Leasehold LP on a consolidated basis as of the Closing Date (without giving effect to any of the Transactions), an estimate of the Non-Current Stock Plan Liability as of the Closing Date, a statement of the Estimated Pro Rated Incentive Fees, a statement of the Remington CIO Expenses, a statement of the Estimated Pro Rated Bonus Liabilities, a calculation of Estimated Closing Working Capital (the "Estimated Closing Working Capital Statement"), reasonable supporting documentation with respect to all Remington CIO Expenses included in the calculation of the Estimated Closing Working Capital, and a certificate of the senior accounting officer of Remington that (x) the Estimated Closing Working Capital Statement (other than the Non-Current Stock Plan Liability, Estimated Pro Rated Incentive Fees, and Remington CIO Expenses) was prepared in accordance with GAAP applied using the same accounting methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used in the preparation of the Audited 2018 Carve-Out Financial Statements (in the case Remington and its consolidated subsidiaries) and the Audited 2018 Marietta Financial Statements (in the case of Marietta Leasehold LP) as if such Estimated Closing Working Capital Statement were being prepared and audited as of a fiscal year end, and (y) the estimate of the Non-Current Stock Plan Liability was calculated applying the same methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used to calculate the Non-Current Stock Plan Liability set forth in Schedule 3.06(a) but with a determination date as of the Closing Date."

          (f)    Section 2.06(b)(i) is hereby amended and restated in its entirety to read as follows:

            "(i)  Within 90 days after the Closing Date, New Holdco will prepare and deliver to the Remington WC Parties a statement setting forth its calculation of Closing Working Capital, which statement will contain a balance sheet of the Remington Companies (other than Marietta Leasehold LP) on a consolidated basis as of the Closing Date (without giving effect to any of the Transactions), a balance sheet of Marietta Leasehold LP on a consolidated basis as of the Closing Date (without giving effect to any of the Transactions), the Non-Current Stock Plan Liability as of the Closing Date, the Closing Working Capital Statement and a certificate of the senior accounting officer of New Holdco that (x) the Closing Working Capital Statement (other than the Non-Current Stock Plan Liability, Estimated Pro Rated Incentive Fees, and Remington CIO Expenses) was prepared in accordance with GAAP applied using the same accounting methods, practices, principles, policies and procedures, with

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    consistent classifications, judgments and valuation and estimation methodologies that were used in the preparation of the Audited 2018 Carve-Out Financial Statements (in the case Remington and its consolidated subsidiaries) and the Audited 2018 Marietta Financial Statements (in the case of Marietta Leasehold LP) as if such Closing Working Capital Statement were being prepared and audited as of a fiscal year end, and (y) the Non-Current Stock Plan Liability was calculated applying the same methods, practices, principles, policies and procedures, with consistent classifications, judgments and valuation and estimation methodologies that were used to calculate the Non-Current Stock Plan Liability set forth in Schedule 3.06(a) but with a determination date as of the Closing Date. For the avoidance of doubt, the Estimated Pro Rated Incentive Fees, Estimated Pro Rated Bonus Liabilities, and Remington CIO Expenses for this purpose shall be the same as the Estimated Pro Rated Incentive Fees, Estimated Pro Rated Bonus Liabilities, and Remington CIO Expenses, respectively, provided pursuant to Section 2.06(a)."

          (g)   Section 10.01(b) is hereby amended and restated in its entirety to read as follows:

          "(b) by AINC by written notice to the Remington Parties:

      (i)
      if AINC is not then in material breach of any provision of this Agreement and there has been a breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by the Remington Parties or the Remington Companies pursuant to this Agreement that would give rise to the failure of any of the conditions specified in Article VIII and such breach, inaccuracy or failure has not been cured by within ten days of written notice of such breach to the Remington Parties;

      (ii)
      if any of the conditions set forth in Section 8.01 or Section 8.02 have not been, or if it becomes apparent that any of such conditions will not be, fulfilled by December 31, 2020 (or such later date occurring on the expiration of the seven-Business Day period described in Section 6.05(c), the "Termination Date"), unless such failure is due to the failure of AINC, New Holdco or Merger Sub to perform or comply with any of the covenants, agreements or conditions of this Agreement to be performed or complied with by it prior to the Closing; provided that if such termination is not a result of the failure of any Remington Party to perform or comply with any of the conditions set forth in Section 8.01 or Section 8.02, then AINC will pay to the Remington WC Parties the Remington CIO Expenses as an additional termination fee (the "Additional Termination Fee") in accordance with Section 10.02(b);

      (iii)
      if at the Stockholder Meeting or any adjournment thereof at which this Agreement and the Transactions have been voted upon, the Required Stockholder Vote is not obtained; provided that AINC will pay to the Remington WC Parties the Additional Termination Fee in accordance with Section 10.02(b);

      (iv)
      if, at any time prior to approval of this Agreement and the Transactions by the Required Stockholder Vote, the AINC Board or the Special Committee have effected an Adverse AINC Recommendation as a result of an AINC Intervening Event; provided that (A) AINC has complied with the requirements of Section 6.04 (including Section 6.04(f)) and (B) AINC will pay to the Remington WC Parties the AINC Termination Fee and the Additional Termination Fee in accordance with Section 10.02(b).

      (v)
      if, at any time prior to approval of this Agreement and the Transactions by the Required Stockholder Vote, the AINC Board or the Special Committee has effected an Adverse AINC Recommendation as a result of an AINC Superior Proposal;

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        provided that (A) AINC has complied with requirements as set forth in Section 6.04 (including Section 6.04(e) ), and (B) AINC will pay to the Remington WC Parties the AINC Termination Fee and the Additional Termination Fee in accordance with Section 10.02(b); or

      (vi)
      if there is an Adverse Tax Change prior to Closing; provided that AINC will pay to the Remington WC Parties the Additional Termination Fee in accordance with Section 10.02(b)."

          (h)   Section 10.02(b) is hereby amended and restated in its entirety to read as follows:

    "Notwithstanding the foregoing, if this Agreement is terminated by AINC pursuant to Section 10.01(b)(iv) or Section 10.01(b)(v), then AINC will concurrently pay to the Remington WC Parties the AINC Termination Fee, in cash by wire transfer to an account designated by the Remington WC Parties. AINC will cause any such AINC Termination Fee required to be paid pursuant to this Section 10.02(b) to be paid to the Remington WC Parties at the time of such termination of this Agreement. In addition, and without limiting the foregoing sentence, if this Agreement is terminated by AINC pursuant to Section 10.01(b)(iii) , Section 10.01(b)(iv), Section 10.01(b)(v) or Section 10.01(b)(vi), then AINC will pay to the Remington WC Parties the Additional Termination Fee, in cash, by wire transfer to an account designated by the Remington WC Parties, upon submission, within five Business Days of such termination, of reasonable supporting documentation with respect to all Remington CIO Expenses required to be paid hereunder. Furthermore, if this Agreement is terminated by AINC pursuant to Section 10.01(b)(ii), and such termination is not a result of the failure of any Remington Party to perform or comply with any of the conditions set forth in Section 8.01 or Section 8.02, then AINC will pay to the Remington WC Parties the Additional Termination Fee, in cash, by wire transfer to an account designated by the Remington WC Parties, upon submission by Remington to AINC, within five Business Days of such termination, of reasonable supporting documentation with respect to all Remington CIO Expenses required to be paid hereunder."

        2.    Miscellaneous.

          (a)   Except as modified by this Amendment, no other changes or modifications to the Original Agreement are intended or implied. The Original Agreement and this Amendment shall be read and construed as one agreement.

          (b)   This Amendment shall be binding upon and inure to the benefit of each of the Parties and their respective successors and assigns.

          (c)   This Amendment may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which taken together shall constitute one and the same instrument. When counterparts have been executed by all Parties, they shall have the same effect as if the signatures to each counterpart or copy were upon the same document, and copies of such documents shall be deemed valid as originals.

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        IN WITNESS WHEREOF, the Parties have caused this Amendment to be duly executed to be effective as of the date first written above.

/s/ ARCHIE BENNETT, JR. Archie Bennett, Jr.
/s/ MONTY J. BENNETT Monty J. Bennett
REMINGTON HOLDINGS, L.P.
By: Remington Holdings GP, LLC, its general partner
By:	/s/ ARCHIE BENNETT, JR.
	Name:	Archie Bennett, Jr.
	Title:	Member
By:	/s/ MONTY J. BENNETT
	Name:	Monty J. Bennett
	Title:	Member
REMINGTON HOLDINGS GP, LLC
By:	/s/ ARCHIE BENNETT, JR.
	Name:	Archie Bennett, Jr.
	Title:	Member
By:	/s/ MONTY J. BENNETT
	Name:	Monty J. Bennett
	Title:	Member
ASHFORD INC.
By:	/s/ ROBERT G. HAIMAN
	Name:	Robert G. Haiman
	Title:	EVP & General Counsel

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ASHFORD NEVADA HOLDING CORP.
By:	/s/ ROBERT G. HAIMAN
	Name:	Robert G. Haiman
	Title:	EVP & General Counsel
ASHFORD MERGER SUB INC.
By:	/s/ ROBERT G. HAIMAN
	Name:	Robert G. Haiman
	Title:	EVP & General Counsel
MJB INVESTMENTS, LP
By: MJB Investments GP, LLC, its general partner
By:	/s/ MONTY J. BENNETT
	Name:	Monty J. Bennett
	Title:	Sole Member
/s/ JAMES L. COWEN James L. Cowen
/s/ JEREMY J. WELTER Jeremy J. Welter

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ANNEX B
FORM OF CERTIFICATE OF DESIGNATION OF THE SERIES D CONVERTIBLE
PREFERRED STOCK OF ASHFORD NEVADA HOLDING CORP.

 ANNEX B

150103

BARBARA K. CEGAVSKE
Secretary of State
202 North Carson Street
Carson City, Nevada 89701-4201
(775) 684-5708
Website: www.nvsos.gov

Certificate of Designation

(PURSUANT TO NRS 78.1955)

USE BLACK INK ONLY - DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Designation For Nevada Profit Corporations (Pursuant to NRS 78.1955)

1. Name of corporation:

Ashford Nevada Holding Corp.

2. By resolution of the board of directors pursuant to a provision in the articles of incorporation this certificate establishes the following regarding the voting powers, designations, preferences, limitations, restrictions and relative rights of the following class or series of stock.

Series D Convertible Preferred Stock, which shall have the voting powers, designations, preferences, limitations, restrictions and relative rights set forth in the resolutions attached hereto at Exhibit A.

3. Effective date of filing: (optional)

(must not be later than 90 days after the certificate is filed)

4. Signature: (required)

X

Signature of Officer

Filing Fee: $175.00

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.

Nevada Secretary of State Stock Designation
Revised: 1-5-15

EXHIBIT A TO ANNEX B

        RESOLVED, that, pursuant to the authority conferred upon the Board of Directors (the "Board") of Ashford Nevada Holding Corp. (to be known as Ashford Inc. after a corporate name change) (the "Corporation"), under its Articles of Incorporation, as amended (the "Charter"), and pursuant to Section 78.1955 of the Nevada Revised Statutes (the "NRS"), 19,120,000 shares of the authorized but unissued preferred stock of the Corporation, par value $0.001 per share (the "Preferred Stock"), be, and it hereby is, designated and established as a single class of Series D Convertible Preferred Stock, par value $0.001 per share (the "Series D Convertible Preferred Stock"); and

        FURTHER RESOLVED, that the Series D Convertible Preferred Stock shall have the powers and preferences, participating, optional and other rights, and the qualifications, limitations and restrictions thereon set forth below:

        1.    Defined Terms.    For purposes hereof, the following terms shall have the following meanings:

        "Base Strike Price" means $25 (as adjusted for any stock splits, stock dividends, recapitalizations or similar transaction with respect to the Shares of Series D Convertible Preferred Stock in a manner consistent with the corresponding adjustment to the Liquidation Value).

        "Board" as defined in the first resolution, means the Board of Directors of the Corporation.

        "Call Option Closing" has the meaning set forth in Section 8.3.

        "Certificate of Designation" means the designation supplied by this document.

        "Charter" as defined in the first resolution, means the Corporation's Articles of Incorporation, as amended.

        "Combination Agreement" means the Combination Agreement dated as of May 31, 2019, by and among the Corporation, Archie Bennett, Jr., Monty J. Bennett, MJB Investments, LP, Ashford, Inc., Ashford Merger Sub Inc., Remington Holdings GP, LLC, Remington Holdings, L.P., James L. Cowen and Jeremy J. Welter.

        "Common Stock" means the Common Stock, par value $0.001 per share, of the Corporation.

        "Conversion Shares" means the shares of Common Stock or other stock of the Corporation then issuable upon conversion of the Series D Convertible Preferred Stock in accordance with the terms of Section 5.

        "Convertible Securities" means any securities (directly or indirectly) convertible into or exchangeable for Common Stock.

        "Corporation" as defined in the first resolution, means Ashford Nevada Holding Corp. (to be known as Ashford Inc. after a corporate name change).

        "Date of Issuance" means, for any Share of Series D Convertible Preferred Stock, the date on which the Corporation initially issues such Share (without regard to any subsequent transfer of such Share or reissuance of the certificate(s) representing such Share).

        "Dividend Payment Date" has the meaning set forth in Section 3.1.

        "Excluded Issuances" means any issuance or sale by the Corporation after the Date of Issuance of: (a) shares of Common Stock issued on the conversion of the Series D Convertible Preferred Stock; or (b) shares of Common Stock issued as contemplated by the Investor Rights Agreement, including Section 3.02 thereof.

        "Investor Rights Agreement" means the Investor Rights Agreement, dated [    •    ], 20[    •    ], by and among the Corporation, Archie Bennett, Jr., Monty J. Bennett, MJB Investments, LP, the Alayna

Jo Bennett Max 2019 Gift Trust, the Archie Bennett, III 2019 Gift Trust, the Audra Marie Bennett Maxwell 2019 Gift Trust, the Jory Glazener 2019 Gift Trust, the Krista Koleas 2019 Gift Trust, the Matthew Wade Bennett 2019 Gift Trust, the Beverly Rene Bennett Flood 2019 Gift Trust, the Supplemental Needs Trust FBO Lucas Wade Bennett, James L. Cowen, Jeremy J. Welter and Mark A. Sharkey.

        "Junior Securities" has the meaning set forth in Section 2.

        "Liquidation" has the meaning set forth in Section 4.1.

        "Liquidation Value" means, with respect to any Share on any given date, an amount equal to the sum of: (a) twenty five United States dollars ($25) (as adjusted for any stock splits, stock dividends, recapitalizations or similar transaction with respect to the Series D Convertible Preferred Stock); plus (b) all unpaid accrued and accumulated dividends on such Share (whether or not declared).

        "NRS" as defined in the first resolution, means the Nevada Revised Statutes.

        "Options" means any warrants or other rights or options to subscribe for or purchase Common Stock or Convertible Securities.

        "Pari Passu Securities" has the meaning set forth in Section 2.

        "Person" means an individual, corporation, partnership, joint venture, limited liability company, governmental authority, unincorporated organization, trust, association or other entity.

        "Preferred Call Option" has the meaning set forth in Section 8.1.

        "Preferred Conversion Price" means $117.50, as adjusted pursuant to Section 5.

        "Preferred Stock" as defined in the first resolution, means the authorized but unissued preferred stock of the Corporation, par value $0.001 per share.

        "Preferred Stock Cash Amount" means, at any date of determination, an amount, determined on a per Share basis, equal to the sum of: (a) the Base Strike Price multiplied by one hundred and five-tenths percent (100.5%); plus (b) all accrued and unpaid dividends on the Shares of Series D Convertible Preferred Stock, as provided by this Certificate of Designation.

        "Securities Act" means the Securities Act of 1933, as amended, or any successor federal statute, and the rules and regulations thereunder, that is in effect at the time.

        "Senior Securities" has the meaning set forth in Section 2.

        "Series D Convertible Preferred Stock" as defined in the first resolution, means the Corporation's Series D Convertible Preferred Stock, par value $0.001 per share.

        "Series D Convertible Preferred Stock Breach" has the meaning set forth in Section 6.1.

        "Series D Convertible Preferred Stock Certificate" has the meaning set forth in Section 11.

        "Share(s)" means share(s) of the Series D Convertible Preferred Stock.

        "Subsidiary" means, with respect to any Person, any other Person of which a majority of the outstanding shares or other equity interests having the power to vote for directors or comparable managers are owned, directly or indirectly, by the first Person.

        "Supermajority of Holders" has the meaning set forth in Section 7.3.

        "Transfer Agent" has the meaning set forth in Section 13.

        2.    Rank.    With respect to payment of dividends and distribution of assets upon liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, all Shares of the

Series D Convertible Preferred Stock shall rank: (i) prior to the Corporation's Common Stock and any class or series of stock of the Corporation hereafter created (unless, with the consent of a Supermajority of Holders obtained in accordance with Section 7 hereof, such class or series of stock specifically, by its terms, ranks senior to or pari passu with the Series D Convertible Preferred Stock) (collectively with the Common Stock, "Junior Securities"); (ii) pari passu with any class or series of stock of the Corporation hereafter created (with the written consent of a Supermajority of Holders obtained in accordance with Section 7 hereof) specifically ranking, by its terms, on parity with the Series D Convertible Preferred Stock (the "Pari Passu Securities"); and (iii) junior to any class or series of stock of the Corporation hereafter created (with the written consent of a Supermajority of Holders obtained in accordance with Section 7 hereof) specifically ranking, by its terms, senior to the Series D Convertible Preferred Stock (collectively, the "Senior Securities").

        3.    Dividends.

          3.1    Accrual and Payment of Dividends.    From and after the Date of Issuance of any Share, cumulative dividends on such Share shall accrue, whether or not declared by the Board and whether or not there are funds legally available for the payment of dividends, on a daily basis in arrears at the rate of: (a) 6.59% per annum until the first anniversary of the Date of Issuance; (b) 6.99% per annum from the first anniversary of the Date of Issuance until the second anniversary of the Date of Issuance; and (c) 7.28% per annum from the second anniversary of the Date of Issuance, in each case, on the sum of the Liquidation Value thereof. All accrued dividends on any Share shall be paid in cash only when, as and if declared by the Board out of funds legally available therefor or upon a liquidation of the Series D Convertible Preferred Stock in accordance with the provisions of Section 4; provided, that to the extent not paid on April 15, July 15, October 15 and January 15 of each calendar year in respect of the quarterly periods ending on March 31, June 30, September 30 and December 31, respectively (each such date, a "Dividend Payment Date"), all accrued dividends on any Share shall accumulate and compound on the applicable Dividend Payment Date whether or not declared by the Board or funds are legally available thereof and shall remain accumulated, compounding dividends until paid in cash pursuant hereto or converted pursuant to Section 5. All accrued and accumulated dividends on the Shares shall be prior and in preference to any dividend on any Junior Securities and shall be fully declared and paid before any dividends are declared and paid, or any other distributions or redemptions are made, on any Junior Securities.

          3.2    Participating Dividends.    Subject to Section 3.1, in addition to the dividends accruing on the Series D Convertible Preferred Stock pursuant to Section 3.1 hereof, if the Corporation declares or pays a dividend or distribution on the Common Stock, whether such dividend or distribution is payable in cash, securities (which may include securities of the Corporation of a class or series other than the Shares) or other property, including the purchase or redemption by the Corporation or any of its Subsidiaries of shares of Common Stock for cash, securities or property, the Corporation shall simultaneously declare and pay a dividend on the Series D Convertible Preferred Stock on a pro rata basis with the Common Stock determined on an as-converted basis assuming all Shares had been converted pursuant to Section 5 as of immediately prior to the record date of the applicable dividend or distribution (or if no record date is fixed, the date as of which the record holders of Common Stock entitled to such dividends or distributions are to be determined).

          3.3    Partial Dividend Payments.    Except as otherwise provided in these resolutions, if at any time the Corporation pays less than the total amount of dividends then accrued and accumulated with respect to the Series D Convertible Preferred Stock, such payment shall be distributed pro rata among the holders thereof based upon the aggregate accrued and accumulated but unpaid dividends on the Shares held by each such holder.

        4.    Liquidation.

          4.1    Liquidation.    In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Corporation (a "Liquidation"), the holders of Shares of Series D Convertible Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Corporation legally available for distribution to its stockholders, before any payment shall be made to the holders of Junior Securities by reason of their ownership thereof, an amount in cash equal to the aggregate Liquidation Value of all Shares held by such holder.

          4.2    Participation With Common Stock on Liquidation.    In addition to and after payment in full of all preferential amounts required to be paid to the holders of Series D Convertible Preferred Stock upon a Liquidation under Section 4.1, the holders of Shares of Series D Convertible Preferred Stock then outstanding shall be entitled to participate with the holders of shares of Common Stock then outstanding, pro rata as a single class based on the number of outstanding shares of Common Stock on an as-converted basis held by each holder as of immediately prior to the Liquidation, in the distribution of all the remaining assets and funds of the Corporation available for distribution to its stockholders.

          4.3    Insufficient Assets.    If upon any Liquidation the remaining assets of the Corporation available for distribution to its stockholders shall be insufficient to pay the holders of the Shares of Series D Convertible Preferred Stock the full preferential amount to which they are entitled under Section 4.1: (a) the holders of the Shares shall share ratably in any distribution of the remaining assets and funds of the Corporation in proportion to the respective full preferential amounts which would otherwise be payable in respect of the Series D Convertible Preferred Stock in the aggregate upon such Liquidation if all amounts payable on or with respect to such Shares were paid in full; and (b) the Corporation shall not make or agree to make any payments to the holders of Junior Securities.

          4.4    Notice.

            (a)    Notice Requirement.    In the event of any Liquidation, the Corporation shall, within ten (10) days of the date the Board approves such action, or no later than twenty (20) days prior to any stockholders' meeting called to approve such action, or within twenty (20) days of the commencement of any involuntary proceeding, whichever is earlier, give each holder of Shares of Series D Convertible Preferred Stock notice (by mail to the address of the stockholder as reflected on Corporation records) of the proposed action. Such notice shall describe the material terms and conditions of such proposed action, including a description of the stock, cash and property to be received by the holders of Shares upon consummation of the proposed action and the date of delivery thereof. If any material change in the facts set forth in the initial notice shall occur, the Corporation shall promptly give notice to each holder of Shares of such material change.

            (b)    Notice Waiting Period.    The Corporation shall not consummate any voluntary Liquidation of the Corporation before the expiration of thirty (30) days after the initial notice or ten (10) days after giving any subsequent written notice, whichever is later; provided, that any such period may be shortened upon the written consent of the holders of all the outstanding Shares.

        5.    Conversion.

          5.1    Right to Convert.    Subject to the provisions of this Section 5, at any time and from time to time on or after the Date of Issuance, any holder of Series D Convertible Preferred Stock shall have the right by written election to the Corporation to convert all or any portion of the outstanding Shares of Series D Convertible Preferred Stock (including any fraction of a Share) held by such holder along with the aggregate accrued or accumulated and unpaid dividends thereon into an aggregate number of shares of Common Stock (including any fraction of a share) as is determined by: (i) multiplying the number of Shares (including any fraction of a Share) to be converted by the Liquidation Value thereof; and then (ii) dividing the result by the Preferred Conversion Price in effect immediately prior to such conversion.

          5.2    Procedures for Conversion.    In order to effectuate a conversion of Shares of Series D Convertible Preferred Stock pursuant to Section 5.1, a holder shall: (a) submit a written election to the Corporation that such holder elects to convert one or more of the Shares, the number of Shares elected to be converted; and (b) surrender, along with such written election, to the Corporation the certificate or certificates representing the Shares being converted, duly assigned or endorsed for transfer to the Corporation (or accompanied by duly executed stock powers relating thereto) or, in the event the certificate or certificates are lost, stolen or missing, accompanied by an affidavit of loss executed by the holder. The conversion of such Shares hereunder shall be deemed effective as of the date of surrender of such Series D Convertible Preferred Stock certificate or certificates or delivery of such affidavit of loss. Upon the receipt by the Corporation of a written election and the surrender of such certificate(s) and accompanying materials, the Corporation shall as promptly as practicable (but in any event within twenty-one (21) days thereafter) deliver to the relevant holder: (a) a certificate in such holder's name (or the name of such holder's designee as stated in the written election) for the number of shares of Common Stock (including any fractional share) to which such holder shall be entitled upon conversion of the applicable Shares as calculated pursuant to Section 5.1; and, if applicable (b) a certificate in such holder's name for the number of Shares of Series D Convertible Preferred Stock (including any fractional share) represented by the certificate or certificates delivered to the Corporation for conversion but otherwise not elected to be converted pursuant to the written election. All shares of stock issued hereunder by the Corporation shall be duly and validly issued, fully paid and nonassessable, free and clear of all taxes, liens, charges and encumbrances with respect to the issuance thereof.

          5.3    Effect of Conversion.    All shares of Series D Convertible Preferred Stock converted as provided in this Section 5 shall no longer be deemed outstanding as of the effective time of the applicable conversion and all rights with respect to such Shares shall immediately cease and terminate as of such time.

          5.4    Reservation of Stock.    The Corporation shall at all times when any Shares of Series D Convertible Preferred Stock are outstanding reserve and keep available out of its authorized but unissued shares of stock, solely for the purpose of issuance upon the conversion of the Series D Convertible Preferred Stock, such number of shares of Common Stock issuable upon the conversion of all outstanding Series D Convertible Preferred Stock pursuant to this Section 5, taking into account any adjustment to such number of shares so issuable in accordance with Section 5.6 hereof. The Corporation shall take all such actions as may be necessary to assure that all such shares of Common Stock may be so issued without violation of any applicable law or governmental regulation. The Corporation shall not close its books against the transfer of any of its stock in any manner which would prevent the timely conversion of the Shares of Series D Convertible Preferred Stock.

          5.5    No Charge or Payment.    The issuance of certificates for shares of Common Stock upon conversion of Shares of Series D Convertible Preferred Stock pursuant to Section 5.1 shall be made without payment of additional consideration by, or other charge, cost or tax to, the holder in respect thereof.

          5.6    Adjustment to Preferred Conversion Price and Number of Conversion Shares.    In order to prevent dilution of the conversion rights granted under this Section 5, the Preferred Conversion Price and the number of Conversion Shares issuable on conversion of the Shares of Series D Convertible Preferred Stock shall be subject to adjustment from time to time as provided in this Section 5.6.

            (a)    Adjustment to Preferred Conversion Price and Conversion Shares Upon Dividend, Subdivision or Combination of Common Stock.    If, other than an Excluded Issuance, the Corporation shall, at any time or from time to time after the Date of Issuance: (i) pay a dividend or make any other distribution upon the Common Stock or any other stock of the Corporation payable in shares of Common Stock or in Options or Convertible Securities; or (ii) subdivide (by any stock split, recapitalization or otherwise) its outstanding shares of Common Stock into a greater number of shares, then the Preferred Conversion Price in effect immediately prior to any such dividend, distribution or subdivision shall be proportionately reduced and the number of Conversion Shares issuable upon conversion of the Series D Convertible Preferred Stock shall be proportionately increased. If the Corporation at any time combines (by combination, reverse stock split or otherwise) its outstanding shares of Common Stock into a smaller number of shares, the Preferred Conversion Price in effect immediately prior to such combination shall be proportionately increased in order that the number of Conversion Shares issuable upon conversion of the Series D Convertible Preferred Stock shall be proportionately decreased. Any adjustment under this Section 5.6(a) shall become effective at the close of business on the date the dividend, subdivision or combination becomes effective.

            (b)    Adjustment to Preferred Conversion Price and Conversion Shares Upon Reorganization, Reclassification, Consolidation or Merger.    In the event of any: (i) capital reorganization of the Corporation; (ii) reclassification of the stock of the Corporation (other than a change in par value or from par value to no par value or from no par value to par value or as a result of a stock dividend or subdivision, split-up or combination of shares); (iii) consolidation or merger of the Corporation with or into another Person; (iv) sale of all or substantially all of the Corporation's assets to another Person; or (v) other similar transaction (other than any such transaction covered by Section 5.6(a)), in each case which entitles the holders of Common Stock to receive (either directly or upon subsequent liquidation) stock, securities or assets with respect to or in exchange for Common Stock, each Share of Series D Convertible Preferred Stock shall, immediately after such reorganization, reclassification, consolidation, merger, sale or similar transaction, remain outstanding and shall thereafter, in lieu of or in addition to (as the case may be) the number of Conversion Shares then issuable upon conversion of such Share, be exercisable for the kind and number of shares of stock or other securities or assets of the Corporation or of the successor Person resulting from such transaction to which such Share would have been entitled upon such reorganization, reclassification, consolidation, merger, sale or similar transaction if the Share had been converted in full immediately prior to the time of such reorganization, reclassification, consolidation, merger, sale or similar transaction and acquired the applicable number of Conversion Shares then issuable hereunder as a result of such conversion (without taking into account any limitations or restrictions on the convertibility of such Share, if any); and, in such case, appropriate adjustment shall be made with respect to such holder's rights under this Certificate of Designation to insure that the provisions of this Section 5 shall thereafter be applicable, as nearly as possible, to the Series D Convertible Preferred Stock in relation to any shares of stock, securities or assets thereafter acquirable upon conversion of Series D Convertible Preferred Stock (including, in the case of any consolidation, merger, sale or similar transaction in which the successor or purchasing Person is other than the Corporation, an immediate adjustment in the Preferred Conversion Price to the value per share for the Common Stock reflected by the terms of such consolidation, merger, sale or similar transaction, and a corresponding immediate proportional adjustment to the number of Conversion Shares acquirable upon conversion of the Series D Convertible Preferred Stock without regard to any limitations or restrictions on conversion, if the value so reflected is less than the Preferred Conversion Price in effect immediately prior to such consolidation, merger, sale or similar transaction). The provisions of this Section 5.6(b) shall similarly apply to successive reorganizations, reclassifications, consolidations, mergers, sales or similar transactions. The Corporation shall not effect any such reorganization, reclassification, consolidation, merger, sale or similar transaction unless, prior to the consummation thereof, the successor Person (if other than the Corporation) resulting from such reorganization, reclassification, consolidation, merger, sale or similar transaction, shall assume, by written instrument substantially similar in form and substance to this Certificate of Designation, the obligation to deliver to the holders of Series D Convertible Preferred Stock such shares of stock, securities or assets which, in accordance with the foregoing provisions, such holders shall be entitled to receive upon conversion of the Series D Convertible Preferred Stock.

            (c)    Exceptions To Adjustment Upon Issuance of Common Stock.    Anything in this Certificate of Designation to the contrary notwithstanding, there shall be no adjustment to the Preferred Conversion Price or the number of Conversion Shares issuable upon conversion of the Series D Convertible Preferred Stock with respect to any Excluded Issuance.

            (d)    Certificate as to Adjustment.

      (i)
      As promptly as reasonably practicable following any adjustment of the Preferred Conversion Ratio, but in any event not later than twenty-one (21) days thereafter, the Corporation shall furnish to each holder of record of Series D Convertible Preferred Stock at the address specified for such holder in the books and records of the Corporation (or at such other address as may be provided to the Corporation in writing by such holder) a certificate of an executive officer setting forth in reasonable detail such adjustment and the facts upon which it is based and certifying the calculation thereof.

      (ii)
      As promptly as reasonably practicable following the receipt by the Corporation of a written request by any holder of Series D Convertible Preferred Stock, but in any event not later than twenty-one (21) days thereafter, the Corporation shall furnish to such holder a certificate of an executive officer certifying the Preferred Conversion Price then in effect and the number of Conversion Shares or the amount, if any, of other shares of stock, securities or assets then issuable to such holder upon conversion of the Shares of Series D Convertible Preferred Stock held by such holder.

            (e)    Notices.    In the event:

      (i)
      that the Corporation shall take a record of the holders of its Common Stock (or other stock or securities at the time issuable upon conversion of the Series D Convertible Preferred Stock) for the purpose of entitling or enabling them to receive any dividend or other distribution, to vote at a meeting (or by written consent), to receive any right to subscribe for or purchase any shares of stock of any class or any other securities, or to receive any other security; or

      (ii)
      of any capital reorganization of the Corporation, any reclassification of the Common Stock of the Corporation, any consolidation or merger of the Corporation with or into another Person, or sale of all or substantially all of the Corporation's assets to another Person; or

      (iii)
      of the voluntary or involuntary dissolution, liquidation or winding-up of the Corporation;

      then, and in each such case, the Corporation shall send or cause to be sent to each holder of record of Series D Convertible Preferred Stock at the address specified for such holder in the books and records of the Corporation (or at such other address as may be provided to the Corporation in writing by such holder) at least twenty-one (21) days prior to the applicable record date or the applicable expected effective date, as the case may be, for the event, a written notice specifying, as the case may be: (A) the record date for such dividend, distribution, meeting or consent or other right or action, and a description of such dividend, distribution or other right or action to be taken at such meeting or by written consent; or (B) the effective date on which such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding-up is proposed to take place, and the date, if any is to be fixed, as of which the books of the Corporation shall close or a record shall be taken with respect to which the holders of record of Common Stock (or such other stock or securities at the time issuable upon conversion of the Series D Convertible Preferred Stock) shall be entitled to exchange their shares of Common Stock (or such other stock or securities) for securities or other property deliverable upon such reorganization, reclassification, consolidation, merger, sale, dissolution, liquidation or winding-up, and the amount per share and character of such exchange applicable to the Series D Convertible Preferred Stock and the Conversion Shares.

        6.    Breach of Obligations.

          6.1    Series D Convertible Preferred Stock Breach.    In addition to any other rights which a holder of Shares of Series D Convertible Preferred Stock is entitled under any other contract or agreement and any other rights such holder may have pursuant to applicable law, the holders of Shares of Series D Convertible Preferred Stock shall have the rights and remedies set forth in Section 6.2 in the event the Corporation fails to pay in cash any dividend on a Dividend Payment Date pursuant to Section 3.1, whether or not such payment is declared by the Board or is legally permissible or is otherwise prohibited, for two (2) consecutive quarterly periods (a "Series D Convertible Preferred Stock Breach"); provided, that a Series D Convertible Preferred Stock Breach will not be deemed to have occurred in the event that the failure to pay in cash any dividend on a Dividend Payment Date pursuant to Section 3.1 was substantially caused by any action or omission on the part of any holder of Shares of Series D Convertible Preferred Stock in such holder's capacity as a director or officer of the Corporation.

          6.2    Consequences of Breach.    If a Series D Convertible Preferred Stock Breach has occurred and is continuing, then, in addition to any rights provided in the Investor Rights Agreement, until such arrearage is paid in cash in full (at which time the rights hereunder shall terminate, subject to revesting in the event of each and every subsequent Series D Convertible Preferred Stock Breach):

            (a)    Increased Dividend Rate.    The dividend rate on the Series D Convertible Preferred Stock set forth in Section 3.1 hereof shall increase immediately to 10.00% per annum until no Series D Convertible Preferred Stock Breach exists.

            (b)    No Dividends on Common Stock.    No dividends may be declared and paid, or any other distributions or redemptions may be made, on the Common Stock.

            (c)    Additional Board Designation Rights.    The number of directors constituting the Board shall be increased by two (2) Board seats (and the Corporation shall take all necessary action under its organizational documents, including its bylaws, to effectuate such increase and the other rights hereunder). A Supermajority of Holders, and only a Supermajority of

    Holders, will be entitled to designate the individuals to fill such newly created Board seats, to fill any vacancy in such Board seats and to remove and replace any individuals designated to fill such Board seats. Such additional directors shall have all voting and other rights (including for purposes of determining the existence of a quorum) as the other individuals serving on the Board. Upon the termination of the Series D Convertible Preferred Stock Breach, the term of office on the Board of all individuals who may have been designated as directors hereunder shall cease (and such individuals shall promptly resign from the Board), and the number of directors constituting the Board shall return to the number of directors that constituted the entire Board immediately prior to the occurrence or existence of the initial Series D Convertible Preferred Stock Breach giving rise to the foregoing rights.

        7.    Voting Rights and Protective Provisions.

          7.1    General.    The holders of Series D Convertible Preferred Stock shall be entitled to vote with the Common Stock on all matters submitted to the stockholders of the Corporation for approval with the number of votes attributable to each Share being determined on an as-converted basis assuming all Shares had been converted pursuant to Section 5 as of immediately prior to the date as of which the holders of Common Stock entitled to vote on any such matter are to be determined. The holders of Series D Convertible Preferred Stock shall also have the voting rights as provided in Section 7.2 and Section 7.3.

          7.2    Series D Convertible Preferred Stock Directors.    When a Series D Convertible Preferred Stock Breach has occurred and is continuing, the holders of Series D Convertible Preferred Stock shall have the right, voting as a class, to appoint two (2) directors as provided by Section 6.2.

          7.3    Protection Provisions.    So long as any Shares of Series D Convertible Preferred Stock are outstanding, the Corporation shall not take any of the following corporate actions (whether by merger, consolidation or otherwise) without first obtaining the approval (by vote or written consent, as provided by the NRS) of the holders of at least 55% ("Supermajority of Holders") of the shares of the Series D Convertible Preferred Stock at the time outstanding:

    (a)
    amend, alter or repeal any provision of this Certificate of Designation or the Charter (including any amendment, alteration or repeal by means of a merger, consolidation or otherwise) so as to modify in any way the terms, rights, preferences, privileges or voting powers of the Series D Convertible Preferred Stock;

    (b)
    alter or change the rights, preferences or privileges of any stock of the Corporation so as to affect adversely the Series D Convertible Preferred Stock;

    (c)
    create or issue any Senior Securities;

    (d)
    issue any shares of Series D Convertible Preferred Stock other than pursuant to the Combination Agreement;

    (e)
    enter into (or suffer to exist) any agreement that expressly prohibits or restricts (i) the payment of dividends on the Series D Convertible Preferred Stock or the Common Stock or (ii) the exercise of the Change of Control Put Option (as such term is defined in the Investor Rights Agreement);

    (f)
    other than the payment of dividends on the Series D Convertible Preferred Stock or payments to purchase any of the Series D Convertible Preferred Stock, transfer all or any substantial portion of the Corporation's or its Subsidiaries' cash balances or other assets to any Person other than the Corporation or any such Subsidiary other than by means of a dividend payable by the Corporation pro rata to the holders of the Corporation's Common Stock (together with a corresponding dividend payable to the holders of the Series D Convertible Preferred Stock in accordance with Section 3.2); or

    (g)
    enter into (or suffer to exist) any agreement, commitment, understanding or other arrangement to take any of the foregoing actions.

        8.    Preferred Call Option.

          8.1   The Corporation has an option to require each holder of Shares of Series D Convertible Preferred Stock to sell to the Corporation, and such holder is obligated to sell to the Corporation (the "Preferred Call Option"), all or any portion of the Shares of Series D Convertible Preferred Stock then owned by such holder on a pro rata basis among all such holders (except that the Preferred Call Option will not be exercised with respect to Shares of Series D Convertible Preferred Stock with an aggregate purchase price less than $25,000,000). In the event that the Corporation elects to exercise the Preferred Call Option, then such exercise shall be directed to all holders then owning Shares of Series D Convertible Preferred Stock on a pro rata basis. The Preferred Call Option may be exercised by the Corporation only after June 30, 2026; provided, that, in the event the Corporation exercises the Preferred Call Option, each holder of Shares of Series D Convertible Preferred Stock may, by written notice delivered to the Corporation not fewer than five (5) Business Days before the scheduled Call Option Closing, exercise such holder's right to convert the Shares of Series D Convertible Preferred Stock into Common Stock. In the event that the Corporation exercises the Preferred Call Option, the price to be paid to each holder of Series D Convertible Preferred Stock then owned to such holder Investor will be paid in cash in an amount equal to the Preferred Stock Cash Amount.

          8.2   The Preferred Call Option may be exercised by the Corporation giving notice to all of the holders then owning Shares of Series D Convertible Preferred Stock of the Corporation's election to exercise such option.

          8.3   The closing for the purchase and sale pursuant to the Preferred Call Option will take place at the executive offices of the Corporation on the date specified in the Corporation's notice of its exercise of the Preferred Call Option (a "Call Option Closing"); provided, that the date of the closing of such purchase and sale will take place no fewer than thirty (30) nor more than sixty (60) days after the date of such notice. At any Call Option Closing, each holder then owning Shares of Series D Convertible Preferred Stock will deliver good and marketable title to the Shares of Series D Convertible Preferred Stock being purchased and sold, duly endorsed in blank and otherwise in good form for transfer (if applicable), free and clear of any lien, charge, claim, or encumbrance other than this Certificate of Designation. In consideration for the same, the Corporation will deliver the consideration set forth in Section 8.1.

          8.4   Notwithstanding the provisions of Section 8.1, upon written notice delivered to the Corporation not fewer than five (5) Business Days prior to the scheduled Call Option Closing, the holders of Shares of Series D Convertible Preferred Stock participating in such notice shall be entitled to specify that the number of Shares of Series D Convertible Preferred Stock subject to the Call Option (as determined on a pro rata basis) that are held by such notifying holders shall instead be allocated among such notifying holders on the basis (other than pro rata) specified in such written notice. The Corporation shall comply with such written direction in connection with the consummation of the Preferred Call Option at the scheduled Call Option Closing provided that the Corporation is able to purchase, in the aggregate, the number of Shares of Series D Convertible Preferred Stock specified in the Corporation's notice of its exercise of the Preferred Call Option.

        9.    No Preemptive Rights.    No holder of the Series D Convertible Preferred Stock shall be entitled as a matter of right to subscribe for or purchase, or have any preemptive right or any other right to remediate dilution with respect to, any part of any new or additional issue of stock of any class whatsoever or of securities convertible into any stock of any class whatsoever, whether now or hereafter authorized and whether issued for cash or other consideration or by way of dividend. Nothing herein, however, shall prohibit the Corporation from granting one or more holders of the Shares the right to participate in offerings of additional securities of the Corporation.

        10.    Reissuance of Series D Convertible Preferred Stock.    Any Shares of Series D Convertible Preferred Stock redeemed, converted or otherwise acquired by the Corporation or any Subsidiary shall be cancelled and retired as authorized and issued shares of Preferred Stock of the Corporation and no such Shares shall thereafter be reissued, sold or transferred as Series D Convertible Preferred Stock.

        11.    Record Holders.    To the fullest extent permitted by applicable law, the Corporation (and any Transfer Agent for the Series D Convertible Preferred Stock) may deem and treat the record holder of any share of the Series D Convertible Preferred Stock as the true and lawful owner thereof for all purposes, and the Corporation (and any such Transfer Agent) shall not be affected by any notice to the contrary.

        12.    Certificates.    Series D Convertible Preferred Stock shall be certificated and issued in registered form only. The Corporation shall keep and maintain, or shall cause to be kept and maintained, a register in which, subject to such reasonable regulations as the Corporation may prescribe, the Corporation shall provide for the registration of shares and transfers, exchanges or substitutions as provided herein.

        13.    Transfer Restrictions and Legends.    Shares of Series D Convertible Preferred Stock may not be reoffered, sold, assigned, transferred, pledged, encumbered or otherwise disposed of by a holder except pursuant to a registration statement that has become effective under the Securities Act or pursuant to an exemption from the registration requirements of the Securities Act.

        14.    Transfer Agent.    The Corporation may, its sole discretion, appoint or remove a transfer agent and registrar for the Series D Convertible Preferred Stock (the "Transfer Agent") in accordance with the agreement between the Corporation and the Transfer Agent.

        15.    Transfer.    A holder may transfer a Series D Convertible Preferred Stock Certificate only upon surrender of such certificate for registration of transfer, presented at the principal executive offices of the Corporation (or the offices of the Transfer Agent, if a Transfer Agent has been appointed) with a written instruction in form satisfactory to the Corporation (and Transfer Agent) duly executed by such holder, and accompanied by certification that such transfer will comply with the appropriate transfer restrictions applicable to such Series D Convertible Preferred Stock Certificate.

        16.    Lost or Stolen Certificates.    Upon receipt by the Corporation of: (i) evidence of the loss, theft, destruction or mutilation of any Preferred Stock Certificates; and (ii) (y) in the case of loss, theft or destruction, indemnity (without bond or other security) reasonably satisfactory to the Corporation; or (z) in the case of mutilation, the Preferred Stock Certificate(s) (surrendered for cancellation); the Corporation shall execute and deliver new Preferred Stock Certificate(s) of like tenor and date. However, the Corporation shall not be obligated to reissue such lost, stolen, destroyed or mutilated Preferred Stock Certificate(s) if the holder contemporaneously requests the Corporation to convert such Series D Convertible Preferred Stock.

        17.    Waiver.    Notwithstanding any provision in this Certificate of Designation to the contrary, any provision contained herein and any right of the holders of Series D Convertible Preferred Stock granted hereunder may be waived as to all shares of Series D Convertible Preferred Stock (and the holders thereof) upon the written consent of a Supermajority of Holders, unless a higher percentage is required by applicable law, in which case the written consent of the holders of not less than such higher percentage of shares of Series D Convertible Preferred Stock shall be required.

        18.    Notices.    Except as otherwise provided in this Certificate of Designation, all notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given: (a) when delivered by hand (with written confirmation of receipt);

(b) when received by the addressee if sent by a nationally recognized overnight courier (receipt requested); (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next business day if sent after normal business hours of the recipient; or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. The address for such communications are: (i) if to the Corporation, at its principal place of business as specified in its filings with the Securities and Exchange Commission, Attention: General Counsel; and (ii) to any stockholder, at such holder's address at it appears in the stock records of the Corporation.

ANNEX C
FAIRNESS OPINION OF JANNEY MONTGOMERY SCOTT LLC

Annex C

Established 1832

May 28, 2019
Special Committee of the Board of Directors
Ashford Inc.
14185 Dallas Parkway, Suite 1100
Dallas, TX 75254

Members of the Special Committee of the Board of Directors:

        We understand that Ashford Inc., a Maryland corporation ("AINC" or the "Company"), is considering entering into a Combination Agreement (the "Combination Agreement") among the Company, Archie Bennett, Jr. and Monty J. Bennett (collectively, the "Bennetts"); Remington Holdings, L.P., a Delaware limited partnership ("Remington"); Remington Holdings GP, LLC, a Delaware limited liability company and the general partner of Remington; solely for the purpose of conveying its interests in Remington, MJB Investments, LP ("MJB Investments"); solely for the purpose of conveying his Marietta Class B Interests and for purposes of Article VII of the Combination Agreement, James L. Cowen ("Cowen"); solely for the purpose of conveying his Marietta Class B Interests and for purposes of Article VII of the Combination Agreement, Jeremy J. Welter ("Welter" and, together with the Bennetts, MJB Investments, and Cowen, "Sellers"); Ashford Nevada Holding Corp., a Nevada corporation and wholly owned Subsidiary of AINC ("New Holdco"); and Ashford Merger Sub Inc., a Maryland corporation and wholly owned Subsidiary of New Holdco ("Merger Sub"), pursuant to which, among other things, the common stockholders of AINC will become the common stockholders of New Holdco and New Holdco will acquire (such acquisition, the "Proposed Transaction") 100% of the Transferred Securities pursuant to which New Holdco will acquire the property management business of Remington (the "Property Management Business") and 100% of the equity interests in Marietta Leasehold LP, which represents 100% of the economic interests in the Hilton Marietta in Georgia which is subject to a ground lease, ("Marietta Leasehold LP") in exchange for 11,000,000 shares of New Holdco Preferred Stock, with a par value and initial liquidation value per share of $25.00, or $275,000,000 in the aggregate (the "Preferred Stock Consideration") and reimburse up to $4,100,000 of the Sellers' Transaction Costs (the "Cost Reimbursement," and together with the Preferred Stock Consideration, the "Aggregate Consideration"), and to concurrently refinance the $203,000,000 of outstanding Series B Convertible Preferred Stock in exchange for $203,000,000 of New Holdco Preferred Stock (the "Refinancing"). In connection with the Proposed Transaction, and as contemplated by the Combination Agreement, at the Closing, among other things, (i) Merger Sub shall be merged with and into AINC, with AINC surviving and becoming a wholly owned Subsidiary of New Holdco; (ii) each share of AINC Common Stock shall automatically convert, on a one-for-one basis, into one (1) share of New Holdco Common Stock; and (iii) each share of AINC Series B Preferred Stock shall automatically convert, on a one-for-one basis, into one (1) share of New Holdco Preferred Stock. Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Combination Agreement. In connection with the Proposed Transaction, the Sellers and New Holdco will enter into an Investor Rights Agreement pursuant to which, among other things, the Sellers will, until August 8, 2023, not have discretionary voting power over that portion of the New Holdco Preferred Stock issued to the Sellers in the Proposed Transaction that exceeds 40% of the voting power of New Holdco.

        You have asked our opinion, as of the date hereof, whether the Aggregate Consideration to be paid in the Proposed Transaction by New Holdco is fair, from a financial point of view, to New Holdco.

        Our opinion does not address, among other things, (i) the relative merits of the Proposed Transaction as compared to other business strategies or transactions that might be available to the Company, (ii) the underlying business decision of the Company or any other party to proceed with or effect the Proposed Transaction or any other transaction related thereto, (iii) any advisory, transition services or investor rights agreements or other agreements or relationships between the parties to the Proposed Transaction, or (iv) the terms of any arrangements, understandings, agreements or documents related to, or the form, structure or any other portion or aspect of, the Proposed Transaction or otherwise (other than the Aggregate Consideration to the extent expressly specified herein). We have not been asked to, nor do we, offer any opinion as to the terms, other than the Aggregate Consideration to the extent expressly specified herein, of (i) the Combination Agreement (including any working capital, post-closing and other adjustments to consideration and incentive or other payments) or (ii) the Merger Agreement or any other documents related to the Proposed Transaction (collectively, the "Other Transaction Documents"), or the structure of the Proposed Transaction. In rendering this opinion, we have assumed, with your consent, that (i) the final executed form of the Combination Agreement will not differ in any material respect from the draft dated May 23, 2019 that we have reviewed, (ii) the parties will comply with all material terms of the Combination Agreement and the Other Transaction Documents, and (iii) the Proposed Transaction will be consummated in accordance with the terms of the Combination Agreement without any waiver or amendment of any material term or condition thereof. We have also assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Proposed Transaction will be obtained without any imposition of material restrictions, terms or conditions, material delay or adverse effect on the Company.

        In rendering our opinion, we have made such reviews, analyses and inquiries as we have deemed necessary and appropriate under the circumstances including, among other things, the following:

        (a)   reviewed the historical financial performance, current financial position and general prospects of the Company and of the Property Management Business and Marietta Leasehold LP to be acquired pursuant to the Proposed Transaction (the Property Management Business together with Marietta Leasehold LP, the "Acquired Business");

        (b)   reviewed certain internal financial and operating information with respect to the business, operations and general prospects of the Company, including certain historical financial adjustments and financial forecasts prepared by the Company and used per instruction of the Company (the "Company Forecasts");

        (c)   reviewed certain internal financial and operating information with respect to the business, operations and general prospects of the Acquired Business, including certain historical financial adjustments and financial forecasts prepared by Remington and used per instruction of the Company (the "Acquired Business Forecasts");

        (d)   discussed the Acquired Business's historical financial performance, current financial position and general prospects with members of the Company's senior management team and with members of Remington's senior management team;

        (e)   reviewed certain pro forma financial effects of the Proposed Transaction on the Company, based on certain projections for the Company provided by the management of the Company;

        (f)    reviewed the proposed financial terms of the Proposed Transaction, as set forth in the draft Combination Agreement, dated May 23, 2019;

        (g)   to the extent deemed relevant, analyzed publicly available information of certain selected publicly traded companies and compared the financial and operating performance of the Acquired Business to these other companies;

        (h)   to the extent deemed relevant, analyzed information of certain other selected merger and acquisition transactions and compared the Proposed Transaction from a financial point of view to these other transactions to the extent information concerning such transactions was publicly available;

        (i)    discussed with certain members of senior management of the Company the strategic aspects of the Proposed Transaction, including, but not limited to, past and current business operations, financial condition and prospects (including their views on the risks and uncertainties of achieving the Acquired Business Forecasts); and

        (j)    performed such other analyses and examinations as we deemed necessary.

        We have relied upon the accuracy and completeness of all of the financial and other information that was available to us from public sources, that was provided to us by the Company and its representatives or that was otherwise reviewed by us and have assumed such accuracy and completeness for purposes of rendering this opinion. We have further relied on the assurances of management of the Company that they are not aware of any facts or circumstances that would make any of such information inaccurate or misleading. We have not been asked to and have not undertaken any independent verification of any of such information and we do not assume any responsibility or liability for the accuracy or completeness thereof. For purposes of this opinion, we have not been requested to, and did not, make an independent evaluation or appraisal of any of the assets or liabilities (contingent or otherwise) of the Company or the Acquired Business or any of their respective affiliates or subsidiaries and we have not been furnished with any such evaluation or appraisal. We have not made any physical inspection of the properties or assets of the Company or the Acquired Business. With respect to the Company Forecasts and the Acquired Business Forecasts, the Company's management has confirmed that they have been prepared in good faith and reflect the best currently available estimates and judgments of such management of the future financial performance of the Company and the Acquired Business. We express no opinion or view as to such financial forecasts or the assumptions on which they are based or if the Proposed Transaction were not consummated that the Company's or the Acquired Business's performance would be consistent with such forecasts. For purposes of rendering this opinion, we have relied only on the Company's and Acquired Business's historical financial information, except for such financial forecasts (which we have assumed will be achieved) in connection with the public company, precedent transactions and discounted cash flow analyses. We have assumed in all respects material to our analyses that all of the representations and warranties contained in the Combination Agreement and the Other Transaction Documents are true and correct, that each party to such agreements will perform all of the covenants required to be performed by such party under such agreements, that the conditions precedent to Closing under the Combination Agreement are not waived and that the Proposed Transaction will be consummated in a timely manner in accordance with the terms described in the Combination Agreement in the form provided to us without any amendments or modifications thereto.

        Janney Montgomery Scott LLC, as part of its investment banking business, is engaged in the valuation of companies and their securities in connection with mergers and acquisitions. On August 30, 2018, the Special Committee engaged Janney Montgomery Scott LLC as financial advisor to the Special Committee pursuant to an engagement letter due to the firm's expertise in the sector and knowledge of similar types of transactions. We have received a non-refundable retainer fee (the "Retainer Fee"), will receive a fee (the "Opinion Fee") for rendering this opinion (which fee is not contingent on the successful completion of the Proposed Transaction or the conclusions expressed herein) and will receive a fee upon the consummation of the Proposed Transaction, should such consummation occur (the "Transaction Fee"), provided that the Retainer Fee and the Opinion Fee are creditable against any Transaction Fee. In addition, the Company has agreed to reimburse certain of our expenses and to indemnify us for certain liabilities arising out of our engagement as advisor to the Company and rendering this opinion. Janney Montgomery Scott LLC acted as financial advisor to the Special Committee of the Board of Directors in the Company's 2018 acquisition of the project management business of Remington, for which Janney Montgomery Scott LLC received an opinion fee and transaction fee.

        In the ordinary course of our business as a broker-dealer, we may, from time to time, have a long or short position in, and buy or sell, debt or equity securities of the Company for our own account or for the accounts of customers. Janney has acted as an underwriter to Ashford Hospitality Trust, Inc. and Braemar Hotels & Resorts, Inc. in offerings in the past two years. Except as described herein and as previously disclosed on the relationship statement provided to the Special Committee of the Board of Directors of the Company (the "Special Committee"), there are no other material relationships that existed during the two years prior to the date hereof or that are mutually understood to be contemplated in which any compensation was received or is intended to be received as a result of the relationship between us and any party to the Combination Agreement. We may provide investment banking services to the Company or its affiliates and to Ashford Hospitality Trust, Inc. and Braemar Hotels & Resorts, Inc. in the future for which we would seek customary compensation.

        Our opinion is rendered on the basis of market, economic and other conditions prevailing as of the date hereof and on the conditions and prospects, financial and otherwise, of the Company and the Acquired Business, as they exist and are known to us on the date hereof, and we assume no responsibility for updating, revising or reaffirming this opinion based on circumstances, developments or events occurring after the date hereof. Our opinion is furnished solely for the use and benefit of the Special Committee in connection with its consideration of the Proposed Transaction, and does not constitute a recommendation to any shareholder of the Company as to how such shareholder should vote or otherwise act with respect to the Proposed Transaction. Our opinion may not be relied upon by any creditors or other stakeholders of the Company or New Holdco. Notwithstanding the foregoing, a member of the Special Committee may provide this opinion on a strictly confidential basis to any member of the Board of Directors of the Company that does not have a personal or financial interest in the Acquired Business or the parties to the Proposed Transaction other than the Company or in the Proposed Transaction (each, an "Additional Independent Director") for review in connection with his or her responsibilities as a Director of the Company and such Additional Independent Director will be entitled to rely on the opinion as though such Additional Independent Director were a member of the Special Committee in taking any action to approve or ratify the Proposed Transaction.

        Our opinion is directed only to the fairness, from a financial point of view, as of the date hereof, of the Aggregate Consideration to be paid by New Holdco pursuant to the Combination Agreement and does not address the fairness of the Proposed Transaction to, or any consideration paid in connection therewith by, or the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of the Company, New Holdco or any other party to the Proposed Transaction or their affiliates, whether relative to the Aggregate Consideration or otherwise. We are not expressing any opinion as to the impact of the Proposed Transaction on the solvency or viability of the Company, New Holdco, the Acquired Business and/or any of the other parties to the Combination Agreement or the Other Transaction Documents, or their ability to pay their debts when they become due. This opinion should not be construed as creating any fiduciary duty on our part to any party. This opinion shall not be reproduced, disclosed, summarized, described or referred to without Janney's prior written consent other than to the Company's consultants, advisors, bankers, accountants or attorneys who need to know such information in connection with the Proposed Transaction. Furthermore, no opinion, counsel or interpretation is intended in matters that require legal, regulatory, accounting, insurance, tax or other similar professional advice. It is assumed that such opinions, counsel or interpretations have been or will be obtained from the appropriate professional sources. Furthermore, we have relied, with your consent, on the assessments by the Company and their advisers, as to all legal, regulatory, accounting, insurance and tax matters with respect to the Company, New Holdco, the Proposed Transaction. This opinion has been approved by our fairness opinion committee.

        Based upon and subject to the foregoing, we are of the opinion that, as of the date hereof, the Aggregate Consideration to be paid by New Holdco in the Proposed Transaction pursuant to the Combination Agreement is fair, from a financial point of view, to New Holdco.

Very truly yours,

/s/ Janney Montgomery Scott

JANNEY MONTGOMERY SCOTT LLC

ANNEX D
FORM OF INVESTOR RIGHTS AGREEMENT

Annex D

INVESTOR RIGHTS AGREEMENT

        INVESTOR RIGHTS AGREEMENT (this "Agreement") is entered into as of [    •    ], 20[    •    ], by and among Ashford Nevada Holding Corp. (to be renamed Ashford Inc.), a Nevada corporation (the "Company"), Archie Bennett, Jr., Monty J. Bennett, MJB Investments, LP (each a "Remington Holder" and collectively, the "Remington Holders"), the Alayna Jo Bennett Max 2019 Gift Trust, the Archie Bennett, III 2019 Gift Trust, the Audra Marie Bennett Maxwell 2019 Gift Trust, the Jory Glazener 2019 Gift Trust, the Krista Koleas 2019 Gift Trust, the Matthew Wade Bennett 2019 Gift Trust, the Beverly Rene Bennett Flood 2019 Gift Trust, the Supplemental Needs Trust FBO Lucas Wade Bennett (each such trust a "Trust" and collectively, the "Trusts"), James L. Cowen, Jeremy J. Welter, Mark A. Sharkey and any other Persons that become parties to this Agreement by joinder as provided in this Agreement. Capitalized terms used in this Agreement and not otherwise defined have the meanings given such terms in Article 1 or in the applicable Section cross-referenced in Article 1.

PRELIMINARY STATEMENTS

        A.    The Company, the Remington Holders, James L. Cowen, Jeremy J. Welter and certain other Persons are parties to the Combination Agreement, dated as of May 31, 2019 (the "Combination Agreement").

        B.    As a condition to the Closing pursuant to the Combination Agreement, the parties have agreed to enter into this Agreement in order to provide, among other things, governance and operational covenants.

        THEREFORE, the parties intending to be legally bound agree as follows:

ARTICLE 1
DEFINITIONS

        1.01    Definitions.    Terms used in this Agreement and not otherwise defined in this Agreement will have the following meanings.

        "Acting in Concert" has the meaning set forth in Annex A attached hereto.

        "AINC" means Ashford Inc., a Maryland corporation that will be a wholly-owned Subsidiary of the Company immediately following the Merger (as defined in the Merger Agreement).

        "Agreement" as defined in the Preamble, means this Investor Rights Agreement.

        "Affiliate" and its correlative terms have the meanings ascribed to such term in Rule 12b-2 of the General Rules and Regulations under the Exchange Act, as in effect on the date of this Agreement.

        "Associate" and its correlative terms have the meaning ascribed to such term in Rule 12b-2 of the General Rules and Regulations under the Exchange Act, as in effect on the date of this Agreement.

        "Base Strike Price" means $25 (as adjusted for any stock splits, stock dividends, recapitalizations or similar transaction with respect to the Company Preferred Stock in a manner consistent with the corresponding adjustment to the Liquidation Value).

        "Beneficially Own," "Beneficial Owner," and their correlative terms, has the meaning set forth in Annex A attached hereto.

        "Business Day" means any day except Saturday, Sunday or any other day on which commercial banks located in Dallas, Texas are authorized or required by Law to be closed for business.

        "Change of Control" means, with respect to any Covered Investor, the occurrence of any of the following, in each case that was not voted for or consented to by such Covered Investor solely in its capacity as a stockholder of the Company (but not in any other capacity): (a) any Person (other than the Remington Holders, their controlled Affiliates, any trust or other estate in which a Remington Holder has a substantial beneficial interest or as to which such Remington Holder serves as trustee or in a similar fiduciary capacity, any Immediate Family Member of a Remington Holder, or any Group of which any Remington Holder is a member) acquires Beneficial Ownership of securities of the Company that, together with the securities of the Company previously Beneficially Owned by the first such Person, constitutes more than fifty percent (50%) of the total voting power of the Company's outstanding securities; or (b) the sale, lease, transfer or other disposition (other than as collateral) of all or a majority of the Company's (taken as a whole) assets or income or revenue generating capacity, other than to any direct or indirect majority-owned and controlled Affiliate of the Company.

        "Change of Control Put Option" has the meaning set forth in Section 2.02.

        "Closing" means the consummation of the transactions contemplated by the Combination Agreement.

        "Closing Date" means the date on which the Closing is effective.

        "Code" means the Internal Revenue Code of 1986.

        "Combination Agreement" has the meaning set forth in the Preliminary Statements.

        "Company" as defined the Preamble, means Ashford Nevada Holding Corp. (to be renamed Ashford Inc.).

        "Company Board" means the Board of Directors of the Company that manages the business and affairs of the Company.

        "Company Cleansed Shares" has the meaning set forth in Section 3.02(b).

        "Company Common Stock" means the common stock of the Company, par value $0.001 per share, entitled to cast one vote on all matters in which holders of common stock may vote.

        "Company Preferred Stock" means the Series D Convertible Preferred Stock of the Company, par value $0.001 per share, issued to the Holder Group Investors, Marissa A. Bennett and Mark A. Sharkey at the Closing, as authorized by the Preferred Stock Certificate of Designation.

        "Company Preferred Stock Cash Amount" means, at any date of determination, an amount, determined on a per share basis, equal to the sum of: (a) the Base Strike Price multiplied by one hundred and five-tenths percent (100.5%); plus (b) all accrued and unpaid dividends, as provided by the Preferred Stock Certificate of Designation; plus (c) in the event that the Change of Control Put Option is exercised prior to June 30, 2026, an additional amount (the "Additional Payment"), which shall initially be twenty-four percent (24.0%) of the Base Strike Price until the first (1st) anniversary of the Closing Date, twenty percent (20.0%) of the Base Strike Price thereafter and until the second (2nd) anniversary of the Closing Date, sixteen percent (16.0%) of the Base Strike Price thereafter and until the third (3rd) anniversary of the Closing Date, twelve percent (12.0%) of the Base Strike Price thereafter and until the fourth (4th) anniversary of the Closing Date, nine percent (9.0%) of the Base Strike Price thereafter and until the fifth (5th) anniversary of the Closing Date, six percent (6.0%) of the Base Strike Price thereafter and until the sixth (6th) anniversary of the Closing Date, and three percent (3.0%) of the Base Strike Price thereafter and until June 30, 2026.

        "Company Shares" means shares of Company Common Stock and Company Preferred Stock.

        "Conversion Price" means $117.50, as adjusted as provided in Section 2.03.

        "Covered Investor" means each Remington Holder, each Trust, James L. Cowen, Jeremy J. Welter, Mark A. Sharkey and each Person that succeeds to the interests of a Remington Holder, a Trust James L. Cowen, Jeremy J. Welter or Mark A. Sharkey as a result of a Permitted Transfer.

        "Disinterested Director" means, with respect to any action or transaction, each director of the Company that: (a) is neither an officer nor an employee, nor has been an officer or employee, of the Company, any Covered Investor, or either of their respective Affiliates or Associates within five years; and (b) has no material personal or financial interest in such transaction or matter that is distinct from the holders of Company Shares that are not Affiliates or Associates of a Covered Investor.

        "Exchange Act" means the Securities Exchange Act of 1934.

        "GAAP" means generally accepted accounting principles in the United States consistently applied.

        "Group" has the meaning ascribed to such term under Rule 13d-5(b) under the Exchange Act.

        "Holder" means any Person Beneficially Owning Company Shares.

        "Holder Group Investor" means each Remington Holder, each Trust and each Person that succeeds to the interests of a Remington Holder or a Trust as a result of an Intra-Group Transfer.

        "Hotel Services Agreement" means that certain Hotel Services Agreement, dated as of the Closing Date, among the Remington Holders and the Company.

        "Immediate Family Member" means a child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, step-sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, including adoptive relationships, of a referenced natural person.

        "Intra-Group Transfer" means the Transfer of shares of Company Preferred Stock or Company Common Stock by a Remington Holder, a Holder Group Investor or a Covered Investor (including by the estate of any such Person) to: (a) an Immediate Family Member of a Covered Investor, or a trust established for the benefit of one or more such Immediate Family Members, in each case, without consideration and for bona fide estate, succession or tax planning purposes; or (b) a Person that is majority Beneficially Owned and is controlled by a Covered Investor; provided that, in each of the foregoing cases, the transferee becomes a party to this Agreement as a Covered Investor.

        "Liquidation Value" has the meaning set forth in the Preferred Stock Certificate of Designation.

        "Joinder Transferees" has the meaning set forth in Section 2.01(b).

        "Major Investor" means one or more Holder Group Investors that Beneficially Own, in the aggregate, no less than twenty percent (20%) of the issued and outstanding shares of Company Common Stock (taking into account such Person's Company Preferred Stock on an as-converted basis).

        "Majority in Interest" of the Remington Holders, the Holder Group Investors or the Covered Investors, as applicable, means, at any time, those Remington Holders, Holder Group Investors or Covered Investors, as applicable, holding in the aggregate fifty-five percent (55%) of the total number of shares of Company Common Stock (in all cases taking into account the Company Preferred Stock on an as-converted basis) held by all Remington Holders, Holder Group Investors or Covered Investors, as applicable.

        "Merger Agreement" means that certain Merger Agreement, dated as of the Closing Date, among AINC, the Company, Ashford Merger Sub Inc., the Remington Holders, the Trusts, James L. Cowen, Jeremy J. Welter and Mark A. Sharkey, setting forth the terms and conditions upon which Ashford Merger Sub Inc. is merged with and into AINC effective as of the Closing Date.

        "New Securities" has the meaning set forth in Section 3.06.

        "Non Cleansed Shares" means all Reference Shares held by a Covered Investor that are not Company Cleansed Shares.

        "Non-Competition Agreement" means that certain Non-Competition Agreement, dated as of the Closing Date, among the Archie Bennett, Jr., Monty J. Bennett and the Company.

        "Participation Notice" has the meaning set forth in Section 3.06(c).

        "Permitted Transfer" means a Transfer to any of the following transferees of shares of Company Preferred Stock: (a) an Intra-Group Transfer; (b) any Transfer as part of the exercise of the conversion rights of the Company Preferred Stock as set forth in Section 5 of the Preferred Stock Certificate of Designation; (c) any Transfer as part of the exercise of the call option in respect of the Company Preferred Stock as set forth in Section 8 of the Preferred Stock Certificate of Designation; (d) any Transfer to a bona fide charitable foundation; and (e) any Transfer made pursuant to or in accordance with or as permitted by Sections 2.01 or 2.02. In each of the foregoing cases (other than Section 2.02 and clause (c) of the foregoing sentence), the transferee must become a party to this Agreement as a Covered Investor.

        "Person" means any individual; any public or private entity, including any corporation, partnership, limited partnership, limited liability company, trust, or business enterprise or any governmental agency or instrumentality; and any Group.

        "PM LLC" means Project Management LLC, a Maryland limited liability company owned by AINC.

        "Preferred Stock Certificate of Designation" means the Certificate of Designation authorizing the Company Preferred Stock in effect as of the Closing.

        "Prior IRA" has the meaning set forth in Section 4.14.

        "Proceedings" has the meaning set forth in Section 4.06(b).

        "Prohibited Beneficial Owner" has the meaning set forth in Annex A attached hereto.

        "Put Option Closing" has the meaning set forth in Section 2.02(b).

        "Reference Shares" means all voting securities of the Company that are (without duplication):

        (a)   Beneficially Owned by, as applicable, any Covered Investor or any Holder Group Investor, including any such voting securities as to which any, as applicable, Covered Investor or Holder Group Investor has sole or shared voting power;

        (b)   Beneficially Owned by any member of a Group of which any, as applicable, Covered Investor or Holder Group Investor is a member; or

        (c)   subject to or referenced in any derivative or synthetic interest that: (i) conveys any voting right in Company Common Stock, as applicable; or (ii) is required to be, or is capable of being, settled through delivery of Company Common Stock, as applicable, in either case, that is held or Beneficially Owned by any, as applicable, Covered Investor or Holder Group Investor or any controlled Affiliate or any, as applicable, Covered Investor or Holder Group Investor.

        "Remington Contribution Agreement" has the meaning set forth in the Combination Agreement.

        "Remington Holder" has the meaning set forth in the Preamble.

        "Remington LP" means Remington Holdings, L.P., a Delaware limited partnership.

        "Securities Act" means the Securities Act of 1933, as amended.

        "Seller Nominee" has the meaning set forth in Section 3.01(a).

        "Sole Voting Shares" means all voting securities of the Company that any Covered Investor has the sole power to vote and all such voting securities held by any Immediate Family Member of such Covered Investor or a trust established for the benefit of such Covered Investor or an Immediate Family Member of such Covered Investor.

        "Subscription Notice" has the meaning set forth in Section 3.06(a).

        "Subscription Share" means, with respect to all Holder Group Investors, a percentage equal to the total number of New Securities specified in the Subscription Notice, multiplied by a fraction: (a) the numerator of which is the sum of the total number of Company Shares held by such Holder Group Investor (determined on a fully-diluted and an as-converted basis); and (b) the denominator of which is sum of the total number of Company Shares outstanding (determined on a fully-diluted and an as-converted basis), in each case calculated as of the date on which the Subscription Notice is delivered to the Holder Group Investors, such amount to be allocated ratably in accordance with each Holder Group Investor's pro rata percentage thereof or as the exercising Holder Group Investors may mutually agree.

        "Subcription Period" means the period beginning on the date on which the Subscription Notice is delivered to the Holder Group Investors and ending thirty (30) days thereafter.

        "Subsidiary" means, with respect to any Person, any corporation or other Person of which securities or other interests having the power to elect a majority of that corporation's or other Person's board of directors or similar governing body, or otherwise having the power to direct the business and policies of that corporation or other Person (other than equity securities or other interests having such power only upon the happening of a contingency that has not occurred) are held by such Person or one or more of its Subsidiaries.

        "Transaction Documents" means the Combination Agreement, the Company's certificate of incorporation as in effect on the date of the Combination Agreement, the Preferred Stock Certificate of Designation, the certificate of incorporation of Ashford Merger Sub Inc. as in effect on the date of the Combination Agreement, the Remington Contribution Agreement, the Merger Agreement, this Agreement, the Transition Cost Sharing Agreement, the Hotel Services Agreement and the Non-Competition Agreement.

        "Transactions" means all the transactions contemplated by the Combination Agreement and the other Transaction Documents.

        "Transfer" and its correlative terms mean any sale, assignment, pledge, hypothecation, transfer, or other disposition or encumbrance of any shares of Company Preferred Stock or Company Common Stock, or any beneficial interest therein, whether in a single transaction or a series of related transactions, but does not include a bona fide pledge of shares of Company Preferred Stock or Company Common Stock in an arm's length lending transaction with a Person that is not an Affiliate of such pledgor of shares of Company Preferred Stock or Company Common Stock.

        "Transition Cost Sharing Agreement" means that certain Transition Cost Sharing Agreement, dated as of the Closing Date, among the Remington Holders and the Company.

        "Trust" or "Trusts" have the meanings set forth in the Preamble.

ARTICLE 2
Restrictions on Transfer of Company Preferred Stock; Put Option

        2.01    Restrictions on Transfer.

        (a)    Transfers to Prohibited Beneficial Owners.    Until the fifth (5th) anniversary of the Closing Date, no Covered Investor may effect any Transfer to any Person that is or would become a Prohibited Beneficial Owner as a result of such Transfer, except: (i) pursuant to an Intra-Group Transfer; (ii) as a result of any voting agreement between Archie Bennett, Jr. and Monty J. Bennett; (iii) a Transfer in which no transferee (or group of Affiliated or Associated transferees) would purchase or receive two percent (2%) or more of the outstanding voting Company Shares (regardless of the number of voting Company Shares held by any such transferee prior to any such Transfer); (iv) in connection with any widespread public distribution of Company Shares registered under the Securities Act; or (v) a Transfer to any transferee (or group of Affiliated or Associated transferees) that would Beneficially Own more than fifty percent (50%) of the outstanding Company Shares without any Transfer from a Covered Investor; provided, that, the restriction set forth in this Section 2.01(a) may be waived by the affirmative vote of the majority of the stockholders of the Company that are not Affiliates or Associates of the Covered Investors.

        (b)    Status of Transferees; Joinder.    Any transferee from a Covered Investor will be bound by the terms of this Agreement as follows: (i) transferees in an Intra-Group Transfer or a Permitted Transfer (collectively, "Joinder Transferees") will be Covered Investors for the purposes of this Agreement; and (ii) transferees that are Covered Investors will continue to be Covered Investors. As a condition to any Transfer, Joinder Transferees and transferees that are Covered Investors must become a party to, and agree to be bound by, all of the terms and conditions of this Agreement as a Covered Investor by a joinder agreement that binds such transferee to the terms and conditions of this Agreement, as may be amended on the date of such joinder, as though a party hereto.

        (c)    Compliance with Securities Law.    Shares of Company Preferred Stock may not be Transferred in the absence of an effective registration statement under or an exemption from the registration requirements of the Securities Act and all applicable state securities laws.

        (d)    Non-Compliant Transfers Void.    Any Transfer of shares of Company Preferred Stock that is not made in full compliance with the requirements of this Section 2.01 (or otherwise contemplated by Sections 2.02) will be null and void, and the Company will refuse to recognize such Transfer and will not reflect on its records any change in ownership of shares of Company Preferred Stock pursuant to such Transfer.

        2.02    Put Following a Change in Control.

        (a)   The Company hereby grants to each Covered Investor an option, exercisable with respect to each and every Change of Control that may occur following the date of this Agreement, to sell to the Company, and the Company is obligated to purchase from such Covered Investor, all or any portion of the Company Preferred Stock then owned by such Covered Investor (the "Change of Control Put Option"), which right may be waived at the option of any such Covered Investor with respect to a particular Change of Control or in its entirety, any such waiver being irrevocable. The Change of Control Put Option may only be exercised by a Covered Investor, in its sole discretion, on the date of the consummation of each particular Change of Control, or during the ten (10) Business Day period following the date of the consummation of such Change of Control, provided that an exercising Covered Investor may provide written notice of such exercise to the Company in advance of the anticipated date of the consummation of such Change of Control as provided in Section 2.02(b). In the event that a Covered Investor exercises the Change of Control Put Option, the price to be paid by the Company to such exercising Covered Investor for each share of the Company Preferred Stock then owned by such Covered Investor which is the subject of such option exercise will be an amount equal to the Company Preferred Stock Cash Amount, payable, at each such Covered Investor's individual election not later than five (5) Business Days before the scheduled Put Option Closing, in any combination of: (i) cash; or (ii) a number of shares of Company Common Stock determined by dividing such amount by the Conversion Price. To the extent that a Covered Investor continues to hold shares of Company Preferred Stock following the consummation of a Change of Control, such Covered Investor shall continue to have the right to exercise the Change of Control Put Option with respect to any succeeding Change of Control that may take place.

        (b)   The closing for the purchase and sale pursuant to the Change of Control Put Option will take place at the executive offices of the Company on the date specified in the exercising Covered Investor's written notice to the Company of its exercise of such option (a "Put Option Closing"), which written notice may be delivered by such Covered Investor in advance of the anticipated date of the consummation of the Change of Control. The closing date specified in such written notice will be a date no fewer than thirty (30) nor more than sixty (60) days after the date of such notice; provided that in no event shall the closing date occur prior to the consummation of the applicable Change of Control. At any Put Option Closing, the exercising Covered Investor will deliver good and marketable title to the Company Preferred Stock being purchased and sold, duly endorsed in blank and otherwise in good form for transfer (if applicable), free and clear of any lien, charge, claim, or encumbrance other than this Agreement. In consideration for the same, the Company will deliver the consideration set forth in this Section 2.02.

        2.03    Adjustment to Conversion Price.    If the Company, at any time or from time to time after the Closing Date: (a) pays a dividend or makes any other distribution for no consideration to holders of the Company Common Stock in any other capital stock of the Company or in shares of Company Common Stock or securities directly or indirectly convertible into or exchangeable for shares of Company Common Stock; or (b) subdivides (by any stock split, recapitalization or otherwise) its outstanding shares of Company Common Stock into a greater number of shares, the Conversion Price applicable to the Change of Control Put Option in effect immediately prior to any such dividend, distribution or subdivision will be proportionately reduced. If the Company at any time combines (by combination, reverse stock split or otherwise) its outstanding shares of Company Common Stock into a smaller number of shares, the Conversion Price applicable to the Change of Control Put Option in effect immediately prior to such combination will be proportionately increased. Any adjustment under this Section 2.03 shall become effective at the close of business on the date the dividend, distribution, subdivision or combination becomes effective.

ARTICLE 3
Additional Covenants

        3.01    Company Board Nomination Rights.

        (a)   In addition to the Company Board nomination rights specified in Section 3.01(c), for so long as the Covered Investors are, in the aggregate, a Major Investor, Archie Bennett, Jr., during his lifetime, and a Majority in Interest of the Covered Investors thereafter, will be entitled to nominate one individual (other than Archie Bennett, Jr.), and Monty J. Bennett, during his lifetime, and a Majority in Interest of the Covered Investors thereafter, will be entitled to nominate one additional individual (other than Archie Bennett, Jr.) (each such individual so nominated, and any successor to each such individual as contemplated by this Section 3.01(a), individually, the "Seller Nominee" and collectively, the "Seller Nominees") for election as a member of the Company Board. Initially, Monty J. Bennett shall serve as the Seller Nominee of Monty J. Bennett, and W. Michael Murphy shall serve as the Seller Nominee of Archie Bennett, Jr.

        (b)   The Company agrees: (i) to assure that the size of the Company Board will accommodate the Seller Nominees; (ii) that at each annual meeting of stockholders of the Company, the Company: (A) will cause the slate of nominees standing for election, and recommended by the Company Board, at each such meeting to include the Seller Nominees; (B) will nominate and reflect in the proxy statement on Schedule 14A for each such meeting the nomination of the Seller Nominees for election as a director of the Company at each such meeting; and (C) cause all proxies received by the Company to be voted in the manner specified by such proxies and, to the extent permitted under applicable law and stock exchange rules, cause all proxies for which a vote is not specified to be voted for the Seller Nominees; and (iv) that if any Seller Nominee ceases to be a director of the Company other than because the Holder Group Investors, in the aggregate, cease to be a Major Investor, then the nominating party pursuant to Section 3.01(a) may propose to the Company a replacement nominee for election as a director of the Company, in which event such individual will be appointed to fill the vacancy created as a result of the prior Seller Nominee ceasing to be a director of the Company.

        (c)   In addition to the Company Board nomination rights specified in Section 3.01(a), as provided in Section 6.2(c) of the Preferred Stock Certificate of Designation, upon the occurrence and during the continuation of a Series D Convertible Preferred Stock Breach (as defined in the Preferred Stock Certificate of Designation), a Supermajority of Holders (as defined in the Preferred Stock Certificate of Designation), and only a Supermajority of Holders, of the Company Preferred Stock shall have the right to designate two individuals to fill the newly created seats on the Company Board and to exercise the other rights contemplated by such Section 6.2. The Covered Investors agree that one such Company Board designation right shall be vested in Archie Bennett, Jr., during his lifetime, and the other such Company Board designation right shall be vested in Monty J. Bennett, during his lifetime. In furtherance of the foregoing, each Covered Investor agrees that it will vote all of such Covered Investor's Company Preferred Stock, and consent to any action by the holders of the Company Preferred Stock without a meeting as permitted under appropriate state law, as may be directed Archie Bennett, Jr. or Monty J. Bennett, respectively, in connection with their designation of the individuals to fill such Company Board seats.

        3.02    Voting Rights.    The Covered Investors agree that:

        (a)   Each Covered Investor will cause to be present, in person or represented by proxy, all voting securities of the Company that such Covered Investor Beneficially Owns at all stockholder meetings of the Company so that all voting securities of the Company that the Covered Investors Beneficially Own will be counted for the purposes of determining the presence of a quorum at such meetings.

        (b)   On any and all matters submitted to a vote of the holders of voting securities of the Company (other than the matters specified in Section 3.01(c)), the Covered Investors will have the right to vote or direct or cause the vote of the Sole Voting Shares as the Covered Investors determine, in their sole discretion, except as provided in this Section 3.02(b). If, prior to August 8, 2023, the combined voting power of the Reference Shares of the Company exceeds forty percent (40.0%) (plus the combined voting power of any Company Common Stock acquired by any Covered Investor in an arm's length transaction after the date of this Agreement from a Person other than the Company or a Subsidiary of the Company, including through open market purchases, privately negotiated transactions or any distributions of Company Common Stock by either of Ashford Hospitality Trust, Inc. or Braemar Hotels & Resorts, Inc., to its respective stockholders pro rata) of the combined voting power of all of the outstanding voting securities of the Company entitled to vote on any given matter, then Reference Shares of the Company representing voting power equal to such excess will be deemed to be "Company Cleansed Shares" under this Agreement. The Covered Investors irrevocably agree with the Company that, with respect to the Company Cleansed Shares, they will vote, or cause to be voted, out of the Covered Investors' Sole Voting Shares of the Company, shares constituting voting power equal to the voting power of the Company Cleansed Shares in the same proportion as the holders of such class or series of voting securities of the Company vote their shares with respect to such matters, inclusive of the Reference Shares of the Company voted by the Covered Investors (including as hereinafter further provided in the next succeeding sentence); provided, that the foregoing restriction may be waived by a majority of the Disinterested Directors. The Covered Investors also irrevocably agree solely amongst themselves that the total number of votes attributable to the Non-Cleansed Shares will be proportionately allocated among each Covered Investor based on a percentage, the numerator of which is the number of Reference Shares held by such Covered Investor, and the denominator of which is the total number of Reference Shares held by all Covered Investors in the aggregate. Each Covered Investor hereby irrevocably grants: (i) to the Company or its designee with respect to the voting agreement referenced in the second immediately preceding sentence; and (ii) to each other Covered Investor or its designee with respect to the voting agreement referenced in the immediately preceding sentence, a proxy with full power of substitution and resubstitution, which is coupled with an interest, during the term of this Agreement, to vote and give or withhold consent on behalf and in the name of such Covered Investor in order to effect the terms of Sections 3.02(a) and (b), and the Company and the Covered Investors, as applicable, each covenant to cause any such designee to carry into effect the terms of this Agreement.

        (c)   The Covered Investors hereby revoke any and all other proxies and voting agreements, other than any voting agreement between Archie Bennett, Jr. and Monty J. Bennett (which will nonetheless be subject to the terms of this Agreement), given by the Covered Investors with respect to Company Common Stock or Company Preferred Stock Beneficially Owned by them and will cause their Affiliates to revoke any and all proxies and voting agreements, other than any voting agreement between Archie Bennett, Jr. and Monty J. Bennett to which such Affiliate is a party (but subject, nonetheless, to the terms of this Agreement), given by any such Affiliate with respect to Company Common Stock or Company Preferred Stock.

        3.03    Special Protective Provisions.    Until the aggregate voting power of the Reference Shares held by the Holder Group Investors is less than twenty-five percent (25%) of the combined voting power of all of the outstanding voting securities of the Company on any given matter, no Holder Group Investor will until the fifth (5th) anniversary of the Closing Date: (i) take any action, vote such Holder Group Investor's securities, or enter into any transaction, including by Acting in Concert (as defined in Annex A) with another Person, which would result in the Company being treated as a "controlled company" under the applicable rules of the NYSE MKT; or (ii) take any action, vote such Holder Group Investor's securities, or enter into any transaction, by Acting in Concert (as defined in Annex A) with another Person engaging in a Rule 13e-3 Transaction, that results in the Company engaging in a Rule 13e-3 Transaction (as defined in the rules and regulations issued by the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended); provided, that the restriction set forth in this clause (ii) may be waived by the affirmative vote of a majority of the issued and outstanding shares of the Company's voting stock (taking into account the Company Preferred Stock on an as-converted basis) that are not Beneficially Owned by the Holder Group Investors (provided that, for purposes of clause (ii), the Company's voting stock that is owned of record by Ashford Hospitality Trust, Inc. or Braemar Hotels & Resorts, Inc. shall not be deemed to be Beneficially Owned by the Holder Group Investors so long as the decision to vote such shares on such waiver is solely determined by a majority of the members of the Board of Directors of the applicable entity who are independent within the meaning of applicable rules of the NYSE American (or any exchange on which the Company's voting stock is then listed) and do not have a material financial interest in such Rule 13e-3 Transaction (or a duly appointed board committee consisting only of such independent and disinterested board members)).

        3.04    Authorized Capital.    The Company will at all times reserve and keep available out of its authorized but unissued shares the number of shares of Company Common Stock as may from time to time be required to comply with the provisions of this Agreement and the Preferred Stock Certificate of Designation.

        3.05    Reporting.    If the Company intends to take the position (on any tax return or otherwise) that a holder of the Company Preferred Stock has received (or is deemed for tax purposes to have received) a taxable stock distribution (other than as a result of the receipt of common stock), the Company shall notify each of Archie Bennett, Jr. and Monty J. Bennett (or, in either case, his applicable designated representative, in the event of disability, or estate, in the event of death) of such position and give each of Archie Bennett, Jr. and Monty J. Bennett (or, in either case, his applicable designated representative, in the event of disability, or estate, in the event of death) a reasonable opportunity to dispute such position.

        3.06    New Security Subscription Rights.    The Company will not issue any equity securities, rights to acquire equity securities of the Company or debt convertible into equity securities of the Company (the "New Securities") unless the Company complies with the provisions of this Section 3.06, except for: (a) the conversion of Company Preferred Stock as provided by the Preferred Stock Certificate of Designation; and (b) the issuance of Company Common Stock pursuant to Article 2 of this Agreement.

        (a)   The Company must give to each Holder Group Investor notice of its respective intention to issue New Securities (a "Subscription Notice") prior to accepting any offer or proposal, or making any commitment, relating thereto and at least thirty (30) days prior to the anticipated issuance date of the New Securities. The Subscription Notice must state the class or series of New Securities to be issued or describe in reasonable detail the rights and preferences of the New Securities, the aggregate number of such New Securities to be issued, the aggregate consideration to be paid in exchange therefor, the anticipated issuance date and the other material terms upon which the Company proposes to issue or sell such New Securities.

        (b)   Upon receipt of a Subscription Notice, each Holder Group Investor shall have the right to acquire, on the terms specified in the Subscription Notice, such Holder Group Investor's Subscription Share of the New Securities specified in the Subscription Notice. Each Holder Group Investor will be entitled to exercise such right within the Subscription Period.

        (c)   To exercise the rights provided by this Section 3.06, a Holder Group Investor must give a written notice of exercise (a "Participation Notice") to the Company during the Subscription Period. The Participation Notice must contain the irrevocable offer of such Holder Group Investor to acquire all or any portion, of such Holder Group Investor's Subscription Share of the New Securities specified in the Subscription Notice. Failure of a Holder Group Investor to deliver a valid Participation Notice during the Subscription Period will be deemed a waiver of such Member's subscription right with respect to the New Securities described in the Subscription Notice. If a subscription right is exercised in accordance with this Section 3.06, the closing of the purchase of the New Securities will occur no later than the thirtieth (30th) day after the expiration of the Subscription Period, unless the Company and the purchasing Holder Group Investors agree upon a different place or date.

ARTICLE 4
MISCELLANEOUS

        4.01    Legends on Certificates.    During the term of this Agreement, each certificate or other instrument representing Company Preferred Stock will bear legends in substantially the following form:

  "THE SECURITIES REPRESENTED BY THIS CERTIFICATE AND THE SALE, ASSIGNMENT, TRANSFER, PLEDGE OR OTHER DISPOSITION THEREOF ARE SUBJECT TO RESTRICTIONS AND AGREEMENTS CONTAINED IN AN INVESTOR RIGHTS AGREEMENT, DATED AS OF [    •    ], 20[    •    ], AMONG ASHFORD NEVADA HOLDING CORP. (TO BE RENAMED ASHFORD INC.), ARCHIE BENNETT, JR., MONTY J. BENNETT, MJB INVESTMENTS, LP, THE ALAYNA JO BENNETT MAX 2019 GIFT TRUST, THE ARCHIE BENNETT, III 2019 GIFT TRUST, THE AUDRA MARIE BENNETT MAXWELL 2019 GIFT TRUST, THE JORY GLAZENER 2019 GIFT TRUST, THE KRISTA KOLEAS 2019 GIFT TRUST, THE MATTHEW WADE BENNETT 2019 GIFT TRUST, THE BEVERLY RENE BENNETT FLOOD 2019 GIFT TRUST, THE SUPPLEMENTAL NEEDS TRUST FBO LUCAS WADE BENNETT, JAMES L. COWEN, JEREMY J. WELTER, MARK A. SHARKEY AND ANY OTHER PERSONS THAT BECOME PARTIES TO SUCH AGREEMENT. A COPY OF SUCH AGREEMENT WILL BE FURNISHED BY ASHFORD NEVADA HOLDING CORP. TO THE RECORD HOLDER OF THIS CERTIFICATE WITHOUT CHARGE UPON WRITTEN REQUEST TO ASHFORD NEVADA HOLDING CORP. AT ITS PRINCIPAL PLACE OF BUSINESS OR REGISTERED OFFICE.

  THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE BEEN ACQUIRED FOR INVESTMENT AND HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR THE SECURITIES LAWS OF ANY STATE. WITHOUT SUCH REGISTRATION, SUCH SECURITIES MAY NOT BE SOLD, PLEDGED, HYPOTHECATED OR OTHERWISE TRANSFERRED, EXCEPT UPON DELIVERY TO ASHFORD NEVADA HOLDING CORP. (TO BE RENAMED ASHFORD INC.) OF AN OPINION OF COUNSEL SATISFACTORY TO ASHFORD NEVADA HOLDING CORP. THAT REGISTRATION IS NOT REQUIRED FOR SUCH TRANSFER OR THE SUBMISSION TO ASHFORD NEVADA HOLDING CORP. OF SUCH OTHER EVIDENCE AS MAY BE SATISFACTORY TO ASHFORD NEVADA HOLDING CORP. TO THE EFFECT THAT ANY SUCH TRANSFER SHALL NOT BE IN VIOLATION OF THE SECURITIES ACT OF 1933, AS AMENDED, OR APPLICABLE STATE SECURITIES LAWS OR ANY RULE OR REGULATION PROMULGATED THEREUNDER."

        The Company will make a notation on its records and give instructions to any transfer agent of its equity securities to implement the restrictions on transfer established in this Agreement.

        4.02    Assignment.    The rights and obligations of the Remington Holders, Holder Group Investors and Covered Investors pursuant to this Agreement are assignable and transferable only in connection with a Transfer complying with this Agreement. The Company's rights with respect to the Preferred Call Option are not assignable or transferable.

        4.03    Binding Effect.    Except as otherwise provided in this Agreement, every covenant, term and provision of this Agreement will be binding upon and inure to the benefit of the parties and their respective heirs, legatees, legal representatives and permitted successors, transferees and assigns.

        4.04    Termination.

        (a)   This Agreement will terminate and be of no further force or effect upon the earliest to occur of: (i) the written agreement of the Company and a Majority in Interest of the Covered Investors; or (ii) the date on which the Covered Investors no longer own any Company Preferred Stock or Company Common Stock; provided, however, that the provisions of Sections 2.01, 3.01, 3.02 and 3.03 shall remain in effect for the periods of time specified therein and the provisions of Sections 2.02 and 2.03 shall survive indefinitely.

        (b)   A Covered Investor shall automatically cease to be bound by this Agreement solely in its capacity as a Covered Investor at such time as such Covered Investor no longer owns any Company Preferred Stock or Company Common Stock.

        4.05    Notices.    Whenever this Agreement provides that any notice, demand, request, consent, approval, declaration, or other communication be given to or served upon any of the parties or any other Person, such notice, demand, request, consent, approval, declaration, or other communication will be in writing and will be deemed to have been validly served, given, or delivered (and "the date of such notice" or words of similar effect will mean the date) upon actual, confirmed receipt thereof (whether by non-certified mail, telecopy, telegram, express delivery, or otherwise), addressed to the Company and the Covered Investors at the street or post office addresses, facsimile numbers or e-mail addresses set forth on the signature pages to this Agreement (or to such other addresses or facsimile number as such party may have specified by notice given pursuant to this provision) and to any other equity holders in the Company at the addresses or facsimile numbers set forth on the books and records of the Company. No notice, demand, request, consent, approval, declaration, or other communication will be deemed to have been given or received unless and until it sets forth all items of information required to be set forth therein pursuant to the terms of this Agreement.

        4.06    Choice of Law; Forum; Waiver of Jury Trial.

        (a)   THIS AGREEMENT WILL BE INTERPRETED AND THE RIGHTS OF THE PARTIES DETERMINED IN ACCORDANCE WITH THE LAWS OF THE UNITED STATES APPLICABLE THERETO AND THE SUBSTANTIVE LAWS OF THE STATE OF NEVADA APPLICABLE TO AN AGREEMENT EXECUTED, DELIVERED, AND PERFORMED THEREIN WITHOUT GIVING EFFECT TO THE CHOICE-OF-LAW RULES THEREOF OR ANY OTHER PRINCIPLE THAT COULD REQUIRE THE APPLICATION OF THE SUBSTANTIVE LAW OF ANY OTHER JURISDICTION; AND

        (b)   EACH PARTY HEREBY IRREVOCABLY CONSENTS TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEVADA, SITTING IN CLARK COUNTY, NEVADA AND HAVING PROPER SUBJECT MATTER JURISDICTION, OR THE FEDERAL DISTRICT COURT FOR THE DISTRICT OF NEVADA FOR ALL PURPOSES IN CONNECTION WITH ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED BY THIS AGREEMENT (COLLECTIVELY, "PROCEEDINGS"). EACH PARTY HEREBY AGREES THAT SERVICE OF SUMMONS, COMPLAINT OR OTHER PROCESS IN CONNECTION WITH ANY PROCEEDINGS MAY BE MADE AS SET FORTH IN THIS AGREEMENT WITH RESPECT TO SERVICE OF NOTICES, AND THAT SERVICE SO MADE WILL BE AS EFFECTIVE AS IF PERSONALLY MADE IN THE STATE OF NEVADA. IT IS THE INTENT OF EACH OF THE PARTIES THAT ALL PROCEEDINGS BE HEARD AND LITIGATED EXCLUSIVELY IN A COURT LOCATED IN CLARK COUNTY, NEVADA. EACH OF THE PARTIES HERETO ACKNOWLEDGES THAT IT HAS FREELY AGREED THAT: (i) ALL PROCEEDINGS WILL BE HEARD IN ACCORDANCE WITH THIS SECTION 4.06; (ii) THE AGREEMENT TO CHOOSE COURTS LOCATED IN CLARK COUNTY, NEVADA TO HEAR ALL PROCEEDINGS IN ACCORDANCE WITH THIS SECTION 4.06 IS REASONABLE AND WILL NOT PLACE SUCH PARTY AT A DISADVANTAGE OR OTHERWISE DENY IT ITS DAY IN COURT; (iii) IT IS A KNOWLEDGEABLE, INFORMED, SOPHISTICATED PERSON CAPABLE OF UNDERSTANDING AND EVALUATING THE PROVISIONS SET FORTH IN THIS AGREEMENT, INCLUDING THIS SECTION 4.06; AND (iv) IT HAS BEEN REPRESENTED BY SUCH COUNSEL AND OTHER ADVISORS OF ITS CHOOSING AS SUCH PARTY HAS DEEMED APPROPRIATE IN CONNECTION WITH THE DECISION TO ENTER INTO THIS AGREEMENT, INCLUDING THIS SECTION 4.06. THE COMPANY AND THE COVERED INVESTORS HEREBY KNOWINGLY, VOLUNTARILY, AND INTENTIONALLY, WITH AND UPON THE ADVICE OF COMPETENT COUNSEL, WAIVE, RELINQUISH AND FOREVER FORGO ANY RIGHTS THEY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH, THIS AGREEMENT OR ANY OTHER DOCUMENTS ENTERED INTO IN CONNECTION HEREWITH, OR ANY COURSE OF CONDUCT, COURSE OF DEALING OR STATEMENTS (WHETHER VERBAL OR WRITTEN), OF THE COMPANY OR THE COVERED INVESTORS.

        4.07    Integration; Amendment; Waivers.    This Agreement, together with the other Transaction Documents, constitute the entire agreement among the parties with respect to the subject matter of this Agreement and the other Transaction Documents and supersede all previous written, and all previous or contemporaneous oral, negotiations, drafts, proposals, terms sheets, understandings, arrangements, understandings, or agreements. Except for the addition of Covered Investors as parties to this Agreement as provided for herein, this Agreement may not be amended, modified, or supplemented, or any provision of this Agreement waived, except by the written agreement of the Company and a Majority in Interest of the Holder Group Investors, it being agreed that any such amendment, modification or supplement shall be binding on all Covered Investors. The parties agree that no custom, practice, course of dealing, or similar conduct will be deemed to amend, modify, or supplement any term of this Agreement. The failure of any party to enforce any right or remedy under this Agreement, or to enforce any such right or remedy promptly, will not constitute a waiver thereof, nor give rise to any estoppel against such party, nor excuse any other party from its obligations under this Agreement. Any waiver of any such right or remedy by any party must be in writing and signed by the party against which such waiver is sought to be enforced. No waiver will be deemed a continuing waiver or a waiver of any right beyond the specific right waived in such waiver. Notwithstanding the foregoing provisions of this Section 4.07, the provisions contained in this Agreement specifying instances requiring: (a) the affirmative vote of the majority of the stockholders of the Company that are not Affiliates or Associates of the Covered Investors; or (b) the approval or determination by a majority of the Disinterested Directors may, in each case, only be amended, modified or supplemented by the affirmative vote of a majority of the stockholders of the Company that are not Affiliates or Associates of the Covered Investors.

        4.08    Further Assurances.    Each party to this Agreement hereby covenants and agrees, without the necessity of any further consideration, to execute and deliver any and all such further documents and take any and all such other actions as may be reasonably necessary or appropriate to carry out the intent and purposes of this Agreement and to consummate the transactions contemplated hereby.

        4.09    Construction of Agreement.

          (a)    Interpretation.    For the purposes this Agreement:

              (i)  the word "include" and its derivatives means to include without limitation;

             (ii)  the word "or" is not exclusive;

            (iii)  inclusion of items in a list or specification of a particular instance of an item will not be deemed to exclude other items of similar import;

            (iv)  unless the context otherwise requires, references in this Agreement: (A) to Preambles, Preliminary Statements, Articles and Sections mean the Preambles, Preliminary Statements, Articles and Sections of this Agreement; (B) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof; and (C) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder and in effect from time to time;

             (v)  this Agreement will be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing any provision or document to be drafted;

            (vi)  use of terms that imply gender will include all genders;

           (vii)  defined terms will have their meanings in the singular and the plural case;

          (viii)  the headings in this Agreement are for reference only and will not affect the interpretation of this Agreement; and

            (ix)  the word "will" will not be deemed a mere prediction of future events.

          (b)    Severability.    The parties to this Agreement expressly agree that it is not the intention of any of them to violate any public policy, statutory or common law rules, regulations, or decisions of any governmental or regulatory body. If any provision of this Agreement is interpreted or construed as being in violation of any such policy, rule, regulation, or decision, the provision, section, sentence, word, clause, or combination thereof causing such violation will be inoperative (and in lieu thereof there will be inserted such provision, sentence, word, clause, or combination thereof as may be valid and consistent with the intent of the parties under this Agreement) and the remainder of this Agreement, as amended, will remain binding upon the parties to this Agreement, unless the inoperative provision would cause enforcement of the remainder of this Agreement to be inequitable under the circumstances.

          (c)    Time.    Time is of the essence with respect to this Agreement.

        4.10    Counterparts.    This Agreement may be executed in any number of counterparts, by means of facsimile or portable document format (pdf), which will individually and collectively constitute one agreement.

        4.11    Specific Performance.    The Parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms of this Agreement and that the Parties will be entitled to specific performance of the terms of this Agreement, in addition to any other remedy to which they are entitled at law or in equity without the need to demonstrate irreparable harm or to post any bond or surety.

        4.12    Timing.    The Parties acknowledge that this Agreement was executed: (a) simultaneously with the execution of the Merger Agreement, the Remington Contribution Agreement, the Hotel Services Agreement, the Non-Competition Agreement and the Transition Cost Sharing Agreement; (b) simultaneously with the filing for record with the Maryland State Department of Assessments and Taxation of the Articles of Merger (as defined in the Merger Agreement) (with a delayed effective time, as specified therein); (c) simultaneously with the filing for record with the Nevada Secretary of State of the Preferred Stock Certificate of Designation (with a delayed effective time, as specified therein); and (d) prior to the Effective Time (as defined in the Merger Agreement). This Agreement will be effective upon issuance of the Aggregate Consideration (as defined in the Combination Agreement) pursuant to the Combination Agreement.

        4.13    Archie Bennett, Jr. Rights.    Archie Bennett, Jr. shall continue to have substantially the same rights and privileges as he currently has from Remington LP, including without limitation: (a) the title of Chairman of Remington LP; (b) the right to continue his current level of involvement with Remington LP (e.g., first class travel to the hotels to act as an ambassador for hotel staff members, report back (verbally) to Remington LP's President/COO with his observations and advice for changes or improvements); and (c) reimbursement of the actual out-of-pocket costs (including first class travel) incurred by him in connection with the foregoing activities. In addition: (i) Archie Bennett, Jr. may participate in Company or Company Board social functions; and (ii) if and to the extent requested by the Company's directors, Archie Bennett, Jr. agrees to make himself available for the purpose of sharing his opinions, insights and analyses related to the Company's business, prospects, finances and similar matters.

        4.14    Termination of Prior IRA.    The Covered Investors, joined by AINC, as hereinafter provided, agree that this Agreement supersedes and replaces in all respects that certain Investor Rights Agreement (the "Prior IRA"), dated as of August 8, 2018, among AINC, the Remington Holders, Mark A. Sharkey and certain other parties thereto, which Prior IRA shall be deemed terminated and of no further force or effect as of the date of this Agreement; provided, however, that such parties agree that such termination shall not apply to the breach of any provision of the Prior IRA that may have occurred prior to the date hereof and that the rights of the non-breaching parties against any breaching party shall be preserved.

[Signature pages follow]

        IN WITNESS WHEREOF, the Company, the Remington Holders and Sharkey have executed this Agreement to be effective as of the date first above written.

THE COMPANY:
ASHFORD NEVADA HOLDING CORP.
By:
Name:	Deric S. Eubanks
Title:	Chief Financial Officer

Address:	14185 Dallas Parkway, Suite 1100, Dallas, Texas 75254
with copies to:
Norton Rose Fulbright US LLP 2200 Ross Avenue, Suite 3600 Dallas, Texas 75201 Attn: Head of Corporate Group

[Signature Page to Investor Rights Agreement]

THE REMINGTON HOLDERS:
Archie Bennett, Jr.
Address:	14185 Dallas Parkway, Suite 1150 Dallas, Texas 75254
Monty J. Bennett
Address:	14185 Dallas Parkway, Suite 1150 Dallas, Texas 75254

MJB INVESTMENTS, LP
By MJB Investments GP, LLC, its general partner
By:	Monty J. Bennett, Sole Member

Address:	14185 Dallas Parkway, Suite 1150 Dallas, Texas 75254

THE TRUSTS:
ALAYNA JO BENNETT MAX 2019 GIFT TRUST
By:
Trustee:
ARCHIE BENNETT, III 2019 GIFT TRUST
By:
Trustee:

[Signature Page to Investor Rights Agreement]

AUDRA MARIE BENNETT MAXWELL 2019 GIFT TRUST
By:
Trustee:
JORY GLAZENER 2019 GIFT TRUST
By:
Trustee:
KRISTA KOLEAS 2019 GIFT TRUST
By:
Trustee:
MATTHEW WADE BENNETT 2019 GIFT TRUST
By:
Trustee:
BEVERLY RENE BENNETT FLOOD 2019 GIFT TRUST
By:
Trustee:
SUPPLEMENTAL NEEDS TRUST FBO LUCAS WADE BENNETT
By:
Trustee:

Address:	14185 Dallas Parkway, Suite 1150 Dallas, Texas 75254

[Signature Page to Investor Rights Agreement]

with copies to:
Baker Botts LLP 2001 Ross Avenue Suite 900 Dallas, Texas 75201 Attn: Neel Lemon

and
General Counsel Remington Holdings, LP 14185 Dallas Parkway, Suite 1150 Dallas, Texas 75254
JAMES L. COWEN
James L. Cowen
Address:	14185 Dallas Parkway, Suite 1150 Dallas, Texas 75254
with copies to:
Baker Botts LLP 2001 Ross Avenue Suite 900 Dallas, Texas 75201 Attn: Neel Lemon
and
General Counsel Remington Holdings, LP 14185 Dallas Parkway, Suite 1150 Dallas, Texas 75254
JEREMY J. WELTER
Jeremy J. Welter
Address:	14185 Dallas Parkway, Suite 1150 Dallas, Texas 75254
with copies to:
Baker Botts LLP 2001 Ross Avenue Suite 900 Dallas, Texas 75201 Attn: Neel Lemon
and
General Counsel Remington Holdings, LP 14185 Dallas Parkway, Suite 1150 Dallas, Texas 75254

[Signature Page to Investor Rights Agreement]

MARK A. SHARKEY
Mark A. Sharkey
Address:	2725 Summit Ridge Southlake, Texas 76092
with copies to:
Baker Botts LLP 2001 Ross Avenue Suite 900 Dallas, Texas 75201 Attn: Neel Lemon
and
General Counsel Remington Holdings, LP 14185 Dallas Parkway, Suite 1150 Dallas, Texas 75254

        Ashford Inc., a Maryland corporation and a party to the Prior IRA, hereby confirms the termination of the Prior IRA as provided in Section 4.14 of this Agreement:

ASHFORD INC.
By:
Name:	Deric S. Eubanks
Title:	Chief Financial Officer

[Signature Page to Investor Rights Agreement]

Annex A

        A Person shall be deemed to be "Acting in Concert" with another Person if such Person knowingly acts (whether or not pursuant to an express agreement, arrangement or understanding) in concert or in parallel with such other Person, or towards a common goal with such other Person, relating to: (a) acquiring, holding, voting or disposing of voting securities of the Company; or (b) changing or influencing the control of the Company or in connection with or as a participant in any transaction having that purpose or effect, where: (i) each Person is conscious of the other Person's conduct or intent and this awareness is an element in their decision-making processes; and (ii) at least one additional factor indicating that such Persons intended to act in concert or in parallel, which such additional factors may include, without limitation, exchanging information, attending meetings, conducting discussions, or making or soliciting invitations to act in concert or in parallel. A Person that is Acting in Concert with another Person will also be deemed to be Acting in Concert with any third Person that is also Acting in Concert with such other Person. Notwithstanding the foregoing, no Person will be deemed to be Acting in Concert with another Person solely as a result of: (x) making or receiving a solicitation of, or granting or receiving, revocable proxies or consents given in response to a public proxy or consent solicitation made pursuant to, and in accordance with, Section 14(a) of the Exchange Act by means of a proxy or solicitation statement filed on Schedule 14A; or (y) soliciting or being solicited for, or tendering or receiving tenders of securities in a public tender or exchange offer made pursuant to, and in accordance with, Section 14(d) of the Exchange Act by means of a tender offer statement filed on Schedule TO.

        A Person shall be deemed the "Beneficial Owner" of, shall be deemed to have "beneficial ownership" of and shall be deemed to "beneficially own" any securities:

          (a)   which such Person or any of such Person's Affiliates or Associates beneficially owns, directly or indirectly, within the meaning of Rule 13d-3 of the General Rules and Regulations under the Exchange Act, as in effect on the date of this Agreement;

          (b)   which such Person or any of such Person's Affiliates or Associates has: (i) the right or the obligation to acquire (whether such right is exercisable, or such obligation is required to be performed, immediately or only after the passage of time or upon the satisfaction of conditions) pursuant to any agreement, arrangement or understanding (other than customary agreements with and between underwriters and selling group members with respect to a bona fide public offering of securities), written or otherwise, or upon the exercise of conversion rights, exchange rights, rights, warrants or options, or otherwise; provided, however, that a Person will not be deemed to be the Beneficial Owner of, or to beneficially own: (x) securities tendered pursuant to a tender or exchange offer made pursuant to, and in accordance with, the applicable rules and regulations promulgated under the Exchange Act by or on behalf of such Person or any of such Person's Affiliates or Associates until such tendered securities are accepted for purchase or exchange; (y) securities which such Person has a right to acquire upon the exercise of rights under a shareholder rights plan under which such rights have been distributed to all holders of Company Common Stock, which rights have become exercisable prior to the time that such Person becomes a Prohibited Beneficial Owner; or (z) securities which such Person or any of such Person's Affiliates or Associates may acquire, does or do acquire or may be deemed to have the right to acquire, pursuant to any merger or other acquisition agreement between the Company and such Person (or one or more of such Person's Affiliates or Associates) pursuant to which such Person would acquire beneficial ownership of more than fifty percent (50%) of the outstanding voting Company Shares without any Transfer from a Covered Investor if such agreement has been approved by the Board of Directors prior to such Person's becoming a Prohibited Beneficial Owner; or (ii) the right to vote pursuant to any agreement, arrangement or understanding; provided, however, that a Person shall not be deemed the Beneficial Owner of, or to beneficially own, any security by reason of such agreement, arrangement or understanding if the agreement, arrangement or understanding to vote such security: (A) arises solely from a revocable proxy or consent given to such Person in response to a public proxy or consent solicitation made pursuant to, and in accordance with, the applicable rules and regulations promulgated under the Exchange

  Act; and (B) is not also then reportable on Schedule 13D under the Exchange Act (or any comparable or successor report);

          (c)   which are beneficially owned, directly or indirectly, by any other Person (or any Affiliate or Associate of such other Person) with which such first Person or any of such first Person's Affiliates or Associates or any other Person (or any Affiliate or Associate of such other Person) with whom such first Person (or any Affiliates or Associates of such first Person) is Acting in Concert, has any agreement, arrangement or understanding, whether or not in writing, for the purpose of acquiring, holding, voting or disposing of any voting securities of the Company;

          (d)   which are the subject of, or the reference securities for, or that underlie, any Derivative Interest of such Person or any of such Person's Affiliates or Associates, with the number of Company Shares deemed Beneficially Owned being the notional or other number of Company Shares specified in the documentation evidencing the Derivative Interest as being subject to be acquired upon the exercise or settlement of the Derivative Interest or as the basis upon which the value or settlement amount of such Derivative Interest is to be calculated in whole or in part or, if no such number of Company Shares is specified in such documentation, as determined by the Company Board to be the number of Company Shares to which the Derivative Interest relates;

        Notwithstanding anything in this definition of "Beneficial Owner" to the contrary, the phrase "then outstanding," when used with reference to a Person's beneficial ownership of securities of the Company, means the number of such securities then issued and outstanding together with the number of such securities not then actually issued and outstanding which such Person would be deemed to beneficially own hereunder but the number of securities not outstanding that such Person is otherwise deemed to beneficially own for purposes of this Agreement shall not be included for the purpose of computing the percentage of the outstanding securities beneficially owned by any other Person (unless such other Person is also deemed to beneficially own for purposes of this Agreement such securities not outstanding).

        "Derivative Interest" means any derivative securities (as defined under Rule 16a-1 under the Exchange Act, as in effect on the date of this Agreement) that increase in value as the value of the underlying equity increases, including, but not limited to, a long convertible security, a long call option and a short put option position, in each case, regardless of whether: (a) such interest conveys any voting rights in such security; (b) such interest is required to be, or is capable of being, settled through delivery of such security; or (c) transactions hedge the economic effect of such interest.

        "Prohibited Beneficial Owner" means any Person that, together with all Affiliates and Associates of such Person, is or becomes the Beneficial Owner of ten percent (10%) or more of the Company Common Stock then outstanding taking the Company Preferred Stock into account on an as-converted basis, but will not include: (a) Archie Bennett, Jr. or Monty J. Bennett; (b) any Person which is one hundred percent (100%) Beneficially Owned by either Archie Bennett, Jr. or Monty J. Bennett; (c) any Person that otherwise is or would become a Prohibited Beneficial Owner as a result of an Intra-Group Transfer; (d) any Person that otherwise is or would become a Prohibited Beneficial Owner as a result of any voting agreement between Archie Bennett, Jr. and Monty J. Bennett; (e) the Company; (f) any Subsidiary of the Company; (g) any employee benefit plan of the Company or of any Subsidiary of the Company; (h) any entity or trustee holding (or acting in a fiduciary capacity in respect of) Company Shares for or pursuant to the terms of any such employee benefit plan or for the purpose of funding any such plan or funding other employee benefits for employees of the Company or of any Subsidiary of the Company; or (i) any Person that, on the Closing Date, was a Beneficial Owner of ten percent (10%) or more of the Company Shares then outstanding, other than a Person that is not an Affiliate or Associate of such Beneficial Owner on the Closing Date and that subsequently becomes an Affiliate or Associate of such Beneficial Owner (the Person referred to in clause (i) above, referred to herein as a "Grandfathered Stockholder"); provided, that if a Grandfathered Stockholder becomes, after the Closing Date, the Beneficial Owner of additional Company Shares (other than Company Shares acquired solely as a result of corporate action of the Company not caused, directly or indirectly, by such Person) at any time such that the Grandfathered Stockholder is or thereby becomes the Beneficial Owner of ten percent (10%) or more of the Company Shares then outstanding (or such other percentage as would otherwise result in such Person becoming a Prohibited Beneficial Owner), then such Grandfathered Stockholder will be deemed a Prohibited Beneficial Owner; provided, further, that upon the first (1st) decrease of a Grandfathered Stockholder's the Beneficial Ownership below ten percent (10%), such Grandfathered Stockholder will no longer be considered a Grandfathered Stockholder and this proviso will have no further force or effect with respect to such Grandfathered Stockholder.

        Notwithstanding the foregoing, no Person will become a Prohibited Beneficial Owner as the result of an acquisition of Company Shares by the Company that, by reducing the number of shares outstanding, increases the proportionate number of Company Shares Beneficially Owned by such Person to ten percent (10%) or more of the then outstanding Company Shares (or such other percentage as would otherwise result in such Person becoming a Prohibited Beneficial Owner); provided, that if a Person would, but for the provisions of this paragraph, become a Prohibited Beneficial Owner by reason of an acquisition of Company Shares by the Company and, after such share purchases by the Company, becomes the Beneficial Owner of any additional Company Shares at any time such that the Person is or thereby becomes the Beneficial Owner of ten percent (10%) or more of the Company Shares then outstanding (or such other percentage as would otherwise result in such Person becoming a Prohibited Beneficial Owner) (other than Company Shares acquired solely as a result of corporate action of the Company not caused, directly or indirectly, by such Person), then such Person will be deemed to be a Prohibited Beneficial Owner.

        Notwithstanding the foregoing, if a Person that would otherwise be a Prohibited Beneficial Owner has become such inadvertently (including, without limitation, because: (A) such Person was unaware that it Beneficially Owned that number of Company Shares that would otherwise cause such Person to be an "Prohibited Beneficial Owner;" or (B) such Person was aware of the extent of its Beneficial Ownership of Company Shares but had no actual knowledge of the consequences of such Beneficial Ownership under this Agreement) and without any intention of obtaining, changing or influencing control of the Company, and such Person divests as promptly as practicable a sufficient number of Company Shares so that such Person would no longer be a Prohibited Beneficial Owner, then such Person will not be deemed to have become a Prohibited Beneficial Owner for any purposes of this Agreement. Notwithstanding the foregoing, if a bona fide swaps or derivatives dealer who would otherwise be a "Prohibited Beneficial Owner" has become so as a result of its actions in the ordinary course of its business that were taken without the intent or effect of evading or assisting any other Person to evade the purposes and intent of this Agreement, or otherwise seeking to control or influence the management or policies of the Company, then such Person shall not be deemed to be a "Prohibited Beneficial Owner" for any purposes of this Agreement.

ANNEX E
FORM OF MERGER AND REGISTRATION RIGHTS AGREEMENT

Annex E

MERGER AND REGISTRATION RIGHTS AGREEMENT

        MERGER AND REGISTRATION RIGHTS AGREEMENT dated as of [    •    ], 20[    •    ] (this "Agreement"), by and among Ashford Inc., a Maryland corporation ("AINC"), Ashford Nevada Holding Corp., a Nevada corporation ("New Holdco"), and Ashford Merger Sub Inc., a Maryland corporation ("Merger Sub" and, together with AINC and New Holdco, the "Merger Parties"), and, solely for the purposes of Article V hereof, Archie Bennett, Jr., Monty J. Bennett (together with Archie Bennett, Jr., the "Bennetts"), MJB Investments, LP ("MJB Investments"), the Alayna Jo Bennett Max 2019 Gift Trust, the Archie Bennett, III 2019 Gift Trust, the Audra Marie Bennett Maxwell 2019 Gift Trust, the Jory Glazener 2019 Gift Trust, the Krista Koleas 2019 Gift Trust, the Matthew Wade Bennett 2019 Gift Trust, the Beverly Rene Bennett Flood 2019 Gift Trust, the Supplemental Needs Trust FBO Lucas Wade Bennett (together with such other trusts, the "Trusts"), James L. Cowen, Jeremy J. Welter and Mark A. Sharkey (together with the Bennetts, Remington Holdings, MJB Investments, the Trusts, James L. Cowen and Jeremy J. Welter, the "Investors").

RECITALS:

        WHEREAS, AINC is the sole stockholder of New Holdco and New Holdco is the sole stockholder of Merger Sub;

        WHEREAS, in conjunction with the consummation of the transactions contemplated by the Combination Agreement, dated as of May 31, 2019, among Archie Bennett, Jr., Monty J. Bennett, Remington Holdings, L.P., Remington Holdings GP, LLC, MJB Investments, LP, AINC, New Holdco, Merger Sub, James L. Cowen and Jeremy J. Welter (the "Combination Agreement"), among other things, Merger Sub will merge with and into AINC with AINC as the surviving merger party (the "Merger"), and as a result of such Merger, (i) each share of the Common Stock, par value $0.01 per share, of AINC ("Existing AINC Common Stock") outstanding immediately prior to the Effective Time (as defined herein) will be converted into one share of the Common Stock, par value $0.001 per share, of New Holdco ("New Holdco Common Stock"), (ii) each share of the Series B Convertible Preferred Stock, par value $25.00 per share, of AINC ("Existing AINC Preferred Stock") outstanding immediately prior to the Effective Time will be converted into one share of the Series D Convertible Preferred Stock, par value $0.001 per share, of New Holdco ("New Holdco Preferred Stock"), (iii) each share of the Common Stock, par value $0.00001 per share, of Merger Sub ("Merger Sub Common Stock") outstanding immediately prior to the Effective Time will be converted into one share of the Existing AINC Common Stock, (iv) each share of the Preferred Stock, par value $0.00001 per share, of Merger Sub ("Merger Sub Preferred Stock") outstanding immediately prior to the Effective Time will be converted into one share of the Series E Convertible Preferred Stock, par value $25.00 per share, of AINC which will be created by AINC through its filing of Articles Supplementary with the Maryland State Department of Assessments and Taxation in the form attached hereto as Exhibit A ("New AINC Articles Supplementary") with an effective date and time concurrent with the Effective Time ("New AINC Preferred Stock"), and (v) the shares of New Holdco Common Stock outstanding immediately prior to the Effective Time will be cancelled;

        WHEREAS, the purpose of the Merger is, in part, to cause the holding company of AINC and its subsidiaries to be organized under the laws of the Nevada. The Board of Directors of AINC has determined that the creation of a holding company organized under the laws of Nevada is consistent with, and will further, the business strategies and goals of AINC and its Affiliates and is in the best interests of AINC and its shareholders;

        WHEREAS, the board of directors of AINC has declared advisable the merger of Merger Sub with and into AINC in accordance with the terms of this Agreement and the Combination Agreement, with AINC to be the surviving entity in the Merger and to become a wholly-owned subsidiary of New

Holdco and the outstanding shares of AINC Common Stock and AINC Preferred Stock to be converted into shares of New Holdco Common Stock and New Holdco Preferred Stock, respectively, and recommended to the AINC voting shareholders that they vote in favor of the Merger and the transactions contemplated by this Agreement and the Combination Agreement;

        WHEREAS, under the Combination Agreement, the following AINC stockholder votes are required (the "Required Stockholder Vote") in order to approve the Merger, this Agreement and the other transactions contemplated by the Combination Agreement: (a) with respect to the Combination Agreement and the transactions contemplated thereby, including the Merger and the transactions contemplated by the Merger Agreement, (i) the affirmative vote of a majority of the issued and outstanding voting power of the AINC voting stock (taking into account the Existing AINC Preferred Stock on an as-converted basis), (ii) the affirmative vote of the holders of at least 55% of the outstanding shares of the Existing AINC Preferred Stock, and (iii) the affirmative vote of a majority of the issued and outstanding shares of AINC voting stock (taking into account the Existing AINC Preferred Stock on an as-converted basis) that are not Beneficially Owned (as defined in the Combination Agreement) by the Bennetts, MJB Investments or the Trusts (provided that, for purposes of this clause (iii), the AINC voting stock that is owned of record by Ashford Hospitality Trust, Inc. or Braemar Hotels & Resorts, Inc. shall not be deemed to be Beneficially Owned (as defined in the Contribution Agreement) by the Bennetts, MJB Investments or the Trusts so long as the decision to vote such shares on the Combination Agreement and the transactions contemplated thereby, including the Merger and the transactions contemplated by the Merger Agreement, is solely determined by the members of the Board of Directors of the applicable entity who are independent within the meaning of applicable rules of the NYSE American (or any exchange on which the common stock is listed on the record date for the Stockholder Meeting (as defined below)) and do not have a material financial interest within the meaning of Section 2-419 of the Maryland General Corporation Law (the "MGCL") in the transactions contemplated by the Combination Agreement and the Merger Agreement (or a duly appointed board committee consisting only of such independent and disinterested board members); and (b) with respect to the to the issuance of the New Holdco Preferred Stock to the Bennetts, MJB Investments, James L. Cowen and Jeremy J. Welter, the affirmative vote of a majority of the issued and outstanding voting power of the AINC voting stock (taking into account the Existing AINC Preferred Stock on an as-converted basis) represented in person or by proxy at the Stockholder Meeting (as defined below); and

        WHEREAS, it is intended that, for U.S. federal income tax purposes (and, where applicable, state and local tax purposes): (i) the Merger shall qualify as a "reorganization" within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code"), and this Agreement together with the Combination Agreement shall constitute a "plan of reorganization" within the meaning of the Code and the Treasury regulations promulgated thereunder; and (ii) the exchange of Transferred Securities (as defined in the Combination Agreement) for New Holdco Preferred Stock pursuant to the Remington Contribution Agreement (as defined in the Combination Agreement) and the Combination Agreement (the "Remington Exchange"), together with the exchange of Existing AINC Common Stock for New Holdco Common Stock and the Existing AINC Preferred Stock for New Holdco Preferred Stock pursuant to the Merger, qualify as an exchange under Section 351 of the Code, and the Combination Agreement, the PM Contribution Agreement and this Agreement will together be taken as a single plan of exchange under Section 351 of the Code.

        NOW THEREFORE, in consideration of the premises herein contained and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I
THE MERGER

        Section 1.1    Merger and New Holdco Common Stock and New Holdco Preferred Stock.    In accordance with the provisions of (i) this Agreement, (ii) the Articles of Merger (as defined below) and (iii) the MGCL, at the Effective Time (as defined below), Merger Sub shall be merged with and into AINC, the separate existence of Merger Sub shall cease, and AINC shall continue as the surviving corporation under the laws of the State of Maryland.

        Section 1.2    Closing.    Subject to the terms and conditions of this Agreement, the closing of the Merger (the "Closing") shall take place at such time, date and place as the parties may agree, but in no event prior to the satisfaction or, to the extent permitted by applicable law, waiver of the conditions set forth in Section 3.1 hereof.

        Section 1.3    Effective Time and Execution.    Subject to the terms and conditions of this Agreement, at the Closing, the parties hereto shall cause the Articles of Merger with respect to the Merger (the "Articles of Merger") to be filed with the Maryland State Department of Assessments and Taxation in the manner provided under Section 3-109 of the MGCL. The Merger shall become effective at the effective time set forth in the Articles of Merger as filed with and accepted for record by the Maryland State Department of Assessments and Taxation (the "Effective Time"). The Effective Time shall occur after the execution and delivery of the Remington Contribution Agreement. AINC, as it will exist from and after the Effective Time, is herein sometimes referred to as the "Surviving Corporation." The day on which the Effective Time occurs is hereinafter sometimes referred to as the "Effective Date." The Parties acknowledge that this Agreement was executed (a) simultaneously with the execution of the Investor Rights Agreement, the Remington Contribution Agreement, the Hotel Services Agreement, the Transition Cost Sharing Agreement and the Non-Competition Agreement (each, as defined in the Combination Agreement), (b) simultaneously with the filing for record with the Maryland State Department of Assessments and Taxation of the Articles of Merger and the New AINC Articles Supplementary (each with a delayed effective time, as specified therein), (c) simultaneously with the filing for record with the Nevada Secretary of State of the New Holdco Preferred Stock Certificate of Designation (as defined in the Combination Agreement) (with an effective time, as specified therein), and (d) prior to the Effective Time.

        Section 1.4    Name of Surviving Corporation.    The name of the Surviving Corporation of the Merger shall be OAINC II Inc.

        Section 1.5    Effect of the Merger.

  (A)
  MGCL.    The Merger shall, from and after the Effective Time, have the effects provided for in the MGCL, including Section 3-114 thereof.

  (B)
  Surviving Corporation Vesting.    Without limitation of paragraph (A) above, at the Effective Time, (i) all of the rights, privileges, powers and franchises and all property (real, personal and mixed) of Merger Sub shall automatically vest in the Surviving Corporation, (ii) all debts, liabilities and duties of Merger Sub shall automatically attach to and become the responsibility of the Surviving Corporation, (iii) all corporate acts, plans, policies, contracts, approvals and authorizations of Merger Sub and the sole stockholder of Merger Sub, all committees elected or appointed by the sole stockholder of Merger Sub and all officers and agents of Merger Sub, that were valid and effective immediately prior to the Effective Time shall be taken for all purposes as the acts, plans, policies, contracts, approvals and authorizations of the

    Surviving Corporation and shall be effective and binding on the Surviving Corporation as the same were with respect to Merger Sub, (iv) any action or proceeding, whether civil, criminal or administrative, pending by or against Merger Sub may be prosecuted as if the Merger had not taken place or the Surviving Corporation may be substituted for Merger Sub in any such action or proceeding and (v) any employees of Merger Sub at the Effective Time shall become employees of the Surviving Corporation.

        Section 1.6    Governing Documents.    At and after the Effective Time, the articles of incorporation of AINC, as in effect immediately prior to the Effective Time (the "Charter"), as supplemented by the New AINC Articles Supplementary, shall be the charter of the Surviving Corporation unless and until amended in accordance with the MGCL and the Charter subsequently to the Effective Time. At and after the Effective Time, the bylaws of AINC, as in effect immediately prior to the Effective Time, shall be the bylaws of the Surviving Corporation (the "Surviving Corporation Bylaws") unless and until amended in accordance with the MGCL and the Charter subsequent to the Effective Time.

        Section 1.7    Officers and Directors.    The persons serving as officers and directors of AINC immediately prior to the Effective Time shall be the officers and directors of the Surviving Corporation until changed in accordance with the Surviving Corporation Bylaws and applicable law subsequently to the Effective Time.

        Section 1.8    Effect on Capital Stock.    At the Effective Time, by virtue of the Merger and this Agreement and without any action on the part of AINC, New Holdco or Merger Sub:

  (A)
  Existing AINC Common Stock.    Each share of Existing AINC Common Stock issued and outstanding immediately prior to the Effective Time shall automatically convert, on a one-for-one basis, into one share of New Holdco Common Stock.

  (B)
  Existing AINC Preferred Stock.    Subject to Section 1.9, each share of Existing AINC Preferred Stock issued and outstanding immediately prior to the Effective Time shall automatically convert, on a one-for-one basis, into one share of New Holdco Preferred Stock.

  (C)
  Merger Sub Common Stock.    Each share of Merger Sub Common Stock issued and outstanding immediately prior to the Effective Time shall automatically convert, on a one-for-one basis, into one share of Existing AINC Common Stock.

  (D)
  Merger Sub Preferred Stock.    Each share of Merger Sub Preferred Stock issued and outstanding immediately prior to the Effective Time shall automatically convert, on a one-for-one basis, into one share of New AINC Preferred Stock.

  (E)
  New Holdco Common Stock.    Each share of New Holdco Common Stock issued and outstanding immediately prior to the Effective Time shall, by virtue of this Agreement, automatically be cancelled for no consideration and cease to be issued or outstanding.

        Section 1.9    Dissenting Shares.

  (A)
  Notwithstanding anything in this Agreement to the contrary (but subject to the other provisions of this Section 1.9), any shares of Existing AINC Preferred Stock for which the holder thereof (i) files with AINC a written objection to the Merger within the time required by the MGCL, (ii) has not voted in favor of the Merger or consented to it in writing, and (ii) has made a written demand on New Holdco for the payment of the fair value such holder's Existing AINC Preferred Stock and has complied in all respects with, the MGCL (collectively, the "Dissenting Shares"), shall not be converted into the right to receive the New Holdco Preferred Stock in accordance with Section 1.8(b). At the Effective Time, (i) all Dissenting Shares shall be canceled and cease to exist and (ii) the holders of Dissenting Shares shall be entitled only to such rights as may be granted to them under the MGCL.

  (B)
  Notwithstanding the provisions of Section 1.9(A), if any holder of Dissenting Shares effectively withdraws or loses such appraisal rights (through failure to perfect such appraisal rights or otherwise), then that holder's shares (i) shall be deemed no longer to be Dissenting Shares and (ii) shall be treated as if they had been converted automatically at the Effective Time into the right to receive the New Holdco Preferred Stock in accordance with Section 1.8(B).

  (C)
  AINC shall give New Holdco (i) prompt notice of any written demand for appraisal of any shares of Existing AINC Preferred Stock (including copies of any written demands), any withdrawals or attempted withdrawals of such demands and any other instrument served on AINC under the MGCL and (ii) the right to direct all negotiations and proceedings with respect to such demands for appraisal. Except to the extent required by applicable Law, AINC shall not offer to make or make any payment with respect to any such demands for appraisal or otherwise settle any such demands without the prior written consent of New Holdco, which consent shall not be unreasonably withheld, delayed or conditioned.

  (D)
  Prior to the Effective Time, AINC shall not, except with the prior written consent of New Holdco, voluntarily make any payment with respect to any demands for appraisal of any shares of Existing AINC Preferred Stock, offer to settle or settle any such demands or approve any withdrawal of any such demands.

        Section 1.10    No Required Surrender of Stock Certificates.

  (A)
  Excluding any Dissenting Shares, at and after the Effective Time: (i) where no physical certificate representing the shares of Existing AINC Common Stock or Existing AINC Preferred Stock has been issued in the name of a holder of shares of Existing AINC Common Stock or Existing AINC Preferred Stock, as applicable, issued and outstanding immediately prior to the Effective Time, a "book-entry" (i.e., a computerized or manual entry) shall be made in the stockholder records of New Holdco to evidence the issuance to such holder of the number of uncertificated shares of New Holdco Common Stock or New Holdco Preferred Stock into which such shares of Existing AINC Common Stock or Existing AINC Preferred Stock, as applicable, have been converted pursuant to Section 1.8 and New Holdco shall cause each stockholder holding New Holdco Common Stock or New Holdco Preferred Stock, as applicable, in book entry form to be provided such information as shall be required by or necessary to comply with Nevada law; and (ii) each certificate which, immediately prior to the Effective Time, represented outstanding shares of Existing AINC Common Stock or Existing AINC Preferred Stock, as applicable (an "AINC Certificate"), shall be deemed for all purposes to evidence ownership of, and to represent, the number of shares of New Holdco Common Stock or New Holdco Preferred Stock, as applicable, into which the shares of Existing AINC Common Stock or Existing AINC Preferred Stock, as applicable, represented by such AINC Certificate immediately prior to the Effective Time have been converted pursuant to Section 1.8.

  (B)
  Excluding any Dissenting Shares, the registered holder of any AINC Certificate outstanding immediately prior to the Effective Time, as such holder appears in the books and records of AINC, or of the transfer agent in respect of the shares of Existing AINC Common Stock or Existing AINC Preferred Stock, as applicable, immediately prior to the Effective Time, shall, until such AINC Certificate is surrendered for transfer or exchange, have and be entitled to exercise any voting and other rights with respect to, and to receive any dividends or other distributions on, the shares of New Holdco Common Stock or New Holdco Preferred Stock, as applicable, into which the shares of Existing AINC Common Stock or Existing AINC Preferred Stock, as applicable, represented by any such AINC Certificate have been converted pursuant to Section 1.8, subject to the provisions of applicable Nevada law.

  (C)
  Excluding any Dissenting Shares, within a reasonable period of time following the Effective Time, New Holdco shall mail, or shall cause to be mailed, to the persons who were registered holders of AINC Certificates immediately prior to the Effective Time, a letter of transmittal, in customary form, containing instructions for use in effecting the surrender of such AINC Certificates, if the holder so chooses, in exchange for a certificate (a "New Holdco Certificate"), or uncertificated shares in book-entry form, representing the number of shares of New Holdco Common Stock or New Holdco Preferred Stock, as applicable, into which the shares of Existing AINC Common Stock or Existing AINC Preferred Stock, as applicable, represented by such AINC Certificate have been converted pursuant to Section 1.8.

  (D)
  Excluding any Dissenting Shares, if any AINC Certificate shall have been lost, stolen or destroyed, New Holdco may, in its discretion and as a condition to the issuance of any New Holdco Certificate or uncertificated shares of New Holdco Common Stock or New Holdco Preferred Stock, as applicable, in book-entry form, require the owner of such lost, stolen or destroyed AINC Certificate to post a bond, in such reasonable and customary amount as New Holdco may direct, as indemnity against any claim that may be made against New Holdco or the Surviving Corporation with respect to such AINC Certificate.

  (E)
  Excluding any Dissenting Shares, if any New Holdco Certificate is to be issued in a name other than that in which the AINC Certificate surrendered for exchange is registered, such exchange shall be conditioned upon: (i) the AINC Certificate so surrendered being properly endorsed or otherwise in proper form for transfer; and (ii) the person requesting such exchange either paying any transfer or other taxes required by reason of the issuance of the New Holdco Certificate in a name other than that of the registered holder of the AINC Certificate surrendered, or establishing to the satisfaction of New Holdco, or the transfer agent in respect of the New Holdco Common Stock or New Holdco Preferred Stock, as applicable, that such tax has been paid or is not applicable.

  (F)
  Each New Holdco Certificate shall comply with all requirements set forth in New Holdco's charter or bylaws and applicable law with respect to notice of certain restrictions on ownership and transferability.

  (G)
  AINC and New Holdco expect that the New Holdco Certificates delivered to former AINC stockholders will reflect the change of New Holdco's name to "Ashford Inc."

        Section 1.11    Dividends.    At the Effective Time and by operation of the Merger and this Agreement, AINC's obligations with respect to any dividends or other distributions to holders of Existing AINC Common Stock or Existing AINC Preferred Stock that have been declared by AINC, but not paid prior to the Effective Time will be assumed by New Holdco in accordance with the terms of the declaration or accrual, as applicable. Immediately prior to the Effective Time, AINC will pay a dividend on the Existing AINC Preferred Stock in an amount equal to the amount of accrued but unpaid dividends on the Existing AINC Preferred Stock immediately prior to such time.

        Section 1.12    Stock Transfer Books.    At the Effective Time, the stock transfer books of AINC shall be closed and thereafter there shall be no further registration of transfers of shares of Existing AINC Common Stock or Existing AINC Preferred Stock theretofore outstanding on the records of AINC.

        Section 1.13    Plan of Reorganization and Plan of Exchange.    This Agreement, together with the Combination Agreement, is intended to constitute a "plan of reorganization" within the meaning of Treasury Regulations Section 1.368-2(g), and this Agreement, the Combination Agreement and the Remington Contribution Agreement together are intended to constitute a single plan of exchange under Section 351 of the Code. Each party hereto shall use commercially reasonable efforts to cause the Merger to qualify, and will not take any actions or cause any actions to be taken which would prevent the Merger from qualifying, as a reorganization within the meaning of Section 368(a) of the

Code. Each party hereto shall use commercially reasonable efforts to cause the Merger and the Remington Exchange collectively to qualify, and will not knowingly take any actions or cause any actions to be taken which would prevent the Merger and the Remington Exchange collectively from qualifying, as an exchange under Section 351 of the Code.

        Section 1.14    Successor Issuer.    It is the intent of the parties hereto that New Holdco be deemed a "successor issuer" of AINC in accordance with Rule 12g-3 under the Securities Exchange Act of 1934, as amended (the "Exchange Act") solely for purposes of the Exchange Act, and in accordance with Rule 414 under the Securities Act of 1933, as amended (the "Securities Act") solely for purposes of the Securities Act. At or after the Effective Time, New Holdco shall file: (i) an appropriate report on Form 8-K describing the Merger; and (ii) appropriate amendments to any registration statements of AINC on Form S-8 in accordance with Section 2.2.

ARTICLE II
ACTIONS TO BE TAKEN IN CONNECTION WITH THE MERGER

        Section 2.1    Assumption of AINC Plan and Outstanding Stock Options and Obligations under the AINC Plan.    At the Effective Time, New Holdco shall assume the rights and obligations of AINC under the Ashford Inc. 2014 Incentive Plan (including all amendments or modifications thereto, the "AINC Plan") and the rights and obligations of AINC under: (i) all unexercised and unexpired options to purchase shares of Existing AINC Common Stock ("AINC Options"), as well as all outstanding restricted stock grants, that are then outstanding under the AINC Plan immediately prior to the Effective Time; (ii) all obligations to issue shares of Existing AINC Common Stock under the deferred compensation obligations assumed by AINC in connection with its spin-off from Ashford Hospitality Trust, Inc. in 2014 (the "AINC Deferred Compensation Obligations"); and (iii) the remaining unallocated reserve of shares of Existing AINC Common Stock issuable under the AINC Plan. At the Effective Time, the reserve of shares of Existing AINC Common Stock under the AINC Plan, whether allocated to existing AINC Options, existing AINC Deferred Compensation Obligations or existing restricted stock grants, or unallocated at that time, shall be converted on a one-share-for-one-share basis into a reserve of shares of New Holdco Common Stock, and each AINC Option and each AINC Deferred Compensation Obligation assumed by New Holdco, as well as each outstanding restricted stock grant, shall continue to have, and be subject to, the same terms and conditions as set forth in the AINC Plan, the AINC Options and the AINC Deferred Compensation Obligations and the agreement(s) evidencing each of the AINC Options, the AINC Deferred Compensation Obligations and the restricted stock grants as in effect immediately prior to the Effective Time (including, without limitation, the vesting schedule and applicable issuance dates (without acceleration thereof by virtue of the Merger and the transactions contemplated hereby or by the Combination Agreement), the per share exercise price of the AINC Options, the expiration date of the AINC Options and other applicable termination provisions and the tax withholding procedures), except that from and after the Effective Time: (i) each AINC Option will be exercisable (or will become exercisable in accordance with its terms) for that number of shares of New Holdco Common Stock equal to the number of shares of Existing AINC Common Stock that were subject to each such AINC Option immediately prior to the Effective Time and any applicable exercise price shall be payable to New Holdco; (ii) each AINC Deferred Compensation Obligation may be settled for that number of shares of New Holdco Common Stock equal to the number of shares of Existing AINC Common Stock for which such AINC Deferred Compensation Obligation could be settled; and (iii) each outstanding restricted stock grant shall be with respect to that number of shares of New Holdco Common Stock equal to the number of shares of Existing AINC Common Stock that were subject to such restricted stock grant immediately prior to the Effective Time.

        Section 2.2    Assignment and Assumption of Agreements.    Effective as of the Effective Time, AINC hereby assigns and delegates to New Holdco, and New Holdco hereby assumes and agrees to perform, all rights and obligations of AINC pursuant to the AINC Plan, under each option agreement relating to AINC Stock Options outstanding under the AINC Plan immediately prior to the Effective Time and under each AINC Deferred Compensation Obligation outstanding immediately prior to the Effective Time. Effective as of the Effective Time, New Holdco shall become the successor issuer of securities under the AINC Plan in accordance with Rule 12g-3 under the Exchange Act solely for purposes of the Exchange Act and in accordance with Rule 414 under the Securities Act solely for purposes of the Securities Act and shall, as soon as practicable following the Effective Time, file a post-effective amendment to each existing registration statement on Form S-8 covering the AINC Plan, pursuant to which New Holdco as successor to AINC shall expressly adopt such registration statements on Form S-8 as its own in accordance with Rule 414 under the Securities Act.

        Section 2.3    Reservation of Shares.    On or prior to the Effective Time, New Holdco shall reserve sufficient shares of New Holdco Common Stock to provide for the issuance of New Holdco Common Stock upon the exercise or other settlement of all AINC Options and AINC Deferred Compensation Obligations and to cover any additional shares of New Holdco Common Stock that may become issuable under future awards made with respect to the remaining share reserve under the assumed AINC Plan that is, in accordance with the foregoing provisions of this Agreement, converted into a reserve of shares of New Holdco Common Stock.

        Section 2.4    Registration Statement; Prospectus/Proxy Statement.    In connection with the Stockholder Meeting (as defined below), New Holdco has prepared and filed with the Securities and Exchange Commission (the "SEC") a registration statement on Form S-4 (together with all amendments thereto, the "Registration Statement") in connection with the registration under the Securities Act of the shares of New Holdco Common Stock to be issued to the stockholders of AINC pursuant to the Merger. The Registration Statement shall, at such time as it is declared effective by order of the SEC, include: (i) a prospectus for the issuance of shares of New Holdco Common Stock in the Merger; and (ii) a proxy statement relating to the Stockholder Meeting (such prospectus and proxy statement collectively, together with any amendments or supplements thereto, the "Prospectus/Proxy Statement"). Each of New Holdco and AINC shall use its reasonable best efforts to cause the Registration Statement to become effective and the Prospectus/Proxy Statement to be cleared by the SEC as promptly as practicable, and, prior to the effective date of the Registration Statement, New Holdco shall take all actions reasonably required under any applicable federal securities laws or state blue sky laws in connection with the issuance of shares of New Holdco Common Stock pursuant to the Merger. As promptly as reasonably practicable after the Registration Statement shall have become effective and the Prospectus/Proxy Statement shall have been cleared by the SEC, AINC shall mail or cause to be mailed or otherwise make available in accordance with the Securities Act and the Exchange Act, the Prospectus/Proxy Statement to its stockholders; provided, however, that the parties shall consult and cooperate with each other in determining the appropriate time for mailing or otherwise making available to AINC's stockholders the Prospectus/Proxy Statement in light of the date set for the Stockholder Meeting.

        Section 2.5    Meeting of AINC Stockholders; Board Recommendation.    AINC shall take all action necessary in accordance with the MGCL and its governing documents to call, hold and convene a meeting of its stockholders to consider and vote upon the matters referenced within the definition of the term Required Stockholder Vote (the "Stockholder Meeting"). AINC shall use its reasonable best efforts to solicit from its stockholders proxies in favor of the matters referenced within the definition of Required Stockholder Vote. AINC may adjourn or postpone the Stockholder Meeting: (i) to the extent necessary to ensure that any necessary supplement or amendment to the Prospectus/Proxy Statement is provided to its stockholders in advance of any vote on the matters referenced within the definition of Required Stockholder Vote or (ii) if as of the time for which the Stockholder Meeting is originally scheduled (as set forth in the Prospectus/Proxy Statement) insufficient shares of Existing AINC Common Stock and Existing AINC Preferred Stock are voting in favor of the approval of the of the matters referenced within the definition of Required Stockholder Vote or represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of such Stockholder Meeting.

        Section 2.6    Listing of New Holdco Common Stock.    AINC and New Holdco shall use their reasonable best efforts to obtain, at or before the Effective Time, confirmation of listing on the NYSE American LLC stock exchange (the "NYSE American") of the New Holdco Common Stock issuable pursuant to the Merger.

        Section 2.7    Section 16 Matters.    Prior to the Effective Time, the Boards of Directors of AINC and New Holdco or an appropriate committee of non-employee directors (as such term is defined for purposes of Rule 16b-3 promulgated under the Exchange Act) shall adopt resolutions consistent with the interpretive guidance of the SEC so that the disposition by any officer or director of AINC or New Holdco who is a covered person for purposes of Section 16(a) of the Exchange Act of shares of Existing AINC Common Stock or Existing AINC Preferred Stock (or derivative securities) and the receipt of shares of New Holdco Common Stock or New Holdco Preferred Stock (or derivative securities) in exchange therefor by virtue of this Agreement and the Merger will be an exempt transaction for purposes of Section 16(b) of the Exchange Act.

        Section 2.8    Other Employee Benefit Plans and Arrangements.    Effective as of the Effective Time: (i) AINC transfers, assigns and delegates to New Holdco, and New Holdco hereby assumes, each of AINC's other employee benefit plans and arrangements and all rights and obligations of AINC thereunder, if any, by AINC to New Holdco prior to the Effective Time; and (ii) New Holdco hereby assumes and agrees to perform the obligations of AINC thereunder upon the same terms and conditions as set forth in each such designated plan and arrangement as in effect at the Effective Time.

ARTICLE III
CONDITIONS TO CLOSING

        Section 3.1    Conditions to Obligations of Merger Sub.    The obligations of Merger Sub to perform this Agreement are subject to the satisfaction or waiver, prior to the proposed Effective Time, of each of the following conditions:

  (A)
  AINC shall have performed all agreements, covenants and obligations required to be performed, complied with or discharged by it under this Agreement and the Combination Agreement prior to or as of the Effective Time.

  (B)
  All actions necessary to authorize the execution, delivery and performance of this Agreement and the Combination Agreement by AINC and the enforceability of this Agreement and the Combination Agreement against AINC shall have been duly and validly taken.

        Section 3.2    Conditions to Obligations of New Holdco.    The obligations of New Holdco to perform this Agreement are subject to the satisfaction or waiver, prior to the proposed Effective Time, of the following conditions:

  (A)
  Each of AINC and Merger Sub shall have performed all agreements, covenants and obligations required to be performed, complied with or discharged by it under this Agreement and the Combination Agreement prior to or as of the Effective Time.

  (B)
  All actions necessary to authorize the execution, delivery and performance of this Agreement and the Combination Agreement by each of AINC and Merger Sub and the enforceability of this Agreement and the Combination Agreement against each of AINC and Merger Sub shall have been duly and validly taken.

  (C)
  Each of the matters referenced within the definition of Required Stockholder Vote shall have been approved by the Requisite Stockholder Vote at the Stockholder Meeting.

  (D)
  Immediately prior to the Effective Time, the shares of New Holdco Common Stock to be issued in the Merger shall be approved to be listed for trading on the NYSE American upon issuance.

        Section 3.3    Conditions to Obligations of AINC.    The obligations of AINC to perform this Agreement are subject to the satisfaction or waiver, prior to the proposed Effective Time, of the following conditions:

  (A)
  Each of New Holdco and Merger Sub shall have performed all agreements, covenants and obligations required to be performed, complied with or discharged by it under this Agreement and the Combination Agreement prior to or as of the Effective Time.

  (B)
  All actions necessary to authorize the execution, delivery and performance of this Agreement and the Combination Agreement by Merger Sub and the enforceability of this Agreement and the Combination Agreement against Merger Sub shall have been duly and validly taken.

  (C)
  Each of the matters referenced within the definition of Required Stockholder Vote shall have been approved by the Requisite Stockholder Vote at the Stockholder Meeting.

  (D)
  Immediately prior to the Effective Time, the shares of New Holdco Common Stock to be issued in the Merger shall be approved to be listed for trading on the NYSE American upon issuance.

ARTICLE IV
ADDITIONAL COVENANTS

        Section 4.1    Expenses.    AINC and New Holdco shall pay all of their own expenses in connection with the transactions contemplated by this Agreement.

        Section 4.2    Activities of New Holdco and Merger Sub.    Prior to the Effective Time, New Holdco and Merger Sub shall not conduct any business activities and shall not conduct any other activities except in connection with the transactions contemplated by this Agreement, the Transaction Documents (as defined in the Combination Agreement) or the Combination Agreement.

ARTICLE V
REGISTRATION RIGHTS

        Section 5.1    Resale Registration.    No later than 120 days following the Effective Time, New Holdco shall prepare and file a registration statement under the Securities Act to permit the public resale of Registrable Securities (as defined below) then outstanding from time to time as permitted by Rule 415 of the Securities Act with respect to all of the Registrable Securities (the "Resale Registration Statement"). The Resale Registration Statement filed pursuant to this Agreement shall be on such appropriate registration form of the SEC as shall be selected by New Holdco so long as it permits the continuous offering of the Registrable Securities pursuant to Rule 415 of the Securities Act or such other rule as is then applicable. New Holdco shall use its commercially reasonable efforts to cause the Resale Registration Statement to become effective on or as soon as practicable after the filing thereof. Any Resale Registration Statement shall provide for the resale pursuant to any method or combination of methods legally available to, and requested by, the Holders (as defined below) of any and all Registrable Securities covered by such Resale Registration Statement. New Holdco shall use its commercially reasonable efforts to cause the Resale Registration Statement filed pursuant to this Agreement to be effective, supplemented and amended to the extent necessary to ensure that it is available for the resale of all Registrable Securities by the Holders until all Registrable Securities covered by such Resale Registration Statement have ceased to be Registrable Securities (the "Effectiveness Period"). The Resale Registration Statement when effective (including the documents incorporated therein by reference) will comply as to form in all material respects with all applicable requirements of the Securities Act and the Exchange Act and will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading (in the case of any prospectus contained in such Resale Registration Statement, in the light of the circumstances under which a statement is made).

        Section 5.2    Obligations of New Holdco.    Whenever required under this Article V to effect the registration of any Registrable Securities, New Holdco will, as expeditiously as possible:

  (A)
  prepare and file with the SEC such amendments and supplements to the Resale Registration Statement and the prospectus used in connection with such Resale Registration Statement as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by the Resale Registration Statement;

  (B)
  furnish to the Holders such numbers of copies of a prospectus including a preliminary prospectus, in conformity with the requirements of the Securities Act with respect to the disposition of all securities covered by the Resale Registration Statement;

  (C)
  use its best efforts to register and qualify the Registrable Securities covered by the Resale Registration Statement under such other securities or Blue Sky laws of such jurisdictions as reasonably requested by the Holders of Registrable Securities; provided that New Holdco will not be required to qualify to do business or to file a general consent to service of process in any such states or jurisdictions, unless New Holdco is already subject to service in such jurisdiction and except as may be required by the Securities Act;

  (D)
  cause the Registrable Securities registered for resale to be listed on a national securities exchange or trading system and each securities exchange and trading system on which similar securities issued by AINC are then listed;

  (E)
  provide a transfer agent and a registrar for all such Registrable Securities, in each case not later than the effective date of such registration;

  (F)
  if requested by the Holders of a majority of the Registrable Securities, retain one or more nationally-recognized investment banking firms to act as underwriter for the offering, and enter into such customary agreements (including underwriting and lock-up agreements in customary form) and take all such customary actions as the Holders of a majority of the Registrable Securities or the managing underwriter of such offering request in order to expedite or facilitate the disposition of the all such Registrable Securities (including, without limitation, making appropriate officers of New Holdco available to participate in "road show" and other customary marketing activities (including one-on-one meetings with prospective purchasers of the Registrable Securities)); and

  (G)
  use its best efforts to furnish, on the date on which such Registrable Securities are sold to any underwriter: (i) an opinion, dated such date, of the counsel representing New Holdco for the purposes of such registration, in form and substance as is customarily given to underwriters in an underwritten public offering, addressed to the underwriters, if any; and (ii) a "comfort letter" dated such date, from the independent certified public accountants of New Holdco, in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering, addressed to the underwriters, if any.

        Section 5.3    Delay Rights.    Notwithstanding anything to the contrary contained herein, New Holdco may, upon written notice to all Holders whose Registrable Securities are included in the Resale Registration Statement, suspend such Holder's use of any prospectus which is a part of the Resale

Registration Statement (a "Blackout Period") (in which event the Holder shall discontinue sales of the Registrable Securities pursuant to the Resale Registration Statement) if New Holdco is contemplating or has experienced a material non-public event, the disclosure of which at such time, in the good faith judgment of New Holdco, would materially adversely affect New Holdco or, as to each Holder that is subject to the securities trading policies of New Holdco applicable to insiders of New Holdco, during any period in which insiders of New Holdco are not permitted to trade in securities of New Holdco under the securities trading policies of New Holdco applicable to insiders of New Holdco. Upon disclosure of such information or the termination of the condition or expiration of such period described above, New Holdco shall provide prompt notice to the Holders whose Registrable Securities are included in the Resale Registration Statement, and shall promptly terminate any suspension of sales it has put into effect. Any such Blackout Period will be no longer than 60 days in the aggregate in any 365-day period and New Holdco will not utilize this right more than once in any twelve -month period.

        Section 5.4    Cooperation by Holders.    New Holdco shall have no obligation to include in the Resale Registration Statement Registrable Securities of a Holder who has failed to timely furnish upon written request timely delivered to such Holder such information that New Holdco determines, after consultation with counsel, is reasonably required in order for the registration statement or prospectus supplement, as applicable, to comply with the Securities Act.

        Section 5.5    Expenses.    New Holdco will pay all reasonable expenses incurred pursuant to this Article V with respect to the registration of the Registrable Securities as determined in good faith; provided that New Holdco shall not be responsible for legal fees incurred by Holders in connection with the exercise of such Holders' rights under this this Article V.

        Section 5.6    Termination of Purchaser's Rights.    A Holder's rights under this Agreement shall terminate upon the termination of the Effectiveness Period.

        Section 5.7    Certain Definitions.    For purposes of this Article V, the following capitalized terms have the definitions set forth below:

  (A)
  "Converted Common Stock" means shares of New Holdco Common Stock issuable upon conversion of the New Holdco Preferred Stock.

  (B)
  "Holder" means any Covered Investor (as such term is defined in that certain Investor Rights Agreement, dated as of [    •    ], 20[    •    ], by and among New Holdco and the Investors (the "Investor Rights Agreement")).

  (C)
  "Registrable Securities" means: (i) the New Holdco Preferred Stock; (ii) any Converted Common Stock; and (iii) any shares of capital stock issued in respect of the New Holdco Preferred Stock or any Converted Common Stock in the event of any recapitalization, reclassification, merger, consolidation or similar transaction or event; provided that any such Registrable Security will cease to be a Registrable Security when (a) a registration statement covering such Registrable Security becomes or has been declared effective by the SEC and such Registrable Security has been sold or disposed of pursuant to such effective registration statement; (b) such Registrable Security has been disposed of pursuant to any section of Rule 144 under the Securities Act ("Rule 144") (or any similar provision then in force) under the Securities Act; (c) such Registrable Security is held by New Holdco or one of its subsidiaries or Affiliates (other than the Investors); or (d) such Registrable Security becomes eligible for resale in accordance with Rule 144 without volume or holding period limitations and, in the event New Holdco is not in compliance with the requirements of Rule 144(c) promulgated under the Securities Act, without the need for current public information.

 ARTICLE VI
AMENDMENT AND TERMINATION

        Section 6.1    Amendment.    This Agreement may be amended or supplemented in any manner and from time to time prior to the Effective Time by a written instrument duly executed and delivered by all of the parties hereto.

        Section 6.2    Termination.    If permitted under the Combination Agreement, this Agreement may be terminated and the Merger abandoned at any time prior to the Effective Time by action taken by the Board of Directors of AINC or the sole stockholder of Merger Sub for any reason whatsoever, such termination to be effected by giving written notice to the other parties hereto. In the event of the permitted termination and abandonment of this Agreement, this Agreement shall become void and have no effect, without any liability on the part of any party or its directors, managers, officers, stockholders, members or partners.

ARTICLE VII
MISCELLANEOUS

        Section 7.1    Descriptive Headings.    Descriptive headings are for convenience only and shall not control or affect the meaning or construction of any provision of this Agreement.

        Section 7.2    Counterparts.    For the convenience of the parties, any number of counterparts of this Agreement may be executed by one or more parties hereto and each such executed counterpart shall be, and shall be deemed to be, an original instrument.

        Section 7.3    Successors and Assigns.    This Agreement may not be assigned by a party without the written consent of the other parties hereto. This Agreement shall be binding upon and shall inure to the benefit of and be enforceable by the successors and assigns of the parties hereto.

        Section 7.4    Severability.    Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

        Section 7.5    Applicable Law.    This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Maryland.

        Section 7.6    Third-Party Beneficiaries.    Any Investor or Covered Investor (as defined in the Investor Rights Agreement), even if not a party to this Agreement, shall be deemed an express third-party beneficiary of the provisions contained in Article V hereof with full rights to enforce and access such obligations directly in their own respective name and on their own respective behalf.

[Signature pages follow]

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as all of the day and year first above written.

ASHFORD INC., a Maryland corporation
By:
	Name:	Deric S. Eubanks
	Title:	Chief Financial Officer
ASHFORD MERGER SUB INC., a Maryland corporation
By:
	Name:	Deric S. Eubanks
	Title:	Chief Financial Officer
ASHFORD NEVADA HOLDING CORP., a Nevada corporation
By:
	Name:	Deric S. Eubanks
	Title:	Chief Financial Officer
Solely for the purposes of Article V hereof:

Archie Bennett, Jr.

Monty J. Bennett
MJB INVESTMENTS, LP
By: MJB Investments GP, LLC, its general partner
By:
	Name:	Monty J. Bennett
	Title:	Sole Member

ALAYNA JO BENNETT MAX 2019 GIFT TRUST
By:
Trustee:
ARCHIE BENNETT, III 2019 GIFT TRUST
By:
Trustee:
AUDRA MARIE BENNETT MAXWELL 2019 GIFT TRUST
By:
Trustee:
JORY GLAZENER 2019 GIFT TRUST
By:
Trustee:
KRISTA KOLEAS 2019 GIFT TRUST
By:
Trustee:
MATTHEW WADE BENNETT 2019 GIFT TRUST
By:
Trustee:
BEVERLY RENE BENNETT FLOOD 2019 GIFT TRUST
By:
Trustee:

SUPPLEMENTAL NEEDS TRUST FBO LUCAS WADE BENNETT
By:
Trustee
James L. Cowen
Jeremy J. Welter
Mark A. Sharkey

ANNEX F
FORM OF NON-COMPETITION AGREEMENT

Annex F

NON-COMPETITION AGREEMENT

        This NON-COMPETITION AGREEMENT (this "Agreement") is entered into as of [    •    ], 20[    •    ], by and among Ashford Nevada Holding Corp. (to be renamed Ashford Inc.), a Nevada corporation (the "Company"), Archie Bennett, Jr. ("AB") and Monty J. Bennett ("MB" and together with AB, the "Bennetts"). Capitalized terms used in this Agreement and not otherwise defined have the meanings given such terms in Article 1 or in the applicable Section cross-referenced in Article 1.

PRELIMINARY STATEMENTS

        A.    The Company, the Bennetts and certain other Persons are parties to the Combination Agreement, dated as of May 31, 2019 (the "Combination Agreement").

        B.    As a condition to the Closing pursuant to the Combination Agreement, the Company and Bennetts have agreed to enter into this Agreement.

        THEREFORE, the parties intending to be legally bound agree as follows:

ARTICLE 1
DEFINITIONS

        1.01    Definitions.    Terms used in this Agreement and not otherwise defined in this Agreement will have the following meanings.

        "AB" as defined in the Preamble, means Archie Bennett, Jr.

        "AINC" means Ashford, Inc., a Maryland corporation that will be a wholly-owned Subsidiary of the Company immediately following the Merger (as defined in the Merger Agreement).

        "Agreement" as defined in the Preamble, means this Non-Competition Agreement.

        "Affiliate" and its correlative terms have the meanings ascribed to such term in Rule 12b-2 of the General Rules and Regulations under the Exchange Act, as in effect on the date of this Agreement.

        "Associate" and its correlative terms have the meaning ascribed to such term in Rule 12b-2 of the General Rules and Regulations under the Exchange Act, as in effect on the date of this Agreement.

        "Bennetts" has the meaning set forth in the Preamble.

        "Bennett-Owned Properties" has the meaning set forth in Section 2.01(c).

        "Closing" means the consummation of the transactions contemplated by the Combination Agreement.

        "Closing Date" means the date on which the Closing is effective.

        "Code" means the Internal Revenue Code of 1986.

        "Combination Agreement" has the meaning set forth in the Preliminary Statements.

        "Commencement Date" means the date on or after which Monty J. Bennett is not the principal executive officer of the Company.

        "Company" as defined the Preamble, means Ashford Nevada Holding Corp. (to be renamed Ashford Inc.).

        "Company Board" means the Board of Directors of the Company that manages the business and affairs of the Company.

        "Disinterested Director" means, with respect to any action or transaction, each director of any Person that: (a) is neither an officer nor an employee, nor has been an officer or employee, of such Person, Seller, or either of their respective Affiliates or Associates within five years; and (b) has no material personal or financial interest in such transaction or matter that is distinct from Persons that are not Affiliates or Associates of Seller.

        "Exchange Act" means the Securities Exchange Act of 1934.

        "Hotel Management Business" means the hotel management activities conducted, prior to the Closing, by Remington LP and its Subsidiaries, and after the Closing, by Remington LP and its Subsidiaries as Subsidiaries of the Company, within the lodging industry, including hotel operations, sales and marketing, revenue management, budget oversight, guest service, asset maintenance (not involving capital expenditures), and related services. The Hotel Management Business shall not include any portion of the Project Management Business.

        "Hotel Properties" has the meaning set forth in Section 2.01(b).

        "Hotel Services Agreement" has the meaning set forth in the Combination Agreement.

        "In-Scope Service Providers" means the executive officers of Remington LP or PM LLC, and any independent contractors or consultants spending a majority of their respective time on the Project Management Business or the Hotel Management Business.

        "MB" as defined in the Preamble, means Monty J. Bennett.

        "Merger Agreement" means that certain Merger Agreement, dated as of the Closing Date, among AINC, the Company, Ashford Merger Sub Inc., the Remington Holders, the Trusts, James L. Cowen, Jeremy J. Welter and Mark A. Sharkey, setting forth the terms and conditions upon which Ashford Merger Sub Inc. is merged with and into AINC effective as of the Closing Date.

        "Person" means any individual; any public or private entity, including any corporation, partnership, limited partnership, limited liability company, trust, or business enterprise or any governmental agency or instrumentality; and any Group.

        "PM LLC" means Project Management LLC, a Maryland limited liability company owned by AINC.

        "Preferred Stock Certificate of Designation" means the Certificate of Designation authorizing the Company Preferred Stock in effect as of the Closing.

        "Proceedings" has the meaning set forth in Section 3.06(b).

        "Project Management Business" means the project management activities conducted by PM LLC within the lodging industry, including construction management, interior design, architectural oversight, and the purchasing, expediting, warehousing, freight management, installation and supervision of furniture, fixtures, and equipment, and related services. The Project Management Business shall not include any portion of the Hotel Management Business or any other business conducted by the Company through PM LLC that does not constitute the Project Management Business; provided, that the conduct of any business through PM LLC other than the Project Management Business will not be deemed to diminish the scope of the Project Management Business for the purposes of this Agreement.

        "Remington Contribution Agreement" has the meaning set forth in the Combination Agreement.

        "Remington Holder" means each of the Bennetts and MJB Investments, LP.

        "Remington LP" means Remington Holdings, L.P., a Delaware limited partnership.

        "Restricted Period" means the period commencing as of the date of this Agreement and continuing for a period of the greater of (i) five (5) years following the Closing Date and (i) three (3) years from the Commencement Date.

        "Securities Act" means the Securities Act of 1933, as amended.

        "Self-Manage" means the formation by either or both of the Bennetts of one or more entities that would hire the necessary staff to conduct, solely in respect of the Bennett-Owned Properties and not third parties, the Hotel Management Business and/or Project Management Business.

        "Subsidiary" means, with respect to any Person, any corporation or other Person of which securities or other interests having the power to elect a majority of that corporation's or other Person's board of directors or similar governing body, or otherwise having the power to direct the business and policies of that corporation or other Person (other than equity securities or other interests having such power only upon the happening of a contingency that has not occurred) are held by such Person or one or more of its Subsidiaries.

        "Transaction Documents" means the Combination Agreement, the Company's certificate of incorporation as in effect on the date of the Combination Agreement, the Preferred Stock Certificate of Designation, the certificate of incorporation of Ashford Merger Sub Inc. as in effect on the date of the Combination Agreement, the Remington Contribution Agreement, the Merger Agreement, this Agreement, the Transition Cost Sharing Agreement, and the Hotel Services Agreement.

        "Transactions" means all the transactions contemplated by the Combination Agreement and the other Transaction Documents.

        "Transition Cost Sharing Agreement" means that certain Transition Cost Sharing Agreement, dated as of the Closing Date, among the Remington Holders and the Company.

        "Trusts" means the Alayna Jo Bennett Max 2019 Gift Trust, the Archie Bennett, III 2019 Gift Trust, the Audra Marie Bennett Maxwell 2019 Gift Trust, the Jory Glazener 2019 Gift Trust, the Krista Koleas 2019 Gift Trust, the Matthew Wade Bennett 2019 Gift Trust, the Beverly Rene Bennett Flood 2019 Gift Trust and the Supplemental Needs Trust FBO Lucas Wade Bennett.

ARTICLE 2
Non-Competition; Non-Solicitation

        2.01    Non-Competition; Non-Solicitation.    Ancillary to the Combination Agreement, each of the Bennetts, severally as to himself and not jointly, covenants and agrees to the following:

        (a)   During the Restricted Period, except as expressly set forth in Sections 2.01(b) and 2.01(c), each Bennett will not, and will not permit any of his controlled Affiliates to, directly or indirectly: (i) engage in or assist others in engaging in the Project Management Business or the Hotel Management Business anywhere in the United States, including any metropolitan statistical area in the United States of America in which PM LLC or Remington LP provides services or otherwise conducts its respective business as of the Closing Date or the Commencement Date, as applicable; (ii) have an interest in any Person that engages directly or indirectly in the Project Management Business or the Hotel Management Business anywhere in the United States in any capacity, including as a partner, shareholder, member, employee, principal, agent, trustee, consultant or advisor; or (iii) intentionally interfere in any material respect with the business relationships (whether formed prior to or after the date of this Agreement) between Remington LP, PM LLC and their respective customers, clients or vendors.

        (b)   Notwithstanding the foregoing: (i) each Bennett may provide service as an officer, director, advisor or consultant, or be the owner of the securities, of the Company, Ashford Hospitality Trust, Inc., Braemar Hotels & Resorts, Inc., Ashford Hospitality Select, Inc., AIM Real Estate Hedged

Equity Master Fund, LP, AIM Performance Holdco, LP, AIM Management Holdco, LLC or any of the Affiliates of the foregoing Persons that are controlled by the immediately foregoing Persons prior to the Closing Date or the Commencement Date, as applicable; (ii) each Bennett may freely pursue any opportunity to acquire ownership, directly or indirectly, in any interest in real properties in the lodging industry if he has presented such opportunity to the Company Board and the Board of Directors of each of Ashford Hospitality Trust, Inc., Braemar Hotels & Resorts, Inc. and any of their respective Affiliates in the lodging industry and none of the foregoing (based on a determination by a majority of the Disinterested Directors of each such Person), elects to pursue or participate in such opportunity (such real properties, "Hotel Properties"), provided each Bennett and his controlled Affiliates (other than the Company, PM LLC and Remington LP and their respective Subsidiaries) acknowledge and agree that its ownership of a Hotel Property shall be subject to the provisions of Section 2.01(c); (iii) each Bennett may own, directly or indirectly, solely as a passive investment, securities of or other interests in any Person (publicly traded or privately held) if such Bennett is not a controlling Person of, or a member of a group that controls, such Person and does not, directly or indirectly, own nine and nine-tenths percent (9.9%) or more of any class of securities of or other interests in such Person, provided that the restrictions set forth in this Section 2.01(b) shall not apply to ownership or management of securities by AIM Real Estate Hedged Equity Master Fund, LP, AIM Performance Holdco, LP or AIM Management Holdco, LLC or any of their respective controlled Affiliates, whether currently existing or created in the future; (iv) each Bennett may own, directly and indirectly, stock in the Company and its Affiliates; (v) each Bennett may continue to hold director and/or executive officer positions with the Company and its Affiliates after the Closing; and (vi) no Person shall be treated as directly or indirectly engaging in, or assisting others in engaging in, the Project Management Business or the Hotel Management Business solely by reason of providing or receiving services or taking any other actions pursuant to the Transition Cost Sharing Agreement, the Hotel Services Agreement or the Remington Contribution Agreement or at the request of the Company or its Affiliates.

        (c)   During the Restricted Period, with respect to any Hotel Properties in which the Bennetts, or any of their controlled Affiliates, own, directly or indirectly (other than through their ownership interests in Ashford Hospitality Trust, Inc. or Braemar Hotels & Resorts, Inc.), in the aggregate at least a five percent (5%) interest (such Hotel Properties, "Bennett-Owned Properties"), each Bennett, and any of his controlled Affiliates, directly or indirectly: (i) may Self-Manage the provision of Project Management Business services and/or Hotel Management Business services to such Bennett-Owned Properties, but may not provide any such services to any other hotels not constituting Bennett-Owned Properties, or (ii) may require that the Company provide Hotel Management Business services and Property Management Business services pursuant to the terms of the Hotel Services Agreement.

        (d)   During the Restricted Period, each Bennett will not, and will not permit any of his controlled Affiliates to, directly or indirectly, hire or solicit any In-Scope Service Providers or encourage any such In-Scope Service Provider to leave such position or hire any such In-Scope Service Provider who has left such position, except pursuant to a general solicitation that is not directed specifically to any such In-Scope Service Providers; provided, that nothing in this Section 2.01(d) will prevent each Bennett or any of his controlled Affiliates from hiring: (i) any In-Scope Service Provider whose employment has been terminated by Remington LP, PM LLC or the Company; (ii) after one hundred and eighty (180) days from the date of termination of employment, any In-Scope Service Providers whose employment has been terminated by the employee; or (iii) any In-Scope Service Provider on a shared basis with each Bennett.

        (e)   During the Restricted Period, each Bennett will not, and will not permit any of his controlled Affiliates to, directly or indirectly, solicit or entice, or attempt to solicit or entice, any clients or customers of Remington LP or PM LLC or potential clients or customers of Remington LP or PM LLC for purposes of diverting their Project Management Business or Hotel Management Business from Remington LP or PM LLC.

        (f)    Each Bennett acknowledges that a breach or threatened breach of any provision of this Section 2.01 would give rise to irreparable harm to the Company, Remington LP and PM LLC, for which monetary damages would not be an adequate remedy, and agree that in the event of a breach or a threatened breach by each Bennett of any such obligations, the Company will, in addition to any and all other rights and remedies that may be available to it in respect of such breach, be entitled to equitable relief, including temporary restraining orders, injunctions, specific performance and any other relief that may be available from a court of competent jurisdiction (without any requirement to post bond or to further demonstrate irreparable harm).

        (g)   Each Bennett acknowledges that the restrictions contained in this Section 2.01 are reasonable and necessary to protect the legitimate interests of the Company, Remington LP and PM LLC and constitute a material inducement to the Company to enter into the Combination Agreement and consummate the Transactions. In the event that any covenant contained in this Section 2.01 should ever be adjudicated to exceed the time, geographic, product or service, or other limitations permitted by applicable law in any jurisdiction, then any court is expressly empowered and requested to reform such covenant, and such covenant will be deemed reformed, in such jurisdiction to the maximum time, geographic, product or service, or other limitations permitted by applicable law. The covenants contained in this Section 2.01 and each provision of this Agreement are severable and distinct covenants and provisions. The invalidity or unenforceability of any such covenant or provision as written will not invalidate or render unenforceable the remaining covenants or provisions of this Agreement, and any such invalidity or unenforceability in any jurisdiction will not invalidate or render unenforceable such covenant or provision in any other jurisdiction.

        (h)   The Company (on behalf of itself and any Subsidiaries thereof) and MB acknowledge and agree that the provisions set forth in this Section 2.01 (insofar as they pertain to MB or any of his controlled Affiliates) shall supersede and replace, and shall be deemed to have amended, in their entirety any conflicting provisions of the following agreements: (i) Section 10 (Non-Competition, Non-Solicitation and Non-Interference) of that certain Employment Agreement, dated as of November 12, 2014, as amended as of September 13, 2017, between MB and Ashford Hospitality Advisors LLC; and (ii) Section 4 (Ashford Inc. Exclusivity Rights) of that certain Ashford Inc. Amended and Restated Mutual Exclusivity Agreement, dated as of August 8, 2018, among Ashford Hospitality Advisors LLC, AINC, Remington Lodging & Hospitality, LLC and MB. In furtherance of the foregoing, the Company agrees to cause any Subsidiary thereof to enter into any additional agreements that may be necessary to carry out the intent of foregoing provisions of this Section 2.1(h), as and to the extent reasonably requested by MB from time to time.

ARTICLE 3
MISCELLANEOUS

        3.01    Assignment.    To the extent permitted by applicable law, the Company may assign this Agreement to any of its Affiliates, or to any successor or assign (whether direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all of the business or assets of the Company. Each Bennett may not assign this Agreement or any part hereof. Any purported assignment by each Bennett shall be null and void from the initial date of purported assignment.

        3.02    Binding Effect.    Except as otherwise provided in this Agreement, every covenant, term and provision of this Agreement will be binding upon and inure to the benefit of the parties and their respective heirs, legatees, legal representatives and permitted successors, transferees and assigns.

        3.03    Notices.    Whenever this Agreement provides that any notice, demand, request, consent, approval, declaration, or other communication be given to or served upon any of the parties or any other Person, such notice, demand, request, consent, approval, declaration, or other communication will be in writing and will be deemed to have been validly served, given, or delivered (and "the date of such notice" or words of similar effect will mean the date) upon actual, confirmed receipt thereof (whether by non-certified mail, telecopy, telegram, express delivery, or otherwise), addressed to the Company and each Bennett at the street or post office addresses, facsimile numbers or e-mail addresses set forth on the signature pages to this Agreement (or to such other addresses or facsimile number as such party may have specified by notice given pursuant to this provision). No notice, demand, request, consent, approval, declaration, or other communication will be deemed to have been given or received unless and until it sets forth all items of information required to be set forth therein pursuant to the terms of this Agreement.

        3.04    Choice of Law; Forum; Waiver of Jury Trial.

        (a)   THIS AGREEMENT WILL BE INTERPRETED AND THE RIGHTS OF THE PARTIES DETERMINED IN ACCORDANCE WITH THE LAWS OF THE UNITED STATES APPLICABLE THERETO AND THE SUBSTANTIVE LAWS OF THE STATE OF DELAWARE APPLICABLE TO AN AGREEMENT EXECUTED, DELIVERED, AND PERFORMED THEREIN WITHOUT GIVING EFFECT TO THE CHOICE-OF-LAW RULES THEREOF OR ANY OTHER PRINCIPLE THAT COULD REQUIRE THE APPLICATION OF THE SUBSTANTIVE LAW OF ANY OTHER JURISDICTION; AND

        (b)   EACH PARTY HEREBY IRREVOCABLY CONSENTS TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF DELAWARE OR THE FEDERAL DISTRICT COURT FOR THE DISTRICT OF DELAWARE FOR ALL PURPOSES IN CONNECTION WITH ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED BY THIS AGREEMENT (COLLECTIVELY, "PROCEEDINGS"). EACH PARTY HEREBY AGREES THAT SERVICE OF SUMMONS, COMPLAINT OR OTHER PROCESS IN CONNECTION WITH ANY PROCEEDINGS MAY BE MADE AS SET FORTH IN THIS AGREEMENT WITH RESPECT TO SERVICE OF NOTICES, AND THAT SERVICE SO MADE WILL BE AS EFFECTIVE AS IF PERSONALLY MADE IN THE STATE OF DELAWARE. IT IS THE INTENT OF EACH OF THE PARTIES THAT ALL PROCEEDINGS BE HEARD AND LITIGATED EXCLUSIVELY IN A COURT LOCATED IN NEW CASTLE COUNTY, DELAWARE. EACH OF THE PARTIES HERETO ACKNOWLEDGES THAT IT HAS FREELY AGREED THAT: (i) ALL PROCEEDINGS WILL BE HEARD IN ACCORDANCE WITH THIS SECTION 3.04; (ii) THE AGREEMENT TO CHOOSE COURTS LOCATED IN NEW CASTLE COUNTY, DELAWARE TO HEAR ALL PROCEEDINGS IN ACCORDANCE WITH THIS SECTION 3.04 IS REASONABLE AND WILL NOT PLACE SUCH PARTY AT A DISADVANTAGE OR OTHERWISE DENY IT ITS DAY IN COURT; (iii) IT IS A KNOWLEDGEABLE, INFORMED, SOPHISTICATED PERSON CAPABLE OF UNDERSTANDING AND EVALUATING THE PROVISIONS SET FORTH IN THIS AGREEMENT, INCLUDING THIS SECTION 3.04; AND (iv) IT HAS BEEN REPRESENTED BY SUCH COUNSEL AND OTHER ADVISORS OF ITS CHOOSING AS SUCH PARTY HAS DEEMED APPROPRIATE IN CONNECTION WITH THE DECISION TO ENTER INTO THIS AGREEMENT, INCLUDING THIS SECTION 3.04. THE COMPANY AND EACH BENNETT HEREBY KNOWINGLY, VOLUNTARILY, AND INTENTIONALLY, WITH AND UPON THE ADVICE OF COMPETENT COUNSEL, WAIVE, RELINQUISH AND FOREVER FORGO ANY RIGHTS THEY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH, THIS AGREEMENT OR ANY OTHER DOCUMENTS ENTERED INTO IN CONNECTION HEREWITH, OR ANY COURSE OF CONDUCT, COURSE OF DEALING OR STATEMENTS (WHETHER VERBAL OR WRITTEN), OF THE COMPANY OR SELLER.

        3.05    Integration; Amendment; Waivers.    This Agreement, together with the other Transaction Documents, constitute the entire agreement among the parties with respect to the subject matter of this Agreement and the other Transaction Documents and supersede all previous written, and all previous or contemporaneous oral, negotiations, drafts, proposals, terms sheets, understandings, arrangements, understandings, or agreements. This Agreement may not be amended, modified, or supplemented, or any provision of this Agreement waived, except by the written agreement of the Company and each Bennett. The parties agree that no custom, practice, course of dealing, or similar conduct will be deemed to amend, modify, or supplement any term of this Agreement. The failure of any party to enforce any right or remedy under this Agreement, or to enforce any such right or remedy promptly, will not constitute a waiver thereof, nor give rise to any estoppel against such party, nor excuse any other party from its obligations under this Agreement. Any waiver of any such right or remedy by any party must be in writing and signed by the party against which such waiver is sought to be enforced. No waiver will be deemed a continuing waiver or a waiver of any right beyond the specific right waived in such waiver.

        3.06    Construction of Agreement.

        (a)   Interpretation.    For the purposes this Agreement:

            (i)  the word "include" and its derivatives means to include without limitation;

           (ii)  the word "or" is not exclusive;

          (iii)  inclusion of items in a list or specification of a particular instance of an item will not be deemed to exclude other items of similar import;

          (iv)  unless the context otherwise requires, references in this Agreement: (A) to Preambles, Preliminary Statements, Articles and Sections mean the Preambles, Preliminary Statements, Articles and Sections of this Agreement; (B) to an agreement, instrument or other document means such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof; and (C) to a statute means such statute as amended from time to time and includes any successor legislation thereto and any regulations promulgated thereunder and in effect from time to time;

           (v)  this Agreement will be construed without regard to any presumption or rule requiring construction or interpretation against the party drafting or causing any provision or document to be drafted;

          (vi)  use of terms that imply gender will include all genders;

         (vii)  defined terms will have their meanings in the singular and the plural case;

        (viii)  the headings in this Agreement are for reference only and will not affect the interpretation of this Agreement; and

          (ix)  the word "will" will not be deemed a mere prediction of future events.

        (b)   Severability.    The parties to this Agreement expressly agree that it is not the intention of any of them to violate any public policy, statutory or common law rules, regulations, or decisions of any governmental or regulatory body. If any provision of this Agreement is interpreted or construed as being in violation of any such policy, rule, regulation, or decision, the provision, section, sentence, word, clause, or combination thereof causing such violation will be inoperative (and in lieu thereof there will be inserted such provision, sentence, word, clause, or combination thereof as may be valid and consistent with the intent of the parties under this Agreement) and the remainder of this Agreement, as amended, will remain binding upon the parties to this Agreement, unless the inoperative provision would cause enforcement of the remainder of this Agreement to be inequitable under the circumstances.

        (c)   Time.    Time is of the essence with respect to this Agreement.

        3.07    Counterparts.    This Agreement may be executed in any number of counterparts, by means of facsimile or portable document format (pdf), which will individually and collectively constitute one agreement.

        3.08    Specific Performance.    The Parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms of this Agreement and that the Parties will be entitled to specific performance of the terms of this Agreement, in addition to any other remedy to which they are entitled at law or in equity without the need to demonstrate irreparable harm or to post any bond or surety.

        3.09    Timing.    The Parties acknowledge that this Agreement was executed: (a) simultaneously with the execution of the Merger Agreement, the Remington Contribution Agreement, the Hotel Services Agreement, and the Transition Cost Sharing Agreement; (b) simultaneously with the filing for record with the Maryland State Department of Assessments and Taxation of the Articles of Merger (as defined in the Merger Agreement) (with a delayed effective time, as specified therein); (c) simultaneously with the filing for record with the Nevada Secretary of State of the Preferred Stock Certificate of Designation (with a delayed effective time, as specified therein); and (d) prior to the Effective Time (as defined in the Merger Agreement). This Agreement will be effective upon issuance of the Aggregate Consideration (as defined in the Combination Agreement) pursuant to the Combination Agreement.

[Signature pages follow]

        IN WITNESS WHEREOF, the Company and the Seller have executed this Agreement to be effective as of the date first above written.

THE COMPANY:
ASHFORD NEVADA HOLDING CORP.
By:
	Name:	Deric S. Eubanks
	Title:	Chief Financial Officer
	Address:	14185 Dallas Parkway, Suite 1100, Dallas, Texas 75254
with copies to:
Norton Rose Fulbright US LLP 2200 Ross Avenue, Suite 3600 Dallas, Texas 75201 Attn: Head of Corporate Group

[Signature Page to Non-Competition Agreement]

BENNETTS:
Archie Bennett, Jr.
Address:	14185 Dallas Parkway, Suite 1150 Dallas, Texas 75254
with copies to:
Baker Botts LLP 2001 Ross Avenue Suite 900 Dallas, Texas 75201 Attn: Neel Lemon
Monty J. Bennett
Address:	14185 Dallas Parkway, Suite 1150 Dallas, Texas 75254
with copies to:
Baker Botts LLP 2001 Ross Avenue Suite 900 Dallas, Texas 75201 Attn: Neel Lemon

[Signature Page to Non-Competition Agreement]

ANNEX G
FORM OF TRANSITION COST SHARING AGREEMENT

Annex G

TRANSITION COST SHARING AGREEMENT

        This TRANSITION COST SHARING AGREEMENT (this "Agreement"), dated as of [    •    ], 20[    •    ], is entered into by and among Archie Bennett, Jr. ("ABennett"), Monty J. Bennett ("MBennett"), MJB Investments, LP, a Delaware limited partnership ("MJB Investments" and collectively, with ABennett and MBennett, the "Services Recipients"), Ashford Nevada Holding Corp. (to be renamed Ashford Inc.), a Nevada corporation ("New Holdco"), and Remington Holdings, L.P., a Delaware limited partnership ("Holdings"). Each of ABennett, MBennett, MJB Investments, New Holdco and Holdings is referred to herein as a "Party" and collectively as the "Parties." As provided in Section 1.1(e), the estate of ABennett (upon his death) and the estate of MBennett (upon his death) each shall have the option to become a "Party" and a "Services Recipient" (as hereinafter defined) under this Agreement. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Combination Agreement, dated as of May 31, 2019, among ABennett, MBennett, MJB Investments, New Holdco and certain other parties (the "Combination Agreement").

        WHEREAS, prior to the date hereof pursuant to that certain Cost Sharing Agreement, dated as of August 8, 2018, among Holdings, Ashford Inc., a Maryland corporation ("Old AINC"), and certain other parties (the "Cost Sharing Agreement"): (i) Holdings (and/or its Affiliates) (collectively, "Remington"), on the one hand, and Old AINC (and/or its Affiliates) (collectively, "Ashford"), on the other hand, have shared office space in the building located at 14185 Dallas Parkway in Dallas, Texas, which has been leased to Remington Hotel Corporation (the "Office Space"); and (ii) Remington and Ashford have shared the cost of certain employees of Remington who provide human resources, information technology and general office and administrative support for both Ashford and Remington (collectively, the "Remington Employees," and together with the Office Space, the "Operational Services");

        WHEREAS, prior to the date hereof and pursuant to the Cost Sharing Agreement, Ashford has reimbursed Remington for the actual cost of Ashford's allocable portion of: (i) rent, utilities, parking, office equipment and other expenses related to the Office Space; and (ii) salary, bonus, taxes and other withholding, and other expenses paid to, on behalf of, or otherwise with respect to, the Operational Services provided by the Remington Employees, all pursuant to an allocation which is mutually agreed upon by such parties on a quarterly basis;

        WHEREAS, prior to the date hereof, certain employees of Remington (collectively, the "Transition Services Employees") have provided certain family office related services to or on behalf of the Services Recipients, including accounting, tax, legal and general office and administrative support services (the "Transition Services");

        WHEREAS, as of the date of this Agreement and pursuant to the consummation of the transactions contemplated by the Combination Agreement, Holdings will become a wholly owned Subsidiary of New Holdco and the underlying lease relating to the Office Space will be held or subleased by New Holdco and/or its Subsidiaries (the "New Holdco Parties");

        WHEREAS, as a result of the foregoing, the Remington Employees will be deemed to be employees of the New Holdco Parties, and, therefore, there is no longer a need for the allocation of costs relating to the Office Space or with respect to the provision of the Operational Services by the Remington Employees under the Cost Sharing Agreement;

        WHEREAS, in replacement of the Cost Sharing Agreement, the New Holdco Parties, on the one hand, and the Services Recipients, on the other hand, desire to enter into this Agreement in order to document their agreement regarding: (i) the provision by certain of the Transition Services Employees of Transition Services to or on behalf of the Services Recipients; and (ii) the payment by the Services

Recipients of the Allocated Costs (as hereinafter defined in Section 2.1(a)) for such Transition Services; and

        WHEREAS, it is a condition under the Combination Agreement that the parties to this Agreement (the "Parties") enter into this Agreement.

        NOW, THEREFORE, for and in consideration of the above premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto hereby covenant and agree as follows:

ARTICLE I
TRANSITION SERVICES

        Section 1.1    Provision of Transition Services; Term of Agreement.

        (a)   During the period referenced in Section 1.1(b) (the "Term"), the New Holdco Parties hereby agree to provide the Transition Services to the Services Recipients, as directed by ABennett, MBennett or their respective designated representatives, generally in accordance with past practice, and the Services Recipients hereby agree to reimburse and pay the New Holdco Parties for the Allocated Costs of the Transition Services received.

        (b)   Subject to the succeeding sentence, the Transition Services shall be provided hereunder by the New Holdco Parties from the date of this Agreement until the last to occur of: (i) the tenth (10th) anniversary of the date of this Agreement; (ii) the death of Archie Bennett, Jr.; and (iii) 30 days following the date on which MBennett is no longer employed by New Holdco as its Chief Executive Officer, or substantially similar executive position, or ceases to serve as a member of the board of directors of New Holdco. This Agreement may be terminated: (1) on the date on which all of the Services Recipients request (upon not less than thirty (30) days advance written notice) that such Transition Services shall be terminated; (2) at the option of either Party following a material breach of this Agreement by the other Party, which, for the avoidance of doubt, includes, without limitation, failure by any Service Recipient to pay the invoices submitted by the New Holdco Parties in accordance with Section 2.1(c) for the Transition Services, and which breach is not cured within 30 days from the delivery of notice of such breach to the breaching Party; or (3) as set forth in Section 3.4.

        (c)   The scope, quality and quantity of the Transition Services, and the amount and quality of the time and resources to be allocated by the New Holdco Parties to provide the Transition Services, will be substantially consistent with the scope, quality and quantity of the comparable services provided by Remington to the Services Recipients prior to the date of this Agreement.

        (d)   Upon the execution of this Agreement, the Cost Sharing Agreement shall be immediately terminated as of the date hereof.

        (e)   During the Term and subject to the execution of a written joinder agreement pursuant to which it shall become a party to this Agreement, the estate of ABennett (upon his death) and the estate of MBennett (upon his death) each shall have the option to become a "Party" and a "Services Recipient" under this Agreement and, therefore, entitled to the benefits (and subject to the obligations) of the Services Recipients hereunder, including the right to receive Transition Services and the obligation to reimburse the New Holdco Parties for the Allocated Costs of the Transition Services. Unless and until such estate executes such joinder agreement, it shall not be treated as a Party or a Services Recipient under this Agreement or entitled to any of the benefits (or subject to any of the obligations) hereunder.

        Section 1.2    Additional Services.    The New Holdco Parties acknowledge that there may be additional services not described above that may be desired by the Services Recipients in order for the Services Recipients to handle their respective affairs (the "Additional Transition Services"). Accordingly, the Services Recipients may request that the New Holdco Parties provide such Additional Transition Services; provided, however, that the New Holdco Parties shall not be required to provide any such Additional Transition Services unless the New Holdco Parties, in their sole discretion, determine to do so. If the New Holdco Parties determine to provide any such Additional Transition Services, then any such Additional Transition Service will be deemed to be a Transition Service hereunder and such Additional Service shall be taken into account by the Parties in determining the Allocated Costs of the Transition Services received.

        Section 1.3    Disclaimer; Independent Contractor; Limitation of Liability.    Except as expressly provided in Section 1.1, the New Holdco Parties make no express or implied representation, warranty or guarantee relating to the Transition Services or the quality or results of the Transition Services to be provided under this Agreement, including any warranty of merchantability or fitness for a particular purpose, which are specifically disclaimed. The Services Recipients acknowledge and agree that this Agreement does not create a fiduciary relationship, partnership, joint venture or relationships of trust or agency between the Parties and that all Services are provided by New Holdco Parties as an independent contractor. The Parties are not joint employers for any purpose, and the New Holdco Parties will have the sole right to exercise all authority with respect to the employment (including termination of employment), assignment and compensation of its employees and representatives providing Transition Services hereunder. In no event shall the liability of the New Holdco Parties arising under or related to this Agreement exceed the total amount received by such New Holdco Parties with respect to such Transition Services in the prior one-year term hereunder except in the case of the intentional fraud or misconduct undertaken with the specific intent to engage in misconduct of the New Holdco Parties. Notwithstanding any other provision of this Agreement, the New Holdco Parties will have no liability for any action taken by any Person at the express direction of any Service Recipient.

        Section 1.4    No Representations Regarding Tax Treatment of Transition Services.    Each Party acknowledges and agrees that the other Parties make no representations as to any tax treatment or tax consequences to any Party of the provision or receipt of Transition Services provided under this Agreement, and the Parties agree to consult their own independent tax advisers concerning such treatment.

ARTICLE II
DETERMINATION OF ALLOCATED COSTS

        Section 2.1    Determination of Allocated Costs; Dispute Resolution; Payment.

        (a)   From and after the date hereof and during the Term, the actual costs to the New Holdco Parties of providing the Transition Services to the Services Recipients, including, without limitation, the salaries, employment taxes and benefits applicable to the employees of the New Holdco Parties actually engaged in providing the Transition Services, based on the percentage of time spent by such employees in providing such services relative to the time spent by such employees on matters not relating to such services, plus applicable allocated overhead and other expenses incurred, in each case without mark-up (the "Allocated Costs"), will be determined and allocated in good faith by the Parties jointly, on a quarterly basis, commencing as of the end of the third (3rd) calendar month following the date of this Agreement and continuing thereafter as of the end of each succeeding three (3) calendar month period. The Allocated Costs so determined by the Parties shall be subject to quarterly review and approval by the Audit Committee of New Holdco (the "Audit Committee").

        (b)   In the event of a dispute between the Service Recipients, on the one hand, and the New Holdco Parties and/or the Audit Committee, on the other hand, concerning the proposed Allocated Costs in respect of any quarterly period, then the Service Recipients, on the one hand, and the New Holdco Parties and/or the Audit Committee, on the other hand, shall mutually engage a recognized certified public accountant acceptable to each of the them to review disputed items and to determine the Allocated Costs for the quarterly period in question; provided, however, if such Parties cannot agree on a mutually acceptable certified public accountant, the Service Recipients, on the one hand, and the New Holdco Parties and/or the Audit Committee, on the other hand, each shall name a recognized certified public accountant and those two certified public accountants shall select a third recognized certified public accountant which shall be used for the purposes of this Section 2.1(b). The selected certified public accountant's opinion concerning the Allocated Costs for the quarterly period in question shall be final and binding on all Parties. The expenses of the certified public accountant will be borne by the New Holdco Parties, on the one hand, and the Service Recipients, on the other hand, in the same proportion by which their respective positions as initially presented to the consultant differs from the final resolution as determined by the certified public accountant.

        (c)   The Allocated Costs for each quarterly period during the Term, as finally determined pursuant to Section 2.1(a) or Section 2.1(b), as applicable, will be invoiced, in arrears, by the New Holdco Parties to the Services Recipients. The Services Recipients will reimburse the New Holdco Parties within thirty (30) days of the receipt by the Services Recipients of such invoice. All reimbursement payments by the Services Recipients to the New Holdco Parties pursuant to this Section 2.1(c) will be made in U.S. dollars in immediately available funds. Although the Services Recipients will be jointly responsible for reimbursing the New Holdco Parties for the cost of the Transition Services, the Services Recipients may separately agree upon their own respective allocation of such costs between and among themselves.

ARTICLE III
MISCELLANEOUS

        Section 3.1    Notices.    All notices and other communications hereunder shall be in writing, and shall be delivered by hand or mailed by registered or certified mail (return receipt requested) or transmitted by facsimile to the Parties at their respective addresses specified in the Combination Agreement (or at such other addresses for a Party as shall be specified by like notice) and shall be deemed given on the date on which such notice is received.

        Section 3.2    Representations and Warranties.    Each Party hereby represents and warrants to the other that such Party has the requisite power and authority to execute and deliver this Agreement and to perform its obligations under this Agreement.

        Section 3.3    Timing.    The Parties acknowledge that this Agreement was executed (a) simultaneously with the execution of the Merger Agreement, the Remington Contribution Agreement, the Hotel Services Agreement, the Investor Rights Agreement and the Non-Competition Agreement, (b) simultaneously with the filing for record with the Maryland State Department of Assessments and Taxation of the Articles of Merger (as defined in the Merger Agreement) (with a delayed effective time, as specified therein), (c) simultaneously with the filing for record with the Nevada Secretary of State of the New Holdco Preferred Stock Certificate of Designation (with a delayed effective time, as specified therein), and (d) prior to the Effective Time (as defined in the Merger Agreement). This Agreement will be effective upon the contribution of the Remington Securities to New Holdco pursuant to the Remington Contribution Agreement.

        Section 3.4    Force Majeure.    New Holdco shall not be liable or responsible to the Services Recipients, nor be deemed to have defaulted or breached this Agreement, for any failure or delay in fulfilling or performing any term of this Agreement when and to the extent such failure or delay is caused by or results from acts or circumstances beyond the reasonable control of New Holdco including, without limitation, acts of God, flood, fire, earthquake, explosion, governmental actions, war, invasion or hostilities (whether war is declared or not), terrorist threats or acts, riot, or other civil unrest, national emergency, revolution, insurrection, epidemic, lock-outs, strikes or other labor disputes

(whether or not relating to either party's workforce), or restraints or delays affecting carriers or inability or delay in obtaining supplies of adequate or suitable materials, materials or telecommunication breakdown or power outage, provided that, if the event in question continues for a continuous period in excess of one hundred twenty (120) days, Services Recipients shall be entitled to give notice in writing to New Holdco to terminate this Agreement.

        Section 3.5    Entire Agreement.    This Agreement supersedes all prior discussions and agreements between the Parties with respect to the subject matter of hereof (other than the Combination Agreement) and contains the sole and entire agreement between the Parties with respect to the subject matter hereof. The Parties agree that this Agreement supersedes and replaces in its entirety the Cost Sharing Agreement, which is deemed terminated, cancelled and of no further force or effect as of the date of this Agreement except for already accrued rights and obligations thereunder which remain pending as of such date.

        Section 3.6    No Waiver.    No failure or delay on the part of any Party to exercise, and no course of dealing with respect to, any right, remedy, power or privilege under this Agreement shall operate as a waiver of such right, remedy, power or privilege, nor shall any single or partial exercise of any right, remedy, power or privilege under this Agreement preclude any other or further exercise of such right, remedy, power or privilege or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges provided in this Agreement are cumulative and not exclusive of any rights, remedies, powers and privileges provided by applicable Law.

        Section 3.7    Amendments.    Any provision of this Agreement may be amended, modified, supplemented or waived only by an instrument in writing duly executed by the New Holdco Parties and the Services Recipients. Any such amendment, modification, supplement or waiver shall be for such period and subject to such conditions as shall be specified in the instrument affecting the same and shall be binding upon the New Holdco Parties and the Services Recipients.

        Section 3.8    Severability.    Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions of this Agreement, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction, and in lieu of such prohibited or unenforceable provision, a legal, valid and enforceable provision as similar in terms to such prohibited or unenforceable provision as may be permitted and enforceable in the applicable jurisdiction(s) shall be deemed added as a part of this Agreement.

        Section 3.9    Counterparts.    This Agreement may be executed in any number of counterparts (including by facsimile or PDF), all of which taken together shall constitute one and the same instrument and any of the Parties may execute this Agreement by signing any such counterpart. If any signature is delivered by facsimile transmission or by PDF, such signature shall create a valid and binding obligation of the Party executing (or on whose behalf the signature is executed) with the same force and effect as if such facsimile or PDF signature were an original thereof.

        Section 3.10    Successors and Assigns.    Subject to Section 1.1(e), this Agreement shall not be assignable, in whole or in part, directly or indirectly, by any Party without the prior written consent of each other Party, and any attempt to assign any rights or obligations arising under this Agreement without such consent shall be void. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns.

        Section 3.11    Governing Law.    THIS AGREEMENT AND ANY CLAIM, ACTION, DISPUTE OR REMEDY ARISING FROM OR RELATING TO THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE APPLICABLE LAWS OF THE STATE OF TEXAS AND APPLICABLE TO CONTRACTS MADE AND TO BE

PERFORMED IN THAT STATE WITHOUT GIVING EFFECT TO CHOICE OF LAW RULES THAT WOULD REQUIRE THE APPLICATION OF ANOTHER JURISDICTION.

        Section 3.12    Submission to Jurisdiction; Service; Waivers.

        (a)   For all purposes of this Agreement, and for all purposes of any Action arising out of or relating to the transactions contemplated by this Agreement or for recognition or enforcement of any judgment, each Party submits to the personal jurisdiction of the state or federal courts located in Dallas County, Texas, and hereby irrevocably and unconditionally agrees that any such Action, claim, dispute or remedy may be heard and determined in such Texas court or, to the extent permitted by applicable Law, in such federal court. Each Party agrees that a final judgment in any such Action may be enforced in any other jurisdiction by suit on the judgment or in any other manner provided by applicable Law. Nothing in this Agreement shall affect any right that any Party may otherwise have to bring any Action relating to this Agreement against the other Party or its properties in the courts of any jurisdiction.

        (b)   Each Party irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so: (i) any objection that it may now or hereafter have to the laying of venue of any Action arising out of or relating to this Agreement or any related matter in any Texas state or federal court located in Dallas County, Texas; and (ii) the defense of an inconvenient forum to the maintenance of such Action in any such court.

        (c)   Each Party irrevocably consents to service of process by registered mail, return receipt requested, as provided in Section 3.1. Nothing in this Agreement shall affect the right of any Party to serve process in any other manner permitted by applicable Law.

        (d)   TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, EACH PARTY HEREBY WAIVES ALL RIGHTS TO A TRIAL BY JURY IN ANY LEGAL ACTION TO ENFORCE OR INTERPRET THE PROVISIONS OF THIS AGREEMENT OR THAT OTHERWISE RELATES TO THIS AGREEMENT.

        Section 3.13    No Third-Party Beneficiaries.    This Agreement is for the sole benefit of the Parties and their permitted successors and assigns and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

        Section 3.14    Titles and Headings.    Titles and headings to sections herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

[Signatures on Following Pages]

        IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officer of each Party as of the date first above written.

REMINGTON HOLDINGS, L.P.
By: Remington Holdings GP, LLC, its general partner
By:
	Name:	Archie Bennett, Jr.
	Title:	Member
By:
	Name:	Monty J. Bennett
	Title:	Member
ASHFORD NEVADA HOLDING CORP.
By:
	Name:	Deric S. Eubanks
	Title:	Chief Financial Officer
Archie Bennett, Jr.
Monty J. Bennett
MJB INVESTMENTS, LP
By: MJB Investments GP, LLC, its general partner
By:
	Name:	Monty J. Bennett
	Title:	Sole Member

        Remington Holdings GP, LLC, a Delaware limited liability company, Ashford Inc. (to be renamed OAINC II Inc.), a Maryland corporation, Ashford Hospitality Advisors LLC, a Delaware limited liability company, and Project Management LLC, a Maryland limited liability company, each a party to the Cost Sharing Agreement, hereby confirm the termination of the Cost Sharing Agreement as provided in Section 3.5 of this Agreement:

REMINGTON HOLDINGS GP, LLC
By:
	Name:	Archie Bennett, Jr.
	Title:	Member
By:
	Name:	Monty J. Bennett
	Title:	Member
ASHFORD INC.
By:
	Name:	Deric S. Eubanks
	Title:	Chief Financial Officer
ASHFORD HOSPITALITY ADVISORS LLC
By: Ashford Advisors Inc., its managing member
By:
	Name:	Deric S. Eubanks
	Title:	Chief Financial Officer
PROJECT MANAGEMENT LLC
By: Ashford Hospitality Advisors LLC, its managing member
By: Ashford Advisors Inc., its managing member
By:
	Name:	Deric S. Eubanks
	Title:	Chief Financial Officer

ANNEX H

ANNEX H
FORM OF AMENDED AND RESTATED ARTICLES OF INCORPORATION
OF ASHFORD NEVADA HOLDING CORP.

Annex H

090204

BARBARA K. CEGAVSKE
Secretary of State
202 North Carson Street
Carson City, Nevada 89701-4201
(775) 684-5708
Website: www.nvsos.gov

Certificate of Amendment

(PURSUANT TO NRS 78.385 AND 78.390)

USE BLACK INK ONLY - DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Amendment to Articles of Incorporation For Nevada Profit Corporations

(Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)

1. Name of corporation:

Ashford Nevada Holding Corp.

2. The articles have been amended as follows: (provide article numbers, if available)

The articles have been amended and restated in their entirety as follows:

ARTICLE 1
NAME

ARTICLE 2
REGISTERED AGENT

Commercial Registered Agent: Fennemore Craig, P.C. (Las Vegas).

(See the attachment hereto for a complete version of the Amended and Restated Articles of Incorporation.)

3. The vote by which the stockholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation* have voted in favor of the amendment is: 100%

4. Effective date and time of filing: (optional) Date: Time:

(must not be later than 90 days after the certificate is filed)

5. Signature: (required)

X [signature]

Signature of Officer

*If any proposed amendment would alter or change any preference or any relative or other right given to any class or series of outstanding shares, then the amendment must be approved by the vote, in addition to the affirmative vote otherwise required, of the holders of shares representing a majority of the voting power of each class or series affected by the amendment regardless to limitations or restrictions on the voting power thereof.

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

This form must be accompanied by appropriate fees.

Nevada Secretary of State Amend Profit-After
Revised: 1-5-15

EXHIBIT A TO ANNEX H

AMENDED AND RESTATED ARTICLES OF INCORPORATION

OF

ASHFORD NEVADA HOLDING CORP.

ARTICLE 1
NAME

        The name of the corporation is Ashford Nevada Holding Corp. ("Corporation").

ARTICLE 2
REGISTERED AGENT

        Commercial Registered Agent: Fennemore Craig, P.C. (Las Vegas).

ARTICLE 3
AUTHORIZED STOCK

        Section 3.1    Authorized Capital Stock.    The total number of shares is 200,000,000 ("Capital Stock"), consisting of the following:

          (a)    Common Stock:    100,000,000 shares of common stock, par value $0.001 ("Common Stock") and an additional 50,000,000 shares of common stock, par value $0.001 ("Blank Check Common Stock"), which the Board shall :have the authority to divide into classes or series or both, to determine the number of shares in each class and/or series, and to fix the voting powers, designations, preferences, limitations, restrictions and relative rights of any such class or series of stock. Such voting powers, designations, preferences, limitations, restrictions and relative rights of any such class or series of stock shall be expressed in a resolution or resolutions adopted by the Board and if required by law, a certificate of designation or other appropriate document shall be filed with the Nevada Secretary of State or other appropriate Governmental Entity; and

          (b)    Preferred Stock:    50,000,000 shares of preferred stock, par value $0.001 ("Preferred Stock"), which the Board shall have the authority to divide into classes or series or both, to determine the number of shares in each class and/or series, and to fix the voting powers, designations, preferences, limitations, restrictions and relative rights of any such class or series of stock. Such voting powers, designations, preferences, limitations, restrictions and relative rights of any such class or series of stock shall be expressed in a resolution or resolutions adopted by the Board and if required by law, a certificate of designation or other appropriate document shall be filed with the Nevada Secretary of State or other appropriate Governmental Entity.

        Section 3.2    Common Stock.    The powers, preferences and rights, and the qualifications, limitations and restrictions, of the Common Stock are as follows:

          (a)    Voting.    Except as otherwise expressly provided herein or required by Law or any relevant Preferred Stock designation of any series of Preferred Stock or any relevant Blank Check Common Stock designation of any series of Blank Check Common Stock, each holder of record of shares of Common Stock shall have the exclusive right to vote for the election of directors and shall be entitled to vote on all other matters requiring stockholder action, each share being entitled to one vote.

          (b)    Dividends.    Subject to applicable Law and the preferential rights, if any, as to dividends of the holders of any shares of Preferred Stock at the time outstanding and to the rights, if any, as to dividends of any shares of Blank Check Common Stock at the time outstanding, the holders of shares of Common Stock shall be entitled to receive, when, as and if declared by the Board, out of assets of the Corporation legally available therefor, such dividends as may be declared from time to time by the Board.

          (c)    Liquidation.    In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary (a "Liquidation Event"), the holders of shares of Common Stock shall be entitled to receive, subject to the preferential rights as to distributions upon such Liquidation Event of each of the creditors of the Corporation and the holders of any shares of Preferred Stock at the time outstanding and to the rights of any shares of Blank Check Common Stock at the time outstanding, their ratable and proportionate share of the remaining assets of the Corporation. A Liquidation Event shall not be deemed to be occasioned by or to include any voluntary consolidation or merger of the Corporation with or into any other corporation or entity or other corporations or entities or a sale, lease, or conveyance of all or substantially all of the Corporation's assets.

        Section 3.3    Preferred Stock.

        The rights, powers and privileges of the Common Stock shall be subject to the express terms of any series of Preferred Stock. Except as required by a Preferred Stock designation or applicable Law, holders of Preferred Stock shall not be entitled to vote at or receive notice of any meeting of stockholders.

        Section 3.4    No Cumulative Voting Rights.    No holder of shares of Capital Stock shall have cumulative voting rights.

        Section 3.5    Amendment to Certificate of Designation.    The Board may increase or decrease the number of shares of Blank Check Common Stock or Preferred Stock previously designated in a class or series, provided, such amendment will not decrease the number of shares of stock in said class or series to a number less than the number of shares of stock then outstanding plus the number of shares of stock reserved for issuance upon the exercise of outstanding options, rights or warrants or upon the conversion of any outstanding securities issued by the Corporation convertible into such class or series. This Section 3.5 is specifically intended to override Nevada Revised Statutes ("NRS") 78.1955(3). Shares of stock no longer designated as part of a class or series will be restored to their original status of either Blank Check Common Stock or Preferred Stock and can thereupon be redesignated pursuant to this Article 3 as determined by the Board.

        Section 3.6    Preemptive Rights.    The Board may grant preemptive rights in setting the terms of any class or series of Blank Check Common Stock or Preferred Stock designated in accordance with this Article 3 or as may be granted by a contract approved by the Board. Otherwise, no holders of shares of Capital Stock shall, as such holder, have any preemptive right to purchase or subscribe for any additional shares of Capital Stock or any other security of the Corporation which it may issue or sell.

        Section 3.7    Stockholders' Consent for Actions Taken Without Meeting.    Any action required or permitted to be taken at a meeting of stockholders may be taken without a meeting only if approved by the unanimous written consent of all stockholders entitled to vote on the matter.

 ARTICLE 4
NAMES AND ADDRESSES OF
THE INITIAL BOARD OF DIRECTORS

Name	Address
Monty J. Bennett	14185 Dallas Parkway, Ste. 1100 Dallas, Texas 75254
J. Robison Hays, III	14185 Dallas Parkway, Ste. 1100 Dallas, Texas 75254
Robert G. Haiman	14185 Dallas Parkway, Ste. 1100 Dallas, Texas 75254

ARTICLE 5
PURPOSE

        The purpose for which the Corporation is organized is to engage in any lawful act or activity.

ARTICLE 6
Election Not To Be Governed By Business Combinations Act

        The Corporation hereby elects not to be governed by Sections 78.411 to 78.444, inclusive, of the NRS.

ARTICLE 7
BOARD OF DIRECTORS

        Section 7.1    Number.    The number of directors of the Corporation shall be fixed from time to time by the Board but in no event shall there by less than two (2) nor more than fifteen (15) directors.

        Section 7.2    Vacancies and Newly Created Directorships.    Unless otherwise required by Law, and subject to any certificate of designation, any vacancy on the Board, including a vacancy that results from an increase in the number of directors may be filled by a majority of the Board then in office, even if less than a quorum, or by a sole remaining director. Any director elected by the Board to fill any vacancy shall serve until the next annual meeting of stockholders, in the case of vacancies created by an increase in the number of directors, or until the end of the term of the director who is being preplaced, in all other cases, and until his or her successor is elected and qualified subject to earlier resignation or removal.

        Section 7.3    Voting.    At all meetings of the Board or of any committee thereof at which a quorum is present, except as otherwise provide for by Law, these Articles or the Bylaws of the Corporation (the "Bylaws"), any action required or permitted to be taken by the Board shall be approved by the affirmative vote of a majority of the directors then present.

        Section 7.4    Powers.    In addition to the powers and authority expressly conferred upon the directors herein or by applicable Law, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation which are not reserved to the stockholders pursuant to applicable Law, these Amended and Restated Articles of Incorporation (the "Articles") or the Bylaws.

        Section 7.5    Agreements.    The Board may authorize the execution and performance by the Corporation of one or more agreements with any person, corporation, association, company, trust, partnership (limited or general) or other organization (including, without limitation, any one or more Affiliates of the Corporation and the Corporation's directors) whereby, subject to the supervision and control of the Board, any such other person, corporation, association, company, trust, partnership (limited or general) or other organization (including, without limitation, any one or more Affiliates of the Corporation and/the Corporation's directors) shall render or make available to the Corporation managerial, operational, investment, either or both advisory and related services, office space and other services and facilities (including, if deemed advisable by the Board, the management or supervision of the operations of the Corporation and its subsidiaries) upon such terms and conditions as may be provided in such agreement or agreements (including, if deemed fair and equitable by the Board, the compensation payable thereunder by the Corporation).

        Section 7.6    Personal Liability of Directors.    To the maximum extent that Nevada law in effect from time to time permits limitation of the liability of directors and officers of a corporation, no director or officer of the Corporation shall be liable to the Corporation, its stockholders, or its creditors for money damages. Neither the amendment nor repeal of this Section 7.6, nor the adoption or amendment of any other provision of these Articles or the Bylaws inconsistent with this Section 7.6 shall apply to or affect in any respect the applicability of the preceding sentence with respect to any act or failure to act which occurred prior to such amendment, repeal or adoption.

        Section 7.7    No Written Ballot Required for Director Elections.    Unless and except to the extent that the Bylaws shall so require, the election of directors of the Corporation need not be by written ballot.

ARTICLE 8
INDEMNIFICATION

        Section 8.1    Director and Officer Indemnity for Claims Not in Name of Corporation.

          (a)   The Corporation must indemnify, to the maximum extent permitted by the Law, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the Corporation, by reason of the fact that he or she is or was a director or officer of the Corporation, or while serving as a director or officer of the Corporation and at the request of the Corporation, serves or has served another corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or any other enterprise as a director, officer, partner or trustee, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding, if he or she acted in good faith and in a manner which he or she reasonably believed to be in, or not opposed to, the best interests of the Corporation, and, with respect to any criminal action, suit or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The Corporation may not indemnify any such person if it is proven his or her act, or failure to act, constituted a breach of his or her fiduciary duties as a director or officer, and his or her breach of those duties involved intentional misconduct, fraud or a knowing violation of law, making him or her liable pursuant to NRS 78.138.

          (b)   The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the Person is liable pursuant to NRS 78.138 or did not act in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the Corporation, or that, with respect to any criminal action or proceeding, he or she had reasonable cause to believe that his or her conduct was unlawful.

        Section 8.2    Director and Officer Indemnity for Claims in Name of Corporation.

          (a)   Subject to Section 8.2(b) below, the Corporation must indemnify, to the maximum extent permitted by the law, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that he or she is or was a director or officer of the Corporation, or while serving as a director or officer of the Corporation and at the request of the Corporation, serves or has served another corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or any other enterprise as a director, officer, partner or trustee, against expenses, including amounts paid in settlement and attorneys' fees, actually and reasonably incurred by him or her in connection with the defense or settlement of such action or suit, if he or she acted in good faith and in a manner which he or she reasonably believed to be in, or not opposed to, the best interests of the Corporation. The Corporation may not indemnify any such Person if it is proven his or her act, or failure to act, constituted a breach of his or her fiduciary duties as a director or officer, and his or her breach of those duties involved intentional misconduct, fraud or a knowing violation of law, making him or her liable pursuant to NRS 78.138.

          (b)   Indemnification may not be made for any claim, issue or matter as to which such Person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the Corporation or for amounts paid in settlement to the Corporation, unless and only to the extent that the court in which such action or suit was brought or other court of competent jurisdiction determines upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such Person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

        Section 8.3    Indemnification of Directors and Officers of a predecessor of AINC.    The Corporation will indemnify, to the maximum extent permitted by the law, such indemnification as described in Section 8.1 and Section 8.2 above, to any current or former director or officer of Ashford Inc., a Maryland corporation ("AINC") or any individual who, while a director or officer of AINC and at its request, serves or has served another corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or any other enterprise as a director, officer, partner or trustee.

        Section 8.4    Indemnification of Employees and Agents of the Corporation, AINC, or a Predecessor of AINC.     With the approval of the Board, the Corporation will indemnify, to the maximum extent permitted by the Law, to such extent as it shall deem appropriate under the circumstances, provide such indemnification as described in Section 8.1 and Section 8.2 above, to any current or former employee or agent of the Corporation, AINC, or a predecessor of AINC.

        Section 8.5    Success on Merits.    To the extent that a director, officer, employee or agent of the Corporation, AINC, or a predecessor of AINC has been successful on the merits or otherwise in defense of any action suit or proceeding subject to indemnification under Sections 8.1, 8.2, 8.3, and 8.4 above, or in defense of any claim, issue or matter therein, he or she shall be indemnified by the Corporation against expenses, including attorney's fees, actually and reasonably incurred by him or her in connection therewith.

        Section 8.6    Expenses.

          (a)   Expenses incurred in defending a civil, criminal, administrative or investigative action, suit or proceeding must be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of the director or officer to repay such amount if it is ultimately determined by a court of competent jurisdiction that he or she is not entitled to be indemnified by the Corporation as authorized in this Article 8.

          (b)   Upon the Board's approval to indemnify an employee or agent in Section 8.4 above, expenses incurred in defending a civil, criminal, administrative or investigative action, suit or proceeding must be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of the employee or agent to repay such amount if it is ultimately determined by a court of competent jurisdiction that he or she is not entitled to be indemnified by the Corporation as authorized in this Article 8.

        Section 8.7    Right of Indemnitee to Bring Suit.    If a claim under this Article 8 is not paid in full by the Corporation within sixty (60) days after a written claim has been received by the Corporation, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be twenty (20) days, the indemnitee may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim. If the indemnitee is successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the indemnitee shall also be entitled to be paid the expense of prosecuting or defending such suit. In any suit brought by an indemnitee who is a present or former director to enforce a right to indemnification hereunder (but not in a suit brought by the indemnitee to enforce a right to an advancement of expenses), it shall be a defense that such indemnitee has not met the applicable standard of conduct set forth in the NRS. In addition, in any suit by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the Corporation shall be entitled to recover such expenses upon a final adjudication that the indemnitee who is a present or former director has not met the applicable standard of conduct set forth in the NRS. Neither the failure of the Corporation (including its Board, independent legal counsel, or stockholders) to have made a determination prior to the commencement of such suit that indemnification of the indemnitee is proper in the circumstances because the indemnitee has met the applicable standard of conduct set forth in the NRS, nor an actual determination by the Corporation (including its Board, independent legal counsel or stockholders) that the indemnitee has not met such applicable standard of conduct, shall create a presumption that the indemnitee has not met the applicable standard of conduct. In any suit brought by the indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the indemnitee is not entitled to be indemnified, or to such advancement of expenses, under this Article 8 or otherwise shall be on the Corporation.

        Section 8.8    Other Sources of Indemnity.    The indemnification provided by this Article 8:

          (a)   does not exclude any other rights to which a Person seeking indemnification may be entitled under any article of incorporation or any agreement, vote of stockholders or disinterested directors or otherwise, for either an action in his or her official capacity or an action in another capacity while holding such office; and

          (b)   shall continue as to a Person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a Person.

        Section 8.9    Insurance.    The Corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or any director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such Person against such expense, liability or loss under the NRS.

        Any repeal or modification of this Article 8 shall not adversely affect any rights to indemnification and to the advancement of expenses of any person existing at the time of such repeal or modification with respect to any acts or omissions occurring prior to such repeal or modification.

ARTICLE 9
MEETINGS OF STOCKHOLDERS

        Meetings of stockholders may be held within or without the State of Nevada, as the Bylaws may provide. The books of the Corporation may be kept (subject to any provision contained in the NRS)

outside the State of Nevada at such place or places as may be designated from time to time by the Board or in the Bylaws.

ARTICLE 10
MISCELLANEOUS

        Section 10.1    Definitions.    The following definitions are used herein:

        "Affiliate" means, with respect to a given Person, any other Person that, directly or indirectly, controls, is controlled by or is under common control with, such Person. For purposes of this definition, "control" (including, with correlative meanings, the terms "controlled by" and "under common control with") as applied to any Person, means the possession, directly or indirectly, of Beneficial Ownership of, or the power to vote, ten percent (10%) or more of the securities having voting power for the election of directors (or other Persons acting in similar capacities) of such Person or the power otherwise to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise.

        "Beneficial Ownership" means ownership of shares of common stock by a Person, whether the interest in the shares of common stock is held directly or indirectly (including by a nominee), and shall include (in addition to direct ownership and indirect ownership through a nominee or similar arrangement) interests that would be treated as owned through the application of Rules 13d-3 and 13d-5 under the Exchange Act. The terms "Beneficial Owner," "Beneficially Owns" and "Beneficially Owned" shall have the correlative meanings.

        "Exchange Act" means the Securities Exchange Act of 1934, as amended.

        "Governmental Entity" means any national, state, provincial, municipal, local or foreign government, any court, arbitral tribunal, administrative agency or commission, or other governmental or regulatory authority, commission, or agency, or any non-governmental, self-regulatory authority, commission, or agency.

        "Law" means any statute, law, code, ordinance, rule, or regulation of any Governmental Entity.

        "Person" means an individual, corporation, partnership, estate, trust, association, private foundation, joint stock company, limited liability company, or other entity and also includes a group as that term is used for purposes of Section 13(d)(3) of the Exchange Act.

        Section 10.2    Business Opportunities.    The Corporation may renounce any interest or expectancy to participate in any specified business opportunities or specified classes or categories of business opportunities that are presented to the Corporation or one or more of its officers, directors or stockholders. If any such renunciation is later revoked in whole or in part, such revocation shall solely be prospective in nature and not be applicable to any matter that was presented to the Corporation or one or more of its officers, directors or stockholders prior to such revocation.

ARTICLE 11
AMENDMENTS AND REPEAL

        The Corporation reserves the right at any time and from time to time to amend, alter, change or repeal any provision contained in these Articles, including any amendment, alteration, change or repeal which alters the contract rights, as expressly set forth in these Articles, and substantially and adversely affects the stockholders' rights, and other provisions authorized by the laws of the State of Nevada at the time in force may be added or inserted in the manner now or hereafter prescribed in these Articles, the Bylaws or the NRS, and all rights, preferences and privileges herein conferred upon stockholders, directors or any other Person by and pursuant to these Articles in its present form or as hereafter amended are granted subject to such reservation.

 ARTICLE 12
FORUM

        Pursuant to Chapter 78 of the NRS, unless the Board consents to any alternative forum in writing, the Business Court of the Eighth Judicial District in the State of Nevada ("Business Court"), or if this Business Court does not have jurisdiction because the action asserts a federal claim, the United States District Court for the District of Nevada, Southern Division, arc the sole and exclusive forums for any action, suit or proceeding: (1) brought in the name or right of the Corporation or on its behalf, including, without limitation, any action subject to NRS 41.520; (2) for or based upon any breach of any fiduciary duty owed by any director, officer, employee or agent of the Corporation in such capacity; or (3) arising pursuant to, or to interpret, apply, enforce or determine the validity of, any provision of Chapter 78 of the NRS, the Articles, the Bylaws or any agreement entered into pursuant to NRS 78.365 to which the Corporation is a party or a stated beneficiary thereof.

        Any Person purchasing or otherwise acquiring or holding any interest in shares of Capital Stock shall be deemed to have notice of and consented to the provisions of this Article 12.

ANNEX I

ANNEX I
FORM OF AMENDED AND RESTATED BYLAWS OF ASHFORD NEVADA HOLDING CORP.

Annex I

ASHFORD NEVADA HOLDING CORP.

BYLAWS

Amended and Restated August 28, 2019

ARTICLE I

STOCKHOLDERS

        Section 1.    Place.    All meetings of stockholders shall be held at the principal executive office of Ashford Nevada Holding Corp. (the "Corporation") or at such other place as shall be set by the Corporation's Board of Directors (the "Board") in accordance with these Bylaws and stated in the notice of the meeting.

        Section 2.    Annual Meeting.    An annual meeting of stockholders for the election of directors and the transaction of any other proper business shall be held on the date and at the time set by the Board.

        Section 3.    Special Meetings.    Special meetings of the stockholders, for any purpose or purposes: (i) may be called by the Chairman of the Board or the Chief Executive Officer; and (ii) shall be called by the Chief Executive Officer or Secretary at the request in writing of a majority of the members of the Board or upon the written request of the holders of at least a majority of the voting power of the then issued and outstanding shares of capital stock of the Corporation, and may not be called by any other person or persons. Such request of the Board or the stockholders shall state the purpose or purposes of the proposed meeting. Business transacted at any special meeting shall be limited to the purpose or purposes stated in the notice.

        Section 4.    Notice.    Notice of all meetings of stockholders stating the hour, date and place of such annual meetings and, in the case of a special meeting, the purpose or purposes for which the meeting has been called, shall be given by the Secretary (or other person authorized by these Bylaws or by law) not less than 10 days nor more than 60 days before the meeting, to each stockholder entitled to vote at such meeting and to each stockholder who, under the Corporation's Articles of Incorporation, as amended or restated from time to time (the "Articles") or under these Bylaws, is entitled to such notice, by delivering such notice, by mailing it, postage prepaid, addressed to such stockholder at the address of such stockholder as it appears on the Corporation's stock transfer books, by electronic transmission or by any other means permitted by Nevada law. Except in the case of the annual meeting, the notice must also include the means of electronic communications, if any, by which stockholders and proxies shall be deemed to be present in person and vote. If mailed, such notice shall be deemed to be given when deposited in the United States mail addressed to the stockholder at the stockholder's address as it appears on the records of the Corporation, with postage thereon prepaid. If transmitted electronically, such notice shall be deemed to be given when transmitted to the stockholder by a form of electronic transmission consented to by the stockholders and directed to the address or number of the stockholder at which the stockholder consented to receive such electronic transmission and such transmission contains or is accompanied by information from which the recipient can determine the date of the transmission. Waiver by a stockholder in writing of notice of a stockholders' meeting shall constitute a waiver of notice of the meeting, whether executed and/or delivered before or after such meeting.

        The Board may postpone, reschedule or cancel a meeting of stockholders previously scheduled. The Board must fix a new record date if the meeting is adjourned or postponed to a date more than 60 days later than the meeting date set for the original meeting. If a new record date is fixed for the adjourned meeting, notice of the adjourned meeting must be given to each stockholder of record as of the new record date.

        Section 5.    Organization and Conduct.    Every meeting of stockholders shall be conducted by the Chairman of the Board or, in the case of a vacancy in the office or absence of the Chairman of the Board, by one of the following officers present at the meeting in the following order: the Chief Executive Officer, the President, the Chief Operating Officer, the Chief Financial Officer, the Chief Strategy Officer, the Vice Presidents in their order of rank and seniority, the Secretary, or, in the absence of such officers, a chairman chosen by a majority of the members of the Board in attendance at the meeting or if none, a chairman chosen by the stockholders by the vote of a majority of the votes cast by stockholders present in person or by proxy at the meeting. The Secretary, or, in the Secretary's absence, an individual appointed by the Board or, in the absence of such appointment, an individual appointed by the chairman of the meeting shall act as secretary of the meeting. In the event that the Secretary presides at a meeting of stockholders, an individual appointed by the Board or the chairman of the meeting, shall record the minutes of the meeting. The order of business and all other matters of procedure at any meeting of stockholders shall be determined by the chairman of the meeting. The chairman of the meeting may prescribe such rules, regulations and procedures and take such action as, in the discretion of the chairman and without any action by the stockholders, are appropriate for the proper conduct of the meeting, including, without limitation, (a) restricting admission to the time set for the commencement of the meeting; (b) limiting attendance at the meeting to stockholders of record of the Corporation, their duly authorized proxies and such other individuals as the chairman of the meeting may determine; (c) limiting participation at the meeting on any matter to stockholders of record of the Corporation entitled to vote on such matter, their duly authorized proxies and other such individuals as the chairman of the meeting may determine; (d) limiting the time allotted to questions or comments; (e) determining when and for how long the polls should be opened and when the polls should be closed; (f) maintaining order and security at the meeting; (g) removing any stockholder or any other individual who refuses to comply with meeting procedures, rules or guidelines as set forth by the chairman of the meeting; (h) convening a meeting or (for any or no reason) recessing or adjourning the meeting to a later date and time and at a place announced at the meeting; and (i) complying with any state and local laws and regulations concerning safety and security. The chairman of the meeting of stockholders, in addition to making any other determinations that may be appropriate to the conduct of the meeting, shall, if the facts warrant, determine and declare to the meeting that a matter or business was not properly brought before the meeting and if such chairman should so determine, such chairman shall so declare to the meeting and any such matter or business not properly brought before the meeting shall not be transacted or considered. Unless otherwise determined by the chairman of the meeting, meetings of stockholders shall not be required to be held in accordance with the rules of parliamentary procedure.

        Section 6.    Quorum.    Except as otherwise provided by law, the Articles or these Bylaws, at each meeting of stockholders, the presence in person or by proxy of the holders of a majority in voting power of the outstanding shares of stock entitled to vote at such meeting shall constitute a quorum. If such quorum is not established at any meeting of the stockholders, the chairman of the meeting or the stockholders so present by a majority of voting power thereof may adjourn the meeting until a quorum shall attend. A meeting of stockholders convened on the date for which it was called may be adjourned from time to time without further notice to a date not more than 60 days after the original record date, if such meeting date is announced at the meeting at which adjournment is taken. At such adjourned meeting at which a quorum shall be present, any business may be transacted which might have been transacted at the original meeting.

        The stockholders present either in person or by proxy, at a meeting which has been duly called and at which a quorum has been established, may continue to transact business until adjournment, notwithstanding the withdrawal from the meeting of enough stockholders to leave fewer than would be required to establish a quorum.

        Section 7.    Voting.    A plurality of all the votes cast at a meeting of stockholders duly called and at which a quorum is present shall be sufficient to elect a director. Each share may be voted for as many individuals as there are directors to be elected and for whose election the share is entitled to be voted. Cumulative voting is not permitted. A majority of the votes cast at a meeting of stockholders duly called and at which a quorum is present shall be sufficient to approve any other matter which may properly come before the meeting, unless more than a majority of the votes cast is required by the Articles, these Bylaws, the rules or regulations of any stock exchange applicable to the Corporation, or applicable law or pursuant to any regulation applicable to the Corporation or its securities. Except as otherwise provided by law, abstentions and broker non-votes shall not be counted as votes cast for purposes of determining the outcome of any vote. Unless otherwise provided by statute or by the Articles, each stockholder entitled to vote at any meeting of stockholders shall be entitled to one vote for each share of stock held by such stockholder which has voting power on the matter in question. Voting on any question or in any election may be viva voce unless the chairman of the meeting shall order that voting be by ballot or otherwise.

        Section 8.    Proxies.    A holder of record of shares of stock of the Corporation may cast votes in person or by proxy executed by the stockholder or by the stockholder's duly authorized agent in any manner permitted by law. Such proxy or evidence of authorization of such proxy shall be filed with the Secretary before or at the meeting. No proxy shall be valid more than 6 months after its date of creation unless a longer period is otherwise provided in the proxy. No proxy shall be valid for more than 7 years unless such proxy is coupled with an interest sufficient in law to support an irrevocable power.

        Section 9.    Voting of Stock by Certain Holders.    Stock of the Corporation registered in the name of a corporation, partnership, trust, limited liability company or other entity, if entitled to be voted, may be voted by the president or a vice president, general partner, trustee, manager, or managing member thereof, as the case may be, or a proxy appointed by any of the foregoing individuals, unless some other person who has been appointed to vote such stock pursuant to a bylaw or a resolution of the governing body of such corporation or other entity or agreement of the partners of a partnership presents a certified copy of such bylaw, resolution or agreement, in which case such person may vote such stock. Any director or fiduciary may vote stock registered in the name of such person in the capacity of such director or fiduciary, either in person or by proxy.

        Shares of stock of the Corporation directly or indirectly owned by it shall not be voted at any meeting and shall not be counted for purposes of determining the presence of a quorum, unless such shares are held by the Corporation in a fiduciary capacity, in which case they may be voted and shall be counted in determining the presence of a quorum.

        Section 10.    Inspectors.    The Corporation shall appoint, before any meeting of stockholders, one or more inspectors to act at the meeting or any adjournment thereof and to make a written report thereof. The Corporation may designate one or more persons as alternate inspectors to replace an inspector who fails to act. In the event that no inspector so appointed or designated is able to act at the meeting of stockholders, the chairman of the meeting shall appoint one or more inspectors to act at the meeting. Each inspector, before entering upon the discharge of his or her duties, shall take and sign an oath to execute faithfully the duties of inspector with strict impartiality and according to the best of his or her ability. The inspectors shall: (i) ascertain the number of shares of capital stock of the Corporation outstanding and the voting power of each such share; (ii) determine the number of shares of stock represented at the meeting, in person or by proxy, and the validity of proxies and ballots; (iii) tabulate all votes and ballots; (iv) determine and retain for a reasonable period a record of the disposition of any challenges made to any determination by the inspectors; and (v) certify their determination of the number of shares of capital stock of the Corporation represented at the meeting and such inspectors' count of all votes and ballots. Such certificate and report shall specify such other information as may be required by law. In determining the validity and counting of proxies and ballots cast at any meeting of stockholders of the Corporation, the inspectors may consider such information as is permitted by applicable law. No person who is a candidate for an office at an election may serve as an inspector at such election.

        Section 11.    Advance Notice of Stockholder Nominees for Director and Other Stockholder Proposals.

          (a)    Annual Meetings of Stockholders.

            (1)   Nominations of individuals for election to the Board and the proposal of other business to be considered by the stockholders may be made at an annual meeting of stockholders: (i) pursuant to the Corporation's notice of meeting (or any supplement thereto); (ii) by or at the direction of the Board or any committee thereof; or (iii) by any stockholder of the Corporation who: (a) has beneficially owned at least 1% of the outstanding shares of common stock of the Corporation (the "Required Shares") continuously for at least one year both at the time of giving of notice by the stockholder as provided for in this Section 11(a) and through and including the time of the annual meeting (including any adjournment or postponement thereof); (b) who is a stockholder of record of the Corporation both at the time of giving notice as provided for in this Section 11(a) and as of the time of the annual meeting (including any adjournment or postponement thereof); and (c) is entitled to vote at the meeting in the election of each individual so nominated or on any such other business and who has complied with this Section 11(a).

            (2)   For any nomination or other business to be properly brought before an annual meeting by a stockholder pursuant to clause (iii) of paragraph (a)(1) of this Section 11, the stockholder must have given timely notice thereof in writing to the Secretary and any such other business must otherwise be a proper matter for action by the stockholders. To be timely, a stockholder's notice shall set forth all information required under this Section 11 and shall be delivered to the Secretary at the principal executive office of the Corporation not earlier than the 120th day nor later than 5:00 p.m., Eastern Time, on the 90th day prior to the first anniversary of the date of the proxy statement (as defined in Section 11(c)(3) of this Article I) for the preceding year's annual meeting of stockholders; provided, however, that in the event that the date of the annual meeting is advanced or delayed by more than 30 days from the first anniversary of the date of the preceding year's annual meeting, in order for notice by the stockholder to be timely, such notice must be so delivered not earlier than the 120th day prior to the date of such annual meeting and not later than 5:00 p.m., Eastern Time, on the later of the 90th day prior to the date of such annual meeting or the tenth day following the day on which public announcement of the date of such meeting is first made by the Corporation. The postponement or adjournment of an annual meeting, or the public announcement thereof, shall not commence a new time period (or extend any time period) for the giving of a stockholder's notice as described above.

            (3)   Such stockholder's notice shall set forth:

                (i)  as to each individual whom the stockholder proposes to nominate for election or reelection as a director (each, a "Proposed Nominee"), all information relating to the Proposed Nominee that would be required to be disclosed in connection with the solicitation of proxies for the election of the Proposed Nominee as a director in an election contest (even if an election contest is not involved), or would otherwise be required in connection with such solicitation, in each case pursuant to Regulation 14A (or any successor provision) under the Securities Exchange Act of 1934, as amended (the "Exchange Act");

               (ii)  as to any other business that the stockholder proposes to bring before the meeting, a description of such business, the text of the proposal or business, the stockholder's reasons for proposing such business at the meeting and any material interest in such business of such stockholder or any Stockholder Associated Person (as defined below), individually or in the aggregate, including any anticipated benefit to the stockholder or the Stockholder Associated Person therefrom;

              (iii)  as to the stockholder giving the notice, any Proposed Nominee and any Stockholder Associated Person:

                (A)  the class, series and number of all shares of stock or other securities of the Corporation or any affiliate thereof (collectively, the "Company Securities"), if any, which are owned (beneficially or of record) by such stockholder, Proposed Nominee or Stockholder Associated Person, the date on which each such Company Security was acquired and the investment intent of such acquisition, any short interest (including any opportunity to profit or share in any benefit from any decrease in the price of such stock or other security) in any Company Securities of any such person and a representation that such stockholder intends to maintain qualifying ownership of the Required Shares through the date of the annual meeting (including any adjournment or postponement thereof) to which the notice relates;

                (B)  the nominee holder for, and number of, any Company Securities owned beneficially but not of record by such stockholder, Proposed Nominee or Stockholder Associated Person;

                (C)  whether and the extent to which such stockholder, Proposed Nominee or Stockholder Associated Person, directly or indirectly (through brokers, nominees or otherwise), is subject to or during the last six months has engaged in any hedging, derivative or other transaction or series of transactions or entered into any other agreement, arrangement or understanding (including any short interest, any borrowing or lending of securities or any proxy or voting agreement), the effect or intent of which is to (I) manage risk or benefit from changes in the price of Company Securities for such stockholder, Proposed Nominee or Stockholder Associated Person or (II) increase or decrease the voting power of such stockholder, Proposed Nominee or Stockholder Associated Person in the Corporation or any affiliate thereof disproportionately to such person's economic interest in the Company Securities; and

                (D)  any substantial interest, direct or indirect (including, without limitation, any existing or prospective commercial, business or contractual relationship with the Corporation), by security holdings or otherwise, of such stockholder, Proposed Nominee or Stockholder Associated Person, in the Corporation or any affiliate thereof, other than an interest arising from the ownership of Company Securities where such stockholder, Proposed Nominee or Stockholder Associated Person receives no extra or special benefit not shared on a pro rata basis by all other holders of the same class or series;

              (iv)  as to the stockholder giving the notice, any Stockholder Associated Person with an interest or ownership referred to in clauses (ii) or (iii) of this paragraph (3) of this Section 11(a) and any Proposed Nominee:

                (A)  the name and address of such stockholder of record, as they appear on the Corporation's stock ledger, and the name and address of each such Stockholder Associated Person and any Proposed Nominee; and

                (B)  the investment strategy or objective, if any, of such stockholder and each such Stockholder Associated Person who is not an individual and a copy of the prospectus, offering memorandum or similar document, if any, provided to investors or potential investors in such stockholder and each such Stockholder Associated Person;

               (v)  the name and address of any person who contacted or was contacted by the stockholder giving the notice or any Stockholder Associated Person about the Proposed Nominee or other business proposal prior to the date of such stockholder's notice;

              (vi)  a representation whether the stockholder or any Stockholder Associated Person intends or is part of a group which intends: (a) to deliver a proxy statement and/or form of proxy to holders of at least the percentage of the Corporation's outstanding capital stock required to approve or adopt the proposal or elect the nominee; and/or (b) otherwise to solicit proxies or votes from stockholders in support of such proposal or nomination;

             (vii)  a representation that the stockholder is a holder of record of stock of the Corporation entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to propose such business or nomination;

            (viii)  any other information relating to such stockholder and beneficial owner, if any, required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for, as applicable, the proposal and/or for the election of directors in an election contest pursuant to and in accordance with Section 14(a) of the Exchange Act and the rules and regulations promulgated thereunder; and

              (ix)  to the extent known by the stockholder giving the notice, the name and address of any other stockholder supporting the nominee for election or reelection as a director or the proposal of other business on the date of such stockholder's notice.

            (4)   Such stockholder's notice shall, with respect to any Proposed Nominee, be accompanied by a certificate executed by the Proposed Nominee: (i) (a) certifying that such Proposed Nominee is not, and will not become, a party to any agreement, arrangement or understanding with any person or entity other than the Corporation in connection with service or action as a director that has not been disclosed to the Corporation and (b) consenting to be named in the proxy statement as a nominee and serving as a director of the Corporation if elected; and (ii) attaching a completed Proposed Nominee questionnaire (which questionnaire shall be provided by the Corporation, upon request, to the stockholder providing the notice and shall include all information relating to the Proposed Nominee that would be required to be disclosed in connection with the solicitation of proxies for the election of the Proposed Nominee as a director in an election contest (even if an election contest is not involved), or would otherwise be required in connection with such solicitation, in each case pursuant to Regulation 14A (or any successor provision) under the Exchange Act and the rules thereunder, or would be required pursuant to the rules of any national securities exchange on which any securities of the Corporation are listed or over-the-counter market on which any securities of the Corporation are traded). The foregoing notice requirements of this Section 11 shall be deemed satisfied by a stockholder with respect to business other than a nomination if the stockholder has notified the Corporation of his, her or its intention to present a proposal at an annual meeting in compliance with applicable rules and regulations promulgated under the Exchange Act and such stockholder's proposal has been included in a proxy statement that has been prepared by the Corporation to solicit proxies for such annual meeting. The Corporation may require any proposed nominee to furnish such other information as the Corporation may reasonably require to determine the eligibility of such proposed nominee to serve as a director of the Corporation.

            (5)   Notwithstanding anything in this subsection (a) of this Section 11 to the contrary, in the event that the number of directors to be elected to the Board at the annual meeting is increased after the time period for which nominations would otherwise by due under paragraph (a)(2) of this Section 11, and there is no public announcement by the Corporation naming the nominees for the additional directorships at least 130 days prior to the first anniversary of the date of the proxy statement (as defined in Section 11(c)(3) of this Article I) for the preceding year's annual meeting, a stockholder's notice required by this Section 11(a) shall also be considered timely, but only with respect to nominees for the additional directorships created by such increase, if it shall be delivered to the Secretary at the principal executive office of the Corporation not later than 5:00 p.m., Eastern Time, on the tenth day following the day on which such public announcement is first made by the Corporation.

            (6)   For purposes of this Section 11, a "Stockholder Associated Person" of any stockholder shall mean: (i) any person acting in concert with such stockholder; (ii) any beneficial owner of shares of stock of the Corporation owned of record or beneficially by such stockholder (other than a stockholder that is a depositary); and (iii) any person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, such stockholder or such Stockholder Associated Person.

          (b)    Special Meetings of Stockholders.    Only such business shall be conducted at a special meeting of stockholders as shall have been brought before the meeting pursuant to the Corporation's notice of meeting. Nominations of individuals for election to the Board may be made at a special meeting of stockholders at which directors are to be elected pursuant to the Corporation's notice of meeting only: (i) by or at the direction of the Board or any committee thereof; or (ii) provided that the special meeting has been called in accordance with Section 3 of this Article I for the purpose of electing directors, by any stockholder of the Corporation who is a stockholder of record both at the time of giving of notice provided for in this Section 11 and at the time of the special meeting, who is entitled to vote at the meeting in the election of each individual so nominated and who has complied with the notice procedures set forth in this Section 11. In the event the Corporation calls a special meeting of stockholders for the purpose of electing one or more individuals to the Board, any such stockholder may nominate an individual or individuals (as the case may be) for election as a director as specified in the Corporation's notice of meeting, if the stockholder's notice, containing the information required by paragraphs (a)(3) and (4) of this Section 11, is delivered to the Secretary at the principal executive office of the Corporation not earlier than the 120th day prior to such special meeting and not later than 5:00 p.m., Eastern Time, on the later of the 90th day prior to such special meeting or the 10th day following the day on which public announcement is first made by the Corporation of the date of the special meeting and of the nominees proposed by the Board to be elected at such meeting. The public announcement of a postponement or adjournment of a special meeting shall not commence a new time period (or extend any time period) for the giving of a stockholder's notice as described above.

          (c)    General.

            (1)   If information submitted pursuant to this Section 11 by any stockholder proposing a nominee for election as a director or any proposal for other business at a meeting of stockholders shall be inaccurate in any material respect, such information may be deemed not to have been provided in accordance with this Section 11. Any stockholder proposing a nominee for election as a director or any proposal of other business at a meeting of stockholders shall notify the Corporation of any inaccuracy or change in such stockholder's notice (within two Business Days (as defined below) of becoming aware of such inaccuracy or change). Upon written request by the Secretary or the Board, any such stockholder shall provide, within 5 Business Days of delivery of such request (or such other period as may be specified in such request): (A) written verification, satisfactory, in the discretion of the Board or any authorized officer of the Corporation, to demonstrate the accuracy of any information submitted by the stockholder pursuant to this Section 11; and (B) a written update of any information (including, if requested by the Corporation, written confirmation by such stockholder that it continues to intend to bring such nomination or other business proposal before the meeting) submitted by the stockholder pursuant to this Section 11 as of an earlier date. If a stockholder fails to provide such written verification or written update within such period, the information as to which written verification or a written update was requested may be deemed not to have been provided in accordance with this Section 11. For purposes of these Bylaws, "Business Day" shall mean any day other than a Saturday, a Sunday or a day on which banking institutions in the State of New York are authorized or obligated by law or executive order to close.

            (2)   Except as otherwise expressly provided in any applicable rule or regulation promulgated under the Exchange Act, only such individuals who are nominated in accordance with this Section 11 shall be eligible for election by stockholders as directors, and only such business shall be conducted at a meeting of stockholders as shall have been brought before the meeting in accordance with this Section 11. Except as otherwise required by law, the chairman of the meeting shall have the power and duty: (a) to determine whether a nomination or any other business proposed to be brought before the meeting was made or proposed, as the case may be, in accordance with this Section 11 (including whether the stockholder or any Stockholder Associated Person solicited (or is part of a group which solicited) or did not so solicit, as the case may be, proxies or votes in support of such stockholder's nominee or proposal in compliance with such stockholder's representation as required by clause (a)(3)(vi) of this Section 11); and (b) if any proposed nomination or business was not made or proposed in compliance with this Section 11, to declare that such nomination shall be disregarded or that such proposed business shall not be transacted. Notwithstanding the foregoing provisions of this Section 11, unless otherwise required by law, if the stockholder (or a qualified representative of the stockholder) does not appear at the annual or special meeting of stockholders of the Corporation to present a nomination or proposed business, such nomination shall be disregarded and such proposed business shall not be transacted, notwithstanding that proxies in respect of such vote may have been received by the Corporation. For purposes of this Section 11, to be considered a qualified representative of the stockholder, a person must be a duly authorized officer, manager or partner of such stockholder or must be authorized by a writing executed by such stockholder or an electronic transmission delivered by such stockholder to act for such stockholder as proxy at the meeting of stockholders and such person must produce such writing or electronic transmission, or a reliable reproduction of the writing or electronic transmission, at the meeting of stockholders.

            (3)   For purposes of this Section 11, "the date of the proxy statement" shall have the same meaning as "the date of the company's proxy statement released to shareholders" as used in Rule 14a-8(e) promulgated under the Exchange Act, as interpreted by the Securities and Exchange Commission from time to time. "Public announcement" shall mean disclosure: (A) in a press release reported by the Dow Jones News Service, Associated Press, Business Wire, PR Newswire or other widely circulated news or wire service; or (B) in a document publicly filed by the Corporation with the Securities and Exchange Commission pursuant to the Exchange Act.

            (4)   Notwithstanding the foregoing provisions of this Section 11, a stockholder shall also comply with all applicable requirements of state law and of the Exchange Act and the rules and regulations thereunder with respect to the matters set forth in this Section 11. Nothing in this Section 11 shall be deemed to affect any right of a stockholder to request inclusion of a proposal in, or the right of the Corporation to omit a proposal from, the Corporation's proxy statement pursuant to Rule 14a-8 (or any successor provision) under the Exchange Act. Nothing in this Section 11 shall require disclosure of revocable proxies received by the stockholder or Stockholder Associated Person pursuant to a solicitation of proxies after the filing of an effective Schedule 14A by such stockholder or Stockholder Associated Person under Section 14(a) of the Exchange Act.

        Section 12.    Action Taken Without A Meeting.    Any action that may be taken at a meeting of the stockholders may be taken without a meeting if approved by the unanimous written consent of all stockholders entitled to vote on the matter.

ARTICLE II

DIRECTORS

        Section 1.    Powers.    All of the powers of the Corporation shall be exercised by or under the direction of the Board except as otherwise provided by the Articles or required by law.

        Section 2.    Number of Directors and Terms.    Members of the initial Board shall hold office until the first annual meeting of the stockholders and until their successors shall have been elected and qualified. At the first annual meeting of stockholders and at each annual meeting thereafter, the stockholders shall elect directors to hold office until the next succeeding annual meeting. Each director shall hold office for the term for which he or she is elected and until his or her successor shall be elected and qualified or until his or her earlier resignation or removal. Notwithstanding anything herein to the contrary, any director may be removed from office at any time by the vote or written consent of stockholders representing not less than two-thirds of the voting power of the issued and outstanding stock entitled to vote, with or without cause. The number of directors of the Corporation shall not be less than two (2) nor more than fifteen (15). The exact number of directors shall be fixed from time to time by the Board.

        Section 3.    Director Independence.

          (a)    Independence.    The Board shall nominate candidates for election or re-election to the Board (or recommend the election or re-election of such candidates as nominated by others) such that, and shall take such other corporate actions as may be reasonably required to provide that, to the best knowledge of the Board, if such candidates are elected by the stockholders, at least a majority of the members of the Board shall be Independent Directors (as defined below). The Board shall only elect any person to fill a vacancy on the Board if, to the best knowledge of the Board, after such person's election at least a majority of the members of the Board shall be Independent Directors. The foregoing provisions of this paragraph shall not cause a director who, upon commencing such director's service as a member of the Board was determined by the Board to be an Independent Director but did not in fact qualify as such, or who by reason of any change in circumstances ceases to qualify as an Independent Director, from serving the remainder of the term as a director for which such director was selected. Notwithstanding the foregoing provisions of this paragraph and unless otherwise provided by law, no action of the Board shall be invalid by reason of the failure at any time of a majority of the members of the Board to be Independent Directors.

          (b)    Independent Director.    The term "Independent Director" means a director who: (i) qualifies as an "independent director" within the meaning of the corporate governance listing standards from time to time adopted by the NYSE American (or, if at any time the Corporation's common stock is not listed on the NYSE American and is listed on a securities exchange other than the NYSE American, the applicable corporate governance listing standards of such other securities exchange) with respect to the composition of the board of directors of a listed company

  (without regard to any independence criteria applicable under such standards only to the members of a committee of the board of directors); and (ii) also satisfies the minimum requirements of director independence of Rule 10A-3(b)(1) under the Exchange Act (as from time to time in effect), whether or not such director is a member of the Audit Committee of the Board.

        Section 4.    Qualification.    No Director need be a stockholder of the Corporation. Unless waived by the Board, no individual may serve as a director of the Corporation if he or she has reached the age of 70 years at the time of election. Upon attaining the age of 70, a director shall tender a letter of resignation from the Board, effective upon the expiration of the calendar year in which such director attains the age of 70. Such director shall also tender a letter of resignation effective upon the expiration of each term served by the director after attaining the age of 70. Additionally, upon any change in employment of a director or a change in the duties of such director in connection with his or her employment, such director shall tender a letter of resignation effective upon the expiration of the calendar year in which such change occurs. Any such resignation shall be contingent upon acceptance by the Board, and the Board shall determine whether, in light of all the circumstances, it should accept such resignation.

        Section 5.    Vacancies.    Except as provided in the Articles, including any certificate of designation, any vacancy occurring on the Board may be filled by the affirmative vote of the majority of the remaining directors though less than a quorum of the Board. A Director elected to fill a vacancy shall be elected for the unexpired term of his or her predecessor in office, subject to removal as aforesaid.

        Section 6.    Resignation.    Any Director may resign at any time by giving notice to the Board. Such resignation shall be effective upon receipt unless it is specified to be effective at some other time or upon the happening of some other event.

        Section 7.    Regular Meetings.    The regular annual meeting of the Board shall be held, without other notice than this Bylaw, on the same date and at the same place as the annual meeting of stockholders following the close of such meeting of stockholders. Other regular meetings of the Board may be held at such hour, date and place as the Board may by resolution from time to time determine without other notice than such resolution.

        Section 8.    Executive Sessions.    To ensure free and open discussion and communication among the non-management directors, the non-management directors shall meet in executive session at least twice a year with no members of management present.

        Section 9.    Special Meetings.    Special meetings of the Board may be called by a majority of the members of the Board, the Chairman of the Board, if one is elected, the lead Director, or the Chief Executive Officer. The person calling any such special meeting of the Board may fix the hour, date and place thereof.

        Section 10.    Notice of Meetings.    Notice of the hour, date and place of all special meetings of the Board shall be given to each director by the Secretary, or in case of the death, absence, incapacity or refusal of such persons, by the Chairman of the Board, if one is elected, or the Chief Executive Officer or such other officer designated by the Chairman of the Board, if one is elected, or the Chief Executive Officer. Notice of any special meeting of the Board shall be given to each director in person or by telephone, electronic mail, facsimile transmission or by telegram sent to his or her business or home address at least 24 hours in advance of the meeting, or by written notice mailed to his or her business or home address at least 48 hours in advance of the meeting. Such notice shall be deemed to be delivered when hand delivered to such address, when read to such Director by telephone, when deposited in the mail so addressed with postage thereon prepaid, upon transmission of the message by electronic mail, upon completion of transmission of a facsimile message and receipt of a completed answer back indicating receipt or when delivered to the telegraph company if sent by telegram. Notice of any meeting of the Board may be waived in writing signed by the person or persons entitled to the notice, whether before or after the time of the meeting.

        A waiver of notice executed before or after a meeting by a director and filed with the records of the meeting shall be deemed to be equivalent to an effective notice of the meeting. The attendance of a director at a meeting shall constitute a waiver of notice of such meeting, except when the person attends a meeting solely for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting was not lawfully called or convened and does not further participate in the meeting. Except as otherwise required by law, by the Articles or by these Bylaws, neither the business to be transacted at, nor the purpose of, any meeting of the Board need be specified in the notice or waiver of notice of such meeting.

        Section 11.    Quorum.    At any meeting of the Board, a majority of the directors then in office shall constitute a quorum for the transaction of business, but if less than a quorum is present at a meeting, a majority of the directors present may adjourn the meeting from time to time. Any business which might have been transacted at the meeting as originally noticed may be transacted at such adjourned meeting at which a quorum is present.

        Section 12.    Action at Meeting.    At any meeting of the Board at which a quorum is present, a majority of the directors present may take any action on behalf of the Board, unless otherwise required by law, by the Articles or these Bylaws.

        Section 13.    Action by Consent.    Any action required or permitted to be taken by the directors of the Corporation, or by a committee thereof, may be taken without a meeting if a consent or consents in writing, setting forth the action so taken, is signed by all of the directors, or all of the members of such committee, as the case may be.

        Section 14.    Manner of Participation.    Members of the Board or of any committee designated by the Board pursuant to Section 15 of this Article II may participate in a meeting of the Board or such committee through electronic communications, videoconferencing, teleconferencing or other available technology by means of which the Corporation has implemented reasonable measures to: (a) verify the identity of each person participating through such means as a director or member of the Board or a committee thereof, as the case may be; and (b) provide the directors or committee members a reasonable opportunity to participate in the meeting and to vote on matters submitted to the directors or committee members, as the case may be, including an opportunity to communicate and to read or hear the proceedings of the meeting in a substantially concurrent manner.

        Section 15.    Committees.    The Board may designate one or more committees, including an Audit Committee, a Compensation Committee and a Nominating/Corporate Governance Committee, to consist of one or more of the members of the Board. The Board may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee. In the absence or disqualification of a member of the committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not he, she or they constitute a quorum, may unanimously appoint another member of the Board to act at the meeting in place of any such absent or disqualified member. Any such committee, to the extent permitted by law and to the extent provided in the resolution of the Board, shall have and may exercise all the powers and authority of the Board in the management of the business and affairs of the Corporation. Except as the Board may otherwise determine or as required by law, by the Articles or by these Bylaws, any such committee may make rules for conduct of its business, but unless otherwise provided by the Board or in such rules, its business shall be conducted so far as possible in the same manner as is provided by the Articles and by these Bylaws for the Board. Any committee to which the Board delegates any of its powers or duties shall keep records of its meetings and shall report its action to the Board.

        Section 16.    Compensation of Directors.    Directors shall receive compensation for their service as a director as shall be determined by a majority of the members of the Board, provided that directors who are serving the Corporation as officers or employees and who receive compensation for their services as such (collectively, the "Employee Directors") shall not receive any salary or other compensation for their services as directors of the Corporation; provided, however, that such Employee Directors may be paid their reasonable expenses incurred as a director.

ARTICLE III

OFFICERS

        Section 1.    Enumeration.    The officers of the Corporation shall consist of a Chairman of the Board ,a Chief Executive Officer, a President, a Secretary and a Treasurer and such other officers, including without limitation a Chief Operating Officer, a General Counsel, an Assistant General Counsel, a Chief Financial Officer, a Chief Accounting Officer, and one or more Vice Presidents (including Executive Vice Presidents or Senior Vice Presidents), as the Board may determine.

        Section 2.    Election and Appointment.    At the regular annual meeting of the Board following the annual meeting of stockholders, the Board shall elect the Chief Executive Officer, the President, the Treasurer and the Secretary. Other officers may be appointed by the Board at such regular annual meeting of the Board or at any other regular or special meeting of the Board, or such other officers may be appointed by the Chief Executive Officer.

        Section 3.    Qualification.    Officers must be stockholders of the Corporation. Any person may occupy more than one office of the Corporation at any time; however the Chief Executive Officer must be a different person than the President.

        Section 4.    Tenure.    Except as otherwise provided by the Articles or by these Bylaws, each of the officers of the Corporation shall hold office until the regular annual meeting of the Board following the next annual meeting of stockholders and until his or her successor is elected and qualified or until his or her earlier resignation or removal. Election or appointment of an officer shall not of itself create contract rights. The Board may, however, authorize the Corporation to enter into an employment contract with any officer in accordance with law, but no such contract right shall prohibit the right of the Board to remove any officer at any time in accordance with Section 6 of this Article III.

        Section 5.    Resignation.    Any officer may resign at any time by delivering his or her written resignation to the Corporation addressed to the Chief Executive Officer or the Secretary, and such resignation shall be effective upon receipt unless it is specified to be effective at some other time or upon the happening of some other event.

        Section 6.    Removal.    The Board may remove any officer with or without cause at any time.

        Section 7.    Absence or Disability.    In the event of the absence or disability of any officer, the Board may designate another officer to act temporarily in place of such absent or disabled officer.

        Section 8.    Vacancies.    Any vacancy in any office may be filled for the unexpired portion of the term by the Board.

        Section 9.    Chairman of the Board.    The Chairman of the Board shall preside at all meetings of the Board and at all meetings of stockholders. The Chairman of the Board shall have such other powers and shall perform such other duties as the Board may from time to time designate.

        Section 10.    Chief Executive Officer.    In the absence of the Chairman of the Board, the Chief Executive Officer shall preside, when present, at all meetings of the Board. The Chief Executive Officer shall, subject to the direction of the Board, have general supervision and control of the Corporation's business.

        Section 11.    President.    The President shall have such powers and perform such duties as the Board or the Chief Executive Officer may from time to time designate.

        Section 12.    Chief Operating Officer, General Counsel, Chief Financial Officer and Chief Accounting Officer.     Any Chief Operating Officer, General Counsel, Chief Financial Officer or Chief Accounting Officer shall have such powers and shall perform such duties as the Board or the Chief Executive Officer may from time to time designate.

        Section 13.    Vice Presidents.    Any Vice President (including any Executive Vice President or Senior Vice President) shall have such powers and shall perform such duties as the Board or the Chief Executive Officer may from time to time designate.

        Section 14.    Treasurer.    The Chief Financial Officer shall be the Treasurer, unless the Board shall elect another officer to be the Treasurer. The Treasurer shall, subject to the direction of the Board and except as the Board or the Chief Executive Officer may otherwise provide, have general charge of the financial affairs of the Corporation and shall cause to be kept accurate books of account. He or she shall have custody of all funds, securities and valuable documents of the Corporation. He or she shall have such other duties and powers as may be designated from time to time by the Board or the Chief Executive Officer. In the absence of a Chief Financial Officer, the Treasurer shall be the Chief Financial Officer of the Corporation and whenever the signature of the Chief Financial Officer is required on any document or instrument, by the laws of the United States or any state, or elsewhere in the Bylaws, to the extent permitted by law, the Treasurer shall have authority to affix his or her signature in such capacity.

        Any Treasurer shall have such powers and perform such duties as the Board or the Chief Executive Officer may from time to time designate.

        Section 15.    Secretary.    The Secretary shall record all the proceedings of the meetings of the stockholders and the Board (including committees of the Board) in books kept for that purpose. In the absence of the Secretary from any such meeting, a temporary secretary chosen at the meeting shall record the proceedings thereof. The Secretary shall have charge of the stock ledger (which may, however, be kept by any transfer or other agent of the Corporation). The Secretary shall have such other duties and powers as may be designated from time to time by the Board or the Chief Executive Officer. In the absence of the Secretary, any Assistant General Counsel may perform the duties and responsibilities of the Secretary.

        Any Assistant General Counsel shall have such powers and perform such duties as the Board or the Chief Executive Officer may from time to time designate.

        Section 16.    Other Powers and Duties.    Subject to these Bylaws and to such limitations as the Board may from time to time prescribe, the officers of the Corporation shall each have such powers and duties as generally pertain to their respective offices, as well as such powers and duties as from time to time may be conferred by the Board or the Chief Executive Officer.

ARTICLE IV

STOCK

        Section 1.    Certificates of Stock.    The shares of the Corporation shall be represented by certificates, provided that the Board may provide by resolution or resolutions that some or all of any or all classes or series of stock shall be uncertificated shares. Any such resolution shall not apply to shares represented by certificate until such certificate is surrendered to the Corporation. Each holder of stock represented by certificates shall be entitled to a certificate of the stock of the Corporation in such form as may from time to time be prescribed by the Board. Such certificate shall be signed by or in the name of the Corporation by the Chairman of the Board or the Vice Chairman of the Board, or the President or a Vice President, and countersigned by the Treasurer or the Secretary. Any and all signatures on the certificate may be a facsimile, including those of any transfer agent or registrar. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed on such certificate shall have ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if he or she were such officer, transfer agent or registrar at the time of its issue. Every certificate for shares of stock which are subject to any restriction on transfer and every certificate issued when the Corporation is authorized to issue more than one class or series of stock shall contain such legend with respect thereto as is required by law.

        Section 2.    Transfers.    Subject to any restrictions on transfer and unless otherwise provided by the Board, shares of stock may be transferred only on the books of the Corporation by the surrender to the Corporation or its transfer agent of the certificate therefor properly endorsed or accompanied by a written assignment or power of attorney properly executed, with transfer stamps (if necessary) affixed, and with such proof of the authenticity of signature as the Corporation or its transfer agent may reasonably require.

        Section 3.    Dividends.    Dividends upon the capital stock of the Corporation, subject to the requirements of the Nevada Revised Statutes ("NRS") and the provisions of the Articles, if any, may be declared by the Board at any regular or special meeting of the Board (or any action by written consent in lieu thereof in accordance with Section 13 of Article II hereof), and may be paid in cash, in property, or in shares of the Corporation's capital stock. Before payment of any dividend, there may be set aside out of any funds of the Corporation available for dividends such sum or sums as the Board from time to time, in its absolute discretion, deems proper as a reserve or reserves to meet contingencies, or for purchasing any of the shares of capital stock, warrants, rights, options, bonds, debentures, notes, scrip or other securities or evidences of indebtedness of the Corporation, or for equalizing dividends, or for repairing or maintaining any property of the Corporation, or for any proper purpose, and the Board may modify or abolish any such reserve.

        Section 4.    Record Holders.    Except as may otherwise be required by law, by the Articles or by these Bylaws, the Corporation shall be entitled to treat the record holder of stock as shown on its books as the owner of such stock for all purposes, including the payment of dividends and the right to vote with respect thereto, regardless of any transfer, pledge or other disposition of such stock, until the shares have been transferred on the books of the Corporation in accordance with the requirements of applicable law and these Bylaws.

        It shall be the duty of each stockholder to notify the Corporation or its transfer agent of his or her post office address and any changes thereto.

        Section 5.    Record Date.    In order that the Corporation may determine the stockholders entitled to receive notice of or to vote at any meeting of stockholders or any adjournments thereof, or entitled to receive payment of any dividend or other distribution or allotment of any rights, or entitled to exercise any rights in respect of any change, conversion or exchange of stock or for the purpose of any other lawful action, the Board may fix, in advance, a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board and which shall not be more than 60 days nor less than 10 days before the date of such meeting. In such case, only stockholders of record on such record date shall be so entitled, notwithstanding any transfer of stock on the stock transfer books of the Corporation after the record date.

        If no record date is fixed:

          (a)   the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders is the close of business on the day before the day on which the notice is given or, if notice is waived, at the close of business on the day before the meeting is held; and

          (b)   the record date for determining stockholders entitled to receive payment of a dividend or an allotment of any rights is the close of business on the day on which the resolution of the Board declaring the dividend or allotment of rights is adopted, but the payment or allotment may not be made more than 60 days after the date on which the resolution is adopted.

        The Board may adopt a resolution prescribing a date upon which the stockholders of record entitled to give written consent without a meeting must be determined, which date may not precede or be more than 10 days after the date such resolution is adopted by the Board.

        Section 6.    Replacement of Certificates.    The Corporation may issue a new certificate of stock in place of any certificate theretofore issued by it, alleged to have been lost, stolen or destroyed, and the Corporation may require the owner of the lost, stolen or destroyed certificate, or such owner's legal representative, to give the Corporation a bond sufficient to indemnify it against any claim that may be made against it on account of the alleged loss, theft or destruction of any certificate or the issuance of such new certificate.

        Section 7.    Transfer Agents and Registrars.    The Corporation may serve as the transfer agent and registrar of the shares of stock of the Corporation, or the Board may, in its discretion, appoint one or more responsible bank, trust company or other entity as the Board may deem advisable, from time to time, to act as transfer agent and registrar of shares of stock.

        Section 8.    Stockholders' Addresses.    Every stockholder or transferee shall furnish the Secretary or a transfer agent with the address to which notice of meetings and all other notices may be served upon or mailed to such stockholder or transferee.

        Section 9.    Repurchase of Shares of Stock.    Subject to the requirements of applicable law, the Corporation may purchase shares of its own stock and invest its assets in its own shares of stock, provided that in each case the consent of the Board shall have been obtained.

ARTICLE V

INDEMNIFICATION

        Section 1.    Director and Officer Indemnity for Claims Not in Name of Corporation.

          (a)   The Corporation must indemnify, to the maximum extent permitted by the law, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the Corporation, by reason of the fact that he or she is or was a director or officer of the Corporation, or while serving as a director or officer of the Corporation and at the request of the Corporation, serves or has served another corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or any other enterprise as a director, officer, partner or trustee, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding, if he or she acted in good faith and in a manner which he or she reasonably believed to be in, or not opposed to, the best interests of the Corporation, and, with respect to any criminal action, suit or proceeding, had no reasonable cause to believe his or her conduct was unlawful. The Corporation may not indemnify any such person if it is proven his or her act, or failure to act, constituted a breach of his or her fiduciary duties as a director or officer, and his or her breach of those duties involved intentional misconduct, fraud or a knowing violation of law, making him or her liable pursuant to Section 78.138 of the NRS.

          (b)   The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person is liable pursuant to Section 78.138 of the NRS or did not act in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the Corporation, or that, with respect to any criminal action or proceeding, he or she had reasonable cause to believe that his or her conduct was unlawful.

        Section 2.    Director and Officer Indemnity for Claims in Name of Corporation.

          (a)   Subject to Subsection (b) below, the Corporation must indemnify, to the maximum extent permitted by the law, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Corporation to procure a judgment in its favor by reason of the fact that he or she is or was a director or officer of the Corporation, or while serving as a director or officer of the Corporation and at the request of the Corporation, serves or has served another corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or any other enterprise as a director, officer, partner or trustee, against expenses, including amounts paid in settlement and attorneys' fees, actually and reasonably incurred by him or her in connection with the defense or settlement of such action or suit, if he or she acted in good faith and in a manner which he or she reasonably believed to be in, or not opposed to, the best interests of the Corporation. The Corporation may not indemnify any such person if it is proven his or her act, or failure to act, constituted a breach of his or her fiduciary duties as a director or officer, and his or her breach of those duties involved intentional misconduct, fraud or a knowing violation of law, making him or her liable pursuant to Section 78.138 of the NRS.

          (b)   Indemnification may not be made for any claim, issue or matter as to which such person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the Corporation or for amounts paid in settlement to the Corporation, unless and only to the extent that the court in which such action or suit was brought or other court of competent jurisdiction determines upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

        Section 3.    Indemnification of Directors and Officers of a predecessor of AINC.    The Corporation will indemnify, to the maximum extent permitted by the law, such indemnification as described in Section 1 and 2 above, to any current or former director or officer of Ashford Inc., a Maryland corporation ("AINC"), or any individual who, while a director or officer of AINC and at its request, serves or has served another corporation, real estate investment trust, partnership, joint venture, trust, employee benefit plan or any other enterprise as a director, officer, partner or trustee.

        Section 4.    Indemnification of Employees and Agents of the Corporation, AINC, or a Predecessor of AINC.    With the approval of the Board, the Corporation will indemnify, to the maximum extent permitted by the law, to such extent as it shall deem appropriate under the circumstances, provide such indemnification as described in Section 1 and 2 above, to any current or former employee or agent of the Corporation, AINC, or a predecessor of AINC.

        Section 5.    Success on Merits.    To the extent that a director, officer, employee or agent of the Corporation, AINC, or a predecessor of AINC has been successful on the merits or otherwise in defense of any action suit or proceeding subject to indemnification under Sections 1, 2, 3, and 4 above, or in defense of any claim, issue or matter therein, he or she shall be indemnified by the Corporation against expenses, including attorney's fees, actually and reasonably incurred by him or her in connection therewith.

        Section 6.    Expenses.

          (a)   Expenses incurred in defending a civil, criminal, administrative or investigative action, suit or proceeding must be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of the director or officer to repay such amount if it is ultimately determined by a court of competent jurisdiction that he or she is not entitled to be indemnified by the Corporation as authorized in this Article V.

          (b)   Upon the Board's approval to indemnify an employee or agent in Section 4 above, expenses incurred in defending a civil, criminal, administrative or investigative action, suit or proceeding must be paid by the Corporation in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of the employee or agent to repay such amount if it is ultimately determined by a court of competent jurisdiction that he or she is not entitled to be indemnified by the Corporation as authorized in this Article V.

        Section 7.    Right of Indemnitee to Bring Suit.    If a claim under this Article V is not paid in full by the Corporation within 60 days after a written claim has been received by the Corporation, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be 20 days, the indemnitee may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim. If the indemnitee is successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the indemnitee shall also be entitled to be paid the expense of prosecuting or defending such suit. In any suit brought by an indemnitee who is a present or former director to enforce a right to indemnification hereunder (but not in a suit brought by the indemnitee to enforce a right to an advancement of expenses), it shall be a defense that such indemnitee has not met the applicable standard of conduct set forth in the NRS. In addition, in any suit by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the Corporation shall be entitled to recover such expenses upon a final adjudication that the indemnitee who is a present or former director has not met the applicable standard of conduct set forth in the NRS. Neither the failure of the Corporation (including its Board, independent legal counsel, or stockholders) to have made a determination prior to the commencement of such suit that indemnification of the indemnitee is proper in the circumstances because the indemnitee has met the applicable standard of conduct set forth in the NRS, nor an actual determination by the Corporation (including its Board, independent legal counsel or stockholders) that the indemnitee has not met such applicable standard of conduct, shall create a presumption that the indemnitee has not met the applicable standard of conduct. In any suit brought by the indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the indemnitee is not entitled to be indemnified, or to such advancement of expenses, under this Article V or otherwise shall be on the Corporation.

        Section 8.    Other Sources of Indemnity.    The indemnification provided by this Article V:

          (a)   does not exclude any other rights to which a person seeking indemnification may be entitled under any article of incorporation or any agreement, vote of stockholders or disinterested directors or otherwise, for either an action in his or her official capacity or an action in another capacity while holding such office; and

          (b)   shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

        Section 9.    Insurance.    The Corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or any director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the NRS.

 ARTICLE VI

MISCELLANEOUS PROVISIONS

        Section 1.    Fiscal Year.    The fiscal year of the Corporation shall end on December 31 of each year or on such other date as may be fixed by the Board.

        Section 2.    Execution of Instruments.    All deeds, leases, transfers, contracts, bonds, notes and other obligations to be entered into by the Corporation in the ordinary course of its business without action by the Board may be executed on behalf of the Corporation by the Chairman of the Board, if one is elected, the Chief Executive Officer, the President or the Treasurer or any other officer, employee or agent of the Corporation as the Board may authorize.

        Section 3.    Voting of Securities.    Unless the Board otherwise provides by resolution, the Chairman of the Board, if one is elected, the Chief Executive Officer, the President or the Treasurer may from time to time appoint an attorney or attorneys or agent or agents of the Corporation, in the name and on behalf of the Corporation, to cast the votes which the Corporation may be entitled to cast as the holder of stock or other securities in any other corporation or other entity, any of whose stock or other securities may be held by the Corporation, at meetings of the holders of the stock or other securities of such other corporation or other entity, or to consent in writing, in the name of the corporation as such holder, to any action by such other corporation or other entity, and may instruct the person or persons so appointed as to the manner of casting such votes or giving such consents, and may execute or cause to be executed in the name and on behalf of the Corporation, all such written proxies or other instruments as he or she may deem necessary or proper. Any of the rights set forth in this Section 3 of Article VI which may be delegated to an attorney or agent may also be exercised directly by the Chairman of the Board, the Chief Executive Officer, the President, or the Treasurer.

        Section 4.    Registered Agent.    The Corporation shall have and maintain a registered agent in the State of Nevada upon whom legal process may be served in any action or proceeding against the Corporation.

        Section 5.    Amendments.    These Bylaws may be altered, amended or repealed, and new bylaws adopted, by: (a) the vote of a majority of the entire Board; or (b) the vote of a majority of the voting power of the outstanding capital stock of the Corporation. Notwithstanding the preceding sentence, any repeal or amendment to the indemnification provisions in Article 5 which is adverse to any director, officer, employee, or agent shall apply to such director, officer, employee, or agent only on a prospective basis, and shall not limit the rights of an indemnitee to indemnification with respect to any action or failure to act occurring prior to the time of such repeal or amendment.

        Section 6.    Offices.    The registered office of the Corporation within the State of Nevada shall be located at such place as the Board may designate. The Corporation may have additional offices, including a principal executive office, at such place or places both within and without the State of Nevada as the Board may from time to time determine or the business of the Corporation may require.

        Section 7.    Control Share Acquisitions.    Pursuant to Section 78.378(1) of the NRS, the Corporation elects not to be governed by the provisions of Nevada state law applicable to the acquisition of a controlling interest in the stock of the Corporation, as set forth in NRS Sections 78.378 to 78.3793, involving the acquisition of a controlling interest in the stock of the Corporation by: (i) Archie Bennett, Jr.; (ii) Monty J. Bennett; (iii) MJB Investments LP; (iv) any present or future affiliate of Archie Bennett, Jr. or Monty J. Bennett; (v) Ashford Hospitality Trust, Inc.; (vi) Braemar Hotels & Resorts Inc.; or (vii) any other entity that is advised by the Corporation or its controlled affiliates through an advisory agreement.

        I hereby certify that the foregoing Bylaws are a true and correct copy of the Bylaws of Ashford Nevada Holding Corp. as adopted on August 28, 2019.

By:
Name:
	Title:	Secretary

ANNEX J

ANNEX J
MARYLAND GENERAL CORPORATION LAW—APPRAISAL RIGHTS—TITLE 3, SUBTITLE 2

 Maryland General Corporation Law

Title 3—Corporations in General—Extraordinary Actions

Subtitle 2—Rights of Objecting Stockholders

§3-201. Definitions.

        (a)   In general.—In this subtitle the following words have the meanings indicated.

        (b)   Affiliate.—"Affiliate" has the meaning stated in § 3-601 of this title.

        (c)   Associate.—"Associate" has the meaning stated in § 3-601 of this title.

        (d)   Beneficial owner.—"Beneficial owner", when used with respect to any voting stock, means a person that:

          (1)   Individually or with any of its affiliates or associates, beneficially owns voting stock, directly or indirectly;

          (2)   Individually or with any of its affiliates or associates, has:

              (i)  The right to acquire voting stock (whether the right is exercisable immediately or within 60 days after the date on which beneficial ownership is determined), in accordance with any agreement, arrangement, or understanding, on the exercise of conversion rights, exchange rights, warrants, or options, or otherwise; or

             (ii)  Except solely by virtue of a revocable proxy, the right to vote voting stock in accordance with any agreement, arrangement, or understanding; or

          (3)   Except solely by virtue of a revocable proxy, has any agreement, arrangement, or understanding for the purpose of acquiring, holding, voting, or disposing of voting stock with any other person that beneficially owns, or the affiliates or associates of which beneficially own, directly or indirectly, the voting stock.

        (e)   Executive officer.—"Executive officer" means a corporation's president, any vice president in charge of a principal business unit, division, or function, such as sales, administration, or finance, any other person who performs a policy making function for the corporation, or any executive officer of a subsidiary of the corporation who performs a policy making function for the corporation.

        (f)    Successor.—

          (1)   "Successor", except when used with respect to a share exchange, includes a corporation which amends its charter in a way which alters the contract rights, as expressly set forth in the charter, of any outstanding stock, unless the right to do so is reserved by the charter of the corporation.

          (2)   "Successor", when used with respect to a share exchange, means the corporation the stock of which was acquired in the share exchange.

        (g)   Voting stock.—"Voting stock" has the meaning stated in § 3-601 of this title.

§ 3-202. Right to fair value of stock

        (a)   General rule.—Except as provided in subsection (c) of this section, a stockholder of a Maryland corporation has the right to demand and receive payment of the fair value of the stockholder's stock from the successor if:

          (1)   The corporation consolidates or merges with another corporation;

          (2)   The stockholder's stock is to be acquired in a share exchange;

          (3)   The corporation transfers its assets in a manner requiring action under § 3-105(e) of this title;

          (4)   The corporation amends its charter in a way which alters the contract rights, as expressly set forth in the charter, of any outstanding stock and substantially adversely affects the stockholder's rights, unless the right to do so is reserved by the charter of the corporation;

          (5)   The transaction is governed by § 3-602 of this title or exempted by § 3-603(b) of this title; or

          (6)   The corporation is converted in accordance with § 3-901 of this title.

        (b)   Basis of fair value.—

          (1)   Fair value is determined as of the close of business:

              (i)  With respect to a merger under § 3-106 or § 3-106.1 of this title, on the day notice is given or waived under § 3-106 or § 3-106.1 of this title; or

             (ii)  With respect to any other transaction, on the day the stockholders voted on the transaction objected to.

          (2)   Except as provided in paragraph (3) of this subsection, fair value may not include any appreciation or depreciation which directly or indirectly results from the transaction objected to or from its proposal.

          (3)   In any transaction governed by § 3-602 of this title or exempted by § 3-603(b) of this title, fair value shall be value determined in accordance with the requirements of § 3-603(b) of this title.

        (c)   When right to fair value does not apply.—Unless the transaction is governed by § 3-602 of this title or is exempted by § 3-603(b) of this title, a stockholder may not demand the fair value of the stockholder's stock and is bound by the terms of the transaction if:

          (1)   Except as provided in subsection (d) of this section, any shares of the class or series of the stock are listed on a national securities exchange:

              (i)  With respect to a merger under § 3-106 or § 3-106.1 of this title, on the date notice is given or waived under § 3-106 or § 3-106.1 of this title; or

             (ii)  With respect to any other transaction, on the record date for determining stockholders entitled to vote on the transaction objected to;

          (2)   The stock is that of the successor in a merger, unless:

              (i)  The merger alters the contract rights of the stock as expressly set forth in the charter, and the charter does not reserve the right to do so; or

             (ii)  The stock is to be changed or converted in whole or in part in the merger into something other than either stock in the successor or cash, scrip, or other rights or interests arising out of provisions for the treatment of fractional shares of stock in the successor;

          (3)   The stock is not entitled, other than solely because of § 3-106 or § 3-106.1 of this title, to be voted on the transaction or the stockholder did not own the shares of stock on the record date for determining stockholders entitled to vote on the transaction;

          (4)   The charter provides that the holders of the stock are not entitled to exercise the rights of an objecting stockholder under this subtitle; or

          (5)   The stock is that of an open-end investment company registered with the Securities and Exchange Commission under the Investment Company Act of 1940 and the value placed on the stock in the transaction is its net asset value.

        (d)   Merger, consolidation, or share exchange.—With respect to a merger, consolidation, or share exchange, a stockholder of a Maryland corporation who otherwise would be bound by the terms of the transaction under subsection (c)(1) of this section may demand the fair value of the stockholder's stock if:

          (1)   In the transaction, stock of the corporation is required to be converted into or exchanged for anything of value except:

              (i)  Stock of the corporation surviving or resulting from the merger, consolidation, or share exchange, stock of any other corporation, or depositary receipts for any stock described in this item;

             (ii)  Cash in lieu of fractional shares of stock or fractional depositary receipts described in item (i) of this item; or

           (iii)  Any combination of the stock, depositary receipts, and cash in lieu of fractional shares or fractional depositary receipts described in items (i) and (ii) of this item;

          (2)   The directors and executive officers of the corporation were the beneficial owners, in the aggregate, of 5 percent or more of the outstanding voting stock of the corporation at any time within the 1-year period ending on:

              (i)  The day the stockholders voted on the transaction objected to; or

             (ii)  With respect to a merger under § 3-106 or § 3-106.1 of this title, the effective date of the merger; and

          (3)   Unless the stock is held in accordance with a compensatory plan or arrangement approved by the board of directors of the corporation and the treatment of the stock in the transaction is approved by the board of directors of the corporation, any stock held by persons described in item (2) of this subsection, as part of or in connection with the transaction and within the 1-year period described in item (2) of this subsection, will be or was converted into or exchanged for stock of a person, or an affiliate of a person, who is a party to the transaction on terms that are not available to all holders of stock of the same class or series.

        (e)   Beneficial owners.—If directors or executive officers of the corporation are beneficial owners of stock in accordance with § 3-201(d)(2)(i) of this subtitle, the stock is considered outstanding for purposes of determining beneficial ownership by a person under subsection (d)(2) of this section.

§ 3-203. Procedure by stockholder

        (a)   Specific duties.—A stockholder of a corporation who desires to receive payment of the fair value of the stockholder's stock under this subtitle:

          (1)   Shall file with the corporation a written objection to the proposed transaction:

              (i)  With respect to a merger under § 3-106 or § 3-106.1 of this title, within 30 days after notice is given or waived under § 3-106 or § 3-106.1 of this title; or

             (ii)  With respect to any other transaction, at or before the stockholders' meeting at which the transaction will be considered or, in the case of action taken under § 2-505(b) of this article, within 10 days after the corporation gives the notice required by § 2-505(b) of this article;

          (2)   May not vote in favor of the transaction; and

          (3)   Shall make a written demand on the successor for payment for the stockholder's stock, stating the number and class of shares for which the stockholder demands payment:

              (i)  Within 20 days after the Department accepts the articles for record; or

             (ii)  Within 20 days after consummation of the transfer or transaction with respect to:

              1.     A transfer of assets in a manner requiring stockholder approval under § 3-105 of this title; or

              2.     A transaction that is governed by § 3-603(b) of this title or exempted by § 3-603(b) of this title, for which no articles are required to be filed with the Department.

        (b)   Failure to comply with section.—A stockholder who fails to comply with this section is bound by the terms of the consolidation, merger, share exchange, transfer of assets, or charter amendment.

§ 3-204. Effect of demand on dividend and other rights

        A stockholder who demands payment for his stock under this subtitle:

          (1)   Has no right to receive any dividends or distributions payable to holders of record of that stock on a record date after the close of business on the day as at which fair value is to be determined under § 3-202 of this subtitle; and

          (2)   Ceases to have any rights of a stockholder with respect to that stock, except the right to receive payment of its fair value.

§ 3-205. Withdrawal of demand

        A demand for payment may be withdrawn only with the consent of the successor.

§ 3-206. Restoration of dividend and other rights

        (a)   When rights restored.—The rights of a stockholder who demands payment are restored in full, if:

          (1)   The demand for payment is withdrawn;

          (2)   A petition for an appraisal is not filed within the time required by this subtitle;

          (3)   A court determines that the stockholder is not entitled to relief; or

          (4)   The transaction objected to is abandoned or rescinded.

        (b)   Effect of restoration.—The restoration of a stockholder's rights entitles him to receive the dividends, distributions, and other rights he would have received if he had not demanded payment for his stock. However, the restoration does not prejudice any corporate proceedings taken before the restoration.

§ 3-207. Notice and offer to stockholders

(a)
Duty of successor.—

          (1)   The successor promptly shall notify each objecting stockholder in writing of the date the articles are accepted for record by the Department.

          (2)   The successor also may send a written offer to pay the objecting stockholder what it considers to be the fair value of his stock. Each offer shall be accompanied by the following information relating to the corporation which issued the stock:

              (i)  A balance sheet as of a date not more than six months before the date of the offer;

             (ii)  A profit and loss statement for the 12 months ending on the date of the balance sheet; and

           (iii)  Any other information the successor considers pertinent.

        (b)   Manner of sending notice.—The successor shall deliver the notice and offer to each objecting stockholder personally or mail them to him by certified mail, return receipt requested, bearing a postmark from the United States Postal Service, at the address he gives the successor in writing, or, if none, at his address as it appears on the records of the corporation which issued the stock.

§ 3-208. Petition for appraisal; consolidation of proceedings; joinder of objectors

        (a)   Petition for appraisal.—Within 50 days after the Department accepts the articles for record, the successor or an objecting stockholder who has not received payment for his stock may petition a court of equity in the county where the principal office of the successor is located or, if it does not have a principal office in this State, where the resident agent of the successor is located, for an appraisal to determine the fair value of the stock.

        (b)   Consolidation of suits; joinder of objectors.—

          (1)   If more than one appraisal proceeding is instituted, the court shall direct the consolidation of all the proceedings on terms and conditions it considers proper.

          (2)   Two or more objecting stockholders may join or be joined in an appraisal proceeding.

§ 3-209. Notation on stock certificate

        (a)   Submission of certificate.—At any time after a petition for appraisal is filed, the court may require the objecting stockholders parties to the proceeding to submit their stock certificates to the clerk of the court for notation on them that the appraisal proceeding is pending. If a stockholder fails to comply with the order, the court may dismiss the proceeding as to him or grant other appropriate relief.

        (b)   Transfer of stock bearing notation.—If any stock represented by a certificate which bears a notation is subsequently transferred, the new certificate issued for the stock shall bear a similar notation and the name of the original objecting stockholder. The transferee of this stock does not acquire rights of any character with respect to the stock other than the rights of the original objecting stockholder.

PART II—INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.    Indemnification of Directors and Officers.

        New Nevada Holdco's charter will provide for indemnification of New Nevada Holdco's officers and directors against liabilities to the fullest extent permitted by the NRS, as amended from time to time.

        The corporation's charter thus will provide that the corporation must indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he or she is or was a director or officer of the corporation, or while serving as a director or officer of the corporation and at the request of the corporation, serves or has served another corporation, real estate investment trust, partnership, joint venture, trust employee benefit plan or any other enterprise as a director, officer, partner or trustee, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with such action, suit or proceeding, if he or she acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the corporation's best interest, and in the case of criminal proceedings had no reasonable cause to believe his or her conduct was unlawful. With respect to a derivative action, indemnity will be made only for expenses actually and reasonably incurred in defending the proceeding and, in some cases, amounts paid in settlement, provided the officer or director acted in good faith and in a manner he or she reasonably believed to be in, or not opposed to, the best interests of the corporation. However, the corporation may not indemnify such persons for acts and inaction for which they would be liable under NRS 78.138, nor may it indemnify anyone found to be liable to the corporation unless the court hearing the matter determines otherwise. Ashford Nevada Holding Corp.'s charter will also provide that the corporation must pay expenses in advance of the final disposition of the action, suit or proceeding upon receipt of an undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined that he or she is not entitled to be indemnified by the corporation. To the extent that the officer or director is successful on the merits in a proceeding against him or her because of their position, the corporation must indemnify him or her against all expenses reasonably incurred, including attorney's fees.

        Under the NRS, unless otherwise provided in the corporation's articles of incorporation, a director or officer is not individually liable to a corporation, its stockholders or creditors, except for breaches of fiduciary duty involving intentional misconduct, fraud or a knowing violation of the law.

        Insofar as the foregoing provisions permit indemnification of directors, officers or persons controlling us for liability arising under the Securities Act, Ashford Nevada Holding Corp. has been informed that in the opinion of the Securities and Exchange Commission, this indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 21.    Exhibits and Financial Statement Schedules

        A list of exhibits included as part of this registration statement is set forth in the Exhibit Index which immediately precedes such exhibits and is hereby incorporated by reference herein.

Item 22.    Undertakings.

        The undersigned registrant hereby undertakes:

  (1)
  To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (i) to include any prospectus required by Section 10(a)(3) of the Securities Act; (ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof)

    which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement (notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement); and (iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

  (2)
  That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (3)
  To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

  (4)
  That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of securities, in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser: (i) any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424; (ii) any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant; (iii) the portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and (iv) any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

  (5)
  That, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of Exchange Act) that is incorporated by reference in this registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (6)
  That, prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the registrant undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

  (7)
  That every prospectus (i) that is filed pursuant to paragraph (6) above, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment has become effective, and that for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (8)
  To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first-class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

  (9)
  To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of, and included in, this registration statement when it became effective.

  (10)
  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

  (11)
  To provide to the underwriter at the closing specified in the underwriting agreements certificates in such denominations and registered in such names as required by the underwriter to permit prompt delivery to each purchaser.

  (12)
  That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

  (13)
  The registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (h)(1) immediately preceding, or (ii) that purports to meet the requirements of section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

EXHIBIT INDEX

Exhibit		Description
2.1		Separation and Distribution Agreement, dated October 31, 2014, by and between Ashford Hospitality Trust, Inc., Ashford OP Limited Partner LLC, Ashford Hospitality Limited Partnership, Ashford Inc. and Ashford Hospitality Advisors LLC (incorporated by reference to Exhibit 2.1 to Ashford Inc.'s Current Report on Form 8-K (File No. 001-36400) filed on November 6, 2014)

2.2		Acquisition Agreement, dated September 17, 2015, by and between Archie Bennett, Jr. and Monty J. Bennett, Remington Holdings GP, LLC, MJB Investments, LP, Mark A. Sharkey, Remington Holdings, LP, Ashford Inc., Ashford Advisors, Inc., Remington Hospitality Management, Inc., Ashford GP Holdings I, LLC and Remington GP Holdings, LLC (incorporated by reference to Exhibit 2.1 to Ashford Inc.'s Current Report on Form 8-K (File No. 001-36400) filed on September 18, 2015)

2.2.1		First Amendment to Acquisition Agreement (incorporated by reference to Exhibit 10.1 to Ashford Inc.'s Current Report on Form 8-K (File No. 001-36400) filed on June 24, 2016)

2.2.2		Second Amendment to Acquisition Agreement (incorporated by reference to Exhibit 10.1 to Ashford Inc.'s Current Report on Form 8-K (File No. 001-36400) filed on September 23, 2016)

2.2.3		Amendment, Waiver and Consent Agreement, dated October 28, 2016 (incorporated by reference to Exhibit 10.2 to Ashford Inc.'s Current Report on Form 8-K (File No. 001-36400) filed on November 1, 2016)

2.3		Agreement and Plan of Merger, dated October 28, 2016, by and between Ashford Inc., a Delaware corporation, and Ashford Inc., a Maryland corporation (incorporated by reference to Exhibit 10.1 to Ashford Inc.'s Current Report on Form 8-K (File No. 001-36400) filed on November 1, 2016)

2.4	**	Unit Purchase Agreement, dated as of July 25, 2017, by and among Presentation Technologies, Inc., Monroe Jost, Kevin Jost, Todd Jost and PT Holdco, LLC (incorporated by reference to Exhibit 2.1 to Ashford Inc.'s Current Report on Form 8-K (File No. 001-36400) filed on July 31, 2017)

2.4.1		Amendment No. 2 to Unit Purchase Agreement, dated as of October 31, 2017, by and among PT Holdco, LLC, PT Intermediate, LLC and Presentation Technologies, LLC (incorporated by reference to Exhibit 2.1 to Ashford Inc.'s Current Report on Form 8-K (File No. 001-36400) filed on November 6, 2017)

2.5		Combination Agreement, dated as of April 6, 2018 by and among Monty J. Bennett, Archie Bennett, Jr., Remington Holdings GP, LLC, Project Management LLC, MJB Investments, LP, Mark A. Sharkey, Remington Holdings, L.P., Ashford Inc., Ashford Holding Corp. and Ashford Merger Sub Inc., (incorporated by reference to Exhibit 2.1 of Form 8-K) (File No. 001-36400) filed on April 9, 2018)

2.6		Combination Agreement, dated as of May 31, 2019, by and among Monty J. Bennett, Archie Bennett, Jr., Remington Holdings, L.P., Remington Holdings GP, LLC, MJB Investments, LP, Ashford Inc., James L. Cowen, Jeremy J. Welter, Ashford Nevada Holding Corp. and Ashford Merger Sub Inc., Annex A to this Registration Statement on Form S-4

Exhibit		Description
2.7		First Amendment to Combination Agreement, dated as of July 17, 2019, by and among Monty J. Bennett, Archie Bennett, Jr., Remington Holdings, L.P., Remington Holdings GP, LLC, MJB Investments, LP, Ashford Inc., James L. Cowen, Jeremy J. Welter, Ashford Nevada Holding Corp. and Ashford Merger Sub Inc., Annex A to this Registration Statement on Form S-4

2.8		Second Amendment to Combination Agreement, dated as of August 28, 2019, by and among Monty J. Bennett, Archie Bennett, Jr., Remington Holdings, L.P., Remington Holdings GP, LLC, MJB Investments, LP, Ashford Inc., James L. Cowen, Jeremy J. Welter, Ashford Nevada Holding Corp. and Ashford Merger Sub Inc., Annex A to this Registration Statement on Form S-4

3.1	*	Articles of Incorporation of Ashford Nevada Holding Corp.

3.2	*	Bylaws of Ashford Nevada Holding Corp.

3.3		Amended and Restated Articles of Incorporation of Ashford Inc. (incorporated by reference to Exhibit 3.1 to Ashford Inc.'s Current Report on Form 8-K (File No. 001-36400) filed on August 8, 2018)

3.3.1		Ashford Inc. Articles of Amendment (incorporated by reference to Exhibit 3.2 to Ashford Inc.'s Current Report on Form 8-K (File No. 001-36400) filed on August 8, 2018)

3.4		Amended and Restated Bylaws of Ashford Inc., dated as of August 8, 2018 (incorporated by reference to Exhibit 3.5 to Ashford Inc.'s Current Report on Form 8-K (File No. 001-36400) filed on August 8, 2018)

3.5		Articles Supplementary of establishing the Series B Convertible Preferred Stock of Ashford Inc. (incorporated by reference to Exhibit 3.3 to Ashford Inc.'s Current Report on Form 8-K (File No. 001-36400) filed on August 8, 2018)

3.6		Articles Supplementary establishing the Series C Preferred Stock of Ashford Inc. (incorporated by reference to Exhibit 3.4 to Ashford Inc.'s Current Report on Form 8-K (File No. 001-36400) filed on August 8, 2018)

4.1		Specimen Common Stock Certificate of Ashford Inc. (incorporated by reference to Exhibit 4.1 to Amendment No. 8 to Ashford Inc.'s Registration Statement on Form 10 (File No. 001-36400) filed on November 1, 2016)

4.2		Amended and Restated Rights Agreement, dated as of August 12, 2015, between Ashford Inc. and Computershare Trust Company, N.A. (incorporated by reference to Exhibit 10.3 to Ashford Inc.'s Quarterly Report on Form 10-Q (File No. 001-36400) filed on August 14, 2015)

4.2.1		Amendment No. 1 to the Amended and Restated Rights Agreement, dated October 31, 2016, between Ashford Inc. and Computershare Trust Company, N.A. (incorporated by reference to Exhibit 4.1 to Ashford Inc.'s Current Report on Form 8-K (File No. 001-36400) filed on November 1, 2016)

4.2.2		Amendment No. 2 to the Amended and Restated Rights Agreement, dated April 6, 2018, between Ashford Inc. and Computershare Trust Company, N.A., which includes the Form of Rights Certificate as Exhibit 1 and the Summary of Rights as Exhibit 2 (incorporated by reference to Exhibit 4.1 to Ashford Inc.'s Current Report on Form 8-K (File No. 001-36400) filed on April 9, 2018)

Exhibit		Description
4.3		Rights Agreement, dated as of August 8, 2018, between Ashford Inc. and Computershare Trust Company, N.A., as Rights Agent, which includes the Form of Articles Supplementary of Series C Preferred Stock as Exhibit A, the Form of Rights Certificate as Exhibit B, and the Summary of Rights as Exhibit C (incorporated by reference to Exhibit 4.1 to Ashford Inc.'s Current Report on Form 8-K (File No. 001-36400) filed on August 8, 2018)

4.6		Form of Senior Indenture (incorporated by reference to Exhibit 4.4 to Ashford Inc.'s Registration Statement on Form S-3 (File No. 333-227729) filed October 5, 2018)

4.7		Form of Subordinated Indenture (incorporated by reference to Exhibit 4.5 to Ashford Inc.'s Registration Statement on Form S-3 (File No. 333-227729) filed October 5, 2018)

4.8		Form of Senior Debt Security (incorporated by reference to Exhibit 4.6 to Ashford Inc.'s Registration Statement on Form S-3 (File No. 333-227729) filed October 5, 2018)

5.1	*	Opinion of Fennemore Craig, P.C.

8.1	*	Opinion of Locke Lord LLP

10.1		Tax Matters Agreement, dated October 31, 2014, between Ashford Inc., Ashford Hospitality Advisors LLC, Ashford Hospitality Trust, Inc. and Ashford Hospitality Limited Partnership (incorporated by reference to Exhibit 10.1 to Ashford Inc.'s Current Report on Form 8-K (File No. 001-36400) filed on November 6, 2014)

10.2		Advisory Agreement, dated as of November 12, 2014 by and between Ashford Hospitality Trust, Inc., Ashford Hospitality Limited Partnership and Ashford Hospitality Advisors LLC (incorporated by reference to Exhibit 10.1 to Ashford Inc.'s Current Report on Form 8-K (File No. 001-36400) filed on November 18, 2014)

10.2.1		Amended and Restated Advisory Agreement, dated as of June 10, 2015, by and between Ashford Hospitality Trust, Inc., Ashford Hospitality Limited Partnership, Ashford TRS Corporation, Ashford Inc. and Ashford Hospitality Advisors LLC (incorporated by reference to Exhibit 10.1 to Ashford Inc.'s Current Report on 8-K (File No. 001-36400) filed on June 12, 2015)

10.3		Fourth Amended and Restated Advisory Agreement, dated as of January 24, 2017, between Ashford Hospitality Prime, Inc., Ashford Hospitality Prime Limited Partnership, Ashford Prime TRS Corporation, Ashford Inc. and Ashford Hospitality Advisors LLC (incorporated by reference to Exhibit 10.1 to Ashford Inc.'s Current Report on 8-K (File No. 001-36400) filed on January 25, 2017)

10.4		Mutual Exclusivity Agreement, dated as of November 12, 2014 by and between Ashford Hospitality Advisors LLC, Ashford Inc. and Remington Lodging & Hospitality LLC (incorporated by reference to Exhibit 10.2 to Ashford Inc.'s Current Report on Form 8-K (File No. 001-36400) filed on November 18, 2014)

10.4.1		Ashford Inc. Amended and Restated Mutual Exclusivity Agreement, dated as of August 8, 2018, by and among Ashford Hospitality Advisors LLC, Ashford Inc. and Remington Lodging & Hospitality LLC, and consented to by Monty J. Bennett (incorporated by reference to Exhibit 10.3 to Ashford Inc.'s Current Report on Form 8-K (File No. 001-36400) filed on August 8, 2018)

Exhibit		Description
10.5		Assignment and Assumption Agreement, dated as of November 12, 2014 by and between Ashford Hospitality Trust, Inc., Ashford Hospitality Limited Partnership and Ashford Hospitality Advisors LLC Re: Ashford Trademarks (incorporated by reference to Exhibit 10.3 to Ashford Inc.'s Current Report on Form 8-K (File No. 001-36400) filed on November 18, 2014)

10.6		Licensing Agreement, dated as of November 12, 2014 by and between Ashford Hospitality Advisors LLC, Ashford Hospitality Trust, Inc. and Ashford Hospitality Limited Partnership (incorporated by reference to Exhibit 10.4 to Ashford Inc.'s Current Report on Form 8-K (File No. 001-36400) filed on November 18, 2014)

10.7		Registration Rights Agreement, dated as of November 12, 2014 by Ashford Inc. for the benefit of the holders of common units in Ashford Hospitality Advisors LLC (incorporated by reference to Exhibit 10.5 to Ashford Inc.'s Current Report on Form 8-K (File No. 001-36400) filed on November 18, 2014)

10.8	†	Amended and Restated Employment Agreement, dated as of February 20, 2017, by and among Ashford Inc., Ashford Hospitality Advisors, LLC and Douglas A. Kessler (incorporated by reference to Exhibit 10.1 to Ashford Inc.'s Current Report on Form 8-K (File No. 001-36400) filed on February 21, 2017)

10.8.1	†	Employment Agreement, effective November 12, 2014, with Monty J. Bennett (incorporated by reference to Exhibit 10.6.1 to Ashford Inc.'s Current Report on Form 8-K (File No. 001-36400) filed on November 18, 2014)

10.8.2	†	Amendment to Employment Agreement, dated as of September 13, 2017, by and among Ashford Inc., Ashford Hospitality Advisors, LLC and Monty J. Bennett (incorporated by reference to Exhibit 10.3 to Ashford Inc.'s Current Report on Form 8-K (File No. 001-36400) filed on September 14, 2017)

10.8.3	†	Amended and Restated Employment Agreement, dated as of September 13, 2017, by and among Ashford Inc., Ashford Hospitality Advisors, LLC and David Brooks (incorporated by reference to Exhibit 10.1 to Ashford Inc.'s Current Report on Form 8-K (File No. 001-36400) filed on September 14, 2017)

10.8.4	†	Amended and Restated Employment Agreement, dated as of September 13, 2017, by and among Ashford Inc., Ashford Hospitality Advisors, LLC and Deric Eubanks (incorporated by reference to Exhibit 10.2 to Ashford Inc.'s Current Report on Form 8-K (File No. 001-36400) filed on September 14, 2017)

10.8.5	†	Amended and Restated Employment Agreement dated as of April 30 , 2019, by and among Ashford Inc., Ashford Hospitality Advisors, LLC and Richard J. Stockton (incorporated by reference to Exhibit 10.28 to Ashford Inc.'s Current Report on Form 10-K/A (File No. 001-35972) filed on April 30, 2019)

10.8.6	†	Amended and Restated Employment Agreement dated as of September 13, 2017, by and among Ashford Inc., Ashford Hospitality Advisors, LLC, and Jeremy J. Welter (incorporated by reference to Exhibit 10.2 to Ashford Inc.'s Quarterly Report on Form 10-Q (File No. 001-36400) filed on May 9, 2019)

10.8.7	†	Amended and Restated Employment Agreement dated as of September 13, 2017, by and among Ashford Inc., Ashford Hospitality Advisors, LLC, and J. Robison Hays, III (incorporated by reference to Exhibit 10.3 to Ashford Inc.'s Quarterly Report on Form 10-Q (File No. 001-36400) filed on May 9, 2019)

Exhibit		Description
10.9.1		Form of Indemnification Agreement, dated as of November 6, 2014 between Ashford Inc. and each of its executive officers and directors (incorporated by reference to Exhibit 10.7 to Ashford Inc.'s Current Report on Form 8-K (File No. 001-36400) filed on November 18, 2014)

10.9.2		Form of Amended and Restated Indemnification Agreement, dated as of October 31, 2016, between Ashford Inc. and each of its executive officers and directors (incorporated by reference to Exhibit 10.1 to Ashford Inc.'s Current Report on Form 8-K (File No. 001-36400) filed on April 6, 2018)

10.10	†	Ashford Inc. 2014 Incentive Plan (incorporated by reference to Exhibit 10.8 to Ashford Inc.'s Current Report on Form 8-K (File No. 001-36400) filed on November 18, 2014)

10.10.1	†	Amendment No. 1 to the Ashford Inc. 2014 Incentive Plan (incorporated by reference to Exhibit 99.2 to Ashford Inc.'s Form S-8 (File No. 333-200183) filed on November 2, 2016)

10.11		Amended and Restated Nonqualified Deferred Compensation Plan (incorporated by reference to Exhibit 10.9 to Ashford Inc.'s Current Report on Form 8-K (File No. 001-36400) filed on November 18, 2014)

10.12		Investment Management Agreement, dated December 10, 2014 between AHT SMA, LP and Ashford Investment Management, LLC (incorporated by reference to Exhibit 10.1 to Ashford Inc.'s Current Report on Form 8-K (File No. 001-36400) filed on December 16, 2014)

10.13		Investment Management Agreement, dated as of December 10, 2014 between AHP SMA, LP and Ashford Investment Management, LLC (incorporated by reference to Exhibit 10.13 to Ashford Inc.'s Annual Report on Form 10-K (File No. 001-36400) filed on March 24, 2015)

10.14		Investment Management Agreement, dated January 19, 2017, between AHT SMA, LP, a Delaware limited partnership, and Ashford Investment Management LLC, a Delaware limited liability company (incorporated by reference to Exhibit 10.1 to Ashford Inc.'s Current Report on Form 8-K (File No. 001-36400) filed on January 25, 2017)

10.15		Amended and Restated Limited Liability Company Agreement of Ashford Hospitality Advisors LLC, dated October 8, 2014 (incorporated by reference to Exhibit 10.14 to Ashford Inc.'s Annual Report on Form 10-K (File No. 001-36400) filed on March 24, 2015)

10.16		Amended and Restated Limited Liability Company Agreement of Ashford Hospitality Holdings LLC, dated April 6, 2017 (incorporated by reference to Exhibit 10.1 to Ashford Inc.'s Current Report on Form 8-K (File No. 001-36400) filed on April 12, 2017)

10.17		Letter Agreement, dated as of September 17, 2015 between Ashford Inc. and Ashford Hospitality Trust, Inc. (incorporated by reference to Exhibit 10.1 to Ashford Inc.'s Current Report on 8-K (File No. 001-36400) filed on September 18, 2015)

10.18		Letter Agreement, dated as of September 17, 2015 between Ashford Inc. and Ashford Hospitality Prime, Inc. (incorporated by reference to Exhibit 10.2 to Ashford Inc.'s Current Report on 8-K (File No. 001-36400) filed on September 18, 2015)

10.19		Commitment Letter, dated as of June 14, 2017, by and between Ashford Inc. and Comerica Bank (incorporated by reference to Exhibit 10.1 to Ashford Inc.'s Current Report on 8-K (File No. 001-36400) filed on July 31, 2017)

Exhibit	Description
10.20	Credit Agreement, dated as of November 1, 2017, by and between Presentation Technologies, LLC and Comerica Bank (incorporated by reference to Exhibit 10.1 to Ashford Inc.'s Current Report on 8-K (File No. 001-36400) filed on November 6, 2017)

10.21	Term Note, dated as of November 1, 2017, made by Presentation Technologies, LLC in favor of Comerica Bank (incorporated by reference to Exhibit 10.2 to Ashford Inc.'s Current Report on 8-K (File No. 001-36400) filed on November 6, 2017)

10.22	Revolving Note, dated as of November 1, 2017, made by Presentation Technologies, LLC in favor of Comerica Bank (incorporated by reference to Exhibit 10.3 to Ashford Inc.'s Current Report on 8-K (File No. 001-36400) filed on November 6, 2017)

10.23	Draw Term Note, dated as of November 1, 2017, made by Presentation Technologies, LLC in favor of Comerica Bank (incorporated by reference to Exhibit 10.4 to Ashford Inc.'s Current Report on 8-K (File No. 001-36400) filed on November 6, 2017)

10.24	Equipment Note, dated as of November 1, 2017, made by Presentation Technologies, LLC in favor of Comerica Bank (incorporated by reference to Exhibit 10.5 to Ashford Inc.'s Current Report on 8-K (File No. 001-36400) filed on November 6, 2017)

10.25	Credit Agreement, dated as of March 1, 2018, by and among Ashford Hospitality Holdings LLC, Ashford Inc., Bank of America, N. A. and the other lender party thereto (incorporated by reference to Exhibit 10.1 to Ashford Inc.'s Current Report on 8-K (File No. 001-36400) filed on March 7, 2018)

10.25.1	First Amendment to Credit Agreement, dated as of March 21, 2018, effective as of March 1, 2018, by and among Ashford Hospitality Holdings LLC, Ashford Inc., Bank of America, N.A. and the other lenders party thereto (incorporated by reference to Exhibit 99.1 to Ashford Inc.'s Current Report on Form 8-K (File No. 001-36400) filed on March 26, 2018)

10.26	Enhanced Return Funding Program Agreement and Amendment No. 1 to the Amended and Restated Advisory Agreement, dated June 26, 2018, among Ashford Hospitality Trust, Inc., Ashford Hospitality Limited Partnership, Ashford TRS Corporation, Ashford Inc. and Ashford Hospitality Advisors LLC (incorporated by reference to Exhibit 10.1 to Ashford Inc.'s Current Report on 8-K (File No. 001-36400) filed on June 26, 2018)

10.27	Fifth Amended and Restated Advisory Agreement, dated as of April 23, 2018, among Braemar Hotels & Resorts Inc., Braemar Hospitality Limited Partnership, Braemar TRS Corporation, Ashford Hospitality Advisors LLC and Ashford Inc. (incorporated by reference to Exhibit 10.1 to Braemar Hotels & Resorts Inc.'s Form 8-K (File No. 001-35972) filed on April 23, 2018).

10.27.1	Enhanced Return Funding Program Agreement and Amendment No. 1 to the Fifth Amended and Restated Advisory Agreement, dated January 15, 2019, by and among Braemar Hotels & Resorts Inc., Braemar Hospitality Limited Partnership, Braemar TRS Corporation, Ashford Inc. and Ashford Hospitality Advisors LLC (incorporated by reference to Exhibit 10.1 to Ashford Inc.'s Current Report on Form 8-K (File No. 001-36400) filed on January 18, 2019)

Exhibit		Description
10.28		Investor Rights Agreement, dated as of August 8, 2018, by and among Ashford Holding Corp., Archie Bennett, Jr., Monty J. Bennett, MJB Investments, LP, Mark A. Sharkey, and any other Persons that become parties by joinder as provided herein (incorporated by reference to Exhibit 10.1 to Ashford Inc.'s Current Report on Form 8-K (File No. 001-36400) filed on August 8, 2018)

10.29		Merger and Registration Rights Agreement, dated as of August 8, 2018, by and among Ashford Inc., Ashford Holding Corp., and Ashford Merger Sub Inc., and, solely for the purposes of Article V hereof, Archie Bennett, Jr., MJB Investments, LP and Mark A. Sharkey (incorporated by reference to Exhibit 10.2 to Ashford Inc.'s Current Report on Form 8-K (File No. 001-36400) filed on August 8, 2018)

10.30		Braemar Mutual Exclusivity Agreement, dated as of August 8, 2018, by and among Braemar Hospitality Limited Partnership, Braemar Hotels & Resorts, Inc. and Project Management LLC (incorporated by reference to Exhibit 10.4 to Ashford Inc.'s Current Report on Form 8-K (File No. 001-36400) filed on August 8, 2018)

10.31		Braemar Master Project Management Agreement, dated as of August 8, 2018, by and among Braemar TRS Corporation, CHH III Tenant Parent Corp., RC Hotels (Virgin Islands), Inc., Project Management LLC and Braemar Hospitality Limited Partnership (incorporated by reference to Exhibit 10.5 to Ashford Inc.'s Current Report on Form 8-K (File No. 001-36400) filed on August 8, 2018)

10.32		Mutual Exclusivity Agreement, dated as of August 8, 2018, by and among Ashford Hospitality Limited Partnership, Ashford Hospitality Trust, Inc. and Project Management LLC (incorporated by reference to Exhibit 10.6 to Ashford Inc.'s Current Report on Form 8-K (File No. 001-36400) filed on August 8, 2018)

10.33		Master Project Management Agreement, dated as of August 8, 2018, by and among Ashford TRS Corporation, RI Manchester Tenant Corporation, CY Manchester Tenant Corporation, Project Management LLC and Ashford Hospitality Limited Partnership (incorporated by reference to Exhibit 10.7 to Ashford Inc.'s Current Report on Form 8-K (File No. 001-36400) filed on August 8, 2018)

21	***	List of subsidiaries of Ashford Nevada Holding Corp.

23.1	*	Consent of BDO USA, LLP

23.2	*	Consent of BDO USA, LLP

23.3	*	Consent of BDO USA, LLP

23.4	*	Consent of BDO USA, LLP

23.5	*	Consent of Fennemore Craig, P.C. (included in Exhibit 5.1)

23.6	*	Consent of Locke Lord LLP (included in Exhibit 8.1)

24.1	***	Power of Attorney (included on the signature page of this registration statement)

99.1	*	Form of Proxy Card

101.INS		XBRL Instance Document	Submitted electronically with this report.

101.SCH		XBRL Taxonomy Extension Schema Document	Submitted electronically with this report.

Exhibit	Description
101.CAL	XBRL Taxonomy Calculation Linkbase Document	Submitted electronically with this report.

101.DEF	XBRL Taxonomy Extension Definition Linkbase Document	Submitted electronically with this report.
101.LAB	XBRL Taxonomy Label Linkbase Document	Submitted electronically with this report.

101.PRE	XBRL Taxonomy Presentation Linkbase Document	Submitted electronically with this report.

*
Filed herewith. All other exhibits are to be filed by amendment.

**
The disclosure schedules referenced in the Unit Purchase Agreement have been omitted pursuant to Item 601(b)(2) of Regulation S-K. Ashford hereby undertakes to furnish supplementally a copy of the omitted disclosure schedules upon request by the SEC.

***
Previously filed.

†
Management contract or compensatory plan or arrangement.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Dallas, State of Texas, on September 18, 2019.

ASHFORD NEVADA HOLDING CORP.
By:	/s/ DERIC S. EUBANKS
	Name:	Deric S. Eubanks
	Title:	Chief Financial Officer

        Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated on September 18, 2019.

Signature	Title

/s/ MONTY J. BENNETT Monty J. Bennett	Director and Chief Executive Officer (Principal Executive Officer)
/s/ J. ROBISON HAYS, III J. Robison Hays, III	Co-President and Chief Strategy Officer and Director
/s/ JEREMY J. WELTER Jeremy J. Welter	Co-President and Chief Operating Officer
/s/ DERIC S. EUBANKS Deric S. Eubanks	Chief Financial Officer (Principal Financial Officer)
/s/ MARK L. NUNNELEY Mark L. Nunneley	Chief Accounting Officer (Principal Accounting Officer)